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                                                                    Exhibit 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                           FOR THE DISTRICT OF NEVADA

-------------------------------------
                                     )     Case No. BK-N-01-31627
In re                                )     (Chapter 11)
                                     )
WASHINGTON GROUP                     )     DISCLOSURE STATEMENT WITH
INTERNATIONAL, INC., ET AL.,         )     RESPECT TO SECOND AMENDED JOINT
                                     )     PLAN OF REORGANIZATION OF
                                     )     WASHINGTON GROUP INTERNATIONAL,
                                     )     INC., ET AL.
                                     )
                                     )
Debtors.                             )
-------------------------------------)


David S. Kurtz                             Jennifer A. Smith (State Bar No. 610)
Timothy R. Pohl                            Etta L. Walker (State Bar No. 5537)
SKADDEN, ARPS, SLATE, MEAGHER              LIONEL SAWYER & COLLINS
   & FLOM (ILLINOIS)                       1100 Bank of America Plaza
333 West Wacker Drive                      50 W. Liberty St.
Chicago, Illinois 60606                    Reno, Nevada 89501
(312) 407-0700                             (775) 788-8666

Gregg M. Galardi
Eric M. Davis
SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM LLP
One Rodney Square
Wilmington, Delaware 19899
(302) 651-3000


                         Attorneys for the Debtors and
                         Debtors-in-Possession


Dated:   July 24, 2001
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                                   DISCLAIMER

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN") OF WASHINGTON GROUP INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

                  ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF WASHINGTON GROUP INTERNATIONAL, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, WASHINGTON GROUP INTERNATIONAL, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.


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                    OVERVIEW OF THE PLAN AND CHAPTER 11 CASES

                  THE FOLLOWING INTRODUCTION AND SUMMARY IS A GENERAL OVERVIEW ONLY, WHICH IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS, INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF WASHINGTON GROUP INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION (THE "PLAN"). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as APPENDIX A.

                  This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors dated as of July 24, 2001. Negotiations with respect to certain issues are ongoing, and the Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

A.       BUSINESS OVERVIEW

                  Washington Group International, Inc. ("WGI") and its direct and indirect subsidiaries, together with the various partnerships and joint ventures in which WGI or its subsidiaries participate (collectively, the "Subsidiaries" and, together with WGI, the "Company"), is an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to diverse public and private sector clients. In fiscal 2000, the Company had revenue of approximately $3.2 billion.

                  As discussed in more detail below, as a result of the acquisition of certain businesses from Raytheon Company in July 2000, the Company experienced a liquidity crisis beginning in early 2001, which ultimately led to the commencement, on May 14, 2001, of reorganization cases (the "Chapter 11 Cases") under Chapter 11 of the United States Bankruptcy Code for WGI and certain of WGI's direct and indirect Subsidiaries (collectively, the "Debtors"). COMPANIES OR ENTITIES (SUCH AS JOINT VENTURES AND WESTINGHOUSE GOVERNMENT SERVICES COMPANY LLC AND ITS SUBSIDIARIES) THAT ARE NOT WHOLLY-OWNED BY WGI, AND FOREIGN ENTITIES, (COLLECTIVELY, THE "NON-DEBTOR SUBSIDIARIES"), HAVE NOT COMMENCED CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND CONTINUE TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE UNAFFECTED BY THE DEBTORS' CHAPTER 11 CASES. THE NON-DEBTOR SUBSIDIARIES ARE LISTED ON SCHEDULE 1.67 TO THE PLAN.

                  During the quarter ended September 1, 2000, the Company reorganized its businesses to operate through five operating units: Power, Infrastructure & Mining, Industrial/Process, Government, and Petroleum & Chemicals. These units serve different markets and customers, and differ in their expertise, technology and resources necessary to perform their services.

                  POWER provides engineering, construction and operations and maintenance services in both nuclear and fossil power markets for turnkey new power plant construction, plant expansion, retrofit and modification, decontamination and decommissioning, general planning, siting and licensing and environmental permitting.

                  INFRASTRUCTURE & MINING provides diverse engineering and construction and construction management services on highways and bridges, airports and seaports, tunnels and tube tunnels, railroad and transit lines, water storage and transport, water treatment, site development, mine operations and hydroelectric facilities. The group generally performs as a general contractor or as a joint venture partner with other contractors on domestic and international projects.

                  INDUSTRIAL/PROCESS provides engineering, design, procurement, construction services and total facilities management for general manufacturing, pharmaceutical and biotechnology, process, metal processing, institutional buildings, food, automotive and consumer products for the aerospace, telecommunications and pulp and paper industries.

                  GOVERNMENT provides a complete range of technical services to the U.S. Departments of Energy and Defense, including operations and management services, environmental and chemical demilitarization services, waste handling and storage and weapons stockpile support. Services provided for commercial clients include design and manufacture of components of nuclear power facilities, safety management services, waste and environmental technology, design and manufacture of radioactive waste containers and licensing.

                  PETROLEUM & CHEMICALS provides technology, engineering, procurement and construction services to the petroleum and chemical industries worldwide. Major markets include commodity-organic chemicals, polymers, Fischer-Tropsch chemistry, fertilizers, oleochemicals, petroleum processing and lube oil processing.

                  The Company's core businesses have been financially sound and profitable, and the need for a financial restructuring in Chapter 11 is the direct result of the significant unknown liabilities embedded in certain construction projects acquired in the Raytheon


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transaction. Generally, the Company's customers include, to a large degree,
Fortune 500 companies and government entities. Projects on which the Company works often take years to complete, and may require financial commitments of up to hundreds of millions of dollars from the project owners. As discussed in more detail below, many of these project owners are understandably reluctant to award new work to a company in Chapter 11, and the ability to procure new work on an ongoing basis is the lifeblood of an engineering and construction company. Accordingly, the Company believes that in order to maintain and create new value in its businesses, the Debtors' Chapter 11 Cases must proceed on a fast-track basis, with the restructuring under the Plan completed as quickly as practicable.

B.       THE RAYTHEON TRANSACTION

                  On July 7, 2000, WGI acquired the businesses of Raytheon Engineers & Constructors International, Inc. ("RECI") from Raytheon Company ("Raytheon"). The acquisition was pursuant to a Stock Purchase Agreement, dated as of April 14, 2000 (the "Stock Purchase Agreement"), among WGI, Raytheon and RECI. Under the Stock Purchase Agreement, WGI purchased the capital stock of the subsidiaries of RECI and certain other assets of RECI and assumed certain liabilities of RECI (the "RE&C Businesses"). Prior to such purchase, RECI provided engineering, design, procurement, construction, operation, maintenance and other services on a worldwide basis.

                  Because of the size and complexity of the businesses being sold to WGI, the Stock Purchase Agreement did not contain a fixed purchase price for the transaction, but rather provided that the purchase price would be calculated using an audited balance sheet and a cut-off balance sheet for the RE&C Businesses, both as of April 30, 2000, along with other related documents, and that the price paid at closing of the transaction would be subject to a purchase price adjustment. The acquisition of the RE&C Businesses closed on July 7, 2000 (the "RE&C Businesses Acquisition"). WGI paid a cash purchase price of $53 million at closing and assumed certain liabilities, which, in the preliminary unaudited April 30, 2000 balance sheet provided by Raytheon, were estimated to be approximately $450 million.

                  After closing, WGI obtained access to the complete books and records of the RE&C Businesses acquired from Raytheon and to key project management. WGI took over the management and administration of the RE&C Businesses and began to uncover the true state of the RE&C Businesses. Additionally, post-closing, WGI expected Raytheon to comply with its obligations to diligently pursue the purchase price adjustment process. Pursuant to various agreements reached between WGI and Raytheon, the date by which Raytheon and RECI were to deliver to WGI the audited April 30, 2000 balance sheet and related certifications for the purchase price adjustment process was extended to January 14, 2001. Such documents were not delivered to WGI at that time and had not been delivered by May 14, 2001. As a result of the litigation pursued by WGI in the District Court for Ada County, Idaho (the "Idaho Court") against Raytheon, as discussed below and in SECTION V.I.1, Raytheon was ordered to provide to WGI documents necessary to commence the purchase price adjustment process by June 5, 2001, and the Idaho Court appointed an independent accountant to resolve any disputes. On June 5, 2001, Raytheon provided, pursuant to court orders, an unaudited April 30, 2000 balance sheet and cut-off balance sheet, which are the starting documents for the purchase price adjustment process. WGI responded to those documents on June 29, 2001. Both WGI and Raytheon are required to present materials to the independent accountant supportive of their respective positions on or before July 30, 2001. Accordingly, WGI has not been able to finalize the purchase price for the transaction consummated by the Stock Purchase Agreement, but that process is being pursued.

                  On October 23, 2000, WGI reported its results for the third quarter of 2000. In its Form 10Q filing, WGI reported that, as a result of its preliminary assessment of the RE&C Businesses, WGI increased the amount of the liabilities it assumed by over $700 million, and increased its goodwill arising out of the acquisition by over $700 million from the amount WGI had expected to book to approximately $1.2 billion. WGI's review is ongoing and it continues to uncover significant, previously undisclosed, adverse facts about the assets acquired, as well as Raytheon's inappropriate accounting for those assets.

                  As a result of its continuing post-acquisition in-depth review of the RE&C Businesses acquired, the Debtors believe that Raytheon management consistently engaged in inappropriate accounting practices and intentional earnings manipulation by overstating revenue and assets, understating costs, avoiding recognition of losses and thereby severely overstating profits and assets and understating losses on numerous projects. Consequently, on March 8, 2001, WGI filed suit against Raytheon and RECI in the Idaho Court, alleging fraud and seeking rescission and, alternatively, unspecified damages and specific performance for breach of the Stock Purchase Agreement. Other than the preliminary injunction related to the Purchase Price Adjustment process, that dispute was stayed in favor of an arbitration commenced by Raytheon on March 27, 2001 seeking declaratory relief as to which a counterclaim was filed by WGI involving the same issues raised in the Idaho Court action. The arbitration is being held in abeyance, at this time, as a result of WGI's Chapter 11 filing. The Debtors also will assert claims against Raytheon pursuant to an action that will be commenced in the Bankruptcy Court on or before August 3, 2001 under, among others, sections 544, 547, 548 and 550 of the Bankruptcy Code. See SECTION V.I.1 for a summary of the Raytheon litigation. As discussed in Section VII.C, under the Plan, all such claims and causes of action will be assigned to the WGI Creditor Trust, which will be funded with $20 million to prosecute such claims.


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                  The results of WGI's acquisition of the RE&C Businesses were disastrous for the Company. As a direct result, the Company encountered a severe near-term liquidity crisis, defaulted on certain covenants in its credit facilities, and became unable to secure performance bonds necessary to obtain certain new jobs, thus impeding the Company's ability to obtain certain future work. Contrary to Raytheon's stated annual $140 million EBITDA that would be produced from the acquisition of the RE&C Businesses, these assets have failed to produce the represented results and Raytheon's failure to disclose losses embedded in certain contracts is directly responsible for the Company's deteriorated financial condition and the commencement of these Chapter 11 Cases.

                  Raytheon disputes all claims asserted against it by the Company and asserts significant claims against the Debtors. SECTION C of this Overview immediately below, and APPENDIX D to this Disclosure Statement, were drafted by Raytheon and contain statements by Raytheon regarding its disputes with the Debtors. The Debtors dispute Raytheon's assertions in these statements in virtually all material respects.

C.       RAYTHEON STATEMENT REGARDING DISPUTES WITH THE DEBTORS

         Raytheon vigorously disputes WGI's claims of misrepresentation and fraud by Raytheon and believes that those charges are a subterfuge for WGI's mismanagement of a huge acquisition that it now regrets. Raytheon is WGI's largest creditor, and expects to present a proof of claim in the range of $900 million. Claims against Raytheon are not a net asset, as the Debtor would have creditors believe; at best they may serve to reduce the amount of Raytheon's claim. Accordingly, Raytheon believes that no class 7 creditor will receive any value under the plan. The plan proposed by WGI is a going concern collateral liquidation proposed by WGI solely for the benefit of the banks and WGI management.

         At the core of all of the disputes between Raytheon and the Debtors is a Stock Purchase Agreement dated as of April 14, 2000 ("SPA"). Pursuant to the SPA, Raytheon and an affiliate on July 7, 2000 conveyed to one of the Debtors the stock of a variety of subsidiaries constituting its E&C business, as well as certain related assets. In addition, the SPA contains a detailed set of substantial obligations that remained executory as of the Petition Date. Some of these run in favor of Raytheon; some in favor of the Debtors. The financially-significant items running in favor of Raytheon are (i) the Debtors' absolute obligation to indemnify Raytheon against all project risk on most of the sold business, including exposure under letters of credit, guaranties, and surety bonds that have since been called, and (ii) the Debtors' obligation to pay to Raytheon a 75% share of all moneys received on a class of Debtor claims, the ("Retained Claims") after the first $30 million. The financially-significant items running in favor of the Debtors are (iii) Raytheon's obligation to indemnify WGI against its actual out-of-pocket expenditure on a certain class of potential third-party claims against the Debtor ("Specified Seller Liabilities"), (iv) a specific, project-by-project list of indemnities undertaken by Raytheon (as to which Raytheon has fully performed), (v) Raytheon's obligation to repurchase a class of Debtor receivables (the "RR Assets"), and (vi) a set of specific representations made by Raytheon as to which, in the event the Debtors could prove the elements of misrepresentation, they may receive up to (but no more than) $87.5 million.

         ITEM (vii). In addition, the SPA contains a purchase price adjustment clause. Raytheon has presented an analysis showing that it is owed approximately $13 million. The Debtor has presented an analysis claiming an adjustment in its favor in the amount of $469 million. While at this point, it is unclear which party that clause will benefit, it appears that the disparity in the analysis derives chiefly from the Debtor's failure to apply the deal-specific rules on project accounting, set forth in Schedule 3.3(a) to the SPA.

         Raytheon believes that the netting of the claims will result in the members of Class 7 receiving no value under the Plan. Please see APPENDIX D for a brief summary of Raytheon's position with respect to the disputes between it and the Debtors.

D.       EXISTING CAPITAL STRUCTURE

                  In order to finance the acquisition of the RE&C Businesses, to refinance existing indebtedness outstanding at that time, and to provide additional working capital, WGI, various subsidiary guarantors of WGI (the "Guarantors"), Credit Suisse First Boston ("CSFB") as administrative and collateral agent, and various lenders (the "Prepetition Secured Lenders"), entered into a secured credit facility (the "Prepetition Senior Secured Credit Facility") that provided for $1.2 billion in availability. As of the Petition Date, obligations to the Prepetition Secured Lenders under the Prepetition Senior Secured Credit Facility totaled approxi mately $702 million, inclusive of approximately $130 million in undrawn letters of credit outstanding. The obligations under the Prepetition Senior Secured Credit Facility are secured by liens on the assets of WGI and the Guarantors, subject to certain specific exceptions, which assets the Debtors and the Prepetition Secured Lenders believe constitute substantially all of the value of the Company's businesses. The Prepetition Secured Lenders assert that they have liens on certain of the claims against Raytheon to be transferred to the WGI Creditor Trust. Such liens, if any, will be released upon consummation of the Plan. See SECTION III.B.2 for a description of the Prepetition Senior Secured Credit Facility.


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                  As of the Petition Date, WGI and the Guarantors were the
issuer and guarantors, respectively, of WGI's senior notes due July 1, 2010, in the principal amount of $300 million (the "Old Notes"). The Old Notes were issued pursuant to an Indenture dated as of July 7, 2000 and are unsecured. United States Trust Company of New York is the Indenture Trustee under that Indenture, and is a member of the Creditors' Committee. See SECTION III.B.3 for a description of the Old Notes.

                  As of the Petition Date, the Debtors collectively were indebted to vendors, subcontractors and other creditors as a result of ordinary course obligations in amounts exceeding $150 million. The Debtors also have disputed and/or contingent prepetition liabilities related to a variety of pending litigation claims. All of these obligations are unsecured. As discussed below and in SECTION V.B, the Debtors sought and obtained authority during the Chapter 11 Cases to pay certain of such claims in the ordinary course of business.

                  WGI's existing common stock (the "Old Common Stock") was traded on the New York Stock Exchange. Approximately 39% of the Old Common Stock is owned or controlled by Mr. Dennis Washington. SEE SECTION III.B.1. On May 14, 2001, the New York Stock Exchange ("NYSE") suspended trading of the Old Common Stock and initiated delisting procedures.

E.       EXPLORATION OF STRATEGIC ALTERNATIVES AND PROCUREMENT OF DIP FINANCING

                  Faced with a severe liquidity crisis resulting from the acquisition of the RE&C Businesses, in the months prior to the commencement of the Chapter 11 Cases, the Company began exploring alternatives to obtain additional liquidity and to preserve and maximize the value of their businesses for the benefit of creditors. In early 2001, the Company attempted to negotiate a settlement with Raytheon, which efforts were unsuccessful. In March, 2001, the Company took the unprecedented step suspending performance on two projects acquired as part of the acquisition of the RE&C Businesses, but with respect to which Raytheon retained liability under guaranty agreements with the project owners. Those projects, which had particularly large cash flow requirements to complete, are projects to build two power plants in Massachusetts for entities affiliated with Sithe Energies, Inc. (collectively, "Sithe"). See SECTION V.I.2 for a discussion of litigation commenced against the Debtors in the Bankruptcy Court by Mitsubishi Heavy Industries, Ltd. and Mitsubishi Heavy Industries America, Inc. (collectively "Mitsubishi"), a large vendor with respect to the Sithe projects.

                  Despite taking this action in an effort to preserve cash resources, by April 2001, the Company had an acute need for additional cash liquidity to be able to continue to operate its businesses. Alternatives explored at that time included a sale of business units and the entire Company to potentially interested third parties, and obtaining additional debt financing from the Prepetition Secured Lenders as well as from other lending institutions. The Company was unable to obtain a proposal from any potential buyer that the Company and its Prepetition Secured Lenders believed reflected the fair value of the businesses, and was unable to obtain a commitment for additional financing from any source outside of a Chapter 11 filing. Certain parties in interest dispute the adequacy of the Debtors' prepetition efforts to solicit potential sale proposals. SEE SECTION XII.B.

                  The only committed financing proposal received by the Debtors was a proposal for debtor-in-possession financing (the "DIP Facility") from a group of lenders (the "DIP Lenders"), many of whom are lenders under the Prepetition Senior Secured Credit Facility. The DIP Facility provides for up to $350 million of availability, of which $220 million is fully committed and the balance is to be made available upon request by the Debtors if sufficient commitments can be obtained from lenders. Obligations under the DIP Facility are secured by first priority liens on substantially all of the Debtors' assets, senior to the liens securing the obligations to the Prepetition Secured Lenders. Borrowing availability and use of funds under the DIP Facility is tied to an operating budget agreed to by the Debtors and the DIP Lenders. See SECTION V.C for a description of the DIP Facility.

F.       PREPETITION PLAN NEGOTIATIONS AND COMMENCEMENT OF THE CHAPTER 11 CASES

                  As noted above, the Company concluded that the only way to maintain its going concern value for the benefit of creditors, if a Chapter 11 filing was to occur, was to seek to complete the Chapter 11 Cases and emerge from Chapter 11 as quickly as possible. Doing so is critical for numerous reasons, including that it is extremely difficult for the Company to be awarded new work while in Chapter 11. The difficulty in obtaining new work from project owners is exacerbated by the difficulty in obtaining surety bonds to assure project performance while in Chapter 11. Surety bonds are very often required by project owners.

                  As a result, in conjunction with negotiations to obtain the DIP Facility, the Company also conducted negotiations regarding the terms of a restructuring plan with the Prepetition Secured Lenders. In fact, the Prepetition Secured Lenders and the DIP Lenders conditioned their willingness to provide the DIP Facility and the requisite consents thereto upon the Debtors filing a restructuring plan acceptable to them concurrent with the filing of the Chapter 11 Cases. The Company also believed that commencing the Chapter 11 Cases on a prearranged basis would expedite the process, benefitting all creditors. Accordingly, the Company negotiated the terms of a restructuring plan with such lenders prior to commencing these Chapter 11 Cases. That restructuring plan was


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filed on May 14, 2001.

                  On May 14, 2001, to obtain the ability to borrow funds under the DIP Facility and to begin the process of restructuring the Company's balance sheet, the Chapter 11 Cases were commenced. The Debtors immediately sought approval by the Bankruptcy Court of a number of motions designed to provide a smooth transition into Chapter 11 for the Debtors and to provide certain substantive relief designed to preserve the value of the Debtors' businesses. SEE SECTION I.G. This relief included interim approval of the DIP Facility, final approval of which was obtained on June 13, 2001.

                  In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Court established certain dates designed to result in consummation of the Debtors' reorganization plan as quickly as practicable. July 24, 2001 was set as the date for the Bankruptcy Court to consider approving this Disclosure Statement, and September 6, 2001 was set as the date to consider confirmation of the reorganization plan.

                  Subsequently, the Debtors, the Steering Committee for the Prepetition Secured Lenders and Mr. Dennis Washington reached an agreement regarding continued participation by Mr. Washington in the management of the Company and the consideration to be given to Mr. Washington in exchange for his agreement to remain with the Company, which agreement is described below and in
SECTION V.G. As a result, on June 22, 2001, the Debtors filed the First Amended Joint Plan of Reorganization, which reflected modifications to the plan as filed on May 14, 2001, to encompass the agreement with Mr. Washington, but also contained a number of open items that at the time remained subject to ongoing negotiations. Additional modifications reflecting the results of those ongoing negotiations have been incorporated into the Plan.

G.       PAYMENT OF CRITICAL VENDOR CLAIMS

                  Trade creditors are the lifeblood of the engineering and construction industry. Accordingly, the Debtors believe that it is critical to their ability to maintain operations and going concern value that certain "Critical Vendors" be paid in the ordinary course of business. These Critical Vendors include subcontractors and vendors that provide goods and services to the Debtors with respect to ongoing projects.

                  To preserve the value of the Company's businesses, the Debtors must continue to pay the Critical Vendors in ordinary course of business, for a number of reasons. For example, if the Debtors are unable to pay subcontractors and vendors relating to an ongoing project in the ordinary course of business, project owners will likely cease paying to the Debtors the payments owing to them under their underlying construction contracts. These payments would likely be diverted to the subcontractors and vendors directly. Also, subcontractors would literally stop working on the Debtors' projects absent payment in full, causing defaults by the Debtors and allowing project owners to call on surety bonds that assure the Debtors' performance. Doing so would trigger equitable subrogation rights of those sureties, which include the right to receive future project payments from owners. These events would eliminate the Debtors' ongoing revenue stream, crippling operations and destroying enterprise value.

                  As a result, at the commencement of the Chapter 11 Cases, the Debtors sought and received authorization from the Bankruptcy Court to continue to pay substantially all subcontractors and vendors on ongoing projects in the ordinary course of business. SEE SECTION V.B. A list of the Critical Vendors that have received payments to date or that are anticipated to receive such payments during these Chapter 11 Cases is attached hereto as APPENDIX E, which list is as current as practicable as of the date hereof. Total payments under the Critical Vendor order entered by the Bankruptcy Court are, as of the date hereof, approximately between $160 - $168 million.

H.       GENERAL STRUCTURE OF THE PLAN

                  The Plan is premised upon the strategic business plan for the Company going forward prepared by WGI's management (the "Business Plan"). The Business Plan and accompanying pro forma financial projections through fiscal year 2004 (the "Projections") are described in detail in SECTION V.L. While the Company believes that the Business Plan and Projections are reasonable and appropriate, they include a number of assumptions that may differ from actual results and are subject to a number of risk factors. SEE SECTIONS V.L.3 AND
VIII. The Business Plan and Projections for the Company incorporate the Company's forecasts of the anticipated business performance of the Non-Debtor Subsidiaries.

                  The Plan provides for WGI's balance sheet to be restructured by converting the obligations to the Prepetition Secured Lenders to equity, and by discharging the unsecured Claims of holders of the Old Notes and other general unsecured creditors (the "General Unsecured Claims"). General Unsecured Claims include all prepetition unsecured Claims other than Employee Claims. Under the Plan, Employee Claims will be Reinstated. The Plan also provides for the continued payment in the ordinary course


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of business of Claims authorized to be paid during the Chapter 11 Cases pursuant to orders entered by the Bankruptcy Court, such as the Claims of Critical
Vendors.

                  Under the Plan, WGI will issue New Common Shares for distribution to the Prepetition Secured Lenders, and the Old Notes and Old Common Stock will be cancelled. The distribution under the Plan of 100% of the New Common Shares of Reorganized WGI to the Prepetition Secured Lenders is premised upon the valuation of the Company prepared by the Debtors' financial advisors. See discussion below and SECTION XI.E. That valuation establishes the enterprise value of the Company as $555 million, at the midpoint of a range (exclusive of the value of claims and causes of action against Raytheon and its subsidiaries). Because the amount of funded debt projected by the Debtors to be on the Reorganized Debtors' consolidated balance sheet upon emergence from Chapter 11 is $50 million, the value of the New Common Shares to be issued under the Plan, in the aggregate, has been established at approximately $505 million, subject to being reduced as a result of the issuance of the Washington Stock Options, which are described below.

                  The Claims of the Prepetition Secured Lenders exceed $570 million of funded debt, and also include approximately $130 million of contingent liabilities for undrawn letters of credit outstanding. Because the Prepetition Secured Lenders assert (and the Debtors do not contest) that the Prepetition Secured Lenders have liens on assets that comprise substantially all of the value of the Company, and consistent with the valuation of the Company and the New Common Stock described above, under the Plan, (i) the Prepetition Secured Lenders' Claims are bifurcated into Secured Lender Claims and Lender Deficiency Claims, pursuant to section 506 of the Bankruptcy Code, (ii) the Secured Lender Claims are established in an amount equal to the value of the New Common Shares to be issued and the Prepetition Secured Lenders are to receive under the Plan, which is approximately $505 million, which may be adjusted downward by the Confirmation Hearing as a result of the issuance of the Washington Stock Options (discussed below) and (iii) the Lender Deficiency Claims will be established by the Confirmation Hearing, based primarily upon the amount of the Prepetition Secured Lenders' funded debt at that time minus the amount of the Secured Lender Claims.

                  The Creditors' Committee contests that the Prepetition Secured Lenders have liens on assets that comprise substantially all of the value of the Debtors' businesses. The Creditors' Committee has filed a complaint to require the Senior Secured Lenders to establish the extent and validity of their liens. The Creditors' Committee also asserts that the valuation of the Company is higher than the valuation prepared by the Debtors' financial advisors. SEE
SECTION XI.E. The Debtors and the Senior Secured Lenders dispute the Creditors' Committee's contentions.

                  In addition, the Plan (i) provides for a trust (the "WGI Creditor Trust") to be created to which substantially all claims and causes of action against Raytheon and its affiliates, agents and\or representatives, including the claims and causes of action to be asserted under sections 544, 547, 548, 550 or any other section of the Bankruptcy Code (the "Raytheon Claims"), will be assigned and which will be funded with $20 million in cash to pursue such claims and (ii) provides for holders of General Unsecured Claims (which include, without limitation, the Lender Deficiency Claims, Old Note Claims, and any Claims asserted by Raytheon or its subsidiaries to the extent Allowed and not subordinated) to receive WGI Creditor Trust recoveries, if any, after repayment to Reorganized WGI of the $20 million funding advance, with interest at the rate of 20% per annum, compounded quarterly. As discussed above and in SECTION V.I.1, the Debtors assert substantial claims against Raytheon and contest the validity and enforceability of all claims asserted by Raytheon against the Debtors. Any WGI Creditor Trust assets remaining after payment of all trust expenses, repayment of the $20 million funding advance (with interest) and payment in full of all General Unsecured Claims (with interest from the Petition Date to the date of payment), if any (the "WGI Creditor Trust Equity Residual"), will be distributed pro rata to holders of Old Common Stock and other Allowed Claims (if any) in Class 8.

                  The Plan is premised on the substantive consolidation of the Debtors only with respect to the treatment of Class 6 and 7 Claims for voting, confirmation and distribution purposes. SEE SECTION VI.B. Certain parties have stated that they may oppose, and Mitsubishi has stated that it will oppose, the substantive consolidation proposed under the Plan on the grounds that they believe that certain creditors may be adversely affected by such substantive consolidation including creditors that hold a claim against a single Debtor or, that substantive consolidation is improper under the circumstances. These situations may be fact specific. The Debtors do not believe that the substantive consolidation proposed in the Plan will negatively impact creditor recoveries. The Bankruptcy Court will hear any objections to the substantive consolidation proposed in the Plan at the Confirmation Hearing. Therefore, any creditor who opposes the substantive consolidation proposed under the Plan must file an objection to the Plan or enter into an agreement with the Debtors reserving their rights prior to the Confirmation Hearing. See SECTION II.E for instructions as to how to file an objection to the Plan.

I.       NEGOTIATIONS AND AGREEMENT WITH MR. DENNIS WASHINGTON

                  As set forth above and in SECTION III.B.1 , approximately 39% of the Old Common Stock is held by Mr. Dennis Washington. Mr. Washington is Chairman of WGI's board of directors and as of the Petition Date was WGI's Chief Executive Officer. Under the Plan, the Old Common Stock will be cancelled, and no distributions will be made to the holders thereof, other than, potentially, the WGI Creditor Trust Equity Residual.

                  The Steering Committee for the Prepetition Secured Lenders and the Debtors believe that Mr. Washington's continued involvement in managing the Company's businesses will be highly beneficial to these estates and the Company's future prospects. Mr. Washington has a long history of involvement in construction and other industries, and has been Chairman of WGI since September, 1996. Mr. Washington's reputation and contacts in the industry have been instrumental in the Company being awarded numerous significant contacts.

                  Accordingly, after the Chapter 11 Cases were commenced, the Steering Committee for the Prepetition Secured Lenders and Mr. Washington began negotiations regarding Mr. Washington's involvement with the Company during the Chapter 11 Cases and after the Effective Date. At the outset, Mr. Washington indicated that he was not interested in continuing to be involved with the Company unless he could acquire an economic stake in the reorganized Company.

                  As a result of these negotiations, Mr. Washington and the Steering Committee for the Prepetition Secured Lenders reached agreement on terms and conditions for Mr. Washington to render ongoing services to the Company, and the consideration to be provided to Mr. Washington in exchange for his agreement to remain with the Company (the "Washington Agreement"). The Debtors support that agreement, which is embodied in the Plan.

                  The principal terms of the Washington Agreement provide for Mr. Washington to continue as Chairman of WGI and to remain as Chairman of Reorganized WGI's Board of Directors for at least two years after the Effective Date, without compensation. Mr. Washington will be granted, on the Effective Date, options to acquire New Common Shares in amounts aggregating 15% of the total outstanding New Common Shares (on a fully diluted basis) (the "Washington Stock Options"). The Washington Stock Options are divided into three tranches, with each tranche comprised of options to purchase 5% of the New Common Shares outstanding, at different strike prices. One third of each tranche of the Washington Stock Options vest on the Effective Date, and one-third vest of each tranche vests on each of the first two anniversaries of the Effective Date. A full description of the terms and conditions of the Washington Stock Options, as well as other components of the Washington Agreement, is set forth in SECTION V.G of the Plan. Lazard has calculated the value of the Washington Stock Options, based upon a Black-Scholes analysis, to be between $35 million and $40 million. Certain creditors have reserved their right to dispute this valuation.

                  Importantly, and as described in SECTION V.G, the Washington Agreement includes provision for a cash payment to Mr. Washington if the Debtors sell substantially all of their assets prior to consummation of the Plan, and for the Washington Stock Options to vest immediately if the Company enters into an agreement before consummation of the Plan to sell certain material assets. SEE SECTION V.G.

                  Finally, as discussed in SECTION V.G, as part of the Washington Agreement, Mr. Washington agreed to participate in the DIP Facility by providing a commitment for $10 million on the same terms as the other DIP Lenders except that Mr. Washington will not participate in lender calls and is not entitled to vote on matters requiring 100% lender approval.

J.       SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

                  As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified under the Plan. Under the Plan, Allowed Administrative Claims are to be paid in full on the Effective Date, or, for ordinary course Administrative Claims, when such claims become due. See
SECTION VI.C.1 for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

                  The estimated amount of non-ordinary course Administrative Claims to be incurred during the Chapter 11 Cases (which are primarily comprised of professional fees and which will be paid, in part, during the Chapter 11 Cases pursuant to Bankruptcy Court orders), is approximately $20 million, and the estimated amount of Priority Tax Claims is $18 to $20 million.

                  The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain classes of Claims, estimated percentage recoveries are also set forth. Estimated percentage recoveries have been estimated based upon a review by the Debtors' management of the books and records, as well as a number of assumptions, including the value of the New Securities to be issued under the Plan.

                  Based, in part, on information provided to it by the Company, Lazard Freres & Co. LLC ("Lazard"), the investment banker for the Company, has evaluated the enterprise value of the Company (exclusive of claims against Raytheon and its subsidiaries). Lazard's valuation establishes that the value of the Company on a going concern basis is between $470 and $640 million, with a midpoint of $555 million. As discussed above, this midpoint value is less than the amount of funded debt owed to the Prepetition Secured Lenders. Because the amount of funded debt of the Company projected on its pro forma consolidated balance sheet upon emergence from Chapter 11 is $50 million, Lazard has valued the New Common Shares to be issued under the Plan, in the aggregate, at approximately $505 million, subject to downward adjustment as a result of the Washington Stock Options. The valuation is based upon numerous assumptions, including, among other things, an assumption that the operating results projected for Reorganized WGI will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly traded equity securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of Reorganized WGI and (iii) such other investigations and analyses deemed necessary or appropriate. The Debtors and Lazard believe these valuation assumptions are reasonable. THE VALUATION ASSUMPTIONS ARE NOT A PREDICTION OR REFLECTION OF POST-CONFIRMATION TRADING PRICES OF THE NEW COMMON SHARES OR ANY OTHER SECURITIES. SUCH SECURITIES MAY TRADE AT SUBSTANTIALLY HIGHER OR LOWER PRICES BECAUSE OF A NUMBER OF FACTORS, INCLUDING THOSE DISCUSSED IN SECTION
VIII. THE TRADING PRICES OF SECURITIES ISSUED UNDER A PLAN OF REORGANIZATION ARE SUBJECT TO MANY UNFORESEEABLE CIRCUMSTANCES AND THEREFORE CANNOT BE PREDICTED.

                  Solely for purposes of estimating potential recoveries to holders of Claims in Class 7, it has been assumed that there will be no recovery from Raytheon or its subsidiaries pursuant to the Raytheon Claims, and thus that there will be no proceeds paid to creditors from the WGI Creditor Trust. This assumption has been made because of the inherently uncertain nature of estimating recoveries from ongoing litigation. The Debtors believe that the Raytheon Claims are valid and that such litigation will be successful, although there can be no assurance of any result in such litigation and it is possible that there will not be any recoveries obtained from Raytheon or its subsidiaries. Raytheon disputes that the Raytheon Claims have value. Also, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors do not anticipate having reviewed and full analyzed all proofs of claim filed in these cases by the Confirmation Date. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records, and includes estimates of a number of Claims that are contingent, disputed and/or unliquidated. SEE SECTION VI.D.2. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class.


CLASS DESCRIPTION                       TREATMENT UNDER PLAN
-----------------                       --------------------

CLASS 1 -   OTHER PRIORITY CLAIMS       Class 1 consists of all Claims entitled
                                        to priority pursuant to section 507(a)
Estimated Allowed Claims:               of the Bankruptcy Code other than DIP
Less than $5 million.                   Facility Claims, Priority Tax Claims or
                                        Administrative Claims.

                                        Under the Plan, on or as soon as
                                        reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Claim becomes an Allowed Class 1 Claim, or (iii) the date such Class 1 Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1
                                        Claim, each holder of an Allowed Class 1
                                        Claim will receive in full satisfac
                                        tion, settlement, release and discharge
                                        of and in exchange for such Allowed
                                        Class 1 Claim (a) Cash equal to the
                                        unpaid portion of such Allowed Class 1
                                        Claim or (b) such other treatment as to
                                        which a Debtor and such holder shall
                                        have agreed upon in writing. CLASS 1
                                        CLAIMS ARE UNIMPAIRED AND THEREFORE NOT
                                        ENTITLED TO VOTE ON THE PLAN. ESTIMATED
                                        PERCENTAGE RECOVERY: 100%.

CLASS DESCRIPTION                       TREATMENT UNDER PLAN
-----------------                       --------------------

CLASS 2 -   OTHER SECURED CLAIMS        Class 2 consists of separate subclasses
                                        of claims that are secured by a lien
                                        upon property in which the Estate has an
Estimated Allowed Claims:               interest, to the extent of the value of
Less than $5 million.                   the Claim holders' interest in the
                                        Estate's interest in such property, as
                                        determined pursuant to section 506(a) of
                                        the Bankruptcy Code against the Debtors,
                                        other than the Secured Lender Claims
                                        included in Class 6 below ("Other
                                        Secured Claims").

                                        Each subclass is deemed to be a separate class for all purposes under the Bankruptcy Code.

                                        On the Effective Date, the legal,
                                        equitable and contractual rights of
                                        holders of an Allowed Class 2 Claim
                                        shall be Reinstated, subject to the
                                        provisions of ARTICLE VII of the Plan.
                                        The Debtors' failure to object to any
                                        such Class 2 Claims in the Chapter 11
                                        Cases shall be without prejudice to the
                                        rights of WGI or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim holder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy
                                        Code, all prepetition liens on property
                                        of any Debtor held by or on behalf of
                                        the Other Secured Claim holders with
                                        respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such
                                        Claim holders until, as to each such
                                        Claim holder, the Allowed Claims of such Other Secured Claim holder are paid in full, subject to the provisions of
                                        ARTICLE VII of the Plan. CLASS 2 CLAIMS
                                        ARE UNIMPAIRED AND THERE FORE NOT
                                        ENTITLED TO VOTE ON THE PLAN. ESTIMATED
                                        PERCENTAGE RECOVERY: 100%.

CLASS 3 -   UNIMPAIRED UNSECURED        Class 3 consists of unsecured Claims of
            CLAIMS                      any of the Debtors' employees as of the
                                        Petition Date other than Claims arising
Estimated Allowed Claims:               as a result of the assumption of any
Less than $5 million.                   contract or agreement or rejection of
                                        any contract or agreement specifically
                                        listed on SCHEDULE 6.3 of the Plan, or
                                        any tort claims of such employees.

                                        Under the Plan, each holder of an
                                        Allowed Class 3 Claim shall have its
                                        Claim Reinstated. CLASS 3 CLAIMS ARE
                                        UNIMPAIRED AND THEREFORE NOT ENTITLED TO
                                        VOTE ON THE PLAN. ESTIMATED PERCENTAGE
                                        RECOVERY: 100%.

CLASS 4 -   INTERCOMPANY CLAIMS         Class 4 consists of, as the case may be,
                                        any Claim (a) by a Debtor against
                                        another Debtor or (b) by a Non-Debtor
                                        Subsid iary against a Debtor.

                                        Under the Plan and except as provided
                                        therein, each holder of an Allowed Class
                                        4 Claim shall have its Claim Reinstated.
                                        CLASS 4 CLAIMS ARE UNIMPAIRED AND
                                        THEREFORE NOT ENTITLED TO VOTE ON THE
                                        PLAN. ESTIMATED PERCENTAGE RECOVERY:
                                        100%.


                                      -xi-

CLASS DESCRIPTION                       TREATMENT UNDER PLAN
-----------------                       --------------------

CLASS 5 -   SUBSIDIARY INTERESTS        Class 5 consists of the issued and
                                        outstanding shares of stock of the
                                        subsidiaries directly or indirectly
                                        owned by WGI, as of the Petition Date.
                                        Under the Plan, subject to the
                                        Restructuring Transactions (if any), all
                                        Class 5 Interests will be Reinstated.
                                        CLASS 5 INTERESTS ARE UNIMPAIRED AND
                                        THEREFORE NOT ENTITLED TO VOTE ON THE
                                        PLAN. ESTIMATED PERCENTAGE RECOVERY:
                                        100%.

CLASS 6 -   SECURED LENDER CLAIMS       Class 6 consists of all Secured Claims
                                        of the Prepetition Secured Lenders
Allowed Claims:                         arising under or as a result of the
                                        Prepetition Senior Secured Credit
Approximately $505 million, subject to  Facility, which Claims will be deemed downward adjustment as a result of the  Allowed pursuant to the Plan in the
Washington Stock Options                amount of approximately $505 million,
                                        subject to downward adjustment as a
                                        result of the Washington Stock Options.

                                        Under the Plan, on the Effective Date,
                                        each holder of an Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Claim, will receive on or as soon as practicable after the Distribution Date, its Pro Rata share of one-hundred percent (100%) of the New Common Shares issued and outstanding as of the Effective Date, subject to Dilution.
                                        CLASS 6 CLAIMS ARE IMPAIRED AND ENTITLED
                                        TO VOTE ON THE PLAN. ESTIMATED
                                        PERCENTAGE RECOVERY: 100%.

CLASS 7 -   GENERAL UNSECURED CLAIMS    Class 7 consists of any Claim against
                                        the Debtors that is not a DIP Facility
Estimated Allowed Claims:               Claim, Administrative Claim, Priority
$650 million to $1.1 billion            Tax Claim, Other Priority Claim, Other
(excluding any Claims                   Secured Claim, Intercompany Claim,
asserted by Raytheon or its             Secured Lender Claim or Unimpaired
subsidiaries, all of which are          Unsecured Claim, and includes, without
disputed by the Debtors)                limitation, the Lender Deficiency
                                        Claims, the Old Note Claims and the
                                        Raytheon Asserted Claims (if any).

                                        Under the Plan, each holder of an
                                        Allowed Class 7 Claim shall receive in
                                        full satisfaction, settlement, release
                                        and discharge of and in exchange for
                                        such Allowed Class 7 Claim, a beneficial pro rata interest in the WGI Creditor
                                        Trust, and shall be entitled to receive
                                        pro rata distributions from the WGI
                                        Creditor Trust pursuant to the terms and conditions set forth in SECTION 9.7 of the Plan and the WGI Creditor Trust
                                        Agreement until such Claim is paid in
                                        full plus interest accruing from the
                                        Petition Date until the date payment is
                                        made, at a rate of 20% per annum,
                                        compounded quarterly. CLASS 7 CLAIMS ARE
                                        IMPAIRED AND ENTITLED TO VOTE ON THE
                                        PLAN. ESTIMATED PERCENTAGE RECOVERY: 0%


                                      -xii-

CLASS DESCRIPTION                       TREATMENT UNDER PLAN
-----------------                       --------------------

CLASS DESCRIPTION                       Treatment Under Plan Class 8 consists of
CLASS 8 - WGI INTERESTS AND             all WGI Interests and all Subordinated
SUBORDINATED CLAIMS                     Claims. Under the Plan, the holders of
                                        such Claims or Interests shall not
                                        receive or retain any property on
                                        account of such Claim or Interests,
                                        except for a distribution of the WGI
                                        Creditor Trust Equity Residual, if any.
                                        On the Effective Date, all of the WGI
                                        Interests shall be deemed cancelled and
                                        extinguished. CLASS 8 INTERESTS AND
                                        SUBORDINATED CLAIMS ARE IMPAIRED AND
                                        WILL RECEIVE NO DISTRIBUTION UNDER THE
                                        PLAN (EXCEPT FOR A DISTRIBUTION OF THE
                                        WGI CREDITOR TRUST EQUITY RESIDUAL, IF
                                        ANY) AND ARE THEREFORE DEEMED TO REJECT
                                        THE PLAN AND ARE NOT ENTITLED TO VOTE ON
                                        THE PLAN. ESTIMATED PERCENTAGE RECOVERY:
                                        0%.

         As of the date hereof, the Plan is not supported by the Creditors' Committee. Negotiations among the Debtors, the Prepetition Secured Lenders and the Creditors' Committee are ongoing. If a settlement among those parties is reached, it is possible that the Plan will be modified, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, to incorporate such a settlement. In that case, the Debtors intend seek a determination by the Bankruptcy Court that the solicitation of votes on the Plan pursuant to this Disclosure Statement applies to the Plan as so modified, and that a resolicitation of votes from holders of Claims in Class 7 is not required, as authorized by Bankruptcy Rule 3019.

         THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                                TABLE OF CONTENTS

                                                                                                                                PAGE
                                                                                                                                ----

TABLE OF APPENDICES..........................................................................................................-XVIII-

I.  INTRODUCTION...................................................................................................................1

II.    PLAN VOTING INSTRUCTIONS AND PROCEDURES.....................................................................................1
         A.       DEFINITIONS......................................................................................................1
         B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS........................................................................1
         C.       SOLICITATION PACKAGE.............................................................................................2
         D.       VOTING PROCEDURES, BALLOTS AND VOTING DEADLINE...................................................................2
         E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION.................................................3

III.  HISTORY AND STRUCTURE OF THE DEBTORS.........................................................................................3
         A.       OVERVIEW OF BUSINESS OPERATIONS..................................................................................3
                           1.       DESCRIPTION OF THE COMPANY'S BUSINESSES........................................................3
                           2.       BRIEF HISTORY..................................................................................3
                           3.       PREPETITION FINANCIAL RESULTS..................................................................4
         B.       CAPITAL STRUCTURE OF THE COMPANY.................................................................................8
                           1.       EQUITY.........................................................................................8
                           2.       THE PREPETITION SENIOR SECURED CREDIT FACILITY.................................................8
                           3.       UNSECURED DEBENTURES...........................................................................9
         C.       CORPORATE STRUCTURE OF THE COMPANY...............................................................................9
                           1.       CURRENT CORPORATE STRUCTURE....................................................................9
                           2.       BOARD OF DIRECTORS............................................................................10
                           3.       SENIOR OFFICERS...............................................................................11

IV.  EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES.......................................................................12
         A.       THE RAYTHEON TRANSACTION........................................................................................12
         B.       LIQUIDITY ISSUES................................................................................................13
         C.       NEGOTIATIONS WITH PREPETITION SECURED LENDERS...................................................................13

V.  CHAPTER 11 CASES..............................................................................................................13
         A.       CONTINUATION OF BUSINESS; STAY OF LITIGATION....................................................................13
         B.       FIRST DAY ORDERS ...............................................................................................14
         C.       DEBTOR IN POSSESSION FINANCING .................................................................................15
                           1.       THE DIP FACILITY..............................................................................15
                           2.       AUTHORIZATION TO USE CASH COLLATERAL..........................................................15
                           3.       EXIT FINANCING................................................................................16
         D.       APPOINTMENT OF CREDITORS' COMMITTEE.............................................................................16
                           1.       EMPLOYEE RETENTION PROGRAM AND CONTINUANCE OF PTO PROGRAM.....................................16
                           2.       INTERIM ARRANGEMENTS REGARDING RED OAK AND ILIJAN PROJECTS....................................17
                           3.       EXTENSION OF TIME TO ASSUME OR REJECT UNEXPIRED LEASES........................................18
                           4.       POSTPETITION BONDING FACILITY.................................................................18
         F.       APPOINTMENT OF AN EXAMINER......................................................................................18
         G.       NEGOTIATIONS AND AGREEMENT WITH MR. WASHINGTON..................................................................19
                           1.       GRANT OF WASHINGTON STOCK OPTIONS.............................................................19
                           2.       EARLY VESTING OF WASHINGTON STOCK OPTIONS.....................................................20
                           3.       PAYMENT UPON SALE OF ASSETS...................................................................20
                           5.       BOARD, MANAGEMENT AND RELATED MATTERS.........................................................20
                           6.       PARTICIPATION IN THE DIP FACILITY.............................................................20
                           7.       PERMITTED ACCUMULATION OF ADDITIONAL EQUITY...................................................20



                                      -xiv-

                                                                                                                                PAGE
                                                                                                                                ----
H.       SUMMARY OF CLAIMS PROCESS AND BAR DATE ..................................................................................21
                           1.       SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS.................................................21
                           2.       CLAIMS BAR DATE AND PROOFS OF CLAIM...........................................................21
         I.       SUMMARY OF MATERIAL LITIGATION MATTERS..........................................................................21
                           1.       CLAIMS AGAINST RAYTHEON.......................................................................22
                           2.       MITSUBISHI LITIGATION.........................................................................23
         J.       FOREIGN ACTIONS.................................................................................................23
         K.       MOTION OF THE CREDITORS' COMMITTEE TO TERMINATE THE DEBTORS' EXCLUSIVE PERIOD TO
                  FILE AND SOLICIT ACCEPTANCES OF THE PLAN........................................................................23
         L.       DEVELOPMENT AND SUMMARY OF THE BUSINESS PLAN....................................................................24
                           1.       SUMMARY OF THE BUSINESS PLAN..................................................................24
                           2.       FINANCIAL HIGHLIGHTS..........................................................................30
                           3.       PRINCIPAL ASSUMPTIONS UNDERLYING THE PROJECTIONS..............................................31

VI.  SUMMARY OF THE PLAN OF REORGANIZATION........................................................................................33
         A.       OVERALL STRUCTURE OF THE PLAN...................................................................................33
         B.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS..............................................34
         C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS............................................................35
                           1.       TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN...............................................36
                                            a.       DIP FACILITY CLAIMS..........................................................36
                                            b.       ADMINISTRATIVE CLAIMS........................................................36
                                            c.       PRIORITY TAX CLAIMS..........................................................36
                           2.       TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS UNDER THE PLAN...................................37
                                            a.       UNIMPAIRED CLASSES OF CLAIMS.................................................37
                                            b.       IMPAIRED CLAIMS AND INTERESTS................................................38
                           3.       RESERVATION OF RIGHTS REGARDING CLAIMS........................................................38
                           4.       RAYTHEON ASSERTED CLAIMS......................................................................38
         D.       DISTRIBUTIONS UNDER THE PLAN....................................................................................39
                           1.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE.....................................39
                                            a.       DISTRIBUTION DATE............................................................39
                                            b.       RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF
                                                     SECURED LENDER CLAIMS AND OLD NOTES..........................................39
                                            c.       CALCULATION OF DISTRIBUTION AMOUNTS OF NEW COMMON SHARES.....................39
                                            d.       DELIVERY OF DISTRIBUTIONS....................................................40
                                            e.       OLD NOTES....................................................................40
                                            f.       LOST, MUTILATED OR DESTROYED OLD NOTES.......................................40
                                            g.       FAILURE TO SURRENDER CANCELED OLD NOTES......................................40
                           2.       RESOLUTION AND TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISPUTED
                                    INTERESTS.....................................................................................40
                                            a.       PROSECUTION OF OBJECTIONS....................................................40
                                            b.       NO DISTRIBUTIONS PENDING ALLOWANCE...........................................41
                                            c.       DISPUTED DISTRIBUTION RESERVE; RESERVE FOR SUBSEQUENT
                                                     DISTRIBUTIONS TO QUALIFYING CLASS 7 CREDITORS................................41
                                            d.       DISTRIBUTIONS AFTER ALLOWANCE OF CLASS 7 CLAIMS..............................41
         E.       POST-CONSUMMATION OPERATIONS OF THE DEBTORS.....................................................................41
                           1.       CONTINUED CORPORATE EXISTENCE.................................................................41
                           2.       CANCELLATION OF OLD SECURITIES AND AGREEMENTS.................................................41
                           3.       CERTIFICATES OF INCORPORATION AND BYLAWS......................................................41
                           4.       RESTRUCTURING TRANSACTIONS....................................................................41
         F.       SUMMARY OF SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN..................................................42
                           1.       NEW COMMON SHARES.............................................................................42
                           2.       REGISTRATION RIGHTS AGREEMENT.................................................................42


                                      -xv-

                                                                                                                                PAGE
                                                                                                                                ----
         G.       EXIT FACILITY...................................................................................................42
         H.       SUMMARY OF RELEASES UNDER THE PLAN..............................................................................43
                           1.       RELEASES BY DEBTORS...........................................................................43
                           2.       RELEASES BY HOLDERS OF LENDER CLAIMS..........................................................43
                           3.       INJUNCTION RELATED TO RELEASES................................................................44
         I.       COMPENSATION AND BENEFIT PROGRAMS...............................................................................44
         J.       DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS...................................................................44
                           1.       APPOINTMENT...................................................................................44
                           2.       TERMS.........................................................................................44
                           3.       VACANCIES.....................................................................................44
                           4.       TREATMENT OF DIRECTOR AND OFFICER INDEMNIFICATION OBLIGATIONS UNDER THE PLAN..................45
         K.       REVESTING OF ASSETS.............................................................................................45
         L.       PRESERVATION OF RIGHTS OF ACTION................................................................................45
         M.       OTHER MATTERS...................................................................................................45
                           1.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................45
                                            a.       ASSUMED CONTRACTS AND LEASES.................................................46
                                            b.       PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES.......................46
                                            c.       REJECTED CONTRACTS AND LEASES................................................46
                                            d.       REJECTION DAMAGES BAR DATE...................................................46
                           2.       SPECIAL PROVISIONS FOR WARRANTY AND INDEMNITY OBLIGATIONS
                                    ARISING OUT OF COMPLETED PROJECTS.............................................................47
                           3.       ADMINISTRATIVE CLAIMS.........................................................................47
                           4.       PROFESSIONAL FEE CLAIMS.......................................................................47
                           5.       WITHHOLDING AND REPORTING REQUIREMENTS........................................................47
                           6.       SETOFFS.......................................................................................47
                           7.       CONTINUATION OF CERTAIN ORDERS................................................................48
         N.       CONFIRMATION AND/OR CONSUMMATION................................................................................48
                           1.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN.....................................................48
                           2.       CONDITIONS TO CONFIRMATION AND CONSUMMATION...................................................49
                                            a.       CONDITIONS TO CONFIRMATION...................................................49
                                            b.       CONDITIONS TO EFFECTIVE DATE.................................................49
                                            c.       WAIVER OF CONDITIONS.........................................................49
         O.       EFFECTS OF CONFIRMATION.........................................................................................50
                           1.       BINDING EFFECT................................................................................50
                           2.       DISCHARGE OF THE DEBTORS......................................................................50
                           3.       PERMANENT INJUNCTION..........................................................................50
                           4.       EXCULPATION AND LIMITATION ON LIABILITY; INDEMNITY............................................51
         P.       RETENTION OF JURISDICTION.......................................................................................51
         Q.       PAYMENT OF STATUTORY FEES.......................................................................................52

VII.  WGI CREDITOR TRUST..........................................................................................................52
         A.       APPOINTMENT OF TRUSTEE..........................................................................................52
         B.       TRANSFER OF TRUST ASSETS TO THE WGI CREDITOR TRUST..............................................................52
         C.       THE WGI CREDITOR TRUST..........................................................................................53
         D.       THE TRUST ADVISORY BOARD........................................................................................53
         E.       FUNDING OF THE WGI CREDITOR TRUST...............................................................................54
         F.       REIMBURSEMENT OBLIGATION........................................................................................54
         G.       DISTRIBUTIONS OF TRUST ASSETS...................................................................................54

VIII.  CERTAIN FACTORS TO BE CONSIDERED...........................................................................................54
         A.       GENERAL CONSIDERATIONS..........................................................................................54
         B.       CERTAIN BANKRUPTCY CONSIDERATIONS...............................................................................55
                           1.       FAILURE TO CONFIRM OR CONSUMMATE THE PLAN.....................................................55
                           2.       DISRUPTION OF OPERATIONS DUE TO THE FILING OF THE CHAPTER 11 CASES............................55
         C.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS...................................................................55


                                      -xvi-

                                                                                                                                PAGE
                                                                                                                                ----
         D.       INTEGRATION ISSUES..............................................................................................56
         E.       LACK OF ESTABLISHED MARKET FOR THE NEW SECURITIES...............................................................56
         F.       RESTRICTED RESALE OF THE NEW SECURITIES.........................................................................56
         G.       ENVIRONMENTAL MATTERS...........................................................................................57
         H.       UNIMPAIRED AND UNKNOWN CLAIMS...................................................................................57
         I.       INDUSTRY CYCLICALITY............................................................................................57
         J.       BUSINESS AND COMPETITION........................................................................................57
         K.       GOVERNMENT CONTRACTS............................................................................................58
         L.       FIXED PRICE CONTRACTS AND OTHER PROJECT RISKS...................................................................58
         M.       INTERNATIONAL OPERATIONS........................................................................................58
         N.       BONDING.........................................................................................................59
         O.       RELIANCE ON KEY PERSONNEL.......................................................................................59
         P.       CERTAIN LITIGATION .............................................................................................59

IX.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS...........................................................................60
         A.       OFFER AND SALE OF NEW SECURITIES, PURSUANT TO THE PLAN:  BANKRUPTCY CODE
                  EXEMPTION FROM REGISTRATION REQUIREMENTS........................................................................60
         B.       SUBSEQUENT TRANSFERS OF NEW SECURITIES..........................................................................60
                           1.       FEDERAL SECURITIES LAWS: SECTION 1145(C) OF THE BANKRUPTCY CODE...............................60
                           2.       SUBSEQUENT TRANSFERS OF NEW COMMON SHARES UNDER STATE SECURITIES LAWS.........................61

X.  INCOME TAX CONSEQUENCES OF THE PLAN...........................................................................................61
         A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS..................................................................61
                           1.       CANCELLATION OF INDEBTEDNESS INCOME...........................................................61
                           2.       NET OPERATING LOSSES AND OTHER ATTRIBUTES.....................................................62
                           3.       FEDERAL ALTERNATIVE MINIMUM TAX...............................................................63
         B.       FEDERAL INCOME TAX CONSEQUENCES TO CLAIM HOLDERS................................................................63
                           1.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.................................................63
                                            a.       GENERAL......................................................................63
                                            b.       MARKET DISCOUNT..............................................................63
                                            c.       REORGANIZATION TREATMENT.....................................................63
                           2.       NON-UNITED STATES PERSONS.....................................................................64
                           3.       INFORMATION REPORTING AND BACKUP WITHHOLDING..................................................64
         C.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE WGI CREDITOR TRUST.........................................65
         D.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.............................................................65

XI.  FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS......................................................................65
         A.       FEASIBILITY OF THE PLAN.........................................................................................65
         B.       ACCEPTANCE OF THE PLAN..........................................................................................66
         C.       BEST INTERESTS TEST.............................................................................................66
         D.       LIQUIDATION ANALYSIS............................................................................................67
         E.       VALUATION OF THE REORGANIZED DEBTORS............................................................................67
                           1.       REORGANIZED COMPANY...........................................................................68
                           2.       SUMMARY OF FINANCIAL ANALYSIS.................................................................69
         F.       APPLICATION OF THE "BEST INTERESTS" OF CREDITORS TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION.............70
         G.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE.............................70

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...................................................................71
         A.       ALTERNATIVE PLAN(S) OF REORGANIZATION...........................................................................71
         B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11.......................................................................71


                                     -xvii-

                                                                                                                                PAGE
                                                                                                                                ----
XIII.  THE SOLICITATION; VOTING PROCEDURE.........................................................................................72
         A.       PARTIES IN INTEREST ENTITLED TO VOTE............................................................................72
         B.       CLASSES IMPAIRED UNDER THE PLAN.................................................................................72
         C.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC.........................................................................72
         D.       WITHDRAWAL OF BALLOTS; REVOCATION...............................................................................72
         E.       FURTHER INFORMATION; ADDITIONAL COPIES..........................................................................73
         F.       INTERNET ACCESS TO BANKRUPTCY COURT DOCUMENTS...................................................................73

XIV.  RECOMMENDATION AND CONCLUSION...............................................................................................74

                                     -xviii-

                               TABLE OF APPENDICES


         APPENDIX                           NAME
         --------                           ----

         Appendix A           Second Amended Joint Plan of Reorganization of
                              Washington Group International, Inc., et al.

         Appendix B           Liquidation Analysis

         Appendix C           Pro Forma Financial Projections

         Appendix D           Raytheon's Statement Concerning Its Disputes with
                              Washington Group International, (Delaware)

         Appendix E           Current Schedule of Critical Vendor Claims Paid or
                              To Be Paid During the Chapter 11 Cases

                                 I. INTRODUCTION

                  Washington Group International, Inc. ("WGI") and certain of its direct and indirect subsidiaries that are also debtors and debtors-in-possession (the "Subsidiary Debtors") in the above-referenced Chapter 11 cases (collectively, the "Debtors") submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Second Amended Joint Plan of Reorganization of Washington Group International, Inc. et al. dated as of July 24, 2001 (the "Plan"), proposed by the Debtors and filed with the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"). A copy of the Plan is annexed as APPENDIX A to this Disclosure Statement.

                  This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the "Reorganized Debtors"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

                  Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLASS 6 AND 7 CLAIMS, PLEASE SEE SECTION VI OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND SECTION VIII OF THE DISCLO SURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

                  THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLASS 6 CLAIMS AND CLASS 7 CLAIMS. THE DEBTORS URGE HOLDERS OF CLASS 6 AND 7 CLAIMS TO VOTE TO ACCEPT THE PLAN.

                  FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XIII OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURE."

                   II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       DEFINITIONS

                  Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.       NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

                  This Disclosure Statement will be transmitted to holders of Claims that are entitled under the Bankruptcy Code to vote on the Plan. See
SECTION XIII for a discussion and listing of those holders of Claims that are entitled to vote on the Plan and those holders of Claims and Interests that are not entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such Claim holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

                  The Bankruptcy Court has approved the Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Claim holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

                  ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLO SURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

                  THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

                  CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in APPENDIX C annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

                  EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       SOLICITATION PACKAGE

                  Along with the mailing of this Disclosure Statement, as part of the solicitation of acceptances of the Plan, the Debtors will send copies of
(1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and
(3) if you are the holder of Claim(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.       VOTING PROCEDURES, BALLOTS AND VOTING DEADLINE

                  After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. You must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

                  Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

                  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN AUGUST 27, 2001, AT 4:00 P.M. (PACIFIC TIME) (THE "VOTING DEADLINE") BY ROBERT L. BERGER & ASSOCIATES, LLC (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

                  If you have any questions about (1) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or (2) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                      Washington Group International, Inc.
                     c/o Robert L. Berger & Associates, LLC
                                    PMB 1007
                    10351 Santa Monica Boulevard, Suite 101A
                              Los Angeles, CA 90025
                              Phone: (818) 771-7469
                               Fax: (818) 905-6542

                  FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XIII.

E.       CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

                  Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for September 6, 2001, at 9:30 a.m. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be filed with the Bankruptcy Court not later than August 24, 2001.

                    III. HISTORY AND STRUCTURE OF THE DEBTORS

A.       OVERVIEW OF BUSINESS OPERATIONS

         1.       DESCRIPTION OF THE COMPANY'S BUSINESSES

                  The Company is an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to diverse public and private sector clients. The Company operates its businesses through five operating units, each of which comprises a separate reportable business segment: Power, Infrastructure & Mining, Industrial/Process, Government, and Petroleum & Chemicals. The reportable segments serve different markets and customers, and differ in their expertise, technology and resources necessary to perform their services. See SECTION V.L for a description of each business segment.

                  The Company's customers include Fortune 500 companies and government entities, and projects often take years to complete and substantial financial commitments by project owners. Often, to be awarded a contract, the Company must be able to have issued for the benefit of the project owner, payment, performance or other types of bonds. SEE SECTION V.E.4.

         2.       BRIEF HISTORY

                  WGI was originally formed as a Delaware corporation on April 28, 1993 under the name Kasler Holding Company to become the parent company of WCG Holdings, Inc. ("WCG") and Kasler Corporation ("Kasler"), which were active in the infrastructure, contract mining, environmental remediation, commercial construction and construction materials markets. In April 1996, the name was changed from Kasler Holding Company to Washington Construction Group, Inc. ("Washington Construction").

                  On September 11, 1996, Washington Construction acquired the net assets and the engineering and construction operations of Morrison Knudsen Corporation, a Delaware corporation ("Old MK"), in a transaction structured as a merger of Old MK with and into Washington Construction, and changed its name to Morrison Knudsen Corporation. Old MK had a historic legacy of projects over the last 90 years, including the Hoover Dam, the San Francisco Bay Bridge, the Trans-Alaska Pipeline, and major features of the Kennedy Space Center. The acquisition of Old MK was an integral part of the reorganization of Old MK pursuant to a plan of reorganization (the "Old MK Plan") filed by Old MK in the United States Bankruptcy Court for the District of Delaware. The Old MK Plan was confirmed by the Delaware Bankruptcy Court on August 26, 1996, and became effective concurrently with the merger on September 11, 1996. The Company has no remaining obligations under the Old MK Plan.

                  On March 22, 1999, the Company, in a joint venture with British Nuclear Fuels, Ltd., acquired the operations of the government and environmental services businesses (the "Westinghouse Group") of CBS Corporation. The Westinghouse Group manages highly complex facilities and programs for the United States Departments of Energy and Defense, and a wide range of services at government installations. The acquisition of the Westinghouse Group was accounted for as a purchase business combination. WGI has a 60% economic ownership interest in the Westinghouse Group. THE ENTITIES THAT COMPRISE THE WESTINGHOUSE GROUP ARE NOT DEBTORS, HAVE NOT COMMENCED CHAPTER 11 CASES, AND THUS CONTINUE TO OPERATE IN THE ORDINARY COURSE OF BUSINESS UNAFFECTED BY THE CHAPTER 11 CASES.

                  On July 7, 2000, pursuant to an agreement, dated as of April 14, 2000 (the "Stock Purchase Agreement"), among Raytheon Company ("Raytheon"), Raytheon Engineers & Constructors International, Inc., a wholly-owned subsidiary of Raytheon ("RECI" and, together with Raytheon, the "Sellers"), and WGI, the Debtors purchased the capital stock of the subsidiaries of RECI (the "RECI Subsidiaries") and certain other assets of RECI and assumed certain liabilities of RECI (collectively the "RE&C Businesses"). Prior to such purchase, RECI provided engineering, design, procurement, construction, operation, maintenance and other services on a worldwide basis, and reported annual revenues of approximately $2.7 billion for the year ended December 31, 1999. The purchase price paid at the closing of the acquisition ("Closing") on July 7, 2000 for the RE&C Businesses was $53 million in cash and the assumption of net liabilities estimated by the Sellers at the time of the transaction of approximately $450 million. In addition, the Debtors paid the Sellers $83 million, representing the net amount of cash advanced or paid by the Sellers for the use or benefit of the RE&C Businesses between April 30, 2000 and Closing. Finally, the Stock Purchase Agreement provided that RECI would retain all non-restricted cash and cash equivalents held by RECI and the RECI Subsidiaries as of the close of business on April 30, 2000. At Closing, for purposes of administrative convenience, the RECI Subsidiaries retained all cash held by them, and the Debtors paid to the Sellers approximately $30.8 million, which amount was subject to post-Closing verification by the Debtors and adjustment. See SECTIONS IV.A AND V.I.1 for a discussion of subsequent disputes and litigation with Raytheon and APPENDIX D for a statement of position by Raytheon.

                  As a result of liquidity issues resulting from Raytheon's failure to disclose known losses, WGI and 71 Subsidiary Debtors each filed a voluntary petition in the United States Bankruptcy Court for the District of Nevada on May 14, 2001 (the "Petition Date") for reorganization relief under Chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"). The Debtors continue to manage and operate their business as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. IN ADDITION TO THE SUBSIDIARY DEBTORS, WGI HAS DIRECT OR INDIRECT INTERESTS IN MANY SUBSIDIARIES (INCLUDING FOREIGN ENTITIES, JOINT VENTURES AND THE WESTINGHOUSE GROUP) THAT HAVE NOT COMMENCED CASES UNDER THE BANKRUPTCY CODE (COLLECTIVELY, THE "NON-DEBTOR SUBSIDIARIES") AND ACCORDINGLY CONTINUE TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE WITHOUT BEING MATERIALLY IMPACTED BY THE DEBTORS' CHAPTER 11 CASES. FOR A LIST OF THE NON-DEBTOR SUBSIDIARIES, SEE SCHEDULE 1.67 OF THE PLAN.

         3.       PREPETITION FINANCIAL RESULTS

                  Set forth below is selected financial data for WGI, including its direct and indirect Subsidiaries, on a consolidated basis for the nine months ended September 1, 2000 and for the year ended December 3, 1999. The financial data for the nine months ended September 1, 2000 is unaudited. The financial data for the year ended December 3, 1999 was audited for inclusion in WGI's Form 10-K filed with the SEC.

                                  TOTAL COMPANY
                             STATEMENT OF OPERATIONS
                                ($ US THOUSANDS)


                                                                 September 1, 2000    December 3, 1999
                                                                    (unaudited)

Revenue                                                             $  2,051,344         $  2,291,967
Cost of revenue                                                       (1,945,719)          (2,180,315)
                                                                    ------------         ------------

Gross profit                                                             105,625              124,087
General and administrative expenses                                      (24,366)             (25,999)
Goodwill amortization                                                    (21,608)             (12,576)
Integration and merger costs                                             (10,056)                --
                                                                    ------------         ------------

Operating income                                                          49,525               85,512
Investment income                                                          5,828                3,429
Interest expense                                                         (17,730)              (7,642)
Other income, net                                                          1,358                9,681
                                                                    ------------         ------------

Income before income taxes and minority interests in
income of consolidated subsidiaries                                       39,051               90,980
Income tax expense                                                       (15,510)             (33,924)
Minority interests in income of consolidated
         subsidiaries                                                     (3,523)              (8,771)
                                                                    ------------         ------------

Net income                                                          $     20,018         $     48,285
                                                                    ============         ============

                          TOTAL COMPANY BALANCE SHEETS
                     ($ US THOUSANDS, EXCEPT PER SHARE DATA)


                          ASSETS                              September 1, 2000    December 3, 1999
                                                                 (unaudited)
                      Current Assets

Cash and cash equivalents                                           372,114               52,475
Accounts receivable                                                 346,690              245,088
Unbilled receivables                                                434,815              154,039
Inventories, net of progress payments                                24,030               20,096
Refundable income taxes                                               2,638                3,055
Investments in and advances to construction
         joint ventures                                              71,052               61,160
Deferred income taxes                                                42,675               41,043
Other                                                                12,384               18,826
                                                               ------------         ------------

Total current assets                                              1,306,398              595,782
                                                               ------------         ------------

               Investments and Other Assets
Securities available for sale, at fair value                         41,774               41,640
Investments in mining ventures                                       64,798               69,063
Cost in excess of net assets acquired                             1,486,092              351,869
Deferred income taxes                                                50,539               48,606
Other                                                               109,678               21,114
                                                               ------------         ------------

Total investments and other assets                                1,752,881              532,292
                                                               ------------         ------------

              Property and Equipment, at Cost
Construction equipment                                              303,011              195,833
Land and improvements                                                 8,049                7,970
Buildings and improvements                                           36,209               17,154
Equipment and fixtures                                               99,204               82,745
                                                               ------------         ------------

Total property and equipment                                        446,793              303,702
Less accumulated depreciation                                      (175,833)            (164,630)
                                                               ------------         ------------

Property and equipment, net                                         270,640              139,072
                                                               ------------         ------------

Total assets                                                      3,329,919            1,267,146
                                                               ============         ============

                      LIABILITIES AND
                   STOCKHOLDERS' EQUITY

                    Current Liabilities

Current portion of long-term debt                                     4,000                 --
Accounts payable and subcontracts payable                           662,332              179,686

Billings in excess of cost and estimated
earnings on uncompleted contracts                                   746,763               61,805

Estimated costs to complete long-term contracts                     292,331               46,905
Accrued salaries, wages and benefits, including
     compensated absences                                           100,726               79,727
Income taxes payable                                                  1,288                1,079
Other accrued liabilities                                            30,797               68,806
                                                               ------------         ------------

Total current liabilities                                         1,838,227              438,008
                                                               ------------         ------------

                  Non-Current Liabilities
Long-term debt                                                      693,818              100,000
Postretirement benefit obligation                                    82,538               80,685
Accrued workers' compensation                                        41,411               36,181
Pension and deferred compensation liabilities                        91,621              100,116
Environmental remediation obligations                                 4,430                6,016
Other non-current liabilities                                        75,733                 --
                                                               ------------         ------------

Total non-current liabilities                                       989,551              322,998
                                                               ------------         ------------

               Contingencies and Commitments
Minority Interests                                                   86,721              103,050
                                                               ------------         ------------

Total stockholders' equity                                          415,420              403,090
                                                               ------------         ------------

Total liabilities and stockholders' equity                        3,329,919            1,267,146
                                                               ============         ============

B.       CAPITAL STRUCTURE OF THE COMPANY

         1.       EQUITY

                  Prior to September 18, 2000, WGI's stock (the "Old Common Stock") traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "MK". Since that date, the Debtors' stock has traded on the NYSE under the ticker symbol "WNG." On May 14, 2001, the NYSE suspended trading of the Old Common Stock and initiated delisting procedures.

                  As of the Petition Date, there were approximately 52,349,872 shares of common stock of WGI issued and outstanding. Approximately 39% of the Old Common Stock is held by, or for the benefit of, Dennis Washington. Mr. Washington is the Chairman of the Board of Directors of WGI. SEE SECTIONS III.C.1 AND V.G.

                  Under the Plan, the holders of Interests on account of the Old Common Stock will be classified in Class 8. Under the Plan, holders of Claims and Interests in Class 8 will not receive or retain any property under the Plan on account of such Claims or Interests, unless there is a distribution on account of a WGI Creditor Trust Equity Residual. On the business day on which all conditions to consummation of the Plan have been satisfied or waived, as set forth in the Plan (the "Effective Date"), all of the Old Common Stock will be deemed cancelled and extinguished.

         2.       THE PREPETITION SENIOR SECURED CREDIT FACILITY

                  Prior to the acquisition of the RE&C Businesses, the Company had uncollateralized revolving credit facilities providing an aggregate borrowing capacity of $325 million, of which $99.9 million was outstanding at June 2, 2000. On July 7, 2000, in order to finance the RE&C Businesses acquisition, refinance such existing revolving credit facilities, fund working capital requirements and pay related fees and expenses, WGI obtained new senior secured credit facilities, providing for an aggregate of $1.2 billion of term loans and revolving borrowing capacity (the "Prepetition Senior Secured Credit Facility") from certain lenders, including Credit Suisse First Boston ("CSFB"), as administrative agent, collateral agent and an issuing bank and as arranger (the "Agent"), Bank of Montreal, as syndication agent, Bank of America, N.A. and U.S. Bank National Association, as documentation agents, and various other persons from time to time parties to the Prepetition Senior Secured Credit Facility as lenders (collectively, the "Prepetition Secured Lenders"). WGI's obligations under the Prepetition Senior Secured Credit Facility are guaranteed by certain of WGI's direct and indirect subsidiaries, all of which are Debtors.

                  The Prepetition Senior Secured Credit Facility provided for, on the terms and subject to the conditions thereof, (i) two senior secured term loan facilities in an aggregate principal amount of up to $500 million, including a multi-draw Tranche A term loan facility in an aggregate principal amount of $100 million that matures July 7, 2005 and a Tranche B term loan facility in an aggregate principal amount of $400 million that matures July 7, 2007, and (ii) a five-year senior secured revolving credit facility in an aggregate principal amount of up to $500 million, all of which was available in the form of letters of credit. Initial borrowings under the Prepetition Senior Secured Credit Facility totaled $400 million, representing the full amount available under the Tranche B term loan facility. The Prepetition Senior Secured Credit Facility contained affirmative, negative and financial covenants and specified events of default which are typical for a credit agreement governing credit facilities of the size, type and tenor of the Prepetition Senior Secured Credit Facility. Among the covenants were those limiting the ability of WGI and certain of its subsidiaries to incur debt or liens, provide guarantees, make investments and pay dividends or repurchase shares. On October 5, 2000, the Company terminated the Tranche A term loan facility due to its determination that near term borrowing capacity was sufficient and to eliminate ongoing related commitment fees.

                  As of the Petition Date, the total amount outstanding under the Prepetition Senior Secured Credit Facility was approximately $702 million, comprised of approximately $400 million in term loans outstanding and approximately $302 million in letter of credit advances. As of July 19, 2001, approximately $172 million of the letter of credit advances had been funded (for a total of $572 million of funded debt) and approximately $130 million of undrawn letters of credit under the Prepetition Senior Secured Credit Facility remained outstanding. Borrowings under the Prepetition Senior Secured Credit Facility are secured by WGI and the guarantors pursuant to a grant of a security interest in the property, interests in property and proceeds thereof now owned or hereafter acquired by those entities, subject to certain specified exceptions (the "Prepetition Collateral").

                  The Debtors and the Prepetition Secured Lenders believe that Prepetition Collateral constitutes substantially all of the value of the Company. Based upon the valuation of the Company by Lazard (see SECTION XI.E), such value is less than the amount of funded debt owed to the Prepetition Secured Lenders. Accordingly, under the Plan, the Claims of the Prepetition Secured Lenders under the Prepetition Senior Secured Credit Facility are bifurcated into the Secured Lender Claims and the Lender Deficiency Claims, consistent with section 506(a) of the Bankruptcy Code. The amount of Secured Lender Claims Allowed under the Plan is approximately $505 million (subject to adjustment (if any) by the Confirmation Hearing based upon issuance of the Washington Stock Options), based on the valuation discussion below. Lender Deficiency Claims will be established by the Confirmation Hearing based primarily upon the amount of funded debt owed to the Prepetition Secured Lenders (including any additional draws prior to the Confirmation Hearing on the letters of credit that have not as yet been drawn, which currently total $130 million) MINUS the amount of the Secured Lender Claims. The Secured Lender Claims are classified as Class 6 Claims. Under the Plan, on the Effective Date, each holder of an Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Claim, will receive on or as soon as practicable after the Distribution Date, its Pro Rata share of 100% of the New Common Shares (subject to dilution by the Management Options and the Washington Stock Options). Lender Deficiency Claims are classified as Class 7 Claims. SEE SECTION VI.C.2.(B).

                  The Creditors' Committee disagrees with both the conclusion concerning the value of the Company and the scope of the liens and security interests claimed by the Prepetition Secured Lenders as set forth in this Disclosure Statement. The Committee has advised the Debtors that, based upon a preliminary evaluation of the Debtors' business plan by the Creditors' Committee's financial advisor, Chanin Capital Partners, it believes that the enterprise value of WGI and the other Debtors to be well in excess of the amount necessary to fully compensate the Prepetition Secured Lenders. In addition, the Creditors' Committee believes that substantial assets were not included in the Collateral securing the Prepetition Senior Secured Credit Facility by agreement and that no attempt was made to perfect the liens or security interests of the Prepetition Secured Lenders in other assets which are also of substantial value. The Creditors' Committee is continuing to investigate these issues. The Creditors' Committee has commenced an adversary proceeding against CSFB, as Agent for the Prepetition Secured Lenders, to determine the validity, priority and extent of the liens and security interests asserted by the Prepetition Secured Lenders in the property of the Debtors and to determine the effect of section 552(b)(1) of the Bankruptcy Code on the Secured Lender Claims. While the matter is in litigation, if the Creditors' Committee prevails, the result may be to determine that a significant amount of the Debtors' property is (a) not Collateral securing the Prepetition Senior Secured Credit Facility and available to the holders of Allowed Class 7 Claims or (b) must be equitably shared between the Prepetition Secured Lenders and the holders of Allowed Class 7 Claims. The Creditors' Committee's contentions are disputed by the Debtors and the Prepetition Secured Lenders.

         3.       UNSECURED DEBENTURES

                  In connection with the acquisition of the RE&C Businesses, WGI also issued and sold $300 million aggregate principal amount of senior notes due July 1, 2010 (the "Old Notes"). The Old Notes were issued pursuant to an Indenture dated as of July 7, 2000 and are unsecured. United States Trust Company of New York is the Indenture Trustee under that Indenture. The Old Notes are unsecured senior obligations of WGI and are guaranteed by the same subsidiaries that guaranteed the obligations under the Prepetition Senior Secured Credit Facility. The Old Notes mature on July 1, 2010. Interest on the Old Notes was payable semiannually in arrears on January 1 and July 1, commencing January 1, 2001. The Old Notes were sold in a private offering to CSFB, BMO Nesbitt Burns Corp., and U.S. Bancorp Libra. The The Old Notes accrued interest at a rate of 11% per annum through September 20, 2000, and at a rate of 11.5% per annum thereafter. The Old Notes effectively rank junior to all of WGI's secured indebtedness and to all liabilities of the subsidiaries of WGI that are not guarantors of the Old Notes. The Old Notes, however, are not contractually subordinated to the obligations under the Prepetition Senior Secured Credit Facility. The indenture under which the Old Notes were issued contains affirmative, restrictive and financial covenants and specifies events of default which are typical for an indenture governing an issue of high-yield senior unsecured notes. Among the covenants are those limiting the ability of WGI and certain of its subsidiaries to incur debt or liens, provide guarantees, make investments and pay dividends or repurchase shares. As of the Petition Date, outstanding Old Note principal obligations total $313 million. The Old Note Claims are classified in the Plan as Class 7 Claims, and thus the recovery under the Plan to holders of the Old Notes is a pro rata share in the WGI Creditor Trust. Under the Plan, on the Effective Date, the Old Notes shall be terminated automatically without any further action by any party and shall no longer be of any force or effect.

C.       CORPORATE STRUCTURE OF THE COMPANY

         1.       CURRENT CORPORATE STRUCTURE

                  WGI was originally incorporated in Delaware on April 28, 1993 under the name Kasler Holding Company. In April 1996, the name of the corporation was changed from Kasler Holding Company to Washington Construction Group, Inc. On September 11, 1996, Washington Construction Group, Inc. merged with Morrison Knudsen Corporation, and changed its name to Morrison Knudsen Corporation. On September 15, 2000, Morrison Knudsen Corporation changed its name to Washington Group International, Inc.

                  WGI is a holding company with approximately 97 direct and indirect subsidiaries in the United States and throughout the world. In addition, WGI has ownership interests in approximately 68 limited liability companies or joint ventures throughout the world. The Debtors consist of WGI and 71 of its subsidiary affiliates. The Debtors' primary base of operation is in the United States.

         4.       BOARD OF DIRECTORS

         The following is a list, as of July 23, 2001, of the names of each of the Directors of WGI.

                  Name                                     Title
                  ----                                     -----

          Dennis R. Washington                     Chairman and Director

          David H. Batchelder                            Director

            Stephen G. Hanks                             Director

         Robert S. Miller, Jr.                  Vice Chairman and Director

             Dorn Parkinson                     Vice Chairman and Director

             Terry W. Payne                              Director

                  Mr. Washington has been a Director of WGI since 1996, and was appointed Chairman of WGI in September 1996. He also is founder and principal shareholder of Washington Corporations (interstate trucking and repair and sale of machinery and equipment), Missoula, Montana; and is founder and/or principal stockholder or partner in entities, the principal businesses of which, include rail transportation, shipping, barging and ship assist, mining, heavy construction, environmental remediation and real estate development. Mr. Washington's principal business is to make, manage and hold investments in operating entities.

                  Mr. Batchelder has been a Director of WGI since 1993. He is also Chairman and Chief Executive Officer of Batchelder & Partners, Inc. (an investment advisory and consulting firm) and Managing Member of Relational Investors LLC (general partner of active investment fund), San Diego, California.

                  Mr. Stephen G. Hanks was named a Director of WGI in June, 2001. Mr. Hanks joined the Company in 1978 as an attorney in the legal department. He earned a Bachelor of Science Degree in Accounting from Brigham Young University, an MBA from the University of Utah, and a Juris Doctor from the University of Idaho, was named President of WGI in April, 2000, and was named Chief Executive Officer of WGI in June, 2001.

                  Mr. Miller has been a Director of WGI since 1996 and was appointed a Vice Chairman in September 1996. He is also an advisor to Aetna, Inc. (health benefits and insurance and financial services), Hartford, Connecticut. Mr. Miller formerly served as President of Reliance Group Holdings, Inc. (fire, marine and casualty insurance), New York, New York; Chairman and Chief Executive Officer of Waste Management, Inc. (environmental services), Houston, Texas; Acting Chief Executive Officer of Federal-Mogul Corp. (motor vehicle parts and accessories), Detroit, Michigan; and Chairman of Old MK.

                  Mr. Parkinson has been a Director of WGI since 1993 and was appointed a Vice Chairman in September 1996. He is also chairman of and consultant to Washington Corporations (interstate trucking and repair and sale of machinery and equipment), Missoula, Montana. Mr. Parkinson formerly served as President of Washington Corporations.

                  Mr. Payne has been a Director of WGI since 1993. He is also Chairman and owner of Terry Payne & Co., Inc. (insurance and construction bonding), Missoula, Montana. Mr. Payne also serves as a Director of Washington Corporations and First Interstate Bank - Montana, as well as a Director and President of Hoiness LaBar Insurance Co., Inc.

         3.       SENIOR OFFICERS

         The following is a list, as of July 23, 2001, of the names of the executive officers and the positions with WGI held by each officer.


                      Title                                   Name
                      -----                                   ----

      Chief Executive Officer and President             Stephen G. Hanks

         Sr. Executive Vice President and               Vincent L. Kontny
             Chief Operating Officer

         Sr. Executive Vice President and               Charles R. Oliver
        Chief Business Development Officer

           Executive Vice President and                 George H. Juetten
             Chief Financial Officer

             Executive Vice President                 G. Bretnell Williams

             Executive Vice President                   Robert C. Wiesel

             Executive Vice President                    David L. Myers
               of Corporate Affairs

             Executive Vice President                 Ambrose L. Schwallie

             Executive Vice President                   Thomas H. Zarges

                  Stephen G. Hanks was named President of WGI in April 2000. Mr. Hanks was named Chief Executive Officer in June, 2001. Prior to that date, Mr. Washington was Chief Executive Officer.

                  Vincent L. Kontny was named chief operating officer of WGI in April 2000 with overall responsibility for the company's operating groups. He is also a member of the Office of the Chairman. Mr. Kontny is the former president and chief operating officer of Irvine, California-based Fluor Corporation and president of Fluor Daniel, Inc. He earned a civil engineering degree and doctor of science honoris causa from the University of Colorado. He also attended the Stanford Executive Program.

                  Charles R. Oliver was named chief business development officer in January 2001 and is a member of the Office of the Chairman. Mr. Oliver has served the engineering and construction industry for 35 years. Prior to joining Washington Group International, Mr. Oliver spent 30 years with Fluor Daniel and retired in late 1999 as group president of Sales, Strategic Planning, and Regions. Mr. Oliver has a degree in civil engineering from Auburn University and from Stanford University's Executive Program.

                  George Juetten, formerly Senior Vice President and Chief Financial Officer of Dresser Industries, Inc., was appointed an Executive Vice President and Chief Financial Officer in January 2001. Mr. Juetten spent six years with Dresser Industries, where he also served as Vice President - Controller from 1993 to 1996. Prior to joining Dresser Industries, Mr. Juetten spent 24 years with Price Waterhouse as an Audit Partner with multinational clients, including Dresser Industries. He joined Price Waterhouse in 1969 and served in The Hague, Netherlands, from 1974 to 1977. Mr. Juetten holds an accounting degree from Marquette University.

                  G. Bretnell Williams, formerly Executive Vice President of Washington Industrial/Process Operations, was appointed President and Chief Executive Officer of Washington Industrial/Process in January 2001. Mr. Williams, who has been engaged in business development and operations of industrial projects for more than four decades, started his career with Washington Group as Vice President of Marketing in 1976. He later served as President of the company's H.K. Ferguson Company and was named to his present position in 1991. Mr. Williams graduated from Yale University with an engineering degree in 1951.

                  Robert C. Wiesel is president and chief executive officer of the Petroleum & Chemicals unit of Washington Group. Joining Stone & Webster Engineering Corporation (SWEC) in 1972, Mr. Wiesel began his career as a civil engineer in the engineering and design of power generating projects throughout the United States. Named the executive vice president of Stone & Webster, Inc., and vice chairman of SWEC in 1998, he was one of the four senior executives that comprised the company's core management team. After 27 years with Stone & Webster, Mr. Wiesel joined Raytheon Engineers & Constructors in May of 1999 as senior vice president of Petroleum and

Chemicals. Mr. Wiesel earned a bachelor of science degree in civil engineering from the University of Massachusetts and a master's in civil engineering from Northeastern University.

                  David L. Myers, formerly President and Chief Executive Officer of the Washington Power unit, was named Executive Vice President of Corporate Affairs in January 2001. Prior to joining Washington Group, Mr. Myers served as Chief Operating Officer at RE&C and as President of Fluor Daniel's Environmental Strategies Operating Company. Mr. Myers served for seven years in the nuclear submarine service, joining Fluor Engineers & Constructors in 1975. Mr. Myers oversees key strategic and financial initiatives and provides his industry expertise to the Debtors' corporate affairs in the United States and abroad. Mr. Myers holds a bachelor of sciences degree in electrical engineering from the United States Naval Academy, a masters of electrical engineering degree from the United States Postgraduate School, a masters in administration degree from the University of California at Irvine, and attended the Executive Program in International Management at Columbia University.

                  Ambrose L. Schwallie was named president and chief executive officer of Government unit in August of 1999. He directs the operations that serve the United States Departments of Energy and Defense, and other clients in the nuclear-services and environmental markets. He had served as president of the Westinghouse Savannah River Company (WSRC) since August 1991. Before being named president of WSRC, Mr. Schwallie served as the company's executive vice president. Previously, Mr. Schwallie was engineering manager for Westinghouse Electric Company's Advanced Energy Systems Division. Since beginning his career with Westinghouse Electric in 1972, Mr. Schwallie has performed a variety of research and engineering activities. He earned bachelor of science and master of science degrees in Mechanical Engineering from The Ohio State University.

                  Thomas H. Zarges, formerly President and Chief Executive Officer of WGI's Industrial/Process unit, was named President and Chief Executive Officer of Washington Power in January 2001. Mr. Zarges is a 27-year veteran of the engineering and construction industry who joined the company in 1991 as President and Chief Executive Officer of the company's Power and Industrial/Manufacturing Divisions. He previously served 17 years with Raytheon's former subsidiary United Engineers & Constructors, with supervisory and management positions in field construction, engineering, and project management. His experience includes major nuclear and fossil-power projects, high-technology projects in the steel and process industries, industrial manufacturing, and heavy civil construction. He is a 1970 engineering graduate of the Virginia Military Institute.

           IV. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

A.       THE RAYTHEON TRANSACTION

                  As discussed in SECTION III.A.2 above, on July 7, 2000, pursuant to the Stock Purchase Agreement, WGI purchased the RE&C Businesses. Because of the size and complexity of the businesses being sold to WGI, the Stock Purchase Agreement did not contain a fixed purchase price for the transaction, but rather provided that the cash portion of the purchase price paid would be calculated using selected audited balance sheet items of the acquired businesses as of April 30, 2000, and that the price paid at closing of the transaction would be subject to a purchase price adjustment.

                  Following the closing, WGI undertook a comprehensive review of existing contracts that were acquired for the purpose of making a preliminary allocation of the acquisition price to the net assets acquired. As part of this review, WGI evaluated, among other matters, estimates at completion for long-term contracts in process as of the acquisition date. The preliminary results of this review raised questions about the RE&C Businesses and indicated that the estimates at completion of numerous RE&C long-term contracts required substantial adjustment. As a result, in its Form 10-Q Quarterly Report for the period ended September 1, 2000, WGI significantly decreased the carrying value of the net assets acquired and increased the goodwill associated with the transaction. WGI's investigation of the RE&C Businesses continued thereafter, and, based on the results of that review, WGI expected that the purchase price adjustment would be significant.

                  Under agreements between Raytheon and WGI, Raytheon agreed to provide the April 30, 2000 audited balance sheet of the RE&C Businesses by January 14, 2001. Delivery by Raytheon of this balance sheet was required to begin the purchase price adjustment process under the Stock Purchase Agreement. The balance sheet was not delivered at that time and had not been delivered as of May 14, 2001. As a result of Raytheon's failure to comply with the purchase price adjustment process, WGI did not obtain any adjustment to the purchase price by May 14, 2001.

                  As a result of WGI's post-closing review of the RE&C Businesses, WGI also believes that Raytheon committed fraud in connection with the sale of the RE&C businesses. In a lawsuit filed on March 8, 2001, WGI alleges that Raytheon's management consistently engaged in inappropriate accounting practices and intentional earnings manipulation by overstating revenue, understating costs, avoiding recognition of losses and thereby severely overstating profits and understating losses on numerous projects. These activities concealed significant cost overruns and negative cash flows at many of the RE&C projects acquired. These undisclosed cost overruns and negative cash flows, combined with WGI's inability to receive a purchase price adjustment from Raytheon in a timely manner, created a severe, near-term liquidity crisis for the Company.

                  It is anticipated that, during the Chapter 11 Cases, the Debtors will reject the Stock Purchase Agreement and certain related agreements, after notice and a hearing by the Bankruptcy Court.

                  See APPENDIX D for a statement of position by Raytheon.

B.       LIQUIDITY ISSUES

                  The Company's liquidity crisis became acute by late February and early March, 2001. Two projects with respect to which Raytheon retained liability under guaranty agreements with the project owners - projects to build power plants in Massachusetts for Sithe - had particularly negative cash flows. In order to preserve cash and be able to continue operations, the Company was forced to take the unprecedented action of suspending performance on those two projects in March, 2001. See SECTION V.I.2 for a discussion of the litigation commenced against the Debtors by Mitsubishi with respect to the Sithe project.

                  The Company initially sought to solve its liquidity crisis by pursuing alternatives that could have avoided the need to commence the Chapter 11 Cases. First, the Company sought to negotiate some type of settlement with Raytheon. Those attempts were unsuccessful. Second, the Company attempted to negotiate with the Prepetition Secured Lenders as well as other lending institutions to procure additional financing outside of a Chapter 11 filing. Those efforts were also unsuccessful. Third, the Company retained Lazard to solicit interest from potential third parties in the sale of the Company. No offers were received that the Company and the Prepetition Secured Lenders believed reflected the fair value of the businesses. As a result, the Company's only alternative to obtain the additional liquidity to continue operations and preserve going concern value was the financing offered by the DIP Lenders pursuant to a Chapter 11 filing. See SECTION V.C for a summary of the DIP Facility. The Creditors' Committee and certain other parties have asserted that they dispute the adequacy of the Debtors' prepetition efforts to sell all or part of their businesses. The Debtors contest that assertion. See SECTION X.II.B.

C.       NEGOTIATIONS WITH PREPETITION SECURED LENDERS

                  The ability of the Company, like any engineering and construction company, to maintain and grow its going concern value, depends, in large measure on the ability to continue to procure new work. The Company's projects are typically large, complex projects that take years to complete and, often involve investments of tens, if not hundreds, of millions of dollars by project owners. Not surprisingly, many customers are reluctant to award new work to a company in Chapter 11. The ability to procure bonds to secure performance, which is often required to be awarded new work by a project owner, is extremely difficult for a Chapter 11 debtor.

                  As a result, prior to the Petition Date, the Company determined that if a Chapter 11 filing was unavoidable, the only way to preserve going concern value was to take steps designed to complete the restructuring process quickly. To that end, in conjunction with the negotiations with the Prepetition Secured Lenders for the DIP Facility, the Company began negotiations on the terms of a reorganization plan. The Company believed that it was imperative if value was to be preserved and maximized for the benefit of all creditors, that the commencement of the Chapter 11 Cases be accompanied by the filing of a reorganization plan, both to demonstrate to customers, vendors and contractors and employees that a restructuring would be completed quickly and to, in fact, attempt to complete the process as quickly as practicable. Consistent with that view, the DIP Lenders and Prepetition Secured Lenders expressly conditioned their willingness to provide and consent to, respectively, the DIP Facility, upon the concurrent filing of a reorganization plan acceptable to them in principle. As a result, a draft reorganization plan was filed on May 14, 2001, reflecting the results of the Company's negotiations with the Prepetition Secured Lenders and the DIP Lenders. Subsequently, that plan was amended to incorporate the agreement reached with Mr. Dennis Washington, as described in SECTION V.G, which agreement is embodied in the Plan.

                               V. CHAPTER 11 CASES

A.       CONTINUATION OF BUSINESS; STAY OF LITIGATION

                  On May 14, 2001, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements and with which the Debtors will continue to comply. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

                  An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.       FIRST DAY ORDERS

                  On the first day of these cases, the Debtors filed several motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. Many of the first day orders obtained in these cases are typical for large Chapter 11 cases. Other first day relief, as described more fully below, was atypical and was specifically designed to preserve the value of the Debtors' estates by enabling the Debtors to continue to work on ongoing projects and receive the revenue associated therewith in the ordinary course.

                  THE DESCRIPTIONS OF THE RELIEF SOUGHT OR OBTAINED IN THE CHAPTER 11 CASES SET FORTH BELOW AND THROUGHOUT THIS DISCLOSURE STATEMENT ARE SUMMARIES ONLY. ALL PLEADINGS FILED IN THE CHAPTER 11 CASES, AND ALL ORDERS ENTERED BY THE BANKRUPTCY COURT, ARE PUBLICLY AVAILABLE AND MAY BE FOUND, DOWNLOADED AND PRINTED FROM THE WGI WEBSITE FOUND AT http//www.wgint.com. or http//www.nvb.uscourts.gov.

                  The more typical first day orders in the Chapter 11 Cases authorized, among other things:

                  a. the retention of the following professionals to serve on behalf of the Debtors: (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices, as bankruptcy counsel; (ii) Lionel Sawyer & Collins as local bankruptcy counsel; (iii) Zolfo Cooper, LLC ("Zolfo Cooper") as bankruptcy consultants and special financial advisors; (iv) Lazard as investment banker; and (v) Robert L. Berger & Associates, LLC, as solicitation and noticing agent (the "Claims Agent");

                  b. the continued retention of Jones, Day, Reavis & Pogue to provide legal services to the Debtors in connection with various corporate and litigation matters, including litigation arising from the acquisition of the RE&C Businesses;

                  c. the continued retention of professionals regularly employed by the Debtors in the ordinary course of business;

                  d. the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

                  e. payment of employees' accrued prepetition wages and employee benefit claims;

                  f. payment of prepetition shipping, warehouse, distributor or broker charges and related possessory liens;

                  g. continued utility services during the pendency of the Chapter 11 Cases;

                  h.       payment of certain prepetition tax claims;

                  i. confirmation that the Debtors' undisputed obligations arising from postpetition delivery of goods will have administrative expense priority status, administrative expense treatment for certain holders of valid reclamation claims, and authority to pay certain expenses in the ordinary course of business;

                  j. joint administration of each of the Debtors' bankruptcy cases.

                  Importantly, on the first day of the Chapter 11 Cases, the Debtors also obtained entry of an order by the Bankruptcy Court authorizing them to continue to pay, in the ordinary course of business, vendors, subcontractors and other creditors ("Critical Vendors") that provide goods and services for ongoing projects (the "Critical Vendor Order") subject to a cap of $170 million. Absent the ability to make such payments, the Debtors believe that continued receipt of payments from project owners would be jeopardized for a number of reasons. For example, absent payment of subcontractors, such subcontractors would be able to assert mechanics liens against project owner property, and such project owners could divert payments that would otherwise be made to the Debtors to subcontractors to satisfy such liens. Moreover, the Debtors would be unable to continue to force subcontractors to continue work on projects absent payment of their claims, which would result in the Debtors defaulting on project contracts, triggering the right of owners to call on performance or other bonds issued for their benefit by the Debtors' sureties. Such events would trigger equitable subrogation claims by such sureties to the future payments otherwise due to the Debtors under those contracts, severely compromising, if not eliminating, the Debtors' receipt of ongoing project revenue.

                  As a result, the Debtors sought approval of the Critical Vendor Order. Importantly, by its terms, the Critical Vendor Order requires a vendor or subcontractor whose prepetition claim is paid thereunder to continue to provide goods and services to the Debtors on ordinary payment terms. This mechanism ensures that the Debtors continue to receive trade credit support from their Critical Vendors, which provides a significant liquidity benefit to the Debtors' estates. A list of each Critical Vendor that has received payments to date or that is anticipated to receive such payments during these Chapter 11 Cases is attached hereto as APPENDIX E.

C.       DEBTOR IN POSSESSION FINANCING

         1.       THE DIP FACILITY

                  As noted above, the Company required substantial additional liquidity to fund operations during the Chapter 11 Cases. Accordingly, on the Petition Date, the Debtors sought and obtained interim authority to enter into the DIP Facility with CSFB as administrative agent, and the DIP Lenders. Final authority to enter into the DIP Facility was granted by the Bankruptcy Court on June 13, 2001. Specifically, the DIP Facility provides for secured postpetition financing from the DIP Lenders in an aggregate principal amount not to exceed $350 million, with $220 million fully committed as of the date hereof, and up to an additional $130 million to be sought to be made available. The DIP Facility has a term of nine months. The Debtors have and will continue to utilize the funds provided by the DIP Facility for general working capital and the Debtors' other general corporate purposes. As of the Effective Date, the Debtors' obligations under the DIP Facility are projected to equal approximately $30 million of funded loans plus approximately $40 million in outstanding letters of credit. Actual amounts may be higher or lower. The Debtors' draws on the DIP Facility to date have been lower than expected primarily due to the lack of deterioration in expected receipts from the Debtors' customers and better than anticipated postpetition trade credit being received by the Debtors.

                  To secure the repayment of the borrowing and all other obligations arising under the DIP Facility, the Debtors granted the DIP Lenders first priority liens on substantially all of their assets, SENIOR to the liens of the existing Prepetition Secured Lenders, but junior to other valid liens existing on the Petition Date. Obligations under the DIP Facility were also granted "superpriority" claim status under section 364(c)(1) of the Bankruptcy Code, meaning they have priority over all other administrative expenses. The liens and claims granted to the DIP Lenders are subject to the fees and expenses of the Office of the United States Trustee under 28 U.S.C. Section 1930 and the Clerk of the Bankruptcy Court, as well as a $2 million carve-out for fees and disbursements of the professionals of the Debtors and the Creditors' Committee incurred after an event of default under the DIP Facility.

                  The DIP Facility also contains covenants, representations and warranties, events of default, and other terms and conditions typical of credit facilities of a similar nature. Among the events of default is the failure of certain events to occur by designated deadlines, such as approval of the Disclosure Statement by the Bankruptcy Court and Confirmation of the Plan. Importantly, the DIP Facility limits the Debtors' borrowing ability to the terms of a budget agreed upon by the Debtors and the DIP Lenders.

                  Pursuant to the Bankruptcy Court order approving the DIP Facility, the DIP Lenders and the Agent are provided certain releases. See
SECTION V.B of this Disclosure Statement for information as to how to view this order (and other pleadings in these Chapter 11 Cases) on the Debtors' website.

         2.       AUTHORIZATION TO USE CASH COLLATERAL

                  The cash the Debtors had on hand as of the Petition Date, and substantially all cash received by the Debtors during the Chapter 11 Cases, constitutes "cash collateral" of the Prepetition Secured Lenders. Cash collateral is defined in section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . .

other cash equivalents . . . and . . . proceeds, products, offspring, rents or profits of property subject to a security interest . . . ." 11 U.S.C. Section
363(a). Under the Bankruptcy Code, the Debtors are prohibited from using, selling, or leasing cash collateral unless either the appropriate creditor(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. In connection with the DIP Facility, the Debtors obtained authority to enter into a stipulation to use the Cash Collateral to pay current operating expenses, including payroll and to pay subcontractors and other vendors to ensure that projects continue and to ensure a continued supply of materials essential to the Debtors' continued viability.

         3.       EXIT FINANCING

                  On the Effective Date of the Plan, the Debtors anticipate entering into a new senior secured facility (the "Exit Facility") in order to
(a) repay amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide such additional borrowing capacity as is required by the Debtors following the Effective Date to maintain their operations. As of the date hereof, no commitment for an Exit Facility has been obtained. SEE SECTION V.L.1.(f).

D.       APPOINTMENT OF CREDITORS' COMMITTEE

                  On May 21, 2001, the United States Trustee for the District of Nevada appointed, pursuant to section 1102(a) of the Bankruptcy Code, certain entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"). The members of the Creditors Committee are United States Trust Company of New York; Oaktree Capital Management, LLC; Principal Life Insurance Company; Teachers Insurance and Annuity Association of America; Toshiba International Corp.; MK Gold Company; Boccard USA Corporation; Kinetics Systems Inc.; and Mitsubishi. The Creditors' Committee retained Murphy Sheneman Julian & Rogers, PC as counsel and Chanin Capital Partners as financial advisors.

E.       OTHER MATERIAL RELIEF OBTAINED DURING THE CHAPTER 11 CASES

                  In addition to the first day relief sought in these Chapter 11 Cases, the Debtors have sought or anticipate seeking authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Cases, to maximize the value of the Debtors' estates and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Cases.

         1. EMPLOYEE RETENTION PROGRAM AND CONTINUANCE OF PTO PROGRAM - On the Petition Date, the Debtors filed a motion (the "Retention and Severance Motion") with the Bankruptcy Court, requesting Bankruptcy Court approval of a program (the "Key Employee Retention Program") designed to retain key executives and employees. The Key Employee Retention Program consists of two separate components: (i) the implementation and\or continuation of an employee retention program (the "Retention Program") and (ii) an employee severance program (the "Severance Program"). The Retention and Severance Motion, as amended to reflect certain agreements with the Creditors' Committee, was approved by the Bankruptcy Court on June 25, 2001. The Key Employee Retention Program is an integral part of a comprehensive employee retention program designed by the Debtors to minimize management and employee turnover.

                  The Retention Program consists of five separate components:
                  (i) corporate and management retention ("Part I"); (ii) project retention ("Part II"); (iii) power group retention ("Part III"); (iv) Harquala retention ("Part IV"); and (v) former Raytheon Engineers & Constructors executive retention ("Part V"). Part I covers key personnel that provide strategic and administrative functions for the Debtors. Key employees included in Part I will receive three equal payments made at six month intervals, beginning in September, 2001, with the final payment conditioned upon confirmation of the Plan. Parts II, III, and IV cover key employees related to certain project work currently underway by the Debtors. Key employees covered under Part II will receive two equal payments made six months apart, beginning in September, 2001. Key employees covered under Part III will receive one payment in September, 2001. Key employees covered under Part IV will receive a lump sum payment in November, 2001. Under Part V, certain RE&C executives who are currently employed by the Debtors will receive the remaining two of three scheduled payments in July, 2001 and July, 2002. The first of the three scheduled payments was made in June, 2000 pursuant to a program designed by Raytheon to retain key RE&C executives after the acquisition of the RE&C Businesses. The maximum aggregate amount to by paid out under the Retention Program is $31,894,252.

                  The Severance Program is necessary in order to ensure that employees will not be terminated without receiving some compensation in the form of severance. Under the Severance Program, the Debtors (i) may enter into severance agreements with employees hired to replace officers who previously had severance agreements and (ii) continue a severance program that was instituted prior to the Petition Date (the "Prepetition Severance Program"), assuring employees that any severance claims they may hold will be accorded postpetition administrative status. The Prepetition Severance Program began in March, 2001 and continues through December, 2002 and under its terms, a participant receives severance benefits if such participant suffers a decrease in pay or is forced to make an unacceptable relocation. The maximum aggregate amount of payments that could theoretically be required to be made under the Severance Program is $24,432,464, with limitations on the amount that can be paid prior to the Effective Date of the Plan.

                  In addition, on the Petition Date, the Debtors filed a motion (the "PTO Motion") to continue a certain prepetition employee benefit program as modified, through which employees accrued paid time off ("PTO") during each pay period that could be used (subject to supervisory approval) for vacation, sick leave, bereavement, religious observances and certain other purposes (the "PTO Program"). Eligible employees may also buy or sell up to 40 hours of future PTO annually. Unused PTO carries over from year to year and can accrue up to a maximum of 12-20 weeks depending on the employee's length of service. Additionally, under the PTO Program, an eligible employee is entitled to payment of accrued paid time off upon termination.

                  The Debtors believe that continuation of the PTO Program is essential to the continued employment, active participation, and dedication of the Debtors' employees who possess the knowledge, experience and skill to support the Debtors' business operations. The Debtors estimate that, as of the Petition Date, accrued unpaid PTO aggregates approximately $42.7 million or approximately $4,528 per employee. The PTO Motion was approved by the Bankruptcy Court on June 13, 2001.

         2. INTERIM ARRANGEMENTS REGARDING RED OAK AND ILIJAN PROJECTS - The Red Oak project is a construction project in Sayerville, NJ, for the construction of a combined cycle electric generating plant (the "Red Oak Project"). The Ilijan project is a construction project in the Republic of Philippines, for the construction of a natural gas-fired generating plant (the "Ilijan Project"). Both projects were acquired as part of the RE&C Businesses Acquisition, and the Company's performance under both the Red Oak Project and the Ilijan Project is guaranteed by Raytheon pursuant to guarantees executed at the inception of the projects.

                  The Ilijan Project and Red Oak Project are projected by the Company to be cash flow negative for the Company after the Petition Date. Due to budgetary constraints under the DIP Facility, the Company could not make further expenditures for costs and expenses on the Ilijan Project or the Red Oak Project unless and until the project owners, Raytheon and the DIP Lenders agreed to an arrangement that would allow the Company to continue work on the projects but would reform the structure of payments to be cash-flow neutral to the Company.

                  Accordingly, on May 22, 2001, the Debtors, the DIP Lenders, Raytheon, and the respective Red Oak and Ilijan Project owners, reached interim agreements that allowed the Company to continue work on those projects on a cash-flow neutral basis. With respect to the Ilijan Project, the project owner agreed to make remaining contract payments to Raytheon and the Debtors' partner on the project, (Mitsubishi), rather than the Debtors. The Debtors, in turn, are paid by Raytheon and Mitsubishi weekly in advance for estimated costs and expenses on the project. All parties' respective rights to assert claims against one another arising out of the prepetition contracts, are fully preserved. This interim agreement currently expires on July 27, 2001, and a longer-term agreement, on substantially similar terms, is under negotiation.

                  With respect to the Red Oak Project, the interim agreement reached provides for the project owner to make certain specified payments to the Company. The Company has agreed to segregate those funds and utilize them only for costs and expenses incident to the Red Oak Project, and to use no other funds for the project. As of the date hereof, this agreement extends through approximately August 3, 2001, and is expected to be extended. A longer-term arrangement is subject to pending negotiations. In addition, before the Petition Date, a letter of credit was issued under the Prepetition Senior Secured Credit Facility for the benefit of the project owner, to secure the Company's performance. Prior to the Petition Date, that letter of credit was drawn in the amount of approximately $95 million. The Prepetition Secured Lenders have asserted that the letter of credit should have been drawn in the amount of $82 million based on information provided to the Prepetition Secured Lenders by the Company. The Company disputes that contention. All parties' rights with respect to this issue, as well as any other claims arising out of the prepetition contracts for the Red Oak Project, have been fully preserved.

                  These agreements allow the Company to continue working on the Red Oak and Ilijan Projects and to pay all employees, vendors and subcontractors in the ordinary course of business. At this time, there can be no assurance that long-term agreements for the continued performance of these projects by the Company and funding to the Company for that performance will be able to be reached.

         3. EXTENSION OF TIME TO ASSUME OR REJECT UNEXPIRED LEASES - Given the size and complexity of these Chapter 11 Cases, the Debtors determined that they will be unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed in section 365(d)(4) of the Bankruptcy Code. Accordingly, the Debtors sought an extension of the time by which the Debtors must assume or reject leases of nonresidential real property, which extension was granted by the Bankruptcy Court on July 9, 2001, and expires on the earlier of (i) November 15, 2001 or (ii) the effective date of any confirmed plan of reorganization in these Chapter 11 Cases. All such leases will be assumed under the Plan, except for those leases specified on SCHEDULE 6.3 of the Plan. SEE
                  SECTION VI.M.1.

         4. POSTPETITION BONDING FACILITY - The ability of a contractor to be awarded many types of construction projects depends upon the ability to have issued payment, performance and other types of bonds for the benefit of the project owners. The Debtors have outstanding many such bonds on existing projects, and need to be able to issue more of such bonds to be in a position to procure new contract awards and thus preserve and maximize the value of these estates.

                  Bonding companies are sureties, and they expose themselves to significant financial risks when they issue a bond. If the principal to the construction contract defaults, the surety is required to perform the contract in place of the principal pursuant to the terms of the bonds. Under surety law, the surety essentially becomes the owner of future monies to be paid under the contract by the project owner; however, despite that protection, completion of a defaulted project may be at a substantial loss to the surety, because it bears all bonded costs and expenses of completion of the project. The surety has claims for its losses against the defaulting contractor.

                  As a result, any surety cautiously screens applicants to minimize its potential exposure. Such screening obviously includes an examination of the principal's financial health. Not surprisingly, sureties are reluctant to incur bonding risk for a Chapter 11 debtor. The Debtors are not aware of any instance where a Chapter 11 debtor that is a large construction company has been able to obtain significant bonding capacity while in bankruptcy.

                  In order to attempt to maintain and maximize value to the greatest extent possible under the circumstances, the Debtors began negotiations with one of their principal existing sureties, Federal Insurance Company (with its affiliates, "Federal"), to be able to have new bonds issued during the Chapter 11 Cases. The Debtors believe that the ability to do so, if obtained, would greatly increase the chances to be awarded new projects during the Chapter 11 Cases, to the ultimate benefit of all creditors.

                  As a result of these efforts, on June 8, 2001, the Debtors filed a motion (the "Federal Motion") seeking approval of a term sheet with Federal and to enter into a bonding facility (the "Federal Bonding Facility") consistent therewith. The Federal Motion was approved be the Bankruptcy Court on July 9, 2001. The Federal Bonding Facility essentially provides for the issuance of up to $100 million of new bonds for Company projects. The Federal Bonding Facility also contemplates additional bonding for new projects of joint ventures in which the Company participates. Provisions for the replacement of certain existing Federal bonds are also included.

                  The Federal Bonding Facility requires the Debtors to pay various fees and expenses to Federal including a $1.5 million commitment fee and a 1% fee on the amount of new bonds issued. Letter of credit and/or Cash collateralization of all stand-alone Company bonds in amounts averaging approximately 40% of the face amount of the bond is also required, with such collateral securing all new bond obligations as a pool.

                  Further, the Federal Bonding Facility requires (i) that the Debtors grant liens on certain assets to secure obligations to Federal; (ii) the assumption of certain prepetition contracts under section 365 of the Bankruptcy Code; and (iii) that the Bankruptcy Court deem all Claims of Federal under bonds outstanding as of the Petition Date to be administrative priority claims under Section 503 of the Bankruptcy Code.

                  The Federal Bonding Facility remains subject to agreement on final documentation by the Debtors, Federal, the DIP Lenders and the Creditors' Committee.

F.       APPOINTMENT OF AN EXAMINER

                  On May 25, 2001, Mitsubishi filed a motion seeking appointment of an examiner under section 1104 of the Bankruptcy Code (the "Examiner Motion"). Mitsubishi requested that the examiner be appointed to conduct an investigation of, in essence, all of the Debtors' prepetition financial affairs.

                  On June 7, 2001, the Debtors filed a response to the Examiner Motion. The Debtors did not believe that appointment of an examiner would be in the best interests of the Debtors' estates. Section 1104 of the Bankruptcy Code, however, has been held by some courts to require appointment of an examiner under certain circumstances if requested by a party in interest.

                  As discussed in SECTION IV.C, the Debtors believe that an expeditious completion of these Chapter 11 Cases is critical to preserving the Debtors' ongoing concern enterprise value. As a result, the Debtors concluded not to contest appointment of an examiner, to avoid the potential for delay if the Debtors were to litigate the Examiner Motion on its merits.

                  At a hearing conducted on June 13, 2001, the Bankruptcy Court directed the United States Trustee to appoint an examiner. Mr. Jeffrey Truitt of KPMG, and KPMG were appointed as examiners pursuant to an order entered by the Bankruptcy Court on June 28, 2001. The examiner is expected to file a report regarding the events leading to the commencement of the Chapter 11 Cases on or about August 22, 2001.

G.       NEGOTIATIONS AND AGREEMENT WITH MR. WASHINGTON

                  Mr. Washington has been Chairman of WGI since September, 1996. He has a long history of involvement in the construction industry, and has been instrumental in the operating success of the Company. Mr. Washington indicated that he was interested in continuing his involvement with the Company, subject to agreement on compensation to be provided for his ongoing services. The Steering Committee for the Prepetition Lenders and the Debtors believe that Mr. Washington's continued commitment to the Company, both in terms of active participation in its management, as well as through ongoing economic investment, will be highly beneficial to the Company's future prospects.

                  As a result, shortly after the Petition Date, the Steering Committee for the Prepetition Secured Lenders and Mr. Washington began negotiations regarding Mr. Washington's continued involvement with the Company during and after the Chapter 11 Cases. Mr. Washington's current equity stake in the Company - his ownership of Old Common Stock - will be cancelled under the Plan. Mr. Washington expressed, in those negotiations, his position that a condition to his willingness to continue to serve on the WGI's Board of Directors and allow the Company to utilize the "Washington" name and trademark, was dependent upon reaching agreement on the terms and conditions for consideration to be provided to him in exchange.

                  The result of those negotiations is an agreement (the "Washington Agreement"), which is embodied in the Plan. The Washington Agreement is comprised of the following components:

         1. GRANT OF WASHINGTON STOCK OPTIONS - On the Effective Date, Mr Washington will be granted options to purchase New Common Shares (the "Washington Stock Options"). The Washington Stock Options will consist of three (3) tranches of options as follows:

                  a. The "Tranche A Washington Options" will be options to purchase New Common Shares consisting of five percent (5%) of the New Common Shares outstanding, on a fully diluted basis, with a per share strike price calculated based upon an assumed total enterprise value for Reorganized WGI and its subsidiaries of $300 million MINUS "Funded Debt" (as defined below). The Tranche A Washington Options will have a term expiring on the fifth (5th) anniversary of the Effective Date.

                  b. The "Tranche B Washington Options" will be options to purchase New Common Shares consisting of five percent (5%) of the New Common Shares outstanding, on a fully diluted basis, with a per share strike price calculated based upon a total enterprise value for Reorganized WGI and its subsidiaries of $550 million MINUS Funded Debt. The Tranche B Washington Options will have a term expiring on the fifth (5th) anniversary of the Effective Date.

                  c. The "Tranche C Washington Options" will be options to purchase New Common Shares consisting of five percent (5%) of the New Common Shares outstanding, on a fully diluted basis, with a per share strike price calculated based upon an assumed total enterprise value for Reorganized WGI and its subsidiaries of $720 million MINUS Funded Debt. The Tranche C Washington Options will have a term expiring on the seventh (7th) anniversary of the Effective Date. A sample calculation of the strike price for the Washington Stock Options is set forth on SCHEDULE 5.15(b) to the Plan.

                  The Tranche A Washington Options, Tranche B Washington Options and Tranche C Washington Options will each vest in three (3) equal installments on each of the Effective Date and the first two (2) anniversaries of the Effective Date (if Mr. Washington is Chairman of the Board on such date); PROVIDED THAT, all such options will vest immediately upon Mr. Washington being removed as Chairman of the Reorganized WGI Board of Directors involuntarily, including through the failure to be renominated to the Board.

                  For purposes of calculating the per share strike price for the Washington Group Options, "Funded Debt" will be determined as of the Confirmation Date and includes the amount of funded debt outstanding immediately after the Effective Date incurred to repay or retire outstanding obligations under the DIP Facility. Funded Debt shall be subject to adjustments, if necessary, to reflect a normalized level of working capital ("NLWC"). The NLWC will be determined by the financial advisors to the Debtors and the Prepetition Secured Lenders, and shall be set forth in the Confirmation Order. The NLWC will be such working capital as would be normal and customary for the Debtors' businesses as they exist at the time consistent with industry standards, the Debtors' past experience and benchmarking. The NLWC will be consistent with past practices and will neither accelerate nor defer cash receipts by, among other things, modifying billing cycles or the timing or terms of the collection of receivables or dividends from joint ventures. The Debtors will continue their historical cash management procedures including issuing letters of credit for retainage on accounts receivable collections. The NWLC will also adjust for any acceleration or deferral of cash disbursements including, among other things, modifying normal payment terms or timing of accounts payable, prepaying for services, pre-funding or deferring pension contributions or permitting substantial retainer payments or having cash balances higher or lower than customary. Funded debt and NLWC will be adjusted to exclude the impact of (A) the consolidation of previously unconsolidated investments,
                  (B) acquisitions or dispositions of assets for fair value outside the normal course of business, (C) other transactions which would not be expected to modify enterprise value and (D) acquisition or disposition of fixed or other assets outside the ordinary course of business.

         2. EARLY VESTING OF WASHINGTON STOCK OPTIONS - If, prior to the Effective Date, the Debtors enter into any agreement to sell more than twenty-five (25%) of the value (based upon revenue) of any business unit of the Debtors (excluding the Petroleum & Chemical business unit and the Mining division), (a) all of the Washington Stock Options will be issued and become fully vested on the Effective Date, (b) the Debtors will accept Mr. Washington's resignation from the Board of WGI and (c) the Debtors shall not utilize the Washington name or trademark after the Effective Date (following a reasonable period of transition).

         3. PAYMENT UPON SALE OF ASSETS - If, prior to or as of the Effective Date (whether pursuant to a plan or reorganization or otherwise) substantially all of the assets of the Debtors are sold, Mr. Washington will receive a payment, in cash, in an amount equal to (i) the amount by which the aggregate net proceeds from such asset sales (including an adjustment for liabilities assumed, if any, in excess of the NWLC) (the "Sale Proceeds") exceed $300 million multiplied by .05, plus (ii) the amount by which the Sale Proceeds exceed $550 million multiplied by .05, plus (iii) the amount by which the Sale Proceeds exceed $720 million multiplied by .05. A sample calculation is attached as Schedule 5.15(b) to the Plan.

         4. VALUATION OF WASHINGTON STOCK OPTIONS - Lazard has valued the Washington Stock Options, based on a Black-Scholes analysis, to be between $ 35 million and $40 million. Neither the Creditors' Committee nor other parties in interest have reviewed such valuation and reserve their rights to object to such valuation.

         5. BOARD, MANAGEMENT AND RELATED MATTERS - Mr. Washington will remain as Chairman of the Board of Directors of WGI. The Board of Directors of Reorganized WGI will be comprised of nine (9) directors. Mr. Washington will be Chairman of the Board of Directors of Reorganized WGI without compensation for at least two (2) years after the Effective Date so long as desired by the Board. Mr. Hanks and Mr. Batchelder will also be appointed to the Board of Directors of Reorganized WGI. The remaining six (6) directors will be selected by the Prepetition Secured Lenders. SEE SECTION VI.J.1. In addition, pursuant to the Washington Agreement, the Plan provides for the continuation of benefit arrangements for Mr. Washington in existence as of the Petition Date, such as expense reimbursement practices and ongoing indemnification rights.

         6. PARTICIPATION IN THE DIP FACILITY - Under the Washington Agreement, Mr. Washington became a DIP Lender under the DIP Facility with a commitment of $10 million. As a DIP Lender, Mr. Washington participates in the DIP Facility on the same terms as all other DIP Lenders; PROVIDED THAT, Mr. Washington does not participate on lender calls and may not vote on matters requiring 100% DIP Lender approval.

         7. PERMITTED ACCUMULATION OF ADDITIONAL EQUITY - Pursuant to the Washington Agreement, the Articles of Incorporation and Bylaws of Reorganized WGI will be amended to permit Mr. Washington to acquire (directly or indirectly) up to 40% of the New Common Stock outstanding, on a fully diluted basis, assuming the exercise of the Washington Group Stock Options. SEE SECTION VI.E.3.

                  The Creditors' Committee and certain other parties in interest have asserted that the Plan violates the absolute priority rule of section 1129(b)(2)(B)(ii) of the Bankruptcy Code and two Supreme Court decisions because, if Class 7 votes against the Plan, under the Washington Agreement, Mr. Washington will receive despite the rejection of Class 7, a distribution of options to acquire New Common Shares and other benefits. The Debtors and the Prepetition Secured Lenders dispute this assertion and assert that the consideration to be provided to Mr. Washington is being provided solely in connection for future services to be rendered, and that he is not receiving or retaining any property under the Plan on account of his Old Common Stock, and that as a result, neither the absolute priority rule nor any Supreme Court decision is violated by the Plan whether or not Class 7 votes against the Plan.

H.       SUMMARY OF CLAIMS PROCESS AND BAR DATE

         1.       SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS

                  The Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the "Schedules and Statements") with the Bankruptcy Court on June 29, 2001. Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date, based upon the Debtors' books and records. The Schedules and Statements are consolidated for all Debtors, as authorized by order of the Bankruptcy Court.

         2.       CLAIMS BAR DATE AND PROOFS OF CLAIM

                  On June 15, 2001, the Debtors filed a motion with the Bankruptcy Court to establish the general deadline for filing proofs of claim against the Debtors by those creditors required to do so (the "Bar Date"). On June 21, 2001 the Bankruptcy Court established the Bar Date as August 27, 2001. The Bankruptcy Court's order establishing the Bar Date (the "Bar Date Order") requires that the Debtors' Claims Agent provide notice of the Bar Date by mailing: (i) a notice of Bar Date; (ii) a proof of claim form; and (iii) a notice of either unliquidated, contingent and/or disputed claim or liquidated, non-contingent and undisputed claim upon the requisite persons or entities. The Bar Date and the Debtors' completion of their preliminary review of all Claims filed is anticipated to be completed after the Confirmation Date.

                  Based upon a review of their books and records, the Debtors believe that the aggregate amount of Claims classified in Class 7 that will become Allowed Claims is in the range of $650 million to $1.1 billion. These Claims include (a) approximately $313 million of Claims under the Old Notes, (b) the Lender Deficiency Claims and (c) Claims arising primarily out of pending litigation and other contingent and/or disputed Claims in amounts estimated to be between $250 to $700 million. While the Debtors have endeavored to estimate the amount of Claims that will ultimately be Allowed in Class 7 based upon evaluations of such Claims and historical results of litigation and settlements, many such Claims are contingent, unliquidated and/or disputed and thus the amount that will ultimately be Allowed with respect to such Claims is highly speculative. Moreover, the Bar Date has not yet occurred, and thus the Debtors cannot know the amount of Claims that will ultimately be filed by creditors.

                  Under section 502(b)(9) of the Bankruptcy Code, governmental units have until 180 days after the commencement of a case to file proofs of claim. Accordingly, the Bar Date for governmental units in these Chapter 11 Cases is November 12, 2001. That date has not yet occurred and thus the Debtors cannot know the amount of Claims that will be ultimately filed by governmental units. Certain governmental units have indicated that they intend to file Claims in excess of $200 million, which the Debtors may dispute in whole or in part.

                  Finally, Raytheon has indicated that it will assert substantial Claims, which, to the extent Allowed and not subordinated, will be classified as Class 7. SEE SECTION VI.C.4 and APPENDIX D. While the Debtors intend to dispute the allowance of any Claims asserted by Raytheon on many grounds, including that the incurrence by the Debtors of indemnity obligations to Raytheon was a fraudulent transfer that is avoidable under applicable sections of the Bankruptcy Code, there can be no assurance that such efforts will be successful.

The Debtors' estimate of the amount of Claims in Class 7 does not include any Claims asserted by Raytheon. SEE SECTION V.I.1.

I.       SUMMARY OF MATERIAL LITIGATION MATTERS

                  During the Chapter 11 Cases to date, the Debtors commenced or were involved in a number of lawsuits. In addition, the Debtors are investigating other potential causes of action arising out of transactions involving Raytheon and other third parties.

         1.       CLAIMS AGAINST RAYTHEON

                  On March 8, 2001, WGI filed suit against Raytheon and RECI alleging fraud and seeking rescission and, alternatively, unspecified damages and specific performance for breach of the Stock Purchase Agreement in the Idaho Court. For a description of the Raytheon transaction and its effects upon the Debtors, see SECTION III.A and SECTION IV.A. The Debtors believe Raytheon suppressed information that would lead a potential purchaser to discern the magnitude of the significant adverse problems facing the RE&C Businesses. During the course of negotiations and due diligence, Raytheon presented historical data, audited and unaudited financial statements, and projections that portrayed a healthy company with strong earnings potential going forward.

                  The Debtors believe that the Company's due diligence was hampered by Raytheon's deliberate withholding of what later turned out to be material information by Raytheon limiting WGI's access to selected individuals, who Raytheon knew were not the key individuals, and by Raytheon permitting site visits to only a limited number of projects. Due diligence was further hampered by Raytheon's intentional misrepresentations about material facts with respect to projects, as well as the company's historical financial statements and financial projections. The Debtors believe that, throughout the period of due diligence, and, in fact, through the closing of the transaction, Raytheon continued to misrepresent the accuracy of the forecasted EBITDA potential of the RE&C Businesses by, among other things (i) refusing to permit the RECI Subsidiaries' project management to recognize material, known, cost growth on projects (thereby retaining false profit or low loss forecasts); (ii) violating Generally Accepted Accounting Principles by inflating revenue through unrealistic assumptions regarding expected claims recovery, which expectations were not achievable and which quickly had to be reversed by WGI; (iii) increasing EBITDA by assuming unrealistic expense reductions (e.g., removing training, facility and salary costs) which were vital to an on-going sustainable business; and (iv) by failing to take into account overhead under absorption rates in several facilities, all the while representing to WGI that projected EBITDA from ongoing RE&C Businesses' operations would be at least $140 million annually. Additionally, Raytheon justified limiting due diligence by representing that any discrepancies in the valuation of assets would be cured post-closing by virtue of a purchase price adjustment provision that was included in the Stock Purchase Agreement.

                  As a result of its continuing post-acquisition in-depth review of the RE&C Businesses assets acquired, the Debtors believe that Raytheon management consistently engaged in inappropriate accounting practices and intentional earnings manipulation by overstating revenue, understating costs, avoiding recognition of losses and thereby severely overstating profits and understating losses on numerous projects.

                  WGI's suit sought a preliminary injunction and specific performance of the purchase price adjustment provision of the Stock Purchase Agreement, as well as unspecified damages or recision as a result of alleged fraud. Raytheon moved to dismiss the suit (the "Motion to Dismiss") or, in the alternative, stay the suit in lieu of an arbitration proceeding that it had previously commenced. The Idaho Court denied the Motion to Dismiss, but stayed that portion of WGI's complaint relating to the fraud allegations. The Idaho Court allowed WGI's causes of action relating to specific performance to proceed, however, and hearings were held on May 2nd and 3rd, 2001 on WGI's specific performance claims. The Idaho Court ruled in favor of WGI and issued a mandatory injunction ordering Raytheon to produce those documents required to start the purchase price adjustment process. By Order dated June 1, 2001, the Idaho Court further ordered that Raytheon produce an audited and/or unaudited balance sheet and other related documents required under the Stock Purchase Agreement by June 5, 2001 and appointed William Palmer & Associates as an independent accounting firm to assist in resolving disputes in the purchase price adjustment process. Raytheon produced an unaudited April 30, 2000 balance sheet and a cut-off date balance sheet on June 5, 2001. WGI responded to those documents on June 29, 2001. WGI and Raytheon are required to present materials to the independent accountant supportive of their respective positions on or before July 30, 2001.

                  On or before August 3, 2001, the Debtors will commence an Adversary Proceeding against Raytheon and its subsidiaries in the Bankruptcy Court under applicable sections of the Bankruptcy Code, seeking to, among other things, recover transfers and avoid obligations that the Debtors believe constitute fraudulent transfers. The Adversary Proceeding is expected to allege, among other things, that Raytheon was the transferee or beneficiary of numerous transfers that are avoidable under sections 544, 547, 548 and 550 of the Bankruptcy Code. That Adversary Proceeding will also seek to avoid as a fraudulent transfer the incurrence of any obligations to Raytheon under the Stock Purchase Agreement or related documents, such as indemnity obligations asserted by Raytheon. The Debtors believe that these claims have substantial merit and will be asserted in amounts aggregating hundreds of millions of dollars. The Debtors expect

Raytheon to dispute all asserted claims against it, to assert hundreds of millions of dollars in claims against the Debtors, and to take the position that it is entitled to vote on the Plan as a Class 7 creditor. SEE APPENDIX D for a statement of position by Raytheon.

                  Section 502(d) of the Bankruptcy Code provides, among other things, that any claims of an entity (a) from which property is recoverable under section 550, or (b) that is a transferee of a recoverable transfer, shall be disallowed. Accordingly, the Debtors believe and intend to take the position that (i) any claims that might be asserted by Raytheon or its subsidiaries against the Debtors must be disallowed unless and until Raytheon and its subsidiaries pay the amounts for which the Debtors assert they are liable on account of, among other things, fraudulent transfers, and (ii) Raytheon and its subsidiaries are not entitled to vote on the Plan on account of any such claims they might assert against the Debtors. The Bankruptcy Court has set a hearing to estimate Raytheon's alleged Claims for voting purposes only, for August 28, 2001, in accordance with Bankruptcy Rule 3018. There can be no assurance as to the amount of claims (if any), the Bankruptcy Court will allow Raytheon for voting purposes.

                  As described in SECTION VII.B, all Company claims against Raytheon and its subsidiaries, including those described above, will be transferred to the WGI Creditor Trust, which will be funded with $20 million to pursue such claims.

         2.       MITSUBISHI LITIGATION

                  On May 14, 2001, the day the Debtors commenced the Chapter 11 Cases, Mitsubishi filed an ex parte motion (the "Prohibition Motion") under section 363(e) of the Bankruptcy Code, together with supporting memorandum, affidavits, and discovery materials, with the Bankruptcy Court to prohibit the Debtors' use of $191,230,825 paid to the Debtors by Sithe relating to two power plant projects in Massachusetts. On the Petition Date, the Debtors' cash on hand was approximately $11 million.

                  Mitsubishi, a member of the Creditors' Committee, is a vendor that sold equipment to the Debtors in connection with the Sithe projects pursuant to agreements signed by RE&C and later assumed by WGI. Mitsubishi asserts a substantial claim for the unpaid balance owed for the equipment.

                  In the Prohibition Motion, Mitsubishi sought to collect payment on its claim by impressing current and future cash of the Debtors with a trust arising under New York lien law, agency law, the doctrine of earmarking, and constructive trust theories. Mitsubishi also sought an accounting of funds received from the Sithe projects and adequate protection of its interests in the Sithe payments. Pending final resolution of this litigation, the Debtors agreed to maintain minimum cash balances of approximately $11 million.

                  Payment of the Mitsubishi's claim has been fully guaranteed by Raytheon pursuant to guarantees executed at the inception of the Sithe projects. Indeed, the Debtors believe that approximately $135 million has already been paid to Mitsubishi and substantially all of the balance is anticipated to be paid in the near future.

                  The Debtors contested the validity of Mitsubishi's claims, as set forth in detail in the pleadings filed by the Debtors in the Chapter 11 Cases, on numerous legal and factual grounds. On June 13, 2001, the Bankruptcy Court denied the Prohibition Motion and related requests by Mitsubishi in their entirety. On June 20, 2001, Mitsubishi filed a notice of appeal regarding the Bankruptcy Court's decision, which appeal is pending. Mitsubishi also applied to the district court for a stay of Judge Zive's ruling pending appeal. Washington opposed the application but agreed to maintain minimum cash balances of approximately $11 million through July 31, 2001 to allow time for the district court to rule on Mitsubishi's application. Mitsubishi's application for a stay pending appeal was granted by the district court on July 19, 2001.

                  Mitsubishi has also asserted that it has certain claims against certain of the Debtors' officers and directors as a result of the dissipation of such trust funds. The Debtors dispute that Mitsubishi has any valid claims against any officer or director, but no officer or director is receiving a discharge or release of any non-derivative, direct creditor claim under the Plan. SEE SECTION VI.H. Officers and directors' rights to be indemnified be the Debtors, are being assumed under the Plan and thus if the Plan is confirmed will be obligations of the Reorganized Debtors. SEE SECTIONS VI.H AND VI.J.4.

J.       FOREIGN ACTIONS

                  On May 29, 2001, Washington International B.V., a Netherlands company and indirect wholly owned subsidiary of WGI, which is not a Debtor in these Chapter 11 Cases, was granted a provisional suspension of payment by the District Court of s-Gravenhage, the Netherlands, which provisional suspension of payment imposes a moratorium on non-preferential and unsecured creditors' claims as of the date of the suspension. This entity will be liquidated during 2001. The Debtors do not believe that this has had or will have a material impact on the Debtors or the Reorganized Debtors.

K. MOTION OF THE CREDITORS' COMMITTEE TO TERMINATE THE DEBTORS' EXCLUSIVE PERIOD TO FILE AND SOLICIT ACCEPTANCES OF THE PLAN

                  On July 5, 2001, the Creditors' Committee filed a motion to terminate the Debtors' exclusive period under section 1121(b) of the Bankruptcy Code to file a reorganization plan and to obtain its acceptance (the "Exclusivity Motion"). The Creditors' Committee has asserted a number of grounds in support of the Exclusivity Motion, each of which is contested by the Debtors. The Debtors do not believe that there are sufficient grounds to terminate their exclusive periods to file and solicit acceptances of the Plan. The Bankruptcy Court conducted a hearing on the Exclusivity Motion and the Debtors' objection thereto on July 24, 2001. The Exclusivity Motion was continued by agreement until September 6, 2001. If the Exclusivity Motion is granted, other parties in interest, including the Creditors' Committee, would have the right to file competing reorganization plans.

L.       DEVELOPMENT AND SUMMARY OF THE BUSINESS PLAN

                  With the assistance of their financial advisors, investment bankers and legal counsel, the Debtors have developed a long-term Business Plan. A summary of the principal components of the Business Plan, and a description of the principal assumptions underlying the Business Plan, is set forth below.

                  Attached to the Disclosure Statement as Appendix C are the Projections for the Debtors on a consolidated basis through fiscal 2004, based upon the Business Plan. These projections have not been reviewed nor commented on by the Creditors' Committee and other parties in interest.

         1.       SUMMARY OF THE BUSINESS PLAN

                  Reorganized WGI will continue to be a leading international provider of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to the world's largest manufacturers, power companies and utilities and industrial companies. Reorganized WGI will have four operating divisions:

                  POWER (Princeton, NJ) - will provide design, new construction and plant retrofit services to domestic and international power generating customers, including utilities and independent power producers.

                  INFRASTRUCTURE & MINING (Boise, ID) - will provide heavy civil engineering services and serves as a general contractor for infrastructure projects in the transportation (bridges, highways, mass transit), marine and air (ports and terminals) and water resources (reservoirs, hydroelectric, pipelines) markets.

                  GOVERNMENT (Aiken, SC)- will provide technical services to United States Department of Energy ("DOE") and United States Department of Defense ("DOD"), such as environmental clean-up, chemical demilitarization and nuclear fuel reprocessing. These services include the design, construction, management and operation, dismantling, decommission ing and closure of government facilities.

                  INDUSTRIAL/PROCESS (Cleveland, OH) - will provide design/engineering, procurement and construction services, in addition to consulting services, to Fortune 500 companies in the general manufacturing, food and beverage, pharmaceutical, technology, pulp and paper and other markets. The current Petroleum & Chemicals group will be merged with the Industrial/Process group.

                  The Business Plan contemplates a number of strategic actions, the most significant of which are:

                  o Fully integrating Old MK, the Westinghouse Group and the RE&C Businesses into the four divisions, Power, Infrastructure, Government and Industrial/Process, to maximize business development, improving profitability and maintaining a positive work environment for the employees of Reorganized WGI.

                  o Concentrating the Company's efforts on the higher profit, higher profile projects that will provide the most value to the Company's stakeholders.

                  o Focusing on developing the business across North America with select pursuit of global opportunities during the short term and expanding Reorganized WGI's global presence over the long term.

                  o Restructuring the business groups to be organized by function (market/industry/client) rather than geographic location.

                  o Creating a disciplined and profit oriented business mindset driven by a professional sales organization with the ability to provide project finance capability where needed and ultimately expanding project financing capability to program development.

                  o Revamping information technology ("IT") systems and process in order to affect savings and generate online data.

                  o Changing cost structure to realize significant overhead savings.

                  o Consolidating or closing overlapping/unprofitable offices and expanding the focus on client reimbursed outlying project offices. In addition, reducing annual real estate costs of $60 million to $40 million.

                  o Establishing operation centers in the Northeast Corridor, the Midwest and the West for shared services (i.e. Finance, Administration, Human Resources, Legal and IT) and common engineering, procurement and cost scheduling services.

                  WGI management believes that Reorganized WGI will emerge from chapter 11 with significant opportunities for growth in each of its four divisions. The growth opportunities for each of the four divisions of Reorganized WGI, together with the strategic initiatives contemplated by Reorganized WGI to realize such growth opportunities, are summarized below.

                  a.       POWER

                           (i) Growth Opportunities - The Debtors believe that the power group ("Power") has many opportunities for growth as a result of the following:

                                    ANTICIPATED ENERGY SHORTAGE - Currently, demand for electricity outpaces the growth in supply. Management believes that the global market for Power's construction services could exceed $30 billion by 2010. Power provides a platform for Reorganized WGI to take advantage of the most favorable power market in two decades.

                                    STRENGTHENING OF SERVICES INDUSTRY - The recent mergers and acquisitions activity and the divestitures of utility assets to private power generators will bring about a wave of outsourcing possibilities for Power. Alliances are key to the outsourcing market for nuclear services, integrated design, maintenance and component replacement. Additionally, Power is one of two primary contractors for steam generator replacements, an expanding market due to the rise in nuclear plant life extensions.

                                    POWER'S EXTENSIVE, INTEGRATED CAPABILITIES -
                                    Power offers an extensive, integrated array of services in all stages of a power project, including design and engineering, construction, operation and maintenance, closure and decommissioning. The appeal of one-stop shopping also helps Power develop long-term relationships with customers. Power's full-service approach allows it to bid for and complete the most complex jobs. Power's large technical base of engineers provides instant capability for the largest, most complex projects and an engineering capacity few competitors can match. Additionally, Power is well situated to benefit as more project owners turn to the design-build and turnkey concepts of developing projects to improve the quality of execution, speed of delivery, cost effectiveness and enhancement of contractor accountability.

                                    MARKET REPUTATION - As the fourth largest engineering, construction and operations and maintenance company in the power business, Power is uniquely positioned to take advantage of the recent upswing in the power market. Power maintains its leading market position by forging strong customer and partner alliances, by maintaining low cost engineering centers in Europe and Asia and by having readily deployable experienced turnkey project execution teams.

                                    SHIFT IN THE MARKETPLACE - As U.S.
                                    developers combine with owners of licensed project sites, Power has the opportunity to build a profitable backlog of new work very rapidly. With contractor resources in the U.S. near capacity, opportunities exist for negotiated contracts due to limited competition, multiple orders and increased margins. These opportunities are less risky than the lump sum, turnkey projects that have historically characterized the industry.

                                    POTENTIAL NEW PROJECTS - Power has
                                    substantial new project opportunities. Those opportunities highlight the importance of Power's technical expertise and full-service capabilities. Realization of the new project opportunities will effectuate the revenue growth projected by Power over the 2002 fiscal year.

                           (ii) Strategic Initiatives - Due to marketplace shifts, the power industry has become a seller's market. In a seller's market, projects are awarded based upon a contractor's record of performance and experience level. Power is poised to take advantage of this market dynamic and will pursue projects with the following characteristics: cost-reimbursable contracts, target/incentive pricing,
                                    "damages" limited to profit impact, and no guarantee of equipment performance.

                                    Additionally, Power is focusing on doing more work on a joint venture basis. By aligning with the proper joint venture partner, access to the bonding capacity becomes easier. Power will focus on developing partnerships/alliances with key customers to design and build multiple projects.

                                    Power's management is dedicated to reducing costs within the group. Cost cutting measures currently underway are expected to reduce general overhead costs from a fiscal 2000 level of $47 million to a projected run rate beginning in fiscal 2002 of $27 million.

                  b.       INFRASTRUCTURE AND MINING

                           (i) Growth Opportunities - The Debtors believe that Infrastructure and Mining ("I&M") is well positioned in the long term because it offers clients the most comprehensive range of services available in the business, including project conception, cost estimation, design/engineering and construction, as well as operations and maintenance. Opportunities for the segment are being driven by the following:

                                    TRANSPORTATION EQUITY ACT ("TEA") - In the highway market, the Company's management forecasts that industry fundamentals will be aided by the recently enacted TEA and is projecting growth of 8% annually. In this market, I&M has begun to focus itself more on design-build "mega" projects and less on smaller, highly competitive basic construction projects where small regional contractors can undercut I&M bids.

                                    AIRPORT EXPANSION - The airport market is another strategic focus for I&M, primarily due to the tremendous need for increased capacity. With the introduction of recent legislation, management expects this segment to grow at a rate of 10% annually. In this market, providing a full continuum of services (design, construction and operations and maintenance) distinguishes I&M from its competition.

                                    RAIL AND TRANSIT UPGRADES AND EXPANSION -
                                    The rail and transit market is also expected to grow at 8% in the coming years and offers strong opportunities for design and construction as well as operation and maintenance ("O&M") services. Moreover, there are few competitors who can provide the necessary services needed to complete the major projects without partnering.

                                    DEMAND FOR CONTRACT MINING SERVICES - Demand for contract mining services is currently being driven by rising coal prices. I&M's position is enhanced in this arena due to its ability to provide "cradle-to-grave" services that few other competitors can offer.

                           (ii) Strategic Initiatives - I&M is planning to take advantage of its ability to provide total project capabilities, including project development, financing, design-build and comprehensive service package by competing for high margin "mega" infrastructure projects. These "mega" projects, defined as having contract values in excess of $100 million, are generally unavailable to smaller engineering and construction firms that are unable to provide comprehensive capabilities. I&M will systematically reduce its emphasis on stand-alone construction and design services, refocusing these resources on more profitable, design-build projects. I&M will use its project presence in the Pacific Rim, Europe, and South America to expand its international opportunity base for large projects.

                                    Additionally, I&M is focusing on strategic joint ventures. By aligning with the proper joint venture partner, I&M will continue to be able to compete for a wide selection of the "mega" projects. Aligning with a joint venture partner allows for access to selected market niches and bonding required on most infrastructure projects.

                  c.       GOVERNMENT

                           (i) Growth Opportunities - The Debtors believe that the Government group ("Government") should benefit from its strong position in the marketplace and several factors that will provide Government with significant opportunities to grow. These factors include:

                                    INCREASING DOE BUDGET - Over the last three years, DOE budgets have grown by $1 billion. Trends in the DOE market are being driven by the need to replace the aging domestic infrastructure; national security enhancements; hazardous facilities operations (particularly at the DOE's national laboratories); integrated safety management improvements; and management of nonproliferation programs for materials and weapons of mass destruction (driven by international political pressure).

                                    GLOBAL DEMILITARIZATION -The Global
                                    Demilitarization market is expecting
                                    significant funding increases for
                                    demilitarization and countering nuclear, biological and chemical ("NBC") weapon threats. Approximately $11 billion of anti-terrorism funding will create the need for NBC knowledge, weapon effects, and emergency planning consulting. Additionally, global plutonium disposition treaties create several opportunities for Government, given its unique plutonium expertise.

                                    Government currently commands 70 percent of the chemical demilitarization market. Government manages four of six chemical demilitarization sites for the U.S. Army as well as a site in the Ukraine that is managed through a joint venture. This market is projected to continue to be strong, especially on the international front. Key prospects are the demilitarization of the former Soviet Union and the cleanup of World War II vintage chemical weapons in the Peoples' Republic of China. Government's excellent track record, technical expertise and geographic reach position it well to capture new business in unexploded ordinance/de-mining.

                                    RETIREMENT OF AGING NUCLEAR PLANTS -The
                                    Energy Information Agency estimates that approximately 40% of currently operating nuclear capacity will be retired by 2020. This phenomenon creates a tremendous opportunity for Government.

                           (ii) Strategic Initiatives - Government functions in all stages of the life cycle of a facility, including the design and engineering, construction, operation and maintenance, closure and decommissioning. Government is planning to take advantage of its ability to provide a broader service offering than any of its competitors by pursuing projects that many of its competitors cannot perform. These projects include managing complex facilities and working with dangerous materials in public arenas.

                                    Government will also exploit the opportunity develop and expand its commercial business division. The commercial business segment of the industry has substantial growth potential. Government intends to expand its relationship with the DOE and grow its demilitarization and DOD businesses. Additionally, as part of the overall asset disposition plan to improve liquidity, the Company is planning to sell its share of its electro-mechanical division.

                                    Restructuring Government will yield
                                    approximately $6 million in reduced annual overhead expenses. The savings will be generated primarily from reduction in the geographic "footprint" of the unit and personnel restructuring.

                                    Government is currently located in 19 cities throughout the United States in 39 leased facilities amounting to more than 500,000 square feet. The annual rental cost for such leases is approximately $7 million. As part of the restructuring process, the geographic "footprint" of Government will be reduced, resulting in approximately $1 million in annual savings in rental payments.

                                    A review of the Government Group's
                                    organizational structure is in process in an effort to determine the required resource load, and to exact efficiencies. Certain headcount reduction initiatives will be commenced, including attrition management; elimination of duplicate functions; and elimination of positions. It is anticipated that this review will result in annual savings of $2.75 million.

                                    Restructuring will yield additional
                                    administrative savings because of the
                                    reduced geographic "footprint" and through optimizing the organizational structure. Those savings will total approximately $2.4 million annually.

                  d.       INDUSTRIAL PROCESS

                           (i) Growth Opportunities - The Industrial Process group ("I/P") is focused on adding value for customers and becoming the engineering/contractor of choice. I/P's growth opportunities focus on the following:

                                    EXPANSION OF THE PORTFOLIO OF SERVICES
                                    PROVIDED TO EXISTING CUSTOMERS - I/P
                                    currently provides only specific services to their core customers. Significant opportunities exist to expand the services provided to its core customers. For example, a key growth market exists in the areas of operations and maintenance and facilities management. I/P has the unique advantage of operating in both a union and non-union mode, and its broad geographic base allows it to serve clients worldwide. I/P intends to initiate a strong "cross-selling" program with its key clients.

                                    CONTINUED EXCELLENCE AND EXPANSION IN
                                    EXISTING CORE MARKETS - Core markets of
                                    biotechnology/pharmaceuticals, automotive,
                                    chemical process, food & beverage/consumer products, and pulp and paper account for 70% of sales for I/P.

                                    BIOTECHNOLOGY/PHARMACEUTICAL MARKET - This market has the strongest growth potential. All of the major customers in this market are multinationals, and to be a key player in this market you must be able to serve customers in the United States, Puerto Rico and Ireland. I/P is ideally situated geographically to meet this demand, with core pharmaceutical capabilities in Philadelphia to cover the New Jersey concentration of clients and strong operating capabilities in Puerto Rico, London and County Cork, Ireland. Additionally, I/P's strong Validation Group helps open doors with new clients. With 275 employees and a 15% market share, I/P is the leader in biotechnology/pharmaceuticals validation services.

                                    AUTOMOTIVE MARKET - Opportunities in this market will be fueled by technology driven projects and a continuous stream of plant modifications and upgrades as new models are introduced.

                                    CHEMICAL PROCESS MARKET - In this market,
                                    DuPont has been an I/P alliance partner for over 15 years. In the Fall of 2000, I/P received its fifth consecutive "Governor's Safety Council Award" for outstanding safety performance at DuPont's Parkersburg, West Virginia plant site. I/P's overall safety record translates to lower labor insurance (Workers' Compensation) costs.

                                    FOOD AND BEVERAGE/CONSUMER PRODUCTS MARKET -
                                    This is another core market for I/P. Major customers in the market include Anheuser-Busch, Kraft and Pillsbury.

                                    PULP AND PAPER MARKET - With a strong
                                    position in this market, I/P stands to
                                    benefit the most among its key competitors as market fundamentals improve.

                                    FURTHER UTILIZATION OF THE CAPABILITIES AND
                                    RELATIONSHIPS ADDED BY RECENT ACQUISITIONS -
                                    The addition of Rust Constructors as part of the acquisition of RE&C has given I/P an immediate presence in the Southeast U.S. through its Birmingham, Alabama office. Rust Constructors' non-union labor gives I/P "double-breasted" labor capabilities and allows customers to rely on I/P's services regardless of a project's locality and specific laws. This creates opportunities for I/P as existing clients relocate or expand to the Southeast (a traditionally non-union labor market) where I/P has historically been unable to compete for projects.

                                    NATURAL GAS PROCESSING - Based on the
                                    projected increase in consumption of natural gas over the next decade, I/P should be able to exploit its strong position in this market.

                           (ii)     Strategic Initiatives - I/P is a
                                    relationship-oriented business based upon long-term alliances and partnerships. I/P is a service-oriented business with design/engineering, procurement, construction management, quality programs (testing), construction, facility management, O&M and validation performed on a cost-plus, risk-free basis.

                                    I/P plans on taking advantage of its breadth of services by providing "one-stop shopping" for its customers. This will allow I/P to build and expand on long-term customer relationships which forms the core of its business - 75% of I/P's revenues are derived from repeat customers. I/P also plans on differentiating itself through its "double-breasted" labor capability, mobility and expertise of its workforce and strong track record of execution.

                                    Currently, I/P's mix of work is split 85% domestic and 15% international (outside the continental U.S.). Domestically, I/P now has a very strong presence in the Southeast U.S. due to Rust Contractors. I/P plans on dominating the Southeast corridor of the U.S. market by leveraging Rust's market strength. I/P's strategy for international work is to grow with its U.S. and U.K.-based clients who are expanding their operations into other areas of the world.

                                    In terms of the integration of the Petroleum and Chemical division ("P/C") into I/P and as part of the overall asset disposition to improve WGI's liquidity, the Company plans to sell the Cambridge, Massachusetts Technology Center. After that disposition, the remaining business of P/C will primarily be a Denver-based natural gas processing activity. The natural gas processing division will be folded into the I/P group. This will result in annual G&A savings of approximately $7 million.

                  e.       CAPITAL STRUCTURE / BONDING AVAILABILITY

                  The Company has been and will continue to negotiate with surety companies to provide surety bonds during and after the Chapter 11 Cases. In order to obtain surety credit on a "normalized" basis, the surety companies have indicated that they will take several factors into consideration. They have indicated that they look at the following factors both alone and in conjunction with the status of the overall Company: (1) tangible net worth; (2) credit availability; (3) adequate working capital; (4) debt coverage; and (5) debt rating.

                  If the Company does not meet certain standards, the surety companies may limit bonding, require collateralization with letters of credit to support the issuance of new surety bonds, and charge higher than "normal" premiums.

                  Historically, the Company's bonding need has been approximately 10-15% of total revenue. Based on the projected revenue the Company estimates that it will need to obtain between $300-$500 million of surety bonds in 2002.

                  f.       EXIT FINANCING

                  The Company intends to seek an Exit Facility consisting of a revolver in the amount of approximately $350 million, but there can be no assurance that an Exit Facility in this amount will be obtained. The Debtors believe that the Plan is feasible within the meaning of section 1129 of the Bankruptcy Code even if a smaller Exit Facility is ultimately obtained. The Exit Facility is anticipated to be utilized as follows:

                           (i) Repay outstanding funded obligations under the DIP Facility and fund the WGI Creditor Trust (projected to be $50 million).

                           (ii) Replace or backstop all outstanding letters of credit issued under the Prepetition Credit Agreement (projected to be $125 million at exit), all outstanding letters of credit issued under the DIP Facility

                                    (projected to be $44 million at exit), as well as all future letter of credit requirements.

                  The balance of the Exit Facility is anticipated to be used to:

                           (i)      Fund an increase in working capital.

                           (ii) Fund working capital fluctuations that may occur due to timing differences in receipts and disbursements.

                           (iii)    Provide excess capacity.

                  As discussed in SECTION V.C.3, the Debtors have not yet received any commitment for an Exit Facility, but have commenced discussions with the DIP Lenders, the Prepetition Secured Lenders, and other financial institutions.

         1.       FINANCIAL HIGHLIGHTS

                  The Projections were prepared by year for the period from December 1, 2001 through November 30, 2004. Each group (Power, Infrastructure and Mining, Government and Industrial Process) prepared their own projected balance sheets, income statements and schedules of receipts and disbursements. The schedules of receipts and disbursements consist of each group's significant current projects. The Company's corporate finance team consolidated each group's projected balance sheets, income statements and schedules of receipts and disbursements and prepared a statement of cash flows for each group and a consolidated statement of cash flows. The following are highlights from the
Projections:

                  Total revenue is expected to decline in the amount of $500 million from fiscal 2001 to 2002 due, in part, to the following:

                  a. Power's projected revenue is expected to decline $112 million due to the rejection/reformation of 4 contracts acquired through the acquisition of the RE&C Businesses and the inability to win new work during the period of bankruptcy.

                  b. Government's projected revenue is expected to decline by approximately $290 million due to the sale of the electro-mechanical division during the first quarter of fiscal 2002 and the completion of the construction phase of the projects at Umatilla and Anniston, and the reduced activity at Weldon Spring and RMRS.

                  c. I/P's projected revenue is expected to decline by approximately $95 million due to the sale of the petroleum and chemical technology center and the impact of bankruptcy proceedings on the petroleum and chemical business in Europe. Additionally I/P does a significant amount of business with companies in the telecom industry, specifically Lucent and Corning, who have delayed and or cancelled certain projects.

Total revenue is expected to increase by $65 million from fiscal 2002 to 2003.

                  a. Power's projected revenue is expected to increase by approximately $114 million due to its success in booking new work, specifically its ability to win 2 "mega" projects (>$250 million) in 2002 and 4 "mega" projects in 2003, as Power is able to reestablish itself in the marketplace. The increase is also due to the continued strong market conditions and the lack of excess capacity within the power sector.

                  b. Infrastructure and Mining's projected revenue is expected to decline $84 million due to the expected inability of Infrastructure and Mining to book sufficient new work during and just after the bankruptcy in order to maintain an adequate backlog. Typically, large Infrastructure and Mining projects require lead times of 6-9 months. Infrastructure and Mining revenue is not expected to be significantly affected during fiscal 2002, as they complete their existing backlog.

                  c. I/P's projected revenues are expected to increase $68 million as I/P is expected to be able to re-establish itself in the marketplace and continue to grow its presence in the pharmaceutical industry.

                  d. Government's projected revenue is expected to decline approximately $34 million due to the completion of the construction phase at the project at Pine Bluff and the final completion of the projects at Weldon Spring and RMRS.

Total gross profit is expected to increase by approximately $18 million from fiscal 2001 to 2002.

                  a. Power's projected gross profit is expected to increase approximately $18 million due to the implementation of certain overhead cost reductions and the booking of more profitable work now once all negative cash flow projects are either reformed or rejected.

                  b. Infrastructure and Mining's projected gross profit is expected to increase $9 million due to run off of profitable projects in the pipeline, specifically E-470, the beginning of work on the profitable NW Parkway project and the completion of projects with losses during fiscal 2001 (which had a significant adverse affect on the gross profit in fiscal 2001).

                  c. I/Ps projected gross profit is expected to increase by approximately $27 million due to the implementation of certain overhead cost reductions, a reduction in the unabsorbed labor due to an increase in the chargeability of engineering resources.

                  d. The Company booked a management adjustment to reduce gross profit by $25 million (see assumptions).

                  Billings in excess of cost was reduced by approximately $204 million from fiscal 2001 to 2002 due to the run off of Burlington Train 3, San Roque and Hudson Bergen, all of which had previously received large up front payments from the customer. The Projections do not assume that there are any projects that have large up front payments going forward.

         2.       PRINCIPAL ASSUMPTIONS UNDERLYING THE PROJECTIONS

                  a. Although the Debtors anticipate emergence from Chapter 11 in September, 2001, there can be no assurance at this time that this will be accomplished. Accordingly, the Projections portray a financial condition and the results of operations and cash flows assuming that the Debtors will emerge from Chapter 11 on December 1, 2001 (the first day of the Company's 2002 fiscal year). Washington Group International, B.V. (formerly Raytheon Engineers and Constructors B.V.) is part of a separate bankruptcy filing in the Netherlands and will be liquidated during 2001.

                  b. The Projections assume that the Exit Facility will consist of a revolving credit facility of approximately $350 million (the "Revolver") to fund working capital, letters of credit and general corporate purposes. As noted above, the Debtors have not obtained a commitment for an Exit Facility, and believe that the Plan will be feasible if a smaller Exit Facility is ultimately obtained. The term of the Revolver is assumed to be 3 years. The initial use of the Revolver will be to repay any funded debt under the DIP Facility and to replace any letters of credit issued under the DIP Facility or the Prepetition Credit Facility that remain outstanding. Funded borrowings under the revolver peak at approximately $100 million during fiscal year 2002. It is expected that there will bo no other debt outstanding outside of the Exit Facility.

                  c. Bonding capacity will be made available and new work will not be constrained by any capacity issues. Future bonds will not require letter of credit support. The letter of credit collateral issued to the sureties during the period of bankruptcy will be released on the Effective Date. The amount of bonding available is expected to be inversely related to the amount of leverage. To the extent actual leverage exceeds the projected amounts, bonding, and the bonding dependent revenues and profit may be reduced (such reductions may be material).

                  d. Historically, MK (before the RE&C acquisition) carried positive working capital of approximately 5% of annual revenues. The large power projects from RE&C, with the large advance payments, created negative working capital. In the long term, WGI management believes that Reorganized WGI will require positive working capital. The Projections reflect this shift from negative working capital to positive working capital. The working capital increase is expected to be funded with cash flow from operations and the Revolver.

                  e. Fresh start accounting adjustments in accordance with SOP 90-7 are included in the Business Plan. The preliminary enterprise value was assumed when the Projections were prepared to be $550 million. See
                           SECTION XI.E for a summary of the final valuation. $50 million has been allocated to debt arising from repaying the projected borrowings under the DIP Facility and to fund the WGI Creditor Trust on the Effective Date and $500 million to equity. Outstanding borrowings and accrued interest under the Prepetition Credit Agreement will be discharged under the Plan, and holders of such debt will receive equity in Reorganized WGI. All claims that WGI has against Raytheon will be transferred to the WGI Creditor Trust, and WGI will contribute $20 million to the WGI Creditor Trust to fund litigation. The goodwill on the balance sheet of approximately $523 million, which is part of the fresh start accounting and is based on the Valuation, will not be amortized, consistent with the recently proposed change in accounting by the FASB.

                  f. The effective tax rate is estimated to be 40.0%. The cash taxes paid will be significantly less due to the continued amortization of goodwill ($65 million/yr) for tax purposes. This will result in the deferral of 85%, 60% and 50% of taxes in 2002, 2003 and 2004.

                  g. The Petroleum and Chemicals Group will sell the Technology Center before year-end 2001 and leave Washington Group International, B.V. in receivership. The remainder of the Petroleum and Chemicals Group, which consists of the gas process business, will be combined with I/P. This combination results in significant overhead cost savings.

                  h. The Estimated Operating Cash Flows have been developed on a project-by-project basis for major projects and estimated, by group and division, in the aggregate for smaller projects.

                  i. In addition to the cost reductions included in the Projections, the Company will make further reductions overhead and office locations in 2001 and 2002. The Company will incur significant costs, including employee severance and relocation costs, related to these cost reductions. These costs, as well as the associated benefit, have not been measured, and consequently, have not been reflected in the Projections.

                  j. During the Chapter 11 Cases, WGI is expected to reform or reject the following 3 projects: Red Oak, Ilijan and EELV. Performance on the Sithe Mystic and Fore River projects was terminated prepetition. As a result, ongoing negative cash flow from these projects is not projected.

                  k. Burlington Resources (Burlington Train 3 project) is expected to continue to pay vendors and subcontractors directly until October 1, 2001. Thereafter, WGI will work under the original contract to complete the project. The Train 3 project received large advance payments in prior periods. Beyond 2001, the contract has a negative cash flow of approximately of $45 to $50 million. The reasons to continue this contract are:

                           (i) Similar projects are very important to future growth potential from existing and new client, including Burlington Resources and Exxon/Mobil.

                           (ii) As this is not a Raytheon guaranteed project, the adverse consequences to the Company's other businesses could be severe if this contract were rejected.

                  l. The sale of the Electro Mechanical Division of the Westinghouse Group is assumed to occur in the first quarter of 2002 for $50 million of which $30 million (60%) would be paid to WGI.

                  m. Capital expenditures are expected to be approximately $43.2 million in 2002. These capital expenditures are made up of approximately $33 million for the Infrastructure and Mining Group ($10 million to maintain the existing fleet and $23 million for new projects), approximately $6.0 million for the other groups and approximately $4.0 million at the corporate level.

                  n. Management has made an adjustment to reduce 2002 gross profit by $25 million. This is an order of magnitude adjustment to take into account the potential impact of several risks that exist in the transition period as the Debtors emerge from the Chapter 11 Cases and return to more normal operations. Such risks include:

                           (i) Although the Debtors currently expect to emerge from bankruptcy during its fiscal 2001 (in September,

                                    2001), events could occur that might delay confirmation of the Plan or their emergence from bankruptcy. Such delays could negatively impact the Company's successful acquisition of new contracts and extend bankruptcy related costs into 2002.

                           (ii) While management has included in the Projections its best estimate of new work, it is possible that new work may not be obtained, or "ramp-up" as quickly as estimated and/or that the cost to obtain new work (sales and bid & proposal costs) may exceed estimates. Either possibility would negatively impact gross profit in 2002.

                           (iii) In preparing the Projections, management has developed its best estimate of the costs of operating the business after the Effective Date. However, there may be unforeseen costs that arise during the initial period of operations that would negatively impact financial results.

                           (iv) Management has undertaken a program to reduce overhead and general and administrative costs across the Company. It is possible that cost reduction efforts anticipated by the Projections may not be achieved as quickly as planned.

                           (v) On Friday, June 22, 2001, the Defense Contract Audit Agency (DCAA) issued an audit report on the Company's financial suitability as a government contractor, in which it concluded that "WGI is in an adverse financial condition" and "may have difficulty meeting its near term financial obligations and may be unable to perform on government contracts without extraordinary management actions". The Company rebutted DCAA's opinion and the rebuttal was included as an appendix to the audit report. DCAA is obliged to update their report as the bankruptcy process proceeds and as the Debtors emerge from bankruptcy. Management expects Government's ability to obtain new work to be impacted by DCAA's audit report. Should the DCAA not provide a timely revision to their audit report as the Debtors emerge from bankruptcy, Government's operations may be negatively impacted.

                           (vi) Management's evaluation of the I/P market indicates some current softness and an expectation of continued softness in the near future. While management has developed its best estimate of new work for I/P, it is possible that such new work levels may not be attained, which would negatively impact financial results.

                           (vii) The Company's projected balance sheets indicate that at the end of 2002, the Company will have negligible tangible net worth. Tangible net worth is a key factor in the evaluation of bond worthiness by surety companies. Because the tangible net worth is negligible, it is possible that the Company may not be able to obtain all the bonds anticipated by the Projections or that the premiums charged may be greater than projected.

                  o. The Projections include an increase in accounts receivable of $40 million in each of 2003 and 2004, which is reflected in corporate accounts receivable. These increases are to reflect Management's belief that overtime and working capital (exclusive of cash) will be approximately equal to 5% of revenues. While the actual increases will occur in the various components of each groups' working capital, for convenience of presentation, these estimates have been reflected only in accounts receivable and have not been pushed down to the respective groups.

                    VI. SUMMARY OF THE PLAN OF REORGANIZATION

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

                  The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

                  The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their Business Plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses as approved by the Bankruptcy Court. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

                  If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, and (ii) the Claims in other Classes will be modified and receive distributions constituting a partial recovery on such Claims. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

B.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS

                  The Plan is premised upon the substantive consolidation of the Debtors only with respect to the treatment of Class 6 and 7 Claims under the Plan, for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to other Classes of Claims or Interests set forth in the Plan. Substantive consolidation under the Plan will not effect a transfer or commingling of any assets of any Debtors, and all assets (whether tangible or intangible) will continue to be owned by the respective Debtors.

                  Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans. There is no statutory authority specifically authorizing substantive consolidation. The authority of a bankruptcy court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

                  The propriety of substantive consolidation must be evaluated on a case-by-case basis. The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation are may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. Some courts have viewed those elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

                  Among the factors or elements looked to by courts are the following:

                  o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                  o the presence or absence of consolidated financial statements among the entities to be consolidated;

                  o the commingling of assets and business functions among the entities to be consolidated;

                  o the unity of interests and ownership among the various entities;

                  o the existence of parent and intercorporate guarantees on loans to the various entities; and

                  o the transfer of assets to and from the various entities without formal observance of corporate formalities.

                  The facts and circumstances surrounding the historical business operations of the WGI and the Subsidiary Debtors support substantive consolidation in these Chapter 11 Cases for the limited purposes of voting, confirmation and distributions to Classes 6 and 7. Creditors generally view the Company as a single economic unit, except for joint ventures and the Westinghouse Group, which are not Debtors in these cases. Importantly, all obligations to the Prepetition Secured Lenders and the holders of Old Notes are guaranteed by identical subsidiaries, which are the principal operating Debtor subsidiaries of the Company. WGI and the Subsidiary Debtors historically have issued consolidated financial statements and filed consolidated tax returns. WGI and its Subsidiary Debtors have common officers and directors, and have shared key employees and outside professionals, including, but not limited to, employees of WGI who perform human resources, legal, and risk management services for the benefit of all the Debtors and accounting firms, law firms, engineers and consultants who rendered services to all of the Debtors. In addition, the Debtors' cash management system is highly centralized. As an outgrowth of this consolidated cash management system, intercompany loans routinely are made by and between WGI and the Subsidiary Debtors (and by and between the Subsidiary Debtors themselves) in the ordinary course of the Debtors' business. Accordingly, the Debtors believe that substantive consolidation for limited purposes of voting, confirmation and distributions to Classes 6 and 7 is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

                  Certain parties have stated that they may oppose, and Mitsubishi has stated that it will oppose, the substantive consolidation proposed under the Plan on the grounds that they believe that certain creditors may be adversely affected by such substantive consolidation including creditors that hold a claim against a single Debtor or that substantive consolidation is improper under the circumstances. These situations may be fact specific. The Debtors do not believe that the substantive consolidation proposed in the Plan will negatively impact creditor recoveries. The Bankruptcy Court will hear any objections to the substantive consolidation proposed in the Plan at the Confirmation Hearing. Therefore, any creditor who opposes the substantive consolidation proposed under the Plan must file an objection to the Plan or enter into an agreement with the Debtors reserving their right prior to the Confirmation Hearing. See SECTION II.E for instructions as to how to file an objection to the Plan. As part of their monthly operating reports, which are available on the Court's website, the Debtors file certain balance sheet information for individual Debtors.

                  Additionally, certain creditors have asserted that if substantive consolidation of the Debtors as proposed under the Plan occurs, there would be no need for classification of Class 4 Claims. The Debtors dispute this assertion.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                  Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1122, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), do not need to be classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

                  Under the Plan, unsecured Claims are placed into two classes - Class 3 and Class 7. Claims in Class 7 are General Unsecured Claims, excluding only Unimpaired Unsecured Claims, and include, without limitation, the Old Note Claims, the Raytheon Asserted Claims (if any) and the Lender Deficiency Claims. Class 7 Claims are designated as Impaired. Claims in Class 3 are comprised of Employee Claims, which are defined as unsecured Claims of any person employed by any of the Debtors on the Petition Date other than Claims arising as a result of the assumption of any contract or agreement or the rejection of any contract or agreement on Schedule 6.3 of the Plan, or that are tort claims.. Class 3 Claims are designated as Unimpaired. The Debtors believe that separate classification and treatment of the Employee Claims is appropriate because employees are the principal asset of the Debtors. Maintenance of normal employee relations and morale is critical to the Debtors' reorganization efforts and long-term value.

                  The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

                  The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

                  The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Class 8, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. SEE SECTION VI.N.2. Although the Debtors believe that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

         1.       TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN

                  a.       DIP FACILITY CLAIMS

                  DIP Facility Claims are Claims arising under or as a result of the DIP Facility. On the Effective Date, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim (i) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (ii) such other treatment as to which WGI and such holder shall have agreed upon in writing.

                  b.       ADMINISTRATIVE CLAIMS

                  The Plan provides that for Administrative Claims to be paid in full. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating the Debtors' businesses following the Petition Date (E.G., the post-petition salaries and other benefits for the Debtors' employees which the Debtors have obtained an order allowing them to pay in the ordinary course of business, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Petition Date, certain statutory fees and charges assessed under 28 U.S.C. Section 1930) and the actual, reasonable fees and expenses of the professionals retained by the Debtors and the Creditors' Committee. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and will be subject to approval of the Bankruptcy Court as being reasonable.
                  The estimated amount of non-ordinary course Administrative Claims to be incurred during the Chapter 11 Cases (which are primarily comprised of professional fees and which will be paid, in part, during the Chapter 11 Cases pursuant to Bankruptcy Court orders), is approximately $20 million.

                  Except as otherwise provided in and subject to the requirements of the Plan, the Plan provides that on or as soon as reasonably practicable after the latest of (i) the Distribution Date, (ii) the date an Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the applicable Debtor and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that Allowed

Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  Holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will not be required to file or serve any request for payment of such Claims, as these liabilities will be assumed by the applicable Reorganized Debtor and paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

                  c.       PRIORITY TAX CLAIMS

                  Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment.

                  Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of the Debtors, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, or (ii) such other treatment as to which a Debtor and such holder shall have agreed upon in writing.

                  The Debtors estimate that aggregate Priority Tax Claims are approximately $18 to $20 million.

         2.       TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS UNDER THE PLAN

                  a.       UNIMPAIRED CLASSES OF CLAIMS

                           (i)     CLASS 1 -OTHER PRIORITY CLAIMS

                  Class 1 consists of all Claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than DIP Facility Claims, Priority Tax Claims or Administrative Claims.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Claim becomes an Allowed Class 1 Claim, or (iii) the date such Class 1 Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Claim, each holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Claim (x) Cash equal to the unpaid portion of such Allowed Class 1 Claim or (y) such other treatment as to which a Debtor and such holder shall have agreed upon in writing. Class 1 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                           (ii)     CLASS 2 -OTHER SECURED CLAIMS

                  Class 2 consists of separate subclasses of claims that are secured by a Lien upon property in which the Estate has an interest, to the extent of the value of the Claim holders' interest in the Estate's interest in such property, as determined pursuant to section 506(a) of the Bankruptcy Code against the Debtors other than the Secured Lender Claims included in Class 6 below ("Other Secured Claims"). Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

                  On the Effective Date, the legal, equitable and contractual rights of holders of an Allowed Class 2 Claim shall be Reinstated, subject to the provisions of ARTICLE VII of the Plan. The Debtors' failure to object to any such Class 2 Claims in the Chapter 11 Cases shall be without prejudice to the rights of WGI or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the Other Secured Claim holder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Debtor held by or on behalf of the Other Secured Claim holders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claim holders until, as to each such Claim holder, the Allowed Claims of such Other Secured Claim holder are paid in full, subject to the provisions of
ARTICLE VII of the Plan.

                  Class 2 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                           (iii)     CLASS 3 -UNIMPAIRED UNSECURED CLAIMS

                  Class 3 consists of Employee Claims.

                  Under the Plan, each holder of an Allowed Class 3 Claim shall have its Claim Reinstated. Class 3 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                           (iv)   CLASS 4 -INTERCOMPANY CLAIMS

                  Class 4 consists of, as the case may be, any Claim (a) by a Debtor against another Debtor or (b) by a Non-Debtor Subsidiary against a Debtor.

                  Under the Plan and except as is provided therein, each holder of an Allowed Class 4 Claim shall have its Claim Reinstated. Class 4 Claims are Unimpaired and therefore not entitled to vote on the Plan.

                           (v)      CLASS 5 -SUBSIDIARY INTERESTS

                  Class 5 consists of the issued and outstanding shares of stock the subsidiaries directly or indirectly owned by WGI, as of the Petition Date. Under the Plan, subject to the Restructuring Transactions, if any, all Class 5 Interests will be Reinstated. Class 5 Interests are Unimpaired and therefore not entitled to vote on the Plan.

                  b.       IMPAIRED CLAIMS AND INTERESTS

                           (i)     CLASS 6 -SECURED LENDER CLAIMS

                  Class 6 consists of all Secured Claims of Prepetition Secured Lenders arising under or as a result of the Prepetition Senior Secured Credit Facility, which Claims will be deemed Allowed pursuant to the Plan in the approximate amount of $505 million, adjusted downward (if necessary) by the Confirmation Hearing as a result of the issuance of the Washington Stock Options.

         Under the Plan, on the Effective Date, each holder of an Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Claim, will receive on or as soon as practicable after the Distribution Date, its Pro Rata share one-hundred percent (100%) of the New Common Shares issued and outstanding as of the Effective Date subject to Dilution. Class 6 Claims are Impaired and entitled to vote on the Plan.

                           (ii)     CLASS 7 - GENERAL UNSECURED CLAIMS

                  Claims in Class 7 are those Claims against the Debtors that are not DIP Facility Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Intercompany Claims, Secured Lender Claims or Unimpaired Unsecured Claims, and include, without limitation, the Old Note Claims, the Raytheon Asserted Claims (if any) and the Lender Deficiency Claims (which claims are deemed Allowed pursuant to the Plan in an amount to be established by the Confirmation Hearing). Lender Deficiency Claims will be established based primarily upon the amount of funded debt owed to the Prepetition Secured Lenders MINUS the amount of the Secured Lender Claims. Currently, there are approximately $130 million in undrawn letters of credit under the Prepetition Senior Secured Credit Facility. Significant draws upon the undrawn letters of credit under the Prepetition Senior Secured Credit Facility prior to the Confirmation Hearing are not anticipated, but if they were to occur, would increase the amount of the Lender Deficiency Claims on a dollar for dollar basis.

                  Under the Plan, on the Effective Date, each holder of an Allowed Class 7 Claim shall be deemed to receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 Claim, a pro rata beneficial interest in the WGI Creditor Trust, and shall be entitled to receive pro rata distributions from the WGI Creditor Trust pursuant to the terms and conditions set forth in SECTION 9.7 of the Plan and the WGI Creditor Trust Agreement until such Claim is paid in full with interest accruing from the Petition Date, at a rate of 20% per annum, compounded quarterly. Class 7 Claims are Impaired and entitled to vote on the Plan.

                           (iii)     CLASS 8 - WGI INTERESTS AND SUBORDINATED
                                     CLAIMS

                  Class 8 consists of all WGI Interests and any Claim subordinated pursuant to sections 510(b) or (c) of the Bankruptcy Code. Under the Plan, the holders of WGI Interests and Subordinated Claims shall not receive or retain any property under the Plan on account of such Interests or Claims, other than the WGI Creditor Trust Equity Residual, if any. The WGI Creditor Trust Equity Residual consists of any Net Trust Recovery remaining after payment in full of each Allowed General Unsecured Claim plus interest accruing from the Petition Date, at a rate of 20% per annum, compounded quarterly. On the Effective Date, all of the WGI Interests shall be deemed cancelled and extinguished. Class 8 Claims and Interests are Impaired and are presumed to receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.

         3.       RESERVATION OF RIGHTS REGARDING CLAIMS

                  Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. Notwithstanding the substantive consolidation of the Debtors, the Claims of any particular Debtor that are Unimpaired shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor or Reorganized Debtor.

         4.       RAYTHEON ASSERTED CLAIMS

                  Raytheon has indicated that it believes that it has valid claims against the Debtors. SEE APPENDIX D. The Debtors believe that, among other things, as a result of the Debtors claims against Raytheon, Raytheon is a debtor to the Debtors, not a creditor. Moreover, the Debtors dispute that Raytheon has any Claims that can or should be allowed, including, without limitation, by operation of section 502(d) of the Bankruptcy Code. In addition, notwithstanding anything in the Plan to the contrary, it is the Debtors' intention to commence an action and to seek an order of the Bankruptcy Court to object to and, if necessary, to seek to equitably subordinate all Raytheon Asserted Claims pursuant to section 510(c) of the Bankruptcy Code or otherwise. In the event such subordination is successful, any Raytheon Asserted Claims that would otherwise be Allowed will be classified in Class 8. SEE SECTION VI.C.4.

D.       DISTRIBUTIONS UNDER THE PLAN

                  Except as set forth in the succeeding sentence, the Disbursing Agent shall make all distributions required under this Plan. Distributions provided for in the Plan on account of Allowed Class 7 Claims shall be made by the Trustee. The WGI Creditor Trust Agreement shall provide that any distributions to be made on account of Allowed Old Note Claims shall be made to the Indenture Trustee, as Disbursing Agent for Old Note Claims, for further distribution to holders of Allowed Old Note Claims.

                  If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

                  Cash payments made pursuant to the Plan will be in U.S. funds by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

                  Except as otherwise provided in the Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; PROVIDED, HOWEVER, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities among the classes of Claims. On the Effective Date, Reorganized WGI shall issue or distribute in accordance with the provisions of the Plan all of the New Common Shares

         1.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

                  a.       DISTRIBUTION DATE

                  Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made as soon as practicable after the Effective Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to ARTICLE VII of the Plan.

Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

                  b. RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF SECURED LENDER CLAIMS AND OLD NOTES

                  Under the Plan, the Distribution Record Date is the Confirmation Date, unless determined to be otherwise in the Confirmation Order. At the close of business on the Distribution Record Date, the transfer records for the Secured Lender Claims and Old Note holder claims shall be closed, and there shall be no further changes in the record holders of Secured Lender Claims or Old Notes. None of Reorganized WGI, the Disbursing Agent, if any, the Trustee, nor the Administrative Agent for the Prepetition Secured Lenders shall have any obligation to recognize any transfer of such Secured Lender Claims or Old Note holder claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

                  c.       CALCULATION OF DISTRIBUTION AMOUNTS OF NEW COMMON
                           SHARES

                  No fractional shares of New Common Shares shall be issued or distributed under the Plan. Each Person entitled to receive New Common Shares will receive the total number of whole shares of New Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions 1/2 or greater shall be rounded to the next higher whole number, and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Shares to be distributed to Class 6 shall be adjusted as necessary to account for the rounding provided for in ARTICLE VII of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down.

                  d.       DELIVERY OF DISTRIBUTIONS

                  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent (or Trustee as applicable) is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent (or the Trustee as applicable), shall be returned to the Reorganized Debtors (or the WGI Creditor Trust, as applicable) until such distributions are claimed. All claims for undeliverable distributions made by the Disbursing Agent must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent or the Indenture Trustee to attempt to locate any holder of an Allowed Claim.

                  e.       OLD NOTES

                  Except as provided in ARTICLE VII of the Plan in connection with lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Claim evidenced by an Old Note shall tender such Old Note to the Disbursing Agent in accordance with written instructions to be provided in a letter of transmittal to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such notes or Old Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or Old Notes with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Old Notes to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Notes shall be marked as canceled and delivered by the Trustee to Reorganized WGI.

                 f.       LOST, MUTILATED OR DESTROYED OLD NOTES

                  In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of a Claim evidenced by an Old Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering Old Note, deliver to the Disbursing Agent (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note. Upon compliance with ARTICLE VII of the Plan by a holder of a Claim evidenced by an Old Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Old Note, as applicable.

                  g.       FAILURE TO SURRENDER CANCELED OLD NOTES

                  Any holder of an Old Note that fails to surrender or be deemed to have surrendered such note or Old Note within the 2nd anniversary after the Effective Date shall have its claim for a distribution from the WGI Creditor Trust on account of such Old Note discharged and shall be forever barred from asserting any such claim against the WGI Creditor Trust, any Reorganized Debtor or their respective property.

         2. RESOLUTION AND TREATMENT OF DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS

                  a.       PROSECUTION OF OBJECTIONS

                  After the Confirmation Date, only the Debtors the Reorganized Debtors shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, other than the Raytheon Asserted Claims and Disputed Claims in Class 7, with respect to which the authority to object, settle, compromise or litigate to judgment shall be transferred to the WGI Creditor Trust pursuant to Section 9.2 of this Plan. From and after the Effective Date, the Reorganized Debtors or the Trustee, as applicable, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                  b.       NO DISTRIBUTIONS PENDING ALLOWANCE

                  Notwithstanding any other provision of the Plan or the WGI Creditor Trust Agreement, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

                  c. DISPUTED DISTRIBUTION RESERVE; RESERVE FOR SUBSEQUENT DISTRIBUTIONS TO QUALIFYING CLASS 7 CREDITORS

                  Prior to making any distributions of Trust Assets, the Trustee shall establish appropriate reserves for Disputed Class 7 Claims, to withhold from any such distributions an amount in Cash equal to 100% of distributions to which holders of Disputed Class 7 Claims would be entitled under the Plan as of such date if such Disputed Class 7 Claims were Allowed Claims in their Disputed Class 7 Claim Amount.

                  d.       DISTRIBUTIONS AFTER ALLOWANCE OF CLASS 7 CLAIMS

                  The Trustee shall make payments and distributions from the reserve established for Disputed Class 7 Claims to each holder of a Disputed Class 7 Claim that has become an Allowed Class 7 Claim in accordance with the provisions of the WGI Creditor Trust Agreement. After the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, the Trustee shall distribute, subject to the WGI Creditor Trust Agreement, to the holder of such Claim any Cash in the reserve established for Disputed Class 7 Claims that would have been distributed to the holder of such claim had such Claim been an Allowed Class 7 Claim.

E.       POST-CONSUMMATION OPERATIONS OF THE DEBTORS

         1.       CONTINUED CORPORATE EXISTENCE

                  Following confirmation and consummation of the Plan, subject to the Restructuring Transactions (if any), the Reorganized Debtors will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws are amended under the Plan.

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         2.       CANCELLATION OF OLD SECURITIES AND AGREEMENTS

                  On the Effective Date, except as otherwise provided for herein, (a) the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, shall be canceled, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designations governing the Old Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, as the case may be, shall be discharged.

         3.       CERTIFICATES OF INCORPORATION AND BYLAWS

                  The certificate or articles of incorporation and bylaws of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Articles of Incorporation and Bylaws of Reorganized WGI will include provisions allowing Mr. Dennis Washington to acquire, directly or indirectly, up to 40% of the New Common Shares, on a fully diluted basis, assuming exercise of the Washington Stock Options. SEE SECTION V.G. The amended Articles of Incorporation and By-laws of Reorganized WGI shall be in substantially the form attached to the Plan as Exhibits A and B respectively.

         4.       RESTRUCTURING TRANSACTIONS

                  On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

F.       SUMMARY OF SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         1.       NEW COMMON SHARES

                  As of the Effective Date, Reorganized WGI shall issue for distribution in accordance with the terms of the Plan the New Common Shares to the holders of Allowed Claims in Class 6. The issuance of the New Common Shares and the distribution thereof to holders of Allowed Claims in Class 6 shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.


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         2.       REGISTRATION RIGHTS AGREEMENT

                  Without limiting the effect of section 1145 of the Bankruptcy Code, Reorganized WGI will enter into a Registration Rights Agreement with each Allowed Class 6 Claim holder (a) who by virtue of holding New Common Shares to be distributed under the Plan and/or its relationship with Reorganized WGI holds more than 10% of the New Common Shares or could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of Reorganized WGI (an "Affiliated Shareholder"), and (b) who requests in writing that Reorganized WGI execute such agreement. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto. Subject to the terms and conditions of the Registration Rights Agreement, Affiliated Stockholders holding more than 15% of the New Common Stock subject to the Registration Rights Agreement ("Registrable Securities") shall be entitled to request the registration of their shares by the Company. Each Affiliated Stockholder shall receive one such "demand" right; provided that, in the aggregate, the Affiliated Stockholders shall be entitled to no more than two demand registrations. Subject to the terms and conditions of the Registration Rights Agreement, the Affiliated Stockholders shall also have the right to include their Registrable Securities in registrations by the Company or require the Company to file and maintain the effectiveness of a Form S-3 shelf registration statement providing for an offering of Registrable Securities to be made on a continuous basis. The Registration Rights Agreement shall also contain customary provisions regarding the registration rights, including, but not limited to, registration procedures, transfer restrictions, withdrawal rights, holdback agreements, registration expenses and indemnification. The Registration Rights Agreement shall be in substantially the form attached to the Plan as EXHIBIT D. Reorganized WGI will use reasonable commercial efforts to have the New Common Shares listed for trading on a national securities exchange.

G.       EXIT FACILITY

                  On the Effective Date, the Debtors anticipate that they will enter into the Exit Facility. The Debtors anticipate that the Exit Facility will be used to (a) repay amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, including, but not limited to, the Initial Deposit, and
(c) provide such additional borrowing capacity as is required by the Debtors and the Subsidiaries following the Effective Date to maintain their operations. SEE
SECTION V.L.1.(f). As of the date hereof, the Debtors have not obtained any commitment for Exit Financing, and as set forth in SECTION VI.N.2.(b), such a commitment and entering into such a facility is a condition to the Effective Date of the Plan.

H.       SUMMARY OF RELEASES UNDER THE PLAN

         1.       RELEASES BY DEBTORS

                  The Plan provides for the Debtors to release certain parties from claims (if any) of the Debtors. Direct, non-derivative claims owned by creditors against such entities (if any) are not being released under the Plan, nor does the Plan provide for a discharge of any liabilities of any non-Debtor person or entity. See SECTION VI.O.2 for a description of the Plan's discharge provisions.

                  Pursuant to the Plan, as of the Effective Date, the Debtors and Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors and the Subsidiaries, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the Chapter 11 Cases or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors' or Subsidiaries' present directors, officers, employees, agents and professionals as of the Petition Date, (ii) the holders of Lender Claims, (iii) CSFB, as administrative agent, collateral agent and arranger under the Prepetition Senior Secured Credit Facility, (iv) Bank of Montreal as syndication agent under the Prepetition Senior Secured Credit Facility, (v) BoA and U.S. Bank as documentation agent under the Prepetition Senior Secured Credit Facility, (vi) the DIP Agent and the holders of DIP Facility Claims, (vii) the respective current professionals of the entities released in subclauses (i)-(vi) above acting in such capacity, except for those persons and entities listed on SCHEDULE 5.13 to the Plan against which claims shall not be released under the Plan.

                  The Debtors are unaware of any claims against any of the parties to be released by the Debtors that the Debtors believe have any material value to the Debtors' estates. Specifically, with respect to officers, directors or other agents and professionals involved in the transaction with Raytheon, the Debtors have concluded, after extensive investigation and analysis, that they believe that Raytheon committed a fraud upon the Company. Moreover, the Debtors believe that their directors and officers acted appropriately in all respects in connection with the Raytheon Transaction.

                  With respect to professionals engaged by the Company before the Petition Date, including with respect to the Raytheon transaction, the Company's engagement agreements with such professionals contain broad indemnities granted by the Company in favor of such parties, which indemnities are typically required by professionals in engagement agreements. Officers and directors also have broad indemnities granted to them, which is typical for officers and directors of corporations. Under the Plan, certain Indemnification Obligations are being assumed, which means such obligations will become obligations of the Reorganized Debtors. SEE SECTION VI.J.4. The Debtors do not believe that any claims against the parties to be released by the Debtors (if any exist) would likely result in affirmative recoveries, because such parties would have the right to assert indemnity claims and offset those claims against their potential liability, whether or not such Indemnification Obligations are assumed under the Plan (as proposed), or rejected. SEE SECTION VI.J.4 for a discussion as to why the Debtors believe the Indemnification Obligations should be assumed. In the event that the Bankruptcy Court were to determine that Indemnification Obligations could not be assumed and must be rejected, the claims for indemnification by such parties, rather than being assumed and satisfied in the ordinary course of business, would be classified in Class 7, but such claim holders would retain the right to assert rights of setoff against any prepetition claims asserted against them.

                  The Plan also provides for the "exculpation" of various parties with respect to their actions during the Chapter 11 Cases and their efforts to have the Plan confirmed. SEE SECTION VI.O.4.

         2.       RELEASES BY HOLDERS OF LENDER CLAIMS

                  Pursuant to the Plan, to the fullest extent permissible under applicable law, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the Prepetition Secured Lenders, any individual, corporation or other entity that was at any time formerly a Lender and the DIP Lenders will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the present directors, officers and employees of the Debtors or Subsidiaries as of the Effective Date, or (iii) their respective current professionals as of the Effective Date (including the present and former officers, directors, employees, shareholders and professionals of the foregoing), acting in such capacity, except for those persons and entities listed on SCHEDULE 5.13 to the Plan against which claims shall not be released under the Plan.

         3.       INJUNCTION RELATED TO RELEASES

                  As further provided in SECTION 12.11 of the Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

I.       COMPENSATION AND BENEFIT PROGRAMS

                  Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; PROVIDED, HOWEVER, that the Debtors' obligations, if any, to pay all "retiree benefits" (as defined in section 1114(a) of the Bankruptcy Code) shall continue.

                  On the Effective Date, management and designated employees of Reorganized WGI and the other Reorganized Debtors shall receive stock options which are more specifically described in the Management Option Plan, in substantially the form attached to the Plan as EXHIBIT C.

                  The principal terms of the Management Option Plan are as follows. Under the Management Option Plan, options to purchase up to 10% of the New Common Shares outstanding, on a fully diluted basis, shall be authorized to be granted. All options will vest over a 3 year period. One half of these options shall be issued on the Effective Date to members of existing management, as determined and to be announced prior to the Confirmation Hearing, with strike prices set based upon the value of the New Common Stock established in this Disclosure Statement. SEE
SECTION XI.E. The remaining one half of the options issued under the Management Option Plan shall be available for issuance at the discretion of the Board of Directors of Reorganized WGI, with strike prices based upon then- current market conditions as determined by the Board of Reorganized WGI.

J.       DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS

         1.       APPOINTMENT

                  The initial board of directors of Reorganized WGI shall consist of nine (9) directors. Mr. Dennis Washington, Mr. Stephen Hanks and Mr. David Batchelder shall each be directors of Reorganized WGI with Mr. Washington serving as Chairman without cash compensation for at least two (2) years after the Effective Date so long as the Board desires him to do so. The Prepetition Secured Lenders shall be entitled to appoint six (6) directors. The Confirmation Order may contain provisions providing for a staggered board for Reorganized WGI, as agreed to by WGI and the Prepetition Secured Lenders. The Prepetition Secured Lenders shall file with the Bankruptcy Court and give to WGI written notice of the identities of such members on a date that is not less than five
(5) days prior to the Confirmation Hearing. The boards of directors and executive officers of the remaining Reorganized Debtors shall consist of directors and officers as determined by Reorganized WGI on the Effective Date or thereafter.

         2.       TERMS

                  Reorganized WGI board members shall serve for initial terms commencing on the Effective Date as determined be the Debtors and the Prepetition Secured Lenders and approved in the Confirmation Order.

         3.       VACANCIES

                  Any vacancy in the directorship prior to the expiration of the initial term (i) selected by the Prepetition Secured Lenders shall in the case of the resignation of such director, be filled by a person designated by such director as his/her replacement to serve out the remainder of the applicable term; and (ii) selected by WGI shall be filled by a person designated by the Chief Executive Officer of Reorganized WGI to serve out the remainder of the applicable term.

         4. TREATMENT OF DIRECTOR AND OFFICER INDEMNIFICATION OBLIGATIONS UNDER THE PLAN

                  Indemnification Obligations are defined in SECTION 1.51 of the Plan as obligations of any of the Debtors or Subsidiaries to indemnify, reimburse or provide contribution to any present or former officer, director or employee, or any present or former professionals or advisors of the Debtors, pursuant to by-laws, articles of incorporation or otherwise as may be in existence immediately prior to the Petition Date, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys, whether pursuant to charter, by law, contract, statute or otherwise, regardless of whether the indemnification is owed in connection with a pre- petition or post-petition occurrence. Under the Plan, all Indemnification Obligations shall be treated as though they are executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan and such obligations shall remain unaffected and shall not be discharged or impaired hereby, except for the indemnification claims of Raytheon or any of its subsidiaries, officers, directors, employees, agents or professionals or any party listed on SCHEDULE
5.13 or SCHEDULE 6.3 to the Plan, which claims shall be deemed rejected pursuant to SECTION 6.3 of the Plan. The Debtors believe the Indemnification Obligations to be assumed should be assumed because doing so is in the best interests of these estates, and because the Debtors do not believe that their assumption will have a material adverse impact on the Reorganized Debtors. The Debtors believe that assuming these Indemnification Obligations is in the Debtors' best interests because the ability to retain management personnel, other employees, and professionals and advisors is critical to the ongoing viability of the Debtors. Maintaining standard indemnity agreements, which are common to large corporations, is necessary to be able to preserve employee morale and to ensure that key employees will not leave the Debtors' employ. Moreover, any director and officer liability insurance coverage in place prior to the Petition Date will remain in place during the Chapter 11 Cases and after the Effective Date. If the Indemnification Obligations are not assumed, Claims by indemnified parties would be General Unsecured Claims in Class 7, subject to claims of rights of setoff and/or recoupment.

K.       REVESTING OF ASSETS

                  Pursuant to section 1141(b) of the Bankruptcy Code, all property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable

Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.

L.       PRESERVATION OF RIGHTS OF ACTION

                  Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained Litigation Claims as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights. The Debtors do not believe that the Litigation Claims will have a material impact on the businesses or value of the Reorganized Debtors. The Debtors have not undertaken a detailed analysis of any potential preference, fraudulent transfer or other actions they may have under sections 544, 546, 547, 548 and 550 of the Bankruptcy Code (other than with respect to Raytheon).

                  The failure of the Debtors to specifically list any claim, right of action, suit, or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit, or proceeding, and the Reorganized Debtors will retain the right to pursue additional claims, rights of action, suits or proceedings. In addition, at any time before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

M.       OTHER MATTERS

         1.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtors reject an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement will have an Impaired Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment severance agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

                  a.       ASSUMED CONTRACTS AND LEASES

                  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms,
(iii) is the subject of a motion pending before the Bankruptcy Court as of the Confirmation Date to assume or reject such contract or lease or (iv) is listed on SCHEDULE 6.3 attached to the Plan as being an executory contract or unexpired lease to be rejected, PROVIDED, HOWEVER, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend SCHEDULE 6.3 to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on SCHEDULE 6.3, such executory contract or unexpired lease shall be deemed assumed. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights IN REM related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                  b.       PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND
                           LEASES

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                  c.       REJECTED CONTRACTS AND LEASES

                  On the Effective Date, each executory contract and unexpired lease listed on SCHEDULE 6.3 to the Plan shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract or lease listed on SCHEDULE 6.3 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease; PROVIDED, HOWEVER, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend
SCHEDULE 6.3 to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease is not listed on SCHEDULE 6.3, such executory contract or unexpired lease shall be deemed assumed. Listing a contract or lease on SCHEDULE 6.3 shall not constitute an admission by a Debtor nor a Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described above, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

                  d.       REJECTION DAMAGES BAR DATE

                  If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, counsel to the Creditors' Committee, within thirty (30) days after service of the earlier of (i) notice of the Confirmation Order, or (ii) other notice that the executory contract or unexpired lease has been rejected.

                  If any party to a lease or contract has any questions regarding the status or treatment of such lease or contract, please call the following the telephone number: (866) 251-5464.

         2. SPECIAL PROVISIONS FOR WARRANTY AND INDEMNITY OBLIGATIONS ARISING OUT OF COMPLETED PROJECTS

                  Notwithstanding anything to the contrary in the Plan, all Completed Projects and all executory obligations thereunder (including warranty and/or indemnity obligations), other than those Completed Projects explicitly set forth on Schedule 6.5 to the Plan, shall be treated as executory contracts that are rejected pursuant to section 365 of the Bankruptcy Code. Those Completed Projects and all executory obligations thereunder (including warranty and/or indemnity obligations) explicitly set forth on Schedule 6.5 to the Plan shall be treated as executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code, and obligations thereunder shall be satisfied in the ordinary course of business. The Debtors reserve the right to amend Schedule 6.5 to the Plan to delete or add any Completed Project thereto, at any time prior to the Confirmation Date. The fact that a Completed Project is listed on Schedule
6.5 to the Plan shall not constitute an admission by a Debtor or a Reorganized Debtor that such Completed Project is an executory contract or that a Debtor or Reorganized Debtor has any liability thereunder.

         3.       ADMINISTRATIVE CLAIMS

                  All requests for payment of an Administrative Claim (other than as set forth in Sections 3.1 and 12.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Trustee no later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         4.       PROFESSIONAL FEE CLAIMS

                  All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee prior to the Effective Date and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

         5.       WITHHOLDING AND REPORTING REQUIREMENTS

                  In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each holder of an Allowed Claim that is to receive a distribution of New Common Shares pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Common Shares to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to SECTION 7.7 of the Plan.

         6.       SETOFFS

                  The Reorganized Debtors may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim; PROVIDED, HOWEVER, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder. Notwithstanding anything to the contrary, the Debtors and Reorganized Debtors will not exercise any right of setoff against any Lender, any agents under the Prepetition Senior Secured Credit Facility or the DIP Facility, or the DIP Lenders.

         7.       CONTINUATION OF CERTAIN ORDERS

                  Notwithstanding anything in the Plan to the contrary, the Debtors will continue to pay any Claims authorized to be paid by an order of the Bankruptcy Court during the Chapter 11 Cases, pursuant to the terms and conditions of any such order.

N.       CONFIRMATION AND/OR CONSUMMATION

                  Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

         1.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                  The Bankruptcy Court will determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") whether the following requirements for confirmation, set forth in section 1129 of the Bankruptcy Code, have been satisfied:

                  a. The Plan complies with the applicable provisions of the Bankruptcy Code.

                  b. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  c. The Plan has been proposed in good faith and not by any means forbidden by law.

                  d. Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                  e. The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors, or
                           (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                  f. With respect to each Class of Claims or Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. SEE SECTION XI.C.

                  g. The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. SEE SECTION VI.C.2.(a).

                  h. If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                  i. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. SEE
                           SECTION XI.A.

                  j. The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

         2.       CONDITIONS TO CONFIRMATION AND CONSUMMATION

                  a.       CONDITIONS TO CONFIRMATION

                  The following are conditions precedent to the occurrence of the Confirmation Date: (i) the entry of an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, and (ii) the proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Agent under the Prepetition Senior Secured Credit Facility.

                  b.       CONDITIONS TO EFFECTIVE DATE

                  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
SECTION 10.2 of the Plan:

                           (i) The Confirmation Order shall have been entered and become a Final Order in form and substance


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


                                    reasonably satisfactory to the Debtors and the Agent under the Prepetition Senior Secured Credit Facility and shall:

                                            (1)      provide that the Debtors
                                                     and Reorganized Debtors are
                                                     authorized and directed to
                                                     take all actions necessary
                                                     or appropriate to enter
                                                     into, implement and
                                                     consummate the contracts,
                                                     instruments, releases,
                                                     leases, indentures and
                                                     other agreements or
                                                     documents created in
                                                     connection with the Plan or
                                                     the Restructuring
                                                     Transactions;

                                            (2)      authorize the issuance of
                                                     the New Common Shares, the
                                                     Washington Stock Options,
                                                     and Management Options;

                                            (3)      find that the New Common
                                                     Shares issued under the
                                                     Plan in exchange for Claims
                                                     against the Debtors are
                                                     exempt from registration
                                                     under the Securities Act of
                                                     1933 pursuant to section
                                                     1145 of the Bankruptcy Code
                                                     except to the extent that
                                                     holders of the New Common
                                                     Shares are "underwriters,"
                                                     as that term is defined in
                                                     section 1145 of the
                                                     Bankruptcy Code.

                           (ii) The Reorganized Debtors shall have entered into the Exit Facility;

                           (iii) All Plan Exhibits shall be in form and substance reasonably acceptable to the Debtors and the Agent under the Prepetition Senior Secured Credit Facility and shall have been executed and delivered.

                           (iv) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                  c.       WAIVER OF CONDITIONS

                  Each of the conditions set forth in SECTION 10.2 of the Plan may be waived in whole or in part by the Debtors with the written consent of the Agent under the Prepetition Senior Secured Credit Facility, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

O.      EFFECTS OF CONFIRMATION

         1.       BINDING EFFECT

                  The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against the Debtors, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all parties-in-interest in the Chapter 11 Cases.

         2.       DISCHARGE OF THE DEBTORS

                  (a) Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all WGI Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Confirmation Order, Confirmation shall (a) discharge the Debtors from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in WGI.

                  (b) As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in the Plan of the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such rights of equity security holders in WGI, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or WGI Interest.

                  The Plan does not provide for a discharge of any non-Debtor party. See SECTION VI.H for a description of release and indemnification provisions. The Plan does provide for certain Indemnification Obligations to be assumed, which means that if third party claims against non-Debtors are pursued, such non-Debtors that have rights to be indemnified by the Debtors for their costs or liabilities (if any) will continue to be indemnified by the Reorganized Debtors.

         3.       PERMANENT INJUNCTION

                  Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from the taking of any of the following actions against the Debtors, the Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding: (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to SECTION 5.13 of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance: (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  By accepting distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in SECTION 12.11 of the Plan.

         4.       EXCULPATION AND LIMITATION ON LIABILITY; INDEMNITY

                  Neither the Debtors, Reorganized Debtors, Prepetition Secured Lenders, Creditors' Committee, DIP Lenders, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor or Reorganized Debtor, the Creditors' Committee, the Prepetition Secured Lenders, the DIP Lenders, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

                  The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to SECTION 5.10 of the Plan.

P.       RETENTION OF JURISDICTION

                  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, jurisdiction to:

                  a. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                  b. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; PROVIDED, HOWEVER, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

                  c. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                  d. Effectuate performance of and payments under the provisions of the Plan;

                  e. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

                  f. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  g. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                  h. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  i. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

                  j. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

                  k. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  l. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

                  m. Except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

                  n. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                  o. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

                  p. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

                  q.       Enter a final decree closing the Chapter 11 Case.

Q.       PAYMENT OF STATUTORY FEES

                  Under the Plan, all fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing will be paid on or before the Effective Date. After the Effective Date, the Reorganized Debtors shall pay all required fees pursuant to
Section 1930 of title 28 of the United States Code or any other statutory requirement and comply with all statutory reporting requirements.

                           XII.  WGI CREDITOR TRUST

A.       APPOINTMENT OF TRUSTEE

                  The Trustee for the WGI Creditor Trust shall be designated by the Creditors' Committee with the reasonable consent of the Agent under the Prepetition Senior Secured Credit Facility and the Debtors. Specifically, the Creditors' Committee shall file a notice on a date that is not less than five
(5) days prior to the Confirmation Hearing designating the Person whom they have selected as Trustee and seeking approval of such designation. Any dispute regarding the designation of the Trustee shall be resolved by the Bankruptcy Court. If approved by the Bankruptcy Court, the Person so designated shall become the Trustee on the Effective Date. The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the WGI Creditor Trust Agreement.

B.       TRANSFER OF TRUST ASSETS TO THE WGI CREDITOR TRUST

                  The Trust Assets are comprised of the (i) Initial Deposit;
(ii) the Raytheon Claims; and (iii) all of the Debtors' rights and standing to contest the Raytheon Asserted Claims and all other Disputed Claims in Class 7 on any basis and (iv) any and all proceeds of the foregoing and interest actually earned with respect thereto. On the Effective Date, the Debtors shall transfer and shall be deemed to have irrevocably transferred to the WGI Creditor Trust, for and on behalf of the beneficiaries of the Trust, the Trust Assets (subject to the obligation of the WGI Creditor Trust to pay the Reimbursement Obligation as set forth in SECTION 9.6 of the Plan).

C.       THE WGI CREDITOR TRUST

                  Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the WGI Creditor Trust Agreement, substantially in the form of Exhibit E to the Plan, shall become effective. The Trustee shall accept the WGI Creditor Trust and sign the WGI Creditor Trust Agreement on the Effective Date and the WGI Creditor Trust will then be deemed created and effective.

                  The Trustee shall have full authority to take any steps necessary to administer the WGI Creditor Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions therefrom to the holders of Allowed Class 7 Claims and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any of the Raytheon Claims, the Raytheon Asserted Claims and other Disputed Claims in Class 7. Upon such transfer, the Debtors, the Disbursing Agent and the Reorganized Debtors shall have no other further rights or obligations with respect thereto.

                  All costs and expenses associated with the administration of the WGI Creditor Trust, including those rights, obligations and duties described in SECTION 9.3 of the Plan, shall be the responsibility of and paid by the WGI Creditor Trust. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the WGI Creditor Trust to enable the Trustee to perform the Trustee's tasks under the WGI Creditor Trust Agreement and the Plan; PROVIDED, HOWEVER, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable.

                  The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets.

                  For federal income tax purposes, it is intended that the WGI Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the WGI Creditor Trust.

                  The Trustee shall be responsible for filing all federal, state and local tax returns for the WGI Creditor Trust.

D.       THE TRUST ADVISORY BOARD

                  The Trust Advisory Board will be comprised of three (3) members, all of which shall be designated by the Creditors' Committee with the reasonable consent of the Agent under the Prepetition Senior Secured Credit Facility and the Debtors. The Debtors will give written notice of the identity of each member and file such notice with the Bankruptcy Court on a date that is not less than five (5) days prior to the Confirmation Hearing. Any dispute regarding the designation of the members of the Trust Advisory Board shall be resolved by the Bankruptcy Court.

                  The Trust Advisory Board shall adopt such bylaws as it may deem appropriate. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the WGI Creditor Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the WGI Creditor Trust.

                  In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

                  Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

                  The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.

                  The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.

                  Notwithstanding anything to the contrary in this Plan, neither the Trust Advisory Board or any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor shall any member be liable for anything other than such member's own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

                  The Trust Advisory Board shall govern its proceedings through the adoption of by-laws, which the Trust Advisory Board may adopt by majority vote. No provision of such by-laws shall supersede any express provision of the Plan.

E.       FUNDING OF THE WGI CREDITOR TRUST

                           The Initial Deposit shall be funded by the Debtors or
Reorganized Debtors by delivering to the Trustee $20 million on the Effective Date. The Trustee shall use the Initial Deposit consistent with the purpose of the WGI Creditor Trust and subject to the terms and conditions of this Plan and the WGI Creditor Trust Agreement.

F.       REIMBURSEMENT OBLIGATION

                   Immediately upon receipt of any and all Trust Recoveries by the WGI Creditor Trust, the Trustee shall pay such Trust Recoveries to Reorganized WGI until such time as the Reimbursement Obligation is paid in full, which includes interest at a rate of 20%

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per annum, compounded quarterly. The Creditors' Committee believes that a 20%
interest rate is unreasonable.

G.       DISTRIBUTIONS OF TRUST ASSETS

                  The Trustee shall make distributions of Net Trust Recoveries as, in accordance with the WGI Creditor Trust Agreement, which shall provide for distributions as follows: FIRST, to pay the Trust Expenses; SECOND, to repay the Reimbursement Obligation, THIRD, to holders of Allowed Claims in Class 7 on a pro rata basis. Such distributions shall be made at the times and in the manner set forth in the WGI Creditor Trust Agreement.

                  If there is any Net Trust Recovery remaining after payment in full of each Allowed General Unsecured Claim plus simple interest at the rate of 20% per annum from the Petition Date to the date of payment of such Allowed General Unsecured Claim, such funds will be distributed by the Trustee to holders of Old Common Stock as of the Distribution Date on a pro rata basis.

                   VIII.  CERTAIN FACTORS TO BE CONSIDERED

                  The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

                  The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Reorganization of certain of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on those Debtors' employees and other stakeholders.

B.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       FAILURE TO CONFIRM OR CONSUMMATE THE PLAN

                  Even if all Impaired voting classes vote in favor of the Plan, and with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan.
Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, (SEE SECTION XI.A), and that the value of distributions to dissenting holders of Claims and Interest may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. SEE SECTION XI.C. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See APPENDIX B annexed hereto for a liquidation analysis of the Debtors.

                  In addition, the Creditors' Committee has asserted that the Board of Directors of WGI has a duty to maximize value by marketing the Debtors' estates openly during the Chapter 11 Cases. The Debtors and Prepetition Secured Lenders dispute the Creditors' Committee's contention. Moreover, as described elsewhere in the Disclosure Statement, the Company did, in fact, solicit interest from potential third parties for a the sale of the Company or portions thereof and agreed to cooperate with the Creditors' Committee in its efforts to contact prospective purchasers. The Debtors believe that no meaningful offers were ever received. SEE SECTION IV.B.

                  The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

         2.       DISRUPTION OF OPERATIONS DUE TO THE FILING OF THE CHAPTER 11
                  CASES

                  As part of the first day relief requested in the Chapter 11 Cases, the Bankruptcy Court entered orders allowing the Debtors to pay prepetition employee obligations and certain prepetition key vendor trade claims in the ordinary course of business. SEE SECTION I.G. The Debtors, therefore, believe that the solicitation with respect to the Plan will not have a material adverse affect the Debtors' relationships with customers, employees, and suppliers, provided that the Debtors demonstrate sufficient liquidity to continue to operate their businesses.

                  The Debtors believe that relationships with their customers, suppliers and employees will be maintained, and the going concern value of the business will be preserved, if the Chapter 11 process is completed on the expedited timetable established at the outset of these cases. SEE SECTION IV.C. However, if there is a protracted Chapter 11 process, the Debtors' operations could be materially adversely affected.

                  The filing of the Chapter 11 Cases by the Debtors and the publicity attendant thereto might also adversely affect the businesses of the Non-Debtor Subsidiaries. Because the business of WGI is closely related to the businesses of all its subsidiaries, any downturn in the business of Non-Debtor Subsidiaries could also affect the Debtors' prospects. Although WGI does not believe that the commencement of the Chapter 11 cases will adversely affect the businesses of any Non-Debtor Subsidiaries, if there is a protracted Chapter 11 Case, the possibility of adverse effects on such Non-Debtor Subsidiaries may increase. The Non-Debtor Subsidiaries do not have the benefit of the automatic stay.

C.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

                  The Projections set forth in APPENDIX C hereto cover the Debtors' operations through fiscal 2004. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtors, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize.

                  In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors' operations. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtors, which may vary significantly from those set forth in the Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by the Debtors, the Debtors' advisors, or any other person that the Projections can or will be achieved. SEE SECTION XI.A.

D.       INTEGRATION ISSUES

                  Prior to the Petition Date, the Debtors deployed an aggressive strategy of growth through acquisitions. In connection with these acquisitions, there may be liabilities that WGI failed to discover, including liabilities arising from pollution of the environment or non-compliance with environmental laws by prior owners, and for which WGI, as a successor owner, may be responsible and that are not being discharged under the Plan. Indemnities and warranties for such liabilities from sellers, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

                  There are significant uncertainties and risks relating to the integration of an acquired company's operations. Whether the anticipated benefits of an acquisition are ultimately achieved depends on a number of factors, including the ability of the combined companies to achieve administrative cost savings, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined companies. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the acquisition will materially affect the operations of the combined companies.

                  Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. There can be no assurance that any expected synergies will be realized or that the results of the combined operations will be improved in a timely manner, if at all. In addition, the process of integrating the acquired company's operations into those of the Debtors could cause the interruption of, or the loss of momentum in, the activities of either or both companies, which could have an adverse effect on the combined operations. The continuing process of integrating the businesses of WGI, the RE&C Businesses and the Westinghouse Group may involve unforeseen difficulties and may require a disproportionate amount of time and attention of the Debtors' management and financial and other resources. SEE
SECTION IV.A.


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


E.       LACK OF ESTABLISHED MARKET FOR THE NEW SECURITIES

                  There is no existing market for the New Common Shares or and there can be no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. No assurance can be given as to the liquidity of the market for New Common Shares or the price at which any sales may occur.

                  As of the Petition Date, WGI had 52,349,872 shares of Old Common Shares issued and outstanding, and which, at one time, were traded on the NYSE. The NYSE has certain listing criteria applicable to companies listed on such exchanges, including financial criteria and minimum requirements as to the number of holders of listed securities. Trading of Old Common Stock has been suspended by the NYSE and the Old Common Stock may be delisted. The Debtors will use reasonable commercial efforts to have the New Common Shares listed on a national securities exchange. However, there can be no assurance that Reorganized WGI will be successful in listing its securities with any exchange. In the event that Reorganized WGI is unable to cause any of the New Common Shares to be listed on any exchange or quoted on any quotation system, the liquidity of the New Common Shares would be materially impaired.

F.       RESTRICTED RESALE OF THE NEW SECURITIES

                  The New Common Shares will be distributed pursuant to the Plan without registration under the Securities Act and without qualification or registration under the State Laws, pursuant to exemptions from such registration and qualification contained in section 1145(a) of the Bankruptcy Code. With respect to persons who receive such securities pursuant to the Plan, these Bankruptcy Code exemptions apply only to the distribution of such securities under the Plan and not to any subsequent sale, exchange, transfer or other disposition of such securities or any interest therein by such persons. Therefore, subsequent sales, exchanges, transfers or other disposition of such securities or any interest therein by "underwriters" or "affiliates" would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or the State Laws.

                  Additionally, New Common Shares may not be sold, exchanged, transferred, or otherwise disposed of without registration or qualification under the State Laws unless specific exemptions from such registration or qualification requirements are available with respect to such sale, exchange, transfer, or disposition. SEE SECTION IX.B.2.

G.       ENVIRONMENTAL MATTERS

                  The Reorganized Debtors will be subject to a variety of environmental laws and regulations governing, among other things, discharges to air and water, the handling, storage, and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. Such laws and regulations and the risk of attendant litigation can cause significant delays to a project and add significantly to its cost. Violations of these environmental laws and regulations could subject the Reorganized Debtors and their management to civil and criminal penalties and other liabilities. There can be no assurance that such laws and regulations will not become more stringent, or more stringently implemented, in the future.

                  Various federal, state and local environmental laws and regulations, as well as common law, may impose liability for property damage and costs of investigation and cleanup of hazardous or toxic substances on property currently or previously owned by the Debtors or arising out of the Debtors' waste management activities. Such laws may impose responsibility and liability without regard to knowledge of or causation of the presence of the contaminants, and the liability under such laws is joint and several. The Debtors have potential liabilities associated with their past waste disposal activities and with their current and prior ownership of certain property. In general, the Debtors believe that the likely amount of such liabilities will not be material, because the Debtors may have a valid defense to liability with respect to a given site or the Debtors should only be responsible for a small percentage of the total cleanup costs with respect to a given site. However, because liability under such laws is joint and several, no assurances can be given that the Reorganized Debtors will not eventually be responsible for all or a substantial portion of the liabilities associated with one or more of these sites, which liabilities could be material either individually or in the aggregate.

H.       UNIMPAIRED AND UNKNOWN CLAIMS

                  The Plan provides that the only claims against the Debtors that are Impaired are the claims set forth in Classes 6 and 7. All other claims against the Debtors are being left Unimpaired under the Plan. The Unimpaired Claims include, but are not limited to, Employee Claims. To the extent that such claims are required to be reflected on financial statements, the Debtors believe that their financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those set forth in the financial statements and projections. Further, there are likely to be Claims that exist which the Debtors are not aware of at this time. Some of such Claims (such as potential liability to unknown future asbestos claimants) may not be discharged under the Plan. The Debtors are taking no action in the Chapter 11 Cases to disallow, liquidate or otherwise cap any Unimpaired Claims. The liability of the Debtors as to Unimpaired Claims, and certain types of unknown claims that, under applicable law, may not be discharged after their emergence from Chapter 11 will not have been reduced or otherwise affected by the Chapter 11 Cases or the Plan. There can be no assurance that the Debtors' financial position and results of operations after emergence from Chapter 11 pursuant to the Plan could not be materially and adversely affected by the Unimpaired Claims or unknown Claims.

I.       INDUSTRY CYCLICALITY

                  Demand for the services to be offered by the Reorganized Debtors has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond the control of the Reorganized Debtors, including economic conditions. During economic downturns, the ability of both private and governmental entities in targeted markets to make capital expenditures on infrastructure improvement may decline significantly. There can be no assurance that economic conditions generally will be favorable or that there will not be significant fluctuations adversely affecting the industry as a whole or key markets targeted by the Reorganized Debtors and, as a result, the Reorganized Debtors and their financial results.

J.       BUSINESS AND COMPETITION

                  The Debtors' competitive position in the markets that they serve has been adversely impacted by the difficulty in obtaining bonding capacity and their lack of financial flexibility that, among other things, inhibit their ability to secure project financing. The Debtors are engaged in highly competitive businesses, particularly those portions relating to engineering, construction and other service contracts that are awarded through competitive bidding processes. The Debtors compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Many such competitors have a substantially stronger financial position than do the Debtors, which, in some instances, could give them a competitive advantage over the Debtors. While the Debtors' management believes that the Plan will greatly improve the Reorganized Debtors' ability to compete more effectively in the industries in which they conduct their business, there can be no assurance that the Reorganized Debtors will be able to compete successfully for new projects following the consummation of the Plan.

K.       GOVERNMENT CONTRACTS

                  U.S. Government contracts historically have been a significant part of the Debtors' businesses. Contracts and subcontracts with various government entities accounted for nearly 30% of WGI's revenues for the nine months ended September 1, 2000. The Debtors' poor financial position may have a disproportionately adverse impact on the Debtors' ability to obtain new U.S. Government contracts during the period in which the Debtors are soliciting approvals of the Plan or are in court proceedings pursuant to the Plan. The Debtors' management believes that it is unlikely that any U.S. Government contract will be awarded to the Debtors during the period the Debtors are in Chapter 11.

                  Although the Debtors' management believes that following the consummation of the Plan, the Reorganized Debtors should be in good position to obtain U.S. Government contracts, there can be no assurance that such will be the result. In the event that the Reorganized Debtors are unable to obtain new U.S. Government contracts, there would be a material adverse effect on the Reorganized Debtors.

                  The Debtors have a number of cost reimbursement contracts with various agencies of the U.S. Government, the allowable costs of which are subject to audit by the U.S. Government. As a result of such audits, U.S. Government auditors assert from time to time that certain costs claimed as reimbursable under government contracts either were not allowable costs or were not allocable in accordance with federal government regulations. The resolution of these audits may result in various sanctions including repayments of amounts previously paid by the U.S. Government to the Debtors. Some audits have resulted in cost disallowances and claims for reimbursement by the government.

                  The Debtors have a number of contracts and subcontracts with various agencies of the U.S. Government, principally for environmental remediation and restoration work, which extend beyond one year and for which government funding has not yet been approved. There can be no assurance that such funding will be approved. All contracts with agencies of the U.S. Government and some commercial and foreign contracts are subject to termination for convenience. In the event of a termination, the Debtors would not receive projected revenues or profits associated with the terminated portion of such contracts.


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


L.       FIXED PRICE CONTRACTS AND OTHER PROJECT RISKS

                  In connection with their engineering and construction business, the Debtors enter into three basic types of contracts: (i) fixed-price or lump-sum contracts providing for a single price for the total amount of work to be performed, under which risk is typically highest; (ii) unit-price contracts providing for a specified price for each unit of work performed, under which anticipated income is the highest; (iii) and cost-type contracts (including cost-plus) providing for reimbursement of allowable or otherwise defined costs incurred plus a fee, under which risk is minimal and anticipated income is earned solely from the fee received for services provided. In connection with its engineering contracts, including design and program management, compensation is typically on a cost-plus-fee basis.

                  Regardless of the type of contract, the construction business has always been subject to unusual risks, including unforeseen conditions encountered during construction, the impact of inflation upon costs and financing requirements of clients and changes in political and legal circumstances, particularly since contracts for major projects are performed over extended periods of time. Other risks include the failure of third party project participants, including joint venture partners and subcontractors, to obtain required permits or to perform essential functions on a timely basis, the failure of local governing authorities to take certain necessary actions, opposition by community groups in the locality of a project or by other interested third parties to the project's development, and the failure to obtain adequate financing for the project. The Debtors may be exposed to significant risks and uncertainties in the performance of contracts, particularly fixed-price contracts.

                  Because of the size and complexity of major infrastructure projects, a relatively small number of projects may provide a significant percentage of the Debtors' revenue in a given year. The loss of one or more major contracts or the inability of the Debtors to perform profitably under one or more major contracts, could have a material adverse effect on the Debtors' financial condition, results of operations and cash flows.

M.       INTERNATIONAL OPERATIONS

                  WGI pursues project opportunities throughout the world through foreign and domestic subsidiaries as well as agreements with foreign joint-venture partners. These foreign operations are subject to special risks, including: uncertain political and economic environments, potential incompatibility with foreign joint-venture partners, foreign currency controls and fluctuations, civil disturbances, and labor strikes. Although these projects are heavily concentrated in WGI's Non-Debtor Subsidiaries, these risks still weigh on the Company's overall financial health.

                  Events outside of the Debtors' control may limit or disrupt operations, restrict the movement of funds, result in deprivation of contract rights, increase foreign taxation or limit repatriation of earnings. In addition, in certain cases, applicable law and joint-venture or other agreements may provide that each joint-venture partner is jointly and severally liable for all liabilities of the venture.

N.       BONDING

                  The Debtors' business operations are highly dependent on their ability to obtain construction bond coverages sufficient to meet bid requirements imposed by potential customers. The Debtors' ability to obtain adequate bonding coverages has been severely impacted by the Debtors' poor financial position and lack of liquidity. Due to the Debtors' limited access to bonding capacity, the Debtors may be required to collaborate or partner with competitors to obtain adequate bonding capacity with which to bid on new projects. Such collaborations mean that Debtors would be forced to surrender some benefits from new bidding opportunities to their competitors at a cost to the Debtors' operating performance.

                  The Debtors' management believes that the Plan will facilitate Reorganized WGI's access to adequate bonding capacity to meet the requirements of new project bids, without collaboration with its competitors. However, there can be no assurance that Reorganized WGI will obtain access to adequate bonding capacity following consummation of the Plan, or that such bonding will be available on terms acceptable to Reorganized WGI. If adequate bonding capacity is not available or if the terms of such bonding are too onerous, there would be a material adverse effect on Reorganized WGI. Negotiations with surety companies for go-forward bonding capacity are ongoing. Regardless of the outcome of such discussions, Reorganized WGI will continue to pursue environmental, construction and other projects in partnership arrangements with other contractors to support Reorganized WGI's performance of contracts. SEE SECTION V.E.4


                                       59
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O.       RELIANCE ON KEY PERSONNEL

                  One of the Debtors' primary assets is their highly skilled professionals, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts. The Debtors operate a service business which is highly dependent on their customers' belief that the Debtors will perform tasks of the highest standards over an extended period of time. Continued deterioration of the Debtors' business, or loss of a significant number of key professionals, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

                  The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical personnel. The Debtors are seeking Bankruptcy Court approval of a bonus program designed to retain certain of their key employees, but there is no guarantee that such program will be approved, or if approved that it will have the intended effect. SEE SECTION V.E.

P.       CERTAIN LITIGATION

                  Although the Debtors believe that the Raytheon Claims are valid, if the Debtors are unsuccessful in prosecuting such claims, the corpus of the WGI Creditor Trust may not contain any realizable assets. The Debtors have filed suit against Raytheon alleging fraud and seeking rescission and, alternatively, unspecified damages and specific performance for breach of contract, and will file suit seeking the avoidance and recovery of transfers and obligations under applicable provisions of the Bankruptcy Code. SEE SECTION V.I.1. The Debtors believe that Raytheon intends to assert claims against the Debtors. SEE APPENDIX D. Litigation of this variety is inherently uncertain and there can be no guarantee of any outcome. The Trustee may decide that the best hope for recovery for the WGI Creditor Trust lies in settling the Raytheon Claims. Such settlement may be significantly less than the damages which were caused and/or the transfers to be recovered, or the total amount of Class 7 Claims.

                  Representative plaintiffs John B. Blyler and Malcolm J. Corse are the representative plaintiffs in a class action pending in the United States District Court for the District of Idaho in which they were certified by the Idaho District Court on July 12, 2000, to represent a class consisting of all participants in the Morrison Knudsen Employee Stock Ownership Plan on and after September 22, 1993, and their beneficiaries, and all participants in the Morrison Knudsen Savings Plan (the "MK Savings Plan") for whose benefit the MK Savings Plan held MK common stock after September 22, 1993, and their beneficiaries, but excluding all of the Defendants and their beneficiaries (the "Idaho Class Plaintiffs"). The Idaho Class Plaintiffs have made the assertion that their claims represent potentially material obligations of the Reorganized Debtors. The Debtors dispute that assertion. Claims of the Idaho Class Plaintiffs against the Debtors (if any), would be Class 7 Claims. Claims against individual defendants (if any) would not be released or discharged under the Plan. Those individual defendants may have rights to be indemnified by the Debtors, which indemnification rights are being assumed under the Plan. SEE
SECTION VI.H. Also, the Debtors maintain ERISA fiduciary insurance.

                  In addition, there are certain other claims, lawsuits, disputes with third parties, investigations and administrative proceedings against the Debtors relating to matters in the ordinary course of its business activities which could materially and adversely affect the Debtors' reorganization.

            IX.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

                  No registration statement will be filed under the Securities Act or any state securities laws with respect to the issuance or subsequent transfer of the New Common Shares under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (i) the offer and the sale of such securities pursuant to the Plan; and (ii) subsequent transfers of such securities.

A. OFFER AND SALE OF NEW SECURITIES, PURSUANT TO THE PLAN: BANKRUPTCY CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the New Common Shares under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.


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B.       SUBSEQUENT TRANSFERS OF NEW SECURITIES

         1.       FEDERAL SECURITIES LAWS: SECTION 1145(c) OF THE BANKRUPTCY
                  CODE

                  Section 1145(c) of the Bankruptcy Code deems any offer or sale of securities of the kind and in the manner specified in section 1145(a)(1) of the Bankruptcy Code to have been a public offering. Accordingly, the New Common Shares generally will be freely transferable by holders of Impaired Claims under the Securities Act unless the Holder is deemed, by section 1145(b) of the Bankruptcy Code, to be an "underwriter" for purposes of section 2(11) of the Securities Act with respect to such securities. Section 1145(b) of the Bankruptcy Code deems any entity to be an "underwriter" under section 2(11) of the Securities Act, if such entity:

                  a. purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

                  b. offers to sell securities offered or sold under a plan for the holders of such securities;

                  c. offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (A) with view to distribution of such securities; and (B) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                  d. is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                  Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

                  To the extent that holders of Impaired Claims who receive New Common Shares pursuant to the Plan are deemed to be "underwriters," such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available. However, it is anticipated that holders of a portion of the New Common Shares will be entitled to demand that the Reorganized Debtor register the resale of such shares under the Securities Act and that such holders of New Common Shares will be permitted to obtain registration of the sale of their New Common Shares in certain circumstances in connection with certain registered offerings of New Common Shares by Reorganized WGI. SEE
SECTION VI.F.1.

                  Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Shares would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Common Shares under the Plan would be an "underwriter" with respect to the New Common Shares.

                  GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON SHARES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON SHARES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW COMMON SHARES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

         2.       SUBSEQUENT TRANSFERS OF NEW COMMON SHARES UNDER STATE
                  SECURITIES LAWS

                  If the New Common Shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the New Common Shares will be generally freely tradeable under state securities laws. If the New Common Shares are not listed on any of the above exchanges or the Nasdaq National Market, the New Common Shares will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. A majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investor Service, Inc. or Standard & Poor's. If the New Common Shares are not listed on one of the above exchanges or the Nasdaq National Market, the Reorganized Debtors intend to provide the necessary information in order to be able to take advantage of such manual exemptions.

                  X.   INCOME TAX CONSEQUENCES OF THE PLAN

                  A summary description of certain income tax consequences of the Plan is provided below. The description of tax consequences below is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal consequences


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of the Plan for certain Debtors and for holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other tax authorities have been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. The Debtors are not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Claim holder, and are not rendering any form of legal opinion as to such tax consequences.

                  The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations promulgated thereunder, judicial decisions, and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly affect the United States federal income tax consequences discussed below.

                  EXCEPT TO A LIMITED EXTENT, THE FOLLOWING DISCUSSION DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN ENTITIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, BROKER-DEALERS AND TAX-EXEMPT ORGANIZATIONS). FURTHERMORE, UNITED STATES FEDERAL ESTATE AND GIFT TAX ISSUES ARE NOT ADDRESSED HEREIN. THE FOLLOWING DISCUSSION ASSUMES THAT CLAIM HOLDERS HOLD THEIR CLAIMS AS CAPITAL ASSETS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

                  EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1.       CANCELLATION OF INDEBTEDNESS INCOME

                  Under general United States federal income tax principles, each Debtor will realize cancellation of debt ("COD") income to the extent that its obligation to a Claim holder is discharged pursuant to the Plan for an amount less than the adjusted issue price (in most cases, the amount the Debtors received upon incurring the obligation, with certain adjustments) of such holder's Claim. For this purpose, the amount paid to a Claim holder in discharge of its Claim generally will equal the amount of Cash and the fair market value on the Effective Date of any other property paid to such Claim holder.

                  Because the Debtors each will be debtors in a bankruptcy case at the time they realize COD income, they will not be required to include such COD income in their gross income, but rather will be required to reduce certain of their respective tax attributes by the amounts of COD income so excluded. Under the general rules of IRC section 108, the required attribute reduction will be applied to reduce the net operating losses ("NOLs") and NOL carryforwards, to the extent of such NOLs and carryforwards, and certain other tax attributes of the Debtors. IRC section 108(b)(5) permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction to reduce first the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and NOL carryforwards, and then certain other tax attributes. The Debtors have not yet determined whether they will make the election under IRC section 108(b)(5).

                  Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in Tax Attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

         2.       NET OPERATING LOSSES AND OTHER ATTRIBUTES

                  The Debtors have NOL carryforwards. Current year NOLs, use of general business, alternative minimum tax, and foreign tax credit carryforwards and NOL carryforwards may be reduced or eliminated by COD to be realized on implementation of the Plan. If the current year NOLs and existing NOL carryforwards are not so eliminated, however, Section 382 of the Code ("Section 382") may substantially limit the Debtors' ability to use such loss carryforward in future years.


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                  When a corporation undergoes an "ownership change," which WGI will undergo pursuant to implementation of the Plan, Section 382 generally limits the ability of the corporation to utilize historic NOLs and subsequently recognized "built-in" losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change ("Annual Section 382 Limitation"). An "ownership change" is generally defined as a more than 50 percentage point change in ownership during a three year period ending on the date on which such change in ownership is tested.

                  As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate" (currently 5.01%). Any unused portion of the Annual
Section 382 Limitation is generally available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

                  Section 382 provides an exception to the application of the Annual Section 382 Limitation for corporations under the jurisdiction of a court in a title 11 case (the "Bankruptcy Exception"). The Bankruptcy Exception could apply to the Debtors if the Debtors' historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan were to own more than 50% of the total voting power and total value of the stock of the Debtors after such implementation. The continuity of business enterprise requirement described above would not apply to the Debtors under the Bankruptcy Exception.

                  The Bankruptcy Exception could reduce the Debtors' pre-change losses and excess credits that may be carried over to a post-change year for any interest paid or accrued on any Allowed Class 6 Claims exchanged for New Common Shares. The Bankruptcy Exception also provides that a second ownership change occurring during the two-year period immediately following the first ownership change would eliminate any NOL carryforwards that arose before the first ownership change.

                  Section 382 provides that a corporation under the jurisdiction of a court in a title 11 case may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. The Debtors do not know whether they will qualify for the Bankruptcy Exception or, if they do so qualify, whether it would be advantageous to elect out. If the Bankruptcy Exception provides a specific benefit to the Debtors with respect to their existing NOL carryforward and current year NOLs, they may choose not to elect out. The Debtors are studying this issue and will make a timely decision on the best course of action.

                  Assuming that the Debtors do not qualify for the Bankruptcy Exception or elect out as discussed above, a special rule under Section 382 applicable to corporations under the jurisdiction of a court in a title 11 case that are not subject to the Bankruptcy Exception will apply in calculating the Debtors' Annual Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of the value of the Debtor's stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of the Debtor's assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the Annual Section 382 Limitation, the Debtors' use of any NOL carryforward still may be substantially limited after the ownership change. If there is a second ownership change within two years of implementation of the Plan, the Annual
Section 382 Limitation would not be affected.

         3.       FEDERAL ALTERNATIVE MINIMUM TAX

                  A corporation may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors will be liable for the alternative minimum tax.

B.       FEDERAL INCOME TAX CONSEQUENCES TO CLAIM HOLDERS

                  The income tax consequences of the transactions contemplated by the Plan to a Claim holder will depend upon a number of factors under United States federal income tax law. For purposes of the following discussion, a "United States Person" is any person or entity (1) who is a citizen or resident of the United States, (2) that is a corporation or partnership created or organized in or under the law of the United States or any state thereof, (3) that is an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) that is a trust whose administration is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions. A "Non-United States Person" is any person or entity that is not a United States Person. Income tax consequences to Claim holders that are Non-United States Persons are generally discussed below under
SECTION X.B.2.

                  The tax treatment of holders of Claims and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan will depend upon, among other things, (1) the manner in which a holder acquired


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a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (5) whether the holder has previously included accrued but unpaid interest with respect to the Claim; (6) the method of tax accounting of the holder; (7) whether the Claim is an installment obligation for United States federal income tax purposes; and (8) whether the Claim constitutes a "security" for federal income tax purposes. Therefore, holders of Claims should consult their tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

         1.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                  a.       GENERAL

                  A holder of a Claim against the Debtors that is a United States Person and whose Claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (A) the fair market value on the Effective Date of such holder's Pro Rata share of any property received in respect of its Claim and (B) the holder's adjusted tax basis in the Claim. A holder's tax basis in property received in exchange for its Claim will generally be equal to the fair market value of such property on the Effective Date. The holding period for any such property will begin on the day after the Effective Date.

                  b.       MARKET DISCOUNT

                  The market discount provisions of the IRC may apply to holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory DE MINIMIS amount. Gain recognized by a Claim holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claim holder's period of ownership, unless the Claim holder elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

                  c.       REORGANIZATION TREATMENT

                  The transactions contemplated by the Plan with respect to WGI and Reorganized WGI, pursuant to which holders of Allowed Class 6 Claims will each receive a Pro Rata share of 100% of the New Common Shares to be issued by Reorganized WGI may be treated as a "reorganization" for United States federal income tax purposes. If reorganization treatment is applicable, then the United States federal income tax consequences arising from the Plan to holders of Allowed Class 6 Claims may vary from those described above under SECTION X.B.1, depending upon, among other things, whether such Claims constitute "securities" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a "security" depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. The Debtors believe and intend to take the position that the Class 6 Claims should not be treated as securities for United States federal income tax purposes. If, as the Debtors believe to be the case, the Class 6 Claims do not constitute securities for United States federal income tax purposes, then a holder of a such a Claim would be subject to the tax treatment described above under SECTION X.B.1.

                  It is possible that certain claims arising under the Prepetition Senior Secured Credit Facility may constitute securities for United States federal income tax purposes and that the exchange such Claims for New Common Shares may constitute a reorganization for United States federal income tax purposes. In that case, a holder of a Claim with respect to the Prepetition Senior Secured Credit Facility should recognize gain, but not loss, with respect to each Claim surrendered in an amount equal to the lesser of (x) the amount of gain realized (I.E., the excess of the fair market value of any property received by such holder in respect of its Claim over the adjusted tax basis of such Claim) and (y) the "boot" (as described below) received by such holder, if any, in respect of its Claim. A holder will be treated as receiving "boot" to the extent of the fair market value of property other than the New Common Shares received by the holder. Any such gain recognized will be treated as capital gain unless the boot received has the effect of the distribution of a dividend, in which case the gain will be treated as a dividend to the extent of the holder's ratable share of WGI's undistributed earnings and profits. In addition, a holder's aggregate tax basis in the New Common Shares should be equal to the aggregate tax basis in the Claims exchanged therefor, decreased by the amount of boot received and increased by any gain recognized, and such holder's holding period for such property will include the holding period of the Claims exchanged therefor. A holder's tax basis in any boot received will equal the fair market value of


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


such property on the Effective Date, and the holder's holding period in such property will begin on the day after the Effective Date.

         2.       NON-UNITED STATES PERSONS

                  A holder of a Claim against a Debtor that is a Non-United States Person generally will not be subject to United States federal income tax with respect to property received in exchange for such Claim pursuant to the Plan, unless (a) such Claim holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) if such Claim holder is an individual, such Claim holder is present in the United States for 183 days or more during the taxable year of the exchange, and certain other requirements are met.

         3.       INFORMATION REPORTING AND BACKUP WITHHOLDING

                  Certain payments, including the payments with respect to Claims pursuant to the Plan, are generally subject to information reporting by the payor (the relevant Debtor) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

                  Holders of Claims that are Non-United States Persons and that receive payments or distributions under the Plan through a United States office of the relevant Debtor will not be subject to backup withholding, provided that the holders furnish certification of their status as Non-United States Persons (and furnish any other required certifications), or are otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN. Holders who receive payments or distributions under the Plan through a foreign office of the relevant Debtor may, if the Debtor has certain types of relationships to the United States, be subject to information reporting to the IRS regarding the exchange (but not backup withholding) unless the Debtor possesses in its files documentary evidence that the holder is a Non-United States Person and certain other conditions are met, or the holder otherwise establishes an exemption.

                  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a United States federal income tax return).

C.       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE WGI CREDITOR TRUST

                  Under the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury regulations have been issued, no Treasury regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise.

                  For federal income tax purposes, it is intended that the WGI Creditor Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the WGI Creditor Trust. There can be no assurance that the IRS will respect the foregoing treatment. For example, the IRS may characterize the WGI Creditor Trust as a grantor trust for the benefit of the Debtors, or as otherwise owned by and taxable to the Debtors. Alternatively, the IRS could characterize the WGI Creditor Trust as a so-called "complex trust" subject to a separate entity level tax on its earnings, except to the extent that such earnings are distributed during the taxable year. Moreover, due to the possibility that the amounts of the consideration received by a holder of an Allowed Class 7 Claim against WGI may increase or decrease, depending on whether the WGI Creditor Trust is treated as a grantor trust, the holder could be prevented from recognizing a loss until the time at which there are no assets at all remaining in the WGI Creditor Trust.

                  Holders of Allowed Class 7 Claims against WGI are urged to consult their tax advisors regarding the potential United States federal income tax treatment of the WGI Creditor Trust and the consequences to them of such treatment (including the effect on the computation of a holder's gain or loss in respect of its Claim, the subsequent taxation of any distributions from the WGI Creditor Trust, and the possibility of taxable income without a corresponding receipt of cash or property with which to satisfy the tax liability).


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


D.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

         XI.    FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.       FEASIBILITY OF THE PLAN

                  In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

                  To support their belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Projections, which are annexed to this Disclosure Statement as Appendix C.

                  The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the Exit Facility, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

                  The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

                  The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in SECTION V.L of the Disclosure Statement , which summarizes the Business Plan and certain assumptions underlying the Projections, as well as
SECTION VIII of the Disclosure Statement entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

                  WGI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, Business Plan, bank financing, and debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' Business Plan (including the time line to emerge from Chapter 11), the difficulty in controlling industry costs and integrating new operations, the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to return the Debtors' operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

B.       ACCEPTANCE OF THE PLAN

                  As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Class 6 and 7 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.       BEST INTERESTS TEST

                  As noted above, even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its Chapter 11 cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

                  The Creditors' Committee has asserted that under the circumstances a Chapter 7 trustee could sell the Debtors' business units as going concerns and that the Liquidation Analysis understates the value of the Debtors. The Debtors dispute the assertion that a sale of the Debtors' business units as going concerns in Chapter 7 would be possible.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection claims.

                  Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the


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probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.       LIQUIDATION ANALYSIS

                  In order to determine the amount of liquidation value available to creditors, the Debtors, with the assistance of their financial advisor, Zolfo Cooper, prepared a liquidation analysis, annexed hereto as APPENDIX B (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation, holders of prepetition Claims would not receive any recovery. This conclusion is premised upon the assumptions set forth in APPENDIX B, which the Debtors and Zolfo Cooper believe are reasonable.

                  Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and\or business units, as well as the amount of Claims that will ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of any Claims filed and the Debtors' books and records. No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible Chapter 7 liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.       VALUATION OF THE REORGANIZED DEBTORS

                  In conjunction with the Plan, the Debtors determined that it was necessary to estimate post-confirmation values for the enterprise of Reorganized WGI and its subsidiaries (the "Reorganized Company") and the New Common Shares. Accordingly, the Debtors directed their investment banker, Lazard, to prepare a valuation analysis the Reorganized Company and the New Common Shares for purposes of this Disclosure Statement.

                  Based in part on information provided by the Company, Lazard has concluded that the value of the Company (exclusive of the Raytheon Claims) is between $470 and $640 million, with a midpoint of $555 million. This midpoint amount is less than the amount of funded debt owed to the Prepetition Secured Lenders. In preparing its analyses, Lazard (1) reviewed certain recent publicly available financial statements of the Debtors; (2) reviewed certain financial projections prepared by the Debtors for the operations of the Reorganized Company, including the Projections set forth in APPENDIX C annexed to this Disclosure Statement; (3) reviewed the Debtors' assumptions underlying such projections; (4) considered the market values of publicly traded companies that Lazard and the Debtors believe are in businesses reasonably comparable to the operating business of the Reorganized Company; (5) considered certain economic and industry information relevant to the operating business of the Debtors; (6) discussed the current operations and prospects of the operating business with the Debtors; and (7) made such other examinations and performed such other analyses as Lazard deemed necessary or appropriate for the purpose of its valuation.

                  In preparing its analyses, Lazard has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to Lazard by the Debtors or their representatives, and has not assumed any responsibility for independent verification of any such information. With respect to the financial projections that have been supplied to Lazard, Lazard has assumed the accuracy thereof and that such projections have been prepared reasonably in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of the Debtors. Such projections assume the Debtors will operate their businesses as reflected in their Business Plan and that such businesses perform as expected in the Business Plan. To the extent that the Debtors operate more or fewer businesses during the projection period and to the extent that all or a portion of the businesses perform at levels inconsistent with those expected in the Business Plan, such adjustments may have a material impact on the operating projections and valuations as presented herein. Lazard has not made or obtained any independent evaluation of the Reorganized Debtors' assets, nor did Lazard verify any of the information it reviewed.

                  The Creditors' Committee has engaged financial advisors, Chanin Capital Partners ("CCP") and has requested that CCP prepare an independent evaluation of the estimated enterprise value of the Debtors, using multiples, discounted cash flow, and similar transaction analyses. CCP has not completed its analysis, but has determined on a preliminary basis that the enterprise valuation of the Company on both a break-up valuation and a standalone valuation is substantially in excess of the amount necessary to retire the DIP Loan and to fully compensate the classes of claims senior to the Allowed Class 7 Claims. Other parties in interest, including Mitsubishi, have similarly asserted that the enterprise value of the Company is higher than that asserted by the Debtors in the Plan. The Debtors and their advisors dispute that CCP's analysis and conclusion is correct. If CCP's determination of enterprise value is determined to be correct, the Creditors' Committee has asserted that the Plan cannot be confirmed in the event it is rejected by the holders of Allowed Class 7 Claims because it will over-compensate the holders of Allowed Class 6 Claims and, accordingly, will not be fair and equitable as required by section 1129(b) of the Bankruptcy Code.

         1.       REORGANIZED COMPANY

                  With respect to the valuation of the Reorganized Company, in addition to the foregoing, Lazard has relied upon the following assumptions:

         o the Reorganized Company's enterprise valuation consists of the aggregate enterprise value of Reorganized WGI and its direct and indirect subsidiaries, including the Non-Debtor Subsidiaries.

         o The enterprise valuation range indicated represents the enterprise value of the Reorganized Company, and assumes the pro forma debt levels (as set forth in the Projections annexed hereto as APPENDIX C) adjusted for ownership percentages to calculate a range of equity value.

         o WGI and the other Debtors will emerge from Chapter 11 on or about September 30, 2001.

         o The projections for the Reorganized Company are predicated upon the assumption that WGI will be able to obtain all necessary financing, as described herein, and that no asset sales other than those contemplated to be consummated by the Company prior to the Effective Date, or assumed in the Projections, will be required to meet the Reorganized Company's ongoing financial requirements. Lazard makes no representations as to whether the Company will obtain financing or consummate such asset sales or as to the terms upon which such financing may be obtained or such asset sales may be consummated.

         o The present senior management of WGI will continue following consummation of the Plan, and general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

                  Lazard's valuation represents a hypothetical value that reflects the estimated intrinsic value of the Company derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for debt and equity securities or private markets for corporations. Estimates of enterprise value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise. Lazard's estimate necessarily is based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Lazard's conclusions, Lazard does not have any obligation and does not intend to update, revise or reaffirm its estimate.

         2.       SUMMARY OF FINANCIAL ANALYSIS

                  The following is a brief summary of certain financial analyses performed by Lazard to arrive at its estimation of the enterprise value of the Reorganized Company. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed with the management of WGI the assumptions on which such analyses were based and other factors, including the projected financial results of the Reorganized Company. Lazard's estimate of enterprise valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion as to enterprise value.

                  ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, Lazard compared selected projected operating and financial ratios for the Reorganized Company to the corresponding data and ratios of a number of comparable public companies ("Selected Companies") whose securities are publicly traded and which Lazard believes have operating, market and trading characteristics similar to what might be expected of the Reorganized Company. Such data and ratios include the enterprise value of such Selected Companies as multiples of revenues, EBITDA and EBIT for historical and, where available, the projected periods.

                  Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to the Reorganized Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the value of the Selected Companies or the Reorganized Company to which they are being compared.

                  DISCOUNTED CASH FLOW ANALYSIS. The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtors. This approach has two components: the present value of the projected un-levered free cash flows for a determined period; and the present value of the terminal value of cash flows for a determined period (representing firm value beyond the time horizon of the projections).

                  As the estimated cash flows, estimated discount rate and expected capital structure of the Reorganized Company are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variance in the projected financial and operating characteristics of the Reorganized Company and other factors that could affect the future prospects and cost of capital considerations for the Reorganized Company.

                  PRECEDENT TRANSACTIONS ANALYSIS. Precedent transaction analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry sales multiples for companies in similar lines of businesses to the Debtors. These transaction multiples are calculated based on the purchase price (including debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the Debtors' key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

                  The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Lazard and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lazard are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

                  Lazard relied on the accuracy and reasonableness of the projections and the underlying assumptions as prepared by the Debtors. Lazard's valuation assumes that operating results projected by the Debtors will be achieved in all material respects, including new work booked revenue growth, improvements in operating margins, earnings and cash flow, improvement in techniques for managing working capital, expenses and other elements. To the extent that the valuation is dependent upon the Debtors' achievement of the projections, the valuation must be considered speculative.

F. APPLICATION OF THE "BEST INTERESTS" OF CREDITORS TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION

                  It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries is due to, among other things, the inherent uncertainty with respect to the Trust Recoveries and the lack of any public market for the New Common Shares.

                  Notwithstanding the difficulty in quantifying recoveries to holders of Allowed Claims with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. As set forth in the Liquidation Analysis, holders of Allowed Claims in Class 6 and Class 7 are estimated not to receive any recovery in a Chapter 7 liquidation, except potentially from recovery on the Raytheon Claims, if any. Conversely, under the Plan, holders of Allowed Claims in Class 6 will receive a recovery of New Common Shares and holders of Allowed Claims in Class 7 will receive the net proceeds of the Raytheon Claims, the litigation of which will be funded with $20 million.

                  Accordingly, the Debtors believe that the "best interests" test of section 1129 of the Bankruptcy Code is satisfied. The Committee has asserted that it believes the proper measure of liquidation value under the circumstances would be a sale of the business units of the Debtors as going concerns. The Debtors do not believe that a sale of business units as going concerns in Chapter 7 would be possible.

G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

                  In view of the deemed rejection by holders of Class 8 WGI Interests and Subordinated Claims, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the holders of Class 7 Claims in the event such holders vote to reject the Plan. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

                  The Debtors believe the Plan does not discriminate unfairly with respect to holders of Class 7 Claims and Class 8 WGI Interests and Subordinated Claims. Class 8 includes all holders of equity interests and subordinated claims under section 510(b) or (c) of the Bankruptcy Code, holders of which are not entitled to payment under the absolute priority rule until all creditors have been paid in full. Thus, because all interestholders and subordinated claimholders are similarly treated, there is no unfair discrimination with respect to holders of Class 8 WGI Interests and Subordinated Claims.

                  As discussed in more detail in SECTION VI.C.2.(a), under the Plan, Unimpaired Unsecured Claims in Class 3 consist only of Employee Claims and provides full payment on account of such Claims. The Plan further classifies holders of General Unsecured Claims (which include Lender Deficiency Claims, Old Note Claims, and Raytheon Asserted Claims) in Class 7 and provides less than full recovery on such Claims. Although the Plan thus treats Claims of unsecured creditors differently in Class 3 than in Class 7, the Debtors believe that different treatment is fair and appropriate. The Debtors believe that there is ample basis for Employee Claims to be paid in full and, therefore, classified as Unimpaired based upon the substantial benefits to the Company's operations of maintaining high employee morale and minimizing employee turnover, particularly in a construction company whose primary assets are its employees.

                  A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

                  A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

                  The Debtors believe that they will meet the "fair and equitable" requirements of section 1129(b) with respect to holders of Class 7 Claims and Class 8 WGI Interests and Subordinated Claims.

                  The Creditors' Committee and certain other parties in interest have asserted that the Plan violates the absolute priority rule of section 1129(b)(2)(B)(ii) of the Bankruptcy Code because, under the Washington Agreement, Mr. Washington will receive a distribution of options. The Debtors and the Prepetition Secured Lenders dispute this assertion and assert that because the consideration to be provided to Mr. Washington is being provided solely in connection for future services to be rendered, he is not receiving or retaining any property under the Plan on account of his Old Common Stock. The Creditors' Committee also asserts that the Plan is not fair and equitable in that it overcompensates Class 6 and that it discriminates unfairly against Class 7.

            XII.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords holders of Class 6 and 7 Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations between WGI and the steering committee of Prepetition Secured Lenders.

                  If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include:
(a) formulation of an alternative plan or plans of reorganization, or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       ALTERNATIVE PLAN(S) OF REORGANIZATION

                  If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets. Additionally, it is not clear whether the Debtors could survive as going concerns in a protracted process to confirm an alternative plan of reorganization. SEE SECTION IV.C.

                  With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

                  If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

                  The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. More importantly, as set forth in APPENDIX B, consequences of conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors' businesses, leaving no value for prepetition creditors.

                  The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter
7. Because there will be no need to appoint a Chapter 7 trustee and hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

                  Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 would be a much less attractive alternative to creditors than the Plan. As discussed elsewhere in the Disclosure Statement, the Debtors actively solicited interest from third parties for potential transactions involving some or all business units, and remained open to expressions of interest during the Chapter 11 Cases. No bids were received that the Debtors believe would have provided greater recoveries that under the Plan. Certain parties in interest have asserted that they believe there is a possibility of liquidating certain of the Debtors' businesses in chapter 11 and providing a greater recovery to creditors than under the Plan. The Creditors' Committee and certain other parties also dispute the adequacy of the Debtors' prepetition efforts to sell all or part of their businesses. The Debtors contest each of these assertions.

                   XIII.  THE SOLICITATION; VOTING PROCEDURE

A.       PARTIES IN INTEREST ENTITLED TO VOTE

                  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

                  In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and
(ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.       CLASSES IMPAIRED UNDER THE PLAN

                  Classes 6 and 7 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. By operation of law, Class 8 is deemed to have rejected the Plan and therefore is not entitled to vote to accept or reject the Plan.

C.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

                  Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.       WITHDRAWAL OF BALLOTS; REVOCATION

                  Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

                  Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

                  Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.       FURTHER INFORMATION; ADDITIONAL COPIES

                  If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                      Washington Group International, Inc.
                     c/o Robert L. Berger & Associates, LLC
                                    PMB 1007
                    10351 Santa Monica Boulevard, Suite 101A
                              Los Angeles, CA 90025
                              Phone: (818) 771-7469
                               Fax: (818) 905-6542

F.       INTERNET ACCESS TO BANKRUPTCY COURT DOCUMENTS

                  Bankruptcy Court documents filed in these Chapter 11 Cases as well as the Bankruptcy Court's calendar and other administrative matters may be found, downloaded and printed from the Bankruptcy Court's website found at http//www.nvb.uscourts.gov.

                      XIV. RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Class 6 and 7 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before 4:00 p.m. prevailing Pacific Time on the Voting Deadline.


Dated:   July 24, 2001
         Boise, Idaho


                                WASHINGTON GROUP INTERNATIONAL, INC.
                                (for itself and on behalf of the Debtors)



                                By:      /s/ Stephen G. Hanks
                                         ---------------------------------------
                                Name:         Stephen G. Hanks
                                         ---------------------------------------
                                Title:   Chief Executive Officer and President
                                         ---------------------------------------



Skadden, Arps, Slate, Meagher & Flom (ILLINOIS)
David S. Kurtz
Timothy R. Pohl
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

          -and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Gregg M. Galardi
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

         -and-

LIONEL, SAWYER & COLLINS


/s/ Jennifer Smith
------------------------------------
Jennifer Smith (State Bar No. 610)
Etta L. Walker (State Bar No. 5537)
1100 Bank of America Plaza
50 W. Liberty Street
Reno, Nevada 89501
(775) 788-8666

Attorneys for Debtors and Debtors-in-Possession

                                   APPENDIX A

                 SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
                  WASHINGTON GROUP INTERNATIONAL, INC., ET AL.


                      [SEE EXHIBIT 99.1 TO THIS FORM 8-K]

                                   APPENDIX B

                              LIQUIDATION ANALYSIS

                                                                      APPENDIX B


               CONSOLIDATED WASHINGTON GROUP INTERNATIONAL, INC.
                  HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS
                         (IN MILLIONS OF U.S. DOLLARS)
                         ESTIMATED AS OF AUGUST 3, 2001


                                       Projected Net
                                         Book Value                        Estimated        Recovery Per
                                           as of          Estimated       Non-Foreign      centage on Non-     Estimated
                                       August 3, 2001      Foreign            & JV          Foreign & JV      Liquidation
                            Notes       (Unaudited)         & JV %         Remainder          Remainder         Proceeds
                          ---------- ------------------ --------------  ----------------  -----------------  --------------
Cash                          1             75.2            81.8%             13.7             100.0%             13.7

Billed and unbilled           2            874.2            25.4%            652.4              20.0%            130.5
receivables

Inventories                   3             40.5            79.6%             8.3               0.0%              0.0

Other current assets          4            227.5            11.3%            201.7              0.0%              0.0

Investment in joint           5            118.1             0.0%            118.1              0.0%              0.0
ventures

Property and equipment, net   6            230.5            16.7%            192.0              15.0%             28.8

Other assets                  7           1,527.7           16.5%           1,275.7             0.0%              0.0

Total                                     3,093.7                           2,416.9                              173.0

Less:
Estimated costs of            8                                                                                  (76.3)
liquidation

Estimated DIP                 9                                                                                 (101.1)
Facility claim

Amount available for                                                                                             (4.4)
distribution

Secured lender claims         10                                                                                 573.0

Secured letters of credit     11                                                                                 130.0

Shortfall to secured                                                                                            (703.0)
lender claims

Available to chapter 11
administrative, priority                                                                                         $ 0.0
and unsecured claims

THIS ANALYSIS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS AS SET OUT IN THE ATTACHED ASSUMPTIONS AND THE DISCUSSION UNDER SECTION XI.C "FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS - BEST INTEREST TEST" AND SECTION XII "ALTERNATIVES TO AND CONSUMMATION OF THE PLAN".

         This Liquidation Analysis reflects an estimate by Management of Washington Group International, Inc. (the "Management and "WGI," respectively) and Zolfo Cooper, LLC of the proceeds that would be realized if the Debtors were to

                                  Appendix B-1
be liquidated in accordance with chapter 7 of the United States Bankruptcy Code ("Chapter 7"). This analysis assumes that if the Debtors' cases were converted to Chapter 7, the Non-Debtor Subsidiaries would also have to be liquidated. This Liquidation Analysis assumes that the Chapter 11 Cases are converted to liquidations under Chapter 7 as of July 31, 2001.

         The Liquidation Analysis is premised upon a number of estimates and assumptions that, although developed and considered reasonable by Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of WGI and Management, and upon assumptions with respect to a liquidation, decisions which could be subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if consolidated WGI were, in fact, to undergo such a liquidation, nor can there be any assurance that the Bankruptcy Court will accept such analysis or concur with such assumptions in making its determinations under section 1129(a) of the Bankruptcy Code. In addition, any liquidation ultimately undertaken would take place under future circumstances that cannot presently be predicted with certainty. Accordingly, although the analysis that follows is necessarily presented with numerical specificity, if consolidated WGI's estates were in fact liquidated, the actual liquidation proceeds could vary from the amounts set forth above. Such actual liquidation proceeds could be materially higher or lower than the amounts set forth above , and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated in liquidations of consolidated WGI under Chapter 7 of the United States Bankruptcy Code. The liquidation valuations have prepared solely for purposes of estimating the proceeds available in a Chapter 7 and do not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in these valuations is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis.

GENERAL ASSUMPTIONS

         In Chapter 7, a trustee (the "Chapter 7 Trustee") is appointed to manage the debtors' affairs and conduct a liquidation. This Liquidation Analysis assumes that no third-party lender would be willing to advance new funds to a Chapter 7 Trustee to continue to fund operations of the Company, and accordingly, the liquidity available to a Chapter 7 Trustee to administer a liquidation would be extremely limited. As a result, in a Chapter 7 liquidation, the Debtors would be forced to cease substantially all operations almost immediately (except for joint ventures that are self-sustaining or funded by non-WGI affiliated partners). The likely consequences of the conversion to Chapter 7 include the following:

         o The Company's workforce consists of highly trained, specialized employees, who are highly coveted by competitors. With the Company facing certain liquidation, those employees would quickly leave the Company and find employment elsewhere, rendering any possibility of continuing operations in an effort to complete a going concern sale of business units of the Company highly remote if not impossible. The inability to retain employees for a transitional period would be exacerbated by concerns over the Com pany's ability to fund ongoing payroll (which averages approximately $120 million per month).

         o Assets in foreign entities and joint ventures would be unrecoverable. Foreign laws and local foreign creditor rights, among other things, would make obtaining recoveries on assets in foreign locations practically impossible. Joint ventures have third party partners with contractual rights that would severely restrict access by the Company to assets in joint ventures in a liquidation of the Company. Accordingly, it is assumed that the only potential recovery on assets would be from assets located in domestic, non-joint venture entities.

         o Many of the Company's contracts are with governmental entities that have the right under applicable law to rebid those contracts to other parties. It is highly unlikely that any material government contracts could be maintained by a Chapter 7 Trustee for any period of time.

         o Outstanding receivables for uncompleted projects would be uncollectible. Defaults on bonded projects would result in project owners calling on surety bonds issued for their benefit, which in turn would trigger equitable subrogation rights of bonding companies to receive any project receivables. Unpaid vendors and subcontractors would assert mechanics and materialman's liens on project owners' property, further reducing any possibility of the Company collecting outstanding receivables from project owners.

         o Customers for completed projects with warranties from WGI would assert warranty claims, and offset

                                  Appendix B-2
                  payables to the Company against those claims, rendering collection of these receivables extremely difficult.

         o The bulk of fixed assets are located on job sites. These job sites are located all around the world, often in remote locations, and retrieving such fixed assets in many cases would be extremely difficult. In addition, fixed assets on job sites are essential to completion of the projects, and accordingly customers would likely seize the assets remaining on the site and seek to prohibit the Company from retrieving such assets until project completion, which in many cases would take months or years.

         o It is highly unlikely that any of the Debtors' joint venture partners would agree to continue their partnership with, or cooperate with, a Chapter 7 Trustee. Joint venture partners would likely assert that the partner ships dissolve as a matter of law as well as contract, upon the bankruptcy of another partner, and the Chapter 7 Trustee would have to commence litigation to contest that assertion. In addition, many joint venture and limited liability company agreements require ongoing capital to be contributed by the Company to fund the subject projects, and contain restrictions on dividends to partners, particularly when the partner is unable to meet ongoing funding requirements. Moreover, the joint venture agreements (and the Westinghouse Group constituent agreements) prohibit the sale by a partner of its interest without the other partner's consent, which provisions are likely enforceable under applicable law. As a result of these and other factors, in Chapter 7, the ability of the Company to continue to participate in managing the joint ventures or to successfully sell its partnership interests for value would be negligible.

         o        The Raytheon Claims could be pursued by a Chapter 7 Trustee.
                  However, in a Chapter 7 liquidation, there may not be any significant funding to pursue those claims. Moreover, proceeds of such claims are pledged to secure the DIP Facility, which would result in fewer proceeds of the Raytheon Claims being available to prepetition creditors in Chapter 7 than under the Plan.

SPECIFIC ASSUMPTIONS

NOTE 1
         Virtually all of consolidated cash is in foreign subsidiaries and joint ventures. Joint venture agreements contain many restrictions on payments or distributions to partners. This analysis assumes that a Chapter 7 trustee would only be able to obtain access to cash in domestic, non-joint venture entities, because of restrictions contained in joint venture agreements and the rights of foreign creditors under local foreign law.

NOTE 2
         As noted above, the vast majority of receivables would be uncollectible in Chapter 7. This analysis optimistically assumes that 20% of receivables of non-foreign, non-joint venture entities would be able to be collected by the Trustee.

NOTE 3
         The bulk of the inventories are owned by EMD, which is part of the Westinghouse Group. The Westinghouse Group is not wholly-owned by the Company. A Chapter 7 Trustee would have no ability to force the sale of inventory owned by the Westinghouse Group. Any value that could conceivably be realized by the Debtors from these inventories is solely through the equity interest in the Westinghouse Group, which, for the reasons stated above would be unlikely to be realizable in a Chapter 7 liquidation.

NOTE 4
         Other current assets, consisting primarily of prepaid expenses and current tax benefits will provide no benefit in a Chapter 7 liquidation.

NOTE 5
         For the reasons set forth above, it is estimated that a Chapter 7 Trustee would be unable to realize any value from the Debtors' historical investment in joint ventures or the Westinghouse Group.

NOTE 6
         For the reasons set forth above, a Chapter 7 Trustee would have extreme difficulty exercising and control over, and thus being able to sell for value, physical assets located at project locations. In addition, even assuming some of such assets

                                  Appendix B-3
could be physically recovered, fair market value in a forced sale would be significantly less than book value.

NOTE 7
         Other assets consist primarily of goodwill, which would have no value in a liquidation.

NOTE 8
         Consists of estimated trustee fees at 2.5% of the net proceeds from sale of assets/business units, professional fees estimated for 6 months at $2 million per month, and other wind down costs. It is also assumed that payroll accrued but unpaid in the in the amount of $40 million (approximately 10 days of payroll) would have to be paid.

NOTE 9

         The estimated funded balance on the DIP loan at August 3, 2001 would be approximately $23.1 million. It is also anticipated that approximately $78 million in letters of credit will be outstanding under the DIP facility. The total obligations under the DIP loan are projected to be 101.1 as of August 3, 2001.

NOTE 10

         Secured lender claims reflects the amount outstanding as of June 1, 2001 under the pre-petition credit agreement. Interest has not been accrued on secured lender claims since the Petition Date. It is assumed that the secured lender claims are properly secured by valid and enforceable substantially all liens on assets from which value would be derived on a Chapter 7 liquidation.

NOTE 11

         Secured and outstanding letters of credit under the pre-petition credit agreement are estimated to be approximately $130.0 million and are assumed to called upon the conversion of the Chapter 11 Cases to Chapter 7.

                                  Appendix B-4

                                   APPENDIX C

                         PRO FORMA FINANCIAL PROJECTIONS

                      WASHINGTON GROUP INTERNATIONAL, INC.
                      PROJECTED FINANCIAL STATEMENTS INDEX

   PAGE                                DESCRIPTION
-----------  ----------------------------------------------------------------
     2       Consolidated Statements of Operations

     3       Consolidated Statements of Operations with Detail by Group
     4       Consolidated Balance Sheets
     5       Fiscal 2001 Balance Sheets by Group
     6       Fiscal 2002 Balance Sheets by Group
     7       Fiscal 2003 Balance Sheets by Group
     8       Fiscal 2004 Balance Sheets by Group
     9       Power Group Comparative Balance Sheets
     10      Infrastructure & Mining Group Comparative Balance Sheets
     11      Industrial Process Group Comparative Balance Sheets
     12      Government Group Comparative Balance Sheets
     13      Corporate Comparative Balance Sheets
     14      Consolidated Statements of Cash Flow
     15      Fiscal 2001 Combining Statement of Cash Flows
     16      Fiscal 2002 Combining Statement of Cash Flows
     17      Fiscal 2003 Combining Statement of Cash Flows

                                  Appendix C-1

                      WASHINGTON GROUP INTERNATIONAL, INC.
                           2002 - 2004 FINANCIAL PLAN
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


-------------------    -----------------    -----------------   -----------------   -----------------
       1997                  1998                 1999                2000                2001
      ACTUAL                ACTUAL               ACTUAL              ACTUAL               FCST
      TOTAL                 TOTAL                TOTAL               TOTAL               TOTAL
-------------------    -----------------    -----------------   -----------------   -----------------
         1,687,044            1,907,941            2,304,402          3,213,437            3,645,849
        (1,590,565)          (1,806,981)          (2,180,314)        (3,130,600)          (3,585,486)
                -                    -                     -             56,000               73,000
-------------------    -----------------    -----------------   -----------------   -----------------
            96,479              100,960              124,088            138,837              133,362
                 -                    -                    -                  -                    -
           (22,910)             (24,202)             (25,999)           (37,859)             (48,201)
            (3,578)              (3,597)             (12,576)           (42,005)             (77,610)
                 -                    -                    -            (14,359)             (48,293)
-------------------    -----------------    -----------------   -----------------   -----------------
            69,991               73,162               85,512             44,613              (40,742)
             9,075                5,774                3,429             10,567               12,846
              (891)                (869)              (7,642)           (38,795)             (64,328)
                 -                    -                    -                  -              226,620
            (1,118)               3,757                9,681              1,269              (11,066)
-------------------    -----------------    -----------------   -----------------   -----------------
            77,057               81,823               90,981             17,654              123,331
           (34,540)             (35,460)             (33,911)            (8,012)              (3,621)
           (10,485)              (8,810)              (8,785)            (9,152)             (15,508)
-------------------    -----------------    -----------------   -----------------   -----------------
            32,031               37,553               48,285                490               104,201
===================    =================    =================   =================   =================


                                                            ------------------    -----------------    ------------------
                                                                  2002                  2003                 2004
                                                                  PLAN                  PLAN                 PLAN
                                                                  TOTAL                TOTAL                 TOTAL
                                                            ------------------    -----------------    ------------------
Revenue                                                             3,146,639            3,211,399             3,575,391
Cost of revenue                                                    (3,006,199)          (3,042,957)           (3,371,730)
Normalized Profit                                                      35,647                  842                   800
                                                            ------------------    -----------------    ------------------
Gross Profit                                                          176,087              169,284               204,461
Management Adjustment                                                 (25,000)                   -                     -
General and administrative expenses                                   (45,000)             (40,000)              (40,000)
Goodwill                                                                    -                    -                     -
Merger and reorganization costs                                             -                    -                     -
                                                            ------------------    -----------------    ------------------
Operating Income                                                      106,087              129,284               164,461
Investment income                                                       3,812                3,796                 3,795
Interest Expense                                                      (19,953)             (14,871)              (12,583)
Net gain on bankruptcy                                                      -                    -                     -
Other income (expense), net                                                 -                    -                     -
                                                            ------------------    -----------------    ------------------

Income before income taxes and minority interests                      89,946              118,209               155,673
Income tax expense                                                    (35,978)             (47,284)              (62,269)
Minority interests in income of consolidated subsidiaries              (9,929)              (9,976)              (10,567)

                                                            ------------------    -----------------    ------------------
Net income                                                             44,039               60,949                82,837
                                                            ==================    =================    ==================

EBITDA:
                                                            ------------------    -----------------    ------------------
    Net income                                                         44,039               60,949                82,837
    Interest expense                                                   19,953               14,871                12,583
    Taxes                                                              35,978               47,284                62,269
    Depreciation & Amortization                                        63,500               43,100                33,400
    Normal profit                                                     (35,647)                (842)                 (800)
                                                            ------------------    -----------------    ------------------
    EBITDA                                                            127,823              165,362               190,289
                                                            ==================    =================    ==================


                                  Appendix C-2

                      WASHINGTON GROUP INTERNATIONAL, INC.
                           2002 - 2004 FINANCIAL PLAN
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


------------------  ----------------                                                     ------------- -------------- --------------
      2000               2001                                                              2002           2003           2004
     ACTUAL              FCST                                                              PLAN           PLAN           PLAN
      TOTAL              TOTAL                                                             TOTAL          TOTAL          TOTAL
------------------  ----------------                                                     ------------- -------------- --------------
                                       NEW WORK
          229,874           379,102        Power                                              654,162        856,025      1,007,803
        1,678,269           726,682        Infrastructure & Mining                          1,176,415      1,129,435      1,263,419
          665,001           721,228        Industrial/Process (Incl PetroChem)                862,400      1,016,100      1,189,600
          273,945           788,639        Government                                         496,234        671,062        691,389
           (2,948)           (6,522)       Corporate                                                -              -              -
------------------  ----------------                                                     ------------- -------------- --------------
        2,844,141         2,609,128             Total                                       3,189,211      3,672,622      4,152,211

                                       ENDING BACKLOG
        1,506,805           377,000        Power                                              542,338        795,984      1,003,291
                -          (909,000)          Power De-Bookings                                     -              -              -
        1,862,779         1,504,316        Infrastructure & Mining                          1,606,298      1,744,987      1,913,755
          905,950           561,509        Industrial/Process (Incl PetroChem)                553,709        631,309        806,709
                -          (100,000)          P/C De-Bookings (Sale & Reorg)                        -              -              -
        1,362,860           903,934        Government                                         686,987        678,275        703,620
                -          (247,000)         Government De-Bookings (EMD)                           -              -              -
                -                 -        Corporate                                                -              -              -
------------------  ----------------                                                     ------------- -------------- --------------
        5,638,394         3,346,759             Total                                       3,389,332      3,850,555      4,427,375

                                       REVENUE
          515,740           600,867        Power                                              488,825        602,379        800,496
          827,495         1,085,102        Infrastructure & Mining                          1,074,433        990,746      1,094,651
          874,648           965,799        Industrial/Process (Incl PetroChem)                870,200        938,500      1,014,200
          998,502         1,000,346        Government                                         713,181        679,774        666,044
           (2,948)           (6,265)       Corporate                                                -              -              -
------------------  ----------------                                                     ------------- -------------- --------------
        3,213,437         3,645,849             Total
                                                                                            3,146,639      3,211,399      3,575,391
                                       GROSS PROFIT
           16,715            (6,040)       Power                                               10,162         20,291         36,929
           52,298            75,350        Infrastructure & Mining                             84,706         67,591         77,260
           24,450             4,757        Industrial/Process (Incl PetroChem)                 32,300         37,400         43,600
           33,287            63,324        Government                                          52,295         47,816         50,672
           12,087            (4,028)       Corporate                                           (3,376)        (3,814)        (4,000)
                -                 -        Management Adjustment                              (25,000)             -              -
------------------  ----------------                                                     ------------- -------------- --------------
          138,837           133,362             Total                                         151,087        169,284        204,461

                                       OTHER INCOME/(EXPENSE)

          (37,859)          (48,201)       General and administrative expenses                (45,000)       (40,000)       (40,000)
          (42,005)          (77,610)       Goodwill amortization                                    -              -              -
          (14,359)          (48,293)       Merger and reorganization costs                          -              -              -
           10,567            12,846        Investment income                                    3,812          3,796          3,795
          (38,795)          (64,328)       Interest expense                                   (19,953)       (14,871)       (12,583)
                -           226,620        Net gain in bankruptcy                                   -              -              -
            1,269           (11,066)       Other income (expense), net                              -              -              -
------------------  ----------------                                                     ------------- -------------- --------------

                                       Income before income taxes and minority interests
           17,654           123,331        in income of consolidated subsidiaries              89,946        118,209        155,673
           (8,012)           (3,621)   Income tax expense                                     (35,978)       (47,284)       (62,269)
                                       Minority interests in income of consolidated
           (9,152)          (15,508)        subsidiaries                                       (9,929)        (9,976)       (10,567)
------------------  ----------------                                                     ------------- -------------- --------------
              490           104,201     Net income                                             44,039         60,949         82,837
==================  ================                                                     ============= ============== ==============



                                  Appendix C-3

                      WASHINGTON GROUP INTERNATIONAL, INC.
                           2002 - 2004 FINANCIAL PLAN
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

---------------------                                                         --------------      ----------       -----------
        2001                                                                       2002              2003             2004
---------------------                                                         --------------      ----------       -----------
      FORECAST                                                                     PLAN             PLAN              PLAN
        TOTAL           ASSETS                                                     TOTAL            TOTAL             TOTAL
        -----                                                                      -----            -----             -----
                          CURRENT ASSETS
               78,683       Cash and cash equivalents                                 75,426         112,304           141,110
              404,856       Accounts receivable including retentions                 360,873         413,561           492,174
              313,489       Unbilled receivables                                     298,037         291,310           341,519
                2,996       Inventories                                                3,146           3,046             2,996
                3,722       Refundable income taxes                                    3,722           3,722             3,722
               46,795       Investments in joint ventures                             36,873          23,146            27,246
                    -       Deferred income taxes                                          -               -                 -
               81,283       Other current assets                                      27,004          28,271            28,855
---------------------                                                         --------------      ----------       -----------
              931,824     TOTAL CURRENT ASSETS                                       805,081         875,360         1,037,622
---------------------                                                         --------------      ----------       -----------
                          INVESTMENTS AND OTHER ASSETS
                    -       Marketable securities                                          -               -                 -
                            Equity in subs & affiliates / investments
               76,974          in mining ventures                                     83,809          78,909            67,509
              523,484       Goodwill                                                 523,484         523,484           523,484
                    -       Deferred non-current income taxes                              -               -                 -
               18,067       Other non-current assets                                  30,114          24,281            18,447
---------------------                                                         --------------      ----------       -----------
              618,525     TOTAL INVESTMENTS AND OTHER ASSETS                         637,407         626,674           609,440
---------------------                                                         --------------      ----------       -----------

---------------------                                                         --------------      ----------       -----------
              198,358     PROPERTY AND EQUIPMENT, NET                                137,698         127,699           130,767
---------------------                                                         --------------      ----------       -----------

            1,748,707   TOTAL ASSETS                                               1,580,186       1,629,733         1,777,829
=====================                                                         ==============      ==========       ===========

                        LIABILITIES & STOCKHOLDERS' EQUITY
                          CURRENT LIABILITIES
                    -       Current portion of long-term debt                              -               -                 -
              261,466       Accounts and subcontracts payable                        262,186         278,745           312,575
              361,532       Billings in excess of cost                               157,332         155,083           163,262
               56,606       Estimated costs to complete                               51,364          46,490            49,065
               99,122       Accrued salaries, wages and benefits                     102,417         101,624           104,649
                  429       Income taxes payable                                       1,595           1,600             1,624
              113,674       Accrued liabilities                                       99,003          96,539            85,622
---------------------                                                         --------------      ----------       -----------
              892,829     TOTAL CURRENT LIABILITIES                                  673,897         680,081           716,797
---------------------                                                         --------------      ----------       -----------
                          NON-CURRENT LIABILITIES
                    -      Long-term debt                                                  -               -                 -
               50,000       Revolving working capital facility                        45,000               -                 -
               55,792      Accrued workers' compensation                              55,787          55,789            55,790
              114,102       Pension, def. comp. & post-ret. benefit obligations      111,952         111,102           111,102
                4,300      Environmental liabilities                                   4,307           4,307             4,307
               35,000      Deferred income taxes                                      59,955          84,336           111,948
               17,679      Other non-current liabilities                              16,369          16,230            16,230
---------------------                                                         --------------      ----------       -----------
              276,873     TOTAL LIABILITIES                                          293,370         271,764           299,377
---------------------                                                         --------------      ----------       -----------
               79,005     MINORITY INTEREST                                           68,881          72,901            73,831
---------------------                                                         --------------      ----------       -----------
              500,000     TOTAL STOCKHOLDER'S EQUITY                                 544,038         604,987           687,824
---------------------                                                         --------------      ----------       -----------
            1,748,707     TOTAL LIABILITIES & EQUITY                               1,580,186       1,629,733         1,777,829
=====================                                                         ==============      ==========       ===========

                                  Appendix C-4

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                  2001 FORECAST
                            COMBINING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2001        2001       2001         2001        2001        2001
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
ASSETS                                                       Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                 2,623      11,707      8,307       11,291      44,755      78,683
      Accounts receivable including retentions                 45,189     127,539    144,318       86,394       1,416     404,856
      Unbilled receivables                                     20,929      82,391    155,700       54,469           -     313,489
      Inventories                                                   -           -          -        2,650         346       2,996
      Refundable income taxes                                       -           -          -            -       3,722       3,722
      Investments in joint ventures                                 -      44,327          -        1,022       1,446      46,795
      Deferred income taxes                                         -           -          -            -           -           -
      Other current assets                                          -      16,151     22,208        2,828      40,096      81,283
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT ASSETS                                       68,741     282,115    330,533      158,654      91,781     931,824
                                                           ----------  ----------  ---------  -----------  ----------  ----------

    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                         -           -          -            -           -           -
      Equity in subs & affiliates / investments in
        mining ventures                                             -      76,974          -            -           -      76,974
      Goodwill                                                      -         746          -      235,671     287,067     523,484
      Deferred non-current income taxes                             -           -          -            -           -           -
      Other non-current assets                                      -         381          -       12,437       5,249      18,067
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL INVESTMENTS AND OTHER ASSETS                              -      78,101          -      248,108     292,316     618,525
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    PROPERTY AND EQUIPMENT, NET                                 7,389     158,399     14,012        7,248      11,310     198,358
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL ASSETS                                                   76,130     518,615    344,545      414,010     395,407   1,748,707
                                                           ==========  ==========  =========  ===========  ==========  ==========


LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                             -           -          -            -           -           -
      Accounts and subcontracts payable                        30,244      59,229    111,752       32,930      27,311     261,466
      Billings in excess of cost                                7,000     170,952    145,134       20,659      17,787     361,532
      Estimated costs to complete                              11,000       4,485     16,300       24,821           -      56,607
      Accrued salaries, wages and benefits                     11,000      12,083     12,725        9,124      54,191      99,122
      Income taxes payable                                          -         429          -            -           -         429
      Accrued liabilities                                       6,900      (2,920)         -        8,061     101,633     113,674
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT LIABILITIES                                  66,144     244,258    285,911       95,595     200,922     892,830
                                                           ----------  ----------  ---------  -----------  ----------  ----------

    NON-CURRENT LIABILITIES
      Revolving working capital facility                            -           -          -            -      50,000      50,000
     Accrued workers' compensation                                  -           -          -        3,667      52,125      55,792
      Pension, def. comp. & post-ret. benefit obligations           -           -          -       89,350      24,752     114,102
     Environmental liabilities                                      -           -          -          325       3,975       4,300
     Deferred income taxes                                          -           -          -            -      35,000      35,000
     Other non-current liabilities                                  -       1,129          -        7,908       8,641      17,678
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL NON-CURRENT LIABILITIES                                   -       1,129          -      101,250     174,493     276,872
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 MINORITY INTEREST                                                  -      14,457          -       64,548           -      79,005
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 TOTAL STOCKHOLDER'S EQUITY                                     9,986     258,771     58,634      152,617      19,992     500,000
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL LIABILITIES & EQUITY                                     76,130     518,615    344,545      414,010     395,407   1,748,707
                                                           ==========  ==========  =========  ===========  ==========  ==========

                                                   Appendix C-5

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                  2002 PLAN
                          COMBINING BALANCE SHEETS
                               (IN THOUSANDS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2002        2002       2002         2002        2002        2002
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
ASSETS                                                       Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
    CURRENT ASSETS

      Cash and cash equivalents                                 2,623       5,803     (2,400)       8,230      61,170      75,426
      Accounts receivable including retentions                 56,947      89,808    147,200       65,502       1,416     360,873
      Unbilled receivables                                     28,821      53,204    161,700       54,312           -     298,037
      Inventories                                                   -           -          -        2,800         346       3,146
      Refundable income taxes                                       -           -          -            -       3,722       3,722
      Investments in joint ventures                                 -      34,277          -        1,150       1,446      36,873
      Deferred income taxes                                         -           -          -            -           -           -
      Other current assets                                          -      10,349     10,100        2,411       4,144      27,004
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT ASSETS                                       88,391     193,441    316,600      134,405      72,244     805,081
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                         -           -          -            -           -           -
      Equity in subs & affiliates / investments in
        mining ventures                                             -      83,809          -            -           -      83,809
      Goodwill                                                      -         476          -      222,003     301,005     523,484
      Deferred non-current income taxes                             -           -          -            -           -           -
      Other non-current assets                                      -         381          -       12,817      16,916      30,114
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL INVESTMENTS AND OTHER ASSETS                              -      84,666          -      234,820     317,921     637,407
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    PROPERTY AND EQUIPMENT, NET                                 6,279      97,761     15,400        6,324      11,934     137,698
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL ASSETS                                                   94,670     375,868    332,000      375,549     402,099   1,580,186
                                                           ==========  ==========  =========  ===========  ==========  ==========
LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                             -           -          -            -           -           -
      Accounts and subcontracts payable                        47,082      54,907    104,500       28,386      27,311     262,186
      Billings in excess of cost                                8,500      26,881     93,300       10,864      17,787     157,332
      Estimated costs to complete                              10,000       1,933     16,300       23,131           -      51,364
      Accrued salaries, wages and benefits                     12,500      11,843     12,700       11,183      54,191     102,417
      Income taxes payable                                          -       1,595          -            -           -       1,595
      Accrued liabilities                                       5,400      (3,518)         -        4,655      92,466      99,003
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT LIABILITIES                                  83,482      93,641    226,800       78,219     191,755     673,897
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                            -           -          -            -      45,000      45,000
     Accrued workers' compensation                                  -           -          -        2,222      53,565      55,787
      Pension, def. comp. & post-ret. benefit obligations           -           -          -       87,200      24,752     111,952
     Environmental liabilities                                      -           -          -          332       3,975       4,307
     Deferred income taxes                                          -           -          -            -      59,955      59,955
     Other non-current liabilities                                  -         163          -        7,565       8,641      16,369
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL NON-CURRENT LIABILITIES                                   -         163          -       97,319     195,888     293,370
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 MINORITY INTEREST                                                  -      11,171          -       57,710           -      68,881
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 TOTAL STOCKHOLDER'S EQUITY                                    11,188     270,893    105,200      142,301      14,456     544,038
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL LIABILITIES & EQUITY                                     94,670     375,868    332,000      375,549     402,099   1,580,186
                                                           ==========  ==========  =========  ===========  ==========  ==========

                                                   Appendix C-6

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                   2003 PLAN
                           COMBINING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2003        2003       2003         2003        2003        2003
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
ASSETS                                                       Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                 2,623      (1,609)    36,200        8,378      66,712     112,304
      Accounts receivable including retentions                 66,322      88,385    153,800       63,638      41,416     413,561
      Unbilled receivables                                     35,481      51,415    167,800       36,614           -     291,310
      Inventories                                                   -           -          -        2,700         346       3,046
      Refundable income taxes                                       -           -          -            -       3,722       3,722
      Investments in joint ventures                                 -      19,200          -        2,500       1,446      23,146
      Deferred income taxes                                         -           -          -            -           -           -
      Other current assets                                          -      11,282     10,100        2,745       4,144      28,271
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT ASSETS                                      104,426     168,673    367,900      116,575     117,786     875,360
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                         -           -          -            -           -           -
      Equity in subs & affiliates / investments in
        mining ventures                                             -      78,909          -            -           -      78,909
      Goodwill                                                      -         207          -      208,335     314,942     523,484
      Deferred non-current income taxes                             -           -          -            -           -           -
      Other non-current assets                                      -         381          -       12,817      11,083      24,281
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL INVESTMENTS AND OTHER ASSETS                              -      79,497          -      221,152     326,025     626,674
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    PROPERTY AND EQUIPMENT, NET                                 5,278      89,002     15,400        5,899      12,120     127,699
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL ASSETS                                                  109,704     337,172    383,300      343,626     455,931   1,629,733
                                                           ==========  ==========  =========  ===========  ==========  ==========
LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                             -           -          -            -           -           -
      Accounts and subcontracts payable                        57,578      50,204    114,300       29,352      27,311     278,745
      Billings in excess of cost                                9,000      22,473     97,300        8,523      17,787     155,083
      Estimated costs to complete                              10,000       1,948     16,300       18,242           -      46,490
      Accrued salaries, wages and benefits                     13,500       8,916     12,700       12,317      54,191     101,624
      Income taxes payable                                          -       1,600          -            -           -       1,600
      Accrued liabilities                                       4,400       3,397          -        6,276      82,466      96,539
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT LIABILITIES                                  94,478      88,538    240,600       74,710     181,755     680,081
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                            -           -          -            -           -           -
      Accrued workers' compensation                                 -           -          -          784      55,005      55,789
      Pension, def. comp. & post-ret. benefit obligations           -           -          -       86,350      24,752     111,102
     Environmental liabilities                                      -           -          -          332       3,975       4,307
     Deferred income taxes                                          -           -          -            -      84,336      84,336
     Other non-current liabilities                                  -         113          -        7,476       8,641      16,230
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL NON-CURRENT LIABILITIES                                   -         113          -       94,942     176,709     271,764
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 MINORITY INTEREST                                                  -      16,831          -       56,070           -      72,901
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 TOTAL STOCKHOLDER'S EQUITY                                    15,226     231,690    142,700      117,904      97,467     604,987
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL LIABILITIES & EQUITY                                    109,704     337,172    383,300      343,626     455,931   1,629,733
                                                           ==========  ==========  =========  ===========  ==========  ==========


                                                   Appendix C-7

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                   2004 PLAN
                           COMBINING BALANCE SHEETS
                                (IN THOUSANDS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2004        2004       2004         2004        2004        2004
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
ASSETS                                                       Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                 2,623      (1,569)    81,100        8,433      50,523     141,110
      Accounts receivable including retentions                 83,527      97,282    159,600       70,349      81,416     492,174
      Unbilled receivables                                     47,150      73,937    174,000       46,432           -     341,519
      Inventories                                                   -           -          -        2,650         346       2,996
      Refundable income taxes                                       -           -          -            -       3,722       3,722
      Investments in joint ventures                                 -      21,800          -        4,000       1,446      27,246
      Deferred income taxes                                         -           -          -            -           -           -
      Other current assets                                          -      11,842     10,100        2,769       4,144      28,855
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT ASSETS                                      133,300     203,292    424,800      134,633     141,597   1,037,622
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                         -           -          -            -           -           -
      Equity in subs & affiliates / investments in
        mining ventures                                             -      67,509          -            -           -      67,509
      Goodwill                                                      -           -          -      194,667     328,817     523,484
      Deferred non-current income taxes                             -           -          -            -           -           -
      Other non-current assets                                      -         381          -       12,817       5,249      18,447
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL INVESTMENTS AND OTHER ASSETS                              -      67,890          -      207,484     334,066     609,440
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    PROPERTY AND EQUIPMENT, NET                                 4,278      93,317     15,400        5,652      12,120     130,767
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL ASSETS                                                  137,578     364,499    440,200      347,769     487,783   1,777,829
                                                           ==========  ==========  =========  ===========  ==========  ==========
LIABILITIES & STOCKHOLDERS' EQUITY
      Current portion of long-term debt                             -           -          -            -           -           -
      Accounts and subcontracts payable                        76,344      55,845    121,300       31,775      27,311     312,575
      Billings in excess of cost                                9,500      21,498    103,600       10,877      17,787     163,262
      Estimated costs to complete                              10,000       1,957     16,300       20,808           -      49,065
      Accrued salaries, wages and benefits                     14,500      10,125     12,700       13,133      54,191     104,649
      Income taxes payable                                          -       1,624          -            -           -       1,624
      Accrued liabilities                                       3,400       3,727          -        6,029      72,466      85,622
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL CURRENT LIABILITIES                                 113,744      94,776    253,900       82,622     171,755     716,797
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                            -           -          -            -           -           -
     Accrued workers' compensation                                  -           -          -           13      55,777      55,790
     Pension, def. comp. & post-ret. benefit obligations            -           -          -       86,350      24,752     111,102
     Environmental liabilities                                      -           -          -          332       3,975       4,307
     Deferred income taxes                                          -           -          -            -     111,948     111,948
     Other non-current liabilities                                  -         113          -        7,476       8,641      16,230
                                                           ----------  ----------  ---------  -----------  ----------  ----------
    TOTAL NON-CURRENT LIABILITIES                                   -         113          -       94,171     205,093     299,377
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 MINORITY INTEREST                                                  -      22,893          -       50,938           -      73,831
                                                           ----------  ----------  ---------  -----------  ----------  ----------
 TOTAL STOCKHOLDER'S EQUITY                                    23,834     246,717    186,300     120,038      110,935     687,824
                                                           ----------  ----------  ---------  -----------  ----------  ----------
TOTAL LIABILITIES & EQUITY                                    137,578     364,499    440,200     347,769      487,783   1,777,829
                                                           ==========  ==========  =========  ===========  ==========  ==========


                                                   Appendix C-8

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                  BUSINESS PLAN
                              POWER BALANCE SHEETS
                                (IN THOUSANDS)

                                                              ---------  ---------  ---------   ---------
                                                                 2001       2002       2003        2004
                                                              ---------  ---------  ---------   ---------
ASSETS                                                          Total      Total      Total       Total
                                                                -----      -----      -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                   2,623      2,623      2,623      2,623
      Accounts receivable including retentions                   45,189     56,947     66,322     83,527
      Unbilled receivables                                       20,929     28,821     35,481     47,150
      Inventories                                                     -          -          -          -
      Refundable income taxes                                         -          -          -          -
      Investments in joint ventures                                   -          -          -          -
      Deferred income taxes                                           -          -          -          -
      Other current assets                                            -          -          -          -
                                                              ---------  ---------  ---------  ---------
    TOTAL CURRENT ASSETS                                         68,741     88,391    104,426    133,300
                                                              ---------  ---------  ---------  ---------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                           -          -          -          -
      Equity in subs & affiliates / investments in
        mining ventures                                               -          -          -          -
      Goodwill                                                        -          -          -          -
      Deferred non-current income taxes                               -          -          -          -
      Other non-current assets                                        -          -          -          -
                                                              ---------  ---------  ---------  ---------
    TOTAL INVESTMENTS AND OTHER ASSETS                                -          -          -          -
                                                              ---------  ---------  ---------  ---------
    PROPERTY AND EQUIPMENT, NET                                   7,389      6,279      5,278      4,278
                                                              ---------  ---------  ---------  ---------
TOTAL ASSETS                                                     76,130     94,670    109,704    137,578
                                                              =========  =========  =========  =========
LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                               -          -          -          -
      Accounts and subcontracts payable                          30,244     47,082     57,578     76,344
      Billings in excess of cost                                  7,000      8,500      9,000      9,500
      Estimated costs to complete                                11,000     10,000     10,000     10,000
      Accrued salaries, wages and benefits                       11,000     12,500     13,500     14,500
      Income taxes payable                                            -          -          -          -
      Accrued liabilities                                         6,900      5,400      4,400      3,400
                                                              ---------  ---------  ---------  ---------
    TOTAL CURRENT LIABILITIES                                    66,144     83,482     94,478    113,744
                                                              ---------  ---------  ---------  ---------
    NON-CURRENT LIABILITIES
     Revolving working capital facility                               -          -          -          -
     Accrued workers' compensation                                    -          -          -          -
     Pension, def. comp. & post-ret. benefit obligations              -          -          -          -
     Environmental liabilities                                        -          -          -          -
     Deferred income taxes                                            -          -          -          -
     Other non-current liabilities                                    -          -          -          -
                                                              ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT LIABILITIES                                     -          -          -          -
 MINORITY INTEREST                                                    -          -          -          -
 TOTAL STOCKHOLDER'S EQUITY                                       9,986     11,188     15,226     23,834
                                                              ---------  ---------  ---------  ---------
TOTAL LIABILITIES & EQUITY                                       76,130     94,670    109,704    137,578
                                                              =========  =========  =========  =========

                                                   Appendix C-9

             WASHINGTON GROUP INTERNATIONAL, INC.
                        BUSINESS PLAN
            INFRASTRUCTURE & MINING BALANCE SHEETS
                        (IN THOUSANDS)

                                                              ---------  ---------  ---------   ---------
                                                                 2001       2002       2003        2004
                                                              ---------  ---------  ---------   ---------
ASSETS                                                          Total      Total      Total       Total
                                                                -----      -----      -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                  11,707      5,803     (1,609)    (1,569)
      Accounts receivable including retentions                  127,539     89,808     88,385     97,282
      Unbilled receivables                                       82,391     53,204     51,415     73,937
      Inventories                                                     -          -          -          -
      Refundable income taxes                                         -          -          -          -
      Investments in joint ventures                              44,327     34,277     19,200     21,800
      Deferred income taxes                                           -          -          -          -
      Other current assets                                       16,151     10,349     11,282     11,842
                                                              ---------  ---------  ---------  ---------
    TOTAL CURRENT ASSETS                                        282,115    193,441    168,673    203,292
                                                              ---------  ---------  ---------  ---------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                           -          -          -          -
      Equity in subs & affiliates / investments in
        mining ventures                                          76,974     83,809     78,909     67,509
      Goodwill                                                      746        476        207          -
      Deferred non-current income taxes                               -          -          -          -
      Other non-current assets                                      381        381        381        381
                                                              ---------  ---------  ---------  ---------
    TOTAL INVESTMENTS AND OTHER ASSETS                           78,101     84,666     79,497     67,890
                                                              ---------  ---------  ---------  ---------
    PROPERTY AND EQUIPMENT, NET                                 158,399     97,761     89,002     93,317
                                                              ---------  ---------  ---------  ---------
TOTAL ASSETS                                                    518,615    375,868    337,172    364,499
                                                              =========  =========  =========  =========
LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                               -          -          -          -
      Accounts and subcontracts payable                          59,229     54,907     50,204     55,845
      Billings in excess of cost                                170,952     26,881     22,473     21,498
      Estimated costs to complete                                 4,485      1,933      1,948      1,957
      Accrued salaries, wages and benefits                       12,083     11,843      8,916     10,125
      Income taxes payable                                          429      1,595      1,600      1,624
      Accrued liabilities                                        (2,920)    (3,518)     3,397      3,727
                                                              ---------  ---------  ---------  ---------
    TOTAL CURRENT LIABILITIES                                   244,258     93,641     88,538     94,776
                                                              ---------  ---------  ---------  ---------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                              -          -          -          -
     Accrued workers' compensation                                    -          -          -          -
     Pension, def. comp. & post-ret. benefit obligations              -          -          -          -
     Environmental liabilities                                        -          -          -          -
     Deferred income taxes                                            -          -          -          -
     Other non-current liabilities                                1,129        163        113        113
                                                              ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT LIABILITIES                                 1,129        163        113        113
 MINORITY INTEREST                                               14,457     11,171     16,831     22,893
 TOTAL STOCKHOLDER'S EQUITY                                     258,771    270,893    231,690    246,717
                                                              ---------  ---------  ---------  ---------
TOTAL LIABILITIES & EQUITY                                      518,615    375,868    337,172    364,499
                                                              =========  =========  =========  =========


                                                   Appendix C-10

             WASHINGTON GROUP INTERNATIONAL, INC.
                        BUSINESS PLAN
              INDUSTRIAL PROCESS BALANCE SHEETS
                        (IN THOUSANDS)

                                                              ---------  ---------  ---------   ---------
                                                                 2001       2002       2003        2004
                                                              ---------  ---------  ---------   ---------
ASSETS                                                          Total      Total      Total       Total
                                                                -----      -----      -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                   8,307     (2,400)    36,200      81,100
      Accounts receivable including retentions                  144,318    147,200    153,800     159,600
      Unbilled receivables                                      155,700    161,700    167,800     174,000
      Inventories                                                     -          -          -           -
      Refundable income taxes                                         -          -          -           -
      Investments in joint ventures                                   -          -          -           -
      Deferred income taxes                                           -          -          -           -
      Other current assets                                       22,208     10,100     10,100      10,100
                                                              ---------  ---------  ---------   ---------

    TOTAL CURRENT ASSETS                                        330,533    316,600    367,900     424,800
                                                              ---------  ---------  ---------   ---------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                           -          -          -           -
      Equity in subs & affiliates / investments in
        mining ventures                                               -          -          -           -
      Goodwill                                                        -          -          -           -
      Deferred non-current income taxes                               -          -          -           -
      Other non-current assets                                        -          -          -           -
                                                              ---------  ---------  ---------   ---------
    TOTAL INVESTMENTS AND OTHER ASSETS                                -          -          -           -
                                                              ---------  ---------  ---------   ---------
    PROPERTY AND EQUIPMENT, NET                                  14,012     15,400     15,400      15,400
                                                              ---------  ---------  ---------   ---------

TOTAL ASSETS                                                    344,545    332,000    383,300     440,200
                                                              =========  =========  =========   =========

LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                               -          -          -           -
      Accounts and subcontracts payable                         111,752    104,500    114,300     121,300
      Billings in excess of cost                                145,134     93,300     97,300     103,600
      Estimated costs to complete                                16,300     16,300     16,300      16,300
      Accrued salaries, wages and benefits                       12,725     12,700     12,700      12,700
      Income taxes payable                                            -          -          -           -
      Accrued liabilities                                             -          -          -           -
                                                              ---------  ---------  ---------   ---------
    TOTAL CURRENT LIABILITIES                                   285,911    226,800    240,600     253,900
                                                              ---------  ---------  ---------   ---------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                              -          -          -           -
     Accrued workers' compensation                                    -          -          -           -
      Pension, def. comp. & post-ret. benefit obligations             -          -          -           -
     Environmental liabilities                                        -          -          -           -
     Deferred income taxes                                            -          -          -           -
     Other non-current liabilities                                    -          -          -           -
                                                              ---------  ---------  ---------   ---------

    TOTAL NON-CURRENT LIABILITIES                                     -          -          -           -

 MINORITY INTEREST                                                    -          -          -           -
 TOTAL STOCKHOLDER'S EQUITY                                      58,634    105,200    142,700     186,300
                                                              ---------  ---------  ---------   ---------

TOTAL LIABILITIES & EQUITY                                      344,545    332,000    383,300     440,200
                                                              =========  =========  =========   =========


                                 Appendix C-11

             WASHINGTON GROUP INTERNATIONAL, INC.
                        BUSINESS PLAN
                  GOVERNMENT BALANCE SHEETS
                        (IN THOUSANDS)

                                                              ---------  ---------  ---------   ---------
                                                                 2001       2002       2003        2004
                                                              ---------  ---------  ---------   ---------
ASSETS                                                          Total      Total      Total       Total
                                                                -----      -----      -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                  11,291      8,230      8,378       8,433
      Accounts receivable including retentions                   86,394     65,502     63,638      70,349
      Unbilled receivables                                       54,469     54,312     36,614      46,432
      Inventories                                                 2,650      2,800      2,700       2,650
      Refundable income taxes                                         -          -          -           -
      Investments in joint ventures                               1,022      1,150      2,500       4,000
      Deferred income taxes                                           -          -          -           -
      Other current assets                                        2,828      2,411      2,745       2,769
                                                              ---------  ---------  ---------   ---------
    TOTAL CURRENT ASSETS                                        158,654    134,405    116,575     134,633
                                                              ---------  ---------  ---------   ---------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                           -          -          -           -
      Equity in subs & affiliates / investments in
        mining ventures                                               -          -          -           -
      Goodwill                                                  235,671    222,003    208,335     194,667
      Deferred non-current income taxes                               -          -          -           -
      Other non-current assets                                   12,437     12,817     12,817      12,817
                                                              ---------  ---------  ---------   ---------
    TOTAL INVESTMENTS AND OTHER ASSETS                          248,108    234,820    221,152     207,484
                                                              ---------  ---------  ---------   ---------
    PROPERTY AND EQUIPMENT, NET                                   7,248      6,324      5,899       5,652
                                                              ---------  ---------  ---------   ---------

TOTAL ASSETS                                                    414,010    375,549    343,626     347,769
                                                              =========  =========  =========   =========

LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                               -          -          -           -
      Accounts and subcontracts payable                          32,930     28,386     29,352      31,775
      Billings in excess of cost                                 20,659     10,864      8,523      10,877
      Estimated costs to complete                                24,821     23,131     18,242      20,808
      Accrued salaries, wages and benefits                        9,124     11,183     12,317      13,133
      Income taxes payable                                            -          -          -           -
      Accrued liabilities                                         8,061      4,655      6,276       6,029
                                                              ---------  ---------  ---------   ---------
    TOTAL CURRENT LIABILITIES                                    95,595     78,219     74,710      82,622
                                                              ---------  ---------  ---------   ---------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                              -          -          -           -
     Accrued workers' compensation                                3,667      2,222        784          13
      Pension, def. comp. & post-ret. benefit obligations        89,350     87,200     86,350      86,350
     Environmental liabilities                                      325        332        332         332
     Deferred income taxes                                            -          -          -           -
     Other non-current liabilities                                7,908      7,565      7,476       7,476
                                                              ---------  ---------  ---------   ---------

    TOTAL NON-CURRENT LIABILITIES                               101,250     97,319     94,942      94,171

 MINORITY INTEREST                                               64,548     57,710     56,070      50,938
 TOTAL STOCKHOLDER'S EQUITY                                     152,617    142,301    117,904     120,038
                                                              ---------  ---------  ---------   ---------

TOTAL LIABILITIES & EQUITY                                      414,010    375,549    343,626     347,769
                                                              =========  =========  =========   =========


                                 Appendix C-12

             WASHINGTON GROUP INTERNATIONAL, INC.
                        BUSINESS PLAN
                   CORPORATE BALANCE SHEETS
                        (IN THOUSANDS)

                                                              ---------  ---------  ---------   ---------
                                                                 2001       2002       2003        2004
                                                              ---------  ---------  ---------   ---------
ASSETS                                                          Total      Total      Total       Total
                                                                -----      -----      -----       -----
    CURRENT ASSETS
      Cash and cash equivalents                                  44,755     61,170     66,712      50,523
      Accounts receivable including retentions                    1,416      1,416     41,416      81,416
      Unbilled receivables                                            -          -          -           -
      Inventories                                                   346        346        346         346
      Refundable income taxes                                     3,722      3,722      3,722       3,722
      Investments in joint ventures                               1,446      1,446      1,446       1,446
      Deferred income taxes                                           -          -          -           -
      Other current assets                                       40,096      4,144      4,144       4,144
                                                              ---------  ---------  ---------   ---------
                                                                 91,781     72,244    117,786     141,597
                                                              ---------  ---------  ---------   ---------
    INVESTMENTS AND OTHER ASSETS
      Marketable Securities                                           -          -          -           -
      Equity in subs & affiliates / investments in
        mining ventures                                               -          -          -           -
      Goodwill                                                  287,067    301,005    314,942     328,817
      Deferred non-current income taxes                               -          -          -           -
      Other non-current assets                                    5,249     16,916     11,083       5,249
                                                              ---------  ---------  ---------   ---------
    TOTAL INVESTMENTS AND OTHER ASSETS                          292,316    317,921    326,025     334,066
                                                              ---------  ---------  ---------   ---------
    PROPERTY AND EQUIPMENT, NET                                  11,310     11,934     12,120      12,120
                                                              ---------  ---------  ---------   ---------

TOTAL ASSETS                                                    395,407    402,099    455,931     487,783
                                                              =========  =========  =========   =========
LIABILITIES & STOCKHOLDERS' EQUITY
    CURRENT LIABILITIES
      Current portion of long-term debt                               -          -          -           -
      Accounts and subcontracts payable                          27,311     27,311     27,311      27,311
      Billings in excess of cost                                 17,787     17,787     17,787      17,787
      Estimated costs to complete                                     -          -          -           -
      Accrued salaries, wages and benefits                       54,191     54,191     54,191      54,191
      Income taxes payable                                            -          -          -           -
      Accrued liabilities                                       101,633     92,466     82,466      72,466
                                                              ---------  ---------  ---------   ---------
    TOTAL CURRENT LIABILITIES                                   200,922    191,755    181,755     171,755
                                                              ---------  ---------  ---------   ---------
    NON-CURRENT LIABILITIES
      Revolving working capital facility                         50,000     45,000          -           -
     Accrued workers' compensation                               52,125     53,565     55,005      55,777
      Pension, def. comp. & post-ret. benefit obligations        24,752     24,752     24,752      24,752
     Environmental liabilities                                    3,975      3,975      3,975       3,975
     Deferred income taxes                                       35,000     59,955     84,336     111,948
     Other non-current liabilities                                8,641      8,641      8,641       8,641
                                                              ---------  ---------  ---------   ---------

    TOTAL NON-CURRENT LIABILITIES                               174,493    195,888    176,709     205,093

 MINORITY INTEREST                                                    -          -          -              -
 TOTAL STOCKHOLDER'S EQUITY                                      19,992     14,456     97,467     110,935
                                                              ---------  ---------  ---------   ---------

TOTAL LIABILITIES & EQUITY                                      395,407    402,099    455,931     487,783
                                                              =========  =========  =========   =========


                                 Appendix C-13

                      WASHINGTON GROUP INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (IN MILLIONS OF DOLLARS)

                                                               ------------    ------------    ------------
                                                                   2002            2003            2004
                                                               ------------    ------------    ------------
Operating activities
    Net Income                                                         44.0            60.9            82.8
    Depreciation                                                       63.5            43.1            33.4
    Goodwill amortization                                                 -               -               -
    Change in working capital components                              (95.4)          (27.2)          (96.7)
    Other                                                              (7.5)           38.2            45.7
                                                               ------------    ------------    ------------
Cash provided by operations                                             4.6           115.1            65.2
                                                               ------------    ------------    ------------
Investing activities
    Property and equipment additions                                  (43.2)          (38.2)          (36.4)
    Property and equipment disposals                                   40.3             5.1               -
                                                               ------------    ------------    ------------
Cash provided by investing activities                                  (2.9)          (33.1)          (36.4)
                                                               ------------    ------------    ------------
Financing activities
    Net borrowing/(repayment) on credit facility                       (5.0)          (45.0)              -
                                                               ------------    ------------    ------------
Cash provided by financing activities                                  (5.0)          (45.0)              -
                                                               ------------    ------------    ------------

Increase (decrease) in cash                                            (3.3)           37.0            28.8

Beginning cash balance                                                 78.7            75.4           112.3
                                                               ------------    ------------    ------------
Ending cash balance                                                    75.4           112.3           141.1
                                                               ============    ============    ============


Note: Net income of Groups includes the effect of cash transfers to and from Corporate


                                 Appendix C-14

                      WASHINGTON GROUP INTERNATIONAL, INC.
                                    2002 PLAN
                        COMBINING STATEMENTS OF CASH FLOW
                            (IN MILLIONS OF DOLLARS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2002        2002       2002        2002         2002        2002
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
                                                             Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
Operating activities
      Net Income                                                 10.1        84.7       32.3         52.3      (135.4)       44.0
      Depreciation                                                1.1        53.1        4.5          1.8         3.0        63.5
      Goodwill amortization                                         -         0.3          -         13.7       (13.9)          -
      Recognition of normalized profit                              -       (29.2)      (3.0)        (3.5)                  (35.7)
      Change in working capital components                       (2.3)      (38.6)     (52.9)         7.3        26.8       (59.7)
      Other                                                         -       (11.0)         -        (11.2)       14.7        (7.5)
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by operations                                       8.9        59.2      (19.1)        60.4      (104.8)        4.6
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Investing activities
      Property and equipment additions                              -       (32.8)      (5.9)        (0.9)       (3.6)      (43.2)
      Property and equipment disposals                              -        40.3          -            -           -        40.3
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by investing activities                               -         7.5       (5.9)        (0.9)       (3.6)       (2.9)
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Financing activities
      Net borrowing/(repayment) on credit facility                  -           -          -            -        (5.0)       (5.0)
      Net inter Group/Corporate cash transfers                   (8.9)      (72.6)      14.3        (62.6)      129.8           -
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by financing activities                            (8.9)      (72.6)      14.3        (62.6)      124.8        (5.0)
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Increase (decrease) in cash                                      (0.0)       (5.9)     (10.7)        (3.1)       16.4        (3.3)

Beginning cash balance                                            2.6        11.7        8.3         11.3        44.8        78.7
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Ending cash balance                                               2.6         5.8       (2.4)         8.2        61.1        75.4
                                                           ==========  ==========  =========  ===========  ==========  ==========


(1) Group "net income" is gross profit as presented in the statements of operations.

(2) Corporate net income includes all components of net income other than Group gross profit (ie: Corporate G&A, other income and expense, interest expense, income taxes and minority interest).

(3) "Net inter group/corporate cash transfers" are reflected as "financing activities."


                                 Appendix C-15

              WASHINGTON GROUP INTERNATIONAL, INC.
                           2003 PLAN
               COMBINING STATEMENTS OF CASH FLOW
                   (IN MILLIONS OF DOLLARS)

                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2003        2003       2003        2003         2003        2003
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
                                                             Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
Operating activities
       Net Income                                                20.3        67.6       37.4         47.8      (112.2)       60.9
       Depreciation                                               1.0        33.6        4.0          1.5         3.0        43.1
       Goodwill amortization                                        -         0.3          -         13.7       (13.9)          -
       Recognition of normalized profit                             -         0.8          -            -           -         0.8
       Change in working capital components                      (5.0)       11.5        1.1         14.5       (50.0)      (28.0)
       Other                                                        -        10.5                    (4.0)       31.7        38.2
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by operations                                      16.3       124.2       42.5         73.5      (141.4)      115.1
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Investing activities
       Property and equipment additions                             -       (29.9)      (4.0)        (1.1)       (3.2)      (38.2)
       Property and equipment disposals                             -         5.1          -            -           -         5.1
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by investing activities
                                                                    -       (24.8)      (4.0)        (1.1)       (3.2)      (33.1)
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Financing activities
       Net borrowing/(repayment) on credit facility                 -           -          -            -       (45.0)      (45.0)
       Net inter Group/Corporate cash transfers                 (16.3)     (106.9)       0.1        (72.1)      195.2           -
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by financing activities                           (16.3)     (106.9)       0.1        (72.1)      150.2       (45.0)
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Increase (decrease) in cash                                      (0.0)       (7.5)      38.6          0.3         5.6        37.0

Beginning cash balance                                            2.6         5.8       (2.4)         8.2        61.1        75.4
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Ending cash balance                                               2.6        (1.6)      36.2          8.4        66.7       112.3
                                                           ==========  ==========  =========  ===========  ==========  ==========

   (1) Group "net income" is gross profit as presented in the statements of operations.

   (2) Corporate net income includes all components of net income other than Group gross profit (ie: Corporate G&A, other income and expense, interest expense, income taxes and minority interest).


   (3) "Net inter group/corporate cash transfers" are reflected as "financing activities."

                                  Appendix C-16

              WASHINGTON GROUP INTERNATIONAL, INC.
                           2004 PLAN
               COMBINING STATEMENTS OF CASH FLOW
                   (IN MILLIONS OF DOLLARS)


                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                              2004        2004       2004        2004         2004        2004
                                                           ----------  ----------  ---------  -----------  ----------  ----------
                                                             Power       Infra     I/P(+P/C)    Gov Serv    Corporate
                                                             Total       Total      Total        Total       Total       Total
                                                             -----       -----      -----        -----       -----       -----
Operating activities
       Net Income                                                36.9        77.3       43.6         50.7      (125.7)       82.8
       Depreciation                                               1.0        24.1        4.0          1.3         3.0        33.4
       Goodwill amortization                                        -         0.2          -         13.6       (13.8)          -
       Recognition of normalized profit                             -           -          -            -           -           -
       Change in working capital components                      (9.6)      (28.3)       1.3        (10.1)      (50.0)      (96.7)
       Other                                                        -        17.4          -         (5.9)       34.2        45.7
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by operations                                      28.3        90.7       48.9         49.6      (152.3)       65.2
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Investing activities
       Property and equipment additions                             -       (28.4)      (4.0)        (1.0)       (3.0)      (36.4)
       Property and equipment disposals                             -           -          -            -           -           -
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by investing activities                               -       (28.4)      (4.0)        (1.0)       (3.0)      (36.4)
                                                           ----------  ----------  ---------  -----------  ----------  ----------

Financing activities
       Net borrowing/(repayment) on credit facility                 -          -           -            -           -           -
       Net inter Group/Corporate cash transfers                 (28.3)      (62.3)         -        (48.6)      139.2           -
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Cash provided by financing activities                           (28.3)      (62.3)         -        (48.6)      139.2           -
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Increase (decrease) in cash                                      (0.0)          -       44.9         (0.0)      (16.1)       28.8

Beginning cash balance                                            2.6        (1.6)      36.2          8.4        66.7       112.3
                                                           ----------  ----------  ---------  -----------  ----------  ----------
Ending cash balance                                               2.6        (1.6)      81.1          8.4        50.7       141.2
                                                           ==========  ==========  =========  ===========  ==========  ==========

    (1) Group "net income" is gross profit as presented in the statements of operations.

   (2) Corporate net income includes all components of net income other than Group gross profit (ie: Corporate G&A, other income and expense, interest expense, income taxes and minority interest).

   (3) "Net inter group/corporate cash transfers" are reflected as "financing activities."

                                  Appendix C-17

                                  APPENDIX D

                        RAYTHEON'S STATEMENT CONCERNING
                         ITS DISPUTES WITH THE DEBTORS

         =====================================================================
         The Following Statement was DRAFTED by RAYTHEON COMPANY. The Debtors dispute virtually all factual and legal assertions made by Raytheon. Nothing herein is, or shall be, construed, as an admission, waiver or consent of any kind by the Debtors
         =====================================================================

         RAYTHEON"S BRIEF SUMMARY OF THE DISPUTES BETWEEN IT AND THE DEBTORS

ABSENCE OF "FRAUD"

         The Debtors, in their Disclosure Statement and other documents and public statements, have described the various claims that they have asserted against Raytheon, including allegations based on "fraud." Raytheon vigorously disputes the Debtors"

claims.

There was no "fraud" in the sale of Raytheon"s E&C business to WGI. This transaction was consummated after months of detailed due diligence and intense negotiations by the Debtors and a sophisticated team of advisors, including Credit Suisse First Boston, David Batchelder, Jones Day and Arthur Anderson. Coming on the heels of years of publicly-disclosed deterioration in the RE&C business which continued into the sale period, the RE&C sale was an arms-length, fully-disclosed, commercial transaction initiated by the Debtors. Their extensive due diligence included:

         - Sending teams to a comprehensive data room for extended periods of time during the period from October 1999 to April 2000;

         - All hands meetings in October 1999 and March 2000 with product line managers, members of senior corporate staff and project managers;

         - Detailed financial review in March 2000 with senior management of the RE&C Businesses, including a detailed project review of every major project and a review of the first quarter outlook;

         -      Site visits;

         - Interviews with product line managers and the project managers for certain major projects; and

         - Detailed project reviews with senior management of the RE&C Businesses (including management that would become WGI employees within a week), immediately before the closing of the sale to WGI.


         WGI used information obtained by it during the due diligence period to negotiate more favorable terms under the SPA - which went through more than 20 iterations - including a reduction in the total compensation to be paid Raytheon of at least $338 million and the granting of other significant value to WGI.

RAYTHEON CLAIMS AGAINST WGI.

         Under the terms of the SPA and related agreements, Raytheon and RECI have significant outstanding claims against WGI which render them, collectively, the estate"s largest unsecured creditor. These include:

         GUARANTEED PROJECT CLAIMS. Under the terms of the SPA, Raytheon and RECI left in place certain guarantees, letters of credit and surety bonds relating to uncompleted projects (referred to in the SPA as "SUPPORT AGREEMENTS"), and WGI is required to make full cash reimbursement to Raytheon for any amounts required to be paid by either Raytheon Seller under the Support Agreements. THIS REIMBURSEMENT OBLIGATION BY ITS TERMS IS NOT SUBJECT TO ANY RIGHT OF SET-OFF OR DEFENSE TO PAYMENT. In addition, Raytheon and RECI have common law and equitable rights as a performing surety to seek reimbursement from the applicable WGI subsidiary as the defaulting contractor for any payments made under the Support Agreements.

                                  Appendix D-1

         Raytheon estimates that its cash costs required to complete certain projects abandoned by the Debtors will aggregate between $450 million to $700 million and that its estimated cash exposure for the remaining projects subject to the Support Agreements could be as high as $125 million. These numbers are subject to adjustment. Claims arising from draws on certain Raytheon letters of credit currently are estimated to represent in excess of $25.6 million in the aggregate. The actual exposure of Raytheon and RECI will also be impacted by performance on the Ilijan and Red Oak projects.

         RETAINED CLAIMS. Raytheon expects to make a claim of approximately $143 million in connection with certain "Retained Claims," as defined in the SPA. In the event that WGI does not fulfill its obligations with respect to the Retained Claims, Raytheon will have claims against WGI for breach of the SPA.

         INDEMNITY RIGHTS. Raytheon has additional indemnity claims against WGI arising from provisions of the SPA. While it is too early to ascertain the extent of these claims, Raytheon is aware of several pre-petition and post-petition breaches by WGI that could result in significant claims against the Debtors by Raytheon.

PURCHASE PRICE ADJUSTMENT PROCESS.

         TERMS OF SPA. Section 3.3 of the SPA provides for a purchase price adjustment process based on the "Adjusted Non-Current Net Assets" and "Adjusted Net Working Capital" of the RE&C Businesses as of April 30, 2000.

         These adjustments to the purchase price are required to be made based on specific non-GAAP adjustments and methodologies outlined in Section 3.3 and
SCHEDULE 3.3(a) of the SPA. These specific non-GAAP adjustments and methodologies were implemented and agreed to by the parties in order to implement the parties' agreement that this was a deal with (i) extensive due diligence, (ii) limited representations, (iii) otherwise on an "as is" basis, and (iv) with WGI in general accepting the risk of changes in the RE&C Businesses after April 30, 2000. The purchase price adjustment process was not intended to circumvent this basic deal structure.

         CURRENT STATUS. Raytheon has submitted its proposed purchase price adjustments as required under Section 3.3 of the SPA, which shows that Raytheon is entitled to a purchase price adjustment in its favor of approximately $13 million. WGI has submitted its proposed adjustments to the purchase price, and in this submission, WGI claims that it is entitled to a purchase price adjustment of approximately $469 million. Raytheon believes that, in preparing WGI's objections, WGI ignored most of the key ground rules set forth in Section
3.3 and SCHEDULE 3.3(a) of the SPA, including the ground rules intended to limit the effect of changes in the RE&C Businesses after April 30, 2000. The purchase price adjustment process is still pending, and Raytheon believes that this purchase price adjustment process could be lengthy, including any related appeals.

ADDITIONAL CONTRACTUAL PROVISIONS

         Raytheon believes that the parties" disputes must be evaluated in light of the complete SPA, including provisions limiting the liability of Raytheon and the remedies of WGI. In particular, Raytheon directs interested parties to Sections 13.8 and 16.3 of that agreement.

To obtain a complete copy of the SPA, exclusive of schedules and exhibits, from Raytheon please contact:

Andrew J. Gallo, Esq.
Bingham Dana LLP
150 Federal Street
Boston, MA 02110
(617) 951-8000

BASED ON ALL OF THE FOREGOING, THE RAYTHEON PARTIES WILL BE A MAJOR NET CREDITOR OF WGI IN THE BANKRUPTCY REORGANIZATION, AND, THEREFORE, THERE WILL BE NO RECOVERY FOR CLASS 7 CREDITORS UNDER WGI'S CURRENT PLAN OF REORGANIZATION.

                                  Appendix D-2

                                  Appendix D-3

                                   APPENDIX E

                  CURRENT SCHEDULE OF CRITICAL VENDOR CLAIMS PAID OR
                     TO BE PAID DURING THE CHAPTER 11 CASES

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
25-Jul-01     I&M          San Roque                          10000168                 Ishikawajima-Harima Heavy Industries
24-Jul-01     I&M          BHO                                47060778                 Rivera Masonry
23-Jul-01     I&M          BHO                                 1163891                 Williams Communications
23-Jul-01     I&M          BHO                                10012010                 Sandex Inc.
23-Jul-01     I&M          BHO                                47060779                 Rebar International Inc.
23-Jul-01     I&M          BHO                                47060784                 Nossman Gunther
23-Jul-01     I&M          BHO                                48008959                 Moderne Cabinets
23-Jul-01     I&M          BHO                                47060775                 McStrut Seismic Systems
23-Jul-01     I&M          BHO                                48008958                 Liberty Electric
23-Jul-01     I&M          BHO                                10012012                 Las Vegas Toilet Rental
23-Jul-01     I&M          BHO                                48008957                 Kendall Painting
23-Jul-01     I&M          BHO                                48008956                 Kalispell Overhead Door
23-Jul-01     I/P          BHO                                 1163890                 Idaho Sand & Gravel
23-Jul-01     I&M          BHO                                10012011                 Hansen Aggregates
23-Jul-01     GOVT         BHO                                 1164316                 Hamp's Construction LLC
23-Jul-01     I&M          BHO                                10012009                 Great West Surveying
23-Jul-01     I&M          BHO                                48008960                 GMT Consultants
23-Jul-01     I&M          BHO                                47060777                 Diversified Concrete
23-Jul-01     I&M          BHO                                48008955                 Della Silva Concrete
23-Jul-01     I&M          BHO                                48008954                 Creative Fuller Painting
23-Jul-01     I&M          BHO                                48008953                 Chuck Jenne Masonry
23-Jul-01     I&M          BHO                                47060776                 Blindheim Co.
23-Jul-01     I&M          BHO                                48008952                 Big Sky Plumbing
23-Jul-01     I&M          BHO                                47060774                 Applied Professional Services
23-Jul-01     I&M          BHO                                48008951                 American General Contracting
20-Jul-01     I&M          Infra Svcs                            12134                 WILLIAMS COMMUNICATIONS
20-Jul-01     P&C          TRAC                                1511172                 Western Int'l
20-Jul-01     I/P          3397                                 53101                  Western Exterminator
20-Jul-01     I/P          7278                                 53101                  Western Exterminator
20-Jul-01     GOVT         Cape-TRAC                            5703                   USA HOIST
20-Jul-01     P&C          TRAC                                1511171                 Transo
20-Jul-01     I/P          4837 - Monsanto                 670032, 646776              Siemens Building Technologies
20-Jul-01     I/P          3397                             37413, 37412               Sabah International
20-Jul-01     I/P          7278                             37413, 37412               Sabah International
20-Jul-01     I/P          4837 - Monsanto                      4812                   Rice Equipment Co.
20-Jul-01     I/P          4837 - Monsanto                     464586                  Reis Environmental
20-Jul-01     GOVT         Cape-TRAC                            5698                   QUALICO STEEL
20-Jul-01     I/P          7278                              3994, 4474                Postal Supply Warehouse
20-Jul-01     I/P          7278                                 18023                  Plant Escape, Inc.
20-Jul-01     GOVT         Cape-TRAC                            5696                   PENINSULAR ENGINEERING
20-Jul-01     I/P          4837 - Monsanto                     122200                  Orkin Pest Control
20-Jul-01     I/P          4837 - Monsanto                  72767, 78768               Orkin Exterminating

-----------------------------------------------------------------------------------------------------------------------------
  SALES, USE
  AND OTHER                                                                                      CRITICAL
  TRUST FUND                                 MECHANICS        FOREIGN                             TRADE
     TAXES                     UTILITIES       LIENS           VENDOR             SHIPPING        VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                               227,943                                               227,943
                                                                                                    8,437              8,437
                                  32                                                                                      32
                                                                                                   29,944             29,944
                                                                                                   22,840             22,840
                                                                                                   27,606             27,606
                                                                                                      135                135
                                                                                                    1,853              1,853
                                                                                                   20,857             20,857
                                                                                                    1,255              1,255
                                                                                                    1,646              1,646
                                                                                                      317                317
                                                                                                   25,379             25,379
                                                                                                      328                328
                                                                                                   87,710             87,710
                                                                                                    5,852              5,852
                                                                                                      760                760
                                                                                                   27,381             27,381
                                                                                                      296                296
                                                                                                    1,900              1,900
                                                                                                    4,150              4,150
                                                                                                  111,344            111,344
                                                                                                  124,203            124,203
                                                                                                    2,772              2,772
                                                                                                    3,685              3,685
                                 734                                                                                     734
                                                                                                    2,312              2,312
                                                                                                    1,420              1,420
                                                                                                   (1,420)            (1,420)
                                                                                                   32,930             32,930
                                                                                 3,321                                 3,321
                                                                                                    3,230              3,230
                                                                                                      526                526
                                                                                                     (526)              (526)
                                                                                                    2,172              2,172
                                                                                                       50                 50
                                                                                                   95,526             95,526
                                                                                                      267                267
                                                                                                      565                565
                                                                                                  174,873            174,873
                                                                                                    1,212              1,212
                                                                                                    1,095              1,095


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
20-Jul-01     I/P          7278                                 36067                  MRC Management LLC
20-Jul-01     P&C          TRAC                                1511170                 Mitsubishi
20-Jul-01     I/P          7278                              9701475-60                Mergenthaler
20-Jul-01     I/P          7278                               414860501                Mechanical Service & Systems Inc.
20-Jul-01     POWER        BHO                               9990007784                LOVELLS
20-Jul-01     I/P          BHO                                 1149958                 LANDMARK PROMOTIONS
20-Jul-01     P&C          TRAC                                1511169                 Incat
20-Jul-01     I/P          4837 - Monsanto            MO2547T&M#66, MO254T&M#60        HTH Companies
20-Jul-01     I/P          3397                                102095                  Hoffman Media Systems
20-Jul-01     I/P          7278                                102095                  Hoffman Media Systems
20-Jul-01     I/P          4837 - Monsanto                     15830a                  Hartman Walsh Painting Co.
20-Jul-01     P&C          TRAC                                1511168                 Gordon
20-Jul-01     P&C          TRAC                                1511167                 Geseaco
20-Jul-01     GOVT         Oak Ridge-JTE                     C4848-4357                Edwards Supply Company, Inc
20-Jul-01     I/P          4837 - Monsanto                 851295, 1200437             Crystal Clean
20-Jul-01     I/P          7278                        458-189857, 458-019952          Aramark Uniform Services
20-Jul-01     I/P          4837 - Monsanto                     M011145                 Aperture Technologies Inc.
20-Jul-01     P&C          TRAC                                1511166                 Amosco
20-Jul-01     GOVT         TRAC                              21852-1613                AMERISTEEL
20-Jul-01     I/P          4837 - Monsanto                     782032                  Alltype Fire Protection Services
20-Jul-01     I/P          4837 - Monsanto                       289                   A&G Horticulture Services
19-Jul-01     I/P          7279 Timberline                      53101                  Western Exterminator
19-Jul-01     POWER        Trac                                07-182                  Wahlco
19-Jul-01     I/P          TRAC 24056                         JOB 24056                VZ ENGINEERING CSP
19-Jul-01     I/P          TRAC 22573                         JOB 22573                TURABO TESTING INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                TRANSOCEANIC SHIPPING
19-Jul-01     I/P          TRAC 23314                         JOB 23314                TOMAS CUERDA INC
19-Jul-01     POWER        Trac                                07-180                  Toltest
19-Jul-01     I/P          TRAC 24052                         JOB 24052                THE OFFICE SHOP
19-Jul-01     I/P          TRAC 03481                         JOB 03481                THE OFFICE SHOP
19-Jul-01     GOVT         WS-Timberline                     3589-047607               Sybron Chemicals
19-Jul-01     POWER        Timberline                         470904456                Stewarts
19-Jul-01     I/P          TRAC 22573                         JOB 22573                STERIS CORP
19-Jul-01     CORP         BHO                                 1163434                 STATE OF VIRGINIA
19-Jul-01     CORP         BHO                                 1163436                 STATE OF TEXAS
19-Jul-01     CORP         BHO                                 1163435                 STATE OF ARKANSAS
19-Jul-01     I/P          TRAC 03474                         JOB 03474                SIR SPEEDY
19-Jul-01     I/P          TRAC 21862                         JOB 21862                SAFECO
19-Jul-01     I/P          7280 Timberline                  37413, 37412               Sabah International
19-Jul-01     I/P          TRAC 22573                         JOB 22573                RUSH INDUSTRIAL HARDWARE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                ROGER ELECTRIC
19-Jul-01     GOVT         WS-Timberline                     3589-047585               REIS Environmental

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                             TRADE
    TAXES                      UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,808              1,808
                                                                                                  166,080            166,080
                                                                                                   38,853             38,853
                                                                                                      419                419
                                                                                                   12,706             12,706
                                                                                                     (528)              (528)
                                                                                                      706                706
                                                                                                    8,676              8,676
                                                                                                      295                295
                                                                                                     (295)              (295)
                                                                                                    4,595              4,595
                                                                                                   14,440             14,440
                                                                                                    1,449              1,449
                                                                                                      580                580
                                                                                                      446                446
                                                                                                       23                 23
                                                                                                    1,567              1,567
                                                                                                    1,526              1,526
                                                                                                      482                482
                                                                                                       51                 51
                                                                                                      600                600
                                                                                                    1,420              1,420
                                                                                                   23,662             23,662
                                                                                                   22,976             22,976
                                                                                                      406                406
                                                                                27,006                                27,006
                                                                                                      325                325
                                                                                                    3,924              3,924
                                                                                                      739                739
                                                                                                   (4,065)            (4,065)
                                                                                                      208                208
                                                                                                       40                 40
                                                                                                   45,000             45,000
                   16                                                                                                     16
                  423                                                                                                    423
                2,070                                                                                                  2,070
                                                                                                      420                420
                                                                                                       35                 35
                                                                                                      526                526
                                                                                                       30                 30
                                                                                                       98                 98
                                                                                                      439                439


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
19-Jul-01     POWER        Trac                                07-178                  RAM Industrial
19-Jul-01     GOVT         WS-Timberline                     3589-047604               PWSD #2, St Charles
19-Jul-01     I/P          TRAC 24056                         JOB 24056                POPULAR LEASING & RENTAL INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                PACKAGING CONTROLS INSPECTION
19-Jul-01     I/P          RUST CONSTRUCTORS                  10129203                 NORTH CAROLINA
19-Jul-01     I/P          TRAC 22573                         JOB 22573                NEMAR TECHNOLOGY GROUP
19-Jul-01     POWER        Trac                                07-172                  MI Mech. Insul.
19-Jul-01     I/P          TRAC 21862                         JOB 21862                Mc JUNKIN
19-Jul-01     I/P          TRAC 24052                         JOB 24052                MAR-LAND INDUSTRIAL CONTRACTORS
19-Jul-01     I/P          TRAC 21860                         JOB 21860                LABCORP
19-Jul-01     I/P          TRAC 22573                         JOB 22573                KINETICS SYSTEMS CARIBE INC
19-Jul-01     I/P          BHO                                 1163279                 INTERNATIONAL INDUSTRIAL CONTRACTING
19-Jul-01     I/P          TRAC 24052                         JOB 24052                INSTANT PRINT SHOP
19-Jul-01     POWER        Trac                                07-166                  Inland Waters
19-Jul-01     I/P          TRAC 22573                         JOB 22573                INDUSTRIAL FITTINGS & VALVES
19-Jul-01     I/P          TRAC 22573                         JOB 22573                IMA NORTH AMERICA INC
19-Jul-01     I/P          7282 Timberline                     102095                  Hoffman Media Systems
19-Jul-01     POWER        Trac                                07-163                  Hilti Inc
19-Jul-01     I/P          TRAC 22566                         JOB 22566                GOODS SERVICES REALTY
19-Jul-01     I/P          TRAC 22573                         JOB 22573                GIRTON MFG. CO INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                GIRTON MFG. CO INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                GIRTON MFG. CO INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                GIRARD MFG. CO INC
19-Jul-01     I/P          7281 Timberline                   0138100-IN                Future Packaging
19-Jul-01     I/P          TRAC 22569                         JOB 22569                FERRETERIA M. OTERO CLA, INC.
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EXIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                ENVIRO CONSULT INC
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     I/P          TRAC 22573                         JOB 22573                EMERY WORLDWIDE
19-Jul-01     GOVT         WS-Timberline                     3589-047614               Dynamic Computer
19-Jul-01     I/P          TRAC 22566                         JOB 22566                DOCUMENT COMPANY
19-Jul-01     POWER        Timberline                         470904478                Cutting Edge Services, Inc.
19-Jul-01     GOVT         WS-Timberline                     3589-047583               Construction Data Srv
19-Jul-01     I/P          7278 Timberline                   5343, 5379                CIWA
19-Jul-01     I/P          TRAC 24272                         JOB 24272                BLUE PRINTS PLUS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   10,786             10,786
                                 987                                                                                     987
                                                                                                    1,148              1,148
                                                                                                    1,900              1,900
                                                                                                      875                875
                                                                                                    1,906              1,906
                                                                                                   40,500             40,500
                                                                                                       33                 33
                                                                                                    1,538              1,538
                                                                                                       76                 76
                                                                                                   10,570             10,570
                                                                                                  100,000            100,000
                                                                                                      114                114
                                                                                                    1,716              1,716
                                                                                                    1,085              1,085
                                                                                                   62,800             62,800
                                                                                                      295                295
                                                                                                       66                 66
                                                                                                      102                102
                                                                                                    6,420              6,420
                                                                                                    5,988              5,988
                                                                                                   (3,327)            (3,327)
                                                                                                   25,447             25,447
                                                                                                    1,064              1,064
                                                                                                       30                 30
                                                                                                      809                809
                                                                                                      605                605
                                                                                21,731                                21,731
                                                                                 9,598                                 9,598
                                                                                 7,572                                 7,572
                                                                                 2,927                                 2,927
                                                                                 1,797                                 1,797
                                                                                 1,580                                 1,580
                                                                                   633                                   633
                                                                                   377                                   377
                                                                                   350                                   350
                                                                                                      254                254
                                                                                                       34                 34
                                                                                                   37,949             37,949
                                                                                                    1,083              1,083
                                                                                                    2,449              2,449
                                                                                                       77                 77


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
19-Jul-01     I/P          RUST CONSTRUCTORS                  10129201                 BELL SOUTH
19-Jul-01     I/P          TRAC 22566                         JOB 22566                 ART-DRAFT AUTHORITY
19-Jul-01     I/P          TRAC 24056                         JOB 24056                 AIRBORNE EXPRESS
19-Jul-01     I/P          TRAC 22573                         JOB 22573                 AEROTECH FILTRATION
18-Jul-01     I/P          BHO                                 1163278                  YELLOW CAB
18-Jul-01     CORP         BHO                                 1163277                  XEROX CORPORATION
18-Jul-01     GOVT         BHO                                 1163275                  WORLDCOM
18-Jul-01     I/P          BHO                               9990007744                 WONG AND PARTNERS
18-Jul-01     GOVT         Buckley-TRAC                        5141123                 Wolfpack
18-Jul-01     GOVT         TRAC                              21852-1602                 WISE EL SANTO
18-Jul-01     I&M          BHO                                49017708                  Western States
18-Jul-01     GOVT         BHO                                 1163274                  WESTERN CULTURAL RESOURCE MANAGEMENT
18-Jul-01     POWER        TRAC                                1921115                 WEIR PUMPS LIMITED
18-Jul-01     I/P          BHO                                 1163272                  W E BOWERS INC
18-Jul-01     I/P          BHO                                 1163271                  VISA ADVISORS INC
18-Jul-01     CORP         BHO                                 1163270                  VERTEX INC
18-Jul-01     I&M          BHO                                49017707                  Vallen Safety Corp
18-Jul-01     CORP         BHO                                 1163266                  UNTIED MESSAGING
18-Jul-01     I/P          BHO                                 1163268                  UNITED RENTALS INC
18-Jul-01     CORP         BHO                                 1163267                  UNITED MICRO DATA INC
18-Jul-01     POWER        TRAC                                1921114                 TURTLE & HUGUES
18-Jul-01     GOVT         TRAC                              22556-0531                 T-THERMAL COMPANY
18-Jul-01     GOVT         TRAC                              22556-0532                 T-THERMAL COMPANY
18-Jul-01     I&M          BHO                                47060549                  Triple R Heavy Haul
18-Jul-01     I&M          BHO                                10011974                  Tranch Safety Equip
18-Jul-01     GOVT         BHO                                 1163265                  TOOL AND ANCHOR SUPPLY
18-Jul-01     I&M          InfraSvcs                            10724                  TERRACON CONSULT. INC.
18-Jul-01     CORP         BHO                                 1163263                  TED DUMONT HVAC INC
18-Jul-01     I/P          BHO                                 1163262                  SUBURBAN IRRIGATION
18-Jul-01     I/P          BHO                                 1163261                  STRUCTURAL INTEGRITY ASSOCIATES
18-Jul-01     I&M          BHO                                10011965                  Stewart and Sundell
18-Jul-01     I&M          BHO                                10011964                  Steel Engineers
18-Jul-01     CORP         BHO                                 1162725                  STATE OF TENNESSEE (DEPT. OF REVENUE)
18-Jul-01     CORP         BHO                                 1163041                  STATE OF NEW JERSEY (DIVISION OF REVENUE)
18-Jul-01     CORP         BHO                                 1162724                  STATE OF DELAWARE (DIVISION OF REVENUE)
18-Jul-01     CORP         BHO                                 600045                   STATE OF DELAWARE (DIVISION OF REVENUE)
18-Jul-01     CORP         BHO                                 1163259                  SPRINT
18-Jul-01     I/P          BHO                                 1163258                  SOUTHWEST ENGINEERS
18-Jul-01     I&M          InfraSvcs                            10480                  SOUTHERN CONNECTICUT GAS
18-Jul-01     I&M          Makati                               1360                    Social Security System
18-Jul-01     I&M          Makati                               1360                    Social Security System
18-Jul-01     I&M          Makati                               1345                    Social Security System

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                 336                                                                                     336
                                                                                                      242                242
                                                                                    41                                    41
                                                                                                   44,000             44,000
                                                                                                       30                 30
                                                                                                      433                433
                                  19                                                                                      19
                                                                20,371                                                20,371
                                                                                                   16,575             16,575
                                                                                                    5,882              5,882
                                                                                                    3,495              3,495
                                                                                                    1,250              1,250
                                                                                                   19,112             19,112
                                                                                                    7,974              7,974
                                                                                                      103                103
                                                                                                      127                127
                                                                                                       70                 70
                                                                                                   14,137             14,137
                                                                                                      315                315
                                                                                                    1,696              1,696
                                                                                                   58,838             58,838
                                                                                                      152                152
                                                                                                       96                 96
                                                                                 4,500                                 4,500
                                                                                                    1,970              1,970
                                                                                                    1,297              1,297
                                                                                                   26,071             26,071
                                                                                                      200                200
                                                                                                    1,031              1,031
                                                                                                    1,000              1,000
                                                                                                   41,304             41,304
                                                                                                   62,866             62,866
                   47                                                                                                     47
               23,045                                                                                                 23,045
               14,421                                                                                                 14,421
                    6                                                                                                      6
                                                                                                       63                 63
                                                                                                      216                216
                                                                                                        4                  4
                                                                   (28)                                                  (28)
                                                                   (36)                                                  (36)
                  (38)                                                                                                   (38)


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
18-Jul-01     I&M          Makati                               1348                    Social Security System
18-Jul-01     I/P          BHO                                 1163257                  SMI
18-Jul-01     POWER        BHO                                 1163256                  SINCLAIR MOVING AND STORAGE
18-Jul-01     I/P          BHO                                 1163255                  SHIRLEY PAINTING
18-Jul-01     GOVT         TRAC                              22561-0623                 SCOTT SPECIALTY GASES
18-Jul-01     I/P          BHO                                 1163254                  SCHARDEIN AND ASSOCIATES
18-Jul-01     I&M          BHO                                10011973                  Sandvick Equipment
18-Jul-01     I&M          BHO                                 3000539                  Rosemount
18-Jul-01     I&M          InfraSvcs                            1584                   ROSEMARY BRENNAN CURTIN,
18-Jul-01     GOVT         BHO                                 1163253                  ROCKY MOUNTAIN MAIL DELIVERY
18-Jul-01     GOVT         TRAC                              21852-1601                 ROBERTS BROTHERS
18-Jul-01     P&C          BHO                                 1163252                  RIDGWAYS
18-Jul-01     I&M          BHO                                10011972                  Republic Silver State Disposal
18-Jul-01     I&M          InfraSvcs                            9641                   REPRO IMAGE
18-Jul-01     GOVT         TRAC                              22561-0625                 RELIZON COMPANY
18-Jul-01     GOVT         BHO                                 1163250                  REIS ENVIRONMENTAL INC
18-Jul-01     GOVT         TRAC                              22556-0521                 RE POWELL DISTRIBUTING CO.
18-Jul-01     GOVT         BHO                                 1163249                  QWEST
18-Jul-01     I/P          BHO                                 1163248                  QUALITY METAL IMAGES INC
18-Jul-01     I/P          BHO                                 1163247                  PSI
18-Jul-01     I/P          BHO                                 1163246                  PRFC INC
18-Jul-01     CORP         BHO                                 1163245                  POTTING SHED INC
18-Jul-01     GOVT         TRAC                              22556-0529                 PHYSIO CONTROLS
18-Jul-01     I&M          Makati                               1346                    Philhealth
18-Jul-01     GOVT         TRAC                              22556-0525                 PETERSON ELECTRIC
18-Jul-01     GOVT         TRAC                              22556-0530                 PARAMOUNT SUPPLY COMPANY
18-Jul-01     I&M          InfraSvcs                            8484                   OVE ARUP & PARTNERS
18-Jul-01     GOVT         TRAC                              22556-0535                 OREGON STATE POLICE
18-Jul-01     I&M          InfraSvcs                            8284                   ONE HOUR MOTOPHOTO
18-Jul-01     I&M          InfraSvcs                            7802                   NINYO & MOORE
18-Jul-01     I/P          BHO                                 1163242                  NEXTEL PARTNERS
18-Jul-01     I/P          BHO                                 1163240                  NEXTEL COMMUNICATIONS
18-Jul-01     GOVT         BHO                                 1163241                  NEXTEL COMMUNICATIONS
18-Jul-01     I&M          BHO                                47060548                  Nevada Power Co
18-Jul-01     I&M          BHO                                10011971                  Nevada Power
18-Jul-01     GOVT         TRAC                              21852-1608                 MORRISON CONSTRUCTION
18-Jul-01     POWER        BHO                                 1163239                  MORGAN LEWIS AND BOCKIUS
18-Jul-01     I&M          San Roque                          10000165                  Monark Equipment Corporation
18-Jul-01     GOVT         BHO                                 1162719                  MILLER DRILLING CO
18-Jul-01     I/P          BHO                                 1163238                  MICHIGAN COFFEE AND VENDING
18-Jul-01     I&M          San Roque                            2400                    MHE Dematic Phils Inc
18-Jul-01     I/P          BHO                                 1163237                  MERCANTILE CAPITAL LLC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                  (388)                                                 (388)
                                                                                                       98                 98
                                                                                                    2,490              2,490
                                                                                                    1,575              1,575
                                                                                                       47                 47
                                                                                                    4,226              4,226
                                                                                                      441                441
                                                                                                    3,539              3,539
                                                                                                    2,190              2,190
                                                                                   347                                   347
                                                                                                       64                 64
                                                                                                      302                302
                                 194                                                                                     194
                                                                                                      555                555
                                                                                                      207                207
                                                                                                      236                236
                                                                                                      800                800
                                  15                                                                                      15
                                                                                                      305                305
                                                                                                    4,581              4,581
                                                                                                   31,111             31,111
                                                                                                      659                659
                                                                                                      162                162
                   (7)                                                                                                    (7)
                                                                                                    4,270              4,270
                                                                                                       20                 20
                                                                                                   64,746             64,746
                                                                                                    1,688              1,688
                                                                                                       17                 17
                                                                                                   55,912             55,912
                                                                                                      842                842
                                                                                                    2,310              2,310
                                 455                                                                                     455
                                 118                                                                                     118
                                 337                                                                                     337
                                                                                                  141,153            141,153
                                                                                                       35                 35
                                                                 3,380                                                 3,380
                                                                                                   20,528             20,528
                                                                                                       21                 21
                                                                 2,316                                                 2,316
                                 351                                                                                     351



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
18-Jul-01     GOVT         TRAC                              21852-1611                 MCMASTER CARR
18-Jul-01     I&M          InfraSvcs                            7482                   MCE GROUP
18-Jul-01     I&M          InfraSvcs                            7294                   MCCREEDY CONSULTING
18-Jul-01     I&M          InfraSvcs                            6385                   MBI MEDIA
18-Jul-01     GOVT         BHO                                 1163236                  MATERIALS MANAGEMENT GROUP
18-Jul-01     I&M          InfraSvcs                            5651                   LONG ISLAND RAILROAD
18-Jul-01     I/P          BHO                                 1162718                  LOBAR
18-Jul-01     I&M          InfraSvcs                            5489                   LDO LIMITED
18-Jul-01     I&M          BHO                                10011969                  Las Vegas Valley Water
18-Jul-01     I&M          BHO                                10011970                  Las Vegas Valley Water
18-Jul-01     I&M          BHO                                10011967                  Las Vegas Valley Water
18-Jul-01     I&M          BHO                                10011968                  Las Vegas Valley Water
18-Jul-01     I/P          BHO                                 1163234                  LANDAUER INC
18-Jul-01     GOVT         TRAC                              22556-0537                 LAB SAFETY SUPPLY
18-Jul-01     GOVT         TRAC                              22556-0536                 LAB SAFETY SUPPLY
18-Jul-01     I&M          San Roque                            2399                    JT Oil Phils Inc
18-Jul-01     I&M          InfraSvcs                            1777                   JOHN CHANCE LAND SURVEYS, INC.
18-Jul-01     I/P          BHO                                 1163233                  JAY CHEVROLET
18-Jul-01     I/P          BHO                                 1163232                  JACOB BARON
18-Jul-01     I&M          InfraSvcs                            4465                   IRON MOUNTAIN
18-Jul-01     I/P          BHO                                 1163231                  INTERTEK TESTING SERVICES
18-Jul-01     POWER        BHO                                 1163230                  INTERSTATE LOCKSMITH INC
18-Jul-01     I/P          BHO                                 1163229                  INTERNATIONAL SOS
18-Jul-01     I/P          BHO                                 1163226                  INTERGRAPH CORP
18-Jul-01     I/P          BHO                                 1163227                  INTERGRAPH CORP
18-Jul-01     I/P          BHO                                 1163227                  INTERGRAPH CORP
18-Jul-01     P&C          BHO                                 1163228                  INTERGRAPH CORP
18-Jul-01     I/P          BHO                                 1163226                  INTERGRAPH CORP
18-Jul-01     I&M          InfraSvcs                            4089                   IKON OFFICE SOLUTIONS
18-Jul-01     I&M          InfraSvcs                            4005                   IBI GROUP
18-Jul-01     I&M          InfraSvcs                            3928                   HUMBOLDT ENGINEERING &
18-Jul-01     POWER        TRAC                                1921106                 HITACHI
18-Jul-01     GOVT         TRAC                              22556-0524                 HELLER & SONS
18-Jul-01     I&M          Makati                               1349                    HDMF
18-Jul-01     CORP         BHO                                 1163225                  HAYSTACK SYSTEMS
18-Jul-01     I&M          InfraSvcs                            3532                   HARDING ESE, INC
18-Jul-01     I&M          InfraSvcs                            3399                   HANKARD ENGINEERING
18-Jul-01     GOVT         BHO                                 1163223                  GUARANTEE ELECTRICAL
18-Jul-01     GOVT         BHO                                 1163224                  GUARANTEE ELECTRICAL
18-Jul-01     I&M          InfraSvcs                            3377                   GROUND ENGINEERING
18-Jul-01     I&M          InfraSvcs                            3352                   GREENMAN-PEDERSEN, INC.
18-Jul-01     GOVT         BHO                                 1163222                  GRAYBAR ELECTRIC CO

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      540                540
                                                                                                   19,213             19,213
                                                                                                    1,108              1,108
                                                                                                       64                 64
                                                                                                   21,880             21,880
                                                                                                   13,688             13,688
                                                                                                   55,879             55,879
                                                                                                      (14)               (14)
                               1,052                                                                                   1,052
                                 242                                                                                     242
                                  16                                                                                      16
                                   6                                                                                       6
                                                                                                    1,060              1,060
                                                                                                       90                 90
                                                                                                     (120)              (120)
                                                                 5,168                                                 5,168
                                                                                                   57,000             57,000
                                                                                                    1,114              1,114
                                                                 1,174                                                 1,174
                                                                                                      100                100
                                                                                                    1,100              1,100
                                                                                                      460                460
                                                                                                    1,200              1,200
                                                                                                   35,454             35,454
                                                                                                   25,087             25,087
                               2,948                                                                                   2,948
                                                                                                    1,751              1,751
                               1,081                                                                                   1,081
                                                                                                       17                 17
                                                                                                   14,130             14,130
                                                                                                    5,505              5,505
                                                                                                  563,320            563,320
                                                                                                      379                379
                   (8)                                                                                                    (8)
                                                                                                    3,050              3,050
                                                                                                   47,577             47,577
                                                                                                    1,074              1,074
                                                                                                    1,630              1,630
                                                                                                      937                937
                                                                                                   50,156             50,156
                                                                                                    8,470              8,470
                                                                                                    3,068              3,068


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------------
18-Jul-01     GOVT         TRAC                              21852-1612                 GRAYBAR
18-Jul-01     GOVT         TRAC                              21852-1610                 GRAYBAR
18-Jul-01     GOVT         BHO                                 1163221                  GLOBAL ENGINEERING DOCUMENTS
18-Jul-01     POWER        TRAC                                1161398                 GEA
18-Jul-01     GOVT         TRAC                              21852-1603                 GE SUPPLY
18-Jul-01     GOVT         BHO                                 1163220                  GE CAPITAL
18-Jul-01     I/P          BHO                                 1163219                  GCM CONSULTING SERVICES
18-Jul-01     GOVT         BHO                                 1162720                  FORTE SECURITY
18-Jul-01     POWER        BHO                                 1163218                  FEDERAL EXPRESS CORP
18-Jul-01     I/P          BHO                                 1163218                  FEDERAL EXPRESS CORP
18-Jul-01     GOVT         BHO                                 1163217                  FABICK TRACTOR CO
18-Jul-01     GOVT         TRAC                              22561-0624                 EXCHANGE SUPPLY
18-Jul-01     I/P          BHO                                 1163216                  ENTIRE REPRODUCTIONS
18-Jul-01     I/P          BHO                                 1163215                  ENTERPRISE RENT-A-CAR
18-Jul-01     I&M          InfraSvcs                            2307                   ENTERPRISE LEASING CO.
18-Jul-01     I&M          InfraSvcs                            2123                   ECOLOGICAL DESIGN, INC
18-Jul-01     I&M          InfraSvcs                            2127                   ECCO CONSULTING
18-Jul-01     GOVT         TRAC                              22556-0526                 EAST OREGONIAN
18-Jul-01     GOVT         TRAC                              22556-0527                 EAST OREGONIAN
18-Jul-01     GOVT         TRAC                              22556-0528                 EAST OREGONIAN
18-Jul-01     I/P          BHO                                 1146225                  DUPONT FLOORING SYSTEMS
18-Jul-01     GOVT         TRAC                              21852-1604                 DRAGO
18-Jul-01     I/P          BHO                                 1146224                  DOGGRELL PAINTING
18-Jul-01     I/P          BHO                                 1163213                  DAYTON BLUE PRINT CO
18-Jul-01     I&M          BHO                                49017706                  CTC Analytical
18-Jul-01     POWER        BHO                                 1163211                  CORT FURNITURE RENTAL
18-Jul-01     I/P          BHO                                 1163210                  CONSUMERS ENERGY
18-Jul-01     I/P          BHO                                 1163209                  CONSORTIUM
18-Jul-01     GOVT         TRAC                              21852-1600                 CONSOLIDATED PIPE
18-Jul-01     GOVT         BHO                                 1163208                  CONSOLIDATED ELECTRICAL
18-Jul-01     CORP         BHO                                 1163207                  COMPUTER TECHNOLOGY GROUP
18-Jul-01     CORP         BHO                                 1163206                  CISCO SYSTEMS
18-Jul-01     CORP         BHO                                 1163205                  CINGULAR WIRELESS
18-Jul-01     CORP         BHO                                 1163204                  CINGULAR WIRELESS
18-Jul-01     I&M          InfraSvcs                            1204                   CHAUDHARY & ASSOC. INC.
18-Jul-01     I&M          InfraSvcs                             934                   CH2M HILL
18-Jul-01     GOVT         TRAC                              22556-0523                 CASCADE NUT AND BOLT
18-Jul-01     GOVT         TRAC                              21852-1609                 CANNON CONTRACTING
18-Jul-01     I&M          BHO                                10011966                  Boulder Auto
18-Jul-01     I/P          BHO                                 1163202                  BOCK AND CLARK LTD
18-Jul-01     GOVT         TRAC                              22556-0522                 BLISS PRINTING AND COPY CENTER
18-Jul-01     GOVT         TRAC                              22556-0534                 BLISS PRINTING AND COPY CENTER

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,181              1,181
                                                                                                      137                137
                                                                                                       61                 61
                                                                                                1,214,000          1,214,000
                                                                                                   19,392             19,392
                                                                                                      659                659
                                                                                                    2,500              2,500
                                                                                                      126                126
                                                                                   422                                   422
                                                                                    22                                    22
                                                                                                    3,092              3,092
                                                                                                      116                116
                                                                                                      143                143
                                                                                                       78                 78
                                                                                                    4,117              4,117
                                                                                                       94                 94
                                                                                                    5,600              5,600
                                                                                                      553                553
                                                                                                      423                423
                                                                                                      401                401
                                                                                                    2,142              2,142
                                                                                                       12                 12
                                                                                                    3,640              3,640
                                                                                                      184                184
                                                                                                       49                 49
                                                                                                    1,429              1,429
                                   3                                                                                       3
                                                                                                      912                912
                                                                                                      127                127
                                                                                                      177                177
                                                                                                      100                100
                                                                                                    4,129              4,129
                               4,517                                                                                   4,517
                                                                                                      184                184
                                                                                                    1,311              1,311
                                                                                                    7,911              7,911
                                                                                                      386                386
                                                                                                    3,067              3,067
                                                                                                      788                788
                                                                                                    1,200              1,200
                                                                                                      104                104
                                                                                                       39                 39


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
18-Jul-01     GOVT         TRAC                              22556-0533                 BLISS PRINTING AND COPY CENTER
18-Jul-01     I&M          InfraSvcs                             690                   BIRD'S MOVING & STORAGE
18-Jul-01     I/P          BHO                                 1163201                  BIOMERIEUX COMMUNICATIONS
18-Jul-01     I/P          BHO                                 1163198                  BELLSOUTH
18-Jul-01     CORP         BHO                                 1163199                  BELLSOUTH
18-Jul-01     I/P          BHO                                 1163200                  BELLSOUTH
18-Jul-01     I&M          InfraSvcs                             565                   BECK & BAIRD
18-Jul-01     POWER        TRAC                                1921110                 BDT ENGINEERING
18-Jul-01     P&C          BHO                                 1161814                  BDP INTERNATIONAL INC
18-Jul-01     I/P          BHO                               9990007745                 B AND M BUSINESS 7 CONSULTANCY
18-Jul-01     I&M          InfraSvcs                            2549                   AT&T WIRELESS SERVICES
18-Jul-01     CORP         BHO                                 1163185                  AT AND T
18-Jul-01     CORP         BHO                                 1163192                  AT AND T
18-Jul-01     I/P          BHO                                 1163194                  AT AND T
18-Jul-01     POWER        BHO                                 1163190                  AT AND T
18-Jul-01     GOVT         BHO                                 1163189                  AT AND T
18-Jul-01     I/P          BHO                                 1163193                  AT AND T
18-Jul-01     I/P          BHO                                 1163192                  AT AND T
18-Jul-01     I/P          BHO                                 1163193                  AT AND T
18-Jul-01     CORP         BHO                                 1163193                  AT AND T
18-Jul-01     GOVT         BHO                                 1163190                  AT AND T
18-Jul-01     CORP         BHO                                 1163197                  AT AND T
18-Jul-01     CORP         BHO                                 1163195                  AT AND T
18-Jul-01     CORP         BHO                                 1163187                  AT AND T
18-Jul-01     I/P          BHO                                 1163196                  AT AND T
18-Jul-01     I/P          BHO                                 1163186                  AT AND T
18-Jul-01     I/P          BHO                                 1163188                  AT AND T
18-Jul-01     CORP         BHO                                 1163191                  AT AND T
18-Jul-01     I&M          InfraSvcs                             309                   ASSOCIATED ENGINEERS,INC
18-Jul-01     GOVT         BHO                                 1163184                  ARVADA RENT ALLS INC
18-Jul-01     I&M          InfraSvcs                             413                   ARU ENGINEERING
18-Jul-01     GOVT         BHO                                 1163183                  ARCUS DATA SECURITY INCORP
18-Jul-01     I/P          BHO                                 1163182                  ARCOM
18-Jul-01     I/P          BHO                                 1163181                  AMERITECH
18-Jul-01     I/P          BHO                                 1163181                  AMERITECH
18-Jul-01     GOVT         TRAC                              21852-1605                 AMERISTEEL
18-Jul-01     GOVT         TRAC                              21852-1606                 AMERISTEEL
18-Jul-01     GOVT         TRAC                              21852-1607                 AMERISTEEL
18-Jul-01     GOVT         TRAC                              21852-1599                 AMERICAN FIRE TECH
18-Jul-01     GOVT         TRAC                              21852-1598                 AMERICAN FIRE TECH
18-Jul-01     I/P          BHO                                 1163180                  AMERICAN BLDG MAINTENANCE
18-Jul-01     POWER        BHO                                 1161492                  AMENITY RENTALS INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       20                 20
                                                                                                      204                204
                                                                                                       59                 59
                              91,555                                                                                  91,555
                                                                                                    2,698              2,698
                                 444                                                                                     444
                                                                                                      661                661
                                                                                                   17,475             17,475
                                                                                                      465                465
                                                                   740                                                   740
                                  59                                                                    0                 59
                                                                                                   12,748             12,748
                                                                                                      648                648
                                 536                                                                                     536
                                 274                                                                                     274
                                 272                                                                                     272
                                                                                                      263                263
                                  80                                                                                      80
                                  74                                                                                      74
                                                                                                       65                 65
                                  49                                                                                      49
                                                                                                       34                 34
                                                                                                       23                 23
                                                                                                       20                 20
                                                                                                       10                 10
                                   5                                                                                       5
                                   4                                                                                       4
                                                                                                        3                  3
                                                                                                   12,935             12,935
                                                                                                      130                130
                                                                                                    5,460              5,460
                                                                                                      789                789
                                                                                                    2,547              2,547
                                 158                                                                                     158
                                                                                                        6                  6
                                                                                                    8,916              8,916
                                                                                                    1,512              1,512
                                                                                                       51                 51
                                                                                                   50,353             50,353
                                                                                                   19,620             19,620
                                                                                                    1,238              1,238
                                                                                                    7,512              7,512



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
18-Jul-01     I/P          BHO                                 1163179                  AIRGAS EAST
18-Jul-01     I/P          BHO                                 1163177                  AEA TECHNOLOGY
18-Jul-01     I/P          BHO                                 1163176                  AEA TECHNOLOGY
17-Jul-01     GOVT         TRAC                              22553-0488                 WW GRAINGER
17-Jul-01     GOVT         TRAC                              22553-0486                 WELSCO
17-Jul-01     I/P          BHO                                 1157102                  UNTIED PARCEL SERVICE
17-Jul-01     I&M          BHO                                 3000536                  Toshiba Intl
17-Jul-01     P&C          BHO                                 1148200                  TIMBERLINE PLASTICS
17-Jul-01     I&M          Pomeroy                            28012376                  Sumitomo
17-Jul-01     I&M          BHO                                47060540                  Stevedoring Services
17-Jul-01     I/P          BHO                                 1146251                  SHAMROCK GLASS CO
17-Jul-01     POWER        TRAC                                07-147                  Sav's Ironworkers
17-Jul-01     I&M          BHO                                47017702                  R and L Communications
17-Jul-01     I/P          BHO                                 1162222                  PROFESSIONAL RECORDS MANAGEMENT
17-Jul-01     POWER        BHO                                 319402                   PETER GRATRIX
17-Jul-01     GOVT         TRAC                              22553-0495                 PERDUE COMPANY
17-Jul-01     GOVT         TRAC                              22553-0494                 PERDUE COMPANY
17-Jul-01     GOVT         TRAC                              22553-0493                 PERDUE COMPANY
17-Jul-01     GOVT         TRAC                              22553-0485                 PERDUE COMPANY
17-Jul-01     I&M          BHO                                10011962                  Nevada Ready Mix
17-Jul-01     I&M          BHO                                47060539                  Justice and Assoc
17-Jul-01     GOVT         TRAC                              22553-0491                 IBM PROJECT SUPPORT SERVICES
17-Jul-01     GOVT         TRAC                              22553-0490                 HUGG & HALL EQUIP. RENT
17-Jul-01     POWER        TRAC                                07-145                  Gem Industrial
17-Jul-01     POWER        TRAC                                07-148                  Gem Industrial
17-Jul-01     I/P          BHO                                 1162305                  ECS ENGINEERING
17-Jul-01     I/P          TRAC                                5026592                  Columbia Pipe
17-Jul-01     I&M          BHO                                10011961                  Cobre Tire
17-Jul-01     GOVT         TRAC                              22553-0489                 CENTURYTEL
17-Jul-01     I&M          BHO                                 3000538                  Carrasquillo Assoc
17-Jul-01     I&M          BHO                                47060538                  BNSF Railroad
17-Jul-01     GOVT         TRAC                              22553-0487                 BACKGROUNDS INTERNATIONAL
17-Jul-01     CORP         BHO                                 1159263                  AT AND T
17-Jul-01     CORP         BHO                                 1159263                  AT AND T
17-Jul-01     I&M          BHO                                49017701                  Arnold Machinery
17-Jul-01     I&M          BHO                                47060537                  All City Tri City Sweeping
16-Jul-01     I/P          BHO                                 1162258                  YORK INTERNATIONAL CORP
16-Jul-01     GOVT         BHO                                 1162257                  XEROX CORP
16-Jul-01     I/P          BHO                                 1162257                  XEROX CORP
16-Jul-01     I/P          BHO                                 1162255                  WORLDWIDE SECURITY SERVICES LTD
16-Jul-01     I/P          BHO                                 1162254                  WORK CARE
16-Jul-01     P&C          BHO                                 1162253                  WORDS MAIL SERVICE

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      100                100
                                                                                                    3,838              3,838
                                                                                                    2,890              2,890
                                                                                                      198                198
                                                                                                    1,381              1,381
                                                                                                      359                359
                                                                                                  173,880            173,880
                                                                                                      880                880
                                                                                                  186,702            186,702
                                                                                                      662                662
                                                                                                      421                421
                                                                                                   17,102             17,102
                                                                                                      529                529
                                                                                                   53,814             53,814
                                                                   680                                                   680
                                                                                                    1,175              1,175
                                                                                                      357                357
                                                                                                       33                 33
                                                                                                        3                  3
                                                                                                    5,108              5,108
                                                                                                    1,194              1,194
                                                                                                       54                 54
                                                                                                    1,577              1,577
                                                                                                  131,314            131,314
                                                                                                    2,375              2,375
                                                                                                    1,690              1,690
                                                                                                       44                 44
                                                                                                    4,191              4,191
                               1,603                                                                                   1,603
                                                                                                      100                100
                                                                                                    4,793              4,793
                                                                                                    3,704              3,704
                                                                                                      186                186
                                  18                                                                                      18
                                                                                                      735                735
                                                                                                    9,188              9,188
                                                                                                    2,195              2,195
                                                                                                    2,057              2,057
                                                                                                      176                176
                                                                                                   37,220             37,220
                                                                                                      370                370
                                                                                                      396                396


        *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
16-Jul-01     GOVT         TRAC                              21852-1597                 WISE EL SANTO
16-Jul-01     GOVT         TRAC                              21852-1596                 WILLIAMS SCOTSMAN
16-Jul-01     I&M          BHO                                20004175                  William Scotsman
16-Jul-01     I&M          BHO                                49017645                  Western States
16-Jul-01     I&M          BHO                                47060441                  Western Fastners
16-Jul-01     GOVT         TRAC                              21852-1595                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1592                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1587                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1586                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1591                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1590                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1589                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1594                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1588                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1585                 WESCO
16-Jul-01     GOVT         TRAC                              21852-1593                 WESCO
16-Jul-01     I/P          BHO                                 1162252                  WASTE MANAGEMENT
16-Jul-01     I/P          BHO                                 1162251                  WALSH BROTHERS OFFICE ENVIRONMENTS
16-Jul-01     I/P          BHO                                 1162250                  VISA ADVISORS INC
16-Jul-01     CORP         BHO                                 1162249                  VERIZON
16-Jul-01     I/P          Timberline - 4837                   786746                   US Filter Corp.
16-Jul-01     I/P          BHO                                 1162248                  UNISOURCE SOLUTIONS
16-Jul-01     CORP         BHO                                 1162247                  TRANSCO
16-Jul-01     I&M          BHO                                49017690                  Tractor and Equipment
16-Jul-01     GOVT         TRAC                              21852-1563                 THE PERDUE COMPANY
16-Jul-01     GOVT         TRAC                              21852-1562                 THE PERDUE COMPANY
16-Jul-01     I/P          BHO                                 1162246                  TELEGROUP INC
16-Jul-01     GOVT         TRAC                              21852-1584                 TECHNI-TOOL
16-Jul-01     I/P          BHO                                 1162245                  TECHNIQUEX HYDRO SYSTEMS
16-Jul-01     I/P          Timberline - 4837                 1043, 1042                 Tarlton Corp.
16-Jul-01     I/P          BHO                                 1162244                  TANSEY AND ASSOCIATES INC
16-Jul-01     I/P          BHO                               9990007743                 TAKAHASHI PEREZ LOPEZ
16-Jul-01     I&M          BHO                                47060446                  Stevedoring Services
16-Jul-01     I/P          BHO                                 1162242                  STAVELEY NDT TECHNOLOGIES INC
16-Jul-01     I/P          BHO                                 1162241                  STAR ELECTRICAL CONTRACTORS INC
16-Jul-01     POWER        BHO                                 1162311                  SOIL AND MATERIALS ENGINEERS INC
16-Jul-01     I&M          BHO                                49017691                  SodaSprings Auto Parts
16-Jul-01     I/P          BHO                                 1162239                  SKYTEL
16-Jul-01     I/P          BHO                                 1162238                  SIGMA ALDRICH INC
16-Jul-01     I/P          BHO                                 1162237                  SHRED IT
16-Jul-01     GOVT         TRAC                              21852-1582                 SHERWIN WILLIAMS
16-Jul-01     GOVT         TRAC                              21852-1583                 SHERWIN WILLIAMS










-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    8,075              8,075
                                                                                                    1,018              1,018
                                                                                                      399                399
                                                                                                   18,569             18,569
                                                                                                   12,335             12,335
                                                                                                    3,149              3,149
                                                                                                    1,808              1,808
                                                                                                      953                953
                                                                                                      826                826
                                                                                                      335                335
                                                                                                      314                314
                                                                                                      286                286
                                                                                                      281                281
                                                                                                      174                174
                                                                                                       82                 82
                                                                                                       39                 39
                                                                                                    2,273              2,273
                                                                                                       98                 98
                                                                                                      201                201
                                 695                                                                                     695
                                                                                                      518                518
                                                                                                       88                 88
                                 361                                                                                     361
                                                                                                       91                 91
                                                                                                    1,486              1,486
                                                                                                       43                 43
                                 283                                                                                     283
                                                                                                       53                 53
                                                                                                    4,772              4,772
                                                                                                   31,071             31,071
                                                                                                    8,250              8,250
                                                                                                   18,208             18,208
                                                                                                    1,583              1,583
                                                                                                    1,078              1,078
                                                                                                    2,222              2,222
                                                                                                   44,750             44,750
                                                                                                       68                 68
                                                                                                      194                194
                                                                                                    2,173              2,173
                                                                                                       75                 75
                                                                                                    3,537              3,537
                                                                                                    1,019              1,019


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
16-Jul-01     GOVT         TRAC                              21852-1581                 SHERWIN WILLIAMS
16-Jul-01     I/P          BHO                                 1162310                  SHARRON JACKSON
16-Jul-01     GOVT         TRAC                              21852-1580                 SCOTT CONSTRUCTION
16-Jul-01     I/P          BHO                                 1162235                  SCIENTIFIC EQUIPMENT CO
16-Jul-01     GOVT         TRAC                              21852-1575                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1578                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1574                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1573                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1577                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1572                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1579                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1576                 RYERSON-TULL
16-Jul-01     GOVT         TRAC                              21852-1558                 RELIZON
16-Jul-01     GOVT         TRAC                              21852-1570                 RELIZON
16-Jul-01     GOVT         TRAC                              21852-1571                 RELIZON
16-Jul-01     GOVT         TRAC                              21852-1559                 RELIZON
16-Jul-01     I&M          BHO                                47060440                  Reliable Fire Protection
16-Jul-01     GOVT         BHO                                 1162228                  QWEST
16-Jul-01     CORP         BHO                                 1162228                  QWEST
16-Jul-01     CORP         BHO                                 1162232                  QWEST
16-Jul-01     POWER        BHO                                 1162228                  QWEST
16-Jul-01     GOVT         BHO                                 1162230                  QWEST
16-Jul-01     CORP         BHO                                 1162231                  QWEST
16-Jul-01     I/P          BHO                                 1162229                  QWEST
16-Jul-01     I/P          BHO                                 1162227                  QUAD CITY TESTING LABORATORY
16-Jul-01     CORP         BHO                                 1162226                  PSINET CONSULTING SOLUTIONS
16-Jul-01     I/P          BHO                                 1162225                  PSI
16-Jul-01     I/P          BHO                                 1162223                  PROFESSIONAL WELDING
16-Jul-01     GOVT         TRAC                              21852-1567                 PLASITE
16-Jul-01     GOVT         TRAC                              21852-1564                 PINE BLUFF SAND & GRAVEL
16-Jul-01     GOVT         TRAC                              21852-1566                 PINE BLUFF SAND & GRAVEL
16-Jul-01     GOVT         TRAC                              21852-1565                 PINE BLUFF SAND & GRAVEL
16-Jul-01     I/P          BHO                                 1162221                  PHILIP ANALYTICAL SERVICES
16-Jul-01     I&M          San Roque                            2364                    Phil Long Distance Telegraphic Co
16-Jul-01     GOVT         TRAC                              21852-1561                 PERDUE
16-Jul-01     GOVT         BHO                                 1162220                  PENN RECORDS MANAGEMENT
16-Jul-01     GOVT         BHO                                 1162219                  PC WORKS
16-Jul-01     I/P          BHO                                 1162218                  PARADISE DRINKING WATER
16-Jul-01     I&M          BHO                                10011936                  Pan Western
16-Jul-01     GOVT         BHO                                 1162217                  PACIFIC BELL
16-Jul-01     I/P          Timberline - 4837       SVC-51582, SVC-51771, SVC-51577      Overhead Door Company
16-Jul-01     POWER        BHO                                 1162215                  OCKMAN AND BORDEN ASSOCIATES







-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       90                 90
                                                                                                       47                 47
                                                                                                      657                657
                                                                                                    1,299              1,299
                                                                                                    2,086              2,086
                                                                                                    1,597              1,597
                                                                                                      756                756
                                                                                                      339                339
                                                                                                      313                313
                                                                                                      148                148
                                                                                                      126                126
                                                                                                     (139)              (139)
                                                                                                      314                314
                                                                                                      250                250
                                                                                                       22                 22
                                                                                                     (225)              (225)
                                                                                                      423                423
                               1,027                                                                                   1,027
                                                                                                      833                833
                                                                                                      407                407
                                                                                                       62                 62
                                                                                                       59                 59
                                                                                                       24                 24
                                                                                                       15                 15
                                                                                                      855                855
                                                                                                    4,552              4,552
                                                                                                    7,400              7,400
                                                                                                       81                 81
                                                                                                      547                547
                                                                                                   22,002             22,002
                                                                                                   14,713             14,713
                                                                                                      272                272
                                                                                                       64                 64
                               5,535                                                                                   5,535
                                                                                                       46                 46
                                                                                                      137                137
                                 628                                                                                     628
                                  18                                                                                      18
                                                                                 3,900                                 3,900
                                 426                                                                                     426
                                                                                                      825                825
                                                                                                   11,874             11,874


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
16-Jul-01     I&M          BHO                                47060445                  NC Machinery Co
16-Jul-01     I/P          BHO                                 1162214                  NATIONAL TRAILER STORAGE
16-Jul-01     I/P          Timberline - 4837                    2452                    Murphy
16-Jul-01     GOVT         BHO                                 1162213                  MSE TECHNOLOGY APPLICATIONS
16-Jul-01     GOVT         TRAC                              21852-1560                 MORGAN BUILDINGS & SPAS, INC.
16-Jul-01     I&M          San Roque                          10000162                  Monark Equipment Corporation
16-Jul-01     I&M          BHO                                47060504                  Mladen bunch
16-Jul-01     P&C          TRAC                                1511118                  Mitsubishi
16-Jul-01     I/P          Timberline - 4837                    2517                    Missouri Safety Council
16-Jul-01     I&M          San Roque                            2362                    Mespar Gen Merchandising
16-Jul-01     GOVT         TRAC                              21852-1559                 MCMASTER-CARR
16-Jul-01     GOVT         TRAC                              21852-1558                 MCMASTER-CARR
16-Jul-01     I/P          BHO                                 1162212                  MCMASTER CARR SUPPLY CO
16-Jul-01     GOVT         TRAC                              21852-1557                 MCJUNKIN
16-Jul-01     I&M          San Roque                            2363                    MBT Philippines Inc
16-Jul-01     I&M          BHO                                47060444                  Masons Supply Co
16-Jul-01     GOVT         TRAC                              21848-0372                 MARK STEEL CORP.
16-Jul-01     I/P          BHO                                 1162211                  MAJOR PARTITIONS
16-Jul-01     I/P          Timberline - 4837                  27731-IN                  M&M Golf Cars, LLC
16-Jul-01     GOVT         TRAC                              21852-1556                 LIBERTY SUPPLY
16-Jul-01     I/P          BHO                                 1162209                  LABTECH
16-Jul-01     I/P          Timberline - 17478               2853-7/18/01                Kramer Gehlen Associates
16-Jul-01     I/P          BHO                                 1162208                  KNOWLEDGEWIRE
16-Jul-01     I/P          BHO                                 1162207                  KEEN COMPRESSED GAS
16-Jul-01     I/P          BHO                                 1162206                  KANSAS STATE UNIVERSITY
16-Jul-01     I&M          BHO                                47060443                  JLA Enterprises
16-Jul-01     POWER        BHO                                 1162205                  IRON MOUNTAIN
16-Jul-01     POWER        BHO                                 1162204                  INTERGRAPH CORP
16-Jul-01     I/P          BHO                                 1162204                  INTERGRAPH CORP
16-Jul-01     POWER        BHO                                 1162203                  INTERGRAPH CORP
16-Jul-01     I/P          BHO                                 1162308                  INTERGRAPH CORP
16-Jul-01     P&C          BHO                                 1162309                  INTERGRAPH CORP
16-Jul-01     P&C          BHO                                 1162308                  INTERGRAPH CORP
16-Jul-01     I&M          San Roque                            2361                    Integrated Waste Management
16-Jul-01     I&M          BHO                                47060439                  Ingersoll Rand
16-Jul-01     I/P          BHO                                 1162202                  HUNT CORP
16-Jul-01     I/P          BHO                                 1162201                  HOME PARAMOUNT
16-Jul-01     I&M          BHO                                47060438                  HCPI
16-Jul-01     I&M          BHO                                47060442                  HCPI
16-Jul-01     I/P          Timberline - 4837                    15830                   Hartman-Walsh Painting Co.
16-Jul-01     I/P          Timberline - 4505              01-0424, 01-0856              Harder Mechanical Contractors, IN
16-Jul-01     I/P          BHO                                 1162200                  H A C S C INC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      251                251
                                                                                                      101                101
                                                                                                    6,521              6,521
                                                                                                       73                 73
                                                                                                      666                666
                                                                24,964                                                24,964
                                                                                                   32,555             32,555
                                                                                                  605,027            605,027
                                                                                                      245                245
                                                                   646                                                   646
                                                                                                      857                857
                                                                                                      808                808
                                                                                                      256                256
                                                                                                      197                197
                                                                   439                                                   439
                                                                                                      155                155
                                                                                                  193,940            193,940
                                                                                                   57,735             57,735
                                                                                                      211                211
                                                                                                      519                519
                                                                                                    1,500              1,500
                                                                                                      420                420
                                                                                                    7,500              7,500
                                                                                                      375                375
                                                                                                      628                628
                                                                                                    6,820              6,820
                                                                                                   11,583             11,583
                                                                                                    7,352              7,352
                               7,031                                                                                   7,031
                                                                                                    4,800              4,800
                               2,578                                                                                   2,578
                                                                                                      896                896
                                                                                                      857                857
                                                                   116                                                   116
                                                                                                      298                298
                                                                                                      202                202
                                                                                                      170                170
                                                                                                    3,621              3,621
                                                                                                    3,309              3,309
                                                                                                      552                552
                                                                                                   15,001             15,001
                                                                                                      240                240


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
16-Jul-01     I/P          Timberline - 4837   5488, 5489, 5490, 5491, 5492, 5493, 5494,     Grossmann Contracting
                                               5495,5551
16-Jul-01     GOVT         TRAC                              21852-1555                      GRAYBAR ELECTRIC
16-Jul-01     GOVT         BHO                                 1162199                       FABICK TRACTOR CO
16-Jul-01     GOVT         TRAC                              21852-1554                      F&M MAFCO
16-Jul-01     I/P          BHO                                 1162307                       ENTERPRISE RENT-A-CAR
16-Jul-01     I/P          Timberline - 14330               1363-7/16/01                     Electro-test, Inc.
16-Jul-01     I/P          BHO                                 1162306                       ELECTRONIC COMMUNICATION
16-Jul-01     I/P          BHO                                 1162198                       ECS ENGINEERING
16-Jul-01     I/P          BHO                                 1162197                       DURATEK
16-Jul-01     GOVT         TRAC                              21852-1553                      DRAGO
16-Jul-01     GOVT         TRAC                              21852-1552                      DOUTHIT'S RADIO SERVICE INC.
16-Jul-01     GOVT         TRAC                              21852-1551                      DOUTHIT'S RADIO SERVICE INC.
16-Jul-01     I/P          BHO                                 1162196                       D GEORGE CHADWICK JR
16-Jul-01     I/P          BHO                                 1162195                       CONTRACTORS SAFETY COUNCIL OF TEXAS
16-Jul-01     GOVT         TRAC                              21852-1548                      CONSOLIDATED ELECTRICAL DIST.
16-Jul-01     I/P          BHO                                 1162194                       CONCENTRA MEDICAL CENTERS
16-Jul-01     I/P          BHO                                 1162193                       COMPCO ANALYTICAL INC
16-Jul-01     I/P          BHO                                 1162192                       CLOHESSY HARRIS AND KAISER LLC
16-Jul-01     I/P          BHO                                 1162191                       CLEMSON UNIVERSITY
16-Jul-01     I&M          San Roque                            2360                         Civic Merchandising Inc
16-Jul-01     I/P          Timberline - 4837                  452423969                      Cintas Corp. - 731
16-Jul-01     I/P          BHO                                 1162189                       CINGULAR WIRELESS
16-Jul-01     CORP         BHO                                 1162190                       CINGULAR WIRELESS
16-Jul-01     GOVT         TRAC                              21852-1547                      CARBOLINE
16-Jul-01     GOVT         TRAC                              21852-1546                      CARBOLINE
16-Jul-01     I/P          BHO                                 1162188                       CANON
16-Jul-01     GOVT         TRAC                              21852-1550                      C&W TOOL
16-Jul-01     GOVT         TRAC                              21852-1549                      C&W TOOL
16-Jul-01     VARIOUS      BHO                                 1162304                       BOISE CASCADE OFFICE PRODUCTS
16-Jul-01     I/P          BHO                                 1162303                       BLASLAND BOUCK AND LEE INC
16-Jul-01     CORP         BHO                                 1162302                       BGE
16-Jul-01     POWER        BHO                                 1162187                       BERNARD HODES ADVERTISING
16-Jul-01     CORP         BHO                                 1162552                       BELLSOUTH COMMUNICATIONS SYSTEMS
16-Jul-01     GOVT         BHO                                 1162186                       BAILEYS MOVING AND STORAGE
16-Jul-01     POWER        BHO                                 1162301                       AUTOMATED ENGINEERING SERVICES CORP
16-Jul-01     I/P          BHO                                 1162185                       AUTO RENTAL CORP
16-Jul-01     GOVT         BHO                                 1162300                       AUGUST BUILDING MAINTENANCE
16-Jul-01     I/P          BHO                                 1162182                       AT AND T
16-Jul-01     I/P          BHO                                 1162184                       AT AND T
16-Jul-01     CORP         BHO                                 1162299                       AT AND T
16-Jul-01     CORP         BHO                                 1162183                       AT AND T
16-Jul-01     I&M          BHO                                47060503                       AT & T



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   15,066             15,066
                                                                                                    1,804              1,804
                                                                                                   13,738             13,738
                                                                                                    1,657              1,657
                                                                                                      167                167
                                                                                                    2,103              2,103
                                                                                                      200                200
                                                                                                      520                520
                                                                                                      840                840
                                                                                                      267                267
                                                                                                    2,626              2,626
                                                                                                      464                464
                                                                                                    1,268              1,268
                                                                                                       85                 85
                                                                                                    1,749              1,749
                                                                                                       30                 30
                                                                                                    2,544              2,544
                                                                                                    3,324              3,324
                                                                                                  120,917            120,917
                                                                    46                                                    46
                                                                                                      186                186
                                                                                                      206                206
                                                                                                       44                 44
                                                                                                    7,155              7,155
                                                                                                    5,368              5,368
                                                                                                      535                535
                                                                                                       91                 91
                                                                                                       48                 48
                                                                                                      505                505
                                                                                                   11,760             11,760
                                                                                                        5                  5
                                                                                                      275                275
                               2,329                                                                                   2,329
                                                                                                      335                335
                                                                                                   14,967             14,967
                                  19                                                                                      19
                                                                                                      314                314
                                                                                                      330                330
                                                                                                       99                 99
                                                                                                       69                 69
                                                                                                       17                 17
                                  77                                                                                      77


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
16-Jul-01     GOVT         BHO                                 1162181                  ASSOCIATES
16-Jul-01     I/P          BHO                                 1162180                  ARLINGTON BLUELINE
16-Jul-01     I/P          BHO                                 1162298                  ANRO INC
16-Jul-01     P&C          BHO                               9990007737                 AMOSCO
16-Jul-01     I/P          BHO                                 1162179                  AMERITECH
16-Jul-01     I/P          BHO                                 1162178                  AMERICAN PEST CONTROL
16-Jul-01     P&C          TRAC                                1511117                  Alpha Process
16-Jul-01     I/P          Timberline - 4837      783108, 785899, 783393, C9783108      Alltype Fire Protection Co.
16-Jul-01     P&C          TRAC                                1511116                  Aitken
16-Jul-01     I/P          BHO                                 1162176                  AGILENT TECHNOLOGIES
16-Jul-01     I/P          Timberline - 4837                  11685601                  Aggreko, Inc.
13-Jul-01     GOVT         TRAC                              21848-0371                 XEROX CORPORATION
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4352                 Xerox Corporation
13-Jul-01     CORP         BHO                                 1161845                  XEROX CORP
13-Jul-01     I/P          RUST CONSTRUCTORS                  10129006                 WULFF-RODGERS CONSTRUCTION CO
13-Jul-01     GOVT              Cape-TRAC                       5665                   Woodson & Assoc.
13-Jul-01     I&M          BHO                                20004160                  WMK and CO
13-Jul-01     I&M          BHO                                47060379                  Williams, Kastner, and Gibbs
13-Jul-01     GOVT         TRAC                              21848-0370                 WILLIAMS SCOTSMAN
13-Jul-01    I&M          Infra Svcs                            12113                  WILLIAMS EARTH SCIENCES,
13-Jul-01    I&M          Infra Svcs                            11319                  WILLIAMS EARTH SCIENCES
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128733                 WILEY FENCE COMPANY
13-Jul-01     I&M          BHO                                 3000523                  White Cap
13-Jul-01     I/P          BHO                                 1161844                  WESTSIDE MECHANICAL INC
13-Jul-01    I&M          Infra Svcs                            12135                  WEST GROUP
13-Jul-01     I&M          BHO                                47060378                  Waste Management of the Desert
13-Jul-01     P&C          BHO                                 1161843                  VWR SCIENTIFIC PRODUCTS
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4350                 Verizon Wireless
13-Jul-01     P&C          BHO                                 1161842                  VERIZON
13-Jul-01    I&M          Infra Svcs                            11926                  VERIZON
13-Jul-01     I&M          BHO                                20004159                  Valley Electrical
13-Jul-01     GOVT         BHO                               9990007715                 V K CONSTRUCTION CO LTD
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128872                 US HEALTHWORKS CLINICAL SERV.
13-Jul-01    I&M          Infra Svcs                            11022                  URS CORPORATION SOUTHERN
13-Jul-01     GOVT         BHO                               9990007704                 UGASA COATINGS LIMITED
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4347                 Trentec Inc.
13-Jul-01    I&M          Infra Svcs                            10719                  TREC, INC.
13-Jul-01     I/P          TRAC                                5026576                  TRANS-O
13-Jul-01     I&M          BHO                                49017615                  Trailer Transit
13-Jul-01     I&M          San Roque                            2331                    Tokyo Bosai Setsubi  Co
13-Jul-01     I/P          TRAC                                5026575                  THURMAN SCALE
13-Jul-01     P&C          BHO                                 1161841                  THERMO FINNIGAN



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   14,140             14,140
                                                                                                      540                540
                                                                                                    1,219              1,219
                                                                 6,750                                                 6,750
                                 218                                                                                     218
                                                                                                      285                285
                                                                                                      379                379
                                                                                                       56                 56
                                                                                                       22                 22
                                                                                                      766                766
                                                                                                   10,515             10,515
                                                                                                    3,216              3,216
                                                                                                      139                139
                                                                                                   43,684             43,684
                                                                                                    1,640              1,640
                                                                                                  100,000            100,000
                                                                                                    3,081              3,081
                                                                                                    4,295              4,295
                                                                                                    1,532              1,532
                                                                                                   56,833             56,833
                                                                                                   58,379             58,379
                                                                                                    1,011              1,011
                                                                                                      750                750
                                                                                                    1,265              1,265
                                                                                                      261                261
                                                                                                      516                516
                                                                                                      120                120
                                   9                                                                                       9
                                  74                                                                                      74
                                  11                                                                                      11
                                                                                                   53,128             53,128
                                                                66,318                                                66,318
                                                                                                      715                715
                                                                                                   18,515             18,515
                                                                12,411                                                12,411
                                                                                                   11,353             11,353
                                                                                                    1,927              1,927
                                                                                   264                                   264
                                                                                                    2,568              2,568
                                                                 2,242                                                 2,242
                                                                                                    3,617              3,617
                                                                                                      344                344



         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jul-01    I&M          Infra Svcs                            10741                  TEXACO
13-Jul-01    I&M          Infra Svcs                            10741                  TEXACO
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128958                 TERRACON CONSULTANTS
13-Jul-01    I&M          Infra Svcs                            10724                  TERRACON CONSULT. INC.
13-Jul-01     I/P          Timberline - 14443                  2104033                  Terminex
13-Jul-01     POWER        BHO                                 1161840                  SWETS BLACKWELL
13-Jul-01    I&M          Infra Svcs                            10446                  SWCA ENVIRONMENTAL
13-Jul-01     GOVT         BHO                               9990007712                 STEEL STRUCTURES LTD
13-Jul-01     GOVT            WS-Timberline                  3589-047555                St. Charles Engineering
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4345                 Sprint
13-Jul-01     GOVT         BHO                                 1161839                  SPECIALTY LIGHTING
13-Jul-01     I/P          TRAC                                5026574                  SOLARES
13-Jul-01     I&M          Makati                               1348                    Social Security System
13-Jul-01     I&M          Makati                               1345                    Social Security System
13-Jul-01     I&M          Makati                               1360                    Social Security System
13-Jul-01     I&M          Makati                               1360                    Social Security System
13-Jul-01     I&M          BHO                                20004157                  Snook Bros
13-Jul-01     P&C          BHO                                 1161838                  SIGMA ALDRICH INC
13-Jul-01     I&M          BHO                                10011898                  Sierra Springs
13-Jul-01     GOVT         BHO                               9990007711                 ROKO CONSTRUCTION LIMITED
13-Jul-01     I&M          BHO                                49017614                  Rocky Mountain Brake Supply
13-Jul-01     I/P          TRAC                                5026573                  RED VALVE
13-Jul-01    I&M          Infra Svcs                            8965                   PSC ASSOCIATES, INC.
13-Jul-01     I/P          BHO                                 1157095                  PROCESS SYSTEMS INC
13-Jul-01     I&M          Makati                               1343                    PLDT
13-Jul-01     I&M          Makati                               1343                    PLDT
13-Jul-01     I&M          Makati                               1343                    PLDT
13-Jul-01     I&M          Makati                               1343                    PLDT
13-Jul-01     I&M          Makati                               1343                    PLDT
13-Jul-01     I&M          Makati                               1346                    Philhealth
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128999                 PENHALL COMPANY
13-Jul-01    I&M          Infra Svcs                            1151                   PATTILLO & GARRETT ASSOCIATES
13-Jul-01     GOVT         TRAC                              21848-0369                 PACIFIC MOBILE STRUCTURES
13-Jul-01    I&M          Infra Svcs                            8520                   PACIFIC BELL
13-Jul-01     I/P          Timberline - 4505             35630, 35640, 35641            Omega Riggers & Erectors
13-Jul-01     P&C          BHO                                 1161836                  OMEGA ENGINEERING INC
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128998                 OHD ANNISTON - GADSDEN
13-Jul-01    I&M          Infra Svcs                            8112                   OFFICE SPECTRUM
13-Jul-01     I/P          BHO                                 1146113                  NORTHBROS DISTRIBUTION
13-Jul-01     I&M          BHO                                20004155                  Nick Meyer
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128750                 NATIONAL WELDERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128750                 NATIONAL WELDERS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                      481                481
                                                                                                     (481)              (481)
                                                                                                      574                574
                                                                                                      356                356
                                                                                                      900                900
                                                                                                      869                869
                                                                                                    4,141              4,141
                                                                36,207                                                36,207
                                                                                                   16,653             16,653
                                   5                                                                                       5
                                                                                                    4,200              4,200
                                                                                                    3,990              3,990
                                                                   388                                                   388
                   38                                                                                                     38
                                                                    36                                                    36
                                                                    28                                                    28
                                                                                                   16,206             16,206
                                                                                                       81                 81
                                                                                                      838                838
                                                                                                  211,198            211,198
                                                                                                      233                233
                                                                 5,207                                                 5,207
                                                                                                      662                662
                                                                                                    8,093              8,093
                                                                    44                                                    44
                                                                    18                                                    18
                                                                    10                                                    10
                                                                     9                                                     9
                                                                     7                                                     7
                    7                                                                                                      7
                                                                                                    2,446              2,446
                                                                                                    1,185              1,185
                                                                                                   11,789             11,789
                                  29                                                                                      29
                                                                                                   48,805             48,805
                                                                                                      323                323
                                                                                                    5,666              5,666
                                                                                                       13                 13
                                                                                                       66                 66
                                                                                                      952                952
                                                                                                      437                437
                                                                                                      228                228


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128750                 NATIONAL WELDERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128750                 NATIONAL WELDERS
13-Jul-01     I/P          BHO                                 1161835                  NASON AND CULLEN
13-Jul-01    I&M          Infra Svcs                            5999                   MTH ENGINEERS, INC.
13-Jul-01     GOVT         BHO                               9990007712                 MR J J AND H J PAUNRANA
13-Jul-01     I&M          Makati                               1355                    Motorists Haven
13-Jul-01     I&M          BHO                                20004156                  Moderne Cabinet
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4337                 Mobile Mini, Inc.
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128910                 MID-ATLANTIC MECHANICAL INC
13-Jul-01     I&M          BHO                                 3000521                  MHE Dematic
13-Jul-01    I&M          Infra Svcs                            7199                   METROCALL
13-Jul-01     I/P          TRAC                                5026572                  MERRICK IND.
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128748                 MCNAUGHTON MCKAY
13-Jul-01     P&C          BHO                                 1161834                  MCMASTER CARR SUPPLY CO
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128865                 MCJUNKIN INC
13-Jul-01     P&C          BHO                                 1161833                  MATHESON TRI GAS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128744                 LOWES HOME CENTERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128744                 LOWES HOME CENTERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128744                 LOWES HOME CENTERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128744                 LOWES HOME CENTERS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128744                 LOWES HOME CENTERS
13-Jul-01     GOVT         TRAC                              21848-0368                 LONG PAINTING
13-Jul-01     I&M          BHO                                20004158                  LH Sowles
13-Jul-01     I&M          San Roque                            2330                    Leemasters Intl Systems Inc
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4334                 Law Engineering Inc.
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128908                 LANSCO INDUSTRIAL SERVICES
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128908                 LANSCO INDUSTRIAL SERVICES
13-Jul-01     I/P          BHO                                 1161832                  LANDSCAPE SERVICES INC
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128994                 LANCE LESTOURGEON MASONRY
13-Jul-01     I&M          BHO                                20004154                  Lagerquist
13-Jul-01     I/P          BHO                                 1161831                  LAB SAFETY SUPPLY
13-Jul-01     I/P          TRAC                                5026553                  KOPPERN
13-Jul-01     I/P          TRAC                                5026571                  KOPPERN
13-Jul-01     I/P          BHO                                 1148093                  KONECRANES INC
13-Jul-01     I/P          BHO                                 1149355                  KONECRANES INC
13-Jul-01     I/P          TRAC                                5026570                  KOCH OTTO
13-Jul-01    I&M          Infra Svcs                            5355                   KLEINFELDER, INC.
13-Jul-01     I&M          BHO                                47060369                  Kissick
13-Jul-01     I&M          BHO                                20004153                  Kendall Painting
13-Jul-01     I&M          BHO                                47060368                  Kaw Valley Engineering
13-Jul-01     I&M          BHO                                20004152                  Kalispell Overhead Door
13-Jul-01     I&M          BHO                                47060361                  Johnson L SC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      106                106
                                                                                                       20                 20
                                                                                                      406                406
                                                                                                    5,619              5,619
                                                               123,862                                               123,862
                                                                    80                                                    80
                                                                                                    3,872              3,872
                                                                                                       50                 50
                                                                                                    2,263              2,263
                                                                                                   10,474             10,474
                                                                                                        8                  8
                                                                                                    8,178              8,178
                                                                                                      367                367
                                                                                                      683                683
                                                                                                      690                690
                                                                                                    1,291              1,291
                                                                                                    1,860              1,860
                                                                                                      446                446
                                                                                                      440                440
                                                                                                      341                341
                                                                                                       89                 89
                                                                                                  100,150            100,150
                                                                                                    1,278              1,278
                                                                   559                                                   559
                                                                                                      341                341
                                                                                                   47,361             47,361
                                                                                                   25,522             25,522
                                                                                                   11,924             11,924
                                                                                                    1,923              1,923
                                                                                                    5,000              5,000
                                                                                                      124                124
                                                                11,093                                                11,093
                                                                 2,611                                                 2,611
                                                                                                      822                822
                                                                                                      303                303
                                                                                                    8,041              8,041
                                                                                                   15,326             15,326
                                                                                                    4,574              4,574
                                                                                                    5,803              5,803
                                                                                                    7,047              7,047
                                                                                                      573                573
                                                                                                   33,982             33,982


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jul-01     I/P          TRAC                                5026569                  JOHN ZINK
13-Jul-01     I&M          BHO                                47060367                  JLA Construction
13-Jul-01     I&M          BHO                                47060366                  JLA Construction
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128988                 JDC ELECTRIC INC
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128988                 JDC ELECTRIC INC
13-Jul-01     I/P          BHO                                 1161829                  J H BERRY AND GIBERLING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128697                 J & P CONSTRUCTION
13-Jul-01     I&M          BHO                                49017609                  Interstate Transportation
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128987                 INSITUFORM TECHNOLOGIES USA
13-Jul-01     GOVT            WS-Timberline                  3589-047558                Innsbrook Corporation
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128758                 INMAN LAND SURVEYING CO.,INC.
13-Jul-01     I/P          BHO                                 1161828                  HOLT AV AND VIDEO
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128693                 HIGH BROTHERS LUMBER
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128692                 HERITAGE QUALITY CONTRACTING
13-Jul-01     I&M          Makati                               1349                    HDMF
13-Jul-01     CORP         BHO                                 1161827                  HAYSTACK SYSTEMS
13-Jul-01     GOVT         TRAC                              21848-0367                 HANSON
13-Jul-01     I/P          BHO                                 1161826                  HALLMARK BUILDERS INC
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128742                 H & E HI LIFT
13-Jul-01    I&M          Infra Svcs                            3169                   GLAHE & ASSOCIATES
13-Jul-01    I&M          Infra Svcs                            3310                   GHYABI LASSITER & ASSOCIATES
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128740                 GENERAL EQUIPMENT & SUPPLY
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128740                 GENERAL EQUIPMENT & SUPPLY
13-Jul-01     I/P          BHO                                 1161825                  GENERAL BUILDING MAINTENANCE INC
13-Jul-01     I&M          BHO                                47060362                  FW Dodge
13-Jul-01     P&C          BHO                               9990007706                 FTF APEGESA
13-Jul-01     P&C          BHO                               9990007707                 FTF APEGESA
13-Jul-01    I&M          Infra Svcs                            2762                   FPL AND ASSOCIATES, INC.
13-Jul-01     P&C          RUST CONSTRUCTORS                  10128877                 FLYNT AND ASSOCIATES, PLLC
13-Jul-01    I&M          Infra Svcs                            2699                   FLORIDA ENGINEERING
13-Jul-01     GOVT         BHO                               9990007710                 FLEMING (ISLE OF MAN) LTD
13-Jul-01     I&M          BHO                                47060377                  First Class Trucking
13-Jul-01     I/P          BHO                                 1161824                  EUREST DINING SERVICES
13-Jul-01     I/P          BHO                                 1161823                  ELECTRIC COMMUNICATIONS INC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   11,480             11,480
                                                                                                   73,892             73,892
                                                                                                    5,836              5,836
                                                                                                   15,766             15,766
                                                                                                    9,000              9,000
                                                                                                    8,061              8,061
                                                                                                      758                758
                                                                                                    1,075              1,075
                                                                                                    6,841              6,841
                                                                                                    1,979              1,979
                                                                                                    1,000              1,000
                                                                                                   26,708             26,708
                                                                                                      218                218
                                                                                                    3,169              3,169
                                                                                                    3,108              3,108
                                                                                                    2,147              2,147
                                                                                                    1,749              1,749
                                                                                                    1,745              1,745
                                                                                                    1,274              1,274
                                                                                                      862                862
                                                                                                      793                793
                                                                                                   (1,680)            (1,680)
                    8                                                                                                      8
                                                                                                    4,119              4,119
                                                                                                      430                430
                                                                                                  115,312            115,312
                                                                                                      318                318
                                                                                                   31,099             31,099
                                                                                                      648                648
                                                                                                      199                199
                                                                                                      199                199
                                                                                                   50,407             50,407
                                                                                                    2,897              2,897
                                                                19,277                                                19,277
                                                                 2,381                                                 2,381
                                                                                                    6,145              6,145
                                                                                                      377                377
                                                                                                    1,213              1,213
                                                                20,795                                                20,795
                                                                                                      989                989
                                                                                                   14,395             14,395
                                                                                                      200                200


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jul-01     P&C          BHO                                 1161822                  EDINGTON GLOVER MECHANICS
13-Jul-01     CORP         BHO                                 1161821                  EARL DUDLEY ASSOCIATES
13-Jul-01     P&C          BHO                                 1161820                  EAGLE DUDLEY ASSOCIATES
13-Jul-01    I&M          Infra Svcs                            2018                   DYNAMIC BUSINESS SYSTEMS
13-Jul-01     I&M          San Roque                            2328                    Diamond Motor Corp
13-Jul-01     I&M          Makati                               1367                    DHL Philippines
13-Jul-01     I&M          BHO                                20004151                  Design Tile
13-Jul-01    I&M          Infra Svcs                            1663                   DELTA CONSULTING ENGINEERS, INC.
13-Jul-01     I&M          BHO                                20004150                  Della Silva
13-Jul-01    I&M          Infra Svcs                            1671                   DAVID FIERRO & ASSOCIATES, INC.
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128981                 DAN BAILEY CONSTRUCTION
13-Jul-01    I&M          Infra Svcs                            1524                   CROSSROADS ENG. & SURVEY
13-Jul-01     I&M          BHO                                20004149                  Creative Paint and Glass
13-Jul-01     I&M          BHO                                20004168                  Compliance Plus
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128897                 CINTAS CORP
13-Jul-01    I&M          Infra Svcs                            1204                   CHAUDHARY & ASSOC. INC.
13-Jul-01    I&M          Infra Svcs                             934                   CH2M HILL
13-Jul-01     I/P          BHO                                 1161819                  CENTRAL FIRE PROTECTION
13-Jul-01    I&M          Infra Svcs                            1130                   CELSOC OC CHAPTER
13-Jul-01     GOVT         TRAC                              21848-0366                 CBs PORTABLE RESTROOMS
13-Jul-01     I&M          BHO                                20004148                  Cache Country Carpets
13-Jul-01     GOVT            Oak Ridge-JDE                  C4848-4325                 BWXT Y-12 L.L.C.
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128849                 BRYANT ELECTRIC COMPANY
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128735                 BRAND SCAFFOLD  BUILDERS
13-Jul-01     I/P          BHO                                 1161816                  BOOTH COMMERCIAL FLOORING
13-Jul-01     P&C          BHO                                 1161815                  BOC GASES
13-Jul-01     GOVT         TRAC                              22561-0622                 BOC GAS PRO
13-Jul-01    I&M          Infra Svcs                             734                   BLUEPRINTS PLUS
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128976                 BIG TEX FIRE PROTECTION
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128976                 BIG TEX FIRE PROTECTION
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128976                 BIG TEX FIRE PROTECTION
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128976                 BIG TEX FIRE PROTECTION
13-Jul-01     I&M          BHO                                20004171                  Big Sky
13-Jul-01     I&M          BHO                                20004169                  Big Sky
13-Jul-01     I&M          BHO                                20004170                  Big Sky
13-Jul-01     I/P          TRAC                                5026568                  BAKER PROCESS
13-Jul-01     I&M          Makati                               1366                    Award Micro Technologies
13-Jul-01     I&M          Makati                               1366                    Award Micro Technologies
13-Jul-01     I&M          Makati                               1366                    Award Micro Technologies
13-Jul-01     P&C          RUST CONSTRUCTORS                  10128762                 ATM SERVICE COMPANY
13-Jul-01    I&M          Infra Svcs                             492                   AT&T BROADBAND
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128893                 AT&T



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                      254                254
                                                                                                    1,416              1,416
                                                                                                    1,683              1,683
                                                                                                       32                 32
                                                                   217                                                   217
                                                                    10                                                    10
                                                                                                      568                568
                                                                                                  391,102            391,102
                                                                                                      210                210
                                                                                                   24,317             24,317
                                                                                                    8,050              8,050
                                                                                                    6,417              6,417
                                                                                                   11,693             11,693
                                                                                                      350                350
                                                                                                      100                100
                                                                                                      380                380
                                                                                                    1,414              1,414
                                                                                                    1,350              1,350
                                                                                                       60                 60
                                                                                                    4,263              4,263
                                                                                                    3,128              3,128
                                                                                                    6,681              6,681
                                                                                                  219,103            219,103
                                                                                                      189                189
                                                                                                   10,549             10,549
                                                                                                    1,209              1,209
                                                                                                      823                823
                                                                                                       26                 26
                                                                                                    1,537              1,537
                                                                                                      550                550
                                                                                                      400                400
                                                                                                      394                394
                                                                                                   56,742             56,742
                                                                                                   14,058             14,058
                                                                                                   11,628             11,628
                                                                                                    8,242              8,242
                                                                   108                                                   108
                                                                    31                                                    31
                                                                    17                                                    17
                                                                                                    2,658              2,658
                                   2                                                                                       2
                                  57                                                                                      57


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jul-01     I/P          BHO                                 1161812                  AT AND T
13-Jul-01     GOVT         BHO                                 1161035                  AT AND T
13-Jul-01     GOVT         BHO                                 1159261                  AT AND T
13-Jul-01     I/P          BHO                                 1161811                  AT AND T
13-Jul-01     I/P          BHO                                 1161813                  AT AND T
13-Jul-01    I&M          Infra Svcs                             346                   AT & T
13-Jul-01    I&M          Infra Svcs                             151                   AT & T
13-Jul-01    I&M          Infra Svcs                             353                   AT & T
13-Jul-01     I/P          BHO                                 1161810                  ARCH WIRELESS
13-Jul-01    I&M          Infra Svcs                            1809                   AQUA ENGINEERING, INC.
13-Jul-01    I&M          Infra Svcs                             393                   ANGEL PROJECT SERVICES
13-Jul-01     I/P          TRAC                                5026566                  ANDERSON WATER
13-Jul-01     I&M          BHO                                20004147                  Anderson Masonry
13-Jul-01     I/P          BHO                                 1161809                  AMERICAN STAMP AND MARKETING INC
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128921                 AMERICAN RED CROSS
13-Jul-01     I/P          BHO                                 1161808                  AMERICAN 3CI
13-Jul-01     GOVT         BHO                               9990007714                 ALVIK JOINEX LIMITED
13-Jul-01     I/P          BHO                               9990007702                 ALSTOM/ABB
13-Jul-01     I/P          BHO                                 1161807                  ALAPESTCO
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128891                 AIRBORNE EXPRESS
13-Jul-01     I/P          BHO                                 1161806                  ACCREDITED LOCK SUPPLY CO
13-Jul-01     I/P          RUST CONSTRUCTORS                  10128969                 ACCI-AMERICAN CONTRACTORS &
13-Jul-01     I/P          BHO                                 1161805                  ABBA CONTRACT INC
13-Jul-01     Power        TRAC                                2226362                 AA Storage
13-Jul-01     Power        TRAC                                2226362                 AA Storage
13-Jul-01     I&M          BHO                                49017608                  A Plus Electrical Motor
12-Jul-01     GOVT         Cape-TRAC                            5660                   WESTERN WASTE INDUSTRIES
12-Jul-01     I/P          BHO                                 1161458                  WESCO DISTRIBUTION INC
12-Jul-01     POWER        TRAC                               01020-01                 Wagner Komurka Geotec
12-Jul-01     I/P          BHO                                 1161457                  UNITED RENTALS INC
12-Jul-01     I&M          San Roque                            2264                    Union Cement Corp
12-Jul-01     I/P          BHO                                 1158344                  TRANSPORT INTERNATIONAL POOL
12-Jul-01     CORP         BHO                                 1161456                  TRANS UNION LLC
12-Jul-01     I/P          BHO                                 1158399                  TODEY CHEVROLET GEO
12-Jul-01     P&C          BHO                                 1161489                  THERMO FINNIGAN
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 THE WATER WORLD
12-Jul-01     I/P          TRAC 03481                         JOB 03481                 THE OFFICE SHOP
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 THE OFFICE SHOP
12-Jul-01     I/P          BHO                                 1161455                  TEK SYSTEMS
12-Jul-01     GOVT         Cape-TRAC                            5657                   SUNBELT RENTALS
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 SUMMIT INTERNATIONAL INC.
12-Jul-01     I/P          BHO                                 1161454                  SPL INC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                              50,195                                                                                  50,195
                                  89                                                                                      89
                                  45                                                                                      45
                                                                                                       28                 28
                                   7                                                                                       7
                                 147                                                                                     147
                                 122                                                                                     122
                                   4                                                                                       4
                                                                                                      186                186
                                                                                                   18,070             18,070
                                                                                                    1,550              1,550
                                                                                                      570                570
                                                                                                      270                270
                                                                                                    1,668              1,668
                                                                                                      140                140
                                                                                                       95                 95
                                                                29,305                                                29,305
                                                                                                  145,510            145,510
                                                                                                      375                375
                                                                                     5                                     5
                                                                                                       65                 65
                                                                                                    3,672              3,672
                                                                                                    2,444              2,444
                                 722                                                                                     722
                                (702)                                                                                   (702)
                                                                                                      180                180
                                                                                                    1,654              1,654
                                                                                                      458                458
                                                                                                   11,304             11,304
                                                                                                      525                525
                                                                 4,675                                                 4,675
                                                                                                       56                 56
                                                                                                        8                  8
                                                                                                      694                694
                                                                                                      360                360
                                                                                                       66                 66
                                                                                                    4,065              4,065
                                                                                                       94                 94
                                                                                                    3,394              3,394
                                                                                                      386                386
                                                                                                      198                198
                                                                                                       62                 62



         *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jul-01     I/P          BHO                                 1161453                 SIMPLEX
12-Jul-01     I/P          BHO                                 1161452                 SERVICEMASTER
12-Jul-01     I/P          TRAC 24052                         JOB 24052                RUSH INDUSTRIAL HARDWARE
12-Jul-01     I&M          San Roque                            2263                   RS Components Ltd
12-Jul-01     I&M          San Roque                            2262                   RMD Phils Inc
12-Jul-01     I/P          TRAC 22042                         JOB 22042                REFRICENTRO
12-Jul-01     POWER        TRAC                                1510738                 RAYMONDS SUPPLY
12-Jul-01     I/P          TRAC 22042                         JOB 22042                R. MALDONADO & CO.
12-Jul-01     I/P          BHO                                 1150466                 PROFESSIONAL PLUMBING
12-Jul-01     I/P          BHO                                 1161451                 PHYSICAL ACOUSTICS CORP
12-Jul-01     I/P          BHO                                 1161450                 PERKIN ELMER LLC
12-Jul-01     CORP         BHO                                 1161449                 PACIFIC BELL
12-Jul-01     I/P          BHO                                 1161448                 OTTO ROSENAU AND ASSOCIATES
12-Jul-01     I/P          BHO                                 1161447                 OSCAR J BOLDT CONSTRUCTION
12-Jul-01     GOVT         Cape-TRAC                            5650                   OILGEAR COMPANY
12-Jul-01     I/P          BHO                                 1155265                 OBRIEN BROTHERS INC
12-Jul-01     I/P          BHO                                 1158309                 OBRIEN BROTHERS INC
12-Jul-01     POWER        TRAC                                1921104                 NORAIR
12-Jul-01     CORP         BHO                                 1161445                 NEXTEL COMMUNICATIONS
12-Jul-01     I/P          BHO                                 1161446                 NEXTEL COMMUNICATIONS
12-Jul-01     I/P          BHO                                 1161444                 NETWORK PARKING
12-Jul-01     GOVT         BHO                                 1161443                 NATKIN SERVICE CO
12-Jul-01     POWER        BHO                                 1161442                 NAC INTERNATIONAL INC
12-Jul-01     POWER        TRAC                                 2099                   MUST
12-Jul-01     I/P          BHO                                 1161441                 MOTO PHOTO
12-Jul-01     GOVT         TRAC                              22561-0621                MONTGOMERY KONE, INC.
12-Jul-01     I/P          RUST CONSTRUCTORS                  10128846                 METROCALL
12-Jul-01     P&C          BHO                                 1161440                 MASSACHUSETTS ELECTRIC
12-Jul-01     I/P          TRAC 22566                         JOB 22566                JAA CONSULTING SERVICE
12-Jul-01     I/P          BHO                                 1161488                 IRON MOUNTAIN
12-Jul-01     GOVT         BHO                                 1161439                 IRON AGE CORP
12-Jul-01     I/P          TRAC 22572                         JOB 22572                INTERNATIONAL HARDWARE
12-Jul-01     I/P          BHO                                 1161438                 INTERNATIONAL ASBESTOS TESTING LABORATORIES
12-Jul-01     I/P          BHO                                 1161487                 INTERLIANT
12-Jul-01     I/P          BHO                                 1161436                 INTERGRAPH CORP
12-Jul-01     P&C          BHO                                 1161435                 INTERGRAPH CORP
12-Jul-01     P&C          BHO                                 1161433                 INTERGRAPH CORP
12-Jul-01     I/P          BHO                                 1161433                 INTERGRAPH CORP
12-Jul-01     P&C          BHO                                 1161434                 INTERGRAPH CORP
12-Jul-01     P&C          BHO                                 1161437                 INTERGRAPH CORP
12-Jul-01     I/P          BHO                                 1161435                 INTERGRAPH CORP
12-Jul-01     I/P          TRAC 24052                         JOB 24052                INTACO


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
   TAXES                       UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,098              2,098
                                                                                                       92                 92
                                                                                                       50                 50
                                                                  564                                                    564
                                                                3,607                                                  3,607
                                                                                                      114                114
                                                                                                    1,335              1,335
                                                                                                    1,080              1,080
                                                                                                      313                313
                                                                                                    1,250              1,250
                                                                                                    2,319              2,319
                                                                                                       77                 77
                                                                                                      661                661
                                                                                                    8,064              8,064
                                                                                                  186,996            186,996
                                                                                                      706                706
                                                                                                      311                311
                                                                                                    8,856              8,856
                                                                                                      521                521
                                                                                                      177                177
                                                                                                       32                 32
                                                                                                      195                195
                                                                                                      180                180
                                                                                                       49                 49
                                                                                                      123                123
                                                                                                    1,880              1,880
                                 96                                                                                       96
                                                                                                    8,377              8,377
                                                                                                    1,394              1,394
                                                                                                   63,639             63,639
                                                                                                      806                806
                                                                                                      884                884
                                                                                                       36                 36
                                                                                                       33                 33
                                                                                                   13,720             13,720
                                                                                                    4,973              4,973
                                                                                                    4,740              4,740
                                                                                                    3,984              3,984
                                                                                                    2,161              2,161
                                                                                                    2,138              2,138
                                                                                                      807                807
                                                                                                       35                 35
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 20 of 362

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 INSTANT PRINT CORP.
12-Jul-01     I/P          BHO                                 1161432                  HOFMAN WATER TECHNOLOGIES INC
12-Jul-01     I/P          BHO                                 1145071                  HKS INC
12-Jul-01     I/P          TRAC 03452                         JOB 03452                 HILTON ENGINEERING CORP.
12-Jul-01     I/P          BHO                                 1161431                  H AND G SERVICES
12-Jul-01     POWER        BHO                                 1161430                  FEDERAL EXPRESS CORP
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 FAST-PRO INTERNATIONAL ,INC.
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 EXECUTIVE COFFEE BREAK
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 EMED CORPORATION
12-Jul-01     GOVT         Cape-TRAC                            5663                    ELECTRO MECHANICAL IND
12-Jul-01     I/P          TRAC 22572                         JOB 22572                 E.PEREZ-KENDRICK
12-Jul-01     I&M          San Roque                          10000153                  DM Consunji Construction
12-Jul-01     GOVT         BHO                                 1161429                  CYPRESS INTERNATIONAL
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 COMPUTER ACCESSORIES CENTER
12-Jul-01     I/P          BHO                                 1156017                  COMMERCIAL BLUEPRINT INC
12-Jul-01     I/P          TRAC 22042                         JOB 22042                 COMERCIAL PASCUAL, INC
12-Jul-01     I&M          San Roque                            2260                    Civic Merchandising Inc
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 CITY STATIONARY INC.
12-Jul-01     I/P          BHO                                 1158253                  CERTIFIED INSULATION CONTRACTORS INC
12-Jul-01     I/P          RUST CONSTRUCTORS                  10126724                  CARPET WAREHOUSE - CK VOIDED
12-Jul-01     P&C          BHO                                 1161428                  CAMBRIDGE VALVE AND FITTING INC
12-Jul-01     I/P          TRAC 22042                         JOB 22042                 BFI/BROWNING FERRIS IND OF P.R.
12-Jul-01     I/P          BHO                                 1161427                  BEST BIOREMEDIATION
12-Jul-01     I&M          San Roque                            2259                    Bernabe Construction & Indl Corp
12-Jul-01     POWER        TRAC                                1921101                  BAILEY CONTROLS
12-Jul-01     P&C          BHO                                 1161426                  ATOFINA PETRO CHEMICAL INC
12-Jul-01     I/P          TRAC 24052                         JOB 24052                 ART-DRAFT AUTHORITY
12-Jul-01     I/P          BHO                                 1150058                  AMERICAN RENTALS, INC
12-Jul-01     GOVT         BHO                                 1161425                  AMERICAN RENT A FENCE
12-Jul-01     I/P          BHO                                 1161424                  ALARM RESPONSE
12-Jul-01     POWER        BHO                                 1161423                  AIRBORNE EXPRESS
12-Jul-01     POWER        BHO                                 1161422                  AIRBORNE
12-Jul-01     I/P          TRAC 22042                         JOB 22042                 AGA GENERAL GASES
12-Jul-01     I/P          BHO                               9990007678                 ADRIATICA DE SEGUROS
11-Jul-01     I&M          BHO                                49017584                  Wyoming Machinery Co
11-Jul-01     CORP         BHO                                 1161078                  WELLS FARGO SHAREOWNER SERVICES
11-Jul-01     I&M          BHO                                10011880                  Wells Cargo
11-Jul-01     I&M          San Roque                            2222                    Wattmaster Corporation
11-Jul-01     P&C          BHO                                 1153649                  WASTE MANAGEMENT
11-Jul-01     P&C          BHO                                 1159361                  WACKENHUT CORP
11-Jul-01     P&C          BHO                                 1153646                  VWR SCIENTIFIC PRODUCTS CORP
11-Jul-01     P&C          BHO                                 1161077                  VITAL RECORDS STORAGE

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
 TAXES                         UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
--------------------------------------------------------------------------------------------------------------------------





                                                                                                      585                585
                                                                                                      713                713
                                                                                                   75,000             75,000
                                                                                                      880                880
                                                                                                      700                700
                                                                                                    2,470              2,470
                                                                                                      176                176
                                                                                                      166                166
                                                                                                    1,373              1,373
                                                                                                   39,845             39,845
                                                                                                    1,777              1,777
                                                                10,856                                                10,856
                                                                                                    1,797              1,797
                                                                                                      435                435
                                                                                                    2,840              2,840
                                                                                                      117                117
                                                                                                  158,436            158,436
                                                                                                       42                 42
                                                                                                      490                490
                                                                                                     (166)              (166)
                                                                                                      356                356
                                                                                                      413                413
                                                                                                       15                 15
                                                                    16                                                    16
                                                                                                   21,527             21,527
                                                                                                    4,896              4,896
                                                                                                      150                150
                                                                                                    4,500              4,500
                                                                                                      109                109
                                                                                                       24                 24
                                                                                    12                                    12
                                                                                   277                                   277
                                                                                                    1,276              1,276
                                                                                                      346                346
                                                                                                    9,478              9,478
                                                                                                    8,644              8,644
                                                                                                   76,728             76,728
                                                                    47                                                    47
                                                                                                       35                 35
                                                                                                    6,520              6,520
                                                                                                    2,423              2,423
                                                                                                      536                536
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 21 of 362

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                         VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jul-01     P&C          BHO                                 1161076                  VERIZON
11-Jul-01     P&C          BHO                                 1161075                  VERIZON
11-Jul-01     I/P          BHO                                 1161074                  VANDEVEER GARZIA
11-Jul-01     I/P          BHO                                 1159358                  VALLEY SALES AND SERVICE CO, INC
11-Jul-01     GOVT         BHO                                 1159757                  US WELDING INC
11-Jul-01     I&M          BHO                                49017583                  US Cellular
11-Jul-01     GOVT         BHO                                 1161073                  UNITED STATES WELDING INC
11-Jul-01     GOVT         BHO                                 1161072                  UNITED RENTALS INC
11-Jul-01     CORP         BHO                                 1161071                  TRANS UNION LLC
11-Jul-01     GOVT         BHO                                 1161070                  TOTAL SAFETY INC
11-Jul-01     I/P          BHO                                 1157100                  TC GLASS DISTRIBUTOR INC
11-Jul-01     I/P          BHO                                 1155277                  STRAPEX CORP
11-Jul-01     I&M          BHO                                10011876                  Standard Wholesale Supply
11-Jul-01     I/P          BHO                                 1161069                  SPRINT PCS
11-Jul-01     I/P          BHO                                 1161068                  SPRINT BROADBAND DIRECT
11-Jul-01     POWER        TRAC                                2226368                  Sprint
11-Jul-01     GOVT         TRAC                              22556-0518                 SMK CONSTRUCTION CO., INC.
11-Jul-01     I/P          BHO                                 1159347                  SHELL
11-Jul-01     GOVT         BHO                                 1161067                  SEVERN TRENT LABORATORIES INC
11-Jul-01     I/P          BHO                                 1161066                  SERVICE REPROGRAPHICS
11-Jul-01     I/P          BHO                                 1155274                  SEAYS KEMPER EXPRESS INC
11-Jul-01     I/P          BHO                                 1155272                  RIDDLE OCCUPATIONAL HEALTH
11-Jul-01     I/P          BHO                                 1155270                  RANDSTAD
11-Jul-01     I/P          BHO                                 1161065                  R A CULLINAN AND SON INC
11-Jul-01     CORP         BHO                                 1161064                  QWEST
11-Jul-01     I&M          San Roque                            2221                    Quisumbing Torres
11-Jul-01     I&M          San Roque                            2220                    Quad R Glass & Aluminum Supply
11-Jul-01     GOVT         BHO                                 1161063                  PROUDFOOT REPORTS INC
11-Jul-01     I/P          BHO                                 1161062                  PROCTOR FIRST CARE-KNOXVILLE
11-Jul-01     I/P          BHO                                 1161061                  PINKERTON INC
11-Jul-01     GOVT         BHO                                 1161060                  PC WORKS
11-Jul-01     I/P          BHO                                 1161059                  PAUL J FORD AND CO
11-Jul-01     I/P          TRAC                                1511105                  PALMS ENVIORONMENTAL
11-Jul-01     CORP         BHO                                 1154482                  PACIFIC BELL
11-Jul-01     GOVT         BHO                                 1161058                  PACIFIC BELL
11-Jul-01     I/P          BHO                                 1161057                  OBRIEN BROTHERS INC
11-Jul-01     GOVT         TRAC                              22556-0519                 NORCO
11-Jul-01     I/P          BHO                                 1161056                  NIAGARA MOHAWK POWER CO
11-Jul-01     I/P          BHO                                 1161055                  NEXTEL COMMUNICATIONS
11-Jul-01     P&C          BHO                                 1161054                  MRO COM INC
11-Jul-01     CORP         BHO                                 1159748                  MOUNTAINHEAD BUSINESS SYSTEMS
11-Jul-01     I&M          BHO                                49017582                  Modern Machinery Missoula


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
 TAXES                         UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------

                                  109                                                                                    109
                                   52                                                                                     52
                                                                                                   14,445             14,445
                                                                                                       19                 19
                                                                                                       46                 46
                                                                                                      369                369
                                                                                                        7                  7
                                                                                                    2,060              2,060
                                                                                                       29                 29
                                                                                                      928                928
                                                                                                    3,768              3,768
                                                                                                      475                475
                                                                                                      301                301
                                                                                                       52                 52
                                  706                                                                                     706
                                  254                                                                                     254
                                                                                                   17,397             17,397
                                                                                                       56                 56
                                                                                                   22,323             22,323
                                                                                                       31                 31
                                                                                                       95                 95
                                                                                                       30                 30
                                                                                                      163                163
                                                                                                       73                 73
                                                                                                      734                734
                                                                18,575                                                18,575
                                                                   120                                                   120
                                                                                                       90                 90
                                                                                                       60                 60
                                                                                                    1,773              1,773
                                                                                                      636                636
                                                                                                    3,400              3,400
                                                                                                      299                299
                                                                                                      368                368
                                                                                                       23                 23
                                                                                                    9,042              9,042
                                                                                                      310                310
                                                                                                      138                138
                                                                                                   18,985             18,985
                                                                                                    2,500              2,500
                                                                                                    2,947              2,947
                                                                                                    5,807              5,807
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 22 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jul-01     POWER        BHO                                 1161053                  METROCALL
11-Jul-01     GOVT         BHO                                 1159747                  METROCALL
11-Jul-01     I&M          BHO                                10011879                  Merli Concrete
11-Jul-01     POWER        TRAC                                2226366                  MEAG Power
11-Jul-01     POWER        TRAC                                2226365                  McHale
11-Jul-01     GOVT         BHO                                 1161052                  MAINTENANCE SERVICES INC
11-Jul-01     GOVT         BHO                                 1161051                  LUCAS INCORP
11-Jul-01     I/P          BHO                                 1148919                  LINCOLN MERCURY INC
11-Jul-01     CORP         BHO                                 1161050                  LEXIS NEXIS
11-Jul-01     I/P          BHO                                 1161049                  LABELMASTER
11-Jul-01     I&M          BHO                                10011875                  Kimley horn and Assoc
11-Jul-01     I/P          BHO                                 1156039                  KIMBALL PROPERTY MAINTENANCE INC
11-Jul-01     GOVT         BHO                                 1156533                  KELLY ANDERSON AND ASSOCIATES INC
11-Jul-01     I/P          BHO                                 1155260                  JOHNSON MADISON LUMBER CO
11-Jul-01     I/P          BHO                                 1155259                  JF GOOD
11-Jul-01     GOVT         TRAC                              21848-0364                 IVY HI LIFT
11-Jul-01     GOVT         TRAC                              21848-0365                 IVY HI LIFT
11-Jul-01     GOVT         BHO                                 1159744                  INTERMOUNTAIN TESTING CO
11-Jul-01     I/P          BHO                                 1160256                  INTERLIANT
11-Jul-01     I&M          San Roque                            2219                    Integrated Waste Management Inc
11-Jul-01     POWER        BHO                                 1161048                  INDUSTRIAL DIESEL POWER
11-Jul-01     GOVT         BHO                                 1161047                  HIGH COUNTRY ENGINEERING
11-Jul-01     I&M          San Roque                            2218                    Hatch Associates
11-Jul-01     GOVT         BHO                                 1156028                  GENERAL WELDING SUPPLY CO
11-Jul-01     I/P          BHO                                 1159316                  GENERAL ELEVATOR CO INC
11-Jul-01     I/P          BHO                                 1161045                  GALLO DISPLAYS INC
11-Jul-01     I&M          BHO                                 3000519                  Frog Switch
11-Jul-01     I/P          BHO                                 1159312                  FOREST HILLS TRANSFER AND STORAGE INC
11-Jul-01     I/P          BHO                                 1159310                  FOREMOST INDUSTRIAL TECHNOLOGIES
11-Jul-01     POWER        BHO                                 1161044                  FEDERAL EXPRESS CORP
11-Jul-01     GOVT         BHO                                 1161044                  FEDERAL EXPRESS CORP
11-Jul-01     GOVT         BHO                                 1159734                  FEDERAL EXPRESS CORP
11-Jul-01     I/P          BHO                                 1159734                  ENTIRE REPRODUCTIONS AND IMAGING SOLUTIONS
11-Jul-01     I/P          BHO                                 1160246                  ELECTRONIC TECHNOLOGIES CORP
11-Jul-01     I/P          BHO                                 1161043                  EECO INC
11-Jul-01     I&M          BHO                                10011878                  Dywidag
11-Jul-01     GOVT         TRAC                              22556-0520                 DETLOFF INDUSTRIAL
11-Jul-01     POWER        TRAC                                2226372                 Corrosion Test
11-Jul-01     I&M          BHO                                10011874                  Contech Construction
11-Jul-01     GOVT         BHO                                 1156019                  CONSOLIDATED ELECTRIC DISTRIBUTION
11-Jul-01     POWER        BHO                                 1161042                  COFFEE DISTRIBUTING CORP
11-Jul-01     I&M          BHO                                49017585                  Cobre Tire



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
 TAXES                         UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      203                203
                                  52                                                                                      52
                                                                                                    5,565              5,565
                                                                                                    3,085              3,085
                                                                                                   10,130             10,130
                                                                                                      121                121
                                                                                                      103                103
                                                                                                      116                116
                                                                                                    1,048              1,048
                                                                                                      827                827
                                                                                                    6,232              6,232
                                                                                                       57                 57
                                                                                                    6,840              6,840
                                                                                                    4,282              4,282
                                                                                                       26                 26
                                                                                                   13,117             13,117
                                                                                                    6,576              6,576
                                                                                                      680                680
                                                                                                       14                 14
                                                                12,082                                                12,082
                                                                                                    1,142              1,142
                                                                                                    7,195              7,195
                                                                 5,006                                                 5,006
                                                                                                      271                271
                                                                                                    1,565              1,565
                                                                                                    4,189              4,189
                                                                                                   54,552             54,552
                                                                                                      942                942
                                                                                                      611                611
                                                                                   603                                   603
                                                                                    98                                    98
                                                                                                      455                455
                                                                                                      133                133
                                                                                                    3,804              3,804
                                                                                                      168                168
                                                                                                    1,650              1,650
                                                                                                    1,969              1,969
                                                                                                      100                100
                                                                                                      684                684
                                                                                                      128                128
                                                                                                    2,196              2,196
                                                                                                   26,484             26,484
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 23 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jul-01     I&M          BHO                                10011873                  Clark County Public Works
11-Jul-01     I/P          BHO                                 1161041                  CISCO SYSTEMS
11-Jul-01     I&M          BHO                                10011877                  Casino Ready Mix
11-Jul-01     I/P          RUST CONSTRUCTORS                  10128784                  CARPET WAREHOUSE
11-Jul-01     I&M          BHO                                47060280                  Camp Dresser and McKee
11-Jul-01     I/P          BHO                                 1161040                  BRAMBLES EQUIPMENT CO
11-Jul-01     GOVT         BHO                                 1158246                  BOB'S YARD
11-Jul-01     I/P          BHO                                 1161039                  BISHOP-BROGDEN ASSOCIATES
11-Jul-01     CORP         BHO                                 1161038                  BELL SOUTH
11-Jul-01     I/P          RUST CONSTRUCTORS                  10128783                  BAKER WHITE ELECTRIC CO
11-Jul-01     GOVT         BHO                                 1161037                  AVAYA INC
11-Jul-01     I/P          BHO                                 1156521                  AUTO EXPRESS TECHNOLOGIES
11-Jul-01     I/P          BHO                                 1161036                  AT AND T
11-Jul-01     I/P          BHO                                 1161036                  AT AND T
11-Jul-01     GOVT         BHO                                 1161034                  AT AND T
11-Jul-01     I&M          BHO                                47060279                  Arrowhead
11-Jul-01     GOVT         BHO                                 1161033                  ARCUS DATA SECURITY INCORP
11-Jul-01     GOVT         BHO                                 1151576                  AQ SAFETY INC
11-Jul-01     I/P          TRAC                                1511104                  AMRO
11-Jul-01     I/P          BHO                                 1160735                  AMERITECH PAY PHONE SERVICE CENTER
11-Jul-01     I/P          BHO                                 1161032                  AMERITECH
11-Jul-01     GOVT         BHO                                 1161031                  AIRPACK INC
11-Jul-01     POWER        BHO                                 1161030                  AIRBORNE
11-Jul-01     POWER        TRAC                                2226370                  Airborne
11-Jul-01     POWER        TRAC                                2226363                  Airborne
11-Jul-01     I/P          BHO                                 1161029                  ADVANCED INTEGRATED SOLUTIONS
11-Jul-01     POWER        TRAC                                2226362                  AA Storage
10-Jul-01     I/P          BHO                                 1160769                  XEROX CORPORATION
10-Jul-01     GOVT         WS-Timberline                    3589-047552                 Water Environmental
10-Jul-01     I/P          BHO                                 1160283                  W W GRAINGER
10-Jul-01     GOVT         BHO                                 1160768                  VERIZON
10-Jul-01     CORP         BHO                                 1160767                  VERIZON
10-Jul-01     I/P          BHO                                 1160766                  VERIZON
10-Jul-01     GOVT         WS-Timberline                    3589-047533                 Vandevanter Eng
10-Jul-01     I&M          BHO                                49017541                  Vallen Safety and Supply
10-Jul-01     I/P          BHO                                 1160765                  UNISOURCE SOLUTIONS
10-Jul-01     I/P          BHO                                 1160764                  TROY PLACE II ASSOCIATES
10-Jul-01     I/P          BHO                                 1160743                  THE CHRONICLE
10-Jul-01     I/P          RUST CONSTRUCTORS                  10128671                  TEXAS STATE TREASURER
10-Jul-01     P&C          RUST CONSTRUCTORS                  10128672                  STATE OF WYOMING
10-Jul-01     I/P          BHO                                 1160763                  SPRINT PCS
10-Jul-01     GOVT         TRAC                              22553-0483                 SOUTHWEST RESEARCH INSTITUTE




                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
 TAXES                         UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,752              1,752
                                                                                                      744                744
                                                                                                   80,540             80,540
                                                                                                       166               166
                                                                                                    3,980              3,980
                                                                                                   55,819             55,819
                                                                                                       42                 42
                                                                                                    1,253              1,253
                                                                                                      427                427
                                                                                                     3,233             3,233
                                                                                                       81                 81
                                                                                                       76                 76
                                 198                                                                                     198
                                                                                                       81                 81
                                                                                                       12                 12
                                                                                                      338                338
                                                                                                    1,606              1,606
                                                                                                    9,856              9,856
                                                                                                    3,515              3,515
                                                                                                       31                 31
                                                                                                      511                511
                                                                                                      705                705
                                                                                                      150                150
                                   56                                                                                     56
                                   33                                                                                     33
                                                                                                      221                221
                                  702                                                                                    702
                                                                                                       82                 82
                                                                                                      164                164
                                                                                                       69                 69
                                 140                                                                                     140
                                                                                                       76                 76
                                   5                                                                                       5
                                                                                                    2,634              2,634
                                                                                                      267                267
                                                                                                    2,270              2,270
                                                                                                       30                 30
                                                                                                      654                654
                   380                                                                                                   380
                 1,310                                                                                                 1,310
                                                                                                       2,012              2,012
                                                                                                   16,533             16,533
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 24 of 362

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
10-Jul-01     I/P          Timberline - 17478               1149-7/9/01                Sodexho Marriott Management Inc.
10-Jul-01     I/P          BHO                                 1160762                  SINCLAIR MOVING AND STORAGE INC
10-Jul-01     I/P          RUST CONSTRUCTORS                  10128669                 SHELBY COUNTY
10-Jul-01     GOVT         BHO                                 1160761                  SEVERN TRENT LABORATORIES
10-Jul-01     CORP         BHO                                 1160760                  SAYERS COMPUTER SOURCE
10-Jul-01     I/P          BHO                                 1160269                  RYDER
10-Jul-01     GOVT         WS-Timberline                    3589-047510                Reynolds & Reynolds
10-Jul-01     GOVT         WS-Timberline                    3589-047541                Rental Service Corp
10-Jul-01     GOVT         WS-Timberline                    3589-047507                REIS Environmental
10-Jul-01     I/P          BHO                                 1160724                  PSINET
10-Jul-01     I/P          Timberline - 4505                   785012                   Pro Mechanical  (7/3/01)
10-Jul-01     I/P          Timberline - 4505                   785012                   Pro Mechanical
10-Jul-01     I/P          BHO                                 1160263                  PINKERTON INC
10-Jul-01     P&C          TRAC                                1511106                  PERFORMANCE CONT.
10-Jul-01     GOVT         BHO                               9990007645                 PAVLOGRAD CHEMICAL PLANT
10-Jul-01     I/P          BHO                                 1160759                  PARADISE DRINKING WATER
10-Jul-01     I/P          BHO                                 1160758                  NIXON UNIFORM SERVICE
10-Jul-01     I/P          BHO                                 1160757                  NATIONAL LEAK TEST CENTER
10-Jul-01     I&M          BHO                                49017540                  MR and E Inc
10-Jul-01     I/P          RUST CONSTRUCTORS                  10128668                 MISSOURI DEPT OF REVENUE
10-Jul-01     GOVT         PDCF-TRAC                           5141120                  Minolta
10-Jul-01     CORP         BHO                                 1160755                  MICRO RESOURCES INC
10-Jul-01     GOVT         PDCF-TRAC                           5141118                  Merrick
10-Jul-01     P&C          BHO                                 1156044                  MCMASTER CARR SUPPLY CO
10-Jul-01     I/P          Timberline - 4837              20103020;20104039             McClure Engineering Assoc.
10-Jul-01     I/P          BHO                                 1160754                  LAB SAFETY SUPPLY
10-Jul-01     I/P          BHO                                 1160753                  LAB SAFETY SUPPLY
10-Jul-01     I/P          Timberline - 4837                   App #9                   Kirberg Roofing, Inc.
10-Jul-01     I/P          Timberline - 17478                1637-7/9/01                Keller Drop Box
10-Jul-01     I/P          Timberline - 4837                  49159776                  Johnson Controls
10-Jul-01     I/P          BHO                                 1160752                  INTERNATIONAL ASBESTOS TESTING LABORATORIES
10-Jul-01     I/P          BHO                                 1160751                  HOLT AV AND VIDEO
10-Jul-01     GOVT         BHO                                 1160750                  HOLIDAY INN
10-Jul-01     GOVT         BHO                                 1160749                  HILTI INCORP
10-Jul-01     I/P          BHO                                 1160748                  HEWLETT-PACKARD CO
10-Jul-01     GOVT         WS-Timberline                    3589-047515                Hertz Equipment Rental
10-Jul-01     CORP         BHO                                 1160747                  HELENAS INTERIORS INC
10-Jul-01     CORP         BHO                                 1160746                  HAYSTACK SYSTEMS
10-Jul-01     I/P          Timberline - 14443                  626-001                  Gulfside
10-Jul-01     GOVT         TRAC                              22561-0620                 GORDON INDUSTRIAL
10-Jul-01     I/P          BHO                                 1160745                  EDAC ENGINEERING DESIGN
10-Jul-01     P&C          TRAC                                1511114                  DEERHAVEN TECH.




                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
  TAXES                        UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    5,697              5,697
                                                                                                      236                236
               18                                                                                                         18
                                                                                                      550                550
                                                                                                   32,534             32,534
                                                                                                    1,689              1,689
                                                                                                      871                871
                                                                                                      729                729
                                                                                                    1,644              1,644
                                     905                                                                                 905
                                                                                                  (21,056)           (21,056)
                                                                                                   21,105             21,105
                                                                                                    1,497              1,497
                                                                                                    1,088              1,088
                                                                                                    6,725              6,725
                                      87                                                                                  87
                                                                                                      574                574
                                                                                                      300                300
                                                                                                      570                570
               22                                                                                                         22
                                                                                                       43                 43
                                                                                                   10,979             10,979
                                                                                                   21,993             21,993
                                                                                                    1,228              1,228
                                                                                                      495                495
                                                                                                      101                101
                                                                                                       80                 80
                                                                                                   14,955             14,955
                                                                                                    1,740              1,740
                                                                                                      595                595
                                                                                                       12                 12
                                                                                                       88                 88
                                                                                                      787                787
                                                                                                      872                872
                                                                                                      182                182
                                                                                                    1,738              1,738
                                                                                                    2,488              2,488
                                                                                                    5,876              5,876
                                                                                                    3,855              3,855
                                                                                                    2,254              2,254
                                                                                                    1,472              1,472
                                                                                                    1,780              1,780
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 25 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                           DISBURSEMENT
  DATE        GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
10-Jul-01     I/P          Timberline - 17478                1298-7/9/01                Day Wireless Systems
10-Jul-01     GOVT         Buckley-TRAC                        5141119                  Control Logic
10-Jul-01     POWER        BHO                                 1160744                  CONSTRUCTION INNOVATION
10-Jul-01     I/P          RUST CONSTRUCTORS                  10128665                  CITY OF HOOVER
10-Jul-01     GOVT         Cambridge-TRAC                      1511107                  Citadon
10-Jul-01     GOVT         PDCF-TRAC                           5141122                  CEW Inc.
10-Jul-01     I/P          Timberline - 4505                    5, 7A                   Certified Air Technologies
10-Jul-01     I/P          Timberline - 17478                1291-7/9/01                CBM Systems, Inc.
10-Jul-01     VARIOUS      BHO                                 1160742                  BOISE CASCADE OFFICE PRODUCTS
10-Jul-01     GOVT         TRAC                              22553-0484                 BARKSDALE JANITORIAL
10-Jul-01     I/P          BHO                                 1160741                  AT AND T
10-Jul-01     I/P          BHO                                 1160737                  AT AND T
10-Jul-01     GOVT         BHO                                 1160739                  AT AND T
10-Jul-01     I/P          BHO                                 1160740                  AT AND T
10-Jul-01     GOVT         BHO                                 1160738                  AT AND T
10-Jul-01     I/P          BHO                                 1160740                  AT AND T
10-Jul-01     CORP         BHO                                 1160738                  AT AND T
10-Jul-01     GOVT         WS-Timberline                     3589-047546                AT & T
10-Jul-01     I/P          BHO                                 1160736                  ARISTOCAT LIMOUSINE SERVICES
10-Jul-01     I/P          Timberline - 17478                1412-7/9/01                Arbon Equipment Company
10-Jul-01     GOVT         Cambridge-TRAC                      1511115                  Applied Ordnance
10-Jul-01     POWER        TRAC                                 07-100                  API
10-Jul-01     I/P          Timberline - 17478                1222-7/9/01                Anderson Roofing Co. Inc.
10-Jul-01     GOVT         TRAC                               22557-025                 ALLEN BRADLEY
10-Jul-01     I/P          RUST CONSTRUCTORS                  10128663                  ALABAMA DEPT OF REVENUE
10-Jul-01     I/P          BHO                                 1160734                  AIRGAS-NOR PAC, INC
10-Jul-01     POWER        BHO                                 1160733                  AIRBORNE EXPRESS
10-Jul-01     POWER        BHO                                 1160732                  AIRBORNE
10-Jul-01     I/P          Timberline - 17478                1470-7/9/01                Air Filters Northwest, Inc.
10-Jul-01     GOVT         PDCF-TRAC                           5141119                  Adv. Sys. Mgt
10-Jul-01     POWER        BHO                                 1160731                  A-1 LIMOUSINE
10-Jul-01     I/P          BHO                                 1160730                  2001 INTERNATIONAL BA(N)KING
                                                                                          INDUSTRY EXPOSITION
09-Jul-01     I&M          BHO                                47060172                  Zep Manufactoring
09-Jul-01     GOVT         WS-Timberline                     3589-47499                 Zambrana
09-Jul-01     I/P          TRAC 21898                         JOB 21898                 XEROX CORPORATION
09-Jul-01     P&C          BHO                                 1160288                  XEROX CORP
09-Jul-01     GOVT         TRAC                              21852-1545                 XEROX
09-Jul-01     GOVT         TRAC                              21852-1522                 WISE EL SANTO CO., INC.
09-Jul-01     GOVT         TRAC                              21852-1544                 WISE EL SANTO CO., INC.
09-Jul-01     GOVT         TRAC                              21852-1521                 WISE EL SANTO CO., INC.
09-Jul-01     GOVT         TRAC                              21852-1530                 WHEELER POWER SYSTEMS
09-Jul-01     I&M          BHO                                49017529                  Western States


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
  TAXES                        UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------

                                                                                                    1,020              1,020
                                                                                                   18,616             18,616
                                                                                                   10,000             10,000
                  (53)                                                                                                   (53)
                                                                                                      284                284
                                                                                                    6,388              6,388
                                                                                                   10,882             10,882
                                                                                                    1,592              1,592
                                                                                                      113                113
                                                                                                      871                871
                                                                                                    7,638              7,638
                                                                                                    6,460              6,460
                               3,710                                                                                   3,710
                                                                                                    1,632              1,632
                                 521                                                                                     521
                                 272                                                                                     272
                                                                                                       70                 70
                                  35                                                                                      35
                                                                                                       81                 81
                                                                                                    1,450              1,450
                                                                                                    3,675              3,675
                                                                                                   58,906             58,906
                                                                                                    1,048              1,048
                                                                                                  175,424            175,424
                  (76)                                                                                                   (76)
                                                                                                      146                146
                                                                                    35                                    35
                                                                                    56                                    56
                                                                                                   32,249             32,249
                                                                                                    5,778              5,778
                                                                                                   22,271             22,271
                                                                                                    2,200              2,200
                                                                                                      222                222
                                                                                                   13,591             13,591
                                                                                                       65                 65
                                                                                                       75                 75
                                                                                                       47                 47
                                                                                                    2,981              2,981
                                                                                                      365                365
                                                                                                      122                122
                                                                                                  106,343            106,343
                                                                                                    5,216              5,216
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 26 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                           DISBURSEMENT
  DATE        GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
09-Jul-01     I/P          BHO                                 1160287                  WESCO DISTRIBUTION INC
09-Jul-01     GOVT         TRAC                              21852-1510                 WELSCO
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 WELDERS SUPPLY CO
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 WELDERS SUPPLY CO
09-Jul-01     GOVT         BHO                                 1160286                  WATER MAN
09-Jul-01     I/P          BHO                                 1160285                  WASTE MANAGEMENT
09-Jul-01     I/P          BHO                                 1160282                  VMC LANDSCAPE SERVICES
09-Jul-01     GOVT         WS-Timberline                     3589-047310                Verizon Wireless
09-Jul-01     I/P          BHO                                 1160280                  UNITED RENTALS INC
09-Jul-01     I&M          BHO                                47060184                  United Rentals
09-Jul-01     I/P          TRAC 21898                         JOB 21898                 UNITED RENTAL
09-Jul-01     I/P          BHO                                 1160279                  UNITED PARCEL SERVICE
09-Jul-01     I/P          BHO                                 1160278                  UNISOURCE SOLUTIONS
09-Jul-01     I/P          BHO                                 1160277                  UNISOURCE SOLUTIONS
09-Jul-01     I/P          BHO                                 1160276                  ULINE
09-Jul-01     POWER        TRAC                                1921099                 TRANS-O
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 TRAILER VAN CORP.
09-Jul-01     CORP         BHO                                 1160275                  TOWERS PERRIN
09-Jul-01     I/P          BHO                                 1160274                  THYSSEN SECURITY ELEVATOR
09-Jul-01     GOVT         TRAC                              21852-1525                 THOMPSON MECHANICAL
09-Jul-01     GOVT         TRAC                              21852-1528                 THOMPSON MECHANICAL
09-Jul-01     GOVT         WS-Timberline                    3589-047320                Statewide Tire
09-Jul-01     P&C          BHO                                 1160273                  SPARKLETTS
09-Jul-01     I&M          BHO                                47060186                  Southwest Concrete
09-Jul-01     I&M          BHO                                47060171                  Southwest Concrete
09-Jul-01     GOVT         TRAC                              21852-1535                 SOLON MANUFACTURING CO.
09-Jul-01     I&M          BHO                                47060193                  So Cal Edison
09-Jul-01     GOVT         TRAC                              22553-0480                 SMART CHEVROLET
09-Jul-01     I/P          Timberline - 14330                2314-7/9/01                Simplex Time Recorder
09-Jul-01     GOVT         WS-Timberline                    3589-047313                Shell Oil
09-Jul-01     GOVT         TRAC                              21852-1529                 SETON NAME PLATE
09-Jul-01     I&M          BHO                                 3000509                  Secoroc
09-Jul-01     CORP         BHO                                 1160270                  SAYERS COMPUTER SOURCE
09-Jul-01     I&M          San Roque                            2189                    Sandvik Tamrock Phils Inc
09-Jul-01     GOVT         TRAC                              21852-1534                 RYERSON TULL INC.
09-Jul-01     I&M          BHO                                47060192                  Rushway
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 ROMERO WATER SUPPLY
09-Jul-01     I&M          San Roque                            2188                    RMD Phils Inc
09-Jul-01     I&M          BHO                                20004141                  Rips Delivery
09-Jul-01     GOVT         TRAC                              21852-1543                 RICKS LP GAS
09-Jul-01     GOVT         WS-Timberline                    3589-047319                Rental Service Corp
09-Jul-01     GOVT         WS-Timberline                    3589-47497                 Reinhold Electric







                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
  TAXES                        UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     704                704
                                                                                                     750                750
                                                                                                      55                 55
                                                                                                      49                 49
                                                                                                     142                142
                                                                                                     808                808
                                                                                                   3,789              3,789
                                   52                                                                                    52
                                                                                                     299                299
                                                                                                     270                270
                                                                                                   5,627              5,627
                                                                                     94                                  94
                                                                                                   1,477              1,477
                                                                                                      58                 58
                                                                                                     403                403
                                                                                  3,480                0              3,480
                                                                                                   2,400              2,400
                                                                                                   6,950              6,950
                                                                                                   1,208              1,208
                                                                                                  10,940             10,940
                                                                                                   8,479              8,479
                                                                                                     140                140
                                                                                                     397                397
                                                                                                   4,546              4,546
                                                                                                   3,727              3,727
                                                                                                     987                987
                                   10                                                                                    10
                                                                                                     467                467
                                                                                                   1,039              1,039
                                                                                                     180                180
                                                                                                     280                280
                                                                                                   2,960              2,960
                                                                                                   8,967              8,967
                                                                  2,356                                               2,356
                                                                                                     104                104
                                                                                  1,170                               1,170
                                                                                                     285                285
                                                                  3,014                                               3,014
                                                                                                      13                 13
                                                                                                     735                735
                                                                                                     193                193
                                                                                                   7,479              7,479
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 27 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                           DISBURSEMENT
  DATE        GROUP        LOCATION                         CONTROL NUMBER                        VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
09-Jul-01     I/P          BHO                                1160267                   R JORGENSEN ASSOCIATES
09-Jul-01     I/P          BHO                                1160266                   QWEST
09-Jul-01     I&M          BHO                                47060173                  Quinn
09-Jul-01     GOVT         TRAC                              21852-1518                 QUALITY SYSTEMS INTERNATIONAL
09-Jul-01     I/P          BHO                                 1160265                  QUALITY METAL IMAGES INC
09-Jul-01     I/P          BHO                                 1160264                  PROMODEL CORP
09-Jul-01     I/P          Timberline - 14330                2058-7/9/01                Proctor Sales Inc.
09-Jul-01     POWER        TRAC                                1951092                 POWELL APPARATUS
09-Jul-01     GOVT         TRAC                              21852-1515                 PERFORMANCE PLASTIC
09-Jul-01     GOVT         TRAC                              21852-1513                 PERFORMANCE PLASTIC
09-Jul-01     GOVT         TRAC                              21852-1512                 PERFORMANCE PLASTIC
09-Jul-01     GOVT         TRAC                              21852-1514                 PERFORMANCE PLASTIC
09-Jul-01     GOVT         TRAC                              21852-1542                 PELICAN INDUSTRIAL EQUIPMENT
09-Jul-01     GOVT         TRAC                              21852-1541                 PELICAN INDUSTRIAL EQUIPMENT
09-Jul-01     I&M          BHO                                47060170                  Patent Construction
09-Jul-01     GOVT         WS-Timberline                    3589-047258                Pangea
09-Jul-01     I&M          BHO                                47060191                  Pacific Gas and Electric
09-Jul-01     I&M          BHO                                47024344                  Pacific Bell
09-Jul-01     I&M          BHO                                47060190                  Pacific Bell
09-Jul-01     GOVT         WS-Timberline                     3589-47492                 Outdoor Equip.
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 ORR SAFETY
09-Jul-01     GOVT         TRAC                              22553-0481                 OFFICE MACHINES INC.
09-Jul-01     I/P          Timberline - 14330                2310-7/9/01                NW Protective Service, Inc.
09-Jul-01     I/P          TRAC 21359                         JOB 21359                 NEXUS TECHNICAL SVCS
09-Jul-01     GOVT         WS-Timberline                     3589-47472                 Nextel
09-Jul-01     I&M          BHO                                47060169                  Newt Fogel Sales
09-Jul-01     I&M          BHO                                47060183                  National Barricade
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 N&N CONSTRUCTION
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 MSC INDUSTRIAL SUPPLY
09-Jul-01     GOVT         TRAC                              21852-1511                 MORRISON CONSTRUCTION
09-Jul-01     GOVT         TRAC                              21852-1520                 MORRISON
09-Jul-01     I&M          San Roque                            2187                    MJPR Trading Enterprises
09-Jul-01     I&M          BHO                                47060174                  Mineral Resources Tech
09-Jul-01     GOVT         WS-Timberline                     3589-47474                 Midwest Waste, Inc.
09-Jul-01     GOVT         WS-Timberline                     3589-47500                 Midwest Waste, Inc.
09-Jul-01     I/P          BHO                                 1160262                  MICHIGAN COFFEE AND VENDING
09-Jul-01     I/P          TRAC 21898                         JOB 21898                 MAINLAND MEDICAL
09-Jul-01     I&M          San Roque                          10000149                  Leemasters Intl Systems Inc
09-Jul-01     I/P          BHO                                 1160261                  KANSAS STATE UNIVERSITY
09-Jul-01     I&M          BHO                                47060180                  Johns Equipment
09-Jul-01     I/P          BHO                                 1160260                  JOHNNY ON THE SPOT
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 JEH LEASING






                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------
SALES, USE
AND OTHER                                                                                        CRITICAL
TRUST FUND                                   MECHANICS        FOREIGN                               TRADE
  TAXES                        UTILITIES       LIENS          VENDOR              SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,415              2,415
                                  26                                                                                      26
                                                                                                      849                849
                                                                                                    4,440              4,440
                                                                                                      273                273
                                                                                                      630                630
                                                                                                      800                800
                                                                                 1,476                  0              1,476
                                                                                                    2,343              2,343
                                                                                                    2,022              2,022
                                                                                                    1,961              1,961
                                                                                                    1,508              1,508
                                                                                                    1,727              1,727
                                                                                                      350                350
                                                                                                      746                746
                                                                                                  449,994            449,994
                                   3                                                                                       3
                                 386                                                                                     386
                                  97                                                                                      97
                                                                                                      620                620
                                                                                                       31                 31
                                                                                                    3,290              3,290
                                                                                                    2,701              2,701
                                                                                                    5,421              5,421
                               1,491                                                                                   1,491
                                                                                                      376                376
                                                                                                    1,197              1,197
                                                                                                   44,108             44,108
                                                                                                      402                402
                                                                                                   74,717             74,717
                                                                                                   14,452             14,452
                                                                   985                                                   985
                                                                                                   75,978             75,978
                                                                                                       50                 50
                                  42                                                                                      42
                                                                                                       81                 81
                                                                                                      602                602
                                                                   750                                                   750
                                                                                                    2,124              2,124
                                                                                                    1,560              1,560
                                                                                                       78                 78
                                                                                                      300                300
---------------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 28 of 362

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
09-Jul-01     GOVT            WS-Timberline                  3589-047266                Jacobs Engineering Group
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 J.R. INSULATION
09-Jul-01     I/P          BHO                                 1160258                  IRON MOUNTAIN
09-Jul-01     GOVT         BHO                                 1160256                  INVERNESS PROPERTIES
09-Jul-01     I&M          San Roque                            2186                    Intertek Testing Services
09-Jul-01     I&M          BHO                                47060168                  Interpipe
09-Jul-01     I/P          BHO                                 1160255                  INSPECTIONJOBS.COM
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 INSCO
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 INDUCHEM SERVICES INC.
09-Jul-01     I/P          BHO                                 1160254                  IKON OFFICE SOLUTIONS
09-Jul-01     CORP         BHO                                 1160253                  IBM CORP
09-Jul-01     POWER               TRAC                         1921098                 HYDRO-FLO
09-Jul-01     I/P          BHO                                 1160252                  HOME DEPOT
09-Jul-01     GOVT         TRAC                              21852-1540                 HILTI INC.
09-Jul-01     GOVT         TRAC                              21852-1516                 HILTI INC.
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 HIKES POINT INDUSTRIAL SALES
09-Jul-01     I/P          BHO                                 1160251                  HICKMAN ELECTRIC INC
09-Jul-01     I&M          BHO                                47060179                  Hawthorne Rent It Service
09-Jul-01     I/P          BHO                                 1160250                  GRINNELL FIRE PROTECTION
09-Jul-01     GOVT         TRAC                              21852-1523                 GRAYBAR ELECTRIC
09-Jul-01     GOVT         TRAC                              21852-1527                 GRAYBAR ELECTRIC
09-Jul-01     GOVT         TRAC                              21852-1526                 GRAYBAR ELECTRIC
09-Jul-01     I/P          BHO                                 1160249                  GOLDSMITHS
09-Jul-01     I&M          BHO                                47060189                  Golden State Overnight
09-Jul-01     I&M          BHO                                27024343                  Golden State Overnight
09-Jul-01     GOVT         TRAC                              22553-0477                 GLOBAL ENGINEERING DOCUMENTS
09-Jul-01     GOVT            WS-Timberline                  3589-047385                General Engineering Labs
09-Jul-01     GOVT            WS-Timberline                  3589047057                 General Engineering Labs
09-Jul-01     GOVT         TRAC                              21852-1531                 GE SUPPLY
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 FOX TRAILER INC
09-Jul-01     I&M          BHO                                47060188                  First Class Service Trucking
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 FEDEX
09-Jul-01     I&M          BHO                                47060178                  EW Trucking
09-Jul-01     I/P          BHO                                 1160247                  ENTIRE REPRODUCTIONS
09-Jul-01     I/P          BHO                                 1160245                  EAST PEORIA TIRE AND VULCANIZING CO
09-Jul-01     GOVT            WS-Timberline                  3589-47494                 Earth Tech
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 DOCUMENT COMPANY
09-Jul-01     I/P          BHO                                 1160244                  DHL WORLDWIDE EXPRESS
09-Jul-01     I/P          BHO                                 1160243                  DENVER EAST MACHINERY CO
09-Jul-01     I/P          BHO                                 1160242                  DANIEL B. STEPHENS AND ASSOCIATES INC
09-Jul-01     I/P          TRAC 21756                         JOB 21756                 CUTLER HAMMER DE VENEZUEL
09-Jul-01     I/P          TRAC 21898                         JOB 21898                 CONTRACTOS SAFETY COUNCIL

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      161,421            161,421
                                                                                                      206,629            206,629
                                                                                                        5,128              5,128
                                                                                                          414                414
                                                                       212                                                   212
                                                                                                        1,650              1,650
                                                                                                          245                245
                                                                                                       60,836             60,836
                                                                                                        1,514              1,514
                                                                                                        1,700              1,700
                                                                                                          899                899
                                                                                                        6,674              6,674
                                                                                                           96                 96
                                                                                                        2,584              2,584
                                                                                                          952                952
                                                                                                          298                298
                                                                                                        1,766              1,766
                                                                                                          355                355
                                                                                                          350                350
                                                                                                       25,172             25,172
                                                                                                          134                134
                                                                                                         (171)              (171)
                                                                                                          337                337
                                                                                        90                                    90
                                                                                        41                                    41
                                                                                                          392                392
                                                                                                        1,190              1,190
                                                                                                          371                371
                                                                                                        1,967              1,967
                                                                                                          650                650
                                                                                     5,738                                 5,738
                                                                                       528                                   528
                                                                                                           95                 95
                                                                                                           65                 65
                                                                                                          464                464
                                                                                                       61,737             61,737
                                                                                                          288                288
                                                                                       367                                   367
                                                                                                        1,037              1,037
                                                                                                        1,213              1,213
                                                                                                        1,200              1,200
                                                                                                            5                  5


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
09-Jul-01     I&M          BHO                                47060177                  Concrete Tie
09-Jul-01     GOVT            WS-Timberline                  3589-047386                Concentra St. Louis LLC
09-Jul-01     I/P          BHO                                 1160241                  CONCENTRA
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 COMPUTER ACCESSORIES
09-Jul-01     I/P          BHO                                 1160240                  COMMERCIAL BLUEPRINT INC
09-Jul-01     I/P          RUST CONSTRUCTORS                  10128661                 CLONINGER, LINDSAY, HENSLEY
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 CINGULAR
09-Jul-01     I/P          Timberline - 4505                   183238                   Christenson Electric, Inc.
09-Jul-01     I&M          BHO                                49017528                  Chevron
09-Jul-01     I&M          BHO                                47060176                  Charter Industrial
09-Jul-01     GOVT         TRAC                              21852-1524                 CENTURYTEL
09-Jul-01     CORP         BHO                                 1160239                  CCA FINANCIAL
09-Jul-01     GOVT         BHO                                 1160238                  CARTOGRAPHY
09-Jul-01     GOVT         BHO                                 1160237                  CARPE DIEM
09-Jul-01     I&M          BHO                                49017527                  Caribou Electric
09-Jul-01     GOVT         TRAC                              21852-1517                 CANNON CONTRACTING
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
09-Jul-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
09-Jul-01     POWER               TRAC                         1921095                 CALVERT
09-Jul-01     I&M          BHO                                47060175                  Cal Crane and Equip
09-Jul-01     I&M          San Roque                            2185                    Cabanatuan Woodland Enterprises
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 BUSINESS TELE-COMMUNICATIONS
09-Jul-01     CORP         BHO                                 1160236                  BROWN'S JANITORIAL
09-Jul-01     I/P          BHO                                 1155229                  BROWNING FERRIS INDUSTRIES
09-Jul-01     I/P          BHO                                 1155228                  BRICKMAN GROUP LTD
09-Jul-01     I/P          BHO                                 1160235                  BOISE CASECADE OFFICE PRODUCTS
09-Jul-01     I&M          BHO                                47060182                  BNSF Railroad
09-Jul-01     I&M          San Roque                            2184                    BMC Forestry Corp
09-Jul-01     I&M          BHO                                20004140                  Blue Sky Distributors
09-Jul-01     CORP         BHO                                 1160234                  BLACK BOX NETWORK SERVICES
09-Jul-01     I/P          BHO                                 1155226                  BIG A AUTO PARTS
09-Jul-01     POWER               TRAC                         1921094                 BICC CABLES
09-Jul-01     I&M          San Roque                            2183                    Bernabe Construction & Indl Corp
09-Jul-01     I&M          BHO                                47060167                  Bearing Belt and chain
09-Jul-01     I&M          BHO                                47060181                  B R Anderson
09-Jul-01     I&M          BHO                                47060185                  Atlas Fork Lift Rental
09-Jul-01     I&M          BHO                                47060187                  At and T
09-Jul-01     CORP         BHO                                 1158238                  AT AND T
09-Jul-01     I/P          BHO                                 1160233                  ARCH WIRELESS
09-Jul-01     GOVT         TRAC                              21852-1537                 APPLIED INDUSTRIAL TECH
09-Jul-01     GOVT         TRAC                              21852-1536                 APPLIED INDUSTRIAL TECH

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,122              1,122
                                                                                                          973                973
                                                                                                          115                115
                                                                                                        1,933              1,933
                                                                                                           67                 67
                                                                                                       13,787             13,787
                                     973                                                                                     973
                                                                                                        1,841              1,841
                                                                                                       28,882             28,882
                                                                                                          273                273
                                     233                                                                                     233
                                                                                                        2,527              2,527
                                                                                                          100                100
                                                                                                        2,200              2,200
                                                                                                           45                 45
                                                                                                        2,250              2,250
                                                                                                          821                821
                                                                                                          546                546
                                                                                                          336                336
                                                                                                       58,683             58,683
                                                                                                          291                291
                                                                       188                                                   188
                                   2,275                                                                                   2,275
                                                                                                          275                275
                                                                                                        1,147              1,147
                                                                                                        3,415              3,415
                                                                                                          117                117
                                                                                                       11,013             11,013
                                                                    14,101                                                14,101
                                                                                                          110                110
                                                                                                       35,188             35,188
                                                                                                           29                 29
                                                                                                      103,421            103,421
                                                                     8,673                                                 8,673
                                                                                                        3,823              3,823
                                                                                                          289                289
                                                                                                          390                390
                                     110                                                                                     110
                                                                                                           70                 70
                                                                                                            3                  3
                                                                                                          625                625
                                                                                                          244                244


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
09-Jul-01     I/P          BHO                                 1160232                  APPLIED ENGINEERING DYNAMICS
09-Jul-01     I/P          TRAC 22572                         JOB 22572                 ANDOVER CONTROLS CORP.
09-Jul-01     GOVT         BHO                                 1160231                  AMS
09-Jul-01     I/P          BHO                                 1160230                  AMERITECH
09-Jul-01     GOVT         TRAC                              22553-0475                 AMERICAN TRANSIT SUPPLY
09-Jul-01     I/P          BHO                                 1160229                  AMERICAN RENTALS INC
09-Jul-01     GOVT         TRAC                              22553-0479                 AMBULANCE TRANSPORT
09-Jul-01     I/P          BHO                                 1159257                  ALTORFER INC
09-Jul-01     I/P          BHO                                 1158232                  ALLIED TRAILER SALES AND SERVICES
09-Jul-01     I/P          TRAC 21898                         JOB 21898                 AIRBORNE EXPRESS
09-Jul-01     CORP         BHO                                 1158231                  AIRBORNE
09-Jul-01     CORP         BHO                                 1159723                  AIRBORNE
09-Jul-01     P&C          BHO                                 1158230                  AIRBORNE
09-Jul-01     I&M          BHO                                47060166                  ACM
09-Jul-01     GOVT         TRAC                              21852-1519                 AC DELLOVADE
09-Jul-01     POWER               TRAC                         1921093                 ABB AUTOMATION
09-Jul-01     GOVT         TRAC                              22553-0478                 AAMSCO
06-Jul-01     I/P          BHO                                 1159762                  ZEPHYRHILLS NATURAL SPRING WATER
06-Jul-01     I/P          BHO                                 1159761                  XEROX CORP
06-Jul-01     P&C          BHO                                 1159760                  WORDS MAIL SERVICE
06-Jul-01     P&C          BHO                                 1159759                  VERIZON
06-Jul-01     GOVT              Cape-TRAC                      1965603                  Velan Valve
06-Jul-01     I/P          BHO                                 1159758                  UZUREAU DESIGN CONSULTING
06-Jul-01     GOVT              Cape-TRAC                      1965623                  USA Waste
06-Jul-01     I&M          San Roque                            2095                    Uptown Industrial Sales
06-Jul-01     I/P          BHO                                 1159756                  UNITED PARCEL SERVICE
06-Jul-01     I&M          BHO                                 3000508                  Transoceanic
06-Jul-01     I/P          BHO                                 1159755                  TELEGROUP INC
06-Jul-01     CORP         BHO                                 1159351                  TEK SYSTEMS INC
06-Jul-01     GOVT              Cape-TRAC                      1965591                  Sunbelt Rentals
06-Jul-01     GOVT              Cape-TRAC                      1965590                  Stottler Stagg & Assoc.
06-Jul-01     I/P          BHO                                 1159754                  STAVELEY NDT TECHNOLOGIES
06-Jul-01     I&M          San Roque                          10000141                  Sandvik Tamrock Phils Inc
06-Jul-01     GOVT              Cape-TRAC                      1965587                  Robison-Prezioso
06-Jul-01     I&M          San Roque                            2099                    RMD Phils Inc
06-Jul-01     CORP         BHO                                 1159753                  QWEST
06-Jul-01     GOVT         BHO                                 1159752                  PRAXAIR DISTRIBUTION
06-Jul-01     I&M          San Roque                            2094                    Power Systems Inc
06-Jul-01     I/P          BHO                                 1159333                  PINKERTON INC
06-Jul-01     I&M          San Roque                            2098                    Philippine Geoanalytics Inc
06-Jul-01     I&M          San Roque                          10000143                  Philippine Allied Enterprises
06-Jul-01     GOVT              Cape-TRAC                      1965582                  Pennsular Engineering

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,238              1,238
                                                                                                       37,140             37,140
                                                                                                          205                205
                                                                                                            6                  6
                                                                                                          403                403
                                                                                                          487                487
                                                                                                        1,050              1,050
                                                                                                        2,939              2,939
                                                                                                           59                 59
                                                                                         7                                     7
                                                                                        35                                    35
                                                                                        16                                    16
                                                                                                           28                 28
                                                                                                        3,338              3,338
                                                                                                        6,320              6,320
                                                                                                      244,886            244,886
                                                                                                          255                255
                                                                                                           27                 27
                                                                                                           14                 14
                                                                                                           42                 42
                                       5                                                                                       5
                                                                                                           76                 76
                                                                                                        6,630              6,630
                                                                                                          220                220
                                                                       265                                                   265
                                                                                                          435                435
                                                                                    46,867                                46,867
                                     221                                                                                     221
                                                                                                        6,338              6,338
                                                                                                        1,200              1,200
                                                                                                        2,696              2,696
                                                                                                          100                100
                                                                     8,401                                                 8,401
                                                                                                       13,044             13,044
                                                                    88,216                                                88,216
                                                                                                          700                700
                                                                                                           86                 86
                                                                       203                                                   203
                                                                                                       24,434             24,434
                                                                     2,748                                                 2,748
                                                                    11,950                                                11,950
                                                                                                      370,150            370,150


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
06-Jul-01     POWER        BHO                                 1157094                  OWEN AYRES AND ASSOCIATES INC
06-Jul-01     I/P          BHO                                 1155266                  OCB REPRODGRAPHICS
06-Jul-01     I/P          BHO                                 1159751                  OCB REPRODGRAPHICS
06-Jul-01     I/P          BHO                                 1155266                  OCB REPRODGRAPHICS
06-Jul-01     I/P          BHO                                 1159331                  OBRIEN BROTHERS INC
06-Jul-01     CORP         BHO                                 1159750                  NEXTEL COMMUNICATIONS
06-Jul-01     I/P          BHO                                 1155583                  NEXTEL COMMUNICATIONS
06-Jul-01     I/P          BHO                                 1159750                  NEXTEL COMMUNICATIONS
06-Jul-01     POWER        BHO                                 1156535                  NEW JERSEY LEGAL COPY INC
06-Jul-01     GOVT              Cape-TRAC                      1965627                  Nations Rent
06-Jul-01     GOVT         BHO                                 1159749                  NAPA AUTO PARTS
06-Jul-01     I&M          San Roque                          10000139                  Monark Equipment Corp
06-Jul-01     I&M          San Roque                          10000142                  Monark Equipment Corp
06-Jul-01     I&M          San Roque                          10000140                  MOF Company
06-Jul-01     GOVT              Cape-TRAC                      1965582                  Mitsubishi
06-Jul-01     GOVT              Cape-TRAC                      1965577                  Mid-Florida Golf Cars
06-Jul-01     CORP         BHO                                 1159747                  METROCALL
06-Jul-01     GOVT              Cape-TRAC                      1965613                  Met Con Incorp.
06-Jul-01     I&M          San Roque                            2093                    Maxwell Heavy Equipment Corp
06-Jul-01     GOVT              Cape-TRAC                      1965574                  Maxim Crane Works
06-Jul-01     GOVT         BHO                                 1159746                  MAISEL BROS INC
06-Jul-01     POWER        BHO                                 1159745                  LEXIS NEXIS
06-Jul-01     I/P          BHO                                 1159743                  INTERLIANT
06-Jul-01     I/P          BHO                                 1159322                  INTERGRAPH CORP
06-Jul-01     I/P          Timberline - 14443              184579, 184580               Indoff Inc.
06-Jul-01     GOVT         BHO                                 1159741                  INCENTIVES GROUP LTD
06-Jul-01     GOVT         BHO                                 1159740                  HERTZ EQUIPMENT RENTAL
06-Jul-01     I/P          BHO                                 1159740                  HERTZ EQUIPMENT RENTAL
06-Jul-01     I/P          BHO                                 1159739                  GWYER REPRODGRAPHICS
06-Jul-01     GOVT         BHO                                 1159738                  GUARANTEE ELECTRICAL
06-Jul-01     I/P          BHO                                 1159737                  GREENHOUSE AND O'MARA INC
06-Jul-01     GOVT         BHO                                 1159736                  FORD MOTOR CREDIT CO
06-Jul-01     GOVT         BHO                                 1159735                  FILTERFRESH
06-Jul-01     I&M          San Roque                            2097                    F Padrinao Trucking Services
06-Jul-01     GOVT         BHO                                 1159733                  DENVER DRYWALL CO
06-Jul-01     GOVT         BHO                                 1159732                  CONCENTRA MEDICAL CENTER
06-Jul-01     CORP         BHO                                 1159731                  CINGULAR WIRELESS
06-Jul-01     GOVT              Cape-TRAC                      1965566                  Chemko Technical Serv.
06-Jul-01     CORP         BHO                                 1159730                  CCA FINANCIAL
06-Jul-01     POWER               TRAC                         1245874                 CAT
06-Jul-01     I/P          BHO                                 1159276                  CALGON CORP
06-Jul-01     POWER               TRAC                         1245873                 BRUNEL ENERGY (THAILAND)

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        3,990              3,990
                                                                                                        1,430              1,430
                                                                                                          459                459
                                     287                                                                                     287
                                                                                                          222                222
                                                                                                        1,955              1,955
                                                                                                          155                155
                                                                                                          136                136
                                                                                                        6,652              6,652
                                                                                                          979                979
                                                                                                          926                926
                                                                     2,270                                                 2,270
                                                                     1,031                                                 1,031
                                                                     2,627                                                 2,627
                                                                                                        6,000              6,000
                                                                                                          377                377
                                                                                                           52                 52
                                                                                                       66,988             66,988
                                                                    22,601                                                22,601
                                                                                                        3,960              3,960
                                                                                                          307                307
                                      96                                                                                      96
                                                                                                           11                 11
                                                                                                        4,085              4,085
                                                                                                        3,214              3,214
                                                                                                       12,032             12,032
                                                                                                          389                389
                                                                                                          347                347
                                                                                                           84                 84
                                                                                                        4,053              4,053
                                                                                                          120                120
                                                                                                          596                596
                                                                                                          353                353
                                                                       225                                                   225
                                                                                                        8,645              8,645
                                                                                                           40                 40
                                                                                                        3,089              3,089
                                                                                                        6,339              6,339
                                                                                                        9,589              9,589
                                      15                                                                                      15
                                                                                                        3,962              3,962
                                                                     2,735                                                 2,735


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
06-Jul-01     VARIOUS      BHO                                 1159729                  BOISE CASCADE OFFICE PRODUCTS
06-Jul-01     VARIOUS      BHO                                 1159728                  BOISE CASCADE OFFICE PRODUCTS
06-Jul-01     CORP         BHO                                 1159727                  BLACK BOX NETWORK SERVICES
06-Jul-01     GOVT              Cape-TRAC                      1965564                  Bertrem Valve
06-Jul-01     CORP         BHO                                 1159726                  ARTHUR ANDERSEN LLP
06-Jul-01     I/P          BHO                                 1159725                  ARGO BLOWER AND MFG CO
06-Jul-01     GOVT              Cape-TRAC                      1965563                  Anderson Rentals
06-Jul-01     I/P          BHO                                 1158377                  AMERITECH
06-Jul-01     GOVT         BHO                                 1159724                  AMERIGAS
06-Jul-01     GOVT         BHO                                 1159258                  AMERICAN RED CROSS
06-Jul-01     GOVT              Cape-TRAC                      1965601                  American Crane
05-Jul-01     I&M          Infrastructure Services              12602                  XEROX
05-Jul-01     I&M          Infrastructure Services              Nepal                   WorldLink Communiations Pvt. Ltd.
05-Jul-01     GOVT         BHO                                 1159362                  WORK CARE
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 WHOLESALE ELECTRIC
05-Jul-01     I&M          Infrastructure Services              11346                  WESTERN CONSULTING GROUP
05-Jul-01     I&M          BHO                                49017487                  Washington Belt and Drive
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 WARREN DEL CARIBE
05-Jul-01     GOVT         BHO                                 1159360                  W L GORE AND ASSOCIATES
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 VIAS CAR RENTAL
05-Jul-01     GOVT         BHO                                 1159359                  VERIZON
05-Jul-01     I/P          BHO                                 1159357                  UNISOURCE
05-Jul-01     P&C          BHO                                 1159356                  UNISOURCE
05-Jul-01     I/P          BHO                                 1159355                  UNISHIPPERS
05-Jul-01     I&M          BHO                                49017488                  Union Wire Rope
05-Jul-01     I&M          Infrastructure Services              11185                  U.S. BANK
05-Jul-01     I&M          Infrastructure Services              10719                  TREC, INC.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 TRAILER VAN
05-Jul-01     I/P          BHO                                 1159354                  TRAFFIC AND SAFETY CONTROL SYSTEMS
05-Jul-01     GOVT         BHO                                 1159353                  TRADE SERVICE CORP
05-Jul-01     I&M          San Roque                            2061                    Trackstar Enterprises Corp
05-Jul-01     I&M          Infrastructure Services              9306                   THOMAS F. RUNA P.A.
05-Jul-01     I&M          Infrastructure Services              12284                  THE WORDSMITH
05-Jul-01     POWER        BHO                                 1159352                  THE JOHN AND CO
05-Jul-01     I&M          Infrastructure Services              10724                  TERRACON CONSULT. INC.
05-Jul-01     I/P          BHO                                 1159350                  TEC WELDING SALES
05-Jul-01     GOVT         BHO                                 1159349                  SYMONS CORP
05-Jul-01     P&C          61 H                                256681                   Swiss Air
05-Jul-01     I&M          Pomeroy                            28012376                  Sumitomo
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 STEEL & PIPES INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 SPARKLER FILTERS
05-Jul-01     I&M          Infrastructure Services              10451                  SOUTHWESTERN BELL

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,407              1,407
                                                                                                          515                515
                                                                                                       34,706             34,706
                                                                                                          932                932
                                                                                                       20,000             20,000
                                                                                                        1,814              1,814
                                                                                                           18                 18
                                                                                                        1,247              1,247
                                                                                                          224                224
                                                                                                          385                385
                                                                                                       22,859             22,859
                                                                                                          100                100
                                                                     1,471                                                 1,471
                                                                                                        1,165              1,165
                                                                                                       34,244             34,244
                                                                                                        2,620              2,620
                                                                                                        6,081              6,081
                                                                                                        3,053              3,053
                                                                                                        1,925              1,925
                                                                                                          250                250
                                   1,315                                                                                   1,315
                                                                                                        1,981              1,981
                                                                                                          332                332
                                      44                                                                                      44
                                                                                                       51,117             51,117
                                                                                                        8,975              8,975
                                                                                                        1,768              1,768
                                                                                                          800                800
                                                                                                          318                318
                                                                                                           80                 80
                                                                       138                                                   138
                                                                                                       11,214             11,214
                                                                                                        1,540              1,540
                                       3                                                                                       3
                                                                                                        8,015              8,015
                                                                                                          131                131
                                                                                                           34                 34
                                                                    21,902                                                21,902
                                                                                                      136,491            136,491
                                                                                                          375                375
                                                                                                        1,813              1,813
                                   1,012                                                                    0              1,012


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 SISSCO
05-Jul-01     GOVT         BHO                                 1159346                  SIERRA SPRINGS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 SHERWIN WILLIAMS
05-Jul-01     GOVT         BHO                                 1159345                  SHELL
05-Jul-01     P&C          BHO                                 1159345                  SHELL
05-Jul-01     I&M          Infrastructure Services              10436                  SHALKEY & TEAM, INC.
05-Jul-01     P&C          61 H                                 10437                   SGF
05-Jul-01     GOVT         WS-Timberline                     3589-047408                Seven Trent Labs
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 SERMATECH ETHYLENE
05-Jul-01     I/P          BHO                                 1159344                  SECURENET INC
05-Jul-01     I&M          Infrastructure Services              10137                  SCIENCE APPLICATIONS
05-Jul-01     CORP         BHO                                 1159343                  SAYERS COMPUTER SOURCE
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RUSH INDUSTRIAL HARDWARE
05-Jul-01     POWER               TRAC                         07-098                  Rubblemakers
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RUBBER AND GASKET
05-Jul-01     GOVT         BHO                                 1159341                  ROCKY MOUNTAIN ENGINEERING
05-Jul-01     I/P          BHO                                 1159340                  ROBERT E. MINK, CPA
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RIMCO INC
05-Jul-01     GOVT         BHO                                 1159339                  RENTAL SERVICE CORP
05-Jul-01     CORP         BHO                                 1159337                  RAPIDIGM INC
05-Jul-01     CORP         BHO                                 1159338                  RAPIDIGM INC
05-Jul-01     POWER               TRAC                         07-097                  Rand Environ.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RAIMUNDI JR. CRANES INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RAFAEL J. NIDO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 RAFAEL BENITEZ CARRILLO
05-Jul-01     I&M          Infrastructure Services              7147                   R.S. MEANS COMPANY INC.
05-Jul-01     CORP         BHO                                 1159335                  QWEST
05-Jul-01     I/P          BHO                                 1159335                  QWEST
05-Jul-01     CORP         BHO                                 1159336                  QWEST
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 PUERTO RICO VALVE & FITTINGS
05-Jul-01     I&M          Infrastructure Services              8981                   PUBLIC SERVICE COMPANY OF COLORADO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 PROCONEX
05-Jul-01     I&M          Infrastructure Services              8790                   POWER ENGINEERS INC.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 POPULAR LEASING
05-Jul-01     I/P          BHO                                 1159255                  PIPE SYSTEMS INC
05-Jul-01     GOVT         BHO                                 1159332                  PIKESVILLE LUMBER
05-Jul-01     GOVT         Cape-TRAC                           1965522                  Petersen Specialized (correct 6/19
                                                                                         incorrect posting)
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 PERRY PRODUCTS
05-Jul-01     POWER               TRAC                         07-095                  Penn Tool
05-Jul-01     GOVT         BHO                               9990007613                 PAVLOGRAD CHEMICAL PLANT
05-Jul-01     I&M          Infrastructure Services              1151                   PATTILLO & GARRETT ASSOCIATES
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 PALL

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,504              1,504
                                       6                                                                                       6
                                                                                                          539                539
                                                                                                          513                513
                                                                                                          142                142
                                                                                                          451                451
                                   1,700                                                                                   1,700
                                                                                                        5,748              5,748
                                                                                                        1,008              1,008
                                                                                                          173                173
                                                                                                        4,560              4,560
                                                                                                       24,129             24,129
                                                                                                       24,934             24,934
                                                                                                       91,548             91,548
                                                                                                        2,785              2,785
                                                                                                        1,953              1,953
                                                                                                          935                935
                                                                                                        1,388              1,388
                                                                                                        1,461              1,461
                                                                                                        5,400              5,400
                                                                                                        3,095              3,095
                                                                                                       19,316             19,316
                                                                                                        3,500              3,500
                                                                                                          914                914
                                                                                                          376                376
                                                                                                          176                176
                                                                                                          329                329
                                                                                                          195                195
                                                                                                            6                  6
                                                                                                        2,652              2,652
                                   1,961                                                                    0              1,961
                                                                                                           75                 75
                                                                                                        3,410              3,410
                                                                                                          700                700
                                                                                                      143,780            143,780
                                                                                                        2,748              2,748
                                                                                                   (1,010,960)        (1,010,960)
                                                                                                          765                765
                                                                                                           17                 17
                                                                     1,406                                                 1,406
                                                                                                          499                499
                                                                                                       18,294             18,294


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 PABLO MIRANDA
05-Jul-01     GOVT         WS-Timberline                     3589-047415                Outreach Technologies
05-Jul-01     I&M          Infrastructure Services              7951                   NINYO & MOORE
05-Jul-01     I/P          BHO                                 1159330                  NEXTEL COMMUNICATIONS
05-Jul-01     I&M          Infrastructure Services              Nepal                   New Siddhartha Refrigeration
05-Jul-01     GOVT         BHO                                 1159329                  NEW PENN MOTOR EXPRESS INC
05-Jul-01     I/P          BHO                                 1159328                  NDS PRODUCTS
05-Jul-01     I&M          Infrastructure Services              7625                   NATIONAL WATER & POWER
05-Jul-01     I&M          Infrastructure Services              5999                   MTH ENGINEERS, INC.
05-Jul-01     I&M          San Roque                            2060                    Monark Equipment Corp
05-Jul-01     I/P          BHO                                 1159327                  MODERNTECH SI INC
05-Jul-01     I&M          San Roque                            2059                    Mobil Philippines Inc
05-Jul-01     I&M          BHO                                47060037                  Mine Development
05-Jul-01     I&M          Infrastructure Services              7011                   MIDAS MANAGEMENT
05-Jul-01     CORP         BHO                                 1159326                  MICROTECH-TEL INC
05-Jul-01     I/P          BHO                                 1159254                  MICHIGAN INDUSTRIAL GROUP
05-Jul-01     I&M          Infrastructure Services              6028                   MICHAEL E. MALLER
05-Jul-01     I&M          Infrastructure Services              Nepal                   Mercantile Traders
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 MC MASTER CARR
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 MANATI OFFICE SUPPLY
05-Jul-01     I&M          Infrastructure Services              5996                   MACKAY & SOMPS
05-Jul-01     I&M          Infrastructure Services              5996                   MACKAY & SOMPS
05-Jul-01     I&M          Infrastructure Services              7489                   MACIAS CONSULTING GROUP
05-Jul-01     I&M          Pomeroy                            28012375                  M.Maselli
05-Jul-01     I&M          Infrastructure Services              5791                   LIGHTYEAR
05-Jul-01     I&M          BHO                                10011829                  Las Vegas Paving Corp
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 LA CASA DE LOS TORNILLOS
05-Jul-01     I&M          Infrastructure Services              Nepal                   K. K. Stationers
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 JR INSULATION
05-Jul-01     I&M          Pomeroy                            28012374                  Jerico Products
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 JEH LEASING INC
05-Jul-01     I&M          Infrastructure Services              4634                   JBR ENVIRONMENTAL CONSULTANTS, INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 J KOCH ASSOCIATES INC
05-Jul-01     I/P          BHO                                 1159324                  IRON MOUNTAIN
05-Jul-01     I/P          BHO                                 1159323                  INTERNET COMMERCE AND COMMUNICATIONS
05-Jul-01     P&C          BHO                                 1159321                  INTEGRATED ACCESS SYSTEMS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 INTACO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 INSCO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 INDUSTRIAL FITTINGS& VALVES, INC.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 INDUSA
05-Jul-01     I&M          Infrastructure Services              Nepal                   Impregilo
05-Jul-01     I&M          BHO                                47060040                  IBM

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                           75                 75
                                                                                                        1,040              1,040
                                                                                                        1,020              1,020
                                                                                                        2,283              2,283
                                                                       329                                                   329
                                                                                       117                                   117
                                                                                                          223                223
                                                                                                           18                 18
                                                                                                        4,696              4,696
                                                                                                      149,860            149,860
                                                                                                        1,425              1,425
                                                                    11,305                                                11,305
                                                                                                      135,000            135,000
                                                                                                        8,839              8,839
                                                                                                        1,024              1,024
                                                                                                        5,521              5,521
                                                                                                        5,635              5,635
                                                                       463                                                   463
                                                                                                        2,226              2,226
                                                                                                          664                664
                                                                                                      225,523            225,523
                                                                                                     (225,523)          (225,523)
                                                                                                        5,500              5,500
                                                                                                          363                363
                                                                                                           31                 31
                                                                                                        1,077              1,077
                                                                                                        3,015              3,015
                                                                       388                                                   388
                                                                                                       97,453             97,453
                                                                                    12,300                                12,300
                                                                                                          300                300
                                                                                                        1,000              1,000
                                                                                                        5,980              5,980
                                                                                                        6,520              6,520
                                     479                                                                                     479
                                                                                                          512                512
                                                                                                        1,304              1,304
                                                                                                       15,300             15,300
                                                                                                       11,170             11,170
                                                                                                          148                148
                                                                       219                                                   219
                                                                                                        1,235              1,235


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
05-Jul-01     I&M          Infrastructure Services              3848                   HQE INCORPORATED
05-Jul-01     I&M          Pomeroy                            28012373                  Hose Pros
05-Jul-01     GOVT         Cape-TRAC                           1965571                  HM2 Constructors
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 HILTY
05-Jul-01     CORP         BHO                                 1159319                  HERRINGTON LAW OFFICES, PC
05-Jul-01     I&M          Infrastructure Services              3352                   GREENMAN-PEDERSEN, INC.
05-Jul-01     I/P          BHO                                 1159318                  GREEN TREE ENTERPRISES, INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 GRAYBAR
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 GRAINGER
05-Jul-01     I&M          Infrastructure Services              3230                   GOLDER ASSOCIATES, INC.
05-Jul-01     I/P          BHO                                 1159253                  GODDARD COATINGS CO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 GLOBAL
05-Jul-01     I&M          Infrastructure Services              3169                   GLAHE & ASSOCIATES
05-Jul-01     I&M          Infrastructure Services              3119                   GEOTECHNICAL CONSULTANTS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 GENERAL ELECTRIC DEL CARIBE
05-Jul-01     GOVT         BHO                                 1159315                  GENERAL AIR SERVICE
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 GEMASCO
05-Jul-01     I/P          BHO                                 1159314                  GE CAPITAL MODULAR SPACE
05-Jul-01     POWER               TRAC                         07-091                  Friendly Ford
05-Jul-01     GOVT         BHO                                 1159313                  FORTE SECURITY
05-Jul-01     POWER               TRAC                         07-090                  Form Tech
05-Jul-01     I/P          BHO                                 1159311                  FOREST CITY MANAGEMENT
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 FLOWSERVE CORPORATION
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 FISHER SCIENTIFIC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 FERRETERIA M. OTERO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 FERGUSON ENTERPRISES
05-Jul-01     I/P          BHO                                 1159308                  FEDERAL EXPRESS CORP
05-Jul-01     GOVT         BHO                                 1159308                  FEDERAL EXPRESS CORP
05-Jul-01     I/P          BHO                                 1159308                  FEDERAL EXPRESS CORP
05-Jul-01     GOVT         BHO                                 1159307                  FABICK TRACTOR CO
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 F&M MAFCO
05-Jul-01     I/P          BHO                                 1159306                  EXXONMOBILE
05-Jul-01     P&C          BHO                                 1159305                  EXXONMOBILE
05-Jul-01     I/P          BHO                                 1159304                  EUREKA WATER CO
05-Jul-01     I&M          Infrastructure Services              2335                   ESI ENGINEERING, INC.
05-Jul-01     GOVT         BHO                                 1159303                  EQUIPCO RENTALS
05-Jul-01     I/P          BHO                                 1159301                  ENTIRE REPRODUCTIONS
05-Jul-01     I/P          BHO                                 1159300                  ENERGY COOPERATIVE OF NEW YORK INC
05-Jul-01     I&M          Infrastructure Services              2834                   EFX RESEARCH
05-Jul-01     I&M          Infrastructure Services              2059                   ECHEZABAL & ASSOCIATES, INC.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 EATON AEROQUIP INC.
05-Jul-01     I/P          BHO                                 1159299                  EASON AND SMITH ENTERPRISE

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,485              1,485
                                                                                                           47                 47
                                                                                                        8,384              8,384
                                                                                                        2,590              2,590
                                                                                                        4,424              4,424
                                                                                                        6,450              6,450
                                                                                                           70                 70
                                                                                                       18,297             18,297
                                                                                                           35                 35
                                                                                                        1,515              1,515
                                                                                                        8,995              8,995
                                                                                                          969                969
                                                                                                       47,483             47,483
                                                                                                        8,332              8,332
                                                                                                          161                161
                                                                                                           39                 39
                                                                                                          357                357
                                                                                                        3,710              3,710
                                                                                                        1,720              1,720
                                                                                                        3,864              3,864
                                                                                                        3,978              3,978
                                  25,531                                                                                  25,531
                                                                                                        5,117              5,117
                                                                                                          123                123
                                                                                                           92                 92
                                                                                                        1,745              1,745
                                                                                       600                                   600
                                                                                       164                                   164
                                                                                                            6                  6
                                                                                                        1,296              1,296
                                                                                                          600                600
                                      84                                                                                      84
                                                                                                            8                  8
                                                                                                           54                 54
                                                                                                        2,128              2,128
                                                                                                        1,820              1,820
                                                                                                          279                279
                                                                                                          214                214
                                                                                                          100                100
                                                                                                       12,726             12,726
                                                                                                       11,652             11,652
                                                                                                        1,170              1,170


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
05-Jul-01     I&M          Infrastructure Services              2108                   EARTH MECHANICS, INC.
05-Jul-01     I&M          Infrastructure Services              2097                   E-470 PUBLIC HIGHWAY
05-Jul-01     I/P          BHO                                 1159298                  DUNN INDUSTRIAL GROUP INC
05-Jul-01     I&M          Infrastructure Services              1998                   DOWNING, THORPE & JAMES, INC.
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 DISTRIBUIDORA EBENEZER
05-Jul-01     I&M          Infrastructure Services              Nepal                   Dinesh Shrestha
05-Jul-01     I&M          Infrastructure Services              Nepal                   DHL Worldwide Express (PKR)
05-Jul-01     I&M          Infrastructure Services              Nepal                   DHL Worldwide Express (KTM)
05-Jul-01     P&C          61 H                                #VALUE!                  DHL
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 DAVISON SALES
05-Jul-01     I&M          Pomeroy                            28012372                  Dan's Feed
05-Jul-01     I/P          BHO                                 1159297                  DANKA
05-Jul-01     I&M          BHO                                47060036                  CW Poss
05-Jul-01     I/P          BHO                                 1159295                  CULLIGAN
05-Jul-01     I&M          BHO                                49017486                  CTC Analytical
05-Jul-01     I/P          BHO                                 1159293                  CROSSLANDS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CRANE RESISTOFLEX
05-Jul-01     GOVT         BHO                               9990007614                 CRANE FRONTIER CONSULTING
05-Jul-01     I/P          BHO                                 1159292                  CORPORATE INTERIORS
05-Jul-01     I&M          Infrastructure Services              1012                   CORPORATE EXPRESS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CONTROL VISIONS
05-Jul-01     I/P          BHO                                 1159290                  CONOCO INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 COMPRESORES Y EQUIPO INC
05-Jul-01     I/P          BHO                                 1159289                  COMPLETE CLEANING SERVICE
05-Jul-01     I/P          BHO                                 1159288                  COLLINS WINDOW CLEANING
05-Jul-01     P&C          BHO                                 1159287                  COLLABORATION IN SCIENCE AND TECHNOLOGY
05-Jul-01     I&M          Infrastructure Services              1162                   COLEY/FORREST
05-Jul-01     I&M          Infrastructure Services              2455                   CLEARWATER ENGINEERING
05-Jul-01     P&C          BHO                                 1159286                  CINGULAR WIRELESS
05-Jul-01     I/P          BHO                                 1159285                  CINGULAR WIRELESS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CIB CORPORATION
05-Jul-01     P&C          BHO                                 1159284                  CHOICE COURIER SYSTEMS
05-Jul-01     I/P          BHO                                 1159283                  CHEM SERVICE INC
05-Jul-01     I&M          Infrastructure Services              1204                   CHAUDHARY & ASSOC. INC.
05-Jul-01     I&M          Infrastructure Services              2204                   CH2M HILL
05-Jul-01     I&M          Infrastructure Services               934                   CH2M HILL
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CENTRO DEL SERVICIO DEL NORTE
05-Jul-01     I/P          BHO                                 1159282                  CENTENNIAL WIRELESS
05-Jul-01     GOVT         BHO                                 1159281                  CDM MACHINING AND FABRIC
05-Jul-01     I&M          Infrastructure Services              1197                   CARTER & BURGESS, INC.
05-Jul-01     I&M          BHO                                49017485                  Carls Inc
05-Jul-01     I/P          BHO                                 1159279                  CARL BOBZIEN

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        8,817              8,817
                                                                                                           46                 46
                                                                                                        8,028              8,028
                                                                                                       20,044             20,044
                                                                                                        1,800              1,800
                                                                       178                                                   178
                                                                       483                                                   483
                                                                       256                                                   256
                                     732                                                                                     732
                                                                                                          516                516
                                                                                                           34                 34
                                                                                                          448                448
                                                                                                       50,368             50,368
                                                                                                          120                120
                                                                                                          933                933
                                                                                                          311                311
                                                                                                        2,072              2,072
                                                                     5,180                                                 5,180
                                                                                                          127                127
                                                                                                           48                 48
                                                                                                          639                639
                                                                                                          987                987
                                                                                                        5,150              5,150
                                                                                                        1,188              1,188
                                                                                                        1,675              1,675
                                                                                                        5,068              5,068
                                                                                                       16,959             16,959
                                                                                                        5,086              5,086
                                                                                                          964                964
                                                                                                           65                 65
                                                                                                          400                400
                                                                                                           42                 42
                                                                                                           86                 86
                                                                                                       25,662             25,662
                                                                                                      105,936            105,936
                                                                                                        2,044              2,044
                                                                                                          536                536
                                                                                                            6                  6
                                                                                                          726                726
                                                                                                       27,260             27,260
                                                                                                          323                323
                                                                                                          103                103


            *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-------------------------------------------------------------------------------------------------------------------------------
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CARIBE GASKET SUPPLY
05-Jul-01     I/P          BHO                                 1159278                  CALLENDER AND DORNBOS
05-Jul-01     I/P          BHO                                 1159277                  CALIFORNIA DISCOUNT GLASS
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 CAFETERIA LA FAMILIA
05-Jul-01     I/P          BHO                                 1159275                  CADCENTRE INCORP
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 BUSINESS TELE-COMMUNICATION
05-Jul-01     I/P          BHO                                 1159274                  BURKS INC
05-Jul-01     GOVT         BHO                                 1159273                  BROCK TOOL AND SUPPLY
05-Jul-01     I/P          BHO                                 1159252                  BRENCAL CONTRACTORS INC
05-Jul-01     I&M          Infrastructure Services              1749                   BOYLE ENGINEERING CORPORATION
05-Jul-01     POWER        BHO                                 1159270                  BEST UNIFORM RENTAL INCORP
05-Jul-01     GOVT         BHO                                 1159269                  BERNARD HODES ADVERTISING
05-Jul-01     I&M          Infrastructure Services               591                   BENNER & CARPENTER
05-Jul-01     I&M          Infrastructure Services               565                   BECK & BAIRD
05-Jul-01     I&M          Pomeroy                            28012371                  Baywood Service
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 BARCELONETA SERVICE STATION
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 BARCELONETA RENTAL
05-Jul-01     GOVT         BHO                                 1159268                  BAILEY'S MOVING AND STORAGE
05-Jul-01     I/P          BHO                                 1159267                  AVAYA INC
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 AUTOMAC
05-Jul-01     I&M          Infrastructure Services              Nepal                   Auto Care
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 AUSTIN ASSOCIATES
05-Jul-01     I&M          Infrastructure Services              2549                   AT&T WIRELESS SERVICES
05-Jul-01     I&M          Infrastructure Services               369                   AT&T WIRELESS SERV.  369
05-Jul-01     I&M          Infrastructure Services               486                   AT&T
05-Jul-01     CORP         BHO                                 1159260                  AT AND T
05-Jul-01     I/P          BHO                                 1159265                  AT AND T
05-Jul-01     I/P          BHO                                 1159264                  AT AND T
05-Jul-01     I/P          BHO                                 1159262                  AT AND T
05-Jul-01     I&M          Infrastructure Services               346                   AT & T               346
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 ASCHROFT
05-Jul-01     POWER               TRAC                         07-084                  Art Iron
05-Jul-01     I&M          Infrastructure Services               125                   ARCHITECTS INTERNATIONAL
05-Jul-01     I&M          Infrastructure Services              3035                   ANGELA D.GARCIA
05-Jul-01     I/P          BHO                                 1159259                  AMERITECH
05-Jul-01     I/P          TRAC 23482                         JOB 23482                 AMECO
05-Jul-01     I&M          Infrastructure Services               237                   ALHAMBRA
05-Jul-01     I/P          BHO                                 1159256                  AERO METRIC INC
05-Jul-01     I&M          Infrastructure Services               41                    ACCURATE INSTRUMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128246                 XEROX CORPORATION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128327                 XEROX CORP
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128327                 XEROX CORP

---------------------------------------------------------------------------------------------------------------------------------
     SALES, USE
     AND OTHER                                                                                       CRITICAL
     TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
        TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,286              1,286
                                                                                                           81                 81
                                                                                                          840                840
                                                                                                          324                324
                                                                                                       19,095             19,095
                                                                                                        5,186              5,186
                                                                                                        1,248              1,248
                                                                                                        2,775              2,775
                                                                                                       12,200             12,200
                                                                                                      121,544            121,544
                                                                                                          226                226
                                                                                                        9,732              9,732
                                                                                                       20,497             20,497
                                                                                                        2,978              2,978
                                                                                                          220                220
                                                                                                        1,321              1,321
                                                                                                          810                810
                                                                                                        1,581              1,581
                                                                                                          145                145
                                                                                                       27,537             27,537
                                                                       295                                                   295
                                                                                                       20,171             20,171
                                     246                                                                    0                246
                                      65                                                                    0                 65
                                      19                                                                    0                 19
                                                                                                        3,165              3,165
                                                                                                        1,169              1,169
                                                                                                          478                478
                                     253                                                                                     253
                                     150                                                                    0                150
                                                                                                        9,198              9,198
                                                                                                           82                 82
                                                                                                       10,780             10,780
                                                                                                          120                120
                                                                                                        2,397              2,397
                                                                                                          375                375
                                                                                                            3                  3
                                                                                                        4,500              4,500
                                                                                                        1,250              1,250
                                                                                                           37                 37
                                                                                                           40                 40
                                                                                                           30                 30

            *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     CORP         BHO                                 1158365                 XEROX
03-Jul-01     POWER        BHO                                 1158366                 XEROX
03-Jul-01     I/P          BHO                                 1158367                 XEROX
03-Jul-01     P&C          BHO                                 1158364                 WORDS MAIL SERVICE
03-Jul-01     GOVT         TRAC                              22553-0472                WISE EL SANTO
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128492                 WILLIAMS SCOTSMAN INC
03-Jul-01     I/P          BHO                                 1158363                 WILLIAMS SCOTSMAN
03-Jul-01     GOVT         TRAC                              21852-1481                WESCO
03-Jul-01     GOVT         TRAC                              21852-1494                WESCO
03-Jul-01     GOVT         TRAC                              21852-1476                WESCO
03-Jul-01     GOVT         TRAC                              21852-1482                WESCO
03-Jul-01     GOVT         TRAC                              21852-1496                WESCO
03-Jul-01     GOVT         TRAC                              21852-1495                WESCO
03-Jul-01     GOVT         TRAC                              21852-1477                WESCO
03-Jul-01     GOVT         TRAC                              21852-1479                WESCO
03-Jul-01     GOVT         TRAC                              21852-1480                WESCO
03-Jul-01     GOVT         TRAC                              21852-1478                WESCO
03-Jul-01     GOVT         TRAC                              21852-1499                WESCO
03-Jul-01     GOVT         TRAC                              21852-1503                WESCO
03-Jul-01     GOVT         TRAC                              21852-1502                WESCO
03-Jul-01     GOVT         TRAC                              21852-1501                WESCO
03-Jul-01     GOVT         TRAC                              21852-1498                WESCO
03-Jul-01     GOVT         TRAC                              21852-1500                WESCO
03-Jul-01     GOVT         TRAC                              21852-1497                WESCO
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128633                 WEB-DON INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128325                 WASTE MANAGEMENT/CENTEX
03-Jul-01     I/P          BHO                                 1158361                 WASTE MANAGEMENT
03-Jul-01     I/P          TRAC 21862                         JOB 21862                WASTE MANAGEMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128322                 WASTE MANAGEMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128322                 WASTE MANAGEMENT
03-Jul-01     I/P          BHO                                 1158359                 WALKER ELECTRIC SERVICES
03-Jul-01     I/P          TRAC 21862                         JOB 21862                W.W. GRAINGER
03-Jul-01     I/P          BHO                                 1158358                 W.W. GRAINGER
03-Jul-01     GOVT         TRAC                              22553-0468                VWR SCIENTIFIC
03-Jul-01     GOVT         BHO                                 1158357                 VIKING OFFICE PRODUCTS
03-Jul-01     I/P          BHO                                 1158355                 VERIZON
03-Jul-01     GOVT         BHO                                 1158356                 VERIZON
03-Jul-01     I&M          San Roque                          10000132                 VA Tech Voest MCE
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128388                 US OFFICE PRODUCTS
03-Jul-01     I/P          BHO                                 1158354                 UNITED RENTALS INC
03-Jul-01     POWER        BHO                                 1158350                 UNISOURCE SOLUTIONS
03-Jul-01     I/P          BHO                                 1158350                 UNISOURCE SOLUTIONS


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  2,010               2,010
                                                                                                    786                 786
                                                                                                    538                 538
                                                                                                    441                 441
                                                                                                    201                 201
                                                                                                    603                 603
                                                                                                    388                 388
                                                                                                  3,503               3,503
                                                                                                  1,883               1,883
                                                                                                  1,836               1,836
                                                                                                  1,660               1,660
                                                                                                  1,526               1,526
                                                                                                    841                 841
                                                                                                    549                 549
                                                                                                    454                 454
                                                                                                    320                 320
                                                                                                     15                  15
                                                                                                    (48)                (48)
                                                                                                   (120)               (120)
                                                                                                   (382)               (382)
                                                                                                   (625)               (625)
                                                                                                   (936)               (936)
                                                                                                   (937)               (937)
                                                                                                 (2,133)             (2,133)
                                                                                                     (8)                 (8)
                                                                                                    468                 468
                                                                                                    665                 665
                                                                                                    320                 320
                                  16                                                                  0                  16
                                  10                                                                  0                  10
                                                                                                    350                 350
                                                                                                    113                 113
                                                                                                     93                  93
                                                                                                  5,110               5,110
                                                                                                    754                 754
                                                                                                  1,458               1,458
                                                                                                    333                 333
                                                              96,585                                                 96,585
                                                                                                    816                 816
                                                                                                    653                 653
                                                                                                 19,615              19,615
                                                                                                 11,155              11,155


         *Negative Entries Indicate Subsequent Reversal of Authorization


                    WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     I/P          BHO                               1158347                   UNISOURCE SOLUTIONS
03-Jul-01     I/P          BHO                               1158346                   UNISOURCE SOLUTIONS
03-Jul-01     POWER        BHO                               1158349                   UNISOURCE SOLUTIONS
03-Jul-01     CORP         BHO                               1158351                   UNISOURCE SOLUTIONS
03-Jul-01     GOVT         BHO                               1158348                   UNISOURCE SOLUTIONS
03-Jul-01     I&M          BHO                               1158347                   UNISOURCE SOLUTIONS
03-Jul-01     P&C          BHO                               1158349                   UNISOURCE SOLUTIONS
03-Jul-01     I/P          BHO                               1158349                   UNISOURCE SOLUTIONS
03-Jul-01     P&C          BHO                               1158352                   UNISOURCE SOLUTIONS
03-Jul-01     POWER        BHO                               1158350                   UNISOURCE SOLUTIONS
03-Jul-01     I&M          San Roque                          2003                     Ultrafil Water Systems
03-Jul-01     I&M          BHO                               3000504                   Trouvay and Cauvin
03-Jul-01     I/P          BHO                               1158345                   TRI-TECH
03-Jul-01     I&M          BHO                              10011816                   Trench Plate
03-Jul-01     I/P          BHO                               1158343                   TRANE-ORLANDO
03-Jul-01     I&M          BHO                              49017473                   Tractor and Equipment
03-Jul-01     I/P          BHO                               1158342                   THOMPSON HINE AND FLORY
03-Jul-01     GOVT         BHO                               1158340                   TESTAMERICA
03-Jul-01     POWER        TRAC                              1245867                   TELEPHONE ORGANIZATION
03-Jul-01     GOVT         TRAC                            22556-0511                  TELELOGIC NORTH AMERICA
03-Jul-01     I/P          BHO                               1158338                   SWAGELOK
03-Jul-01     I/P          RUST CONSTRUCTORS                10128127                   SUNBELT RENTALS INC
03-Jul-01     I/P          RUST CONSTRUCTORS                10128127                   SUNBELT RENTALS INC
03-Jul-01     I/P          RUST CONSTRUCTORS                10128127                   SUNBELT RENTALS INC
03-Jul-01     I/P          BHO                               1158337                   SUNBELT RENTALS
03-Jul-01     I/P          TRAC 21756                       JOB 21756                  SUMINISTROS INDUSTRIALES
03-Jul-01     P&C          TRAC                              1511077                   Sullaire
03-Jul-01     I/P          BHO                               1158336                   SUITE LIFE
03-Jul-01     GOVT         BHO                               1158335                   STUDEBAKER GROUP INC
03-Jul-01     I/P          RUST CONSTRUCTORS                10128351                   STRATE'S PLUMBING & HEATING
03-Jul-01     GOVT         BHO                               1158398                   STEWART BROTHERS DRILLING CO.
03-Jul-01     GOVT         BHO                               1158334                   STEWART BROTHERS DRILLING CO.
03-Jul-01     I&M          BHO                               3000503                   Stevens Water Monitoring
03-Jul-01     CORP         BHO                               1157115                   STATE OF WASHINGTON (DEPT OF TAXATION)
03-Jul-01     GOVT         BHO                               1158330                   STARK OFFICE SERVICE
03-Jul-01     GOVT         BHO                               1158329                   STARK OFFICE SERVICE
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                10128458                   ST ROBERT GLASS SHOP

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 10,547              10,547
                                                                                                  7,957              7,957
                                                                                                  7,086              7,086
                                                                                                  5,273              5,273
                                                                                                  4,261              4,261
                                                                                                  3,322              3,322
                                                                                                  1,866              1,866
                                                                                                  1,420              1,420
                                                                                                  1,363              1,363
                                                                                                   (994)              (994
                                                              337                                                      337
                                                                                                  1,450              1,450
                                                                                                    563                563
                                                                                                  1,124              1,124
                                                                                                    670                670
                                                                                                 11,514             11,514
                                                                                                 44,945             44,945
                                                                                                    594                594
                               58                                                                                       58
                                                                                                    106                106
                                                                                                    134                134
                                                                                                    550                550
                                                                                                    316                316
                                                                                                     74                 74
                                                                                                    388                388
                                                                                                   (180)              (180)
                                                                                                  3,591              3,591
                                                                                                    416                416
                                                                                                     25                 25
                                                                                                  3,300              3,300
                                                                                                 15,863             15,863
                                                                                                  2,799              2,799
                                                                                                  6,663              6,663
2,495                                                                                                                2,495
                                                                                                    846                846
                                                                                                    177                177
                                                                                                  1,066              1,066
                                                                                                    878                878
                                                                                                    464                464
                                                                                                    270                270
                                                                                                    249                249
                                                                                                    146                146


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128458                  ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128458                  ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128458                  ST ROBERT GLASS SHOP
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128458                  ST ROBERT GLASS SHOP
03-Jul-01     GOVT         BHO                                1158327                  ST LOUIS AIR MECHANICAL
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128126                  SPECIALTY PRODUCTS
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128626                  SPECIALIZED BUILDING SYSTEMS
03-Jul-01     I&M          BHO                               10011815                  Sparkletts Drinking Water
03-Jul-01     I&M          BHO                               47059985                  Sparkletts drinking water
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128317                  SOUTHERN BUILDING PRODUCTS LLC
03-Jul-01     POWER        BHO                                1158397                  SINCLAIR MOVING AND STORAGE
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128316                  SHUMAN OWENS SUPPLY CO INC
03-Jul-01     I/P          TRAC 21862                       JOB 21862                  SHIELDS SALES CORP.
03-Jul-01     I/P          BHO                                1158326                  SHERWIN-WILLIAMS
03-Jul-01     GOVT         TRAC                            21852-1509                  SHERWIN WILLIAMS
03-Jul-01     GOVT         BHO                                1158325                  SEWERAGE AND WATER BOARD OF NEW ORLEANS
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128274                  SETON MEDICAL MANAGEMENT
03-Jul-01     POWER               TRAC                          56624                  Security 2000
03-Jul-01     I/P          BHO                                1158396                  SEAWAY TIRE AND AUTO
03-Jul-01     I&M          BHO                               47059983                  Seattle Occupational Medical Center
03-Jul-01     GOVT         TRAC                            22553-0465                  SEARK
03-Jul-01     GOVT         TRAC                            22553-0466                  SEARK
03-Jul-01     GOVT         TRAC                            22553-0467                  SEARK
03-Jul-01     I/P          BHO                                1158395                  SCHARDEIN AND ASSOCIATES
03-Jul-01     I&M          BHO                               25002435                  Satellite Shelters
03-Jul-01     GOVT         TRAC                            21852-1490                  RYERSON TULL INC.
03-Jul-01     GOVT         TRAC                            21852-1493                  RYERSON TULL INC.
03-Jul-01     I/P          BHO                                1158324                  ROOF PRODUCTS AND SYSTEMS, CORP.
03-Jul-01     GOVT         TRAC                            22553-0470                  RIDOUT LUMBER
03-Jul-01     I&M          San Roque                             2002                  Republic Cement Corp
03-Jul-01     CORP         BHO                                1158322                  REPRODUCTION SPECIALTIES
03-Jul-01     GOVT         BHO                                1158321                  RENTAL SERVICE CORP
03-Jul-01     GOVT         TRAC                            22553-0464                  RELIANT ENERGY
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128310                  RABA-KISTNER CONSULTANTS INC
03-Jul-01     CORP         BHO                                1158317                  QWEST
03-Jul-01     I/P          BHO                                1158318                  QWEST
03-Jul-01     GOVT         TRAC                            22556-0506                  QUICKY LUBE
03-Jul-01     I/P          BHO                                1157707                  PULTE CONSTRUCTION CO
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128384                  PROUDFOOT REPORTS INC
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128384                  PROUDFOOT REPORTS INC
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128384                  PROUDFOOT REPORTS INC
03-Jul-01     I/P          RUST CONSTRUCTORS                 10128384                  PROUDFOOT REPORTS INC

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                    129                 129
                                                                                                    127                 127
                                                                                                    127                 127
                                                                                                     70                  70
                                                                                                    433                 433
                                                                                                    366                 366
                                                                                                    406                 406
                                                                                                    432                 432
                                                                                                    206                 206
                                                                                                    234                 234
                                                                                                  1,318               1,318
                                                                                                    197                 197
                                                                                                    478                 478
                                                                                                    430                 430
                                                                                                  1,071               1,071
                                                                                                    234                 234
                                                                                                      6                   6
                                                                                                    471                 471
                                                                                                    284                 284
                                                                                                  7,524               7,524
                                                                                                    137                 137
                                                                                                    137                 137
                                                                                                    137                 137
                                                                                                 20,974              20,974
                                                                                                  3,685               3,685
                                                                                                    389                 389
                                                                                                    125                 125
                                                                                                    109                 109
                                                                                                 11,305              11,305
                                                              1,756                                                   1,756
                                                                                                  2,048               2,048
                                                                                                  2,575               2,575
                                                                                                    680                 680
                                                                                                    294                 294
                                                                                                  1,478               1,478
                                                                                                    198                 198
                                                                                                     27                  27
                                                                                                 25,400              25,400
                                                                                                     30                  30
                                                                                                     30                  30
                                                                                                     30                  30
                                                                                                     30                  30


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     GOVT         TRAC                              21852-1474                PROSPECT STEEL
03-Jul-01     I/P          Timberline - 4505                   0786012                 Pro Mechanical
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128125                 PRIME EQUIPMENT
03-Jul-01     GOVT         TRAC                              22553-0459                PITNEY BOWES
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128491                 PINE BELT OIL COMPANY INC
03-Jul-01     GOVT         TRAC                              21852-1492                PERDUE
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128347                 PAUL'S ELECTRIC CO., INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128657                 PAUL'S ELECTRIC CO., INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128657                 PAUL'S ELECTRIC CO., INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128657                 PAUL'S ELECTRIC CO., INC.
03-Jul-01     I/P          BHO                                 1158393                 PARAMOUNT COFFEE SERVICES
03-Jul-01     I&M          San Roque                            2001                   Par Concrete Pipes Mftg
03-Jul-01     I/P          Timberline - 4505     51917, 51924, 51925, 51928, 1012901   Pacific Building Interiors
03-Jul-01     POWER        BHO                                 1158391                 OXFORD CONTAINER CO
03-Jul-01     POWER        BHO                                 1158392                 OXFORD CONTAINER CO
03-Jul-01     GOVT         TRAC                              22556-0509                OXARC
03-Jul-01     GOVT         TRAC                              22556-0510                OXARC
03-Jul-01     GOVT         TRAC                              22556-0507                OXARC
03-Jul-01     GOVT         TRAC                              22556-0508                OXARC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128656                 OHD ANNISTON - GADSDEN
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128346                 O F RICHTER & SONS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128124                 NORTHEAST MEDICAL
03-Jul-01     GOVT         TRAC                              22556-0501                NORMED
03-Jul-01     I&M          BHO                                49017472                 Night Owl Transportation
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128382                 NICHOLS NEWMAN SILVERLIGHT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128122                 NATIONAL WELDERS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128122                 NATIONAL WELDERS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128612                 MUELLER BUILDING SYSTEMS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128612                 MUELLER BUILDING SYSTEMS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128611                 MUELLER BUILDING SYSTEMS
03-Jul-01     I&M          San Roque                            2004                   Monark Equipment Corp
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128344                 MODEL CITY PLUMBING & HEATING
03-Jul-01     I&M          BHO                                47059989                 Mineral Resource Technology
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128655                 MIDWAY CONTRACTORS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128655                 MIDWAY CONTRACTORS
03-Jul-01     I/P          BHO                                 1158390                 MID-AMERICA COFFEE

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                 196,451            196,451
                                                                                                  21,056             21,056
                                                                                                   1,280              1,280
                                                                                                   1,272              1,272
                                                                                                   1,041              1,041
                                                                                                     641                641
                                                                                                     405                405
                                                                                                     345                345
                                                                                                      95                 95
                                                                                                      15                 15
                                                                                                      93                 93
                                                                                                      11                 11
                                                                                                  10,602             10,602
                                                                                                   1,624              1,624
                                                                                                     730                730
                                                                                                     290                290
                                                                                                     120                120
                                                               7,425                                                  7,425
                                                                                                  48,372             48,372
                                                                                                   1,210              1,210
                                                                                                   1,069              1,069
                                                                                                      50                 50
                                                                                                      49                 49
                                                                                                      47                 47
                                                                                                      46                 46
                                                                                                   6,266              6,266
                                                                                                  10,375             10,375
                                                                                                     225                225
                                                                                                     178                178
                                                                                                     109                109
                                                                                                     361                361
                                                                                                     921                921
                                                                                                      55                 55
                                                                                                   5,890              5,890
                                                                                                   1,952              1,952
                                                                                                     131                131
                                                              15,436                                                 15,436
                                                                                                  98,556             98,556
                                                                                                   8,048              8,048
                                                                                                   2,435              2,435
                                                                                                   1,032              1,032
                                                                                                     540                540


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128432                 M-D WHOLESALE HARDWARE
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128119                 MCNAUGHTON MCKAY
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128119                 MCNAUGHTON MCKAY
03-Jul-01     I&M          BHO                                48008948                 Maxim Crane Rental
03-Jul-01     P&C          BHO                                 1158389                 MATHESON TRI-GAS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128653                 MAGEN MANAGEMENT
03-Jul-01     GOVT         TRAC                              21852-1488                LONG & ASSOCIATES
03-Jul-01     GOVT         TRAC                              21852-1487                LIBERTY SUPPLY
03-Jul-01     GOVT         TRAC                              21852-1489                LIBERTY SUPPLY
03-Jul-01     I/P          BHO                                 1158386                 KV ASSOCIATES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10127616                 KUSTOM CONCRETE
03-Jul-01     P&C          TRAC                                1511076                 Korea Heat
03-Jul-01     I/P          TRAC 21862                         JOB 21862                KAMCO SUPPLY
03-Jul-01     I/P          Timberline - 4505                   5577-2                  Johnson & Turner Painting Co.
03-Jul-01     I/P          BHO                                 1158385                 JIFFY LUBE
03-Jul-01     GOVT         TRAC                              21848-0360                IVY HI-LIFT
03-Jul-01     GOVT         TRAC                              21848-0359                IVY HI-LIFT
03-Jul-01     I/P          BHO                                 1157706                 INTEGRATED INTERIORS, INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128604                 INLAND SERVICE CORP
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128519                 INDCON INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128209                 INDCON INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128520                 INDCON INC.
03-Jul-01     GOVT         TRAC                              22556-0502                IMAGESOURCE, INC.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128071                 HTH COMPANIES INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128419                 HOBART SALES & SERVICE
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128067                 HARRY COOPER SUPPLY CO
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128067                 HARRY COOPER SUPPLY CO
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128067                 HARRY COOPER SUPPLY CO
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128115                 H & E HI LIFT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128115                 H & E HI LIFT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128115                 H & E HI LIFT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128115                 H & E HI LIFT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128115                 H & E HI LIFT
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128339                 GULF STATES INC
03-Jul-01     I&M          BHO                                 3000502                 Grove Worldwide
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128066                 GRIMCO INC

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                     166                 166
                                                                                                     610                 610
                                                                                                     200                 200
                                                                                                     300                 300
                                                                                                     243                 243
                                                                                                   1,425               1,425
                                                                                                      96                  96
                                                                                                      66                  66
                                                                                                      33                  33
                                                                                                      66                  66
                                                                                                 (10,000)            (10,000)
                                                                                                   8,400               8,400
                                                                                                     371                 371
                                                                                                  21,632              21,632
                               13                                                                                         13
                                                                                                  (4,504)             (4,504)
                                                                                                  (4,554)             (4,554)
                                                                                                  82,020              82,020
                                                                                                      47                  47
                                                                                                  10,815              10,815
                                                                                                   7,718               7,718
                                                                                                   1,781               1,781
                                                                                                     230                 230
                                                                                                  24,127              24,127
                                                                                                   9,418               9,418
                                                                                                   8,002               8,002
                                                                                                   6,683               6,683
                                                                                                   4,297               4,297
                                                                                                   2,556               2,556
                                                                                                   2,429               2,429
                                                                                                     199                 199
                                                                                                     314                 314
                                                                                                     189                 189
                                                                                                       9                   9
                                                                                                     351                 351
                                                                                                     242                 242
                                                                                                     148                 148
                                                                                                     136                 136
                                                                                                      89                  89
                                                                                                 179,294             179,294
                                                                                                   2,465               2,465
                                                                                                     188                 188


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------
03-Jul-01     I/P          BHO                                 1158384                 GREAT LAKES LITHOGRAPH
03-Jul-01     GOVT         TRAC                              21852-1473                GRAYBAR ELECTRIC
03-Jul-01     GOVT         TRAC                              21852-1504                GRAYBAR ELECTRIC
03-Jul-01     POWER        TRAC                                1236742                 GENERAL ELECTRIC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128296                 GCO CARPET OUTLET - COLUMBIA
03-Jul-01     GOVT         TRAC                              21852-1505                GAL-TRONICS CORP.
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128208                 FRISCHKORN INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128207                 FERGUSON ENTERPRISES
03-Jul-01     GOVT         TRAC                              21852-1486                FASTENAL
03-Jul-01     GOVT         TRAC                              21852-1483                FASTENAL
03-Jul-01     GOVT         TRAC                              21852-1485                FASTENAL
03-Jul-01     GOVT         TRAC                              21852-1484                FASTENAL
03-Jul-01     I&M          BHO                                47059984                 Fannin Truck Works
03-Jul-01     GOVT         TRAC                              21852-1475                EXXON
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128262                 EQUIPMENT INCORPORATED
03-Jul-01     I&M          BHO                                47059981                 Empire Southwest
03-Jul-01     POWER        TRAC                                1236740                 EGAT
03-Jul-01     I&M          BHO                                47059980                 Dywidag
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128059                 DON BAKER CONSTRUCTION
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128474                 DILLON/COLUMBIA SUPPLY
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128100                 DILLON/COLUMBIA SUPPLY
03-Jul-01     I/P          BHO                                 1157048                 DETROIT EDISON
03-Jul-01     I/P          BHO                                 1157050                 DETROIT EDISON
03-Jul-01     I/P          BHO                                 1158381                 DELL COMPUTER CORP
03-Jul-01     GOVT         TRAC                              22556-0512                DAVIS INSTRUMENTS
03-Jul-01     GOVT         TRAC                              22556-0514                DAVIS INSTRUMENTS
03-Jul-01     GOVT         TRAC                              22556-0513                DAVIS INSTRUMENTS
03-Jul-01     GOVT         TRAC                              22553-0473                DATA COMM WAREHOUSE
03-Jul-01     I&M          BHO                                49017471                 Cummins Intermountain
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128261                 CRYSTAL SPRINGS OF ALABAMA
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128335                 COVE NURSERY & LANDSCAPING
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128206                 CORT FURNITURE RENTAL
03-Jul-01     GOVT         TRAC                              21852-1491                CONSOLIDATED PIPE & SUPPLY
03-Jul-01     GOVT         TRAC                              22556-0504                COMPUMASATER/SKILLPATH SEMINARS

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  3,062              3,062
                                                                                                  2,957              2,957
                                                                                                  2,133              2,133
                                                                                                  4,285              4,285
                                                                                                    736                736
                                                                                                  1,198              1,198
                                                                                                  2,482              2,482
                                                                                                    164                164
                                                                                                  1,482              1,482
                                                                                                     81                 81
                                                                                                     77                 77
                                                                                                     31                 31
                                                                                                  1,203              1,203
                                                                                                    260                260
                                                                                                    257                257
                                                                                                    485                485
                               409                                                                                     409
                                                                                                    544                544
                                                                                                  6,000              6,000
                                                                                                  3,000              3,000
                                                                                                  2,200              2,200
                                                                                                  2,000              2,000
                                                                                                  1,700              1,700
                                                                                                  1,000              1,000
                                                                                                    900                900
                                                                                                    500                500
                                                                                                 (1,000)            (1,000)
                                                                                                     27                 27
                                                                                                      4                  4
                                76                                                                                      76
                                21                                                                                      21
                                                                                                  6,775              6,775
                                                                                                  1,585              1,585
                                                                                                    219                219
                                                                                                    125                125
                                                                                                    431                431
                                                                                                     34                 34
                                                                                                      7                  7
                                                                                                  1,228              1,228
                                                                                                    435                435
                                                                                                    667                667
                                                                                                    399                399


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

03-Jul-01     GOVT         TRAC                              22556-0505                 COMPUMASATER/SKILLPATH SEMINARS
03-Jul-01     I&M          BHO                                47059982                  City of Phoenix
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128334                 CHORBA CONTRACTING CORP.
03-Jul-01     GOVT         TRAC                              22556-0503                 CENTRAL MUSIC & VENDING
03-Jul-01     I&M          BHO                                47059991                  Cemex
03-Jul-01     GOVT         TRAC                              22553-0471                 CDW COMPUTER CENTERS
03-Jul-01     POWER               TRAC                         1236737                 CASA 21 INTERNATIONAL
03-Jul-01     GOVT         TRAC                              22553-0474                 CARLTON-BATES
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128596                 CAPITAL LUMBER COMPANY
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128596                 CAPITAL LUMBER COMPANY
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128596                 CAPITAL LUMBER COMPANY
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128054                 CAPE ELECTRICAL SUPPLY INC
03-Jul-01     I&M          BHO                                 3000501                  Calvert School
03-Jul-01     GOVT         TRAC                              22553-0461                 CADDO DESIGN
03-Jul-01     GOVT         TRAC                              22553-0463                 CADDO DESIGN
03-Jul-01     GOVT         TRAC                              22553-0462                 CADDO DESIGN
03-Jul-01     I/P          BHO                                 1158380                  CABRERA PAINTING INC
03-Jul-01     I/P          BHO                                 1158379                  BURKS
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128489                 BUFFALO GAP I & E
03-Jul-01     I/P          BHO                                 1158378                  BROOK FURNITURE RENTAL INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128105                 BRAND SCAFFOLD  BUILDERS
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128051                 BLAINE WINDOW HARDWARE INC
03-Jul-01     I&M          BHO                                49017469                  Big Horn Tire
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128364                 BELLSOUTH
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128364                 BELLSOUTH
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128639                 AZTEC CONSTRUCTION CO INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128639                 AZTEC CONSTRUCTION CO INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128639                 AZTEC CONSTRUCTION CO INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128639                 AZTEC CONSTRUCTION CO INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128639                 AZTEC CONSTRUCTION CO INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128331                 AUSTIN GROUP, INC
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128362                 AT&T
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128357                 AT&T
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128358                 AT&T
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128359                 AT&T
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128360                 AT&T
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128361                 AT&T
03-Jul-01     I&M          BHO                                47059990                  At and T
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128481                 ARROW TRUCKING
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128481                 ARROW TRUCKING
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128481                 ARROW TRUCKING
03-Jul-01     P&C          RUST CONSTRUCTORS                  10128481                 ARROW TRUCKING



-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                      399                399
                                                                                                    7,277              7,277
                                                                                                   16,046             16,046
                                                                                                      156                156
                                                                                                  192,904            192,904
                                                                                                    1,451              1,451
                                  75                                                                                      75
                                                                                                    4,072              4,072
                                                                                                        8                  8
                                                                                                        2                  2
                                                                                                        1                  1
                                                                                                      101                101
                                                                                                    1,295              1,295
                                                                                                    1,721              1,721
                                                                                                       95                 95
                                                                                                       91                 91
                                                                                                    1,295              1,295
                                                                                                      888                888
                                                                                                   15,766             15,766
                                                                                                      681                681
                                                                                                    1,060              1,060
                                                                                                     (233)              (233)
                                                                                                      638                638
                                 111                                                                    0                111
                                  56                                                                    0                 56
                                                                                                    3,344              3,344
                                                                                                    2,598              2,598
                                                                                                    1,744              1,744
                                                                                                    1,277              1,277
                                                                                                    1,143              1,143
                                                                                                    7,210              7,210
                                 631                                                                    0                631
                                 527                                                                    0                527
                                 452                                                                    0                452
                                 318                                                                    0                318
                                 179                                                                    0                179
                                   6                                                                    0                  6
                                  40                                                                                      40
                                                                                17,991                                17,991
                                                                                  (748)                                 (748)
                                                                                (1,789)                               (1,789)
                                                                                (1,897)                               (1,897)


         *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

03-Jul-01     I&M          BHO                                10011814                  Arnold Machinery
03-Jul-01     GOVT         TRAC                              22553-0460                 ARKANSAS PRINTING CO.
03-Jul-01     I&M          BHO                                47059979                  Arizona public service
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128637                 APAC ALABAMA INC
03-Jul-01     I/P          BHO                                 1157705                  ANGELO IAFRATE CONSTRUCTION CO
03-Jul-01     GOVT         TRAC                              22561-0619                 AMERICAN CRANE TRAINING
03-Jul-01     I/P          TRAC 21862                         JOB 21862                 ALBANY LADDER
03-Jul-01     GOVT         TRAC                              22556-0515                 A-L COMPRESSED GASES INC.
03-Jul-01     POWER        BHO                                 1158376                  AIRBORNE EXPRESS
03-Jul-01     POWER               TRAC                         1236734                 ADVANCED INFO SERVICE
03-Jul-01     GOVT         TRAC                              21848-0362                 ADR CONSULTING
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128635                 ACCI-AMERICAN CONTRACTORS &
03-Jul-01     I/P          RUST CONSTRUCTORS                  10128635                 ACCI-AMERICAN CONTRACTORS &
03-Jul-01     GOVT         TRAC                              21848-0363                 AC&S
03-Jul-01     CORP         BHO                                 1158226                  ABM JANITORAL SERVICES
03-Jul-01     GOVT         TRAC                              22553-0469                 AAMSCO
02-Jul-01     I&M          BHO                               9990007597                 UNCTAD
02-Jul-01     GOVT         BHO                               9990007598                 UBS AG, LONDON
02-Jul-01     I/P          Timberline - 4505                   136634                   Twining Laboratories
02-Jul-01     CORP         BHO                               9990007591                 TERRY PAYNE AND CO
02-Jul-01     I/P          Timberline - 4505                   2121100                  Spinitar
02-Jul-01     GOVT            WS-Timberline                  3589-047443                Southwestern Bell
02-Jul-01     GOVT         TRAC                              22561-0615                 SOUTHWEST RESEARCH INSTITUTE
02-Jul-01     I/P          Timberline - 14443                  599964                   Southern Management
02-Jul-01     I/P          Timberline - 14443                  599966                   Southern Management
02-Jul-01     I/P          Timberline - 4505                  22912167                  Shaw Contract Flooring
02-Jul-01     GOVT            WS-Timberline                  3589-047452                Rental Service Corp
02-Jul-01     I/P          BHO                                 1158317                  PUTNEY'S SUNOCO
02-Jul-01     I/P          BHO                                 1158316                  PROSOURCEXL, INC
02-Jul-01     GOVT         TRAC                              22561-0618                 PROGRESSIVE ELECTRIC CO., INC.
02-Jul-01     I/P          Timberline - 4505                      5                     PPC Air Conditioning
02-Jul-01     I/P          BHO                                 1158314                  PITNEY BOWES CREDIT CORP.
02-Jul-01     CORP         BHO                                 1158313                  PERSONIC SOFTWARE INC
02-Jul-01     GOVT         BHO                                 1158312                  PBCC
02-Jul-01     I/P          Timberline - 4505                   457730R                  Partition Specialties
02-Jul-01     I/P          Timberline - 14443                 01406378                  NYCO
02-Jul-01     POWER        BHO                               9990007586                 NIPPPON RXPRESS
02-Jul-01     I/P          BHO                                 1158308                  NIAGRA MOHAWK POWER CO
02-Jul-01     POWER               TRAC                         5026561                 NEXUS TECH
02-Jul-01     CORP         BHO                                 1158306                  NEXTEL COMMUNICATIONS
02-Jul-01     CORP         BHO                                 1158305                  NEXTEL COMMUNICATIONS
02-Jul-01     CORP         BHO                                 1158307                  NEXTEL COMMUNICATIONS



-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                      93                 93
                                                                                                      91                 91
                                827                                                                                     827
                                                                                                  26,868             26,868
                                                                                                  24,500             24,500
                                                                                                  21,110             21,110
                                                                                                   1,817              1,817
                                                                                                     860                860
                                                                                  158                                   158
                                 85                                                                                      85
                                                                                                     276                276
                                                                                                   8,766              8,766
                                                                                                   1,800              1,800
                                                                                                 244,908            244,908
                                                                                                      73                 73
                                                                                                   8,544              8,544
                                                              149,330                                               149,330
                                                              107,668                                               107,668
                                                                                                     182                182
                                                                                                   4,812              4,812
                                                                                                     527                527
                              1,420                                                                                   1,420
                                                                                               1,718,155          1,718,155
                                                                                                   1,654              1,654
                                                                                                     300                300
                                                                                                   7,218              7,218
                                                                                                   3,879              3,879
                                                                                                      53                 53
                                                                                                   5,589              5,589
                                                                                                     510                510
                                                                                                   4,777              4,777
                                100                                                                                     100
                                                                                                     675                675
                                                                                                     224                224
                                                                                                   5,928              5,928
                                                                                                     299                299
                                                                                                     410                410
                                521                                                                                     521
                                                                                                   2,491              2,491
                                                                                                   4,147              4,147
                                                                                                   3,302              3,302
                                                                                                     401                401


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

02-Jul-01     I/P          BHO                                 1158305                  NEXTEL COMMUNICATIONS
02-Jul-01     I/P          Timberline - 14443               0015452210-6                Nextel
02-Jul-01     I/P          BHO                                 1158304                  NATIONAL TRAILER STORAGE
02-Jul-01     I/P          BHO                                 1158303                  NALCO CHEMICAL CO
02-Jul-01     I/P          BHO                                 1158302                  MODERNTECH SI
02-Jul-01     CORP         BHO                                 1158300                  MCI WORLDCOM WIRELESS
02-Jul-01     I/P          Timberline - 4505                    93992                   McCoy Electric Co., Inc.
02-Jul-01     CORP         BHO                                 1158299                  MBC PRECISION IMAGING
02-Jul-01     P&C          BHO                                 1158298                  MASSACHUSETTS ELECTRIC
02-Jul-01     GOVT         BHO                                 1158297                  LIGHTNING MASTER CORP.
02-Jul-01     CORP         BHO                                 1158296                  LEET-MELBROOK INC
02-Jul-01     I/P          Timberline - 14443             05230102. 6200101             Larry Hall Construction
02-Jul-01     I/P          BHO                                 1158294                  KINKOS
02-Jul-01     CORP         BHO                                 1158295                  KINKOS
02-Jul-01     CORP         BHO                                 1158293                  KINKOS
02-Jul-01     I/P          Timberline - 4505        18960R, 18961R, 29545, 91546        Kilian Fire Sprinkler Corp.
02-Jul-01     I/P          BHO                                 1158292                  KATY EQUIPMENT INC
02-Jul-01     GOVT            WS-Timberline                  3589-047450                ISCO Inductries
02-Jul-01     I/P          BHO                                 1158291                  IRON MOUNTAIN
02-Jul-01     GOVT         BHO                               9990007599                 INVESTMENT AND MORGAGES BANK LTD
02-Jul-01     I/P          Timberline - 4505       44871R-IN, 45790R-IN, 45791R-IN      Intellisec/UAC Security Systems
02-Jul-01     CORP         BHO                                 1158290                  INDEPENDENT PNEUMATIC CONTROL SERVICE
02-Jul-01     CORP         BHO                                 1158289                  INDEPENDENT PNEUMATIC CONTROL SERVICE
02-Jul-01     GOVT         BHO                                 1158287                  HEALTH AT WORK
02-Jul-01     I/P          Timberline - 4505              01-0731, 01-0732              Harder Mechanical Contractors, IN
02-Jul-01     I/P          BHO                                 1158286                  HAGENDORF SANDY AND CO
02-Jul-01     GOVT         BHO                                 1158285                  GUARANTEE ELECTRICAL
02-Jul-01     POWER        BHO                               9990007587                 GUANGDONG REGENCY
02-Jul-01     I/P          BHO                                 1158284                  GRUNAU CO.
02-Jul-01     I/P          Timberline - 4505                   146188                   Globecast
02-Jul-01     POWER        BHO                                 1158283                  GENERAL BINDING CORP.
02-Jul-01     I/P          BHO                                 1158281                  GE CAPITAL
02-Jul-01     I/P          BHO                                 1158280                  GARCO
02-Jul-01     I&M          BHO                               9990007596                 FREDDY STUMANE
02-Jul-01     GOVT            WS-Timberline                  3589-047439                Fred Weber
02-Jul-01     GOVT         BHO                                 1158279                  FORTE SECURITY
02-Jul-01     I/P          BHO                                 1158278                  FOREST HILLS TRANSFER
02-Jul-01     I/P          Timberline - 4505                  111101329                 Fire Systems West
02-Jul-01     I/P          BHO                                 1158277                  FERRY INDUSTRIES, INC
02-Jul-01     I/P          BHO                                 1158276                  FEDERAL EXPRESS
02-Jul-01     GOVT         BHO                                 1158274                  FABICK TRACTOR CO.
02-Jul-01     I/P          BHO                                 1158273                  EMERALD GREEN PLANT CO, INC



-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    151                151
                                                                                                    367                367
                                                                                                    299                299
                                                                                                  1,628              1,628
                                                                                                 29,180             29,180
                                                                                                    147                147
                                                                                                  1,649              1,649
                                                                                                    200                200
                               745                                                                                     745
                                                                                                  1,470              1,470
                                                                                                    362                362
                                                                                                 10,849             10,849
                                                                                                  1,116              1,116
                                                                                                     61                 61
                                                                                                     22                 22
                                                                                                 18,598             18,598
                                                                                                     34                 34
                                                                                                  1,686              1,686
                                83                                                                                      83
                                                              55,129                                                55,129
                                                                                                  5,427              5,427
                                                                                                    988                988
                                                                                                    235                235
                                                                                                    198                198
                                                                                                  2,994              2,994
                                                                                                  1,394              1,394
                                                                                                    787                787
                                                                                                  5,589              5,589
                                                                                                  1,545              1,545
                                                                                                    152                152
                                                                                                    541                541
                                                                                                    173                173
                                                                                                  1,834              1,834
                                                                 199                                                   199
                                                                                                    212                212
                                                                                                  1,974              1,974
                                                                                                    200                200
                                                                                                    931                931
                                                                                                 17,797             17,797
                                                                                                     59                 59
                                                                                                  3,129              3,129
                                                                                                    354                354


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

02-Jul-01     I/P          Timberline - 4505                  ET-01-119                 Electronic Times
02-Jul-01     POWER        BHO                               9990007588                 EBASCO-ECEPD
02-Jul-01     I/P          Timberline - 4505                    19106                   Dynalectric
02-Jul-01     I/P          BHO                                 1158270                  DYNAELECTRIC
02-Jul-01     GOVT            WS-Timberline                  3589-047435                Doc Optical
02-Jul-01     I/P          BHO                                 1158269                  DIAMOND COURIER SERVICE
02-Jul-01     CORP         BHO                                 1158268                  DIAL PREFERRED COURIER
02-Jul-01     GOVT         BHO                                 1158268                  DIAL PREFERRED COURIER
02-Jul-01     CORP         BHO                                 1158267                  DAYBREAK MARKETING
02-Jul-01     GOVT         TRAC                              22561-0616                 DANZAS CORPORATION
02-Jul-01     GOVT         TRAC                              22561-0617                 DANZAS CORPORATION
02-Jul-01     I/P          BHO                                 1158264                  D A HOERR AND SONS, INC
02-Jul-01     GOVT         BHO                                 1158263                  CYPRESS INTERNATIONAL
02-Jul-01     POWER        BHO                                 1158261                  COMPAQ
02-Jul-01     I/P          BHO                                 1158260                  COMED
02-Jul-01     GOVT         BHO                                 1158259                  COLLINS AND AIKMAN
02-Jul-01     I/P          Timberline - 14443                  000350                   Coating System
02-Jul-01     I/P          BHO                                 1158258                  CITY OF TUCSON
02-Jul-01     CORP         BHO                                 1158257                  CITIZENS COMMUNICATIONS
02-Jul-01     CORP         BHO                                 1158256                  CINGULAR WIRELESS
02-Jul-01     I/P          BHO                                 1158255                  CHISENHALL NESTRUD, AND JULIAN, P.A.
02-Jul-01     P&C          BHO                               9990007590                 CHINA NATIONAL TECHNICAL IMPORT AND EXPORT C
02-Jul-01     I/P          BHO                                 1158254                  CHARRETTE CORP.
02-Jul-01     I/P          Timberline - 4505                      B                     Certified Air Technologies
02-Jul-01     I/P          Timberline - 4505                      4                     Certified Air Technologies
02-Jul-01     GOVT         BHO                                 1158252                  CARTOGRAPHY
02-Jul-01     GOVT            WS-Timberline                  3589-047341                Cardinal Business
02-Jul-01     I/P          BHO                                 1158251                  CALL-A-COURIER
02-Jul-01     GOVT            WS-Timberline                  3589-047432                Botanical Unlimited
02-Jul-01     CORP         BHO                                 1158248                  BOISE CASCADE OFFICE PRODUCTS
02-Jul-01     I/P          BHO                                 1158249                  BOISE CASCADE OFFICE PRODUCTS
02-Jul-01     I/P          BHO                                 1158247                  BOCK AND CLARK LTD.
02-Jul-01     CORP         BHO                                 1158245                  BLUEPRINTS PLUS
02-Jul-01     I/P          BHO                                 1158245                  BLUEPRINTS PLUS
02-Jul-01     GOVT         BHO                                 1158243                  BAILEY'S MOVING AND STORAGE
02-Jul-01     CORP         BHO                                 1158242                  AVAYA INC
02-Jul-01     I/P          Timberline - 4505           011123, 011144, 011145           Athena Engineering
02-Jul-01     GOVT         BHO                                 1158240                  AT AND T
02-Jul-01     GOVT         BHO                                 1158239                  AT AND T
02-Jul-01     CORP         BHO                                 1158239                  AT AND T
02-Jul-01     GOVT            WS-Timberline                  3589-047437                AT & T
02-Jul-01     CORP         BHO                                 1158237                  ARROW ANSWERING AND DISP.




-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,348              2,348
                                                                                                   1,064              1,064
                                                                                                  19,089             19,089
                                                                                                   3,370              3,370
                                                                                                     136                136
                                                                                                     168                168
                                                                                                     156                156
                                                                                                      52                 52
                                                                                                   8,078              8,078
                                                                                                   3,477              3,477
                                                                                                     230                230
                                                                                                  10,712             10,712
                                                                                                  51,017             51,017
                                                                                                  11,502             11,502
                                                                                                   3,380              3,380
                                                                                                   5,449              5,449
                                                                                                   3,296              3,296
                                  9                                                                                       9
                                                                                                     909                909
                                                                                                     168                168
                                                                                                 128,730            128,730
ORP.                                                           87,000                                                87,000
                                                                                                     494                494
                                                                                                  20,121             20,121
                                                                                                  11,598             11,598
                                                                                                     350                350
                                                                                                      67                 67
                                                                                                      15                 15
                                                                                                      60                 60
                                                                                                   3,094              3,094
                                                                                                    (474)              (474)
                                                                                                  21,200             21,200
                                                                                                   1,921              1,921
                                                                                                     172                172
                                                                                                     700                700
                                                                                                     592                592
                                                                                                   1,215              1,215
                                639                                                                                     639
                                 34                                                                                      34
                                                                                                      15                 15
                                 65                                                                                      65
                                                                                                      69                 69


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSE
                           -MENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

02-Jul-01     GOVT            WS-Timberline                  3589-047430                Armstrong Environmental
02-Jul-01     CORP         BHO                                 1158235                  ARCUS DATA SECURITY INCORP.
02-Jul-01     I/P          BHO                                 1158234                  ANRO INC
02-Jul-01     I/P          BHO                                 1158233                  AMERITECH
02-Jul-01     GOVT            WS-Timberline                  3589-047425                Ameren UE
02-Jul-01     GOVT            WS-Timberline                  3589-047424                Ameren UE
02-Jul-01     I/P          BHO                                 1158232                  AMBASSADOR MEDICAL SERVICES
02-Jul-01     I/P          BHO                                 1158228                  AHR EQUIPMENT SERVICES
02-Jul-01     GOVT         BHO                                 1158227                  ACE COIN
29-Jun-01     I&M                  BHO                        46000499                  Zust Bachmeier
29-Jun-01     I&M          BHO                                 1157106                  XEROX CORP
29-Jun-01     I&M                  BHO                        47059812                  Waste Management of Arizona
29-Jun-01     I&M                  BHO                        10011797                  Wasatch Constructors
29-Jun-01     I/P          TRAC 21862                         JOB 21862                 WALTER S. PRATT & SONS, INC.
29-Jun-01     POWER               TRAC                         07-042                  Wahlco
29-Jun-01     I&M                  BHO                        47059830                  WA Murphy
29-Jun-01     I/P          BHO                                 1157104                  W W GRAINGER INC
29-Jun-01     I&M                  BHO                        47059807                  Vulcan Materials
29-Jun-01     I&M                  BHO                        47059818                  Vulcan Materials
29-Jun-01     I&M                  BHO                        20004139                  Valley Electrical
29-Jun-01     I&M                  BHO                        47059811                  United rentals
29-Jun-01     I&M                  BHO                        47059826                  United rentals
29-Jun-01     I&M                  BHO                        47059845                  United rentals
29-Jun-01     I/P          TRAC 03475                         JOB 03475                 UNITED PARCEL SERVICE
29-Jun-01     I&M         Harper Shuman                         11143                  UNCTAD
29-Jun-01     I&M                  BHO                         3000492                  Trouvay and Cauvin
29-Jun-01     I&M                  BHO                        47059840                  Trench Shoring Services
29-Jun-01     I/P          TRAC 03452                         JOB 03452                 TOMAS CUERDA INC.
29-Jun-01     I&M                  BHO                        49017441                  Todd Hunzeker
29-Jun-01     I/P          TRAC 22566                         JOB 22566                 THE WATER WORLD
29-Jun-01     I&M         Harper Shuman                         10724                  TERRACON CONSULT
29-Jun-01     CORP         BHO                                 1157101                  TEK SYSTEMS INC
29-Jun-01     I&M                  BHO                        47059825                  Tatel Industries
29-Jun-01     I&M                  BHO                        47059835                  T S Industrial Supply
29-Jun-01     I&M                  BHO                        10011789                  Symons Corp
29-Jun-01     I&M                  BHO                        47059834                  Swanillon
29-Jun-01     I/P          BHO                                 1157099                  SWAN LEM LC
29-Jun-01     I&M                  BHO                        47059833                  Superior Ready Mix Concrete
29-Jun-01     I/P          TRAC 21756                         JOB 21756                 SUPERCABLE
29-Jun-01     I/P          TRAC 21756                         JOB 21756                 SUMINISTROS INDUSTRIALES DOZ CONTRO
29-Jun-01     I/P          TRAC 21756                         JOB 21756                 SUMINISTROS INDUSTRIALES DOZ CONTRO
29-Jun-01     I&M         Harper Shuman                         10393                  SULTAN ALAM



-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                   CRITICAL
   TRUST FUND                                MECHANICS        FOREIGN                           TRADE
      TAXES                   UTILITIES        LIENS           VENDOR             SHIPPING      VENDOR              TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                     150                150
                                                                                                      32                 32
                                                                                                   9,004              9,004
                                                                                                   2,311              2,311
                              3,361                                                                                   3,361
                                 39                                                                                      39
                                                                                                      40                 40
                                                                                                   2,495              2,495
                                                                                                     105                105
                                                                                                  69,644             69,644
                                                                                                     160                160
                              1,908                                                                                   1,908
                                                                                                  48,256             48,256
                                                                                                     214                214
                                                                                                  15,167             15,167
                                                                                                   1,547              1,547
                                                                                                     337                337
                                                                                                  65,699             65,699
                                                                                                   5,841              5,841
                                                                                                  54,473             54,473
                                                                                                   1,505              1,505
                                                                                                   1,109              1,109
                                                                                                   1,072              1,072
                                                                                  162                                   162
                                                                                                 149,330            149,330
                                                                                                  63,652             63,652
                                                                                                     151                151
                                                                                                      80                 80
                                                                                                     366                366
                                                                                                      30                 30
                                                                                                   7,768              7,768
                                                                                                   8,475              8,475
                                                                                                     382                382
                                                                                                     647                647
                                                                                                     272                272
                                                                                                   1,064              1,064
                                                                                                   8,644              8,644
                                                                                                     885                885
                                                                                                      81                 81
                                                                                                  11,751             11,751
                                                                                                   1,769              1,769
                                                                                                   4,043              4,043


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
29-Jun-01     I&M          BHO                                47059822                 Stevens Survey
29-Jun-01     I&M          BHO                                47059832                 Southwest Glass
29-Jun-01     I&M          BHO                                47059817                 SOS Patrol
29-Jun-01     I/P          TRAC 21886                         JOB 21886                SIDEPOCKET PIZZA
29-Jun-01     I&M          BHO                                47059821                 Scurlock Industries
29-Jun-01     I&M          BHO                                47059816                 Safeco Security
29-Jun-01     I&M          BHO                                47059856                 Rick Post Welding
29-Jun-01     CORP         BHO                                 1157098                 RENTOKIL
29-Jun-01     POWER        TRAC                                 07-041                 Relizon
29-Jun-01     I/P          TRAC 21886                         JOB 21886                REDWOOD RESTAURANT
29-Jun-01     P&C          RUST CONSTRUCTORS                  10128224                 RANGER PLANT CONSTRUCTIONAL CO
29-Jun-01     CORP         BHO                                 1157097                 RAIMONDI'S
29-Jun-01     I/P          TRAC 03482                         JOB 03482                PUERTO RICO TELEPHONE CO.
29-Jun-01     GOVT         BHO                                 1157096                 PUBLIC SERVICES COMPANY OF COLORADO
29-Jun-01     I/P          TRAC 03461                         JOB 03461                PROFESSIONAL SECURITY CONTROL
29-Jun-01     I&M          BHO                                47059831                 Preformance Power Systems
29-Jun-01     I&M          BHO                                47059824                 Precision Heavy Haul
29-Jun-01     P&C          RUST CONSTRUCTORS                  10128223                 PETAL QUICK LUBE
29-Jun-01     POWER        TRAC                                1511064                 Penpower
29-Jun-01     I&M          BHO                                47059823                 Patent Construction
29-Jun-01     I&M          San Roque                            1938                   Pag-asa Steel Works Inc
29-Jun-01     I&M          BHO                                49017444                 Pacific Steel
29-Jun-01     I&M          BHO                                47059844                 Overall Laundry
29-Jun-01     I&M          BHO                                10011792                 Olsen Precast
29-Jun-01     CORP         BHO                                 1157093                 OFFICE ENVIRONMENT CO.
29-Jun-01     CORP         BHO                                 1157092                 OFFICE ENVIRONMENT CO.
29-Jun-01     I/P          TRAC 21862                         JOB 21862                NORTHEAST GAS TECHNOLOGIES
29-Jun-01     I/P          TRAC 21862                         JOB 21862                NORTHEAST GAS TECHNOLOGIES
29-Jun-01     I&M          BHO                                20004137                 Nick Meyer Co
29-Jun-01     I&M          BHO                                 3000491                 Nebar Supply
29-Jun-01     GOVT         Cambridge-TRAC                      1510961                 National Fire Protection
29-Jun-01     I&M          BHO                                47059843                 N C Machinery
29-Jun-01     I/P          TRAC 21756                         JOB 21756                N & V PROYECTOS
29-Jun-01     I&M          BHO                                49017443                 Mullen Crane and Transport
29-Jun-01     I&M          BHO                                47059820                 Modern Machinery Missoula
29-Jun-01     I&M          BHO                                47059815                 McLellan Industries
29-Jun-01     I/P          TRAC 21862                         JOB 21862                MC MASTER CARR
29-Jun-01     I&M          BHO                                47059842                 Masons Supply Co
29-Jun-01     I/P          TRAC 21886                         JOB 21886                MARIETTA MEMORIAL HOSPITAL
29-Jun-01     I&M          BHO                                20004138                 Maiani Construction
29-Jun-01     I&M          BHO                                47059810                 Lindco Equipment
29-Jun-01     I&M          BHO                                 3000490                 Life Extension

---------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                         89                 89
                                                                                                        709                709
                                                                                                        400                400
                                                                                                         54                 54
                                                                                                        126                126
                                                                                                        575                575
                                                                                                      2,616              2,616
                                                                                                         47                 47
                                                                                                         18                 18
                                                                                                        620                620
                                                                                                    370,778            370,778
                                                                                                         77                 77
                                    44                                                                                      44
                                                                                                         70                 70
                                                                                                         90                 90
                                                                                                        370                370
                                                                                                        394                394
                                                                                                         52                 52
                                                                                                     32,589             32,589
                                                                                                      1,290              1,290
                                                                   5,978                                                 5,978
                                                                                                        903                903
                                                                                                        156                156
                                                                                                     21,647             21,647
                                                                                                     16,369             16,369
                                                                                                      2,527              2,527
                                                                                                        119                119
                                                                                                         30                 30
                                                                                                      2,637              2,637
                                                                                                     11,020             11,020
                                                                                                      7,028              7,028
                                                                                                      1,716              1,716
                                                                                                     11,430             11,430
                                                                                                        350                350
                                                                                                      4,343              4,343
                                                                                                        872                872
                                                                                                         88                 88
                                                                                                      3,499              3,499
                                                                                                        761                761
                                                                                                      6,143              6,143
                                                                                                        348                348
                                                                                                        125                125

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
29-Jun-01     I&M          San Roque                            1937                   Leemasters Intl Systems Inc
29-Jun-01     I&M          BHO                                10011793                 Las Vegas Paving Corp
29-Jun-01     I&M          BHO                                10011796                 Las Vegas Paving Corp
29-Jun-01     I&M          BHO                                20004136                 Lagerquist Elevators
29-Jun-01     I&M          BHO                                20004135                 Kendall Painting
29-Jun-01     POWER        BHO                                 1157090                 KEATING AND WALKER
29-Jun-01     I&M          BHO                                49017442                 Jamco Services
29-Jun-01     I&M          BHO                                10011794                 JA Cesare and Assoc
29-Jun-01     I&M          BHO                                20004134                 ISEC Inc
29-Jun-01     I/P          BHO                                 1152160                 IRON MOUNTAIN
29-Jun-01     I&M          BHO                                47059809                 Inland Kenworth
29-Jun-01     I/P          BHO                                 1157089                 INFORMIX SOFTWARE INC
29-Jun-01     P&C          RUST CONSTRUCTORS                  10128139                 INBERG-MILLER ENGINEERS
29-Jun-01     I&M          BHO                                47059839                 Ikon
29-Jun-01     CORP         BHO                                 1157087                 IBM
29-Jun-01     I&M          San Roque                            1936                   Hydraulic Indl Sales Inc
29-Jun-01     I&M          BHO                                47059806                 Howe Electric
29-Jun-01     I&M          BHO                                47059819                 Hertz Equipment
29-Jun-01     I&M          BHO                                47059846                 Hawthorne Machinery
29-Jun-01     POWER        TRAC                                07-031                  Havens Steel
29-Jun-01     I/P          TRAC 21886                         JOB 21886                HARTFORD STEAM BOILER
29-Jun-01     I&M          BHO                                47059838                 Hansen Aggregates
29-Jun-01     I&M          BHO                                47059829                 Goodyear Tire and Rubber
29-Jun-01     I&M          BHO                                47059837                 Goodyear Tire and Rubber
29-Jun-01     I&M          BHO                                 1157085                 GOLDER ASSOCIATES INC
29-Jun-01     I/P          BHO                                 1157084                 GE CAPITAL
29-Jun-01     I&M          Harper Shuman                        10074                  FREDDY STRUMANE
29-Jun-01     I&M          BHO                                46000498                 Fraec
29-Jun-01     I&M          BHO                                47059828                 Fleming Jim Water Truck
29-Jun-01     I/P          TRAC 21862                         JOB 21862                FEDEX
29-Jun-01     I/P          TRAC 03452                         JOB 03452                FEDERAL EXPRESS
29-Jun-01     I/P          TRAC 21886                         JOB 21886                FEDERAL EXPRESS
29-Jun-01     I&M          BHO                                10011790                 Fast Trac Electric
29-Jun-01     I&M          BHO                                10011791                 Fast Trac Electric
29-Jun-01     I&M          BHO                                10011788                 Fast Trac Electric
29-Jun-01     POWER        TRAC                                07-030                  F & M Mafco
29-Jun-01     I&M          San Roque                            1935                   Equalizer Detective & Security Agcy
29-Jun-01     P&C          RUST CONSTRUCTORS                  10128222                 ENGINEERING TESTING SERV INC
29-Jun-01     I&M          BHO                                47059808                 Empire Southwest
29-Jun-01     I/P          TRAC 21756                         JOB 21756                ELEDRIENTE
29-Jun-01     I&M          BHO                                10011795                 Electric 1
29-Jun-01     I/P          TRAC 03451                         JOB 03451                EL NUEVO DIA

----------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                   3,708                                                 3,708
                                                                                                     49,144             49,144
                                                                                                        493                493
                                                                                                     10,063             10,063
                                                                                                      4,589              4,589
                                                                                                        325                325
                                                                                                        320                320
                                                                                                      5,810              5,810
                                                                                                      7,285              7,285
                                    76                                                                                      76
                                                                                                      1,582              1,582
                                                                                                        987                987
                                                                                                      1,682              1,682
                                                                                                        269                269
                                                                                                        195                195
                                                                     756                                                   756
                                                                                                      5,289              5,289
                                                                                                      1,864              1,864
                                                                                                         69                 69
                                                                                                     24,183             24,183
                                                                                                        629                629
                                                                                                      3,150              3,150
                                                                                                        528                528
                                                                                                        110                110
                                                                                                     20,535             20,535
                                                                                                        300                300
                                                                                                        199                199
                                                                                                      1,207              1,207
                                                                                                      3,763              3,763
                                                                                      46                                    46
                                                                                      31                                    31
                                                                                       7                                     7
                                                                                                      3,375              3,375
                                                                                                        375                375
                                                                                                        158                158
                                                                                                     59,274             59,274
                                                                   7,557                                                 7,557
                                                                                                      5,071              5,071
                                                                                                      9,986              9,986
                                                                                                      1,455              1,455
                                                                                                      1,627              1,627
                                                                                                      5,070              5,070

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
29-Jun-01     I/P          BHO                                 1157082                  DRESSEL WELDING SUPPLY
29-Jun-01     I/P          TRAC 21756                         JOB 21756                 DHL FLETES AEREOS
29-Jun-01     I&M          BHO                                20004133                  Design Tile
29-Jun-01     I&M          BHO                                49017440                  Culligan
29-Jun-01     I&M          BHO                                10011787                  CSR
29-Jun-01     I&M          BHO                                20004132                  Creative Painting
29-Jun-01     I/P          BHO                                 1157081                  CORNUCOPIA VENDING AND COFFEE SERVICES
29-Jun-01     I&M          BHO                                 3000489                  Copper Power Systems
29-Jun-01     I/P          BHO                                 1157080                  CONSUMERS ENERGY
29-Jun-01     I&M          BHO                                47059827                  Construction Machinery
29-Jun-01     I&M          BHO                                20004131                  Compliance Plus
29-Jun-01     CORP         BHO                                 1157079                  COMCAST CABLEVISION
29-Jun-01     CORP         BHO                                 1157078                  COLIN SERVICE SYSTEMS I
29-Jun-01     I&M          BHO                                 3000488                  Clearwater Technologies
29-Jun-01     I/P          TRAC 21862                         JOB 21862                 CHD MERIDIAN HEALTHCARE
29-Jun-01     CORP         BHO                                 1157077                  CHARRETTE CORP.
29-Jun-01     I/P          TRAC 03481                         JOB 03481                 CENTENNIAL DE PUERTO RICO
29-Jun-01     I/P          BHO                                 1157076                  CELLNET COMMUNICATIONS
29-Jun-01     I/P          TRAC 03482                         JOB 03482                 CARIBBEAN MEDICAL TESTING CENTER
29-Jun-01     I&M          BHO                                20004130                  Cache Country Carpets
29-Jun-01     I/P          TRAC 80567                         JOB 80567                 C&N PROMOTIONS
29-Jun-01     I&M          BHO                                47059814                  C and W Enterprises
29-Jun-01     I&M          BHO                                47059813                  Builders Concrete
29-Jun-01     CORP         BHO                                 1157075                  BROMWELL PRESS INC
29-Jun-01     POWER        TRAC                                07-028                   Brand Scaffold
29-Jun-01     I/P          TRAC 21862                         JOB 21862                 BLUE DIAMOND SEPTIC
29-Jun-01     I&M          BHO                                20004128                  Big Sky
29-Jun-01     I&M          BHO                                20004129                  Big Sky
29-Jun-01     I&M          San Roque                            1934                    Bernabe Construction & Indl Corp
29-Jun-01     I&M          San Roque                          10000128                  Atlas Copco Phils Inc
29-Jun-01     I&M          BHO                                47059841                  Atlantic and Pacific Freight
29-Jun-01     CORP         BHO                                 1157064                  AT AND T
29-Jun-01     CORP         BHO                                 1157066                  AT AND T
29-Jun-01     CORP         BHO                                 1157071                  AT AND T
29-Jun-01     I/P          BHO                                 1157073                  AT AND T
29-Jun-01     CORP         BHO                                 1157073                  AT AND T
29-Jun-01     CORP         BHO                                 1157072                  AT AND T
29-Jun-01     CORP         BHO                                 1157070                  AT AND T
29-Jun-01     I/P          BHO                                 1157065                  AT AND T
29-Jun-01     I/P          BHO                                 1157069                  AT AND T
29-Jun-01     CORP         BHO                                 1157074                  AT AND T
29-Jun-01     CORP         BHO                                 1157067                  AT AND T

---------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          4                  4
                                                                                     884                                   884
                                                                                                        970                970
                                                                                                         63                 63
                                                                                                      1,809              1,809
                                                                                                      1,457              1,457
                                                                                                        125                125
                                                                                                         55                 55
                                   645                                                                                     645
                                                                                                     27,804             27,804
                                                                                                      1,399              1,399
                                                                                                         26                 26
                                                                                                        165                165
                                                                                                      3,634              3,634
                                                                                                        200                200
                                                                                                        136                136
                                 1,156                                                                                   1,156
                                                                                                         29                 29
                                                                                                         88                 88
                                                                                                      7,506              7,506
                                                                                                      1,259              1,259
                                                                                                        860                860
                                                                                                        551                551
                                                                                                        300                300
                                                                                                     10,043             10,043
                                                                                                        979                979
                                                                                                     21,195             21,195
                                                                                                      2,315              2,315
                                                                   8,705                                                 8,705
                                                                   7,498                                                 7,498
                                                                                                        265                265
                                                                                                     18,084             18,084
                                                                                                      5,049              5,049
                                                                                                      3,747              3,747
                                                                                                      1,369              1,369
                                                                                                      1,025              1,025
                                                                                                        960                960
                                                                                                        315                315
                                                                                                         98                 98
                                                                                                         16                 16
                                                                                                         16                 16
                                                                                                         15                 15

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
29-Jun-01     CORP         BHO                                 1157068                  AT AND T
29-Jun-01     I/P          TRAC 03481                         JOB 03481                 ART-DRAFT AUTHORITY INC.
29-Jun-01     I/P          BHO                                 1157063                  ARISTOCAT LIMOUSINE SERVICES
29-Jun-01     I/P          BHO                                 1157062                  ANDREWS MOVING AND STORAGE
29-Jun-01     I/P          BHO                                 1157061                  AMERICAN BLDG. MAINTENANCE CO
29-Jun-01     I/P          TRAC 03491                         JOB 03491                 ALLIED MANAGEMENT GROUP
29-Jun-01     I/P          TRAC 21864                         JOB 21864                 ALLERGY-IMMUNOLOGY DIVISION
29-Jun-01     I/P          TRAC 21862                         JOB 21862                 ALBANY LADDER
29-Jun-01     I/P          BHO                                 1157060                  ALABAMA POWER CO.
29-Jun-01     I&M          BHO                                47059836                  Airgas West
29-Jun-01     I/P          BHO                                 1157059                  AIRBORNE
29-Jun-01     I/P          BHO                                 1157058                  AHR EQUIPMENT SERVICES
29-Jun-01     I/P          BHO                                 1157057                  ADVANCE VENDING CORP
29-Jun-01     CORP         BHO                                 1157056                  ADT SECURITY SERVICES
29-Jun-01     I&M          BHO                                27024342                  AC Electric
28-Jun-01     I&M          Harper Shuman                         14026                  ZEPHYRHILLS NATURAL SPRING WATER
28-Jun-01     I&M          Harper Shuman                         12715                  YEH & ASSOCIATES
28-Jun-01     I&M          Harper Shuman                         12604                  XEROX CORPORATION
28-Jun-01     I&M          Harper Shuman                         12602                  XEROX
28-Jun-01     I&M          Harper Shuman                         12137                  WEC CORPORATION
28-Jun-01     I&M          Harper Shuman                         10517                  WASTE MANAGEMENT OF DENVER
28-Jun-01     I&M          Harper Shuman                         12226                  W.L. CONTRACTORS INC.
28-Jun-01     CORP         BHO                                 1156424                  VI WATER AND POWER AUTHORITY
28-Jun-01     I&M          Harper Shuman                         11916                  VERIZON WIRELESS
28-Jun-01     I&M          Harper Shuman                          466                   VERIZON WIRELESS
28-Jun-01     I/P          BHO                                 1156541                  UZUREAU DESIGN CONSULTING, INC
28-Jun-01     I&M          San Roque                            1887                    Uptown Industrial Sales
28-Jun-01     GOVT         BHO                                 1156540                  UNITED ELECTRIC SUPPLY CO, INC
28-Jun-01     I&M          Harper Shuman                         11390                  ULTRAMAR
28-Jun-01     I&M          Pomeroy                            28012318                  TXU Energy
28-Jun-01     I/P          Timberline - 14330                1615-7/2/01                Trugreen Landcare - Tek
28-Jun-01     GOVT         TRAC                              21848-0355                 TRI-STATE CONSTRUCTION
28-Jun-01     I&M          Harper Shuman                         10781                  TOP DRAWER OFFICE
28-Jun-01     GOVT         TRAC                              21848-0356                 THOMPSON MECHANICAL
28-Jun-01     I&M          Harper Shuman                         8680                   THE PITSTOP
28-Jun-01     I&M          Harper Shuman                         1526                   THE COPY MAN-DIGITAL SOLUTIONS
28-Jun-01     I&M          Harper Shuman                         1125                   THE CENTERS OF WESTSHORE
28-Jun-01     I&M          Harper Shuman                         10703                  TEXACO EXPRESS LUBE AND REPAIR
28-Jun-01     I&M          Harper Shuman                         10741                  TEXACO
28-Jun-01     I&M          Harper Shuman                         10611                  TATSUMI & PARTNERS, INC.
28-Jun-01     I/P          BHO                                 1154074                  SWAN LEM LC
28-Jun-01     I&M          Pomeroy                            28012317                  Sumitomo

----------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                     UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          2                  2
                                                                                                      1,046              1,046
                                                                                                        259                259
                                                                                                      1,002              1,002
                                                                                                        351                351
                                                                                                         65                 65
                                                                                                      6,000              6,000
                                                                                                      2,255              2,255
                                66,923                                                                                  66,923
                                                                                                         84                 84
                                                                                                        313                313
                                                                                                      1,204              1,204
                                                                                                        190                190
                                                                                                        234                234
                                                                                                    133,229            133,229
                                                                                                        221                221
                                                                                                      1,650              1,650
                                                                                                         38                 38
                                                                                                        185                185
                                                                                                      3,825              3,825
                                                                                                         16                 16
                                                                                                      1,100              1,100
                                    69                                                                                      69
                                   139                                                                    0                139
                                     1                                                                    0                  1
                                                                                                      6,155              6,155
                                                                     107                                                   107
                                                                                                      2,876              2,876
                                                                                                         19                 19
                                12,048                                                                                  12,048
                                                                                                      1,040              1,040
                                                                                                     53,791             53,791
                                                                                                        906                906
                                                                                                    123,425            123,425
                                                                                                         72                 72
                                                                                                        294                294
                                                                                                         92                 92
                                                                                                        104                104
                                                                                                        481                481
                                                                                                      7,098              7,098
                                                                                                     11,767             11,767
                                                                                                     37,510             37,510

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                  VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
28-Jun-01     CORP         BHO                                 1154559           STATE OF WASHINGTON (DEP. OF REVENUE)
28-Jun-01     CORP         BHO                                 1154558           STATE OF NEW MEXICO (TAXATION AND REVENUE DEP.)
28-Jun-01     I&M          BHO                                46000495           State of Idaho
28-Jun-01     CORP         BHO                                 1154557           STATE OF ARKANSAS (DEP. OF FINANACE)
28-Jun-01     I&M          Harper Shuman                         10296           STAPLES CREDIT PLAN
28-Jun-01     I&M          Harper Shuman                         10445           STANDGUARD
28-Jun-01     I&M          San Roque                            1886             Speed Computer Sales & Services
28-Jun-01     I&M          Harper Shuman                         7069            SPARKLETTS
28-Jun-01     POWER        BHO                               9990007571          SOIL AND MATERIALS ENGINEERS INC.
28-Jun-01     I&M          Harper Shuman                         10243           SNO WHITE DUST
28-Jun-01     I&M          Harper Shuman                         10080           SMART DSL/ESOFT, INC.
28-Jun-01     I&M          Harper Shuman                         10520           SIERRA SPRINGS
28-Jun-01     I&M          Harper Shuman                         10532           SECURITY CENTRAL, INC.
28-Jun-01     GOVT         TRAC                              21848-0358          SANITARY DISPOSAL
28-Jun-01     I&M          Harper Shuman                         9867            ROCKY MOUNTAIN WATER
28-Jun-01     GOVT         BHO                                 1156539           ROCKY MOUNTAIN LASERS
28-Jun-01     I&M          Harper Shuman                         9757            ROBERTS ITALIAN DELI
28-Jun-01     I&M          San Roque                            1885             RMD Philippines Inc
28-Jun-01     I&M          Pomeroy                            28012316           Rightway
28-Jun-01     I/P          BHO                                 1156423           RICHARD C. HOLLSTEIN ROOFING
28-Jun-01     CORP         BHO                                 1156422           RELIANT ENERGY ENTEX
28-Jun-01     I/P          BHO                                 1155271           REAL TIME DEVISES USA INC
28-Jun-01     I&M          Harper Shuman                         11200           QWEST
28-Jun-01     GOVT         BHO                                 1156537           QWEST
28-Jun-01     I/P          BHO                                 1154488           QUICKSILVER INC
28-Jun-01     I&M          Harper Shuman                         8979            PYRAMID PRINT & GRAPHICS
28-Jun-01     I&M          Harper Shuman                         8975            PUBLIC AFFAIRS MANAGEMNT
28-Jun-01     I/P          BHO                                 1156536           PROMODEL CORP.
28-Jun-01     I/P          BHO                                 1156787           PRO TEXT COATINGS
28-Jun-01     GOVT         Boise-Timberline                   442006807          Precise Power Corp
28-Jun-01     I/P          Timberline - 17478                1240-7/4/01         Portland General Electric
28-Jun-01     I&M          Harper Shuman                         8682            PITNEY BOWES INC.
28-Jun-01     I&M          San Roque                          10000124           Pilipinas Shell Petroleum Corp
28-Jun-01     I&M          San Roque                            1884             Pilipinas Shell Petroleum Corp
28-Jun-01     I&M          Harper Shuman                         8669            PG & E
28-Jun-01     GOVT         TRAC                              21848-0348          PETERSON ELECTRIC
28-Jun-01     CORP         BHO                                 1156410           PECO
28-Jun-01     CORP         BHO                                 1156421           PECO
28-Jun-01     CORP         BHO                                 1156411           PECO
28-Jun-01     GOVT         TRAC                              21848-0354          PCE PACIFIC INC.
28-Jun-01     I&M          Harper Shuman                         8512            PAT NOYES & ASSOCIATES
28-Jun-01     I/P          Timberline - 17478                1430-7/4/01         Pacific Coast Air Balancing

--------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                        CRITICAL
   TRUST FUND                    MECHANICS       FOREIGN                             TRADE
      TAXES          UTILITIES     LIENS         VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
         22,858                                                                                         22,858
             76                                                                                             76
                                                                                          50                50
          5,770                                                                                          5,770
                                                                                         233               233
                                                                                         43                 43
                                                     84                                                     84
                                                                                          31                31
                                                                                      41,800            41,800
                                                                                          13                13
                                                                                         179               179
                                                                                          42                42
                                                                                         128               128
                                                                                       2,211             2,211
                                                                                          79                79
                                                                                       1,363             1,363
                                                                                          50                50
                                                  1,560                                                  1,560
                                                                                       2,272             2,272
                                                                                       1,020             1,020
                            17                                                                              17
                                                                                       1,084             1,084
                           135                                                             0               135
                            73                                                                              73
                                                                                          30                30
                                                                                          11                11
                                                                                      19,118            19,118
                                                                                       1,502             1,502
                                                                                         569               569
                                                                                         536               536
                         3,356                                                                           3,356
                                                                                          12                12
                                                441,780                                                441,780
                                                 69,533                                                 69,533
                                                                                           9                 9
                                                                                      43,299            43,299
                        10,522                                                                          10,522
                         5,663                                                                           5,663
                            72                                                                              72
                                                                                      25,283            25,283
                                                                                       1,260             1,260
                                                                                       1,510             1,510

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
28-Jun-01     I&M          Pomeroy                            28012314                  Pac Calibration
28-Jun-01     I&M          Harper Shuman                         8135                   OFFICE DEPOT CREDIT-PLAN
28-Jun-01     I&M          Harper Shuman                         8099                   OFFICE DEPOT CREDIT PLAN
28-Jun-01     I&M          Harper Shuman                         8133                   OFFICE DEPOT CREDIT PLAN
28-Jun-01     I&M          Harper Shuman                         8148                   OFFICE DEPOT CREDIT PLAN
28-Jun-01     I&M          Harper Shuman                         8201                   OFFICE DEPOT
28-Jun-01     GOVT         TRAC                              21848-0352                 NORCO
28-Jun-01     CORP         BHO                                 1156413                  NICOR GAS
28-Jun-01     CORP         BHO                                 1156412                  NICOR GAS
28-Jun-01     CORP         BHO                                 1156419                  NICOR GAS
28-Jun-01     CORP         BHO                                 1156420                  NICOR GAS
28-Jun-01     I&M          Harper Shuman                         7819                   NEXTEL COMMUNICATIONS
28-Jun-01     I&M          Harper Shuman                         7835                   NEXTEL COMMUNICATIONS
28-Jun-01     I&M          Harper Shuman                         7711                   NAZARIAN ENGINEERING, CORP.
28-Jun-01     I&M          Harper Shuman                         7711                   NAZARIAN ENGINEERING, CORP.               )
28-Jun-01     I&M          Harper Shuman                         7723                   NATIONWIDE ADVERTISING
28-Jun-01     I&M          Harper Shuman                         7487                   MURTHA, CULLINA, RICHTER & PINNEY
28-Jun-01     GOVT         TRAC                              21848-0347                 MR. ROOTER PLUMBING
28-Jun-01     GOVT         TRAC                              21848-0353                 MODULAR SPACE
28-Jun-01     I&M          Harper Shuman                         7261                   MIDAS MUFFLER & BRAKE
28-Jun-01     I&M          Harper Shuman                         4359                   MASTER TEK INTERNATIONAL, INC
28-Jun-01     GOVT         TRAC                              21848-0349                 LUMBERMEN'S
28-Jun-01     GOVT         TRAC                              21848-0357                 LONG PAINTING CO.
28-Jun-01     I&M          Harper Shuman                         5942                   LIFESTYLES CATERING
28-Jun-01     I&M          Harper Shuman                         5489                   LDO LIMITED
28-Jun-01     I&M          Harper Shuman                         5355                   KLEINFELDER, INC.
28-Jun-01     I&M          Harper Shuman                         4981                   KLEINFELDER, INC.
28-Jun-01     I&M          Harper Shuman                         5236                   KINKO'S
28-Jun-01     I&M          Harper Shuman                         4634                   JBR ENVIRONMENTAL CONSULTANTS, INC
28-Jun-01     I&M          Harper Shuman                         4074                   IOS CAPITAL
28-Jun-01     I/P          BHO                                 1146236                  INTERTEK TESTING SERVICES
28-Jun-01     I/P          BHO                                 1148088                  INTERTEK TESTING SERVICES
28-Jun-01     CORP         BHO                                 1156532                  INTERMOUNTAIN GAS CO.
28-Jun-01     I/P          BHO                                 1155631                  IKON OFFICE SOLUTIONS
28-Jun-01     I&M          Harper Shuman                         4066                   IKON OFFICE SOLUTIONS
28-Jun-01     I&M          Harper Shuman                         4005                   IBI GROUP
28-Jun-01     I/P          Timberline - 17478                2044-7/4/01                HVAC, Inc.
28-Jun-01     I&M          Harper Shuman                         3816                   HOUSE OF FLOWERS
28-Jun-01     I&M          Harper Shuman                         3802                   HOME DEPOT CRC
28-Jun-01     I&M          Harper Shuman                         3844                   HOLQUIN BROS. MOVING & STORAGE
28-Jun-01     I&M          BHO                                47059743                  Herrington Law Offices
28-Jun-01     I&M          Pomeroy                            28012368                  Harding Ese, Inc

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,725              1,725
                                                                                                        733                733
                                                                                                        241                241
                                                                                                         89                 89
                                                                                                         46                 46
                                                                                                      6,230              6,230
                                                                                                        743                743
                                    22                                                                                      22
                                    13                                                                                      13
                                     8                                                                                       8
                                     4                                                                                       4
                                 2,925                                                                    0              2,925
                                    81                                                                    0                 81
                                                                                                      1,500              1,500
                                                                                                     (3,000)            (3,000)
                                                                                                      4,659              4,659
                                                                                                        442                442
                                 3,515                                                                                   3,515
                                                                                                     34,109             34,109
                                                                                                      1,458              1,458
                                                                                                         43                 43
                                                                                                        592                592
                                                                                                    192,946            192,946
                                                                                                        128                128
                                                                                                         14                 14
                                                                                                      5,225              5,225
                                                                                                      1,623              1,623
                                                                                                        620                620
                                                                                                      3,416              3,416
                                                                                                        541                541
                                                                                                      1,175              1,175
                                                                                                        750                750
                                    89                                                                                      89
                                                                                                      2,997              2,997
                                                                                                      1,039              1,039
                                                                                                      4,521              4,521
                                                                                                      3,381              3,381
                                                                                                         49                 49
                                                                                                        743                743
                                                                                                        102                102
                                                                                                        604                604
                                                                                                    348,548            348,548

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
28-Jun-01     I/P          BHO                                 1156788                  HARDER MECHANICAL CONTRACTORS, INC
28-Jun-01     I/P          BHO                                 1156530                  HANDIJON INC
28-Jun-01     I&M          Harper Shuman                         3377                   GROUND ENGINEERING
28-Jun-01     CORP         BHO                                 1156790                  GRIFFIN TRUST B.
28-Jun-01     CORP         BHO                                 1157040                  GRIFFIN TRUST B.
28-Jun-01     GOVT         BHO                                 1156529                  GRAYBAR ELECTRIC CO.
28-Jun-01     GOVT         TRAC                              21848-0350                 GN NORTHERN
28-Jun-01     I&M          Harper Shuman                         3119                   GEOTECHNICAL CONSULTANTS
28-Jun-01     I&M          Harper Shuman                         6158                   GEORGE D. MCCLINTOCK
28-Jun-01     GOVT         BHO                                 1156528                  GENERAL AIR SERVICE
28-Jun-01     I&M          Harper Shuman                         2815                   FRANKLIN'S PRINTING
28-Jun-01     I&M          Harper Shuman                         2698                   FLORIDA DEPT. OF REVENUE
28-Jun-01     I&M          Harper Shuman                         2681                   FILTERFRESH DENVER
28-Jun-01     I&M          Harper Shuman                         2606                   FEDERAL EXPRESS CORP
28-Jun-01     I/P          BHO                                 1156786                  FAMILIAN NORTHWEST
28-Jun-01     I&M          Harper Shuman                         2634                   EXECUTIVE TITLE
28-Jun-01     I&M          Harper Shuman                         2335                   ESI ENGINEERING, INC.
28-Jun-01     GOVT         TRAC                              21848-0351                 DOBYN'S PEST CONTROL
28-Jun-01     I&M          Pomeroy                            28012313                  Dept of Transportation
28-Jun-01     I&M          Harper Shuman                         2440                   DELL RECEIVABLES L.P.
28-Jun-01     I&M          Harper Shuman                         1631                   DATA COMM WAREHOUSE
28-Jun-01     POWER        BHO                               9990007555                 DAELIM INDUSTRIAL
28-Jun-01     POWER        BHO                               9990007556                 DAELIM INDUSTRIAL
28-Jun-01     POWER        BHO                                 1156527                  CROW EXECUTIVE AIR INC
28-Jun-01     POWER        BHO                                 1156525                  CORT FURNITURE RENTAL
28-Jun-01     CORP         BHO                                 1156418                  COMED
28-Jun-01     CORP         BHO                                 1156417                  COMED
28-Jun-01     CORP         BHO                                 1156416                  COMED
28-Jun-01     I&M          Harper Shuman                         2729                   COLORADO CATERING COMPANY
28-Jun-01     I&M          Harper Shuman                         1225                   COLO DEPT OF REVENUE
28-Jun-01     I&M          San Roque                            1883                    Civic Merchandising Inc
28-Jun-01     I&M          Harper Shuman                         2476                   CINGULAR WIRELESS
28-Jun-01     I/P          BHO                                 1156789                  CHRISTENSON ELECTRIC, INC
28-Jun-01     I&M          Harper Shuman                         2204                   CH2M HILL
28-Jun-01     I&M          Harper Shuman                          934                   CH2M HILL
28-Jun-01     I&M          Harper Shuman                         1374                   CELSOC
28-Jun-01     POWER        TRAC                                DD280601                 Cd Security Svcs Network
28-Jun-01     I&M          BHO                                10011752                  Cate Nevada Equipment
28-Jun-01     I/P          Timberline - 14330                1228-7/2/01                Carrier Corporation
28-Jun-01     GOVT         BHO                                 1156522                  BOY SCOUTS OF AMERICA
28-Jun-01     I/P          BHO                                 1155546                  BLIGH PACIFIC
28-Jun-01     I&M          Harper Shuman                          657                   BLACK MOUNTAIN SPRING

--------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,431              1,431
                                                                                                        705                705
                                                                                                      7,936              7,936
                                                                                                      6,356              6,356
                                                                                                      5,822              5,822
                                                                                                      6,514              6,514
                                                                                                      8,351              8,351
                                                                                                      5,517              5,517
                                                                                                        131                131
                                                                                                         19                 19
                                                                                                         12                 12
                                                                                                         53                 53
                                                                                                        142                142
                                                                                                         42                 42
                                                                                                     11,050             11,050
                                                                                                         36                 36
                                                                                                      4,179              4,179
                                                                                                        134                134
                                                                                                         30                 30
                                                                                                      1,940              1,940
                                                                                                      1,221             -1,221
                                                                                                  1,991,245          1,991,245
                                                                                                  1,829,980          1,829,980
                                                                                                      7,350              7,350
                                                                                                      1,429              1,429
                                   516                                                                                     516
                                    41                                                                                      41
                                    32                                                                                      32
                                                                                                         70                 70
                                                                                                         34                 34
                                                                     167                                                   167
                                                                                                          5                  5
                                                                                                     13,875             13,875
                                                                                                     38,942             38,942
                                                                                                     31,196             31,196
                                                                                                      3,201              3,201
                                                                     573                                                   573
                                                                                                        614                614
                                                                                                      5,134              5,134
                                                                                                      1,000              1,000
                                                                                                      3,526              3,526
                                                                                                         13                 13

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
28-Jun-01     I&M          Harper Shuman                          596                   BARRETO CUNNINGHAM
28-Jun-01     I&M          Harper Shuman                          794                   AVART, INC.
28-Jun-01     I&M          Harper Shuman                         2549                   AT&T WIRELESS SERVICES
28-Jun-01     I&M          Harper Shuman                         1096                   AT&T WIRELESS SERVICE
28-Jun-01     I&M          Harper Shuman                          465                   AT&T WIRELESS SERV.  465
28-Jun-01     I&M          Harper Shuman                          343                   AT&T                 343
28-Jun-01     CORP         BHO                                 1156514                  AT AND T
28-Jun-01     CORP         BHO                                 1156511                  AT AND T
28-Jun-01     CORP         BHO                                 1156518                  AT AND T
28-Jun-01     CORP         BHO                                 1156515                  AT AND T
28-Jun-01     CORP         BHO                                 1156505                  AT AND T
28-Jun-01     CORP         BHO                                 1156517                  AT AND T
28-Jun-01     CORP         BHO                                 1156516                  AT AND T
28-Jun-01     CORP         BHO                                 1156508                  AT AND T
28-Jun-01     CORP         BHO                                 1156512                  AT AND T
28-Jun-01     POWER        BHO                                 1156515                  AT AND T
28-Jun-01     CORP         BHO                                 1156506                  AT AND T
28-Jun-01     CORP         BHO                                 1156509                  AT AND T
28-Jun-01     CORP         BHO                                 1156507                  AT AND T
28-Jun-01     CORP         BHO                                 1156510                  AT AND T
28-Jun-01     I/P          BHO                                 1156516                  AT AND T
28-Jun-01     I/P          BHO                                 1155223                  AT AND T
28-Jun-01     CORP         BHO                                 1156519                  AT AND T
28-Jun-01     CORP         BHO                                 1156513                  AT AND T
28-Jun-01     CORP         BHO                                 1156510                  AT AND T
28-Jun-01     I/P          BHO                                 1156510                  AT AND T
28-Jun-01     GOVT         BHO                                 1156508                  AT AND T
28-Jun-01     CORP         BHO                                 1156520                  AT AND T
28-Jun-01     I&M          Harper Shuman                          346                   AT & T               346
28-Jun-01     I&M          Harper Shuman                          151                   AT & T               151
28-Jun-01     I&M          Harper Shuman                          125                   ARCHITECTS INTERNATIONAL
28-Jun-01     GOVT         BHO                                3589-0039                 ARAMARK
28-Jun-01     I&M          Harper Shuman                         1044                   ANTHONY CARBONE
28-Jun-01     I&M          Harper Shuman                          393                   ANGEL PROJECT SERVICES
28-Jun-01     I&M          Harper Shuman                          201                   AMERITECH
28-Jun-01     I&M          Harper Shuman                          142                   AMERICAN EXPRESS
28-Jun-01     CORP         BHO                                 1156415                  AMERICAN ENERGY BILLING SERVICES, INC.
28-Jun-01     GOVT         BHO                                3589-0038                 ALLTRACK INDUSTRIES
28-Jun-01     I/P          BHO                                116782527                 AIRGAS EAST
28-Jun-01     I/P          BHO                                116791912                 AIRGAS EAST
28-Jun-01     I/P          BHO                                116818613                 AIRGAS EAST
28-Jun-01     I/P          BHO                                116868012                 AIRGAS EAST

--------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      2,129              2,129
                                                                                                     29,088             29,088
                                    12                                                                    0                 12
                                     6                                                                    0                  6
                                   652                                                                    0                652
                                   725                                                                    0                725
                                                                                                     39,040             39,040
                                                                                                     12,593             12,593
                                                                                                      9,210              9,210
                                                                                                      5,912              5,912
                                                                                                      3,343              3,343
                                                                                                      2,919              2,919
                                                                                                      2,705              2,705
                                                                                                      1,167              1,167
                                                                                                        510                510
                                                                                                        485                485
                                                                                                        381                381
                                                                                                        238                238
                                                                                                        110                110
                                                                                                         61                 61
                                                                                                         61                 61
                                                                                                         32                 32
                                                                                                         30                 30
                                                                                                         27                 27
                                    19                                                                                      19
                                                                                                          8                  8
                                     4                                                                                       4
                                                                                                          2                  2
                                 2,313                                                                    0              2,313
                                   472                                                                    0                472
                                                                                                     10,314             10,314
                                                                                                        102                102
                                                                                                         35                 35
                                                                                                      3,295              3,295
                                                                                                         60                 60
                                                                                                         20                 20
                                    23                                                                                      23
                                                                                                     31,716             31,716
                                                                                                        589                589
                                                                                                        355                355
                                                                                                        350                350
                                                                                                        219                219

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

28-Jun-01     I&M          Harper Shuman                          92                    AERO-GRAPHICS
28-Jun-01     GOVT         BHO                                 1149914                  ADVANCED SIGN AND TRAFFIC PRODUCTS
28-Jun-01     POWER        BHO                                 115578                   ACE STRUCTURAL ENGINEERING APPLICATIONS
28-Jun-01     I&M          Harper Shuman                          512                   ABM FACILITY SVCS. - BR 3000
27-Jun-01     I/P          BHO                                 1155607                  ZEP MANUFACTURING
27-Jun-01     GOVT         BHO                                 1155300                  ZEE MEDICAL
27-Jun-01     POWER        BHO                                 1155605                  XEROX CORP
27-Jun-01     P&C          BHO                                 1155606                  XEROX CORP
27-Jun-01     I/P          BHO                                 1155299                  XEROX CORP
27-Jun-01     I/P          BHO                                 1155298                  XEROX CORP
27-Jun-01     GOVT         BHO                                 1155297                  WORLDWIDE SECURITY SERVICES
27-Jun-01     GOVT         TRAC                              22556-0426                 WORKCARE GMG
27-Jun-01     GOVT         Cape-TRAC                           1965594                  Woodson & Associates
27-Jun-01     I/P          Timberline - 4505              5342514, 5379654              Williams Scotsman
27-Jun-01     POWER        BHO                                 1155604                  WILLIAMS SCOTSMAN
27-Jun-01     I/P          BHO                                 1155296                  WIESE PLANNING AND ENGINEERING INC
27-Jun-01     GOVT         TRAC                              22556-0421                 WHITE'S BUSINESS MACHINES
27-Jun-01     I/P          BHO                                 1155603                  WESTWOOD PROFESSIONAL
27-Jun-01    CORP          BHO                                  1156097                 WESTERN MANAGEMENT GROUP
27-Jun-01     GOVT         BHO                                 1155602                  WESTERN FIRE DEPARTMENT
27-Jun-01    GOVT          BHO                                  1156096                 WESTERN CULTURAL RESOURCE MANAGEMENT
27-Jun-01     I&M          BHO                                49017348                  Wescott Steel
27-Jun-01     GOVT         TRAC                              22556-0423                 WESCO DISTRIBUTION
27-Jun-01     I&M          BHO                                49017347                  Wesco
27-Jun-01     I/P          BHO                                 1155295                  WESCO
27-Jun-01     GOVT         TRAC                              21852-1464                 WELSCO
27-Jun-01     GOVT         TRAC                              21852-1465                 WELSCO
27-Jun-01     GOVT         TRAC                              21852-1463                 WASTE MANAGEMENT OF PINE BLUFF
27-Jun-01    I/P           BHO                                  1156094                 WASTE MANAGEMENT
27-Jun-01    I/P           BHO                                  1156095                 WASTE MANAGEMENT
27-Jun-01     I/P          BHO                                 1155601                  VERIZON WIRELESS
27-Jun-01    CORP          BHO                                  1156089                 VERIZON
27-Jun-01     P&C          BHO                                  1155600                 VERIZON
27-Jun-01    CORP          BHO                                  1156086                 VERIZON
27-Jun-01    CORP          BHO                                  1156085                 VERIZON
27-Jun-01    CORP          BHO                                  1156088                 VERIZON
27-Jun-01    CORP          BHO                                  1156091                 VERIZON
27-Jun-01     I/P          BHO                                  1155599                 VERIZON
27-Jun-01    CORP          BHO                                  1156087                 VERIZON
27-Jun-01    CORP          BHO                                  1156092                 VERIZON
27-Jun-01    CORP          BHO                                  1156084                 VERIZON
27-Jun-01    CORP          BHO                                  1156083                 VERIZON

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2,390              2,390
                                                                                                      2,699              2,699
                                                                                                      2,522              2,522
                                                                                                     32,450             32,450
                                                                                                      4,252              4,252
                                                                                                      1,097              1,097
                                                                                                      2,041              2,041
                                                                                                      1,446              1,446
                                                                                                         90                 90
                                                                                                         20                 20
                                                                                                      1,701              1,701
                                                                                                          5                  5
                                                                                                     25,970             25,970
                                  1,098                                                                                  1,098
                                    155                                                                                    155
                                                                                                        229                229
                                                                                                        265                265
                                                                                                      3,752              3,752
                                                                                                      1,375              1,375
                                                                                                        455                455
                                                                                                      4,887              4,887
                                                                                                      4,310              4,310
                                                                                                        380                380
                                                                                                        701                701
                                                                                                        197                197
                                                                                                        550                550
                                                                                                        119                119
                                                                                                      3,765              3,765
                                                                                                      1,312              1,312
                                                                                                        845                845
                                                                                                        244                244
                                                                                                     48,815             48,815
                                                                                                     16,115             16,115
                                                                                                     15,186             15,186
                                                                                                      1,612              1,612
                                                                                                        498                498
                                                                                                        495                495
                                    399                                                                                    399
                                                                                                        264                264
                                                                                                        251                251
                                                                                                        193                193
                                                                                                         81                 81

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
27-Jun-01    CORP          BHO                                  1156090                 VERIZON
27-Jun-01    CORP          BHO                                  1156082                 VERIZON
27-Jun-01     GOVT         TRAC                              22556-0425                 US CELLULAR
27-Jun-01     GOVT         BHO                                 1155598                  UNITED STATES WELDING INC
27-Jun-01     I/P          BHO                                 1155292                  UNITED RENTALS
27-Jun-01     I/P          BHO                                 1155291                  UNITED PARCEL SERVICE
27-Jun-01     POWER        BHO                                 1155291                  UNITED PARCEL SERVICE
27-Jun-01     I/P          BHO                                 1155290                  UNITED PARCEL SERVICE
27-Jun-01     GOVT         BHO                                 1155597                  UNITED PARCEL SERVICE
27-Jun-01     GOVT         BHO                                 1155289                  UNISOURCE SOLUTIONS
27-Jun-01     POWER        BHO                                 1155596                  UNISOURCE SOLUTIONS
27-Jun-01     I/P          BHO                                 1155595                  UNISOURCE SOLUTIONS
27-Jun-01    POWER         BHO                                  1156081                 UNISOURCE SOLUTIONS
27-Jun-01     I/P          BHO                                 1155288                  UNISOURCE PAPER CO
27-Jun-01     GOVT         BHO                                 1155594                  UNIRISC
27-Jun-01     I&M          BHO                                49017346                  U W Freight Line
27-Jun-01     I/P          BHO                                 1155287                  TYRONE TOOL CO INC
27-Jun-01     I/P          BHO                                 1147085                  TRUGREEN CHEM LAWN
27-Jun-01     I/P          BHO                                 1155286                  TRUGREEN CHEM LAWN
27-Jun-01     I&M          BHO                                49017385                  Tri State Recycling
27-Jun-01     I&M          BHO                                48008947                  Traq Wireless
27-Jun-01     GOVT         TRAC                              22556-0495                 TRANSCAT
27-Jun-01     GOVT         TRAC                              22556-0494                 TRANSCAT
27-Jun-01    I/P           BHO                                  1156080                 TOTAL SUPPORT SYSTEMS
27-Jun-01    I/P           BHO                                  1156079                 TORRES ELECTRIC INC
27-Jun-01     GOVT         BHO                                 1155593                  TOOL AND ANCHOR SUPPLY
27-Jun-01    GOVT          BHO                                  1156078                 TIRE DISTRIBUTION SYSTEMS, INC
27-Jun-01     POWER        BHO                                 1155284                  THE JOHN AND CO
27-Jun-01     I/P          BHO                                 1156036                  THE JEFFERY GROUP
27-Jun-01    I/P           BHO                                  1156077                 TEXACO
27-Jun-01    GOVT          BHO                                  1156076                 TESKE AND ASS. INC
27-Jun-01     CORP         BHO                                 1155282                  TERRY PAYNE AND CO
27-Jun-01     GOVT         TRAC                              21852-1472                 TERRY ACE HARDWARE
27-Jun-01     I&M          BHO                                49017345                  Terex Mining
27-Jun-01     I&M          BHO                                49017384                  Terex Mining
27-Jun-01     I/P          BHO                                 1155592                  TECHNIQUEX HYDRO SYSTEMS
27-Jun-01    I/P           BHO                                  1156075                 T AND T TRUCK AND CRANE
27-Jun-01     GOVT         BHO                                 1155591                  SUB SURFACE SURVEYS
27-Jun-01     I&M          BHO                                49017383                  Stockton Oil
27-Jun-01    I/P           BHO                                  1156073                 STANLEY SPAULDING
27-Jun-01     GOVT         TRAC                              22556-0498                 STANDARD FILTER CORPORATION
27-Jun-01     GOVT         TRAC                              21852-1462                 STANCHEM

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         20                 20
                                                                                                          5                  5
                                                                                                        442                442
                                                                                                         16                 16
                                                                                                      1,046              1,046
                                                                                      38                                    38
                                                                                      13                                    13
                                                                                                      3,004              3,004
                                                                                                        393                393
                                                                                                      2,263              2,263
                                                                                                        166                166
                                                                                                         42                 42
                                                                                                     11,214             11,214
                                                                                                         83                 83
                                                                                                      1,800              1,800
                                                                                     182                                   182
                                                                                                      4,110              4,110
                                                                                                        461                461
                                                                                                        243                243
                                                                                                        315                315
                                                                                                        173                173
                                                                                                      1,915              1,915
                                                                                                        363                363
                                                                                                        721                721
                                                                                                      1,626              1,626
                                                                                                      4,400              4,400
                                                                                                        288                288
                                   135                                                                                     135
                                                                                                         68                 68
                                                                                                        689                689
                                                                                                        599                599
                                                                                                      7,901              7,901
                                                                                                        166                166
                                                                                                      1,221              1,221
                                                                                                         66                 66
                                                                                                     13,101             13,101
                                                                                                     12,181             12,181
                                                                                                      1,600              1,600
                                                                                                     10,243             10,243
                                                                                                        125                125
                                                                                                        134                134
                                                                                                        236                236

        *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01     I/P          BHO                                 1156072                 SPIEKER PROPERTIES
27-Jun-01     I/P          BHO                                 1156071                 SPECIALTY ENVIRNMENTS
27-Jun-01     P&C          BHO                                 1155590                 SPARKLETTS
27-Jun-01     GOVT         TRAC                             21852-1458                 SOUTHWESTERN BELL TELEPHONE
27-Jun-01     GOVT         TRAC                             21852-1459                 SOUTHWESTERN BELL TELEPHONE
27-Jun-01     GOVT         TRAC                             21852-1460                 SOUTHWESTERN BELL TELEPHONE
27-Jun-01     CORP         BHO                                 1156067                 SOUTHWESTERN BELL
27-Jun-01     I/P          BHO                                 1155589                 SOUTHWESTERN BELL
27-Jun-01     CORP         BHO                                 1156069                 SOUTHWESTERN BELL
27-Jun-01     CORP         BHO                                 1156068                 SOUTHWESTERN BELL
27-Jun-01     CORP         BHO                                 1156066                 SOUTHWESTERN BELL
27-Jun-01     GOVT         TRAC                             21852-1461                 SOUTHWEST STEEL FABRICATORS
27-Jun-01     GOVT         TRAC                             21852-1457                 SOUTHEASTERN SERVICES
27-Jun-01     GOVT         BHO                                 1155588                 SOURCE W
27-Jun-01     I/P          BHO                                 1155587                 SNYDER JANITORIAL
27-Jun-01     GOVT         BHO                                 1156065                 SMITH MANAGEMENT CONSTRUCTION
27-Jun-01     I&M          BHO                                49017344                 Smith International
27-Jun-01     I/P          BHO                                 1156064                 SKY PIX AERIAL PHOTOGRAPHY
27-Jun-01     GOVT         TRAC                             22556-0488                 SKUBA
27-Jun-01     I&M          BHO                                49017343                 Silver Star
27-Jun-01     I&M          BHO                                49017382                 Silver Star
27-Jun-01     I/P          BHO                                 1155586                 SHOWTIME EXHIBIT BUILDER
27-Jun-01     I/P          BHO                                 1155585                 SHERWIN WILLIAMS COMPANY
27-Jun-01     GOVT         TRAC                             21852-1456                 SHERWIN WILLIAMS
27-Jun-01     GOVT         TRAC                             21852-1455                 SHERWIN WILLIAMS
27-Jun-01     I&M          BHO                                48008946                 Shell
27-Jun-01     GOVT         TRAC                             22556-0489                 SGE, INCORPORATED
27-Jun-01     I/P          BHO                                 1155584                 SETON NAME PLATE COMPANY
27-Jun-01     I/P          BHO                                 1156063                 SERVICEMASTER OF GREATER HBG.
27-Jun-01     GOVT         TRAC                             22556-0493                 SAFWAY SUPPLY
27-Jun-01     POWER        TRAC                                 07-023                 Safway Steel
27-Jun-01     I&M          BHO                                49017342                 S and S Machine
27-Jun-01     POWER        BHO                              9990007370                 RUST RESOURCES
27-Jun-01     I&M          San Roque                              1843                 RS Components Ltd
27-Jun-01     GOVT         TRAC                             22556-0496                 ROY F. WESTON, INC.
27-Jun-01     GOVT         TRAC                             22556-0490                 ROCKWELL AUTOMATION
27-Jun-01     GOVT         TRAC                             21852-1471                 ROBERTS BROTHERS TIRE SERVICE
27-Jun-01     I/P          BHO                              9990007540                 ROBERT L. BERGER & ASS.
27-Jun-01     P&C          BHO                                 1156062                 ROADRUNNER MOVING
27-Jun-01     GOVT         TRAC                             21852-1470                 RIDOUT OF PINE BLUFF
27-Jun-01     GOVT         TRAC                             21852-1454                 RICKS LP GAS
27-Jun-01     GOVT         TRAC                             21852-1453                 RENTAL SERVICE CORP.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                  792                                                                                    792
                                                                                                      440                440
                                                                                                      256                256
                                  319                                                                                    319
                                   12                                                                                     12
                                   12                                                                                     12
                                                                                                    4,511              4,511
                                  145                                                                                    145
                                                                                                      140                140
                                                                                                       91                 91
                                                                                                       85                 85
                                                                                                    6,800              6,800
                                                                                                       46                 46
                                                                                                      365                365
                                                                                                      511                511
                                                                                                      550                550
                                                                                                      504                504
                                                                                                      360                360
                                                                                                       67                 67
                                   82                                                                                     82
                                   44                                                                                     44
                                                                                                    1,177              1,177
                                                                                                   12,752             12,752
                                                                                                      740                740
                                                                                                      392                392
                                                                                                      402                402
                                                                                                      127                127
                                                                                                      624                624
                                                                                                    1,003              1,003
                                                                                                      332                332
                                                                                                   21,366             21,366
                                                                                                    5,500              5,500
                                                                                                    8,699              8,699
                                                                  116                                                    116
                                                                                                   11,471             11,471
                                                                                                      679                679
                                                                                                      409                409
                                                                                                    6,201              6,201
                                                                                                      682                682
                                                                                                      611                611
                                                                                                      170                170
                                                                                                   20,636             20,636


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      GOVT         BHO                                 1156061                REIS ENVIRONMENTAL INC
27-Jun-01      I/P          BHO                                 1155271                REAL TIME DEVICES USA
27-Jun-01      POWER        TRAC                                 07-022                Rand Environmental
27-Jun-01      I/P          BHO                                 1156060                R M THORNTON INC
27-Jun-01      I&M          BHO                                49017381                PSI Waste Systems
27-Jun-01      GOVT         TRAC                             22556-0424                PROTRAIN SYS.
27-Jun-01      GOVT         TRAC                             21852-1452                PROSPECT STEEL
27-Jun-01      I/P          BHO                                 1156059                PROGRESSIVE BUSINESS PUB.
27-Jun-01      GOVT         TRAC                             22556-0492                PROCTOR SALES, INC.
27-Jun-01      I&M          BHO                                10011739                Pro Sweep of Las Vegas
27-Jun-01      P&C          TRAC                                1511045                Powerhouse
27-Jun-01      GOVT         TRAC                             21852-1450                PORT CITY JANITOR SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1451                PORT CITY JANITOR SUPPLY
27-Jun-01      I/P          BHO                                 1156058                PITTSBURGH TRANE
27-Jun-01      GOVT         TRAC                             22556-0486                PITNEY BOWES
27-Jun-01      GOVT         TRAC                             22556-0485                PITNEY BOWES
27-Jun-01      GOVT         TRAC                             22556-0484                PITNEY BOWES
27-Jun-01      GOVT         TRAC                             21852-1446                PERDUE
27-Jun-01      GOVT         TRAC                             21852-1447                PERDUE
27-Jun-01      GOVT         TRAC                             21852-1448                PERDUE
27-Jun-01      GOVT         TRAC                             21852-1449                PERDUE
27-Jun-01      GOVT         TRAC                             21852-1445                PELICAN INDUSTRIAL
27-Jun-01      I/P          BHO                                 1156056                PAUL J FORD AND CO.
27-Jun-01      I/P          BHO                                 1156055                PARAMOUNT COFFEE SERVICE
27-Jun-01      I&M          BHO                                49017380                Paintbrush Sanitation
27-Jun-01      I&M          San Roque                              1842                Pag-Asa Steel Works Inc
27-Jun-01      I/P          BHO                                 1156054                PACIFIC BUILDING INTERIORS
27-Jun-01      I/P          BHO                                 1156053                OLIVER SPRINKLER CO. INC
27-Jun-01      GOVT         TRAC                             22556-0441                NORCO
27-Jun-01      GOVT         TRAC                             22556-0477                NORCO
27-Jun-01      GOVT         TRAC                             22556-0432                NORCO
27-Jun-01      GOVT         TRAC                             22556-0428                NORCO
27-Jun-01      GOVT         TRAC                             22556-0442                NORCO
27-Jun-01      GOVT         TRAC                             22556-0443                NORCO
27-Jun-01      GOVT         TRAC                             22556-0444                NORCO
27-Jun-01      GOVT         TRAC                             22556-0471                NORCO
27-Jun-01      GOVT         TRAC                             22556-0474                NORCO
27-Jun-01      GOVT         TRAC                             22556-0475                NORCO
27-Jun-01      GOVT         TRAC                             22556-0465                NORCO
27-Jun-01      GOVT         TRAC                             22556-0476                NORCO
27-Jun-01      GOVT         TRAC                             22556-0453                NORCO
27-Jun-01      GOVT         TRAC                             22556-0419                NORCO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     839                 839
                                                                                                   1,084               1,084
                                                                                                  10,155              10,155
                                                                                                  13,249              13,249
                                                                                                     333                 333
                                                                                                     259                 259
                                                                                                   6,898               6,898
                                                                                                      51                  51
                                                                                                     390                 390
                                                                                                     210                 210
                                                                                                     122                 122
                                                                                                     190                 190
                                                                                                     187                 187
                                                                                                     193                 193
                                                                                                     272                 272
                                                                                                     156                 156
                                                                                                      71                  71
                                                                                                     167                 167
                                                                                                      65                  65
                                                                                                      51                  51
                                                                                                      44                  44
                                                                                                   2,489               2,489
                                                                                                     300                 300
                                                                                                     122                 122
                                                                                                   1,082               1,082
                                                                85,487                                                85,487
                                                                                                  50,175              50,175
                                535                                                                                      535
                                                                                                     251                 251
                                                                                                     146                 146
                                                                                                     121                 121
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      90                  90
                                                                                                      70                  70
                                                                                                      60                  60
                                                                                                      47                  47
                                                                                                      44                  44


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      GOVT         TRAC                             22556-0435                NORCO
27-Jun-01      GOVT         TRAC                             22556-0480                NORCO
27-Jun-01      GOVT         TRAC                             22556-0430                NORCO
27-Jun-01      GOVT         TRAC                             22556-0446                NORCO
27-Jun-01      GOVT         TRAC                             22556-0450                NORCO
27-Jun-01      GOVT         TRAC                             22556-0459                NORCO
27-Jun-01      GOVT         TRAC                             22556-0467                NORCO
27-Jun-01      GOVT         TRAC                             22556-0416                NORCO
27-Jun-01      GOVT         TRAC                             22556-0429                NORCO
27-Jun-01      GOVT         TRAC                             22556-0436                NORCO
27-Jun-01      GOVT         TRAC                             22556-0460                NORCO
27-Jun-01      GOVT         TRAC                             22556-0478                NORCO
27-Jun-01      GOVT         TRAC                             22556-0455                NORCO
27-Jun-01      GOVT         TRAC                             22556-0449                NORCO
27-Jun-01      GOVT         TRAC                             22556-0418                NORCO
27-Jun-01      GOVT         TRAC                             22556-0420                NORCO
27-Jun-01      GOVT         TRAC                             22556-0439                NORCO
27-Jun-01      GOVT         TRAC                             22556-0440                NORCO
27-Jun-01      GOVT         TRAC                             22556-0415                NORCO
27-Jun-01      GOVT         TRAC                             22556-0466                NORCO
27-Jun-01      GOVT         TRAC                             22556-0468                NORCO
27-Jun-01      GOVT         TRAC                             22556-0461                NORCO
27-Jun-01      GOVT         TRAC                             22556-0434                NORCO
27-Jun-01      GOVT         TRAC                             22556-0437                NORCO
27-Jun-01      GOVT         TRAC                             22556-0438                NORCO
27-Jun-01      GOVT         TRAC                             22556-0445                NORCO
27-Jun-01      GOVT         TRAC                             22556-0452                NORCO
27-Jun-01      GOVT         TRAC                             22556-0470                NORCO
27-Jun-01      GOVT         TRAC                             22556-0472                NORCO
27-Jun-01      GOVT         TRAC                             22556-0458                NORCO
27-Jun-01      GOVT         TRAC                             22556-0462                NORCO
27-Jun-01      GOVT         TRAC                             22556-0463                NORCO
27-Jun-01      GOVT         TRAC                             22556-0469                NORCO
27-Jun-01      GOVT         TRAC                             22556-0473                NORCO
27-Jun-01      GOVT         TRAC                             22556-0417                NORCO
27-Jun-01      GOVT         TRAC                             22556-0427                NORCO
27-Jun-01      GOVT         TRAC                             22556-0431                NORCO
27-Jun-01      GOVT         TRAC                             22556-0447                NORCO
27-Jun-01      GOVT         TRAC                             22556-0448                NORCO
27-Jun-01      GOVT         TRAC                             22556-0451                NORCO
27-Jun-01      GOVT         TRAC                             22556-0454                NORCO
27-Jun-01      GOVT         TRAC                             22556-0456                NORCO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       42                 42
                                                                                                       38                 38
                                                                                                       37                 37
                                                                                                       37                 37
                                                                                                       33                 33
                                                                                                       27                 27
                                                                                                       24                 24
                                                                                                       23                 23
                                                                                                       23                 23
                                                                                                       23                 23
                                                                                                       22                 22
                                                                                                       22                 22
                                                                                                       19                 19
                                                                                                       19                 19
                                                                                                       15                 15
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                       11                 11
                                                                                                        9                  9
                                                                                                        9                  9
                                                                                                        9                  9
                                                                                                        9                  9
                                                                                                        9                  9
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        3                  3
                                                                                                        3                  3


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      GOVT         TRAC                             22556-0457                NORCO
27-Jun-01      GOVT         TRAC                             22556-0464                NORCO
27-Jun-01      GOVT         TRAC                             22556-0479                NORCO
27-Jun-01      CORP         BHO                                 1156048                NEXTEL COMMUNICATIONS
27-Jun-01      CORP         BHO                                 1156050                NEXTEL COMMUNICATIONS
27-Jun-01      CORP         BHO                                 1156052                NEXTEL COMMUNICATIONS
27-Jun-01      CORP         BHO                                 1156051                NEXTEL COMMUNICATIONS
27-Jun-01      CORP         BHO                                 1156049                NEXTEL COMMUNICATIONS
27-Jun-01      I&M          San Roque                              1810                Narcisa Almogela
27-Jun-01      I/P          BHO                                 1156047                N E S GRAND HI REACH
27-Jun-01      I&M          San Roque                          10000120                Monark Equipment Corp
27-Jun-01      POWER        TRAC                                 07-021                Messina Concrete
27-Jun-01      I/P          BHO                                 1156046                MEDICAL INSTITUTE OF LITTLE CO OF MAR
27-Jun-01      I/P          BHO                                 1156045                MCNAMEE INDUSTRIAL SERVICES
27-Jun-01      I&M          BHO                                 3000483                McGuire Bearing
27-Jun-01      I/P          Timberline - 4505                     93560                McCoy Electric Company, Inc.
27-Jun-01      GOVT         TRAC                             22561-0614                MATSON NAVIGATION CO. INC.
27-Jun-01      POWER        TRAC                                1511051                Machanical Resources
27-Jun-01      I/P          BHO                                 1156043                M3 ENGINEERING AND TECH.
27-Jun-01      GOVT         TRAC                             21852-1442                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1429                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1435                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1426                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1425                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1428                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1427                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1433                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1432                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1440                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1438                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1441                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1434                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1437                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1439                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1436                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1430                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1431                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1443                LIBERTY SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1444                LIBERTY SUPPLY
27-Jun-01      I&M          BHO                                49017379                Letourneau
27-Jun-01      I&M          San Roque                          10000119                Leemasters Intl Systems Inc
27-Jun-01      I/P          BHO                                 1156042                LEAK TESTING SPECIALISTS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        3                  3
                                                                                                        3                  3
                                                                                                        3                  3
                                                                                                    6,253              6,253
                                                                                                    5,621              5,621
                                                                                                    4,062              4,062
                                                                                                    2,446              2,446
                                                                                                      777                777
                                                                    327                                                  327
                                                                                                      350                350
                                                                  8,013                                                8,013
                                                                                                    9,834              9,834
Y                                                                                                      48                 48
                                                                                                   23,806             23,806
                                                                                                    1,618              1,618
                                                                                                    1,563              1,563
                                                                                                  212,814            212,814
                                                                                                    1,710              1,710
                                                                                                    2,500              2,500
                                                                                                    1,638              1,638
                                                                                                    1,204              1,204
                                                                                                      974                974
                                                                                                      850                850
                                                                                                      789                789
                                                                                                      498                498
                                                                                                      406                406
                                                                                                      345                345
                                                                                                      164                164
                                                                                                      143                143
                                                                                                      101                101
                                                                                                       88                 88
                                                                                                       75                 75
                                                                                                       73                 73
                                                                                                       57                 57
                                                                                                       53                 53
                                                                                                       51                 51
                                                                                                       45                 45
                                                                                                       19                 19
                                                                                                       16                 16
                                                                                                       40                 40
                                                                  1,173                                                1,173
                                                                                                    4,009              4,009


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      I/P          BHO                                1156042                 LEAK TESTING SPECIALISTS
27-Jun-01      I/P          BHO                                1156041                 LANSING ICE AND FUEL CO.
27-Jun-01      CORP         BHO                                1151487                 LANDMARK PROMOTIONS
27-Jun-01      I/P          BHO                                1155582                 LAKESIDE BLUEPRINT
27-Jun-01      GOVT         BHO                                1156040                 LAFARGE CORP.
27-Jun-01      GOVT         TRAC                            22556-0481                 LABELMASTER
27-Jun-01      I/P          BHO                                1156038                 KEYSTONE FIRE PROTECTION CO.
27-Jun-01      GOVT         TRAC                            21852-1422                 KEATHLY-PATTERSON ELECTRIC
27-Jun-01      GOVT         TRAC                            21852-1421                 KEATHLY-PATTERSON ELECTRIC
27-Jun-01      GOVT         TRAC                            21852-1423                 KEATHLY-PATTERSON ELECTRIC
27-Jun-01      I/P          BHO                                1156037                 K AND I SHEET METAL INC
27-Jun-01      I/P          BHO                                1155581                 JF GOOD
27-Jun-01      GOVT         TRAC                            22556-0497                 INTERPATH LABORATORY
27-Jun-01      CORP         BHO                             9990007539                 INSTERN
27-Jun-01      POWER        TRAC                                07-020                 Inland Waters
27-Jun-01      I/P          BHO                                1156035                 INET ARCHITECTS INC
27-Jun-01      P&C          TRAC                               1511044                 Ikon
27-Jun-01      CORP         BHO                                1156034                 IDAHO POWER
27-Jun-01      CORP         BHO                                1156033                 IBM CORP
27-Jun-01      GOVT         TRAC                            22556-0483                 HOP'S AUTO BODY, INC.
27-Jun-01      CORP         BHO                                1156032                 HOLLISTER ASSOCIATES INC
27-Jun-01      GOVT         TRAC                            22556-0487                 HELLER & SONS
27-Jun-01      POWER        TRAC                                07-019                 Harrington Ind.
27-Jun-01      P&C          TRAC                               1511043                 Halliburton Int'l
27-Jun-01      GOVT         TRAC                            21852-1469                 HAJOCA
27-Jun-01      I/P          BHO                                1156031                 GWYER REPROGRAPHICS
27-Jun-01      I/P          BHO                                1156030                 GVA WILLIAMS
27-Jun-01      I&M          BHO                                3000482                 GoodYear Tire
27-Jun-01      I&M          BHO                                3000484                 Golder Associates
27-Jun-01      I/P          BHO                                1156029                 GEORGE MENCHACA GARDENING
27-Jun-01      I/P          BHO                                1148887                 FURNITURE MARKETING GROUP
27-Jun-01      I&M          BHO                                3000481                 Frog Switch
27-Jun-01      I&M          San Roque                             1812                 F. Padrinao Trucking Services
27-Jun-01      GOVT         TRAC                            21852-1419                 F&M MAFCO
27-Jun-01      I/P          BHO                                1156026                 EXXONMOBILE
27-Jun-01      I/P          BHO                                1156025                 EXXONMOBILE
27-Jun-01      GOVT         TRAC                            21852-1418                 EXCHANGE SUPPLY CO.
27-Jun-01      I/P          BHO                                1156024                 ENLIGHTENED CLEANING SERVICES
27-Jun-01      CORP         BHO                                1156023                 ENGINEERING COMPUTER CONSULTANTS
27-Jun-01      GOVT         TRAC                            21852-1415                 DRAGO SUPPLY
27-Jun-01      GOVT         TRAC                            21852-1405                 DRAGO
27-Jun-01      GOVT         TRAC                            21852-1407                 DRAGO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   2,673              2,673
                                                                                                   1,404              1,404
                                                                                                   3,023              3,023
                                                                                                   1,512              1,512
                                                                                                   5,704              5,704
                                                                                                     141                141
                                  1,502                                                                               1,502
                                                                                                     192                192
                                                                                                     192                192
                                                                                                      47                 47
                                                                                                   3,761              3,761
                                                                                                   1,527              1,527
                                                                                                     397                397
                                                                121,622                                             121,622
                                                                                                  20,205             20,205
                                                                                                     302                302
                                                                                                     841                841
                                  1,094                                                                               1,094
                                                                                                      95                 95
                                                                                                   1,126              1,126
                                                                                                     844                844
                                                                                                     574                574
                                                                                                   1,168              1,168
                                                                                                   5,500              5,500
                                                                                                     204                204
                                                                                                     238                238
                                                                                                   2,839              2,839
                                                                                                 333,700            333,700
                                                                                                  32,706             32,706
                                                                                                     902                902
                                                                                                     271                271
                                                                                                  54,728             54,728
                                                                     95                                                  95
                                                                                                   4,415              4,415
                                                                                                  10,340             10,340
                                                                                                      22                 22
                                                                                                   1,830              1,830
                                                                                                     360                360
                                                                                                   1,702              1,702
                                                                                                      46                 46
                                                                                                   3,089              3,089
                                                                                                   1,767              1,767


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      GOVT         TRAC                             21852-1409                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1411                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1468                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1416                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1406                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1413                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1408                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1414                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1417                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1412                DRAGO
27-Jun-01      GOVT         TRAC                             21852-1410                DRAGO
27-Jun-01      I&M          BHO                                49017378                Dom Ex
27-Jun-01      I&M          BHO                                47059671                Diversified Concrete
27-Jun-01      I/P          BHO                                 1156022                DETROIT EDISON
27-Jun-01      GOVT         TRAC                             22556-0422                DETLOFF INDUSTRIAL
27-Jun-01      GOVT         TRAC                             22556-0482                DETLOFF INDUSTRIAL
27-Jun-01      I/P          BHO                                 1156021                DE BELLA MECHANICAL INC
27-Jun-01      GOVT         TRAC                             21852-1404                DATAMAX
27-Jun-01      GOVT         TRAC                             22556-0491                CRANE PUMP & SYSTEMS
27-Jun-01      GOVT         BHO                                 1156019                CRAE CONTROL SYSTEMS INC
27-Jun-01      I&M          BHO                                10011738                Conway Western Express
27-Jun-01      GOVT         TRAC                             21852-1403                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1398                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1401                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1402                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1400                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      GOVT         TRAC                             21852-1399                CONSOLIDATED PIPE & SUPPLY
27-Jun-01      I&M          BHO                                49017349                Conoco
27-Jun-01      GOVT         TRAC                             21852-1467                CONESCO
27-Jun-01      I/P          BHO                                 1156018                COMMONWEALTH ELECTRIC
27-Jun-01      P&C          BHO                                 1156015                COLLABORATION IN SCIENCE AND TECH.
27-Jun-01      I&M          San Roque                              1841                CJ Fernandez Enterprises
27-Jun-01      I/P          BHO                                 1156014                CITADON INC
27-Jun-01      I/P          BHO                                 1155580                CHEVRON
27-Jun-01      I&M          BHO                                48008945                Chevron
27-Jun-01      GOVT         TRAC                             21852-1397                CENTURY TEL
27-Jun-01      I/P          BHO                                 1156013                CB RICHARD ELLIS INC
27-Jun-01      I&M          BHO                                49017377                Caribou Ford
27-Jun-01      GOVT         TRAC                             21852-1396                C&W TOOL
27-Jun-01      GOVT         TRAC                             21852-1424                C&W TOOL
27-Jun-01      I&M          BHO                                 3000480                C B Engineering Pacific
27-Jun-01      I&M          BHO                                49017376                Brake Supply


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   1,658              1,658
                                                                                                   1,503              1,503
                                                                                                   1,406              1,406
                                                                                                     455                455
                                                                                                     168                168
                                                                                                     165                165
                                                                                                     126                126
                                                                                                     122                122
                                                                                                      93                 93
                                                                                                      67                 67
                                                                                                      59                 59
                                                                                                   1,367              1,367
                                                                                                  72,923             72,923
                                    17                                                                                   17
                                                                                                     327                327
                                                                                                     219                219
                                                                                                   1,484              1,484
                                                                                                     465                465
                                                                                                     179                179
                                                                                                     801                801
                                                                                      125                               125
                                                                                                   5,091              5,091
                                                                                                   4,048              4,048
                                                                                                   1,729              1,729
                                                                                                   1,059              1,059
                                                                                                     646                646
                                                                                                     104                104
                                                                                                  21,714             21,714
                                                                                                  10,366             10,366
                                                                                                  26,500             26,500
                                                                                                   3,027              3,027
                                                                     10                                                  10
                                                                                                   2,500              2,500
                                                                                                     235                235
                                                                                                     159                159
                                   138                                                                                  138
                                                                                                     121                121
                                                                                                      42                 42
                                                                                                     114                114
                                                                                                      26                 26
                                                                                                   1,580              1,580
                                                                                                   1,013              1,013


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
27-Jun-01      CORP         BHO                                 1156011                BOISE AIR SERVICES
27-Jun-01      I/P          BHO                                 1156010                BLUEPRINTS PLUS
27-Jun-01      I/P          BHO                                 1155579                BEST BIOREMEDIATION
27-Jun-01      GOVT         TRAC                             21852-1394                BARKSDALE JANITORIAL SERVICE
27-Jun-01      GOVT         TRAC                             21852-1395                BARKSDALE JANITORIAL SERVICE
27-Jun-01      I&M          BHO                                47059719                AWZ
27-Jun-01      POWER        TRAC                                 07-018                ATC
27-Jun-01      GOVT         TRAC                             21852-1392                AT&T
27-Jun-01      GOVT         TRAC                             21852-1393                AT&T
27-Jun-01      CORP         BHO                                 1156009                AT AND T WIRELESS
27-Jun-01      CORP         BHO                                 1156008                AT AND T
27-Jun-01      CORP         BHO                                 1156003                AT AND T
27-Jun-01      CORP         BHO                                 1156007                AT AND T
27-Jun-01      CORP         BHO                                 1156006                AT AND T
27-Jun-01      I&M          BHO                                47059718                AT and T
27-Jun-01      I&M          BHO                                48008944                AT and T
27-Jun-01      I&M          BHO                                20004117                AT and T
27-Jun-01      CORP         BHO                                 1156004                AT AND T
27-Jun-01      CORP         BHO                                 1156005                AT AND T
27-Jun-01      POWER        TRAC                                 07-017                Anixter
27-Jun-01      I/P          BHO                                 1156002                AMERICAN RENTALS INC
27-Jun-01      I/P          BHO                                 1156001                AMERICAN BLDG MAINTENANCE
27-Jun-01      GOVT         TRAC                             22556-0499                A-L COMPRESSED GASES, INC.
27-Jun-01      GOVT         TRAC                             22556-0500                A-L COMPRESSED GASES, INC.
27-Jun-01      I/P          BHO                                 1156000                AIRTIME
27-Jun-01      I/P          BHO                                 1155999                AIRBORNE
27-Jun-01      P&C          TRAC                                1511042                Air Products
27-Jun-01      POWER        BHO                                 1155993                A-I LIMOUSINE
27-Jun-01      I/P          BHO                                 1155996                ACME AND PRO LLC
27-Jun-01      GOVT         TRAC                             21852-1466                AC DELLOVADE
27-Jun-01      I/P          BHO                                 1155995                A BETTER PALLET CO
27-Jun-01      I/P          BHO                                 1155994                A 1 MECHANICAL
27-Jun-01      I/P          BHO                                 1155215                1ST AMERICAN FIRE PROTECTION INC
27-Jun-01      I/P          BHO                                 1155215                1ST AMERICAN FIRE PROTECTION INC
26-Jun-01      I/P          BHO                                 1148224                WW GRAINGER
26-Jun-01      I&M          BHO                                10011736                Wells Cargo Inc
26-Jun-01      I/P          Timberline - 4837         15130, 15166, 15173, 15279       Wellington Environmental
26-Jun-01      I&M          BHO                                47059643                Waste Management of Seattle
26-Jun-01      CORP         BHO                              9990007530                WASHINGTON DEPARTMENT OF REVENUE
26-Jun-01      I/P          Timberline - 14330             1195-6/25/01                Washington County Building Dept.
26-Jun-01      I/P          Timberline - 4837                     50112                Walden Assoc. Tech. Inc.
26-Jun-01      I/P          RUST CONSTRUCTORS                  10128041                VERIZON WIRELESS  FI51-0210030


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      95                 95
                                                                                                     111                111
                                                                                                     214                214
                                                                                                     461                461
                                                                                                     419                419
                                                                                                  20,785             20,785
                                                                                                  34,622             34,622
                                  3,690                                                                               3,690
                                    161                                                                                 161
                                                                                                       2                  2
                                                                                                  45,460             45,460
                                                                                                   3,556              3,556
                                                                                                     604                604
                                                                                                     270                270
                                    151                                                                                 151
                                     32                                                                                  32
                                     21                                                                                  21
                                                                                                      15                 15
                                                                                                      12                 12
                                                                                                   3,181              3,181
                                                                                                   3,593              3,593
                                                                                                     838                838
                                                                                                     369                369
                                                                                                      14                 14
                                                                                                     112                112
                                                                                                     128                128
                                                                                                  27,761             27,761
                                                                                                   3,815              3,815
                                                                                                  13,331             13,331
                                                                                                  31,447             31,447
                                                                                                      80                 80
                                                                                                     120                120
                                                                                                     141                141
                                                                                                     141                141
                                                                                                      90                 90
                                                                                                  14,566             14,566
                                                                                                   2,725              2,725
                                                                                                   1,441              1,441
      1,721                                                                                                           1,721
                                                                                                     341                341
                                                                                                   2,246              2,246
                                     31                                                                                  31


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
26-Jun-01      P&C          BHO                                 1154519                VACUUM TECHNOLOGY ASSOC
26-Jun-01      I/P          RUST CONSTRUCTORS                  10128040                US OFFICE PRODUCTS
26-Jun-01      I/P          RUST CONSTRUCTORS                  10128040                US OFFICE PRODUCTS
26-Jun-01      I/P          Timberline - 4837                 483713180                US Filter Corp.
26-Jun-01      I/P          Timberline - 17478             1715-6/27/01                Trugreen Landcare - Xerox
26-Jun-01      I/P          Timberline - 14330             1615-6/25/01                Trugreen Landcare - Tek
26-Jun-01      GOVT         TRAC                             22553-0449                TROTTER FORD LINCOLN MERCURY
26-Jun-01      GOVT         TRAC                             22553-0451                TROTTER FORD LINCOLN MERCURY
26-Jun-01      GOVT         TRAC                             22553-0450                TROTTER FORD LINCOLN MERCURY
26-Jun-01      I&M          San Roque                              1773                Trackstar Enterprises Corp
26-Jun-01      I&M          BHO                                10011735                Tillack Trucking
26-Jun-01      CORP         BHO                              9990007533                TERRY PAYNE
26-Jun-01      CORP         BHO                              9990007534                TERRY PAYNE
26-Jun-01      I/P          Timberline - 14330             1516-6/25/01                Taurus Controls, Inc.
26-Jun-01      I/P          Timberline - 4837           1038, 1039, 1040,              Tarlton Corp.
                                                     1041, 1001A, 1801A, 180
26-Jun-01      GOVT         BHO                                 1155281                SWIS TIRE
26-Jun-01      I/P          BHO                                 1155280                SWAM ELECTRIC
26-Jun-01      GOVT         BHO                                 1155279                SURVEYORS MATERIAL
26-Jun-01      I/P          BHO                                 1155278                SUPERIOR PLANTSCAPES
26-Jun-01      I&M          BHO                                10011734                Sunstate Equipment
26-Jun-01      I/P          Timberline - 14330             1922-6/25/01                Sunbelt Rentals Inc.
26-Jun-01      I/P          BHO                                 1150483                STRAPEX CORP
26-Jun-01      GOVT         BHO                                 1155276                SQUIRE SANDERS AND DEMPSEY
26-Jun-01      I/P          Timberline - 14330             1603-6/25/01                Springer Electric, LLC
26-Jun-01      I/P          Timberline - 4837              10509, 10510                Spectrum Resources Inc.
26-Jun-01      GOVT         TRAC                             22553-0436                SOUTHWESTERN BELL
26-Jun-01      GOVT         TRAC                             22553-0437                SOUTHWESTERN BELL
26-Jun-01      I/P          BHO                                 1155275                SINCLAIR MOVING AND STORAGE
26-Jun-01      I/P          Timberline - 14330             2314-6/25/01                Simplex Time Recorder
26-Jun-01      I&M          BHO                                10011733                Signs West
26-Jun-01      I/P          Timberline - 4837            675777, 676817                Siemens Building Technologies
26-Jun-01      GOVT         BHO                                 1148170                SHELL
26-Jun-01      GOVT         TRAC                             22553-0448                SEARK COLLEGE
26-Jun-01      GOVT         TRAC                             22561-0612                SCOTT SPECIALTY GASES
26-Jun-01      I/P          Timberline - 4837           22420, 23307, 23314            Sachs Electric
26-Jun-01      I&M          BHO                                49017341                Rocky Mountain Air and Lube
26-Jun-01      GOVT         BHO                                 1155273                ROBERT E CHILGREEN
26-Jun-01      I/P          Timberline - 4837                      4764                Rice Equipment Co.
26-Jun-01      I/P          Timberline - 4837                   1674305                Relizon Company
26-Jun-01      I&M          BHO                                49017339                RDO Equipment
26-Jun-01      I/P          Timberline - 4837                   2083003                Randy Burkett Lighting Design
26-Jun-01      I/P          BHO                                 1155269                R M THORNTON INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      900                900
                                                                                                    2,049              2,049
                                                                                                      818                818
                                                                                                    9,152              9,152
                                                                                                      200                200
                                                                                                      430                430
                                                                                                   28,149             28,149
                                                                                                   28,149             28,149
                                                                                                   11,829             11,829
                                                                    209                                                  209
                                                                                                    6,000              6,000
                                                                                                  109,693            109,693
                                                                                                   10,000             10,000
                                                                                                      192                192
                                                                                                   94,837             94,837

                                                                                                      108                108
                                                                                                    2,087              2,087
                                                                                                      136                136
                                                                                                    1,558              1,558
                                                                                                      456                456
                                                                                                      200                200
                                                                                                      571                571
                                                                                                      415                415
                                                                                                      875                875
                                                                                                    4,150              4,150
                                    72                                                                                    72
                                    59                                                                                    59
                                                                                                    2,673              2,673
                                                                                                      810                810
                                                                                                    4,360              4,360
                                                                                                   36,225             36,225
                                                                                                      755                755
                                                                                                    4,406              4,406
                                                                                                      818                818
                                                                                                  133,563            133,563
                                                                                                    4,152              4,152
                                                                                                       62                 62
                                                                                                      745                745
                                                                                                      131                131
                                                                                                      253                253
                                                                                                       90                 90
                                                                                                      186                186


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
26-Jun-01      I/P          BHO                                 1148145                QWEST
26-Jun-01      I/P          Timberline - 17478             1240-6/27/01                Portland General Electric (PGE)
26-Jun-01      GOVT         TRAC                             22553-0446                PITNEY BOWES (PURCHASE POWER)
26-Jun-01      GOVT         TRAC                             22553-0442                PINE BLUFF LOCK & KEY
26-Jun-01      GOVT         TRAC                             22553-0440                PINE BLUFF HEATING & AIR
26-Jun-01      P&C          TRAC                                1511006                PERFORMANCE CONT.
26-Jun-01      I/P          BHO                                 1151516                PBCC
26-Jun-01      I&M          BHO                                10011732                Payless
26-Jun-01      I/P          BHO                                 1155268                PAUL J FORD
26-Jun-01      I&M          BHO                                10011731                Patent Construction System
26-Jun-01      POWER        BHO                                 1155267                PACIFIC ENGINEERING SUPPLY
26-Jun-01      I/P          Timberline - 4837           48315, 52300, 50175940         Overhead Door Company
26-Jun-01      I/P          Timberline - 4837          1140501, 1980401, 1980501       Orkin Pest Control
26-Jun-01      I/P          Timberline - 4837                 1303, 1304               Omni Land Care, Inc.
26-Jun-01      I/P          Timberline - 14330             2310-6/25/01                NW Protective Service, Inc.
26-Jun-01      I&M          BHO                                49017338                Nu West Industries
26-Jun-01      I&M          BHO                                49017337                Northwest Parts and Rigging
26-Jun-01      GOVT         BHO                                 1155264                NORTH LITTLE ROCK MATERIAL
26-Jun-01      I/P          RUST CONSTRUCTORS                  10128038                NEXTEL
26-Jun-01      I/P          Timberline - 4837                    595423                Nettie's Flower Garden
26-Jun-01      I/P          Timberline - 4837                  84231114                Nelco Chemical Company
26-Jun-01      I/P          Timberline - 4837       2205, 2206, 2210, 2211, 2334,      Murphy
                                                    2335, 2336, 2339, 2340, 2381
26-Jun-01      I/P          BHO                                 1150750                MSS INC
26-Jun-01      I&M          San Roque                              1774                Monark Equipment Corporation
26-Jun-01      I/P          BHO                                 1155263                MICHAEL A OTOOLE
26-Jun-01      I/P          Timberline - 17478             1206-6/27/01                Metrocall
26-Jun-01      GOVT         TRAC                             22561-0611                METCO ENVIRONMENTAL
26-Jun-01      I&M          BHO                                10011730                Merli Concrete
26-Jun-01      P&C          BHO                                 1154469                MCMASTER CARR SUPPLY
26-Jun-01      I/P          Timberline - 4837                     55029                Mariott - K1A
26-Jun-01      I/P          Timberline - 4837                  10006031                Long Elevator
26-Jun-01      I/P          Timberline - 4837                     3305a                Lewellyn Technology Inc.
26-Jun-01      I/P          Timberline - 4837             12021, 12033, 12034          Lambert Subsurface Consultants
26-Jun-01      GOVT         BHO                                 1155262                LAFARGE CORP
26-Jun-01      GOVT         TRAC                             22553-0430                LAB SAFETY SUPPLY
26-Jun-01      I/P          BHO                                 1155261                KY PIPE/FLOWNET SYSTEMS
26-Jun-01      I/P          TRAC                                5026542                KVAERNER METALS
26-Jun-01      I/P          TRAC                                5026540                KOPPERN
26-Jun-01      I/P          TRAC                                5026541                KOPPERN
26-Jun-01      I&M          BHO                                49017336                Komatsu
26-Jun-01      I/P          RUST CONSTRUCTORS                  10128036                KANAWHA EBA - MEDICAL ADM
26-Jun-01      GOVT         TRAC                             22561-0609                JT THORPE & SON, INC.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                    18                                                                                      18
                                                                                                      496                496
                                                                                                      243                243
                                                                                                      337                337
                                                                                                      450                450
                                                                                                   11,738             11,738
                                                                                                      138                138
                                                                                                      373                373
                                                                                                      461                461
                                                                                                   19,150             19,150
                                                                                                      607                607
                                                                                                    4,341              4,341
                                                                                                    2,631              2,631
                                                                                                   42,891             42,891
                                                                                                      967                967
                                                                                                      913                913
                                                                                                      893                893
                                                                                                      260                260
                                    54                                                                                    54
                                                                                                       59                 59
                                                                                                      162                162
                                                                                                   88,513             88,513

                                                                                                      340                340
                                                                                                   97,352             97,352
                                                                                                      839                839
                                                                                                       48                 48
                                                                                                   24,912             24,912
                                                                                                    4,825              4,825
                                                                                                      237                237
                                                                                                       12                 12
                                                                                                       71                 71
                                                                                                       59                 59
                                                                                                    2,625              2,625
                                                                                                      587                587
                                                                                                      459                459
                                                                                                    1,380              1,380
                                                                                                   77,031             77,031
                                                                  3,299                                                3,299
                                                                  2,002                                                2,002
                                                                                                    1,291              1,291
                                                                                                      214                214
                                                                                                    8,350              8,350


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------

                           DISBURSEMENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------
26-Jun-01      I&M          BHO                                47059642                Journagen Construction
26-Jun-01      I/P          Timberline - 4837                 483713189                Johnson Controls
26-Jun-01      I&M          BHO                                10011729                Jakes Wire Rope Service
26-Jun-01      I/P          BHO                                 1155258                INTERGRAPH CORP
26-Jun-01      I/P          BHO                                 1155257                INTERGRAPH CORP
26-Jun-01      I/P          BHO                                 1155256                ICOM MECHANICAL
26-Jun-01      I&M          BHO                                25002429                ICM Equipment
26-Jun-01      I&M          BHO                                49017335                ICM Equipment
26-Jun-01      CORP         BHO                                 1155255                IBM CORP
26-Jun-01      I/P          TRAC                                5026539                HYL TECH.
26-Jun-01      I&M          BHO                                49017334                Hydro Engineering
26-Jun-01      I/P          Timberline - 17478             1235-6/27/01                Huser Sales and Service Inc.
26-Jun-01      GOVT         TRAC                             22553-0438                HOLIMAN'S ESCORT SERVICE
26-Jun-01      GOVT         TRAC                             22553-0439                HOLIMAN'S ESCORT SERVICE
26-Jun-01      I/P          BHO                                 1155254                HOLABIRD AND ROOT
26-Jun-01      I/P          Timberline - 4837             May142001, May92001          Heuer Locksmith Inc.
26-Jun-01      I/P          TRAC                                5026538                HEAT EXCHANGE IND.
26-Jun-01      GOVT         TRAC                             22553-0441                HEALTHCARE PLUS
26-Jun-01      I/P          Timberline - 4837                 483713185                HCI Chemtech Distribution
26-Jun-01      I/P          Timberline - 4837             16904, 16905, 16909          Hartman - Walsh Painting Company
26-Jun-01      GOVT         BHO                                 1155608                HAMPS CONSTRUCTION
26-Jun-01      GOVT         TRAC                             22561-0604                GUY MIYASHIRO 7 CO.
26-Jun-01      I/P          Timberline - 4837                 483713170                Grossman Contracting
26-Jun-01      I/P          Timberline - 4837                 483713191                Grinnell Fire Protection System
26-Jun-01      GOVT         BHO                                 1155253                GRAYBAR ELECTRIC COMPANY
26-Jun-01      I&M          BHO                                10011728                Grainger
26-Jun-01      GOVT         TRAC                             22561-0601                GILMORE LIQUID AIR COMPANY
26-Jun-01      GOVT         BHO                                 1145551                GESCO INC
26-Jun-01      GOVT         BHO                                 1151464                GESCO INC
26-Jun-01      GOVT         TRAC                             22561-0602                GENUITY SOLUTIONS INC.
26-Jun-01      I&M          San Roque                              1772                Gapan Ice Plant & Cold Storage
26-Jun-01      I/P          BHO                                 1155252                G R SPONAUGLE AND SONS
26-Jun-01      I/P          Timberline - 4837                 483713188                French Gerleman
26-Jun-01      GOVT         TRAC                             22561-0613                FOSTER-MILLER INC.
26-Jun-01      POWER        TRAC                                1511035                FLOWSERVE
26-Jun-01      I/P          BHO                                 1155251                FANTASTIC CLEANING SERVICE
26-Jun-01      I/P          BHO                                 1155250                FACTORY MUTAL RESEARCH GROUP
26-Jun-01      GOVT         BHO                                 1155248                FABICK TRACTOR CO
26-Jun-01      GOVT         BHO                                 1155249                FABICK TRACTOR CO
26-Jun-01      GOVT         TRAC                             22553-0434                EXXON MOBIL
26-Jun-01      GOVT         TRAC                             22561-0608                EXSIF WORLDWIDE, INC.
26-Jun-01      GOVT         TRAC                             22561-0603                EXCHANGE SUPPLY CO.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    4,615              4,615
                                                                                                   14,779             14,779
                                                                                                      621                621
                                                                                                    2,203              2,203
                                                                                                    1,325              1,325
                                                                                                      190                190
                                                                                                    4,035              4,035
                                                                                                    1,073              1,073
                                                                                                      222                222
                                                                  8,078                                                8,078
                                                                                                      455                455
                                                                                                      275                275
                                                                                                       95                 95
                                                                                                       95                 95
                                                                                                    5,279              5,279
                                                                                                      901                901
                                                                  4,500                                                4,500
                                                                                                    1,075              1,075
                                                                                                      797                797
                                                                                                   32,620             32,620
                                                                                                  210,829            210,829
                                                                                                      644                644
                                                                                                   15,066             15,066
                                                                                                   11,473             11,473
                                                                                                      144                144
                                                                                                      446                446
                                                                                                    5,079              5,079
                                                                                                      843                843
                                                                                                       76                 76
                                                                                                      482                482
                                                                    455                                                  455
                                                                                                      810                810
                                                                                                   14,130             14,130
                                                                                                   24,203             24,203
                                                                                                      266                266
                                                                                                      325                325
                                                                                                      180                180
                                                                                                    4,796              4,796
                                                                                                      959                959
                                                                                                       34                 34
                                                                                                    8,938              8,938
                                                                                                      763                763


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
26-Jun-01     I/P          BHO                                 1155247                  ENVIROTROL INC
26-Jun-01     I&M          BHO                                47059641                  Empire Southwest
26-Jun-01     I/P          BHO                                 1151445                  EMERALD GREEN PLANT INC
26-Jun-01     I/P          BHO                                 1155246                  EECO INC
26-Jun-01     I&M          San Roque                            1771                    Ecco Asia
26-Jun-01     I/P          BHO                                 1155245                  DYNAELECTRIC CO
26-Jun-01     GOVT         TRAC                              22553-0433                 DOCUSTORE, INC
26-Jun-01     GOVT         BHO                                 1155244                  DIPLOMAT FREIGHT SERVICES INC
26-Jun-01     I&M          San Roque                            1770                    DHL Phils Corp
26-Jun-01     GOVT         TRAC                              22561-0605                 DAO-DE SCOTT/FP-I
26-Jun-01     I/P          BHO                                 1155243                  DANKA
26-Jun-01     I&M          BHO                                49017333                  Cummins
26-Jun-01     I&M          BHO                                49017332                  Culligan Water
26-Jun-01     I/P          Timberline - 17478               1185-6/27/01                CSI Interior Contractors
26-Jun-01     I&M          BHO                                49017331                  Crown Parts and machine
26-Jun-01     I/P          BHO                                 1155242                  CROWN LINEN SERVICE
26-Jun-01     GOVT         TRAC                              21852-1390                 CRAWFORD DOOR SALES
26-Jun-01     GOVT         TRAC                              21852-1391                 CRAWFORD DOOR SALES
26-Jun-01     I&M          BHO                                47059609                  Craneveyor Corp
26-Jun-01     I/P          BHO                                 1155241                  CRADDOCK AND LERRO ASSOC
26-Jun-01     I/P          TRAC                                5026537                  CONTROL SOLUTIONS
26-Jun-01     I/P          Timberline - 4837                  GP421012                  Control Line, Inc.
26-Jun-01     I/P          BHO                                 1155240                  CONTRACTORS SAFTEY COUNCIL
26-Jun-01     GOVT         TRAC                              22561-0610                 CONTINENTAL RESEARCH & ENGR.
26-Jun-01     I&M          BHO                                10011727                  Construx Excavators
26-Jun-01     GOVT         TRAC                              22553-0443                 CONDRAY SIGN CO.
26-Jun-01     GOVT         TRAC                              22553-0454                 CONDRAY SIGN CO.
26-Jun-01     GOVT         TRAC                              22553-0453                 CONDRAY SIGN CO.
26-Jun-01     I/P          BHO                                 1155239                  CONCENTRA MEDICAL CENTER
26-Jun-01     I/P          BHO                                 1155238                  COMPONENT SALES AND SERVICES INC
26-Jun-01     GOVT         TRAC                              22553-0455                 COMPAQ
26-Jun-01     I/P          BHO                                 1155237                  COMMAIR
26-Jun-01     I/P          BHO                                 1155236                  COLUMBIA PAINT AND COATING
26-Jun-01     I/P          BHO                                 1155235                  COGHLIN ELECTRICAL CONTRACTORS
26-Jun-01     GOVT         TRAC                              22561-0600                 CMS INTERMODAL SERVICE
26-Jun-01     I&M          San Roque                            1769                    Civic Merchandising Inc
26-Jun-01     I/P          BHO                                 1155234                  CITY OF LA MIRANDA
26-Jun-01     CORP         BHO                                 1155233                  CISCO SYSTEMS
26-Jun-01     I/P          Timberline - 4837            452423317, 452427103            Cintas Corp. - 731
26-Jun-01     I/P          RUST CONSTRUCTORS                  10128024                  CINGULAR
26-Jun-01     I/P          RUST CONSTRUCTORS                  10128030                  CINGULAR
26-Jun-01     I&M          BHO                                47059644                  Chevron


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   17,537             17,537
                                                                                                      749                749
                                                                                                      707                707
                                                                                                    3,080              3,080
                                                                45,823                                                45,823
                                                                                                    1,885              1,885
                                                                                                    4,492              4,492
                                                                                10,420                                10,420
                                                                    30                                                    30
                                                                                                    8,410              8,410
                                                                                                       65                 65
                                                                                                    1,532              1,532
                                                                                                       36                 36
                                                                                                    1,323              1,323
                                                                                                    1,099              1,099
                                                                                                       79                 79
                                                                                                   53,823             53,823
                                                                                                    7,875              7,875
                                                                                                   12,533             12,533
                                                                                                    1,192              1,192
                                                                                                    3,400              3,400
                                                                                                      525                525
                                                                                                       10                 10
                                                                                                   12,434             12,434
                                                                                                    1,122              1,122
                                                                                                       77                 77
                                                                                                       49                 49
                                                                                                       32                 32
                                                                                                       60                 60
                                                                                                      268                268
                                                                                                   17,874             17,874
                                                                                                       35                 35
                                                                                                      957                957
                                                                                                      640                640
                                                                                                   68,315             68,315
                                                                   796                                                   796
                                                                                                    5,120              5,120
                                                                                                    5,120              5,120
                                                                                                      364                364
                                  59                                                                                      59
                                  40                                                                                      40
                                                                                                   12,718             12,718


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
26-Jun-01     I/P          BHO                                 1155232                  CHEMWAY INC
26-Jun-01     I/P          BHO                                 1155231                  CHEMDRY OF PITTSBURGH
26-Jun-01     I&M          BHO                                49017330                  Chamfer Engineering
26-Jun-01     GOVT         TRAC                              22553-0456                 CENTURYTEL
26-Jun-01     GOVT         TRAC                              22553-0445                 CENTURYTEL
26-Jun-01     GOVT         TRAC                              22561-0607                 CCR (CIE CONTAINERS)
26-Jun-01     I/P          Timberline - 17478               1205-6/27/01                Carpet Annex, Inc.
26-Jun-01     I&M          BHO                                47017329                  Caribou Auto
26-Jun-01     POWER        TRAC                                206966                   Canara Bank - A/C Tax
26-Jun-01     I/P          BHO                                 1155230                  CAMPBELL CONSTRUCTION CO
26-Jun-01     GOVT         TRAC                              22553-0431                 CADDO DESIGN & OFFICE PRODUCTS
26-Jun-01     GOVT         TRAC                              22553-0432                 CADDO DESIGN & OFFICE PRODUCTS
26-Jun-01     I/P          Timberline - 4837                46408, 46518                C.E. Jarrell
26-Jun-01     I&M          BHO                                49017340                  Brad Reagan
26-Jun-01     I&M          BHO                                49017328                  Bonneville Industrial Supply
26-Jun-01     I/P          BHO                                 1152128                  BOLING JANITORIAL
26-Jun-01     GOVT         TRAC                              22561-0606                 BOC GASES GASPRO
26-Jun-01     I&M          BHO                                10011726                  Bobcat of Las Vegas
26-Jun-01     GOVT         BHO                                 1155227                  BOBBY A PUETT
26-Jun-01     I/P          BHO                                 1155546                  BLIGH PACIFIC
26-Jun-01     I&M          BHO                                10011725                  Bearing Belt Chain Co
26-Jun-01     I&M          BHO                                47059640                  B R Anderson
26-Jun-01     GOVT         TRAC                              22553-0444                 AT&T
26-Jun-01     GOVT         TRAC                              22553-0435                 AT&T
26-Jun-01     I/P          BHO                                 1155224                  AT AND T
26-Jun-01     I/P          BHO                                 1155225                  AT AND T
26-Jun-01     I/P          BHO                                 1155222                  ARROWHEAD MTN SPRING WATER
26-Jun-01     GOVT         TRAC                              22553-0452                 ARKANSAS OFFICE FURNITURE INC.
26-Jun-01     I&M          BHO                                47059639                  Arizona Protection Agency
26-Jun-01     CORP         BHO                                 1155221                  ARCUS DATA SECURITY
26-Jun-01     GOVT         TRAC                              22553-0457                 AMERICAN TRANSIT SUPPLY
26-Jun-01     GOVT         TRAC                              22553-0458                 AMERICAN TRANSIT SUPPLY
26-Jun-01     I/P          BHO                                 1155220                  AMERICAN CORRECTIONAL ASSOC
26-Jun-01     GOVT         TRAC                              22553-0447                 AMBULANCE TRANSPORT SERVICE
26-Jun-01     I/P          Timberline - 4837                  483713169                 Alltype Fire Protection Co.
26-Jun-01     GOVT         TRAC                              22557-0023                 ALLEN-BRADLEY
26-Jun-01     GOVT         TRAC                               22557-024                 ALLEN-BRADLEY
26-Jun-01     I/P          BHO                                 1155219                  ALEX C CHU
26-Jun-01     I/P          BHO                                 1149331                  AIRBORNE
26-Jun-01     I/P          BHO                               9990007532                 AIR RSOURCES
26-Jun-01     GOVT         TRAC                              22561-0599                 AIR LIQUIDE CORP.
26-Jun-01     I/P          BHO                                 1155218                  AIP INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,015              2,015
                                                                                                    2,052              2,052
                                                                                                   26,135             26,135
                                 877                                                                                     877
                                 201                                                                                     201
                                                                                                   15,074             15,074
                                                                                                      100                100
                                                                                                      177                177
                                                                   755                                                   755
                                                                                                    1,645              1,645
                                                                                                    2,604              2,604
                                                                                                    2,468              2,468
                                                                                                   10,717             10,717
                                                                                                      427                427
                                                                                                      207                207
                                                                                                    3,805              3,805
                                                                                                   10,866             10,866
                                                                                                      906                906
                                                                                                       65                 65
                                                                                                    3,526              3,526
                                                                                                       20                 20
                                                                                                      212                212
                                  84                                                                                      84
                                  44                                                                                      44
                                                                                                      322                322
                                                                                                       90                 90
                                                                                                        8                  8
                                                                                                      916                916
                                                                                                    3,959              3,959
                                                                                                    3,996              3,996
                                                                                                    5,568              5,568
                                                                                                      812                812
                                                                                                      785                785
                                                                                                      524                524
                                                                                                   16,331             16,331
                                                                                                   35,053             35,053
                                                                                                      915                915
                                                                                                    1,200              1,200
                                                                                                      264                264
                                                                                                    4,482              4,482
                                                                                                      129                129
                                                                                                      316                316


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
26-Jun-01     I/P          Timberline - 4837                  11458001                  Aggreko, Inc.
26-Jun-01     CORP         BHO                                 1155217                  ADVANCED SYSTEMS GROUP INC
26-Jun-01     POWER        BHO                                 1155216                  ADVANCED BUSINESS EQUIP
26-Jun-01     I/P          Timberline - 4837                    1527                    Ace Lab Systems, Inc.
25-Jun-01     I/P          BHO                                 1155017                  YEOMANS DISTRIBUTING CO
25-Jun-01     I/P          New Malden (JDE)                    106220                   XEROX OFFICE SUPPLIES LTD
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 XEROX CORP.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 XEROX
25-Jun-01     I/P          BHO                                 1155016                  WORDSMART WORD PROCESSING INC
25-Jun-01     I&M          BHO                                47059553                  Wm Dickson Co
25-Jun-01     I/P          New Malden (JDE)                    106219                   WILLIAM M MERCER LTD
25-Jun-01     I/P          BHO                                 1155015                  WIESE PLANNING AND ENGINEERING INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 WHOLE SALE ELECTRIC
25-Jun-01     I&M          BHO                                 3000477                  White Cap
25-Jun-01     I&M          BHO                                47059552                  Western Waterproofing
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 WELDERS SUPPLY CO.
25-Jun-01     I&M          BHO                                47059551                  Washington Mech Conf
25-Jun-01     I&M          BHO                                47059550                  Washington Crane and Hoist
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 WARREN DEL CARIBE
25-Jun-01     I/P          BHO                                 1148213                  WAGNER EQUIPMENT
25-Jun-01     I/P          BHO                                 1155014                  WADDELL BATTERIES CO INC
25-Jun-01     I/P          BHO                                 1155012                  W W GRAINGER
25-Jun-01     I/P          BHO                                 1155013                  W W GRAINGER
25-Jun-01     I/P          Timberline - 7278                   050101                   Vornado Realty Trust.
25-Jun-01     I/P          BHO                                 1155011                  VONACHEN SERVICE AND SUPPLY
25-Jun-01     POWER        TRAC                                 10124                   VibraAlign, Inc
25-Jun-01     I/P          BHO                                 1155009                  VERIZON WIRELESS
25-Jun-01     I/P          BHO                                 1155008                  VERIZON
25-Jun-01     I/P          BHO                                 1155007                  VERIZON
25-Jun-01     I/P          BHO                                 1155006                  VELDE LINCOLN MECURY
25-Jun-01     I&M          BHO                                47059549                  UXB International
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 UNIVERSAL STEEL TRADING CORP.
25-Jun-01     I/P          BHO                                 1155005                  UNITED STATES FILTER
25-Jun-01     POWER        TRAC                                1236725                  UNITED PARCEL SERVICE
25-Jun-01     I/P          TRAC 24052                         JOB 24052                 UNITED PARCEL SERVICE
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 ULTRA POWER SYSTEMS INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 TRI STATE
25-Jun-01     I/P          BHO                                 1155004                  TRANSPORT INTERNATIONAL POOL
25-Jun-01     I&M          BHO                                 3000479                  TransOceanic
25-Jun-01     I&M          San Roque                            1773                    Trackstar Enterprises Corp
25-Jun-01     I/P          BHO                                 1155003                  TORRES ELECTRIC
25-Jun-01     I/P          BHO                                 1155002                  TMC SERVICE COMPANY HVAC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    9,327              9,327
                                                                                                   38,937             38,937
                                 533                                                                                     533
                                                                                                    6,590              6,590
                                                                                                      223                223
                                                                    76                                                    76
                                                                                                      301                301
                                                                                                    1,039              1,039
                                                                                                       20                 20
                                                                                                    3,723              3,723
                                                                49,626                                                49,626
                                                                                                      229                229
                                                                                                      573                573
                                                                                                      453                453
                                                                                                    7,093              7,093
                                                                                                       45                 45
                                                                                                    5,547              5,547
                                                                                                      150                150
                                                                                                    6,854              6,854
                                                                                                    1,122              1,122
                                                                                                      271                271
                                                                                                    1,267              1,267
                                                                                                      523                523
                                                                                                      210                210
                                                                                                    2,258              2,258
                                                                                                   61,523             61,523
                                                                                                       48                 48
                                                                                                      362                362
                                                                                                       19                 19
                                                                                                      734                734
                                                                                                   17,668             17,668
                                                                                                      381                381
                                                                                                      376                376
                                                                                   228                                   228
                                                                                    86                                    86
                                                                                                   83,630             83,630
                                                                                                      113                113
                                                                                                      133                133
                                                                                 5,490                                 5,490
                                                                   209                                                   209
                                                                                                    1,459              1,459
                                                                                                      733                733


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 THE YATES COMPANY
25-Jun-01     I/P          TRAC 03463                         JOB 03463                 THE OFFICE SHOP
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 THE OFFICE SHOP
25-Jun-01     I&M          BHO                                47059538                  The Janes Co
25-Jun-01     POWER        BHO                               9990007509                 TECHNILINK
25-Jun-01     I/P          BHO                                 1155000                  TEC WELDING SUPPLIES
25-Jun-01     I/P          BHO                                 1154999                  SYSTEMS MANAGEMENT INC
25-Jun-01     I/P          BHO                                 1154998                  SUPERIOR INDUSTRIAL EQUIPMENT CO
25-Jun-01     I&M          BHO                                 3000475                  Strohn Equipment
25-Jun-01     I&M          BHO                                47059548                  Stripe Rental
25-Jun-01     I&M          BHO                                10011712                  Stewart and Sundell
25-Jun-01     I&M          BHO                                47059561                  Starlite
25-Jun-01     I/P          BHO                                 1154997                  SPECTRA LAB INC
25-Jun-01     I/P          Timberline - 7278                   85981A                   Southwest Office Systems, Inc.
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 SOUTHERN TOOL & SUPPLY
25-Jun-01     I/P          BHO                                 1154996                  SKYLINE CONSTRUCTION
25-Jun-01     I&M          BHO                                 3000474                  Skanska Raise Boring
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 SISSCO
25-Jun-01     POWER        BHO                                 1154995                  SINCLAIR MOVING AND STORAGE INC
25-Jun-01     I/P          BHO                                 1154994                  SILICON VALLEY CABLE CO
25-Jun-01     I/P          Timberline - 7278          01048845462, 01018445813          Sharp Electric Credit Company
25-Jun-01     I&M          BHO                                 3000476                  Sevedala Industries
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 SETON
25-Jun-01     I&M          BHO                                47059560                  Serrano Painting
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 SELLOS TITAN
25-Jun-01     I/P          BHO                                 1154993                  SEBRIGHT WEST INC
25-Jun-01     I&M          BHO                                 3000473                  Scarff Motors
25-Jun-01     I/P          TRAC 24459                         JOB 24459                 SCANNER OVERSEAS OF PR INC.
25-Jun-01     GOVT         BHO                                 1154992                  SATELLITE SHELTERS INC
25-Jun-01     I&M          BHO                                47059547                  Salinas Construction
25-Jun-01     POWER        TRAC                                07-009                   Safe2Work
25-Jun-01     POWER        TRAC                                07-006                   Rudolph Libbe
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 RUBBER & GASKET CO.
25-Jun-01     I/P          New Malden (JDE)                    106218                   ROSSISTERS STATIONERS LTD
25-Jun-01     I/P          BHO                                 1154991                  ROSENDIN ELECTRIC INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 ROMUTEC CORP.
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 ROMUTEC CORP.
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 ROMUTEC CORP.
25-Jun-01     I/P          New Malden (JDE)                    106217                   RIDER PRESS LTD
25-Jun-01     I/P          TRAC 21042                         JOB 21042                 RELIZON COMPANY
25-Jun-01     I/P          BHO                                 1154990                  RECOGINITION UNLIMITED
25-Jun-01     I&M          BHO                                47059456                  Rebar International


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      454                454
                                                                                                      610                610
                                                                                                      108                108
                                                                                                    7,068              7,068
                                                                                                   32,806             32,806
                                                                                                       27                 27
                                                                                                    1,015              1,015
                                                                                                      207                207
                                                                                                    2,175              2,175
                                                                                                    3,914              3,914
                                                                                                   44,910             44,910
                                                                                                   25,038             25,038
                                                                                                    3,580              3,580
                                                                                                      275                275
                                                                                                      847                847
                                                                                                    7,384              7,384
                                                                                                   45,610             45,610
                                                                                                      675                675
                                                                                                      534                534
                                                                                                    6,025              6,025
                                                                                                      345                345
                                                                                                      546                546
                                                                                                      441                441
                                                                                                    3,716              3,716
                                                                                                       91                 91
                                                                                                    9,061              9,061
                                                                                                      169                169
                                                                                                    2,118              2,118
                                                                                                      224                224
                                                                                                  130,671            130,671
                                                                                                      450                450
                                                                                                   47,014             47,014
                                                                                                   11,498             11,498
                                                                 1,365                                                 1,365
                                                                                                   88,051             88,051
                                                                                                  251,794            251,794
                                                                                                  126,962            126,962
                                                                                                   93,148             93,148
                                                                   411                                                   411
                                                                                                       90                 90
                                                                                                      711                711
                                                                                                   11,898             11,898


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I/P          Timberline - 7278                   2339570                  Ranstad
25-Jun-01     I/P          BHO                                 1154989                  R F FAGER COMPANY
25-Jun-01     I/P          BHO                                 1154988                  QUINN COMPANY
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 QUESTRON DISTRIBUTION
25-Jun-01     I&M          BHO                                47059545                  Quality Fence builders
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 QUALITY CONTROLS INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 QUAKER COMPANY
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 QUADRO INC.
25-Jun-01     I/P          BHO                                 1154987                  PUBLICA SPACE PLUS
25-Jun-01     I&M          Infrastructure Services              8975                    PUBLIC AFFAIRS MANAGEMENT
25-Jun-01     POWER        TRAC                                2041927                  PSI
25-Jun-01     I/P          BHO                                 1154986                  PROFESSIONAL RECORDS MANAGEMENT
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 PROCONEX
25-Jun-01     I/P          BHO                                 1154985                  PRECISION ELECTRICAL
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 PR VIBRATION ANALISIS
25-Jun-01     I/P          TRAC 24459                         JOB 24459                 POPULAR LEASING & RENTAL INC.
25-Jun-01     I/P          Timberline - 7278                01D0047383096               Poland Spring Water
25-Jun-01     I&M          BHO                                47059544                  Plateau Electrical
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 PLASTIC PIPING PRODUCTS
25-Jun-01     I&M          BHO                                47059602                  Phoenix Fuel
25-Jun-01     I&M          BHO                                47059559                  Phoenix Concrete Cutting
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 PERRY PRODUCTS COMPANY
25-Jun-01     I/P          BHO                                 1154984                  PAUL J FORD
25-Jun-01     I/P          BHO                                 1154983                  PATH COMMUNICATIONS INC
25-Jun-01     I&M          BHO                                47059543                  Parsons Brinkerhoff Quade
25-Jun-01     I/P          Timberline - 7278                   204957                   Par - The Plumbing Company
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 PABLO MIRANDA
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 ORR SAFETY
25-Jun-01     I&M          BHO                                10011697                  Orco Construction
25-Jun-01     I/P          Timberline - 7278                   554926                   One Source
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 OLIVER EXTERMINATING
25-Jun-01     I/P          TRAC 24459                         JOB 24459                 OFFICE MAX
25-Jun-01     I/P          Timberline - 7278                101867519-001               Office Depot
25-Jun-01     I&M          BHO                                47059542                  Northwest Drug and Alcohol
25-Jun-01     I&M          BHO                                48008932                  Nick Meyer
25-Jun-01     I/P          BHO                                 1154982                  NATIONAL TRAILER STORAGE
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 MSC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 MRF FRANCESCHINI
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 MOTION INDUSTRIES
25-Jun-01     I&M          San Roque                            1774                    Monark Equipment Corporation
25-Jun-01     POWER        TRAC                                1236727                  MODERN ACCOUNTING
25-Jun-01     GOVT         WS-Timberline                     3589-47394                 Micrographic Services


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      740                740
                                                                                                      424                424
                                                                                                      110                110
                                                                                                      238                238
                                                                                                   14,265             14,265
                                                                                                    1,272              1,272
                                                                                                      394                394
                                                                                                      391                391
                                                                                                      381                381
                                                                                                    6,513              6,513
                                                                                                      148                148
                                                                                                      679                679
                                                                                                    5,325              5,325
                                                                                                    1,378              1,378
                                                                                                      150                150
                                                                                                      489                489
                                                                                                      807                807
                                                                                                  274,656            274,656
                                                                                                   19,350             19,350
                                                                                                    9,901              9,901
                                                                                                   26,996             26,996
                                                                                                    3,475              3,475
                                                                                                      500                500
                                                                                                    9,500              9,500
                                                                                                  141,740            141,740
                                                                                                      196                196
                                                                                                    2,820              2,820
                                                                                                       99                 99
                                                                                                    2,342              2,342
                                                                                                      300                300
                                                                                                      215                215
                                                                                                    3,259              3,259
                                                                                                       63                 63
                                                                                                    1,550              1,550
                                                                                                      725                725
                                                                                                      101                101
                                                                                                      122                122
                                                                                                    2,044              2,044
                                                                                                      749                749
                                                                                                   97,352             97,352
                                                                   593                                                   593
                                                                                                      514                514


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I&M          BHO                                10011711                  Merli Concrete
25-Jun-01     I/P          BHO                                 1154981                  MCI WORLDCOM
25-Jun-01     GOVT         BHO                                 1154980                  MCCORMICK INSULATION SUPPLY INC
25-Jun-01     I&M          BHO                                47059558                  McAtee Equipment
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 MC MASTER CARR
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 MARLAND INDUSTRIAL CONTRACTORS
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 MARLAND INDUSTRIAL CONTRACTORS
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 MARLAND INDUSTRIAL CONTRACTORS
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 MARLAND INDUSTRIAL CONTRACTORS
25-Jun-01     I&M          BHO                                47059603                  Marden Susco
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 MANATI OFFICE SUPPLY
25-Jun-01     I/P          TRAC 24459                         JOB 24459                 MANATI OFFICE SUPPLY
25-Jun-01     GOVT         WS-Timberline                     3589-47401                 Magruder
25-Jun-01     GOVT         WS-Timberline                     3589-47395                 Madison Record Strg
25-Jun-01     I/P          BHO                                 1154979                  MAC MECHANICAL CORP
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 LORD ELECTRIC CO. OF PUERTO RICO
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 LORD
25-Jun-01     I&M          BHO                                47059451                  LK Comstock
25-Jun-01     I/P          Timberline - 7278                   155235                   Lewis Bros. Stages, Inc.
25-Jun-01     I&M          BHO                                 3000472                  Lawson Products Inc
25-Jun-01     POWER        TRAC                                07-005                   Laramie
25-Jun-01     GOVT         WS-Timberline                     3589-47392                 Lafarge Corp.
25-Jun-01     GOVT         BHO                                 1154977                  LAFARGE CORP
25-Jun-01     I/P          TRAC 22566                         JOB 22566                 LABORATORIO CLINICO DEL NORTE
25-Jun-01     I/P          TRAC 21486                         JOB 21486                 LAB SUPPORT
25-Jun-01     I/P          TRAC 24618                         JOB 24618                 LAB SUPPORT
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 LA CASA DE LOS TORNILLOS
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 LA CALHENE
25-Jun-01     I&M          BHO                                47059540                  Kohl Excavating
25-Jun-01     I/P          Timberline - 7278                    5624                    Kimball Property Maintenance
25-Jun-01     I/P          BHO                                 1154976                  K AND D FACTORY SERVICE INC
25-Jun-01     I/P          New Malden (JDE)                    106216                   JUPITER TELECOM
25-Jun-01     I&M          BHO                                47059539                  John Wayne Construction
25-Jun-01     I&M          BHO                                10011709                  Ja Cesare and Assoc
25-Jun-01     I&M          BHO                                47059460                  Ja Cesare and Assoc
25-Jun-01     I&M          BHO                                10011693                  Ja Cesare and Assoc
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 J A MALDONADO
25-Jun-01     I/P          Timberline - 7278                   7823809                  Iron Mountain
25-Jun-01     I/P          TRAC 24052                         JOB 24052                 IRON AGE CORPORATION
25-Jun-01     I/P          TRAC 24459                         JOB 24459                 INTACO
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 INSTRUMENTATION SYSTEM & ENG.INC.
25-Jun-01     POWER        TRAC                                2041928                  INST ASSC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,025              2,025
                                  25                                                                                      25
                                                                                                      241                241
                                                                                                   13,517             13,517
                                                                                                    1,364              1,364
                                                                                                  136,845            136,845
                                                                                                  113,355            113,355
                                                                                                  106,897            106,897
                                                                                                   50,828             50,828
                                                                                                      147                147
                                                                                                      408                408
                                                                                                      232                232
                                                                                                   56,366             56,366
                                                                                                      498                498
                                                                                                   14,640             14,640
                                                                                                  129,510            129,510
                                                                                                        6                  6
                                                                                                  204,803            204,803
                                                                                                    1,512              1,512
                                                                                                   29,636             29,636
                                                                                                      713                713
                                                                                                      130                130
                                                                                                   11,071             11,071
                                                                                                      475                475
                                                                                                    1,228              1,228
                                                                                                    1,228              1,228
                                                                                                    1,883              1,883
                                                                                                   17,600             17,600
                                                                                                  244,737            244,737
                                                                                                      842                842
                                                                                                      326                326
                                                                   281                                                   281
                                                                                                   29,241             29,241
                                                                                                    3,339              3,339
                                                                                                    1,430              1,430
                                                                                                      430                430
                                                                                                    1,800              1,800
                                                                                                       67                 67
                                                                                                       75                 75
                                                                                                       95                 95
                                                                                                   83,726             83,726
                                                                                                      414                414


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 INDUSA
25-Jun-01     I/P          Timberline - 7278                  20154109                  Ikon Office Solutions
25-Jun-01     I&M          BHO                                47059537                  Icon Materials
25-Jun-01     I/P          BHO                                 1154975                  ICOM MECHANICAL
25-Jun-01     I/P          BHO                                 1154974                  ICM EQUIPMENT CO
25-Jun-01     I/P          Timberline - 7278                    0121                    Humberto & Associates
25-Jun-01     I/P          BHO                                 1154973                  HSG PROFESSIONAL WINDOW CLEANERS
25-Jun-01     I&M          BHO                                48008931                  Hop Construction
25-Jun-01     I/P          BHO                                 1154972                  HODGES PLUMBING SUPPLY CENTER
25-Jun-01     I/P          BHO                                 1154971                  HICKMAN ELECTRIC
25-Jun-01     I/P          TRAC 21756                         JOB 21756                 HERCULES BETZDEARBORN
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 HAYES TESTING LABORATORY
25-Jun-01     POWER        TRAC                                06-146                   Havens Steel
25-Jun-01     I&M          BHO                                48008933                  Harral Ranch
25-Jun-01     I&M          BHO                                10011716                  Hardy Painting
25-Jun-01     I&M          BHO                                47059461                  Hanson Aggregates
25-Jun-01     I/P          Timberline - 7278           8488, 8595, 8615, 8676           Grubbs Graphics, Inc.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 GRINNELL
25-Jun-01     I&M          Infrastructure Services              12240                   GREINER WOODWARD
25-Jun-01     I&M          BHO                                47059554                  Great White Construction
25-Jun-01     I&M          BHO                                47059555                  Great White Construction
25-Jun-01     I/P          Timberline - 7278                696-960675-2                Grainger
25-Jun-01     I/P          BHO                                 1154970                  GOLDEN STATE COMMUNICATIONS
25-Jun-01     I/P          BHO                                 1154969                  GOLD COAST TIRE
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 GLASTEEL PARTS & SERVICE
25-Jun-01     I/P          TRAC 22573                         JOB 22573                 GENESIS MACHINERY PRODUCTS
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 GENERAL MECHANICS
25-Jun-01     I&M          BHO                                47059536                  Garco Construction
25-Jun-01     I&M          San Roque                            1772                    Gapan Ice Plant & Cold Storage
25-Jun-01     I/P          BHO                                 1154968                  G R SPONAUGLE AND SONS INC
25-Jun-01     I/P          BHO                                 1154967                  FURNITURE MARKETING GROUP
25-Jun-01     I&M          BHO                                47059562                  Frank L Walters
25-Jun-01     I/P          BHO                                 1154966                  FOREMOST INDUSTRIAL TECHNOLOGIES
25-Jun-01     I/P          TRAC 21756                         JOB 21756                 FLUID POWER TECHNOLOGY
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FLOSERVE CORP.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FLOMAT
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FLO TECHNOLOGY SALES
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FISHER CONTROLS INT'L.
25-Jun-01     I/P          TRAC 22566                         JOB 22566                 FERRETERIA M. OTERO y CIA INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FERRETERIA M. OTERO
25-Jun-01     I/P          BHO                                 1154965                  FERGUSON ENTERPRISES INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 FERGUSON ENTERPRISES


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    4,637              4,637
                                                                                                      846                846
                                                                                                   70,069             70,069
                                                                                                   14,594             14,594
                                                                                                      283                283
                                                                                                      704                704
                                                                                                   20,490             20,490
                                                                                                    1,679              1,679
                                                                                                    1,989              1,989
                                                                                                    1,462              1,462
                                                                                                    2,293              2,293
                                                                                                      144                144
                                                                                                  459,398            459,398
                                                                                                   50,471             50,471
                                                                                                      866                866
                                                                                                    9,891              9,891
                                                                                                    1,076              1,076
                                                                                                  199,778            199,778
                                                                                                    3,857              3,857
                                                                                                   28,759             28,759
                                                                                                   25,731             25,731
                                                                                                      106                106
                                                                                                    1,537              1,537
                                                                                                      429                429
                                                                                                      682                682
                                                                                                   58,170             58,170
                                                                                                   43,099             43,099
                                                                                                  173,138            173,138
                                                                   455                                                   455
                                                                                                       75                 75
                                                                                                   24,899             24,899
                                                                                                   12,150             12,150
                                                                                                    1,456              1,456
                                                                                                      157                157
                                                                                                    3,626              3,626
                                                                                                    1,279              1,279
                                                                                                      352                352
                                                                                                   15,313             15,313
                                                                                                       99                 99
                                                                                                       72                 72
                                                                                                       33                 33
                                                                                                    1,124              1,124


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I&M          Infrastructure Services              2645                    FEHR & PEERS ASSOCIATES
25-Jun-01     POWER        TRAC                                2041926                  FED VALV
25-Jun-01     I/P          BHO                                 1154964                  FED EX CORP
25-Jun-01     I&M          BHO                                 3000471                  Falk
25-Jun-01     GOVT         BHO                                 1154963                  FABICK TRACTOR
25-Jun-01     GOVT         BHO                                 1154962                  FABICK TRACTOR
25-Jun-01     I&M          BHO                                47059557                  Extreme Trucking
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 EXTRACT TECHNOLOGY
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 EXTRACT TECHNOLOGY
25-Jun-01     I/P          TRAC 24052                         JOB 24052                 EXECUTIVE COFFEE BREAK
25-Jun-01     I/P          TRAC 21756                         JOB 21756                 EQUIPOS Y TECNOLOGIA
25-Jun-01     POWER        TRAC                                07-003                   Equipment Watch
25-Jun-01     POWER        TRAC                                210303                   Equipment Development Serv.
25-Jun-01     I/P          TRAC 24052                         JOB 24052                 EPCON INTERNATIONAL
25-Jun-01     I/P          New Malden (JDE)                    106215                   ELIXIR
25-Jun-01     I/P          BHO                                 1154961                  ELITE MECHANICAL INC
25-Jun-01     POWER        TRAC                                1236728                  EGAT
25-Jun-01     I&M          San Roque                            1771                    Ecco Asia
25-Jun-01     I/P          BHO                                 1154960                  EAGLE GROUP ASSOCIATES INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 DRESSER INSTRUMENT
25-Jun-01     I/P          BHO                                 1148042                  DRESSEL WELDING SUPPLY
25-Jun-01     I/P          TRAC 03474                         JOB 03474                 DRAWING BOARD BUSINESS SOLUTIONS
25-Jun-01     P&C          BHO                                 1154958                  DOE AND INGLASS INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 DOCUMENT COMPANY
25-Jun-01     I/P          New Malden (JDE)                    106214                   DKN GROUP LTD
25-Jun-01     I&M          BHO                                47059556                  Diversified Concrete
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 DIETZ
25-Jun-01     I/P          TRAC 03465                         JOB 03465                 DIEGO LOPEZ
25-Jun-01     I&M          San Roque                            1770                    DHL Phils Corp
25-Jun-01     I/P          New Malden (JDE)                    106213                   DHL INTERNATIONAL (UK) LTD
25-Jun-01     I/P          Timberline - 7278                 999-012339                 Desks, Inc.
25-Jun-01     I&M          BHO                                10011696                  Desert Lumber
25-Jun-01     I/P          BHO                                 1154957                  DE BELLA MECHANICAL INC
25-Jun-01     I/P          Timberline - 7278                  09675232                  Daystar
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 DAVIDSON SALES
25-Jun-01     GOVT         BHO                                 1154956                  DANKA
25-Jun-01     I&M          BHO                                10011695                  Curtis Steel Co
25-Jun-01     I/P          BHO                                 1154954                  CUPERTINO ELECTRIC
25-Jun-01     I&M          BHO                                10011710                  CSR
25-Jun-01     I/P          TRAC 22042                         JOB 22042                 CRISTALIA INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CRANE
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CORTES


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   12,532             12,532
                                                                                                      140                140
                                                                                                       13                 13
                                                                                                    9,388              9,388
                                                                                                    3,696              3,696
                                                                                                      600                600
                                                                                                      109                109
                                                                                                  109,020            109,020
                                                                                                    1,116              1,116
                                                                                                      244                244
                                                                                                    1,766              1,766
                                                                                                      244                244
                                                                                                   16,200             16,200
                                                                                                    2,025              2,025
                                                                 6,853                                                 6,853
                                                                                                    6,874              6,874
                                                                                   408                                   408
                                                                45,823                                                45,823
                                                                                                   39,557             39,557
                                                                                                    2,224              2,224
                                                                                                       19                 19
                                                                                                      252                252
                                                                                                    4,074              4,074
                                                                                                      214                214
                                                                   707                                                   707
                                                                                                   36,750             36,750
                                                                                                    1,808              1,808
                                                                                                       60                 60
                                                                    30                                                    30
                                                                 1,896                                                 1,896
                                                                                                    4,845              4,845
                                                                                                    2,494              2,494
                                                                                                   39,397             39,397
                                                                                                      729                729
                                                                                                      517                517
                                                                                                      793                793
                                                                                                       20                 20
                                                                                                      798                798
                                                                                                    7,068              7,068
                                                                                                       73                 73
                                                                                                      380                380
                                                                                                      289                289


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     CORP         BHO                                 1154953                  COORDINATION INC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CONTROL VISION
25-Jun-01     GOVT         BHO                                 1154952                  CONSOLIDATED ELECTRICAL
25-Jun-01     I&M          BHO                                49017289                  Conoco
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CONFORT PLANNERS INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 COMPUTER ACCESSORIES
25-Jun-01     I/P          BHO                                 1154951                  COMPREHENSIVE RISK MANAGEMENT
25-Jun-01     I/P          BHO                                 1154950                  COMPLETE CLEANING SERVICE
25-Jun-01     I&M          BHO                                10011694                  Compaction Plus
25-Jun-01     I/P          BHO                                 1154949                  COMMERCIAL BLUEPRINT
25-Jun-01     I/P          Timberline - 7278                   500036                   Comfort Systems, USA
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CLEMENT COMMUNICATIONS
25-Jun-01     I&M          San Roque                            1769                    Civic Merchandising Inc
25-Jun-01     I/P          TRAC 22569                         JOB 22569                 CITY STATIONARY INC.
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CITY STATIONARY
25-Jun-01     I/P          BHO                                 1154948                  CINTAS CORP
25-Jun-01     I/P          Timberline - 7278                    40965                   Cimarron
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CIB CORPORATION
25-Jun-01     I/P          BHO                                 1154948                  CHEM PRO LAB
25-Jun-01     I&M          Infrastructure Services              1204                    CHAUDHARY & ASSOC
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CEILCOTE
25-Jun-01     I/P          BHO                                 1154946                  CDW COMPUTER CENTERS INC
25-Jun-01     POWER        TRAC                             W/T Vo# 6-090               CCI AG
25-Jun-01     I/P          New Malden (JDE)                    106212                   CCA FINANCIAL INC
25-Jun-01     POWER        TRAC                                1236729                  CAT
25-Jun-01     I&M          BHO                                10011708                  Casino Ready Mix
25-Jun-01     POWER        TRAC                                200102                   Carmine Gagliardi
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 CANTY
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
25-Jun-01     I/P          BHO                                 1154945                  CABERA PAINTING INC
25-Jun-01     I/P          TRAC 80567                         JOB 80567                 C&N PROMOTIONS
25-Jun-01     I/P          BHO                                 1154944                  C AND J CONTRACTING
25-Jun-01     I/P          Timberline - 7278                  250659-01                 Building Maintenance Service
25-Jun-01     I&M          BHO                                47059535                  Brundage Bone
25-Jun-01     I/P          New Malden (JDE)                    106210                   BRITISH TELECOMMUNICATION
25-Jun-01     I&M          BHO                                47059534                  Bravo Environmental
25-Jun-01     I&M          BHO                                10011707                  Border Products
25-Jun-01     I&M          BHO                                10011692                  Border Products
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 BOLZ SUMMIX
25-Jun-01     I/P          BHO                                 1154941                  BOISE CITY UTILITY BUILDING


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      600                600
                                                                                                    5,606              5,606
                                                                                                       36                 36
                                                                                                    4,989              4,989
                                                                                                    2,100              2,100
                                                                                                      495                495
                                                                                                      150                150
                                                                                                      316                316
                                                                                                       77                 77
                                                                                                      233                233
                                                                                                      102                102
                                                                                                      615                615
                                                                   796                                                   796
                                                                                                    2,896              2,896
                                                                                                      396                396
                                                                                                      100                100
                                                                                                    3,165              3,165
                                                                                                       35                 35
                                                                                                      395                395
                                                                                                   28,414             28,414
                                                                                                    1,307              1,307
                                                                                                    4,411              4,411
                                                                31,044                                                31,044
                                                                 6,221                                                 6,221
                                 299                                                                                     299
                                                                                                   10,764             10,764
                                                                                                    2,836              2,836
                                                                                                    1,539              1,539
                                                                                                      638                638
                                                                                                      452                452
                                                                                                      293                293
                                                                                                    1,265              1,265
                                                                                                      710                710
                                                                                                      886                886
                                                                                                      846                846
                                                                                                    1,788              1,788
                                                                   665                                                   665
                                                                                                    6,429              6,429
                                                                                                    8,901              8,901
                                                                                                      474                474
                                                                                                      278                278
                                                                                                    2,428              2,428


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
25-Jun-01     I/P          BHO                                 1154940                  BOISE CASCADE OFFICE PRODUCTS
25-Jun-01     I/P          TRAC 03481                         JOB 03481                 BLUE PRINTS PLUS
25-Jun-01     I/P          Timberline - 7278                    61742                   Bilmin Co., Inc.
25-Jun-01     I/P          BHO                                 1154939                  BILLARD
25-Jun-01     I/P          BHO                                 1150392                  BILLARD
25-Jun-01     POWER        TRAC                                1236715                  BEST TECH & ENGINEER'G
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 BAILEY TOOL & SUPPLY
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 BAILEY TOOL & SUPPLY
25-Jun-01     I/P          BHO                                 1154937                  AUTOMATIC SPRINKLER OF TEXAS INC
25-Jun-01     I/P          Timberline - 7278                    52101                   AT&T Wireless
25-Jun-01     I/P          BHO                                 1154935                  AT AND T
25-Jun-01     I/P          BHO                                 1154936                  AT AND T
25-Jun-01     GOVT         BHO                                 1154934                  ASSOCIATED PROFESSIONALS
25-Jun-01     I&M          BHO                                 3000470                  Arnold Machinery
25-Jun-01     I&M          BHO                                47059533                  Argus Services
25-Jun-01     I/P          BHO                                 1154933                  ARCHITECTURAL TESTING
25-Jun-01     I/P          Timberline - 7278                    0501                    Aramark
25-Jun-01     I/P          New Malden (JDE)                    106209                   ANTHONY'S (79) LTD
25-Jun-01     I/P          BHO                                 1154932                  AMODIO
25-Jun-01     I/P          BHO                                 1154931                  AMERICAN PEST CONTROL
25-Jun-01     I/P          BHO                                 1154930                  AMERICAN FREIGHTWAYS
25-Jun-01     I&M          BHO                                47059459                  Ameren UE
25-Jun-01     I/P          Timberline - 7278                    10392                   All Systems
25-Jun-01     I/P          New Malden (JDE)                    106208                   AJ DARLING AND SONS
25-Jun-01     CORP         BHO                                 1154929                  AIRBORNE EXPRESS
25-Jun-01     I/P          BHO                                 1154928                  AIP INC
25-Jun-01     I&M          BHO                                47059532                  Agra Earth and Environmental
25-Jun-01     I/P          TRAC 21756                         JOB 21756                 AGA GAS
25-Jun-01     I/P          Timberline - 7278                    10857                   Advent Systems, Inc.
25-Jun-01     GOVT         BHO                                 1154927                  ADVANCED SIGN AND TRAFFIC PRO
25-Jun-01     I/P          TRAC 21836                         JOB 21836                 ADVANCED MATERIAL HANDLING
25-Jun-01     POWER        TRAC                                1236713                  ADVANCED INFO SERVICE
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 ACTION BOLT
25-Jun-01     I/P          TRAC 22572                         JOB 22572                 ACR AIR CONDITIONING
25-Jun-01     I/P          Timberline - 7278                    6489                    Acme Building Maintenance
25-Jun-01     POWER        TRAC                                06-145                   ABB
25-Jun-01     I/P          Timberline - 7278                   041801                   Aaron Rents & Sells Furniture
25-Jun-01     I/P          TRAC 03461                         JOB 03461                 AAA COFFEE BREAK
25-Jun-01     I&M          BHO                                47059604                  A Company Portable Restrooms
25-Jun-01     POWER        BHO                                 1154926                  A 1 LIMOUSINE
22-Jun-01     I&M          Infrastructure Svcs                  12604                   XEROX CORPORATION
22-Jun-01     I&M          Infrastructure Svcs                  12602                   XEROX


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       30                 30
                                                                                                      250                250
                                                                                                      261                261
                                                                                                      693                693
                                                                                                      238                238
                                                                 3,301                                                 3,301
                                                                                                    1,342              1,342
                                                                                                      423                423
                                                                                                      411                411
                                                                                                      174                174
                                                                                                      113                113
                                                                                                       15                 15
                                                                                                   39,055             39,055
                                                                                                      580                580
                                                                                                   15,894             15,894
                                                                                                    1,800              1,800
                                                                                                    3,235              3,235
                                                                   374                                                   374
                                                                                                    5,544              5,544
                                                                                                       45                 45
                                                                                                      118                118
                                   4                                                                                       4
                                                                                                      161                161
                                                                    55                                                    55
                                                                                                       29                 29
                                                                                                      357                357
                                                                                                  275,169            275,169
                                                                                                      402                402
                                                                                                      332                332
                                                                                                       88                 88
                                                                                                       61                 61
                                   5                                                                                       5
                                                                                                      386                386
                                                                                                      190                190
                                                                                                      297                297
                                                                                                  887,009            887,009
                                                                                                      251                251
                                                                                                      210                210
                                  42                                                                                      42
                                                                                                    2,872              2,872
                                                                                                       72                 72
                                                                                                       67                 67


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127935                 WYOMING STEEL PRODUCTS
22-Jun-01     GOVT         BHO                                 1154397                  WRS INFRASTRUCTURE
22-Jun-01     I&M          Infrastructure Svcs                  12311                  WRIGHT EXPRESS
22-Jun-01     I&M          Infrastructure Svcs                  12246                  WOLCO BUSINESS SYSTEMS
22-Jun-01     I/P          BHO                                 1154539                  WM R MONTGOMERY AND ASSOC, INC
22-Jun-01     POWER               TRAC                         06-163                  WILLIAMS SCOTSMAN
22-Jun-01     I/P          BHO                                 1154538                  WIESE PLANNING AND ENGINGEERING
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127627                 WESTERN STATES FIRE PROTECTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127627                 WESTERN STATES FIRE PROTECTION
22-Jun-01     I&M          Infrastructure Svcs                  12131                  WESTERN AIR MAPS, INC.
22-Jun-01     I/P          BHO                                 1154537                  WESCO DISTRIBUTION INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127934                 WEBB CONCRETE CO INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127933                 WASTE MANAGEMENT/CENTEX
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127933                 WASTE MANAGEMENT/CENTEX
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127933                 WASTE MANAGEMENT/CENTEX
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127931                 WASTE MANAGEMENT OF AL - NORTH
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127932                 WASTE MANAGEMENT OF AL - NORTH
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127626                 WACO SYSTEMS INC.
22-Jun-01     I/P          BHO                                 1154536                  W W GRAINGER INC
22-Jun-01     I/P          BHO                                 1154535                  VONACHEN SERVICE AND SUPPLY
22-Jun-01     I/P          BHO                                 1154393                  VERTEX INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127734                 VERNON L GOEDECKE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127930                 VERIZON WIRELESS  FI51-0210030
22-Jun-01     I&M          Infrastructure Svcs                  11916                  VERIZON WIRELESS
22-Jun-01     CORP         BHO                                 1154528                  VERIZON
22-Jun-01     CORP         BHO                                 1154533                  VERIZON
22-Jun-01     CORP         BHO                                 1154529                  VERIZON
22-Jun-01     CORP         BHO                                 1154527                  VERIZON
22-Jun-01     CORP         BHO                                 1154526                  VERIZON
22-Jun-01     I/P          BHO                                 1154520                  VERIZON
22-Jun-01     I/P          BHO                                 1154534                  VERIZON
22-Jun-01     CORP         BHO                                 1154523                  VERIZON
22-Jun-01     CORP         BHO                                 1154521                  VERIZON
22-Jun-01     CORP         BHO                                 1154522                  VERIZON
22-Jun-01     CORP         BHO                                 1154532                  VERIZON
22-Jun-01     I&M          Infrastructure Svcs                  11926                  VERIZON
22-Jun-01     CORP         BHO                                 1154530                  VERIZON
22-Jun-01     CORP         BHO                                 1154524                  VERIZON
22-Jun-01     CORP         BHO                                 1154531                  VERIZON
22-Jun-01     CORP         BHO                                 1154525                  VERIZON
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4317                 Valley Industrial Supply, Inc.
22-Jun-01     GOVT         Cape-TRAC                            5554                   V. A. PAVING


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      534                534
                                                                                                   76,424             76,424
                                                                                                    6,113              6,113
                                                                                                       71                 71
                                                                                                   56,455             56,455
                                                                                                    1,367              1,367
                                                                                                    1,199              1,199
                                                                                                     (275)              (275)
                                                                                                     (964)              (964)
                                                                                                    1,800              1,800
                                                                                                    3,272              3,272
                                                                                                      213                213
                                                                                                      502                502
                                                                                                      364                364
                                                                                                      246                246
                                 230                                                                    0                230
                                  21                                                                    0                 21
                                                                                                   (5,600)            (5,600)
                                                                                                      172                172
                                                                                                    2,161              2,161
                                                                                                    7,500              7,500
                                                                                                       26                 26
                                 201                                                                    0                201
                                  69                                                                    0                 69
                                                                                                   42,379             42,379
                                                                                                   26,282             26,282
                                                                                                   12,808             12,808
                                                                                                    2,105              2,105
                                                                                                      804                804
                                                                                                      801                801
                                                                                                      732                732
                                                                                                      276                276
                                                                                                      262                262
                                                                                                      189                189
                                                                                                      152                152
                                 111                                                                    0                111
                                                                                                       81                 81
                                                                                                       25                 25
                                                                                                       20                 20
                                                                                                        1                  1
                                                                                                   18,728             18,728
                                                                                                   11,921             11,921


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     GOVT         Cape-TRAC                            5552                   USA HOIST
22-Jun-01     I/P          BHO                                 1154518                  UNIVERSAL GROUP
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127733                 UNITED RENTALS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127976                 UNITED PLUMBING & HEATING INC
22-Jun-01     GOVT         BHO                                 1154517                  UNITED PARCEL SERVICE
22-Jun-01     I&M          Infrastructure Svcs                  11176                  UNITED PARCEL SERVICE
22-Jun-01     GOVT         BHO                                 1154516                  UNITED ELECTRIC SUPPLY
22-Jun-01     POWER        BHO                                 1154515                  UNISOURCE
22-Jun-01     I&M          San Roque                            1746                    Union Cement Corporation
22-Jun-01     GOVT         Cape-TRAC                            5553                   U. S. METALS
22-Jun-01     I&M          Infrastructure Svcs                  10962                  TRS CONSULTANTS, INC.
22-Jun-01     POWER               TRAC                         1510988                 TRAS-O
22-Jun-01     GOVT         BHO                                 1154514                  TOTAL SAFTEY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127855                 TOSHIBA INTERNATIONAL CORP
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4316                 T-N-T Portable Toilets
22-Jun-01     I&M          Infrastructure Svcs                  10711                  TJKM TRANSPORTATION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128010                 TIRE CENTERS INC
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127774                 THERMAL SOLUTIONS
22-Jun-01     POWER               TRAC                         06-158                  THE MILLGARD CORP
22-Jun-01     I&M          Infrastructure Svcs                  10703                  TEXACO EXPRESS LUBE AND REPAIR
22-Jun-01     I&M          San Roque                            1715                    Tendon Philippines Inc
22-Jun-01     I&M          Infrastructure Svcs                  10632                  TCM
22-Jun-01     I/P          BHO                                 1154512                  T M INC
22-Jun-01     I/P          BHO                                 1154511                  T AND T TRUCK AND CRANE
22-Jun-01     I/P          BHO                                 1154510                  SYSTEMS MANAGEMENT INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128017                 SWTEC, INC
22-Jun-01     GOVT         BHO                                 1154509                  SWIS TIRE AND AUTOMATIVE
22-Jun-01     I/P          BHO                                 1154508                  SUNPRO
22-Jun-01     I/P          BHO                                 1154507                  STUDIO PLUS
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4315                 Stowers Machinery
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127972                 STIEFCO
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127928                 STEVE HALLER DISPOSAL
22-Jun-01     GOVT         Cape-TRAC                            5549                   STEEL EQUIPMENT SPECIALISTS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127853                 STEBBINS ENGINEERING & MANUF
22-Jun-01     CORP         BHO                                 6000448                  STATE OF WASHINGOTN
22-Jun-01     I&M          Infrastructure Svcs                  10296                  STAPLES CREDIT PLAN
22-Jun-01     I/P          Timberline - 4837                    1888                    St. Louis Sound & Communications
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127728                 ST ROBERT GLASS SHOP
22-Jun-01     I/P          BHO                                 1154506                  SPIEKER PROPERTIES
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127927                 SPECIALIZED BUILDING SYSTEMS
22-Jun-01     I&M          Infrastructure Svcs                  7069                   SPARKLETTS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127971                 SOUTHERN HOME PROPERTIES


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   76,500             76,500
                                                                                                      210                210
                                                                                                      190                190
                                                                                                   10,000             10,000
                                                                                                      587                587
                                                                                                       68                 68
                                                                                                    2,166              2,166
                                                                                                      347                347
                                                                 2,066                                                 2,066
                                                                                                        7                  7
                                                                                                   15,139             15,139
                                                                                24,590                                24,590
                                                                                                      904                904
                                                                                                      390                390
                                                                                                       59                 59
                                                                                                      198                198
                                                                                                       40                 40
                                                                                                    2,676              2,676
                                                                                                  133,552            133,552
                                                                                                      206                206
                                                                40,857                                                40,857
                                                                                                      436                436
                                                                                                   63,853             63,853
                                                                                                   11,905             11,905
                                                                                                   15,619             15,619
                                                                                                   16,123             16,123
                                                                                                       71                 71
                                                                                                      260                260
                                                                                                       56                 56
                                                                                                      181                181
                                                                                                    5,225              5,225
                                                                                                       21                 21
                                                                                                    1,645              1,645
                                                                                                   13,665             13,665
                  206                                                                                                    206
                                                                                                      139                139
                                                                                                    2,940              2,940
                                                                                                       94                 94
                                                                                                       28                 28
                                                                                                      332                332
                                                                                                       35                 35
                                                                                                   13,500             13,500


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     GOVT         Cape-TRAC                            5546                   SOUTHEASTERN HOSE
22-Jun-01     I/P          BHO                                 1154505                  SOLAR TESTING LABORATORY
22-Jun-01     I&M          Infrastructure Svcs                  10487                  SNET
22-Jun-01     I/P          BHO                                 1154504                  SKYTEL
22-Jun-01     I/P          BHO                                 1154503                  SINCLAIR MOVING AND STOR
22-Jun-01     P&C          BHO                                 1154502                  SIGMA ALDRICH INC
22-Jun-01     GOVT         BHO                                 1154501                  SIERRA SPRINGS
22-Jun-01     POWER               TRAC                         5026534                 SIEMENS POWER
22-Jun-01     POWER               TRAC                         1510997                 SIEMENS
22-Jun-01     GOVT         BHO                                 1154500                  SHEPHERD ELECTRIC SUPPLY
22-Jun-01     I/P          BHO                                 1154499                  SERVICE REPROGRAPHICS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127970                 SELF PAINTING CO INC
22-Jun-01     GOVT         BHO                                 1154498                  SECURITY LINK FORM AMERITECH
22-Jun-01     I/P          BHO                                 1154497                  SCHIRMER CONSTRUCTION
22-Jun-01     I&M          Infrastructure Svcs                  10098                  SAGEBRUSH ARCHAEOLOGICAL
22-Jun-01     I/P          BHO                                 1154496                  SAFTEY KLEEN
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128004                 SABEL STEEL SERVICE
22-Jun-01     GOVT         BHO                                 1154495                  RUDD EQUIPMENT CO
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127773                 RT COMMUNICATIONS
22-Jun-01     I/P          BHO                                 1154494                  ROTOLITE OF ST LOUIS
22-Jun-01     I&M          Infrastructure Svcs                  9901                   ROOS SZYNSKIE, INC.
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4312                 Roden Electric Supply Co.
22-Jun-01     I/P          BHO                                 1154493                  ROCKFORD RIGGING INC
22-Jun-01     GOVT         Cape-TRAC                            5543                   ROBISON-PREZIOSO
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4314                 Roadway Express Inc.
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4311                 Ridge Valve & Fitting
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127723                 RICHLAND FLORAL & GIFT SHOP
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128016                 RH MECHANICAL COMPANY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128016                 RH MECHANICAL COMPANY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128016                 RH MECHANICAL COMPANY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128016                 RH MECHANICAL COMPANY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128003                 REYNOLDS INDUSTRIAL CONTRACTOR
22-Jun-01     I/P          BHO                                 1154492                  REPRO IMAGE INTERNATIONAL
22-Jun-01     I/P          Timberline - 4837                   464582                   Reis Environmental Inc.
22-Jun-01     POWER               TRAC                         06-162                  RED-D-ARC
22-Jun-01     I/P          BHO                                 1154491                  REAL TIME DEVICES
22-Jun-01     POWER               TRAC                         06-161                  RAM INDUSTRIAL
22-Jun-01     GOVT         BHO                                 1154490                  RADIO SHACK
22-Jun-01     I/P          BHO                                 1154489                  QWEST INTERNET SOLUTIONS
22-Jun-01     I/P          BHO                                 1154487                  PURCHASE POWER
22-Jun-01     I/P          BHO                                 1154485                  PRECISION ENVIRONMENTAL
22-Jun-01     I/P          Timberline -13397                   215754                   Portosan


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   17,720             17,720
                                                                                                   21,924             21,924
                                 982                                                                    0                982
                                                                                                      535                535
                                                                                                    1,169              1,169
                                                                                                      113                113
                                                                                                       51                 51
                                                                                                      516                516
                                                                                                  116,045            116,045
                                                                                                    2,077              2,077
                                                                                                      743                743
                                                                                                    2,345              2,345
                                                                                                       69                 69
                                                                                                    2,114              2,114
                                                                                                    2,960              2,960
                                                                                                      140                140
                                                                                                    4,440              4,440
                                                                                                    6,578              6,578
                                                                                                      238                238
                                                                                                       60                 60
                                                                                                       10                 10
                                                                                                      511                511
                                                                                                      803                803
                                                                                                   19,790             19,790
                                                                                   773                                   773
                                                                                                    3,107              3,107
                                                                                                      121                121
                                                                                                   53,220             53,220
                                                                                                      968                968
                                                                                                      871                871
                                                                                                       97                 97
                                                                                                   76,319             76,319
                                                                                                      594                594
                                                                                                      215                215
                                                                                                    1,084              1,084
                                                                                                      364                364
                                                                                                    1,700              1,700
                                                                                                      714                714
                                                                                                       88                 88
                                                                                                       25                 25
                                                                                                   15,210             15,210
                                                                                                       59                 59


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          BHO                                 1154484                  PMI COMPUTER SUPPLIES
22-Jun-01     GOVT         BHO                                 1154483                  PIONEER SAND COMPANY
22-Jun-01     I&M          San Roque                            1714                    Pinnacle Parts Co
22-Jun-01     I&M          Infrastructure Svcs                  8613                   PERFORMANCE BUILDING SER
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127622                 PAUL'S ELECTRIC CO., INC.
22-Jun-01     I/P          Timberline - 13397                  S12379                   Pacific Coast Trane Service
22-Jun-01     I&M          Infrastructure Svcs                  8530                   PACIFIC BELL
22-Jun-01     I&M          Infrastructure Svcs                  8520                   PACIFIC BELL
22-Jun-01     POWER               TRAC                         5026533                 P. TEDESCO
22-Jun-01     I/P          Timberline - 13397    SJ05441003, SJ05441004, SJ05441002     Otis Elevator
22-Jun-01     I/P          BHO                                 1154480                  ON HAND SAFETY SUPPLIES
22-Jun-01     P&C          BHO                                 1154479                  OMEGA ENGINEERING
22-Jun-01     I/P          BHO                                 1154478                  OFFICEMAX CREDIT PLAN
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127926                 OFFICE DEPOT CREDIT PLAN
22-Jun-01     I&M          Infrastructure Svcs                  8117                   OFFICE DEPOT
22-Jun-01     I&M          Infrastructure Svcs                  8080                   OCE CREDIT CORP.
22-Jun-01     I/P          BHO                                 1154477                  OBRIEN BROTHERS
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4310                 Oak Ridge Medical Imaging, P.C.
22-Jun-01     I/P          Timberline - 4505                    4332                    Northwest Control Company
22-Jun-01     GOVT         BHO                                 1154476                  NORMENT INDUSTRIES
22-Jun-01     POWER               TRAC                         5026531                 NEXUS TECH
22-Jun-01     I/P          BHO                                 1154474                  NEXTEL COMMUNICATIONS
22-Jun-01     I/P          BHO                                 1154475                  NEXTEL COMMUNICATIONS
22-Jun-01     I/P          BHO                                 1154473                  NEXTEL COMMUNICATIONS
22-Jun-01     I&M          Infrastructure Svcs                  7829                   NEXTEL COMMUNICATIONS
22-Jun-01     I/P          Timberline - 4505        11710006, 11710009, 12808203        NES Trench Shoring
22-Jun-01     I&M          Infrastructure Svcs                  7711                   NAZARIAN ENGINEERING, CORP.
22-Jun-01     I/P          BHO                                 1154472                  NATIONWIDE ADVERTISING
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127964                 MORLANDT ELECTRIC CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127964                 MORLANDT ELECTRIC CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127964                 MORLANDT ELECTRIC CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127964                 MORLANDT ELECTRIC CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127964                 MORLANDT ELECTRIC CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127621                 MORLANDT ELECTRIC CO.
22-Jun-01     I&M          San Roque                            1693                    Monark Equipment Corporation
22-Jun-01     I&M          San Roque                            1745                    MJPR Trading Enterprises
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127883                 MISSISSIPPI POWER
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127963                 MID STATE MECHANICAL II INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      512                512
                                                                                                    2,855              2,855
                                                                   807                                                   807
                                                                                                      240                240
                                                                                                   (4,525)            (4,525)
                                                                                                      525                525
                                 550                                                                    0                550
                                 281                                                                    0                281
                                                                                                   10,600             10,600
                                                                                                    5,850              5,850
                                                                                                      142                142
                                                                                                      474                474
                                                                                                      236                236
                                                                                                        6                  6
                                                                                                      198                198
                                                                                                    1,178              1,178
                                                                                                    1,013              1,013
                                                                                                       43                 43
                                                                                                      480                480
                                                                                                    4,235              4,235
                                                                                                    6,714              6,714
                               5,160                                                                                   5,160
                               4,487                                                                                   4,487
                               2,593                                                                                   2,593
                                  39                                                                    0                 39
                                                                                                      369                369
                                                                                                    3,000              3,000
                                                                                                    1,013              1,013
                                                                                                    2,233              2,233
                                                                                                    1,088              1,088
                                                                                                      791                791
                                                                                                      744                744
                                                                                                      634                634
                                                                                                     (744)              (744)
                                                                93,040                                                93,040
                                                                   752                                                   752
                                 164                                                                    0                164
                                                                                                     (868)              (868)
                                                                                                   (1,032)            (1,032)
                                                                                                   (2,435)            (2,435)
                                                                                                   (3,000)            (3,000)
                                                                                                      488                488


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I&M          Infrastructure Svcs                  6028                   MICHAEL E. MALLER
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4307                 Metro Communications
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127617                 MECHANICAL SYSTEMS INC
22-Jun-01     GOVT         BHO                                 1154471                  MD HC PRIMARY CARE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127755                 MCNAUGHTON MCKAY
22-Jun-01     I/P          BHO                                 1154470                  MCNAMEE INDUSTRIAL
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127925                 MCLEODUSA
22-Jun-01     I/P          BHO                                 1154468                  MCI WORLDCOM
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127754                 MCCOY OIL COMPANY, INC
22-Jun-01     I&M          Infrastructure Svcs                  7151                   MAXIM TECHNOLOGIES INC.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127753                 MAUK ADVERTISING SPECIALTIES
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127998                 MATERIAL CONTAINMENT, INC
22-Jun-01     I/P          BHO                                 1154467                  MARSH USA INC
22-Jun-01     I&M          Infrastructure Svcs                  5996                   MACKAY & SOMPS
22-Jun-01     I/P          BHO                                 1154466                  MAC MECHANICAL CORP
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127924                 LOWE'S HOME CENTERS INC
22-Jun-01     I/P          Timberline - 4837                  10005769                  Long Elevator
22-Jun-01     POWER        BHO                                 1154465                  LEONARDA SANTIAGO FERRAL
22-Jun-01     I/P          BHO                                 1154464                  LEAK TESTING SPECIALTIES
22-Jun-01     I/P          Timberline - 14443                 05210101                  Larry Hall Construction
22-Jun-01     GOVT         BHO                                 1154463                  LAB SAFTEY SUPPLY
22-Jun-01     I&M          Infrastructure Svcs                  5471                   KWIK KOPY PRINTING
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4306                 Knox-Tenn Rental
22-Jun-01     I&M          Infrastructure Svcs                  5355                   KLEINFELDER, INC.
22-Jun-01     I&M          Infrastructure Svcs                  5224                   KIMLEY-HORN
22-Jun-01     I/P          Timberline - 4837                   1657IN                   Kickham Boiler & Engineering
22-Jun-01     I/P          BHO                                 1154462                  JUAN CARLOS JULIAN SUARE
22-Jun-01     I/P          BHO                                 1154461                  JSEXPRESS
22-Jun-01     I/P          BHO                                 1154460                  JF GOOD
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127923                 JEREMIAH GARRETT
22-Jun-01     I/P          BHO                                 1154458                  INTERGRAPH CORP


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,065              2,065
                                                                                                      268                268
                                                                                                     (286)              (286)
                                                                                                      417                417
                                                                                                      351                351
                                                                                                      329                329
                                                                                                      212                212
                                                                                                       65                 65
                                                                                                       51                 51
                                                                                                       51                 51
                                                                                                     (302)              (302)
                                                                                                    5,816              5,816
                                                                                                       96                 96
                                                                                                      259                259
                                                                                                      171                171
                                                                                                      129                129
                                                                                                      103                103
                                                                                                       21                 21
                                                                                                       18                 18
                                                                                                        6                  6
                                                                                                    4,025              4,025
                                                                                                      364                364
                                                                                                      876                876
                                                                                                   42,298             42,298
                                                                                                  225,523            225,523
                                                                                                    6,000              6,000
                                                                                                        7                  7
                                                                                                    2,684              2,684
                                                                                                      933                933
                                                                                                    5,903              5,903
                                                                                                    3,905              3,905
                                                                                                      249                249
                                                                                                       54                 54
                                                                                                    1,402              1,402
                                                                                                   55,566             55,566
                                                                                                    1,500              1,500
                                                                                                    1,131              1,131
                                                                                                      443                443
                                                                                                       32                 32
                                                                                                    3,676              3,676
                                                                                                    4,200              4,200
                                                                                                   10,500             10,500


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I&M          Infrastructure Svcs                  4231                   INFORMATION NETWORK OF
22-Jun-01     I/P          BHO                                 1154457                  INDUSTRIAL FIRST
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127771                 INBERG-MILLER ENGINEERS
22-Jun-01     I/P          BHO                                 1154456                  IKON OFFICE EXPRESS
22-Jun-01     I/P          BHO                                 1154455                  IC CONSTRUCTION CO
22-Jun-01     I&M          Infrastructure Svcs                  4024                   IBI GROUP
22-Jun-01     I&M          Infrastructure Svcs                  4005                   IBI GROUP
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127922                 HUNTERS HILLTOP 66 SERVICE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127957                 HUB'S ELECTRIC
22-Jun-01     I&M          Infrastructure Svcs                  3819                   HOTEL DENVER
22-Jun-01     I/P          BHO                                 1154454                  HONOLULU PLUMBING CO
22-Jun-01     I&M          Infrastructure Svcs                  3736                   HL LAND DEVELOPMENT
22-Jun-01     GOVT         BHO                                 1154453                  HINMAN CONSULTING ENGINEER
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127770                 HIGH MOUNTAIN INSPECTION SERV
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127770                 HIGH MOUNTAIN INSPECTION SERV
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127770                 HIGH MOUNTAIN INSPECTION SERV
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127703                 HIGH BROTHERS LUMBER
22-Jun-01     I/P          BHO                                 1154453                  HICKMAN ELECTRIC
22-Jun-01     I/P          BHO                                 1154451                  HERTZ EQUIPMENT RENTAL
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127700                 HCI CHEMTECH DISTRIBUTION INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127699                 HARRY COOPER SUPPLY CO
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127699                 HARRY COOPER SUPPLY CO
22-Jun-01     GOVT         TRAC                              21852-1389                 HARRIS CONCRETE PUMPS
22-Jun-01     I&M          Infrastructure Svcs                  8610                   H.C. PECK & ASSOC., INC.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127752                 H & E HI LIFT
22-Jun-01     GOVT         BHO                                 1154449                  GUARANTEE ELECTRICAL
22-Jun-01     GOVT         TRAC                              21852-1388                 GRUBBS, HOSKYN, BARTON & WYATT
22-Jun-01     I&M          Infrastructure Svcs                  3377                   GROUND ENGINEERING
22-Jun-01     I/P          BHO                                 1154448                  GROSS MECHANICAL CONTRACTOR
22-Jun-01     I&M          Infrastructure Svcs                  3352                   GREENMAN-PEDERSEN, INC.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        6                  6
                                                                                                  109,727            109,727
                                                                                                   17,912             17,912
                                                                                                    2,817              2,817
                                                                                                  208,887            208,887
                                                                                                   35,521             35,521
                                                                                                   11,728             11,728
                                                                                                       46                 46
                                                                                                    4,410              4,410
                                                                                                    4,859              4,859
                                                                                                    3,250              3,250
                                                                                                      430                430
                                                                                                    1,311              1,311
                                                                                                    2,051              2,051
                                                                                                    1,656              1,656
                                                                                                    1,532              1,532
                                                                                                      239                239
                                                                                                    2,061              2,061
                                                                                                    2,793              2,793
                                                                                                   11,610             11,610
                                                                                                      902                902
                                                                                                     (377)              (377)
                                                                                                    2,052              2,052
                                                                                                    1,601              1,601
                                                                                                    2,755              2,755
                                                                                                    2,327              2,327
                                                                                                    1,170              1,170
                                                                                                      776                776
                                                                                                      732                732
                                                                                                      634                634
                                                                                                      454                454
                                                                                                      311                311
                                                                                                      311                311
                                                                                                      143                143
                                                                                                       88                 88
                                                                                                      (35)               (35)
                                                                                                      (74)               (74)
                                                                                                    1,373              1,373
                                                                                                   12,814             12,814
                                                                                                   29,366             29,366
                                                                                                      438                438
                                                                                                   30,857             30,857


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127751                 GRAYBAR INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127751                 GRAYBAR INC
22-Jun-01     POWER               TRAC                         5026546                 GRAFTEL, INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127582                 GOULDS PUMPS INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127954                 GORDON C. SCOTT CO
22-Jun-01     I&M          Infrastructure Svcs                  3169                   GLAHE & ASSOCIATES
22-Jun-01     I/P          BHO                                 1154447                  GILL REPROGRAPHICS INC
22-Jun-01     I/P          BHO                                 1154446                  GIBSON STEWART SUPPLY
22-Jun-01     I/P          BHO                                 1154445                  GE SUPPLY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127921                 GE CAPITAL MODULAR SPACE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127953                 GARCIA COMMERCIAL SERVICES
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127952                 G D INTERIOR CONSTRUCTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127952                 G D INTERIOR CONSTRUCTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127952                 G D INTERIOR CONSTRUCTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127952                 G D INTERIOR CONSTRUCTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127952                 G D INTERIOR CONSTRUCTION
22-Jun-01     I/P          BHO                                 1154444                  FUTURE UNLIMITED
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127768                 FUELMAN
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127750                 FORMS & SUPPLY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127951                 FOLDING WALLS INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127951                 FOLDING WALLS INC
22-Jun-01     I&M          Infrastructure Svcs                  2730                   FLORIDA DEPT. OF TRANS.
22-Jun-01     I&M          Infrastructure Svcs                  2711                   FLEET FUELING
22-Jun-01     GOVT         BHO                                 1154443                  FILTERFRESH
22-Jun-01     I/P          BHO                                 1154442                  FERGUSON ENTERPRISES
22-Jun-01     I&M          Infrastructure Svcs                  2606                   FEDERAL EXPRESS CORP
22-Jun-01     I/P          BHO                                 1154441                  FEDERAL EXPRESS CORP
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127767                 FEDERAL EXPRESS
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127767                 FEDERAL EXPRESS
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127767                 FEDERAL EXPRESS
22-Jun-01     I/P          Timberline -13397                     159                    Falcon Industrial Distributors
22-Jun-01     GOVT         BHO                                 1154440                  FABICK TRACTOR
22-Jun-01     GOVT         BHO                                 1154439                  FABICK TRACTOR
22-Jun-01     POWER               TRAC                         06-154                  F&M MAFCO
22-Jun-01     I/P          RUST CONSTRUCTORS                  10128014                 F & W ELECTRICAL CONTRACTORS
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127766                 EXPRESSWAY LUBE
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127766                 EXPRESSWAY LUBE
22-Jun-01     I/P          BHO                                 1154438                  ESSTEK OHIO INC
22-Jun-01     GOVT         BHO                                 1154437                  EQUESTRIAN FORGE
22-Jun-01     I/P          BHO                                 1154436                  ENTIRE REPRODUCTIONS AND IMAGING
22-Jun-01     I&M          Infrastructure Svcs                  2307                   ENTERPRISE LEASING CO.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    5,323              5,323
                                                                                                    2,084              2,084
                                                                                                    1,615              1,615
                                                                                                     (342)              (342)
                                                                                                    3,456              3,456
                                                                                                   42,966             42,966
                                                                                                    2,575              2,575
                                                                                                    3,760              3,760
                                                                                                    2,398              2,398
                                                                                                      471                471
                                                                                                      360                360
                                                                                                    1,030              1,030
                                                                                                      755                755
                                                                                                      624                624
                                                                                                      300                300
                                                                                                      221                221
                                                                                                      800                800
                                                                                                      247                247
                                                                                                      348                348
                                                                                                      702                702
                                                                                                      566                566
                                                                                                       11                 11
                                                                                                    7,290              7,290
                                                                                                       94                 94
                                                                                                      228                228
                                                                                                      990                990
                                                                                                       11                 11
                                                                                   317                  0                317
                                                                                   148                  0                148
                                                                                    50                  0                 50
                                                                                                    1,393              1,393
                                                                                                   16,927             16,927
                                                                                                    1,017              1,017
                                                                                                   43,774             43,774
                                                                                                    2,131              2,131
                                                                                                       30                 30
                                                                                                       30                 30
                                                                                                   48,121             48,121
                                                                                                    1,025              1,025
                                                                                                      397                397
                                                                                                    9,638              9,638
                                                                                                    1,773              1,773


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127949                 ELGIN'S A/C & HEATING COMPANY
22-Jun-01     GOVT         BHO                                 1154435                  EDGEFIELD MEDICAL CLINIC
22-Jun-01     P&C          BHO                                 1154434                  EASTERN SCIENTIFIC
22-Jun-01     GOVT         BHO                                 1154959                  E SCHAAF AND ASSOCIATES
22-Jun-01     I/P          BHO                                 1154433                  E L HARVEY AND SONS
22-Jun-01     GOVT         BHO                                 1154432                  DYNATEC DRILLING INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127736                 DILLON/COLUMBIA SUPPLY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127920                 DFAS LW CENTER-TREASURER OF US
22-Jun-01     GOVT         BHO                                 1154431                  DENVER DRYWALL COMPANY
22-Jun-01     I/P          BHO                                 1154430                  DAUPHIN MASONARY
22-Jun-01     I/P          BHO                                 1154429                  DATA DESTRUCTION
22-Jun-01     GOVT         BHO                                 1154428                  DASTON CORP
22-Jun-01     I&M          Infrastructure Svcs                  1580                   DAMES & MOORE
22-Jun-01     I/P          BHO                                 1154427                  CROWN LINEN SERVICE
22-Jun-01     I/P          BHO                                 1154426                  CROSSTOWN LOCK
22-Jun-01     I/P          BHO                                 1154425                  CROSSLANDS
22-Jun-01     I/P          Timberline - 14443  02300885, 02301006, '02301055, 02300890  Crane America Services
22-Jun-01     I/P          BHO                                 1154424                  CORPORATE EXPRESS
22-Jun-01     I/P          BHO                                 1154423                  CORNUCOPIA VENDING AND COFFEE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127748                 CORNING INCORPORATED
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127748                 CORNING INCORPORATED
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127748                 CORNING INCORPORATED
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127748                 CORNING INCORPORATED
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127748                 CORNING INCORPORATED
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4301                 Cormier Shoring & Equipment Co.
22-Jun-01     I&M          Infrastructure Svcs                  1610                   CONTRACT SERVICES COMPANY
22-Jun-01     I&M          Infrastructure Svcs                  1365                   CONOCO, INC
22-Jun-01     GOVT         BHO                                 1154422                  COMMUNITY PATHOLOGY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127603                 COMMERCIAL FLOORING
22-Jun-01     I/P          BHO                                 1154421                  COLUMBIA PAINT AND COATING
22-Jun-01     I&M          Infrastructure Svcs                  1294                   COLORADO COPIES INC.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127945                 COFFMAN COMMERCIAL CONSTR.
22-Jun-01     I/P          BHO                                 1154420                  CLIFFORD R KEOUGH
22-Jun-01     I&M          Infrastructure Svcs                   980                   CLERK OF LARAMIE COUNTY
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127765                 CLEANING SOLUTION
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127690                 CLARK SECURITY PRODUCTS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127690                 CLARK SECURITY PRODUCTS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,013              1,013
                                                                                                    1,012              1,012
                                                                                                      382                382
                                                                                                      320                320
                                                                                                      220                220
                                                                                                      147                147
                                                                                                      296                296
                                                                                                      122                122
                                                                                                    9,635              9,635
                                                                                                    1,593              1,593
                                                                                                    9,301              9,301
                                                                                                       96                 96
                                                                                                      112                112
                                                                                                    7,683              7,683
                                                                                                    1,960              1,960
                                                                                                      240                240
                                                                                                    9,599              9,599
                                                                                                   26,110             26,110
                                                                                                      353                353
                                                                                                      278                278
                                                                                                      139                139
                                                                                                   16,988             16,988
                                                                                                    1,164              1,164
                                                                                                       91                 91
                                                                                                      440                440
                                                                                                      113                113
                                                                                                       87                 87
                                                                                                       40                 40
                                                                                                     (402)              (402)
                                                                                                      157                157
                                                                                                    3,121              3,121
                                                                                                    1,063              1,063
                                                                                                      155                155
                                                                                                     (858)              (858)
                                                                                                    2,296              2,296
                                                                                                       87                 87
                                                                                                   58,017             58,017
                                                                                                       50                 50
                                                                                                       19                 19
                                                                                                      284                284
                                                                                                      131                131
                                                                                                       97                 97


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127690                 CLARK SECURITY PRODUCTS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127690                 CLARK SECURITY PRODUCTS
22-Jun-01     I/P          Timberline -13397                 041219-0002                Clark Devon Hardware Co.
22-Jun-01     I/P          Timberline -13397                    5290                    CIWA
22-Jun-01     I&M          Infrastructure Svcs                  1394                   CIVIL ENG. PROFESSIONALS
22-Jun-01     I/P          Timberline - 4505                 6591 6/1/01                City of Long Beach
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127919                 CHEVRON U S A INC
22-Jun-01     I/P          BHO                                 1154419                  CEI ROOFING INC
22-Jun-01     GOVT         BHO                                 1154418                  CDM MACHINING AND FABRICATION
22-Jun-01     I&M          Infrastructure Svcs                  1741                   CCS PLANNING AND ENGINEERING
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127688                 CAWVEY'S ELECTRIC MOTOR
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127918                 CASEY'S GENERAL STORE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127746                 CAROLINA INDUSTRIAL TRUCK
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127917                 CAPITAL LUMBER COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127917                 CAPITAL LUMBER COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127917                 CAPITAL LUMBER COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127917                 CAPITAL LUMBER COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127917                 CAPITAL LUMBER COMPANY
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127685                 CAPE ELECTRICAL SUPPLY INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127916                 C.T. & ASSOCIATES LLC
22-Jun-01     GOVT         Cape-TRAC                            5532                   C. J. LANGENFELDER
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4298                 BWXT Y-12 L.L.C.
22-Jun-01     GOVT         TRAC                              21852-1387                 BURNS
22-Jun-01     GOVT         TRAC                              21852-1386                 BURNS
22-Jun-01     I&M          Infrastructure Svcs                  2478                   BROWNING-FERRIS INDUSTRIES
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127849                 BRISTOL PIPING SYSTEMS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127849                 BRISTOL PIPING SYSTEMS
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127744                 BRAND SCAFFOLD  BUILDERS
22-Jun-01     I&M          Infrastructure Svcs                  2772                   BOISE STATE UNIVERSITY
22-Jun-01     POWER               TRAC                         5026527                 BOGAN
22-Jun-01     I/P          BHO                                 1154415                  BLUEPRINTS PLUS
22-Jun-01     I&M          Infrastructure Svcs                   638                   BIO/WEST, INC.
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127764                 BIG HORN WATER CONDITIONING
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127764                 BIG HORN WATER CONDITIONING
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127764                 BIG HORN WATER CONDITIONING
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127764                 BIG HORN WATER CONDITIONING
22-Jun-01     I&M          Infrastructure Svcs                  2673                   BETLEM MECHANICAL SOUTHEAST, INC
22-Jun-01     I&M          Infrastructure Svcs                   603                   BEST IMAGE SYSTEMS, INC.
22-Jun-01     GOVT         Cape-TRAC                            5529                   BERTREM VALVE
22-Jun-01     I&M          Infrastructure Svcs                   611                   BENTLEY SYSTEMS INC.
22-Jun-01     I&M          Infrastructure Svcs                   581                   BELLSOUTH
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127942                 BELL CONTRACTORS INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       51                 51
                                                                                                   (3,906)            (3,906)
                                                                                                      365                365
                                                                                                    6,420              6,420
                                                                                                    6,255              6,255
                                  11                                                                                      11
                                                                                                       66                 66
                                                                                                    2,679              2,679
                                                                                                      648                648
                                                                                                   18,007             18,007
                                                                                                      172                172
                                                                                                      255                255
                                                                                                      230                230
                                                                                                      428                428
                                                                                                      192                192
                                                                                                       16                 16
                                                                                                        2                  2
                                                                                                      (15)               (15)
                                                                                                      189                189
                                                                                                    4,126              4,126
                                                                                                   59,550             59,550
                                                                                                   11,605             11,605
                                                                                                      476                476
                                                                                                      124                124
                                                                                                      825                825
                                                                                                      939                939
                                                                                                      170                170
                                                                                                    1,484              1,484
                                                                                                    1,575              1,575
                                                                                                  108,429            108,429
                                                                                                      419                419
                                                                                                   13,756             13,756
                                                                                                      140                140
                                                                                                      135                135
                                                                                                      125                125
                                                                                                       33                 33
                                                                                                      103                103
                                                                                                       10                 10
                                                                                                    3,105              3,105
                                                                                                    3,317              3,317
                                  72                                                                    0                 72
                                                                                                    8,445              8,445


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127942                 BELL CONTRACTORS INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127942                 BELL CONTRACTORS INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127942                 BELL CONTRACTORS INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127596                 BAYLOR GROUP
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127915                 BAY INSULATION OF GEORGIA
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127940                 BALL MECHANICAL SERVICES INC
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127763                 BAILEY ENTERPRISES INC
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127763                 BAILEY ENTERPRISES INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127938                 BAGLEY'S FLOOR SERVICES LTD
22-Jun-01     I/P          Timberline - 13397             8277, 8278, 8279              Baer Bros., Inc.
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127593                 B.T. SERVICES
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127592                 AZTEC CONSTRUCTION CO INC
22-Jun-01     I&M          Infrastructure Svcs                   787                   AYRES ASOCIATES
22-Jun-01     I&M          Infrastructure Svcs                  1740                   AVISTA UTILITIES
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4297                 Avisco
22-Jun-01     I&M          Infrastructure Svcs                   794                   AVART, INC.
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127762                 ATS SPECIALIZED INC
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127591                 ATLAS ELECTRIC LLC
22-Jun-01     I&M          Infrastructure Svcs                  2549                   AT&T WIRELESS SERVICES
22-Jun-01     I&M          Infrastructure Svcs                   457                   AT&T                 457
22-Jun-01     I&M          Infrastructure Svcs                   367                   AT&T                 367
22-Jun-01     GOVT         Cape-TRAC                            5527                   AT&T
22-Jun-01     I&M          Infrastructure Svcs                  2629                   AT&T
22-Jun-01     I&M          Infrastructure Svcs                   151                   AT & T               151
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127914                 AT & T
22-Jun-01     I&M          Infrastructure Svcs                  2630                   ARCHITECTURE MATTERS INC
22-Jun-01     I&M          Infrastructure Svcs                  1044                   ANTHONY CARBONE
22-Jun-01     I&M          Infrastructure Svcs                   142                   AMERICAN EXPRESS
22-Jun-01     I&M          Infrastructure Svcs                   142                   AMERICAN EXPRESS
22-Jun-01     P&C          RUST CONSTRUCTORS                  10127759                 ALFA LAVAL INC
22-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4296                 Airweld
22-Jun-01     POWER               TRAC                         06-152                  AIRGAS
22-Jun-01     I/P          Timberline - 4505                  H4209376                  Airborne Express
22-Jun-01     I/P          Timberline - 4505                  H8243804                  Airborne Express
22-Jun-01     I/P          Timberline - 4837              8754, 8757, 8762              Affordable Lock & Key
22-Jun-01     POWER               TRAC                         5026525                 AES CORP
22-Jun-01     I&M          Infrastructure Svcs                  2184                   ACTION COURIERS, INC.
22-Jun-01     POWER               TRAC                         5026524                 AB TRANS CSLT
22-Jun-01     GOVT         Cape-TRAC                            5525                   A1A CLEANING SERVICE
22-Jun-01     I/P          RUST CONSTRUCTORS                  10127978                 A UNIQUE DESIGN FLORIST
21-Jun-01     I/P          BHO                                 1153653                  XEROX CORP
21-Jun-01     G0VT         TRAC                              21852-1362                XEROX

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    8,313              8,313
                                                                                                    4,122              4,122
                                                                                                      409                409
                                                                                                   (1,655)            (1,655)
                                                                                                      650                650
                                                                                                   17,411             17,411
                                                                                                    1,134              1,134
                                                                                                      532                532
                                                                                                      445                445
                                                                                                    1,610              1,610
                                                                                                  (15,000)           (15,000)
                                                                                                   (1,744)            (1,744)
                                                                                                   18,049             18,049
                                  11                                                                    0                 11
                                                                                                   15,815             15,815
                                                                                                   58,037             58,037
                                                                                                    1,500              1,500
                                                                                                   (1,400)            (1,400)
                                 103                                                                    0                103
                                   5                                                                    0                  5
                                  31                                                                    0                 31
                                 310                                                                                     310
                                 209                                                                    0                209
                               2,169                                                                    0              2,169
                                  20                                                                    0                 20
                                                                                                    8,410              8,410
                                                                                                       35                 35
                    0                                                                               9,079              9,079
                    0                                                                              (9,079)            (9,079)
                                                                                                   82,482             82,482
                                                                                                    1,486              1,486
                                                                                                      393                393
                                 130                                                                                     130
                                  20                                                                                      20
                                                                                                      343                343
                                                                                                   37,649             37,649
                                                                                                       16                 16
                                                                                                    4,000              4,000
                                                                                                    1,053              1,053
                                                                                                       29                 29
                                                                                                      268                268
                                                                                                       54                 54

         *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     GOVT         TRAC                              21852-1362                 XEROX
21-Jun-01     GOVT         TRAC                              21852-1363                 XEROX
21-Jun-01     GOVT         TRAC                              21852-1364                 XEROX
21-Jun-01     GOVT         TRAC                              21852-1365                 XEROX
21-Jun-01     GOVT         TRAC                              21852-1366                 XEROX
21-Jun-01     GOVT         TRAC                              21852-1360                 WW GRAINGER
21-Jun-01     P&C          BHO                                 1153652                  WW GRAINGER
21-Jun-01     GOVT         TRAC                              21852-1361                 WW GRAINGER
21-Jun-01     GOVT         TRAC                              21852-1357                 WISE EL SANTO
21-Jun-01     GOVT         TRAC                              21852-1358                 WISE EL SANTO
21-Jun-01     GOVT         TRAC                              21852-1359                 WISE EL SANTO
21-Jun-01     GOVT         TRAC                              21852-1356                 WILLIAMS SCOTSMAN
21-Jun-01     I&M          BHO                                 3000469                  Williams Form Engineering
21-Jun-01     I/P          BHO                                 1153651                  WHITNEY BAILEY COX AND MAGNANI, LLC
21-Jun-01     I&M          BHO                                47059401                  White Cap
21-Jun-01     I&M          Pomeroy                            28012235                  Westco Tractor
21-Jun-01     I/P          BHO                                 1153650                  WESCO DISTRIBUTION INC
21-Jun-01     I/P          BHO                                 1153648                  W W GRAINGER
21-Jun-01     I&M          BHO                                47059412                  Vulcan Materials
21-Jun-01     I/P          RUST CONSTRUCTORS                  10127847                  VERIZON WIRELESS
21-Jun-01     I/P          BHO                                 1153644                  VERIZON
21-Jun-01     I&M          SanRoque                             1690                    Uptown Indl Sales
21-Jun-01     I/P          BHO                                 1153643                  UNITED RENTALS
21-Jun-01     I&M          BHO                                47059411                  United Rentals
21-Jun-01     I&M          BHO                                47059426                  United Rentals
21-Jun-01     I&M          BHO                                47059441                  United Metro Materials
21-Jun-01     P&C          BHO                                 1153642                  UNISTRUT CORP
21-Jun-01     I/P          BHO                                 1153641                  UNISHIPPERS
21-Jun-01     GOVT         BHO                               9990007492                 UMESH KUMAR SINGH
21-Jun-01     I&M          Pomeroy                            28012234                  Ukiah Oxygen
21-Jun-01     I/P          RUST CONSTRUCTORS                  10127846                  U S TREASURY
21-Jun-01     I&M          BHO                                10011689                  Truck Parts and Equip
21-Jun-01     I&M          BHO                                47059425                  Traffic Control
21-Jun-01     P&C          BHO                                 1153640                  THERMO FINNIGAN
21-Jun-01     P&C          TRAC                                1511001                  Texas Mill
21-Jun-01     GOVT         TRAC                              21852-1350                 TERRY ACE HARDWARE
21-Jun-01     GOVT         TRAC                              21852-1353                 TERRY ACE HARDWARE
21-Jun-01     GOVT         TRAC                              21852-1354                 TERRY ACE HARDWARE
21-Jun-01     GOVT         TRAC                              21852-1355                 TERRY ACE HARDWARE
21-Jun-01     GOVT         TRAC                              21852-1351                 TERRY ACE HARDWARE
21-Jun-01     GOVT         TRAC                              21852-1352                 TERRY ACE HARDWARE
21-Jun-01     I/P          BHO                                 1153639                  TECHSOURCE
21-Jun-01     Power        Timberline                         470904399                 Swede Construction Corp.

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         54                 54
                                                                                                         54                 54
                                                                                                         54                 54
                                                                                                         47                 47
                                                                                                         47                 47
                                                                                                        965                965
                                                                                                        286                286
                                                                                                        256                256
                                                                                                      3,629              3,629
                                                                                                      1,015              1,015
                                                                                                        388                388
                                                                                                        375                375
                                                                                                      2,096              2,096
                                                                                                      2,700              2,700
                                                                                                         65                 65
                                                                                                      1,179              1,179
                                                                                                         65                 65
                                                                                                        179                179
                                                                                                     34,421             34,421
                                    50                                                                                      50
                                                                                                         52                 52
                                                                   3,213                                                 3,213
                                                                                                      1,592              1,592
                                                                                                        635                635
                                                                                                        204                204
                                                                                                      2,937              2,937
                                                                                                        205                205
                                   149                                                                                     149
                                                                   2,522                                                 2,522
                                                                                                        111                111
                                                                                                     13,521             13,521
                                                                                                         32                 32
                                                                                                        411                411
                                                                                                        514                514
                                                                                                        286                286
                                                                                                      2,377              2,377
                                                                                                      1,376              1,376
                                                                                                        668                668
                                                                                                        205                205
                                                                                                        118                118
                                                                                                         94                 94
                                                                                                      1,900              1,900
                                                                                                      1,415              1,415

           *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     I&M          BHO                                47059421                  Swanillon Inc
21-Jun-01     I&M          BHO                                47059420                  Superior Ready Mix
21-Jun-01     I&M          BHO                                 3000468                  Sterling Fluid Systems
21-Jun-01     I/P          BHO                                 1153638                  STATE OF PENNSYLVANIA
21-Jun-01     I&M          Pomeroy                            28012233                  Staples
21-Jun-01     P&C          BHO                                 1153637                  STAINLESS PIPR AND FITTING
21-Jun-01     I&M          BHO                                47059415                  Spraying Systems Co
21-Jun-01     I/P          BHO                                 1153636                  SIMPLEX TIME RECORDER
21-Jun-01     P&C          BHO                                 1153635                  SIGMA ALDRICH INC
21-Jun-01     I&M          Pomeroy                            28012232                  Senn Palumbo
21-Jun-01     I/P          BHO                                 1153634                  SEARS COMMERCIAL ONE
21-Jun-01     Power        Timberline                         470904408                 Salem Auto & Truck Rental
21-Jun-01     GOVT         TRAC                              21852-1349                 RYERSON TULL INC.
21-Jun-01     GOVT         TRAC                              21852-1348                 RYERSON TULL INC.
21-Jun-01     GOVT         TRAC                              21852-1385                 RYERSON TULL INC.
21-Jun-01     GOVT         TRAC                              21852-1347                 RYERSON TULL INC.
21-Jun-01     I&M          BHO                                47059427                  RSC
21-Jun-01     GOVT         BHO                                 1153633                  ROLF E AMUNDSON INC
21-Jun-01     GOVT         TRAC                              21852-1384                 ROBERTS TIRE SERVICE
21-Jun-01     GOVT         TRAC                              21852-1346                 RIDOUT OF PINE BLUFF
21-Jun-01     GOVT         TRAC                              21852-1345                 RIDOUT OF PINE BLUFF
21-Jun-01     CORP         BHO                                 1153632                  RENTAL SERVICE CORP
21-Jun-01     GOVT         BHO                               9990007504                 REMCO LTD
21-Jun-01     GOVT         BHO                               9990007503                 REMCO LTD
21-Jun-01     I&M          BHO                                47059391                  Ramos Oil
21-Jun-01     I&M          BHO                                47059410                  Quinn Co
21-Jun-01     GOVT         TRAC                              21852-1383                 PROSPECT STEEL
21-Jun-01     I&M          Pomeroy                            28012231                  Prestress Supply
21-Jun-01     P&C          TRAC                                1511000                  Phoenix Pump
21-Jun-01     POWER        BHO                                 1153629                  PHI DELTA INC
21-Jun-01     I&M          Pomeroy                            28012230                  Peterson
21-Jun-01     GOVT         TRAC                              21852-1382                 PERDUE
21-Jun-01     CORP         BHO                                 1153628                  PELICAN FORGE SOFTWARE
21-Jun-01     GOVT         BHO                               9990007489                 PAVLOGRAD CHEMICAL PLANT
21-Jun-01     GOVT         BHO                               9990007490                 PAVLOGRAD CHEMICAL PLANT
21-Jun-01     I&M          BHO                                 3000646                  Paul McGaffic
21-Jun-01     I&M          BHO                                47059440                  Pacific Gas and Electric
21-Jun-01     I&M          BHO                                48008925                  Pacheco Construction
21-Jun-01     I&M          BHO                                47059430                  Overall Laundry Services
21-Jun-01     Power        Timberline                         470904404                 One Call Rentals
21-Jun-01     P&C          BHO                                 1153627                  OMEGA ENGINEERING
21-Jun-01     GOVT         TRAC                              21852-1344                 OFFICE MACHINES INC.

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES       LIENS           VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2,129              2,129
                                                                                                     67,973             67,973
                                                                                                     69,349             69,349
                                                                                                         45                 45
                                                                                                        390                390
                                                                                                        650                650
                                                                                                      1,265              1,265
                                                                                                        963                963
                                                                     331                                                   331
                                                                                                        841                841
                                                                                                        449                449
                                                                                                        545                545
                                                                                                      2,558              2,558
                                                                                                        796                796
                                                                                                        733                733
                                                                                                         87                 87
                                                                                                        272                272
                                                                                                        686                686
                                                                                                        308                308
                                                                                                     38,673             38,673
                                                                                                        298                298
                                                                                                        639                639
                                                                  42,805                                                42,805
                                                                  42,803                                                42,803
                                                                                                         60                 60
                                                                                                        712                712
                                                                                                     25,000             25,000
                                                                                                      7,786              7,786
                                                                                                     42,993             42,993
                                                                                                      2,250              2,250
                                                                                                      1,094              1,094
                                                                                                        844                844
                                                                                                      7,471              7,471
                                                                  26,639                                                26,639
                                                                  12,428                                                12,428
                                                                                                        334                334
                                                                                                        264                264
                                                                                                     63,166             63,166
                                                                                                        851                851
                                                                                                      1,991              1,991
                                                                                                        737                737
                                                                                                         28                 28

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     I&M          Pomeroy                            28012228                  Office Helper
21-Jun-01     GOVT         TRAC                              21852-1343                 NORTHSIDE MACHINE SHOP
21-Jun-01     GOVT         BHO                                 1153626                  NORMENT INDUSTRIES
21-Jun-01     I&M          Pomeroy                            28012227                  No Bay Constr
21-Jun-01     I/P          Timberline - 4892                    10745                   Monarch Welding & Engineering, Inc.
21-Jun-01     I/P          Timberline - 4892                    11210                   Monarch Welding & Engineering, Inc.
21-Jun-01     I/P          Timberline - 4892                    10709                   Monarch Welding & Engineering, Inc.
21-Jun-01     I&M          SanRoque                             1689                    MOF Company Subic Inc
21-Jun-01     I&M          Pomeroy                            28012226                  Miller Trucking
21-Jun-01     I&M          BHO                                47059419                  Merli Concrete
21-Jun-01     I&M          SanRoque                             1688                    Meralco Indl Engr Srvs Corp
21-Jun-01     P&C          BHO                                 1153625                  MCMASTER CARR SUPPLY COM
21-Jun-01     GOVT         TRAC                              21852-1370                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1380                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1341                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1372                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1342                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1377                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1339                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1369                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1340                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1371                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1378                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1379                 MCMASTER CARR
21-Jun-01     GOVT         TRAC                              21852-1381                 MCMASTER CARR
21-Jun-01     I/P          BHO                                 1153624                  MATHESON TRI GAS
21-Jun-01     P&C          BHO                                 1153623                  MASS VAC INC
21-Jun-01     GOVT         BHO                               9990007491                 MARK G WALS
21-Jun-01     I&M          Pomeroy                            28012225                  M.Maselli
21-Jun-01     I&M          BHO                                46000483                  Lynden Air Freight
21-Jun-01     I&M          BHO                                49017287                  Luthi Masonry
21-Jun-01     GOVT         TRAC                              21852-1338                 LIBERTY SUPPLY
21-Jun-01     GOVT         TRAC                              21852-1337                 LIBERTY SUPPLY
21-Jun-01     GOVT         TRAC                              21852-1335                 LIBERTY SUPPLY
21-Jun-01     GOVT         TRAC                              21852-1336                 LIBERTY SUPPLY
21-Jun-01     I&M          SanRoque                           10000110                  Leemasters Intl Systems Inc
21-Jun-01     I&M          SanRoque                           10000112                  Leemasters Intl Systems Inc
21-Jun-01     I&M          BHO                                47059414                  Lavco Building Supply
21-Jun-01     I&M          BHO                                47059400                  Lavco Building
21-Jun-01     I/P          BHO                                 1153622                  LAB SAFTEY SUPPLY
21-Jun-01     P&C          TRAC                                1510999                  K-Tek Corp
21-Jun-01     I&M          BHO                                47059408                  Klein Products

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS           VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        152                152
                                                                                                      1,069              1,069
                                                                                                      6,600              6,600
                                                                                                      2,392              2,392
                                                                                                     17,201             17,201
                                                                                                      9,211              9,211
                                                                                                      5,487              5,487
                                                                   3,701                                                 3,701
                                                                                   5,465                                 5,465
                                                                                                      3,593              3,593
                                                                   3,553                                                 3,553
                                                                                                        926                926
                                                                                                      2,202              2,202
                                                                                                      1,747              1,747
                                                                                                        618                618
                                                                                                        549                549
                                                                                                        546                546
                                                                                                        331                331
                                                                                                        172                172
                                                                                                         88                 88
                                                                                                         45                 45
                                                                                                         39                 39
                                                                                                          7                  7
                                                                                                         (7)                (7)
                                                                                                    (12,978)           (12,978)
                                                                                                        322                322
                                                                                                         87                 87
                                                                  27,419                                                27,419
                                                                                                      1,253              1,253
                                                                                     285                                   285
                                                                                                     52,323             52,323
                                                                                                      2,435              2,435
                                                                                                        881                881
                                                                                                        631                631
                                                                                                        537                537
                                                                  41,364                                                41,364
                                                                  16,801                                                16,801
                                                                                                      3,470              3,470
                                                                                                      4,427              4,427
                                                                                                        185                185
                                                                                                      4,935              4,935
                                                                                                        580                580

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     I&M          Pomeroy                            28012224                  Kadon Trucking
21-Jun-01     GOVT         TRAC                              21852-1368                 JVH
21-Jun-01     I/P          Timberline - 4505                    27054                   Johnson-Peltier
21-Jun-01     I&M          BHO                                 3000463                  John Cassidy
21-Jun-01     GOVT         TRAC                              21852-1375                 JD STEEL
21-Jun-01     GOVT         TRAC                              21852-1376                 JD STEEL
21-Jun-01     I&M          BHO                                10011688                  Jakes Wire Rope Service
21-Jun-01     I&M          BHO                                47059399                  Interpipe
21-Jun-01     P&C          BHO                                 1153621                  INTERNATIONAL SENSOR TECH
21-Jun-01     I&M          BHO                                47059398                  Inland Kenworth
21-Jun-01     I&M          BHO                                 3000467                  Ingersoll Rand
21-Jun-01     P&C          BHO                               9990007506                 INCAT EQUATORIAL GUINEA LTD
21-Jun-01     I/P          BHO                                 1153620                  HOME DEPOT
21-Jun-01     I/P          BHO                                 1153619                  HICKMAN ELECTRIC
21-Jun-01     Power        Timberline                         470904385                 Hertz Equipment Rental
21-Jun-01     Power        Timberline                         470904370                 Heplers Town & Country
21-Jun-01     I/P          BHO                                 1153618                  HANSEN SUPPLY CO
21-Jun-01     GOVT         BHO                                 1153617                  HANNEKE INDUSTRIAL SUPPLY
21-Jun-01     I/P          BHO                                 1153616                  HALLIBURTON
21-Jun-01     GOVT         TRAC                              21852-1334                 GREEN CONTROLS
21-Jun-01     GOVT         TRAC                              21852-1367                 GRAYBAR ELECTRIC
21-Jun-01     GOVT         TRAC                              21852-1373                 GRAYBAR ELECTRIC
21-Jun-01     I&M          BHO                                47059423                  Goodyear tire and Rubber
21-Jun-01     I&M          BHO                                47059407                  Goodyear tire and Rubber
21-Jun-01     I&M          BHO                                47059397                  Gomaco Corp
21-Jun-01     I&M          BHO                                47059406                  Gomaco Corp
21-Jun-01     I/P          BHO                                 1153615                  GLOSSER STEEL SERVICE
21-Jun-01     GOVT         BHO                                 1153614                  GLOBAL PACKAGING LLC
21-Jun-01     I&M          BHO                                20004115                  George R Pierce Inc
21-Jun-01     I/P          BHO                                 1153612                  GEORGE PTACEK AND SON
21-Jun-01     P&C          BHO                                 1153613                  GEORGE MANN AND COMPANY
21-Jun-01     I/P          BHO                                 1153610                  FOREST HILLS TRANSFER
21-Jun-01     I/P          BHO                                 1153611                  FOREST HILLS TRANSFER
21-Jun-01     I&M          BHO                                10011684                  Ford Country
21-Jun-01     P&C          BHO                                 1153609                  FLUID METERING INC
21-Jun-01     CORP         BHO                               9990007493                 FLORIDA DEPT OF REVENUE
21-Jun-01     I/P          Timberline - 4505                 2-11-101041                Fire Systems West
21-Jun-01     I/P          BHO                                 1153608                  FERGUSON ENTERPRISES
21-Jun-01     I&M          BHO                                10011687                  Fastners Inc Sw Supply
21-Jun-01     GOVT         BHO                                 1153607                  FABICK TRACTOR CO
21-Jun-01     I&M          BHO                                47059418                  EW Trucking
21-Jun-01     I/P          BHO                                 1153606                  ENTIRE REPRODUCTIONS

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  10,890                                10,890
                                                                                                        600                600
                                                                                                        599                599
                                                                                                      2,500              2,500
                                                                                                     24,071             24,071
                                                                                                      6,022              6,022
                                                                                                        791                791
                                                                                                        825                825
                                                                                                        604                604
                                                                                                        550                550
                                                                                                     13,150             13,150
                                                                 122,085                                               122,085
                                                                                                        868                868
                                                                                                     10,391             10,391
                                                                                                      3,931              3,931
                                                                                                        215                215
                                                                                                         94                 94
                                                                                                        219                219
                                                                                                        745                745
                                                                                                        206                206
                                                                                                     55,003             55,003
                                                                                                      3,383              3,383
                                                                                                        602                602
                                                                                                        580                580
                                                                                                      2,615              2,615
                                                                                                        138                138
                                                                                                        557                557
                                                                                   1,596                                 1,596
                                                                                                        175                175
                                                                                                        359                359
                                                                                                      1,596              1,596
                                                                                                        272                272
                                                                                                        200                200
                                                                                                        308                308
                                                                                                      1,230              1,230
           49                                                                                                               49
                                                                                                        250                250
                                                                                                         80                 80
                                                                                                      1,982              1,982
                                                                                                     14,583             14,583
                                                                                                        148                148
                                                                                                        548                548

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     I&M          Pomeroy                            28012223                  Empire Waste
21-Jun-01     I&M          BHO                                47059396                  Empire Southwest
21-Jun-01     I&M          BHO                                47059413                  Empire Southwest
21-Jun-01     P&C          BHO                                 1153605                  EDINGTON GLOVER MECHANIC
21-Jun-01     Power        Timberline                         470904396                 Eckerd Express Photo
21-Jun-01     I&M          BHO                                47059424                  Doug Shellstrom Sweeping
21-Jun-01     I&M          SanRoque                           10000111                  DM Consunji Inc
21-Jun-01     I/P          BHO                                 1153603                  DESIGNS UNLIMITED
21-Jun-01     Power        Timberline                         470904407                 D & D Auto Salvage
21-Jun-01     Power        Timberline                         470904398                 Cutting Edge Services, Inc.
21-Jun-01     I/P          BHO                                 1153602                  CTI PADONET
21-Jun-01     I&M          BHO                                47059395                  CTC Analytical
21-Jun-01     I&M          BHO                                47059422                  CTC Analytical
21-Jun-01     I&M          BHO                                47059394                  Crown Parts and Machine
21-Jun-01     Power        Timberline                         470904384                 Copier Corporation of America
21-Jun-01     GOVT         TRAC                              21852-1333                 CONESCO
21-Jun-01     I&M          SanRoque                             1687                    Civic Merchandising Inc
21-Jun-01     I&M          Pomeroy                            28012229                  City of Petaluma
21-Jun-01     I&M          Pomeroy                            28012222                  City Electric
21-Jun-01     CORP         BHO                                 1153600                  CINGULAR WIRELESS
21-Jun-01     I&M          BHO                                47059405                  Chicks Frame and Wheel
21-Jun-01     I/P          BHO                                 1153599                  CCA FINANCIAL
21-Jun-01     I&M          BHO                                10011686                  Cashman Equip
21-Jun-01     I&M          BHO                                 3000466                  Casco
21-Jun-01     GOVT         TRAC                              21852-1374                 CANNON CONTRACTING
21-Jun-01     P&C          BHO                                 1153598                  CAMBRIDGE ENVIRONMENTAL
21-Jun-01     I&M          BHO                                 3000465                  Calvert School
21-Jun-01     I&M          BHO                                47059404                  Calaveras Cement
21-Jun-01     I&M          SanRoque                             1686                    Bulacan Garden Corp
21-Jun-01     I&M          BHO                                47059403                  Builders Concrete
21-Jun-01     I/P          BHO                                 1154417                  BRICKMAN GROUP LTD
21-Jun-01     I&M          BHO                                47059393                  Branco Machinery
21-Jun-01     I/P          BHO                                 1153597                  BRAMBLES EQUIPMENT CO
21-Jun-01     I&M          Pomeroy                            28012221                  Bragg Crane
21-Jun-01     I&M          BHO                                47059429                  BR Anderson
21-Jun-01     I/P          BHO                                 1153596                  BP FLEETMANAGER I
21-Jun-01     I&M          BHO                                47059392                  Border Products Co
21-Jun-01     I/P          BHO                                 115416                   BOISE CASCADE OFFICE PRODUCTS
21-Jun-01     I/P          Timberline - 4505           098827, 686449, 821197           Boise Cascade Office Products
21-Jun-01     P&C          BHO                                 1153595                  BOC GASES
21-Jun-01     I/P          BHO                                 1153594                  BOB'S HOME REPAIR
21-Jun-01     CORP         BHO                                 1153593                  BLUEPRINTS PLUS

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS           VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                   225                                                                                     225
                                                                                                     53,592             53,592
                                                                                                     15,422             15,422
                                                                                                      1,304              1,304
                                                                                                         50                 50
                                                                                                        425                425
                                                                  30,094                                                30,094
                                                                                                         42                 42
                                                                                                        774                774
                                                                                                     15,132             15,132
                                                                                                        151                151
                                                                                                        461                461
                                                                                                         45                 45
                                                                                                      3,382              3,382
                                                                                                        130                130
                                                                                                        408                408
                                                                   8,606                                                 8,606
                                                                                                      2,417              2,417
                                                                                                        108                108
                                 1,872                                                                                   1,872
                                                                                                      4,854              4,854
                                                                                                     19,750             19,750
                                                                                                      2,141              2,141
                                                                                                        981                981
                                                                                                     15,599             15,599
                                                                                                      2,800              2,800
                                                                                                         67                 67
                                                                                                      2,357              2,357
                                                                  35,506                                                35,506
                                                                                                        549                549
                                                                                                      6,968              6,968
                                                                                                        392                392
                                                                                                     94,660             94,660
                                                                                                      5,000              5,000
                                                                                                        112                112
                                                                                                         39                 39
                                                                                                        130                130
                                                                                                      1,434              1,434
                                                                                                         48                 48
                                                                                                      4,087              4,087
                                                                                                        155                155
                                                                                                      4,494              4,494

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-Jun-01     Power        Timberline                         470904400                 Bluegrass Concrete Cutting Inc.
21-Jun-01     I/P          BHO                                 1154414                  BIG A AUTO PARTS
21-Jun-01     I/P          BHO                                 1154413                  BHA DESIGN INC
21-Jun-01     I/P          BHO                                 1154412                  BEST BIOREMEDIATION OF
21-Jun-01     I&M          SanRoque                             1685                    Bernabe Construction & Indl Corp
21-Jun-01     P&C          TRAC                                1510998                  Belleli Ener
21-Jun-01     I/P          BHO                                 1154410                  BARNARD STAMP CO
21-Jun-01     Power        Timberline                         470904406                 Baker Tanks Inc.
21-Jun-01     I&M          BHO                                47059417                  B and W Precast
21-Jun-01     I&M          Pomeroy                            28012220                  Aztec Concrete
21-Jun-01     I/P          BHO                                 1154407                  AT AND T
21-Jun-01     I/P          BHO                                 1154409                  AT AND T
21-Jun-01     P&C          BHO                                 1154408                  AT AND T
21-Jun-01     I/P          BHO                                 1154406                  ASSI SECURITY
21-Jun-01     I/P          BHO                                 1154405                  ASI SIGN SYSTEMS
21-Jun-01     I&M          BHO                                47059416                  Asbury Environmental
21-Jun-01     I&M          BHO                                10011685                  Arnold Machinery
21-Jun-01     I/P          BHO                                 1154404                  ARCUS DATA SECURITY
21-Jun-01     I/P          BHO                                 1154403                  AMODIO
21-Jun-01     I&M          BHO                                47059402                  Ameripride Valley
21-Jun-01     I&M          SanRoque                             1684                    American Wire & Cable
21-Jun-01     I/P          BHO                                 1154402                  AMERICAN FREIGHTWAYS
21-Jun-01     Power        Timberline                         470904369                 American Contractors Equip. Co.
21-Jun-01     GOVT         BHO                                 1153592                  ALLTRACK INDUSTRIES
21-Jun-01     I/P          BHO                                 1153591                  ALLSTAR LEASING AND SER
21-Jun-01     I/P          BHO                                 1153590                  ALLIED ELECTRIC SUPPLY
21-Jun-01     I&M          BHO                                47059428                  All Seasons
21-Jun-01     I/P          Timberline - 4505                  H5424705                  Airborne Express
21-Jun-01     I/P          Timberline - 4505                  H5739532                  Airborne Express
21-Jun-01     I/P          BHO                                 1154401                  AIRBORNE EXPRESS
21-Jun-01     I/P          BHO                                 1153589                  AGA GAS INC
21-Jun-01     I/P          BHO                                 1153588                  ADAM AND ADAMS BUILDING
21-Jun-01     I/P          BHO                                 1154399                  ACENTECH INC
21-Jun-01     GOVT         TRAC                              22561-0598                 ABC CORP.
21-Jun-01     GOVT         BHO                                 1154398                  A H PELZ
20-Jun-01     I&M          San Roque                            1655                    Zodiac Pest Control
20-Jun-01     GOVT         BHO                                 1153502                  ZEP MANUFACTURING
20-Jun-01     POWER        TRAC                                1921091                  YUBA HEAT TRANSFER
20-Jun-01     I/P          BHO                                 1153501                  XEROX CORPORATION
20-Jun-01     I/P          BHO                                 1153500                  XEROX CORPORATION
20-Jun-01     GOVT         TRAC                              22556-0406                 XEROX
20-Jun-01     GOVT         TRAC                              22556-0407                 XEROX

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      6,290              6,290
                                                                                                         11                 11
                                                                                                         56                 56
                                                                                                        214                214
                                                                   1,045                                                 1,045
                                                                                                      5,050              5,050
                                                                                                         72                 72
                                                                                                        897                897
                                                                                                      8,624              8,624
                                                                                                        960                960
                                                                                                      1,270              1,270
                                                                                                        419                419
                                    42                                                                                      42
                                                                                                        315                315
                                                                                                        653                653
                                                                                                        782                782
                                                                                                      1,346              1,346
                                   833                                                                                     833
                                                                                                      1,295              1,295
                                                                                                         38                 38
                                                                     765                                                   765
                                                                                                        163                163
                                                                                                     13,429             13,429
                                                                                                      2,643              2,643
                                                                                                        850                850
                                                                                                        355                355
                                                                                                        163                163
                                    62                                                                                      62
                                    62                                                                                      62
                                                                                                         38                 38
                                                                                                          1                  1
                                                                                                      1,711              1,711
                                                                                                      1,033              1,033
                                                                                                     62,153             62,153
                                                                                                        240                240
                                                                     867                                                   867
                                                                                                        611                611
                                                                                                        951                951
                                                                                                        482                482
                                                                                                         56                 56
                                                                                                        613                613
                                                                                                        405                405

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
20-Jun-01     GOVT         TRAC                              22556-0405                 XEROX
20-Jun-01     GOVT         TRAC                              22556-0408                 XEROX
20-Jun-01     GOVT         TRAC                              22556-0409                 XEROX
20-Jun-01     GOVT         TRAC                              21852-1332                 WW GRAINGER INC.
20-Jun-01     GOVT         TRAC                              21848-0346                 WRIGHT EXPRESS
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 WM. M. LARNED & SONS
20-Jun-01     GOVT         TRAC                              21852-1329                 WISE EL SANTO
20-Jun-01     GOVT         TRAC                              21852-1328                 WINCHESTER
20-Jun-01     GOVT         TRAC                              21852-1326                 WINCHESTER
20-Jun-01     GOVT         TRAC                              21852-1327                 WINCHESTER
20-Jun-01     GOVT         TRAC                              21852-1325                 WINCHESTER
20-Jun-01     GOVT         TRAC                              21852-1324                 WINCHESTER
20-Jun-01     P&C          BHO                                 1153499                  WILMAD LABGLASS
20-Jun-01     I/P          BHO                                 1153497                  WILLIAMS SCOTSMAN INC
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 WILLIAMS SCOTSMAN
20-Jun-01     I/P          BHO                                 1153498                  WILLAMSON BLIND AND DRA
20-Jun-01     GOVT         WS-Timberline                     3589-047334                Western United
20-Jun-01     I/P          BHO                                 1153496                  WESCO DISTRIBUTION
20-Jun-01     GOVT         TRAC                              21852-1331                 WELSCO
20-Jun-01     GOVT         TRAC                              21852-1322                 WELSCO
20-Jun-01     GOVT         TRAC                              21852-1323                 WELSCO
20-Jun-01     GOVT         TRAC                              21852-1321                 WELSCO
20-Jun-01     POWER        TRAC                                1921090                  WEIR PUMPS
20-Jun-01     GOVT         TRAC                              22556-0401                 WATERLAB CORPORATION
20-Jun-01     I/P          BHO                                 1153495                  VOPAK USA INC
20-Jun-01     POWER        TRAC                                1921083                  VINKING SUPPLY NET
20-Jun-01     GOVT         WS-Timberline                     3589-047380                Vandalia Bus Lines
20-Jun-01     GOVT         WS-Timberline                     3589-047357                USA Blue Book
20-Jun-01     I/P          TRAC 22569                         JOB 22569                 UNITED PARCEL SERVICE
20-Jun-01     GOVT         WS-Timberline                     3589-047283                United Parcel Service
20-Jun-01     I/P          BHO                                 1153493                  UNITED MESSAGING
20-Jun-01     I/P          BHO                                 1153492                  TRULY NLEN EXTERMINATING
20-Jun-01     POWER        TRAC                                1921081                  TRUETECK
20-Jun-01     POWER        TRAC                                1921089                  TRANS-O
20-Jun-01     GOVT         BHO                                 1153491                  TRAINING CONSORTIUM INC
20-Jun-01     GOVT         WS-Timberline                     3589-047354                Tom Paule
20-Jun-01     I/P          TRAC 03481                         JOB 03481                 TISCHER & CO. Inc.
20-Jun-01     I&M          San Roque                         1000000105                 Timberland Equipment Ltd
20-Jun-01     I/P          TRAC 24052                         JOB 24052                 THE WATER WORLD
20-Jun-01     I/P          TRAC 03474                         JOB 03474                 THE SWISS CAKE
20-Jun-01     I/P          TRAC 03463                         JOB 03463                 THE RELIZON COMPANY
20-Jun-01     I/P          TRAC 03482                         JOB 03482                 THE OFFICE SHOP

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        105                105
                                                                                                        105                105
                                                                                                         20                 20
                                                                                                        561                561
                                                                                                      1,050              1,050
                                                                                                        856                856
                                                                                                      1,260              1,260
                                                                                                        993                993
                                                                                                        721                721
                                                                                                        327                327
                                                                                                         74                 74
                                                                                                         62                 62
                                                                                                        474                474
                                                                                                        276                276
                                                                                                        367                367
                                                                                                      2,010              2,010
                                                                                                        124                124
                                                                                                        185                185
                                                                                                      1,354              1,354
                                                                                                        651                651
                                                                                                        305                305
                                                                                                         14                 14
                                                                                                     24,466             24,466
                                                                                                         85                 85
                                                                                                        373                373
                                                                                                        451                451
                                                                                                      1,190              1,190
                                                                                                        837                837
                                                                                      70                                    70
                                                                                                         33                 33
                                                                                                     49,000             49,000
                                                                                                         86                 86
                                                                                                      1,010              1,010
                                                                                   4,401                                 4,401
                                                                                                      8,335              8,335
                                                                                                        800                800
                                                                                                        109                109
                                                                  10,011                                                10,011
                                                                                                         12                 12
                                                                                                         56                 56
                                                                                                      2,858              2,858
                                                                                                        229                229

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
20-Jun-01     GOVT         WS-Timberline                     3589-047345                The Incentinve Group
20-Jun-01     I/P          BHO                                 1153489                  TELEDYNAMICS LLC
20-Jun-01     GOVT         BHO                                 1153488                  TEE TIME REPROGRAPHICS
20-Jun-01     I/P          TRAC 22425                         JOB 22425                 TAKAHASHI PEREZ LOPEZ
20-Jun-01     I/P          BHO                                 1153487                  SYSTEMS MANAGEMENT INC
20-Jun-01     GOVT         WS-Timberline                     3589-047331                Superior Scale
20-Jun-01     I/P          BHO                                 1153486                  SUNCOM INDUSTRIES INC
20-Jun-01     GOVT         TRAC                              21848-0344                 SUN RIVER ELECTRIC SERVICES
20-Jun-01     POWER        TRAC                                1921088                  STERLING FLUID
20-Jun-01     CORP         BHO                                 6000447                  STATE OF IDAHO
20-Jun-01     CORP         BHO                                 6000446                  STATE OF FLORIDA
20-Jun-01     I/P          BHO                                 1153485                  STAPLES CREDIT PLAN
20-Jun-01     I/P          Timberline - 4837                 2186, 2208                 St. Louis Sound & Communication
20-Jun-01     GOVT         WS-Timberline                     3589-047260                St. charles Security
20-Jun-01     GOVT         WS-Timberline                     3589-047317                St Charles PW #2
20-Jun-01     GOVT         BHO                                 1153484                  SPRINT
20-Jun-01     I/P          BHO                                 1153483                  SPRINGFIELD ELECTRIC
20-Jun-01     GOVT         TRAC                              22556-0413                 SOUTHWEST RESEARCH INSTITUTE
20-Jun-01     GOVT         TRAC                              22556-0414                 SOUTHWEST RESEARCH INSTITUTE
20-Jun-01     GOVT         TRAC                              22556-0411                 SOUTHWEST RESEARCH INSTITUTE
20-Jun-01     GOVT         TRAC                              22556-0412                 SOUTHWEST RESEARCH INSTITUTE
20-Jun-01     POWER        TRAC                                1645560                  SOUTH TX MEDICAL
20-Jun-01     I/P          BHO                                 1153481                  SINCLAIR MOVING AND STORAGE
20-Jun-01     I/P          BHO                                 1153477                  SETON NAME PLATE CO
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 SEPTIX
20-Jun-01     POWER        TRAC                                1921080                  SENTRY
20-Jun-01     I/P          BHO                                 1153476                  SECURENET INC
20-Jun-01     I/P          Timberline - 4837                 4837013139                 Scott Sewing
20-Jun-01     I/P          BHO                                 1153475                  SAPIENS
20-Jun-01     I&M          San Roque                         1000000104                 Sandvik Tamrock
20-Jun-01     I&M          San Roque                            1622                    Sandvik Tamrock
20-Jun-01     POWER        BHO                               9990007474                 RUST RESOURCES LTD
20-Jun-01     I/P          TRAC 24052                         JOB 24052                 RUSH INDUSTRIAL HARDWARE
20-Jun-01     I&M          San Roque                            1621                    RS Components
20-Jun-01     I/P          BHO                                 1153474                  ROSENDIN ELECTRIC INC
20-Jun-01     I/P          TRAC 22042                         JOB 22042                 ROGER ELECTRIC
20-Jun-01     I/P          BHO                                 1153473                  ROCKFORD RIGGING INC
20-Jun-01     GOVT         WS-Timberline                     3589-047288                Rental Service Corp
20-Jun-01     I/P          BHO                                 1153472                  RENTAL SERVICE CORP
20-Jun-01     CORP         BHO                                 1153471                  RELIZON CORP
20-Jun-01     GOVT         TRAC                              22556-0400                 RAIN FOR RENT
20-Jun-01     I/P          TRAC 24052                         JOB 24052                 R.F. GULF STATION

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      4,317              4,317
                                                                                                      5,625              5,625
                                                                                                        180                180
                                                                                                     18,208             18,208
                                                                                                        282                282
                                                                                                        411                411
                                                                                                      1,798              1,798
                                                                                                     11,300             11,300
                                                                                                        352                352
          270                                                                                                              270
          101                                                                                                              101
                                                                                                        226                226
                                                                                                        313                313
                                                                                                     47,164             47,164
                                 5,710                                                                                   5,710
                                   139                                                                                     139
                                                                                                        119                119
                                                                                                    122,839            122,839
                                                                                                     32,845             32,845
                                                                                                     11,770             11,770
                                                                                                      3,215              3,215
                                                                                                        240                240
                                                                                                     53,535             53,535
                                                                                                        412                412
                                                                                                        213                213
                                                                                                        454                454
                                                                                                        587                587
                                                                                                        385                385
                                                                                                      2,000              2,000
                                                                  46,417                                                46,417
                                                                   5,165                                                 5,165
                                                                                                     13,946             13,946
                                                                                                        552                552
                                                                     692                                                   692
                                                                                                     14,031             14,031
                                                                                                        205                205
                                                                                                        589                589
                                                                                                      1,930              1,930
                                                                                                      1,040              1,040
                                                                                                        175                175
                                                                                                        416                416
                                                                                                      1,321              1,321

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
20-Jun-01     I/P          BHO                                 1153470                  R JORGENSEN ASSOC
20-Jun-01     I/P          BHO                                 1153469                  R F FAGER COMPANY
20-Jun-01     GOVT         TRAC                              21848-0345                 QWEST
20-Jun-01     CORP         BHO                                 1153467                  QWEST
20-Jun-01     CORP         BHO                                 1153468                  QWEST
20-Jun-01     I/P          BHO                                 1153466                  QUALITY RIBBONS
20-Jun-01     I/P          BHO                                 1153465                  QUADNA PSI
20-Jun-01     I/P          BHO                                 1153464                  PUTNEY'S SUNCO
20-Jun-01     GOVT         TRAC                              21848-0343                 PUGET SOUND PIPE AND SUPPLY
20-Jun-01     I/P          TRAC 03181                         JOB 03181                 PUERTO RICO TELEPHONE CO.
20-Jun-01     GOVT         TRAC                              22556-0394                 PROTRAIN SYS.
20-Jun-01     I/P          TRAC 21756                         JOB 22573                 PROTECNICA
20-Jun-01     GOVT         WS-Timberline                     3589-047372                Prime Equipment
20-Jun-01     GOVT         WS-Timberline                     3589-047371                Primary Network
20-Jun-01     I/P          BHO                                 1153462                  PRFC INC
20-Jun-01     POWER        TRAC                                1921087                  POWER SYSTEMS
20-Jun-01     POWER        TRAC                                1921086                  POWELL ELECTRICAL
20-Jun-01     I&M          San Roque                            1654                    Portalloy Industrial Supply
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 POPULAR LEASING & RENTAL INC.
20-Jun-01     I&M          San Roque                            1620                    Pinnacle Parts Co
20-Jun-01     GOVT         TRAC                              22556-0396                 PHOENIX HYDRAULICS AND MACHINE CO.
20-Jun-01     GOVT         TRAC                              21848-0342                 PETERSON ELECTRIC
20-Jun-01     CORP         BHO                                 1153979                  PENNSYLVANIA DEPT OF REVENUE
20-Jun-01     CORP         BHO                                 1153980                  PENNSYLVANIA DEPT OF REVENUE
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 PASSANNO PAINTS
20-Jun-01     GOVT         WS-Timberline                     3589-047287                P. West Trucking
20-Jun-01     I/P          Timberline - 4837              23939IN, 23940IN              Orr Protection Systems, Inc.
20-Jun-01     I/P          Timberline - 4837                   1140401                  Orkin
20-Jun-01     I&M          San Roque                            1653                    Orica Explosives Inc
20-Jun-01     I/P          BHO                                 1153461                  ORACLE
20-Jun-01     I/P          Timberline - 4837                    1295                    Omni Land Care, Inc.
20-Jun-01     POWER        TRAC                                1645557                  OLIVER, L - AGENT*
20-Jun-01     GOVT         TRAC                              22556-0397                 OHNGREN'S OFFICE PRODUCTS
20-Jun-01     I/P          BHO                                 1153460                  OHLLY'S RADIATOR SERVICE
20-Jun-01     I/P          BHO                                 1153459                  OCCUPATIONAL HEALTH CARE
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 NORTHEAST GAS TECHNOLOGIES
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 NORTHEAST GAS TECHNOLOGIES
20-Jun-01     I/P          TRAC 22569                         JOB 22569                 NORTH COMMUNICATION OF PR
20-Jun-01     I/P          BHO                                 1153458                  NEXTEL PARTNERS
20-Jun-01     I/P          BHO                                 1153457                  NEXTEL
20-Jun-01     CORP         BHO                                 1153993                  NEW MEXICO TAXATION
20-Jun-01     CORP         BHO                                 1153995                  NEW MEXICO TAXATION

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2,250              2,250
                                                                                                          8                  8
                                                                                                      2,093              2,093
                                                                                                        154                154
                                                                                                         31                 31
                                                                                                        924                924
                                                                                                        105                105
                                                                                                        572                572
                                                                                                        975                975
                                   199                                                                                     199
                                                                                                        518                518
                                                                                                    137,370            137,370
                                                                                                        445                445
                                                                                                         96                 96
                                                                                                     39,126             39,126
                                                                                                    205,768            205,768
                                                                                                     82,072             82,072
                                                                   2,121                                                 2,121
                                                                                                        653                653
                                                                   3,332                                                 3,332
                                                                                                        146                146
                                                                                                     11,987             11,987
       12,918                                                                                                           12,918
       11,066                                                                                                           11,066
                                                                                                        578                578
                                                                                                      1,368              1,368
                                                                                                      7,872              7,872
                                                                                                      2,160              2,160
                                                                                                    192,126            192,126
                                                                                                      4,620              4,620
                                                                                                     27,479             27,479
                                                                                                        111                111
                                                                                                         16                 16
                                                                                                         84                 84
                                                                                                        710                710
                                                                                                        355                355
                                                                                                        172                172
                                                                                                         45                 45
                                                                                                        279                279
                                                                                                        133                133
       47,843                                                                                                           47,843
       41,862                                                                                                           41,862

           *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
20-Jun-01     I/P          Timberline - 4837                  84222941                  Nalco Chemical Company
20-Jun-01     GOVT         Boise-Timberline                   442006806                 Montgomery Watson
20-Jun-01     I/P          BHO                                 1153455                  MIDWEST PARTS CENTER
20-Jun-01     I/P          BHO                                 1153455                  MID STATE TERRAZZO AND TILE CO
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 MD INDUSTRIAL SALES INC.
20-Jun-01     GOVT         TRAC                              21852-1330                 MCMASTER-CARR
20-Jun-01     I/P          BHO                                 1153454                  MCMASTER CARR SUPPLY COM
20-Jun-01     I/P          BHO                                 1153453                  MCI WORLDCON
20-Jun-01     CORP         BHO                                 1153994                  MARYLAND DEPARTMENT OF REVENUE
20-Jun-01     I/P          Timberline - 4837             55024, 55025, 55026            Marriott - K1A
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 MANATI OFFICE SUPPLY
20-Jun-01     I/P          BHO                                 1153451                  LUCINDA GARAY
20-Jun-01     I/P          Timberline - 4837                  100005768                 Long Elevator
20-Jun-01     I&M          San Roque                            1652                    Limkaco Industries Inc
20-Jun-01     CORP         BHO                                 1153450                  LEXIS NEXIS
20-Jun-01     I/P          BHO                                 1153955                  LDMI TELECOMMUNICATIONS
20-Jun-01     I/P          BHO                                 1153997                  LDMI TELECOMMUNICATIONS
20-Jun-01     I/P          BHO                                 1153449                  LANSING BOARD OF WATER AND LIGHT
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 LANIER
20-Jun-01     I/P          BHO                                 1153448                  LANDMARK PROMOTIONS INC
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 LABORATORIO CLINICO DEL NORTE
20-Jun-01     I/P          BHO                                 1153447                  LAB SAFTEY SUPPLY
20-Jun-01     I/P          Timberline - 4837              9919129, 9919130              L. Keeley Construction
20-Jun-01     GOVT         BHO                                 1153446                  L JANE BOURGOIN
20-Jun-01     GOVT         Boise-Timberline                   441508255                 K-S Investments
20-Jun-01     GOVT         TRAC                              21848-0341                 KRYSTAL ICE COMPANY
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 KIVORT STEEL
20-Jun-01     I/P          BHO                                 1153445                  KIRBY RISK ELECTRICAL SUPPLY
20-Jun-01     GOVT         TRAC                              22556-0404                 KING & BISHOP
20-Jun-01     I/P          TRAC 22573                         JOB 22573                 KINETICS
20-Jun-01     GOVT         Boise-Timberline                   441508253                 Kellogg Vacation Homes
20-Jun-01     GOVT         WS-Timberline                     3589-047286                Kategan Software
20-Jun-01     GOVT         Boise-Timberline                   441508258                 Kar-Brite
20-Jun-01     I/P          TRAC 21756                         JOB 22573                 JUNTA DE CONADMINIO
20-Jun-01     I/P          Timberline - 4837                  49390971                  Johnson Controls
20-Jun-01     I/P          BHO                                 1153444                  JOE BRONCUCIA SAND AND GRAVEL
20-Jun-01     I/P          BHO                                 1153443                  JERVIS B WEBB COMPANY
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 JEH LEASING INC.
20-Jun-01     I/P          BHO                                 1153442                  JAMES T SIDDLE
20-Jun-01     GOVT         TRAC                              21848-0340                 IVY HI-LIFT
20-Jun-01     GOVT         WS-Timberline                     3589-047365                ISCO Inductries
20-Jun-01     I/P          TRAC 03462                         JOB 03462                 INTERNATIONAL SAFE DEPOSIT

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
     TAXES                       UTILITIES       LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,136              1,136
                                                                                                     21,389             21,389
                                                                                                        318                318
                                                                                                      3,198              3,198
                                                                                                        214                214
                                                                                                      1,558              1,558
                                                                                                         89                 89
           82                                                                                                               82
                                                                                                        196                196
                                                                                                        495                495
                                                                                                        278                278
                                                                                                      1,128              1,128
                                                                   2,566                                                 2,566
                                                                                                      5,000              5,000
                                                                                                        290                290
                                                                                                        269                269
                                   738                                                                                     738
                                                                                                      1,219              1,219
                                                                                                      1,535              1,535
                                                                                                        210                210
                                                                                                        539                539
                                                                                                     16,850             16,850
                                                                                                      4,219              4,219
                                                                                                        664                664
                                                                                                        783                783
                                                                                                        257                257
                                                                                                        873                873
                                                                                                      4,995              4,995
                                                                                                    136,588            136,588
                                                                                                        720                720
                                                                                                      5,810              5,810
                                                                                                         76                 76
                                                                                                         62                 62
                                                                                                        219                219
                                                                                                        362                362
                                                                                                      3,838              3,838
                                                                                                      2,796              2,796
                                                                                                         22                 22
                                                                                                      3,114              3,114
                                                                                                      7,735              7,735
                                                                                                         72                 72

           *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
20-Jun-01     CORP         BHO                                 1153441                  INTERIOR SYSTEMS INC
20-Jun-01     I/P          TRAC 03481                         JOB 03481                 INSTRUMENTATION SERVICE INC.
20-Jun-01     GOVT         WS-Timberline                     3589-047383                In-SITU Oxidative
20-Jun-01     I/P          BHO                                 1153440                  ILLINOIS CRANE INC
20-Jun-01     I/P          BHO                                 1153439                  ICM EQUIPMENT CO
20-Jun-01     I/P          TRAC 22572                         JOB 22572                 IBM CORPORATION
20-Jun-01     I/P          BHO                                 1153438                  HICKMAN ELECTRIC INC
20-Jun-01     I/P          TRAC 03461                         JOB 03461                 HEWLETT-PACKARD COMPANY
20-Jun-01     GOVT         TRAC                              21848-0339                 HELLER & SONS DISTRIBUTING INC.
20-Jun-01     I/P          BHO                                 1153437                  HANSON INDUSTRIAL INC
20-Jun-01     I/P          BHO                                 1153436                  H A C S C INC
20-Jun-01     I/P          BHO                                 1153435                  GROSSMAN AND SPEER ASSOC
20-Jun-01     I&M          San Roque                            1651                    Greenlee Electrical & Indl Supply
20-Jun-01     I/P          BHO                                 1153434                  GREENHORNE AND OMARA INC
20-Jun-01     I/P          BHO                                 1153433                  GREAT BEAR WATER
20-Jun-01     I/P          BHO                                 1153432                  GRAYBAR ELECTRIC COMPANY
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 GRAYBAR ELECTRIC
20-Jun-01     POWER               TRAC                         1921085                  GNB TECH.
20-Jun-01     I/P          BHO                                 1153431                  GILL REPROGRAPHICS
20-Jun-01     I/P          Timberline - 4837                   445217                   Geteway Industrial Power, Inc.
20-Jun-01     I/P          TRAC 03474                         JOB 03474                 GARDEN HILL FLOWER
20-Jun-01     I&M          San Roque                            1650                    Gapan Ice Plant
20-Jun-01     I/P          Timberline - 4837     4270173990, 4270174619, 4270176843,    French Gerleman
                                                       4270177035, 4271077062
20-Jun-01     GOVT         TRAC                              22556-0410                 FREDC COOPER CONSULTING ENGINEERS, INC.
20-Jun-01     GOVT         TRAC                              22556-0403                 FRED PRYOR SEMINARS
20-Jun-01     I/P          BHO                                 1153430                  FOREST HILLS TRANSFER
20-Jun-01     POWER               TRAC                         1921079                  FISHER ROSEMOUNT
20-Jun-01     I/P          TRAC 24052                         JOB 24052                 FISHER ROSEMOUNT
20-Jun-01     I/P          BHO                                 1153429                  FERGESON ENTERPRISES
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 FEDERAL EXPRESS CORP.
20-Jun-01     CORP         BHO                                 1153428                  FEDERAL EXPRESS
20-Jun-01     GOVT         Boise-Timberline                   441508254                 Federal Express
20-Jun-01     GOVT         BHO                                 1153426                  FABICK TRACTOR COMPANY
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 F.W. WEBB COMPANY
20-Jun-01     I/P          TRAC 24052                         JOB 24052                 EXECUTIVE COFFEE BREAK
20-Jun-01     GOVT         TRAC                              22556-0398                 EXCHANGE SUPPLY
20-Jun-01     GOVT         WS-Timberline                     3589-047384                ERM
20-Jun-01     GOVT         WS-Timberline                     3589-047363                Environmental Sampling
20-Jun-01     GOVT         WS-Timberline                     3589-047291                Environmental Adv & Eng
20-Jun-01     I/P          BHO                                 1153425                  ENTIRE REPRODUCTIONS AND
20-Jun-01     I/P          BHO                                 1153424                  ECS ENGINEERING
20-Jun-01     CORP         BHO                                 1153423                  DVM RESOURCES


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      9,967              9,967
                                                                                                        660                660
                                                                                                     12,500             12,500
                                                                                                        165                165
                                                                                                        546                546
                                                                                                        533                533
                                                                                                        244                244
                                                                                                      1,610              1,610
                                                                                                        846                846
                                                                                                        227                227
                                                                                                         50                 50
                                                                                                      7,960              7,960
                                                                   2,503                                                 2,503
                                                                                                      1,275              1,275
                                                                                                        599                599
                                                                                                        304                304
                                                                                                         62                 62
                                                                                                    149,322            149,322
                                                                                                      2,518              2,518
                                                                                                        721                721
                                                                                                        100                100
                                                                     429                                                   429
     4271707081, 4270177118, 4270177214, 4270177275, 4270177373, 4271077379, 4271707637, 4270177655, 4270178105 2,262    2,262
                                                                                                     26,668             26,668
                                                                                                         69                 69
                                                                                                      1,088              1,088
                                                                                                      3,002              3,002
                                                                                                     10,964             10,964
                                                                                                        186                186
                                                                                     437                                   437
                                                                                                     11,698             11,698
                                                                                       4                                     4
                                                                                                      5,887              5,887
                                                                                                         90                 90
                                                                                                        184                184
                                                                                                      2,007              2,007
                                                                                                     17,000             17,000
                                                                                                      1,954              1,954
                                                                                                      5,950              5,950
                                                                                                        879                879
                                                                                                      1,338              1,338
                                                                                                        750                750


  *Negative Entries Indicate Subsequent Reversal of Authorization

20-Jun-01     I/P          TRAC 22566                         JOB 22566                 DORADO SAN JUAN REALTY
20-Jun-01     GOVT         WS-Timberline                     3589-047346                Doc Optical
20-Jun-01     I/P          TRAC 03475                         JOB 03475                 DIRECT MARKETING & MEDIA
20-Jun-01     GOVT         BHO                                 1153422                  DIPLOMAT FREIGHT SERVICES
20-Jun-01     I/P          TRAC 03491                         JOB 03491                 DHL WORLDWIDE EXPRESS
20-Jun-01     I/P          BHO                                 1153421                  DELVAL EQUIPMENT CORP
20-Jun-01     GOVT         TRAC                              21852-1320                 DATA COMM WAREHOUSE
20-Jun-01     GOVT         WS-Timberline                     3589-047279                Danka Office Suppllies
20-Jun-01     I/P          BHO                                 1153420                  D GEORGE CHADWICK JR
20-Jun-01     I/P          BHO                                 1153419                  CUMBERLAND STEEL
20-Jun-01     I/P          TRAC 22042                         JOB 22042                 CRISTALIA INC.
20-Jun-01     GOVT         WS-Timberline                     3589-047278                Cottleville Fire Protection
20-Jun-01     I/P          BHO                                 1153418                  CORT FURNITURE RENTAL
20-Jun-01     GOVT         TRAC                              22556-0395                 CONTROL ENGINEERING CO.
20-Jun-01     GOVT         WS-Timberline                     3589-047272                Construction Data Srv
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 COMPUTER ACCESSORIES CENTER
20-Jun-01     I/P          BHO                                 1153417                  COMPLETE CONTAINER SERVICE
20-Jun-01     I/P          BHO                                 1153415                  COLUMBIA PIPE AND SUPPLY
20-Jun-01     CORP         BHO                                 1153991                  COLORADO DEPT OF REVENUE
20-Jun-01     CORP         BHO                                 1153992                  COLORADO DEPT OF REVENUE
20-Jun-01     I&M          BHO                                24002427                  Colorado Dept of Rev
20-Jun-01     I/P          TRAC 03461                         JOB 03461                 CITY GARDENERS INC.
20-Jun-01     I/P          TRAC 03481                         JOB 03481                 CINGULAR WIRELESS
20-Jun-01     I/P          BHO                                 1153414                  CHOICEPOINT SERVICES INC
20-Jun-01     I/P          BHO                                 1153413                  CHEVRON
20-Jun-01     POWER        BHO                                 1153412                  CHEM NUCLEAR SYSTEMS INC
20-Jun-01     GOVT         TRAC                              21848-0338                 CENTRAL PRE-MIX OF OREGON
20-Jun-01     I/P          TRAC 24272                         JOB 24272                 CENTRAL INDUSTRIAL SERVICES, INC.
20-Jun-01     I/P          BHO                                 1153411                  CENTER FOR INDUSTRIAL TRAINING
20-Jun-01     I/P          BHO                                 1153410                  CASTLE SERVICE CORP
20-Jun-01     I/P          TRAC 03452                         JOB 03452                 CARIBBEAN MEDICAL TESTING
20-Jun-01     GOVT         BHO                                 1153409                  C AND L GRAPHICS
20-Jun-01     GOVT         WS-Timberline                     3589-047275                BRC Distributors
20-Jun-01     I/P          TRAC 21858                         JOB 21858                 BRAND SCAFFOLD
20-Jun-01     GOVT         WS-Timberline                     3589-047343                Botanical Unlimited
20-Jun-01     I/P          BHO                                 1151419                  BOISE CASCADE OFFICE PRODUCTS
20-Jun-01     I/P          BHO                                 1152127                  BOISE CASCADE OFFICE PRODUCTS
20-Jun-01     I/P          BHO                                 1151414                  BOISE CASCADE OFFICE PRODUCTS
20-Jun-01     I/P          BHO                                 1152117                  BOISE CASCADE OFFICE PRODUCTS
20-Jun-01     I/P          BHO                                 1151406                  BOISE CASCADE OFFICE PRODUCTS
20-Jun-01     I/P          TRAC 20714                         JOB 20714                 BOB G. POWELL CONSULTING SVCS.
20-Jun-01     I/P          TRAC 24232                         JOB 24232                 BOB G. POWELL CONSULTING SVCS.


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      1,600              1,600
                                                                                                        699                699
                                                                                                        157                157
                                                                                  20,185                                20,185
                                                                                      47                                    47
                                                                                                      4,578              4,578
                                                                                                        382                382
                                                                                                      1,202              1,202
                                                                                                      3,423              3,423
                                                                                                        790                790
                                                                                                        520                520
                                                                                                      1,250              1,250
                                                                                                        411                411
                                                                                                      2,100              2,100
                                                                                                        798                798
                                                                                                        436                436
                                                                                                          6                  6
                                                                                                      1,170              1,170
422                                                                                                                        422
99                                                                                                                          99
67                                                                                                                          67
                                                                                                        444                444
                                 2,424                                                                                   2,424
                                                                                                        704                704
                                                                                                        613                613
                                                                                                      1,475              1,475
                                                                                                     27,639             27,639
                                                                                                      2,795              2,795
                                                                                                      2,611              2,611
                                                                                                        687                687
                                                                                                        168                168
                                                                                                      2,634              2,634
                                                                                                        196                196
                                                                                                      1,731              1,731
                                                                                                         60                 60
                                                                                                     36,762             36,762
                                                                                                     32,385             32,385
                                                                                                     29,861             29,861
                                                                                                     25,576             25,576
                                                                                                      2,323              2,323
                                                                                                      1,986              1,986
                                                                                                      1,986              1,986


  *Negative Entries Indicate Subsequent Reversal of Authorization

20-Jun-01     I/P          Timberline - 4837             35546, 35547, 35651            BioLogix
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 BFI/BROWNING FERRIS IND OF P.R.
20-Jun-01     I/P          TRAC 03475                         JOB 03475                 BETTER BUSINESS BUREAU
20-Jun-01     I/P          TRAC 22566                         JOB 22566                 BARCELONETA SHELL
20-Jun-01     GOVT         TRAC                              22556-0399                 AVAYA
20-Jun-01     GOVT         Boise-Timberline                   441508256                 AT&T
20-Jun-01     GOVT         BHO                                 1151397                  AT AND T WIRELESS
20-Jun-01     GOVT         WS-Timberline                     3589-047277                AT & T
20-Jun-01     I/P          TRAC 03481                         JOB 03481                 ART-DRAFT AUTHORITY
20-Jun-01     GOVT         BHO                                 1153587                  ARMR SERVICES CORP
20-Jun-01     GOVT         TRAC                              21852-1319                 ARKANSAS OFFICE FURNITURE
20-Jun-01     GOVT         TRAC                              22561-0597                 AMERICAN EXPRESS
20-Jun-01     I/P          TRAC 22569                         JOB 22569                 AMERICAN EQUIPMENT
20-Jun-01     I/P          TRAC 21862                         JOB 21862                 ALBANY LADDER
20-Jun-01     I/P          TRAC 03482                         JOB 03482                 AIRBORNE EXPRESS
20-Jun-01     GOVT         TRAC                              22556-0402                 AGILENT TECHNOLOGIES
20-Jun-01     GOVT         WS-Timberline                     3589-047307                Advance Photo
20-Jun-01     I&M          San Roque                            1618                    ACS Manufacturing Corp
20-Jun-01     POWER               TRAC                         1921082                  ABB POWER T&D
20-Jun-01     I/P          TRAC 03182                         JOB 03182                 A.A.A COFFEE BREAK SERVICE
19-Jun-01     GOVT         WS-Timberline                     3589-47329                 Zambrana
19-Jun-01     GOVT         TRAC                              21852-1318                 WELSCO
19-Jun-01     POWER               TRAC                        DD609412                  THE OBEROI, BANGALORE
19-Jun-01     POWER        BHO                                 1153490                  TERSESA J OORTS
19-Jun-01     GOVT         TRAC                              22553-0414                 SOUTHWEST RESEARCH INSTITUTE
19-Jun-01     GOVT         TRAC                              22553-0420                 SOUTHEASTERN SERVICES INC.
19-Jun-01     GOVT         TRAC                              22553-0419                 SOUTHEASTERN SERVICES INC.
19-Jun-01     GOVT         TRAC                              22553-0421                 SOUTHEASTERN SERVICES INC.
19-Jun-01     GOVT         TRAC                              22553-0418                 SOUTHEASTERN SERVICES INC.
19-Jun-01     I/P          Timberline - 14330               1149-6/20/01                Sodexho Marriott Management Inc.
19-Jun-01     I&M          BHO                                47059318                  San Diego Gas and Electric
19-Jun-01     POWER               TRAC                         06-137                   Safway Steel
19-Jun-01     POWER               TRAC                         06-130                   Rudolph Libbe
19-Jun-01     POWER               TRAC                         06-135                   Ram Industries
19-Jun-01     I/P          Timberline - 14330               1607-6/20/01                R&S Striping
19-Jun-01     I/P          Timberline - 14330               1628-6/20/01                Providence Health System
19-Jun-01     I/P          BHO                                 1153463                  PROFESSIONAL RECORDS MANAGEMENT
19-Jun-01     GOVT         TRAC                              22553-0423                 PRO-CAD SOFTWARE LTD.
19-Jun-01     I&M          BHO                                10011672                  Pro Sweep of Las Vegas
19-Jun-01     I/P          Timberline - 14330               1240-6/20/01                Portland General Electric (PGE)
19-Jun-01     GOVT         Cape-TRAC                           1965522                  Petersen Specialized
19-Jun-01     I/P          Timberline - 14330               2192-6/20/01                NW Natural Gas


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                        960                960
                                                                                                        937                937
                                                                                                        193                193
                                                                                                        606                606
                                                                                                     16,394             16,394
                                    30                                                                                      30
                                                                                                        266                266
                                    19                                                                                      19
                                                                                                        128                128
                                                                                                     54,852             54,852
                                                                                                        750                750
                                                                                                    169,606            169,606
                                                                                                      2,200              2,200
                                                                                                      1,746              1,746
                                                                                     250                                   250
                                                                                                      1,072              1,072
                                                                                                        217                217
                                                                  37,858                                                37,858
                                                                                                     38,614             38,614
                                                                                                        620                620
                                                                                                      3,838              3,838
                                                                                                         33                 33
                                                                     996                                                   996
                                                                                                        775                775
                                                                                                    201,633            201,633
                                                                                                      3,717              3,717
                                                                                                        909                909
                                                                                                        616                616
                                                                                                        600                600
                                                                                                         55                 55
                                   394                                                                                     394
                                                                                                     55,700             55,700
                                                                                                      1,975              1,975
                                                                                                        650                650
                                                                                                        600                600
                                                                                                         70                 70
                                                                                                     53,027             53,027
                                                                                                      5,235              5,235
                                                                                                        210                210
                                 6,506                                                                                   6,506
                                                                                                  1,123,289          1,123,289
                                   172                                                                                     172


  *Negative Entries Indicate Subsequent Reversal of Authorization

19-Jun-01     POWER               TRAC                         06-133                   Monroe Printing
19-Jun-01     GOVT         TRAC                              22553-0415                 MITCHELL, WILLIAMS LAW OFFICE
19-Jun-01     GOVT         WS-Timberline                     3589-47324                 Missouri American Water
19-Jun-01     POWER               TRAC                         06-132                   Millgard Corp
19-Jun-01     I/P          RUST CONSTRUCTORS                  10127740                  MIDWAY CONTRACTORS
19-Jun-01     I/P          Timberline - 14330               1648-6/20/01                Metro Rooter & Plumbing
19-Jun-01     I/P          Timberline - 14443                   11S45                   Mansfield Industrial
19-Jun-01     GOVT         WS-Timberline                     3589-47327                 Manhattan
19-Jun-01     POWER               TRAC                         06-129                   Laramie
19-Jun-01     GOVT         TRAC                              22553-0426                 LANDMARK PROMOTIONS
19-Jun-01     GOVT         TRAC                              22553-0427                 LANDMARK PROMOTIONS
19-Jun-01     GOVT         WS-Timberline                     3589-47325                 Lafarge Corp.
19-Jun-01     I/P          Timberline - 14330               1323-6/20/01                J&S Motorsport, Inc.
19-Jun-01     GOVT         TRAC                              21852-1317                 HEALTHCARE+
19-Jun-01     POWER               TRAC                         06-124                   Fraza Equipment
19-Jun-01     GOVT         WS-Timberline                     3589-47323                 Federal Express
19-Jun-01     I/P          Timberline - 14330               1947-6/20/01                Fast Signs
19-Jun-01     I&M          BHO                                47059292                  Erik Walker
19-Jun-01     I/P          BHO                                 1153540                  ENGINEERING AND INS
19-Jun-01     I/P          Timberline - 14330               1231-6/20/01                EC Power Systems
19-Jun-01     GOVT         TRAC                              22553-0416                DEMILITARIZATION CERTIFICAITON CONSULTANTS
19-Jun-01     I/P          Timberline - 14330               1298-6/20/01                Day Wireless Systems
19-Jun-01     POWER               TRAC                         06-121                   CRS
19-Jun-01     I/P          Timberline - 14330               1723-6/20/01                Compucom
19-Jun-01     GOVT         BHO                                 1153539                  CLIFF FELMLEE
19-Jun-01     I/P          Timberline - 14330               1613-6/20/01                City of Wilsonville/Utility
19-Jun-01     GOVT         TRAC                              22553-0424                 CITGO
19-Jun-01     GOVT         TRAC                              21852-1316                 CARBOLINE
19-Jun-01     GOVT         TRAC                              21852-1311                 CARBOLINE
19-Jun-01     GOVT         TRAC                              21852-1312                 CARBOLINE
19-Jun-01     GOVT         TRAC                              21852-1314                 CARBOLINE
19-Jun-01     GOVT         TRAC                              21852-1313                 CARBOLINE
19-Jun-01     GOVT         TRAC                              21852-1315                 CARBOLINE
19-Jun-01     GOVT         TRAC                              22553-0428                 CADDO DESIGN AND OFFICE PRODUCTS
19-Jun-01     POWER               TRAC                         06-119                   Brand Scaffold
19-Jun-01     I/P          BHO                                 1153407                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1148000                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1152597                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1149337                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1148001                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1153408                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          BHO                                 1148851                  BOISE CASCADE OFFICE PRODUCTS


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         42                 42
                                                                                                      7,570              7,570
                                 1,903                                                                                   1,903
                                                                                                    295,801            295,801
                                                                                                      3,000              3,000
                                                                                                        438                438
                                                                                                      2,752              2,752
                                                                                                  1,848,493          1,848,493
                                                                                                     77,855             77,855
                                                                                                      9,152              9,152
                                                                                                      3,151              3,151
                                                                                                    103,460            103,460
                                                                                                         93                 93
                                                                                                      2,234              2,234
                                                                                                        760                760
                                                                                                        248                248
                                                                                                         26                 26
                                                                                                        960                960
                                                                                                     55,636             55,636
                                                                                                      3,050              3,050
                                                                                                    31,820             31,820
                                                                                                        200                200
                                                                                                     20,880             20,880
                                                                                                      4,322              4,322
                                                                                                         66                 66
                                 9,486                                                                                   9,486
                                                                                                        244                244
                                                                                                       (114)              (114)
                                                                                                       (204)              (204)
                                                                                                       (270)              (270)
                                                                                                       (427)              (427)
                                                                                                       (941)              (941)
                                                                                                     (1,841)            (1,841)
                                                                                                      1,356              1,356
                                                                                                        985                985
                                                                                                      2,750              2,750
                                                                                                      1,590              1,590
                                                                                                      1,025              1,025
                                                                                                        553                553
                                                                                                        273                273
                                                                                                        248                248
                                                                                                        188                188


  *Negative Entries Indicate Subsequent Reversal of Authorization

19-Jun-01     I/P          BHO                                 1149925                  BOISE CASCADE OFFICE PRODUCTS
19-Jun-01     I/P          Timberline - 14330               2821-6/20/01                Boise Cascade Office Products
19-Jun-01     I/P          BHO                                 1153406                  BOBS HOME REPAIR
19-Jun-01     I/P          BHO                                 1153404                  BILLARD
19-Jun-01     I/P          Timberline - 14330               2409-6/20/01                Best Buy
19-Jun-01     I/P          BHO                                 1153403                  BELL SOUTH
19-Jun-01     POWER        BHO                                 1153402                  BAX GLOBAL
19-Jun-01     I/P          BHO                                 1153401                  BARTON
19-Jun-01     GOVT         TRAC                              22553-0422                 BARKSDALE JANITORIAL
19-Jun-01     POWER               TRAC                         06-117                   Banas Building
19-Jun-01     POWER               TRAC                         06-116                   Baker's Gas
19-Jun-01     I/P          Timberline - 14330               1814-6/20/01                AT&T Wireless Services
19-Jun-01     CORP         BHO                                 1153399                  AT AND T
19-Jun-01     CORP         BHO                                 1153400                  AT AND T
19-Jun-01     POWER               TRAC                         06-115                   Artic Ice
19-Jun-01     POWER               TRAC                         06-114                   Argus Supply
19-Jun-01     POWER               TRAC                         06-112                   API Consrtuction
19-Jun-01     I/P          BHO                                 1153398                  ANIXTER INC
19-Jun-01     I/P          BHO                                 1153397                  AMERICAN PEST CONTROL
19-Jun-01     I/P          BHO                                 1153396                  ALTORFER INC
19-Jun-01     GOVT         TRAC                              22553-0429                 ALLTECH ASSOCIATES INC.
19-Jun-01     I/P          BHO                                 1153395                  ALANTE SECURITY GROUP IN
19-Jun-01     I/P          BHO                                 1153394                  AIRGAS
19-Jun-01     GOVT         TRAC                              22553-0425                 AIRBORNE EXPRESS
19-Jun-01     I/P          BHO                                 1153392                  A AND S METAL RECYCLING
18-Jun-01     I&M          BHO                                49017223                  Zeigler Sales Inc
18-Jun-01     GOVT          TRAC                             22556-0383                 XEROX ENGINEERING SYSTEMS
18-Jun-01     GOVT          TRAC                             21848-0337                 XEROX CORPORATION
18-Jun-01     I/P          New Malden (JDE)                     10637                   XEROX (UK) LTD
18-Jun-01     GOVT         BHO                                 1152645                  WORLWIDE SECURTIY SER
18-Jun-01     GOVT          TRAC                             21852-1301                 WILSON SUPPLY
18-Jun-01     GOVT         BHO                                 1152644                  WHTRI REAL ESTATE LP
18-Jun-01     I&M          BHO                                10011656                  White Cap
18-Jun-01     GOVT         BHO                                 1152643                  WESTERN BUILDING SERVICE
18-Jun-01     GOVT          TRAC                             21848-0336                 WESCO DISTRIBUTION
18-Jun-01     GOVT          TRAC                             21852-1309                 WELSCO
18-Jun-01     GOVT          TRAC                             21852-1310                 WELSCO
18-Jun-01     I&M          BHO                                10011671                  Wells Cargo Inc
18-Jun-01     GOVT          TRAC                             21848-0335                 WAZEE CRANE
18-Jun-01     I&M          BHO                                47059282                  Waste Management of Seattle
18-Jun-01     I/P          BHO                                 1152642                  WASTE MANAGEMENT
18-Jun-01     POWER        BHO                                 1152641                  WALL MOUNT BEVERAGES INC


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         87                 87
                                                                                                         38                 38
                                                                                                      2,543              2,543
                                                                                                        505                505
                                                                                                         58                 58
                                                                                                      2,567              2,567
                                                                                                      1,573              1,573
                                                                                                        119                119
                                                                                                        823                823
                                                                                                         70                 70
                                                                                                         87                 87
                                                                                                        150                150
                                                                                                      6,359              6,359
                                                                                                      3,568              3,568
                                                                                                         68                 68
                                                                                                        175                175
                                                                                                     62,628             62,628
                                                                                                      3,183              3,183
                                                                                                        615                615
                                                                                                        496                496
                                                                                                        388                388
                                                                                                      2,570              2,570
                                                                                                        110                110
                                                                                     109                                   109
                                                                                                      1,450              1,450
                                                                                                      1,434              1,434
                                                                                                      2,575              2,575
                                                                                                        734                734
                                                                      74                                                    74
                                                                                                      6,842              6,842
                                                                                                         16                 16
                                                                                                      1,710              1,710
                                                                                                      3,826              3,826
                                                                                                     11,731             11,731
                                                                                                        998                998
                                                                                                        467                467
                                                                                                         59                 59
                                                                                                     52,305             52,305
                                                                                                      6,809              6,809
                                   133                                                                                     133
                                                                                                        213                213
                                                                                                     14,695             14,695



  *Negative Entries Indicate Subsequent Reversal of Authorization

18-Jun-01     I/P          BHO                                 1150009                  VWR SCIENTIFIC PRODUCTS CORP
18-Jun-01     I/P          TRAC 21756                         JOB 21756                 VIGILANCIA INDUSTRIAL
18-Jun-01     I/P          BHO                                 1152640                  VERIZON
18-Jun-01     I&M          BHO                                10011655                  US Concrete Pumping
18-Jun-01     GOVT         BHO                                 1152639                  UNISOURCE SOLUTIONS
18-Jun-01     GOVT          TRAC                             22556-0385                 UNIQUE SOFTWARE SOLUTIONS
18-Jun-01     GOVT          TRAC                             21848-0334                 UMATILLA ELECTRIC COOPERATIVE
18-Jun-01     GOVT          TRAC                             22556-0386                 T-THERMAL
18-Jun-01     I&M          BHO                                 3000460                  Torspec International
18-Jun-01     I&M          BHO                                 3000459                  Tons per Hour
18-Jun-01     GOVT          TRAC                             22561-0591                 THE GELLERT CO., INC.
18-Jun-01     I/P          BHO                                 1152638                  TEST AMERICA
18-Jun-01     GOVT          TRAC                             22561-0595                 TECHNOLOGY INTEGRATION GROUP
18-Jun-01     I/P          Timberline - 4837     1032, 1033, 1034, 1035, 1036, 1037     Tarlton Corporation
18-Jun-01     I&M          BHO                                10011654                  Sunstate Equipment
18-Jun-01     I/P          TRAC 21756                         JOB 21756                 SUNINISTROS INDUSTRIALES
18-Jun-01     I/P          BHO                                 1152637                  SUNBELT RENTALS
18-Jun-01     I/P          New Malden (JDE)                     10635                   STRONG CONSULTANCY(pound)THE]
18-Jun-01     I/P          New Malden (JDE)                     10700                   STRONG CONSULTANCY [THE]
18-Jun-01     I/P          New Malden (JDE)                     10634                   STRAKER OFFICE SUPPLIES PLC
18-Jun-01     GOVT          TRAC                             22556-0392                 STONEWAY ELECTRIC
18-Jun-01     POWER        BHO                               9990007464                 STATZ INC
18-Jun-01     I/P          New Malden (JDE)                     10699                   STAPLETON INTERNATIONAL L
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 STANDARD AUTO PARTS
18-Jun-01     I/P          Timberline - 14330               1603-6/18/01                Springer Electric, LLC
18-Jun-01     I/P          TRAC 21756                         JOB 21756                 SONIA DE MOTTET
18-Jun-01     I&M          BHO                                47059233                  SL Mobile Repair
18-Jun-01     I&M          BHO                                10011670                  Signs West
18-Jun-01     I&M          BHO                                47029281                  Seattle Public Utilities
18-Jun-01     GOVT          TRAC                             22561-0594                 SCOTT MARRIN INC.
18-Jun-01     I&M          San Roque                            1555                    Sandvik Tamrock Phils Inc
18-Jun-01     I/P          New Malden (JDE)                     10631                   SANDERSON ALBANY LEASE LTD
18-Jun-01     GOVT          TRAC                             21848-0332                 SAFETY KLEEN
18-Jun-01     I/P          New Malden (JDE)                     10697                   ROSSISTERS STATIONERS LTD
18-Jun-01     GOVT         BHO                                 1152584                  ROLLAND LAJOIE
18-Jun-01     I&M          BHO                                 3000458                  Rockwell Automation
18-Jun-01     CORP         BHO                               9990007469                 ROBERT L BERGER & ASSOC
18-Jun-01     GOVT         BHO                               9990007463                 RIIE "STROOM"
18-Jun-01     P&C          BHO                                 1152635                  RIDGWAYS
18-Jun-01     I/P          New Malden (JDE)                     10630                   RIDER PRESS LTD
18-Jun-01     GOVT         BHO                                 1152585                  RICHARD D LOY INC
18-Jun-01     GOVT          TRAC                             21848-0333                 REXEL SUMMERS ELECTRIC


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        728                728
                                                                                                      3,009              3,009
                                    32                                                                                      32
                                                                                                      9,082              9,082
                                                                                                     19,393             19,393
                                                                                                      1,810              1,810
                                   313                                                                                     313
                                                                                                        825                825
                                                                                                      5,841              5,841
                                                                                                      7,992              7,992
                                                                                                      4,823              4,823
                                                                                                      1,050              1,050
                                                                                                        208                208
                                                                                                     82,153             82,153
                                                                                                        183                183
                                                                                                      2,891              2,891
                                                                                                      1,183              1,183
                                                                        1,129                                                 1
                                                                      45                                                    45
                                                                     269                                                   269
                                                                                                      1,180              1,180
                                                                                                        560                560
                                                                   4,951                                                 4,951
                                                                                                         75                 75
                                                                                                        174                174
                                                                                                         69                 69
                                                                                                      2,111              2,111
                                                                                                        721                721
                                   169                                                                                     169
                                                                                                         86                 86
                                                                  10,145                                                10,145
                                                                     614                                                   614
                                                                                                      3,300              3,300
                                                                      41                                                    41
                                                                                                      4,258              4,258
                                                                                                      7,159              7,159
                                                                                                     12,609             12,609
                                                                   7,498                                                 7,498
                                                                                                         75                 75
                                                                     348                                                   348
                                                                                                      1,600              1,600
                                                                                                      2,493              2,493



  *Negative Entries Indicate Subsequent Reversal of Authorization

18-Jun-01     I&M          BHO                                47059232                  Railtech Boutet
18-Jun-01     I/P          BHO                                 1152634                  R A CULLINAN AND SON INC
18-Jun-01     I/P          BHO                                 1148146                  R A CULLINAN AND SON INC
18-Jun-01     I/P          BHO                                 1147510                  R A CULLINAN AND SON INC
18-Jun-01     I&M          BHO                                47059279                  Qwest
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 QUEST DIAGNOSTICS
18-Jun-01     I/P          New Malden (JDE)                     10693                   QUALITASSE LTD
18-Jun-01     I/P          Timberline - 14330               2248-6/18/01                PSU Telecom
18-Jun-01     GOVT          TRAC                             22556-0391                 PRODUCTION HYDRAULICS
18-Jun-01     GOVT          TRAC                             21848-0331                 PROCTOR SALES
18-Jun-01     I&M          BHO                                47059278                  Postal Privilege
18-Jun-01     I/P          BHO                                 1152633                  POLAR SUPPLY CORP
18-Jun-01     GOVT          TRAC                             21852-1307                 PERIMETER ACCESS SYSTEM SERVICES
18-Jun-01     GOVT         BHO                               9990007462                 PAVLOGRAD MECHANICAL PLANT
18-Jun-01     GOVT         BHO                               9990007466                 PAVLOGRAD MECHANICAL PLANT
18-Jun-01     GOVT         BHO                               9990007467                 PAVLOGRAD MECHANICAL PLANT
18-Jun-01     I/P          BHO                                 1152632                  PAUL J FORD AND COMPANY
18-Jun-01     I/P          New Malden (JDE)                     10627                   PATEL(pound)S.H.]
18-Jun-01     GOVT          TRAC                             21848-0330                 OHNGREN'S
18-Jun-01     I/P          BHO                                 1152630                  OFFICE PAPER SYSTEMS
18-Jun-01     GOVT         BHO                                 1152629                  OCE USA INC
18-Jun-01     I/P          BHO                                 1152904                  OAKHURST BUILDING
18-Jun-01     GOVT          TRAC                             22556-0384                 NORCO
18-Jun-01     GOVT          TRAC                             22556-0393                 NORCO
18-Jun-01     I/P          RUST CONSTRUCTORS                  10127672                  NEXTEL
18-Jun-01     GOVT          TRAC                             21848-0321                 NELSON NORTHWEST ALASKA INC.
18-Jun-01     I/P          New Malden (JDE)                     10692                   NBS SERVICES
18-Jun-01     GOVT         BHO                                 1152628                  NATKIN SERVICE CO
18-Jun-01     I&M          BHO                                47059275                  National Rent A fence
18-Jun-01     I/P          BHO                                 1152647                  NALCO CHEMICAL CO
18-Jun-01     I/P          BHO                                 1152626                  MUDVILLE 9 INC
18-Jun-01     I&M          BHO                                 3000457                  Motion Industries
18-Jun-01     I&M          San Roque                            1558                    Monark Equipment Corp
18-Jun-01     I&M          San Roque                          10000103                  Monark Equipment Corp
18-Jun-01     I&M          BHO                                49017212                  Modern Machinery Missoula
18-Jun-01     I&M          BHO                                47059228                  Modern Alloys
18-Jun-01     I&M          BHO                                47017222                  Minserco NW
18-Jun-01     I/P          Timberline - 14330               1271-6/18/01                Miller Paint Company
18-Jun-01     P&C          BHO                                 1152625                  MID WEST ELECTRIC
18-Jun-01     I&M          BHO                                27024340                  Metropolitan Transportation Authority
18-Jun-01     I&M          BHO                                 3000456                  Mega Corp
18-Jun-01     I/P          BHO                                 1152624                  MCMASTER CARR


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                     34,436             34,436
                                                                                                     21,345             21,345
                                                                                                      2,584              2,584
                                                                                                         87                 87
                                   618                                                                                     618
                                                                                                        585                585
                                                                     131                                                   131
                                                                                                        221                221
                                                                                                        197                197
                                                                                                        100                100
                                                                                                        500                500
                                                                                                        240                240
                                                                                                      4,180              4,180
                                                                  12,000                                                12,000
                                                                   3,504                                                 3,504
                                                                   2,760                                                 2,760
                                                                                                        950                950
                                                                           74
                                                                                                      1,440              1,440
                                                                                                        231                231
                                                                                                      4,791              4,791
                                                                                                      3,614              3,614
                                                                                                        900                900
                                                                                                        175                175
                                   405                                                                                     405
                                                                                                     (5,500)            (5,500)
                                                                     515                                                   515
                                                                                                        464                464
                                                                                                      2,158              2,158
                                                                                                      9,707              9,707
                                                                                                      5,321              5,321
                                                                                                      5,491              5,491
                                                                  43,894                                                43,894
                                                                   5,900                                                 5,900
                                                                                                     14,386             14,386
                                                                                                      5,729              5,729
                                                                                                    101,754            101,754
                                                                                                         74                 74
                                                                                                      1,574              1,574
                                                                                                        632                632
                                                                                                      1,348              1,348
                                                                                                      2,109              2,109



  *Negative Entries Indicate Subsequent Reversal of Authorization

18-Jun-01     I/P          New Malden (JDE)                     10625                   LOVELL WHITE DURRANT
18-Jun-01     I/P          New Malden (JDE)                     10624                   LOMBARD NATWEST DISCOUNTING LTD
18-Jun-01     I/P          New Malden (JDE)                     10623                   LADYBIRDS CAR SERVICE
18-Jun-01     I/P          New Malden (JDE)                     10622                   KINGS KATERERS
18-Jun-01     I&M          BHO                                 3000455                  Kimball
18-Jun-01     GOVT          TRAC                             22556-0379                 KIE SUPPLY CORP.
18-Jun-01     I/P          New Malden (JDE)                     10691                   KC ELECTRICAL
18-Jun-01     GOVT         BHO                                 1152623                  K V ASSOCIATES INC
18-Jun-01     I/P          TRAC 21756                         JOB 21756                 JUNTA DE CONDEMINIO
18-Jun-01     I/P          New Malden (JDE)                     10621                   IRON MOUNTAIN (UK) LTD
18-Jun-01     I/P          New Malden (JDE)                     10690                   IRON MOUNTAIN (UK) LTD
18-Jun-01     I/P          BHO                                 1152622                  INTERLIANT
18-Jun-01     I/P          BHO                                 1152621                  INTERGRAPH CORP
18-Jun-01     I/P          New Malden (JDE)                     10689                   INITIAL CLEANING SERVICES
18-Jun-01     I/P          New Malden (JDE)                     10620                   INITIAL CLEANING SERVICES
18-Jun-01     I&M          BHO                                 3000454                  Ingersoll Rand
18-Jun-01     GOVT         BHO                                 1152620                  HUDSON HIGH TECH SYSTEMS
18-Jun-01     I&M          BHO                                47059227                  Howe Electric
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 HORIZON FLEET SERVICES
18-Jun-01     GOVT          TRAC                             22561-0593                 HOPACO
18-Jun-01     I/P          BHO                                 1152619                  HOME PARAMONT
18-Jun-01     I/P          New Malden (JDE)                     10687                   HOLLYWELL SPRING
18-Jun-01     GOVT          TRAC                             22556-0388                 HENRY SCHEIN
18-Jun-01     I&M          BHO                                10011653                  Hayden Bridge Forest Products
18-Jun-01     I&M          BHO                                47059226                  Harber Co
18-Jun-01     I/P          BHO                                 1152618                  H A C S C INC
18-Jun-01     I/P          BHO                                 1152617                  GREENWOOD ENVIRONMENTAL
18-Jun-01     GOVT          TRAC                             22561-0592                 GREAT WEST OF HAWAII
18-Jun-01     I/P          BHO                                 1152616                  GRAYBAR ELECTRIC CO
18-Jun-01     I/P          BHO                                 1152615                  GRAYBAR ELECTRIC CO
18-Jun-01     GOVT          TRAC                             22561-0596                 GRAINGER WW
18-Jun-01     I&M          BHO                                 3000453                  Grainger
18-Jun-01     I&M          BHO                                47059231                  Grainger
18-Jun-01     I&M          BHO                                10011652                  Grainger
18-Jun-01     I/P          RUST CONSTRUCTORS                  10127664                  GOULDS PUMPS INC
18-Jun-01     I&M          BHO                                10011651                  Gomaco Corp
18-Jun-01     I&M          BHO                                47059230                  Glacier Northwest
18-Jun-01     I&M          BHO                                20004108                  George Pierce
18-Jun-01     I&M          BHO                                 3000452                  Geoffney Kraese
18-Jun-01     I/P          BHO                                 1152614                  GENERAL BINDING
18-Jun-01     I/P          BHO                                 1152613                  G R SPONAUGLE AND SONS
18-Jun-01     I/P          BHO                                 1152101                  G AND K SERVICES


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------


                                                                   6,034                                                 6,034
                                                                     297                                                   297
                                                                     258                                                   258
                                                                     499                                                   499
                                                                                                      1,094              1,094
                                                                                                        594                594
                                                                     411                                                   411
                                                                                                      2,477              2,477
                                                                                                         62                 62
                                                                     125                                                   125
                                                                      63                                                    63
                                                                                                         33                 33
                                                                                                      4,978              4,978
                                                                   5,754                                                 5,754
                                                                   2,557                                                 2,557
                                                                                                      3,529              3,529
                                                                                                      4,909              4,909
                                                                                                     15,294             15,294
                                                                                                        487                487
                                                                                                      1,830              1,830
                                                                                                        339                339
                                                                     448                                                   448
                                                                                                         45                 45
                                                                                                      2,189              2,189
                                                                                                     32,131             32,131
                                                                                                         80                 80
                                                                                                      1,197              1,197
                                                                                                      6,337              6,337
                                                                                                        196                196
                                                                                                         41                 41
                                                                                                         30                 30
                                                                                                        365                365
                                                                                                        173                173
                                                                                                         58                 58
                                                                                     342                                   342
                                                                                                        471                471
                                                                                                     33,142             33,142
                                                                                                         75                 75
                                                                                                     12,942             12,942
                                                                                                        333                333
                                                                                                      7,950              7,950
                                                                                                        282                282



  *Negative Entries Indicate Subsequent Reversal of Authorization

18-Jun-01     I&M          BHO                                 3000451                  FMC
18-Jun-01     GOVT          TRAC                             21848-0329                 FEDEX
18-Jun-01     GOVT          TRAC                             21848-0328                 FD THOMAS
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 FATTIG OFFICE SYSTEMS
18-Jun-01     GOVT          TRAC                             21848-0327                 FASTENAL CO.
18-Jun-01     I&M          BHO                                 3000461                  Falk
18-Jun-01     GOVT          TRAC                             22556-0387                 EXCHANGE SUPPLY CO.
18-Jun-01     GOVT          TRAC                             22561-0590                 EXCHANGE SUPPLY
18-Jun-01     I/P          BHO                                 1152612                  ENVIRONMENTAL HEALTH LABS
18-Jun-01     I/P          BHO                                 1152610                  ENGINEERING AND INSPECTIONS
18-Jun-01     I&M          San Roque                            1554                    Engineering & Construction Corp
18-Jun-01     I&M          BHO                                47059277                  Emerald City Disposal
18-Jun-01     GOVT          TRAC                             22561-0589                 ELECTRICAL EQUIPMENT
18-Jun-01     I/P          TRAC 21756                         JOB 21756                 EJECUTIVOS ZUATACAR
18-Jun-01     I&M          BHO                                20004113                  Dupree Building Specialist
18-Jun-01     GOVT          TRAC                             21852-1306                 DRAGO
18-Jun-01     I/P          New Malden (JDE)                     10684                   DISTRIBUTION SOLUTIONS
18-Jun-01     GOVT          TRAC                             22561-0588                 DIRECT SAFETY COMPANY
18-Jun-01     GOVT          TRAC                             21852-1300                 DIAMOND XPRESS
18-Jun-01     I/P          New Malden (JDE)                     10683                   DHL INTERNATIONAL (UK) LT
18-Jun-01     I/P          BHO                                 1152609                  DETTROIT EDISON
18-Jun-01     I/P          BHO                                 1152608                  DELVAL EQUIPMENT
18-Jun-01     I/P          New Malden (JDE)                     10617                   DELIZA
18-Jun-01     I&M          BHO                                49017221                  D and S Electrical
18-Jun-01     I/P          BHO                                 1152607                  D AND H TRADE BINDERY
18-Jun-01     I&M          BHO                                49017220                  Cummins Rocky Mountain
18-Jun-01     GOVT          TRAC                             22556-0389                 CTEH
18-Jun-01     I&M          BHO                                10011650                  CTC Analytical
18-Jun-01     I&M          BHO                                47059229                  CSI
18-Jun-01     GOVT         BHO                                 1152606                  CRSN
18-Jun-01     I&M          BHO                                20004112                  Corners and Edges
18-Jun-01     GOVT          TRAC                             21848-0326                 CONTROL FACTORS PORTLAND
18-Jun-01     GOVT          TRAC                             21852-1298                 CONSOLIDATED PIPE & SUPPLY
18-Jun-01     GOVT          TRAC                             21852-1299                 CONSOLIDATED PIPE & SUPPLY
18-Jun-01     GOVT         BHO                                 1152605                  CONSOLIDATED ELECTRICAL DISTRIBUTORS
18-Jun-01     I/P          New Malden (JDE)                     10682                   CONCORD COURIERS LTD
18-Jun-01     I/P          New Malden (JDE)                     10616                   CONCORD COURIERS LTD
18-Jun-01     I/P          BHO                                 1152604                  COMPREHENSIVE RISK MANAG
18-Jun-01     I/P          BHO                                 1152603                  COMMERCIAL BLUEPRINT INC
18-Jun-01     I/P          BHO                                 1152602                  COLE PARMER INSTRUMENT
18-Jun-01     GOVT          TRAC                             21848-0325                 COFFY LABORATORIES
18-Jun-01     GOVT          TRAC                             21852-1304                 CODE SERVICES


-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        894                894
                                                                                                        314                314
                                                                                                     61,065             61,065
                                                                                                         75                 75
                                                                                                        280                280
                                                                                                      7,366              7,366
                                                                                                      4,272              4,272
                                                                                                      1,730              1,730
                                                                                                        310                310
                                                                                                     29,003             29,003
                                                                   6,830                                                 6,830
                                   927                                                                                     927
                                                                                                        487                487
                                                                                                        674                674
                                                                                                      1,033              1,033
                                                                                                      3,575              3,575
                                                                     239                                                   239
                                                                                                      1,600              1,600
                                                                                                        397                397
                                                                      33                                                    33
                                    17                                                                                      17
                                                                                                      6,067              6,067
                                                                     196                                                   196
                                                                                                      2,131              2,131
                                                                                                        453                453
                                                                                                     62,611             62,611
                                                                                                      8,996              8,996
                                                                                                        170                170
                                                                                                        945                945
                                                                                                        714                714
                                                                                                      3,493              3,493
                                                                                                      1,769              1,769
                                                                                                        555                555
                                                                                                        535                535
                                                                                                      4,279              4,279
                                                                      95                                                    95
                                                                      48                                                    48
                                                                                                         90                 90
                                                                                                         38                 38
                                                                                                        368                368
                                                                                                        310                310
                                                                                                      4,724              4,724


  *Negative Entries Indicate Subsequent Reversal of Authorization

18-Jun-01     GOVT          TRAC                             21852-1302                 CODE SERVICES
18-Jun-01     GOVT          TRAC                             21852-1305                 CODE SERVICES
18-Jun-01     GOVT          TRAC                             21852-1303                 CODE SERVICES
18-Jun-01     I&M          San Roque                            1553                    Civic Merchandising Inc
18-Jun-01     I&M          BHO                                47029280                  City of Seattle
18-Jun-01     I/P          New Malden (JDE)                     10615                   CITY ELECTRICAL FACTORS LTD
18-Jun-01     I/P          BHO                                 1152601                  CHEVRON
18-Jun-01     I/P          New Malden (JDE)                     10681                   CCA FINANCIAL INC
18-Jun-01     I/P          New Malden (JDE)                     10614                   CCA FINANCIAL INC
18-Jun-01     I&M          BHO                                 3000450                  CB Lynn Co
18-Jun-01     GOVT          TRAC                             21848-0324                 CASCADE ELEVATOR CO.
18-Jun-01     I&M          BHO                                 3000462                  Carrasquillo
18-Jun-01     I/P          BHO                                 1152600                  CANON
18-Jun-01     GOVT          TRAC                             21852-1294                 CANNON CONTRACTING
18-Jun-01     GOVT          TRAC                             21852-1293                 CANNON CONTRACTING
18-Jun-01     I/P          BHO                                 1152599                  BURKS INC
18-Jun-01     GOVT          TRAC                             22561-0587                 BUFFALO TECHNOLOGIES CORP.
18-Jun-01     I/P          New Malden (JDE)                     10612                   BT CELLNET
18-Jun-01     I/P          BHO                                 1152598                  BROCK TOOL SUPPLY
18-Jun-01     I/P          New Malden (JDE)                     10611                   BRITISH TELECOMMUNICATIONS PLC
18-Jun-01     I/P          BHO                                 1158000                  BOISE CASCADE OFFICE PRODUCTS
18-Jun-01     I/P          BHO                                 1149337                  BOISE CASCADE OFFICE PRODUCTS
18-Jun-01     I/P          BHO                                 1158001                  BOISE CASCADE OFFICE PRODUCTS
18-Jun-01     I/P          BHO                                 1148851                  BOISE CASCADE OFFICE PRODUCTS
18-Jun-01     I/P          BHO                                 1149925                  BOISE CASCADE OFFICE PRODUCTS
18-Jun-01     I/P          BHO                                 1152596                  BOCK AND CLARK LTD
18-Jun-01     CORP         BHO                                 1152595                  BLUEPRINTS PLUS
18-Jun-01     I&M          BHO                                20004111                  Blue Sky Distributing
18-Jun-01     GOVT          TRAC                             22561-0586                 BLUE PRINT PLUS
18-Jun-01     I/P          Timberline - 14330               1246-6/18/01                Bizon Landscape Maintenance Co.
18-Jun-01     I&M          BHO                                20004110                  BitterRoot Disposal
18-Jun-01     I&M          San Roque                            1552                    Bernabe Construction & Indl Corp
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 BENNY'S AUTO
18-Jun-01     I&M          BHO                                10011669                  Bearing Belt Chain Co
18-Jun-01     I/P          BHO                                 1152594                  BAYMONT INC
18-Jun-01     GOVT         BHO                                 1152593                  BAILEYS MOVING AND STORAGE
18-Jun-01     I&M          BHO                                 3000449                  AWZ
18-Jun-01     I/P          New Malden (JDE)                     10610                   AVAYA UK
18-Jun-01     P&C          BHO                                 1152592                  AVAYA INC
18-Jun-01     GOVT          TRAC                             21848-0323                 ASTRO PARK CORP.
18-Jun-01     I/P          BHO                                 1152591                  ASSOCIATED PRODUCTS SER
18-Jun-01     I/P          New Malden (JDE)                     10680                   APPLEYARD VEHICLE CONTRAC

-------------------------------------------------------------------------------------------------------------------------------
   SALES, USE
   AND OTHER                                                                                       CRITICAL
   TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
      TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      4,393              4,393
                                                                                                      3,641              3,641
                                                                                                      1,615              1,615
                                                                                                    105,352            105,352
                                   324                                                                                     324
                                                                     484                                                   484
                                                                                                      1,652              1,652
                                                                   8,900                                                 8,900
                                                                     456                                                   456
                                                                                                     49,558             49,558
                                                                                                     48,196             48,196
                                                                                                     33,158             33,158
                                                                                                        537                537
                                                                                                     13,441             13,441
                                                                                                      5,175              5,175
                                                                                                      7,133              7,133
                                                                                                        240                240
                                                                     372                                                   372
                                                                                                         42                 42
                                                                     868                                                   868
                                                                                                      1,590              1,590
                                                                                                        553                553
                                                                                                        273                273
                                                                                                        188                188
                                                                                                         87                 87
                                                                                                      2,400              2,400
                                                                                                      3,885              3,885
                                                                                                         69                 69
                                                                                                         58                 58
                                                                                                        140                140
                                                                                                      1,230              1,230
                                                                   6,283                                                 6,283
                                                                                                        544                544
                                                                                                        489                489
                                                                                                        145                145
                                                                                                     12,853             12,853
                                                                                                     41,538             41,538
                                                                   1,364                                                 1,364
                                 7,048                                                                                   7,048
                                                                                                     14,325             14,325
                                                                                                        159                159
                                                                      74                                                    74


  *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

18-Jun-01     I/P          BHO                                 1152590                  APC
18-Jun-01     GOVT          TRAC                             22561-0585                 AMERICAN TRANSIT SUPPLY
18-Jun-01     GOVT          TRAC                             21848-0322                 ALARM CONTROL CO.
18-Jun-01     I/P          BHO                                 1152590                  ALAKAI MECHANICAL CORP
18-Jun-01     GOVT          TRAC                             22556-0381                 A-L COMPRESSED GASES INC.
18-Jun-01     GOVT          TRAC                             22556-0382                 A-L COMPRESSED GASES INC.
18-Jun-01     GOVT          TRAC                             22556-0380                 A-L COMPRESSED GASES INC.
18-Jun-01     I&M          BHO                                10011649                  Airway Rock Products
18-Jun-01     I&M          BHO                                47017211                  Airgas Intermountain
18-Jun-01     I/P          TRAC 21898                         JOB 21898                 AIRBORNE EXPRESS
18-Jun-01     I/P          BHO                                 1152588                  AIP INC
18-Jun-01     I/P          BHO                                 1152587                  AEA TECHNOLOGY
18-Jun-01     I&M          BHO                                47059225                  AC Electric
18-Jun-01     I/P          BHO                                 1152586                  ABI LABS INC
18-Jun-01     GOVT          TRAC                             22556-0390                 A-1 COMMUNICATIONS
15-Jun-01     GOVT         BHO                                 1152193                  ZEP MANUFACTURING
15-Jun-01     I&M                  BHO                        10011626                  Zee Medical Service
15-Jun-01     I/P          BHO                                 1151575                  XPEDX
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 XEROX CORPORATION
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127659                 XEROX CORP
15-Jun-01     I/P          BHO                                 1151574                  WORKSCAPE INC
15-Jun-01     I/P          BHO                                 1151573                  WOOD ELECTRICAL CONSTRU
15-Jun-01     I/P          BHO                                 1151572                  WINTER ENGINE-GENERATOR
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127508                 WINGFIELD ENGINEERING CO INC
15-Jun-01     POWER        BHO                               9990007437                 WILMINGTON TRUST CO
15-Jun-01     POWER            Timberline                     470904353                Williams Scotsman, Inc.
15-Jun-01     GOVT         BHO                                 1152192                  WILLIAMS SCOTSMAN INC
15-Jun-01     GOVT         BHO                                 1152191                  WILLIAMS SCOTSMAN INC
15-Jun-01     I/P          BHO                                 1151571                  WILLIAMS SCOTSMAN INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127464                 WILLARD QUARRIES INC
15-Jun-01     I/P          BHO                                 1151570                  WIESE PLANNIING AND ENGINEERING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127627                 WESTERN STATES FIRE PROTECTION
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127627                 WESTERN STATES FIRE PROTECTION
15-Jun-01     I&M                  BHO                        47059143                  Western Peterbuilt
15-Jun-01     I/P          BHO                                 1151569                  WESCO DISTRIBUTION
15-Jun-01     POWER            Timberline                     470904361                Water Structures Unlimited
15-Jun-01     POWER            Timberline                     470904356                Waste Management Inc.
15-Jun-01     I&M                  BHO                        47059148                  Waste Management Arizona
15-Jun-01     I/P          BHO                                 1151568                  WASTE MANAGEMENT
15-Jun-01     GOVT         BHO                                 1152190                  WARNER COMMUNICATIONS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127658                 WAL MART
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127658                 WAL MART


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   98,280             98,280
                                                                                                    1,191              1,191
                                                                                                   82,547             82,547
                                                                                                   20,152             20,152
                                                                                                      914                914
                                                                                                       39                 39
                                                                                                       34                 34
                                                                                                    1,775              1,775
                                                                                                       44                 44
                                                                                    21                                    21
                                                                                                      161                161
                                                                                                    6,554              6,554
                                                                                                   10,259             10,259
                                                                                                      225                225
                                                                                                      177                177
                                                                                                      374                374
                                                                                                      564                564
                                                                                                       71                 71
                                                                                                      336                336
                                                                                                      394                394
                                                                                                      864                864
                                                                                                    3,200              3,200
                                                                                                      113                113
                                                                                                   34,004             34,004
                                                                                                      694                694
                                                                                                      495                495
                                                                                                    4,202              4,202
                                                                                                      747                747
                                                                                                       90                 90
                                                                                                    3,820              3,820
                                                                                                      109                109
                                                                                                      964                964
                                                                                                      275                275
                                                                                                    2,602              2,602
                                                                                                    1,529              1,529
                                                                                                   48,226             48,226
                                                                                                       94                 94
                                                                                                    2,737              2,737
                                                                                                      229                229
                                                                                                    3,212              3,212
                                                                                                       23                 23
                                                                                                       22                 22


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     GOVT         BHO                                 1152189                  WAGNER EQUIPMENT CO
15-Jun-01     I/P          BHO                                 1151567                  WADDELL BATTERIES CO INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127626                 WACO SYSTEMS INC.
15-Jun-01     GOVT         BHO                                 1152188                  WACO SCAFFOLDING AND EQUIP
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 WACO SCAFFOLDING & EQUIPMENT
15-Jun-01     I/P          BHO                                 1151566                  WACKENHUT CORP
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 W.W. GRAINGER INC.
15-Jun-01     I/P          BHO                                 1151565                  W W GRAINGER
15-Jun-01     I/P          BHO                                 1151564                  W W GRAINGER
15-Jun-01     I/P          BHO                                 1151563                  W JOHN BOWAN AND ASSOC
15-Jun-01     I&M                  BHO                        47059153                  Vulcan Materials Calmat
15-Jun-01     I/P          BHO                                 1151562                  VONACHEN SERVICE AND SUP
15-Jun-01     I/P          BHO                                 1151292                  VIGLIOTTI LANDSCAPING
15-Jun-01     CORP         BHO                                 1151291                  VI WATER AND POWER AUTHORITY
15-Jun-01     I&M                  BHO                        47058915                  Verizon
15-Jun-01     I&M                  BHO                        10011482                  Verizon
15-Jun-01     P&C          BHO                                 1151561                  VERIZON
15-Jun-01     GOVT         BHO                                 1152472                  VERIZON
15-Jun-01     I/P          BHO                                 1151560                  UZUREAU DESIGN CONSULTING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127506                 USFLOW CORPORATION
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 US HEALTHWORKS/CTR
15-Jun-01     I&M          San Roque                            1518                    Uptown Industrial Sales
15-Jun-01     I/P          BHO                                 1151559                  UNITED RESTURANT EQUIP
15-Jun-01     I&M                  BHO                        47059142                  United Reprographics
15-Jun-01     I&M                                             10011630                  United Rentals
15-Jun-01     I&M                                             10011628                  United Rentals
15-Jun-01     I&M                  BHO                         3000445                  United Rentals
15-Jun-01     POWER            Timberline                     470904357                United Rentals
15-Jun-01     I&M                  BHO                        47059141                  United Rentals
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127459                 UNITED PARCEL SERVICE
15-Jun-01     I/P          BHO                                 1151558                  UNITED PARCEL SERVICE
15-Jun-01     CORP         BHO                                 1151557                  UNITED MESSAGING
15-Jun-01     I/P          BHO                                 1151556                  ULTRA SWEEP
15-Jun-01     POWER            Timberline                     470904350                Tyler Mountain Spring Water
15-Jun-01     I/P          BHO                                 1151555                  TROY PLACE II ASSOC
15-Jun-01     I/P          BHO                                 1151554                  TROPICAL HABITATES INC
15-Jun-01     I/P          BHO                                 1151553                  TRIFILO ENTERPRISE INC
15-Jun-01     I&M                  BHO                        47059163                  Trench Plate Rental
15-Jun-01     I&M                  BHO                         3000444                  TransOceanic
15-Jun-01     POWER               TRAC                         1921077                 TRANSOCEANIC
15-Jun-01     POWER               TRAC                         1921076                 TRANE EXPORT
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127656                 TRAMMELL EQUIPMENT COMPANY INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   16,300             16,300
                                                                                                      185                185
                                                                                                    5,600              5,600
                                                                                                      258                258
                                                                                                       47                 47
                                                                                                      539                539
                                                                                                      919                919
                                                                                                    1,098              1,098
                                                                                                      991                991
                                                                                                      324                324
                                                                                                   14,637             14,637
                                                                                                       55                 55
                                                                                                      100                100
                                 503                                                                                     503
                                 314                                                                                     314
                                 209                                                                                     209
                                                                                                      105                105
                                  60                                                                                      60
                                                                                                   10,006             10,006
                                                                                                    3,606              3,606
                                                                                                      964                964
                                                                 7,261                                                 7,261
                                                                                                      568                568
                                                                                                    1,181              1,181
                                                                                                   27,219             27,219
                                                                                                   21,623             21,623
                                                                                                   10,364             10,364
                                                                                                      749                749
                                                                                                      122                122
                                                                                    21                  0                 21
                                                                                                       47                 47
                                                                                                   32,611             32,611
                                                                                                      721                721
                                                                                                       23                 23
                                 349                                                                                     349
                                                                                                      116                116
                                                                                                      456                456
                                                                                                      163                163
                                                                                12,455                                12,455
                                                                                 1,732                                 1,732
                                                                                                   25,000             25,000
                                                                                                    5,231              5,231


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I&M                  BHO                        47059168                  Traffic Control Service
15-Jun-01     I/P          BHO                                 1151552                  TORRES ELECTRIC
15-Jun-01     I/P          BHO                                 1151550                  TMC SERVICE COMPANY
15-Jun-01     I&M                  BHO                        47058829                  The Gas Co
15-Jun-01     POWER               TRAC                         1236710                 THAI FUJI XEROX
15-Jun-01     I/P          BHO                                 1152471                  TELLOG INC
15-Jun-01     I/P          BHO                                 1151549                  TECH SOURCE
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 TEAM INDUSTRIAL SERVICE
15-Jun-01     GOVT         BHO                                 1152187                  SYMONS CORP
15-Jun-01     I/P          BHO                                 1151548                  SWAN LEM LC
15-Jun-01     I&M                  BHO                        47059140                  Sureway Transportation
15-Jun-01     I&M                  BHO                        47059162                  Superior Ready Mix Concrete
15-Jun-01     I/P          BHO                                 1151547                  SUNOCO
15-Jun-01     I&M                  BHO                        47059174                  Sunline Markings
15-Jun-01     I/P          BHO                                 1151546                  SUITE LIFE
15-Jun-01     I&M                                             10011633                  Steel Engineering
15-Jun-01     I&M                                             10011638                  Steel Engineering
15-Jun-01     I/P          BHO                                 1151544                  STATE STREET CONSULTANTS
15-Jun-01     I/P          BHO                                 1152186                  STATE STREET CONSULTANTS
15-Jun-01     I/P          BHO                                 1151543                  STATE OF PENNSYLVANIA
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 STALEY TECHNOLOGIES INC.
15-Jun-01     I/P          BHO                                 1151542                  SPRINT PCS
15-Jun-01     I&M                  BHO                        10011506                  Sprint
15-Jun-01     I&M                  BHO                        10011489                  Sprint
15-Jun-01     I&M                  BHO                        47059167                  Spankys Portable Services
15-Jun-01     GOVT         BHO                                 1152470                  SOUTHWESTERN BELL319.17
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127624                 SOUTHERN BUILDING PRODUCTS LLC
15-Jun-01     I&M                  BHO                        10011647                  South Bay Foundry
15-Jun-01     I/P          Timberline - 14443                   3721                    South Baldwin Plumbing
15-Jun-01     I&M                  BHO                        47059161                  SMA Equipment Co Inc
15-Jun-01     I/P          BHO                                 1151540                  SKYTEL
15-Jun-01     I/P          BHO                                 1151539                  SINCO INC
15-Jun-01     I&M          San Roque                            1517                    Simplex Industrial Corp
15-Jun-01     I&M                  BHO                        49017209                  Silver Star
15-Jun-01     GOVT         BHO                                 1152185                  SIEVERS EQUIPMENT CO
15-Jun-01     POWER               TRAC                         1236708                 SIEMENS WESTINGHOUSE
15-Jun-01     I/P          BHO                                 1151538                  SHRED IT
15-Jun-01     I/P          BHO                                 1152184                  SHRED IT
15-Jun-01     I/P          BHO                                 1151537                  SHERWIN WILLIAMS CO
15-Jun-01     I/P          BHO                                 1151536                  SHERAW CONSTRUCTION
15-Jun-01     I/P          BHO                                 1151535                  SHELL
15-Jun-01     I/P          BHO                                 1151534                  SHANNON SECURITY AND LOCK


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      362                362
                                                                                                    5,704              5,704
                                                                                                    2,125              2,125
                                  34                                                                                      34
                                                                   610                                                   610
                                                                                                    7,694              7,694
                                                                                                      992                992
                                                                                                    2,236              2,236
                                                                                                    6,165              6,165
                                                                                                    2,285              2,285
                                                                                                    2,490              2,490
                                                                                                   72,703             72,703
                                                                                                      489                489
                                                                                                    2,388              2,388
                                                                                                    1,344              1,344
                                                                                                   19,153             19,153
                                                                                                    8,724              8,724
                                                                                                    5,000              5,000
                                                                                                    5,000              5,000
                                                                                                       45                 45
                                                                                                      539                539
                                                                                                       51                 51
                                 142                                                                                     142
                                  78                                                                                      78
                                                                                                      797                797
                                 319                                                                                     319
                                                                                                   14,176             14,176
                                                                                                    2,397              2,397
                                                                                                    4,568              4,568
                                                                                                   21,285             21,285
                                                                                                      279                279
                                                                                                    1,580              1,580
                                                                    48                                                    48
                                 202                                                                                     202
                                                                                                    2,135              2,135
                                                                   778                                                   778
                                                                                                      150                150
                                                                                                       75                 75
                                                                                                    6,037              6,037
                                                                                                    2,139              2,139
                                                                                                       31                 31
                                                                                                       18                 18



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I/P          BHO                                 1151533                  SERVICEMASTER OF GREATER
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 SELINSKY BROS. INC.
15-Jun-01     I&M                  BHO                      Wire Transfer               Seaspan
15-Jun-01     I/P          BHO                                 1152183                  SCHINDLER ELEVATOR CORP
15-Jun-01     I/P          BHO                                 1152182                  SCANTEK INC
15-Jun-01     GOVT         BHO                                 1152181                  SATELLITE SHELTERS
15-Jun-01     I&M                  BHO                        47059133                  Sanders and associates
15-Jun-01     I&M                  BHO                        47058889                  San Diego Gas and Electric
15-Jun-01     I&M                  BHO                        49017208                  S and G Electronic Motor Repair
15-Jun-01     I/P          BHO                                 1152180                  RYDER
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 RUS OF ALLIANCE
15-Jun-01     POWER        BHO                                 1151530                  RONSON AVIATION INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127504                 RONNINGEN PETTER
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127448                 ROD'S EXPRESS
15-Jun-01     POWER            Timberline                     470904351                Robinson Pipe Cleaning Co.
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127485                 ROBERT S HUDGINS CO
15-Jun-01     I&M          San Roque                            1516                    RMD Philppines Inc
15-Jun-01     P&C          BHO                                 1152179                  RIDGEWAYS
15-Jun-01     GOVT         BHO                                 1152178                  RENTAL SERCVICE COFP
15-Jun-01     POWER        BHO                                 1152177                  REGAL PLASTIC SUPPLY
15-Jun-01     POWER        BHO                                 1152176                  RED FLAT FARM
15-Jun-01     I/P          BHO                                 1151523                  RAVENTECK LTD
15-Jun-01     I&M                  BHO                        47059175                  R&C Structures
15-Jun-01     I/P          BHO                                 1152175                  R A COLE AND ASSO
15-Jun-01     I&M                  BHO                        49017207                  Qwest
15-Jun-01     I&M                  BHO                        47059152                  Quinn Co
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127653                 PROFESSIONAL RECORDS
15-Jun-01     I&M                  BHO                        10011645                  Pro Sweep of Las Vegas
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127484                 PRIME EQUIPMENT
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 PRECISION PNEUMATICS, INC.
15-Jun-01     I&M                  BHO                        47059147                  Precision Heavy Haul
15-Jun-01     I&M                  BHO                        47059155                  Precision Heavy Haul
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127443                 PLUMBMASTER
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127503                 PHS INDUSTRIES
15-Jun-01     I&M                  BHO                        47059160                  Personal Touch
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 PENNSYLVANIA TOOL SALES & SER.
15-Jun-01     I&M                  BHO                        10011637                  Penhall Co


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    3,098              3,098
                                                                                                    7,264              7,264
                                                                                                  176,200            176,200
                                                                                                       79                 79
                                                                                                   12,037             12,037
                                                                                                    1,861              1,861
                                                                                                  107,343            107,343
                                 289                                                                                     289
                                                                                                   13,564             13,564
                                                                                                      167                167
                                                                                                      425                425
                                                                                                    8,592              8,592
                                                                                                      394                394
                                                                                                       35                 35
                                                                                                    1,340              1,340
                                                                                                      269                269
                                                                 5,617                                                 5,617
                                                                                                      607                607
                                                                                                    9,356              9,356
                                                                                                      309                309
                                                                                                   22,000             22,000
                                                                                                      900                900
                                                                                                   15,750             15,750
                                                                                                    8,094              8,094
                                 425                                                                                     425
                                                                                                    1,048              1,048
                                                                                                    3,532              3,532
                                                                                                    2,826              2,826
                                                                                                    1,501              1,501
                                                                                                      932                932
                                                                                                      926                926
                                                                                                      706                706
                                                                                                    1,260              1,260
                                                                                                      966                966
                                                                                                    2,870              2,870
                                                                                                      784                784
                                                                                                      579                579
                                                                                                      105                105
                                                                                                      180                180
                                                                                                      462                462
                                                                                                    2,445              2,445
                                                                                                   12,326             12,326


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I&M                  BHO                        47059151                  Penhall co
15-Jun-01     I&M                                             10011632                  Penhall Co
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127622                 PAUL'S ELECTRIC CO., INC.
15-Jun-01     I&M                  BHO                        47059154                  Patent Construction System
15-Jun-01     I&M                  BHO                         3000447                  Paramount Supply
15-Jun-01     I&M                  BHO                        47059173                  Paradise rebar
15-Jun-01     I&M                  BHO                        47059171                  Paradise rebar
15-Jun-01     I&M                  BHO                        47059170                  Paradise rebar
15-Jun-01     I&M                  BHO                        47059172                  Paradise rebar
15-Jun-01     I&M                  BHO                        25002424                  Pan Western
15-Jun-01     I&M                  BHO                        47058869                  Pacific Gas and Electric
15-Jun-01     I&M                  BHO                        47058868                  Pacific Bell
15-Jun-01     I&M                  BHO                        47058867                  Pacific Bell
15-Jun-01     I&M                  BHO                        47058364                  Pacific Bell
15-Jun-01     I&M                  BHO                        47059139                  Overall Laundry Services
15-Jun-01     I/P          BHO                                 1152173                  ONESOURCE
15-Jun-01     POWER        BHO                                 1152172                  OMNI TRANSPORTATION SERVICES INC
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 OHIO BLASTING EQUIPMENT
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127502                 OFFICE DEPOT CREDIT PLAN
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127502                 OFFICE DEPOT CREDIT PLAN
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 NURSING CORPS. INC.
15-Jun-01     I&M                  BHO                        49017206                  Nu West Industries
15-Jun-01     I&M                  BHO                        47059138                  Northwest Lining and Geo
15-Jun-01     I&M                                             20004107                  Northwest Interior
15-Jun-01     I/P          Timberline - 14443          347347, 346296, 346820           Norstan
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127650                 NEWSOUTH COMMUNICATIONS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127650                 NEWSOUTH COMMUNICATIONS
15-Jun-01     I/P          BHO                                 1152171                  NATIONWIDE ADVERTISING SERVICE
15-Jun-01     I&M                  BHO                        47059159                  Nations Rent
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 NATIONAL CHEMICAL REFINERY
15-Jun-01     I&M                  BHO                        47059150                  Napa Parts Fresno
15-Jun-01     I&M                  BHO                        10011636                  Mundee Trucking
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127621                 MORLANDT ELECTRIC CO.
15-Jun-01     I&M                  BHO                        49016924                  Montana Power Co
15-Jun-01     I&M          San Roque                            1520                    Monark Equipment Corp
15-Jun-01     I/P          TRAC 21042                         JOB 21042                 MILLER & COMPANY
15-Jun-01     I/P          BHO                                 1152169                  MIDWAY HOTEL
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127619                 MIDWAY CONTRACTORS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127618                 MID STATE MECHANICAL II INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       6,775              6,775
                                                                                                         146                146
                                                                                                       4,525              4,525
                                                                                                         356                356
                                                                                                       5,958              5,958
                                                                                                      23,574             23,574
                                                                                                      14,840             14,840
                                                                                                       8,263              8,263
                                                                                                       7,218              7,218
                                                                                                       1,350              1,350
                                    423                                                                                     423
                                  1,292                                                                                   1,292
                                    385                                                                                     385
                                     20                                                                                      20
                                                                                                         551                551
                                                                                                      37,659             37,659
                                                                                    1,605                                 1,605
                                                                                                       1,232              1,232
                                                                                                         271                271
                                                                                                          17                 17
                                                                                                          32                 32
                                                                                                       7,944              7,944
                                                                                                         301                301
                                                                                                       2,165              2,165
                                                                                                       1,080              1,080
                                                                                                          58                 58
                                                                                                          47                 47
                                                                                                         594                594
                                                                                                       1,582              1,582
                                                                                                          65                 65
                                                                                                       1,141              1,141
                                                                                                      18,472             18,472
                                                                                                         744                744
                                 96,146                                                                                  96,146
                                                                   73,271                                                73,271
                                                                                                          98                 98
                                                                                                         114                114
                                                                                                       3,000              3,000
                                                                                                       2,435              2,435
                                                                                                       1,032              1,032
                                                                                                         868                868
                                                                                                      18,528             18,528


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I/P          RUST CONSTRUCTORS                  10127618                 MID STATE MECHANICAL II INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127618                 MID STATE MECHANICAL II INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127433                 MID COUNTY MATERIALS
15-Jun-01     I/P          BHO                                 1152168                  MEDICAL INSTITUTE OF LITTLE
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127617                 MECHANICAL SYSTEMS INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127483                 MECHANICAL SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127482                 MCNAUGHTON MCKAY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127481                 MCMASTER CARR SUPPLY CO
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127481                 MCMASTER CARR SUPPLY CO
15-Jun-01     I/P          BHO                                 1152167                  MCCRONE INC
15-Jun-01     I&M                  BHO                        27024338                  McClures Repair
15-Jun-01     I&M                  BHO                        47059137                  Masons Supply Co
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 MARK SAWYER
15-Jun-01     I/P          BHO                                 1152166                  MAINTENANCE SERVICES INC
15-Jun-01     POWER               TRAC                        PAY ORDER                M/S. AUTOTRICAL
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127645                 LEROY HILL COFFEE CO INC.
15-Jun-01     I&M                  BHO                        47059136                  LB Foster Co
15-Jun-01     I&M                  BHO                        10011504                  Las Vegas Valley Water
15-Jun-01     I&M                  BHO                        10011625                  Las Vegas Toilet
15-Jun-01     I/P          BHO                                 1152165                  LANSING BOARD OF WATER AND LIGHT


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    6,720              6,720
                                                                                                      424                424
                                                                                                    1,532              1,532
                                                                                                       14                 14
                                                                                                      286                286
                                                                                                      522                522
                                                                                                      156                156
                                                                                                      125                125
                                                                                                       86                 86
                                                                                                     (245)              (245)
                                                                                                     (392)              (392)
                                                                                                   53,706             53,706
                                                                                                    5,680              5,680
                                                                                                    2,018              2,018
                                                                                                    2,005              2,005
                                                                                                    1,555              1,555
                                                                                                    1,424              1,424
                                                                                                    1,408              1,408
                                                                                                      890                890
                                                                                                      335                335
                                                                                                      182                182
                                                                                                       64                 64
                                                                                                       51                 51
                                                                                                       48                 48
                                                                                                       21                 21
                                                                                                       16                 16
                                                                                                        7                  7
                                                                                                        4                  4
                                                                                                   (5,770)            (5,770)
                                                                                                      323                323
                                                                                                     (324)              (324)
                                                                                                      837                837
                                                                                                    1,809              1,809
                                                                                                    8,899              8,899
                                                                                                       15                 15
                                                                                                      331                331
                                                                 2,242                                                 2,242
                                                                                                       40                 40
                                                                                                   64,076             64,076
                                 476                                                                                     476
                               2,773                                                                                   2,773
                                                                                                       96                 96


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     GOVT         BHO                                 1152164                  LANDMARK PROMOTIONS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127472                 LAND AND INDUSTRIAL TESTING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127472                 LAND AND INDUSTRIAL TESTING
15-Jun-01     GOVT         BHO                                 1152163                  LAFARGE CORP
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127499                 LAB SAFETY SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127616                 KUSTOM CONCRETE
15-Jun-01     POWER        BHO                                 1152162                  KRAYDEN INC
15-Jun-01     I&M                  BHO                        10011624                  Komatsu
15-Jun-01     POWER               TRAC                         1921075                 KIRK KEY INTERLOCK
15-Jun-01     I&M                  BHO                        47059166                  Johns Equipment Rental
15-Jun-01     I&M                  BHO                        48008921                  JH Supply
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127613                 JDC ELECTRIC INC
15-Jun-01     I&M                  BHO                        47059149                  ISG Resources
15-Jun-01     I&M                  BHO                        47059146                  Interpipe Inc
15-Jun-01     GOVT         BHO                               9990007446                 INSTEM LIMITED
15-Jun-01     I&M                  BHO                        47059145                  Inland Kenworth
15-Jun-01     POWER        BHO                                 1152159                  INDUSTRIAL GASKET INC
15-Jun-01     I/P          BHO                                 1152158                  IKON OFFICE SOLUTIONS
15-Jun-01     GOVT         Cape-TRAC                           1965487                  Ikon
15-Jun-01     POWER        BHO                                 1152157                  IBT INC
15-Jun-01     GOVT         BHO                                 1152156                  HONEYWELL INC
15-Jun-01     I/P          BHO                                 1152155                  HOME DEPOT
15-Jun-01     I&M                  BHO                        49017205                  Hoffman's Backhoe and Snowplow
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127424                 HOFFMAN SUPPLY CO
15-Jun-01     POWER               TRAC                         1921074                 HITACHI
15-Jun-01     I/P          BHO                                 1152154                  HICKMAN ELECTRIC
15-Jun-01     POWER            Timberline                     470904355                Hertz Equipment Rental
15-Jun-01     GOVT         BHO                                 1152153                  HERTZ EQUIPMENT RENTAL
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127642                 HEDGE'S PORTABLE TOILET RENTAL
15-Jun-01     I/P          BHO                                 1152152                  HARRISBURG STATE HOSPITAL
15-Jun-01     I&M                  BHO                        10011635                  Harris/Arizona Rebar
15-Jun-01     POWER        BHO                               9990007433                 GUANDONG REGENCY
15-Jun-01     I/P          BHO                                 1152151                  GREENHORNE AND OMARA INC
15-Jun-01     GOVT         BHO                                 1152150                  GRAYBAR ELECTRIC
15-Jun-01     I&M                  BHO                        10011645                  Grainger
15-Jun-01     I/P          BHO                                 1152149                  GRAFFEN BUSINESS SYSTEMS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127582                 GOULDS PUMPS INC
15-Jun-01     I/P          BHO                                 1152148                  GOODWILL INDUSTRIES
15-Jun-01     I&M          San Roque                            1515                    Glennwood Commercial Inc
15-Jun-01     I&M                  BHO                        47059135                  Glacier Northwest
15-Jun-01     I&M                  BHO                        47059132                  Glacier Northwest
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127471                 G.G.'S FLOWERS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      154                154
                                                                                                      776                776
                                                                                                       28                 28
                                                                                                    9,391              9,391
                                                                                                      167                167
                                                                                                   10,000             10,000
                                                                                                      250                250
                                                                                                    8,591              8,591
                                                                                                      235                235
                                                                                                    2,053              2,053
                                                                                                   75,489             75,489
                                                                                                   16,245             16,245
                                                                                                    9,590              9,590
                                                                                                      825                825
                                                                                                  121,641            121,641
                                                                                                       42                 42
                                                                                                      566                566
                               1,360                                                                                   1,360
                                                                                                      212                212
                                                                                                    1,578              1,578
                                                                                                    4,383              4,383
                                                                                                       30                 30
                                                                                                       55                 55
                                                                                                      982                982
                                                                                                  561,000            561,000
                                                                                                   10,824             10,824
                                                                                                   11,678             11,678
                                                                                                      389                389
                                                                                                      117                117
                                                                                                    1,027              1,027
                                                                                                    8,154              8,154
                                                                                                      410                410
                                                                                                      525                525
                                                                                                      630                630
                                                                                                      518                518
                                 105                                                                                     105
                                                                                                      342                342
                                                                                                    4,489              4,489
                                                                 4,243                                                 4,243
                                                                                                   69,759             69,759
                                                                                                      601                601
                                                                                                       59                 59


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I/P          BHO                                 1152147                  G AND T ASSOC
15-Jun-01     GOVT         BHO                                 1152146                  FOSTER
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127609                 FOLDING WALLS INC
15-Jun-01     I/P          BHO                                 1152145                  FLORIDA MARKING PRODUCTS
15-Jun-01     GOVT         BHO                                 1152144                  FEDEX GROUND
15-Jun-01     POWER        BHO                                 1152143                  FAULK CORP
15-Jun-01     POWER            Timberline                     470904349                Farnham & Pfile Rental/Sales
15-Jun-01     GOVT         BHO                                 1152142                  FABICK TRACTOR
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127607                 F & W ELECTRICAL CONTRACTORS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127414                 EYEGLASS & HEARING AID CENTER
15-Jun-01     I&M                  BHO                        47059158                  EW Trucking and Equipment
15-Jun-01     I&M                  BHO                        47059165                  EW Trucking and Equipment
15-Jun-01     I/P          BHO                                 1152141                  ENVIRONMENTA HEALTH LAB
15-Jun-01     POWER               TRAC                         1236701                 EGAT
15-Jun-01     I&M                  BHO                        47058820                  East Valley Water District
15-Jun-01     GOVT         BHO                                 1152140                  DRILLING EQUIPMENT
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127470                 DILLON/COLUMBIA SUPPLY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127470                 DILLON/COLUMBIA SUPPLY
15-Jun-01     GOVT         BHO                                 1152139                  DENVER DRYWALL CO
15-Jun-01     I/P          BHO                                 1152138                  DATA CORE TECHNOLOGY
15-Jun-01     I&M                  BHO                        47059164                  Daniels Tire Service
15-Jun-01     POWER        BHO                               9990007443                 DAELIM IND. LTD
15-Jun-01     POWER        BHO                               9990007444                 DAELIM IND. LTD
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127497                 CUTLER HAMMER INC
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 CUSTOM SIGNS AND GRAPHICS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127604                 CSS, INC
15-Jun-01     I/P          BHO                                 1152137                  CRADDOCK AND LERRO ASSOC
15-Jun-01     I&M                  BHO                        47058816                  Cox Communications
15-Jun-01     POWER            Timberline                     470904354                Copier Corporation of America
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127410                 CONTROL CONSULTANTS
15-Jun-01     I&M                  BHO                        47059169                  Contractors West
15-Jun-01     I/P          BHO                                 1152136                  CONTRACTORS SAFTEY COUNCIL OF TEXAS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127409                 CONTINENTAL RESEARCH CORP
15-Jun-01     POWER            Timberline                     470904358                Construction Machinery Inc.
15-Jun-01     I/P          BHO                                 1152135                  CONNEY SAFTEY PRODUCTS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127496                 COMPORIUM COMMUNICATIONS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127603                 COMMERCIAL FLOORING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127637                 COMER SANITARY SERVICES INC.
15-Jun-01     GOVT         BHO                                 1151290                  COLUMBIA MANAGEMENT
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127407                 COLT SAFETY INC
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 CLEARLY THE BEST
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127636                 CLASSROOMDIRECT.COM


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                 12,792             12,792
                                                                                                  1,206              1,206
                                                                                                  6,314              6,314
                                                                                                    154                154
                                                                                  37                                    37
                                                                                                  6,040              6,040
                                                                                                    488                488
                                                                                                     20                 20
                                                                                                  5,550              5,550
                                                                                                     80                 80
                                                                                                    849                849
                                                                                                    445                445
                                                                                                    100                100
                               644                                                                                     644
                                41                                                                                      41
                                                                                                  7,200              7,200
                                                                                                  1,471              1,471
                                                                                                     43                 43
                                                                                                 10,843             10,843
                                                                                                  4,625              4,625
                                                                                                    532                532
                                                                                              1,462,407          1,462,407
                                                                                                 73,551             73,551
                                                                                                    530                530
                                                                                                    358                358
                                                                                                185,419            185,419
                                                                                                  2,258              2,258
                                10                                                                                      10
                                                                                                     62                 62
                                                                                                    116                116
                                                                                                211,460            211,460
                                                                                                     55                 55
                                                                                                  1,056              1,056
                                                                                                  7,600              7,600
                                                                                                     20                 20
                                                                                                  3,158              3,158
                                                                                                    858                858
                                57                                                                    0                 57
                            10,634                                                                                  10,634
                                                                                                    154                154
                                                                                                    328                328
                                                                                                    466                466


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I&M                  BHO                         3000446                  Class.com
15-Jun-01     I&M                  BHO                        47059131                  Clairmont Equipment Rentals
15-Jun-01     I&M                  BHO                        47058809                  City of Clovis
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127469                 CITY DRY CLEANERS
15-Jun-01     I/P          BHO                                 1152463                  CHOICE POINT SERVICES
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127602                 CHANEY-COX CONSTRUCTION, INC.
15-Jun-01     I/P          BHO                                 1152133                  CENTER FOR INDUSTRIAL TRAINING
15-Jun-01     I/P          TRAC 21042                         JOB 21042                 CELLULAR ONE
15-Jun-01     I/P          BHO                                 1152132                  CELLSTAR
15-Jun-01     POWER        BHO                                 1152131                  CDM MACHINING AND FABRICATING CORP
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127601                 CBG INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127600                 CBG INC
15-Jun-01     POWER               TRAC                         1236699                 CAT
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127495                 CAROLINA CONCRETE PUMPING INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127495                 CAROLINA CONCRETE PUMPING INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127402                 CAPE ELECTRICAL SUPPLY INC
15-Jun-01     I&M          San Roque                            1514                    Cabanatuan Woodland Ent
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127468                 C.C. VAUGHN & SONS, INC.
15-Jun-01     GOVT         BHO                                 1151423                  C AND L GRAPHICS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127477                 C & M LEASING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127494                 BUILDERS SUPPLY CO INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127494                 BUILDERS SUPPLY CO INC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127494                 BUILDERS SUPPLY CO INC
15-Jun-01     GOVT         BHO                               9990007445                 BSOFTB
15-Jun-01     I/P          BHO                                 1152130                  BRUCE BONDY AND ASSOC
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 BRAND SCAFFOLD RENTAL
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127401                 BLUE LINE EXPRESS
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127401                 BLUE LINE EXPRESS
15-Jun-01     I/P          BHO                                 1152108                  BIG A AUTO PARTS
15-Jun-01     POWER               TRAC                         1236697                 BENTLY NEVADA
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127598                 BELL CONTRACTORS INC
15-Jun-01     I&M                  BHO                        10011623                  Bedrock Concrete Pumping
15-Jun-01     POWER               TRAC                         1921078                 BDT ENGINEERING
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127596                 BAYLOR GROUP
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127595                 BARB'S CARPETS
15-Jun-01     POWER            Timberline                     470904359                Baker Tanks Inc.
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127594                 BAGLEY'S FLOOR SERVICES LTD
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127593                 B.T. SERVICES
15-Jun-01     I&M                  BHO                        47059157                  B and W Precast
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127592                 AZTEC CONSTRUCTION CO INC
15-Jun-01     I&M                  BHO                        27024339                  AWZ
15-Jun-01     I&M                  BHO                        49017210                  Austin Mobile Glass


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    3,717              3,717
                                                                                                      393                393
                               1,053                                                                                   1,053
                                                                                                      476                476
                                                                                                      472                472
                                                                                                   15,580             15,580
                                                                                                   12,244             12,244
                                  70                                                                                      70
                                 214                                                                                     214
                                                                                                      296                296
                                                                                                    9,115              9,115
                                                                                                    4,240              4,240
                                 175                                                                                     175
                                                                                                      495                495
                                                                                                      474                474
                                                                                                      221                221
                                                                 3,275                                                 3,275
                                                                                                    1,800              1,800
                                                                                                    4,500              4,500
                                                                                                       31                 31
                                                                                                    1,191              1,191
                                                                                                      629                629
                                                                                                      191                191
                                                                                                   29,429             29,429
                                                                                                    1,778              1,778
                                                                                                    2,971              2,971
                                                                                                       33                 33
                                                                                                       10                 10
                                                                                                       69                 69
                                                                 2,358                                                 2,358
                                                                                                    3,682              3,682
                                                                                                      821                821
                                                                                                   75,000             75,000
                                                                                                    1,655              1,655
                                                                                                   14,000             14,000
                                                                                                    1,276              1,276
                                                                                                    3,539              3,539
                                                                                                   15,000             15,000
                                                                                                    6,790              6,790
                                                                                                    1,744              1,744
                                                                                                   15,720             15,720
                                                                                                    1,563              1,563


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

15-Jun-01     I/P          RUST CONSTRUCTORS                  10127591                 ATLAS ELECTRIC LLC
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127632                 AT&T
15-Jun-01     GOVT         BHO                                 1152460                  AT AND T WIRELESS
15-Jun-01     I/P          BHO                                 1152107                  AT AND T WIRELESS
15-Jun-01     I/P          BHO                                 1152106                  AT AND T WIRELESS
15-Jun-01     GOVT         BHO                                 1152461                  AT AND T WIRELESS
15-Jun-01     I&M                  BHO                        47058782                  AT and T Wireless
15-Jun-01     GOVT         BHO                                 1152459                  AT AND T WIRELESS
15-Jun-01     I&M                  BHO                        47058783                  AT and T
15-Jun-01     I&M                  BHO                        47058781                  At and T
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127631                 ARKANSAS EASTMAN
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127467                 AN-COR INDUSTRIAL PLASTICS INC
15-Jun-01     I/P          BHO                                 1152104                  AMK GLASS
15-Jun-01     GOVT         BHO                                 1151289                  AMERIX CORP
15-Jun-01     I/P          BHO                                 1152103                  AMERICAN RENTALS
15-Jun-01     I&M                  BHO                        47058787                  Ameren UE
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127476                 AME INC.
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127476                 AME INC.
15-Jun-01     I&M                                             10011634                  Amalgamated Safety Corp
15-Jun-01     I&M                  BHO                        47059156                  Aldrich Supply Co
15-Jun-01     I&M                  BHO                        47058359                  Aldelphia
15-Jun-01     I&M                                             10011644                  Albuquerque Caisson Inc
15-Jun-01     I&M                                             10011631                  Albuquerque Caisson Inc
15-Jun-01     POWER            Timberline                     470904360                Alaron Corporation
15-Jun-01     I/P          TRAC 21866                         JOB 21866                 AIRGAS MOUNTAIN STATES
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127629                 AIRBORNE EXPRESS
15-Jun-01     P&C          RUST CONSTRUCTORS                  10127576                 AGUIRRE & SONS, C S
15-Jun-01     POWER               TRAC                         1236711                 ADVANCED INFO SERVICE
15-Jun-01     I/P          BHO                                 1152102                  ADVANCE GLOVE AND SAFTEY
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127590                 ACTION CONCRETE
15-Jun-01     I&M                  BHO                        47059144                  ACM Equipment Rental
15-Jun-01     I&M                  BHO                        49017204                  Ace Radiator
15-Jun-01     I/P          RUST CONSTRUCTORS                  10127589                 ACCI-AMERICAN CONTRACTORS &
15-Jun-01     I&M                  BHO                        47059134                  AC Electric
15-Jun-01     I&M                  BHO                        47059222                  AC Electric
14-Jun-01     I&M         Harper Shuman                         14025                  ZENO OFFICE SOLUTIONS
14-Jun-01     I&M          Pomeroy                            28012166                  Yosemite Waters
14-Jun-01     I&M         Harper Shuman                         12605                  XEROX CORPORATION
14-Jun-01     I&M         Harper Shuman                         12604                  XEROX CORPORATION
14-Jun-01     I&M         Harper Shuman                         12602                  XEROX
14-Jun-01     I&M         Harper Shuman                         1472                   XCEL ENERGY
14-Jun-01     GOVT         TRAC                              21852-1207                 WINCHESTER

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       1,400              1,400
                                      6                                                                    0                  6
                                    414                                                                                     414
                                                                                                         233                233
                                                                                                         148                148
                                    112                                                                                     112
                                    103                                                                                     103
                                     89                                                                                      89
                                    352                                                                                     352
                                      4                                                                                       4
                                                                                                         370                370
                                                                                                      65,000             65,000
                                     21                                                                  381                401
                                  7,472                                                                                   7,472
                                                                                                         607                607
                                     30                                                                                      30
                                                                                                       1,249              1,249
                                                                                                         330                330
                                                                                                      10,513             10,513
                                                                                                       2,258              2,258
                                     58                                                                                      58
                                                                                                     183,089            183,089
                                                                                                      50,830             50,830
                                                                                                      39,878             39,878
                                                                                                         576                576
                                                                                                          10                 10
                                                                                                       1,375              1,375
                                    247                                                                                     247
                                                                                                          62                 62
                                                                                                      10,800             10,800
                                                                                                         869                869
                                                                                                       2,882              2,882
                                                                                                       8,766              8,766
                                                                                                      87,508             87,508
                                                                                                       2,218              2,218
                                                                                                          44                 44
                                                                                                         245                245
                                                                                                         451                451
                                                                                                          12                 12
                                                                                                       3,365              3,365
                                    465                                                                  465                930
                                                                                                          90                 90


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1206                 WILSON SUPPLY COMPANY
14-Jun-01     I&M         Harper Shuman                         11227                  WILDAN
14-Jun-01     GOVT         TRAC                              21852-1205                 WHITEWOOD TRANSPORTATION
14-Jun-01     GOVT         TRAC                              21852-1053                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1061                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1048                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1062                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1052                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1058                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1050                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1060                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1049                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1047                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1063                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1059                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1051                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1046                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1054                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1044                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1057                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1055                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1045                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1056                 WELSCO
14-Jun-01     GOVT         TRAC                              21852-1043                 WELSCO
14-Jun-01     I&M          BHO                                47058919                  Waste Management of AZ
14-Jun-01     GOVT         BHO                                 1150217                  WASTE MANAGEMENT
14-Jun-01     I&M         Harper Shuman                         12226                  W.L. CONTRACTORS INC.
14-Jun-01     I&M          BHO                                47058916                  Vulcan Materials
14-Jun-01     I&M          BHO                                47058465                  Vulcan Materials
14-Jun-01     GOVT         TRAC                              21852-1204                 VERSABAR
14-Jun-01     I&M         Harper Shuman                         11916                  VERIZON WIRELESS
14-Jun-01     I&M         Harper Shuman                         11022                  URS CORPORATION SOUTHERN
14-Jun-01     I&M         Harper Shuman                         11671                  URBAN TRANS CONSULTANTS, INC.
14-Jun-01     I&M          BHO                                47058913                  United Rentals
14-Jun-01     I&M          BHO                                47058914                  United Rentals
14-Jun-01     I&M          Pomeroy                            28012165                  Ukiah Oxygen
14-Jun-01     I&M         Harper Shuman                         11044                  U.S. INFO-COMM
14-Jun-01     GOVT         TRAC                              21852-1203                 U.S. BELLOWS INC.
14-Jun-01     I&M          BHO                                47058910                  Tyree Oil Inc
14-Jun-01     I&M          BHO                                47058909                  Trio Forest Products
14-Jun-01     GOVT         TRAC                              21852-1202                 TRIANGLE ENDINEERING
14-Jun-01     GOVT         TRAC                              21852-1201                 TRIANGLE ENDINEERING



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     1,668              1,668
                                                                                                     2,300              2,300
                                                                                                     2,825              2,825
                                                                                                     7,703              7,703
                                                                                                     1,672              1,672
                                                                                                       760                760
                                                                                                       624                624
                                                                                                       522                522
                                                                                                       506                506
                                                                                                       477                477
                                                                                                       322                322
                                                                                                       297                297
                                                                                                       178                178
                                                                                                       129                129
                                                                                                       107                107
                                                                                                        67                 67
                                                                                                        64                 64
                                                                                                        64                 64
                                                                                                        33                 33
                                                                                                        16                 16
                                                                                                        14                 14
                                                                                                         4                  4
                                                                                                         2                  2
                                                                                                         2                  2
                                                                                                     5,598              5,598
                                                                                                    20,308             20,308
                                                                                                       500                500
                                                                                                    17,708             17,708
                                                                                                     2,012              2,012
                                                                                                     4,728              4,728
                                1,467                                                                    0              1,467
                                                                                                     6,499              6,499
                                                                                                     1,418              1,418
                                                                                                     2,130              2,130
                                                                                                     2,113              2,113
                                                                                                     2,103              2,103
                                                                                                       339                339
                                                                                                       912                912
                                                                                                     5,069              5,069
                                                                                                     1,234              1,234
                                                                                                     1,851              1,851
                                                                                                     1,559              1,559


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I&M         Harper Shuman                         10838                  TRANSPORTATION INC.
14-Jun-01     I&M         Harper Shuman                         10654                  TOWNE PLACE SUITES
14-Jun-01     POWER               TRAC                         1236679                 TOTAL LOGISTICS SOLUTION
14-Jun-01     POWER               TRAC                         1236679                 TOTAL LOGISTICS SOLUTION
14-Jun-01     I&M          Pomeroy                            28012164                  Tomboy Turcklines
14-Jun-01     GOVT         TRAC                              21852-1200                 THOMPSON MECHANICAL
14-Jun-01     GOVT         TRAC                              21852-1181                 THE RELIZION CO
14-Jun-01     GOVT         TRAC                              21852-1199                 THE LOFLAND CO
14-Jun-01     I&M          BHO                                47058839                  The Hose Pros
14-Jun-01     I&M         Harper Shuman                         2491                   THE BURLINGTON NORTHERN & SANTA FE
14-Jun-01     POWER               TRAC                        1236677/8                THAI-YAZUKI ELECTRIC
14-Jun-01     POWER               TRAC                        1236677/8                THAI-YAZUKI ELECTRIC
14-Jun-01     I&M         Harper Shuman                         10724                  TERRACON CONSULT. INC.
14-Jun-01     I&M          Pomeroy                            28012163                  Tech Assoc Serv
14-Jun-01     I&M          BHO                                47058907                  Tatel
14-Jun-01     I&M          BHO                                47058906                  T S Industrial Supply
14-Jun-01     I&M          BHO                                47058905                  Superior Ready Mix Concrete
14-Jun-01     I&M          Pomeroy                            28012162                  Sumitomo
14-Jun-01     I/P          BHO                                 1150002                  STUDIO PLUS
14-Jun-01     I&M          BHO                                47058902                  Stevedore Services of Seattle
14-Jun-01     GOVT         TRAC                              21852-1198                 STAR BOLT & SCREW
14-Jun-01     GOVT         TRAC                              21852-1197                 STAN CHEM
14-Jun-01     I&M         Harper Shuman                         10271                  SPEEDY
14-Jun-01     GOVT         Cambridge-Trac                      1510957                  SPECIALIZED ENG.
14-Jun-01     I&M          BHO                                47058899                  Spanky's Portable Services
14-Jun-01     GOVT         TRAC                              21852-1193                 SOUTHWESTERN BELL
14-Jun-01     GOVT         TRAC                              21852-1194                 SOUTHWESTERN BELL
14-Jun-01     GOVT         TRAC                              21852-1192                 SOUTHWESTERN BELL
14-Jun-01     I&M          BHO                                47058898                  Southwest Concrete
14-Jun-01     I/P          RUST CONSTRUCTORS                  10127575                 SOUTHERN HOME PROPERTIES
14-Jun-01     I&M         Harper Shuman                         10480                  SOUTHERN CONNECTICUT GAS
14-Jun-01     GOVT         TRAC                              21852-1195                 SOUTHEASTERN SERVICES
14-Jun-01     GOVT         TRAC                              21852-1196                 SOUTHEASTERN SERVICES
14-Jun-01     I&M         Harper Shuman                         10290                  SKYTEL
14-Jun-01     I&M         Harper Shuman                         10520                  SIERRA SPRINGS
14-Jun-01     I&M          Pomeroy                            28012161                  Sierra Spring
14-Jun-01     I&M         Harper Shuman                         10599                  SIERRA PACIFIC POWER COMPANY
14-Jun-01     GOVT         TRAC                              21852-1034                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1040                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1033                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1041                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1036                 SHERWIN-WILLIIAMS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     1,000              1,000
                                                                                                     1,505              1,505
                                                                                  4,366                                 4,366
                                                                                 (4,567)                               (4,567)
                                                                                                    33,800             33,800
                                                                                                       400                400
                                                                                                       954                954
                                                                                                     1,341              1,341
                                                                                                       119                119
                                                                                                       799                799
                                                                 17,961                                                17,961
                                                                (18,789)                                              (18,789)
                                                                                                     1,573              1,573
                                                                                                     1,240              1,240
                                                                                                       544                544
                                                                                                       408                408
                                                                                                    25,389             25,389
                                                                                                   185,497            185,497
                                                                                                       636                636
                                                                                                     3,587              3,587
                                                                                                       753                753
                                                                                                    37,912             37,912
                                                                                                       737                737
                                                                                                     4,465              4,465
                                                                                                       862                862
                                   55                                                                                      55
                                   55                                                                                      55
                                    8                                                                                       8
                                                                                                     2,739              2,739
                                                                                                    10,530             10,530
                                   67                                                                    0                 67
                                                                                                       110                110
                                                                                                       110                110
                                   23                                                                    0                 23
                                                                                                        69                 69
                                                                                                       383                383
                                   87                                                                    0                 87
                                                                                                     6,843              6,843
                                                                                                     6,207              6,207
                                                                                                     1,761              1,761
                                                                                                       714                714
                                                                                                       168                168


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1042                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1039                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1038                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1037                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1035                 SHERWIN-WILLIIAMS
14-Jun-01     GOVT         TRAC                              21852-1190                 SHAW MATERAIL
14-Jun-01     GOVT         TRAC                              21852-1191                 SHAW MATERAIL
14-Jun-01     I&M          Pomeroy                            28012160                  Senn Palumbo
14-Jun-01     GOVT         TRAC                              21852-1189                 SCOTT CONSTRUCTION EQUIPMENT
14-Jun-01     I&M         Harper Shuman                         10137                  SCIENCE APPLICATIONS
14-Jun-01     I&M         Harper Shuman                         10136                  SAN JOSE BLUEPRINT
14-Jun-01     I&M          BHO                                47058888                  Saddleback Sand and Gravel
14-Jun-01     I/P          BHO                                 1151532                  RYDER TRANSPORTATION
14-Jun-01     I/P          BHO                                 1151531                  ROTO-ROOTER PLUMBING
14-Jun-01     GOVT         Cambridge-Trac                      1510863                  ROMEO ENGINEERING
14-Jun-01     GOVT         Cambridge-Trac                      1510783                  ROMEO ENGINEERING
14-Jun-01     I&M          Pomeroy                            28012159                  Rohr Steel
14-Jun-01     I/P          BHO                                 1151529                  ROCKFORD RIGGING INC
14-Jun-01     I/P          BHO                                 1151528                  ROCHESTER TELEMESSAGING
14-Jun-01     GOVT         TRAC                              21852-1188                 ROBERTS BROTHERS TIRE SERVICE
14-Jun-01     GOVT         TRAC                              21852-1186                 ROBERTS BROTHERS TIRE SERVICE
14-Jun-01     GOVT         TRAC                              21852-1187                 ROBERTS BROTHERS TIRE SERVICE
14-Jun-01     GOVT         TRAC                              21852-1185                 ROBERTS BROTHERS TIRE SERVICE
14-Jun-01     GOVT         BHO                                 1151527                  RIVERSIDE ICE
14-Jun-01     I&M          BHO                                47058882                  Rivera Masonry Inc
14-Jun-01     GOVT         TRAC                              21852-1182                 RICKS LP GAS
14-Jun-01     GOVT         TRAC                              21852-1183                 RICKS LP GAS
14-Jun-01     GOVT         TRAC                              21852-1184                 RICKS LP GAS
14-Jun-01     I/P          BHO                                 1151526                  RICHO BUSINESS SYSTEMS
14-Jun-01     GOVT         TRAC                              21852-1031                 RENTAL SERVICE CORPORATION
14-Jun-01     GOVT         TRAC                              21852-1032                 RENTAL SERVICE CORPORATION
14-Jun-01     I/P          BHO                                 1151525                  RENTAL SERVICE CORP
14-Jun-01     I&M         Harper Shuman                         9658                   RELIABLE REPROGRAPHICS,
14-Jun-01     GOVT         TRAC                              21852-1030                 RAZORBACK BUSINESS CENTER
14-Jun-01     GOVT         TRAC                              21852-1029                 RAZORBACK BUSINESS CENTER
14-Jun-01     I/P          BHO                                 1151524                  RAYTECH
14-Jun-01     I&M         Harper Shuman                          740                   RAUL V. BRAVO & ASSOC.
14-Jun-01     I/P          BHO                                 1151522                  QUALITY METAL IMAGES
14-Jun-01     GOVT         TRAC                              21852-1180                 QUADNA-DENVER
14-Jun-01     GOVT         TRAC                              21852-1179                 QUADNA-DENVER
14-Jun-01     GOVT         TRAC                              21852-1028                 QED
14-Jun-01     GOVT         TRAC                              21852-1027                 QED



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                        81                 81
                                                                                                        50                 50
                                                                                                        43                 43
                                                                                                       (43)               (43)
                                                                                                       (96)               (96)
                                                                                                       906                906
                                                                                                       906                906
                                                                                                       332                332
                                                                                                     1,414              1,414
                                                                                                       454                454
                                                                                                       154                154
                                                                                                       890                890
                                                                                                     3,113              3,113
                                                                                                        98                 98
                                                                                                   188,664            188,664
                                                                                                    62,888             62,888
                                                                                                    21,560             21,560
                                                                                                       309                309
                                                                                                        48                 48
                                                                                                       431                431
                                                                                                       399                399
                                                                                                       350                350
                                                                                                       106                106
                                                                                                       102                102
                                                                                                     1,442              1,442
                                                                                                     1,084              1,084
                                                                                                       504                504
                                                                                                       265                265
                                                                                                       713                713
                                                                                                       638                638
                                                                                                       212                212
                                                                                                        29                 29
                                                                                                       489                489
                                                                                                    11,456             11,456
                                                                                                       455                455
                                                                                                     4,283              4,283
                                                                                                       452                452
                                                                                                       292                292
                                                                                                       852                852
                                                                                                       151                151
                                                                                                    45,230             45,230
                                                                                                    30,342             30,342


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1026                 QED
14-Jun-01     GOVT         TRAC                              21852-1025                 PROSPECT STEEL
14-Jun-01     I&M          Pomeroy                            28012158                  Press Democrat
14-Jun-01     GOVT         TRAC                              21852-1018                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1020                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1021                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1024                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1022                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1023                 PORT CITY JANITORS SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1019                 PORT CITY JANITORS SUPPLY
14-Jun-01     I/P          BHO                                 1151520                  POLAR SUPPLY CORP
14-Jun-01     I&M          BHO                                47058876                  Pirtek Hose
14-Jun-01     GOVT         TRAC                              21852-1175                 PIPE VALVE & FITTING CO.
14-Jun-01     GOVT         TRAC                              21852-1177                 PIPE VALVE & FITTING CO.
14-Jun-01     GOVT         TRAC                              21852-1178                 PIPE VALVE & FITTING CO.
14-Jun-01     GOVT         TRAC                              21852-1173                 PIPE VALVE & FITTING CO.
14-Jun-01     GOVT         TRAC                              21852-1176                 PIPE VALVE & FITTING CO.
14-Jun-01     GOVT         TRAC                              21852-1174                 PIPE TUBE SUPPLY INC.
14-Jun-01     POWER               TRAC                         1236675                 PIONEER AIR CARGO
14-Jun-01     POWER               TRAC                         1236675                 PIONEER AIR CARGO
14-Jun-01     I/P          BHO                                 1151519                  PINKERTON INC
14-Jun-01     GOVT         TRAC                              21852-1014                 PINE BLUFF SAND & GRAVEL
14-Jun-01     GOVT         TRAC                              21852-1015                 PINE BLUFF SAND & GRAVEL
14-Jun-01     GOVT         TRAC                              21852-1017                 PINE BLUFF SAND & GRAVEL
14-Jun-01     GOVT         TRAC                              21852-1016                 PINE BLUFF SAND & GRAVEL
14-Jun-01     GOVT         TRAC                              21852-1013                 PINE BLUFF SAND & GRAVEL
14-Jun-01     GOVT         TRAC                              21852-1172                 PINE BLUFF HEATING & AIR
14-Jun-01     I/P          BHO                                 1151518                  PETER SCHROTH
14-Jun-01     I&M          BHO                                47058875                  Personal Touch
14-Jun-01     I&M         Harper Shuman                         8613                   PERFORMANCE BUILDING SER
14-Jun-01     I/P          BHO                                 1151517                  PENN SIGN COMPANY
14-Jun-01     I&M          BHO                                47058874                  Penhall Co
14-Jun-01     GOVT         BHO                                 1151515                  PATUXENT MEDICAL GROUP
14-Jun-01     I&M          BHO                                47058873                  Patent Construction Systems
14-Jun-01     I&M          Pomeroy                            28012157                  Pa Northwest Enter
14-Jun-01     I/P          BHO                                 1151514                  OVERLOAD SERVICES INC
14-Jun-01     I&M          BHO                                47058865                  Overall Laundry
14-Jun-01     I&M         Harper Shuman                         8164                   ORLANDO BUSINESS TELEPHONE SYSTEMS, INC
14-Jun-01     GOVT         TRAC                              21852-1171                 O'NEAL STEEL
14-Jun-01     GOVT         TRAC                              21852-1170                 O'NEAL STEEL
14-Jun-01     I/P          BHO                                 1151512                  OFFICEMAX
14-Jun-01     GOVT         TRAC                              21852-1168                 OFFICE MACHINES INC.



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     8,123              8,123
                                                                                                    59,590             59,590
                                                                                                       165                165
                                                                                                       690                690
                                                                                                       624                624
                                                                                                       317                317
                                                                                                       191                191
                                                                                                       122                122
                                                                                                        87                 87
                                                                                                        30                 30
                                                                                                       135                135
                                                                                                       657                657
                                                                                                     5,760              5,760
                                                                                                     4,892              4,892
                                                                                                     3,747              3,747
                                                                                                       284                284
                                                                                                       127                127
                                                                                                     3,513              3,513
                                                                                  2,212                                 2,212
                                                                                 (2,314)                               (2,314)
                                                                                                     2,367              2,367
                                                                                                    58,809             58,809
                                                                                                    50,145             50,145
                                                                                                    17,190             17,190
                                                                                                     6,510              6,510
                                                                                                     1,719              1,719
                                                                                                     6,479              6,479
                                                                                                     5,070              5,070
                                                                                                       616                616
                                                                                                       924                924
                                                                                                        48                 48
                                                                                                    12,263             12,263
                                                                                                        61                 61
                                                                                                     1,290              1,290
                                  115                                                                                     115
                                                                                                     5,428              5,428
                                                                                                       109                109
                                                                                                     3,749              3,749
                                                                                                       604                604
                                                                                                       287                287
                                                                                                    17,267             17,267
                                                                                                     2,408              2,408


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1167                 OFFICE MACHINES INC.
14-Jun-01     GOVT         TRAC                              21852-1169                 OFFICE MACHINES INC.
14-Jun-01     GOVT         TRAC                              21852-1166                 OFFICE MACHINES INC.
14-Jun-01     I/P          BHO                                 1151510                  OBRIEN BROTHERS INC
14-Jun-01     I&M          San Roque                         10000000099               NV Bekaert S A
14-Jun-01     I&M         Harper Shuman                         7730                   NOVATION
14-Jun-01     CORP         BHO                                 1151509                  NORTHWEST PRINTING
14-Jun-01     I/P          BHO                                 1151508                  NORTHBROS DIST
14-Jun-01     GOVT         TRAC                              21852-1165                 NICHOLS GIVEN ASSOCIATED
14-Jun-01     GOVT         TRAC                              21852-1164                 NICHOLS GIVEN ASSOCIATED
14-Jun-01     I/P          BHO                                 1151507                  NEXTEL COMMUNICATIONS
14-Jun-01     I&M         Harper Shuman                         7829                   NEXTEL COMMUNICATIONS
14-Jun-01     I/P          BHO                                 1151506                  NEWARK ELECTRONICS
14-Jun-01     I&M         Harper Shuman                         7792                   NEVADA POWER COMPANY
14-Jun-01     GOVT         TRAC                              21852-1163                 NELSON STUD WELDING DIVISION
14-Jun-01     I&M          BHO                                47058863                  Nations Rent
14-Jun-01     I/P          BHO                                 1151505                  NATIONAL TRAILER STORAGE
14-Jun-01     I/P          BHO                                 1151504                  NATIONAL ENERGY CONTROL
14-Jun-01     I&M          BHO                                47058862                  National Barricade Co
14-Jun-01     I&M          Pomeroy                            28012156                  Napa Auto
14-Jun-01     POWER               TRAC                         1236674                 NALCO CHEMICAL CO.
14-Jun-01     POWER               TRAC                         1236674                 NALCO CHEMICAL CO.
14-Jun-01     I&M          Pomeroy                            28012155                  Murrieta Muffler
14-Jun-01     GOVT         TRAC                              21852-1162                 MTS/JGS INDUSERVE SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1161                 MR. PARTS STORES INC.
14-Jun-01     I/P          BHO                                 1151503                  MOTION INDUSTRIES
14-Jun-01     GOVT         TRAC                              21852-1012                 MORRISON
14-Jun-01     GOVT         TRAC                              21852-1160                 MORGAN BUILDING
14-Jun-01     GOVT         TRAC                              21852-1159                 MOORE MEDICAL
14-Jun-01     GOVT         TRAC                              21852-1152                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1147                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1149                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1154                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1155                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1146                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1153                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1148                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1150                 MK DISTRIBUTERS
14-Jun-01     GOVT         TRAC                              21852-1151                 MK DISTRIBUTERS
14-Jun-01     I&M          Pomeroy                            28012154                  Mixer Systems
14-Jun-01     I/P          BHO                                 1151502                  MITEL COMMUNICATIONS SOL
14-Jun-01     GOVT         BHO                                 1151502                  MIDWEST TURF CONTRACTORS



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       416                416
                                                                                                       213                213
                                                                                                        74                 74
                                                                                                       126                126
                                                                 69,120                                                69,120
                                                                                                        45                 45
                                                                                                     3,723              3,723
                                                                                                       136                136
                                                                                                       850                850
                                                                                                       787                787
                                                                                                     6,375              6,375
                                2,115                                                                    0              2,115
                                                                                                       215                215
                                                                                                        72                 72
                                                                                                        38                 38
                                                                                                       287                287
                                                                                                       714                714
                                                                                                       383                383
                                                                                                       250                250
                                                                                                        33                 33
                                                                  4,707                                                 4,707
                                                                 (4,924)                                               (4,924)
                                                                                                       402                402
                                                                                                       228                228
                                                                                                       822                822
                                                                                                       245                245
                                                                                                    71,257             71,257
                                                                                                       666                666
                                                                                                        30                 30
                                                                                                        68                 68
                                                                                                        52                 52
                                                                                                        50                 50
                                                                                                        45                 45
                                                                                                        42                 42
                                                                                                        37                 37
                                                                                                        35                 35
                                                                                                        28                 28
                                                                                                        20                 20
                                                                                                         8                  8
                                                                                                     4,450              4,450
                                                                                                     3,298              3,298
                                                                                                    75,340             75,340


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1011                 MID-SOUTH SALES
14-Jun-01     GOVT         TRAC                              21852-1010                 MID-SOUTH SALES
14-Jun-01     GOVT         TRAC                              21852-1009                 MID-SOUTH SALES
14-Jun-01     GOVT         TRAC                              21852-1008                 MID-SOUTH SALES
14-Jun-01     GOVT         TRAC                              21852-1157                 MICRO WAREHOUSE
14-Jun-01     GOVT         TRAC                              21852-1156                 MICRO WAREHOUSE
14-Jun-01     GOVT         TRAC                              21852-1158                 MICRO WAREHOUSE
14-Jun-01     CORP         BHO                                 1151500                  MICRO RESOURCES
14-Jun-01     I/P          BHO                                 1151499                  MICHIGAN COFFEE AND VEND
14-Jun-01     I&M         Harper Shuman                         7291                   MGB+A
14-Jun-01     I/P          BHO                                 1151498                  MESSER MG INDUSTRIES
14-Jun-01     I&M          BHO                                47058857                  Merli Concrete Pumping
14-Jun-01     POWER               TRAC                         1236671                 MCS ELTECH
14-Jun-01     POWER               TRAC                         1236671                 MCS ELTECH
14-Jun-01     I/P          BHO                                 1151497                  MCMASTER CARR SUPPLY CO
14-Jun-01     GOVT         TRAC                              21852-1006                 MCJUNKIN
14-Jun-01     GOVT         TRAC                              21852-1007                 MCJUNKIN
14-Jun-01     GOVT         TRAC                              21852-1004                 MCJUNKIN
14-Jun-01     GOVT         TRAC                              21852-1005                 MCJUNKIN
14-Jun-01     I/P          BHO                                 1151496                  MCI WORLDCOM
14-Jun-01     I&M         Harper Shuman                         7482                   MCE GROUP
14-Jun-01     I&M         Harper Shuman                         6151                   MC LEAN & SCHULTZ
14-Jun-01     I/P          BHO                                 1151495                  MAYER BROS
14-Jun-01     I&M         Harper Shuman                         7151                   MAXIM TECHNOLOGIES INC.
14-Jun-01     I/P          BHO                                 1151494                  MARLEY COOLING TOWER COM
14-Jun-01     GOVT         TRAC                              21852-1145                 MARK HAYNES
14-Jun-01     I&M         Harper Shuman                         5944                   MANAGEMENT SOLUTIONS
14-Jun-01     I/P          BHO                                 1151491                  MAC RECORD STORAGE
14-Jun-01     GOVT         Cambridge-Trac                      1510959                  M.ERDAL KAMISH
14-Jun-01     I/P          BHO                                 1151490                  M A B PAINT STORE
14-Jun-01     GOVT         TRAC                              21852-1140                 LITTLE ROCK WINNELSON
14-Jun-01     GOVT         TRAC                              21852-1142                 LITTLE ROCK WINNELSON
14-Jun-01     GOVT         TRAC                              21852-1141                 LITTLE ROCK WINNELSON
14-Jun-01     GOVT         TRAC                              21852-1143                 LITTLE ROCK WINNELSON
14-Jun-01     I/P          BHO                                 1151489                  LINDEMAN MOVING CO INC
14-Jun-01     I&M          BHO                                47058856                  Lindco Equipment
14-Jun-01     I/P          BHO                                 1151488                  LINCOLN MERCURY INC
14-Jun-01     POWER        BHO                                 1152070                  LEXINGTON INSURANCE
14-Jun-01     I&M          BHO                                47058854                  Lavco Building Supply
14-Jun-01     I&M         Harper Shuman                         5681                   LAS VEGAS REVIEW-JOURNAL
14-Jun-01     I&M         Harper Shuman                         5640                   LANDAUER, INC.
14-Jun-01     I/P          BHO                                 1150447                  LAB SAFTEY SUPPLY



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     2,112              2,112
                                                                                                     1,567              1,567
                                                                                                     1,052              1,052
                                                                                                       619                619
                                                                                                       191                191
                                                                                                       116                116
                                                                                                        87                 87
                                                                                                    12,668             12,668
                                                                                                       187                187
                                                                                                    13,609             13,609
                                                                                                        23                 23
                                                                                                     1,964              1,964
                                                                  5,355                                                 5,355
                                                                 (5,602)                                               (5,602)
                                                                                                     1,225              1,225
                                                                                                       251                251
                                                                                                       241                241
                                                                                                       206                206
                                                                                                        72                 72
                                  540                                                                                     540
                                                                                                    21,705             21,705
                                                                                                    46,108             46,108
                                                                                                        10                 10
                                                                                                     1,155              1,155
                                                                                                     1,035              1,035
                                                                                                       175                175
                                                                                                     1,892              1,892
                                                                                                     3,465              3,465
                                                                                                    12,732             12,732
                                                                                                     1,043              1,043
                                                                                                       124                124
                                                                                                        81                 81
                                                                                                        80                 80
                                                                                                      (190)              (190)
                                                                                                     1,034              1,034
                                                                                                     1,504              1,504
                                                                                                       336                336
                                                                                                 1,522,621          1,522,621
                                                                                                    20,333             20,333
                                                                                                       302                302
                                                                                                       150                150
                                                                                                        81                 81


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1144                 L.R. VALVE & FITTING
14-Jun-01     I/P          BHO                                 1151486                  L MYERS ASSOC
14-Jun-01     I&M          San Roque                         10000000098               L & M Maxco Co Inc
14-Jun-01     I/P          BHO                                 1151485                  KUEHNE AND NAGEL INC
14-Jun-01     GOVT         Cambridge-Trac                      1510881                  K-TRON AMERICA
14-Jun-01      GOVT         TRAC                              21852-986                 K-TEK
14-Jun-01     POWER               TRAC                         1236670                 KOON SANG THAI
14-Jun-01     POWER               TRAC                         1236670                 KOON SANG THAI
14-Jun-01      GOVT         TRAC                              21852-998                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                             21852-1001                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                             21852-1000                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-996                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-994                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-999                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-995                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                             21852-1003                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-993                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                             21852-1002                 KNOX NELSON OIL
14-Jun-01      GOVT         TRAC                              21852-997                 KNOX NELSON OIL
14-Jun-01     I&M         Harper Shuman                         5364                   KLEEN SWEEP
14-Jun-01     I/P          BHO                                 1151484                  KIRBY RISK ELECTRICAL
14-Jun-01     I/P          BHO                                 1151483                  KINT CORP
14-Jun-01     I&M         Harper Shuman                         5259                   KINKO'S THE COPY CENTER
14-Jun-01      GOVT         TRAC                              21852-989                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-988                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-991                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-992                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-987                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-990                 KEATHLY-PATTERSON
14-Jun-01      GOVT         TRAC                              21852-985                 JVH
14-Jun-01     I&M          BHO                                47058848                  Jorgia Electronics
14-Jun-01     I&M          BHO                                47058845                  Johns Equipment Rental
14-Jun-01     I/P          BHO                                 1151482                  JOHN DEERE CREDIT
14-Jun-01     CORP         BHO                                 1151332                  JOHN D ROACH
14-Jun-01     CORP         BHO                                 1151330                  JOHN D ROACH
14-Jun-01     CORP         BHO                                 1151331                  JOHN D ROACH
14-Jun-01     I/P          BHO                                 1151481                  JF GOOD
14-Jun-01     I&M          BHO                                47058843                  Jensen and Pilegard
14-Jun-01     I/P          BHO                                 1151480                  JEFFERY GROUP
14-Jun-01     I&M          Pomeroy                            28012153                  Jeffco Ptg
14-Jun-01     GOVT         TRAC                              21852-1139                 JD STEEL
14-Jun-01     I&M          BHO                                47058850                  JC's Glass



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     2,234              2,234
                                                                                                       895                895
                                                                 33,409                                                33,409
                                                                                  6,255                                 6,255
                                                                                                   199,724            199,724
                                                                                                     1,846              1,846
                                                                  3,202                                                 3,202
                                                                 (3,350)                                               (3,350)
                                                                                                       990                990
                                                                                                       871                871
                                                                                                       816                816
                                                                                                       555                555
                                                                                                       495                495
                                                                                                       483                483
                                                                                                       372                372
                                                                                                       325                325
                                                                                                       311                311
                                                                                                       304                304
                                                                                                       261                261
                                                                                                        80                 80
                                                                                                       120                120
                                                                                                       136                136
                                                                                                       201                201
                                                                                                     4,238              4,238
                                                                                                     1,095              1,095
                                                                                                       379                379
                                                                                                       215                215
                                                                                                       142                142
                                                                                                    (1,059)            (1,059)
                                                                                                    46,021             46,021
                                                                                                       134                134
                                                                                                     2,315              2,315
                                                                                                    14,915             14,915
                                                                                                     2,612              2,612
                                                                                                     2,416              2,416
                                                                                                        59                 59
                                                                                                       693                693
                                                                                                       305                305
                                                                                                        68                 68
                                                                                                    44,000             44,000
                                                                                                     2,290              2,290
                                                                                                       211                211


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I&M          BHO                                10011596                  JC Supply
14-Jun-01     I&M          Pomeroy                            28012152                  Jamac Steel
14-Jun-01      GOVT         TRAC                              21852-984                 JACK MORGAN
14-Jun-01     I&M         Harper Shuman                         4465                   IRON MOUNTAIN
14-Jun-01     I/P          BHO                                 1151478                  INTERNATIONAL ENERGY COM
14-Jun-01     I&M          BHO                                47058841                  Inland Kenworth
14-Jun-01     I/P          BHO                                 1151477                  INDUSTRIAL MOTOR SUPPLY
14-Jun-01     I/P          BHO                                 1151476                  ILLINOIS VALLEY
14-Jun-01     I/P          BHO                                 1151475                  IKON OFFICE SOLUTIONS
14-Jun-01     I&M         Harper Shuman                         3928                   HUMBOLDT ENGINEERING &
14-Jun-01     I&M          BHO                                47058840                  Hub Construction Specialties
14-Jun-01     I&M         Harper Shuman                         3848                   HQE INCORPORATED
14-Jun-01     I/P          BHO                                 1151474                  HOME DEPOT
14-Jun-01     I/P          BHO                                 1151473                  HK SYSTEMS
14-Jun-01     CORP         BHO                                 1151472                  HESSEL GROUP
14-Jun-01     I&M          BHO                                47058834                  Hawthorne Rent It
14-Jun-01     I&M          BHO                                47058832                  Hawthorne Machinery
14-Jun-01     GOVT         TRAC                              21852-1138                 HARRISON CONCRETE
14-Jun-01     I/P          BHO                                 1151471                  HANSON INDUSTRIAL INC
14-Jun-01     GOVT         Cambridge-Trac                      1510898                  HAMPTON ELECTRIC
14-Jun-01     I/P          BHO                                 1151470                  HALDEMAN INC
14-Jun-01     GOVT         TRAC                              21852-1137                 HAJOCA
14-Jun-01     I/P          BHO                                 1151469                  H A C S C INC
14-Jun-01     I/P          BHO                                 1150897                  GUILLERMO CARRILLO
14-Jun-01     I&M         Harper Shuman                         3377                   GROUND ENGINEERING
14-Jun-01     GOVT         TRAC                              21852-1136                 GREEN CONTROLS
14-Jun-01     I/P          BHO                                 1151467                  GRAYBAR ELECTRIC CO
14-Jun-01     I/P          BHO                                 1151468                  GRAYBAR ELECTRIC CO
14-Jun-01      GOVT         TRAC                              21852-982                 GRAYBAR ELECTRIC
14-Jun-01      GOVT         TRAC                              21852-983                 GRAYBAR ELECTRIC
14-Jun-01      GOVT         TRAC                              21852-981                 GRAYBAR ELECTRIC
14-Jun-01      GOVT         TRAC                              21852-980                 GRAYBAR ELECTRIC
14-Jun-01      GOVT         TRAC                              21852-979                 GRAYBAR ELECTRIC
14-Jun-01     I&M         Harper Shuman                         3280                   GRAPHIC TECHNOLOGIES INC
14-Jun-01      GOVT         TRAC                              21852-978                 GRANITE MOUNTAIN
14-Jun-01     GOVT         TRAC                              21852-1135                 GRANITE MOUNTAIN
14-Jun-01     I&M          BHO                                10011523                  Grainger WW
14-Jun-01     I&M          BHO                                47058831                  Goodyear Tire and Rubber
14-Jun-01     GOVT         TRAC                              21852-1134                 GO ELECTRONICS
14-Jun-01     I/P          BHO                                 1151466                  GLOBE FURNITURE RENTALS
14-Jun-01     I/P          BHO                                 1151465                  GLACIER NORTHWEST
14-Jun-01     POWER               TRAC                       1236688-96                GENERAL ELECTRIC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     1,105              1,105
                                                                                                    40,167             40,167
                                                                                                    40,720             40,720
                                                                                                       198                198
                                                                                                    23,206             23,206
                                                                                                       118                118
                                                                                                        71                 71
                                                                                                       522                522
                                                                                                     5,219              5,219
                                                                                                    11,357             11,357
                                                                                                     9,082              9,082
                                                                                                        63                 63
                                                                                                        90                 90
                                                                                                       184                184
                                                                                                    19,018             19,018
                                                                                                       268                268
                                                                                                     1,609              1,609
                                                                                                     2,855              2,855
                                                                                                       243                243
                                                                                                    22,865             22,865
                                                                                                     1,066              1,066
                                                                                                    10,578             10,578
                                                                                                        50                 50
                                                                                                        30                 30
                                                                                                    20,751             20,751
                                                                                                        37                 37
                                                                                                       769                769
                                                                                                        34                 34
                                                                                                     1,062              1,062
                                                                                                       538                538
                                                                                                       480                480
                                                                                                       350                350
                                                                                                        72                 72
                                                                                                       272                272
                                                                                                    17,759             17,759
                                                                                                     2,156              2,156
                                                                                                       287                287
                                                                                                     1,002              1,002
                                                                                                     2,102              2,102
                                                                                                       567                567
                                                                                                     1,525              1,525
                                                                                                   121,626            121,626


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I/P          BHO                                 1151463                  GENERAL BINDING CORP
14-Jun-01     GOVT         TRAC                              21852-1133                 GE SUPPLY
14-Jun-01     I/P          BHO                                 1151462                  GE CAPITAL
14-Jun-01     I&M         Harper Shuman                         3037                   GE CAPITAL
14-Jun-01     I&M          Pomeroy                            28012151                  Gas Co.
14-Jun-01     I/P          BHO                                 1151461                  GALLS INC
14-Jun-01     GOVT         TRAC                              21852-1132                 G.A.L GAGE
14-Jun-01     I/P          BHO                                 1151460                  G P RESOURCES
14-Jun-01     I&M          Pomeroy                            28012150                  Friedman, Kapjian
14-Jun-01     GOVT         TRAC                              21852-1131                 FRANK BRUNNETT DISTRIBUTING
14-Jun-01     I/P          BHO                                 1151459                  FRAGOMEN, DEL RAY
14-Jun-01     I&M         Harper Shuman                         2762                   FPL AND ASSOCIATES, INC.
14-Jun-01     I/P          BHO                                 1151458                  FORKLIFTS INC
14-Jun-01     I/P          BHO                                 1151457                  FOREST CITY MANAGEMENT
14-Jun-01     GOVT         BHO                                 1150898                  FORD MOTOR CREDIT
14-Jun-01     GOVT         TRAC                              21852-1124                 FLUID SOLUTIONS
14-Jun-01     GOVT         BHO                                 1151456                  FLORIDA MAT RENTALS
14-Jun-01     I/P          BHO                                 1151455                  FLORIDA MARKING PRODUCTS
14-Jun-01     I&M         Harper Shuman                         2842                   FIDELITY LEASING
14-Jun-01     I/P          BHO                                 1151454                  FERGUSON ENTERPRISES INC
14-Jun-01      GOVT         TRAC                              21852-976                 FERGUSON ENTERPRISES
14-Jun-01      GOVT         TRAC                              21852-975                 FERGUSON ENTERPRISES
14-Jun-01      GOVT         TRAC                              21852-977                 FERGUSON ENTERPRISES
14-Jun-01     I&M         Harper Shuman                         2606                   FEDERAL EXPRESS CORP
14-Jun-01     GOVT         TRAC                              21852-1123                 FASTENAL
14-Jun-01     I/P          BHO                                 1151453                  FAMILIAN NORTHWEST
14-Jun-01     I/P          BHO                                 1150740                  FAMILIAN NORTHWEST
14-Jun-01     GOVT         TRAC                              21852-1128                 F&M MAFCO
14-Jun-01     GOVT         TRAC                              21852-1125                 F&M MAFCO
14-Jun-01     GOVT         TRAC                              21852-1130                 F&M MAFCO
14-Jun-01     GOVT         TRAC                              21852-1127                 F&M MAFCO
14-Jun-01     GOVT         TRAC                              21852-1129                 F&M MAFCO
14-Jun-01     GOVT         TRAC                              21852-1126                 F&M MAFCO
14-Jun-01      GOVT         TRAC                              21852-974                 EXXON CARD SERVICES
14-Jun-01     GOVT         TRAC                              21852-1122                 EXCHANGE SUPPLY CO.
14-Jun-01     GOVT         TRAC                              21852-1121                 EXCHANGE SUPPLY CO.
14-Jun-01     I&M          BHO                                47058825                  EW Trucking and Equipment
14-Jun-01     I/P          BHO                                 1151452                  EUREKA WATER COMPANY
14-Jun-01     GOVT         TRAC                              21852-1119                 ESSEX CRANE RENTAL
14-Jun-01     GOVT         TRAC                              21852-1120                 ESSEX CRANE RENTAL
14-Jun-01     I/P          BHO                                 1151451                  ESI
14-Jun-01     I&M          BHO                                47058824                  Escondido Metal Supply



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       897                897
                                                                                                     2,495              2,495
                                                                                                       670                670
                                                                                                        96                 96
                                7,106                                                                                   7,106
                                                                                                        69                 69
                                                                                                       193                193
                                                                                                       255                255
                                                                                                       100                100
                                                                                                        50                 50
                                                                                                     2,078              2,078
                                                                                                     6,495              6,495
                                                                                                       116                116
                               25,133                                                                                  25,133
                                                                                                       243                243
                                                                                                       326                326
                                                                                                    17,810             17,810
                                                                                                         9                  9
                                                                                                       145                145
                                                                                                     1,173              1,173
                                                                                                     3,865              3,865
                                                                                                       158                158
                                                                                                      (158)              (158)
                                                                                                       562                562
                                                                                                       182                182
                                                                                                     5,748              5,748
                                                                                                       640                640
                                                                                                     2,240              2,240
                                                                                                     1,950              1,950
                                                                                                       988                988
                                                                                                       406                406
                                                                                                       317                317
                                                                                                        76                 76
                                                                                                     1,372              1,372
                                                                                                       655                655
                                                                                                        63                 63
                                                                                                       364                364
                                                                                                       429                429
                                                                                                    18,447             18,447
                                                                                                    18,447             18,447
                                                                                                       127                127
                                                                                                     3,906              3,906


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I&M         Harper Shuman                         2334                   ERO RESOURCES
14-Jun-01     I/P          BHO                                 1151450                  EQUIPMENT WATCH
14-Jun-01     I/P          BHO                                 1151449                  ENVISION IMAGING
14-Jun-01     I/P          BHO                                 1151448                  ENVIROTRONICS
14-Jun-01     I/P          BHO                                 1150070                  ENVIRONMENTAL RESOURCE ASSOC
14-Jun-01     I/P          BHO                                 1151447                  ENVIRONMENTAL HELATH
14-Jun-01     I&M         Harper Shuman                         2307                   ENTERPRISE LEASING CO.
14-Jun-01     I/P          BHO                                 1151446                  ENGINEERING GROUPE INC
14-Jun-01     GOVT         TRAC                              21852-1118                 ENCO MATERIALS
14-Jun-01     GOVT         TRAC                              21852-1117                 ELCOMETER
14-Jun-01     I&M         Harper Shuman                         4855                   ELBERRY JONES
14-Jun-01     POWER               TRAC                         1236667                 EGAT
14-Jun-01     POWER               TRAC                         1236667                 EGAT
14-Jun-01     POWER               TRAC                         1236687                 EGAT
14-Jun-01     POWER               TRAC                         1236666                 EGAT
14-Jun-01     POWER               TRAC                         1236666                 EGAT
14-Jun-01     POWER               TRAC                         1236687                 EGAT
14-Jun-01     I&M          Pomeroy                            28012149                  EFCO
14-Jun-01     GOVT         BHO                                 1151444                  EDWARDS ENGINEERING CROP
14-Jun-01     I/P          BHO                                 1151443                  ECS ENGINEERING
14-Jun-01     I&M         Harper Shuman                         2123                   ECOLOGICAL DESIGN, INC
14-Jun-01     I&M         Harper Shuman                         2059                   ECHEZABAL & ASSOCIATES, INC.
14-Jun-01     I&M         Harper Shuman                         2054                   ECCO DESIGN AND
14-Jun-01     I/P          BHO                                 1151442                  EAST PEORIA INSULATION
14-Jun-01     I&M         Harper Shuman                         2323                   E.R. BROWNELL AND
14-Jun-01     GOVT         BHO                                 1149938                  DYNATEC DRILLING INC
14-Jun-01     I/P          BHO                                 1151441                  DUTY'S LOCK AND KEY
14-Jun-01     I&M          Pomeroy                            28012148                  Durling
14-Jun-01     I/P          BHO                                 1151440                  DURA ARCHITECTURAL SIGN
14-Jun-01     I/P          BHO                                 1151439                  DRESSEL WELDING SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1111                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1114                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1112                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1110                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1116                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1115                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1113                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1109                 DRAGO
14-Jun-01     GOVT         TRAC                              21852-1108                 DOUTHITS RADIO SERVICE
14-Jun-01     GOVT         TRAC                              21852-1107                 DIVERSIFIED SUPPLY CO.
14-Jun-01     GOVT         TRAC                              21852-1106                 DICKSON CALIBRATION SERVICES
14-Jun-01     I/P          RUST CONSTRUCTORS                  10127573                 DESIGNER CONCRET


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       875                875
                                                                                                       515                515
                                                                                                       203                203
                                                                                                     5,115              5,115
                                                                                                        94                 94
                                                                                                       155                155
                                                                                                    10,754             10,754
                                                                                                    14,000             14,000
                                                                                                     1,071              1,071
                                                                                                       224                224
                                                                                                       268                268
                                                                                    185                                   185
                                                                                   (194)                                 (194)
                                                                  2,512                                                 2,512
                                  648                                                                                     648
                                 (678)                                                                                   (678)
                                                                 (2,628)                                               (2,628)
                                                                                                        54                 54
                                                                                                       786                786
                                                                                                       520                520
                                                                                                        47                 47
                                                                                                     7,762              7,762
                                                                                                    13,343             13,343
                                                                                                     1,875              1,875
                                                                                                     7,975              7,975
                                                                                                   145,231            145,231
                                                                                                        32                 32
                                                                                                       843                843
                                                                                                        38                 38
                                                                                                        22                 22
                                                                                                     5,543              5,543
                                                                                                     4,620              4,620
                                                                                                     2,971              2,971
                                                                                                     2,661              2,661
                                                                                                       701                701
                                                                                                       166                166
                                                                                                       141                141
                                                                                                       (50)               (50)
                                                                                                    12,388             12,388
                                                                                                     2,837              2,837
                                                                                                       173                173
                                                                                                    16,202             16,202


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I/P          RUST CONSTRUCTORS                  10127574                 DESIGNER CONCRET
14-Jun-01     GOVT         TRAC                              21852-1105                 DENVER CONCRETE VIBRATOR
14-Jun-01     GOVT         TRAC                              21852-1103                 DENVER CONCRETE VIBRATOR
14-Jun-01     GOVT         TRAC                              21852-1104                 DENVER CONCRETE VIBRATOR
14-Jun-01     I/P          BHO                                 1151438                  DELTA INDUSTRIES INC
14-Jun-01     I&M         Harper Shuman                         1663                   DELTA CONSULTING ENGINEERS, INC.
14-Jun-01     I&M         Harper Shuman                         1760                   DELAGE LANDEN FINANCIAL
14-Jun-01     I&M         Harper Shuman                         1654                   DEEP ROCK
14-Jun-01     I&M         Harper Shuman                         1682                   DAVID EVANS & ASSOCIATES
14-Jun-01     GOVT         TRAC                              21852-1098                 DATAMAX
14-Jun-01     GOVT         TRAC                              21852-1099                 DATAMAX
14-Jun-01     GOVT         TRAC                              21852-1102                 DATAMAX
14-Jun-01     GOVT         TRAC                              21852-1097                 DATAMAX
14-Jun-01     GOVT         TRAC                              21852-1100                 DATA COMM WAREHOUSE
14-Jun-01     GOVT         TRAC                              21852-1101                 DATA COMM WAREHOUSE
14-Jun-01     I/P          BHO                                 1151437                  DANKA
14-Jun-01     I&M          BHO                                47058818                  Daniels Tire Service
14-Jun-01     I/P          BHO                                 1151436                  CUYAHOGA DINING SERVICES
14-Jun-01     I/P          BHO                                 1151435                  CUSTOM IRON
14-Jun-01     I&M         Harper Shuman                         1030                   CTS COMPUTER IMAGING
14-Jun-01     I/P          BHO                                 1151433                  CRYSTAL WATER COMPANY
14-Jun-01     I/P          BHO                                 1151432                  COYNE TEXTILE SERVICES
14-Jun-01     I&M         Harper Shuman                         2738                   COPYCO INCORPORATED
14-Jun-01     I&M         Harper Shuman                         1746                   CONWAY COMMUNICATIONS
14-Jun-01     I&M         Harper Shuman                         1396                   CONTINENTAL MILANO IMAGING
14-Jun-01     GOVT         TRAC                              21852-1096                 CONTECH CONSTRUCTION PRODUCTS
14-Jun-01     I&M         Harper Shuman                         1377                   CONSULTING ENGINEERS
14-Jun-01     I&M          BHO                                47058813                  Construction Machinery
14-Jun-01     GOVT         TRAC                              21852-1095                 CONSOLIDATED PIPE & SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1094                 CONDRAY SIGN CO.
14-Jun-01     I/P          BHO                                 1151431                  CONCENTRA MEDICAL
14-Jun-01     I&M         Harper Shuman                         1513                   COMSAT MOBILE COMM.
14-Jun-01     I/P          BHO                                 1150737                  COMMUNICATION SUPPLY CORP
14-Jun-01     I/P          BHO                                 1151430                  COLT PLUMBING SPECIALTIES
14-Jun-01     GOVT         TRAC                              21852-1091                 CODE SERVICES
14-Jun-01     GOVT         TRAC                              21852-1093                 CODE SERVICES
14-Jun-01     GOVT         TRAC                              21852-1092                 CODE SERVICES
14-Jun-01     I&M          BHO                                47058811                  Cobre Tire
14-Jun-01     I&M          BHO                                47058434                  Cobre Tire
14-Jun-01     GOVT         TRAC                              21852-1088                 CLEMENTS OFFICE CENTER
14-Jun-01     GOVT         TRAC                              21852-1090                 CLEMENTS OFFICE CENTER
14-Jun-01     GOVT         TRAC                              21852-1089                 CLEMENTS OFFICE CENTER

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      370                370
                                                                                                      376                376
                                                                                                      268                268
                                                                                                      259                259
                                                                                                    1,691              1,691
                                                                                                    9,133              9,133
                                                                                                      138                138
                                                                                                       40                 40
                                                                                                   25,220             25,220
                                                                                                      606                606
                                                                                                      606                606
                                                                                                      606                606
                                                                                                        3                  3
                                                                                                      198                198
                                                                                                      198                198
                                                                                                      532                532
                                                                                                    1,002              1,002
                                                                                                       91                 91
                                  48                                                                  684                732
                                                                                                    2,692              2,692
                                                                                                      115                115
                                                                                                       77                 77
                                                                                                      255                255
                                                                                                    1,252              1,252
                                                                                                      273                273
                                                                                                      498                498
                                                                                                       91                 91
                                                                                                    6,038              6,038
                                                                                                      171                171
                                                                                                      323                323
                                                                                                       80                 80
                                                                                                       10                 10
                                                                                                    4,649              4,649
                                                                                                       22                 22
                                                                                                    1,892              1,892
                                                                                                    1,300              1,300
                                                                                                      842                842
                                                                                                    2,679              2,679
                                                                                                      413                413
                                                                                                      173                173
                                                                                                      145                145
                                                                                                       28                 28


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I/P          BHO                                 1151429                  CITY OF MIRAMAR
14-Jun-01     I/P          BHO                                 1151428                  CITICORP VENDOR FINANCE
14-Jun-01     I/P          BHO                                 1151427                  CINTAS CORP
14-Jun-01     GOVT         TRAC                              21852-1086                 CHANNEL-TRAC & TUBEWAY
14-Jun-01     GOVT         TRAC                              21852-1087                 CHANNEL-TRAC & TUBEWAY
14-Jun-01     GOVT         TRAC                              21852-1085                 CHANNEL-TRAC & TUBEWAY
14-Jun-01     GOVT         TRAC                              21852-1084                 CHANNEL-TRAC & TUBEWAY
14-Jun-01      GOVT         TRAC                              21852-962                 CENTURYTEL
14-Jun-01      GOVT         TRAC                              21852-961                 CENTURYTEL
14-Jun-01      GOVT         TRAC                              21852-959                 CENTRO INC.
14-Jun-01      GOVT         TRAC                              21852-958                 CENTRO INC.
14-Jun-01      GOVT         TRAC                              21852-960                 CENTRO INC.
14-Jun-01      GOVT         TRAC                              21852-956                 CENTRO INC.
14-Jun-01      GOVT         TRAC                              21852-957                 CENTRO INC.
14-Jun-01     I&M          BHO                                47058806                  Cemex
14-Jun-01     I/P          BHO                                 1151426                  CDW COMPUTER CENTERS INC
14-Jun-01     GOVT         TRAC                              21852-1083                 CDW
14-Jun-01     GOVT         TRAC                              21852-1081                 CCA FINANCIAL
14-Jun-01     I/P          BHO                                 1151425                  CB RICHARD ELLIS INC
14-Jun-01     I/P          BHO                                 1151424                  CASE AND GUNNET INC
14-Jun-01     I&M          Pomeroy                            28012147                  Cascade Steel
14-Jun-01     GOVT         TRAC                              21852-1080                 CAPITAL FIRE EXTINGUISHER CO
14-Jun-01     I&M          Pomeroy                            28012146                  Cameron Welding
14-Jun-01     POWER               TRAC                         1236665                 C.A.T.
14-Jun-01     POWER               TRAC                         1236685                 C.A.T.
14-Jun-01     POWER               TRAC                         1236685                 C.A.T.
14-Jun-01     POWER               TRAC                         1236665                 C.A.T.
14-Jun-01     I&M          Pomeroy                            28012145                  C&M Steel
14-Jun-01      GOVT         TRAC                              21852-968                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-970                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-963                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-973                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-965                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-967                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-969                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-964                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-971                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-966                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-972                 C & W TOOL
14-Jun-01      GOVT         TRAC                              21852-954                 Burns INT'L Security Services
14-Jun-01      GOVT         TRAC                              21852-950                 Burns INT'L Security Services
14-Jun-01      GOVT         TRAC                              21852-952                 Burns INT'L Security Services

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       27                 27
                                                                                                       69                 69
                                                                                                      347                347
                                                                                                    2,342              2,342
                                                                                                      790                790
                                                                                                      701                701
                                                                                                      176                176
                               1,319                                                                                   1,319
                                 484                                                                                     484
                                                                                                    1,410              1,410
                                                                                                      292                292
                                                                                                      202                202
                                                                                                      148                148
                                                                                                       88                 88
                                                                                                   14,871             14,871
                                                                                                    2,323              2,323
                                                                                                      361                361
                                                                                                    4,080              4,080
                                                                                                   74,405             74,405
                                                                                                      262                262
                                                                                                      251                251
                                                                                                      224                224
                                                                                                      641                641
                                 820                                                                                     820
                                  15                                                                                      15
                                 (15)                                                                                    (15)
                                (854)                                                                                   (854)
                                                                                                  212,567            212,567
                                                                                                      366                366
                                                                                                      129                129
                                                                                                       90                 90
                                                                                                       48                 48
                                                                                                       45                 45
                                                                                                       45                 45
                                                                                                       39                 39
                                                                                                       32                 32
                                                                                                       29                 29
                                                                                                       26                 26
                                                                                                       18                 18
                                                                                                    1,188              1,188
                                                                                                    1,144              1,144
                                                                                                      724                724


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01      GOVT         TRAC                              21852-951                 Burns INT'L Security Services
14-Jun-01      GOVT         TRAC                              21852-953                 Burns INT'L Security Services
14-Jun-01     I&M          BHO                                47058800                  Builder Concrete
14-Jun-01     POWER               TRAC                         1236664                 BRUNEL ENERGY (THAILAND)
14-Jun-01     POWER               TRAC                         1236664                 BRUNEL ENERGY (THAILAND)
14-Jun-01     I/P          BHO                                 1151422                  BROWNING AND FERRIS INDUSTRIES
14-Jun-01     GOVT         TRAC                              21852-1078                 BRENDA'S PORTABLE TOILETS
14-Jun-01     GOVT         TRAC                              21852-1079                 BRENDA'S PORTABLE TOILETS
14-Jun-01     I&M          BHO                                47058799                  Breezer Construction Co
14-Jun-01     I/P          BHO                                 1151421                  BRANCH DATA COMM
14-Jun-01     I/P          BHO                                 1151420                  BPA BUILDING SERVICES
14-Jun-01     GOVT         Cambridge-Trac                      1510958                  BOLTON LATHAM
14-Jun-01     I&M         Harper Shuman                        4850006                 BOISE CASCADE
14-Jun-01     GOVT         TRAC                              21852-1077                 BOEN & ASSC.
14-Jun-01     I/P          BHO                                 1151406                  BOCK AND CLARK LTD
14-Jun-01     I/P          BHO                                 1149336                  BOCK AND CLARK LTD
14-Jun-01     GOVT         TRAC                              21852-1076                 BLACK BOX CORP.
14-Jun-01      GOVT         TRAC                              21852-949                 Birmingham Rail & Locomotive
14-Jun-01     I&M         Harper Shuman                          633                   BIRD'S EYE VIEW
14-Jun-01     I/P          BHO                                 1151404                  BIOMERIEUX VITEK INCORP
14-Jun-01     I&M         Harper Shuman                          747                   BIG HIT
14-Jun-01     I/P          BHO                                 1151403                  BIG A AUTO PARTS
14-Jun-01     I&M          Pomeroy                            28012144                  Big 4
14-Jun-01     I&M         Harper Shuman                          629                   BIAGIOTTI CONSULTANTS
14-Jun-01     POWER               TRAC                         1236663                 BEST TECH & ENGINEERING
14-Jun-01     POWER               TRAC                         1236663                 BEST TECH & ENGINEERING
14-Jun-01     I&M         Harper Shuman                          591                   BENNER & CARPENTER
14-Jun-01     I&M         Harper Shuman                          565                   BECK & BAIRD
14-Jun-01     I/P          BHO                                 1150734                  BAX GLOBAL
14-Jun-01      GOVT         TRAC                              21852-948                 Barksdale Janitorial
14-Jun-01     I&M          BHO                                47058796                  Baker Tank Center
14-Jun-01     I&M          BHO                                47058795                  B and W Precast
14-Jun-01     I/P          BHO                                 1151402                  B AND M SCALE INC
14-Jun-01     I/P          BHO                                 1151401                  B AND C FASTENERS
14-Jun-01     I/P          BHO                                 1151400                  AUTHORIZED FACTORY SERV
14-Jun-01     I&M          BHO                                47058792                  Atlas Fork Lift
14-Jun-01     I&M         Harper Shuman                         2549                   AT&T WIRELESS SERVICES
14-Jun-01     I&M         Harper Shuman                         1096                   AT&T WIRELESS SERVICE
14-Jun-01     I&M         Harper Shuman                          459                   AT&T WIRELESS SERV.  459
14-Jun-01     I&M         Harper Shuman                          369                   AT&T WIRELESS SERV.  369
14-Jun-01     I&M         Harper Shuman                          368                   AT&T WIRELESS SERV.  368
14-Jun-01     GOVT         TRAC                              21852-1074                 AT&T

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       720                720
                                                                                                       675                675
                                                                                                       224                224
                                                                  7,214                                                 7,214
                                                                 (7,547)                                               (7,547)
                                                                                                       473                473
                                                                                                     3,297              3,297
                                                                                                       159                159
                                                                                                       683                683
                                                                                                        21                 21
                                                                                                     3,259              3,259
                                                                                                     1,916              1,916
                                                                                                       281                281
                                                                                                       195                195
                                                                                                    20,280             20,280
                                                                                                     7,600              7,600
                                                                                                        69                 69
                                                                                                    12,703             12,703
                                                                                                        29                 29
                                                                                                       877                877
                                                                                                        32                 32
                                                                                                       227                227
                                                                                                     2,202              2,202
                                                                                                     2,429              2,429
                                                                  1,008                                                 1,008
                                                                 (1,055)                                               (1,055)
                                                                                                     3,257              3,257
                                                                                                       549                549
                                                                                    604                                   604
                                                                                                     1,100              1,100
                                                                                                     1,602              1,602
                                                                                                    28,700             28,700
                                                                                                        72                 72
                                                                                                       223                223
                                                                                                       194                194
                                                                                                     1,395              1,395
                                  233                                                                    0                233
                                   35                                                                    0                 35
                                   56                                                                    0                 56
                                1,863                                                                    0              1,863
                                  100                                                                    0                100
                                2,654                                                                                   2,654


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     I&M          Pomeroy                            28012143                  AT&T
14-Jun-01     GOVT         TRAC                              21852-1075                 AT&T
14-Jun-01     CORP         BHO                                 1151396                  AT AND T
14-Jun-01     I/P          BHO                                 1151398                  AT AND T
14-Jun-01     CORP         BHO                                 1151399                  AT AND T
14-Jun-01     I&M         Harper Shuman                          151                   AT & T               151
14-Jun-01     GOVT         BHO                                 1151284                  ASSOCIATED PROFESSIONALS
14-Jun-01     I&M         Harper Shuman                          309                   ASSOCIATED ENGINEERS,INC
14-Jun-01     POWER               TRAC                         1236662                 ASIA-PACIFIC SUPPLY
14-Jun-01     POWER               TRAC                         1236662                 ASIA-PACIFIC SUPPLY
14-Jun-01     I&M         Harper Shuman                          419                   ASC GROUP, INC.
14-Jun-01     I&M         Harper Shuman                          413                   ARU ENGINEERING
14-Jun-01     I/P          BHO                                 1151395                  AROUND DOWNTOWN
14-Jun-01     GOVT         TRAC                              21852-1070                 ARKANSAS MILL SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1071                 ARKANSAS MILL SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1068                 ARKANSAS MILL SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1072                 ARKANSAS MILL SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1069                 ARKANSAS MILL SUPPLY
14-Jun-01     GOVT         TRAC                              21852-1073                 ARKANSAS MILL SUPPLY
14-Jun-01     I&M          BHO                                47058788                  Arizona Wire and Roping
14-Jun-01     I/P          BHO                                 1151394                  ARISTOCRAT LIMOSINE SERVICE
14-Jun-01     I/P          BHO                                 1151393                  ARBON EQUIPMENT
14-Jun-01     I/P          BHO                                 1151392                  ARAMARK UNIFORM SERIVCE
14-Jun-01     I/P          BHO                                 1151391                  ARAMARK UNIFORM SERIVCE
14-Jun-01     GOVT         Cambridge-Trac                      1510961                  APPLIED ORDNANCE
14-Jun-01     GOVT         TRAC                              21852-1067                 APPLIED INDUSTRIAL TECH.
14-Jun-01     I/P          BHO                                 1151390                  APPLE BELTING
14-Jun-01     I/P          BHO                                 1151389                  APC
14-Jun-01     I/P          BHO                                 1151388                  ANIXTER INC
14-Jun-01     I/P          BHO                                 1151387                  ANDREWS RECORDS MANAGEMENT
14-Jun-01     I/P          BHO                                 1151386                  AMISTAD ENVIRONMENTAL
14-Jun-01     I&M          BHO                                47059064                  Ameron Concrete and Steel
14-Jun-01      GOVT         TRAC                              21852-943                 AMERISTEEL
14-Jun-01      GOVT         TRAC                              21852-945                 AMERISTEEL
14-Jun-01      GOVT         TRAC                              21852-947                 AMERISTEEL
14-Jun-01      GOVT         TRAC                              21852-944                 AMERISTEEL
14-Jun-01      GOVT         TRAC                              21852-946                 AMERISTEEL
14-Jun-01     I&M          BHO                                47058793                  Ameripride Valley Uniform
14-Jun-01     I/P          BHO                                 1151385                  AMERICTECH PAGING
14-Jun-01     I/P          BHO                                 1151384                  AMERICAN RED CROSS
14-Jun-01     I/P          BHO                                 1150057                  AMERICAN ASSOCIATION OF STATE HIGHWAY
14-Jun-01     I/P          BHO                                 1151382                  ALTA LIFT

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                1,567                                                                    0              1,567
                                  155                                                                  155                310
                                                                                                     2,699              2,699
                                                                                                     1,091              1,091
                                   88                                                                                      88
                                   10                                                                    0                 10
                                                                                                   352,370            352,370
                                                                                                    15,577             15,577
                                                                    260                                                   260
                                                                   (272)                                                 (272)
                                                                                                    12,748             12,748
                                                                                                     6,900              6,900
                                                                                                       811                811
                                                                                                       352                352
                                                                                                       182                182
                                                                                                        84                 84
                                                                                                        66                 66
                                                                                                        36                 36
                                                                                                        29                 29
                                                                                                        34                 34
                                                                                                       943                943
                                                                                                       210                210
                                                                                                       168                168
                                                                                                        64                 64
                                                                                                     4,052              4,052
                                                                                                       388                388
                                                                                                     2,221              2,221
                                                                                                     2,280              2,280
                                                                                                        58                 58
                                                                                                     3,430              3,430
                                                                                                     5,500              5,500
                                                                                                    17,129             17,129
                                                                                                     8,951              8,951
                                                                                                     4,818              4,818
                                                                                                     4,766              4,766
                                                                                                     3,324              3,324
                                                                                                     1,496              1,496
                                                                                                        43                 43
                                                                                                        10                 10
                                                                                                       460                460
                                                                                                       290                290
                                                                                                       544                544


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

14-Jun-01     GOVT         TRAC                              21852-1065                 ALLIED SUPPLY INC
14-Jun-01     GOVT         TRAC                              21852-1066                 ALLIED SUPPLY INC
14-Jun-01     I/P          BHO                                 1151381                  ALL ERECTION CRANE
14-Jun-01     GOVT         BHO                                 1152016                  AKT ENVIRONMENTAL
14-Jun-01     I/P          BHO                                 1150731                  AIRGAS INTERMOUNTAIN INC
14-Jun-01     I/P          BHO                                 1151379                  AIRBORNE
14-Jun-01     POWER               TRAC                         1236661                 ADVANCED INFO SERVICE
14-Jun-01     POWER               TRAC                         1236661                 ADVANCED INFO SERVICE
14-Jun-01     I/P          BHO                                 1151378                  ACME PRO
14-Jun-01     I&M          BHO                                47058778                  ACM Rentals
14-Jun-01     GOVT         TRAC                              21852-1064                 ABSOLUTE CONSULTING
14-Jun-01     I&M          BHO                                47058777                  AAA Sweeping Service
14-Jun-01     I/P          BHO                                 1151377                  AA PARKING LOT STRIPPING
13-Jun-01     GOVT         TRAC                               22553-381                 Yellow Freight Systems, Inc.
13-Jun-01     GOVT         TRAC                               22553-401                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-407                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-408                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-402                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-404                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-405                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-406                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-403                 Xerox Customer Business Center
13-Jun-01     GOVT         TRAC                               22553-409                 Xerox Customer Business Center
13-Jun-01     GOVT         BHO                                 1150760                  XEROX CORP
13-Jun-01     GOVT         TRAC                              21852-1264                 Xerox
13-Jun-01     GOVT         TRAC                              21852-1263                 Xerox
13-Jun-01     GOVT         TRAC                              21852-1262                 Xerox
13-Jun-01     GOVT         TRAC                              21852-1261                 Xerox
13-Jun-01     GOVT         TRAC                              21852-1265                 Xerox
13-Jun-01     GOVT         TRAC                               22556-370                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-373                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-360                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-369                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-372                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-361                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-362                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-363                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-364                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-365                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-366                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-367                 WorkCare (GMG)
13-Jun-01     GOVT         TRAC                               22556-368                 WorkCare (GMG)

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      159                159
                                                                                                     (197)              (197)
                                                                                   560                                   560
                                                                                                   41,207             41,207
                                                                                                       40                 40
                                                                                   506                                   506
                                  51                                                                                      51
                                 (54)                                                                                    (54)
                                                                                                   33,716             33,716
                                                                                                      258                258
                                                                                                    5,899              5,899
                                                                                                      540                540
                                                                                                      595                595
                                                                                    49                                    49
                                                                                                    1,470              1,470
                                                                                                      812                812
                                                                                                      584                584
                                                                                                      255                255
                                                                                                       71                 71
                                                                                                       71                 71
                                                                                                       71                 71
                                                                                                       68                 68
                                                                                                       46                 46
                                                                                                      341                341
                                                                                                      112                112
                                                                                                       80                 80
                                                                                                       61                 61
                                                                                                       47                 47
                                                                                                       47                 47
                                                                                                      745                745
                                                                                                      745                745
                                                                                                      720                720
                                                                                                      720                720
                                                                                                      720                720
                                                                                                      695                695
                                                                                                      695                695
                                                                                                      695                695
                                                                                                      695                695
                                                                                                      695                695
                                                                                                      695                695
                                                                                                      670                670
                                                                                                      275                275


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

13-Jun-01     GOVT         TRAC                               22556-371                 WorkCare (GMG)
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 WM. M LARNED & SONS INC.
13-Jun-01     GOVT         TRAC                               22553-371                 Wise El Santo
13-Jun-01     I/P          TRAC 21042                         JOB 21042                 WILLIAMS SCOTSMAN
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 WILLIAMS SCOTSMAN
13-Jun-01     GOVT         TRAC                               21848-320                 Williams From Engineering
13-Jun-01     GOVT         TRAC                              21852-1260                 Williams  Scotsman
13-Jun-01     I/P          BHO                                 1148221                  WILLIAM E SCHINITGEN
13-Jun-01     GOVT         TRAC                               21848-319                 White Cap Inc.
13-Jun-01     I&M          BHO                                25002421                  Western Peterbuilt
13-Jun-01     I/P          BHO                                 1150504                  WESTBROOK SERVICE CORP
13-Jun-01     GOVT         TRAC                               21848-318                 WESCO
13-Jun-01     I&M          San Roque                            1468                    Weltanchaung Corp
13-Jun-01     GOVT         TRAC                              21852-1255                 Welsco
13-Jun-01     GOVT         TRAC                              21852-1257                 Welsco
13-Jun-01     GOVT         TRAC                              21852-1259                 Welsco
13-Jun-01     GOVT         TRAC                              21852-1258                 Welsco
13-Jun-01     GOVT         TRAC                              21852-1256                 Welsco
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 WASTE MANAGEMENT OF EASTERN NY
13-Jun-01     I/P          BHO                                 1150502                  WASA ELECTRIC
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 WALTER S. PRATT & SONS, INC.
13-Jun-01     GOVT         BHO                                 1148214                  WALMAN OPTICAL
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 W.W. GRAINGER
13-Jun-01     GOVT         TRAC                               22553-400                 W. Brent Hall, O.D.
13-Jun-01     GOVT         TRAC                               22553-399                 W. Brent Hall, O.D.
13-Jun-01     GOVT         TRAC                               22553-398                 W. Brent Hall, O.D.
13-Jun-01     GOVT         TRAC                               22553-397                 W. Brent Hall, O.D.
13-Jun-01     I/P          BHO                                 1150500                  W W GRAINGER INC
13-Jun-01     I/P          BHO                                 1150501                  W W GRAINGER INC
13-Jun-01     I/P          BHO                                 1150499                  VMC LANDSCAPE SERVICES
13-Jun-01     CORP         BHO                                 1150759                  VERIZON
13-Jun-01     I/P          BHO                                 1150497                  VELOCITY EXPRESS
13-Jun-01     I&M          BHO                                49017147                  Utah Power
13-Jun-01     I&M          BHO                                49017150                  USF Reddaway
13-Jun-01     I&M          BHO                                47017145                  UPS
13-Jun-01     I/P          BHO                                 1150496                  UNITED STATES FILTER
13-Jun-01     I/P          BHO                                 1149371                  UNITED PARCEL SERVICE
13-Jun-01     I/P          BHO                                 1150495                  UNISOURCE SOLUTIONS
13-Jun-01     I/P          BHO                                 1150494                  UNION 76
13-Jun-01     GOVT         TRAC                               21848-317                 Umatilla Electric Cooperative
13-Jun-01     I/P          BHO                                 1150493                  ULTRA SCIENTIFIC
13-Jun-01     GOVT         BHO                               9990007410                 UKRANIAN MOBILE COMMUNICATIONS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       65                 65
                                                                                                      569                569
                                                                                                      484                484
                                                                                                      552                552
                                                                                                      220                220
                                                                                                      346                346
                                                                                                      423                423
                                                                                                    2,840              2,840
                                                                                                      178                178
                                                                                                    6,311              6,311
                                                                                                      225                225
                                                                                                   18,075             18,075
                                                                   639                                                   639
                                                                                                    2,483              2,483
                                                                                                      341                341
                                                                                                      297                297
                                                                                                      119                119
                                                                                                       27                 27
                                                                                                      368                368
                                                                                                   20,219             20,219
                                                                                                      544                544
                                                                                                    1,488              1,488
                                                                                                       56                 56
                                                                                                      189                189
                                                                                                      131                131
                                                                                                       90                 90
                                                                                                       45                 45
                                                                                                    2,011              2,011
                                                                                                      535                535
                                                                                                      610                610
                                                                                                   40,261             40,261
                                                                                                       95                 95
                               5,753                                                                                   5,753
                                                                                                       79                 79
                                                                                    16                                    16
                                                                                                      188                188
                                                                                                      122                122
                                                                                                   16,627             16,627
                                                                                                    1,818              1,818
                                                                                                   14,770             14,770
                                                                                                      275                275
                                                                 2,112                                                 2,112


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

13-Jun-01     GOVT         BHO                               9990007409                 UKRANIAN MOBILE COMMUNICATIONS
13-Jun-01     I/P          BHO                                 1151288                  TURNER HYDRAULICS
13-Jun-01     I/P          BHO                                 1150492                  TRI COUNTY BRANCH PENNSYLVANIA
13-Jun-01     I/P          BHO                                 1148973                  TRI  DIM FILTER
13-Jun-01     GOVT         BHO                                 1150491                  TOOL AND ANCHOR SUPPLY
13-Jun-01     I/P          BHO                                 1150490                  TIERRA LIMITED INC
13-Jun-01     I/P          BHO                                 1150758                  TIERRA LIMITED INC
13-Jun-01     I/P          BHO                                 1150489                  TELLOG SYSTEMS INC
13-Jun-01     I/P          BHO                                 1150488                  TECH PLAN INC
13-Jun-01     I/P          BHO                                 1150487                  TAFT ELECTRIC
13-Jun-01     I/P          BHO                                 1150486                  T AND T TRUCK AND CRANE
13-Jun-01     I/P          BHO                                 1150484                  SUNCOM INDUSTRIES INC
13-Jun-01     I/P          BHO                                 1150482                  STORAGE ON SITE
13-Jun-01     I/P          BHO                                 1150757                  STEEN NDT SUPPLY INC
13-Jun-01     GOVT         TRAC                               21848-316                 Steam Supply
13-Jun-01     I/P          BHO                                 1150481                  SPECIALTIY ENVIRONMENTS
13-Jun-01     I/P          BHO                                 1150480                  SKY PIX AERIAL PHOT
13-Jun-01     I/P          BHO                                 1150096                  SIGMA ALDRICH
13-Jun-01     GOVT         BHO                                 1150756                  SIEVEKING INC
13-Jun-01     GOVT         TRAC                              21852-1254                 Sherwin-Williams
13-Jun-01     I/P          BHO                                 1150477                  SHAMROCK GLASS CO
13-Jun-01     I/P          BHO                                 1150476                  SENECA
13-Jun-01     I/P          BHO                                 1150755                  SENECA
13-Jun-01     I&M          BHO                                47059022                  Selece Electric
13-Jun-01     I/P          BHO                                 1150474                  SCIENTIFIC EQUIPMENT CO
13-Jun-01     GOVT         TRAC                               22556-358                 Safway Supply, Inc.
13-Jun-01     I/P          BHO                                 1150472                  SAFETY KLEEN
13-Jun-01     I&M          BHO                                10011611                  Safelite Auto Glass
13-Jun-01     GOVT         MANUAL                             22557-20                  RYALL
13-Jun-01     I&M          San Roque                            1467                    RMD Phils Inc
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 RIBERDY DIESEL SERVICE
13-Jun-01     I/P          RUST CONSTRUCTORS                  10127492                 REYNOLDS INDUSTRIAL CONTRACTOR
13-Jun-01     GOVT         BHO                                 1149363                  RENTAL SERVICE CORP
13-Jun-01     GOVT         TRAC                               22556-376                 Relizon
13-Jun-01     GOVT         TRAC                               22556-375                 Relizon
13-Jun-01     GOVT         TRAC                               22553-373                 Reliant Energy Arkla
13-Jun-01     GOVT         TRAC                               22553-372                 Reliant Energy Arkla
13-Jun-01     GOVT         BHO                                 1150754                  PURCELL TIRE AND RUBBER
13-Jun-01     GOVT         TRAC                               22556-359                 Puget Sound Pipe and Supply Co.
13-Jun-01     GOVT         TRAC                              21852-1253                 Proctor Sales Inc.
13-Jun-01     I&M          San Roque                            1466                    Portalloy Industrial Supply
13-Jun-01     CORP         BHO                                 1149977                  PINKERTON INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                 1,387                                                 1,387
                                                                                                      154                154
                                                                                                    1,418              1,418
                                                                                                      671                671
                                                                                                    4,042              4,042
                                                                                                    1,395              1,395
                                                                                                    1,395              1,395
                                                                                                    2,640              2,640
                                                                                                      363                363
                                                                                                    2,500              2,500
                                                                                                    5,153              5,153
                                                                                                      700                700
                                                                                                       77                 77
                                                                                                    7,746              7,746
                                                                                                      812                812
                                                                                                   11,418             11,418
                                                                                                      429                429
                                                                                                      103                103
                                                                                                   18,190             18,190
                                                                                                    1,760              1,760
                                                                                                      247                247
                                                                                                    3,410              3,410
                                                                                                      811                811
                                                                                                      241                241
                                                                                                    1,413              1,413
                                                                                                      146                146
                                                                                                    1,857              1,857
                                                                                                      882                882
                                                                                                    3,726              3,726
                                                                 5,302                                                 5,302
                                                                                                      289                289
                                                                                                  140,945            140,945
                                                                                                      569                569
                                                                                                      192                192
                                                                                                      161                161
                                   8                                                                                       8
                                   7                                                                                       7
                                                                                                    1,051              1,051
                                                                                                      259                259
                                                                                                   21,871             21,871
                                                                 1,526                                                 1,526
                                                                                                      449                449


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

13-Jun-01     I/P          BHO                                 1150753                  PHILLIP ANALYTICAL SERVICE
13-Jun-01     I/P          BHO                                 1148134                  PETER SCHROTH
13-Jun-01     GOVT         TRAC                              21852-1252                 Perdue
13-Jun-01     GOVT         TRAC                               21848-315                 PCE Pacific, Inc.
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 PASSANNO PAINTS
13-Jun-01     GOVT         MANUAL                             22557-21                  PAR Systems
13-Jun-01     GOVT         TRAC                               21848-314                 Pacific Steel
13-Jun-01     I&M          BHO                                47059027                  Pacific Reinforcing Steel
13-Jun-01     I/P          BHO                                 1150752                  OFFICEMAX
13-Jun-01     I/P          BHO                                 1150741                  OFFICEMAX
13-Jun-01     I&M          BHO                                47059026                  Northstar Survey
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 NORTHEAST TECHNOLOGIES
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 NORTHEAST GAS TECHNOLOGIES
13-Jun-01     GOVT         TRAC                               22556-353                 NorthCoast Electric Company
13-Jun-01     GOVT         TRAC                               21848-313                 NORCO
13-Jun-01     POWER        TRAC                                 2801                   MUST
13-Jun-01     GOVT         TRAC                               21848-312                 Motion Industries
13-Jun-01     I/P          BHO                                 1150749                  MORTON SALT
13-Jun-01     I&M          San Roque                            1462                    Monark Equipment Corporation
13-Jun-01     I&M          BHO                                49017155                  Mincom
13-Jun-01     I/P          BHO                                 1150748                  MILLMAN SURVEYING INC
13-Jun-01     GOVT         TRAC                              21852-1250                 Mid-South Sales
13-Jun-01     GOVT         TRAC                              21852-1251                 Mid-South Sales
13-Jun-01     GOVT         TRAC                               22553-386                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-389                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-384                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-390                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-392                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-387                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-388                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-385                 McMaster-Carr
13-Jun-01     GOVT         TRAC                               22553-391                 McMaster-Carr
13-Jun-01     GOVT         TRAC                              21852-1249                 McJunkin Corp.
13-Jun-01     I&M          BHO                                47059021                  Max Reicke and Brothers
13-Jun-01     I&M          BHO                                49017154                  Matovich Oil
13-Jun-01     GOVT         TRAC                              21852-1248                 Mark Haynes
13-Jun-01     I/P          TRAC 03491                         JOB 03491                 MAGNETROL
13-Jun-01     GOVT         BHO                                 1148920                  LOS ALAMOS HOME IMPROVEMENT
13-Jun-01     GOVT         BHO                               9990007411                 LIS FINANCIAL INDUSTRIAL CONCERN
13-Jun-01     GOVT         TRAC                               21848-311                 Liberty Equipment
13-Jun-01     I/P          TRAC 03491                         JOB 03491                 LA CASA DE LOS TORNILLOS
13-Jun-01     I&M          BHO                                49017153                  L & H Welding and Machine

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                        83                 83
                                                                                                     4,875              4,875
                                                                                                       637                637
                                                                                                     6,013              6,013
                                                                                                       944                944
                                                                                                     8,130              8,130
                                                                                                       140                140
                                                                                                     6,550              6,550
                                                                                                       270                270
                                                                                                       172                172
                                                                                                    23,550             23,550
                                                                                                       481                481
                                                                                                        45                 45
                                                                                                       (91)               (91)
                                                                                                     1,619              1,619
                                                                                                        49                 49
                                                                                                        32                 32
                                                                                                       393                393
                                                                 76,350                                                76,350
                                                                                                       554                554
                                                                                                     4,800              4,800
                                                                                                     1,220              1,220
                                                                                                       625                625
                                                                                                     1,886              1,886
                                                                                                       685                685
                                                                                                       394                394
                                                                                                       278                278
                                                                                                       151                151
                                                                                                       124                124
                                                                                                       119                119
                                                                                                         8                  8
                                                                                                         8                  8
                                                                                                        14                 14
                                                                                                     1,920              1,920
                                                                                                     3,408              3,408
                                                                                                       175                175
                                                                                                     6,370              6,370
                                                                                                        56                 56
                                                                  5,503                                                 5,503
                                                                                                       380                380
                                                                                                     6,557              6,557
                                                                                                     7,230              7,230


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

13-Jun-01     GOVT         TRAC                              21852-1247                 Knox Nelson Oil
13-Jun-01     I&M          BHO                                47059025                  KNK Painting
13-Jun-01     GOVT         TRAC                              21852-1246                 JVH
13-Jun-01     I&M          BHO                                10011610                  JC Supply and Manufacturing
13-Jun-01     I&M          BHO                                49017149                  Intermountain Lab
13-Jun-01     I&M          BHO                                49017145                  Intermountain Lab
13-Jun-01     I&M          BHO                                49017148                  Intermountain Gas Co
13-Jun-01     I&M          BHO                               9990007412                 IGOR KRASNOSHCHEKOV
13-Jun-01     GOVT         TRAC                               22553-396                 Hunter's Refuge
13-Jun-01     GOVT         TRAC                               22553-395                 Hunter's Refuge
13-Jun-01     GOVT         TRAC                              21852-1244                 Hugg & Hall Mobile Storage
13-Jun-01     GOVT         TRAC                              21852-1245                 Hugg & Hall Mobile Storage
13-Jun-01     I/P          TRAC 21042                         JOB 21042                 HOWLAND SPRINGS WATER COMPANY
13-Jun-01     I&M          BHO                                48008918                  Hoscheid Machinery
13-Jun-01     GOVT         BHO                                 1150745                  HONEYWELL INC
13-Jun-01     GOVT         TRAC                               22553-382                 Healthcare Plus/Pine Bluff
13-Jun-01     GOVT         TRAC                               22553-394                 Healthcare Plus/Pine Bluff
13-Jun-01     GOVT         TRAC                               22553-393                 Healthcare Plus/Pine Bluff
13-Jun-01     GOVT         TRAC                              21852-1243                 Hayward
13-Jun-01     GOVT         TRAC                               22556-374                 Harris Office Equipment
13-Jun-01     GOVT         BHO                                 1150744                  HARLOWS BUS SALES INC
13-Jun-01     GOVT         TRAC                              21852-1242                 Green Controls
13-Jun-01     GOVT         TRAC                              21852-1237                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1236                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1238                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1240                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1239                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1241                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1234                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1235                 Graybar Electric
13-Jun-01     GOVT         TRAC                              21852-1233                 GO Electronics
13-Jun-01     GOVT         TRAC                              21852-1232                 Global Engineering Documents
13-Jun-01     I/P          TRAC 21862                         JOB 21862                 GENERAL INSULATION CO INC.
13-Jun-01     I&M          San Roque                            1465                    Gemarc Enterprises
13-Jun-01     GOVT         TRAC                              21852-1227                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1228                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1225                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1230                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1224                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1226                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1231                 GE Supply
13-Jun-01     GOVT         TRAC                              21852-1229                 GE Supply

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      477                477
                                                                                                   10,328             10,328
                                                                                                    2,965              2,965
                                                                                                   25,336             25,336
                                                                                                      284                284
                                                                                                      244                244
                                                                                                       50                 50
                                                                   616                                                   616
                                                                                                      166                166
                                                                                                       80                 80
                                                                                                      172                172
                                                                                                      172                172
                                                                                                       98                 98
                                                                                                   76,927             76,927
                                                                                                    1,720              1,720
                                                                                                    1,075              1,075
                                                                                                    1,075              1,075
                                                                                                      217                217
                                                                                                   19,877             19,877
                                                                                                      102                102
                                                                                                    3,200              3,200
                                                                                                       16                 16
                                                                                                   37,319             37,319
                                                                                                   17,838             17,838
                                                                                                    6,520              6,520
                                                                                                    5,608              5,608
                                                                                                    1,324              1,324
                                                                                                      150                150
                                                                                                      137                137
                                                                                                       36                 36
                                                                                                      283                283
                                                                                                      113                113
                                                                                                       62                 62
                                                                   596                                                   596
                                                                                                   16,396             16,396
                                                                                                    6,649              6,649
                                                                                                    4,357              4,357
                                                                                                    4,118              4,118
                                                                                                    2,416              2,416
                                                                                                    1,360              1,360
                                                                                                      753                753
                                                                                                      135                135


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

13-Jun-01     I&M          BHO                                47059024                  Frankling Reinforcing Steel
13-Jun-01     GOVT         TRAC                               21848-310                 Ferrellgas
13-Jun-01     I&M          BHO                                47059020                  FedEx
13-Jun-01     CORP         BHO                                 1150743                  FEDERAL EXPRESS
13-Jun-01     CORP         BHO                               9990007418                 FBTC LEASING CORP
13-Jun-01     I&M          BHO                                 3000441                  Falk Corp
13-Jun-01     GOVT         BHO                                 1150739                  FABICK TRACTOR
13-Jun-01     GOVT         TRAC                               22553-380                 Exxon Mobil
13-Jun-01     GOVT         TRAC                               22553-375                 ENTERGY
13-Jun-01     GOVT         TRAC                               22553-376                 ENTERGY
13-Jun-01     GOVT         TRAC                               22553-377                 ENTERGY
13-Jun-01     GOVT         TRAC                               22553-374                 ENTERGY
13-Jun-01     I&M          BHO                                48008917                  ENMR
13-Jun-01     I&M          San Roque                            1464                    Engineering & Construction Corp of Asia
13-Jun-01     POWER        TRAC                                1215049                 EGAT
13-Jun-01     GOVT         TRAC                               22556-354                 Duratek Federal Services
13-Jun-01     GOVT         TRAC                               22556-355                 Duratek Federal Services
13-Jun-01     GOVT         TRAC                              21852-1221                 Drago Supply Co.
13-Jun-01     GOVT         TRAC                              21852-1223                 Drago Supply Co.
13-Jun-01     GOVT         TRAC                              21852-1222                 Drago Supply Co.
13-Jun-01     I/P          BHO                                 1150738                  DHL WORLWIDE EXPRESS
13-Jun-01     GOVT         TRAC                              21852-1220                 Datamax
13-Jun-01     I&M          BHO                                47059023                  CW Poss
13-Jun-01     GOVT         TRAC                               22553-367                 Con-Way Southern Express
13-Jun-01     GOVT         TRAC                               21848-309                 Control Factors-Portland
13-Jun-01     GOVT         TRAC                              21852-1215                 Consolidated Pipe & Supply
13-Jun-01     GOVT         TRAC                              21852-1218                 Consolidated Pipe & Supply
13-Jun-01     GOVT         TRAC                              21852-1216                 Consolidated Pipe & Supply
13-Jun-01     GOVT         TRAC                              21852-1217                 Consolidated Pipe & Supply
13-Jun-01     I/P          BHO                                 1150402                  COMMERCIAL BLUEPRINT
13-Jun-01     I&M          San Roque                            1463                    Civic Merchandising Inc
13-Jun-01     I&M          BHO                                49017144                  Circle A Construction
13-Jun-01     GOVT         MANUAL                             22557-22                  CEWinc.com
13-Jun-01     GOVT         TRAC                              21852-1214                 Central Electric
13-Jun-01     GOVT         TRAC                               22553-383                 CDW Computer Centers, Inc.
13-Jun-01     GOVT         TRAC                               22553-370                 CDM Machining & Fabricating, Corp.
13-Jun-01     GOVT         TRAC                               22553-379                 CCH Incorporated
13-Jun-01     GOVT         TRAC                              21852-1213                 Carboline
13-Jun-01     GOVT         TRAC                              21852-1219                 C&W Tool
13-Jun-01     I/P          TRAC 23582                         JOB 23582                 C R WOLSEY
13-Jun-01     GOVT         TRAC                               21848-308                 C B's Portable Restrooms
13-Jun-01     I/P          BHO                                 1150736                  BUTLER AND LAND INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,151              2,151
                                                                                                   2,071              2,071
                                                                                  163                                   163
                                                                               14,729                                14,729
                                                                                                   8,760              8,760
                                                                                                  73,850             73,850
                                                                                                   1,367              1,367
                                                                                                     131                131
                              2,067                                                                                   2,067
                                176                                                                                     176
                                 59                                                                                      59
                                 20                                                                                      20
                                 38                                                                                      38
                                                                6,985                                                 6,985
                                                                                  514                                   514
                                                                                                   4,099              4,099
                                                                                                   1,220              1,220
                                                                                                     770                770
                                                                                                     113                113
                                                                                                      88                 88
                                                                                                      11                 11
                                                                                                      18                 18
                                                                                                  54,065             54,065
                                                                                   86                                    86
                                                                                                   2,907              2,907
                                                                                                     467                467
                                                                                                     274                274
                                                                                                     149                149
                                                                                                      26                 26
                                                                                                   1,963              1,963
                                                               46,789                                                46,789
                                                                                                  19,694             19,694
                                                                                                  10,551             10,551
                                                                                                     507                507
                                                                                                     215                215
                                                                                                   1,608              1,608
                                                                                                     515                515
                                                                                                     100                100
                                                                                                     116                116
                                                                                                   2,418              2,418
                                                                                                  26,416             26,416
                                                                                                     709                709


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
13-Jun-01    I/P          BHO                                 1150735                  BROWN PALACE HOTEL-FLORAL SHOP
13-Jun-01    GOVT         TRAC                               21848-307                 Boardman Auto Parts-NAPA
13-Jun-01    I/P          BHO                                 1150391                  BIG A AUTO PARTS
13-Jun-01    GOVT         TRAC                               22553-366                 Bernard Hodes Group
13-Jun-01    GOVT         TRAC                               22556-377                 Belhaven Applied Technologies
13-Jun-01    I/P          TRAC 21862                         JOB 21862                 B&W  STEEL
13-Jun-01    GOVT         TRAC                               21848-306                 B&J Industrial Supply
13-Jun-01    I/P          RUST CONSTRUCTORS                  10127489                  AVIS RENT A CAR SYSTEM INC
13-Jun-01    GOVT         MANUAL                             22557-19                  AT&T 'Wireless
13-Jun-01    GOVT         TRAC                               22553-368                 AT&T
13-Jun-01    GOVT         TRAC                               22553-369                 AT&T
13-Jun-01    I/P          RUST CONSTRUCTORS                  10127488                  AT&T
13-Jun-01    I/P          BHO                                 1150733                  AT AND T
13-Jun-01    CORP         BHO                                 1150731                  AT AND T
13-Jun-01    GOVT         TRAC                               22553-378                 Arkansas Office Furniture
13-Jun-01    GOVT         TRAC                              21852-1266                 American Welding Society
13-Jun-01    GOVT         TRAC                               22556-378                 American Transit Supply
13-Jun-01    I/P          RUST CONSTRUCTORS                  10127487                  AMERICAN EXPRESS
13-Jun-01    GOVT         TRAC                               21848-305                 Alarm Control Co.
13-Jun-01    GOVT         TRAC                               22556-356                 A-L Compressed Gases Inc.
13-Jun-01    GOVT         TRAC                               22556-357                 A-L Compressed Gases Inc.
13-Jun-01    I/P          BHO                                 1150728                  AIRBORNE EXPRESS
13-Jun-01    I/P          BHO                                 1150730                  AIRBORNE EXPRESS
13-Jun-01    I/P          BHO                                 1150726                  ADT SECURITY SERVICES
13-Jun-01    I&M          BHO                                49017152                  Ace Radiator Service
13-Jun-01    I&M          BHO                                49017151                  A Plus Electric Motor
12-Jun-01    I/P          Timberline - 17478               1839-6/13/01                Westside Moving & Storage
12-Jun-01    I/P          Timberline - 13397          16835H, 18119H, 18120H           West-Life Supply Co., Inc.
12-Jun-01    I/P          Timberline - 13397                   43001                   Western Exterminator Company
12-Jun-01    I/P          Timberline - 13397                 47449962                  Waxie Sanitary Supply
12-Jun-01    P&C          BHO                               9990007351                 WASAHINGTON GROUP ROMANIA SRL
12-Jun-01    I/P          TRAC - 21769                       5948/5952                 WARREN ELECTRIC GROUP
12-Jun-01    I/P          TRAC - 21769                       5990/5998                 WARREN ELECTRIC CO.
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127394                  VERIZON WIRELESS  FI51-0
12-Jun-01    I/P          Timberline - 13397                0277285538                 Verizon
12-Jun-01    I/P          Timberline - 13397     50723, 50901, 51080, 51256, 51420     Velocity Express
12-Jun-01    I/P          Timberline - 4829                   051501                   US Bank
12-Jun-01    I/P          Timberline - 13397                   51501                   US Bank
12-Jun-01    I/P          Timberline - 14443                   41601                   US Bank
12-Jun-01    I/P          Timberline - 14443                   41601                   US Bank
12-Jun-01    I&M          BHO                                 3000440                  US Army Corps of Engineers
12-Jun-01    I/P          Timberline - 14330               2709-6/11/01                Urban Environmental Assoc.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       61                 61
                                                                                                      201                201
                                                                                                      185                185
                                                                                                      996                996
                                                                                                      130                130
                                                                                                      235                235
                                                                                                      766                766
                                                                                                      665                665
                                                                                                      311                311
                                 340                                                                                     340
                                 115                                                                                     115
                                  58                                                                                      58
                                                                                                      133                133
                                                                                                       11                 11
                                                                                                      600                600
                                                                                                       75                 75
                                                                                                       63                 63
                                                                                                    4,223              4,223
                                                                                                      353                353
                                                                                                      387                387
                                                                                                      252                252
                                                                                10,494                                10,494
                                                                                 3,531                                 3,531
                                                                                                      164                164
                                                                                                    7,329              7,329
                                                                                                      387                387
                                                                                                    1,863              1,863
                                                                                                    3,797              3,797
                                                                                                    1,200              1,200
                                                                                                       58                 58
                                                                                                   96,826             96,826
                                                                                                    5,036              5,036
                                                                                                    6,126              6,126
                                  81                                                                                      81
                                                                                                       26                 26
                                                                                                      305                305
                                                                                                    7,105              7,105
                                                                                                    6,667              6,667
                                                                                                      918                918
                                                                                                      485                485
                                                                                                   23,000             23,000
                                                                                                   13,389             13,389


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    GOVT         Cape-TRAC                            5498                    UNIVERSAL ENGINEERING
12-Jun-01    I/P          Timberline - 4829         93214, 91107, 11623, 93698         United Visual
12-Jun-01    I/P          Timberline - 4829    380148490, 380148485, 380147395,        Unisource
                                              380152952, 380151948, 380150296,
                                                      380150294, 380151243
12-Jun-01    GOVT         Cape-TRAC                            5499                    U. S. METALS
12-Jun-01    I/P          Timberline - 13397                  052501                   Tysons Self Storage
12-Jun-01    I/P          TRAC 23460                         JOB 23460                 TSI, INC.
12-Jun-01    I/P          Timberline - 14330               1615-6/11/01                Trugreen Landcare - TEK
12-Jun-01    I/P          TRAC - 21769                         49-4                    TRANSOCEANIC SHIPPING
12-Jun-01    I/P          TRAC - 21769                        5026522                  TRANS-O
12-Jun-01    I/P          Timberline - 4829     0027819IN, 002780IN, 0027823IN,        Total Building Service, Inc.
                                                 0027821IN 0027824IN, 0027825IN,
                                                             0027734IN
12-Jun-01    I/P          TRAC 03481                         JOB 03481                 THE OFFICE SHOP
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 TELCEL CELULAR
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 TELCEL CELULAR
12-Jun-01    GOVT         TRAC                               22556-349                 T & L OFFICE SUPPLY
12-Jun-01    GOVT         TRAC                               22556-350                 T & L OFFICE SUPPLY
12-Jun-01    GOVT         TRAC                               22556-348                 T & L OFFICE SUPPLY
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 SUMINISTROS INDUSTRIALES DEL
12-Jun-01    I/P          Timberline - 13397                   1332                    Stirling Construction Inc.
12-Jun-01    I/P          Timberline - 4829   20741109, 20807305, 20812673, 20815045   Steiner
12-Jun-01    GOVT         BHO                               9990007334                 STATE DESIGN BUREAU
12-Jun-01    GOVT         Cape-TRAC                            5504                    SPACE SCIENCE SERVICES
12-Jun-01    I/P          TRAC - 21769                         201-1                   SOUTHWORTH-MILTON POWER
12-Jun-01    I/P          BHO                                 1150762                  SOUTHWESTERN BELL
12-Jun-01    I/P          Timberline - 14443          575822, 575823, 575824           Southern Management
12-Jun-01    I&M          San Roque                         10000000095                Solexpert Asia Pacific Pte
12-Jun-01    I/P          TRAC - 21769                    5972,5991,5965               SOLARES FLORIDA CO.
12-Jun-01    I/P          Timberline - 17478               1149-6/13/01                Sodexho Marriott Management Inc.
12-Jun-01    I&M          San Roque                            1405                    SK Hardware & Gen Mdse
12-Jun-01    I/P          Timberline - 4997      33291, 33292, 33293, 33364, 33365     Shine Building Maintenance
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 SERVICIO INDUSTRIAL ALFA
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 SERVICIO INDUSTRIAL ALFA
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 SERVI AUTO MUNDIAL
12-Jun-01    I/P          TRAC 03481                         JOB 03481                 SECRETARIO DE HACIENDA
12-Jun-01    I&M          BHO                               9990007392                 SEASPAN INTERNATIONAL LTD
12-Jun-01    I/P          Timberline - 13397                8100518977                 Schindler Elevator Corporation
12-Jun-01    I/P          Timberline - 13397               36982, 36973                Sabah International
12-Jun-01    I/P          BHO                                 1150800                  S AND S NATIONAL WA
12-Jun-01    GOVT         BHO                                 1150471                  RYALL ELECTRIC SUPPLY
12-Jun-01    I/P          Timberline - 14443                7552751-003                RSC
12-Jun-01    I/P          Timberline - 4829                 02610184973                Roto-Rooter
12-Jun-01    GOVT         Cape-TRAC                            5493                    ROSEMOUNT INC
12-Jun-01    POWER        BHO                                 1150470                  RONSON AVIATION INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       294                294
                                                                                                    3,780              3,780
                                                                                                    8,281              8,281


                                                                                                        65                 65
                                                                                                      104                104
                                                                                                      421                421
                                                                                                      553                553
                                                                                14,649                  0             14,649
                                                                                49,850                                49,850
                                                                                                   34,145             34,145


                                                                                                    3,986              3,986
                                 653                                                                                     653
                                 373                                                                                     373
                                                                                                    2,779              2,779
                                                                                                      987                987
                                                                                                      179                179
                                                                                                      240                240
                                                                                                      687                687
                                                                                                      712                712
                                                                10,119                                                10,119
                                                                                                    10,076             10,076
                                                                                                   31,480             31,480
                                                                                                    2,060              2,060
                                                                                                      598                598
                                                                11,664                                                11,664
                                                                                   109                  0                109
                                                                                                   10,991             10,991
                                                                    47                                                    47
                                                                                                   30,292             30,292
                                                                                                   33,123             33,123
                                                                                                      210                210
                                                                                                      160                160
                                                                                                       14                 14
                                                                                                  116,411            116,411
                                                                                                    2,066              2,066
                                                                                                    2,580              2,580
                                                                                                   13,499             13,499
                                                                                                      309                309
                                                                                                    1,556              1,556
                                                                                                      465                465
                                                                                                     2,147              2,147
                                                                                                    4,296              4,296


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    I/P          Timberline - 13397                  174047                   Rocky Mountain Installation
12-Jun-01    GOVT         Cape-TRAC                            5518                    ROBISON-PREZIOSO
12-Jun-01    CORP         BHO                               9990007399                 ROBERT L BERGER AND ASSOC
12-Jun-01    GOVT         BHO                                 1150469                  REPRODUCTION SPECIALTIES
12-Jun-01    GOVT         BHO                                 1150468                  RENTAL SERVICE CORP
12-Jun-01    I/P          Timberline - 13397       2308534, 2317786, 2322119,          Ranstad
                                                         2326441, 2330804
12-Jun-01    I/P          BHO                                 1150467                  RADIO ONE COMMUNICATIONS
12-Jun-01    I/P          BHO                                 1150463                  PRECISON ELECT
12-Jun-01    I/P          TRAC 21502                         JOB 21502                 PRAMOD M. DUBALE
12-Jun-01    I&M          San Roque                            1404                    Power Systems Inc
12-Jun-01    I/P          Timberline - 13397                  212572                   Portosan
12-Jun-01    I/P          TRAC 24459                         JOB 24459                 POPULAR LEASING
12-Jun-01    I/P          Timberline - 4997                   827291                   Pinkerton's Inc.
12-Jun-01    I/P          Timberline - 13397                  060401                   Phong Pham
12-Jun-01    I&M          San Roque                            1403                    Philippine Geoanalytics Inc
12-Jun-01    I/P          BHO                                 1150462                  PERDUE SERVICES CO
12-Jun-01    GOVT         Cape-TRAC                            5503                    PENINSULAR ENGINEERING
12-Jun-01    GOVT         Cape-TRAC                            5492                    PENINSULAR ENGINEERING
12-Jun-01    I/P          Timberline - 13397              064200, 064221               Pelrotek
12-Jun-01    I/P          BHO                                 1150461                  PEGASUS BUILDING SERVICES
12-Jun-01    GOVT         BHO                               9990007390                 PAVLOGRAD CHEMICAL PLANT
12-Jun-01    GOVT         BHO                               9990007349                 PAVLOGRAD CHEMICAL PLANT
12-Jun-01    GOVT         BHO                               9990007350                 PAVLOGRAD CHEMICAL PLANT
12-Jun-01    I/P          Timberline - 14330               1315-6/11/01                Parr Lumber
12-Jun-01    I/P          Timberline - 13397                  8283BA                   Overhead Door Company of the Bay Area
12-Jun-01    I/P          Timberline - 13397                SJ25850002                 Otis Elevator
12-Jun-01    GOVT         BHO                               9990007331                 OSU-59 KOTLOMONTAZH
12-Jun-01    I/P          Timberline - 13397                  345861                   Office Movers
12-Jun-01    I/P          BHO                                 1150459                  OFFICE MAX
12-Jun-01    I/P          Timberline - 14443                 01378218                  NYCO
12-Jun-01    GOVT         BHO                                 1150459                  NU STEEL SUPPLY RING
12-Jun-01    I/P          BHO                                 1150457                  NS CORP
12-Jun-01    I/P          Timberline - 13397               26720, 26763                Northwest Landscape Maintenance Co., Inc.
12-Jun-01    I/P          BHO                                 1150456                  NORTHBROS DIST
12-Jun-01    I/P          BHO                                 1150455                  NEXTEL COMMUNICATIONS
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127392                  NEXTEL
12-Jun-01    I/P          Timberline - 14443                   60601                   New York Sales Tax Processing
12-Jun-01    I/P          BHO                                 1150454                  NALCO CHEMICAL
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 N&V PROJECTOS
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 N&V PROJECTOS
12-Jun-01    GOVT         Cape-TRAC                            5491                    MSC INDUSTRIAL
12-Jun-01    I&M          San Roque                            1406                    Monark Equipment Corporation


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     691                691
                                                                                                      359                359
                                                                                                  12,609             12,609
                                                                                                      13                 13
                                                                                                   2,816              2,816
                                                                                                   4,060              4,060

                                                                                                     310                310
                                                                                                     621                621
                                                                                                   6,600              6,600
                                                                4,747                                                 4,747
                                                                                                     444                444
                                                                                                     132                132
                                                                                                  22,363             22,363
                                                                                                     112                112
                                                                4,320                                                 4,320
                                                                                                   1,025              1,025
                                                                                                  295,579            295,579
                                                                                                  276,629            276,629
                                                                                                     258                258
                                                                                                   5,857              5,857
                                                               35,345                                                35,345
                                                                7,474                                                 7,474
                                                                6,422                                                 6,422
                                                                                                     277                277
                                                                                                     166                166
                                                                                                     746                746
                                                                1,442                                                 1,442
                                                                                                     152                152
                                                                                                     631                631
                                                                                                   3,462              3,462
                                                                                                   1,102              1,102
                                                                                                     150                150
                                                                                                   5,009              5,009
                                                                                                     823                823
                              1,963                                                                                   1,963
                                 132                                                                                     132
                                                                                                   6,444              6,444
                                                                                                     325                325
                                                                                                  31,445             31,445
                                                                                                  18,159             18,159
                                                                                                      805                805
                                                               76,299                                                76,299


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    I/P          Timberline - 13397       1015814-0000-01, 1287759-01,        Mission Janitorial & Abrasive Supplies
                                                          1512203-001-01
12-Jun-01    I/P          BHO                                 1150452                  MILLER BEARINGS
12-Jun-01    GOVT         Cape-TRAC                            5490                    MET CON
12-Jun-01    GOVT         Cape-TRAC                            5502                    MET CON
12-Jun-01    CORP         BHO                                 1150630                  MERCK SHARPE AND DOHME
12-Jun-01    I&M          San Roque                            1402                    Mechanical Handling Equipment
12-Jun-01    GOVT         BHO                                 1150451                  MCMASTER CARR SUPPLY
12-Jun-01    I/P          BHO                               9990007382Q                MASCINENFABRICK KOPPERN
12-Jun-01    I/P          TRAC 22566                         JOB 22566                 MAREL CORP. & EQUIP RENTAL
12-Jun-01    I/P          Timberline - 13397               42533, 42559                Magnum Fire
12-Jun-01    I/P          TRAC - 21769                         6048                    LUDECA
12-Jun-01    I/P          Timberline - 13397          GI 193774, GI 193774,            Liebert Corporation
                                                      GI 194184, GI 19437
12-Jun-01    I/P          Timberline - 24443                  5250101                  Larry Hall Construction Inc.
12-Jun-01    I/P          Timberline - 24443                  5300101                  Larry Hall Construction Inc.
12-Jun-01    I/P          Timberline - 4829                    5935                    Lakeland Communication Service Inc.
12-Jun-01    I&M          San Roque                         10000000094                L & M Maxco Co Inc
12-Jun-01    I/P          TRAC - 21769                         6040                    KVAERNER METALS
12-Jun-01    I/P          TRAC - 21769                        5026523                  KVAERNER
12-Jun-01    I/P          Timberline - 4829         116847, 116848, 00011406,          Krimson Valley
                                                       00011408, 00011407
12-Jun-01    I/P          Timberline - 14330               1383-6/11/01                KPFF Consulting Engineers
12-Jun-01    I/P          TRAC - 21769                         6052                    KOPPERN KONIGSTEINER
12-Jun-01    I/P          Timberline - 14330               1623-6/11/01                Kone, Inc.
12-Jun-01    I/P          Timberline - 4829   15153742, 15153743, 15296414, 15296415   Kone
12-Jun-01    I/P          Timberline - 13397                   4630                    Kimball Property Maintenance
12-Jun-01    GOVT         TRAC                               22556-352                 KENNEWICK INDUSTRIAL SUPPLY
12-Jun-01    I/P          Timberline - 17478               1637-6/13/01                Keller Drop Box
12-Jun-01    I/P          TRAC - 21769                        6033-RS                  K&M ELECTRICAL PRODUCTS
12-Jun-01    I&M          San Roque                            1401                    JBC Gen Merchandise
12-Jun-01    I/P          Timberline - 13397                   6101                    Jason Muth
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127390                  IRON MOUNTAIN
12-Jun-01    I/P          Timberline - 14330               1995-6/11/01                IRC Abatement Technologies
12-Jun-01    GOVT         TRAC                               22556-344                 IONEX
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 INVERSIONES CACHARAY
12-Jun-01    I/P          Timberline - 13397                 701, 702                  International Energy Company
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 INMOBILIARIA KANAC
12-Jun-01    I/P          Timberline - 4829                 0230102611                 Ici Dulux Paint Centers
12-Jun-01    GOVT         Cape-TRAC                            5486                    HUNTINGTON N.B.
12-Jun-01    GOVT         Cape-TRAC                            5501                    HUNTINGTON N.B.
12-Jun-01    I&M          BHO                                49017108                  Horizon Environmental
12-Jun-01    I/P          Timberline - 13397                  101861                   Hoffman Video Systems
12-Jun-01    I/P          TRAC 21756                         JOB 21756                 HEAT TECHNOLOGY
12-Jun-01    I/P          Timberline - 4892                   180305                   Handijon, Inc.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       93                 93
                                                                                                      102                102
                                                                                                  289,420            289,420
                                                                                                   81,144             81,144
                                                                                                    3,060              3,060
                                                                   226                                                   226
                                                                                                    3,770              3,770
                                                                                                   81,717             81,717
                                                                                                    5,574              5,574
                                                                                                      800                800
                                                                                                    5,800              5,800
                                                                                                    3,301              3,301
                                                                                                   16,400             16,400
                                                                                                   15,382             15,382
                                                                                                       86                 86
                                                                18,214                                                18,214
                                                                                                   44,147             44,147
                                                                                                  124,110            124,110
                                                                                                    7,502              7,502
                                                                                                      500                500
                                                                                                    1,009              1,009
                                                                                                       63                 63
                                                                                                    2,739              2,739
                                                                                                    2,075              2,075
                                                                                                       12                 12
                                                                                                    5,767              5,767
                                                                                    72                  0                 72
                                                                   552                                                   552
                                                                                                       44                 44
                                   0                                                                3,128              3,128
                                                                                                      238                238
                                                                                                  169,750            169,750
                                                                                                      327                327
                                                                                                    1,203              1,203
                                                                                                       78                 78
                                                                                                      144                144
                                                                                                  385,895            385,895
                                                                                                   34,453             34,453
                                                                                                      698                698
                                                                                                    7,506              7,506
                                                                                                    3,412              3,412
                                                                                                       88                 88

         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    I/P          Timberline - 14330               1543-6/11/01                Guaranteed Pest Control Serv.
12-Jun-01    I/P          Timberline - 13397                  7012362                  Greenworks Interior Plantscape Services
12-Jun-01    I/P          Timberline - 13397                 605S0012                  Geo M. Robinson Service Corp.
12-Jun-01    I/P          Timberline - 4829                   151470                   Ge Zenith Controls
12-Jun-01    I/P          Timberline - 14443                625-223353                 GE Supply
12-Jun-01    I/P          Timberline - 13397                    331                    G.A.P. International
12-Jun-01    I/P          Timberline - 17478               1610-6/13/01                Fullmer Contract Furniture Services
12-Jun-01    I/P          Timberline - 4829           097629, 098122, 098391,          Fox Valley Fire & Safety
                                                  099613, 100300, 100304, 100398
12-Jun-01    I/P          TRAC - 21769                         6054                    FLUID PROCESS CONTROLS
12-Jun-01    GOVT         Cape-TRAC                            5485                    FLORIDA FLUID SYSTEM
12-Jun-01    CORP         BHO                                 1150415                  FEDERAL EXPRESS CORP
12-Jun-01    I/P          Timberline - 17478               1154-6/13/01                FCI Lighting Control Systems
12-Jun-01    I/P          Timberline - 4829                  20510000                  Everlights
12-Jun-01    I/P          Timberline - 14330               1731-6/11/01                Enviro-Comp Services Inc.
12-Jun-01    I/P          Timberline - 13397      1AP193, 1AP194, 1AP201, 1AP202       Enviro-Commercial Sweeping
12-Jun-01    I/P          Timberline - 13397               10-D5 711259                Edco Waste & Recycling Service
12-Jun-01    I/P          Timberline - 4829                    1067                    Economic Alternatives Inc.
12-Jun-01    POWER        BHO                               9990007335                 DR. M G ZAALOUK
12-Jun-01    I/P          TRAC 22572                         JOB 22572                 DHL WORLDWIDE EXPRESS
12-Jun-01    I/P          Timberline - 17478               1349-6/13/01                Delta Fire, Inc.
12-Jun-01    GOVT         Cape-TRAC                            5484                    D. L. RICCI CORP
12-Jun-01    I/P          Timberline - 14330               1191-6/13/01                Courtesy Janitorial Services
12-Jun-01    I/P          TRAC - 21769                         6044                    CONTROL SOLUTIONS
12-Jun-01    I/P          Timberline - 17478               1398-6/13/01                Commercial Furnishings Inc.
12-Jun-01    I/P          Timberline - 4829                27682, 27686                Commercial Carpet
12-Jun-01    I/P          Timberline - 13397                041019-0007                Clark-Devon Hardware Co., Inc.
12-Jun-01    I/P          Timberline - 14443                  Ro64680                  Clark Lift of Alabama
12-Jun-01    I/P          Timberline - 13397                5166, 5165                 CIWA, Inc.
12-Jun-01    I/P          Timberline - 13397      630783654, 630787358, 630789223      Cintas Corporation
12-Jun-01    I/P          Timberline - 4829                   041501                   Cingular
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127378                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127381                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127376                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127385                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127372                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127379                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127380                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127370                  CINGULAR
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127384                  CINGULAR
12-Jun-01    I/P          Timberline - 17478               1230-6/13/01                Christenson Electric, Inc.
12-Jun-01    I/P          Timberline - 13397                   77892                   CH20
12-Jun-01    I/P          Timberline - 13397                   14125                   Cascadian Building Maintenance


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       19                 19
                                                                                                      839                839
                                                                                                      675                675
                                                                                                      493                493
                                                                                                    1,704              1,704
                                                                                                    1,762              1,762
                                                                                                    1,628              1,628
                                                                                                    2,694              2,694
                                                                                                    2,539              2,539
                                                                                                      578                578
                                                                                 5,172                                 5,172
                                                                                                      328                328
                                                                                                    1,383              1,383
                                                                                                    2,079              2,079
                                                                                                    2,200              2,200
                                                                                                       56                 56
                                                                                                      121                121
                                                                                                    9,750              9,750
                                                                                    17                                    17
                                                                                                      308                308
                                                                                                    5,085              5,085
                                                                                                    1,830              1,830
                                                                                    25                  0                 25
                                                                                                      561                561
                                                                                                    1,648              1,648
                                                                                                       55                 55
                                                                                                    1,430              1,430
                                                                                                    6,227              6,227
                                                                                                    1,226              1,226
                                                                                                      457                457
                                 116                                                                                     116
                                  39                                                                                      39
                                  38                                                                                      38
                                  36                                                                                      36
                                  32                                                                                      32
                                  20                                                                                      20
                                  11                                                                                      11
                                   7                                                                                       7
                                   2                                                                                       2
                                                                                                      467                467
                                                                                                    2,114              2,114
                                                                                                      652                652


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    I/P          TRAC 21756                         JOB 21756                     CANTV
12-Jun-01    I/P          Timberline - 4829                   1228350                      Calco Ltd.
12-Jun-01    GOVT         Cape-TRAC                            5509                        BURNS SECURITY SERVICES
12-Jun-01    I/P          Timberline - 13397                  249685                       Building Maintenance Service
12-Jun-01    GOVT         Cape-TRAC                            5479                        BREVARD COUNTY WIND.
12-Jun-01    I&M          San Roque                            1400                        Bobcat Philippines Inc
12-Jun-01    GOVT         TRAC                              22556-351                      BLUE TECH INC.
12-Jun-01    I/P          Timberline - 4829         014001129001, 014001129000             BFI
12-Jun-01    I/P          Timberline - 14330               1360-6/11/01                    Best Way Insulation, Inc.
12-Jun-01    GOVT         Cape-TRAC                            5478                        BERTREM VALVE
12-Jun-01    I&M          San Roque                            1399                        Bernabe Construction & Indl Corp
12-Jun-01    GOVT         Cape-TRAC                            5508                        BELL SOUTH
12-Jun-01    I/P          Timberline - 14330               1257-6/11/01                    Beaverton Florist's Inc.
12-Jun-01    I/P          TRAC - 21769                         5999                        BAKER PROCESS
12-Jun-01    I/P          Timberline - 13397          8242, 8205, 8243, 8244               Baer Bros., Inc.
12-Jun-01    I/P          Timberline - 4997                  0048511IN                     B.T. Mancini Co., Inc.
12-Jun-01    I/P          Timberline - 14330               1194-6/11/01                    B&H Mechanical Service Corp.
12-Jun-01    I/P          Timberline - 17478               1194-6/13/01                    B&H Mechanical Service Corp.
12-Jun-01    GOVT         Cape-TRAC                            5477                        AUTOCLAVE ENGINEERS
12-Jun-01    I/P          Timberline - 13397               20234, 20235                    Atlas Sales & Rentals, Inc.
12-Jun-01    GOVT         Cape-TRAC                            5476                        ATKINSON WASHINGTON ZACHRY
12-Jun-01    I/P          Timberline - 17478               1815-6/13/01                    AT&T Wireless Cellular Service
12-Jun-01    I/P          Timberline - 14330               1815-6/11/01                    AT&T Wireless Cellular Service
12-Jun-01    GOVT         Cape-TRAC                            5507                        AT&T WIRELESS
12-Jun-01    I/P          RUST CONSTRUCTORS                  10127368                      AT&T
12-Jun-01    GOVT         BHO                                 1150722                      ASSOCIATES LEASING
12-Jun-01    I/P          Timberline - 17478               1427-6/13/01                    Architectural Signing NW
12-Jun-01    I/P          Timberline - 13397   458-0188492, 458-0191219, 458-0192585       Aramark Uniform Services
12-Jun-01    I/P          Timberline - 13397               31908-285915A                   AquaPrix, Inc.
12-Jun-01    I/P          TRAC - 21769                         6053                        ANDERSON WATER SYSTEMS
12-Jun-01    I/P          Timberline - 14330               1222-6/11/01                    Anderson Roofing Company Inc.
12-Jun-01    I/P          Timberline - 4829                   533998                       Anderson Pest Control
12-Jun-01    I/P          TRAC - 24391, 23659,               1510967                       AMRO
                                 47310
12-Jun-01    I/P          Timberline - 13397                   6030                        American Industrial Maintenance
12-Jun-01    I/P          TRAC 22569                         JOB 22569                     AMERICAN EQUIPMENT
12-Jun-01    I/P          Timberline - 13397                   6708                        Alta Fire Protection Company
12-Jun-01    I/P          Timberline - 13397                   52501                       Alice Kelly
12-Jun-01    GOVT         Cape-TRAC                            5505                        AIRBORNE EXPRESS
12-Jun-01    CORP         BHO                                 1150378                      AIRBORNE
12-Jun-01    CORP         BHO                                 1150380                      AIRBORNE
12-Jun-01    CORP         BHO                                 1150055                      AIRBORNE
12-Jun-01    CORP         BHO                                 1148832                      AIRBORNE



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                               4,605                                                                                   4,605
                                                                                                      113                113
                                                                                                      191                191
                                                                                                      335                335
                                                                                                      910                910
                                                                 1,263                                                 1,263
                                                                                                   21,087             21,087
                                                                                                    4,452              4,452
                                                                                                    2,400              2,400
                                                                                                    1,005              1,005
                                                                   344                                                   344
                                 673                                                                                     673
                                                                                                       50                 50
                                                                                                   15,500             15,500
                                                                                                    2,187              2,187
                                                                                                   86,282             86,282
                                                                                                      264                264
                                                                                                      181                181
                                                                                                      216                216
                                                                                                      540                540
                                                                                                   30,971             30,971
                                                                                                      222                222
                                                                                                       11                 11
                                 147                                                                                     147
                                  65                                                                                      65
                                                                                                   41,961             41,961
                                                                                                      957                957
                                                                                                      219                219
                                                                                                    1,565              1,565
                                                                                                    2,411              2,411
                                                                                                      315                315
                                                                                                      462                462
                                                                                                    2,885              2,885
                                                                                                    1,650              1,650
                                                                                                    1,340              1,340
                                                                                                      879                879
                                                                                                      153                153
                                                                                                       12                 12
                                                                                24,695                                24,695
                                                                                 4,395                                 4,395
                                                                                   354                                   354
                                                                                   263                                   263



         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
12-Jun-01    I/P          BHO                               9990007368                 AIR RESOURCES
12-Jun-01    GOVT         TRAC                              22556-345                  AIR COMMODITIES/OREGON
12-Jun-01    GOVT         TRAC                              22556-346                  AIR COMMODITIES/OREGON
12-Jun-01    GOVT         TRAC                              22556-347                  AIR COMMODITIES/OREGON
12-Jun-01    I&M          San Roque                            1398                    ACS Manufacturing Corp
12-Jun-01    I/P          Timberline - 13397          6258, 6259, 6358, 6359           Acme Building Maintenance
12-Jun-01    I/P          Timberline - 4829          WA1800043001, WA380004301         Accurate Document Destruction Inc.
12-Jun-01    I/P          Timberline - 13397                   1894                    AAA Fence Company
12-Jun-01    I/P          TRAC 24052                         JOB 24052                 AAA COFFEE BREAK SERVICE
12-Jun-01    GOVT         BHO                               9990007391                 "YUZHNY" MACHINE BUILDING WORKS
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4294                 Xerox Corporation
11-Jun-01    I/P          BHO                                 1149379                  XEROX CORP
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 XEROX
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 WHOLE SALE ELECTRIC
11-Jun-01    P&C          BHO                                 1150503                  WEST BELT PLAZA DELI
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 WARREN DEL CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WARREN DEL CARIBE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 WARREN DEL CARIBE
11-Jun-01    I/P          Timberline - 4837             40104, 40105, 40120            Walden Associate Technology Inc.
11-Jun-01    I/P          RUST CONSTRUCTORS                  10127195                 WAL MART
11-Jun-01    P&C          BHO                                 1150498                  VITAL RECORDS STORAGE
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 VICTOR M. VARGAS
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 VIAS CAR RENTAL
11-Jun-01    I/P          Timberline - 4837                 E1286863BE                 Verizon Wireless Messaging
11-Jun-01    I/P          Timberline - 4837                   5232001                  Verizon Wireless (Ameritech)
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4293                 Verizon Wireless
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4292                 Valley Industrial Supply
11-Jun-01    I/P          Timberline - 4837                  05152001                  US Bank
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4291                 U.S. Bank
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 TYCO VALVES & CONTROLS
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 TRUJILLO ALTO METAL CORP.
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 TRUJILLO ALTO METAL CORP.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   33,671             33,671
                                                                                                      649                649
                                                                                                       23                 23
                                                                                                        3                  3
                                                                 2,901                                                 2,901
                                                                                                  170,891            170,891
                                                                                                      748                748
                                                                                                    1,000              1,000
                                                                                                      101                101
                                                                 8,683                                                 8,683
                                                                                                    1,606              1,606
                                                                                                      640                640
                                                                                                      209                209
                                                                                                   35,388             35,388
                                                                                                    5,901              5,901
                                                                                                    4,680              4,680
                                                                                                    2,715              2,715
                                                                                                    2,698              2,698
                                                                                                    2,476              2,476
                                                                                                    1,415              1,415
                                                                                                      485                485
                                                                                                      451                451
                                                                                                       61                 61
                                                                                                   18,905             18,905
                                                                                                      765                765
                                                                                                   42,825             42,825
                                                                                                   19,138             19,138
                                                                                                    9,014              9,014
                                                                                                    2,895              2,895
                                                                                                      (23)               (23)
                                                                                                      704                704
                                                                                                      400                400
                                                                                                    1,250              1,250
                                                                                                      625                625
                                                                                                      482                482
                                  86                                                                                      86
                                                                                                      310                310
                                                                                                      349                349
                                                                                                   28,509             28,509
                                                                                                    3,270              3,270
                                                                                                    1,700              1,700
                                                                                                    1,565              1,565


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jun-01     I/P          TRAC 23482                         JOB 23482                TRI-STATE
11-Jun-01     I/P          TRAC 23482                         JOB 23482                TRAILER VAN
11-Jun-01     POWER        TRAC                                1236679                 TOTAL LOGISTICS SOLUTION
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 TISCHER & CO. INC.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 THE OFFICE SHOP
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 THE MACK IRON COMPANY
11-Jun-01     POWER        TRAC                               1236677/8                THAI-YAZUKI ELECTRIC
11-Jun-01     I/P          Timberline - 4837                   11465A                   Tel-Vi Communications Inc.
11-Jun-01     POWER        TRAC                                 5026516                 TEDESCO, PAUL
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 TECFOR
11-Jun-01     I/P          Timberline - 4892                     501                    Teamsters Local 247
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 TATE ANDALE CANADA INC.
11-Jun-01     GOVT         BHO                                 1150485                  SURVEYORS MATERIALS INC
11-Jun-01     I&M          BHO                                10011602                  Sunstate Equip
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4290                 Stowers Machinery
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 STERIN CORP.
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4289                 Sprint
11-Jun-01     I&M          BHO                                47058932                  Sparkletts Drinking Water
11-Jun-01     I&M          BHO                                10011601                  Sparkletts Drinking Water
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 SPARKLER FILTERS, INC.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 SISSCO
11-Jun-01     I&M          BHO                                 10011600                  Silverstate Wire Rope
11-Jun-01     I/P          BHO                                 1150479                  SIGNS NOW OF OREGON
11-Jun-01     GOVT         BHO                                 1150478                  SIEVEKING INC
11-Jun-01     I/P          Timberline - 4837                  483713104                 Siemens Building Technologies
11-Jun-01     I/P          Timberline - 4837                   W83854                   Shipping Utilities, Inc.
11-Jun-01     I/P          Timberline - 4837                 6596482401                 Shell Oil Company
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 SETON
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 SERMATECH ETHYLENE
11-Jun-01     CORP         BHO                                 1150475                  SDRC
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 SCHUF
11-Jun-01     CORP         BHO                                 1150093                  SARCOM
11-Jun-01     CORP         BHO                                 1145605                  SARCOM
11-Jun-01     CORP         BHO                                 1150092                  SARCOM
11-Jun-01     I/P          BHO                                 1150473                  SANDERSON SAFTEY COMPANY
11-Jun-01     I/P          RUST CONSTRUCTORS                  10127364                 S & M VACUUM & WASTE LTD
11-Jun-01     I/P          RUST CONSTRUCTORS                  10127364                 S & M VACUUM & WASTE LTD
11-Jun-01     I/P          RUST CONSTRUCTORS                  10127364                 S & M VACUUM & WASTE LTD
11-Jun-01     I/P          RUST CONSTRUCTORS                  10127364                 S & M VACUUM & WASTE LTD
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 RUSH INDUSTRIAL SERVICE
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 RUBBER AND GASKET
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 ROSEMOUNT


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   4,116              4,116
                                                                                                     800                800
                                                                                 4,567                                 4,567
                                                                                                    5,170              5,170
                                                                                                      305                305
                                                                                                   17,509             17,509
                                                                18,789                                                18,789
                                                                                                      990                990
                                                                                                   14,375             14,375
                                                                                                    3,448              3,448
                                                                                                       26                 26
                                                                                                       43                 43
                                                                                                    1,040              1,040
                                                                                                    3,973              3,973
                                                                                                      376                376
                                                                                                      900                900
                                  67                                                                                      67
                                                                                                      384                384
                                  83                                                                                      83
                                                                                                    5,719              5,719
                                                                                                      880                880
                                                                                                    3,472              3,472
                                                                                                      203                203
                                                                                                   71,175             71,175
                                                                                                    4,043              4,043
                                                                                                       55                 55
                                                                                                      599                599
                                                                                                       68                 68
                                                                                                    4,606              4,606
                                                                                                    5,830              5,830
                                                                                                      597                597
                                                                                                    2,083              2,083
                                                                                                      444                444
                                                                                                      226                226
                                                                                                      300                300
                                                                                                      508                508
                                                                                                      277                277
                                                                                                      174                174
                                                                                                      120                120
                                                                                                   14,804             14,804
                                                                                                    2,091              2,091
                                                                                                   10,861             10,861


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 RIMCO, INC.
11-Jun-01    I/P          RUST CONSTRUCTORS                  10127185                  REYNOLDS INDUSTRIAL CONTRACTOR
11-Jun-01    I/P          RUST CONSTRUCTORS                  10127185                  REYNOLDS INDUSTRIAL CONTRACTOR
11-Jun-01    I/P          TRAC 24589                         JOB 24589                 RELIZON COMPANY
11-Jun-01    I/P          TRAC 24234                         JOB 24234                 RELIZON COMPANY
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 RAFAEL BENITEZ CARRILLO
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 QUALITY CLEANING
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 PUERTO RICO WIRE PRODUCTS
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 PUERTO RICO VALVE & FITTING
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 PSL
11-Jun-01    GOVT         TRAC                              21852-1212                 PROSPECT STEEL
11-Jun-01    I/P          BHO                                 1150465                  PRIME EQUIPMENT
11-Jun-01    POWER        BHO                                 1150464                  PRIMAVERA SYSTEMS INC
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 PRECISION COMPRESOR
11-Jun-01    GOVT         BHO                                 1149362                  POSTAL PRIVILEGE
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 POPULAR LEASING
11-Jun-01    POWER        TRAC                                 1236675                 PIONEER AIR CARGO
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 PHARMACEUTICAL SERVICES
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 PHARMACEUTICAL PROCESSES SYSTEM
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 PERRY PRODUCTS CO OF PUERTO RICO
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 PERRY PRODUCTS
11-Jun-01    I/P          RUST CONSTRUCTORS                  10125834                  OWENSVILLE EQUIPMENT
11-Jun-01    I&M          BHO                                47058931                  Omega Industries
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4287                 Oak Ridge Medical Imaging
11-Jun-01    I&M          BHO                                 49017106                 Northwest Parts and Riggin
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 NORTHEAST CONTROLS
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    I/P          TRAC 22567                         JOB 22567                 NEW JERSEY MACHINE
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4286                 Neff Rental
11-Jun-01    POWER        TRAC                                1236674                  NALCO CHEMICAL CO.
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 N & N CONSTRUCTION
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 MULTI STEEL
11-Jun-01    GOVT         Oak Ridge-JDE                     C4848-4284                 Mobile Mini, Inc.
11-Jun-01    I/P          BHO                                 1150453                  MILLER PAINT CO
11-Jun-01    I/P          Timberline - 4892                     501                    Michigan Conference of Teamsters
11-Jun-01    POWER        TRAC                                1236671                  MCS ELTECH
11-Jun-01    I/P          TRAC 23482                         JOB 23482                 MC MASTER CARR
11-Jun-01    I/P          Timberline - 4892                  319144-02                 Marshall Campbell


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,775              2,775
                                                                                                  (76,319)           (76,319)
                                                                                                 (140,945)          (140,945)
                                                                                                      595                595
                                                                                                      351                351
                                                                                                      669                669
                                                                                                    5,145              5,145
                                                                                                    2,350              2,350
                                                                                                      103                103
                                                                                                   22,094             22,094
                                                                                                  662,223            662,223
                                                                                                    3,799              3,799
                                                                                                  167,306            167,306
                                                                                                    4,141              4,141
                                                                                                       27                 27
                                                                                                      771                771
                                                                                 2,314                                 2,314
                                                                                                      585                585
                                                                                                    1,197              1,197
                                                                                                    1,504              1,504
                                                                                                    3,792              3,792
                                                                                                       (9)                (9)
                                                                                                    7,224              7,224
                                                                                                      110                110
                                                                                                    1,249              1,249
                                                                                                      346                346
                                                                                                   14,890             14,890
                                                                                                   10,053             10,053
                                                                                                    8,551              8,551
                                                                                                    6,896              6,896
                                                                                                    4,552              4,552
                                                                                                      213                213
                                                                                                    2,172              2,172
                                                                 4,924                                                 4,924
                                                                                                    1,300              1,300
                                                                                                    1,286              1,286
                                                                                                       37                 37
                                                                                                       37                 37
                                                                                                      265                265
                                                                 5,602                                                 5,602
                                                                                                       29                 29
                                                                                                       24                 24


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
11-Jun-01     I/P         TRAC 22567                         JOB 22567                 MAR-LAND INDUSTRIAL CONTRACTORS
11-Jun-01     I/P         TRAC 22567                         JOB 22567                 MAR-LAND INDUSTRIAL CONTRACTORS
11-Jun-01     I/P         BHO                                 1150450                  MARK COSTELLO CO
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 MANATI OFFICE SUPPLY
11-Jun-01     I/P         Timberline - 4892                   218001                   Macomb Pipe and Supply
11-Jun-01     I/P         Timberline - 4892                   217999                   Macomb Pipe and Supply
11-Jun-01     I/P         Timberline - 4892                   218000                   Macomb Pipe and Supply
11-Jun-01     I/P         BHO                                 1150448                  LOVELACE GAS SERVICE
11-Jun-01     I/P         BHO                                 1150448                  LOPEZ ELECTRIC
11-Jun-01     I&M         BHO                                47058930                  LB Foster
11-Jun-01     I/P         BHO                                 1149357                  LANDMARK PROMOTIONS
11-Jun-01     POWER       TRAC                                5026515                  KUHLMAN
11-Jun-01     POWER       TRAC                                1236670                  KOON SANG THAI
11-Jun-01     GOVT        Oak Ridge-JDE                     C4848-4282                 Knox-Tenn Rental
11-Jun-01     I/P         BHO                                 1150446                  KIMBALL PROPERTY MANAGEMENT
11-Jun-01     I/P         BHO                                 1150445                  KENT OXYGEN CO
11-Jun-01     I/P         Timberline - 4892                   1-6894                   Joseph P. Weber Painting
11-Jun-01     I/P         Timberline - 4892                   1-6895                   Joseph P. Weber Painting
11-Jun-01     I/P         Timberline - 4892                  1-6896-2                  Joseph P. Weber Painting
11-Jun-01     I/P         Timberline - 4892                  1-6896-1                  Joseph P. Weber Painting
11-Jun-01     I/P         BHO                                 1150444                  JONES WELDING SUPPLY
11-Jun-01     I/P         BHO                                 1150443                  JOHNSTONE SUPPLY
11-Jun-01     I/P         RUST CONSTRUCTORS                  10127359                  JOHNNY LOWERY GENERAL CONTR.
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 JEH LEASING
11-Jun-01     I/P         RUST CONSTRUCTORS                  10127358                  JBC CONSTRUCTION INC
11-Jun-01     I/P         BHO                                 1150442                  JAPAN OFFICE SERVICE
11-Jun-01     GOVT        TRAC                              21852-1211                 JACK MORGAN Construction Company
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 J.R. INSULATION SALES & SERVICE
11-Jun-01     I/P         BHO                                 1150440                  J B MATHEWS CO
11-Jun-01     I/P         BHO                                 1150441                  J H HAM ENGINEERING
11-Jun-01     I/P         BHO                                 1150439                  IRONTECH WELDING AND INDU
11-Jun-01     I/P         BHO                                 1150438                  INTERNATIONAL ENERGY CO
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 INTERNATIONAL DISTRIBUTOR, INC.
11-Jun-01     POWER       BHO                                 1150437                  INTEGRATED ACCESS SYSTEM
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 INTACO EQUIPMENT CORP.
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 INSTANT PRINT
11-Jun-01     I/P         BHO                                 1150436                  INITIAL SECURITY
11-Jun-01     I/P         TRAC 22567                         JOB 22567                 INDUSTRIAL FITTINGS & VALVES
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 INDUSTRIAL FITTING &VALVES
11-Jun-01     I/P         TRAC 23482                         JOB 23482                 INDUSA
11-Jun-01     P&C         BHO                               9990007371                 INCAT EQUTORIAL GUI
11-Jun-01     I/P         BHO                                 1150435                  ICM EQUIPMENT COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                   16,115             16,115
                                                                                                    3,493              3,493
                                                                                                      869                869
                                                                                                    1,478              1,478
                                                                                                       23                 23
                                                                                                       15                 15
                                                                                                        4                  4
                                                                                                       99                 99
                                                                                                    3,626              3,626
                                                                                                    9,624              9,624
                                                                                                    1,022              1,022
                                                                                                   10,320             10,320
                                                                 3,350                                                 3,350
                                                                                                      466                466
                                                                                                    2,042              2,042
                                                                                                      284                284
                                                                                                      880                880
                                                                                                      880                880
                                                                                                      440                440
                                                                                                      440                440
                                                                                                      140                140
                                                                                                       27                 27
                                                                                                    8,469              8,469
                                                                                                      300                300
                                                                                                    2,740              2,740
                                                                                                   22,790             22,790
                                                                                                   72,178             72,178
                                                                                                  115,268            115,268
                                                                                                      665                665
                                                                                                    1,414              1,414
                                                                                                      189                189
                                                                                                   11,222             11,222
                                                                                                      831                831
                                                                                                   35,571             35,571
                                                                                                      920                920
                                                                                                      409                409
                                                                                                      266                266
                                                                                                       26                 26
                                                                                                   51,404             51,404
                                                                                                    1,598              1,598
                                                                 8,227                                                 8,227
                                                                                                    1,047              1,047


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

11-Jun-01     I/P          BHO                                 1150434                  HURCO COMPANIES INC
11-Jun-01     I/P          BHO                                 1150433                  HUMBOLDT MFG CO
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 HUDSON VALLEY CONTROLS
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 HOSOKAWA MICRON POWDER SYSTEM
11-Jun-01     I/P          BHO                                 1150432                  HOME DEPOT
11-Jun-01     I/P          BHO                                 1150431                  HOLSTON BROTHERS
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 HILTI
11-Jun-01     I/P          BHO                                 1150430                  HFP CORP
11-Jun-01     I/P          Timberline - 4837            Apr162001, APR232001            Heuer Locksmith, Inc.
11-Jun-01     I/P          BHO                                 1150429                  HARTZELL FAN INC
11-Jun-01     I&M                  BHO                        47058933                  Hanson Aggregate
11-Jun-01     I/P          BHO                                 1150429                  H AND H DOOR CONTROLS
11-Jun-01     I/P          BHO                                 1149949                  H A C S C INC
11-Jun-01     I/P          BHO                                 1150427                  GWYER REPROGRAPHICS
11-Jun-01     I/P          BHO                                 1150426                  GREENWOOD ENVIRONMENTAL
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 GRAYBAR INTERNATIONAL
11-Jun-01     GOVT         BHO                                 1150425                  GRAYBAR ELECTRICAL CO
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 GRAINGER CARIBE, INC.
11-Jun-01     POWER               TRAC                         5026513                 GRAFTEL INC
11-Jun-01     I/P          BHO                                 1150424                  GOLDHORN ELECTRICAL CONS
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 GLOBAL
11-Jun-01     I&M                  BHO                        47058929                  Glacier Northwest
11-Jun-01     I/P          BHO                                 1150423                  GLACIER NORTHWEST
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4280                 General Services Administration
11-Jun-01     I/P          BHO                                 1150422                  GENERAL INSULATION CO
11-Jun-01     GOVT         TRAC                              21852-1209                 GE Supply
11-Jun-01     GOVT         TRAC                              21852-1210                 GE Supply
11-Jun-01     I/P          BHO                                 1150421                  GCS SERVICE INC
11-Jun-01     I/P          Timberline - 4837                   444595                   Gateway Industrial Power, Inc.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 G.L.B. CORPORATION
11-Jun-01     P&C          BHO                               9990007374                 FTF APOGESA
11-Jun-01     P&C          BHO                               9990007373                 FTF APOGESA
11-Jun-01     I/P          Timberline - 4892                 1514909-008                Freedman Equipment
11-Jun-01     GOVT         BHO                                 1150420                  FRANKS SUPPLY CO
11-Jun-01     I/P          BHO                                 1150419                  FOREST HILLS TRANSFER
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 FORD CREDIT
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 FLOWSERVE CORP.
11-Jun-01     I/P          BHO                                 1150418                  FLORIDA MARKING PRODUCTS
11-Jun-01     I/P          BHO                                 1150417                  FLEETWING CORP
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 FISHER CONTROLS
11-Jun-01     I/P          BHO                                 1150416                  FIRE ENGINEERING COMPANY
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 FERGUSON ENTERPRISES INC.



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    1,059              1,059
                                                                                                       70                 70
                                                                                                    3,859              3,859
                                                                                                   16,117             16,117
                                                                                                      731                731
                                                                                                    1,443              1,443
                                                                                                    1,345              1,345
                                                                                                      260                260
                                                                                                      758                758
                                                                                                    6,305              6,305
                                                                                                   78,912             78,912
                                                                                                      545                545
                                                                                                      820                820
                                                                                                       84                 84
                                                                                                    1,589              1,589
                                                                                                   22,123             22,123
                                                                                                       89                 89
                                                                                                      855                855
                                                                                                   20,775             20,775
                                                                                                    6,895              6,895
                                                                                                      116                116
                                                                                                   63,555             63,555
                                                                                                    1,439              1,439
                                                                                                   13,193             13,193
                                                                                                      191                191
                                                                                                      183                183
                                                                                                      132                132
                                                                                                       50                 50
                                                                                                      298                298
                                                                                                    3,587              3,587
                                                               180,206                                               180,206
                                                                52,616                                                52,616
                                                                                                      636                636
                                                                                                       80                 80
                                                                                                      323                323
                                                                                                    1,529              1,529
                                                                                                   29,594             29,594
                                                                                                       89                 89
                                                                                                      107                107
                                                                                                    7,072              7,072
                                                                                                      233                233
                                                                                                    7,859              7,859


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4279                 Federal Express Corporation
11-Jun-01     GOVT         BHO                                 1150414                  FEDERAL EXPRESS CORP
11-Jun-01     GOVT         TRAC                               22556-334                 FEDERAL EXPRESS (REVISED)
11-Jun-01     GOVT         TRAC                               22556-334                 FEDERAL EXPRESS (ORIG)
11-Jun-01     I/P          BHO                                 1150413                  FASTENAL COMPANY
11-Jun-01     I&M                  BHO                         3000438                  Falk Corp
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 F&M MAFCO
11-Jun-01     I/P          BHO                                 1150412                  F B HARDING
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 ERNESTO LOPEZ & ASSOCIATES
11-Jun-01     GOVT         TRAC                              21852-1208                 ENSCO
11-Jun-01     I/P          Timberline - 4837                   S38593                   Engineered Cleaning Services
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 ENDRESS & HAUSER INC.
11-Jun-01     POWER               TRAC                         5026511                 EMS
11-Jun-01     I&M                  BHO                        47058766                  Empire Southwest
11-Jun-01     I/P          BHO                                 1150410                  ELCON ENTERPRISES INC
11-Jun-01     POWER               TRAC                         1236667                 EGAT
11-Jun-01     POWER               TRAC                         1236687                 EGAT
11-Jun-01     POWER               TRAC                         1236666                 EGAT
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4276                 Edwards Supply Co., Inc.
11-Jun-01     I/P          BHO                                 1150409                  EAST PEORIA TIRE AND VULCANIZING
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 DUENAS TRAILER
11-Jun-01     GOVT         BHO                               9990007381                 DRUSKIC SULEFMAN
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 DRESSER INSTRUMENT
11-Jun-01     I/P          BHO                                 1150408                  DRESSEL WELDING SUPPLY
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 DISTRIBUIDORA EBE-NEZER
11-Jun-01     GOVT         BHO                                 1150407                  DELPAC SALES
11-Jun-01     P&C          BHO                                 1150406                  DANKA
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 DANIEL INDUSTRIAL
11-Jun-01     POWER        BHO                               9990007376                 DAELIM IND. LTD
11-Jun-01     I/P          Timberline - 4837                    63360                   Custom Tree & Lawn Service
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 CUMMINS DE PUERTO RICO
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 CUMMINS DE PUERTO RICO
11-Jun-01     GOVT         BHO                                 1150405                  CSC
11-Jun-01     I/P          BHO                                 1150404                  CROWN LINEN SERVICE
11-Jun-01     I/P          BHO                                 1150403                  CPI INTERNATIONAL
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4275                 Cormier Shoring & Equipment Co.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 CONTROL VISION
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 CONTINENTAL DISC, CORP.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 CONFORT PLANNERS INC.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 COMPUTER PARADISE
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 COMPUTER ACCESSORIES
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 COMPRESORES & EQUIPOS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                    16                                    16
                                                                                   188                                   188
                                                                                    90                                    90
                                                                                   (67)                                  (67)
                                                                                                       38                 38
                                                                                                    4,183              4,183
                                                                                                      600                600
                                                                                                    3,660              3,660
                                                                                                      900                900
                                                                                                    7,274              7,274
                                                                                                    2,000              2,000
                                                                                                      469                469
                                                                                                    2,500              2,500
                                                                                                   17,167             17,167
                                                                                                      515                515
                                                                                   194                                   194
                                                                 2,628                                                 2,628
                                 678                                                                                     678
                                                                                                    4,412              4,412
                                                                                                      439                439
                                                                                                      800                800
                                                                25,034                                                25,034
                                                                                                    5,717              5,717
                                                                                                      129                129
                                                                                                      281                281
                                                                                                      227                227
                                                                                                      219                219
                                                                                                      316                316
                                                                                                1,381,212          1,381,212
                                                                                                       72                 72
                                                                                                    8,800              8,800
                                                                                                    4,465              4,465
                                                                                                       50                 50
                                                                                                      174                174
                                                                                                      372                372
                                                                                                   40,880             40,880
                                                                                                   45,043             45,043
                                                                                                    4,308              4,308
                                                                                                    6,340              6,340
                                                                                                      454                454
                                                                                                    1,312              1,312
                                                                                                    7,660              7,660


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

11-Jun-01     P&C          BHO                                 1150401                  COLLABORATION IN SCIENCE
11-Jun-01     I/P          BHO                                 1150400                  COAST CONSTRUCTION SUPPLY
11-Jun-01     I/P          BHO                                 1150399                  CLEAN SPOT
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 CITY STATIONARY
11-Jun-01     I/P          Timberline - 4837       731257317, 731259436, 731261634      Cintas Corp.-731
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 CIB CORPORATION
11-Jun-01     I/P          RUST CONSTRUCTORS                  10127205                 CHEVRON U S A INC
11-Jun-01     I/P          BHO                                 1150398                  CHEM TREAT INC
11-Jun-01     I/P          Timberline - 4892                     501                    Central States
11-Jun-01     I&M                  BHO                        10011599                  Cashman Equipment
11-Jun-01     I&M                  BHO                        49017105                  Caribou Electrical
11-Jun-01     POWER               TRAC                         1236665                 C.A.T.
11-Jun-01     POWER               TRAC                         1236685                 C.A.T.
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 C&N PROMOTIONS
11-Jun-01     GOVT         BHO                                 1150397                  BUSINESS ENGINE SOFTWARE
11-Jun-01     I/P          BHO                                 1150396                  BURKS INC
11-Jun-01     I/P          Timberline - 4837                  DB052201                  Buckowitz, Daniel
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 BS&B SAFETY SYSTEMS
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 BS&B SAFETY SYSTEMS
11-Jun-01     POWER               TRAC                         1236664                 BRUNEL ENERGY (THAILAND)
11-Jun-01     I&M                  BHO                        47058934                  Bruce Hix
11-Jun-01     I&M                  BHO                        49017107                  Brad Ragan
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4274                 BP Oil
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4273                 Bonjour Cleaning Service
11-Jun-01     POWER               TRAC                         5026510                 BOGAN
11-Jun-01     I/P          BHO                                 1150395                  BOCK AND CLARK LTD
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 BOC EDWARDS PHARMACEUTICAL
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 BOC EDWARDS PHARMACEUTICAL
11-Jun-01     I/P          BHO                                 1150394                  BLACKS SUPPLY INC
11-Jun-01     I/P          BHO                                 1150393                  BLACK AND VEATCH
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 BFI
11-Jun-01     POWER               TRAC                         1236663                 BEST TECH & ENGINEERING
11-Jun-01     CORP         BHO                                 1150390                  BENTLEY SYSTEMS INC
11-Jun-01     I&M                  BHO                        10011598                  Bat Rentals Inc
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 BARCELONETA RENTAL
11-Jun-01     I/P          TRAC 22567                         JOB 22567                 AUBENA INC.
11-Jun-01     I/P          Timberline - 4837                    6150                    Atech Industrial Electronics
11-Jun-01     I/P          BHO                                 1150389                  AT AND T WIRELESS
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 ASTRO COSMOS METALURGICAL
11-Jun-01     POWER               TRAC                         1236662                 ASIA-PACIFIC SUPPLY
11-Jun-01     GOVT         Oak Ridge-JDE                     C4848-4271                 Asbestos Workers Local 46
11-Jun-01     I/P          BHO                                 1150388                  ASAP INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    9,277              9,277
                                                                                                      533                533
                                                                                                      267                267
                                                                                                      378                378
                                                                                                      410                410
                                                                                                    2,248              2,248
                                                                                                      (66)               (66)
                                                                                                      699                699
                                                                                                      256                256
                                                                                                    9,057              9,057
                                                                                                      607                607
                                 854                                                                                     854
                                  15                                                                                      15
                                                                                                      773                773
                                                                                                   52,800             52,800
                                                                                                   10,729             10,729
                                                                                                       15                 15
                                                                                                    4,782              4,782
                                                                                                    2,943              2,943
                                                                 7,547                                                 7,547
                                                                                                      820                820
                                                                                                    1,409              1,409
                                                                                                       66                 66
                                                                                                       64                 64
                                                                                                   64,762             64,762
                                                                                                    4,050              4,050
                                                                                                   23,717             23,717
                                                                                                   13,600             13,600
                                                                                                      611                611
                                                                                                      727                727
                                                                                                    2,143              2,143
                                                                 1,055                                                 1,055
                                                                                                    2,231              2,231
                                                                                                      229                229
                                                                                                      260                260
                                                                                                    1,442              1,442
                                                                                                      300                300
                                                                                                       39                 39
                                                                                                    3,770              3,770
                                                                   272                                                   272
                                                                                                      600                600
                                                                                                      394                394


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

11-Jun-01     CORP         BHO                                 1149334                  ARCUS DATA SECURITY
11-Jun-01     I/P          BHO                                 1150386                  ARAMARK UNIFORM SERVICES
11-Jun-01     I/P          BHO                                 1150385                  AMTECH ELEVATOR SERVICE
11-Jun-01     P&C          BHO                               9990007372                 AMOSCO
11-Jun-01     I/P          BHO                                 1150384                  AMERICAN JAIL ASSOC
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 AMERICAN EQUIPMENT
11-Jun-01     I/P          TRAC 24589                         JOB 24589                 AMEREN UE
11-Jun-01     I/P          BHO                                 1150383                  AM TECHNOLOGIES
11-Jun-01     I/P          BHO                                 1150382                  ALLIED ELECTRIC SUPPLY
11-Jun-01     I&M                  BHO                        10011597                  Airgas West
11-Jun-01     I/P          BHO                                 1150375                  AIR CENTERS OF FLORIDA
11-Jun-01     POWER               TRAC                         1236661                 ADVANCED INFO SERVICE
11-Jun-01     I/P          TRAC 23482                         JOB 23482                 ACTION BOLTS & SUPPLY
11-Jun-01     I/P          Timberline - 4837        1511, 1524, 1525, 1526, 1527        Ace Lab Systems, Inc.
11-Jun-01     I/P          Timberline - 4837                    56955                   Access Courier
11-Jun-01     I/P          BHO                                 1150374                  ABC SANITATION AND SEPTIC
11-Jun-01     POWER               TRAC                         5026508                 AB TRANS CSLT
11-Jun-01     I/P          Timberline - 4837           283, 285, 286, 287, 288          A&G Horticultural Services
08-Jun-01     I&M                  BHO                        47058713                 Zep Manufactoring
08-Jun-01     GOVT         WS-Timberline                     3589-047262                Zambrana
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127244                 XEROX CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127002                 WYATT SAFETY SUPPLY CO INC
08-Jun-01     GOVT         Cape-TRAC                           1965470                 WOODSON & ASSOCIATES
08-Jun-01     GOVT         TRAC                              21852-1207                 WINCHESTER
08-Jun-01     GOVT         TRAC                              21852-1206                 WILSON SUPPLY COMPANY
08-Jun-01     GOVT         TRAC                              21852-1205                 WHITEWOOD TRANSPORTATION
08-Jun-01     I&M                  BHO                        47058683                 White Cap
08-Jun-01     GOVT         Cape-TRAC                           1965465                 WESTERN WASTE
08-Jun-01     GOVT         TRAC                              21852-1053                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1061                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1048                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1062                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1052                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1058                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1050                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1060                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1049                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1047                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1063                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1059                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1051                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1046                 WELSCO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    3,444              3,444
                                                                                                       81                 81
                                                                                                    7,500              7,500
                                                                13,077                                                13,077
                                                                                                      700                700
                                                                                                      750                750
                                 111                                                                                     111
                                                                                                    4,500              4,500
                                                                                                       17                 17
                                                                                                    2,429              2,429
                                                                                                      279                279
                                  54                                                                                      54
                                                                                                    2,960              2,960
                                                                                                   10,729             10,729
                                                                                                       63                 63
                                                                                                      408                408
                                                                                                    8,896              8,896
                                                                                                    6,448              6,448
                                                                                                      433                433
                                                                                                   19,277             19,277
                                                                                                       22                 22
                                                                                                    5,470              5,470
                                                                                                  307,645            307,645
                                                                                                       90                 90
                                                                                                    1,668              1,668
                                                                                                    2,825              2,825
                                                                                                      232                232
                                                                                                    9,090              9,090
                                                                                                    7,703              7,703
                                                                                                    1,672              1,672
                                                                                                      760                760
                                                                                                      624                624
                                                                                                      522                522
                                                                                                      506                506
                                                                                                      477                477
                                                                                                      322                322
                                                                                                      297                297
                                                                                                      178                178
                                                                                                      129                129
                                                                                                      107                107
                                                                                                       67                 67
                                                                                                       64                 64


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     GOVT         TRAC                              21852-1054                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1044                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1057                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1055                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1045                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1056                 WELSCO
08-Jun-01     GOVT         TRAC                              21852-1043                 WELSCO
08-Jun-01     I&M          San Roque                            1376                   Wellden Enterprises
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127243                 WEBB CONCRETE CO INC
08-Jun-01     POWER            Timberline                     470904314                WASTE MANAGEMENT INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127242                 WASTE MANAGEMENT
08-Jun-01     POWER            Timberline                     470904321                WAREHOUSE RENTALS & SUPPLIES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127195                 WAL MART
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127277                 WACO SYSTEMS INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126980                 W W GRAINGER INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127132                 W S O'SHEA CO INC
08-Jun-01     I/P          BHO                                 1150100                  VWR SCIENTIFIC PRODUCTS
08-Jun-01     I&M                  BHO                        47058690                 Vulcan Materials
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127194                 VINSON GUARD SERVICE
08-Jun-01     CORP         BHO                                 1150035                  VI WATER AND POWER
08-Jun-01     GOVT         TRAC                              21852-1204                 VERSABAR
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127241                 VERIZON WIRELESS  FI51-0210030
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127240                 VERIZON WIRELESS  FI51-0210030
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127241                 VERIZON WIRELESS  FI51-0210030
08-Jun-01     POWER            Timberline                     470904290                VALLEY NATIONAL GASES
08-Jun-01     GOVT         Cape-TRAC                           1965464                 USA WASTE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127193                 US OFFICE PRODUCTS
08-Jun-01     I&M                  BHO                        10011570                 US Concrete Pumping
08-Jun-01     GOVT         Cape-TRAC                           1965463                 UNIVERSAL ENGINEERING
08-Jun-01     I&M                  BHO                        10011571                 United Rentals
08-Jun-01     I&M                  BHO                        47058731                 United Rentals
08-Jun-01     I&M                  BHO                        47058744                 United Rentals
08-Jun-01     I&M                  BHO                        47058681                 United Rentals
08-Jun-01     I&M                  BHO                        47058695                 United Rentals
08-Jun-01     POWER            Timberline                     470904326                UNITED RENTALS
08-Jun-01     I&M                  BHO                        47058682                 United Rentals

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      64                 64
                                                                                                      33                 33
                                                                                                      16                 16
                                                                                                      14                 14
                                                                                                       4                  4
                                                                                                       2                  2
                                                                                                       2                  2
                                                                7,546                                                 7,546
                                                                                                     385                385
                                                                                                      82                 82
                                268                                                                                     268
                                                                                                   2,662              2,662
                                                                                                      23                 23
                                                                                                  50,400             50,400
                                                                                                     157                157
                                                                                                   4,913              4,913
                                                                                                     103                103
                                                                                                  19,461             19,461
                                                                                                     234                234
                                576                                                                                     576
                                                                                                   4,728              4,728
                                394                                                                                     394
                                143                                                                                     143
                                 93                                                                                      93
                                                                                                     487                487
                                                                                                     525                525
                                                                                                     859                859
                                                                                                     476                476
                                                                                                     453                453
                                                                                                     406                406
                                                                                                     140                140
                                                                                                      84                 84
                                                                                                     (20)               (20)
                                                                                                   2,545              2,545
                                                                                                     284                284
                                                                                                  11,458             11,458
                                                                                                   3,825              3,825
                                                                                                   2,226              2,226
                                                                                                   2,113              2,113
                                                                                                   1,737              1,737
                                                                                                   1,621              1,621
                                                                                                   1,395              1,395


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I&M                  BHO                        47058680                 United Rentals
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126977                 UNITED PARCEL SERVICE
08-Jun-01     CORP         BHO                                 1150099                  UNITED MICRO DATA INC
08-Jun-01     GOVT         TRAC                              21852-1203                 U.S. BELLOWS INC.
08-Jun-01     POWER            Timberline                     470904298                TYLER MOUNTAIN
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127276                 TURNER HEATING & AIR COND.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127275                 TTG ELECTRIC, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127275                 TTG ELECTRIC, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127001                 TRIANGLE ICE INC
08-Jun-01     GOVT         TRAC                              21852-1202                 TRIANGLE ENDINEERING
08-Jun-01     GOVT         TRAC                              21852-1201                 TRIANGLE ENDINEERING
08-Jun-01     GOVT         WS-Timberline                     3589-047257                Tri Leaf
08-Jun-01     POWER            Timberline                     470904325                TRANSPORT PLASTICS
08-Jun-01     POWER               TRAC                         1510965                 TRANS-O
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127239                 TRANE CO
08-Jun-01     I&M                  BHO                        47058719                 Traffic Control Service
08-Jun-01     GOVT         TRAC                              21852-1200                 THOMPSON MECHANICAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127000                 THOMPSON FILTRATION PRODUCTS
08-Jun-01     GOVT         TRAC                              21852-1181                 THE RELIZION CO
08-Jun-01     GOVT         TRAC                              21852-1199                 THE LOFLAND CO
08-Jun-01     I&M                  BHO                        47058669                 The Ice Wagon
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127238                 TEXACO
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127237                 TERRACON CONSULTANTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126773                 TERRACON CONSULTANTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127009                 TELE-OPTICS,INC.
08-Jun-01     I&M          San Roque                            1361                   Techpro Philippines
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127131                 TBM CONSTRUCTION & INDUSTRIAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127131                 TBM CONSTRUCTION & INDUSTRIAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127131                 TBM CONSTRUCTION & INDUSTRIAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127131                 TBM CONSTRUCTION & INDUSTRIAL
08-Jun-01     I&M                  BHO                        47058712                 Swanillon DBA san Dieg
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127236                 SUTHERLANDS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126999                 SUPERIOR SERVICE & SUPPLY CO
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126999                 SUPERIOR SERVICE & SUPPLY CO
08-Jun-01     I&M                  BHO                        47058711                 Superior Ready Mix Concrete
08-Jun-01     I&M                  BHO                        49017093                 Superior Cooling service
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126998                 SUNBELT RENTALS INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126998                 SUNBELT RENTALS INC
08-Jun-01     GOVT         Cape-TRAC                           1965461                 STOTTLER STAGG
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126970                 STONER CONCRETE CONST LLC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      661                661
                                                                                    14                                    14
                                                                                                    1,658              1,658
                                                                                                      912                912
                                                                                                      852                852
                                                                                                      317                317
                                                                                                    4,516              4,516
                                                                                                      483                483
                                                                                                      230                230
                                                                                                    1,851              1,851
                                                                                                    1,559              1,559
                                                                                                   72,753             72,753
                                                                                                   75,952             75,952
                                                                                13,142                                13,142
                                                                                                    1,397              1,397
                                                                                                      782                782
                                                                                                      400                400
                                                                                                    2,691              2,691
                                                                                                      954                954
                                                                                                    1,341              1,341
                                                                                                      350                350
                                                                                                      333                333
                                                                                                      576                576
                                                                                                     (576)              (576)
                                                                                                    5,074              5,074
                                                                   613                                                   613
                                                                                                    3,192              3,192
                                                                                                    1,194              1,194
                                                                                                      241                241
                                                                                                      140                140
                                                                                                    1,935              1,935
                                                                                                      588                588
                                                                                                     (588)              (588)
                                                                                                     (588)              (588)
                                                                                                       60                 60
                                                                                                       54                 54
                                                                                                   59,282             59,282
                                                                                                   13,228             13,228
                                                                                                      127                127
                                                                                                       85                 85
                                                                                                   11,568             11,568
                                                                                                    1,975              1,975


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     POWER            Timberline                     470904299                STONE & COMPANY
08-Jun-01     I&M          San Roque                            1360                   STL Machinery Phils Inc
08-Jun-01     POWER            Timberline                     470904296                STEWARTS
08-Jun-01     I&M                  BHO                        47058679                 Starlite Barricade
08-Jun-01     GOVT         TRAC                              21852-1198                 STAR BOLT & SCREW
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126969                 STANLEY ACCESS TECHNOLOGIES
08-Jun-01     GOVT         TRAC                              21852-1197                 STAN CHEM
08-Jun-01     GOVT         WS-Timberline                     3589-047207                St. Louis Testing
08-Jun-01     GOVT         WS-Timberline                     3589-047261                St. Louis Air
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126968                 ST ROBERT GLASS SHOP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126968                 ST ROBERT GLASS SHOP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126968                 ST ROBERT GLASS SHOP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126968                 ST ROBERT GLASS SHOP
08-Jun-01     GOVT         BHO                                 1150097                  ST LOUIS AIR MECHANICAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126966                 ST JOHNS HEALTH SYSTEM
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127190                 ST JOHNS HEALTH SYSTEM
08-Jun-01     I&M          San Roque                            1375                   Spirax Enterprises
08-Jun-01     I&M          San Roque                            1374                   Speed Computer Sales & Services
08-Jun-01     GOVT         TRAC                              21852-1193                 SOUTHWESTERN BELL
08-Jun-01     GOVT         TRAC                              21852-1194                 SOUTHWESTERN BELL
08-Jun-01     GOVT         TRAC                              21852-1192                 SOUTHWESTERN BELL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127235                 SOUTHWESTERN BELL
08-Jun-01     I&M                  BHO                        47058710                 Southwest Glass LLC
08-Jun-01     I&M                  BHO                        47058678                 Southwest Concrete Construction
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127234                 SOUTHERN BOTTLED WATER CO INC
08-Jun-01     GOVT         TRAC                              21852-1195                 SOUTHEASTERN SERVICES
08-Jun-01     GOVT         TRAC                              21852-1196                 SOUTHEASTERN SERVICES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127130                 SOUTHEASTERN INDUSTRIAL, INC
08-Jun-01     GOVT         Cape-TRAC                           1965469                 SOUTHEASTERN HOSE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126997                 SOUTHEASTERN ELECTRIC
08-Jun-01     I&M                  BHO                        47058698                 SOS Patrol LLC
08-Jun-01     GOVT         Cape-TRAC                           1965459                 SMITH PATCHER
08-Jun-01     GOVT         PDCF-TRAC                          #5141107                  Skytel
08-Jun-01     I&M          San Roque                            1359                   SK Hardware & Gen Mdse
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126996                 SIMPLEX TIME RECORDER CO
08-Jun-01     GOVT         WS-Timberline                     3589-047259                Simplex
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127233                 SIMMONS & SIMMONS INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127233                 SIMMONS & SIMMONS INC
08-Jun-01     I/P          BHO                                 1150096                  SIGMA ALDRICH INC
08-Jun-01     GOVT         BHO                                 1149835                  SIEVERS EQUIPMENT
08-Jun-01     GOVT         BHO                                 1149836                  SIEVERS EQUIPMENT
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126965                 SID HARVEY INDUSTRIES

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   16,607             16,607
                                                                 4,818                                                 4,818
                                                                                                       42                 42
                                                                                                      182                182
                                                                                                      753                753
                                                                                                      491                491
                                                                                                   37,912             37,912
                                                                                                    3,315              3,315
                                                                                                    4,472              4,472
                                                                                                      944                944
                                                                                                      292                292
                                                                                                      174                174
                                                                                                      167                167
                                                                                                      408                408
                                                                                                    1,710              1,710
                                                                                                      162                162
                                                                12,747                                                12,747
                                                                 2,638                                                 2,638
                                  55                                                                                      55
                                  55                                                                                      55
                                   8                                                                                       8
                                   5                                                                                       5
                                                                                                      442                442
                                                                                                      353                353
                                                                                                       12                 12
                                                                                                      110                110
                                                                                                      110                110
                                                                                                    1,230              1,230
                                                                                                   19,836             19,836
                                                                                                      124                124
                                                                                                      400                400
                                                                                                    6,616              6,616
                                 286                                                                                     286
                                                                 3,060                                                 3,060
                                                                                                   11,568             11,568
                                                                                                    1,318              1,318
                                                                                                    2,010              2,010
                                                                                                      155                155
                                                                                                      103                103
                                                                                                   20,664             20,664
                                                                                                   15,516             15,516
                                                                                                       94                 94


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I/P          RUST CONSTRUCTORS                  10126965                 SID HARVEY INDUSTRIES
08-Jun-01     I&M          San Roque                            1373                   Shorr Marketing Inc
08-Jun-01     GOVT         TRAC                              21852-1034                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1040                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1033                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1041                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1036                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1042                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1039                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1038                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1037                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1035                 SHERWIN-WILLIIAMS
08-Jun-01     GOVT         TRAC                              21852-1190                 SHAW MATERAIL
08-Jun-01     GOVT         TRAC                              21852-1191                 SHAW MATERAIL
08-Jun-01     GOVT         WS-Timberline                     3589-047222                Seven Trent Laboratories
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126995                 SETON NAME PLATE CO
08-Jun-01     POWER            Timberline                     470904324                SETON
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127232                 SERVICEMASTER
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127231                 SERVICE PARTNERS OF GEORGIA
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127231                 SERVICE PARTNERS OF GEORGIA
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127231                 SERVICE PARTNERS OF GEORGIA
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127231                 SERVICE PARTNERS OF GEORGIA
08-Jun-01     I/P          BHO                                 1150095                  SENECA
08-Jun-01     I&M                  BHO                        47058730                 Security Contractors Service
08-Jun-01     POWER            Timberline                     470904292                SCOTT ELECTRIC
08-Jun-01     GOVT         TRAC                              21852-1189                 SCOTT CONSTRUCTION EQUIPMENT
08-Jun-01     I/P          BHO                                 1150094                  SCIENTIFIC EQUIPMENT CO
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127230                 SANITARY SYSTEMS
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127163                 SANFORD'S PLUMBING
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127163                 SANFORD'S PLUMBING
08-Jun-01     I&M          San Roque                         10000000088               Sandvik Tamrock Phils Inc
08-Jun-01     I&M          San Roque                         10000000092               Sandvik Tamrock Phils Inc
08-Jun-01     I&M          San Roque                            1358                   Sandvik Tamrock Phils Inc
08-Jun-01     I&M                  BHO                        10011592                 Safelite Auto Glass
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127008                 SAFECO INC
08-Jun-01     GOVT         Cape-TRAC                           1965458                 S. F. TRAVIS COMPANY
08-Jun-01     I/P          BHO                                 1149860                  ROYAL CRANE INC
08-Jun-01     I/P          BHO                                 1150091                  ROTO ROOTER SEWER AND
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127273                 ROCKY MOUNTAIN BUILDINGS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127273                 ROCKY MOUNTAIN BUILDINGS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127273                 ROCKY MOUNTAIN BUILDINGS
08-Jun-01     I&M                  BHO                        49017092                 Rocky Mountain Break Supply

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       (4)                (4)
                                                                12,057                                                12,057
                                                                                                    6,843              6,843
                                                                                                    6,207              6,207
                                                                                                    1,761              1,761
                                                                                                      714                714
                                                                                                      168                168
                                                                                                       81                 81
                                                                                                       50                 50
                                                                                                       43                 43
                                                                                                      (43)               (43)
                                                                                                      (96)               (96)
                                                                                                      906                906
                                                                                                      906                906
                                                                                                   41,162             41,162
                                                                                                      100                100
                                                                                                      743                743
                                                                                                      650                650
                                                                                                    1,229              1,229
                                                                                                      522                522
                                                                                                      195                195
                                                                                                       78                 78
                                                                                                      179                179
                                                                                                      898                898
                                                                                                      170                170
                                                                                                    1,414              1,414
                                                                                                    4,547              4,547
                                                                                                      110                110
                                                                                                       75                 75
                                                                                                       36                 36
                                                                37,992                                                37,992
                                                                 6,121                                                 6,121
                                                                 3,615                                                 3,615
                                                                                                      399                399
                                                                                                      179                179
                                                                                                    4,308              4,308
                                                                                                      289                289
                                                                                                      123                123
                                                                                                      748                748
                                                                                                      600                600
                                                                                                      148                148
                                                                                                      175                175



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     P&C          RUST CONSTRUCTORS                  10127162                 ROCKWELL AUTOMATION
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127162                 ROCKWELL AUTOMATION
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127349                 ROCKWELL AUTOMATION
08-Jun-01     GOVT         Cape-TRAC                           1965456                 ROBISON-PREZIOSO
08-Jun-01     GOVT         TRAC                              21852-1188                 ROBERTS BROTHERS TIRE SERVICE
08-Jun-01     GOVT         TRAC                              21852-1186                 ROBERTS BROTHERS TIRE SERVICE
08-Jun-01     GOVT         TRAC                              21852-1187                 ROBERTS BROTHERS TIRE SERVICE
08-Jun-01     GOVT         TRAC                              21852-1185                 ROBERTS BROTHERS TIRE SERVICE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126994                 ROBERT S HUDGINS CO
08-Jun-01     I&M                  BHO                        47058742                 Roadbuilders Machinery
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127272                 RKJ CONSTRUCTION, INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127272                 RKJ CONSTRUCTION, INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127272                 RKJ CONSTRUCTION, INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127272                 RKJ CONSTRUCTION, INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127272                 RKJ CONSTRUCTION, INC.
08-Jun-01     I&M          San Roque                            1357                   Ritex Concrete Phils
08-Jun-01     GOVT         TRAC                              21852-1182                 RICKS LP GAS
08-Jun-01     GOVT         TRAC                              21852-1183                 RICKS LP GAS
08-Jun-01     GOVT         TRAC                              21852-1184                 RICKS LP GAS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126959                 RIBACK SUPPLY CO
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126959                 RIBACK SUPPLY CO
08-Jun-01     POWER            Timberline                     470904331                RHODES SERVICE STATION
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127185                 REYNOLDS INDUSTRIAL CONTRACTOR
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127185                 REYNOLDS INDUSTRIAL CONTRACTOR
08-Jun-01     POWER            Timberline                     470904297                REUSS ENGINEERS
08-Jun-01     GOVT         BHO                                 1149837                  RESOURCE TECHNOLOGIES
08-Jun-01     I/P          BHO                                 1150090                  REPRODUCTIONS INC
08-Jun-01     GOVT         TRAC                              21852-1031                 RENTAL SERVICE CORPORATION
08-Jun-01     GOVT         TRAC                              21852-1032                 RENTAL SERVICE CORPORATION
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127228                 RENTAL SERVICE CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127227                 RELIABLE OFFICE SUPPLIES
08-Jun-01     I&M                  BHO                        47058709                 Reimer Transport
08-Jun-01     I&M                  BHO                        10011569                 Regional Steel Corp
08-Jun-01     GOVT         Cape-TRAC                           1965455                 REFLANGE
08-Jun-01     GOVT         Cape-TRAC                           1965460                 REDDY ICE
08-Jun-01     I&M                  BHO                        10011592                 Reddy Ice
08-Jun-01     GOVT         TRAC                              21852-1030                 RAZORBACK BUSINESS CENTER
08-Jun-01     GOVT         TRAC                              21852-1029                 RAZORBACK BUSINESS CENTER
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126956                 RAND'S LUMBER & BLDG MATERIALS
08-Jun-01     I&M                  BHO                        47058729                 Racine Railroad Products
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126993                 R L WALLACE CONSTRUCTION CO
08-Jun-01     I&M                  BHO                        47058688                 Quinn Rental Service

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  31,347             31,347
                                                                                                  25,078             25,078
                                                                                                  25,078             25,078
                                                                                                  10,393             10,393
                                                                                                     431                431
                                                                                                     399                399
                                                                                                     350                350
                                                                                                     106                106
                                                                                                     265                265
                                                                                                   6,620              6,620
                                                                                                   5,905              5,905
                                                                                                   3,654              3,654
                                                                                                   3,132              3,132
                                                                                                   1,492              1,492
                                                                                                     149                149
                                                                8,279                                                 8,279
                                                                                                   1,084              1,084
                                                                                                     504                504
                                                                                                     265                265
                                                                                                     236                236
                                                                                                      (2)                (2)
                                                                                                      80                 80
                                                                                                 140,945            140,945
                                                                                                  76,319             76,319
                                                                                                     268                268
                                                                                                  29,916             29,916
                                                                                                   1,150              1,150
                                                                                                     638                638
                                                                                                     212                212
                                                                                                     167                167
                                                                                                     285                285
                                                                                                   1,583              1,583
                                                                                                  10,280             10,280
                                                                                                   6,574              6,574
                                                                                                   1,130              1,130
                                                                                                     102                102
                                                                                                  11,456             11,456
                                                                                                     455                455
                                                                                                       6                  6
                                                                                                     210                210
                                                                                                   6,238              6,238
                                                                                                   7,120              7,120


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I&M                  BHO                        47058687                 Quinn Co
08-Jun-01     GOVT         TRAC                              21852-1180                 QUADNA-DENVER
08-Jun-01     GOVT         TRAC                              21852-1179                 QUADNA-DENVER
08-Jun-01     GOVT         TRAC                              21852-1028                 QED
08-Jun-01     GOVT         TRAC                              21852-1027                 QED
08-Jun-01     GOVT         TRAC                              21852-1026                 QED
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126953                 PUMP SHOP/MISSOURI MACHINERY &
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126953                 PUMP SHOP/MISSOURI MACHINERY &
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126953                 PUMP SHOP/MISSOURI MACHINERY &
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126953                 PUMP SHOP/MISSOURI MACHINERY &
08-Jun-01     GOVT         TRAC                              21852-1025                 PROSPECT STEEL
08-Jun-01     I&M                  BHO                        47058677                 Precision Heavy Haul
08-Jun-01     GOVT         Cape-TRAC                           1965454                 PRECISION FAB & CLEAN
08-Jun-01     GOVT         Cape-TRAC                           1965454                 PRECISION FAB & CLEAN
08-Jun-01     I&M          San Roque                            1372                   Portalloy Industrial Supply
08-Jun-01     GOVT         TRAC                              21852-1018                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1020                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1021                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1024                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1022                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1023                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1019                 PORT CITY JANITORS SUPPLY
08-Jun-01     GOVT         PDCF-TRAC                          #5141103                  PMTech
08-Jun-01     I&M                  BHO                        10011590                 Platt and Assoc
08-Jun-01     POWER            Timberline                     470904302                PITT INDUSTIRAL DIAMOND PRODUCTS
08-Jun-01     GOVT         TRAC                              21852-1175                 PIPE VALVE & FITTING CO.
08-Jun-01     GOVT         TRAC                              21852-1177                 PIPE VALVE & FITTING CO.
08-Jun-01     GOVT         TRAC                              21852-1178                 PIPE VALVE & FITTING CO.
08-Jun-01     GOVT         TRAC                              21852-1173                 PIPE VALVE & FITTING CO.
08-Jun-01     GOVT         TRAC                              21852-1176                 PIPE VALVE & FITTING CO.
08-Jun-01     GOVT         TRAC                              21852-1174                 PIPE TUBE SUPPLY INC.
08-Jun-01     I/P          BHO                                 1150089                  PINKERTON INC
08-Jun-01     GOVT         TRAC                              21852-1014                 PINE BLUFF SAND & GRAVEL
08-Jun-01     GOVT         TRAC                              21852-1015                 PINE BLUFF SAND & GRAVEL
08-Jun-01     GOVT         TRAC                              21852-1017                 PINE BLUFF SAND & GRAVEL
08-Jun-01     GOVT         TRAC                              21852-1016                 PINE BLUFF SAND & GRAVEL
08-Jun-01     GOVT         TRAC                              21852-1013                 PINE BLUFF SAND & GRAVEL
08-Jun-01     GOVT         TRAC                              21852-1172                 PINE BLUFF HEATING & AIR
08-Jun-01     I&M          San Roque                            1356                   Pilipinas Shell Petroleum Corp
08-Jun-01     POWER            Timberline                     470904316                PIETRUSZA, INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127007                 PHILLIPS INDUSTRIAL SERVICES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127226                 PERRY OFFICE PLUS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     315                315
                                                                                                     852                852
                                                                                                     151                151
                                                                                                  45,230             45,230
                                                                                                  30,342             30,342
                                                                                                   8,123              8,123
                                                                                                  29,237             29,237
                                                                                                   4,848              4,848
                                                                                                     314                314
                                                                                                    (314)              (314)
                                                                                                  59,590             59,590
                                                                                                     460                460
                                                                                                 620,942            620,942
                                                                                                 620,942            620,942
                                                                8,479                                                 8,479
                                                                                                     690                690
                                                                                                     624                624
                                                                                                     317                317
                                                                                                     191                191
                                                                                                     122                122
                                                                                                      87                 87
                                                                                                      30                 30
                                                                                                   3,271              3,271
                                                                                                   1,950              1,950
                                                                                                   3,110              3,110
                                                                                                   5,760              5,760
                                                                                                   4,892              4,892
                                                                                                   3,747              3,747
                                                                                                     284                284
                                                                                                     127                127
                                                                                                   3,513              3,513
                                                                                                  26,669             26,669
                                                                                                  58,809             58,809
                                                                                                  50,145             50,145
                                                                                                  17,190             17,190
                                                                                                   6,510              6,510
                                                                                                   1,719              1,719
                                                                                                   6,479              6,479
                                                               12,390                                                12,390
                                                                                                     260                260
                                                                                                  39,080             39,080
                                                                                                      32                 32


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I/P          RUST CONSTRUCTORS                  10126749                 PERRY OFFICE PLUS
08-Jun-01     POWER            Timberline                     470904289                PENTEK, INC.
08-Jun-01     GOVT         Cape-TRAC                           1965453                 PENINSULAR ENGINEERING
08-Jun-01     GOVT         Cape-TRAC                           1965453                 PENINSULAR ENGINEERING
08-Jun-01     GOVT         Cape-TRAC                           1965453                 PENINSULAR ENGINEERING
08-Jun-01     GOVT         Cape-TRAC                           1965468                 PENINSULAR ENGINEERING
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127225                 PENHALL COMPANY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127225                 PENHALL COMPANY
08-Jun-01     I&M                  BHO                        10011589                 Penhall Co
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127271                 PAUL'S ELECTRIC CO., INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127224                 PATTERSON ARCHITECTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127224                 PATTERSON ARCHITECTS
08-Jun-01     POWER            Timberline                     470904288                PATENT CONSTRUCTION SYSTEMS
08-Jun-01     I&M                  BHO                        47058676                 Patent Construction
08-Jun-01     I&M                  BHO                        47058694                 Patent Construction
08-Jun-01     GOVT         BHO                                 1149838                  PARAGON ANALYTICS INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126949                 PAGE OFFICE PRODUCTS INC
08-Jun-01     POWER            Timberline                     470904323                PA SCDU
08-Jun-01     POWER            Timberline                     470904305                P.F. SHERMAN
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127223                 OZARKA SPRING WATER
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127222                 OXFORD LUMBER CO
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127222                 OXFORD LUMBER CO
08-Jun-01     I&M                  BHO                        10011588                 Owens Mobile Home
08-Jun-01     I&M                  BHO                        47058728                 Overall Laundry Serivces
08-Jun-01     GOVT         WS-Timberline                     3589-047209                Outreach Technologies
08-Jun-01     GOVT         TRAC                              21852-1171                 O'NEAL STEEL
08-Jun-01     GOVT         TRAC                              21852-1170                 O'NEAL STEEL
08-Jun-01     POWER            Timberline                     470904333                ONE CALL RENTALS
08-Jun-01     I&M                  BHO                        10011561                 Olsen Precast
08-Jun-01     I/P          BHO                                 1150088                  OFFICEMAX
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127221                 OFFICE MAX
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127221                 OFFICE MAX
08-Jun-01     GOVT         TRAC                              21852-1168                 OFFICE MACHINES INC.
08-Jun-01     GOVT         TRAC                              21852-1167                 OFFICE MACHINES INC.
08-Jun-01     GOVT         TRAC                              21852-1169                 OFFICE MACHINES INC.
08-Jun-01     GOVT         TRAC                              21852-1166                 OFFICE MACHINES INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127270                 O F RICHTER & SONS
08-Jun-01     I&M                  BHO                        10011587                 Norco
08-Jun-01     I&M          San Roque                            1355                   Nissan Gallery Ortigas
08-Jun-01     GOVT         TRAC                              21852-1165                 NICHOLS GIVEN ASSOCIATED
08-Jun-01     GOVT         TRAC                              21852-1164                 NICHOLS GIVEN ASSOCIATED
08-Jun-01     POWER            Timberline                     470904315                NEW PIG CORP.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     (29)               (29)
                                                                                                   3,963              3,963
                                                                                                 283,434            283,434
                                                                                                 283,223            283,223
                                                                                                 239,946            239,946
                                                                                                  13,483             13,483
                                                                                                     150                150
                                                                                                     150                150
                                                                                                     870                870
                                                                                                  47,624             47,624
                                                                                                  14,622             14,622
                                                                                                  10,814             10,814
                                                                                                   1,142              1,142
                                                                                                   1,097              1,097
                                                                                                     226                226
                                                                                                   5,947              5,947
                                                                                                     237                237
                                                                                                     120                120
                                                                                                   4,326              4,326
                                                                                                      31                 31
                                                                                                      23                 23
                                                                                                      10                 10
                                                                                                     681                681
                                                                                                     635                635
                                                                                                  18,179             18,179
                                                                                                     604                604
                                                                                                     287                287
                                                                                                  14,716             14,716
                                                                                                   9,522              9,522
                                                                                                      65                 65
                                                                                                      43                 43
                                                                                                      21                 21
                                                                                                   2,408              2,408
                                                                                                     416                416
                                                                                                     213                213
                                                                                                      74                 74
                                                                                                   1,768              1,768
                                                                                                     328                328
                                                                  783                                                   783
                                                                                                     850                850
                                                                                                     787                787
                                                                                                     343                343


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     GOVT         TRAC                              21852-1163                 NELSON STUD WELDING DIVISION
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126992                 NEFF RENTAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126992                 NEFF RENTAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126992                 NEFF RENTAL
08-Jun-01     GOVT         Cape-TRAC                           1965452                 NEFF RENTAL
08-Jun-01     I&M                  BHO                        47058740                 NC Machinery
08-Jun-01     I&M                  BHO                        47058741                 Nations Rent
08-Jun-01     I&M                  BHO                        47058675                 Nations Rent
08-Jun-01     I&M                  BHO                        47058708                 Nations Rent
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127006                 NATIONAL WELDERS SUPPLY CO INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126991                 NATIONAL WELDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127129                 NATIONAL MACHINING & FAB INC
08-Jun-01     I/P          BHO                                 1150087                  NATIONAL FURNITURE SERVICES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127128                 NASH ENGINEERING CO
08-Jun-01     I/P          BHO                                 1150086                  MUST
08-Jun-01     POWER            Timberline                     470904300                MULTI-METALS
08-Jun-01     GOVT         TRAC                              21852-1162                 MTS/JGS INDUSERVE SUPPLY
08-Jun-01     I&M                  BHO                        10011568                 MSI
08-Jun-01     GOVT         TRAC                              21852-1161                 MR. PARTS STORES INC.
08-Jun-01     GOVT         TRAC                              21852-1012                 MORRISON
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127268                 MORLANDT ELECTRIC CO.
08-Jun-01     GOVT         TRAC                              21852-1160                 MORGAN BUILDING
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127220                 MORARD & COMPANY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127220                 MORARD & COMPANY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127220                 MORARD & COMPANY INC
08-Jun-01     GOVT         TRAC                              21852-1159                 MOORE MEDICAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126990                 MONROE METAL
08-Jun-01     GOVT         WS-Timberline                     3589-047264                Modutank
08-Jun-01     I&M                  BHO                        47058739                 Mobile Modular
08-Jun-01     I&M          San Roque                            1370                   Mobil Philippines Inc
08-Jun-01     GOVT         TRAC                              21852-1152                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1147                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1149                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1154                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1155                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1146                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1153                 MK DISTRIBUTERS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      38                 38
                                                                                                   3,536              3,536
                                                                                                   3,119              3,119
                                                                                                   3,119              3,119
                                                                                                     318                318
                                                                                                   1,924              1,924
                                                                                                   1,694              1,694
                                                                                                   1,521              1,521
                                                                                                     962                962
                                                                                                      29                 29
                                                                                                   1,035              1,035
                                                                                                     857                857
                                                                                                     477                477
                                                                                                     449                449
                                                                                                     371                371
                                                                                                     219                219
                                                                                                     946                946
                                                                                                     616                616
                                                                                                     197                197
                                                                                                      98                 98
                                                                                                     779                779
                                                                                                     228                228
                                                                                                  12,600             12,600
                                                                                                     822                822
                                                                                                  71,257             71,257
                                                                                                   6,695              6,695
                                                                                                     666                666
                                                                                                  10,447             10,447
                                                                                                   1,341              1,341
                                                                                                     291                291
                                                                                                      30                 30
                                                                                                   1,135              1,135
                                                                                                   6,470              6,470
                                                                                                     172                172
                                                                9,193                                                 9,193
                                                                                                      68                 68
                                                                                                      52                 52
                                                                                                      50                 50
                                                                                                      45                 45
                                                                                                      42                 42
                                                                                                      37                 37
                                                                                                      35                 35


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     GOVT         TRAC                              21852-1148                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1150                 MK DISTRIBUTERS
08-Jun-01     GOVT         TRAC                              21852-1151                 MK DISTRIBUTERS
08-Jun-01     I&M          San Roque                            1371                   MJPR Trading Enterprises
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127219                 MISSOURI PUBLIC SERVICE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127218                 MISSOURI PUBLIC SERVICE
08-Jun-01     I&M                  BHO                        10011586                 Mississippi Valley Equipment
08-Jun-01     GOVT         PDCF-TRAC                          #5141105                  Minolta
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127267                 MIDWAY CONTRACTORS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127267                 MIDWAY CONTRACTORS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127267                 MIDWAY CONTRACTORS
08-Jun-01     I&M                  BHO                        47058674                 Midway Chevrolet
08-Jun-01     GOVT         TRAC                              21852-1011                 MID-SOUTH SALES
08-Jun-01     GOVT         TRAC                              21852-1010                 MID-SOUTH SALES
08-Jun-01     GOVT         TRAC                              21852-1009                 MID-SOUTH SALES
08-Jun-01      GOVT         TRAC                             21852-1008                 MID-SOUTH SALES
08-Jun-01     GOVT         TRAC                              21852-1157                 MICRO WAREHOUSE
08-Jun-01     GOVT         TRAC                              21852-1156                 MICRO WAREHOUSE
08-Jun-01     GOVT         TRAC                              21852-1158                 MICRO WAREHOUSE
08-Jun-01     I&M                  BHO                        25002418                 MI Jack
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127127                 METROMONT MATERIALS CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127127                 METROMONT MATERIALS CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127127                 METROMONT MATERIALS CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127183                 METRO TRAILER LEASING
08-Jun-01     I&M          San Roque                            1369                   Metro Gold Mktg Ventures
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127182                 MEDSAFE INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127266                 MECHANICAL SYSTEMS INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126939                 MCQUAY INTERNATIONAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     28                 28
                                                                                                     20                 20
                                                                                                      8                  8
                                                               8,759                                                 8,759
                               161                                                                                     161
                                 9                                                                                       9
                                                                                                  7,636              7,636
                                                                                                     79                 79
                                                                                                 21,918             21,918
                                                                                                  9,291              9,291
                                                                                                  7,812              7,812
                                                                                                  1,209              1,209
                                                                                                  2,112              2,112
                                                                                                  1,567              1,567
                                                                                                  1,052              1,052
                                                                                                    619                619
                                                                                                    191                191
                                                                                                    116                116
                                                                                                     87                 87
                                                                                                440,550            440,550
                                                                                                  3,943              3,943
                                                                                                  3,501              3,501
                                                                                                  2,036              2,036
                                                                                                    351                351
                                                               2,709                                                 2,709
                                                                                                    586                586
                                                                                                  2,571              2,571
                                                                                                 28,923             28,923
                                                                                                 15,675             15,675
                                                                                                 14,572             14,572
                                                                                                  6,486              6,486
                                                                                                  5,960              5,960
                                                                                                  1,994              1,994
                                                                                                  1,941              1,941
                                                                                                  1,351              1,351
                                                                                                  1,233              1,233
                                                                                                    957                957
                                                                                                    734                734
                                                                                                    732                732
                                                                                                    675                675
                                                                                                    550                550
                                                                                                    521                521



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126989                 MCNAUGHTON MCKAY
08-Jun-01     POWER            Timberline                     470904293                MCMASTER-CARR
08-Jun-01     I/P          BHO                                 1150084                  MCMASTER CARR SUPPLY COM
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127126                 MCJUNKIN INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127126                 MCJUNKIN INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127126                 MCJUNKIN INC
08-Jun-01      GOVT         TRAC                             21852-1006                 MCJUNKIN
08-Jun-01      GOVT         TRAC                             21852-1007                 MCJUNKIN
08-Jun-01      GOVT         TRAC                             21852-1004                 MCJUNKIN
08-Jun-01      GOVT         TRAC                             21852-1005                 MCJUNKIN
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127217                 MCI WORLDCOM COMM SERVICE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     490                490
                                                                                                     428                428
                                                                                                     359                359
                                                                                                     349                349
                                                                                                     299                299
                                                                                                     290                290
                                                                                                     260                260
                                                                                                     240                240
                                                                                                     217                217
                                                                                                     194                194
                                                                                                     191                191
                                                                                                     180                180
                                                                                                     118                118
                                                                                                     109                109
                                                                                                      92                 92
                                                                                                      90                 90
                                                                                                      90                 90
                                                                                                      79                 79
                                                                                                      77                 77
                                                                                                      71                 71
                                                                                                      69                 69
                                                                                                      61                 61
                                                                                                      27                 27
                                                                                                     (32)               (32)
                                                                                                    (181)              (181)
                                                                                                  (1,039)            (1,039)
                                                                                                  (5,531)            (5,531)
                                                                                                   1,037              1,037
                                                                                                      52                 52
                                                                                                   8,724              8,724
                                                                                                     209                209
                                                                                                      31                 31
                                                                                                     251                251
                                                                                                     241                241
                                                                                                     206                206
                                                                                                      72                 72
                                                                                                      77                 77
                                                                                                     202                202
                                                                                                     129                129
                                                                                                     126                126
                                                                                                      94                 94
                                                                                                      89                 89



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126988                 MCCOY OIL COMPANY, INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127265                 MCBRYDE ENTERPRISES CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127265                 MCBRYDE ENTERPRISES CORP
08-Jun-01     I&M                  BHO                        47058673                 McAtee Equipment
08-Jun-01     GOVT         Cape-TRAC                           1965450                 MAXIM CRANE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126987                 MAUK ADVERTISING SPECIALTIES
08-Jun-01     I&M                  BHO                        47058693                 Master Builders Inc
08-Jun-01     GOVT         TRAC                              21852-1145                 MARK HAYNES
08-Jun-01     I&M                  BHO                        47058720                 Maher Oil Co
08-Jun-01     I&M                  BHO                        47058727                 Machinery Power and Equipment
08-Jun-01     GOVT         PDCF-TRAC                          #5141101                  M.H. Chew
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127216                 LOWES HOME CENTER
08-Jun-01     POWER            Timberline                     470904337                LOU-RON TRUCK RENTALS
08-Jun-01     GOVT         TRAC                              21852-1140                 LITTLE ROCK WINNELSON
08-Jun-01     GOVT         TRAC                              21852-1142                 LITTLE ROCK WINNELSON
08-Jun-01     GOVT         TRAC                              21852-1141                 LITTLE ROCK WINNELSON
08-Jun-01     GOVT         TRAC                              21852-1143                 LITTLE ROCK WINNELSON
08-Jun-01     I&M                  BHO                        47058672                 Lindco Equipment
08-Jun-01     I/P          BHO                                 1148101                  LINCOLN MERCURY INC
08-Jun-01     I/P          BHO                                 1150083                  LIMBACH COMPANY
08-Jun-01     I&M          San Roque                         10000000091               Leemasters Intl Systems Inc
08-Jun-01     I&M          San Roque                            1368                   Leemasters Intl Systems Inc
08-Jun-01     GOVT         WS-Timberline                     3589-047268                Layne Christensen
08-Jun-01     GOVT         PDCF-TRAC                          #5141104                  Law Engr.
08-Jun-01     I/P          BHO                                 1150082                  LASER CONCEPTS INC
08-Jun-01     I&M                  BHO                        10011567                 Las Vegas Equipment
08-Jun-01     I&M                  BHO                        10011566                 Lapco Inc
08-Jun-01     I&M                  BHO                        10011560                 Lam Contracting
08-Jun-01     GOVT         WS-Timberline                     3589-047251                Lafarge Corp.
08-Jun-01     GOVT         WS-Timberline                     3589-047267                Label master
08-Jun-01     GOVT         WS-Timberline                     3589-047235                Lab Safety
08-Jun-01     GOVT         TRAC                              21852-1144                 L.R. VALVE & FITTING
08-Jun-01     I&M                  BHO                        47058671                 L & D New Corp
08-Jun-01      GOVT         TRAC                              21852-986                 K-TEK
08-Jun-01     I&M                  BHO                        47058726                 Koppers Industries
08-Jun-01      GOVT         TRAC                              21852-998                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                             21852-1001                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                             21852-1000                 KNOX NELSON OIL

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       86                 86
                                                                                                       72                 72
                                                                                                       71                 71
                                                                                                       64                 64
                                                                                                       24                 24
                                                                                                    1,363              1,363
                                                                                                      395                395
                                                                                                    2,779              2,779
                                                                                                    9,530              9,530
                                                                                                    1,224              1,224
                                                                                                    7,623              7,623
                                                                                                      175                175
                                                                                                    2,535              2,535
                                                                                                    3,699              3,699
                                                                                                  132,229            132,229
                                                                                                       22                 22
                                                                                                    1,048              1,048
                                                                                                      124                124
                                                                                                       81                 81
                                                                                                       80                 80
                                                                                                     (190)              (190)
                                                                                                      435                435
                                                                                                      785                785
                                                                                                    7,241              7,241
                                                                45,478                                                45,478
                                                                 3,326                                                 3,326
                                                                                                   26,568             26,568
                                                                                                  352,574            352,574
                                                                                                      302                302
                                                                                                    9,630              9,630
                                                                                                   24,117             24,117
                                                                                                    8,512              8,512
                                                                                                   96,246             96,246
                                                                                                      253                253
                                                                                                       50                 50
                                                                                                    2,234              2,234
                                                                                                      673                673
                                                                                                    1,846              1,846
                                                                                                   47,480             47,480
                                                                                                      990                990
                                                                                                      871                871
                                                                                                      816                816



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01      GOVT         TRAC                              21852-996                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                              21852-994                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                              21852-999                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                              21852-995                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                             21852-1003                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                              21852-993                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                             21852-1002                 KNOX NELSON OIL
08-Jun-01      GOVT         TRAC                              21852-997                 KNOX NELSON OIL
08-Jun-01     POWER            Timberline                     470904312                KNICKERBOCKER RUSSELL
08-Jun-01     I/P          BHO                                 1150081                  KINT CORP
08-Jun-01     GOVT         Cape-TRAC                           1965449                 KEY CONTROLS
08-Jun-01     I&M                  BHO                        47058743                 Ken Thompson Inc
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127263                 KELSOE AND SONS GLASS CO
08-Jun-01     I&M                  BHO                        10011565                 Kelley Dewatering and Construction
08-Jun-01      GOVT         TRAC                              21852-989                 KEATHLY-PATTERSON
08-Jun-01      GOVT         TRAC                              21852-988                 KEATHLY-PATTERSON
08-Jun-01      GOVT         TRAC                              21852-991                 KEATHLY-PATTERSON
08-Jun-01      GOVT         TRAC                              21852-992                 KEATHLY-PATTERSON
08-Jun-01      GOVT         TRAC                              21852-987                 KEATHLY-PATTERSON
08-Jun-01      GOVT         TRAC                              21852-990                 KEATHLY-PATTERSON
08-Jun-01     I&M                  BHO                        47058738                 KC Bobcat
08-Jun-01     GOVT         Cape-TRAC                           1965447                 KAMAG
08-Jun-01      GOVT         TRAC                              21852-985                 JVH
08-Jun-01     I&M          San Roque                            1354                   Junna Industrial Corp
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127262                 JONES CONSTRUCTION
08-Jun-01     POWER            Timberline                     470904307                JOHNSTON MOREHOUSE DICKEY CO.
08-Jun-01     I&M                  BHO                        47058718                 Johns Equipment  Rental
08-Jun-01     GOVT         TRAC                              21852-1139                 JD STEEL
08-Jun-01      GOVT         TRAC                              21852-984                 JACK MORGAN
08-Jun-01     I&M                  BHO                        10011564                 J A Cesare and Assoc
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126924                 J & P CONSTRUCTION
08-Jun-01     I/P          BHO                                 1150080                  IRON AGE CORP
08-Jun-01     I/P          BHO                                 1150079                  INTERGRAPH CORP
08-Jun-01     GOVT         PDCF-TRAC                          #5141106                  Intergraph
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127215                 INLAND SERVICE CORP
08-Jun-01     I&M                  BHO                        47058670                 Inland Kenworth Inc
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127124                 INDCON INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127124                 INDCON INC.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127124                 INDCON INC.
08-Jun-01     I&M                  BHO                        47058707                 Hytorc Division Unex Corp
08-Jun-01     GOVT         Cape-TRAC                           1965446                 HUNTINGTON NAT BANK
08-Jun-01     GOVT         Cape-TRAC                           1965446                 HUNTINGTON NAT BANK

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     555                555
                                                                                                     495                495
                                                                                                     483                483
                                                                                                     372                372
                                                                                                     325                325
                                                                                                     311                311
                                                                                                     304                304
                                                                                                     261                261
                                                                                                     257                257
                                                                                                     273                273
                                                                                                     153                153
                                                                                                  50,000             50,000
                                                                                                   1,500              1,500
                                                                                                 150,002            150,002
                                                                                                   4,238              4,238
                                                                                                   1,095              1,095
                                                                                                     379                379
                                                                                                     215                215
                                                                                                     142                142
                                                                                                  (1,059)            (1,059)
                                                                                                   8,723              8,723
                                                                                                  53,069             53,069
                                                                                                  46,021             46,021
                                                                1,885                                                 1,885
                                                                                                  17,290             17,290
                                                                                                     566                566
                                                                                                   2,519              2,519
                                                                                                   2,290              2,290
                                                                                                  40,720             40,720
                                                                                                   4,919              4,919
                                                                                                     659                659
                                                                                                     283                283
                                                                                                     807                807
                                                                                                  12,820             12,820
                                                                                                      23                 23
                                                                                                   5,227              5,227
                                                                                                   7,648              7,648
                                                                                                   4,075              4,075
                                                                                                     135                135
                                                                                                   7,507              7,507
                                                                                                 635,675            635,675
                                                                                                 635,675            635,675


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     GOVT         Cape-TRAC                           1965467                 HUNTINGTON NAT BANK
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127123                 HUGHES SUPPLY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126679                 HUGHES SUPPLY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126922                 HUBBELL MECHANICAL SUPPLY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126922                 HUBBELL MECHANICAL SUPPLY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126921                 HTH COMPANIES INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126921                 HTH COMPANIES INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127214                 HOLMES A ONE INC
08-Jun-01     I&M          San Roque                            1367                   Hilti Philippines Inc
08-Jun-01     POWER            Timberline                     470904294                HILTI
08-Jun-01     POWER            Timberline                     470904313                HERTZ EQUIPMENT RENTAL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127261                 HEMBY ENTERPRISES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126916                 HELTON ENTERPRISES INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127213                 HEATH SERVICE COMPANY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127213                 HEATH SERVICE COMPANY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126915                 HARRY COOPER SUPPLY CO
08-Jun-01     GOVT         TRAC                              21852-1138                 HARRISON CONCRETE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127180                 HARPER CONSTRUCTION SERVICES
08-Jun-01     I&M                  BHO                        47058750                 Hanson Aggregate
08-Jun-01     I&M                  BHO                        47058717                 Hanson Aggregate
08-Jun-01     I/P          BHO                                 1150078                  HANSEN SUPPLY COMPANY
08-Jun-01     GOVT         TRAC                              21852-1137                 HAJOCA
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127212                 H B BLAKE COMPANY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127212                 H B BLAKE COMPANY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127212                 H B BLAKE COMPANY INC
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127014                 H & H BUSINESS SYSTEMS
08-Jun-01     I/P          BHO                                 1150077                  GWYER REPROGRAPHICS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127179                 GREENVILLE RADIOLOGY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127178                 GREENVILLE HEALTH CORPORATION
08-Jun-01     I/P          BHO                                 1150076                  GREEN WOOD ENVIRONMENTAL
08-Jun-01     GOVT         TRAC                              21852-1136                 GREEN CONTROLS
08-Jun-01     I&M                  BHO                        10011584                 Great West Surveying
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126986                 GRAYBAR INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126986                 GRAYBAR INC
08-Jun-01      GOVT         TRAC                              21852-982                 GRAYBAR ELECTRIC
08-Jun-01      GOVT         TRAC                              21852-983                 GRAYBAR ELECTRIC
08-Jun-01      GOVT         TRAC                              21852-981                 GRAYBAR ELECTRIC
08-Jun-01      GOVT         TRAC                              21852-980                 GRAYBAR ELECTRIC
08-Jun-01      GOVT         TRAC                              21852-979                 GRAYBAR ELECTRIC
08-Jun-01     GOVT         Cape-TRAC                           1965445                 GRAYBAR
08-Jun-01      GOVT         TRAC                              21852-978                 GRANITE MOUNTAIN
08-Jun-01     GOVT         TRAC                              21852-1135                 GRANITE MOUNTAIN

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                 52,773             52,773
                                                                                                    714                714
                                                                                                   (714)              (714)
                                                                                                     85                 85
                                                                                                    (13)               (13)
                                                                                                 88,721             88,721
                                                                                                 34,772             34,772
                                                                                                     48                 48
                                                               1,400                                                 1,400
                                                                                                     51                 51
                                                                                                 21,056             21,056
                                                                                                    800                800
                                                                                                    122                122
                                                                                                     69                 69
                                                                                                     54                 54
                                                                                                   (607)              (607)
                                                                                                  2,855              2,855
                                                                                                    158                158
                                                                                                 63,868             63,868
                                                                                                     96                 96
                                                                                                    113                113
                                                                                                 10,578             10,578
                                                                                                  1,316              1,316
                                                                                                    154                154
                                                                                                     79                 79
                                                                                                    187                187
                                                                                                    232                232
                                                                                                     92                 92
                                                                                                    176                176
                                                                                                  6,796              6,796
                                                                                                     37                 37
                                                                                                  1,940              1,940
                                                                                                  1,842              1,842
                                                                                                    286                286
                                                                                                  1,062              1,062
                                                                                                    538                538
                                                                                                    480                480
                                                                                                    350                350
                                                                                                     72                 72
                                                                                                    370                370
                                                                                                 17,759             17,759
                                                                                                  2,156              2,156



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I&M                  BHO                        47058668                 Granberry Supply
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127347                 GOULDS PUMPS INC
08-Jun-01     I&M                  BHO                        47058705                 Goodyear Tire and Rubber
08-Jun-01     I&M          San Roque                            1366                   Golden Harvest Construction Supply
08-Jun-01     GOVT         TRAC                              21852-1134                 GO ELECTRONICS
08-Jun-01     I&M                  BHO                        47058706                 Gerald L Greer and Co
08-Jun-01     GOVT         WS-Timberline                     3589-047208                General Engineering Labs
08-Jun-01     GOVT         TRAC                              21852-1133                 GE SUPPLY
08-Jun-01     I/P          BHO                                 1150075                  GCS SERVICE
08-Jun-01     POWER            Timberline                     470904310                GATEWAY FASTENERS
08-Jun-01     GOVT         Cape-TRAC                           1965444                 GAS PRODUCTS
08-Jun-01     POWER            Timberline                     470904308                GARY'S TRUCK REPAIR
08-Jun-01     GOVT         TRAC                              21852-1132                 G.A.L GAGE
08-Jun-01     GOVT         BHO                                 1150074                  FRANKS SUPPLY COMPANY
08-Jun-01     GOVT         TRAC                              21852-1131                 FRANK BRUNNETT DISTRIBUTING
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127122                 FORM TECH
08-Jun-01     I&M                  BHO                        10011583                 Ford Country
08-Jun-01     I&M                  BHO                        47058704                 Foothill Engineering
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126731                 FOLEY COMPANY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127211                 FLYTE SANITATION INC
08-Jun-01     GOVT         TRAC                              21852-1124                 FLUID SOLUTIONS
08-Jun-01     GOVT         Cape-TRAC                           1965443                 FLOWSERVE
08-Jun-01     I/P          BHO                                 1150073                  FLATIRONS TOXICOLOGY INC
08-Jun-01     POWER            Timberline                     470904309                FILTECH, INC.
08-Jun-01      GOVT         TRAC                              21852-976                 FERGUSON ENTERPRISES
08-Jun-01      GOVT         TRAC                              21852-975                 FERGUSON ENTERPRISES
08-Jun-01      GOVT         TRAC                              21852-977                 FERGUSON ENTERPRISES
08-Jun-01     I/P          BHO                                 1150072                  FEDERAL EXPRESS CORP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127121                 FEDERAL EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126909                 FEDERAL EXPRESS
08-Jun-01     I&M                  BHO                        10011582                 Fastners Inv SW Supply
08-Jun-01     GOVT         TRAC                              21852-1123                 FASTENAL
08-Jun-01     I&M                  BHO                        10011581                 FASCO
08-Jun-01     I&M                  BHO                        47058762                 FASCO
08-Jun-01     POWER            Timberline                     470904295                FARNHAM & PFILE RENTAL/SALES
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127120                 FABRICATION ASSOCIATES INC
08-Jun-01     GOVT         TRAC                              21852-1128                 F&M MAFCO
08-Jun-01     GOVT         TRAC                              21852-1125                 F&M MAFCO
08-Jun-01     GOVT         TRAC                              21852-1130                 F&M MAFCO
08-Jun-01     GOVT         TRAC                              21852-1127                 F&M MAFCO
08-Jun-01     GOVT         TRAC                              21852-1129                 F&M MAFCO
08-Jun-01     GOVT         TRAC                              21852-1126                 F&M MAFCO

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     195                195
                                                                                                     612                612
                                                                                                   1,747              1,747
                                                                  892                                                   892
                                                                                                   2,102              2,102
                                                                                                      84                 84
                                                                                                   1,087              1,087
                                                                                                   2,495              2,495
                                                                                                     164                164
                                                                                                      13                 13
                                                                                                     726                726
                                                                                                     195                195
                                                                                                     193                193
                                                                                                      57                 57
                                                                                                      50                 50
                                                                                                   1,712              1,712
                                                                                                      71                 71
                                                                                                     180                180
                                                                                                  (3,028)            (3,028)
                                                                                                      34                 34
                                                                                                     326                326
                                                                                                   4,375              4,375
                                                                                                  31,543             31,543
                                                                                                     858                858
                                                                                                   3,865              3,865
                                                                                                     158                158
                                                                                                    (158)              (158)
                                                                                  319                                   319
                                                                                  140                                   140
                                                                                   33                                    33
                                                                                                      43                 43
                                                                                                     182                182
                                                                                                     173                173
                                                                                                       7                  7
                                                                                                   2,226              2,226
                                                                                                  12,750             12,750
                                                                                                   2,240              2,240
                                                                                                   1,950              1,950
                                                                                                     988                988
                                                                                                     406                406
                                                                                                     317                317
                                                                                                      76                 76


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     I&M          San Roque                            1353                   F V Industrial Sales Corp
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127210                 EXXON CORP
08-Jun-01      GOVT         TRAC                              21852-974                 EXXON CARD SERVICES
08-Jun-01     I&M                  BHO                        47058762                 Extreme Trucking
08-Jun-01     POWER            Timberline                     470904318                EXPORT FUEL COMPANY
08-Jun-01     GOVT         TRAC                              21852-1122                 EXCHANGE SUPPLY CO.
08-Jun-01     GOVT         TRAC                              21852-1121                 EXCHANGE SUPPLY CO.
08-Jun-01     GOVT         TRAC                              21852-1119                 ESSEX CRANE RENTAL
08-Jun-01     GOVT         TRAC                              21852-1120                 ESSEX CRANE RENTAL
08-Jun-01     I&M                  BHO                        47058725                 Equilon Enterprises
08-Jun-01     I/P          BHO                                 1150069                  ENTIRE REPRODUCTION SERVICE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126985                 ENSCO SUPPLY
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126985                 ENSCO SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1118                 ENCO MATERIALS
08-Jun-01     I&M                  BHO                        48008913                 Empire Southwest
08-Jun-01     GOVT         TRAC                              21852-1117                 ELCOMETER
08-Jun-01     I&M                  BHO                        47058703                 EDCO Disposal Corporation
08-Jun-01     POWER            Timberline                     470904327                ECKERD EXPRESS PHOTO
08-Jun-01     GOVT         WS-Timberline                     3589-047256                Earth Tech
08-Jun-01     I&M                  BHO                        47058737                 EA Martin
08-Jun-01     GOVT         TRAC                              21852-1111                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1114                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1112                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1110                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1116                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1115                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1113                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1109                 DRAGO
08-Jun-01     GOVT         TRAC                              21852-1108                 DOUTHITS RADIO SERVICE
08-Jun-01     GOVT         TRAC                              21852-1107                 DIVERSIFIED SUPPLY CO.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127004                 DILLON/COLUMBIA SUPPLY
08-Jun-01     I&M                  BHO                        10011580                 Dielco Crane
08-Jun-01     GOVT         TRAC                              21852-1106                 DICKSON CALIBRATION SERVICES
08-Jun-01     I/P          BHO                                 1150068                  DHL WORLDWIDE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127209                 DFAS LW CENTER-TREASURER OF US
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127208                 DFAS
08-Jun-01     GOVT         TRAC                              21852-1105                 DENVER CONCRETE VIBRATOR
08-Jun-01     GOVT         TRAC                              21852-1103                 DENVER CONCRETE VIBRATOR
08-Jun-01     GOVT         TRAC                              21852-1104                 DENVER CONCRETE VIBRATOR
08-Jun-01     GOVT         Cape-TRAC                           1965441                 DELL CORP
08-Jun-01     POWER            Timberline                     470904332                DEGENARRO'S CAR WASH
08-Jun-01     I&M                  BHO                         1001159                 Dayton Masonry

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                               2,001                                                 2,001
                                                                                                    355                355
                                                                                                  1,372              1,372
                                                                                                    218                218
                                                                                                  4,439              4,439
                                                                                                    655                655
                                                                                                     63                 63
                                                                                                 18,447             18,447
                                                                                                 18,447             18,447
                                                                                                  1,062              1,062
                                                                                                    934                934
                                                                                                  5,212              5,212
                                                                                                    326                326
                                                                                                  1,071              1,071
                                                                                                     14                 14
                                                                                                    224                224
                                                                                                    405                405
                                                                                                    125                125
                                                                                                 76,871             76,871
                                                                                                  9,716              9,716
                                                                                                  5,543              5,543
                                                                                                  4,620              4,620
                                                                                                  2,971              2,971
                                                                                                  2,661              2,661
                                                                                                    701                701
                                                                                                    166                166
                                                                                                    141                141
                                                                                                    (50)               (50)
                                                                                                 12,388             12,388
                                                                                                  2,837              2,837
                                                                                                      4                  4
                                                                                                  2,511              2,511
                                                                                                    173                173
                                                                               1,007                                 1,007
                                                                                                    154                154
                                                                                                    191                191
                                                                                                    376                376
                                                                                                    268                268
                                                                                                    259                259
                                                                                                  1,438              1,438
                                                                                                     24                 24
                                                                                                 16,596             16,596



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

08-Jun-01     GOVT         TRAC                              21852-1098                 DATAMAX
08-Jun-01     GOVT         TRAC                              21852-1099                 DATAMAX
08-Jun-01     GOVT         TRAC                              21852-1102                 DATAMAX
08-Jun-01     GOVT         TRAC                              21852-1097                 DATAMAX
08-Jun-01     GOVT         TRAC                              21852-1100                 DATA COMM WAREHOUSE
08-Jun-01     GOVT         TRAC                              21852-1101                 DATA COMM WAREHOUSE
08-Jun-01     I&M                  BHO                        47058764                 Dan Peters and Assoc
08-Jun-01     POWER            Timberline                     470904301                D. EDWARD LEASING
08-Jun-01     POWER            Timberline                     470904336                D&D AUTO SALVAGE
08-Jun-01     POWER        BHO                                 1150034                  CYME INTERNATIONAL INC
08-Jun-01     GOVT         Cape-TRAC                           1965440                 CVI
08-Jun-01     I&M                  BHO                        10011594                 Cummins Intermountain Inc
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127207                 CULLIGAN WATER SPECIALISTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127206                 CULLIGAN WATER CONDITIONING
08-Jun-01     I&M                  BHO                        10011562                 CSR Hydro Conduit
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127174                 CRYSTAL SPRINGS OF ALABAMA
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127174                 CRYSTAL SPRINGS OF ALABAMA
08-Jun-01     I&M                  BHO                        10011579                 Crystal Ice Co
08-Jun-01     GOVT         WS-Timberline                     3589-047255                Corvera
08-Jun-01     POWER            Timberline                     470904311                COPIER CORPORATION OF AMERICA
08-Jun-01     GOVT         TRAC                              21852-1096                 CONTECH CONSTRUCTION PRODUCTS
08-Jun-01     I&M                  BHO                        47058736                 Construction Machinery
08-Jun-01     I&M                  BHO                        47058702                 Construction Machinery
08-Jun-01     GOVT         TRAC                              21852-1095                 CONSOLIDATED PIPE & SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1094                 CONDRAY SIGN CO.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127118                 COMPORIUM COMMUNICATIONS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127257                 COMMERCIAL FLOORING INC
08-Jun-01     I/P          BHO                                 1150067                  COMMERCIAL BLUEPRINT INC
08-Jun-01     GOVT         WS-Timberline                     3589-047269                Colsteph
08-Jun-01     POWER            Timberline                     470904322                COLKER COMPANY
08-Jun-01     GOVT         TRAC                              21852-1091                 CODE SERVICES
08-Jun-01     GOVT         TRAC                              21852-1093                 CODE SERVICES
08-Jun-01     GOVT         TRAC                              21852-1092                 CODE SERVICES
08-Jun-01     I&M                  BHO                        47058667                 Cobre Tire
08-Jun-01     I&M          San Roque                         10000000089               Coastal Equipment
08-Jun-01     I&M                  BHO                        47058735                 Coast Crane
08-Jun-01     I&M          San Roque                         10000000087               CMI Equipment Inc
08-Jun-01     GOVT         TRAC                              21852-1088                 CLEMENTS OFFICE CENTER
08-Jun-01     GOVT         TRAC                              21852-1090                 CLEMENTS OFFICE CENTER
08-Jun-01     GOVT         TRAC                              21852-1089                 CLEMENTS OFFICE CENTER
08-Jun-01     POWER            Timberline                     470904306                CLAY & CEMENT PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127171                 CINTAS CORPORATION #547

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     606                606
                                                                                                     606                606
                                                                                                     606                606
                                                                                                       3                  3
                                                                                                     198                198
                                                                                                     198                198
                                                                                                   7,139              7,139
                                                                                                     302                302
                                                                                                   3,000              3,000
                                                                1,265                                                 1,265
                                                                                                   4,431              4,431
                                                                                                   1,390              1,390
                                                                                                      20                 20
                                                                                                      20                 20
                                                                                                 214,702            214,702
                                                                                                      29                 29
                                                                                                      15                 15
                                                                                                     324                324
                                                                                                  90,738             90,738
                                                                                                     660                660
                                                                                                     498                498
                                                                                                  44,613             44,613
                                                                                                   9,611              9,611
                                                                                                     171                171
                                                                                                     323                323
                                                                                                      46                 46
                                                                                                   7,718              7,718
                                                                                                   4,847              4,847
                                                                                                  18,652             18,652
                                                                                                     250                250
                                                                                                   1,892              1,892
                                                                                                   1,300              1,300
                                                                                                     842                842
                                                                                                     255                255
                                                                  577                                                   577
                                                                                                   4,856              4,856
                                                                4,875                                                 4,875
                                                                                                     173                173
                                                                                                     145                145
                                                                                                      28                 28
                                                                                                     670                670
                                                                                                      18                 18


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
08-Jun-01     I/P         RUST CONSTRUCTORS                  10127171                 CINTAS CORPORATION #547
08-Jun-01     I&M         BHO                                47058691                 CHJ Incorporated
08-Jun-01     I/P         RUST CONSTRUCTORS                  10127205                 CHEVRON U S A INC
08-Jun-01     I&M         BHO                                47058701                 Charter Industrial Supply
08-Jun-01     I/P         RUST CONSTRUCTORS                  10127115                 CHARLOTTE VALVE AND FITTING
08-Jun-01     GOVT        TRAC                              21852-1086                CHANNEL-TRAC & TUBEWAY
08-Jun-01     GOVT        TRAC                              21852-1087                CHANNEL-TRAC & TUBEWAY
08-Jun-01     GOVT        TRAC                              21852-1085                CHANNEL-TRAC & TUBEWAY
08-Jun-01     GOVT        TRAC                              21852-1084                CHANNEL-TRAC & TUBEWAY
08-Jun-01     GOVT        PDCF-TRAC                          #5141108                 CEW
08-Jun-01     GOVT        Cape-TRAC                           1965439                 CERTIFIED TESTING
08-Jun-01     GOVT        TRAC                              21852-962                 CENTURYTEL
08-Jun-01     GOVT        TRAC                              21852-961                 CENTURYTEL
08-Jun-01     GOVT        TRAC                              21852-959                 CENTRO INC.
08-Jun-01     GOVT        TRAC                              21852-958                 CENTRO INC.
08-Jun-01     GOVT        TRAC                              21852-960                 CENTRO INC.
08-Jun-01     GOVT        TRAC                              21852-956                 CENTRO INC.
08-Jun-01     GOVT        TRAC                              21852-957                 CENTRO INC.
08-Jun-01     I&M         BHO                                47058692                 Cemex
08-Jun-01     GOVT        TRAC                             21852-1083                 CDW
08-Jun-01     GOVT        TRAC                             21852-1081                 CCA FINANCIAL
08-Jun-01     I/P         RUST CONSTRUCTORS                  10127003                 CBG INC
08-Jun-01     I&M         San Roque                            1365                   Cathay Industrial Supply
08-Jun-01     I&M         BHO                                10011578                 Cate Nevada Equipment
08-Jun-01     I&M         BHO                                10011593                 Cashman
08-Jun-01     POWER       Timberline                        470904304                 CARTER SEPTIC SERVICE
08-Jun-01     I/P         RUST CONSTRUCTORS                  10126984                 CAROLINA INDUSTRIAL TOOLS
08-Jun-01     I&M         BHO                                49017091                 Caribou Memorial Hospital
08-Jun-01     GOVT        TRAC                             21852-1080                 CAPITAL FIRE EXTINGUISHER CO
08-Jun-01     I/P         RUST CONSTRUCTORS                  10126895                 CAPE ELECTRICAL SUPPLY INC
08-Jun-01     I/P         RUST CONSTRUCTORS                  10126895                 CAPE ELECTRICAL SUPPLY INC
08-Jun-01     I/P         RUST CONSTRUCTORS                  10126895                 CAPE ELECTRICAL SUPPLY INC
08-Jun-01     I&M         BHO                                47058666                 CAP Logistics
08-Jun-01     I/P         RUST CONSTRUCTORS                  10126894                 CALDWELL OIL CO INC
08-Jun-01     GOVT        TRAC                              21852-968                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-970                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-963                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-973                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-965                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-967                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-969                 C & W TOOL
08-Jun-01     GOVT        TRAC                              21852-964                 C & W TOOL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       18                 18
                                                                                                      360                360
                                                                                                       66                 66
                                                                                                      501                501
                                                                                                    3,138              3,138
                                                                                                    2,342              2,342
                                                                                                      790                790
                                                                                                      701                701
                                                                                                      176                176
                                                                                                   15,170             15,170
                                                                                                   30,854             30,854
                               1,319                                                                                   1,319
                                 484                                                                                     484
                                                                                                    1,410              1,410
                                                                                                      292                292
                                                                                                      202                202
                                                                                                      148                148
                                                                                                       88                 88
                                                                                                  215,532            215,532
                                                                                                      361                361
                                                                                                    4,080              4,080
                                                                                                   19,545             19,545
                                                                20,303                                                20,303
                                                                                                      614                614
                                                                                                    4,727              4,727
                                                                                                    1,500              1,500
                                                                                                      931                931
                                                                                                      410                410
                                                                                                      224                224
                                                                                                      148                148
                                                                                                       77                 77
                                                                                                       (6)                (6)
                                                                                                      467                467
                                                                                                       24                 24
                                                                                                      366                366
                                                                                                      129                129
                                                                                                       90                 90
                                                                                                       48                 48
                                                                                                       45                 45
                                                                                                       45                 45
                                                                                                       39                 39
                                                                                                       32                 32

         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
08-Jun-01     GOVT         TRAC                              21852-971                 C & W TOOL
08-Jun-01     GOVT         TRAC                              21852-966                 C & W TOOL
08-Jun-01     GOVT         TRAC                              21852-972                 C & W TOOL
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126893                 BUTLER SUPPLY INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126893                 BUTLER SUPPLY INC
08-Jun-01     GOVT         TRAC                              21852-954                 Burns INT'L Security Services
08-Jun-01     GOVT         TRAC                              21852-950                 Burns INT'L Security Services
08-Jun-01     GOVT         TRAC                              21852-952                 Burns INT'L Security Services
08-Jun-01     GOVT         TRAC                              21852-951                 Burns INT'L Security Services
08-Jun-01     GOVT         TRAC                              21852-953                 Burns INT'L Security Services
08-Jun-01     GOVT         Cape-TRAC                           1965438                 BURNS INT'L SECURITY
08-Jun-01     POWER        Timberline                        470904338                 BUILDINGS INTERNATIONAL CORP.
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127204                 BUILDERS FABRICATION & SUPPLY
08-Jun-01     I&M          BHO                                47058685                 Builders Concrete
08-Jun-01     GOVT         TRAC                             21852-1078                 BRENDA'S PORTABLE TOILETS
08-Jun-01     GOVT         TRAC                             21852-1079                 BRENDA'S PORTABLE TOILETS
08-Jun-01     I&M          BHO                                47058716                 Breezer Construction
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126983                 BRAND SCAFFOLD  BUILDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126983                 BRAND SCAFFOLD  BUILDERS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126983                 BRAND SCAFFOLD  BUILDERS
08-Jun-01     I&M          BHO                                47058665                 Branco Machinery
08-Jun-01     I&M          BHO                                10011577                 Brakemasters Inc
08-Jun-01     I/P          BHO                                 1150065                 BRAIN PARISI COPIER SYSTEM
08-Jun-01     I&M          BHO                                47058722                 BR Anderson
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127203                 BP OIL COMPANY
08-Jun-01     POWER        Timberline                        470904287                 BP OIL
08-Jun-01     I&M          BHO                                10011576                 Boulder Auto Parts
08-Jun-01     I&M          BHO                                47058700                 Bolt Brokers
08-Jun-01     GOVT         TRAC                             21852-1077                 BOEN & ASSC.
08-Jun-01     I/P          BHO                                 1150064                 BOCK AND CLARK LTD
08-Jun-01     I/P          BHO                                 1150063                 BOBS ELECTRIC MOTOR SERV
08-Jun-01     I&M          BHO                                47058724                 BNSF Railroad
08-Jun-01     I&M          San Roque                              1364                 BMC Forestry Corp
08-Jun-01     I/P          BHO                                 1150062                 BLUEPRINTS PLUS
08-Jun-01     POWER        Timberline                        470904329                 BLUEGRASS CONCRETE CUTTING
08-Jun-01     GOVT         Cape-TRAC                           1965437                 BLUE FOREST WATER
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126890                 BLAINE WINDOW HARDWARE INC
08-Jun-01     GOVT         TRAC                             21852-1076                 BLACK BOX CORP.
08-Jun-01     GOVT         TRAC                              21852-949                 Birmingham Rail & Locomotive
08-Jun-01     I&M          BHO                                47058761                 Big O Tires
08-Jun-01     I&M          San Roque                            1363                   Beta Equipment Sales Corp
08-Jun-01     I&M          BHO                                47058723                 Best Parking Lot Cleaning


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      29                 29
                                                                                                      26                 26
                                                                                                      18                 18
                                                                                                     531                531
                                                                                                      18                 18
                                                                                                   1,188              1,188
                                                                                                   1,144              1,144
                                                                                                     724                724
                                                                                                     720                720
                                                                                                     675                675
                                                                                                     476                476
                                                                                                   7,727              7,727
                                                                                                   3,528              3,528
                                                                                                   2,313              2,313
                                                                                                   3,297              3,297
                                                                                                     159                159
                                                                                                      56                 56
                                                                                                   1,548              1,548
                                                                                                     281                281
                                                                                                     265                265
                                                                                                     220                220
                                                                                                     424                424
                                                                                                   3,595              3,595
                                                                                                     225                225
                                                                                                     381                381
                                                                                                   2,114              2,114
                                                                                                   5,555              5,555
                                                                                                  16,153             16,153
                                                                                                     195                195
                                                                                                   2,850              2,850
                                                                                                   1,290              1,290
                                                                                                  10,282             10,282
                                                                 2,224                                                2,224
                                                                                                      29                 29
                                                                                                  45,000             45,000
                                                                                                      93                 93
                                                                                                     290                290
                                                                                                      69                 69
                                                                                                  12,703             12,703
                                                                                                      34                 34
                                                                56,961                                               56,961
                                                                                                     294                294


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
08-Jun-01     GOVT         Cape-TRAC                           1965436                 BERTREM VALVE
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126886                 BENEATH THE BARK LLC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126885                 BEHRMANN CO
08-Jun-01     POWER        Timberline                        470904320                 BECKWITH MACHINERY
08-Jun-01     I&M          San Roque                            1351                   BB Fischer & Co
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127254                 BAYLOR GROUP
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127202                 BAY INSULATION OF GEORGIA
08-Jun-01     GOVT         PDCF-TRAC                          #5141100                 Battelle
08-Jun-01     I/P          BHO                                 1150061                 BARTON
08-Jun-01     POWER        Timberline                        470904328                 BARTLETT SERVICES, INC.
08-Jun-01     POWER        Timberline                        470904319                 BARON FILTRATION
08-Jun-01     GOVT         TRAC                              21852-948                 Barksdale Janitorial
08-Jun-01     POWER        Timberline                        470904335                 BAKER TANKS INC.
08-Jun-01     I&M          BHO                                47058699                 Baker Tanks
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127250                 B.T. SERVICES
08-Jun-01     I&M          BHO                                47058697                 B and W Precast
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127249                 AZTEC CONSTRUCTION CO INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127201                 AZTEC CONSTRUCTION CO INC
08-Jun-01     I&M          BHO                                10011563                 Avar Construction
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127012                 ATM SERVICE COMPANY
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127011                 ATLAS OFFICE PRODUCTS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127248                 ATLAS ELECTRIC LLC
08-Jun-01     GOVT         BHO                                 1150060                 ATLANTIC FENCE AND SUPPLY
08-Jun-01     GOVT         Cape-TRAC                           1965435                 AT&T
08-Jun-01     GOVT         TRAC                              21852-1074                AT&T
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127166                 AT&T
08-Jun-01     GOVT         TRAC                              21852-1075                AT&T
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127200                 AT & T
08-Jun-01     GOVT         PDCF-TRAC                          #5141102                 ASMI
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127010                 ARROW TRUCKING
08-Jun-01     P&C          RUST CONSTRUCTORS                  10127010                 ARROW TRUCKING
08-Jun-01     I/P          BHO                                 1148840                 ARNE SIGN
08-Jun-01     GOVT         TRAC                              21852-1070                ARKANSAS MILL SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1071                ARKANSAS MILL SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1068                ARKANSAS MILL SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1072                ARKANSAS MILL SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1069                ARKANSAS MILL SUPPLY
08-Jun-01     GOVT         TRAC                              21852-1073                ARKANSAS MILL SUPPLY
08-Jun-01     POWER        Timberline                        470904330                 AQUADOX
08-Jun-01     GOVT         TRAC                              21852-1067                APPLIED INDUSTRIAL TECH.
08-Jun-01     POWER        Timberline                        470904303                 APPLIED INDUST. TECHNOLOGIES
08-Jun-01     I/P          BHO                                 1150059                 ANGELO IAFTRATE CONSTRUCTION


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,954              1,954
                                                                                                    1,150              1,150
                                                                                                      245                245
                                                                                                  18,088             18,088
                                                                17,953                                                17,953
                                                                                                   46,326             46,326
                                                                                                    5,375              5,375
                                                                                                  479,902            479,902
                                                                                                      711                711
                                                                                                   8,441              8,441
                                                                                                   5,456              5,456
                                                                                                   1,100              1,100
                                                                                                   7,518              7,518
                                                                                                      520                520
                                                                                                  135,000            135,000
                                                                                                   12,620             12,620
                                                                                                   15,698             15,698
                                                                                                      954                954
                                                                                                   47,950             47,950
                                                                                                    6,101              6,101
                                                                                                       47                 47
                                                                                                   12,600             12,600
                                                                                                    2,343              2,343
                              10,971                                                                                  10,971
                               2,654                                                                                   2,654
                                                                                                      754                754
                                 155                                                                  155                310
                                 182                                                                                     182
                                                                                                   12,163             12,163
                                                                                 3,937                                 3,937
                                                                                 1,932                                 1,932
                                                                                                    1,444              1,444
                                                                                                      352                352
                                                                                                      182                182
                                                                                                       84                 84
                                                                                                       66                 66
                                                                                                       36                 36
                                                                                                       29                 29
                                                                                                   1,071              1,071
                                                                                                      388                388
                                                                                                     232                232
                                                                                                   20,539             20,539



         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
08-Jun-01     GOVT         Cape-TRAC                           1965434                 ANDERSON RENTALS
08-Jun-01     POWER        Timberline                        470904339                 AMERITRON TELECOM
08-Jun-01     GOVT         TRAC                              21852-943                 AMERISTEEL
08-Jun-01     GOVT         TRAC                              21852-945                 AMERISTEEL
08-Jun-01     GOVT         TRAC                              21852-947                 AMERISTEEL
08-Jun-01     GOVT         TRAC                              21852-944                 AMERISTEEL
08-Jun-01     GOVT         TRAC                              21852-946                 AMERISTEEL
08-Jun-01     I&M          BHO                                47058721                 American West
08-Jun-01     I/P          BHO                                 1150059                 AMERICAN RENTALS INC
08-Jun-01     I&M          BHO                                10011575                 American Fence Co
08-Jun-01     POWER        Timberline                        470904291                 AMERICAN CONTRACTORS EQUIP
08-Jun-01     GOVT         BHO                                 1149836                 ALLSCAPE CLEARING
08-Jun-01     GOVT         TRAC                              21852-1065                ALLIED SUPPLY INC
08-Jun-01     GOVT         TRAC                              21852-1066                ALLIED SUPPLY INC
08-Jun-01     I&M          BHO                                47058697                 Aldrich Supply
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127199                 ALABAMA SAFETY PRODUCTS INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127199                 ALABAMA SAFETY PRODUCTS INC
08-Jun-01     I&M          BHO                               47058696                  Airgas West
08-Jun-01     I&M          BHO                                47058715                 Airgas West
08-Jun-01     POWER        Timberline                         470904317                AIRGAS SAFETY
08-Jun-01     I/P          BHO                                 1150056                 AIRGAS NOR PAC INC
08-Jun-01     I/P          BHO                                 1149918                 AIRGAS EAST
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127198                 AIRBORNE EXPRESS
08-Jun-01     I&M          BHO                                47058714                 Ahern Rentals
08-Jun-01     I&M          BHO                                47058684                 Aero Graphics Infrared
08-Jun-01     I&M          San Roque                            1362                   ACS Manufacturing Corp
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127114                 ACE INDUSTRIES INC
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127246                 ACCI-AMERICAN CONTRACTORS &
08-Jun-01     GOVT         TRAC                              21852-1064                ABSOLUTE CONSULTING
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127245                 A-10 INSULATION
08-Jun-01     I&M          BHO                                10011574                 A1 Concrete Cutting
08-Jun-01     I/P          RUST CONSTRUCTORS                  10127197                 A T & T
08-Jun-01     I/P          RUST CONSTRUCTORS                  10126982                 A J TUCKER SUPPLY INC
07-Jun-01     I/P          BHO                                 1150016                 YOUNG ELECTRIC SIGN CO
07-Jun-01     I/P          BHO                                 1150013                 XEROX CORP
07-Jun-01     I/P          BHO                                 1150015                 XEROX CORP


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    5,724              5,724
                                                                                                     486                486
                                                                                                   8,951              8,951
                                                                                                   4,818              4,818
                                                                                                   4,766              4,766
                                                                                                   3,324              3,324
                                                                                                   1,496              1,496
                                                                                                    5,505              5,505
                                                                                                    4,500              4,500
                                                                                                    1,239              1,239
                                                                                                  14,101             14,101
                                                                                                   16,650             16,650
                                                                                                      159                159
                                                                                                     (197)              (197)
                                                                                                    4,765              4,765
                                                                                                       73                 73
                                                                                                       15                 15
                                                                                                     862                862
                                                                                                      170                170
                                                                                                      867                867
                                                                                                      159                159
                                                                                                      368                368
                                                                                                       61                 61
                                                                                                       35                 35
                                                                                                       24                 24
                                                                                                       23                 23
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        4                  4
                                                                                                      199                199
                                                                                                      642                642
                                                                 2,427                                                 2,427
                                                                                                    7,355              7,355
                                                                                                    4,400              4,400
                                                                                                    5,899              5,899
                                                                                                    9,672              9,672
                                                                                                    2,665              2,665
                                  33                                                                                      33
                                                                                                       76                 76
                                                                                                      515                515
                                                                                                    1,326              1,326
                                                                                                      640                640


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I/P          BHO                                 1148990                  XEROX CORP
07-Jun-01     I/P          BHO                                 1150014                  XEROX CORP
07-Jun-01     POWER        TRAC                                P06-103                  XEROX
07-Jun-01     GOVT         TRAC                               22553-334                 XEROX
07-Jun-01     I/P          BHO                                 1148989                  WOMACK INDUSTRIES
07-Jun-01     I/P          BHO                                 1149378                  WITT PEST CONTROL
07-Jun-01     GOVT         TRAC                               22553-355                 WISE EL SANTO
07-Jun-01     GOVT         TRAC                               22553-354                 WISE EL SANTO
07-Jun-01     GOVT         TRAC                               22553-353                 WISE EL SANTO
07-Jun-01     I/P          BHO                                 1150012                  WINESTIMATOR
07-Jun-01     I/P          BHO                                 1148989                  WINDOW WARE
07-Jun-01     I/P          BHO                                 1148987                  WILLIAMS SCOTSMAN
07-Jun-01     I/P          BHO                                 1149377                  WIESSE PLANNING AND ENGINEER INC
07-Jun-01     I&M          BHO                                49017053                  Wheeler Machinery Co
07-Jun-01     I&M          BHO                                49017069                  Western States Equipment
07-Jun-01     I&M          BHO                                47058613                  Western States Equipment
07-Jun-01     I&M          BHO                                25002417                  Western States Equipment
07-Jun-01     I&M          BHO                                47017069                  Western States Equipment
07-Jun-01     I&M          BHO                                49017052                  Western Cable and Repair
07-Jun-01     POWER        TRAC                                P06-102                  WESCO
07-Jun-01     I/P          BHO                                 1148986                  WESCO
07-Jun-01     POWER        TRAC                                1921058                  WEIR
07-Jun-01     GOVT         BHO                                 1148985                  WEBB CRANE
07-Jun-01     I/P          Timberline - 14443                01-1137-01                 WD Rodgers
07-Jun-01     I/P          BHO                                 1149376                  WAYNE DALTON
07-Jun-01     I/P          BHO                                 1149375                  WASTE MANAGEMENT
07-Jun-01     I/P          BHO                                 1148982                  WASTE MANAGEMENT
07-Jun-01     I/P          BHO                                 1148984                  WASTE MANAGEMENT
07-Jun-01     I/P          BHO                                 1150011                  WASTE MANAGEMENT
07-Jun-01     I/P          BHO                                 1148983                  WASTE MANAGEMENT
07-Jun-01     I/P          BHO                                 1148981                  WACKENHUT CORP
07-Jun-01     I/P          BHO                                 1149374                  WACKENHUT CORP
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 W.W. GRAINGER
07-Jun-01     GOVT         BHO                                 1148980                  W W GRAINGER
07-Jun-01     I/P          BHO                                 1150010                  W W GRAINGER
07-Jun-01     I/P          BHO                                 1149372                  VONACHEN SERVICE AND SUPPLY
07-Jun-01     GOVT         BHO                                 1148979                  VISA ADVISORS
07-Jun-01     POWER        TRAC                                P06-101                  VIKING OFFICE
07-Jun-01     I/P          BHO                                 1150008                  VAN AND SONS DRILLING SERVICE INC
07-Jun-01     I&M          BHO                                49017051                  Vallen Safety Supply
07-Jun-01     I/P          BHO                                 1150007                  UZUREAU DESIGN CONSULTING
07-Jun-01     I&M          San Roque                            1333                    Uptown Industrial Sales
07-Jun-01     I&M          BHO                                49017050                  UPS
07-Jun-01     I&M          BHO                                49017068                  UPS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      549                549
                                                                                                      301                301
                                                                                                      136                136
                                                                                                      338                338
                                                                                                      132                132
                                                                                                       78                 78
                                                                                                      480                480
                                                                                                      187                187
                                                                                                      126                126
                                                                                                    8,337              8,337
                                                                                                    1,908              1,908
                                                                                                    1,739              1,739
                                                                                                       12                 12
                                                                                                    1,676              1,676
                                                                                                  129,964            129,964
                                                                                                   23,941             23,941
                                                                                                    4,752              4,752
                                                                                                    1,998              1,998
                                                                                                    1,670              1,670
                                                                                                    1,723              1,723
                                                                                                    1,497              1,497
                                                                                                   19,644             19,644
                                                                                                      604                604
                                                                                                   26,075             26,075
                                                                                                    1,027              1,027
                                                                                                    1,977              1,977
                                                                                                    1,885              1,885
                                                                                                    1,644              1,644
                                                                                                    1,637              1,637
                                                                                                      221                221
                                                                                                      561                561
                                                                                                      542                542
                                                                                                       62                 62
                                                                                                       40                 40
                                                                                                       22                 22
                                                                                                      357                357
                                                                                                      153                153
                                                                                                      460                460
                                                                                                    3,328              3,328
                                                                                                    1,076              1,076
                                                                                                    4,024              4,024
                                                                33,093                                                33,093
                                                                                   552                                   552
                                                                                   473                                   473


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     POWER        TRAC                                P06-100                 UPS
07-Jun-01     I&M          BHO                                47058612                 Unland Machinery
07-Jun-01     I/P          BHO                                 1148977                 UNITER WATER IDAHO
07-Jun-01     I/P          BHO                                 1148976                 UNITED STATES FILTER
07-Jun-01     I/P          TRAC 21864                         JOB 21864                UNITED LIFT SYSTEM
07-Jun-01     GOVT         BHO                                 1148974                 UNITED ELECTRIC SUPPLY
07-Jun-01     GOVT         BHO                                 1148975                 UNITED ELECTRIC SUPPLY
07-Jun-01     I/P          BHO                                 1150006                 UNISOURCE WORLDWIDE INC
07-Jun-01     I&M          BHO                                49017049                 Under Pressure Inc
07-Jun-01     I&M          BHO                                49017048                 Twin City Optical
07-Jun-01     I&M          BHO                                49017047                 Tricon Metals
07-Jun-01     I/P          TRAC 24234                         JOB 24234                TRICO RENTALS
07-Jun-01     GOVT         TRAC                               22553-327                Treadway Electric Co
07-Jun-01     POWER        TRAC                                1921072                 TRANSOCEANIC
07-Jun-01     GOVT         Buckley-TRAC                        5141099                 Trane Co.
07-Jun-01     I&M          BHO                                49017067                 Trailer Transit
07-Jun-01     I&M          BHO                                49017066                 Tractor and Equipment
07-Jun-01     I&M          BHO                                49017065                 Townsend Seeds
07-Jun-01     GOVT         BHO                                 1150005                 TOOL AND ANCHOR SUPPLY
07-Jun-01     I&M          BHO                                49017031                 Todd Hunzeker Chevrolet
07-Jun-01     I&M          BHO                                49017031                 Todd Hunzeker Chevrolet
07-Jun-01     I/P          BHO                                 1150004                 TIME AND DATA SYSTEMS
07-Jun-01     I/P          TRAC 21864                         JOB 21864                THREE RIVERS SAFETY COUNCIL
07-Jun-01     POWER        TRAC                                P06-099                 THOMAS REGISTER
07-Jun-01     GOVT         BHO                                 1148972                 THOMAS DUDDLESON
07-Jun-01     GOVT         BHO                                 1148971                 THIOKOL CORP
07-Jun-01     POWER        TRAC                                1921062                 THERMO
07-Jun-01     POWER        TRAC                                1921071                 THERMAL ENGINEERING
07-Jun-01     I/P          TRAC 22566                         JOB 22566                THE WATER WORLD
07-Jun-01     GOVT         TRAC                               22553-364                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-365                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-358                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-363                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-356                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-360                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-361                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-359                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-357                The Perdue Co
07-Jun-01     GOVT         TRAC                               22553-341                The Perdue Co
07-Jun-01     I/P          BHO                                 1148970                 TEXTRON TURF AND SPECIALTY PRODUCTS
07-Jun-01     I/P          BHO                                 1150003                 TECHNOLOGY AND CALIBRATION
07-Jun-01     I&M          BHO                                49017064                 Techline Services
07-Jun-01     I/P          BHO                                 1148969                 SWAM LEM LC
07-Jun-01     I/P          BHO                                 1148968                 SUNDANCE CHEVROLET
07-Jun-01     I/P          BHO                                 1149370                 SUNDANCE CHEVROLET
07-Jun-01     I/P          BHO                                 1148967                 SUNCOM INDUSTRIES
07-Jun-01     I/P          BHO                                 1149369                 SUMMER PRESS
07-Jun-01     I/P          BHO                                 1148966                 SUBSTATION TEST COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     6                                     6
                                                                                                    8,879              8,879
                                 259                                                                                     259
                                                                                                      376                376
                                                                                                    3,396              3,396
                                                                                                   13,983             13,983
                                                                                                       69                 69
                                                                                                      529                529
                                                                                                      523                523
                                                                                                      485                485
                                                                                                      981                981
                                                                                                      120                120
                                                                                                      460                460
                                                                                 1,549                  0              1,549
                                                                                                   15,340             15,340
                                                                                                      664                664
                                                                                                   50,223             50,223
                                                                                                      614                614
                                                                                                       48                 48
                                                                                                      103                103
                                                                                                       47                 47
                                                                                                       70                 70
                                                                                                       94                 94
                                                                                                      276                276
                                                                                                      417                417
                                                                                                  182,866            182,866
                                                                                                      562                562
                                                                                                   26,260             26,260
                                                                                                      374                374
                                                                                                    2,074              2,074
                                                                                                      713                713
                                                                                                      304                304
                                                                                                       88                 88
                                                                                                       72                 72
                                                                                                       68                 68
                                                                                                       49                 49
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        7                  7
                                                                                                    3,027              3,027
                                                                                                      401                401
                                                                                                   11,969             11,969
                                                                                                   11,941             11,941
                                                                                                      103                103
                                                                                                       39                 39
                                                                                                      703                703
                                                                                                      110                110
                                                                                                      196                196


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     GOVT         BHO                                 1149368                  STRICKLAND FIRE PROTECTION
07-Jun-01     I&M          San Roque                            1332                    STL Machinery Phils Inc
07-Jun-01     GOVT         BHO                                 1150001                  STEWART BROTHERS DRILLING
07-Jun-01     I/P          BHO                                 1149999                  STAPLES BUSINESS ADVANTAGE
07-Jun-01     GOVT         BHO                                 1148964                  STAINLESS TUBULAR PRODUCTS
07-Jun-01     I/P          BHO                                 1148965                  STAFFORD HOME CENTERS
07-Jun-01     GOVT         TRAC                               22556-342                 Springs Fabrication, Inc
07-Jun-01     POWER        BHO                                 1149998                  SPRINGS FABRICATION INC
07-Jun-01     GOVT         TRAC                               22553-328                 Southwestern Bell Telephone
07-Jun-01     GOVT         TRAC                               22553-330                 Southwestern Bell Telephone
07-Jun-01     GOVT         TRAC                               22553-329                 Southwestern Bell Telephone
07-Jun-01     I/P          BHO                                 1149997                  SOUTHWESTERN BELL
07-Jun-01     POWER        BHO                                 1149996                  SOIL AND MATERIALS ENGINEERING
07-Jun-01     I/P          BHO                                 1148963                  SOIL AND MATERIALS ENGINEERF INC
07-Jun-01     I&M          BHO                                49017063                  Soda Springs Auto Parts
07-Jun-01     POWER        TRAC                                1921070                  SMOOTH SOLUTIONS
07-Jun-01     I&M          San Roque                            1330                    Smart Communication Inc
07-Jun-01     I/P          BHO                                 1148961                  SKILLPATH SEMINAR
07-Jun-01     I&M          San Roque                            1331                    SK Hardware & Gen Mdse
07-Jun-01     P&C          BHO                                 1149994                  SIMULATION SCIENCES INC
07-Jun-01     I/P          BHO                                 1148960                  SILICON VALLEY CABLE COMPANY
07-Jun-01     I/P          BHO                                 1148959                  SIEMENS BUILDING TECHNOLOGIES
07-Jun-01     I/P          BHO                                 1149992                  SIEMANS BUILDING TECHNOLOGIES
07-Jun-01     GOVT         BHO                                 1149991                  SHERPHERD ELETRIC SUPPLY
07-Jun-01     I/P          BHO                                 1148958                  SHERMAN G YEINGST
07-Jun-01     GOVT         BHO                                 1148957                  SHEPHERD ELECTRIC SUPPLY
07-Jun-01     GOVT         BHO                                 1149990                  SG WESTERN CONSTRUCTION
07-Jun-01     CORP         BHO                                 1149989                  SFP INVESTMENTS
07-Jun-01     I/P          BHO                                 1148955                  SEVERN TRENT LABS
07-Jun-01     I/P          BHO                                 1149367                  SETON NAME PLATE CO
07-Jun-01     POWER        TRAC                                P06-097                  SETON NAME PLATE
07-Jun-01     I/P          BHO                                 1148955                  SERVO TEK PRODUCTS
07-Jun-01     POWER        TRAC                                P06-098                  SERVICE ELECTRIC
07-Jun-01     I/P          BHO                                 1148954                  SENECA
07-Jun-01     POWER        BHO                                 1149986                  SECURUS INC
07-Jun-01     POWER        TRAC                                P06-096                  SEAWAY SCAFFOLD
07-Jun-01     GOVT         TRAC                               22553-326                 Sears
07-Jun-01     GOVT         BHO                                 1149366                  SCOTT SPECIALTY GASSES INC
07-Jun-01     GOVT         BHO                                 1148953                  SCOTT L HARRIS MD
07-Jun-01     I/P          BHO                                 1149985                  SCIENTIFIC EQUIPMENT CO
07-Jun-01     I&M          BHO                                49017046                  Sawtooth Supply
07-Jun-01     CORP         BHO                                 1149983                  SARCOM DESKTOP SOLUTIONS
07-Jun-01     GOVT         BHO                                 1149982                  SAMS CLUB DIRECT
07-Jun-01     I&M          BHO                                49017045                  Safety Kleen
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 SAFECO
07-Jun-01     POWER        TRAC                                P06-095                  SAFE2WORK
07-Jun-01     POWER        TRAC                                1921069                  S.F. EQUIPMENT
07-Jun-01     I/P          BHO                                 1149981                  RUSCHE FUEL CONTROLS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      922                922
                                                                 4,299                                                 4,299
                                                                                                   19,210             19,210
                                                                                                      233                233
                                                                                                       63                 63
                                                                                                       18                 18
                                                                                                   23,355             23,355
                                                                                                    8,259              8,259
                                                                                                    1,662              1,662
                                                                                                      762                762
                                                                                                      222                222
                                                  339                                                                    339
                                                                                                    1,513              1,513
                                                                                                   27,422             27,422
                                                                                                    2,442              2,442
                                                                                                    7,441              7,441
                               2,214                                 0                                                 2,214
                                                                                                       99                 99
                                                                 6,412                                                 6,412
                                                                                                   22,918             22,918
                                                                                                    9,321              9,321
                                                                                                       55                 55
                                                                                                    4,095              4,095
                                                                                                    1,620              1,620
                                                                                                       65                 65
                                                                                                    1,345              1,345
                                                                                                    2,944              2,944
                                                                                                    2,944              2,944
                                                                                                      222                222
                                                                                                      343                343
                                                                                                      155                155
                                                                                                    1,506              1,506
                                                                                                    2,761              2,761
                                                                                                      694                694
                                                                                                    1,442              1,442
                                                                                                   24,710             24,710
                                                                                                      690                690
                                                                                                    1,563              1,563
                                                                                                       30                 30
                                                                                                      816                816
                                                                                                   13,718             13,718
                                                                                                    4,894              4,894
                                                                                                      128                128
                                                                                                    1,269              1,269
                                                                                                       67                 67
                                                                                                    9,550              9,550
                                                                                                    1,140              1,140
                                                                                                      605                605



         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I/P          BHO                                 1148951                  RUNKLES CONSTRUCTION
07-Jun-01     POWER        TRAC                                P06-094                  ROYAL ELECTRIC
07-Jun-01     I/P          BHO                                 1148950                  ROCHESTOR TELEMESSENGING
07-Jun-01     GOVT         BHO                                 1148949                  RIVERSIDE ICE
07-Jun-01     I/P          BHO                                 1148948                  RIOCH BUSINESS SERVICE
07-Jun-01     I/P          BHO                                 1149980                  RICHARD WAYNE AND ROBERTS
07-Jun-01     I/P          BHO                                 1149364                  RESIDENCE INN
07-Jun-01     I/P          TRAC 21860                        JOB 21860                  RELIZON
07-Jun-01     POWER        BHO                                 1149979                  RED FLAT FARM
07-Jun-01     GOVT         TRAC                              22553-362                  Razorback Business Center
07-Jun-01     POWER        TRAC                                P06-093                  RAM INDUSTRIAL
07-Jun-01     I/P          BHO                                 1148946                  QWEST
07-Jun-01     I/P          BHO                                 1148945                  QUALITY METAL IMAGES
07-Jun-01     POWER        TRAC                             W/T 060701                  PWC/SAMIL ACCOUNTING
07-Jun-01     I/P          TRAC 03474                        JOB 03474                  PROFESSIONAL SECURITY CONTROL
07-Jun-01     GOVT         BHO                                 1148942                  PREMIER FABRICATOR
07-Jun-01     I&M          BHO                                49017043                  PPS Co
07-Jun-01     I&M          San Roque                            1329                    Pozzolanic Phils Inc
07-Jun-01     GOVT         TRAC                              22553-344                  Powell Supply Co
07-Jun-01     GOVT         TRAC                              22553-343                  Powell Supply Co
07-Jun-01     GOVT         TRAC                              22556-341                  Portland Valve & Fitting Co.
07-Jun-01     GOVT         TRAC                              22556-340                  Portland Valve & Fitting Co.
07-Jun-01     I&M          San Roque                            1328                    Portalloy Industrial Supply
07-Jun-01     GOVT         BHO                                 1149978                  PLUS GROUP INC
07-Jun-01     GOVT         BHO                                 1149361                  PLUS GROUP
07-Jun-01     GOVT         TRAC                              22556-336                  Pitney Bowes
07-Jun-01     I&M          BHO                                 3000437                  Piping Technologies
07-Jun-01     I/P          BHO                                 1148941                  PINKERTON INC
07-Jun-01     I/P          BHO                                 1148940                  PHILLIPS GROUP
07-Jun-01     I/P          BHO                                 1148939                  PHIL LONG FORD
07-Jun-01     CORP         BHO                                 1149976                  PERSONIC SOFTWARE INC
07-Jun-01     POWER        TRAC                                P06-092                  PENN TOOL
07-Jun-01     GOVT         BHO                                 1148938                  PATTERSON PUMP CO
07-Jun-01     I/P          TRAC 21862                        JOB 21862                  PASSANNO PAINTS
07-Jun-01     I&M          BHO                                49017044                  Paramount Supply Co
07-Jun-01     I/P          BHO                                 1148937                  PARAMOUNT COFFEE
07-Jun-01     GOVT         BHO                                 1149974                  PARAGON ANALYTICS INC
07-Jun-01     I/P          BHO                                 1148936                  PAGENET INC
07-Jun-01     GOVT         TRAC                               22553-332                 Padgett Thompson
07-Jun-01     I/P          TRAC 03452                         JOB 03452                 PACIFIC SCIENTIFIC INSTRUMENTS
07-Jun-01     I/P          BHO                                 1149972                  OFFICE PAPER SYSTEMS INC
07-Jun-01     GOVT         TRAC                               22553-352                 Office Machines
07-Jun-01     I/P          BHO                                 1148935                  OBRIEN BROTHERS
07-Jun-01     POWER        TRAC                                1921061                  NORTON
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 NORTHEAST GAS TECHNOLOGIES
07-Jun-01     I/P          BHO                                 1148934                  NORTHBORS DIST
07-Jun-01     GOVT         BHO                                 1148933                  NORTH BAY DIST
07-Jun-01     GOVT         BHO                                 1148932                  NORMENT INDUSTRIES


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    3,082              3,082
                                                                                                      314                314
                                                                                                       47                 47
                                                                                                      106                106
                                                                                                      184                184
                                                                                                   16,250             16,250
                                                                                                       55                 55
                                                                                                      178                178
                                                                                                    4,273              4,273
                                                                                                      418                418
                                                                                                    4,028              4,028
                                 110                                                                                     110
                                                                                                      130                130
                                                                                                   12,859             12,859
                                                                                                      575                575
                                                                                                    3,740              3,740
                                                                                                   10,159             10,159
                                                                   852                                                   852
                                                                                                    4,575              4,575
                                                                                                    4,404              4,404
                                                                                                    2,146              2,146
                                                                                                    2,055              2,055
                                                                 1,239                                                 1,239
                                                                                                    1,630              1,630
                                                                                                      312                312
                                                                                                       78                 78
                                                                                                      403                403
                                                                                                   13,561             13,561
                                                                                                      150                150
                                                                                                   29,223             29,223
                                                                                                   19,315             19,315
                                                                                                    1,359              1,359
                                                                                                      748                748
                                                                                                      967                967
                                                                                                    2,231              2,231
                                                                                                      117                117
                                                                                                    1,118              1,118
                                                                                                      108                108
                                                                                                       58                 58
                                                                                                      519                519
                                                                                                      305                305
                                                                                                      318                318
                                                                                                1,124,067          1,124,067
                                                                                                      267                267
                                                                                                      518                518
                                                                                                       22                 22
                                                                                                    2,953              2,953
                                                                                                    3,925              3,925


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I&M          San Roque                            1327                    Nissan Gallery Ortigas
07-Jun-01     I&M          BHO                                 49017042                 Night Owl Transportation
07-Jun-01     I/P          BHO                                 1148930                  NEXTEL COMMUNICATIONS
07-Jun-01     I/P          BHO                                 1149360                  NEXTEL COMMUNICATIONS
07-Jun-01     I/P          BHO                                 1149359                  NEW PIG
07-Jun-01     I/P          BHO                                 1149971                  NEW PIG
07-Jun-01     I/P          TRAC 21898                         JOB 21898                 NEFF RENTALS
07-Jun-01     I/P          BHO                                 1149970                  NDS PRODUCTS
07-Jun-01     I/P          Timberline - 4892                     501                    National D.R.I.V.E.
07-Jun-01     GOVT         BHO                                 1149969                  NAPA AUTO PARTS
07-Jun-01     POWER        BHO                                 1148929                  NAC INTERNATIONAL INC
07-Jun-01     I/P          BHO                                 1149968                  MUST
07-Jun-01     I&M          BHO                                49017041                  Mullen Crane and Transport
07-Jun-01     I&M          BHO                                49017061                  Mullen Crane and Transport
07-Jun-01     I&M          BHO                                49017039                  Mountain West Attachment
07-Jun-01     POWER        BHO                                 1149967                  MOUNTAIN CONSTRUCTION
07-Jun-01     I&M          BHO                                49017039                  Motion Industries
07-Jun-01     I&M          BHO                                49017038                  Monsen Engineering
07-Jun-01     POWER        TRAC                                P06-091                  MONROER RUBBER
07-Jun-01     I&M          BHO                                49017060                  Modern Machinery Missoula
07-Jun-01     I&M          BHO                                49017037                  Modern Machinery Missoula
07-Jun-01     I&M          BHO                                49017036                  Mining services International
07-Jun-01     CORP         BHO                                 1149966                  MICRO RESOURCES INC
07-Jun-01     I&M          BHO                                49017035                  Mickelson Overhead Door
07-Jun-01     GOVT         BHO                                 1149964                  METZGER TRUE VALUE HARDWARE
07-Jun-01     GOVT         BHO                                 1149965                  METZGER TRUE VALUE HARDWARE
07-Jun-01     I/P          BHO                                 1149963                  MCQUAY SERVICE
07-Jun-01     I/P          BHO                                 1149961                  MCI WORLD SERVICE
07-Jun-01     I/P          BHO                                 1149962                  MCI WORLD SERVICE
07-Jun-01     POWER        TRAC                                P06-090                  MCDONALD OFFICE
07-Jun-01     POWER        TRAC                                P06-089                  MCCALLY TOOL
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 MC JUNKIN
07-Jun-01     POWER        TRAC                                1921068                  MASONEILAN
07-Jun-01     I/P          Timberline - 4892                  319144-01                 Marshall Campbell
07-Jun-01     I/P          TRAC 22572                         JOB 22572                 MAR-LAND INDUSTRIAL  CONTRACTORS
07-Jun-01     I&M          BHO                                49017034                  Magnum Petroleum
07-Jun-01     I/P          Timberline - 4892                   217020                   Macomb Pipe and Supply
07-Jun-01     I/P          Timberline - 4892                   004313                   Macomb Pipe and Supply
07-Jun-01     GOVT         TRAC                               22553-335                 M&K Distributers
07-Jun-01     GOVT         TRAC                               22553-336                 M&K Distributers
07-Jun-01     GOVT         TRAC                               22553-337                 M&K Distributers
07-Jun-01     GOVT         TRAC                               22553-339                 M&K Distributers
07-Jun-01     GOVT         TRAC                               22553-338                 M&K Distributers
07-Jun-01     GOVT         TRAC                               22553-340                 M&K Distributers
07-Jun-01     I&M          BHO                                 49017059                 M R and E Inc
07-Jun-01     GOVT         TRAC                               22553-342                 LIFECO PLUS
07-Jun-01     I&M          San Roque                            1326                    Leemasters Intl Systems Inc
07-Jun-01     I&M          BHO                                 49017009                 Lee Bules


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                   159                                                   159
                                                                                                       28                 28
                              10,291                                                                                  10,291
                                 238                                                                                     238
                                                                                                      287                287
                                                                                                      207                207
                                                                                                      (27)               (27)
                                                                                                      524                524
                                                                                                        2                  2
                                                                                                      455                455
                                                                                                   53,875             53,875
                                                                                                       49                 49
                                                                                                    3,305              3,305
                                                                                                    1,440              1,440
                                                                                                      645                645
                                                                                                    3,934              3,934
                                                                                                    2,153              2,153
                                                                                                    2,610              2,610
                                                                                                      230                230
                                                                                                   10,888             10,888
                                                                                                      594                594
                                                                                                    6,528              6,528
                                                                                                   25,249             25,249
                                                                                                      220                220
                                                                                                      140                140
                                                                                                       56                 56
                                                                                                      900                900
                                                                                                      229                229
                                 111                                                                                     111
                                                                                                    4,452              4,452
                                                                                                      302                302
                                                                                                       41                 41
                                                                                                    1,140              1,140
                                                                                                       56                 56
                                                                                                  455,000            455,000
                                                                                                    3,499              3,499
                                                                                                        6                  6
                                                                                                     (690)              (690)
                                                                                                       36                 36
                                                                                                       23                 23
                                                                                                       22                 22
                                                                                                       (8)                (8)
                                                                                                      (15)               (15)
                                                                                                      (16)               (16)
                                                                                                    1,360              1,360
                                                                                                      740                740
                                                                    30                                                    30
                                                                                                       40                 40

         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 LECLAIR WELDING
07-Jun-01     I/P          Timberline - 14443                 05150101                  Larry Hall Construction
07-Jun-01     I/P          Timberline - 14443                 05240101                  Larry Hall Construction
07-Jun-01     I/P          Timberline - 14443                 05160101                  Larry Hall Construction
07-Jun-01     I/P          BHO                                 1149957                  LAB SAFTEY SUPPLY
07-Jun-01     GOVT         TRAC                               22553-321                 Lab Safety
07-Jun-01     I&M          BHO                                 3000436                  LA Tech Equipment
07-Jun-01     I/P          BHO                                 1149955                  KEEN COMPRESSED GAS
07-Jun-01     GOVT         TRAC                               22553-322                 Keathly Patterson Electric
07-Jun-01     I&M          BHO                                 25002416                 Kaw Valley Development
07-Jun-01     I&M          BHO                                 49017058                 Kaman Industrial
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 K C SUPPLY
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 JOLIET VALVE COMPANIES
07-Jun-01     POWER        TRAC                                 P06-088                 JJ SUPPLY
07-Jun-01     I&M          San Roque                            1325                    JBC Gen Merchandise
07-Jun-01     I&M          BHO                                 49017033                 Jamco Services
07-Jun-01     POWER        TRAC                                 1921067                 ITT GOULDS
07-Jun-01     I/P          TRAC 20382                         JOB 20382                 ITS OAK RIDGE
07-Jun-01     I/P          BHO                                 1149954                  IRON AGE CORP
07-Jun-01     I/P          TRAC 03483                         JOB 03483                 INTERNATIONAL BUSINESS MACHINES
07-Jun-01     I/P          TRAC 22566                         JOB 22566                 INSTANT PRINT CORP.
07-Jun-01     GOVT         TRAC                               22556-337                 Industrial Tool & Supply
07-Jun-01     CORP         BHO                                 1149953                  IKON OFFICE SOLUTIONS
07-Jun-01     I&M          BHO                                49017032                  Ida Tran Freight
07-Jun-01     I&M          BHO                                49017057                  ICM Equipment
07-Jun-01     CORP         BHO                                 1149952                  I O S CAPITAL
07-Jun-01     I/P          BHO                                 1149951                  HOBART CORP
07-Jun-01     I&M          San Roque                            1324                    Hilti Philippines Inc
07-Jun-01     GOVT         BHO                                 1149950                  HILTI INC
07-Jun-01     I&M          BHO                                49017030                  High Desert Supply
07-Jun-01     POWER        TRAC                               00001990                  HESSLER ASSOC.
07-Jun-01     GOVT         TRAC                               22556-335                 Heller and Sons
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 HEALTH SERVICE SYSTEMS, INC.
07-Jun-01     POWER        TRAC                                 P06-087                 HARTFORD STEAM
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 GRAY BAR ELECTRIC CO.
07-Jun-01     I&M          BHO                                 49017029                 Granberry Supply Corp
07-Jun-01     POWER        TRAC                                 P06-086                 GRAINGER
07-Jun-01     GOVT         TRAC                               22553-323                 Grainger
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 GORDON FLESCH CO. INC.
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 GENERAL INSULATION CO. INC.
07-Jun-01     POWER        TRAC                              1921057/56                 GAVER
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 G E SUPPLY
07-Jun-01     I/P          Timberline - 14443                    834                    FTC Toole Floor Coatings
07-Jun-01     I/P          Timberline - 4837                  483713116                 French Gerleman
07-Jun-01     I/P          BHO                                 1149948                  FOX FENCES
07-Jun-01     I&M          BHO                                49017056                  Four Js Portable Toilets
07-Jun-01     POWER        TRAC                                P06-085                  FOSSIL POWER
07-Jun-01     I&M          BHO                                49017027                  Foremaster Inc


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                       80                 80
                                                                                                   30,770             30,770
                                                                                                   30,360             30,360
                                                                                                   23,856             23,856
                                                                                                      256                256
                                                                                                      425                425
                                                                                                    3,450              3,450
                                                                                                      310                310
                                                                                                    1,332              1,332
                                                                                                      750                750
                                                                                                    7,977              7,977
                                                                                                      145                145
                                                                                                    3,557              3,557
                                                                                                    5,405              5,405
                                                                 3,846                                                 3,846
                                                                                                    1,034              1,034
                                                                                                   13,407             13,407
                                                                                                    1,904              1,904
                                                                                                       82                 82
                                                                                                      369                369
                                                                                                      706                706
                                                                                                      119                119
                                                                                                      304                304
                                                                                   196                                   196
                                                                                                    4,608              4,608
                                                                                                      561                561
                                                                                                      549                549
                                                                 5,935                                                 5,935
                                                                                                    6,058              6,058
                                                                                                   37,359             37,359
                                                                                                   20,930             20,930
                                                                                                      399                399
                                                                                                      267                267
                                                                                                      804                804
                                                                                                    2,618              2,618
                                                                                                    2,427              2,427
                                                                                                      613                613
                                                                                                      543                543
                                                                                                    1,168              1,168
                                                                                                    5,333              5,333
                                                                                                   75,283             75,283
                                                                                                    1,206              1,206
                                                                                                   67,256             67,256
                                                                                                   38,509             38,509
                                                                                                   67,854             67,854
                                                                                                    1,038              1,038
                                                                                                      751                751
                                                                                                      248                248

         *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I&M          BHO                                49017028                  Ford Steel Co
07-Jun-01     I/P          BHO                                 1149947                  FIRE SUPPRESSION
07-Jun-01     I/P          BHO                                 1149946                  FEDEX GROUND INC
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 FEDEX
07-Jun-01     I/P          BHO                                 1149945                  FEDERAL EXPRESS CORP
07-Jun-01     GOVT         TRAC                               22556-032                 Federal Express
07-Jun-01     GOVT         TRAC                               22556-333                 Federal Express
07-Jun-01     GOVT         TRAC                               22553-325                 Federal Express
07-Jun-01     GOVT         TRAC                               22553-324                 Federal Express
07-Jun-01     GOVT         TRAC                               22556-334                 Federal Express
07-Jun-01     I&M          BHO                                49017026                  Farmington Mini Storage
07-Jun-01     POWER        TRAC                                1921066                  F.E. MORAN
07-Jun-01     POWER        TRAC                                P06-084                  F & M MAFCO
07-Jun-01     I/P          BHO                                 1149944                  EXONMOBILE
07-Jun-01     I/P          BHO                                 1149943                  EXON/GECC
07-Jun-01     I/P          BHO                                 1149942                  ENTIRE REPRODUCTIONS
07-Jun-01     I/P          BHO                                 1149941                  ENGINEERING GROUPE
07-Jun-01     I/P          BHO                                 1149941                  ENGINEERING AND INSPECTIONS
07-Jun-01     I&M          BHO                                49017025                  EMS
07-Jun-01     I&M          San Roque                            1322                    Edison Electric Integrated Inc
07-Jun-01     I&M          San Roque                            1323                    ED Suarez Stationery & Gen Mdse
07-Jun-01     CORP         BHO                                 1149937                  DVM RESOURCES
07-Jun-01     I/P          BHO                                 1149936                  DUNN BLUE
07-Jun-01     POWER        BHO                                 1149935                  DUN AND BRADSTREET
07-Jun-01     GOVT         TRAC                               22553-320                 Drago Supply Co
07-Jun-01     GOVT         TRAC                               22553-319                 Drago Supply Co
07-Jun-01     I&M          BHO                                49017023                  DPX Safety Master
07-Jun-01     POWER        BHO                                 1149934                  DONALD C THOMAS ASSOC
07-Jun-01     I/P          Timberline - 4837         52101, 52102, 52103, 52104         DJM Grounds Maintenance, Inc.
07-Jun-01     I&M          BHO                                49017022                  D and S Electrical Supply
07-Jun-01     I&M          BHO                                49017020                  Custom Iron Works
07-Jun-01     I&M          BHO                                49017055                  Custom Iron Works
07-Jun-01     I&M          BHO                                49017019                  Cummins Intermountain
07-Jun-01     POWER        TRAC                                1621065                  CTI
07-Jun-01     I&M          BHO                                49017021                  CTC Analytical Service
07-Jun-01     I/P          BHO                                 1149932                  CROWN LIFT TRUCKS
07-Jun-01     I/P          TRAC 03481                         JOB 03481                 CRISTALIA
07-Jun-01     I&M          BHO                                49017018                  Covert Company Scale
07-Jun-01     I/P          TRAC 21859                         JOB 21859                 CONTINENTAL FIELD SYSTEMS
07-Jun-01     I&M          BHO                                49017017                  Consolidated Freightways
07-Jun-01     I/P          BHO                                 1149931                  COMCAST CABLEVISON
07-Jun-01     I&M          BHO                                49017016                  Cobre Tire
07-Jun-01     POWER        BHO                                 1149930                  COBLACO SERVICES INC
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 CLEMENTE LATHAM CONCRETE CORP.
07-Jun-01     I&M          San Roque                            1321                    Civic Merchandising Inc
07-Jun-01     I&M          BHO                                49017015                  City Transfer and Storage
07-Jun-01     POWER        TRAC                                P06-083                  CITY OF MONROE
07-Jun-01     POWER        TRAC                                P06-082                  CITY BLUEPRINT

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    5,118              5,118
                                                                                                      229                229
                                                                                                    1,557              1,557
                                                                                    15                                    15
                                                                                                      426                426
                                                                                   321                                   321
                                                                                   272                                   272
                                                                                   177                                   177
                                                                                    85                                    85
                                                                                    67                                    67
                                                                                                      360                360
                                                                                                      891                891
                                                                                                      331                331
                                                                                                       17                 17
                                                                                                       21                 21
                                                                                                      513                513
                                                                                                    3,500              3,500
                                                                                                   46,881             46,881
                                                                                                   22,126             22,126
                                                                 1,876                                                 1,876
                                                                 2,333                                                 2,333
                                                                                                    2,750              2,750
                                                                                                       32                 32
                                                                                                    1,207              1,207
                                                                                                    2,005              2,005
                                                                                                      344                344
                                                                                                      140                140
                                                                                                   12,890             12,890
                                                                                                   20,582             20,582
                                                                                                    2,504              2,504
                                                                                                    6,800              6,800
                                                                                                      909                909
                                                                                                    7,205              7,205
                                                                                                   34,109             34,109
                                                                                                    2,136              2,136
                                                                                                    2,488              2,488
                                                                                                      255                255
                                                                                                      495                495
                                                                                                    1,665              1,665
                                                                                   151                                   151
                                                                                                       19                 19
                                                                                                   33,573             33,573
                                                                                                      236                236
                                                                                                      303                303
                                                                38,143                                                38,143
                                                                                                      195                195
                                  27                                                                                      27
                                                                                                       66                 66



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 CINTAS CORP.
07-Jun-01     I/P          TRAC 21864                         JOB 21864                 CINGULAR WIRELESS
07-Jun-01     I/P          TRAC 21860                         JOB 21860                 CHRISTIANA CARE HEALTH SERVICES
07-Jun-01     I/P          BHO                                 1149929                  CHEM SERVICE
07-Jun-01     I/P          BHO                                 1149928                  CHEM AQUA
07-Jun-01     I&M          BHO                                49017014                  Central Equipment
07-Jun-01     POWER        TRAC                                1921060                  CCIAG
07-Jun-01     I&M          BHO                                49017010                  CC Distributing
07-Jun-01     I&M          San Roque                            1320                    Cathay Industrial Supply
07-Jun-01     POWER        TRAC                                P06-080                  CAT RENTAL
07-Jun-01     GOVT         TRAC                               22556-339                 Cascade Nut & Bolt
07-Jun-01     I&M          BHO                                49017013                  Caribou Motor Rewind
07-Jun-01     I&M          BHO                                49017012                  Caribou Ford Mercury Inc
07-Jun-01     I&M          BHO                                49017011                  Caribou Auto Supply
07-Jun-01     I/P          TRAC 03474                         JOB 03474                 CARIBBEAN MEDICAL TESTING
07-Jun-01     POWER        TRAC                                1921059                  CAPPO
07-Jun-01     I/P          BHO                                 1149927                  CANYON OFFICE PRODUCTS
07-Jun-01     I/P          BHO                                 1149926                  CANON
07-Jun-01     I&M          San Roque                            1319                    Cabanatuan Woodland Ent
07-Jun-01     POWER        TRAC                                P06-081                  C. BARRON
07-Jun-01     I&M          BHO                                47017008                  Bucyrus Erie
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 BRUCE FENCH CO. INC.
07-Jun-01     I&M          BHO                                49017062                  Brad Ragan
07-Jun-01     I&M          BHO                                49017007                  Bonneville Industrial
07-Jun-01     GOVT         BHO                                 1149924                  BOBS YARD
07-Jun-01     POWER        TRAC                                P06-079                  BOB'S SANITATION
07-Jun-01     I/P          TRAC 03463                         JOB 03463                 BLUE PRINTS PLUS
07-Jun-01     I/P          TRAC 21859                         JOB 21859                 BLACK INDUSTRIAL SUPPLY CORP.
07-Jun-01     I&M          San Roque                            1317                    Bindy Parts Corporation
07-Jun-01     I&M          San Roque                            1318                    BHF Corporation
07-Jun-01     I/P          BHO                                 1149923                  BEST UNIFORM SUPPLY CO
07-Jun-01     I&M          BHO                                49017006                  Bassett Building Supply
07-Jun-01     I/P          TRAC 03491                         JOB 03491                 BARCELONETA SHELL
07-Jun-01     POWER        TRAC                                P06-078                  BANAS BUILDING
07-Jun-01     POWER        TRAC                                P06-077                  BAKER'S GAS
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 B&W STEEL
07-Jun-01     I&M          BHO                                49017004                  Austin Mobile Glass
07-Jun-01     GOVT         TRAC                               22556-343                 AT&T
07-Jun-01     GOVT         TRAC                               22553-333                 AT&T
07-Jun-01     POWER        TRAC                                P06-075                  ARTIC ICE
07-Jun-01     POWER        TRAC                                P06-076                  ART IRON
07-Jun-01     I&M          BHO                                49017003                  Arnold Machinery
07-Jun-01     GOVT         TRAC                               22553-349                 Arkansas Office Furniture
07-Jun-01     CORP         BHO                                 1149922                  ARCUS DATA SECURITY
07-Jun-01     I/P          BHO                                 1149921                  ARCHITECTURAL TESTING
07-Jun-01     I/P          BHO                                 1149920                  ARCH WIRELESS
07-Jun-01     POWER        TRAC                                P06-074                  API CONSTRUCTION
07-Jun-01     POWER        TRAC                                1921064                  AMERON

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      306                306
                                  68                                                                                      68
                                                                                                    4,008              4,008
                                                                                                       48                 48
                                                                                                      402                402
                                                                                                       54                 54
                                                                                                   25,855             25,855
                                                                                                    2,481              2,481
                                                                 1,773                                                 1,773
                                                                                                    3,975              3,975
                                                                                                       17                 17
                                                                                                    2,643              2,643
                                                                                                   17,432             17,432
                                                                                                      471                471
                                                                                                      199                199
                                                                                                    9,837              9,837
                                                                                                       45                 45
                                                                                                      474                474
                                                                22,076                                                22,076
                                                                                                    1,309              1,309
                                                                                                       45                 45
                                                                                                    1,604              1,604
                                                                                                   21,839             21,839
                                                                                                    2,253              2,253
                                                                                                      404                404
                                                                                                      128                128
                                                                                                    1,337              1,337
                                                                                                      956                956
                                                                    34                                                    34
                                                                 2,936                                                 2,936
                                                                                                      305                305
                                                                                                       66                 66
                                                                                                    1,964              1,964
                                                                                                      634                634
                                                                                                      170                170
                                                                                                    2,472              2,472
                                                                                                      944                944
                                                                                                      531                531
                                                                                                      162                162
                                                                                                      115                115
                                                                                                      375                375
                                                                                                    1,382              1,382
                                                                                                      158                158
                                                                                                    3,729              3,729
                                                                                                    1,800              1,800
                                                                                                      149                149
                                                                                                   42,319             42,319
                                                                                                    9,820              9,820



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
07-Jun-01     GOVT         TRAC                               22553-331                 American Transit Supply
07-Jun-01     GOVT         TRAC                               22553-351                 American Transit Supply
07-Jun-01     I&M          BHO                                49017002                  American Linen Supply
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 ALL-LIFTS
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 ALBANY LADDER
07-Jun-01     I&M          BHO                                49017005                  Alan Bailey
07-Jun-01     I&M          BHO                                49017054                  Airgas Intermountain
07-Jun-01     I&M          BHO                                49017001                  Airgas Intermountain
07-Jun-01     POWER        TRAC                                P06-073                  AIRGAS
07-Jun-01     GOVT         TRAC                               22553-347                 Airborne Express
07-Jun-01     GOVT         TRAC                               22553-346                 Airborne Express
07-Jun-01     GOVT         TRAC                               22553-345                 Airborne Express
07-Jun-01     I/P          TRAC 21860                         JOB 21860                 AIRBORNE EXPRESS
07-Jun-01     I/P          TRAC 21860                         JOB 21860                 AIRBORNE EXPRESS
07-Jun-01     POWER        TRAC                               H4519944                  AIRBORNE EXPRESS
07-Jun-01     I/P          BHO                                 1149917                  AIP INC
07-Jun-01     I/P          BHO                                 1149916                  AEC DESIGNWARE INC
07-Jun-01     I/P          BHO                                 1149915                  AEA TECHNOLOGY
07-Jun-01     I/P          BHO                                 1149913                  ABC A BETTER COURIER INC
07-Jun-01     POWER        TRAC                                1921073                  ABB-POWER
07-Jun-01     POWER        TRAC                                1921063                  ABB SWITCHGEAR
07-Jun-01     GOVT         TRAC                               22556-338                 Abadan
07-Jun-01     GOVT         TRAC                               22553-350                 A C G I H
07-Jun-01     POWER        TRAC                                P06-072                  795 TIRE SERVICE
07-Jun-01     I/P          TRAC 21862                         JOB 21862                 1-800-GIFT-CERTIFICATE
07-Jun-01     I/P          BHO                                 1149373                  W W GRAINGER INC
07-Jun-01     GOVT         TRAC                               22553-348                 Arkansas Office Furniture
06-Jun-01     I&M          Harper Shuman                        14025                   ZENO OFFICE SOLUTIONS
06-Jun-01     I&M          Pomeroy                            28012095                  Zee Medical
06-Jun-01     I&M          Harper Shuman                        12604                   XEROX CORPORATION
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 XEROX CORP.
06-Jun-01     GOVT         TRAC                               22553-309                 Xerox
06-Jun-01     I&M          Harper Shuman                        12602                   XEROX
06-Jun-01     I&M          Harper Shuman                        51809                   WRIGHT EXPRESS
06-Jun-01     P&C          TRAC                                1510952                  Wilson
06-Jun-01     I&M          Pomeroy                            28012094                  White Cap
06-Jun-01     I&M          Pomeroy                            28012093                  Westco Tractor
06-Jun-01     I&M          San Roque                            1296                    Wellden Enterprises Inc
06-Jun-01     I&M          San Roque                         10000000085                Wattmaster Corporation
06-Jun-01     I&M          Harper Shuman                        12226                   W.L. CONTRACTORS INC.
06-Jun-01     POWER        TRAC                                195657                   VIRAJ TELEINKS (P) LTD.
06-Jun-01     I&M          Harper Shuman                        2987                    VERIZON WIRELESS
06-Jun-01     I&M          Pomeroy                            28012092                  Verizon Wireless
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 VERIZON WIRELESS
06-Jun-01     I&M          Pomeroy                            28012091                  US Bank
06-Jun-01     GOVT         TRAC                               22553-310                 United Water Co
06-Jun-01     GOVT         TRAC                               22553-311                 United Water Co
06-Jun-01     I&M          Harper Shuman                        11176                   UNITED PARCEL SERVICE

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    6,997              6,997
                                                                                                       14                 14
                                                                                                      413                413
                                                                                                      940                940
                                                                                                    4,455              4,455
                                                                                                      850                850
                                                                                                    2,604              2,604
                                                                                                       44                 44
                                                                                                       92                 92
                                                                                   171                                   171
                                                                                   101                                   101
                                                                                    90                                    90
                                                                                    69                                    69
                                                                                    60                                    60
                                                                                                       32                 32
                                                                                                      200                200
                                                                                                   43,880             43,880
                                                                                                    1,764              1,764
                                                                                                       45                 45
                                                                                                      358                358
                                                                                                    7,431              7,431
                                                                                                    1,820              1,820
                                                                                                      300                300
                                                                                                      274                274
                                                                                                       93                 93
                                                                                                        5                  5
                                                                                                      132                132
                                                                                                      179                179
                                                                                                      359                359
                                                                                                      290                290
                                                                                                      261                261
                                                                                                    2,704              2,704
                                                                                                      593                593
                                                                                                   11,291             11,291
                                                                                                    1,901              1,901
                                                                                                      663                663
                                                                                                      383                383
                                                                22,731                                                22,731
                                                                   685                                                   685
                                                                                                      540                540
                                                                   294                                                   294
                               1,177                                                                    0              1,177
                                 174                                                                                     174
                                 131                                                                                     131
                                                                                                    2,703              2,703
                                                                                                       19                 19
                                                                                                       15                 15
                                                                                                      123                123



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I&M          Harper Shuman                        11390                   ULTRAMAR
06-Jun-01     P&C          TRAC                                1510951                  Tyco
06-Jun-01     P&C          TRAC                                1510950                  TransO
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127042                  TRAMMELL EQUIPMENT COMPANY INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127042                  TRAMMELL EQUIPMENT COMPANY INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127042                  TRAMMELL EQUIPMENT COMPANY INC
06-Jun-01     I&M          Pomeroy                            28012089                  Tomboy Turcklines
06-Jun-01     I&M          Pomeroy                            28012088                  Tom Mason Trucking
06-Jun-01     P&C          TRAC                                1510949                  Thermo Onix
06-Jun-01     I&M          Harper Shuman                        11212                   THE UNITED ILLUMINATING COMPANY
06-Jun-01     GOVT         TRAC                               22553-284                 The Perdue Co.
06-Jun-01     GOVT         TRAC                               22553-280                 The Perdue Co.
06-Jun-01     GOVT         TRAC                               22553-283                 The Perdue Co.
06-Jun-01     GOVT         TRAC                               22553-281                 The Perdue Co.
06-Jun-01     GOVT         TRAC                               22553-282                 The Perdue Co.
06-Jun-01     P&C          TRAC                                1510947                  Texas Sampling
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 TEXAS GULF REFRIGERATION
06-Jun-01     P&C          TRAC                                1510946                  Synpax
06-Jun-01     I&M          Harper Shuman                        9611                    SUNWEST BLDG. SVS. OF CALIFORNIA
06-Jun-01     I&M          Pomeroy                            28012086                  Sumitomo
06-Jun-01     I&M          Harper Shuman                        10392                   STUDIO BLUE
06-Jun-01     P&C          TRAC                                1510945                  Sterling
06-Jun-01     GOVT         BHO                                 1148766                  STEINIGER EQUIPMENT
06-Jun-01     CORP         BHO                                 1148825                  STATE OF OKLAHOMA
06-Jun-01     I/P          TRAC 21003                         JOB 21003                 STANDARD HARDWARE CO.
06-Jun-01     I&M          Pomeroy                            28012087                  Stamp,George
06-Jun-01     I&M          Harper Shuman                        10456                   SPRINT
06-Jun-01     I&M          San Roque                            1294                    Speed Computer Sales & Services
06-Jun-01     I/P          BHO                                 1148334                  SOUTHWESTERN BELL
06-Jun-01     P&C          TRAC                                1510944                  Smith
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127040                  SKYTEL
06-Jun-01     I&M          San Roque                            1295                    SK Hardware & Gen Mdse
06-Jun-01     P&C          TRAC                                1510915                  Siemens
06-Jun-01     I&M          Harper Shuman                        10436                   SHALKEY & TEAM, INC.
06-Jun-01     GOVT         TRAC                              22556-0319                 SGE, Inc.
06-Jun-01     P&C          TRAC                                1510943                  Sepco
06-Jun-01     GOVT         TRAC                               22553-285                 Scallion's
06-Jun-01     GOVT         TRAC                               22553-286                 Scallion's
06-Jun-01     GOVT         TRAC                               22553-287                 Scallion's
06-Jun-01     GOVT         TRAC                               22553-303                 Scallions
06-Jun-01     GOVT         TRAC                               22553-288                 Scallions
06-Jun-01     GOVT         TRAC                               22553-289                 Scallions
06-Jun-01     GOVT         TRAC                               22553-290                 Scallions
06-Jun-01     GOVT         TRAC                               22553-291                 Scallions
06-Jun-01     GOVT         TRAC                               22553-292                 Scallions
06-Jun-01     GOVT         TRAC                               22553-293                 Scallions
06-Jun-01     GOVT         TRAC                               22553-294                 Scallions
06-Jun-01     GOVT         TRAC                               22553-295                 Scallions

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       50                 50
                                                                                                    5,094              5,094
                                                                                58,430                  0             58,430
                                                                                                   24,686             24,686
                                                                                                   11,048             11,048
                                                                                                      542                542
                                                                                26,000                                26,000
                                                                                 8,775                                 8,775
                                                                                                    3,787              3,787
                                                                                                      188                188
                                                                                                      280                280
                                                                                                      154                154
                                                                                                       85                 85
                                                                                                       52                 52
                                                                                                       29                 29
                                                                                                    1,588              1,588
                                                                                                    2,683              2,683
                                                                                                   12,065             12,065
                                                                                                       60                 60
                                                                                                  181,998            181,998
                                                                                                      111                111
                                                                                                   20,239             20,239
                                                                                                   63,733             63,733
                                                                                                      173                173
                                                                                                    1,092              1,092
                                                                                                    1,944              1,944
                                  26                                                                    0                 26
                                                                 4,317                                                 4,317
                                                                                                      897                897
                                                                                                      477                477
                                 268                                                                                     268
                                                                 5,192                                                 5,192
                                                                                                      156                156
                                                                                                      705                705
                                                                                                       60                 60
                                                                                                      985                985
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       47                 47
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     GOVT         TRAC                               22553-296                 Scallions
06-Jun-01     GOVT         TRAC                               22553-297                 Scallions
06-Jun-01     GOVT         TRAC                               22553-298                 Scallions
06-Jun-01     GOVT         TRAC                               22553-299                 Scallions
06-Jun-01     GOVT         TRAC                               22553-300                 Scallions
06-Jun-01     GOVT         TRAC                               22553-301                 Scallions
06-Jun-01     GOVT         TRAC                               22553-302                 Scallions
06-Jun-01     I&M          Harper Shuman                        9995                    S & C ENGINEERS, INC.
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127038                  ROWAN-CABARRUS COMMUNITY
06-Jun-01     P&C          TRAC                                1510942                  Rochem
06-Jun-01     P&C          PHILADELP                              4                     ROADWAY EXPRESS
06-Jun-01     GOVT         TRAC                              22556-0323                 Richland Industrial Inc.
06-Jun-01     GOVT         TRAC                              22556-0322                 Richland Industrial Inc.
06-Jun-01     GOVT         TRAC                              22556-0320                 Richland Industrial Inc.
06-Jun-01     GOVT         TRAC                              22556-0321                 Richland Industrial Inc.
06-Jun-01     P&C          TRAC                                1510941                  Richland
06-Jun-01     P&C          TRAC                                1510940                  Rexel
06-Jun-01     I&M          Harper Shuman                        9658                    RELIABLE REPROGRAPHICS,
06-Jun-01     I&M          Pomeroy                            28012085                  Rebel Rents
06-Jun-01     GOVT         TRAC                              22556-0331                 RE Powell Inc.
06-Jun-01     GOVT         TRAC                              22556-0330                 RE Powell Inc.
06-Jun-01     GOVT         TRAC                              22556-0328                 RE Powell Inc.
06-Jun-01     GOVT         TRAC                              22556-0329                 RE Powell Inc.
06-Jun-01     GOVT         TRAC                               22553-304                 Razorback Business Center
06-Jun-01     GOVT         TRAC                               22553-312                 Razorback Business Center
06-Jun-01     GOVT         TRAC                               22553-313                 Razorback Business Center
06-Jun-01     I&M          San Roque                            1293                    Rainbow Commercial Center
06-Jun-01     I&M          Pomeroy                            28012084                  Quality Inn
06-Jun-01     GOVT         TRAC                              22556-0318                 Puget Sound and Pipe
06-Jun-01     P&C          TRAC                                1510939                  PRP Int'l
06-Jun-01     I&M          Harper Shuman                        8961                    PRO SOURCE
06-Jun-01     I&M          Harper Shuman                        8736                    POLAND SPRINGS WATER
06-Jun-01     I&M          Harper Shuman                        8681                    PITNEY BOWES
06-Jun-01     I&M          San Roque                            1292                    Pilipinas Shell Petroleum Corp
06-Jun-01     I&M          BHO                                47058578                  Phoenix Fuel
06-Jun-01     I&M          San Roque                            1291                    Philcopy Corp
06-Jun-01     I&M          Pomeroy                            28012082                  Pa Bell
06-Jun-01     I/P          BHO                                 1146115                  P W STEPHENS
06-Jun-01     I&M          Harper Shuman                        8286                    ORAN V. SILER PRINTING COMPANY
06-Jun-01     GOVT         TRAC                              22556-0326                 Ohngren's Office Products
06-Jun-01     GOVT         TRAC                              22556-0325                 Ogden Manufacturing Co.
06-Jun-01     I&M          Harper Shuman                        8467                    OFFICE SERVICES UNLIMITED
06-Jun-01     I&M          Harper Shuman                        8201                    OFFICE DEPOT
06-Jun-01     I/P          BHO                                 1148125                  OCCUPATIONAL HEALTH SERVICES
06-Jun-01     I&M          Harper Shuman                        8073                    OCB REPROGRAPHICS, INC
06-Jun-01     I&M          BHO                                 3000433                  North Coast Electric
06-Jun-01     I&M          Pomeroy                            28012080                  No Bay Constr
06-Jun-01     I/P          TRAC 21893                         JOB 21893                 NISSEN CONCRETE

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                    2,186              2,186
                                                                                                      187                187
                                                                                                    2,061              2,061
                                                                                 1,239                                 1,239
                                                                                                      435                435
                                                                                                      419                419
                                                                                                      176                176
                                                                                                      104                104
                                                                                                   17,223             17,223
                                                                                                    1,484              1,484
                                                                                                       76                 76
                                                                                                      286                286
                                                                                                   24,832             24,832
                                                                                                    5,890              5,890
                                                                                                      533                533
                                                                                                      315                315
                                                                                                    4,853              4,853
                                                                                                      637                637
                                                                                                      461                461
                                                                   224                                                   224
                                                                                                    2,492              2,492
                                                                                                      903                903
                                                                                                      297                297
                                                                                                    4,026              4,026
                                                                                                       85                 85
                                                                                                      112                112
                                                                11,433                                                11,433
                                                                                                   26,164             26,164
                                                                 2,176                                                 2,176
                                 129                                                                                     129
                                                                                                   16,000             16,000
                                                                                                   18,002             18,002
                                                                                                      916                916
                                                                                                    9,579              9,579
                                                                                                      720                720
                                                                                                       57                 57
                                                                                                      228                228
                                                                                                    1,087              1,087
                                                                                                   13,857             13,857
                                                                                                    9,720              9,720
                                                                                                    1,092              1,092



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I&M          San Roque                            1290                    Nissan Gallery Ortigas
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127036                  NICHOLS NEWMAN SILVERLIGHT
06-Jun-01     I/P          BHO                                 1148122                  NEXTEL COMMUNICATIONS
06-Jun-01     I/P          BHO                                 1148657                  NEXTEL COMMUNICATIONS
06-Jun-01     I&M          Harper Shuman                        7835                    NEXTEL COMMUNICATIONS
06-Jun-01     GOVT         Timberline                        3589-047237                Nextel
06-Jun-01     I&M          Harper Shuman                        7861                    NEWLAND PROJECT RESOURCES, INC.
06-Jun-01     I&M          Harper Shuman                        7769                    NEWCOURT LEASING CORP.
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 NEFF RENTALS
06-Jun-01     GOVT         BHO                                 1148120                  NEEF RENTAL
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 NATIONS RENT
06-Jun-01     I&M          Harper Shuman                        7625                    NATIONAL WATER & POWER
06-Jun-01     P&C          TRAC                                1510948                  National Boiler
06-Jun-01     GOVT         Timberline                        3589-047247                Napa Auto Parts
06-Jun-01     I/P          TRAC 22572                         JOB 22572                 N & N CONSTRUCTION
06-Jun-01     P&C          TRAC                                1510938                  Mueller
06-Jun-01     I&M          Harper Shuman                        7400                    MOUNTAIN SURVEYING
06-Jun-01     POWER        BHO                                 1148928                  MORGAN LEWIS AND BOCKIUS
06-Jun-01     GOVT         TRAC                              22556-0316                 Moore Medical
06-Jun-01     GOVT         BHO                                 1148927                  MONITORING TECHNOLOGIES
06-Jun-01     I&M          San Roque                            1284                    Monark Equipment Corp
06-Jun-01     I&M          Pomeroy                            28012079                  Mobile Modular Equip
06-Jun-01     I&M          Pomeroy                            28012078                  Mixer Systems
06-Jun-01     P&C          TRAC                                1510937                  Mitsubishi
06-Jun-01     GOVT         Timberline                        3589-047232                Missouri American Water
06-Jun-01     GOVT         BHO                                 1148926                  MILLCARE INC
06-Jun-01     I&M          Pomeroy                            28012077                  MiJack
06-Jun-01     GOVT         Timberline                        3589-047239                Midwestern Safety
06-Jun-01     GOVT         Timberline                        3589-047241                Midwest Waste, Inc.
06-Jun-01     GOVT         TRAC                               22553-305                 Mid-South Sales
06-Jun-01     I/P          BHO                                 1148771                  MICHIGAN INDUSTRIAL
06-Jun-01     I/P          BHO                                 1148772                  MICHIGAN INDUSTRIAL
06-Jun-01     I&M          BHO                                 3000434                  MHE - Demag
06-Jun-01     I&M          Harper Shuman                        7291                    MGB+A
06-Jun-01     GOVT         BHO                                 1148925                  METZGERS
06-Jun-01     P&C          TRAC                                1510936                  Metrix
06-Jun-01     I/P          BHO                                 1148923                  MCQUAY INTERNATIONAL
06-Jun-01     I/P          BHO                                 1148921                  MCMASTER SUPPLY CO
06-Jun-01     GOVT         TRAC                               22553-306                 McMaster Carr Supply Co
06-Jun-01     GOVT         Timberline                        3589-047238                McMaster Carr
06-Jun-01     P&C          TRAC                                1510935                  Mcjunkin
06-Jun-01     P&C          TRAC                                1510934                  Mcjunkin
06-Jun-01     I&M          Harper Shuman                        7012                    MCI WORLDCOM COMM SERVICE
06-Jun-01     GOVT         Timberline                        3589-047246                MCI Worldcom
06-Jun-01     I/P          BHO                                 1148921                  MCDONALD MOBILE OFFICES
06-Jun-01     I/P          BHO                                 1149358                  MCDONALD MOBILE OFFICES
06-Jun-01     I&M          Harper Shuman                        7294                    MCCREEDY CONSULTING
06-Jun-01     GOVT         BHO                                 1148924                  MC (HC) PRIMARY CARE PHY

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                   182                                                   182
                                                                                                       61                 61
                               3,911                                                                                   3,911
                                 661                                                                                     661
                                                                                                       41                 41
                              10,625                                                                                  10,625
                                                                                                    7,140              7,140
                                                                                                       48                 48
                                                                                                    2,385              2,385
                                                                                                    2,227              2,227
                                                                                                    1,689              1,689
                                                                                                       92                 92
                                                                                                      358                358
                                                                                                       50                 50
                                                                                                   40,692             40,692
                                                                                                      430                430
                                                                                                      697                697
                                                                                                    7,117              7,117
                                                                                                       43                 43
                                                                                                      385                385
                                                                83,909                                                83,909
                                                                                                      333                333
                                                                                                      348                348
                                                                                                  106,780            106,780
                               2,137                                                                                   2,137
                                                                                                       54                 54
                                                                                                    5,992              5,992
                                                                                                      305                305
                               1,113                                                                                   1,113
                                                                                                      212                212
                                                                                                   14,800             14,800
                                                                                                    5,070              5,070
                                                                                                   32,023             32,023
                                                                                                    2,000              2,000
                                                                                                      151                151
                                                                                                      894                894
                                                                                                      268                268
                                                                                                      373                373
                                                                                                   10,773             10,773
                                                                                                      325                325
                                                                                                    4,255              4,255
                                                                                                    3,412              3,412
                                  12                                                                    0                 12
                                  12                                                                                      12
                                                                                                    2,332              2,332
                                                                                                      207                207
                                                                                                    1,213              1,213
                                                                                                      417                417



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I/P          TRAC 22567                         JOB 22567                 MAR-LAND INDUSTRIAL CONTRACTORS
06-Jun-01     GOVT         Timberline                        3589-047236                Madison Record Strg
06-Jun-01     I&M          Pomeroy                            28012076                  M.Maselli and Son
06-Jun-01     I&M          Harper Shuman                        5651                    LONG ISLAND RAILROAD
06-Jun-01     GOVT         Timberline                        3589-047244                Liberty Printing
06-Jun-01     GOVT         BHO                                 1148918                  LEWAN AND ASSOC
06-Jun-01     GOVT         BHO                                 1148765                  LAURIE JOHNSON-PETTYCASH
06-Jun-01     GOVT         BHO                                 1148764                  LAURIE JOHNSON-PETTYCASH
06-Jun-01     I/P          BHO                                 1148917                  LASALLE GROUP INC
06-Jun-01     I&M          Pomeroy                            28012075                  Larsengines
06-Jun-01     I/P          BHO                                 1148916                  LANSING LUGNUTS
06-Jun-01     GOVT         TRAC                               22553-279                 Landmark Productions, Inc
06-Jun-01     GOVT         Timberline                        3589-047234                Lafarge Corp.
06-Jun-01     GOVT         Timberline                        3589-047243                Label master
06-Jun-01     I/P          BHO                                 1149356                  KYLE SHEARER
06-Jun-01     I/P          BHO                                 1149327                  KONECRANES INC
06-Jun-01     I/P          BHO                                 1149354                  KONE INC
06-Jun-01     P&C          TRAC                                1510933                  Knowles
06-Jun-01     I/P          BHO                                 1148915                  KNOLL
06-Jun-01     I&M          Harper Shuman                         4981                   KLEINFELDER, INC.
06-Jun-01     I/P          BHO                                 1148914                  KINT CORP
06-Jun-01     I&M          Harper Shuman                         5259                   KINKO'S THE COPY CENTER
06-Jun-01     I/P          BHO                                 1148913                  KINKOS
06-Jun-01     I&M          BHO                                 3000432                  Kimball Equipment
06-Jun-01     I&M          San Roque                            1289                    Kilton Motor Corp
06-Jun-01     GOVT         BHO                                 1148911                  KENSEAL CONSTRUCTION
06-Jun-01     POWER        TRAC                                195658                   KCN EXPORTS
06-Jun-01     I/P          BHO                                 1148910                  KATY EQUIPMENT INC
06-Jun-01     I/P          BHO                                 1148909                  JOHNNY ON THE SPOT
06-Jun-01     I/P          BHO                                 1148908                  JOHN PALMER MOVING
06-Jun-01     I/P          BHO                                 1148773                  JOHN CARLO INC
06-Jun-01     I/P          BHO                                 1148907                  JOBIN YVON INC
06-Jun-01     I/P          BHO                                 1148906                  JIFFY LUBE
06-Jun-01     I/P          BHO                                 1148905                  JESSE B BALA
06-Jun-01     I&M          Pomeroy                            28012074                  Jamac Steel
06-Jun-01     P&C          TRAC                                1510932                  Int'l Paint
06-Jun-01     I/P          TRAC 22572                         JOB 22572                 INSCO
06-Jun-01     I/P          BHO                                 1148903                  INNOVATIVE FIRE ALARM SYS
06-Jun-01     P&C          TRAC                                1510931                  Ingersoll
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 INDUSTRIAL AIR TOOL
06-Jun-01     P&C          TRAC                                1510930                  Incat
06-Jun-01     I&M          Harper Shuman                        4024                    IBI GROUP
06-Jun-01     I&M          Pomeroy                            28012073                  HUB Construction
06-Jun-01     I&M          Harper Shuman                        3848                    HQE INCORPORATED
06-Jun-01     I/P          BHO                                 1149354                  HOUCK SERVICES INC
06-Jun-01     I/P          BHO                                 1148902                  HOUCK SERVICES
06-Jun-01     I/P          BHO                                 1147481                  HOME DEPOT
06-Jun-01     I/P          BHO                                 1148076                  HOME DEPOT

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  117,962            117,962
                                                                                                    1,812              1,812
                                                                                                      381                381
                                                                                                   33,874             33,874
                                                                                                    1,285              1,285
                                                                                                      175                175
                                                                                                    1,074              1,074
                                                                                                      475                475
                                                                                                  240,212            240,212
                                                                                                       59                 59
                                                                                                      885                885
                                                                                                      194                194
                                                                                                   90,786             90,786
                                                                                                      105                105
                                                                                                       30                 30
                                                                                                   45,845             45,845
                                                                                                      446                446
                                                                                                    1,543              1,543
                                                                                                    5,453              5,453
                                                                                                    1,519              1,519
                                                                                                      874                874
                                                                                                      402                402
                                                                                                        6                  6
                                                                                                    2,150              2,150
                                                                 1,424                                                 1,424
                                                                                                      209                209
                                                                   211                                                   211
                                                                                                    1,142              1,142
                                                                                                       78                 78
                                                                                                    1,238              1,238
                                                                                                    7,068              7,068
                                                                                                      879                879
                                                                                                       34                 34
                                                                                                      500                500
                                                                                                   11,723             11,723
                                                                                                    6,627              6,627
                                                                                                   79,435             79,435
                                                                                                      195                195
                                                                                                      550                550
                                                                                                      186                186
                                                                                                    1,563              1,563
                                                                                                    2,030              2,030
                                                                                                   11,068             11,068
                                                                                                    2,352              2,352
                                                                                                    3,500              3,500
                                                                                                    2,937              2,937
                                                                                                      293                293
                                                                                                       50                 50



        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I/P          BHO                                 1147482                  HOME DEPOT
06-Jun-01     I/P          BHO                                 1147480                  HOME DEPOT
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127043                  HOMBRE CONSTRUCTORS CO INC
06-Jun-01     I&M          Harper Shuman                        3845                    HOLDEMAN LANDSCAPE ARCHITECTURE
06-Jun-01     I/P          BHO                                 1149352                  HILLSIDE NURSERY INC
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127030                  HERTZ CORP
06-Jun-01     I&M          Pomeroy                            28012072                  Henry Curtis Ford
06-Jun-01     GOVT         BHO                                 1148901                  HEALTH AT WORK
06-Jun-01     P&C          TRAC                                1510929                  Hayward
06-Jun-01     GOVT         BHO                                 1148900                  HARRINGTON INDUSTRIAL PL
06-Jun-01     I&M          Pomeroy                            28012071                  Harding Lawson Assoc
06-Jun-01     P&C          TRAC                                1510928                  Haliburton
06-Jun-01     GOVT         BHO                                 1148899                  HAJOCA CORP
06-Jun-01     GOVT         TRAC                              22556-0324                 H&N Electric Inc.
06-Jun-01     I/P          BHO                                 1147315                  GRUNAU COMPANY
06-Jun-01     I&M          Harper Shuman                        3377                    GROUND ENGINEERING
06-Jun-01     I/P          BHO                                 1148897                  GRAYBAR ELECTRIC COMPANY
06-Jun-01     I/P          BHO                                 1148898                  GRAYBAR ELECTRIC COMPANY
06-Jun-01     GOVT         BHO                                 1148896                  GRAMERCY
06-Jun-01     GOVT         BHO                                 1148895                  GRAINGER SA DE C V
06-Jun-01     P&C          TRAC                                1510927                  Grainger
06-Jun-01     P&C          TRAC                                1510926                  Goulds
06-Jun-01     P&C          TRAC                                1510925                  Gordon Gill
06-Jun-01     CORP         BHO                                 1148894                  GOLDER ASSOC INC
06-Jun-01     I&M          San Roque                            1287                    Golden Harvest Construction Supply
06-Jun-01     GOVT         BHO                                 1148892                  GLOBAL PACKAGING  LLC
06-Jun-01     I&M          San Roque                            1288                    GLJ Ventures Inc
06-Jun-01     I/P          BHO                                 1148891                  GLEN BUEGE BUICK INC
06-Jun-01     I/P          TRAC 21893                         JOB 21893                 GLADIEUX BUILDING SUPPLY
06-Jun-01     GOVT         BHO                                 1148890                  GE CAPITAL MODULAR SPACE
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 GE CAPITAL MODULAR SPACE
06-Jun-01     I/P          BHO                                 1148889                  GCS SERVICE INC
06-Jun-01     I/P          BHO                                 1149351                  GCS SERVICE
06-Jun-01     P&C          PHILADELP                              3                     GAY ENGINEERING
06-Jun-01     P&C          TRAC                                1510924                  FW
06-Jun-01     I/P          BHO                                 1148888                  FUTURE UNLIMITED
06-Jun-01     I/P          BHO                                 1148886                  FRANK GAY PLUMBING INC
06-Jun-01     I/P          BHO                                 1148885                  FRAMCO INTRENATIONAL
06-Jun-01     I&M          Harper Shuman                        2764                    FORESTRY SUPPLIERS, INC.
06-Jun-01     I/P          BHO                                 1148884                  FOOD SERVICE EQUIP
06-Jun-01     P&C          PHILADELP                              1                     FLOSERVE FCD
06-Jun-01     I&M          Harper Shuman                        2710                    FLORIDA LEVEL & TRANSIT
06-Jun-01     I&M          Harper Shuman                        2730                    FLORIDA DEPT. OF TRANS.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       34                 34
                                                                                                       13                 13
                                                                                                    1,002              1,002
                                                                                                      600                600
                                                                                                      521                521
                                                                                                      400                400
                                                                                                      295                295
                                                                                                      200                200
                                                                                                    2,106              2,106
                                                                                                    2,489              2,489
                                                                                                    2,014              2,014
                                                                                                       72                 72
                                                                                                      423                423
                                                                                                      168                168
                                                                                                      606                606
                                                                                                   48,866             48,866
                                                                                                    8,800              8,800
                                                                                                      166                166
                                                                                                    9,465              9,465
                                                                                                    4,291              4,291
                                                                                                    6,664              6,664
                                                                                                      507                507
                                                                                                       44                 44
                                 587                                                                                     587
                                                                                                    1,526              1,526
                                                                                                      832                832
                                                                                                   72,765             72,765
                                                                                                   30,860             30,860
                                                                                                   12,901             12,901
                                                                 4,918                                                 4,918
                                                                                                      503                503
                                                                   295                                                   295
                                                                                                       63                 63
                                                                                                      113                113
                                                                                                      660                660
                                                                                                      509                509
                                                                                                      808                808
                                                                                                      424                424
                                                                                                      125                125
                                                                                                       71                 71
                                                                                                      800                800
                                                                                                      490                490
                                                                                                      168                168
                                                                                                      141                141
                                                                                                       14                 14
                                                                                                   11,418             11,418
                                                                                                       67                 67
                                                                                                       11                 11


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I/P          BHO                                 1148883                  FLORES CONSTRUCTION
06-Jun-01     P&C          TRAC                                1510923                  Flextallic
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127029                  FLENER CONSULTING SERVICES
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127029                  FLENER CONSULTING SERVICES
06-Jun-01     I/P          BHO                                 1149350                  FERGESON ENTERPRISES
06-Jun-01     I/P          BHO                                 1148882                  FEDERAL EXPRESS CORP
06-Jun-01     I&M          Harper Shuman                        2606                    FEDERAL EXPRESS CORP
06-Jun-01     GOVT         Timberline                        3589-047231                Federal Express
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127028                  FEDERAL EXPRESS
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127028                  FEDERAL EXPRESS
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127028                  FEDERAL EXPRESS
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127028                  FEDERAL EXPRESS
06-Jun-01     I&M          Pomeroy                            28012069                  Fed Ex
06-Jun-01     I/P          BHO                                 1148881                  FABICK TRACTOR
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127026                  EUREST DINING SERVICE
06-Jun-01     I&M          Harper Shuman                        2334                    ERO RESOURCES
06-Jun-01     I/P          BHO                                 1148880                  EQUIPMENT WATCH
06-Jun-01     I&M          BHO                                49016994                  Equipment Maintenance Product
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 EQUIP -CO TRANS.
06-Jun-01     I/P          BHO                                 1148879                  ENTIRE REPRODUCTIONS
06-Jun-01     I/P          BHO                                 1148774                  EMPIRE TILE AND MARBEL
06-Jun-01     I&M          Pomeroy                            28012068                  Elsinore Ready Mix
06-Jun-01     I/P          BHO                                 1148878                  ELITE MECHANICAL
06-Jun-01     I&M          Pomeroy                            28012067                  Electrical Equipment
06-Jun-01     P&C          TRAC                                1510922                  Egglehof
06-Jun-01     I&M          BHO                                 3000431                  EFCO
06-Jun-01     I&M          Harper Shuman                        2127                    ECCO CONSULTING
06-Jun-01     I/P          BHO                                 1148877                  EASTERN CONNECTION
06-Jun-01     I&M          Pomeroy                            28012066                  Eagle Road
06-Jun-01     I/P          BHO                                 1148876                  E L HARVEY AND SONS
06-Jun-01     GOVT         BHO                                 1148875                  DYNACORP INFORMATIONS SYSTEMS
06-Jun-01     I/P          BHO                                 1148874                  DYNA LECTRIC CO
06-Jun-01     P&C          TRAC                                1510921                  Dwyer
06-Jun-01     I/P          BHO                                 1148873                  DUNN INDUSTRIAL
06-Jun-01     P&C          TRAC                                1510920                  Draiger
06-Jun-01     GOVT         TRAC                               22553-318                 DRAGO SUPPLY CO
06-Jun-01     P&C          TRAC                                1510919                  Dooley
06-Jun-01     P&C          TRAC                                1510918                  Dollinger
06-Jun-01     GOVT         BHO                                 1148872                  DIPLOMAT FRIGHT SERVICE
06-Jun-01     P&C          TRAC                                1510917                  Dicks Coffee
06-Jun-01     I&M          Harper Shuman                        1530                    DHM DESIGN CORPORATION
06-Jun-01     I/P          BHO                                 1149349                  DHL WORLDWIDE EXPRESS
06-Jun-01     I/P          BHO                                 1148871                  DHL WORLDWIDE EXPRESS
06-Jun-01     I&M          Harper Shuman                        1529                    DHL WORLDWIDE EXPRESS
06-Jun-01     I/P          BHO                                 1149346                  DETROIT EDICSON
06-Jun-01     I&M          Pomeroy                            28012065                  Dept of Transportation
06-Jun-01     I/P          BHO                                 1148870                  DELL COMPUATER CORP
06-Jun-01     I/P          BHO                                 1148869                  DEBELLA MECHANICAL

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    6,140              6,140
                                                                                                    3,714              3,714
                                                                                                    4,905              4,905
                                                                                                    4,178              4,178
                                                                                                       68                 68
                                                                                   320                                   320
                                                                                                    4,211              4,211
                                                                                   708                  0                708
                                                                                   181                                   181
                                                                                   129                                   129
                                                                                    24                                    24
                                                                                    19                                    19
                                                                                    28                                    28
                                                                                                      250                250
                                                                                                      141                141
                                                                                                    4,438              4,438
                                                                                                      571                571
                                                                                                    3,319              3,319
                                                                                                      908                908
                                                                                                    3,575              3,575
                                                                                                    1,456              1,456
                                                                                                  113,496            113,496
                                                                                                  194,784            194,784
                                                                                                    2,025              2,025
                                                                                                      248                248
                                                                                                  124,745            124,745
                                                                                                   12,600             12,600
                                                                                                       26                 26
                                                                                                    1,470              1,470
                                                                                                    1,839              1,839
                                                                                                    2,785              2,785
                                                                                                    1,246              1,246
                                                                                                       93                 93
                                                                                                    8,028              8,028
                                                                                                    5,803              5,803
                                                                                                      564                564
                                                                                                      906                906
                                                                                                    8,400              8,400
                                                                                                      525                525
                                                                                                      640                640
                                                                                                    1,451              1,451
                                                                                                   41,935             41,935
                                                                                   276                                   276
                                                                                                      435                435
                                  15                                                                                      15
                                                                                                       82                 82
                                                                                                      193                193
                                                                                                   56,816             56,816


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     POWER        TRAC                                195655                   DCCT, BELLARY
06-Jun-01     I/P          BHO                                 1148868                  DAYTON BLUE PRINT COMP
06-Jun-01     I&M          Pomeroy                            28012064                  Davis Instruments
06-Jun-01     I/P          BHO                                 1148867                  DAVID KAEINI
06-Jun-01     I&M          Harper Shuman                        1765                    DAVID HAUTER ARCHITECT, INC.
06-Jun-01     I&M          Pomeroy                            28012063                  Dataprint Corp
06-Jun-01     GOVT         TRAC                              22561-0583                 Danzas Corporation
06-Jun-01     GOVT         BHO                                 1148866                  DAN RAINVILLE  AND ASSOC
06-Jun-01     I/P          BHO                                 1149326                  D A HOERR AND SONS
06-Jun-01     I/P          BHO                                 1148865                  CUPERTINO ELECTRIC
06-Jun-01     GOVT         TRAC                               22553-314                 Cummins Mid South L.L.C
06-Jun-01     I&M                  BHO                        25002415                  Cummins Cal Pacific
06-Jun-01     I/P          BHO                                 1147467                  CSK PROSHOP
06-Jun-01     P&C          TRAC                                1510916                  Crane
06-Jun-01     GOVT         BHO                                 1148864                  CRAE EQUIPMENT CO
06-Jun-01     I/P          BHO                                 1148863                  COYNE TEXTILE SERVICES
06-Jun-01     I&M          Harper Shuman                        1418                    CORPORATE EXPRESS OF THE
06-Jun-01     I&M          Harper Shuman                        2738                    COPYCO INCORPORATED
06-Jun-01     I/P          BHO                                 1149345                  COPELCO CAPITAL INC
06-Jun-01     GOVT         TRAC                              22556-0317                 Control Cable
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 CONTRACTORS SAFETY COUNCIL
06-Jun-01     I/P          BHO                                 1149344                  CONSUMERS ENERGY
06-Jun-01     I/P          BHO                                 1149343                  CONSUMERS ENERGY
06-Jun-01     I/P          BHO                                 1148862                  CONSORTIUM
06-Jun-01     P&C          TRAC                                1510880                  Consol Steam
06-Jun-01     GOVT         TRAC                               22553-307                 Condray Sign Co
06-Jun-01     I/P          BHO                                 1146221                  COMPLETE CLEANING SERVICES
06-Jun-01     GOVT         TRAC                               22553-315                 COMPAQ
06-Jun-01     I/P          BHO                                 1149342                  COMMERCIAL BLUEPRINT
06-Jun-01     I/P          BHO                                 1148859                  COASTAL TRAINING TECH
06-Jun-01     I&M          San Roque                            1286                    Civic Merchandising Inc
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127025                  CITY OF SEATTLE
06-Jun-01     I&M          Pomeroy                            28012083                  City of Petaluma
06-Jun-01     I/P          BHO                                 1148858                  CITICORP VENDOR FINANCE
06-Jun-01     I/P          TRAC 22572                         JOB 22572                 CINGULAR
06-Jun-01     I/P          BHO                                 1148857                  CHIEF CART
06-Jun-01     I&M          Harper Shuman                         934                    CH2M HILL
06-Jun-01     GOVT         TRAC                               22553-317                 CENTURYTEL
06-Jun-01     I&M          San Roque                            1285                    Center Industrial Supply
06-Jun-01     I&M          Harper Shuman                        1072                    CCC/DBA ROBERT JARMIN
06-Jun-01     I/P          BHO                                 1149339                  CATERPILLAR CORP, SECURITY INS
06-Jun-01     I&M          BHO                                10011535                  Casino Ready Mix
06-Jun-01     I&M          BHO                                 3000435                  Casco
06-Jun-01     GOVT         TRAC                               22553-316                 Carlton Bates Co
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127024                  CANDLEWOOD HOTEL
06-Jun-01     I&M          Pomeroy                            28012062                  Cameron Welding
06-Jun-01     I&M          Pomeroy                            28012061                  Cal-Steam Wholesale
06-Jun-01     I&M          Pomeroy                            28012060                  Cable Moore

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                   124                                                   124
                                                                                                      298                298
                                                                                                      182                182
                                                                                                    1,050              1,050
                                                                                                    4,797              4,797
                                                                                                      441                441
                                                                                   158                                   158
                                                                                                      375                375
                                                                                                   25,545             25,545
                                                                                                    2,680              2,680
                                                                                                    5,147              5,147
                                                                                                  104,314            104,314
                                                                                                      172                172
                                                                                                   24,966             24,966
                                                                                                   38,806             38,806
                                                                                                      106                106
                                                                                                      199                199
                                                                                                      299                299
                                                                                                      260                260
                                                                                                      108                108
                                                                                                       80                 80
                                 553                                                                                     553
                                  39                                                                                      39
                                                                                                       86                 86
                                                                                                  129,339            129,339
                                                                                                       86                 86
                                                                                                    1,777              1,777
                                                                                                    1,158              1,158
                                                                                                    1,090              1,090
                                                                                                    4,550              4,550
                                                                 8,270                                                 8,270
                                                                                                       40                 40
                                                                                                      660                660
                                                                                                      306                306
                                 973                                                                                     973
                                                                                                      143                143
                                                                                                   10,807             10,807
                                                                                                    2,609              2,609
                                                                 1,703                                                 1,703
                                                                                                    1,988              1,988
                                                                                                      415                415
                                                                                                   37,992             37,992
                                                                                                   10,587             10,587
                                                                                                      130                130
                                                                                                      135                135
                                                                                                      501                501
                                                                                                    3,550              3,550
                                                                                                    3,732              3,732




        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I&M          Pomeroy                            28012059                 C&M Steel
06-Jun-01     I/P          BHO                                 1146978                 C AND H DISTRIBUTORS
06-Jun-01     I&M          Harper Shuman                           923                 C & B INDUSTRIAL SAFETY,
06-Jun-01     I/P          BHO                                 1148856                 BURMAC ROOFING INC
06-Jun-01     GOVT         BHO                                 1148855                 BROOK TOOL AND SUPPLY
06-Jun-01     GOVT         BHO                                 1148854                 BRAZOSPORT MEMORIAL HOSP
06-Jun-01     I/P          BHO                                 1149338                 BRANDYWINE RECYCLERS
06-Jun-01     I&M          Pomeroy                            28012058                 Brandon Tire
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127023                 BOOTH CLEANING SERVICE, INC
06-Jun-01     I/P          BHO                                 1148853                 BONNIE WEISBRUCH
06-Jun-01     I/P          BHO                                 1148852                 BOLING INDUSTRIAL
06-Jun-01     I&M          Harper Shuman                           666                 BOISE CASCADE OFFICE
06-Jun-01     GOVT         TRAC                              22556-0327                BodyBilt, Inc.
06-Jun-01     I/P          BHO                                 1147458                 BOCK AND CLARK LTD
06-Jun-01     POWER        TRAC                                 195656                 BLUE DART EXPRESS LTD.
06-Jun-01     I/P          BHO                                 1146211                 BLACKS SUPPLY
06-Jun-01     I&M          Harper Shuman                          633                  BIRD'S EYE VIEW
06-Jun-01     I/P          BHO                                 1148850                 BIG BARNEYS
06-Jun-01     GOVT         TRAC                               22553-308                Bernard Hodes Group
06-Jun-01     I/P          BHO                                 1148849                 BERESFORD COMPANY
06-Jun-01     I&M          Harper Shuman                          581                  BELLSOUTH
06-Jun-01     I/P          BHO                                 1148847                 BATTERY BANK
06-Jun-01     I/P          TRAC 03382                         JOB 03382                BARRAMUNDI CORP.
06-Jun-01     I/P          TRAC 22572                         JOB 22572                BARCELONETA SHELL
06-Jun-01     I&M          Pomeroy                            28012057                 Banner  Enterprises
06-Jun-01     I&M          BHO                                 3000430                 Balzer Pacific Equipment
06-Jun-01     I&M          Pomeroy                            28012056                 B.W.S. Distributors
06-Jun-01     POWER        TRAC                                195659                  B. APARNA
06-Jun-01     P&C          BHO                                 1148846                 ATLAS ALARM CORP
06-Jun-01     I/P          BHO                                 1149335                 ATKINSON ELECTRONICS
06-Jun-01     I&M          Harper Shuman                         2549                  AT&T WIRELESS SERVICES
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127022                 AT&T WIRELESS SERVICES
06-Jun-01     I&M          Harper Shuman                         1096                  AT&T WIRELESS SERVICE
06-Jun-01     I&M          Harper Shuman                          387                  AT&T WIRELESS SERV.  387
06-Jun-01     I&M          Harper Shuman                          369                  AT&T WIRELESS SERV.  369
06-Jun-01     I&M          Harper Shuman                          368                  AT&T WIRELESS SERV.  368
06-Jun-01     I&M          Harper Shuman                          353                  AT&T                 353
06-Jun-01     I/P          RUST CONSTRUCTORS                  10127020                 AT&T
06-Jun-01     I&M          Harper Shuman                          368                  AT&T
06-Jun-01     I/P          BHO                                 1148843                 AT AND T
06-Jun-01     I/P          BHO                                 1148845                 AT AND T
06-Jun-01     I/P          BHO                                 1148842                 AT AND T
06-Jun-01     I/P          BHO                                 1148844                 AT AND T
06-Jun-01     I&M          Harper Shuman                          151                  AT & T               151
06-Jun-01     I&M          Harper Shuman                          354                  ASTRO CANON BUSINESS
06-Jun-01     I/P          BHO                                 1148841                 ASSOCIATED PRODUCT SERV
06-Jun-01     I&M          Pomeroy                            28012052                 Artlo Industries
06-Jun-01     I&M          Harper Shuman                          240                  ARTBA



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  547,072            547,072
                                                                                                      346                346
                                                                                                      165                165
                                                                                                      931                931
                                                                                                    3,336              3,336
                                                                                                      841                841
                                                                                                      375                375
                                                                                                      928                928
                                                                                                      115                115
                                                                                                      190                190
                                                                                                    3,895              3,895
                                                                                                   10,525             10,525
                                                                                                   10,391             10,391
                                                                                                      400                400
                                                                   24                                                     24
                                                                                                      650                650
                                                                                                      204                204
                                                                                                    1,000              1,000
                                                                                                      721                721
                                                                                                    3,325              3,325
                                 263                                                                    0                263
                                                                                                      815                815
                                                                                                      201                201
                                                                                                    2,172              2,172
                                                                                                      133                133
                                                                                                      965                965
                                                                                                      924                924
                                                                  180                                                    180
                                                                                                    1,514              1,514
                                                                                                      472                472
                               1,357                                                                    0              1,357
                                                                                                      200                200
                                 106                                                                    0                106
                                  21                                                                    0                 21
                                 462                                                                    0                462
                                 205                                                                    0                205
                                  11                                                                    0                 11
                                 118                                                                                     118
                                (242)                                                                                   (242)
                                  35                                                                                      35
                                  20                                                                                      20
                                  13                                                                                      13
                                   4                                                                                       4
                               1,347                                                                    0              1,347
                                                                                                      759                759
                                                                                                      409                409
                              11,110                                                                  525             11,635
                                                                                                    3,285              3,285
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 190 of 362

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
06-Jun-01     I/P          BHO                                 1148839                  ARISTOCRAT LIMOUSINE
06-Jun-01     I/P          BHO                                 1148838                  ARCH
06-Jun-01     I/P          BHO                                 1148837                  ARAMARK UNIFORM SERVICES
06-Jun-01     I&M          Pomeroy                            28012055                  Applied Industrial Tech
06-Jun-01     I/P          BHO                                 1146971                  APPLIED INDUSTRIAL
06-Jun-01     P&C          TRAC                                1510914                  Andon Spec
06-Jun-01     I&M          Harper Shuman                         181                    AMOCO OIL COMPANY
06-Jun-01     I/P          BHO                                 1148836                  AMERICLEAN
06-Jun-01     I/P          BHO                                 1148835                  AMERICAN RENTALS INC
06-Jun-01     I&M          Pomeroy                            28012054                  Amatulli Auto
06-Jun-01     GOVT         BHO                                 1148834                  ALLEN COUNTY HOSPITAL
06-Jun-01     I&M          Pomeroy                            28012051                  All Bay Mill
06-Jun-01     I/P          BHO                                 1146202                  ALBERT CHEVROLET
06-Jun-01     I/P          BHO                                 1149333                  AIS RENTAL CORP
06-Jun-01     I/P          BHO                                 1149332                  AIS RENTAL CORP
06-Jun-01     I/P          BHO                                 1148833                  AIRGAS EAST
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 AIRBORNE EXPRESS
06-Jun-01     I/P          BHO                                 1148831                  AIRBORNE
06-Jun-01     I/P          TRAC 21898                         JOB 21898                 AIR TOOL EXCHANGE
06-Jun-01     I/P          BHO                                 1148830                  AIR HANDLING SYSTEMS
06-Jun-01     I/P          BHO                                 1148767                  AIR AND WATER SYSTEMS
06-Jun-01     I&M          Harper Shuman                         407                    AERIAL INNOVATIONS, INC.
06-Jun-01     I/P          BHO                                 1148829                  ADVANCED GLOVE AND SAFTEY
06-Jun-01     I/P          BHO                                 1148828                  ADNET ADVERTISING AGENCY
06-Jun-01     P&C          PHILADELP                              2                     ACT PIPE & SUPPLY
06-Jun-01     I&M          Harper Shuman                         461                    ACME & SONS SANITATION,
06-Jun-01     I&M          Pomeroy                            28012053                  ABF Freight
06-Jun-01     I/P          BHO                                 1149330                  A A PARKING LOT STRIPING
06-Jun-01     I/P          BHO                                 1148827                  A A PARKING LOT STRIPING
05-Jun-01     I/P          BHO                                 1148226                  YORK INTERNATIONAL CORP
05-Jun-01     POWER        BHO                                 1148225                  YELLOW FREIGHT  SYSTEM
05-Jun-01     I/P          BHO                                 1148681                  WW GRAINGER INC
05-Jun-01     GOVT         BHO                                 1148208                  WW GRAINGER INC
05-Jun-01     I/P          BHO                                 1148210                  WW GRAINGER INC
05-Jun-01     I/P          BHO                                 1148209                  WW GRAINGER INC
05-Jun-01     I/P          BHO                                 1148223                  WOMACK INDUSTRIES
05-Jun-01     I/P          BHO                                 1148684                  WITT PEST CONTROL
05-Jun-01     GOVT         TRAC                              21848-0304                 Williams Scotsman
05-Jun-01     I/P          BHO                                 1148683                  WILLAMS SCOTSMAN
05-Jun-01     I/P          BHO                                 1148221                  WIILLAIMS SCOTSMAN INC
05-Jun-01     I/P          BHO                                 1148220                  WIESE PANNING AND ENGINEERING
05-Jun-01     GOVT         WS-Timberline                     3589-047152                Western United Electric
05-Jun-01     POWER        BHO                                 1148219                  WESTERN SLING CO
05-Jun-01     I/P          BHO                                 1148682                  WESCO DIST
05-Jun-01     I/P          BHO                                 1148218                  WESCO DIST
05-Jun-01     GOVT         WS-Timberline                     3589-047195                Welch-Allyn
05-Jun-01     I/P          BHO                                 1148217                  WAYNE-DALTON CORP
05-Jun-01     I/P          BHO                                 1148215                  WASTE MANAGEMENT


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      162                162
                                                                                                      232                232
                                                                                                       64                 64
                                                                                                      356                356
                                                                                                      194                194
                                                                                                       92                 92
                                                                                                       61                 61
                                                                                                      184                184
                                                                                                    5,537              5,537
                                                                                                      453                453
                                                                                                      298                298
                                                                                                    2,636              2,636
                                                                                                      167                167
                                                                                                      148                148
                                                                                                       74                 74
                                                                                                      387                387
                                                                                    89                                    89
                                                                                                      317                317
                                                                                                      179                179
                                                                                                      607                607
                                                                                                    5,544              5,544
                                 115                                                                    0                115
                                                                                                      146                146
                                                                                                    1,204              1,204
                                                                                                       23                 23
                                                                                                       42                 42
                                                                                   331                                   331
                                                                                                    1,500              1,500
                                                                                                    1,250              1,250
                                                                                                       80                 80
                                                                                                      213                213
                                                                                                      725                725
                                                                                                      483                483
                                                                                                      432                432
                                                                                                      432                432
                                                                                                      132                132
                                                                                                      154                154
                                                                                                    3,747              3,747
                                                                                                    3,432              3,432
                                                                                                   19,218             19,218
                                                                                                    1,725              1,725
                                                                                                       85                 85
                                                                                                      557                557
                                                                                                    3,727              3,727
                                                                                                       66                 66
                                                                                                        6                  6
                                                                                                      434                434
                                                                                                      590                590
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 191 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     GOVT         BHO                                 1148212                  WACO SCAFFOLDING
05-Jun-01     I/P          BHO                                 1148207                  VWR
05-Jun-01     I/P          BHO                                 1148206                  VONACHEN SERVICE
05-Jun-01     GOVT         WS-Timberline                     3589-047197                Vandailia Bus Lines
05-Jun-01     I/P          BHO                                 1148680                  VALLEY SALES AND SERVICE
05-Jun-01     I/P          BHO                                 1148205                  UNITED RENTALS
05-Jun-01     GOVT         WS-Timberline                     3589-047182                United Rental
05-Jun-01     I/P          BHO                                 1148679                  UNITED REFRIGERATION
05-Jun-01     GOVT         WS-Timberline                     3589-047181                United Parcel Service
05-Jun-01     I/P          BHO                                 1148678                  UNIFIRST
05-Jun-01     I/P          BHO                                 1148677                  ULINE
05-Jun-01     I/P          BHO                                 1148203                  TRIMARK ENGINEERS
05-Jun-01     GOVT         WS-Timberline                     3589-047146                Traube Tent Company
05-Jun-01     GOVT         WS-Timberline                     3589-047196                Traube Tent Co
05-Jun-01     GOVT         BHO                                 1148202                  TOOL AND ANCHOR SUPPLY
05-Jun-01     I&M          San Roque                            1262                   Tom ele KT Power Systems
05-Jun-01     I/P          BHO                                 1148201                  TODEY CHEVROLET
05-Jun-01     I/P          BHO                                 1148199                  TIM BEATY BUILDERS
05-Jun-01     I/P          BHO                                 1148198                  TIERRA LTD INC
05-Jun-01     I/P          BHO                                 1148676                  THYSSEN SECURITY ELEVAT
05-Jun-01     I/P          BHO                                 1148196                  TESTING ENGINEERS AND CONSULTANTS
05-Jun-01     GOVT         BHO                                 1148195                  TESTAMERICA
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126773                 TERRACON CONSULTANTS
05-Jun-01     I/P          BHO                                 1148675                  TELEGROUP INC
05-Jun-01     I/P          BHO                                 1148194                  TECHSOURCE
05-Jun-01     I/P          BHO                                 1148674                  TEC WELDING SALES
05-Jun-01     I/P          BHO                                 1148193                  TACOMA STEEL SUPPLY INC
05-Jun-01     I/P          BHO                                 1148673                  SYSTEMS MANAGEMENT
05-Jun-01     I/P          BHO                                 1148192                  SYSTEMS MANAGEMENT
05-Jun-01     GOVT         BHO                                 1148191                  SYMONS CORP
05-Jun-01     I/P          BHO                                 1148190                  SWAM ELECTRIC
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
05-Jun-01     I/P          BHO                                 1148189                  SURFACE TECHNOLOGY
05-Jun-01     I/P          BHO                                 1148188                  SUPERIOR INDUSTRIAL EQUIP
05-Jun-01     I/P          BHO                                 1148187                  SUNSET CHEVROLET
05-Jun-01     I/P          BHO                                 1148186                  SUNOCO INC
05-Jun-01     I/P          BHO                                 1148672                  SUNCO
05-Jun-01     I/P          BHO                                 1148185                  SUNBELT RENTALS
05-Jun-01     GOVT         WS-Timberline                     3589-047188                Summit Training Source
05-Jun-01     I/P          BHO                                 1148184                  SUBURBAN PROPANE
05-Jun-01     POWER        BHO                                 1145945                  STOREY NUCLEAR SERVICE
05-Jun-01     POWER        BHO                                 1148183                  STOREY NUCLEAR
05-Jun-01     I/P          BHO                                 1148182                  STEEL YARD INC
05-Jun-01     GOVT         TRAC                              21848-0303                 Star Rentals
05-Jun-01     I/P          BHO                                 1148181                  STAPLES BUSINESS ADVANTAGE
05-Jun-01     I/P          BHO                                 1148180                  STANFORD HOME CENTERS
05-Jun-01     GOVT         BHO                                 1148179                  ST LOUIS MECHANICAL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      295                295
                                                                                                    1,732              1,732
                                                                                                    5,603              5,603
                                                                                                      280                280
                                                                                                      524                524
                                                                                                    2,648              2,648
                                                                                                    1,587              1,587
                                                                                                       71                 71
                                                                                    28                                    28
                                                                                                       59                 59
                                                                                                      449                449
                                                                                                    5,901              5,901
                                                                                                    2,800              2,800
                                                                                                    2,400              2,400
                                                                                                    1,535              1,535
                                                                 1,148                                                 1,148
                                                                                                      159                159
                                                                                                   36,116             36,116
                                                                                                    1,395              1,395
                                                                                                      405                405
                                                                                                    1,410              1,410
                                                                                                    4,754              4,754
                                                                                                     (576)              (576)
                                                                                                    1,485              1,485
                                                                                                      960                960
                                                                                                    2,288              2,288
                                                                                                      313                313
                                                                                                    5,825              5,825
                                                                                                      242                242
                                                                                                       82                 82
                                                                                                   12,298             12,298
                                                                                                     (588)              (588)
                                                                                                     (588)              (588)
                                                                                                      420                420
                                                                                                    4,929              4,929
                                                                                                      276                276
                                                                                                      243                243
                                                                                                       71                 71
                                                                                                    2,763              2,763
                                                                                                    1,448              1,448
                                                                                                      596                596
                                                                                                   15,876             15,876
                                                                                                      696                696
                                                                                                      127                127
                                                                                                       72                 72
                                                                                                       71                 71
                                                                                                       25                 25
                                                                                                      408                408
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 192 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     GOVT         WS-Timberline                     3589-047178                Southwestern Bell
05-Jun-01     GOVT         WS-Timberline                     3589-047179                Southwestern Bell
05-Jun-01     GOVT         WS-Timberline                     3589-047183                Southwestern Bell
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126878                 SOUTH CAROLINA DEPT OF REVENUE
05-Jun-01     I/P          BHO                                 1148177                  SOUND ANALYTICAL SERVICES
05-Jun-01     POWER        BHO                                 1148175                  SMOOT BULK HANDLING SYSTEM
05-Jun-01     I/P          BHO                                 1148671                  SKYTEL
05-Jun-01     I&M          San Roque                            1261                   SK Hardware & Gen Mdse
05-Jun-01     I/P          BHO                                 1148174                  SIGMA ALDRICH
05-Jun-01     I/P          BHO                                 1148173                  SIERRA SPRINGS
05-Jun-01     I/P          BHO                                 1148171                  SIEMENS BUILDING TECHNOLOGIES
05-Jun-01     I/P          BHO                                 1148670                  SHERAW CONSTRUCTION
05-Jun-01     GOVT         BHO                                 1148669                  SHEPHERD ELECTRIC
05-Jun-01     GOVT         WS-Timberline                     3589-047202                Shell Oil
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126877                 SHELBY COUNTY
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126877                 SHELBY COUNTY
05-Jun-01     I/P          BHO                                 1148169                  SERVICEMASTER OF GREATER
05-Jun-01     POWER        BHO                                 1148168                  SENSOTEC
05-Jun-01     I/P          BHO                                 1148667                  SENECA
05-Jun-01     I/P          BHO                                 1148668                  SENECA
05-Jun-01     I/P          BHO                                 1148167                  SEMAAN ENGINEERING
05-Jun-01     I/P          BHO                                 1148166                  SEATTLE LUMBER
05-Jun-01     I/P          BHO                                 1148165                  SCOTT SPECIALTY GASSES
05-Jun-01     CORP         BHO                                 1148163                  SARCOM DESKTOP SOLUTIONS
05-Jun-01     CORP         BHO                                 1145604                  SARCOM DESKTOP SOL
05-Jun-01     I&M          San Roque                         10000000083               Sandvik Tamrock Phils Inc
05-Jun-01     I/P          BHO                                 1148666                  SANDMOLD SYSTEMS INC
05-Jun-01     I/P          BHO                                 1148162                  SANDERSON SAFTEY SUPPLY
05-Jun-01     I/P          BHO                                 1148161                  SAM LEMAN'S DODGE CITY INC
05-Jun-01     GOVT         TRAC                              21848-0298                 Safway Supply
05-Jun-01     GOVT         TRAC                              21848-0299                 Safway Supply
05-Jun-01     GOVT         TRAC                              21848-0300                 Safway Supply
05-Jun-01     GOVT         TRAC                              21848-0296                 Safway Supply
05-Jun-01     GOVT         TRAC                              21848-0301                 Safway Supply
05-Jun-01     GOVT         TRAC                              21848-0297                 Safway Supply
05-Jun-01     I/P          BHO                                 1148160                  SAFTEY KLEEN
05-Jun-01     GOVT         WS-Timberline                     3589-047199                Safelite Glass Co
05-Jun-01     GOVT         BHO                                 1148159                  SAFE DESIGNS
05-Jun-01     POWER        BHO                                 1148158                  RYALL ELECTRIC SUPPLY CO
05-Jun-01     I/P          BHO                                 1148157                  RST RECYCLING
05-Jun-01     I/P          BHO                                 1148156                  ROTHCO HANDLING SERVICE
05-Jun-01     I&M          San Roque                            1260                   Rope Systems
05-Jun-01     I/P          BHO                                 1148155                  ROMAR ELECTRIC
05-Jun-01     I/P          BHO                                 1148154                  ROCKFORD RIGGINS INC
05-Jun-01     GOVT         BHO                                 1148153                  RIVERSIDE ICE
05-Jun-01     I/P          BHO                                 1148665                  REPRODUCTIONS INC
05-Jun-01     GOVT         BHO                                 1148664                  REPRODUCTION SPECIALTIES
05-Jun-01     I/P          BHO                                 1148152                  RENTON CONCRETE RECYCLERS



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                               6,818                                                                                   6,818
                                 357                                                                                     357
                                  89                                                                                      89
           4                                                                                                               4
                                                                                                       50                 50
                                                                                                    1,786              1,786
                                                                                                      426                426
                                                                 1,276                                                 1,276
                                                                                                    1,658              1,658
                                                                                                       38                 38
                                                                                                    6,191              6,191
                                                                                                   38,893             38,893
                                                                                                      520                520
                                                                                                      114                114
           3                                                                                                               3
           1                                                                                                               1
                                                                                                   15,297             15,297
                                                                                                    3,025              3,025
                                                                                                    6,776              6,776
                                                                                                    1,136              1,136
                                                                                                    2,100              2,100
                                                                                                       93                 93
                                                                                                    2,036              2,036
                                                                                                    6,653              6,653
                                                                                                   56,419             56,419
                                                                62,207                                                62,207
                                                                                                   14,940             14,940
                                                                                                    2,918              2,918
                                                                                                      181                181
                                                                                                    3,081              3,081
                                                                                                    2,240              2,240
                                                                                                    2,126              2,126
                                                                                                      732                732
                                                                                                      284                284
                                                                                                      132                132
                                                                                                      586                586
                                                                                                      249                249
                                                                                                   22,799             22,799
                                                                                                    1,087              1,087
                                                                                                      144                144
                                                                                                    3,686              3,686
                                                                 1,684                                                 1,684
                                                                                                    5,958              5,958
                                                                                                   11,892             11,892
                                                                                                      480                480
                                                                                                      758                758
                                                                                                      280                280
                                                                                                      255                255
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 193 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     GOVT         WS-Timberline                     3589-047185                Rental Service Corp
05-Jun-01     GOVT         BHO                                 1148151                  RENTAL SERVICE CORP
05-Jun-01     GOVT         BHO                                 1148149                  REIS ENVIRONMENTAL
05-Jun-01     I/P          BHO                                 1148148                  REDDY ICE
05-Jun-01     GOVT         BHO                                 1148663                  RE FORM
05-Jun-01     I/P          BHO                                 1148147                  RAVENTECH
05-Jun-01     GOVT         TRAC                              22556-0315                 Rain For Rent
05-Jun-01     I/P          BHO                                 1148662                  R B ALLEN CO INC
05-Jun-01     I/P          BHO                                 1148661                  QWEST
05-Jun-01     I/P          BHO                                 1148144                  PURE WATER CORP
05-Jun-01     GOVT         BHO                                 1148142                  PURCELL TIRE AND RUBBER
05-Jun-01     GOVT         BHO                                 1148141                  PURCELL TIRE AND RUBBER
05-Jun-01     I/P          BHO                                 1148141                  PUGET SOUND STEEL
05-Jun-01     I/P          BHO                                 1148139                  PM OF IL 72 ONE SHOTS
05-Jun-01     I/P          BHO                                 1148138                  PINKERTON INC
05-Jun-01     I/P          BHO                                 1148137                  PINGEL EXCHANGER SERVICE INC
05-Jun-01     I/P          BHO                                 1148136                  PHILLIP ANAYTICAL SERVICES
05-Jun-01     GOVT         BHO                                 1148135                  PHIL LONG FORD
05-Jun-01     GOVT         TRAC                              21848-0295                 Peterson Electric
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126749                 PERRY OFFICE PLUS
05-Jun-01     I/P          BHO                                 1148133                  PEOIRA ROOFING
05-Jun-01     I/P          BHO                                 1148131                  PENNS VALLEY PRINTERS
05-Jun-01     I/P          BHO                                 1148130                  OVERHEAD DOOR
05-Jun-01     I/P          BHO                                 1148129                  OTTO ROSENAU AND ASSOC
05-Jun-01     I/P          BHO                                 1148128                  OSCAR J BOLDT
05-Jun-01     POWER        BHO                                 1148126                  OMNI TRANSPORT
05-Jun-01     I/P          BHO                                 1148658                  OFFICE MAX
05-Jun-01     I/P          BHO                                 1148124                  OBRIEN BROTHERS INC
05-Jun-01     I/P          BHO                                 1148123                  OBERLANDER ELECTRIC
05-Jun-01     I&M          San Roque                            1259                   Norwood Machinery & Parts
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126875                 NORTH CAROLINA DEPARTMENT
05-Jun-01     GOVT         TRAC                              21848-0294                 Norco
05-Jun-01     I/P          BHO                                 1148121                  NEWARK ELECTRONICS
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126874                 NEW YORK STATE TAX DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126874                 NEW YORK STATE TAX DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126874                 NEW YORK STATE TAX DEPARTMENT
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126874                 NEW YORK STATE TAX DEPARTMENT
05-Jun-01     GOVT         BHO                                 1148119                  NAPA AUTO PARTS
05-Jun-01     I/P          BHO                                 1148118                  NALCO CHEMICAL COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,874              2,874
                                                                                                    1,057              1,057
                                                                                                      766                766
                                                                                                       47                 47
                                                                                                      142                142
                                                                                                      550                550
                                                                                                      960                960
                                                                                                    2,265              2,265
                                 342                                                                                     342
                                                                                                       39                 39
                                                                                                    1,975              1,975
                                                                                                      338                338
                                                                                                   10,984             10,984
                                                                                                    1,218              1,218
                                                                                                    2,101              2,101
                                                                                                    4,982              4,982
                                                                                                       18                 18
                                                                                                       24                 24
                                                                                                   56,099             56,099
                                                                                                      (29)               (29)
                                                                                                      367                367
                                                                                                      168                168
                                                                                                       95                 95
                                                                                                      695                695
                                                                                                    8,064              8,064
                                                                                 1,579                                 1,579
                                                                                                      121                121
                                                                                                   16,536             16,536
                                                                                                      360                360
                                                                 5,645                                                 5,645
       459                                                                                                               459
       420                                                                                                               420
        85                                                                                                                85
        79                                                                                                                79
        73                                                                                                                73
        70                                                                                                                70
        16                                                                                                                16
        11                                                                                                                11
         6                                                                                                                 6
       (60)                                                                                                              (60)
                                                                                                       10                 10
                                                                                                      217                217
     5,965                                                                                                             5,965
         1                                                                                                                 1
         1                                                                                                                 1
      (150)                                                                                                             (150)
                                                                                                       74                 74
                                                                                                    3,215              3,215
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 194 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     I/P          BHO                                 1148117                  NADAPRO
05-Jun-01     I/P          BHO                                 1148655                  NADAPRO
05-Jun-01     I/P          BHO                                 1148116                  N E FINCH CO
05-Jun-01     I/P          BHO                                 1148115                  MOTION INDUSTRIES
05-Jun-01     I/P          BHO                                 1148114                  MORRIS MATERIAL HANDLING
05-Jun-01     I/P          BHO                                 1148113                  MORGAN INDUSTRIES
05-Jun-01     I&M          San Roque                         10000000082               MOF Co Subic
05-Jun-01     GOVT         BHO                                 1148112                  MODERN MACHINERY
05-Jun-01     I/P          BHO                                 1148111                  MID STATE TERRAZZO AND
05-Jun-01     I/P          BHO                                 1148110                  MICRO WAREHOUSE
05-Jun-01     I/P          BHO                                 1148109                  MELTON ELECTRIC
05-Jun-01     I/P          BHO                                 1148108                  MCMASTER CARR SUPPLY CO
05-Jun-01     I/P          BHO                                 1148107                  MCCOY SALES CORP
05-Jun-01     I/P          BHO                                 1148106                  MATERIAL HANDLING SERVICES
05-Jun-01     I/P          BHO                                 1148654                  MASSENA OPTICS
05-Jun-01     I/P          BHO                                 1148105                  MASSENA MEMORIAL HOSPITAL
05-Jun-01     I/P          BHO                                 1148103                  MACHINE EVALUATION AND
05-Jun-01     I/P          BHO                                 1148102                  M A B PAINT STORE
05-Jun-01     GOVT         BHO                                 1148100                  LIGHTNING MASTER
05-Jun-01     GOVT         TRAC                              21848-0293                 Liberty Equipment
05-Jun-01     I/P          BHO                                 1148099                  LES SCHAWB TIRES
05-Jun-01     I/P          BHO                                 1148098                  LEIGH SAFTEY SHOE
05-Jun-01     I&M          San Roque                         10000000081               Leemasters  Intl Systems
05-Jun-01     I/P          BHO                                 1148097                  LAWN PROS
05-Jun-01     I/P          BHO                                 1148095                  LAB SAFTEY SUPPLY
05-Jun-01     I/P          BHO                                 1148094                  L B OFFICE SUPPLIERS
05-Jun-01     I/P          BHO                                 1148092                  KIRBY RISH ELECT SUPPLY
05-Jun-01     I/P          BHO                                 1148653                  JOHN V JOHNSON
05-Jun-01     I/P          BHO                                 1148091                  J P SEWOROOTOR INC
05-Jun-01     I/P          BHO                                 1148090                  J P LILLEY AND SON INC
05-Jun-01     I/P          BHO                                 1148089                  IRON AGE CORP
05-Jun-01     I/P          BHO                                 1148087                  INTERNATIONAL MAINTENANCE
05-Jun-01     I/P          BHO                                 1148086                  INTERNATIONAL ENERGY
05-Jun-01     GOVT         WS-Timberline                     3589-047149                Interactive Computer
05-Jun-01     I/P          BHO                                 1148652                  INGRAM AND TAYLOR INC
05-Jun-01     GOVT         BHO                                 1148084                  INGERSOOLL RAND
05-Jun-01     POWER        BHO                                 1148083                  INDUSTRIAL GASKET INC
05-Jun-01     I/P          BHO                                 1148084                  ILLINOIS OIL MARKETING EQUIPMENT INC
05-Jun-01     I/P          BHO                                 1148081                  ILLINOIS CRANE INC
05-Jun-01     POWER        BHO                                 1148080                  IBT INC
05-Jun-01     I/P          BHO                                 1148078                  HUNTER HYDRO VAC INC
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126679                 HUGHES SUPPLY INC
05-Jun-01     I/P          BHO                                 1148077                  HOME DEPOT
05-Jun-01     I/P          BHO                                 1148651                  HOME DEPOT
05-Jun-01     GOVT         BHO                                 1148075                  HILTI INCORP
05-Jun-01     GOVT         BHO                                 1148074                  HERTS EQUIPMENT RENTAL
05-Jun-01     GOVT         TRAC                              22556-0314                 Hermiston Lock & Key
05-Jun-01     GOVT         WS-Timberline                     3589-047165                Hartog Oil


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      415                415
                                                                                                      139                139
                                                                                                    1,015              1,015
                                                                                                      331                331
                                                                                                      800                800
                                                                                                    7,571              7,571
                                                                10,414                                                10,414
                                                                                                    8,700              8,700
                                                                                                    1,761              1,761
                                                                                                       52                 52
                                                                                                      206                206
                                                                                                    1,878              1,878
                                                                                                    1,181              1,181
                                                                                                       11                 11
                                                                                                      124                124
                                                                                                   13,420             13,420
                                                                                                    2,339              2,339
                                                                                                      503                503
                                                                                   199                                   199
                                                                                                    2,130              2,130
                                                                                                      502                502
                                                                                                       80                 80
                                                                 5,776                                                 5,776
                                                                                                      250                250
                                                                                                      190                190
                                                                                                       74                 74
                                                                                                      651                651
                                                                                                      200                200
                                                                                                    1,450              1,450
                                                                                                      119                119
                                                                                                       79                 79
                                                                                                      140                140
                                                                                                    1,777              1,777
                                                                                                    4,037              4,037
                                                                                                      306                306
                                                                                                    7,200              7,200
                                                                                                    1,003              1,003
                                                                                                      158                158
                                                                                                    8,825              8,825
                                                                                                    5,390              5,390
                                                                                                      310                310
                                                                                                     (714)              (714)
                                                                                                      263                263
                                                                                                       17                 17
                                                                                                      125                125
                                                                                                      892                892
                                                                                                       46                 46
                                                                                                    2,448              2,448
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 195 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     GOVT         WS-Timberline                     3589-047187               Hanneke Industrial
05-Jun-01     I/P          BHO                                 1148073                 GYLAN BUILDING SERVICES
05-Jun-01     I&M          San Roque                            1258                   GY Industrial Supply
05-Jun-01     I/P          BHO                                 1148072                 GRUNAU CO
05-Jun-01     I/P          BHO                                 1148071                 GROWING IMAGES INTERIOR
05-Jun-01     I/P          BHO                                 1148070                 GRINNELL FIRE PROTECTION
05-Jun-01     I/P          BHO                                 1148068                 GRAYBAR ELECTRIC CO
05-Jun-01     I/P          BHO                                 1148069                 GRAYBAR ELECTRIC CO
05-Jun-01     I&M          San Roque                            1257                   Golden Harvest Construction Supply
05-Jun-01     GOVT         BHO                                 1148650                 GLOBAL PACKAGING
05-Jun-01     I/P          BHO                                 1148067                 GEORGE MENCHACA GARDENING
05-Jun-01     I/P          BHO                                 1148066                 GEESE B GONE
05-Jun-01     I/P          BHO                                 1148065                 GE CAPITAL
05-Jun-01     GOVT         WS-Timberline                     3589-047166               G.S.A.
05-Jun-01     GOVT         WS-Timberline                     3589-047159               G.S. Robbins
05-Jun-01     I/P          BHO                                 1148064                 G AND W SERVICES
05-Jun-01     I/P          BHO                                 1148061                 FOREWHEELER GOLF CARS
05-Jun-01     I/P          BHO                                 1148063                 FOREST HILLS
05-Jun-01     I/P          BHO                                 1148062                 FOREMOST INDUSTRIAL
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126731                 FOLEY COMPANY                               )
05-Jun-01     GOVT         WS-Timberline                     3589-047162               First Capitol Courier
05-Jun-01     I/P          BHO                                 1148060                 FILTECH INC
05-Jun-01     GOVT         WS-Timberline                     3589-047175               Ferrellgas
05-Jun-01     I/P          BHO                                 1148059                 FERGUSON ENT
05-Jun-01     I/P          BHO                                 1148058                 FEDERAL EXPRESS CORP
05-Jun-01     CORP         BHO                               9990007317                FBTC LEASING CORP
05-Jun-01     GOVT         TRAC                              21848-0292                Familian North-West
05-Jun-01     GOVT         BHO                                 1148057                 FABICK TRACTOR
05-Jun-01     GOVT         BHO                                 1148056                 FABICK TRACTOR
05-Jun-01     GOVT         BHO                                 1148055                 FABICK TRACTOR
05-Jun-01     I&M          San Roque                            1256                   F Padrinao Trucking Services
05-Jun-01     GOVT         TRAC                              21848-0291                Evans Components
05-Jun-01     I/P          BHO                                 1148052                 EUREKA WATER
05-Jun-01     GOVT         WS-Timberline                     3589-047148               Envirosupply and Service
05-Jun-01     GOVT         WS-Timberline                     3589-047174               Environmental Training Ctr
05-Jun-01     I/P          BHO                                 1148051                 ENTIRE REPRODUCTIONS
05-Jun-01     I/P          BHO                                 1148050                 EMED COMPANY INC
05-Jun-01     GOVT         WS-Timberline                     3589-047156               EMED
05-Jun-01     I/P          BHO                                 1148049                 EECO
05-Jun-01     I/P          BHO                                 1148047                 EAST PEORIA TIRE &VULCANIZING
05-Jun-01     I/P          BHO                                 1148047                 EAST PEORIA INSULATION
05-Jun-01     I/P          BHO                                 1148046                 EASON AND SMITH ENT
05-Jun-01     I/P          BHO                                 1148045                 EASLEY AND RIVERS  AND INC
05-Jun-01     I/P          BHO                                 1148044                 EARLE M ALEXANDER LTD
05-Jun-01     I/P          BHO                                 1148043                 DYNAELECTRIC CO
05-Jun-01     I/P          BHO                                 1148041                 DON TAYLOR AND SONS
05-Jun-01     I/P          BHO                                 1148040                 DOGGRELL PAINTING
05-Jun-01     GOVT         BHO                                 1148649                 DIPLOMAT FREIGHT SERVICES



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     517                517
                                                                                                     896                896
                                                                 2,013                                                2,013
                                                                                                   1,271              1,271
                                                                                                      30                 30
                                                                                                     350                350
                                                                                                     269                269
                                                                                                     157                157
                                                                 7,760                                                7,760
                                                                                   9,886                              9,886
                                                                                                     613                613
                                                                                                   2,839              2,839
                                                                                                   1,539              1,539
                                                                                                   1,111              1,111
                                                                                                     878                878
                                                                                                     231                231
                                                                                                   2,832              2,832
                                                                                                   2,119              2,119
                                                                                                     707                707
                                                                                                  (3,028)            (3,028)
                                                                                                      78                 78
                                                                                                     109                109
                                                                                                     420                420
                                                                                                     837                837
                                                                                     689                                689
                                                                                                   8,760              8,760
                                                                                                     642                642
                                                                                                  98,979             98,979
                                                                                                  33,634             33,634
                                                                                                  27,546             27,546
                                                                   490                                                  490
                                                                                                   1,973              1,973
                                                                                                      65                 65
                                                                                                   6,126              6,126
                                                                                                     279                279
                                                                                                  19,631             19,631
                                                                                                      30                 30
                                                                                                     268                268
                                                                                                     744                744
                                                                                                   1,492              1,492
                                                                                                   1,534              1,534
                                                                                                     600                600
                                                                                                   7,390              7,390
                                                                                                      10                 10
                                                                                                   2,600              2,600
                                                                                                     843                843
                                                                                                  22,260             22,260
                                                                               25,288                                25,288
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 196 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     I/P          BHO                                 1148039                 DEPARTMENT OF REVENUE
05-Jun-01     I/P          BHO                                 1148038                 DELVAL EQUIPMENT
05-Jun-01     I/P          BHO                                 1148037                 DELTA INDUSTIRES
05-Jun-01     I/P          BHO                                 1148036                 DELTA COOLING TOWERS INC
05-Jun-01     I/P          RUST CONSTRUCTORS                  10125649                 DEFENSE FINANCE ACCOUNTING
05-Jun-01     I&M          San Roque                            1255                   De Luxe Indl Supplies Corp
05-Jun-01     I/P          BHO                                 1148035                 DAVE GILL TRUCKS
05-Jun-01     GOVT         TRAC                              22556-0313                Darbin's hart Pest control
05-Jun-01     I/P          BHO                                 1148034                 DANKA
05-Jun-01     GOVT         BHO                                 1148033                 DANIEL B STEPHANS AND ASSOC
05-Jun-01     I/P          BHO                                 1148031                 CUSTOM IRON CO
05-Jun-01     I/P          BHO                                 1148648                 CRESTWOOD CONSULTANTS
05-Jun-01     GOVT         WS-Timberline                     3589-047147               Creech Brothers
05-Jun-01     GOVT         TRAC                              21848-0290                Crawford Door Sales
05-Jun-01     I/P          BHO                                 1148030                 COYNE TEXTILE SERVICES
05-Jun-01     GOVT         TRAC                              21848-0289                Control Factors - Portland
05-Jun-01     POWER        BHO                                 1148029                 CONSOLIDATED FREIGHTWAYS
05-Jun-01     I/P          BHO                                 1148028                 CONCENTRA MEDICAL
05-Jun-01     I/P          BHO                                 1148027                 COLT PLUMBING SPECIALISTS
05-Jun-01     I/P          BHO                                 1148026                 COLE-PALMER INSTRUMENT CO
05-Jun-01     I/P          BHO                                 1148025                 COAST CONSTRUCTION CO
05-Jun-01     I/P          BHO                                 1148024                 CLIFFORD R KEOUGH
05-Jun-01     GOVT         BHO                                 1148023                 CITY SPRINT
05-Jun-01     I/P          BHO                                 1148647                 CITY OF TUSCON
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126872                 CITY OF HOOVER
05-Jun-01     I/P          BHO                                 1148022                  CITADON INC
05-Jun-01     I/P          BHO                                 1148021                  CINTAS CORP
05-Jun-01     I/P          BHO                                 1148020                  CINTAS CORP
05-Jun-01     I/P          BHO                                 1148019                  CHIEF CART
05-Jun-01     POWER        BHO                                 1148018                  CHESTERTON COMPANY
05-Jun-01     GOVT         BHO                                 1148017                  CENTURYTEL
05-Jun-01     I/P          BHO                                 1148016                  CENTERLANE PAVING CO
05-Jun-01     POWER        BHO                                 1148015                  CENTENNIAL BOLT INC
05-Jun-01     GOVT         WS-Timberline                     3589-047161                Cee Kay Supply
05-Jun-01     I/P          BHO                                 1148014                  CDM MACHINING AND FABRIC
05-Jun-01     I&M          San Roque                            1253                   Cathay Industrial Supply
05-Jun-01     GOVT         BHO                                 1148013                  CATERPILLAR FINANCIAL
05-Jun-01     I/P          BHO                                 1148012                  CASE AND GUNNET
05-Jun-01     GOVT         TRAC                              21848-0288                 Cascade Elevator


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      25                 25
                                                                                                     617                617
                                                                                                   1,924              1,924
                                                                                                   1,443              1,443
                                                                                                  (1,343)            (1,343)
                                                                11,257                                               11,257
                                                                                                   2,935              2,935
                                                                                                     265                265
                                                                                                     168                168
                                                                                                     852                852
                                                                                                   7,191              7,191
                                                                                                     875                875
                                                                                                     605                605
                                                                                                     523                523
                                                                                                      30                 30
                                                                                                   4,385              4,385
                                                                                   95                                    95
                                                                                                     195                195
                                                                                                      12                 12
                                                                                                      51                 51
                                                                                                   6,771              6,771
                                                                                                     800                800
                                                                                   24                                    24
                                 10                                                                                      10
           57                                                                                                            57
           54                                                                                                            54
           33                                                                                                            33
           12                                                                                                            12
            8                                                                                                             8
            6                                                                                                             6
            4                                                                                                             4
            2                                                                                                             2
            1                                                                                                             1
            1                                                                                                             1
                                                                                                    5,900             5,900
                                                                                                      423               423
                                                                                                      276               276
                                                                                                       88                88
                                                                                                       77                77
                                  98                                                                                     98
                                                                                                      362               362
                                                                                                    1,442             1,442
                                                                                                       47                47
                                                                                                   25,440            25,440
                                                                 2,417                                                2,417
                                                                                                   50,160            50,160
                                                                                                    3,158             3,158
                                                                                                      262               262
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 197 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     POWER        BHO                                 1148011                  CARTER AND BURGESS
05-Jun-01     I/P          BHO                                 1148011                  CAREWORKS
05-Jun-01     I/P          BHO                                 1148646                  CANYON OFFICE PRODUCTS
05-Jun-01     I/P          BHO                                 1148009                  CANON
05-Jun-01     I/P          BHO                                 1148008                  CANDLWOOD SUITES
05-Jun-01     GOVT         WS-Timberline                     3589-047194                Calgon Carbon Corp
05-Jun-01     I/P          BHO                                 1148007                  CADDO CHEMICAL
05-Jun-01     POWER        BHO                                 1148006                  BUTANE POWER AND EQUIPMENT
05-Jun-01     I/P          BHO                                 1146215                  BURKS INC
05-Jun-01     I/P          BHO                                 1148005                  BURKS INC
05-Jun-01     I/P          BHO                                 1148004                  BRICSNET
05-Jun-01     I/P          BHO                                 1148003                  BPA BUILDING SERVICES
05-Jun-01     I/P          BHO                                 1148002                  BOTANICAL ACCENTS
05-Jun-01     I/P          BHO                                 1147999                  BOCK AND CLARK LTD
05-Jun-01     I/P          BHO                                 1147998                  BLUEPRINTS PLUS
05-Jun-01     GOVT         TRAC                              21848-0287                 Blue Mountain Asphalt
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126870                  BIRMINGHAM WATER WORKS
05-Jun-01     I&M          San Roque                            1252                    Bindy Parts Corporation
05-Jun-01     GOVT         BHO                                 1147996                  BGI SHARED SERVICES
05-Jun-01     GOVT         BHO                                 1148645                  BGE
05-Jun-01     I/P          BHO                                 1148644                  BFI SERVICES
05-Jun-01     GOVT         WS-Timberline                     3589-047153                Best Office Supply
05-Jun-01     GOVT         WS-Timberline                     3589-047173                Ben Meadows
05-Jun-01     POWER        BHO                                 1147995                  BAX GLOBAL
05-Jun-01     POWER        BHO                                 1147994                  AT AND T
05-Jun-01     GOVT         WS-Timberline                     3589-047192                AT & T
05-Jun-01     GOVT         WS-Timberline                     3589-047189                AT & T
05-Jun-01     GOVT         WS-Timberline                     3589-047172                AT & T
05-Jun-01     GOVT         BHO                                 1148643                  ASPEN COPIES
05-Jun-01     GOVT         WS-Timberline                     3589-047190                Arch Paging
05-Jun-01     I/P          BHO                                 1147993                  ARAMARK UNIFORM SERVICE
05-Jun-01     I/P          BHO                                 1147992                  ARAMARK UNIFORM SERVICE
05-Jun-01     I/P          BHO                                 1147991                  ANALYTICAL TESTING AND
05-Jun-01     I/P          BHO                                 1147990                  ANALYTICAL LABORATORY
05-Jun-01     I/P          BHO                                 1147989                  AMK GLASS
05-Jun-01     I/P          BHO                                 1147988                  AMERICLEAN SERVICES
05-Jun-01     I/P          BHO                                 1147987                  AMERICAN PEST CONTROL
05-Jun-01     I/P          BHO                                 1147986                  AMERICAN JANITORIAL SERVIES
05-Jun-01     GOVT         WS-Timberline                     3589-047157                Ameren UE
05-Jun-01     GOVT         WS-Timberline                     3589-047155                Ameren UE
05-Jun-01     I/P          BHO                                 1147985                  ALLIED ELECTRIC
05-Jun-01     I/P          BHO                                 1147984                  ALEXANDRIA PACKAGING AND
05-Jun-01     GOVT         BHO                                 1147983                  ALEXANDRIA DE SANCHEZ
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                  ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                  ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                  ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                  ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                  ALABAMA DEPARTMENT OF REVENUE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,341              2,341
                                                                                                       90                 90
                                                                                                        6                  6
                                                                                                      173                173
                                                                                                      877                877
                                                                                                      751                751
                                                                                                      313                313
                                                                                                   11,352             11,352
                                                                                                   12,461             12,461
                                                                                                    8,525              8,525
                                                                                                   61,624             61,624
                                                                                                       74                 74
                                                                                                      720                720
                                                                                                   35,700             35,700
                                                                                                       28                 28
                                                                                                   35,669             35,669
                              13,525                                                                                  13,525
                                                                   123                                                   123
                                                                                                    2,511              2,511
                                                                                                      162                162
                                 261                                                                                     261
                                                                                                    1,423              1,423
                                                                                                      206                206
                                                                                   466                                   466
                                  15                                                                                      15
                                                                                                    1,002              1,002
                                 871                                                                                     871
                                 171                                                                                     171
                                                                                                       11                 11
                                                                                                      144                144
                                                                                                       81                 81
                                                                                                       64                 64
                                                                                                    1,914              1,914
                                                                                                    1,554              1,554
                                                                                                      667                667
                                                                                                      511                511
                                                                                                      136                136
                                 190                                                                                     190
                               4,678                                                                                   4,678
                                  76                                                                                      76
                                                                                                       54                 54
                                                                                                      441                441
                                                                                                      356                356
          76                                                                                                              76
          44                                                                                                              44
          16                                                                                                              16
          10                                                                                                              10
           9                                                                                                               9
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 198 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------
                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                 ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                 ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          RUST CONSTRUCTORS                  10126871                 ALABAMA DEPARTMENT OF REVENUE
05-Jun-01     I/P          BHO                                 1147981                 AIRGAS
05-Jun-01     I/P          BHO                                 1148642                 AIRBORNE
05-Jun-01     POWER        TRAC                                1510886                 AF FERGUSON
05-Jun-01     POWER        BHO                                 1147980                 ADVANCED AIR PRODUCTS
05-Jun-01     GOVT         BHO                                 1147978                 ADAMS LUMBER COMPANY
05-Jun-01     CORP         BHO                                 1147977                 ABM JANITORIAL SERVICES
05-Jun-01     GOVT         WS-Timberline                     3589-047171               ABM Federal Sales
05-Jun-01     GOVT         WS-Timberline                     3589-047160               Able/Onyx
05-Jun-01     GOVT         WS-Timberline                     3589-047170               AAA Appliances
05-Jun-01     I/P          BHO                                 1147976                 A BETTER PALLET CO
05-Jun-01     I&M          BHO                               47058538                  Westesco
05-Jun-01     I&M          BHO                                3000429                  Transoceanic Shipping
05-Jun-01     I&M          BHO                               47058537                  Southern Nevada Equip
05-Jun-01     I&M          BHO                               47058536                  Silver State Hydraulic Service
05-Jun-01     GOVT         TRAC                              21848-0302                Sanitary Disposal
05-Jun-01     I&M          BHO                               47058535                  Safelite Auto glass
05-Jun-01     I&M          BHO                               47058534                  PTO Sales
05-Jun-01     I&M          BHO                               47058533                  McIntosh Communications
05-Jun-01     I&M          BHO                               47058532                  McFadden Dale Industrial Hardware
05-Jun-01     I&M          BHO                               47058531                  Komatsu
05-Jun-01     I&M          BHO                               47058530                  Kenworth
05-Jun-01     I&M          BHO                               10011533                  Jensen Precast
05-Jun-01     I&M          BHO                               47058540                  Harvard Steel
05-Jun-01     I&M          BHO                               47058529                  Grove Madsen Industries
05-Jun-01     I&M          BHO                               47058528                  Granberry Supply
05-Jun-01     I&M          BHO                               47058527                  Cummins Intermountain
05-Jun-01     I&M          BHO                               47058526                  Cobre Tire
05-Jun-01     I&M          BHO                               10011532                  Cobre Tire
05-Jun-01     I&M          BHO                               47058539                  Clairemont Equipment
05-Jun-01     I&M          BHO                               10011534                  Century Steel
05-Jun-01     I&M          BHO                               47058525                  Cate Nevada Equipment
05-Jun-01     I&M          BHO                               47058524                  Cashman Equip
05-Jun-01     I&M          BHO                               47058522                  AT&T
05-Jun-01     I&M          BHO                               47058523                  Arnold Machinery
04-Jun-01     I/P          BHO                                1147932                  YMC
04-Jun-01     GOVT         TRAC                             22561-0576                 Yellow Freight Systems
04-Jun-01     I/P          New Malden (JDE)                    105175                  XEROX OFFICE SUPPLIES LTD
04-Jun-01     I/P          TRAC 22566                        JOB 22566                XEROX CORPORATION
04-Jun-01     I/P          TRAC 22572                        JOB 22572                XEROX CORP.
04-Jun-01     I/P          TRAC 22572                        JOB 22572                XEROX CORP.
04-Jun-01     GOVT         TRAC                              22556-0305                Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0306                Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0302                Xerox Corp


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                        CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
        5                                                                                                                 5
        2                                                                                                                 2
        2                                                                                                                 2
        2                                                                                                                 2
        1                                                                                                                 1
                                                                                                      57                 57
                                                                                                     383                383
                                                                                                   3,310              3,310
                                                                                                     137                137
                                                                                                     803                803
                                                                                                     110                110
                                                                                                     705                705
                                                                                                   3,780              3,780
                                                                                                     239                239
                                                                                                     340                340
                                                                                                     224                224
                                                                                  106,841                           106,841
                                                                                                   4,312              4,312
                                                                                                   1,043              1,043
                                                                                                      29                 29
                                                                                                     990                990
                                                                                                     105                105
                               382                                                                                      382
                                                                                                     486                486
                                                                                                      81                 81
                                                                                                   1,194              1,194
                                                                                                   4,140              4,140
                                                                                                  50,375             50,375
                                                                                                     248                248
                                                                                                     653                653
                                                                                                     128                128
                                                                                                  13,070             13,070
                                                                                                   1,454              1,454
                                                                                                     812                812
                                                                                                  56,828             56,828
                                                                                                      92                 92
                                                                                                   3,146              3,146
                               172                                                                                      172
                                                                                                     418                418
                                                                                                 280,816            280,816
                                                                                  153                                   153
                                                                  682                                                   682
                                                                                                     813                813
                                                                                                   5,338              5,338
                                                                                                   1,278              1,278
                                                                                                   1,449              1,449
                                                                                                     768                768
                                                                                                     272                272
-----------------------------------------------------------------------------------------------------------------------------

*Negative Entries Indicate Subsequent Reversal of Authorization  Page 199 of 362


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
04-Jun-01     GOVT         TRAC                              22556-0297                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0298                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0299                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0300                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0301                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0303                 Xerox Corp
04-Jun-01     GOVT         TRAC                              22556-0304                 Xerox Corp
04-Jun-01     I&M                  BHO                        49016978                 Wyoming Machinery
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126879                 WYOMING
04-Jun-01     GOVT         TRAC                              22561-0575                 Wisconsin State Lab
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 WILLIAMS SCOTSMAN
04-Jun-01     I/P          BHO                                 1147535                  WILLIAM L SWEGER
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 WHOLESALE ELECTRIC
04-Jun-01     I/P          Timberline - 17478              1839-06/06/2001              Westside Moving & Storage
04-Jun-01     I/P          Timberline - 14330              1839-06/04/2001              Westside Moving & Storage
04-Jun-01     I/P          BHO                                 1147931                  WESTERN STEEL
04-Jun-01     I/P          BHO                                 1148341                  WESTERN STATES WATERPROOFING
04-Jun-01     GOVT         TRAC                              22561-0559                 Western Sling Co.
04-Jun-01     I&M                  BHO                        47058495                 Western Peterbuilt


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      250                250
                                                                                                      250                250
                                                                                                      250                250
                                                                                                      250                250
                                                                                                      250                250
                                                                                                      250                250
                                                                                                      250                250
                                                                                                    3,694              3,694
               53,874                                                                                                 53,874
               41,236                                                                                                 41,236
               22,215                                                                                                 22,215
               17,057                                                                                                 17,057
               16,441                                                                                                 16,441
               10,470                                                                                                 10,470
                9,011                                                                                                  9,011
                7,296                                                                                                  7,296
                6,782                                                                                                  6,782
                5,414                                                                                                  5,414
                5,161                                                                                                  5,161
                5,135                                                                                                  5,135
                5,028                                                                                                  5,028
                4,546                                                                                                  4,546
                3,902                                                                                                  3,902
                3,447                                                                                                  3,447
                3,000                                                                                                  3,000
                2,921                                                                                                  2,921
                2,720                                                                                                  2,720
                2,218                                                                                                  2,218
                1,767                                                                                                  1,767
                1,441                                                                                                  1,441
                1,184                                                                                                  1,184
                1,105                                                                                                  1,105
                  565                                                                                                    565
                  339                                                                                                    339
                  212                                                                                                    212
                  176                                                                                                    176
                   23                                                                                                     23
                    7                                                                                                      7
                                                                                                      592                592
                                                                                                      642                642
                                                                                                       54                 54
                                                                                                      817                817
                                                                                                    1,452              1,452
                                                                                                      170                170
                                                                                                   41,355             41,355
                                                                                                    5,651              5,651
                                                                                                    1,926              1,926
                                                1,492                                                                  1,492



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I/P          BHO                                 1147533                  WESCO
04-Jun-01     I/P          BHO                                 1147534                  WESCO
04-Jun-01     I&M          San Roque                            1219                    Wellden Enterprises Inc
04-Jun-01     I/P          TRAC 03465                         JOB 03465                 WEIL GROUP. INC.
04-Jun-01     I/P          BHO                                 1147532                  WASHINGTON IDS
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 WARREN DEL CARIBE
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 WACO
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 W.W. GRAINGER
04-Jun-01     I/P          BHO                                 1147531                  W W GRAINGER
04-Jun-01     I/P          TRAC 24056                         JOB 24056                 VZ ENGINEERING CSP
04-Jun-01     GOVT         TRAC                              22561-0558                 VWR Scientific Products
04-Jun-01     I/P          BHO                                 1147530                  VWR SCIENTIFIC PRODUCTS
04-Jun-01     GOVT         TRAC                              22561-0574                 Vinyl Technology
04-Jun-01     GOVT         TRAC                              22561-0557                 Valve Service & Supply
04-Jun-01     I/P          Timberline - 14330              1414-06/04/2001              US Filters
04-Jun-01     I/P          BHO                                 1147930                  UPSON ROOFING
04-Jun-01     I/P          BHO                                 1147529                  UNITED REFRIGERATION INC
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 UNITED PARCEL SERVICE
04-Jun-01     I&M          San Roque                            1218                    Union Cement Corp
04-Jun-01     I/P          Timberline - 14443                  4622917                  UAP Northeast
04-Jun-01     I/P          TRAC 21866                         JOB 21866                 U S POSTAL SERVICE
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 TRI-STATE
04-Jun-01     I/P          BHO                                 1147527                  TRI-COUNTY BRANCH PENNSYLVANIA
04-Jun-01     I/P          BHO                                 1147528                  TRI STATE ELECTRIC AND EL
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 TRANSCAT HILTON
04-Jun-01     I/P          BHO                                 1147526                  TRANSAMERICA PRINTING
04-Jun-01     I/P          BHO                                 1147525                  TOOL AND ANCHOR SUPPLY
04-Jun-01     I/P          BHO                                 1147524                  THREE RIVERS POWER SWEEP
04-Jun-01     GOVT         TRAC                              21852-0892                 Thompson Mechanical
04-Jun-01     I/P          Timberline - 4505                  2001-1167                 The Ralph Hernandez Company
04-Jun-01     I/P          TRAC 24052                         JOB 24052                 THE OFFICE SHOP
04-Jun-01     I/P          New Malden (JDE)                    105173                   THAMES CLEANING CO
04-Jun-01     GOVT         TRAC                              22561-0573                 Teske & Associates
04-Jun-01     I/P          BHO                                 1147523                  TELOG SYSTEMS INC
04-Jun-01     I/P          New Malden (JDE)                    105172                   TAYWEST CONTROL SYSTEM LTD
04-Jun-01     I&M                  BHO                        47058499                 Tatel Inc
04-Jun-01     I/P          Timberline - 14443                  134144                   Tandem
04-Jun-01     I/P          Timberline - 14443                  134276                   Tandem
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 SYSTRONICS, INC.
04-Jun-01     I/P          BHO                                 1147522                  SYSTEMS MANAGEMENT
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 SUR SEAL, INC.
04-Jun-01     I&M                  BHO                        47058400                 Sundt Corp
04-Jun-01     I/P          BHO                                 1147521                  SUNCOM INDUSTRIES
04-Jun-01     I/P          TRAC 24052                         JOB 24052                 SUMMIT INTERNATIONAL
04-Jun-01     I&M                  BHO                        49016977                 Stockton Oil Co
04-Jun-01     I/P          BHO                                 1147520                  STEPHENSON'S FLOWERS
04-Jun-01     CORP         BHO                                 1147166                  STEPHANIE SEILER
04-Jun-01     I/P          BHO                                 1147519                  STAPLES CREDIT PLAN

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    8,788              8,788
                                                                                                    5,328              5,328
                                                                17,506                                                17,506
                                                                                                      116                116
                                                                                                    1,166              1,166
                                                                                                    3,844              3,844
                                                                                                   20,052             20,052
                                                                                                      405                405
                                                                                                      209                209
                                                                                                   99,450             99,450
                                                                                                    3,901              3,901
                                                                                                    1,306              1,306
                                                                                                   84,412             84,412
                                                                                                    4,470              4,470
                                                                                                      420                420
                                                                                                   66,153             66,153
                                                                                                       14                 14
                                                                                    42                                    42
                                                                15,069                                                15,069
                                                                                                      653                653
                                                                                                     (100)              (100)
                                                                                                      713                713
                                                                                                    4,107              4,107
                                                                                                       80                 80
                                                                                                      750                750
                                                                                                       45                 45
                                                                                                       42                 42
                                                                                                      370                370
                                                                                                   60,404             60,404
                                                                                                      188                188
                                                                                                      460                460
                                                                   210                                                   210
                                                                                                   10,334             10,334
                                                                                                    2,457              2,457
                                                                 2,040                                                 2,040
                                                                                   490                                   490
                                                                                                      584                584
                                                                                                      234                234
                                                                                                      475                475
                                                                                                    4,698              4,698
                                                                                                    4,114              4,114
                                                                                                    4,583              4,583
                                                                                                    2,767              2,767
                                                                                                      558                558
                                                                                                   46,454             46,454
                                                                                                       48                 48
                                                                                                      158                158
                                                                                                       60                 60


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I/P          BHO                                 1147518                  STAPLES BUSINESS ADVANTAGE
04-Jun-01     I&M          San Roque                            1216                    Spirax Enterprises
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 SPA STEEL PRODUCTS CO INC.
04-Jun-01     GOVT         TRAC                              21852-0938                 Southwestern Bell Telephone
04-Jun-01     GOVT         TRAC                              21852-0942                 Southwestern Bell Telephone
04-Jun-01     GOVT         TRAC                              21852-0939                 Southwestern Bell Telephone
04-Jun-01     GOVT         TRAC                              21852-0940                 Southwestern Bell Telephone
04-Jun-01     GOVT         TRAC                              21852-0941                 Southwestern Bell Telephone
04-Jun-01     GOVT         TRAC                              22556-0307                 Southwest Research Institute
04-Jun-01     I/P          Timberline - 14443                   72189                   SOFCO
04-Jun-01     I/P          Timberline - 14443                   77604                   SOFCO
04-Jun-01     I/P          Timberline - 14443                   25770                   SOFCO
04-Jun-01     I/P          Timberline - 17478              1149-06/06/2001              Sodexho Marriott Management, Inc.
04-Jun-01     I&M          San Roque                            1217                    SK Hardware & Gen Mdse
04-Jun-01     I&M          San Roque                            1215                    Sika Phils Inc
04-Jun-01     I/P          BHO                                 1147517                  SHAMROCK GLASS
04-Jun-01     I/P          BHO                                 1147516                  SEVERN TRENT LABORATORIES
04-Jun-01     GOVT         TRAC                              22561-0556                 Seton Name Plate Company
04-Jun-01     I/P          BHO                                 1147515                  SETON NAME AND PLATE CO
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 SETON
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 SERVOLIFT
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 SERVOLIFT
04-Jun-01     GOVT         TRAC                              22561-0572                 Sensory Co. Inc.
04-Jun-01     I/P          TRAC 03481                         JOB 03481                 SECRETARIO DE HACIENDA
04-Jun-01     GOVT         TRAC                              22561-0571                 Scott Marin
04-Jun-01     I/P          BHO                                 1147514                  SCHULTHEIS BROTHERS CO
04-Jun-01     I/P          BHO                                 1147513                  SCHINDLER ELEVATOR CORP
04-Jun-01     I/P          TRAC 24052                         JOB 24052                 SCANER OVERSEAS
04-Jun-01     I/P          BHO                                 1147512                  SAFTEY CLEAN
04-Jun-01     GOVT         TRAC                              22561-0568                 Safety Kleen (GS) Inc.
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 SAFECO
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 RUBBER & GASKET CO.
04-Jun-01     GOVT         TRAC                              22561-0554                 RT Sales
04-Jun-01     I/P          BHO                                 1147511                  ROTO ROOTER
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ROSEMONT, INC.
04-Jun-01     I/P          Timberline - 17478              1177-06/06/2001              Ron's Service Inc.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ROMERO WATER SUPPLY
04-Jun-01     I&M                  BHO                        49016976                 Rocky Mountain Brake
04-Jun-01     I/P          New Malden (JDE)                    105170                   RIDER PRESS LTD
04-Jun-01     GOVT         TRAC                              22556-0310                 Rick's Car Wash
04-Jun-01     GOVT         TRAC                              22556-0311                 Rick's Car Wash
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 REYNOLDS & REYNOLDS
04-Jun-01     GOVT         TRAC                              22561-0555                 Relizon Company
04-Jun-01     POWER               TRAC                         195653                  R. JAYALAKSHMI
04-Jun-01     I/P          BHO                                 1147509                  QUY HAYS
04-Jun-01     GOVT         TRAC                              21852-0898                 Quality Systems International
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 QUAKER PUMP COMPANY
04-Jun-01     I&M                  BHO                        47058494                 Pure Flo Water


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       60                 60
                                                                 6,736                                                 6,736
                                                                                                       34                 34
                                                                                                    4,657              4,657
                                                                                                      204                204
                                                                                                       41                 41
                                                                                                       12                 12
                                                                                                       12                 12
                                                                                                    2,500              2,500
                                                                                                      166                166
                                                                                                       57                 57
                                                                                                      (17)               (17)
                                                                                                    1,367              1,367
                                                                 9,394                                                 9,394
                                                                 3,204                                                 3,204
                                                                                                      285                285
                                                                                                      361                361
                                                                                                    1,310              1,310
                                                                                                       65                 65
                                                                                                      183                183
                                                                                                    3,635              3,635
                                                                                                      413                413
                                                                                                    6,080              6,080
                                                                                                   42,182             42,182
                                                                                                      186                186
                                                                                                      316                316
                                                                                                      154                154
                                                                                                    5,055              5,055
                                                                                                      766                766
                                                                                                  215,582            215,582
                                                                                                      325                325
                                                                                                    5,451              5,451
                                                                                                      210                210
                                                                                                      199                199
                                                                                                    1,822              1,822
                                                                                                       98                 98
                                                                                                      264                264
                                                                                                    3,588              3,588
                                                                   522                                                   522
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                       57                 57
                                                                                                      888                888
                                                                    60                                                    60
                                                                                                       80                 80
                                                                                                   10,200             10,200
                                                                                                       85                 85
                                  55                                                                                      55


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                        DISBURSEMENT
  DATE       GROUP      LOCATION                         CONTROL NUMBER                              VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     GOVT       TRAC                              22561-0582                  Purchase Power
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  PUERTO RICO VALVE & FITTING CO.
04-Jun-01     I/P        TRAC 03481                         JOB 03481                  PUERTO RICO TELEPHONE CO.
04-Jun-01     I/P        BHO                                 1147508                   PSI
04-Jun-01     GOVT       TRAC                              21852-0888                  Prospect Steel
04-Jun-01     GOVT       TRAC                              22561-0553                  Progressive Communications
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  PROCONEX
04-Jun-01     I/P        Timberline - 4505           781004, 781600, 842500            Pro Mechanical
04-Jun-01     I&M        San Roque                            1214                     Pozzolanic Philippines Inc
04-Jun-01     I/P        BHO                                 1147507                   POTTING SHED
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  POTTER ROEMER
04-Jun-01     I/P        BHO                                 1147506                   PORTLAND CONTRACTORS SUPPLY
04-Jun-01     I/P        TRAC 22566                         JOB 22566                  POPULAR LEASING
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  POPULAR LEASING
04-Jun-01     POWER             TRAC                         195654                   POOMIMA, R.
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  PLASTIC PIPING PRODUCTS
04-Jun-01     I/P        BHO                                 1147505                   PITTSBURGH PACKAGING SUP
04-Jun-01     I/P        BHO                                 1147503                   PITNEY BOWES BANK INC
04-Jun-01     I/P        BHO                                 1147504                   PITNEY BOWES BANK INC
04-Jun-01     I&M        San Roque                            1213                     Pilipinas Shell Petroleum Corp
04-Jun-01     I/P        BHO                                 1147265                   PHIL LONG FORD
04-Jun-01     I&M                BHO                        47058492                  Personal Touch
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  PERRY PRODUCTS, CO.
04-Jun-01     I/P        BHO                                 1147501                   PAUL J FORD
04-Jun-01     I&M                BHO                        10011525                  Paul Delong Trucking
04-Jun-01     I/P        Timberline - 4505                   4577302                   Partition Specialties
04-Jun-01     I/P        BHO                                 1147502                   PARKIN ELMER LLC
04-Jun-01     GOVT       TRAC                              21852-0841                  Paige Electric
04-Jun-01     I/P        Timberline - 4505   50490/50429R, 50491/50731R, 50493/50732R  Pacific Building Interiors
04-Jun-01     I/P        TRAC 21862                         JOB 21862                  P&M CONSTRUCTION & REMODELING
04-Jun-01     I&M                BHO                        49016975                  P and H MinePro Services
04-Jun-01     I/P        Timberline - 4505         35631-35639, 35642, 35643,          Omega Riggers & Erectors
                                                      35645, 35665, 35686
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  OLIVER EXTERMINATING
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  OLDACH ASSOCIATES, INC.
04-Jun-01     GOVT       TRAC                              22561-0581                  OfficeMax
04-Jun-01     I/P        TRAC 24052                         JOB 24052                  OFFICE MAX
04-Jun-01     GOVT       TRAC                              22561-0569                  Office Designs.Com
04-Jun-01     I/P        TRAC 21862                         JOB 21862                  NORTHEAST GAS TECHNOLOGIES
04-Jun-01     I/P        TRAC 24052                         JOB 24052                  NORTH COMMUNICATION OF PR, INC.
04-Jun-01     I/P        New Malden (JDE)                    105167                    NED'S MOTOR REPAIRS LTD
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  N&N CONSTRUCTION
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  MULTI STEEL
04-Jun-01     I/P        Timberline - 4505           010232, 010237, 010238            Mulder Concrete
04-Jun-01     I/P        BHO                                 1148341                   MOUNTAIN POWER
04-Jun-01     I/P        TRAC 22572                         JOB 22572                  MOTION INDUSTRIES INC.
04-Jun-01     GOVT       TRAC                              21852-0897                  Morrison Construction Services Inc.
04-Jun-01     GOVT       TRAC                              21852-0883                  Morrison
04-Jun-01     I/P        Timberline - 4505                   101048                    Morgan Industrial


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   3,030              3,030
                                                                                                     255                255
                              1,789                                                                                   1,789
                                                                                                  19,759             19,759
                                                                                                  10,256             10,256
                                                                                                      83                 83
                                                                                                     881                881
                                                                                                   6,511              6,511
                                                                6,684                                                 6,684
                                                                                                   1,320              1,320
                                                                                                   7,476              7,476
                                                                                                      94                 94
                                                                                                   4,371              4,371
                                                                                                   1,042              1,042
                                                                1,435                                                 1,435
                                                                                                     300                300
                                                                                                     315                315
                                262                                                                                     262
                                229                                                                                     229
                                                                2,067                                                 2,067
                                                                                                 105,233            105,233
                                                                                                     215                215
                                                                                                   2,864              2,864
                                                                                                   4,055              4,055
                                                                                  259                                   259
                                                                                                   4,787              4,787
                                                                                                     205                205
                                                                                                   5,214              5,214
                                                                                                  16,957             16,957
                                                                                                     316                316
                                                                                                  11,680             11,680
                                                                                                  44,065             44,065
                                                                                                     215                215
                                                                                                     790                790
                                                                                                   1,780              1,780
                                                                                                   8,858              8,858
                                                                                                     694                694
                                                                                                     924                924
                                                                                                   4,146              4,146
                                                                1,279                                                 1,279
                                                                                                   5,137              5,137
                                                                                                      43                 43
                                                                                                     589                589
                                                                                                 325,067            325,067
                                                                                                     179                179
                                                                                                 140,318            140,318
                                                                                                  29,538             29,538
                                                                                                   1,367              1,367


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I&M          San Roque                            1220                    Monark Equipment Corporation
04-Jun-01     I&M                  BHO                        49016974                 Modern Machinery Missoula
04-Jun-01     I/P          Timberline - 17478              1569-06/06/2001              Mobile Storage Group, Inc.
04-Jun-01     P&C          RUST CONSTRUCTORS                  10126873                 MISSISSIPPI STATE TAX
04-Jun-01     I&M                  BHO                        49016973                 Mid America Mine Service
04-Jun-01     I&M                  BHO                         3000428                 MHE Demag (Dematic)
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 METLER TOLEDO
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 METAL MACHINING INC.
04-Jun-01     I/P          Timberline - 4505                    94132                   McCoy Electric
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 MC MASTER CARR
04-Jun-01     GOVT         BHO                                 1147696                  MATERIALS MANAGEMENT GROUP
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 MARLAND INDUSTRIAL CONTRACTORS
04-Jun-01     I&M                  BHO                        47058491                 Marden Susco
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 MANATI OFFICE SUPPLY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 MANATI OFFICE SUPPLY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 MAGNETROL
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 M.R. FRANCESCHINI INC.
04-Jun-01     I/P          New Malden (JDE)                    105166                   LRQA LTD
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 LORD ELECTRIC
04-Jun-01     I/P          Timberline - 14443                   1434                    Lonax Contracting
04-Jun-01     I/P          BHO                                 1148339                  LOMBARD CONRAD ARCHITECTS
04-Jun-01     I/P          Timberline - 14443                   5119                    Liedkie Moving
04-Jun-01     I&M                  BHO                        49016972                 Letourneau
04-Jun-01     I/P          Timberline - 14443                  659558                   Lehigh
04-Jun-01     I/P          Timberline - 14443                  740510                   Lehigh
04-Jun-01     I&M          San Roque                            1212                    Leemasters Intl Systems Inc
04-Jun-01     I/P          BHO                                 1147170                  LASALLE GROUP INC
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 LANIER
04-Jun-01     I/P          New Malden (JDE)                    105165                   LADYBIRDS CAR SERVICE
04-Jun-01     GOVT         BHO                                 1147694                  LACY KEY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 LA CASA DE LOS TORNILLOS
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 LA CALHENE, INC.
04-Jun-01     I&M                  BHO                        47058498                 L and D New Corp
04-Jun-01     I/P          Timberline - 14443                   10-A                    Kuglers Service
04-Jun-01     I&M                  BHO                        25002413                 Komatsu
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 KING ROAD MATERIAL
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 KELTS AUTOMOTIVE
04-Jun-01     I/P          New Malden (JDE)                    105164                   JUPITER TELECOM
04-Jun-01     GOVT         TRAC                              22561-0566                 JT Thorpe & Son Inc.
04-Jun-01     GOVT         TRAC                              22561-0567                 Johnston Island Base Exchange
04-Jun-01     I&M                  BHO                        47058487                 Johnson Machinery
04-Jun-01     I/P          Timberline - 17478              1642-06/06/2001              Johnson Air Products
04-Jun-01     I/P          Timberline - 4505         6661R, 6627R, 5636R, 5638R         Johnson & Turner Painting Co.
04-Jun-01     I/P          BHO                                 1147169                  JOHN CARLO INC
04-Jun-01     I&M                  BHO                        47058495                 Jim Fleming Water Truck
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 JEH LEASING
04-Jun-01     I/P          New Malden (JDE)                    105163                   JCT600 CONTRACTS LIMITED
04-Jun-01     I&M                  BHO                        47058381                 JB Chemical Co


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  149,110            149,110
                                                                                                   85,208             85,208
                                                                                                       96                 96
                7,598                                                                                                  7,598
                                                                                                   10,999             10,999
                                                                                                   86,146             86,146
                                                                                                      431                431
                                                                                                    7,593              7,593
                                                                                                    1,671              1,671
                                                                                                    1,260              1,260
                                                                                                   69,253             69,253
                                                                                                  327,102            327,102
                                                                                                    1,348              1,348
                                                                                                      618                618
                                                                                                      393                393
                                                                                                    1,215              1,215
                                                                                                    3,194              3,194
                                                                   935                                                   935
                                                                                                  246,526            246,526
                                                                                                      914                914
                                                                                                   10,527             10,527
                                                                                                   11,795             11,795
                                                                                                   18,794             18,794
                                                                                                      100                100
                                                                                                      (50)               (50)
                                                                11,241                                                11,241
                                                                                                    9,725              9,725
                                                                                                      709                709
                                                                   125                                                   125
                                                                                                      461                461
                                                                                                      603                603
                                                                                                      919                919
                                                                                                    2,004              2,004
                                                                                                      272                272
                                                                                                   11,231             11,231
                                                                                                    1,861              1,861
                                                                                                      459                459
                                                                   801                                                   801
                                                                                                   33,943             33,943
                                                                                                      550                550
                                                                                                   30,854             30,854
                                                                                                      111                111
                                                                                                   41,144             41,144
                                                                                                   47,314             47,314
                                                                                                    5,310              5,310
                                                                                                      300                300
                                                                 1,144                                                 1,144
                                                                                                    2,575              2,575


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I/P          Timberline - 14443                   7912                    Jackson's
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 J.R. INSULATORS
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 J A MALDONADO & ASSOCIATES, INC.
04-Jun-01     I/P          New Malden (JDE)                    105162                   IRON MOUNTAIN (UK) LTD
04-Jun-01     I/P          New Malden (JDE)                    105161                   INTERLEASING (UK) LTD
04-Jun-01     I/P          BHO                                 1147928                  INTERIOR SYSTEMS
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 INTACO EQUIPMENT
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 INSTANT PRINT CORP.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 INSCO
04-Jun-01     I&M                  BHO                        25002412                 Ingersoll Rand
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 INDUSTRIAL FITTINGS & VALVES
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 INDUSTRIAL FITTINGS & VALVES
04-Jun-01     GOVT         TRAC                              22561-0580                 IBM Corporation
04-Jun-01     GOVT         TRAC                              22556-0308                 IBM
04-Jun-01     GOVT         TRAC                              21852-0890                 Hugg & Hall
04-Jun-01     GOVT         TRAC                              21852-0891                 Hugg & Hall
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 HOSOKAWA MICRON POWDER SYSTEMS
04-Jun-01     I/P          Timberline - 14330              1756-06/04/2001              Home Depot Commercial/GECF
04-Jun-01     I/P          Timberline - 17478              1756-06/06/2001              Home Depot Commercial/GECF
04-Jun-01     I/P          New Malden (JDE)                    105160                   HOLLYWELL SPRING
04-Jun-01     GOVT         TRAC                              21852-0901                 Hilti
04-Jun-01     GOVT         TRAC                              22556-0312                 Heller and Sons
04-Jun-01     I/P          Timberline - 14443                  286629                   Harvey W. Howd
04-Jun-01     GOVT         TRAC                              21852-0894                 Harris Concrete Pumps
04-Jun-01     GOVT         TRAC                              21852-0893                 Harris Concrete Pumps
04-Jun-01     I/P          Timberline - 4505          01-0600, 01-0601, 01-0603         Harder Mechanical Contractors, Inc.
04-Jun-01     GOVT         BHO                                 1147697                  HAMPS CONSTRUCTION
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GRINNEL FIRE PROTECTION
04-Jun-01     I/P          New Malden (JDE)                    105159                   GRIFFIN CREDIT SERVICES LTD
04-Jun-01     I&M          San Roque                            1211                    Greenlee Elect & Indl Supply
04-Jun-01     GOVT         TRAC                              21852-0843                 Green Controls
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GRAYBAR INTERNATIONAL
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 GRAYBAR ELECTRIC
04-Jun-01     I/P          Timberline - 4505                    30511                   Graphic Resources
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 GOWER LOGOS
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GOOD SERVICES REALTY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GONZALEZ PUMP OF PR
04-Jun-01     I&M          San Roque                            1210                    Golden HarvestConstruction Supply
04-Jun-01     I/P          New Malden (JDE)                    105158                   GODFREY DAVIS (CONTRACT HIRE) LT
04-Jun-01     GOVT         TRAC                              22561-0564                 GMG Workcare
04-Jun-01     GOVT         TRAC                              22556-0309                 Global Knowledge
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GLASTEEL PARTS AND SERVICE
04-Jun-01     GOVT         TRAC                              22561-0563                 GI Trucking Co.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 GEMCO
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 GE SUPPLY ALBANY
04-Jun-01     POWER               TRAC                         1510885                 FRITZ CO
04-Jun-01     I/P          TRAC 03474                         JOB 03474                 FRANKLIN COVEY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 FLOWSERVE CORP.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      39                 39
                                                                                                 231,998            231,998
                                                                                                  52,142             52,142
                                                                1,268                                                 1,268
                                                                  578                                                   578
                                                                                                 218,545            218,545
                                                                                                   1,350              1,350
                                                                                                     328                328
                                                                                                  30,657             30,657
                                                                                                  49,314             49,314
                                                                                                   4,165              4,165
                                                                                                     273                273
                                                                                                      77                 77
                                                                                                      90                 90
                                                                                                     172                172
                                                                                                     118                118
                                                                                                  32,121             32,121
                                                                                                     112                112
                                                                                                      68                 68
                                                                  418                                                   418
                                                                                                   1,257              1,257
                                                                                                      50                 50
                                                                                                   2,800              2,800
                                                                                                   1,546              1,546
                                                                                                   1,198              1,198
                                                                                                   9,562              9,562
                                                                                                 168,486            168,486
                                                                                                 164,441            164,441
                                                                7,160                                                 7,160
                                                                1,248                                                 1,248
                                                                                                      56                 56
                                                                                                     168                168
                                                                                                   3,233              3,233
                                                                                                   8,063              8,063
                                                                                                   3,072              3,072
                                                                                                   1,400              1,400
                                                                                                     786                786
                                                                   26                                                    26
                                                                3,257                                                 3,257
                                                                                                     440                440
                                                                                                   2,295              2,295
                                                                                                   6,486              6,486
                                                                                  310                                   310
                                                                                                  40,477             40,477
                                                                                                     268                268
                                                                                                     798                798
                                                                                                      89                 89
                                                                                                     224                224


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I/P          Timberline - 4505                    1636                    Fleming Jacquet & Associates
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 FISHER CONTROLS
04-Jun-01     GOVT         TRAC                              21852-0887                 Ferguson Enterprises Inc.
04-Jun-01     GOVT         TRAC                              21852-0885                 Ferguson Enterprises Inc.
04-Jun-01     GOVT         TRAC                              21852-0886                 Ferguson Enterprises Inc.
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 FEDEX
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 FEDERAL EXPRESS CORP.
04-Jun-01     GOVT         TRAC                              22561-0579                 Federal Express Corp GNA
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 FED EX
04-Jun-01     GOVT         TRAC                              21852-0848                 Fastenal Co.
04-Jun-01     I&M                  BHO                         3000427                 Falk Corporation
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 F.W. WEBB
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 F&M MAFCO
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 EXTRACT TECHNOLOGY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 EXTRACT TECHNOLOGY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ESCOTECH INC.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ENGINEERED PRODUCTS CO.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ENGINEERED PARTS AND SERVICE
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 EMERY WORLDWIDE
04-Jun-01     I/P          Timberline - 4505                2002640RB-IN                Electro-Test, Inc.
04-Jun-01     GOVT         TRAC                              22561-0561                 EL Pacific
04-Jun-01     I&M                  BHO                        47058490                 EDCO Disposal Corp
04-Jun-01     I&M          San Roque                            1208                    ED Suarez Stationery & Gen Mdse
04-Jun-01     I/P          BHO                                 1147927                  EAGLE PRECAST
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 DUENAS TRAILERS, INC.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 DRESSER INSTRUMENT
04-Jun-01     GOVT         TRAC                              21852-0879                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0903                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0878                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0875                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0855                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0916                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0911                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0852                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0873                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0853                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0877                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0854                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0866                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0909                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0870                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0904                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0858                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0874                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0929                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0880                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0882                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0861                 Drago Supply Co.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,193              1,193
                                                                                                   1,293              1,293
                                                                                                   3,865              3,865
                                                                                                     158                158
                                                                                                    (158)              (158)
                                                                                   21                                    21
                                                                                  586                                   586
                                                                                2,317                                 2,317
                                                                                                     253                253
                                                                                                      80                 80
                                                                                                  85,084             85,084
                                                                                                     381                381
                                                                                                     680                680
                                                                                                  18,525             18,525
                                                                                                   1,383              1,383
                                                                                                   1,970              1,970
                                                                                                     379                379
                                                                                                      90                 90
                                                                                  651                                   651
                                                                                                   3,840              3,840
                                                                                                      40                 40
                                                                                                      96                 96
                                                                2,883                                                 2,883
                                                                                                   4,939              4,939
                                                                                                   2,295              2,295
                                                                                                   2,175              2,175
                                                                                                   4,638              4,638
                                                                                                   2,973              2,973
                                                                                                   2,971              2,971
                                                                                                   2,709              2,709
                                                                                                   2,557              2,557
                                                                                                   2,087              2,087
                                                                                                   1,922              1,922
                                                                                                   1,877              1,877
                                                                                                   1,780              1,780
                                                                                                   1,755              1,755
                                                                                                   1,474              1,474
                                                                                                   1,431              1,431
                                                                                                   1,232              1,232
                                                                                                   1,221              1,221
                                                                                                   1,186              1,186
                                                                                                     908                908
                                                                                                     860                860
                                                                                                     823                823
                                                                                                     785                785
                                                                                                     762                762
                                                                                                     695                695
                                                                                                     546                546


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     GOVT         TRAC                              21852-0921                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0881                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0932                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0865                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0851                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0922                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0930                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0920                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0928                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0864                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0924                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0926                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0910                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0856                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0918                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0849                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0869                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0931                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0872                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0871                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0876                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0927                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0857                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0912                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0917                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0905                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0914                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0923                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0925                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0915                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0919                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0933                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0868                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0862                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0863                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0913                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0867                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0860                 Drago Supply Co.
04-Jun-01     GOVT         TRAC                              21852-0859                 Drago Supply Co.
04-Jun-01     I/P          BHO                                 1147926                  DOVER ELEVATOR
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 DOCUMENT COMPANY
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 DOCUMENT COMPANY
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 DMN INC.
04-Jun-01     I&M                  BHO                        47058489                 Digitec Business Systems
04-Jun-01     I&M          San Roque                            1206                    DHL Philippines Corp
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 DHL
04-Jun-01     I/P          BHO                                 1147925                  DESIGNER FLOORS
04-Jun-01     I&M                  BHO                        47058488                 Dependable Disposal


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     545                545
                                                                                                     541                541
                                                                                                     526                526
                                                                                                     519                519
                                                                                                     455                455
                                                                                                     446                446
                                                                                                     418                418
                                                                                                     378                378
                                                                                                     377                377
                                                                                                     355                355
                                                                                                     315                315
                                                                                                     299                299
                                                                                                     286                286
                                                                                                     255                255
                                                                                                     212                212
                                                                                                     204                204
                                                                                                     193                193
                                                                                                     189                189
                                                                                                     135                135
                                                                                                     134                134
                                                                                                     122                122
                                                                                                     110                110
                                                                                                     104                104
                                                                                                     102                102
                                                                                                     101                101
                                                                                                      67                 67
                                                                                                      65                 65
                                                                                                      62                 62
                                                                                                      46                 46
                                                                                                      42                 42
                                                                                                      41                 41
                                                                                                      38                 38
                                                                                                      32                 32
                                                                                                      27                 27
                                                                                                      27                 27
                                                                                                      14                 14
                                                                                                       4                  4
                                                                                                     (10)               (10)
                                                                                                     (15)               (15)
                                                                                                  57,418             57,418
                                                                                                     215                215
                                                                                                     186                186
                                                                                                     363                363
                                                                                                     469                469
                                                                1,455                                                 1,455
                                                                                   30                                    30
                                                                                                 288,097            288,097
                              1,400                                                                                   1,400


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I/P          Timberline - 4505                    9388                    Deluxe Enterprises
04-Jun-01     I/P          Timberline - 17478              1520-06/06/2001              Delta A/V Systems Inc.
04-Jun-01     GOVT         TRAC                              22561-0560                 Danzas Corporation
04-Jun-01     GOVT         TRAC                              22561-0578                 Danzas Corporation
04-Jun-01     I/P          BHO                                 1147171                  DALE CHARTERS
04-Jun-01     I/P          Timberline - 4505           5010-8, 5162-1, 5417-2           CSI Electrical Contractors
04-Jun-01     I/P          BHO                                 1146992                  CRAWFORD TRACY CORP
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CRANE RESISTOFLEX
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 COTTER CORP.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CONTROL VISION
04-Jun-01     POWER               TRAC                         1510884                 CONSTANT POWER
04-Jun-01     GOVT         TRAC                              21852-0850                 Consolidated Pipe & Supply
04-Jun-01     GOVT         TRAC                              21852-0844                 Consolidated Pipe & Supply
04-Jun-01     GOVT         TRAC                              21852-0847                 Consolidated Pipe & Supply
04-Jun-01     GOVT         TRAC                              21852-0845                 Consolidated Pipe & Supply
04-Jun-01     GOVT         TRAC                              21852-0846                 Consolidated Pipe & Supply
04-Jun-01     I&M                  BHO                        49016971                 Conoco
04-Jun-01     GOVT         TRAC                              21852-0896                 Conesco
04-Jun-01     GOVT         TRAC                              21852-0895                 Conesco
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 COMPUTER ACCESSORIES
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 COMPUTER ACCESSORIES
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 COMPRESORES&EQUIPOS
04-Jun-01     GOVT         TRAC                              22561-0577                 Compaq Computer Corporation
04-Jun-01     I/P          BHO                                 1147924                  COMMERCIAL MILLWORK
04-Jun-01     I/P          BHO                                 1147923                  COLOR CRAFT INC
04-Jun-01     I&M                  BHO                        49016970                  Cobre Tire
04-Jun-01     I&M                  BHO                        47058486                 Cobre Tire
04-Jun-01     I/P          Timberline - 14330              1408-06/04/2001              Coastwide Laboratories
04-Jun-01     I&M          San Roque                            1204                    Civic Merchandising Inc
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CITY STATIONERY
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 CHD MERIDIAN HEALTHCARE
04-Jun-01     I/P          TRAC 03481                         JOB 03481                 CENTENNIAL DE PUERTO RICO
04-Jun-01     I/P          TRAC 22042                         JON 22042                 CELULARES TELEFONICA
04-Jun-01     I/P          BHO                                 1148336                  CCI AUDIO VISUAL
04-Jun-01     I&M                  BHO                        25002411                 Cashman Equipment
04-Jun-01     I/P          Timberline - 14330              1205-06/04/2001              Carpet Annex, Inc.
04-Jun-01     POWER               TRAC                         1510883                 CARLTON BATES
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CARIBIS INC.
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CARIBE GASKET & SUPPLY
04-Jun-01     GOVT         TRAC                              21852-0908                 Carboline
04-Jun-01     GOVT         TRAC                              21852-0935                 Carboline
04-Jun-01     GOVT         TRAC                              21852-0936                 Carboline
04-Jun-01     GOVT         TRAC                              21852-0937                 Carboline
04-Jun-01     GOVT         TRAC                              21852-0934                 Carboline
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 CANTY
04-Jun-01     I&M          San Roque                            1203                    Cabanatuan Woodland Ent
04-Jun-01     GOVT         TRAC                              21852-0900                 Burns Int'l Security Services
04-Jun-01     GOVT         TRAC                              21852-0899                 Burns Int'l Security Services


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     357                357
                                                                                                     559                559
                                                                                1,701                                 1,701
                                                                                   50                                    50
                                                                                                     481                481
                                                                                                 105,198            105,198
                                                                                                 106,762            106,762
                                                                                                     945                945
                                                                                                  14,900             14,900
                                                                                                   3,351              3,351
                                                                                                   7,333              7,333
                                                                                                   3,893              3,893
                                                                                                   2,935              2,935
                                                                                                     523                523
                                                                                                     174                174
                                                                                                     163                163
                                                                                                   2,736              2,736
                                                                                                   1,694              1,694
                                                                                                     741                741
                                                                                                     414                414
                                                                                                     360                360
                                                                                                   1,555              1,555
                                                                                                     506                506
                                                                                                  79,557             79,557
                                                                                                  29,995             29,995
                                                                                                  21,525             21,525
                                                                                                   3,737              3,737
                                                                                                     466                466
                                                               31,590                                                31,590
                                                                                                   3,372              3,372
                                                                                                     800                800
                              2,106                                                                                   2,106
                                 36                                                                                      36
                                                                                                   4,099              4,099
                                                                                                   9,831              9,831
                                                                                                     102                102
                                                                                                     257                257
                                                                                                  19,452             19,452
                                                                                                     732                732
                                                                                                   5,798              5,798
                                                                                                   5,509              5,509
                                                                                                   3,706              3,706
                                                                                                     712                712
                                                                                                     526                526
                                                                                                   1,658              1,658
                                                                6,559                                                 6,559
                                                                                                   1,231              1,231
                                                                                                   1,188              1,188


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

04-Jun-01     I&M                  BHO                        49016969                 Buckley Powder Co
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 BROWNING-FERRIS INDUSTRIES
04-Jun-01     GOVT         TRAC                              22561-0565                 Boise Casecade Corp (Hopaco)
04-Jun-01     GOVT         TRAC                              22561-0562                 BOC Gases GasPro
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 BLUE DIAMOND SEPTIC
04-Jun-01     I&M                  BHO                        49016968                 Bitterroot Restoration
04-Jun-01     I&M          San Roque                            1202                    BHF Corporation
04-Jun-01     I&M                  BHO                        47058497                 Best Parking Lot Cleaning
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 BERMUDEZ & LONGO
04-Jun-01     I&M          San Roque                            1201                    BB Fischer & Co Inc
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 BARCELONETA SHELL
04-Jun-01     I&M          San Roque                            1200                    Atlas Copco Philippines Inc
04-Jun-01     I/P          TRAC 22572                         JOB 22572                 ATLANTECH DISTRIBUTION
04-Jun-01     GOVT         TRAC                              21852-0889                 AT&T
04-Jun-01     I/P          New Malden (JDE)                    105157                   ASSOCIATES FLEET SERVICES LTD
04-Jun-01     GOVT         BHO                                 1147695                  ASSOCIATED LABS
04-Jun-01     I/P          TRAC 22566                         JOB 22566                 ART-DRAFT AUTHORITY
04-Jun-01     I/P          BHO                                 1147922                  ARCHITECTURAL GLASS
04-Jun-01     I/P          Timberline - 17478              1412-06/06/2001              Arbon Equipment Company
04-Jun-01     I/P          TRAC 24589                         JOB 24589                 ARAMARK UNIFORM SERVICES
04-Jun-01     GOVT         TRAC                              21852-0842                 Applied Connectors & Controls Inc.
04-Jun-01     I/P          New Malden (JDE)                    105156                   APPLEYARD VEHICLE CONTRACTS
04-Jun-01     GOVT         TRAC                              21852-0907                 Anixter
04-Jun-01     GOVT         TRAC                              21852-0902                 Anixter
04-Jun-01     I/P          BHO                                 1147921                  ANDERSON INTERIORS
04-Jun-01     I/P          Timberline - 14443                  21264-1                  Americlean
04-Jun-01     GOVT         TRAC                              21852-0906                 American Welding
04-Jun-01     I/P          TRAC 21862                         JOB 21862                 ALBANY LADDER
04-Jun-01     I/P          New Malden (JDE)                    105155                   AJ DARLING AND SONS
04-Jun-01     I/P          TRAC 03452                         JOB 03452                 AIRBORNE EXPRESS
04-Jun-01     I/P          Timberline - 14330              1470-06/04/2001              Air Filters Northwest Inc.
04-Jun-01     I/P          BHO                                 1147167                  AIR AND WATER SYSTEMS
04-Jun-01     POWER               TRAC                         1510882                 AEA INTL
04-Jun-01     GOVT         TRAC                              21852-0884                 Advanced Handling Systems
04-Jun-01     I/P          TRAC 24052                         JOB 24052                 AAA COFFER BREAK SERVICE, INC.
04-Jun-01     I/P          BHO                                 1147975                  2/90 SIGN SYSTEMS
01-Jun-01     GOVT         BHO                               9990007198                 YUZHONOYE DESIGN OFFICE
01-Jun-01     I/P          BHO                                 1147415                  YORK INTERNATIONAL CORP
01-Jun-01     I&M                  BHO                        47058399                 Yellow Freight
01-Jun-01     I&M                  BHO                        47058325                 Xygon Ramco Construction
01-Jun-01     I/P          BHO                                 1147414                  XPEDIX
01-Jun-01     I/P          BHO                                 1147411                  XEROX CORP
01-Jun-01     I&M                  BHO                        47058290                 Xerox Corp
01-Jun-01     I/P          BHO                                 1147412                  XEROX CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126786                 XEROX CORP
01-Jun-01     GOVT         TRAC                              21852-0791                 Xerox
01-Jun-01     I/P          BHO                                 1147097                  WW GRAINGER
01-Jun-01     I/P          BHO                                 1147411                  WW GRAINGER


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  55,094             55,094
                                                                                                  12,223             12,223
                                                                                                      21                 21
                                                                                                   2,289              2,289
                                                                                                     979                979
                                                                                                  20,452             20,452
                                                                   56                                                    56
                                                                                                     588                588
                                                                                                 198,988            198,988
                                                                8,293                                                 8,293
                              3,131                                                                                   3,131
                                                                5,863                                                 5,863
                                                                                                     922                922
                                                                                                   4,870              4,870
                                                                  585                                                   585
                                                                                                     455                455
                                                                                                     132                132
                                                                                                  49,339             49,339
                                                                                                     810                810
                                                                                                   1,130              1,130
                                                                                                     758                758
                                                                5,894                                                 5,894
                                                                                                     593                593
                                                                                                     354                354
                                                                                                   3,010              3,010
                                                                                                     761                761
                                                                                                   1,465              1,465
                                                                                                   1,559              1,559
                                                                   55                                                    55
                                                                                1,390                                 1,390
                                                                                                     330                330
                                                                                                  13,100             13,100
                                                                                                     401                401
                                                                                                     154                154
                                                                                                     555                555
                                                                                                     104                104
                                                                1,525                                                 1,525
                                                                                                  60,875             60,875
                                                                                  216                                   216
                                                                                                   3,121              3,121
                                                                                                     142                142
                                                                                                     219                219
                                                                                                     218                218
                                                                                                      21                 21
                                                                                                      19                 19
                                                                                                     271                271
                                                                                                     513                513
                                                                                                     219                219


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
01-Jun-01     GOVT         TRAC                              21852-0786                 WW Grainger
01-Jun-01     GOVT         TRAC                              21852-0787                 WW Grainger
01-Jun-01     I/P          BHO                                 1147096                  WOLFBERG ALVAREZ
01-Jun-01     I&M                  BHO                        47058353                 WM Dickson Co
01-Jun-01     I/P          BHO                                 1147410                  WINTER ENGINE-GENERATOR
01-Jun-01     I&M                  BHO                        10011519                 Winners Circle Custom Auto
01-Jun-01     GOVT         TRAC                              21852-0788                 Winchester Inc.
01-Jun-01     I/P          BHO                                 1147409                  WILLIAMS SCOTSMAN INC
01-Jun-01     I/P          BHO                                 1147095                  WILLIAMS SCOTSMAN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126519                 WILLARD QUARRIES INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126518                 WILLARD ASPHALT PAVING I
01-Jun-01     I&M                  BHO                        47058289                 White Cap
01-Jun-01     I&M                  BHO                        47058349                 Westburne supply
01-Jun-01     I/P          BHO                                 1147408                  WESCO DISTRIBUTION
01-Jun-01     I&M                  BHO                        10011514                 Wells Cargo
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126783                 WEBB CONCRETE CO INC
01-Jun-01     I&M                  BHO                        47058297                 WC Goolsby Visa Petroleum
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126782                 WATTS WES INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126781                 WATER SPECIALISTS
01-Jun-01     I&M                  BHO                        47058398                 Waste Mngt of Seattle
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126780                 WASTE MANAGEMENT/CENTEX
01-Jun-01     I/P          BHO                                 1147094                  WASTE MANAGEMENT
01-Jun-01     I/P          BHO                                 1147407                  WASTE MANAGEMENT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126779                 WASTE MANAGEMENT
01-Jun-01     I/P          BHO                                 1147406                  WASTE MANAGEMENT
01-Jun-01     I/P          BHO                                 1147093                  WASTE MANAGEMENT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126777                 WASTE MANAGEMENT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126778                 WASTE MANAGEMENT
01-Jun-01     I/P          BHO                                 1147092                  WASTE CONNECTION
01-Jun-01     I&M                  BHO                        47058397                 Wash. Dept of Licensing
01-Jun-01     I/P          BHO                                 1147091                  WARRENS CONCRETE
01-Jun-01     I/P          BHO                                 1147405                  WALMART COMMUNITY BRC
01-Jun-01     I/P          BHO                                 1147404                  WALKER ELECTRICAL SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126868                 WAL MART
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126868                 WAL MART
01-Jun-01     I/P          BHO                                 1147403                  WACKENHUT CORP
01-Jun-01     GOVT TRAC                                      21852-0831                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0833                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0834                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0829                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0835                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0836                 W.W. Grainger Inc

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      20                 20
                                                                                                       4                  4
                                                                                                   5,300              5,300
                                                                                                   2,801              2,801
                                                                                                   7,420              7,420
                                                                                                   2,064              2,064
                                                                                                     129                129
                                                                                                  16,333             16,333
                                                                                                   2,218              2,218
                                                                                                     679                679
                                                                                                   1,936              1,936
                                                                                                   1,028              1,028
                                                                                                     757                757
                                                                                                     684                684
                                              31,007                                                                 31,007
                                                                                                   2,693              2,693
                                                                                                     854                854
                                                                                                     853                853
                                                                                                     423                423
                                                                                                     356                356
                                                                                                     162                162
                                                                                                     120                120
                                                                                                   2,109              2,109
                                                                                                   1,462              1,462
                                                                                                       7                  7
                                                                                                     617                617
                                                                                                      30                 30
                                                                                                   4,409              4,409
                                                                                                   1,930              1,930
                                444                                                                                     444
                                378                                                                                     378
                                                                                                     288                288
                                275                                                                                     275
                                171                                                                                     171
                                                                                                   3,447              3,447
                                                                                                     641                641
                                                                                                   1,840              1,840
                                                                                                       2                  2
                                                                                                     675                675
                                                                                                     125                125
                                                                                                      45                 45
                                                                                                   1,535              1,535
                                                                                                     365                365
                                                                                                     167                167
                                                                                                      96                 96
                                                                                                      79                 79
                                                                                                      64                 64
                                                                                                      41                 41



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT TRAC                                      21852-0830                 W.W. Grainger Inc
01-Jun-01     GOVT TRAC                                      21852-0832                 W.W. Grainger Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126517                 W W GRAINGER INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126517                 W W GRAINGER INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126517                 W W GRAINGER INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126517                 W W GRAINGER INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126693                 W S O'SHEA CO INC
01-Jun-01     I/P          BHO                                 1147090                  VWR SCIENTIFIC PRODUCTS
01-Jun-01     I/P          BHO                                 1147401                  VWR SCIENTIFIC PRODUCTS
01-Jun-01     I&M                  BHO                        47058301                 Vulcan Materials Calmat
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126866                 VINSON GUARD SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126867                 VINSON GUARD SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126867                 VINSON GUARD SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126776                 VIKING OFFICE PRODUCTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126865                 VERIZON WIRELESS  FI51-0
01-Jun-01     POWER               TRAC                         P06-029                 VERIZON WIRELESS
01-Jun-01     I&M                  BHO                        47058385                 Verizon
01-Jun-01     I&M                  BHO                        47058385                 Verizon
01-Jun-01     POWER        BHO                               9990007191                 VALENCE CORP
01-Jun-01     POWER        BHO                               9990007304                 VALENCE CORP
01-Jun-01     POWER        BHO                               9990007191                 VALENCE CORP
01-Jun-01     I&M          BHO                               9990007171                 VA TECH HYDRO
01-Jun-01     I/P          BHO                                 1147087                  US FILTER CORP
01-Jun-01     GOVT         TRAC                              21848-0285                 US Cellular
01-Jun-01     I&M                  BHO                        47058332                 URESCO Construction Materials
01-Jun-01     I&M          Sam Roque                            1168                    Uptown Indl Sales
01-Jun-01     GOVT         TRAC                              21848-0284                 UPS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126775                 UNITED STATES WELDING IN
01-Jun-01     I&M                  BHO                        47058288                 United Rentals
01-Jun-01     I&M                  BHO                        47058331                 United Rentals
01-Jun-01     I&M                  BHO                        47058348                 United Rentals
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126831                 UNITED PLUMBING & HEATIN
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126516                 UNITED PARCEL SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126516                 UNITED PARCEL SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126516                 UNITED PARCEL SERVICE
01-Jun-01     GOVT         BHO                               9990007185                 UKRAINIAN MOBILE COMMUNICATIONS
01-Jun-01     GOVT         BHO                               9990007189                 UKRAINIAN MOBILE COMMUNICATIONS
01-Jun-01     I/P          Timberline - 14443                  4622917                  UAP Northeast
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126863                 TXI-ENERGY SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126830                 TURNER HEATING & AIR CON
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126515                 TURNER HEATING & AIR CON
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126691                 TUCKER ORN IRON & STEEL
01-Jun-01     I/P          BHO                                 1147399                  TRISTATE ELECTRICAL
01-Jun-01     I/P          BHO                                 1147398                  TRIANGLE COMMUNICATIONS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126829                 TRI STAR CONTRACTING INC
01-Jun-01     I&M                  BHO                        47058347                 Trench Shoring Services
01-Jun-01     I/P          BHO                                 1147397                  TRANSPORT INTERNATIONAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126514                 TRANE PARTS CENTER

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      38                 38
                                                                                                      11                 11
                                                                                                     980                980
                                                                                                     805                805
                                                                                                     237                237
                                                                                                     167                167
                                                                                                   5,366              5,366
                                                                                                     953                953
                                                                                                      96                 96
                                                                                                  96,912             96,912
                                                                                                   1,740              1,740
                                                                                                   1,533              1,533
                                                                                                   1,472              1,472
                                                                                                     200                200
                                100                                                                                     100
                                                                                                     321                321
                                 37                                                                                      37
                                 26                                                                                      26
                                                                                                 273,877            273,877
                                                                                                  91,292             91,292
                                                                                                  26,100             26,100
                                                                                               1,301,276          1,301,276
                                                                                                     133                133
                                485                                                                                     485
                                                                                                     666                666
                                                                5,076                                                 5,076
                                                                                   32                                    32
                                                                                                      24                 24
                                                                                                   2,345              2,345
                                                                                                     424                424
                                                                                                     349                349
                                                                                                  31,293             31,293
                                                                                  134                                   134
                                                                                   24                                    24
                                                                                    9                                     9
                                                                4,030                                                 4,030
                                                                3,272                                                 3,272
                                                                                                     653                653
                                                                                                     589                589
                                                                                                  30,947             30,947
                                                                                                   1,370              1,370
                                                                                                     876                876
                                                                                                     732                732
                                                                                                     558                558
                                                                                                   9,400              9,400
                                                                                                      68                 68
                                                                                                     341                341
                                                                                                     555                555


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126514                 TRANE PARTS CENTER
01-Jun-01     I/P          BHO                                 1147396                  TRANE COMPANY
01-Jun-01     I/P          BHO                                 1147395                  TRANE COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126862                 TOYOTA MOTOR CREDIT CORP
01-Jun-01     I/P          BHO                                 1147394                  TOTAL SAFTEY INC
01-Jun-01     I/P          BHO                                 1146258                  TOTAL PLUMBING
01-Jun-01     I&M          Sam Roque                            1167                    Toolec Inc
01-Jun-01     I/P          BHO                                 1147393                  TOM BARROW CO
01-Jun-01     POWER               TRAC                         P06-028                 TOLTEST INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126690                 THOMPSON INDUSTRIAL SERV
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126707                 THERMO ELECTRIC CO
01-Jun-01     GOVT         TRAC                              21852-0790                 The Perdue Co.
01-Jun-01     GOVT         TRAC                              21852-0789                 The Perdue Co.
01-Jun-01     I&M                  BHO                        47058278                 The Ice Wagon
01-Jun-01     I/P          BHO                                 1147392                  THE DRAIN PRO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126774                 TEXAS SIGNS & DESIGNS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126774                 TEXAS SIGNS & DESIGNS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126773                 TERRACON CONSULTANTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126772                 TERRACON CONSULTANTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126828                 TED'S PLUMBING
01-Jun-01     I/P          BHO                                 1147391                  TECHSOURCE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126689                 TBM CONSTRUCTION & INDUS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126689                 TBM CONSTRUCTION & INDUS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126689                 TBM CONSTRUCTION & INDUS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126689                 TBM CONSTRUCTION & INDUS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126689                 TBM CONSTRUCTION & INDUS
01-Jun-01     I/P          BHO                                 1147390                  TATTERED COVER BOOKSTORE
01-Jun-01     I/P          Timberline - 14443                  134144                   Tandem
01-Jun-01     I/P          Timberline - 14443                  134276                   Tandem
01-Jun-01     I&M                  BHO                        47058373                 Talley and Talley
01-Jun-01     I/P          BHO                                 1147389                  TAB
01-Jun-01     I/P          BHO                                 1147388                  SWAGELOK
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126770                 SUTHERLANDS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126512                 SUSIE'S CONSTRUCTION CO
01-Jun-01     I&M                  BHO                        47058324                 Superior Ready Mix Concrete
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126552                 SUNBELT RENTALS INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126552                 SUNBELT RENTALS INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126552                 SUNBELT RENTALS INC
01-Jun-01     I/P          BHO                                 1147387                  STRASBURGER AND PRICE
01-Jun-01     I/P          BHO                                 1147386                  STONEHAND INDUSTRIES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126511                 STODDARD EQUIPMENT CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126511                 STODDARD EQUIPMENT CO
01-Jun-01     I&M                  BHO                        47058287                 Stinger Welding
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126510                 STEVE & ASSOCIATES INC
01-Jun-01     I&M                  BHO                        10011513                 Steel Engineers
01-Jun-01     POWER        BHO                               9990007201                 STATZ INC
01-Jun-01     I/P          BHO                                 1146140                  STATE OF CONNECTICUT

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     476                476
                                                                                                     686                686
                                                                                                      29                 29
                                                                                                     130                130
                                                                                                      44                 44
                                                                                                  21,960             21,960
                                                                1,482                                                 1,482
                                                                                                      77                 77
                                                                                                  52,078             52,078
                                                                                                   1,668              1,668
                                                                                                   2,540              2,540
                                                                                                     611                611
                                                                                                     307                307
                                                                                                     564                564
                                                                                                   2,000              2,000
                                                                                                   1,399              1,399
                                                                                                     217                217
                                                                                                     576                576
                                                                                                     445                445
                                                                                                  10,000             10,000
                                                                                                   1,936              1,936
                                                                                                   1,385              1,385
                                                                                                     771                771
                                                                                                     382                382
                                                                                                     265                265
                                                                                                     147                147
                                                                                                      94                 94
                                                                                                     584                584
                                                                                                     234                234
                                                                                                   7,178              7,178
                                                                                                     238                238
                                                                                                      97                 97
                                                                                                     588                588
                                                                                                     588                588
                                                                                                  12,473             12,473
                                                                                                   8,396              8,396
                                                                                                     653                653
                                                                                                     269                269
                                                                                                     246                246
                                                                                                      94                 94
                                                                                                     212                212
                                                                                                     263                263
                                                                                                     145                145
                                                                                                     843                843
                                                                                                  11,869             11,869
                                                                                                  62,493             62,493
                                                                                                   6,297              6,297
                                                                                                      19                 19


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT         BHO                               9990007176                 STATE DESIGN BUREAU "YUZHNOYE"
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126551                 STALLINGS SALVAGE INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126861                 SPRINGFIELD PHYSICAL MED
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126860                 SPRINGFIELD AREA CHAMBER
01-Jun-01     I/P          BHO                                 1147080                  SPEEDY CONCRETE COMPANY
01-Jun-01     I&M          Sam Roque                            1166                    Speed Computer Sales & Services
01-Jun-01     I/P          BHO                                 1147385                  SPECTRA LAB INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126550                 SPECIALTY PRODUCTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126769                 SPECIALTIES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126859                 SOUTHWESTERN BELL TELEPH
01-Jun-01     I/P          BHO                                 1147384                  SOUTHWESTERN BELL
01-Jun-01     I/P          BHO                                 1147383                  SOUTHWESTERN BELL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126768                 SOUTHWEST SERVICE CO
01-Jun-01     I&M                  BHO                        47058306                 Southwest Concrete Construction
01-Jun-01     I&M                  BHO                        47058286                 Southwest Concrete Construction
01-Jun-01     GOVT         BHO                                 1147382                  SONITROL OF BALTIMORE
01-Jun-01     I/P          Timberline - 14443                   77604                   SOFCO
01-Jun-01     I/P          Timberline - 14443                   25770                   SOFCO
01-Jun-01     I&M                  BHO                        10011508                 Silver State Wire Rope
01-Jun-01     I&M                  BHO                        47058346                 Signet Testing Labs
01-Jun-01     I/P          BHO                                 1147380                  SIERRA SPRINGS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126767                 SHERWIN WILLIAMS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126764                 SHEPLER'S-HOUSTON SOUTH
01-Jun-01     I&M                  BHO                        47058345                 Shellstrom, Doug Sweeping
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126763                 SHELL OIL COMPANY
01-Jun-01     I&M                  BHO                        48008908                 Shell
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126826                 SHEALY & SONS ELECTRIC C
01-Jun-01     I/P          BHO                                 1147379                  SETON NAME PLATE CO
01-Jun-01     I/P          BHO                                 1147077                  SERVICE REPROGRAPHICS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126688                 SECO ARCHITECTURAL SYSTE
01-Jun-01     I&M                  BHO                        47058396                 Seattle Public Utilities
01-Jun-01     I/P          Timberline - 4892                    33875                   Schreiber Corporation
01-Jun-01     I/P          BHO                                 1147378                  SCHAEDLER YESCO DIST
01-Jun-01     I/P          BHO                                 1147377                  SATELLITE SHELTERS INC
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126706                 SANFORD'S PLUMBING
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126706                 SANFORD'S PLUMBING
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126706                 SANFORD'S PLUMBING
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126706                 SANFORD'S PLUMBING
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126762                 SAFETY MEETING OUTLINES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126761                 S & W SANITATION
01-Jun-01     GOVT         BHO                                 1147376                  RUNG TOOL AND SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126756                 ROHN PRODUCTS, INC
01-Jun-01     I/P          RUST CONSTRUCTORS                   103350                  ROCKY MOUNTAIN BUILDINGS
01-Jun-01     I&M          Sam Roque                            1165                    RMD Philippines Inc
01-Jun-01     GOVT         BHO                               9990007181                 RIIE STROOM
01-Jun-01     GOVT         BHO                               9990007281                 RIIE STROOM
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126506                 RIBACK SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126506                 RIBACK SUPPLY CO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                               24,131                                                24,131
                                                                                                   1,499              1,499
                                                                                                      26                 26
                                                                                                     650                650
                                                                                                     750                750
                                                                4,036                                                 4,036
                                                                                                   5,000              5,000
                                                                                                     715                715
                                                                                                   1,241              1,241
                                 29                                                                                      29
                                 84                                                                                      84
                                 50                                                                                      50
                                                                                                      35                 35
                                                                                                   3,187              3,187
                                                                                                      90                 90
                                110                                                                                     110
                                                                                                      57                 57
                                                                                                      17                 17
                                                                                                     626                626
                                                                                                     400                400
                                                                                                     108                108
                                                                                                      78                 78
                                                                                                      87                 87
                                                                                                     850                850
                                                                                                     558                558
                                                                                                      79                 79
                                                                                                   7,930              7,930
                                                                                                     620                620
                                                                                                   8,752              8,752
                                                                                                  28,323             28,323
                                390                                                                                     390
                                                                                                     349                349
                                                                                                   2,207              2,207
                                                                                                   1,936              1,936
                                                                                                      80                 80
                                                                                                      80                 80
                                                                                                      80                 80
                                                                                                      78                 78
                                                                                                       7                  7
                                                                                                     285                285
                                                                                                     365                365
                                                                                                   3,904              3,904
                                                                                                  (1,335)            (1,335)
                                                               85,686                                                85,686
                                                               16,662                                                16,662
                                                                8,500                                                 8,500
                                                                                                   2,156              2,156
                                                                                                     256                256


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126506                 RIBACK SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126755                 RENTAL SERVICE CORP
01-Jun-01     I/P          BHO                                 1147375                  RENTAL SERVICE CORP
01-Jun-01     I/P          BHO                                 1147067                  RELIZON CORP
01-Jun-01     I/P          BHO                                 1147070                  RELIZON CORP
01-Jun-01     I/P          BHO                                 1147071                  RELIZON CORP
01-Jun-01     I/P          BHO                                 1147069                  RELIZON CORP
01-Jun-01     I/P          BHO                                 1147068                  RELIZON CORP
01-Jun-01     GOVT         TRAC                              21848-0283                 Relizon
01-Jun-01     I/P          Timberline - 4892                  01678886                  Relizon
01-Jun-01     I/P          Timberline - 4892                  01717758                  Relizon
01-Jun-01     I&M          Sam Roque                            1164                    Regan Indl Sales Inc
01-Jun-01     GOVT         TRAC                              21852-0783                 Reed Minerals
01-Jun-01     GOVT         TRAC                              21852-0784                 Reed Minerals
01-Jun-01     GOVT         TRAC                              21852-0785                 Reed Minerals
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126559                 RCI CORP
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126705                 RANGER PLANT CONSTRUCTIO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126505                 RAND'S LUMBER & BLDG MAT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126505                 RAND'S LUMBER & BLDG MAT
01-Jun-01     I/P          BHO                                 1147374                  RAM MOTORS AND CONTROLS
01-Jun-01     I&M          Sam Roque                            1163                    Rainbow Commercial Center
01-Jun-01     I/P          Timberline - 4892                    78948                   R. L. Bondy Insulation
01-Jun-01     I&M                  BHO                        47058344                 R&D Construction
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126549                 R L WALLACE CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126549                 R L WALLACE CONSTRUCTION
01-Jun-01     I/P          BHO                                 1147373                  R F FAGER COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126858                 QWEST BUSINESS SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126754                 QUILL CORP
01-Jun-01     I&M                  BHO                        47058285                 Quality Welding and Fabrication
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126503                 QUALITY SALES & SERVICE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126502                 QUALITY FORD INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126502                 QUALITY FORD INC
01-Jun-01     CORP         BHO                                 1147372                  QUALITY COMMUNICATIONS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126501                 QUAKER WINDOW PRODUCTS C
01-Jun-01     GOVT         BHO                                 1147371                  QUADAS ONLINE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126752                 PROWASH
01-Jun-01     GOVT         TRAC                              21852-0773                 Prospect Steel Company
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126548                 PRIME EQUIPMENT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126548                 PRIME EQUIPMENT
01-Jun-01     I&M                  BHO                        47058284                 Pressure Systems Industrial
01-Jun-01     I&M                  BHO                        47058305                 Precision Heavy Haul
01-Jun-01     I&M                  BHO                        47058283                 Precision Heavy Haul
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126751                 PRECISION GRAPHICS INC.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    (561)              (561)
                                                                                                     231                231
                                                                                                      35                 35
                                                                                                   1,766              1,766
                                                                                                     472                472
                                                                                                     287                287
                                                                                                     161                161
                                                                                                     137                137
                                                                                                     521                521
                                                                                                     314                314
                                                                                                     198                198
                                                                5,198                                                 5,198
                                                                                                   1,755              1,755
                                                                                                   1,755              1,755
                                                                                                   1,755              1,755
                                                                                                     408                408
                                                                                                   7,429              7,429
                                                                                                     160                160
                                                                                                      92                 92
                                                                                                     181                181
                                                                  293                                                   293
                                                                                                     601                601
                                                                                                     213                213
                                                                                                  14,260             14,260
                                                                                                   4,184              4,184
                                                                                                     174                174
                                                                                                       8                  8
                                                                                                      37                 37
                                                                                                     143                143
                                                                                                   8,629              8,629
                                                                                                   2,850              2,850
                                                                                                   2,000              2,000
                                                                                                   1,200              1,200
                                                                                                     830                830
                                                                                                     430                430
                                                                                                   1,249              1,249
                                                                                                   1,061              1,061
                                                                                                 112,182            112,182
                                                                                                     173                173
                                                                                                      40                 40
                                                                                                     298                298
                                                                                                 282,936            282,936
                                                                                                   1,859              1,859
                                                                                                     345                345
                                                                                                      57                 57
                                                                                                   2,868              2,868
                                                                                                     733                733
                                                                                                       8                  8


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I&M                  BHO                        47058330                 Praxair Distribution
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126750                 POWERS PRODUCTS
01-Jun-01     I&M          Sam Roque                            1162                    Power Systems Inc
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126704                 POWER CONTROLS INC
01-Jun-01     I&M          Sam Roque                            1161                    Portalloy Industrial Supply
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126500                 PLUMBMASTER
01-Jun-01     I&M                  BHO                        47058323                 Pitney Bowes
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126703                 PINE BELT OIL COMPANY IN
01-Jun-01     I&M          Sam Roque                            1160                    Pilipinas Shell Petroleum Corp
01-Jun-01     I/P          BHO                               9990007145                 PHOENIX PAINTING COMPANY
01-Jun-01     I&M                  BHO                        47058383                 Phoenix Fuels
01-Jun-01     I/P          BHO                                 1147370                  PHILLIPS GROUP
01-Jun-01     I/P          BHO                                 1147369                  PHILLIP ANALYTICAL SERVICE
01-Jun-01     I&M          Sam Roque                            1159                    Philgerma Mftg Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126749                 PERRY OFFICE PLUS
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126702                 PERRY EQUIPMENT CORP
01-Jun-01     I&M                  BHO                        47058391                 Penhall Co
01-Jun-01     I/P          BHO                                 1147368                  PEGASUS BUILDING SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126748                 PBS SERVICES, INC
01-Jun-01     GOVT         BHO                               9990007173                 PAVLOGRAD MECHANICAL PLANT
01-Jun-01     GOVT         BHO                               9990007236                 PAVLOGRAD MECHANICAL PLANT
01-Jun-01     GOVT         BHO                               9990007175                 PAVLOGRAD MECHANICAL PLANT
01-Jun-01     GOVT         BHO                               9990007164                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007174                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007177                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007180                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007280                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007306                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007182                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     I/P          BHO                               9990007203                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007237                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007307                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007186                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     GOVT         BHO                               9990007204                 PAVLOGRAD CHEMICAL PLANT
01-Jun-01     I/P          BHO                                 1147366                  PATRICA B CLAYCOMBE
01-Jun-01     GOVT         BHO                                 1147365                  PANASONIC DOCUMENT SYSTEMS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126499                 PAGE OFFICE PRODUCTS INC
01-Jun-01     I/P          BHO                                 1147364                  OZARKA NATURAL SPRING WATER
01-Jun-01     GOVT         TRAC                              21848-0282                 Oxarc
01-Jun-01     I/P          BHO                                 1147363                  OVERHEAD DOOR COMPANY
01-Jun-01     I/P          BHO                                 1147362                  OVERHEAD DOOR
01-Jun-01     I&M                  BHO                        47058329                 Overall Laundry Services
01-Jun-01     GOVT         BHO                               9990007188                 OSU-59 KOTLOMONTAZH
01-Jun-01     GOVT         TRAC                              21848-0281                 Oregon Trail Veterinary Clinic
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126687                 OMEGA STEEL INC
01-Jun-01     I&M                  BHO                        10011517                 Olsen Precast
01-Jun-01     GOVT         TRAC                              21848-0280                 Ohngren's
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126822                 OHD ANNISTON - GADSDEN

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     184                184
                                                                                                     157                157
                                                                1,191                                                 1,191
                                                                                                      80                 80
                                                               13,999                                                13,999
                                                                                                     107                107
                                                                                                     436                436
                                                                                                     221                221
                                                              136,154                                               136,154
                                                                                                   6,654              6,654
                                                                                                   7,178              7,178
                                                                                                      26                 26
                                                                                                      18                 18
                                                                1,471                                                 1,471
                                                                                                      29                 29
                                                                                                      76                 76
                                                                                                   5,514              5,514
                                                                                                  55,891             55,891
                                                                                                      57                 57
                                                               85,605                                                85,605
                                                               57,287                                                57,287
                                                               25,568                                                25,568
                                                                                                 137,903            137,903
                                                               80,315                                                80,315
                                                               22,437                                                22,437
                                                               18,776                                                18,776
                                                               16,484                                                16,484
                                                               16,358                                                16,358
                                                               15,428                                                15,428
                                                                4,454                                                 4,454
                                                                3,900                                                 3,900
                                                                3,655                                                 3,655
                                                                3,632                                                 3,632
                                                                1,100                                                 1,100
                                                                                                      30                 30
                                                                                                      46                 46
                                                                                                      75                 75
                                                                                                      58                 58
                                                                                                     471                471
                                                                                                     372                372
                                                                                                     129                129
                                                                                                      46                 46
                                                                3,439                                                 3,439
                                                                                                      63                 63
                                                                                                  12,483             12,483
                                               9,522                                                                  9,522
                                                                                                     101                101
                                                                                                  13,080             13,080


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126821                 NUNNALLY'S GLASS
01-Jun-01     I&M                  BHO                        47058328                 Northwest Cascade
01-Jun-01     I/P          BHO                                 1147500                  NORTHWEST CASCADE
01-Jun-01     I/P          BHO                                 1147360                  NORTHBORS DISTRIBUTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126547                 NORTH STATE PRODUCTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126547                 NORTH STATE PRODUCTS
01-Jun-01     GOVT         TRAC                              21848-0278                 Norco
01-Jun-01     I&M          Sam Roque                            1158                    Nissan Gallery Ortigas
01-Jun-01     I/P          BHO                                 1147359                  NIAGARA MOHAWK POWER
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126747                 NEXTEL
01-Jun-01     I/P          BHO                                 1147358                  NEWARK ELCTRONICS
01-Jun-01     I/P          BHO                                 1147499                  NEWARK ELCTRONICS
01-Jun-01     I&M                  BHO                        10011512                 Nevada Ready Mix
01-Jun-01     I/P          BHO                                 1147498                  NES TRENCH SHORING
01-Jun-01     I&M                  BHO                        47058321                 Nations Rent West
01-Jun-01     I&M                  BHO                        47058343                 Nations Rent West
01-Jun-01     I&M                  BHO                        47058322                 Nations Rent
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126546                 NATIONAL WELDERS
01-Jun-01     I/P          BHO                                 1147357                  NATIONAL TRAILER STORAGE
01-Jun-01     I/P          BHO                                 1147497                  NATIONAL SAFETY INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126686                 NATIONAL MACHINING & FAB
01-Jun-01     I/P          Timberline - 4892                     501                    National Electricians Benefit
01-Jun-01     I/P          BHO                                 1147355                  NAPA AUTO PARTS
01-Jun-01     I/P          BHO                                 1147356                  NAPA AUTO PARTS
01-Jun-01     I/P          BHO                                 1147496                  NAPA AUTO PARTS
01-Jun-01     I/P          BHO                                 1147495                  NALCO CHEMICAL COMPANY
01-Jun-01     I&M                  BHO                        47058327                 N C Machinery
01-Jun-01     I&M                  BHO                        10011511                 Mundee Trucking
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126855                 MSC INDUSTRIAL SUPPLY CO
01-Jun-01     I/P          BHO                                 1147534                  MOTTLEY AIR POWER
01-Jun-01     I/P          BHO                                 1147353                  MOTOR TECHNOLOGY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126545                 MONROE METAL
01-Jun-01     I&M          Sam Roque                            1126                    Monark Equipment Corporation
01-Jun-01     I&M          Sam Roque                         10000000079                Monark Equipment Corporation
01-Jun-01     I&M          Sam Roque                             DM                     MOF Co (Subic) Inc

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   5,387              5,387
                                                                                                   5,150              5,150
                                                                                                     356                356
                                                                                                     215                215
                                                                                                     583                583
                                                                                                     174                174
                                                                                                   2,749              2,749
                                                                  261                                                   261
                                852                                                                                     852
                              1,016                                                                                   1,016
                                                                                                     233                233
                                                                                                      40                 40
                                             208,442                                                                208,442
                                                                                                     130                130
                                                                                                     388                388
                                                                                                      64                 64
                                                                                                   1,126              1,126
                                                                                                   2,515              2,515
                                                                                                     749                749
                                                                                                     477                477
                                                                                                     371                371
                                                                                                     371                371
                                                                                                     345                345
                                                                                                     301                301
                                                                                                     284                284
                                                                                                     204                204
                                                                                                     116                116
                                                                                                      78                 78
                                                                                                      61                 61
                                                                                                      44                 44
                                                                                                      10                 10
                                                                                                     378                378
                                                                                                     117                117
                                                                                                      92                 92
                                                                                                     557                557
                                                                                                   5,060              5,060
                                                                                                     268                268
                                                                                                      68                 68
                                                                                                   2,604              2,604
                                                                                                  16,083             16,083
                                              75,842                                                                 75,842
                                                                                                   1,644              1,644
                                                                                                     119                119
                                                                                                   1,220              1,220
                                                                                                   2,614              2,614
                                                               71,805                                                71,805
                                                                9,827                                                 9,827
               7,380                                                                                                  7,380


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I&M          Sam Roque                         10000000080                MOF Co (Subic) Inc
01-Jun-01     I/P          BHO                                 1147352                  MODERN HANDLING EQUIP
01-Jun-01     I/P          BHO                                 1147351                  MODERN EQUIP SURPLUS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126746                 MOBILE MINI, INC.
01-Jun-01     P&C          BHO                               9990007265                 MOBIL OIL CORP AND RAYTHEON
01-Jun-01     P&C          BHO                               9990007235                 MOBIL OIL CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126745                 MISSOURI GAS ENERGY
01-Jun-01     I/P          BHO                                 1147494                  MILLMAN SURVEYING INC
01-Jun-01     I/P          BHO                                 1147493                  MILLER PAINT CO
01-Jun-01     I/P          BHO                                 1147350                  MILLER BEARINGS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126820                 MID STATE MECHANICAL II
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126820                 MID STATE MECHANICAL II
01-Jun-01     I/P          BHO                                 1147349                  MICRO WAREHOUSE
01-Jun-01     I/P          Timberline - 4892                     501                    Michigan State Building Trades
01-Jun-01     I/P          BHO                                 1147348                  MICHAEL'S PLUMBING
01-Jun-01     I/P          BHO                                 1147492                  MICHAEL TAYLOR
01-Jun-01     I&M          Sam Roque                            1157                    MHE Dematic Inc
01-Jun-01     I/P          BHO                                 1147347                  MG INDUSTRIES
01-Jun-01     I/P          BHO                                 1147346                  METRO GOLF CARS
01-Jun-01     GOVT         Cape-TRAC                           1965424                  Met Con Incorp.
01-Jun-01     I&M                  BHO                        47058320                 Merli Concrete
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126493                 MEEKS ROLLA
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126853                 MEDSAFE INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126854                 MEDSAFE INC
01-Jun-01     I/P          BHO                                 1147345                  MECHANICSBURG AUTO PARTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126544                 MECHANICAL SUPPLY
01-Jun-01     I/P          BHO                                 1147344                  MCQUAY INTERNATIONAL
01-Jun-01     I/P          BHO                                 1147491                  MCQUAY INTERNATIONAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126543                 MCNAUGHTON MCKAY
01-Jun-01     I/P          BHO                                 1147343                  MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                7,194                                                 7,194
                                                                                                     286                286
                                                                                                   1,439              1,439
                                                                                                      93                 93
                                                                                                 767,598            767,598
                                                                                                 660,049            660,049
                                121                                                                                     121
                                                                                                  18,620             18,620
                                                                                                     210                210
                                                                                                     148                148
                                                                                                   8,960              8,960
                                                                                                   1,221              1,221
                                                                                                      55                 55
                                                                                                       3                  3
                                                                                                   1,770              1,770
                                                                                                     320                320
                                                                8,303                                                 8,303
                                                                                                      23                 23
                                                                                                     107                107
                                                                                                 425,797            425,797
                                                                                                   7,071              7,071
                                                                                                      93                 93
                                                                                                     244                244
                                                                                                      33                 33
                                                                                                       6                  6
                                                                                                     408                408
                                                                                                     397                397
                                                                                                     302                302
                                                                                                     267                267
                                                                                                     103                103
                                                                                                      82                 82
                                                                                                      39                 39
                                                                                                    (172)              (172)
                                                                                                   2,924              2,924
                                                                                                     640                640
                                                                                                  18,559             18,559
                                                                                                  17,908             17,908
                                                                                                   5,729              5,729
                                                                                                   2,590              2,590
                                                                                                   2,442              2,442
                                                                                                     947                947
                                                                                                     371                371
                                                                                                     333                333
                                                                                                      35                 35
                                                                                                      28                 28
                                                                                                   2,171              2,171
                                                                                                   1,229              1,229
                                                                                                   1,187              1,187


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126685                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126685                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126542                 MCMASTER CARR SUPPLY CO
01-Jun-01     I/P          BHO                                 1147490                  MCLENDONS HARDWARE INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126684                 MCJUNKIN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126541                 MCCOY OIL COMPANY, INC
01-Jun-01     I/P          BHO                                 1147342                  MAYER BROS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126540                 MAUK ADVERTISING SPECIAL
01-Jun-01     GOVT         TRAC                              21848-0277                 Masco
01-Jun-01     GOVT         BHO                               9990007303                 MARMORAN (PTY) LTD
01-Jun-01     I/P          BHO                                 1147341                  MAMMOTH INC
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126701                 MAGNETROL
01-Jun-01     I&M                  BHO                        47058390                 M&M Electric
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126742                 LYNWOOD BUILDING MATERIA
01-Jun-01     GOVT         TRAC                              21848-0276                 Lumbermen's
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126818                 LONE STAR GRADING & MATE
01-Jun-01     I/P          Timberline - 14443                   1434                    Lonax Contracting
01-Jun-01     I/P          BHO                                 1147340                  LINDEMAN MOVING CO
01-Jun-01     I&M                  BHO                        47058374                 Lincoln Sherwood Fence Co
01-Jun-01     I/P          Timberline - 14443                   5119                    Liedkie Moving
01-Jun-01     I&M                  BHO                        48008912                 Liberty Electric
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126852                 LEROY HILL COFFEE CO INC
01-Jun-01     I/P          Timberline - 14443                  740510                   Lehigh
01-Jun-01     I&M          Sam Roque                            1156                    Legrand Commercial
01-Jun-01     I&M          Sam Roque                         10000000078                Leemasters Intl Systems
01-Jun-01     I/P          BHO                                 1147489                  LAWN PROS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126682                 LAW ENGINEERING
01-Jun-01     I&M                  BHO                        47058282                 Lavco Building Materials
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126489                 LARRON LABORATORY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126851                 LANIER WORLDWIDE INC
01-Jun-01     I/P          BHO                                 1147488                  LANDMARK PROMOTIONS INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126558                 LAND AND INDUSTRIAL TEST
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126817                 LANCE LESTOURGEON MASONR
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126817                 LANCE LESTOURGEON MASONR
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126817                 LANCE LESTOURGEON MASONR
01-Jun-01     I/P          BHO                               9990007143                 LAMINAR FLOW INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126539                 LAB SAFETY SUPPLY INC
01-Jun-01     I/P          BHO                                 1147339                  L MYERS ASSOC
01-Jun-01     I&M                  BHO                        47058326                 L B Foster

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     711                711
                                                                                                     286                286
                                                                                                     110                110
                                                                                                      41                 41
                                                                                                      19                 19
                                                                                                  (1,015)            (1,015)
                                                                                                      99                 99
                                                                                                   2,442              2,442
                                                                                                     898                898
                                                                                                     553                553
                                                                                                     272                272
                                                                                                     249                249
                                                                                                     160                160
                                                                                                      62                 62
                                                                                                      18                 18
                                                                                                      42                 42
                                                                                                   7,650              7,650
                                                                                   65                                    65
                                                                3,624                                                 3,624
                                                                                                     102                102
                                                                                                  24,832             24,832
                                                                                                  69,946             69,946
                                                                                                      28                 28
                                                                                                     830                830
                                                                                                   1,258              1,258
                                                                                                     914                914
                                                                                                     880                880
                                                                                                  20,271             20,271
                                                                                                  11,795             11,795
                                                                                                   5,126              5,126
                                                                                                      66                 66
                                                                                                      50                 50
                                                               11,943                                                11,943
                                                               21,484                                                21,484
                                                                                                   3,850              3,850
                                                                                                   1,334              1,334
                                                                                                   1,096              1,096
                                                                                                      30                 30
                                                                                                     258                258
                                                                                                   4,329              4,329
                                                                                                      28                 28
                                                                                                   6,400              6,400
                                                                                                   1,500              1,500
                                                                                                   1,200              1,200
                                                                                                  96,688             96,688
                                                                                                   1,435              1,435
                                                                                                   4,851              4,851
                                                                                                  63,596             63,596


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126816                 L B CONSTRUCTION
01-Jun-01     I/P          Timberline - 14443                   10-A                    Kuglers Service
01-Jun-01     I/P          BHO                                 1147338                  KUEHN AND NAGEL INC
01-Jun-01     I/P          BHO                                 1147487                  KS ASSOCIATES
01-Jun-01     GOVT         TRAC                              21848-0275                 Krystal Ice Company
01-Jun-01     I&M                  BHO                        47058141                 Koppers Industries
01-Jun-01     I/P          BHO                                 1147337                  KNIT CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126740                 KNICKERBOCKER PARTITION
01-Jun-01     I&M                  BHO                        47058299                 Kims Plumbing
01-Jun-01     GOVT         BHO                               9990007219                 KHARKIV RESEARCH CENTER FOR MILITARY ECOLOGY
01-Jun-01     GOVT         BHO                               9990007218                 KHARKIV RESEARCH CENTER FOR MILITARY ECOLOGY
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126700                 KENTWOOD SPRING WATER CO
01-Jun-01     I/P          BHO                                 1147486                  KENT OXYGEN CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126850                 KENNEDY INDUSTRIAL SUPPL
01-Jun-01     I&M                  BHO                        48008911                 Kendall Painting
01-Jun-01     I/P          BHO                                 1147336                  KAZAL FIRE PROTECTION
01-Jun-01     I&M                  BHO                        47058389                 Karleskint-Crum
01-Jun-01     I&M                  BHO                        47058281                 Kaman Industrial
01-Jun-01     GOVT         BHO                                 1147335                  K AND K INTERNATIONAL
01-Jun-01     I/P          BHO                                 1147485                  K AND I SHEET METAL INC
01-Jun-01     I/P          BHO                                 1147334                  K AND C COMMUNICATIONS
01-Jun-01     I/P          BHO                                 1147333                  JULIA M ROSA
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126699                 JOY CONTROLS INC
01-Jun-01     POWER        BHO                                 1147332                  JOHNSON MARCH SYSTEMS
01-Jun-01     I/P          BHO                                 1147331                  JOHNSON IMAGING SYSTEM
01-Jun-01     I&M                  BHO                        47058342                 Johns Equip. Rental
01-Jun-01     I/P          BHO                                 1147330                  JOHN ELWAY CHEVROLET
01-Jun-01     I/P          BHO                                 1147329                  JOBIN YVON INC
01-Jun-01     GOVT         TRAC                              21848-0257                 JNH Specialized Services
01-Jun-01     I/P          BHO                                 1147484                  JIFFY LUBE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126814                 JERRY'S HOME IMPROVEMENT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126813                 JEREMIA GARRETT
01-Jun-01     GOVT         TRAC                              21848-0264                 Jepsen Pest Control Inc.
01-Jun-01     I/P          BHO                                 1147328                  JEFFERY BEAUREGARD
01-Jun-01     I/P          BHO                                 1147327                  JEANNE ZENTMEYER
01-Jun-01     GOVT         TRAC                              21852-0774                 JD Steel
01-Jun-01     GOVT         TRAC                              21852-0775                 JD Steel
01-Jun-01     GOVT         TRAC                              21852-0776                 JD Steel
01-Jun-01     I&M                  BHO                        47058280                 JC Glass
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126812                 JBC CONSTRUCTION INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126812                 JBC CONSTRUCTION INC
01-Jun-01     I/P          Timberline - 14443                   7912                    Jacksons
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126708                 J WALTER CONSTRUCTION IN
01-Jun-01     I&M                  BHO                        10011510                 J W Sligan
01-Jun-01     I/P          BHO                                 1147325                  J P LILLEY AND SON INC
01-Jun-01     I/P          BHO                                 1147324                  J L STEEL INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126486                 J A SEXAUER INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126486                 J A SEXAUER INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,000              1,000
                                                                                                     272                272
                                                                                                   1,137              1,137
                                                                                                   1,195              1,195
                                                                                                   1,571              1,571
                                                                                                  37,393             37,393
                                                                                                     791                791
                                                                                                     627                627
                                                                                                      55                 55
                                                               10,407                                                10,407
                                                                3,896                                                 3,896
                                                                                                      91                 91
                                                                                                     418                418
                                                                                                     276                276
                                                                                                   1,874              1,874
                                                                                                     159                159
                                                                                                 133,151            133,151
                                                                                                     326                326
                                                                                                   1,450              1,450
                                                                                                  11,111             11,111
                                                                                                     557                557
                                                                                                      54                 54
                                                                                                   8,436              8,436
                                                                                                 126,181            126,181
                                                                                                       4                  4
                                                                                                   1,128              1,128
                                                                                                     220                220
                                                                                                   1,916              1,916
                                                                                                  20,980             20,980
                                                                                                      34                 34
                                                                                                   3,000              3,000
                                                                                                   3,000              3,000
                                                                                                     134                134
                                                                                                      90                 90
                                                                                                      50                 50
                                                                                                   2,197              2,197
                                                                                                   1,754              1,754
                                                                                                     176                176
                                                                                                     213                213
                                                                                                  12,878             12,878
                                                                                                   5,144              5,144
                                                                                                      39                 39
                                                                                                  12,979             12,979
                                              28,286                                                                 28,286
                                                                                                     150                150
                                                                                                   1,474              1,474
                                                                                                      47                 47
                                                                                                    (717)              (717)


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT         TRAC                              21848-0273                 Ivy Hy-Lift
01-Jun-01     GOVT         TRAC                              21848-0274                 Ivy Hy-Lift
01-Jun-01     I&M                  BHO                        47058298                 ISG Resources
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126811                 IRVIN STEEL STRUCTURES
01-Jun-01     I/P          BHO                                 1147323                  IRON MOUNTAIN
01-Jun-01     I/P          BHO                                 1147483                  INTERNATIONAL ENERGY CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126681                 INTERNATIONAL ALIGNMENT
01-Jun-01     I&M          Sam Roque                            1154                    Instrumentation & Control
01-Jun-01     I/P          BHO                                 1147322                  INNOVATIVE ELECTRONICS
01-Jun-01     I&M                  BHO                        47058279                 Ingersoll Rand
01-Jun-01     I&M                  BHO                        47058319                 Industrial Parts Depot
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126680                 INDCON INC.
01-Jun-01     P&C          BHO                               9990007233                 INCAT EQUATORIAL GUINEA LTD
01-Jun-01     P&C          BHO                               9990007232                 INCAT EQUATORIAL GUINEA LTD
01-Jun-01     GOVT         TRAC                              21848-0272                 Hytroc West Inc.
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126810                 HURST ROOFING CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126679                 HUGHES SUPPLY INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126483                 HUBBELL MECHANICAL SUPPL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126483                 HUBBELL MECHANICAL SUPPL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126483                 HUBBELL MECHANICAL SUPPL
01-Jun-01     I&M                  BHO                        47058318                 Hub Construction Specialt
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126678                 HONEYWELL INC.
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126538                 HOME DEPOT INC
01-Jun-01     I/P          BHO                                 1147321                  HOME DEPOT
01-Jun-01     I/P          BHO                                 1147320                  HOME DEPOT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126737                 HOLMES A ONE INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126537                 HOFFMAN AIR & FILTRATION
01-Jun-01     I&M          Sam Roque                            1153                    Hilti Philippines Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126536                 HILTI INCORPORATED
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126536                 HILTI INCORPORATED
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126677                 HILTI INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126677                 HILTI INC
01-Jun-01     I/P          BHO                                 1147479                  HICKMAN ELECTRIC INC
01-Jun-01     GOVT         TRAC                              21848-0271                 Hermiston Glass
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126479                 HERITAGE QUALITY CONTRAC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126809                 HENRY & STAFFORD CONTRAC
01-Jun-01     GOVT         TRAC                              21848-0270                 Heller & Sons Distributing
01-Jun-01     I&M                  BHO                        10011507                 Hayden Bridge Forest
01-Jun-01     I&M                  BHO                        47058340                 Hawthorne Machinery
01-Jun-01     I&M                  BHO                        47058317                 Hawthorne Machinery
01-Jun-01     I/P          Timberline - 14443                  286629                   Harvey W. Howd
01-Jun-01     I/P          BHO                                 1147318                  HARRISBURG STATE HOSPITAL
01-Jun-01     I&M                  BHO                        10011509                 Haris/Arizona Rebar
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126808                 HARDIMAN REMEDIATION
01-Jun-01     I&M                  BHO                        47058304                 Hanson Aggregate
01-Jun-01     I&M                  BHO                        47058277                 Hanson Aggregate
01-Jun-01     I&M                  BHO                        47058341                 Hanson Aggregate
01-Jun-01     I/P          BHO                                 1147478                  HANSEN SUPPLY COMPANY

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  11,794             11,794
                                                                                                   9,002              9,002
                                                                                                  39,789             39,789
                                                                                                   3,494              3,494
                                                                                                      95                 95
                                                                                                   1,720              1,720
                                                                                                  53,193             53,193
                                                                  957                                                   957
                                                                                                      83                 83
                                                                                                   2,134              2,134
                                                                                                     612                612
                                                                                                     470                470
                                                              183,234                                               183,234
                                                               38,461                                                38,461
                                                                                                   1,487              1,487
                                                                                                   9,595              9,595
                                                                                                     714                714
                                                                                                     363                363
                                                                                                     104                104
                                                                                                      17                 17
                                                                                                   2,578              2,578
                                                                                                  48,391             48,391
                                                                                                     389                389
                                                                                                      82                 82
                                                                                                       6                  6
                                                                                                       8                  8
                                                                                                   3,668              3,668
                                                                  329                                                   329
                                                                                                   1,371              1,371
                                                                                                     427                427
                                                                                                     764                764
                                                                                                     593                593
                                                                                                   5,187              5,187
                                                                                                      18                 18
                                                                                                  15,225             15,225
                                                                                                     330                330
                                                                                                   8,591              8,591
                                                                                                  11,660             11,660
                                                                                                   3,481              3,481
                                                                                                      96                 96
                                                                                                   2,800              2,800
                                                                                                   4,059              4,059
                                                                                                  25,384             25,384
                                                                                                  10,000             10,000
                                                                                                 564,393            564,393
                                                                                                 304,343            304,343
                                                                                                   3,163              3,163
                                                                                                     533                533


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT         BHO                                 1147317                  HANNEKE HARDWARE
01-Jun-01     I/P          BHO                                 1147477                  HALTON RENTAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126476                 H E P SUPPLY CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126535                 H & E HI LIFT
01-Jun-01     I&M          Sam Roque                            1152                    GY Industrial
01-Jun-01     I/P          BHO                                 1147476                  GWYER REPROGRAPHICS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126849                 GUY M BEATY INC
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126698                 GREENSCAPE LANDSCAPING I
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126697                 GREENSCAPE LANDSCAPING I
01-Jun-01     I&M                  BHO                        10011516                 Great West Surveying
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126534                 GRAYBAR INC
01-Jun-01     GOVT         BHO                                 1147314                  GRAYBAR ELECTRIC COMPANY
01-Jun-01     GOVT TRAC                                      21852-0826                 Graybar Electric
01-Jun-01     GOVT TRAC                                      21852-0827                 Graybar Electric
01-Jun-01     I&M                  BHO                        47058276                 Granberry Supply Co
01-Jun-01     I&M                  BHO                        47058305                 Granberry Supply Co
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126735                 GRAINGER W W
01-Jun-01     GOVT         TRAC                              21848-0268                 Grainger
01-Jun-01     P&C          BHO                               9990007190                 GORDON-GILL CO
01-Jun-01     P&C          BHO                               9990007190                 GORDON-GILL CO
01-Jun-01     I&M                  BHO                        47058316                 Goodyear Tire and Rubber
01-Jun-01     I/P          BHO                                 1147313                  GOODWILL INDUSTRIES
01-Jun-01     I&M                  BHO                        47058296                 Gomaco Corp
01-Jun-01     I&M                  BHO                        48008910                 GMT
01-Jun-01     I/P          BHO                                 1147312                  GLOBSL EQUIPMENT CO
01-Jun-01     I&M          Sam Roque                            1151                    GLJ Ventures Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126807                 GLASS & DOOR CO

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,687              1,687
                                                                                                     620                620
                                                                                                      19                 19
                                                                                                   3,432              3,432
                                                                                                   3,199              3,199
                                                                                                   1,275              1,275
                                                                                                   1,275              1,275
                                                                                                   1,249              1,249
                                                                                                   1,059              1,059
                                                                                                     348                348
                                                                                                     345                345
                                                                                                     216                216
                                                                                                     120                120
                                                                  249                                                   249
                                                                                                     639                639
                                                                                                   3,143              3,143
                                                                                                 112,264            112,264
                                                                                                  59,281             59,281
                                                                                                   3,645              3,645
                                                                                                   2,005              2,005
                                                                                                   1,085              1,085
                                                                                                     931                931
                                                                                                     465                465
                                                                                                     262                262
                                                                                                     235                235
                                                                                                     205                205
                                                                                                     120                120
                                                                                                      92                 92
                                                                                                      63                 63
                                                                                                      56                 56
                                                                                                      51                 51
                                                                                                      17                 17
                                                                                                      12                 12
                                                                                                     314                314
                                                                                                     171                171
                                                                                                     109                109
                                                                                                      94                 94
                                                                                                      64                 64
                                                                                                     107                107
                                                               17,500                                                17,500
                                                                8,738                                                 8,738
                                                                                                     301                301
                                                                                                   6,222              6,222
                                                                                                   2,615              2,615
                                                                                                     449                449
                                                                                                      44                 44
                                                                2,040                                                 2,040
                                                                                                  23,954             23,954


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I&M                  BHO                        47058198                 Glacier Northwest
01-Jun-01     I/P          BHO                                 1147475                  GLACIER NORTHWEST
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126848                 GILL FAMILY MEDICAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126533                 GENERAL EQUIPMENT & SUPP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126533                 GENERAL EQUIPMENT & SUPP
01-Jun-01     GOVT TRAC                                      21852-0822                 GE Supply
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126733                 GE CAPITAL MODULAR SPACE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126806                 GARCIA COMMERCIAL SERVIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126806                 GARCIA COMMERCIAL SERVIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126806                 GARCIA COMMERCIAL SERVIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126806                 GARCIA COMMERCIAL SERVIC
01-Jun-01     GOVT         TRAC                              21848-0267                 G. Northern Inc.
01-Jun-01     I/P          BHO                                 1147016                  G R SPONAUGLE AND SONS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126732                 G E CAPITAL MODULAR SPAC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126407                 G E CAPITAL MODULAR SPAC
01-Jun-01     I/P          BHO                                 1147311                  FUTURE SOLUTIONS INC
01-Jun-01     I/P          BHO                                 1145940                  FURNITURE MARKETING GROUP
01-Jun-01     P&C          BHO                               9990007231                 FTF APEGESA
01-Jun-01     P&C          BHO                               9990007231                 FTF APEGESA
01-Jun-01     P&C          BHO                               9990007234                 FTF APEGESA
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126676                 FRISCHKORN INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126805                 FRAZIER ROOFING & REPAIR
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126532                 FORMS & SUPPLY INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126532                 FORMS & SUPPLY INC
01-Jun-01     I/P          BHO                                 1147474                  FOREST HILLS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126804                 FOLEY COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126731                 FOLEY COMPANY
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126696                 FLYNT AND ASSOCIATES, PL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126803                 FLOYD INDUSTRIAL MAINTEN
01-Jun-01     I/P          BHO                                 1147310                  FLORIDA MARKING PRODUCTS
01-Jun-01     I&M                  BHO                        49016964                 Fleischli Oil
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126474                 FISHER SCIENTIFIC CO
01-Jun-01     P&C          BHO                               9990007234                 FIRST TRAINING AND FINANCE CORP
01-Jun-01     I&M                  BHO                        20004099                 Finest Oil
01-Jun-01     I/P          BHO                                 1147309                  FEDERAL EXPRESS CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126473                 FEDERAL EXPRESS
01-Jun-01     GOVT         TRAC                              21848-0265                 Fed Ex
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126531                 FASTENAL COMPANY
01-Jun-01     I&M                  BHO                        47058315                 Fannin Truck Works
01-Jun-01     I&M                  BHO                         3000425                 Falk Corp
01-Jun-01     I/P          Timberline - 4892                  75784066                  Fairmont
01-Jun-01     I/P          Timberline - 4892                  75784074                  Fairmont
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126675                 FABRICATION ASSOCIATES I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126472                 EYEGLASS & HEARING AID C
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126530                 ERSHIGS INC
01-Jun-01     I/P          BHO                                 1147308                  ENTIRE REPRODUCTIONS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  60,650             60,650
                                                                                                     327                327
                                                                                                     864                864
                                                                                                     525                525
                                                                                                     419                419
                                                                                                   1,365              1,365
                                                                                                     855                855
                                                                                                   3,240              3,240
                                                                                                     500                500
                                                                                                     450                450
                                                                                                     450                450
                                                                                                  15,119             15,119
                                                                                                     209                209
                                                                                                     245                245
                                                                                                    (232)              (232)
                                                                                                     249                249
                                                                                                   5,570              5,570
                                                               55,723                                                55,723
                                                               16,354                                                16,354
                                                                7,854                                                 7,854
                                                                                                     331                331
                                                                                                   4,500              4,500
                                                                                                   4,855              4,855
                                                                                                   1,658              1,658
                                                                                                   8,894              8,894
                                                                                                  27,248             27,248
                                                                                                   3,028              3,028
                                                                                                   3,711              3,711
                                                                                                  26,250             26,250
                                                                                                     638                638
                                                                                                   6,798              6,798
                                                                                                     254                254
                                                                                                 204,716            204,716
                                                                                                      48                 48
                                                                                  103                                   103
                                                                                   33                                    33
                                                                                  242                                   242
                                                                                                     227                227
                                                                                                     358                358
                                                                                                 127,016            127,016
                                                                                                     173                173
                                                                                                      65                 65
                                                                                                   5,712              5,712
                                                                                                     515                515
                                                                                                  14,740             14,740
                                                                                                     228                228
                                                                                                   3,739              3,739
                                                                                                   1,712              1,712


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126528                 ENSCO SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126529                 ENSCO SUPPLY
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126695                 ENGINEERING TESTING SERV
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126470                 ENERGY CONSERVATION
01-Jun-01     I&M                  BHO                        47058395                 Emerald City Disposal
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126527                 ELECTRA DATA
01-Jun-01     I/P          BHO                                 1147307                  EDWARD C SYMERS CO
01-Jun-01     GOVT         BHO                                 1147306                  EDGEFIELD COUNTY HOSPITAL
01-Jun-01     I&M          Sam Roque                            1150                    ED Suarez Stationery & Gen Mdse
01-Jun-01     I/P          BHO                                 1147473                  EASTBURN SERVICES
01-Jun-01     I/P          BHO                                 1147472                  EARLE M ALEXANDER LTD
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126730                 DUMAS HARDWARE CO
01-Jun-01     GOVT         BHO                                 1147305                  DRILLING EQUIPMENT SUPPLY
01-Jun-01     I&M                  BHO                        47058314                 Drainage Products Inc
01-Jun-01     GOVT TRAC                                      21852-0813                 Drago
01-Jun-01     GOVT TRAC                                      21852-0801                 Drago
01-Jun-01     GOVT         TRAC                              21852-0799                 Drago
01-Jun-01     GOVT TRAC                                      21852-0804                 Drago
01-Jun-01     GOVT TRAC                                      21852-0815                 Drago
01-Jun-01     GOVT TRAC                                      21852-0816                 Drago
01-Jun-01     GOVT TRAC                                      21852-0811                 Drago
01-Jun-01     GOVT TRAC                                      21852-0807                 Drago
01-Jun-01     GOVT TRAC                                      21852-0809                 Drago
01-Jun-01     GOVT TRAC                                      21852-0806                 Drago
01-Jun-01     GOVT TRAC                                      21852-0817                 Drago
01-Jun-01     GOVT TRAC                                      21852-0814                 Drago
01-Jun-01     GOVT TRAC                                      21852-0810                 Drago
01-Jun-01     GOVT         TRAC                              21852-0798                 Drago
01-Jun-01     GOVT TRAC                                      21852-0808                 Drago
01-Jun-01     GOVT TRAC                                      21852-0800                 Drago
01-Jun-01     GOVT TRAC                                      21852-0802                 Drago
01-Jun-01     GOVT TRAC                                      21852-0818                 Drago
01-Jun-01     GOVT TRAC                                      21852-0812                 Drago
01-Jun-01     GOVT TRAC                                      21852-0821                 Drago
01-Jun-01     GOVT TRAC                                      21852-0837                 Drago
01-Jun-01     GOVT TRAC                                      21852-0820                 Drago
01-Jun-01     GOVT TRAC                                      21852-0805                 Drago
01-Jun-01     GOVT TRAC                                      21852-0803                 Drago
01-Jun-01     GOVT TRAC                                      21852-0838                 Drago
01-Jun-01     GOVT TRAC                                      21852-0819                 Drago
01-Jun-01     I/P          BHO                                 1147471                  DON SMALL AND SONS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,559              1,559
                                                                                                   1,430              1,430
                                                                                                   1,108              1,108
                                                                                                     690                690
                                                                                                     415                415
                                                                                                   7,763              7,763
                                                                                                     788                788
                              1,918                                                                                   1,918
                                                                                                   1,049              1,049
                                                                                                      40                 40
                                                                                                     241                241
                                                                3,905                                                 3,905
                                                                                                  34,132             34,132
                                                                                                     123                123
                                                                                                     858                858
                                                                                                   6,480              6,480
                                                                                                  11,291             11,291
                                                                                                   2,603              2,603
                                                                                                   2,355              2,355
                                                                                                   2,336              2,336
                                                                                                   1,905              1,905
                                                                                                   1,840              1,840
                                                                                                   1,523              1,523
                                                                                                   1,442              1,442
                                                                                                   1,433              1,433
                                                                                                   1,381              1,381
                                                                                                   1,191              1,191
                                                                                                   1,139              1,139
                                                                                                     954                954
                                                                                                     787                787
                                                                                                     671                671
                                                                                                     446                446
                                                                                                     149                149
                                                                                                     119                119
                                                                                                     109                109
                                                                                                      94                 94
                                                                                                      82                 82
                                                                                                      51                 51
                                                                                                      38                 38
                                                                                                      34                 34
                                                                                                      25                 25
                                                                                                      22                 22
                                                                                                       5                  5
                                                                                                      97                 97
                                                                                                   6,500              6,500
                                                                                                   3,500              3,500
                                                                                                   1,800              1,800
                                                                                                   1,100              1,100


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126467                 DON BAKER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126557                 DILLON/COLUMBIA SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126557                 DILLON/COLUMBIA SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126557                 DILLON/COLUMBIA SUPPLY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126557                 DILLON/COLUMBIA SUPPLY
01-Jun-01     GOVT         TRAC                              21852-0779                 Diamond Xpress LLC
01-Jun-01     GOVT         TRAC                              21852-0780                 Diamond Xpress LLC
01-Jun-01     GOVT         TRAC                              21852-0781                 Diamond Xpress LLC
01-Jun-01     GOVT         TRAC                              21852-0782                 Diamond Xpress LLC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126729                 DFAS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126802                 DETAIL SYSTEM ACOUSTICAL
01-Jun-01     I/P          BHO                                 1147470                  DESTINATION WIRELESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126801                 DESIGNER CONCRETE
01-Jun-01     I/P          BHO                                 1147304                  DENVER INDUSTRIAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126800                 DAVID L KING CONCRETE CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126800                 DAVID L KING CONCRETE CO
01-Jun-01     GOVT         TRAC                              21852-0777                 Darragh Co.
01-Jun-01     GOVT         TRAC                              21852-0778                 Darragh Co.
01-Jun-01     GOVT TRAC                                      21852-0828                 Darragh Co.
01-Jun-01     I/P          BHO                                 1147303                  DAN RUSSELL
01-Jun-01     POWER        BHO                               9990007172                 DAELIM INDUSTRIAL
01-Jun-01     POWER        BHO                               9990007172                 DAELIM INDUSTRIAL
01-Jun-01     POWER        BHO                               9990007172                 DAELIM INDUSTRIAL
01-Jun-01     POWER        BHO                               9990007172                 DAELIM INDUSTRIAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126466                 D O C LUBRICATION
01-Jun-01     I/P          BHO                                 1147469                  D J MOORE INC
01-Jun-01     I/P          BHO                                 1147468                  D AND D DOOR
01-Jun-01     I&M                  BHO                        47058380                 Cutting Edge Supply
01-Jun-01     I&M                  BHO                        47058339                 Cutting Edge Supply
01-Jun-01     I/P          BHO                                 1147302                  CUSTOM COFFEE PLAN
01-Jun-01     I/P          BHO                                 1147301                  CUSTOM CARRIAGES
01-Jun-01     I&M                  BHO                        47058275                 Cummins Southwest
01-Jun-01     I&M                  BHO                        47058387                 CTM
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126846                 CRYSTAL MOUNTAIN WATER C
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126465                 CROW PAINT & GLASS INC
01-Jun-01     I/P          BHO                                 1147300                  CROSS TOWN LOCK
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126674                 CROSS SYSTEM COMPONENTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126674                 CROSS SYSTEM COMPONENTS
01-Jun-01     I/P          BHO                                 1147299                  CRF INC INTERIOR SYSTEMS
01-Jun-01     I/P          BHO                                 1147166                  CREATE A CHECK
01-Jun-01     I/P          BHO                                 1147298                  CPI INTERNATIONAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126799                 COVE NURSERY & LANDSCAPI
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126798                 CORYELL PLUMBING INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126526                 CORNING INCORPORATED
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126526                 CORNING INCORPORATED
01-Jun-01     I/P          BHO                                 1147297                  CORBIN HUFCOR INC
01-Jun-01     I/P          BHO                                 1147465                  CONTRACTOR SERV AND SUPPLY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     700                700
                                                                                                     487                487
                                                                                                   1,018              1,018
                                                                                                     457                457
                                                                                                     283                283
                                                                                                     128                128
                                                                                  404                                   404
                                                                                  404                                   404
                                                                                  397                                   397
                                                                                  397                                   397
                                                                                                     224                224
                                                                                                  35,000             35,000
                                185                                                                                     185
                                                                                                   1,099              1,099
                                                                                                      42                 42
                                                                                                   7,598              7,598
                                                                                                   4,810              4,810
                                                                                                   3,362              3,362
                                                                                                   2,591              2,591
                                                                                                     147                147
                                                                                                     199                199
                                                                                                  71,100             71,100
                                                                                                  12,714             12,714
                                                                                                   3,120              3,120
                                                                                                     965                965
                                                                                                     284                284
                                                                                                   2,095              2,095
                                                                                                     776                776
                                                                                                  25,562             25,562
                                                                                                   1,069              1,069
                                                                                                     204                204
                                                                                                     708                708
                                                                                                      92                 92
                                                                                                  13,804             13,804
                                                                                                      97                 97
                                                                                                      22                 22
                                                                                                     233                233
                                                                                                     862                862
                                                                                                     217                217
                                                                                                  16,280             16,280
                                                                                                     639                639
                                                                                                     229                229
                                                                                                  11,052             11,052
                                                                                                  15,890             15,890
                                                                                                     207                207
                                                                                                     119                119
                                                                                                   9,211              9,211
                                                                                                      85                 85


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT         TRAC                              21852-0794                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21852-0796                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21852-0795                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21852-0792                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21852-0793                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21852-0797                 Consolidated Pipe & Supply
01-Jun-01     GOVT         TRAC                              21848-0262                 Computer Connection Northwest
01-Jun-01     I/P          BHO                                 1147296                  COMPLETE CONTAINER SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126463                 COLT SAFETY INC
01-Jun-01     GOVT         TRAC                              21848-0261                 Coast Crane Co.
01-Jun-01     I&M                  BHO                        47058313                 Coast Crane Co
01-Jun-01     I&M                  BHO                        47058338                 Coast Crane Co
01-Jun-01     I&M          Sam Roque                            1149                    Co Ban Kiat Hardware Inc
01-Jun-01     I&M                  BHO                        47058300                 Clay Miranda Trucking
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126462                 CLARK'S TIRE CO INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126461                 CLARK SECURITY PRODUCTS
01-Jun-01     I&M                  BHO                        47058337                 Clairemont Equipment
01-Jun-01     I&M                  BHO                        47058379                 City of Columbia
01-Jun-01     I/P          BHO                                 1147294                  CINTAS CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126844                 CINTAS CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126844                 CINTAS CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126844                 CINTAS CORP
01-Jun-01     I/P          BHO                                 1147293                  CINGULAR
01-Jun-01     I/P          BHO                                 1147464                  CHIEF CART
01-Jun-01     I&M                  BHO                        48008907                 Chevron
01-Jun-01     I&M                  BHO                        47058312                 Charter Industrial Supply
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126525                 CHARLOTTE VALVE AND FITT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126525                 CHARLOTTE VALVE AND FITT
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126525                 CHARLOTTE VALVE AND FITT
01-Jun-01     I/P          BHO                                 1147292                  CHAPMAN CORP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126842                 CHALLENGE ENGINEERING &
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126841                 CERTIFIED SAFETY OPTICAL
01-Jun-01     I&M                  BHO                        48008906                 Central New Mexico Electric
01-Jun-01     I&M                  BHO                        47058388                 Centerline Striping
01-Jun-01     I&M          Sam Roque                            1148                    Center Industrial Supply
01-Jun-01     I/P          BHO                                 1147291                  CENTER FOR INDUSTRIAL LEARNING
01-Jun-01     GOVT         BHO                                 1147290                  CENDANT MOBILITY
01-Jun-01     I&M                  BHO                        47058302                 Cemex
01-Jun-01     I&M                  BHO                        47058274                 Cemex
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126725                 CCHEST
01-Jun-01     GOVT         TRAC                              21848-0260                 CB's Portable Restrooms
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126797                 CBG INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126556                 CBG INC
01-Jun-01     GOVT         BHO                                 1147289                  CATERPILLAR FINANCIAL SERVICES
01-Jun-01     I/P          BHO                                 1147463                  CASCADE OCCUPATIONAL MED
01-Jun-01     I/P          BHO                                 1147462                  CASCADE COFFEE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126724                 CARPET WAREHOUSE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126524                 CAROLINA INDUSTRIAL TOOL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  12,243             12,243
                                                                                                   8,532              8,532
                                                                                                   2,594              2,594
                                                                                                     855                855
                                                                                                     386                386
                                                                                                      55                 55
                                                                                                     106                106
                                                                                                     187                187
                                                                                                     154                154
                                                                                                   6,545              6,545
                                                                                                     680                680
                                                                                                     146                146
                                                                   81                                                    81
                                                                                                  15,989             15,989
                                                                                                   1,055              1,055
                                                                                                     168                168
                                                                                                   1,358              1,358
                                113                                                                                     113
                                                                                                   1,108              1,108
                                                                                                     334                334
                                                                                                     334                334
                                                                                                     241                241
                                                                                                     585                585
                                                                                                     138                138
                                                                                                      25                 25
                                                                                                   5,622              5,622
                                                                                                   3,049              3,049
                                                                                                   1,473              1,473
                                                                                                     667                667
                                                                                                   1,715              1,715
                                                                                                     125                125
                                                                                                     100                100
                                170                                                                                     170
                                                                                                   7,460              7,460
                                                                1,093                                                 1,093
                                                                                                     875                875
                                                                                                  23,075             23,075
                                                                                                 491,738            491,738
                                                                                                  92,556             92,556
                                                                                                      11                 11
                                                                                                   1,275              1,275
                                                                                                  27,400             27,400
                                                                                                   1,200              1,200
                                                                                                 119,528            119,528
                                                                                                     996                996
                                                                                                      73                 73
                                                                                                     166                166
                                                                                                   3,935              3,935


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126524                 CAROLINA INDUSTRIAL TOOL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126524                 CAROLINA INDUSTRIAL TOOL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126524                 CAROLINA INDUSTRIAL TOOL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126523                 CAROLINA DOOR CONTROLS I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126673                 CAROLINA CONCRETE PUMPIN
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126673                 CAROLINA CONCRETE PUMPIN
01-Jun-01     I/P          BHO                                 1147288                  CAREWORKS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126460                 CARECO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126522                 CARDINAL UHP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126522                 CARDINAL UHP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126522                 CARDINAL UHP
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126723                 CAPITAL LUMBER COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126723                 CAPITAL LUMBER COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126723                 CAPITAL LUMBER COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126723                 CAPITAL LUMBER COMPANY
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126459                 CAPE ELECTRICAL SUPPLY I
01-Jun-01     I&M                  BHO                        47058273                 CAP Air Freight
01-Jun-01     I/P          BHO                                 1147287                  CANYON OFFICE PRODUCTS
01-Jun-01     I/P          BHO                                 1147461                  CAMIN CARGO CONTROL
01-Jun-01     I&M                  BHO                        47058336                 Calmat
01-Jun-01     I&M                  BHO                        47058295                 Calaveras Cement Co
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126722                 C H YARBER CONSTRUCTION
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126521                 C & M LEASING
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126796                 C & D MECHANICAL INC
01-Jun-01     I/P          BHO                                 1147160                  BUSINESS SOFTWARE INC
01-Jun-01     I&M                  BHO                        47058294                 Builders Concrete Inc
01-Jun-01     P&C          RUST CONSTRUCTORS                  10126694                 BUFFALO GAP I & E
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126721                 BUDGET SIGNS
01-Jun-01     I/P          BHO                                 1147459                  BRUNDAGE BONE CONCRETE
01-Jun-01     I/P          BHO                                 1147286                  BROWNING FERRIS INDUST
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126794                 BRENDLE SPRINKLER CO INC
01-Jun-01     I&M                  BHO                        47058335                 Breezer Construction Serv
01-Jun-01     I&M                  BHO                        47058272                 Branco Machinery
01-Jun-01     I&M          Sam Roque                            1146                    Bonifacio Trees & Greens
01-Jun-01     I/P          BHO                                 1147285                  BOISE CASCADE OFFICE PRO
01-Jun-01     I/P          BHO                                 1147283                  BOB'S HOME REPAIR
01-Jun-01     I/P          BHO                                 1147284                  BOB'S HOME REPAIR
01-Jun-01     GOVT         TRAC                              21848-0258                 Boardman Auto Parts - NAPA
01-Jun-01     GOVT         TRAC                              21848-0286                 Boardman Auto Parts - NAPA
01-Jun-01     I&M                  BHO                        20004098                 Blue Sky Distributing
01-Jun-01     I/P          BHO                               9990007150                 BLASLAND BOCSH AND LEE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126457                 BLAINE WINDOW HARDWARE I
01-Jun-01     I&M          Sam Roque                            1145                    Bindy Parts Corp

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     194                194
                                                                                                     147                147
                                                                                                      10                 10
                                                                                                     244                244
                                                                                                   1,389              1,389
                                                                                                     546                546
                                                                                                     246                246
                                                                                                     411                411
                                                                                                   1,321              1,321
                                                                                                   1,111              1,111
                                                                                                     145                145
                                                                                                     170                170
                                                                                                     108                108
                                                                                                      75                 75
                                                                                                      61                 61
                                                                                                     578                578
                                                                                                     305                305
                                                                                                     167                167
                                                                                                      97                 97
                                                                                                      82                 82
                                                                                                      29                 29
                                                                                  992                                   992
                                                                                                      21                 21
                                                                                                     162                162
                                                                                                  15,488             15,488
                                                                                                 263,212            263,212
                                                                                                     260                260
                                                                                                   3,963              3,963
                                                                                                   4,500              4,500
                                                                                                      58                 58
                                                                                                   1,175              1,175
                                                                                                  35,543             35,543
                                                                                                      30                 30
                                                                                                   2,654              2,654
                                                                                                     240                240
                                                                                                  12,618             12,618
                                                                                                     723                723
                                                                                                     299                299
                                                               48,322                                                48,322
                                                                                                     657                657
                                                                                                   1,155              1,155
                                                                                                   1,000              1,000
                                                                                                      90                 90
                                                                                                      90                 90
                                                                                                     187                187
                                                                                                  59,395             59,395
                                                                                                      84                 84
                                                                  277                                                   277


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I&M                  BHO                        47058293                 Bills Striping Co
01-Jun-01     I&M                  BHO                        48008909                 Big Sky Plumbing & Heating
01-Jun-01     I&M          Sam Roque                            1147                    BHF Corporation
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126455                 BEST LOCKING CORPORATION
01-Jun-01     I&M                  BHO                        47058293                 Berkeley Concrete Pumping
01-Jun-01     I&M          Sam Roque                            1144                    Bengetrade Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126719                 BELLSOUTH
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126555                 BELL SOUTH
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126718                 BELL SOUTH
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126792                 BELL CONTRACTORS INC
01-Jun-01     I&M                  BHO                        47058271                 Bearing Belt and Chain
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126454                 BALTIMORE AIRCOIL CO
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126453                 BALLARD ELECTRIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126453                 BALLARD ELECTRIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126453                 BALLARD ELECTRIC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126453                 BALLARD ELECTRIC
01-Jun-01     I&M                  BHO                        47058310                 B&W Precast Construction
01-Jun-01     GOVT         TRAC                              21848-0259                 B&J Industrial Supply
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126554                 B&B PORTA-JONS
01-Jun-01     I/P          BHO                                 1147281                  AVAYA INC
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126452                 ATR LIGHTING ENTERPRISES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126452                 ATR LIGHTING ENTERPRISES
01-Jun-01     I&M          Sam Roque                         10000000077                Atlas Copco Philippines Inc
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126791                 ATILANO SANCHEZ PAINTING
01-Jun-01     GOVT         BHO                               9990007308                 ATC YUZMASHAVLA
01-Jun-01     I&M                  BHO                        47058375                 AT&T
01-Jun-01     I&M                  BHO                        47058376                 AT&T
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126839                 AT&T
01-Jun-01     I&M                  BHO                        47058394                 AT&T
01-Jun-01     I/P          BHO                                 1147280                  AT AND T
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126715                 AT & T
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126716                 AT & T
01-Jun-01     I/P          BHO                                 1147279                  ASSOCIATES
01-Jun-01     GOVT         BHO                                 1147278                  ASP ENTERPRISES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126714                 ASI
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126838                 ASCO LOGISTICS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126838                 ASCO LOGISTICS
01-Jun-01     I/P          BHO                                 1147457                  ASBURY ENVIRONMENTAL SERV
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126713                 ARROW SUPPLY CO
01-Jun-01     I/P          BHO                                 1147277                  ARLINGTON BLUELINE
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126837                 ARKLATEX SAFETY COUNCIL
01-Jun-01     GOVT TRAC                                      21852-0824                 Arkansas Office Furniture
01-Jun-01     GOVT TRAC                                      21852-0823                 Arkansas Office Furniture
01-Jun-01     GOVT TRAC                                      21852-0825                 Arkansas Office Furniture
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126836                 ARKANSAS INDUSTRIAL
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126835                 ARKANSAS EASTMAN
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126835                 ARKANSAS EASTMAN
01-Jun-01     I/P          BHO                                 1147456                  ARGO BLOWER AND MFG CO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,900              2,900
                                                                                                  58,723             58,723
                                                                1,770                                                 1,770
                                                                                                   2,325              2,325
                                                                                                   1,475              1,475
                                                                  356                                                   356
                                373                                                                                     373
                                 87                                                                                      87
                                 17                                                                                      17
                                                                                                  37,097             37,097
                                                                                                     123                123
                                                                                                   1,639              1,639
                                                                                                   2,700              2,700
                                                                                                   1,868              1,868
                                                                                                     750                750
                                                                                                     355                355
                                                                                                 105,793            105,793
                                                                                                      70                 70
                                                                                                     192                192
                                435                                                                                     435
                                                                                                     107                107
                                                                                                      37                 37
                                                               31,006                                                31,006
                                                                                                   4,597              4,597
                                                                2,800                                                 2,800
                                158                                                                                     158
                                134                                                                                     134
                                 70                                                                                      70
                                  2                                                                                       2
                                 43                                                                                      43
                                161                                                                                     161
                                 98                                                                                      98
                                                                                                     264                264
                                                                                                   3,941              3,941
                                                                                                     305                305
                                                                                                     620                620
                                                                                                     600                600
                                                                                                   1,588              1,588
                                                                                                     324                324
                                                                                                   1,154              1,154
                                                                                                     100                100
                                                                                                     793                793
                                                                                                     407                407
                                                                                                     323                323
                                                                                                      17                 17
                                                                                                     284                284
                                                                                                     240                240
                                                                                                     168                168


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     GOVT         BHO                                 1147275                  ARAMARK UNIFORM SERVICES
01-Jun-01     I/P          BHO                                 1147276                  ARAMARK UNIFORM SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126834                 ARAMARK UNIFORM SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126834                 ARAMARK UNIFORM SERVICES
01-Jun-01     GOVT         BHO                                 1147274                  ARAMARK UNIFORM SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126833                 ARAMARK UNIFORM SERVICES
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126833                 ARAMARK UNIFORM SERVICES
01-Jun-01     POWER               TRAC                         P06-027                 API CPNSTRUCTION
01-Jun-01     I/P          Timberline - 4505       128450, 129749, 130131, 134455       Aphis Readymix Concrete
01-Jun-01     I&M                  BHO                        47058291                 APCO Asphalt Paving Co
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126672                 ANIXTER INC
01-Jun-01     I/P          BHO                                 1147273                  ANIXTER INC
01-Jun-01     I/P          BHO                                 1147921                  ANDERSON INTERIORS
01-Jun-01     GOVT TRAC                                      21852-0839                 Ameristeel
01-Jun-01     I/P          Timberline - 14443                  21264-1                  Americlean
01-Jun-01     I&M          Sam Roque                            1142                    American Wire & Cable
01-Jun-01     I&M                  BHO                        47058309                 American Rigging & Supply
01-Jun-01     I/P          BHO                                 1147455                  AMERICAN JANITORIAL SERV
01-Jun-01     I&M                  BHO                        10011515                 American Fence Co
01-Jun-01     I/P          BHO                                 1147272                  AMERICAN ASSOC FOR LAB ACCREDITATION
01-Jun-01     I&M                  BHO                        47058378                 Ameren U E
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126520                 AME INC.
01-Jun-01     I/P          BHO                                 1147454                  ALPINE PRODUCTS
01-Jun-01     I/P          BHO                                 1147270                  ALLIED TRAILER SALES AND SERVICES
01-Jun-01     I/P          BHO                                 1147269                  ALLIED ELECTRICAL SUPPLY
01-Jun-01     GOVT         BHO                               9990007220                 ALEXSANDER SOLOMONOV
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126711                 ALAMO CONCRETE PRODUCTS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126790                 ALABAMA SCALE SYSTEMS
01-Jun-01     I&M                  BHO                        47058334                 Airgas West
01-Jun-01     I&M                  BHO                        47058377                 Airgas West
01-Jun-01     I&M                  BHO                        47058308                 Airgas West
01-Jun-01     I/P          BHO                                 1147453                  AIRGAS NOR PAC INC
01-Jun-01     I/P          BHO                                 1147452                  AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126832                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126710                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126832                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126710                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126710                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126710                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126710                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126832                 AIRBORNE EXPRESS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126832                 AIRBORNE EXPRESS
01-Jun-01     POWER               TRAC                         P06-026                 AIRBORNE
01-Jun-01     I/P          BHO                               9990007302                 AIR RESOURCES
01-Jun-01     I/P          BHO                               9990007302                 AIR RESOURCES
01-Jun-01     I/P          BHO                                 1147268                  AGILENT TECHNOLOGIES
01-Jun-01     I&M                  BHO                        27024335                 AEI Casc Engineering
01-Jun-01     GOVT TRAC                                      21852-0840                 Advanced Handling Systems


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     472                472
                                                                                                     325                325
                                                                                                     261                261
                                                                                                     257                257
                                                                                                      64                 64
                                                                                                      18                 18
                                                                                                      15                 15
                                                                                                 138,757            138,757
                                                                                                   1,482              1,482
                                                                                                   2,298              2,298
                                                                                                   3,636              3,636
                                                                                                   2,023              2,023
                                                                                                   3,010              3,010
                                                                                                     837                837
                                                                                                     761                761
                                                                1,757                                                 1,757
                                                                                                   2,838              2,838
                                190                                                                                     190
                                              63,462                                                                 63,462
                                                                                                   2,006              2,006
                                 25                                                                                      25
                                                                                                   5,500              5,500
                                                                                                      60                 60
                                                                                                     833                833
                                                                                                      54                 54
                                                                2,111                                                 2,111
                                                                                                   1,763              1,763
                                                                                                  67,930             67,930
                                                                                                     531                531
                                                                                                     449                449
                                                                                                     197                197
                                                                                                     252                252
                                                                                                   1,735              1,735
                                                                                                      88                 88
                                                                                                      78                 78
                                                                                                      40                 40
                                                                                                      34                 34
                                                                                                      30                 30
                                                                                                      29                 29
                                                                                                      27                 27
                                                                                                      25                 25
                                                                                                      15                 15
                                                                                                     353                353
                                                                                                   6,268              6,268
                                                                                                   1,988              1,988
                                                                                                   2,213              2,213
                                                                                                   8,371              8,371
                                                                                                     214                214


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

01-Jun-01     I/P          RUST CONSTRUCTORS                  10126789                 ADVANCED ELECTRICAL SYS.
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126788                 ADT SECURITY SYSTEMS
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126788                 ADT SECURITY SYSTEMS
01-Jun-01     GOVT         BHO                               9990007216                 ADDLESHAW BOOTH AND CO
01-Jun-01     I/P          BHO                                 1147267                  ACOPIAN
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126787                 ACME ROOFING & SHEET MAT
01-Jun-01     I&M                  BHO                        47058307                 Acme Bag Co
01-Jun-01     I&M                  BHO                        47058333                 Acme Bag Co
01-Jun-01     I&M                  BHO                        47058386                 AC Electric
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126553                 A T & T
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126709                 A T & T
01-Jun-01     I/P          RUST CONSTRUCTORS                  10126671                 A F & S
01-Jun-01     GOVT         BHO                               9990007178                 "YUZHNY" MACHINE BUILDING WORKS
31-May-01     I&M          Pomeroy                            28012049                  Yard Birds
31-May-01     I&M         Harper Shuman                         12604                  XEROX CORPORATION
31-May-01     I/P          New Malden (JDE)                    105028                   XEROX (UK) LTD
31-May-01     I&M         Harper Shuman                         12602                  XEROX
31-May-01     I/P          BHO                                 1146264                  XEROGRAPHIC SOLUTIONS
31-May-01     GOVT         TRAC                              21852-0772                 Wise El Santo
31-May-01     GOVT         TRAC                              21852-0771                 Wise El Santo
31-May-01     I&M          San Roque                            1124                    Wisconsin International
31-May-01     I/P          Timberline - 4505                  06362255                  Williams Scotsman
31-May-01     I&M          Pomeroy                            28012047                  West Coast Welders
31-May-01     GOVT         TRAC                              21852-0761                 Wesco
31-May-01     GOVT         TRAC                              21852-0754                 Wesco
31-May-01     GOVT         TRAC                              21852-0756                 Wesco
31-May-01     GOVT         TRAC                              21852-0755                 Wesco
31-May-01     GOVT         TRAC                              21852-0757                 Wesco
31-May-01     GOVT         TRAC                              21852-0759                 Wesco
31-May-01     GOVT         TRAC                              21852-0758                 Wesco
31-May-01     GOVT         TRAC                              21852-0760                 Wesco
31-May-01     GOVT         TRAC                              21852-0770                 Welsco
31-May-01     I&M          San Roque                            1123                    Wellden Enterprises Inc
31-May-01     I&M         Harper Shuman                         12137                  WEC CORPORATION
31-May-01     I&M          Pomeroy                            28012048                  WDP West
31-May-01     I&M          San Roque                            1122                    Wattmaster Corporation
31-May-01     I&M          Pomeroy                            28012046                  Waste Resources
31-May-01     I/P          BHO                                 1146263                  WASTE MANAGEMENT
31-May-01     POWER            Timberline                     470904272                Warehouse Rentals & Supplies
31-May-01     I&M         Harper Shuman                         12024                  WALSH ENVIRONMENTAL
31-May-01     I/P          BHO                                 1146262                  WALSH BROTHERS OFFICE ENVIRONMENT
31-May-01     I/P          TRAC 21866                         JOB 21866                 W.W. GRAINGER
31-May-01     I/P          BHO                                 1147089                  VMC LANDSCAPE SERVICES
31-May-01     I&M         Harper Shuman                          463                   VERIZON WIRELESS-LA
31-May-01     I&M          Pomeroy                            28012050                  Verizon Wireless
31-May-01     I/P          BHO                                 1147088                  VERIZON
31-May-01     I/P          BHO                                 1146260                  VERIZON
31-May-01     I/P          New Malden (JDE)                    105027                   VENDEPAC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   8,035              8,035
                                                                                                   4,950              4,950
                                                                                                   4,859              4,859
                                                                1,137                                                 1,137
                                                                                                     522                522
                                                                                                  82,000             82,000
                                                                                                     296                296
                                                                                                     156                156
                                                                                                   5,828              5,828
                                103                                                                                     103
                                 64                                                                                      64
                                                                                                     466                466
                                                               22,431                                                22,431
                                                                                                     851                851
                                                                                                   7,338              7,338
                                                                  299                                                   299
                                                                                                   1,882              1,882
                                                                                                     800                800
                                                                                                   7,374              7,374
                                                                                                   5,561              5,561
                                                                3,924                                                 3,924
                                 98                                                                                      98
                                                                                                   1,314              1,314
                                                                                                   3,170              3,170
                                                                                                   1,291              1,291
                                                                                                   1,278              1,278
                                                                                                     387                387
                                                                                                      88                 88
                                                                                                      82                 82
                                                                                                      70                 70
                                                                                                      29                 29
                                                                                                      62                 62
                                                               10,141                                                10,141
                                                                                                   5,400              5,400
                                                                                                   5,260              5,260
                                                                  362                                                   362
                                                                                                   2,848              2,848
                                                                                                     422                422
                                                                                                   3,517              3,517
                                                                                                   1,395              1,395
                                                                                                     260                260
                                                                                                   1,002              1,002
                                                                                                     740                740
                              1,114                                                                    0              1,114
                                259                                                                                     259
                                723                                                                                     723
                                 55                                                                                      55
                                                                1,114                                                 1,114


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     POWER        Timberline                        470904255                 Valley National Gases
31-May-01     POWER        Timberline                        470904286                 USF Surface Preparation
31-May-01     I&M          Pomeroy                            28012044                 US Winch
31-May-01     POWER        Timberline                        470904269                 US Bank
31-May-01     I&M          Pomeroy                            28012043                 Unlim Scales
31-May-01     I/P          TRAC 21866                         JOB 21866                UNITED STATES POSTAL SERVICE
31-May-01     I&M          Harper Shuman                        11211                  UNITED REPROGRAPHIC
31-May-01     POWER        Timberline                         470904276                United Rentals
31-May-01     I&M          BHO                                49016961                 United Parcel Service
31-May-01     I/P          BHO                                 1146259                 UNITED PARCEL SERVICE
31-May-01     I&M          BHO                                47058252                 United Micro Data
31-May-01     I&M          Harper Shuman                         11390                 ULTRAMAR
31-May-01     I/P          BHO                                 1147086                 ULTRA SCIENTIFIC
31-May-01     I&M          Pomeroy                            28012042                 TXU Energy
31-May-01     I&M          Harper Shuman                         10957                 TRUE BREW COFFEE SERVICE
31-May-01     I/P          BHO                                 1147084                 TRIANGLE FIRE PROTECTION
31-May-01     I&M          Pomeroy                            28012041                 Triangle Coatings
31-May-01     I&M          Harper Shuman                         10848                 TRC ENVIRONMENTAL CORP
31-May-01     POWER        Timberline                         470904275                Transport Plastics
31-May-01     POWER        TRAC                                1921055                 Trans-O
31-May-01     I/P          TRAC 21898                         JOB 21898                TOTAL SAFETY
31-May-01     P&C          61 H                                #VALUE!                 Total GE
31-May-01     I&M          Harper Shuman                         10781                 TOP DRAWER OFFICE
31-May-01     I/P          BHO                                 1147083                 TMC SERVICE CO
31-May-01     I&M          Pomeroy                            28012040                 Titan Steel
31-May-01     I&M          Harper Shuman                         9306                  THOMAS F. RUNA P.A.
31-May-01     I&M          Harper Shuman                         12284                 THE WORDSMITH
31-May-01     I&M          BHO                                20004097                 The Welding Shop
31-May-01     I/P          RUST CONSTRUCTORS                  10126670                 THE UNITED STATES CORP
31-May-01     I/P          TRAC 21898                         JOB 21898                TEXAS GULF REFRIGERATION
31-May-01     I&M          Harper Shuman                         10724                 TERRACON CONSULT. INC.
31-May-01     GOVT         TRAC                              21852-0753                Tenn-Plast, Inc.
31-May-01     GOVT         TRAC                              21852-0750                Tenn-Plast, Inc.
31-May-01     GOVT         TRAC                              21852-0749                Tenn-Plast, Inc.
31-May-01     GOVT         TRAC                              21852-0751                Tenn-Plast, Inc.
31-May-01     GOVT         TRAC                              21852-0752                Tenn-Plast, Inc.
31-May-01     I/P          BHO                                 1147082                 TECHSAS INC
31-May-01     I/P          BHO                                 1146257                 TBP ARCHITECTURE
31-May-01     I/P          BHO                                 1147081                 TANGRAM
31-May-01     I/P          BHO                                 1146256                 T AND T TRUCK AND CRANE
31-May-01     I/P          BHO                                 1144705                 SUPREME COURT OF OHIO
31-May-01     I&M          Pomeroy                            28012036                 Super Service
31-May-01     I&M          Pomeroy                            28012035                 Sumitomo
31-May-01     I&M          Harper Shuman                         10392                 STUDIO BLUE
31-May-01     I/P          New Malden (JDE)                    105100                  STRONG CONSULTANCY(pound)THE]
31-May-01     I/P          New Malden (JDE)                    105024                  STRONG CONSULTANCY(pound)THE]
31-May-01     I/P          New Malden (JDE)                    105023                  STRAKER OFFICE SUPPLIES PLC
31-May-01     POWER        Timberline                         470904262                Stone & Company



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      700                700
                                                                                                    3,620              3,620
                                                                                                      624                624
                                                                                                    1,715              1,715
                                                                                                    2,716              2,716
                                                                                                      100                100
                                                                                                       15                 15
                                                                                                      883                883
                                                                                    32                                    32
                                                                                                      636                636
                                                                                                    1,111              1,111
                                                                                                      337                337
                                                                                                      614                614
                              22,807                                                                                  22,807
                                                                                                       51                 51
                                                                                                    2,586              2,586
                                                                                                      759                759
                                                                                                   25,968             25,968
                                                                                                   47,760             47,760
                                                                                12,911                                12,911
                                                                                                      298                298
                              11,480                                                                                  11,480
                                                                                                      201                201
                                                                                                    2,999              2,999
                                                                                                   29,760             29,760
                                                                                                    4,957              4,957
                                                                                                    7,462              7,462
                                                                                                      175                175
                                                                                                      152                152
                                                                                                    8,059              8,059
                                                                                                   12,365             12,365
                                                                                                    2,093              2,093
                                                                                                    1,270              1,270
                                                                                                      347                347
                                                                                                      133                133
                                                                                                      100                100
                                                                                                      167                167
                                                                                                   18,545             18,545
                                                                                                      950                950
                                                                                                   49,750             49,750
                                                                                                      100                100
                                                                                                      246                246
                                                                                                  148,502            148,502
                                                                                                       13                 13
                                                                      1,232                                            1,232
                                                                        146                                              146
                                                                        481                                              481
                                                                                                   10,010             10,010


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I&M          Pomeroy                            28012038                  Star Auto Parts
31-May-01     I/P          BHO                                 1146255                  STAPLES BUSINESS ADVANTAGE
31-May-01     I/P          TRAC 21898                         JOB 21898                 STANDARD AUTO PARTS
31-May-01     I/P          TRAC 21866                         JOB 21866                 STALEY TECHNOLOGIES, INC.
31-May-01     I&M          Harper Shuman                        10357                   SPRINT
31-May-01     I&M          San Roque                            1120                    Speed Computer Sales & Services
31-May-01     I/P          BHO                                 1146254                  SPECTRUM LABS
31-May-01     I/P          BHO                                 1146253                  SPECIALTY ENVIRONMENTS
31-May-01     I&M          Harper Shuman                        7069                    SPARKLETTS
31-May-01     I/P          Timberline - 4505           7889838-81, 7755676-61           Sparkletts
31-May-01     I&M          Harper Shuman                        10261                   SOUTHWESTERN BELL
31-May-01     GOVT         TRAC                              22556-0295                 SouthWest Research Institute
31-May-01     I&M          Harper Shuman                        10333                   SOUTHWEST GAS CORP.
31-May-01     I&M          Pomeroy                            28012034                  SoCo Group
31-May-01     I&M          Pomeroy                            28012033                  So Coast Steel
31-May-01     I&M          Harper Shuman                        10243                   SNO WHITE DUST
31-May-01     I&M          San Roque                            1336                    Smart Communications Inc
31-May-01     I&M          San Roque                            1337                    Sky cable
31-May-01     I&M          San Roque                            1121                    SK Hardware Gen Mdse
31-May-01     POWER        TRAC                               195649-52                 Site Warranty Staff
31-May-01     I&M          San Roque                            1119                    Sika Philippines Inc
31-May-01     I&M          Pomeroy                            28012037                  Sierra Metal
31-May-01     I/P          BHO                                 1146252                  SIEMENS CERBERUS
31-May-01     I/P          BHO                                 1147079                  SHARPSHOOTER ALARM SYS
31-May-01     I&M          Pomeroy                            28012032                  Shamrock Materials
31-May-01     GOVT         BHO                                 1147078                  SG WESTERN CONST
31-May-01     I/P          BHO                                 1146250                  SEVERN TRENT LABORATORIES
31-May-01     POWER        Timberline                         470904274                 Seton
31-May-01     I/P          TRAC 21866                         JOB 21866                 SELINSKY BROS. INC.
31-May-01     I/P          New Malden (JDE)                    105020                   SEEBOARD PLC
31-May-01     I&M          Pomeroy                            28012031                  Sebastopol Bearing
31-May-01     POWER        Timberline                         470904258                 Scott Electric
31-May-01     I/P          TRAC 21898                         JOB 21898                 SCOTT / HEAD & GUILD
31-May-01     I/P          Timberline - 4505                   205256                   Schulz-Clearwater
31-May-01     I&M          Harper Shuman                         10534                  SARCOM DESKTOP SOLUTIONS, INC.
31-May-01     GOVT         BHO                                 1147076                  SAMS CLUB DIRECT
31-May-01     POWER        TRAC                               DD410570                  Saltlake Shirts Pvt Ltd
31-May-01     POWER        TRAC                               DD409644                  S. Vinay Kumar
31-May-01     I&M          Harper Shuman                         9995                   S & C ENGINEERS, INC.
31-May-01     P&C          61 H                                 9996                    Ryesa
31-May-01     GOVT         TRAC                              21852-0768                 Ryerson-Tull
31-May-01     GOVT         TRAC                              21852-0769                 Ryerson-Tull
31-May-01     I/P          TRAC 21866                         JOB 21866                 RUSS OF ALLIANCE
31-May-01     I/P          BHO                                 1147075                  RUSCHE FUEL CONTROL
31-May-01     POWER        TRAC                                P06-025                  Rudolph Libbe
31-May-01     POWER        Timberline                         470904284                 Rudd Equipment Company
31-May-01     I&M          Pomeroy                            28012030                  Roys Sever
31-May-01     I&M          Pomeroy                            28012029                  Royal Petroleum




-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,550              1,550
                                                                                                       83                 83
                                                                                                      199                199
                                                                                                      269                269
                                  35                                                                    0                 35
                                                                   106                                                   106
                                                                                                      386                386
                                                                                                      383                383
                                                                                                      475                475
                                                                                                       52                 52
                                                                                                      311                311
                                                                                                  327,016            327,016
                                                                                                       20                 20
                                                                                                    2,681              2,681
                                                                                                      837                837
                                                                                                       13                 13
                                 227                                                                                     227
                                                                    30                                                    30
                                                                 6,764                                                 6,764
                                                                   182                                                   182
                                                                   510                                                   510
                                                                                                   19,305             19,305
                                                                                                    1,255              1,255
                                                                                                      941                941
                                                                                                       76                 76
                                                                                                   10,284             10,284
                                                                                                   12,746             12,746
                                                                                                       16                 16
                                                                                                   15,005             15,005
                                                                   179                                                   179
                                                                                                       48                 48
                                                                                                      105                105
                                                                                                    5,001              5,001
                                  35                                                                                      35
                                                                                                    5,042              5,042
                                                                                                      116                116
                                                                   179                                                   179
                                                                   242                                                   242
                                                                                                    3,078              3,078
                                                                                                    1,006              1,006
                                                                                                      272                272
                                                                                                       69                 69
                                                                                                      187                187
                                                                                                      211                211
                                                                                                   20,965             20,965
                                                                                                      876                876
                                                                                                       95                 95
                                                                                                      998                998


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I/P          New Malden (JDE)                    105097                   ROSSISTERS STATIONERS LTD
31-May-01     I/P          BHO                                 1146249                  ROSENDIN ELECTRIC
31-May-01     I&M          San Roque                            1118                    Rope Systems Corp
31-May-01     I&M          Pomeroy                            28012028                  Roger's Welding
31-May-01     I/P          New Malden (JDE)                    105096                   ROCOM LTD
31-May-01     I&M          Harper Shuman                        9867                    ROCKY MOUNTAIN WATER
31-May-01     I/P          New Malden (JDE)                    105095                   RIDER PRESS LTD
31-May-01     I/P          BHO                                 1147074                  RESPIRATORY EQUIPMENT
31-May-01     I/P          BHO                                 1147073                  REPROGRAFI
31-May-01     I/P          TRAC 21756                         JOB 21756                 REPRESENTACIONES MAESTRE
31-May-01     GOVT         BHO                                 1147072                  RENTAL SERVICE CORP
31-May-01     I&M          Pomeroy                            28012039                  Relizon Co
31-May-01     I&M          Harper Shuman                         9658                   RELIABLE REPROGRAPHICS,
31-May-01     I/P          BHO                                 1147066                  REFRON INC
31-May-01     I/P          BHO                                 1147065                  RE SOURCE PENNSYLVANIA
31-May-01     I/P          TRAC 21898                         JOB 21898                 RBJ SAFETY SERVICES
31-May-01     I&M          Harper Shuman                         9603                   RANDSTAD
31-May-01     I/P          BHO                                 1146248                  RAININ INSTRUMENT CO
31-May-01     POWER        TRAC                                DD409676                 R. Siddanagouda
31-May-01     I&M          Harper Shuman                         11202                  QWEST INTERPRISE
31-May-01     I&M          Harper Shuman                         11205                  QWEST ENHANCED FAX SERVICE
31-May-01     I&M          Harper Shuman                         9011                   QWEST DEX THE DIRECTORY SOURCE
31-May-01     I&M          Harper Shuman                         11200                  QWEST
31-May-01     I&M          Harper Shuman                         11206                  QWEST
31-May-01     I&M          Harper Shuman                         11213                  QWEST
31-May-01     I/P          TRAC 21898                         JOB 21898                 QUEST DIAGNOSTICS
31-May-01     I&M          Harper Shuman                         9006                   QUALITY ENVIRONMENTAL
31-May-01     I/P          New Malden (JDE)                    105092                   QUALITASSE LTD
31-May-01     I&M          Harper Shuman                         8971                   PURCHASE POWER
31-May-01     I&M          Harper Shuman                         8981                   PUBLIC SERVICE COMPANY OF COLORADO
31-May-01     I/P          RUST CONSTRUCTORS                  10126669                  PROUDFOOT REPORTS INC
31-May-01     I/P          RUST CONSTRUCTORS                  10126669                  PROUDFOOT REPORTS INC
31-May-01     I/P          RUST CONSTRUCTORS                  10126669                  PROUDFOOT REPORTS INC
31-May-01     I/P          RUST CONSTRUCTORS                  10126669                  PROUDFOOT REPORTS INC
31-May-01     I/P          BHO                                 1147064                  PROFESSIONAL WELDING
31-May-01     GOVT         TRAC                              22561-0552                 Process Controls
31-May-01     I&M          Harper Shuman                        8961                    PRO SOURCE
31-May-01     I/P          TRAC 21898                         JOB 21898                 PRIME INDUSTIAL
31-May-01     I&M          Pomeroy                            28012026                  Prestress Supply
31-May-01     I&M          Pomeroy                            28012025                  Precision Wireless
31-May-01     I/P          TRAC 21866                         JOB 21866                 PRECISION PNEUMATICS, INC.
31-May-01     I&M          San Roque                            1117                    Power Systems Inc
31-May-01     I&M          San Roque                            1116                    Power Asia Equipment Corp
31-May-01     I&M          Harper Shuman                        8752                    PORTER'S LAND SURVEYING
31-May-01     I/P          BHO                                 1147063                  PITTSBURGH TRANE
31-May-01     POWER        Timberline                         470904264                 Pittsburgh Plumbing & Heating
31-May-01     POWER        Timberline                         470904263                 Pitt Industiral Diamond Products
31-May-01     I/P          New Malden (JDE)                    105091                   PITNEY BOWES LTD


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                    55                                                    55
                                                                                                  214,326            214,326
                                                                 2,943                                                 2,943
                                                                                                    1,239              1,239
                                                                   157                                                   157
                                                                                                       91                 91
                                                                 2,060                                                 2,060
                                                                                                       15                 15
                                                                                                       41                 41
                                                                                                      958                958
                                                                                                      589                589
                                                                                                      109                109
                                                                                                      173                173
                                                                                                      540                540
                                                                                                   15,951             15,951
                                                                                                    1,191              1,191
                                                                                                    1,443              1,443
                                                                                                      849                849
                                                                   102                                                   102
                                   9                                                                    0                  9
                                  37                                                                    0                 37
                                  37                                                                    0                 37
                               1,125                                                                    0              1,125
                                  26                                                                    0                 26
                                   6                                                                    0                  6
                                                                                                      653                653
                                                                                                   16,185             16,185
                                                                   122                                                   122
                                                                                                      137                137
                                                                                                    1,082              1,082
                                                                                                       50                 50
                                                                                                       30                 30
                                                                                                       30                 30
                                                                                                       30                 30
                                                                                                      161                161
                                                                                                    4,552              4,552
                                                                                                   31,007             31,007
                                                                                                      293                293
                                                                                                    3,826              3,826
                                                                                                    2,221              2,221
                                                                                                    2,332              2,332
                                                                   306                                                   306
                                                                 1,217                                                 1,217
                                                                                                    1,000              1,000
                                                                                                    3,166              3,166
                                                                                                      115                115
                                                                                                    2,282              2,282
                                                                   248                                                   248


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I&M          Harper Shuman                        8681                    PITNEY BOWES
31-May-01     I&M          Pomeroy                            28012023                  Phoenix Cement
31-May-01     I&M          Pomeroy                            28012022                  Petaluma Auto
31-May-01     POWER        Timberline                         470904254                 Pentek, Inc.
31-May-01     I/P          TRAC 21866                         JOB 21866                 PENNSYLVANIA TOOL SALES
31-May-01     I&M          Pomeroy                            28012027                  PDM Steel
31-May-01     I&M          Pomeroy                            28012024                  PCI
31-May-01     I&M          Pomeroy                            28012021                  Pangea
31-May-01     I/P          TRAC 21898                         JOB 21898                 PAGING NETWORK OF HOUSTON
31-May-01     I&M          Harper Shuman                        8496                    PACIFIC RAILWAY ENTERPRISES, INC
31-May-01     I&M          Harper Shuman                        8489                    OTAK INC.
31-May-01     POWER        Timberline                         470904282                 One Call Rentals
31-May-01     I&M          Pomeroy                            28012020                  Office Helper
31-May-01     I&M          Harper Shuman                         8099                   OFFICE DEPOT CREDIT PLAN
31-May-01     I&M          Harper Shuman                         8201                   OFFICE DEPOT
31-May-01     I&M          Harper Shuman                         8073                   OCB REPROGRAPHICS, INC
31-May-01     I/P          BHO                                 1147061                  NUTTING ENGINEERS OF FLO
31-May-01     GOVT         TRAC                              22561-0551                 Nucon International Inc.
31-May-01     I/P          BHO                                 1147060                  NORTH TEXAS FIRE EXTINGUISHER
31-May-01     I&M          Harper Shuman                          818                   NOBLE POST ENGINEERING
31-May-01     I&M          Pomeroy                            28012018                  No Bay Constr
31-May-01     I&M          San Roque                            1115                    Nissan Gallery Ortigas
31-May-01     I&M          BHO                                20004096                  Nick Meyer
31-May-01     I/P          BHO                                 1147059                  NEXTEL PARTNERS
31-May-01     I/P          BHO                                 1147058                  NEXTEL COMMUNICATIONS
31-May-01     I/P          BHO                                 1147057                  NEWKIRK ELECTRIC ASSOC
31-May-01     I/P          BHO                                 1147056                  NEWCOURT LEASING CORP
31-May-01     I&M          Harper Shuman                         7792                   NEVADA POWER COMPANY
31-May-01     I/P          TRAC 21898                         JOB 21898                 NEFF RENTAL
31-May-01     I/P          New Malden (JDE)                    105089                   NED'S MOTOR REPAIRS LTD
31-May-01     I/P          BHO                                 1147055                  NDT TRAINING
31-May-01     I/P          TRAC 21898                         JOB 21898                 NATIONS RENT
31-May-01     I/P          TRAC 21898                         JOB 21898                 NATIONS RENT
31-May-01     I/P          TRAC 21898                         JOB 21898                 NATIONAL EQUIPMENT SERVICES
31-May-01     I/P          TRAC 21898                         JOB 21898                 NASH AUTOMOTIVE
31-May-01     I&M          Pomeroy                            28012019                  Napa Auto
31-May-01     POWER        TRAC                               DD733046                  N. Venkat Rao
31-May-01     I/P          BHO                                 1147053                  MUST
31-May-01     I/P          BHO                                 1147052                  MUST
31-May-01     I&M          Harper Shuman                         7487                   MURTHA, CULLINA, RICHTER & PINNEY
31-May-01     P&C          61 H                                 7488                    Mobil Oil Ecuatorial Guinea
31-May-01     I/P          BHO                                 1147052                  MINE SAFTEY AAPLIANCES
31-May-01     I&M          Pomeroy                            28012017                  MiJack
31-May-01     GOVT         TRAC                              21852-0741                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0740                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0734                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0736                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0742                 Mid-South Sales


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       17                 17
                                                                                                    2,963              2,963
                                                                                                    1,605              1,605
                                                                                                    3,418              3,418
                                                                                                      538                538
                                                                                                    3,165              3,165
                                                                                                    9,500              9,500
                                                                                                      929                929
                                                                                                      166                166
                                                                                                    1,296              1,296
                                                                                                      679                679
                                                                                                   15,262             15,262
                                                                                                      586                586
                                                                                                      425                425
                                                                                                    1,978              1,978
                                                                                                    1,148              1,148
                                                                                                       36                 36
                                                                                                      750                750
                                                                                                       75                 75
                                                                                                    9,720              9,720
                                                                                                   15,727             15,727
                                                                   955                                                   955
                                                                                                    5,935              5,935
                                 172                                                                                     172
                                                                                                        4                  4
                                 844                                                                                     844
                                                                                                    1,017              1,017
                                                                                                      451                451
                                                                                                    5,283              5,283
                                                                   181                                                   181
                                                                                                    4,800              4,800
                                                                                                    2,054              2,054
                                                                                                      198                198
                                                                                                    6,352              6,352
                                                                                                       78                 78
                                                                                                      345                345
                                                                    85                                                    85
                                                    `                                               1,617              1,617
                                                                                                      147                147
                                                                                                    4,417              4,417
                               1,325                                                                                   1,325
                                                                                                      324                324
                                                                                                   17,719             17,719
                                                                                                    1,755              1,755
                                                                                                    1,737              1,737
                                                                                                    1,462              1,462
                                                                                                    1,319              1,319
                                                                                                    1,200              1,200


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     GOVT         TRAC                              21852-0746                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0744                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0738                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0747                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0739                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0745                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0743                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0748                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0735                 Mid-South Sales
31-May-01     GOVT         TRAC                              21852-0737                 Mid-South Sales
31-May-01     I/P          BHO                                 1147051                  MID EAST SPRINKLER CORP
31-May-01     I&M          Harper Shuman                         7257                   MICRO CENTER
31-May-01     GOVT         BHO                                 1147049                  METZGER TRUE VALUE HARDWARE
31-May-01     GOVT         BHO                                 1147050                  METZGER TRUE VALUE HARDWARE
31-May-01     I&M          San Roque                            1334                    Meralco
31-May-01     GOVT         TRAC                              22561-0550                 Mellor Engienering Inc.
31-May-01     I&M          San Roque                            1114                    Megasco
31-May-01     POWER        TRAC                                195648                   Mech Engrs & Erc Ltd
31-May-01     POWER        Timberline                         470904259                 McMaster-Carr
31-May-01     I/P          BHO                                 1147048                  MCMASTER CARR SUPPLY
31-May-01     I/P          BHO                                 1147047                  MCM ELECTRONICS
31-May-01     I/P          New Malden (JDE)                    105088                   MCK COURIER SERVICE
31-May-01     I/P          New Malden (JDE)                    105016                   MCK COURIER SERVICE
31-May-01     I/P          BHO                                 1147046                  MCI WORLD COM
31-May-01     I&M          San Roque                            1113                    Maxwell Heavy Equipment Corp
31-May-01     I/P          TRAC 21898                         JOB 21898                 MAXIM CRANE WORKS
31-May-01     I/P          TRAC 21898                         JOB 21898                 MATTHEWS
31-May-01     I&M          Pomeroy                            28012015                  Maselli & Sons
31-May-01     I/P          BHO                                 1147045                  MARY JANE S MCMILLIAN
31-May-01     I&M          Pomeroy                            28012016                  Maples Serv
31-May-01     I/P          TRAC 21898                         JOB 21898                 MAINLAND TOOL & SUPPLY
31-May-01     I/P          New Malden (JDE)                    105087                   MAINE BUSINESS SYSTEM LIMITED
31-May-01     P&C          61 H                                105088                   Mac Guinea
31-May-01     GOVT         BHO                                 1147043                  LOS ALAMOS TRANSIT MIX
31-May-01     GOVT         BHO                                 1147042                  LOS ALAMOS HOME INPROVEMENT
31-May-01     I/P          New Malden (JDE)                    105015                   LONDON BOROUGH OF SUTTON
31-May-01     I/P          New Malden (JDE)                    105086                   LOMBARD NATWEST DISCOUNTING LT
31-May-01     P&C          61 H                                256655                   Litorwele
31-May-01     I/P          BHO                                 1147041                  LIGHTING TECHNOLOGY SERVICE
31-May-01     I/P          New Malden (JDE)                    105014                   LIEBERT HIROSS LTD
31-May-01     I&M          Pomeroy                            28012014                  Level Constr
31-May-01     I&M          San Roque                         10000000076                Leemasters Intl Systems Inc
31-May-01     I&M          San Roque                            1111                    Leemasters Intl Systems Inc
31-May-01     I&M          Harper Shuman                         5704                   LEAP SOFTWARE
31-May-01     I&M          San Roque                            1110                    Largen Med Inc
31-May-01     I/P          BHO                                 1147040                  LANDAUER INC
31-May-01     I/P          BHO                                 1147039                  LAMCO AND ASSOC
31-May-01     I/P          New Malden (JDE)                    105013                   LADYBIRDS CAR SERVICE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,018              1,018
                                                                                                    1,010              1,010
                                                                                                      968                968
                                                                                                      902                902
                                                                                                      843                843
                                                                                                      828                828
                                                                                                      814                814
                                                                                                      348                348
                                                                                                      294                294
                                                                                                      267                267
                                                                                                      150                150
                                                                                                      433                433
                                                                                                       76                 76
                                                                                                       60                 60
                                 388                                                                                     388
                                                                                                    5,000              5,000
                                                                 1,387                                                 1,387
                                                                 2,493                                                 2,493
                                                                                                       61                 61
                                                                                                      443                443
                                                                                                       80                 80
                                                                    85                                                    85
                                                                    38                                                    38
                                 324                                                                                     324
                                                                 5,769                                                 5,769
                                                                                                    2,605              2,605
                                                                                                      528                528
                                                                                                    5,724              5,724
                                                                                                      156                156
                                                                                                      405                405
                                                                                                      633                633
                                                                   566                                                   566
                                                                                   505                                   505
                                                                                                      891                891
                                                                                                      325                325
                                                                   113                                                   113
                                                                 2,185                                                 2,185
                                                                                 2,240                                 2,240
                                                                                                    1,246              1,246
                                                                 3,995                                                 3,995
                                                                                                    2,224              2,224
                                                                93,882                                                93,882
                                                                 2,192                                                 2,192
                                                                                                   23,109             23,109
                                                                 1,221                                                 1,221
                                                                                                    1,690              1,690
                                                                                                      350                350
                                                                   239                                                   239


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I/P          New Malden (JDE)                    105085                   LADYBIRDS CAR SERVICE
31-May-01     I&M          Harper Shuman                         5471                   KWIK KOPY PRINTING
31-May-01     I&M          Pomeroy                            28012013                  KTA Tator
31-May-01     I&M          Harper Shuman                         5355                   KLEINFELDER, INC.
31-May-01     I&M          Harper Shuman                         5364                   KLEEN SWEEP
31-May-01     I&M          Harper Shuman                         5259                   KINKO'S THE COPY CENTER
31-May-01     I/P          BHO                                 1147038                  KINKOS
31-May-01     I/P          BHO                                 1147037                  KFC ENGINEERING MANAGEMENT
31-May-01     I/P          Timberline - 4505                   2001-04                  Kerri Hanrahan
31-May-01     I&M          San Roque                            1109                    Kenelton & Klein
31-May-01     GOVT         TRAC                              22561-0549                 Keller Supply Company
31-May-01     GOVT         BHO                                 1147036                  KEERS ENVIRONMENTAL
31-May-01     GOVT         TRAC                              22561-0547                 Kaman Industrial Tech
31-May-01     I/P          BHO                                 1147035                  K AND I SHEET METAL INC
31-May-01     I/P          TRAC 21756                         JOB 21756                 JUNTA DE CONDEMINIO
31-May-01     POWER        Timberline                         470904265                 Johnston Morehouse Dickey Co.
31-May-01     I&M          Pomeroy                            28012011                  Jerico
31-May-01     I/P          BHO                                 1147034                  JEANNE ZENTMEYER
31-May-01     I/P          BHO                                 1147033                  JAMES T SIDDLE
31-May-01     I&M          Pomeroy                            28012010                  Jamac Steel
31-May-01     GOVT         TRAC                              22561-0546                 J&W Scientific Inc.
31-May-01     I&M          Pomeroy                            28012009                  J&R Diesel
31-May-01     I&M          Pomeroy                            28012008                  J&D Fabrications
31-May-01     I/P          TRAC 21866                         JOB 21866                 IWELD INDUSTRIES, INC.
31-May-01     I&M          Pomeroy                            28012007                  Ivy Steel
31-May-01     GOVT         BHO                                 1147032                  IRON AGE CORPORATION
31-May-01     I/P          BHO                                 1147031                  IRIS INSPECTION SERVICES
31-May-01     GOVT         TRAC                              22561-0545                 Ionex Research Corp.
31-May-01     I&M          Harper Shuman                         4453                   INTERPRO
31-May-01     I/P          New Malden (JDE)                    000620                   INLAND REVENUE-BASIL/KENNEDY
31-May-01     I/P          TRAC 21898                         JOB 21898                 INDUSTRIAL AIR TOOL
31-May-01     GOVT         TRAC                              21852-0733                 Impact
31-May-01     GOVT         TRAC                              21852-0732                 Impact
31-May-01     I/P          BHO                                 1147030                  IKON OFFICE SOLUTIONS
31-May-01     I&M          Harper Shuman                         4089                   IKON OFFICE SOLUTIONS
31-May-01     I&M          Harper Shuman                         4066                   IKON OFFICE SOLUTIONS
31-May-01     I/P          BHO                                 1147029                  IGNACIO BOLIVAR
31-May-01     I/P          New Malden (JDE)                    105084                   IChemE
31-May-01     I&M          Harper Shuman                         4024                   IBI GROUP
31-May-01     I&M          San Roque                            1108                    Hydraulic Indl Sales Inc
31-May-01     I/P          New Malden (JDE)                    105012                   HUMPIT REMOVALS LTD
31-May-01     I/P          New Malden (JDE)                    105083                   HUMPIT REMOVALS LTD
31-May-01     I&M          Pomeroy                            28012006                  Hose Pros
31-May-01     I/P          TRAC 21898                         JOB 21898                 HORIZON FLEET SERVICES
31-May-01     I&M          Pomeroy                            28012005                  Home Depot
31-May-01     I/P          BHO                                 1147027                  HOME DEPOT
31-May-01     I/P          BHO                                 1147028                  HOME DEPOT
31-May-01     I/P          TRAC 21898                         JOB 21898                 HI-TECH PUMP & CRANE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                   129                                                   129
                                                                                                      300                300
                                                                                                    4,200              4,200
                                                                                                    7,449              7,449
                                                                                                      160                160
                                                                                                    1,183              1,183
                                                                                                      264                264
                                                                                                    1,920              1,920
                                                                                                      870                870
                                                                 1,876                                                 1,876
                                                                                                    1,301              1,301
                                                                                                    1,992              1,992
                                                                                                      752                752
                                                                                                   20,112             20,112
                                                                                                       61                 61
                                                                                                      245                245
                                                                                16,400                                16,400
                                                                                                       61                 61
                                                                                                      178                178
                                                                                                   49,837             49,837
                                                                                                      132                132
                                                                                                      458                458
                                                                                                    1,673              1,673
                                                                                                       60                 60
                                                                                                   13,100             13,100
                                                                                                    5,341              5,341
                                                                                                    1,181              1,181
                                                                                                   27,300             27,300
                                                                                                      206                206
                                                                 4,900                                                 4,900
                                                                                                      545                545
                                                                                                    2,615              2,615
                                                                                                      654                654
                                                                                                      189                189
                                                                                                       96                 96
                                                                                                       11                 11
                                                                                                      280                280
                                                                   145                                                   145
                                                                                                    8,226              8,226
                                                                   141                                                   141
                                                                 2,294                                                 2,294
                                                                   213                                                   213
                                                                                                      249                249
                                                                                                    3,410              3,410
                                                                                                      956                956
                                                                                                      514                514
                                                                                                      180                180
                                                                                                    2,131              2,131


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     GOVT         TRAC                              21852-0767                 Hilti
31-May-01     GOVT         TRAC                              21852-0766                 Hilti
31-May-01     I&M          San Roque                            1107                    Highland Tractor Parts Inc
31-May-01     I/P          BHO                                 1147026                  HICKMAN ELECTRIC INC
31-May-01     POWER        Timberline                         470904267                 Hertz Equipment Rental
31-May-01     POWER        Timberline                         470904257                 Hepler's
31-May-01     I/P          TRAC 21866                         JOB 21866                 HENRY A SELINSKY, INC.
31-May-01     I&M          Pomeroy                            28012004                  Helser Industries
31-May-01     GOVT         TRAC                              22561-0544                 Hawaii Stationery Co. Ltd
31-May-01     I&M          Harper Shuman                        4906039                 HATCH MOTT MACDONALD, INC.
31-May-01     I/P          BHO                                 1147025                  HARRISBURG STATE HOSPITAL
31-May-01     I&M          Pomeroy                            28012003                  Hanson Aggregrates
31-May-01     I&M          Pomeroy                            28012002                  Hanson
31-May-01     I/P          BHO                                 1147024                  HANDIJON INC
31-May-01     POWER        TRAC                                1921054                  Hamon
31-May-01     I/P          New Malden (JDE)                    105069                   HAMILTONS RENTALS PLC
31-May-01     I/P          TRAC 21866                         JOB 21866                 HAIDET'S AUTO GLASS
31-May-01     I/P          BHO                                 1147023                  GWYER REPROGRAPHICS
31-May-01     I&M          San Roque                            1106                    Guzent Inc
31-May-01     GOVT         TRAC                              22561-0541                 Guy Miyashiro & Co.
31-May-01     GOVT         TRAC                              22561-0542                 GTS Distributors
31-May-01     I&M          Pomeroy                            28012001                  Grove Lbr
31-May-01     I&M          Harper Shuman                         3383                   GROUP DELTA CONSULTANTS
31-May-01     I&M          Harper Shuman                         3377                   GROUND ENGINEERING
31-May-01     I/P          BHO                                 1147022                  GREAT LAKES WASTE SERVICES
31-May-01     I/P          BHO                                 1147021                  GRAYBAR ELECTRIC COMPANY
31-May-01     I/P          BHO                                 1147020                  GRAYBAR ELECTRIC COMPANY
31-May-01     GOVT         TRAC                              22561-0540                 Graybar Electric Co.
31-May-01     I&M          Harper Shuman                         3230                   GOLDER ASSOCIATES, INC.
31-May-01     I/P          BHO                                 1147019                  GLOBAL EQUIPMENT COMPANY
31-May-01     I&M          Harper Shuman                         3169                   GLAHE & ASSOCIATES
31-May-01     P&C          61 H                                 3170                    Geogam Ltda.
31-May-01     I/P          BHO                                 1147018                  GEO TECH TOOL COMPANY
31-May-01     I/P          New Malden (JDE)                    105081                   GEE PUBLISHING LIMITED
31-May-01     GOVT         Buckley-TRAC                        5141096                  GE Supply
31-May-01     GOVT         TRAC                              21852-0764                 GE Supply
31-May-01     GOVT         TRAC                              21852-0763                 GE Supply
31-May-01     I/P          BHO                                 1147017                  GE SUPPLY
31-May-01     GOVT         TRAC                              21852-0765                 GE Supply
31-May-01     I&M          Harper Shuman                         3079                   GANDA
31-May-01     I/P          BHO                                 1147015                  G NEIL DIRECT MAIL INC
31-May-01     P&C          61 H                                1147016                  FTF Apegesa
31-May-01     I/P          BHO                                 1147014                  FRIENDLY JOHN COMPANY
31-May-01     I&M          Harper Shuman                         2853                   FREDERIC R. HARRIS, INC
31-May-01     GOVT         BHO                                 1147013                  FRANKS SUPPLY COMPANY
31-May-01     I&M          Harper Shuman                         2763                   FPL
31-May-01     I/P          BHO                                 1147012                  FORKLIFTS INC
31-May-01     I&M          Harper Shuman                         2711                   FLEET FUELING


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,621              1,621
                                                                                                    1,430              1,430
                                                                14,683                                                14,683
                                                                                                    7,217              7,217
                                                                                                   28,219             28,219
                                                                                                      441                441
                                                                                                      811                811
                                                                                                    6,800              6,800
                                                                                                      104                104
                                                                                                   30,325             30,325
                                                                                                    1,716              1,716
                                                                                                   41,732             41,732
                                                                                                   77,153             77,153
                                                                                                    1,680              1,680
                                                                                                   74,661             74,661
                                                                   972                                                   972
                                                                                                      202                202
                                                                                                   10,860             10,860
                                                                12,031                                                12,031
                                                                                                    4,653              4,653
                                                                                                    1,025              1,025
                                                                                                   12,361             12,361
                                                                                                   15,824             15,824
                                                                                                   10,729             10,729
                                  95                                                                                      95
                                                                                                      302                302
                                                                                                      147                147
                                                                                                      130                130
                                                                                                    2,555              2,555
                                                                                                      514                514
                                                                                                      140                140
                                  16                                                                                      16
                                                                                                      189                189
                                                                   508                                                   508
                                                                                                   48,484             48,484
                                                                                                    3,308              3,308
                                                                                                    2,340              2,340
                                                                                                      646                646
                                                                                                        4                  4
                                                                                                       76                 76
                                                                                                       24                 24
                                                                13,939                                                13,939
                                                                                                      469                469
                                                                                                    1,265              1,265
                                                                                                      776                776
                                                                                                      682                682
                                                                                                       94                 94
                                                                                                   12,737             12,737


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I&M          Harper Shuman                         2711                   FLEET FUELING
31-May-01     I&M          Pomeroy                            28012000                  First Care
31-May-01     I/P          Timberline - 4505             11101228, 111101304            Fire Systems West
31-May-01     I/P          BHO                                 1147011                  FEDERAL EXPRESS CORP
31-May-01     I&M          Harper Shuman                         2606                   FEDERAL EXPRESS CORP
31-May-01     I/P          RUST CONSTRUCTORS                  10126663                  FEDERAL EXPRESS
31-May-01     I/P          RUST CONSTRUCTORS                  10126663                  FEDERAL EXPRESS
31-May-01     I&M          Pomeroy                            28011999                  Fastenal Co
31-May-01     POWER        Timberline                          470904260                Farnham & Pfile Rental/Sales
31-May-01     I&M          Pomeroy                            28011998                  Falcon Foam
31-May-01     GOVT         TRAC                              22561-0538                 Fabrication Specialties
31-May-01     I&M          San Roque                            1104                    F Padrinao Trucking Services
31-May-01     I&M          San Roque                            1105                    F Padrinao Trucking Services
31-May-01     I&M          Pomeroy                            28011997                  EZE Trucking
31-May-01     GOVT         TRAC                              22561-0537                 Exchange Supply
31-May-01     I/P          BHO                                 1147010                  EXAIR CORP
31-May-01     I/P          BHO                                 1147009                  EVERGREEN SOUTH
31-May-01     I&M          Pomeroy                            28011995                  Evergreen Environ
31-May-01     I&M          Harper Shuman                         2335                   ESI ENGINEERING, INC.
31-May-01     I/P          TRAC 21898                         JOB 21898                 EQUIP-CO TRANSPORTATION
31-May-01     I/P          TRAC 21898                         JOB 21898                 EQUIP-CO TRANSPORTATION
31-May-01     I/P          TRAC 21898                         JOB 21898                 EQUIP-CO TRANSPORTATION
31-May-01     I&M          Pomeroy                            28011996                  Environmental Health
31-May-01     GOVT         Buckley-TRAC                        5141097                  Enterprise
31-May-01     I/P          BHO                                 1147008                  EMERALD SERVICES
31-May-01     I/P          BHO                                 1147007                  EMED COMPANY INC
31-May-01     I/P          BHO                                 1147006                  ELE INTERNATIONAL LIMITED
31-May-01     I/P          New Malden (JDE)                    105009                   EEMUA PUBLICATIONS
31-May-01     POWER        Timberline                         470904277                 Eckerd Express Photo
31-May-01     I/P          BHO                                 1147005                  EBERLY LUMBER
31-May-01     I&M          BHO                                 1147004                  EARTH MEASUREMENT CORP
31-May-01     I/P          TRAC 21898                         JOB 21898                 EARL H. HEAD
31-May-01     I&M          Pomeroy                            28011994                  Eagle Road
31-May-01     I&M          Harper Shuman                        2097                    E-470 PUBLIC HIGHWAY
31-May-01     I&M          Harper Shuman                        2512                    E. SPIRE FINANCE CORPORATION
31-May-01     I/P          BHO                                 1147003                  DUTY'S LOCK AND KEY
31-May-01     I/P          BHO                                 1146225                  DUPONT FLOORING SYSTEMS
31-May-01     I/P          BHO                                 1147002                  DRIVEKORE
31-May-01     I/P          BHO                                 1147001                  DOGGRELL PAINTING
31-May-01     I/P          BHO                                 1146224                  DOGGRELL PAINTING
31-May-01     I&M          Harper Shuman                        1924                    DOCUMENT RESEARCH
31-May-01     I&M          Harper Shuman                        1919                    DIZEHCHI, PARVIZ
31-May-01     I&M          Pomeroy                            28011992                  Discovery Office
31-May-01     I/P          New Malden (JDE)                    105079                   DIAL CONTRACTS LTD
31-May-01     P&C          61 H                                105080                   DHL, Malabo
31-May-01     I&M          San Roque                            1103                    DHL Philippines Corp
31-May-01     I/P          New Malden (JDE)                    105078                   DHL INTERNATIONAL (UK) LTD
31-May-01     CORP         BHO                                 1147000                  DEVON  CONSULTING


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  (11,675)           (11,675)
                                                                                                    1,184              1,184
                                                                                                    1,078              1,078
                                                                                 1,310                                 1,310
                                                                                                    1,292              1,292
                                                                                   376                                   376
                                                                                    26                                    26
                                                                                                       87                 87
                                                                                                      318                318
                                                                                                   18,173             18,173
                                                                                                   18,395             18,395
                                                                   192                                                   192
                                                                    98                                                    98
                                                                                17,110                  0             17,110
                                                                                                    5,959              5,959
                                                                                                      200                200
                                                                                                       14                 14
                                                                                                      127                127
                                                                                                    4,937              4,937
                                                                                                    1,018              1,018
                                                                                                      387                387
                                                                                                       45                 45
                                                                                                    1,120              1,120
                                                                                                   99,152             99,152
                                                                                                      555                555
                                                                                                      203                203
                                                                                                      106                106
                                                                   107                                                   107
                                                                                                      149                149
                                                                                                      143                143
                                                                                                    2,500              2,500
                                                                                                      950                950
                                                                                                    2,104              2,104
                                                                                                      317                317
                                                                                                      154                154
                                                                                                       68                 68
                                                                                                    2,142              2,142
                                                                                                       74                 74
                                                                                                   21,310             21,310
                                                                                                    3,640              3,640
                                                                                                    6,373              6,373
                                                                                                       56                 56
                                                                                                    1,164              1,164
                                                                 1,366                                                 1,366
                                                                                                      959                959
                                                                   279                                                   279
                                                                 1,444                                                 1,444
                                                                                                    2,629              2,629



         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I&M          Pomeroy                            28011993                  Deslauriers
31-May-01     I/P          BHO                                 1146999                  DESIGN 3 ARCHITECTURE P
31-May-01     I/P          BHO                                 1146998                  DELVAL EQUIPMENT CORP
31-May-01     I/P          New Malden (JDE)                     105077                  DELL PRODUCTS
31-May-01     POWER        Timberline                        470904281                  DeGennaro's Car Wash
31-May-01     I&M          Harper Shuman                        4900541                 DECORATIVE PLANT SERVICE
31-May-01     I&M          Pomeroy                            28011991                  Dayton/Richmond
31-May-01     I&M          Pomeroy                            28011990                  Davis Wire
31-May-01     I&M          Pomeroy                            28011989                  Davis Mfg
31-May-01     I/P          BHO                                 1146997                  DAVID W ROSE
31-May-01     I&M          Harper Shuman                         1682                   DAVID EVANS & ASSOCIATES
31-May-01     I/P          BHO                                 1146996                  DAUPHIN ELECTRIC
31-May-01     GOVT         BHO                                 1146995                  DATACHEM LABORATORIES
31-May-01     GOVT         TRAC                              22561-0530                 Dao-De Scott/FP-I
31-May-01     GOVT         TRAC                              22561-0536                 Danzas Corporation
31-May-01     GOVT         BHO                                 1146992                  DANIEL B STEPHANS AND ASSOC
31-May-01     I&M          Harper Shuman                         1564                   DAILY SENTINEL
31-May-01     I&M          BHO                                49016960                  D&L Machinery and Fabrication
31-May-01     I/P          TRAC 21866                         JOB 21866                 CUSTOM SIGNS & GRAPHICS
31-May-01     I/P          BHO                                 1146993                  CUMMINS POWER SYSTEMS
31-May-01     I&M          Harper Shuman                         1030                   CTS COMPUTER IMAGING
31-May-01     I/P          New Malden (JDE)                    105008                   CRONER PUBLICATIONS LTD
31-May-01     I&M          BHO                                20004095                  Creative Fuller Paint
31-May-01     GOVT         TRAC                              22561-0548                 Crane Pro Parts
31-May-01     I/P          New Malden (JDE)                    105076                   CRACKCOM LTD
31-May-01     I&M          Pomeroy                             2801988                  CR & R
31-May-01     I/P          BHO                                 1146991                  COYNE TEXTILE SERVICES
31-May-01     I&M          Harper Shuman                         1622                   COVERALL OF PALM BEACH
31-May-01     GOVT         BHO                                 1146900                  COUNTRY FARM SUPPLY
31-May-01     I&M          Harper Shuman                         1694                   COPYCO, INC.
31-May-01     I&M          Harper Shuman                         1478                   COPYCO
31-May-01     I/P          TRAC 21898                         JOB 21898                 CONTRACTOR SAFETY COUNCIL
31-May-01     I/P          BHO                                 1146989                  CONSUMERS ENERGY
31-May-01     I/P          New Malden (JDE)                    105007                   CONCORD COURIERS LTD
31-May-01     I&M          Harper Shuman                          856                   COMPONENT LEVEL SERVICES
31-May-01     I/P          New Malden (JDE)                    105006                   COMPLETE INTERIORS
31-May-01     I&M          Harper Shuman                         1612                   COMPAQ
31-May-01     GOVT         TRAC                              22561-0534                 Communications Applied Tech
31-May-01     I/P          BHO                                 1146988                  COLT PLUMBING SPECIALTIES
31-May-01     POWER        Timberline                         470904273                 Colker Company
31-May-01     I/P          New Malden (JDE)                    105075                   COLIN EVELEIGH
31-May-01     I/P          BHO                                 1146987                  COASTAL TRAINING
31-May-01     I&M          San Roque                            1102                    CMI Equipment Inc
31-May-01     I&M          Harper Shuman                         2455                   CLEARWATER ENGINEERING
31-May-01     I/P          TRAC 21866                         JOB 21866                 CLEARLY THE BEST
31-May-01     I/P          BHO                                 1146986                  CLEAN USA
31-May-01     I/P          Timberline - 4505                 6362-6/1/01                City of Long Beach
31-May-01     I/P          BHO                                 1146985                  CITICORP VENDOR FINANCE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,189              1,189
                                                                                                    2,741              2,741
                                                                                                    2,290              2,290
                                                                30,497                                                30,497
                                                                                                       36                 36
                                                                                                       31                 31
                                                                                                    2,800              2,800
                                                                                                   15,777             15,777
                                                                                                   10,400             10,400
                                                                                                       20                 20
                                                                                                    1,682              1,682
                                                                                                      479                479
                                                                                                       40                 40
                                                                                                  169,606            169,606
                                                                                 4,140                                 4,140
                                                                                                    8,486              8,486
                                                                                                      535                535
                                                                                                    2,960              2,960
                                                                                                      111                111
                                                                                                      746                746
                                                                                                      706                706
                                                                   573                                                   573
                                                                                                   10,391             10,391
                                                                                                    3,050              3,050
                                                                10,483                                                10,483
                                                                                                    1,192              1,192
                                                                                                      274                274
                                                                                                      101                101
                                                                                                      231                231
                                                                                                       91                 91
                                                                                                      131                131
                                                                                                      180                180
                               3,076                                                                                   3,076
                                                                   265                                                   265
                                                                                                      130                130
                                                                 1,654                                                 1,654
                                                                                                    9,540              9,540
                                                                                                    4,293              4,293
                                                                                                      192                192
                                                                                                      389                389
                                                                 6,312                                                 6,312
                                                                                                    7,800              7,800
                                                                 9,121                                                 9,121
                                                                                                    1,620              1,620
                                                                                                      134                134
                                                                                                    1,194              1,194
                                  17                                                                                      17
                                                                                                      730                730


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
31-May-01     I&M          San Roque                          DA052801A                 Citibank Peso Account
31-May-01     I&M          Harper Shuman                         2773                   CITATION COMMUNICATIONS
31-May-01     I/P          BHO                                 1146984                  CITADON INC
31-May-01     I&M          Harper Shuman                         1043                   CHURCH & ASSOCIATES, INC.
31-May-01     I/P          BHO                                 1146983                  CHRISTOPHER KNISELY
31-May-01     POWER        TRAC                               DD409678                  Chandrashekhar Chava
31-May-01     I&M          Harper Shuman                         2204                   CH2M HILL
31-May-01     I/P          BHO                                 1146982                  CDW COMPUTER SYSTEMS
31-May-01     POWER        TRAC                               DD409677                  CD Security Svcs Ntwk Ltd
31-May-01     GOVT         Buckley-TRAC                        5141098                  CASI
31-May-01     I/P          Timberline - 4505                    37199                   Carwood Carwash
31-May-01     GOVT         BHO                                 1146981                  CARTOGRAPHY BY KRON
31-May-01     GOVT         TRAC                              22561-0535                 Camsco
31-May-01     I/P          BHO                                 1146980                  CAMPBELL'S POOL SUPPLY
31-May-01     I&M          Pomeroy                            28011987                  Cameron Welding
31-May-01     I&M          BHO                                 1146979                  CALIBRATIONS INC
31-May-01     I&M          Pomeroy                            28011986                  Cal Steam
31-May-01     I&M          San Roque                            1101                    Cabanatuan Woodland Ent
31-May-01     GOVT         TRAC                              22556-0296                 Business and Utility Services
31-May-01     I/P          BHO                                 1146977                  BURKS STORAGE
31-May-01     I/P          New Malden (JDE)                    105004                   BT CELLNET-DIANNE AUTY-CUSTOME
31-May-01     I/P          New Malden (JDE)                    105073                   BT CELLNET-DIANNE AUTY-CUSTOME
31-May-01     I/P          New Malden (JDE)                    105001                   BRITISH TELECOMMUNICATIONS PLC
31-May-01     I/P          Timberline - 4505                  776344-2                  Brewed Hot Coffee
31-May-01     GOVT         TRAC                              21852-0762                 Brambles Equipment
31-May-01     I&M          Harper Shuman                         2556                   BONTERRA CONSULTING
31-May-01     I/P          BHO                                 1146214                  BOISE CASCADE OFFICE PRODUCTS
31-May-01     I&M          Harper Shuman                          666                   BOISE CASCADE OFFICE
31-May-01     GOVT         TRAC                              22561-0543                 Boise Cascade Corp. (HOPACO)
31-May-01     GOVT         TRAC                              22561-0539                 BOC Gases Gaspro
31-May-01     I/P          BHO                                 1146212                  BOB'S HOME REPAIR
31-May-01     I/P          BHO                                 1146976                  BOB'S BARRICADES INC
31-May-01     GOVT         TRAC                              22561-0533                 Blueprints Plus
31-May-01     POWER        Timberline                         470904279                 Bluegrass Concrete Cutting Inc.
31-May-01     POWER        TRAC                                195646                   Blue Dart Express Ltd
31-May-01     I&M          Harper Shuman                          690                   BIRD'S MOVING & STORAGE
31-May-01     I/P          BHO                                 1146975                  BIOMERIEUX VITEK
31-May-01     P&C          61 H                                1146976                  Bioko Business Centre
31-May-01     I&M          San Roque                            1099                    Bindy Parts Co
31-May-01     I&M          Pomeroy                            28011984                  Big 4 Rents
31-May-01     I&M          San Roque                            1100                    BHF Corporation
31-May-01     I/P          BHO                                 1146974                  BEST UNIFORM COMPANY
31-May-01     I&M          Harper Shuman                          603                   BEST IMAGE SYSTEMS, INC.
31-May-01     I&M          San Roque                            1098                    Bernabe Construction & Indl Corp
31-May-01     I/P          TRAC 21898                         JOB 21898                 BENNYS AUTO REPAIR
31-May-01     I&M          San Roque                            1097                    Benguetrade Inc
31-May-01     I&M          Harper Shuman                          581                   BELLSOUTH
31-May-01     I/P          RUST CONSTRUCTORS                  10126660                  BELL COMPANY INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


               10,705                                                                                                 10,705
                                                                                                       65                 65
                                                                                                    3,300              3,300
                                                                                                    3,794              3,794
                                                                                                       83                 83
                                                                   142                                                   142
                                                                                                   56,852             56,852
                                                                                                      116                116
                                                                 1,385                                                 1,385
                                                                                                    9,837              9,837
                                                                                                      269                269
                                                                                                    1,888              1,888
                                                                                                    7,425              7,425
                                                                                                      695                695
                                                                                                    1,785              1,785
                                                                                                      567                567
                                                                                                   17,539             17,539
                                                                12,481                                                12,481
                                                                                                    7,840              7,840
                                                                                                   16,529             16,529
                                                                 1,542                                                 1,542
                                                                   996                                                   996
                                                                   711                                                   711
                                   3                                                                                       3
                                                                                                    1,542              1,542
                                                                                                      308                308
                                                                                                       43                 43
                                                                                                      309                309
                                                                                                      119                119
                                                                                                    4,321              4,321
                                                                                                    1,307              1,307
                                                                                                      167                167
                                                                                                      242                242
                                                                                                   45,281             45,281
                                                                   131                                                   131
                                                                                                      208                208
                                                                                                       39                 39
                                                                                                      127                127
                                                                   681                                                   681
                                                                                                      980                980
                                                                 3,404                                                 3,404
                                                                                                    1,310              1,310
                                                                                                       10                 10
                                                                13,322                                                13,322
                                                                                                    1,642              1,642
                                                                   196                                                   196
                                 618                                                                    0                618
                                                                                                      369                369


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
31-May-01     I/P          RUST CONSTRUCTORS                  10126660                 BELL COMPANY INC
31-May-01     I/P          RUST CONSTRUCTORS                  10126660                 BELL COMPANY INC
31-May-01     GOVT         TRAC                              22561-0532                 Belilove Company Engineers
31-May-01     POWER            Timberline                     470904271                Beckwith Machinery Company
31-May-01     I/P          New Malden (JDE)                    105072                   BCECA
31-May-01     I&M          Pomeroy                            28011985                  BC Wire Rope
31-May-01     I/P          TRAC 21898                         JOB 21898                 BAY AREA RENTAL
31-May-01     I/P          BHO                                 1146973                  BASSE COMPANY
31-May-01     POWER            Timberline                     470904278                Bartlett Services. Inc.
31-May-01     POWER            Timberline                     470904270                Baron Filtration Co.
31-May-01     POWER            Timberline                     470904285                Baker Tanks Inc.
31-May-01     I/P          BHO                                 1146972                  ATSI
31-May-01     I&M         Harper Shuman                          345                   ATHALYE CONSULTING ENG.
31-May-01     I&M         Harper Shuman                          459                   AT&T WIRELESS SERV.  459
31-May-01     I&M         Harper Shuman                          368                   AT&T WIRELESS SERV.  368
31-May-01     I&M         Harper Shuman                         2220                   AT&T LIMITED SERVICES BILLING
31-May-01     I&M         Harper Shuman                          457                   AT&T                 457
31-May-01     I&M         Harper Shuman                          367                   AT&T                 367
31-May-01     I&M         Harper Shuman                          343                   AT&T                 343
31-May-01     I/P          Timberline - 4505                 1658770671                 AT&T
31-May-01     I&M         Harper Shuman                         2629                   AT&T
31-May-01     I&M          Pomeroy                            28011983                  AT&T
31-May-01     I&M         Harper Shuman                          367                   AT&T
31-May-01     I&M         Harper Shuman                          346                   AT&T
31-May-01     I&M         Harper Shuman                          346                   AT & T               346
31-May-01     I&M         Harper Shuman                          151                   AT & T               151
31-May-01     I&M         Harper Shuman                          490                   AT & T
31-May-01     I&M          Pomeroy                            28011982                  Asphalt & Concrete
31-May-01     I&M         Harper Shuman                          419                   ASC GROUP, INC.
31-May-01     I/P          New Malden (JDE)                    105071                   ARCO GROUP (THE)
31-May-01     POWER            Timberline                     470904266                Aramsco
31-May-01     POWER            Timberline                     470904280                Aquadox
31-May-01     I/P          New Malden (JDE)                    105070                   ANTHONY'S (79) LTD
31-May-01     POWER               TRAC                         195647                  Anoop Jain
31-May-01     I/P          BHO                                 1146206                  ANIXTER
31-May-01     I&M         Harper Shuman                          393                   ANGEL PROJECT SERVICES
31-May-01     I/P          BHO                                 1146970                  ANDOCO
31-May-01     I/P          BHO                                 1146969                  AMTECH ELEVATOR SERVICES
31-May-01     I/P          BHO                                 1146205                  AMODIO
31-May-01     GOVT         TRAC                              22561-0531                 American Transit Supply
31-May-01     POWER            Timberline                     470904256                American Contractors Equip
31-May-01     I/P          BHO                                 1146203                  ALLIED ELECTRICAL SUPPLY
31-May-01     I&M         Harper Shuman                          237                   ALHAMBRA
31-May-01     I&M          San Roque                            1096                    Alaska Milk Corporation
31-May-01     I/P          BHO                                 1146968                  AIRTIME
31-May-01     POWER            Timberline                     470904268                Airgas Safety
31-May-01     I/P          TRAC 21866                         JOB 21866                 AIRGAS MOUNTAIN STATES
31-May-01     I/P          TRAC 21898                         JOB 21898                 AIRGAS - SOUTHWEST

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     246                246
                                                                                                     205                205
                                                                                                      80                 80
                                                                                                   4,452              4,452
                                                                2,503                                                 2,503
                                                                                                   1,865              1,865
                                                                                                   1,634              1,634
                                                                                                      84                 84
                                                                                                   7,013              7,013
                                                                                                  12,891             12,891
                                                                                                   4,357              4,357
                                                                                                     191                191
                                                                                                  31,151             31,151
                                405                                                                    0                405
                                242                                                                    0                242
                                                                                                       4                  4
                                  4                                                                    0                  4
                                527                                                                    0                527
                                                                                                      18                 18
                                576                                                                                     576
                                499                                                                    0                499
                                288                                                                                     288
                               (550)                                                                   0               (550)
                             (4,858)                                                                   0             (4,858)
                              5,637                                                                    0              5,637
                                 22                                                                    0                 22
                                368                                                                    0                368
                                                                                                   1,440              1,440
                                                                                                   8,688              8,688
                                                                   53                                                    53
                                                                                                     919                919
                                                                                                   3,143              3,143
                                                                  374                                                   374
                                                                1,870                                                 1,870
                                                                                                      97                 97
                                                                                                  12,625             12,625
                                                                                                     526                526
                                                                                                   1,601              1,601
                                                                                                   4,982              4,982
                                                                                                   9,584              9,584
                                                                                                      61                 61
                                                                                                     123                123
                                                                                                      23                 23
                                                                  140                                                   140
                                                                                                     214                214
                                                                                                     186                186
                                                                                                     268                268
                                                                                                     113                113


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

31-May-01     I/P          TRAC 21898                         JOB 21898                 AIRBORNE EXPRESS
31-May-01     I/P          RUST CONSTRUCTORS                  10126659                 AIRBORNE EXPRESS
31-May-01     I/P          RUST CONSTRUCTORS                  10126658                 AIRBORNE EXPRESS
31-May-01     I/P          Timberline - 4505                  H1848195                  Airborne Express
31-May-01     I/P          Timberline - 4505                  H4455835                  Airborne Express
31-May-01     I/P          RUST CONSTRUCTORS                  10126657                 AIRBORNE EXPRESS
31-May-01     I&M          Pomeroy                            28011981                  Air Tech West
31-May-01     P&C          61 H                               28011982                  Air Gabon
31-May-01     I&M         Harper Shuman                          407                   AERIAL INNOVATIONS, INC.
31-May-01     I&M          Pomeroy                            28011980                  Adobe Lbr
31-May-01     P&C          61 H                               28011981                  Admin. De Puertos
31-May-01     P&C          61 H                               28011982                  Admin. De Puertos
31-May-01     I/P          TRAC 21866                         JOB 21866                 ACCURATE TECHNOLOGIES
31-May-01     I/P          BHO                                 1146967                  ABD A BETTER COURIER INC
31-May-01     I/P          BHO                                 1146966                  A C KUHN AND SON INC
30-May-01     I/P          BHO                                 1146164                  ZEPP MANUFACTURING
30-May-01     I/P          TRAC 22567                         JOB 22567                 YORK INTERNATIONAL
30-May-01     GOVT         TRAC                              21852-0723                 Xerox
30-May-01     GOVT         TRAC                              21852-0727`                Xerox
30-May-01     GOVT         TRAC                              21852-0731                 Xerox
30-May-01     GOVT         TRAC                              21852-0726                 Xerox
30-May-01     GOVT         TRAC                              21852-0724                 Xerox
30-May-01     GOVT         TRAC                              21852-0730                 Xerox
30-May-01     GOVT         TRAC                              21852-0719                 Xerox
30-May-01     GOVT         TRAC                              21852-0720                 Xerox
30-May-01     GOVT         TRAC                              21852-0721                 Xerox
30-May-01     GOVT         TRAC                              21852-0722                 Xerox
30-May-01     GOVT         TRAC                              21852-0725                 Xerox
30-May-01     GOVT         TRAC                              21852-0728                 Xerox
30-May-01     GOVT         TRAC                              21852-0729                 Xerox
30-May-01     GOVT         BHO                                 1146163                  WORLDWIDE SECURITY  SERVICE
30-May-01     GOVT         TRAC                              21852-0717                 Wise El Santo
30-May-01     GOVT         TRAC                              21852-0718                 Wise El Santo
30-May-01     GOVT         TRAC                              21852-0710                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0706                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0712                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0711                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0708                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0709                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0714                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0707                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0715                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0705                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0713                 Winchester Inc.
30-May-01     GOVT         TRAC                              21852-0716                 Winchester Inc.
30-May-01     I/P          TRAC 22567                         JOB 22567                 WHOLESALE ELECTRIC CARIBE, INC.
30-May-01     I/P          TRAC 22573                         JOB 22573                 WHOLESALE ELECTRIC CARIBE, INC.
30-May-01     GOVT         BHO                                 1146162                  WHITE CAP INDUSTRIES

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                   42                                    42
                                                                                                  11,200             11,200
                                                                                                   1,768              1,768
                                212                                                                                     212
                                172                                                                                     172
                                                                                                      43                 43
                                                                                                      97                 97
                                                                                                     303                303
                                                                                                     115                115
                                                                                                   2,742              2,742
                                                                                8,692                                 8,692
                                                                                  115                                   115
                                                                                                     855                855
                                                                                                      45                 45
                                                                                                   1,232              1,232
                                                                                                  12,651             12,651
                                                                                                 195,770            195,770
                                                                                                   1,644              1,644
                                                                                                     707                707
                                                                                                     616                616
                                                                                                     511                511
                                                                                                     386                386
                                                                                                     112                112
                                                                                                      54                 54
                                                                                                      54                 54
                                                                                                      54                 54
                                                                                                      47                 47
                                                                                                      47                 47
                                                                                                      47                 47
                                                                                                      47                 47
                                                                                                  74,256             74,256
                                                                                                   7,374              7,374
                                                                                                   5,561              5,561
                                                                                                     386                386
                                                                                                     368                368
                                                                                                     268                268
                                                                                                     239                239
                                                                                                     232                232
                                                                                                     129                129
                                                                                                     124                124
                                                                                                     119                119
                                                                                                      99                 99
                                                                                                      94                 94
                                                                                                      87                 87
                                                                                                      31                 31
                                                                                                  22,434             22,434
                                                                                                   1,741              1,741
                                                                                                     162                162


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     I/P          Timberline - 17478              1839-05/31/2001              Westside Moving & Storage
30-May-01     I/P          TRAC 22567                         JOB 22567                 WEST INDIA MACHINERY AND SUPPLY
30-May-01     I/P          BHO                                 1146161                  WESCO DISTRIBUTION INC
30-May-01     POWER               TRAC                         P06-024                 WESCO
30-May-01     GOVT         TRAC                              21852-0703                 Welsco
30-May-01     GOVT         TRAC                              21852-0704                 Welsco
30-May-01     I/P          BHO                                 1146160                  WEBB SUPLY
30-May-01     GOVT         BHO                                 1146159                  WEBB CRANE
30-May-01     GOVT         TRAC                              21852-0702                 Waste Management of Pine Bluff
30-May-01     I/P          TRAC 22567                         JOB 22567                 WARREN DEL CARIBE
30-May-01     I/P          BHO                                 1146158                  WALL INOVATORS
30-May-01     POWER               TRAC                         P06-014                 W. W. GRAINGER
30-May-01     I/P          BHO                                 1146156                  W W GRAINGER
30-May-01     I/P          BHO                                 1146157                  W W GRAINGER
30-May-01     I/P          BHO                                 1146155                  VWR SCIENTIFIC
30-May-01     I/P          RUST CONSTRUCTORS                  10126582                 VERIZON WIRELESS  FI51-0210030
30-May-01     I/P          BHO                                 1146153                  VERIZON WIRELESS
30-May-01     I/P          BHO                                 1146152                  VERIZON
30-May-01     I/P          Timberline - 14330              1982-05/29/2001              USA Waste of Oregon
30-May-01     I/P          Timberline - 17478              9999-05/31/2001              US Bank National Association
30-May-01     I/P          Timberline - 14330              9999-05/29/2001              US Bank National Association
30-May-01     I/P          BHO                                 1146150                  UNIVERSAL GROUP
30-May-01     I/P          BHO                                 1146151                  UNIVERSAL GROUP
30-May-01     CORP         BHO                                 1146149                  UNITED MICRO DATA INC
30-May-01     I/P          TRAC 23460                         JOB 23460                 TSI, INC.
30-May-01     I/P          Timberline - 17478              1715-05/31/2001              Trugreen Landcare - Xerox
30-May-01     I/P          BHO                                 1146148                  TRUGREEN CHEMLAWN
30-May-01     POWER               TRAC                         P06-023                 TRISTATE TECH SALES
30-May-01     I/P          BHO                                 1146147                  TRI TECH SERVICES INC
30-May-01     I/P          TRAC 22567                         JOB 22567                 TRANSOCEANIC SHIPPING COMPANY INC.
30-May-01     I/P          BHO                                 1146146                  TOPP NATIONAL HEADQUARTERS
30-May-01     GOVT         BHO                                 1146145                  TOOL AND ANCHOR SUPPLY
30-May-01     GOVT         BHO                                 1146143                  TIRE DISTRUBTION SYSTEM
30-May-01     I/P          RUST CONSTRUCTORS                  10126581                 THE UNITED STATES CORPORATION
30-May-01     GOVT         TRAC                              21852-0681                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0689                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0685                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0687                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0683                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0690                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0680                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0688                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0686                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0684                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0682                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              21852-0691                 The Perdue Company Inc.
30-May-01     GOVT         TRAC                              22553-0275                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0277                 The Perdue Co.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      16                 16
                                                                                                  20,200             20,200
                                                                                                     219                219
                                                                                                   1,579              1,579
                                                                                                     616                616
                                                                                                     448                448
                                                                                                  24,974             24,974
                                                                                                   3,313              3,313
                                                                                                  12,476             12,476
                                                                                                   1,374              1,374
                                                                                                  21,757             21,757
                                                                                                     625                625
                                                                                                  21,342             21,342
                                                                                                     174                174
                                                                                                  10,302             10,302
                                 40                                                                                      40
                                 28                                                                                      28
                                                                                                      72                 72
                                                                                                     978                978
                                                                                                   1,042              1,042
                                                                                                     528                528
                                                                                                   3,205              3,205
                                                                                                     109                109
                                                                                                   2,191              2,191
                                                                                                     270                270
                                                                                                   3,992              3,992
                                                                                                     513                513
                                                                                                   3,583              3,583
                                                                                                   1,122              1,122
                                                                               31,453                                31,453
                                                                                                   1,401              1,401
                                                                                                   9,527              9,527
                                                                                                     843                843
                                                                                                      74                 74
                                                                                                   3,451              3,451
                                                                                                     805                805
                                                                                                     339                339
                                                                                                     291                291
                                                                                                     268                268
                                                                                                     194                194
                                                                                                     134                134
                                                                                                      94                 94
                                                                                                      26                 26
                                                                                                      17                 17
                                                                                                      17                 17
                                                                                                       9                  9
                                                                                                     925                925
                                                                                                     478                478


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     GOVT         TRAC                              22553-0269                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0276                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0272                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0273                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0274                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0271                 The Perdue Co.
30-May-01     GOVT         TRAC                              22553-0270                 The Perdue Co.
30-May-01     I/P          Timberline - 4505           135392, 135477, 135538           The Blueprint Place (Dynamic Imaging)
30-May-01     GOVT         TRAC                              21852-0701                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0698                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0695                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0699                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0697                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0696                 Terry Ace Hardware
30-May-01     GOVT         TRAC                              21852-0700                 Terry Ace Hardware
30-May-01     I/P          TRAC 21444                         JOB 21444                 TECOT ELECTRIC SUPPLY
30-May-01     I/P          TRAC 22567                         JOB 22567                 TECHNICAL INDUSTRIAL SALES, INC.
30-May-01     I/P          TRAC 23582                         JOB 23582                 TAC ENGINEEERING RESOURCES
30-May-01     GOVT         BHO                                 1146142                  SYMONS CORPORATION
30-May-01     GOVT         BHO                                 1146141                  STEIN AND COMPANY
30-May-01     GOVT         BHO                                 1146139                  STARK OFFICE SERVICES
30-May-01     I/P          Timberline - 14330              1803-05/29/2001              Springer Electric, LLC
30-May-01     GOVT         Cape-TRAC                           1965421                 SPACE SCIENCE SERVICES
30-May-01     I/P          RUST CONSTRUCTORS                  10126580                 SOUTHWESTERN BELL
30-May-01     GOVT         BHO                                 1146138                  SOUTHWEST CONCRETE PUMPING
30-May-01     GOVT         TRAC                              22553-0258                 Southeast Ark College
30-May-01     I/P          Timberline - 17478              1149-05/31/2001              Sodexho Marriott Management Inc.
30-May-01     I/P          Timberline - 14330              1149-05/29/2001              Sodexho Marriott Management Inc.
30-May-01     I/P          BHO                                 1146137                  SMI
30-May-01     I/P          BHO                                 1146136                  SKYLINE CONSTRUCTION INC
30-May-01     I/P          BHO                                 1146135                  SILICON VALLEY CABLE
30-May-01     I/P          BHO                                 1146134                  SIGMA ALDRICH INC
30-May-01     I&M                  BHO                        47058168                 Sierra Nevada Steel
30-May-01     I/P          Timberline - 14330              1165-05/29/2001              Siemens Building Technologies
30-May-01     I/P          BHO                                 1146133                  SHERWIN WILLIAMS CO
30-May-01     I/P          BHO                                 1146132                  SHERWIN WILLIAMS CO
30-May-01     GOVT         Cape-TRAC                           1965418                 SETON NAME PLATE CO
30-May-01     I/P          BHO                                 1146131                  SELEE AND ASSOCIATES INC
30-May-01     I/P          RUST CONSTRUCTORS                  10126356                 SECO ARCHITECTURAL SYSTEMS INC
30-May-01     POWER               TRAC                         P06-022                 SAV'S IRONWORKERS
30-May-01     GOVT         Cape-TRAC                           1965419                 S. F. TRAVIS CO
30-May-01     GOVT         TRAC                              21852-0694                 Ryerson-Tull
30-May-01     GOVT         BHO                                 1146129                  RYDER TRANSPORATION
30-May-01     GOVT         BHO                                 1146127                  RYALL ELECTRIC SUPPLY CO
30-May-01     GOVT         BHO                                 1146128                  RYALL ELECTRIC SUPPLY CO
30-May-01     I/P          Timberline - 14330              1694-05/29/2001              Rose's Janitorial Services Company
30-May-01     GOVT         BHO                                 1146126                  ROMAN A PENZIN
30-May-01     I/P          RUST CONSTRUCTORS                  10126578                 ROCKY MOUNTAIN BUILDINGS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     170                170
                                                                                                     149                149
                                                                                                     111                111
                                                                                                      67                 67
                                                                                                      67                 67
                                                                                                      53                 53
                                                                                                      40                 40
                                                                                                     597                597
                                                                                                   2,372              2,372
                                                                                                   1,627              1,627
                                                                                                     999                999
                                                                                                     830                830
                                                                                                     773                773
                                                                                                     406                406
                                                                                                      47                 47
                                                                                                   5,162              5,162
                                                                                                  13,852             13,852
                                                                                                   7,680              7,680
                                                                                                   7,094              7,094
                                                                                                  18,845             18,845
                                                                                                     785                785
                                                                                                     192                192
                                                                                                 106,255            106,255
                                229                                                                                     229
                                                                                                   4,191              4,191
                                                                                                  10,167             10,167
                                                                                                   1,368              1,368
                                                                                                      73                 73
                                                                                                      99                 99
                                                                                                     806                806
                                                                                                  12,584             12,584
                                                                                                   8,721              8,721
                                                                                                  50,070             50,070
                                                                                                     289                289
                                                                                                  44,801             44,801
                                                                                                     250                250
                                                                                                     231                231
                                                                                                   1,490              1,490
                                                                                                 (38,390)           (38,390)
                                                                                                  45,436             45,436
                                                                                                   1,633              1,633
                                                                                                   2,635              2,635
                                                                                                     521                521
                                                                                                   1,558              1,558
                                                                                                     174                174
                                                                                                   6,059              6,059
                                                                                                   1,906              1,906
                                                                                                   1,335              1,335


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     GOVT         BHO                                 1146125                  ROCKY MOUNTAIN BOTTLED WATER
30-May-01     I/P          RUST CONSTRUCTORS                  10126577                 ROBERT S ELY
30-May-01     POWER               TRAC                         P06-020                 ROBERT FREKER
30-May-01     I/P          BHO                                 1146124                  RIOCH CORP
30-May-01     GOVT         BHO                                 1146122                  RENTAL SERVICE
30-May-01     GOVT         BHO                                 1146121                  REIS ENVIRONMENTAL
30-May-01     GOVT         Cape-TRAC                           1965420                 REDDY ICE
30-May-01     POWER               TRAC                         P06-021                 RAM INDUSTRIAL
30-May-01     GOVT         BHO                                 1146123                  RAM CONTROLS
30-May-01     I/P          BHO                                 1146120                  RAM CONTROLS
30-May-01     I/P          BHO                                 1146247                  PURE EARTH ENVIRONMENTAL
30-May-01     GOVT         TRAC                              22556-0288                 Protrain Sys. Inc.
30-May-01     GOVT         TRAC                              22556-0290                 Protrain Sys. Inc.
30-May-01     GOVT         TRAC                              22556-0291                 Protrain Sys. Inc.
30-May-01     GOVT         TRAC                              22556-0293                 Protrain Sys. Inc.
30-May-01     GOVT         TRAC                              22556-0292                 Protrain Sys. Inc.
30-May-01     GOVT         TRAC                              22556-0289                 Protrain Sys. Inc.
30-May-01     GOVT         BHO                                 1146118                  PROCOAT SYSTEMS
30-May-01     GOVT         Cape-TRAC                           1965416                 PROCESS SPECIALTIES INC
30-May-01     I/P          BHO                                 1146117                  PRIMAVERA SYSTEMS
30-May-01     I/P          BHO                                 1146246                  PRFC
30-May-01     GOVT         Cape-TRAC                           1965415                 PRESSURE GROUTING OF FLA
30-May-01     GOVT         TRAC                              22553-0278                 Powell Suply Int'l
30-May-01     I/P          Timberline - 17478              1240-05/31/2001              Portland General Electric (PGE)
30-May-01     I&M          San Roque                         1000000074                 Pilipinas Shell Petroleum Corp
30-May-01     I/P          TRAC 21486                         JOB 21486                 PHOENIX CSLT
30-May-01     GOVT         BHO                                 1146116                  PHIL LONG FORD
30-May-01     GOVT         TRAC                              21852-0693                 Perdue
30-May-01     GOVT         TRAC                              21852-0692                 Perdue
30-May-01     I/P          BHO                                 1146245                  PEGASUS BUILDING SERVICE
30-May-01     I/P          Timberline - 17478              1497-05/31/2001              Peake Sun Control
30-May-01     I/P          Timberline - 14330              1315-05/29/2001              Parr Lumber
30-May-01     I/P          TRAC 23460                         JOB 23460                 PACIFIC SCIENTIFIC
30-May-01     I/P          TRAC 22567                         JOB 22567                 P.A.S. TECHNOLOGIES
30-May-01     I/P          BHO                                 1146114                  ORKIN EXTERMINATING CO
30-May-01     I/P          Timberline - 4505              0609 00004 37079              Office Max
30-May-01     GOVT         TRAC                              22553-0257                 Office Machines Inc.
30-May-01     GOVT         TRAC                              22553-0256                 Office Machines Inc.
30-May-01     GOVT         TRAC                              22553-0254                 Office Machines Inc.
30-May-01     GOVT         TRAC                              22553-0255                 Office Machines Inc.
30-May-01     GOVT         TRAC                              22553-0253                 Office Machines Inc.
30-May-01     I/P          BHO                                 1146244                  OCCUPATIONAL HEALTH CARE
30-May-01     I/P          Timberline - 14330              2310-05/29/2001              NW Protective Service, Inc.
30-May-01     GOVT         TRAC                              21852-0677                 Northside Machine Shop
30-May-01     GOVT         TRAC                              21852-0678                 Northside Machine Shop
30-May-01     I/P          TRAC 22567                         JOB 22567                 NICOMAC, INC.
30-May-01     I/P          BHO                                 1146243                  NEXTEL COMMUNICATIONS
30-May-01     I/P          RUST CONSTRUCTORS                  10126575                 NEXTEL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     368                368
                                                                                                   1,620              1,620
                                                                                                     240                240
                                                                                                     181                181
                                                                                                   1,193              1,193
                                                                                                   2,369              2,369
                                                                                                     370                370
                                                                                                   3,586              3,586
                                                                                                   3,036              3,036
                                                                                                   2,633              2,633
                                                                                                   1,090              1,090
                                                                                                     327                327
                                                                                                     218                218
                                                                                                     218                218
                                                                                                     218                218
                                                                                                     198                198
                                                                                                     109                109
                                                                                                     165                165
                                                                                                     894                894
                                                                                                   2,812              2,812
                                                                                                  37,890             37,890
                                                                                                   2,993              2,993
                                                                                                   8,356              8,356
                                                                                                  40,189             40,189
                                                              822,757                                               822,757
                                                                                                   1,600              1,600
                                                                                                     398                398
                                                                                                     357                357
                                                                                                     336                336
                                                                                                   3,194              3,194
                                                                                                     315                315
                                                                                                     148                148
                                                                                                     410                410
                                                                                                   2,604              2,604
                                                                                                     267                267
                                                                                                     107                107
                                                                                                     860                860
                                                                                                      75                 75
                                                                                                      61                 61
                                                                                                      24                 24
                                                                                                       8                  8
                                                                                                      50                 50
                                                                                                   7,873              7,873
                                                                                                   2,038              2,038
                                                                                                     686                686
                                                                                                 320,000            320,000
                                586                                                                                     586
                                591                                                                                     591


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     GOVT         BHO                                 1146112                  NEFF RENTAL
30-May-01     GOVT         BHO                                 1146111                  NEFF RENTAL
30-May-01     GOVT         BHO                                 1146109                  MSE TECHNOLOGY APPLICATIONS
30-May-01     I/P          Timberline - 17478              1207-05/31/2001              Montag Oil
30-May-01     I/P          BHO                                 1146242                  MOBIL/GECC
30-May-01     I/P          Timberline - 14330              1271-05/29/2001              Miller Paint Company
30-May-01     I/P          BHO                                 1146108                  MILLER BEARINGS INC
30-May-01     I/P          BHO                                 1146107                  MID STATE FIRE EQUIPMENT
30-May-01     I/P          BHO                                 1146241                  MICHAEL'S PLUMBING
30-May-01     I/P          Timberline - 17478              1206-05/31/2001              Metrocall
30-May-01     I/P          Timberline - 17478              1200-05/31/2001              Metals USA
30-May-01     GOVT         Cape-TRAC                           1965413                 MET CON INCORPORATED
30-May-01     I/P          Timberline - 14330              1743-05/29/2001              Mei-Charlton, Inc.
30-May-01     I/P          BHO                                 1146106                  MECHANICAL PARTS & SPECIALTIES CORP
30-May-01     GOVT         TRAC                              21852-0659                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0666                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0675                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0672                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0671                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0665                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0668                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0664                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0662                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0670                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0661                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0673                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0667                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0676                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0674                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0669                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0663                 McMaster-Carr Supply Co.
30-May-01     GOVT         TRAC                              21852-0660                 McMaster-Carr Supply Co.
30-May-01     I/P          TRAC 22567                         JOB 22567                 MCMASTER-CARR INC.
30-May-01     GOVT         BHO                                 1146105                  MCMASTER CARR SUPPLY
30-May-01     POWER               TRAC                         P06-019                 MCMASTER CARR
30-May-01     I/P          RUST CONSTRUCTORS                  10126574                 MCLEODUSA
30-May-01     POWER               TRAC                         P06-018                 MCDONALD MOBILE
30-May-01     POWER               TRAC                         P06-017                 MCCALLY TOOL
30-May-01     GOVT         BHO                                 1146104                  MBC PRECISION IMAGING
30-May-01     GOVT         Cape-TRAC                           1965412                 MAXIM CRANE
30-May-01     I/P          BHO                                 1146103                  MATERIALS TESTING AND INSPECTION
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   4,529              4,529
                                                                                                   2,838              2,838
                                                                                                     293                293
                                                                                                     116                116
                                                                                                      14                 14
                                                                                                     197                197
                                                                                                     115                115
                                                                                                   4,552              4,552
                                                                                                     403                403
                                                                                                     114                114
                                                                                                      26                 26
                                                                                                  48,464             48,464
                                                                                                     699                699
                                                                                                   1,837              1,837
                                                                                                   1,433              1,433
                                                                                                     698                698
                                                                                                     662                662
                                                                                                     521                521
                                                                                                     519                519
                                                                                                     507                507
                                                                                                     468                468
                                                                                                     454                454
                                                                                                     228                228
                                                                                                     176                176
                                                                                                     170                170
                                                                                                     169                169
                                                                                                     115                115
                                                                                                      91                 91
                                                                                                      60                 60
                                                                                                      59                 59
                                                                                                      51                 51
                                                                                                      37                 37
                                                                                                     631                631
                                                                                                   1,052              1,052
                                                                                                     106                106
                                                                                                     108                108
                                                                                                     159                159
                                                                                                     309                309
                                                                                                     273                273
                                                                                                     906                906
                                                                                                   5,269              5,269
                                                                                                 292,998            292,998
                                                                                                 122,596            122,596
                                                                                                 109,111            109,111
                                                                                                  96,808             96,808
                                                                                                  89,430             89,430
                                                                                                  87,214             87,214
                                                                                                  80,042             80,042


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          TRAC 22567                         JOB 22567                 MARLAND INDUSTRIAL CONTRACTORS
30-May-01     I/P          BHO                                 1146240                  MARK COSTELLO CO
30-May-01     I/P          Timberline - 14330              1201-05/29/2001              Madden Industrial Craftsman, Inc.
30-May-01     I/P          Timberline - 14330              1241-05/29/2001              Macke Water Systems Inc.
30-May-01     GOVT         TRAC                              22553-0261                 M&K Distributors
30-May-01     GOVT         TRAC                              22553-0260                 M&K Distributors
30-May-01     GOVT         TRAC                              22553-0259                 M&K Distributors
30-May-01     GOVT         TRAC                              22553-0263                 M&K Distributors
30-May-01     GOVT         TRAC                              22553-0264                 M&K Distributors
30-May-01     GOVT         TRAC                              22553-0262                 M&K Distributors
30-May-01     I/P          RUST CONSTRUCTORS                  10126573                 LOIS F COMPTON-ELY
30-May-01     I/P          RUST CONSTRUCTORS                  10126573                 LOIS F COMPTON-ELY
30-May-01     I/P          Timberline - 17478              2283-05/31/2001              Locates Downunder
30-May-01     I/P          BHO                                 1146239                  LLOYD PEST CONTROL
30-May-01     GOVT         BHO                                 1146102                  LINSEIS
30-May-01     GOVT         BHO                                 1146101                  LEET-MELBROOK INC
30-May-01     I/P          TRAC 22567                         JOB 22567                 LAMINAR FLOW INC.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  70,564             70,564
                                                                                                  62,043             62,043
                                                                                                  40,092             40,092
                                                                                                  38,965             38,965
                                                                                                  35,923             35,923
                                                                                                  33,694             33,694
                                                                                                  32,730             32,730
                                                                                                  31,261             31,261
                                                                                                  28,687             28,687
                                                                                                  28,624             28,624
                                                                                                  27,433             27,433
                                                                                                  27,115             27,115
                                                                                                  25,857             25,857
                                                                                                  19,847             19,847
                                                                                                  19,847             19,847
                                                                                                  19,846             19,846
                                                                                                  16,709             16,709
                                                                                                  16,706             16,706
                                                                                                  16,445             16,445
                                                                                                  15,821             15,821
                                                                                                  15,759             15,759
                                                                                                  14,684             14,684
                                                                                                  14,103             14,103
                                                                                                  13,401             13,401
                                                                                                  11,761             11,761
                                                                                                   9,068              9,068
                                                                                                   6,798              6,798
                                                                                                   6,620              6,620
                                                                                                   6,486              6,486
                                                                                                   1,173              1,173
                                                                                                     352                352
                                                                                                     100                100
                                                                                                   5,069              5,069
                                                                                                     788                788
                                                                                                      12                 12
                                                                                                      72                 72
                                                                                                      30                 30
                                                                                                      22                 22
                                                                                                     (30)               (30)
                                                                                                     (30)               (30)
                                                                                                     (44)               (44)
                                                                                                   4,321              4,321
                                                                                                   1,200              1,200
                                                                                                     110                110
                                                                                                     128                128
                                                                                                   2,500              2,500
                                                                                                     718                718
                                                                                                     342                342


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     I/P          TRAC 22567                         JOB 22567                 LAMINAR FLOW INC.
30-May-01     GOVT         BHO                                 1146100                  LAFARGE CORP
30-May-01     I/P          TRAC 21486                         JOB 21486                 LAB SUPPORT
30-May-01     I&M                  BHO                        49016929                 Komatsu
30-May-01     I/P          TRAC 22573                         JOB 22573                 KINETICS SYSTEMS CABIBE, INC.
30-May-01     I/P          BHO                                 1146238                  KEEN COMPRESSED GAS
30-May-01     I/P          BHO                                 1146098                  KATY EQUIPMENT
30-May-01     I/P          Timberline - 14330              1642-05/29/2001              Johnson Air Products
30-May-01     POWER               TRAC                         P06-016                 JJ SUPPLY
30-May-01     I/P          BHO                                 1146097                  JF GOOD
30-May-01     I/P          BHO                                 1146237                  JEFFERY GROUP
30-May-01     I/P          BHO                                 1146095                  JB MATHEWS COMPANY
30-May-01     I/P          Timberline - 14330              1821-05/29/2001              James Rood Plumbing
30-May-01     I/P          TRAC 22573                         JOB 22573                 J.R. INSULATION SALES & SERVICE
30-May-01     I/P          BHO                                 1146094                  INTERMOUNTAIN GAS
30-May-01     I/P          TRAC 22573                         JOB 22573                 INTERMODEL CARIBBEAN EXPENSES INC.
30-May-01     I/P          TRAC 22567                         JOB 22567                 INDUSTRIAL FITTINGS & VALVE
30-May-01     I/P          TRAC 22567                         JOB 22567                 INDUSTRIAL FITTINGS & VALVE
30-May-01     GOVT         TRAC                              22556-0283                 Industrial Control
30-May-01     POWER        BHO                                 1146093                  IMTEC GROUP
30-May-01     I/P          BHO                                 1146092                  IDAHO POWER
30-May-01     I/P          BHO                                 1146091                  ICOM MECHANICAL INC
30-May-01     I/P          Timberline - 14330              1756-05/29/2001              Home Depot Commercial/GECF
30-May-01     I/P          Timberline - 17478              1756-05/31/2001              Home Depot Commercial/GECF
30-May-01     GOVT         Cape-TRAC                           1965408                 HM2 CONSTRUCTORS
30-May-01     GOVT         TRAC                              21852-0657                 Hilti
30-May-01     GOVT         TRAC                              21852-0658                 Hilti
30-May-01     I/P          BHO                                 1146090                  HEWLETT PACKARD COMPANY
30-May-01     I/P          RUST CONSTRUCTORS                  10126571                 HEWLETT PACKARD
30-May-01     I/P          RUST CONSTRUCTORS                  10126571                 HEWLETT PACKARD
30-May-01     I/P          RUST CONSTRUCTORS                  10126571                 HEWLETT PACKARD
30-May-01     I/P          BHO                                 1146089                  HERTZ EQUIPMENT RENTAL
30-May-01     GOVT         BHO                                 1146089                  HERTZ EQUIPMENT RENTAL
30-May-01     I/P          TRAC 23460                         JOB 23460                 HENDERSON ENGINEERING
30-May-01     POWER               TRAC                         P06-015                 HARRINGTON IND.
30-May-01     I/P          BHO                                 1146235                  GRUNAU COMPANY
30-May-01     GOVT         TRAC                              21852-0654                 Green Controls
30-May-01     GOVT         TRAC                              21852-0656                 Green Controls
30-May-01     GOVT         TRAC                              21852-0651                 Green Controls
30-May-01     GOVT         TRAC                              21852-0655                 Green Controls
30-May-01     GOVT         TRAC                              21852-0653                 Green Controls
30-May-01     GOVT         TRAC                              21852-0652                 Green Controls
30-May-01     I/P          BHO                                 1146234                  GOODWILL INDUSTRIES
30-May-01     I/P          BHO                                 1146233                  GOLD COAST TIRE
30-May-01     I&M                  BHO                        47058198                 Glacier Northwest
30-May-01     I/P          BHO                                 1146232                  GEORGE MENCHACA GARDENING
30-May-01     I/P          BHO                                 1146231                  GE CAPITAL MODULAR
30-May-01     I/P          TRAC 22567                         JOB 22567                 G&G ENGINEERING



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     217                217
                                                                                                  13,155             13,155
                                                                                                   2,784              2,784
                                                                                                   9,963              9,963
                                                                                                 147,172            147,172
                                                                                                   1,423              1,423
                                                                                                     655                655
                                                                                                     460                460
                                                                                                     733                733
                                                                                                  18,541             18,541
                                                                                                     563                563
                                                                                                     205                205
                                                                                                     256                256
                                                                                                  11,650             11,650
                                                                                                   1,340              1,340
                                                                                                      75                 75
                                                                                                   1,247              1,247
                                                                                                     357                357
                                                                                                     536                536
                                                                                                  14,954             14,954
                              2,919                                                                                   2,919
                                                                                                 116,363            116,363
                                                                                                      10                 10
                                                                                                      10                 10
                                                                                                  73,712             73,712
                                                                                                     510                510
                                                                                                     499                499
                                                                                                   2,414              2,414
                                                                                                   3,335              3,335
                                                                                                     647                647
                                                                                                     214                214
                                                                                                   2,568              2,568
                                                                                                   2,150              2,150
                                                                                                     605                605
                                                                                                  11,431             11,431
                                                                                                     212                212
                                                                                                   1,706              1,706
                                                                                                     627                627
                                                                                                     168                168
                                                                                                     133                133
                                                                                                      99                 99
                                                                                                      60                 60
                                                                                                   3,055              3,055
                                                                                                      15                 15
                                                                                                  60,650             60,650
                                                                                                   2,150              2,150
                                                                                                     222                222
                                                                                                   2,250              2,250


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     I/P          TRAC 22567                         JOB 22567                 G&G ENGINEERING
30-May-01     I/P          BHO                                 1146229                  G AND K SERVICES
30-May-01     POWER               TRAC                         P06-013                 FORM TECH
30-May-01     I/P          BHO                                 1146077                  FMG
30-May-01     GOVT         TRAC                              22556-0284                 Filter Technologies
30-May-01     GOVT         TRAC                              22556-0287                 Filter Technologies
30-May-01     GOVT         TRAC                              22556-0286                 Filter Technologies
30-May-01     GOVT         TRAC                              22556-0285                 Filter Technologies
30-May-01     I/P          TRAC 22567                         JOB 22567                 FERGUSON ENTERPRISES, INC.
30-May-01     I/P          RUST CONSTRUCTORS                  10126570                 FEDERAL EXPRESS
30-May-01     GOVT         TRAC                              21852-0647                 Fastenal Co.
30-May-01     GOVT         TRAC                              21852-0649                 Fastenal Co.
30-May-01     GOVT         TRAC                              21852-0650                 Fastenal Co.
30-May-01     GOVT         TRAC                              21852-0646                 Fastenal Co.
30-May-01     GOVT         TRAC                              21852-0648                 Fastenal Co.
30-May-01     I/P          Timberline - 17478              1947-05/31/2001              Fast Signs
30-May-01     POWER               TRAC                         P06-012                 F&M MAFCO
30-May-01     GOVT         TRAC                              22553-0268                 Exxon-Mobil
30-May-01     POWER               TRAC                         P06-011                 ERSCO CORP
30-May-01     I&M                  BHO                        47058199                 Empire Machinery
30-May-01     I/P          TRAC 22573                         JOB 22573                 EMERY WORLDWIDE
30-May-01     I/P          TRAC 12003                           19449                   EE PENG LAING
30-May-01     I/P          BHO                                 1146228                  EDWARD C SYMERS CO
30-May-01     I/P          BHO                                 1146227                  ECS ENGINEERING
30-May-01     POWER               TRAC                         1236620                 EATON TECH. LTD
30-May-01     I/P          BHO                                 1146226                  E L HARVEY AND SONS
30-May-01     GOVT         TRAC                              21852-0628                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0642                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0626                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0633                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0643                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0634                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0624                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0631                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0627                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0639                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0641                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0636                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0629                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0644                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0645                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0640                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0625                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0630                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0622                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0621                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0632                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0623                 Drago Supply Co.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     750                750
                                                                                                      78                 78
                                                                                                   1,671              1,671
                                                                                                  11,701             11,701
                                                                                                  29,110             29,110
                                                                                                  20,843             20,843
                                                                                                   9,122              9,122
                                                                                                  (2,642)            (2,642)
                                                                                                     304                304
                                                                                  434                                   434
                                                                                                   2,557              2,557
                                                                                                     472                472
                                                                                                     312                312
                                                                                                     189                189
                                                                                                      18                 18
                                                                                                      47                 47
                                                                                                 195,469            195,469
                                                                                                      33                 33
                                                                                                  24,942             24,942
                                                                                                  14,474             14,474
                                                                                                      66                 66
                                                                  660                                                   660
                                                                                                     801                801
                                                                                                   4,745              4,745
                                                                2,445                                                 2,445
                                                                                                   2,236              2,236
                                                                                                   1,422              1,422
                                                                                                   1,374              1,374
                                                                                                     444                444
                                                                                                     270                270
                                                                                                     270                270
                                                                                                     154                154
                                                                                                     135                135
                                                                                                      68                 68
                                                                                                      67                 67
                                                                                                      67                 67
                                                                                                      67                 67
                                                                                                      65                 65
                                                                                                      64                 64
                                                                                                      62                 62
                                                                                                      55                 55
                                                                                                      55                 55
                                                                                                      43                 43
                                                                                                      36                 36
                                                                                                      28                 28
                                                                                                      21                 21
                                                                                                      21                 21
                                                                                                      10                 10


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     GOVT         TRAC                              21852-0635                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0637                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0638                 Drago Supply Co.
30-May-01     GOVT         TRAC                              21852-0620                 Dickson Calibration Services
30-May-01     CORP         BHO                                 1146223                  DEVON CONSULTING
30-May-01     I/P          Timberline - 17478              1298-05/31/2001              Day Wireless Systems
30-May-01     GOVT         TRAC                              21852-0614                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0612                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0615                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0613                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0619                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0618                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0616                 Darragh Company
30-May-01     GOVT         TRAC                              21852-0617                 Darragh Company
30-May-01     I/P          TRAC 22567                         JOB 22567                 CUMMINS DE PUERTO RICO INC.
30-May-01     I/P          Timberline - 17478              1185-05/31/2001              CSI Interrior Contractors
30-May-01     I/P          BHO                                 1146222                  CROZER KEYSTONE SERVICES
30-May-01     POWER               TRAC                         P06-010                 CROSS ENTERPRISES
30-May-01     GOVT         Buckley-TRAC                        5141095                  Control Logic
30-May-01     GOVT         TRAC                              21852-0598                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0601                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0610                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0595                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0592                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0597                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0593                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0599                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0609                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0605                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0603                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0606                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0607                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0611                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0608                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0600                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0594                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0596                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0604                 Consolidated Pipe and Supply
30-May-01     GOVT         TRAC                              21852-0602                 Consolidated Pipe and Supply
30-May-01     I/P          TRAC 22567                         JOB 22567                 CONSOLIDATED FREIGHTWAYS
30-May-01     I&M                  BHO                        49016923                 Conoco
30-May-01     GOVT         TRAC                              21852-0589                 Conesco Industries Ltd
30-May-01     GOVT         TRAC                              21852-0590                 Conesco Industries Ltd
30-May-01     I/P          TRAC 21486                         JOB 21486                 COLIN S. CHRISTIAN
30-May-01     I/P          BHO                                 1146220                  COLE PARMER INSTRUMENT
30-May-01     I/P          Timberline - 17478              1408-05/31/2001              Coastwide Laboratories
30-May-01     I/P          Timberline - 14330              1408-05/29/2001              Coastwide Laboratories
30-May-01     I/P          BHO                                 1146219                  CLEAN SPOT

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       4                  4
                                                                                                       3                  3
                                                                                                       3                  3
                                                                                                     173                173
                                                                                                   2,145              2,145
                                                                                                     250                250
                                                                                                   6,899              6,899
                                                                                                   6,406              6,406
                                                                                                   5,110              5,110
                                                                                                   2,226              2,226
                                                                                                     231                231
                                                                                                     146                146
                                                                                                     101                101
                                                                                                      49                 49
                                                                                                   8,800              8,800
                                                                                                     388                388
                                                                                                   4,710              4,710
                                                                                                   1,025              1,025
                                                                                                  46,265             46,265
                                                                                                  49,883             49,883
                                                                                                   3,618              3,618
                                                                                                   1,493              1,493
                                                                                                   1,421              1,421
                                                                                                     640                640
                                                                                                     423                423
                                                                                                     394                394
                                                                                                     340                340
                                                                                                     322                322
                                                                                                     276                276
                                                                                                     270                270
                                                                                                     228                228
                                                                                                     217                217
                                                                                                     214                214
                                                                                                     172                172
                                                                                                     138                138
                                                                                                      94                 94
                                                                                                      54                 54
                                                                                                      33                 33
                                                                                                      31                 31
                                                                                  516                                   516
                                                                                                     814                814
                                                                                                   2,197              2,197
                                                                                                     277                277
                                                                                                   2,184              2,184
                                                                                                      86                 86
                                                                                                     570                570
                                                                                                      18                 18
                                                                                                     813                813


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
30-May-01     I/P          RUST CONSTRUCTORS                  10126565                 CINGULAR
30-May-01     I/P          RUST CONSTRUCTORS                  10126566                 CINGULAR
30-May-01     I/P          RUST CONSTRUCTORS                  10126568                 CINGULAR
30-May-01     I/P          RUST CONSTRUCTORS                  10126563                 CINGULAR
30-May-01     I/P          RUST CONSTRUCTORS                  10126567                 CINGULAR
30-May-01     I/P          RUST CONSTRUCTORS                  10126564                 CINGULAR
30-May-01     I/P          TRAC 22567                         JOB 22567                 CIB CORPORATION
30-May-01     I/P          TRAC 22573                         JOB 22573                 CHARIAN TECHNICAL
30-May-01     GOVT         Cape-TRAC                           1965407                 CERTIFIED TESTING LAB
30-May-01     GOVT         TRAC                              22553-0267                 CenturyTel
30-May-01     GOVT         TRAC                              22553-0266                 CenturyTel
30-May-01     GOVT         TRAC                              22553-0265                 CenturyTel
30-May-01     GOVT         TRAC                              21852-0588                 Century Telephone
30-May-01     GOVT         TRAC                              21852-0591                 Century Telephone
30-May-01     GOVT         TRAC                              22556-0294                 Central Music & Vending
30-May-01     GOVT         BHO                                 1146217                  CEDANT MOBILITY
30-May-01     I/P          Timberline - 17478              1291-05/31/2001              CBM Systems Inc.
30-May-01     I/P          Timberline - 14330              1291-05/31/2001              CBM Systems Inc.
30-May-01     I/P          BHO                                 1146216                  CAL PROTECTION
30-May-01     GOVT         Cape-TRAC                           1965405                 BURNS INT'L SECURITY
30-May-01     I/P          RUST CONSTRUCTORS                  10126583                 BRYANT ELECTRIC COMPANY
30-May-01     I/P          TRAC 22567                         JOB 22567                 BOC EDWARDS PHARMA SYSTEMS
30-May-01     I/P          BHO                                 1146213                  BOB'S SANITATION SERVICE
30-May-01     I/P          BHO                                 1146210                  BIOMERIEUX VITEK INC
30-May-01     GOVT         TRAC                              21852-0587                 Bartons of Pine Bluff
30-May-01     GOVT         TRAC                              21852-0586                 Barksdale Janitorial
30-May-01     POWER               TRAC                         P06-009                 BANAS BUILDING
30-May-01     POWER               TRAC                         P06-008                 BAKER'S GAS
30-May-01     I/P          BHO                                 1146209                  BAKER DISTRUBTING CO
30-May-01     GOVT         TRAC                              21852-0585                 Atlas Quality Contracting
30-May-01     I/P          TRAC 22573                         JOB 22573                 ATLANTIC FIRE SPRINKLER
30-May-01     POWER               TRAC                         P06-007                 ATLANTIC BOLT
30-May-01     I/P          RUST CONSTRUCTORS                  10126561                 AT&T
30-May-01     I/P          BHO                                 1146208                  AT AND T
30-May-01     GOVT         TRAC                              21852-0583                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0569                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0579                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0570                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0565                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0584                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0566                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0580                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0571                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0578                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0573                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0582                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0568                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0575                 Arkansas Office Furniture

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                 80                                                                                      80
                                 63                                                                                      63
                                 62                                                                                      62
                                 21                                                                                      21
                                 16                                                                                      16
                                 11                                                                                      11
                                                                                                     945                945
                                                                                                   2,680              2,680
                                                                                                  19,381             19,381
                                                                                                     786                786
                                                                                                      85                 85
                                                                                                      44                 44
                                                                                                     158                158
                                                                                                      54                 54
                                                                                                     152                152
                                                                                                  16,599             16,599
                                                                                                  23,135             23,135
                                                                                                     223                223
                                                                                                   1,515              1,515
                                                                                                     476                476
                                                                                                 339,795            339,795
                                                                                                 415,651            415,651
                                                                                                      75                 75
                                                                                                     699                699
                                                                                                   4,889              4,889
                                                                                                   1,000              1,000
                                                                                                   5,905              5,905
                                                                                                     198                198
                                                                                                      26                 26
                                                                                                  13,048             13,048
                                                                                                   9,450              9,450
                                                                                                     998                998
                                 11                                                                                      11
                                 61                                                                                      61
                                                                                                  10,575             10,575
                                                                                                  10,308             10,308
                                                                                                   6,237              6,237
                                                                                                   4,718              4,718
                                                                                                   3,850              3,850
                                                                                                     985                985
                                                                                                     817                817
                                                                                                     712                712
                                                                                                     547                547
                                                                                                     514                514
                                                                                                     257                257
                                                                                                     256                256
                                                                                                     221                221
                                                                                                     220                220



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

30-May-01     GOVT         TRAC                              21852-0576                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0577                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0581                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0567                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0572                 Arkansas Office Furniture
30-May-01     GOVT         TRAC                              21852-0574                 Arkansas Office Furniture
30-May-01     POWER               TRAC                         P06-006                 ARBOR SPRINGS WTR
30-May-01     I/P          BHO                                 1146207                  ARBOR SPRINGS WATER CO
30-May-01     I/P          BHO                                 1146204                  AMK GLASS
30-May-01     I/P          BHO                                 1146201                  AIRBORNE EXPRESS
30-May-01     GOVT         Cape-TRAC                           1965403                 AIRBORNE EXPRESS
30-May-01     I/P          BHO                                 1146200                  AIRBORNE EXPRESS
30-May-01     I/P          Timberline - 4505                  H3174264                  Airborne Express
30-May-01     I/P          RUST CONSTRUCTORS                  10126560                 AIRBORNE EXPRESS
30-May-01     I/P          RUST CONSTRUCTORS                  10126560                 AIRBORNE EXPRESS
30-May-01     I/P          Timberline - 14330              1470-05/29/2001              Air Filters Northwest, Inc.
30-May-01     I/P          BHO                                 1146199                  ADVANCED ELECTRONICS
30-May-01     GOVT         TRAC                              21852-0564                 Accurate Laboratories, Inc.
30-May-01     I/P          BHO                                 1146198                  ABI LABS
29-May-01     I&M         Harper Shuman                         14024                  Zeno Leasing
29-May-01     I&M         Harper Shuman                         12715                  Yeh & Associates
29-May-01     I&M         Harper Shuman                         12604                  Xerox Corporation
29-May-01     I/P          BHO                                 1146036                  XEROX CORP
29-May-01     I&M         Harper Shuman                         12602                  Xerox
29-May-01     I&M         Harper Shuman                         12671                  Xerox
29-May-01     I/P          TRAC 21756                         JOB 21756                 XERCOM GUAYANA, C.A.
29-May-01     I/P          BHO                                 1145639                  WW GRAINGER INC
29-May-01     I/P          BHO                                 1145639                  WW GRAINGER
29-May-01     I/P          TRAC 21886                         JOB 21886                 WORKINGMANS STORE
29-May-01     GOVT         TRAC                              22556-0268                 Winchester Systems
29-May-01     GOVT         TRAC                              22553-0227                 Williams Scotsman
29-May-01     I&M         Harper Shuman                         12113                  Williams Earth Sciences
29-May-01     I/P          BHO                                 1145649                  WIESE PLANNING AND ENG
29-May-01     I/P          BHO                                 1145648                  WESTERN STATES EQUIPMENT
29-May-01     I/P          BHO                                 1145648                  WESTERN STATES EQUIP
29-May-01     I/P          BHO                                 1145649                  WEISE PLANNING AND ENG
29-May-01     I/P          BHO                                 1145647                  WAYNE-DALTON OF PEORIA
29-May-01     I/P          BHO                                 1145647                  WAYNE DALTON OF PEORIA
29-May-01     I&M         Harper Shuman                         9865                   Watson, Trevor
29-May-01     I&M                  BHO                        47058119                  Waste Mngt of Seattle
29-May-01     I&M                  BHO                        47058118                  Waste Mngt of Desert
29-May-01     I&M         Harper Shuman                         10517                  Waste Management of Den
29-May-01     I&M         Harper Shuman                         12048                  Waste Management of Conn
29-May-01     I/P          BHO                                 1145645                  WASTE MANAGEMENT CO
29-May-01     I/P          BHO                                 1145646                  WASTE MANAGEMENT
29-May-01     I/P          BHO                                 1145644                  WASTE MANAGEMENT
29-May-01     I/P          BHO                                 1145645                  WASTE MANAGEMENT
29-May-01     I/P          BHO                                 1145642                  WASHINGTON EQUIPMENT COM


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     204                204
                                                                                                     190                190
                                                                                                     189                189
                                                                                                     161                161
                                                                                                      59                 59
                                                                                                      37                 37
                                                                                                     416                416
                                                                                                      26                 26
                                                                                                     157                157
                                                                                                     750                750
                                                                                                     352                352
                                                                                                     296                296
                                176                                                                                     176
                                                                                                      93                 93
                                                                                                      69                 69
                                                                                                   2,756              2,756
                                                                                                   8,440              8,440
                                                                                                     349                349
                                                                                                     225                225
                                                                                                     405                405
                                                                                                     650                650
                                                                                                     397                397
                                                                                                     126                126
                                                                                                  10,005             10,005
                                                                                                     511                511
                                                                                                     288                288
                                                                                                     896                896
                                                                                                     896                896
                                                                                                     463                463
                                                                                                  14,268             14,268
                                                                                                  10,264             10,264
                                                                                                  53,816             53,816
                                                                                                      26                 26
                                                                                                   8,000              8,000
                                                                                                   8,000              8,000
                                                                                                      26                 26
                                                                                                   1,040              1,040
                                                                                                   1,040              1,040
                                                                                                     111                111
                                515                                                                                     515
                                957                                                                                     957
                                                                                                     125                125
                                                                                                      34                 34
                                                                                                   3,937              3,937
                                                                                                   2,572              2,572
                                                                                                   1,773              1,773
                                                                                                   1,365              1,365
                                                                                                     144                144


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I/P          BHO                                 1145642                  WASHINGTON EQUIPMENT CO
29-May-01     I/P          BHO                                 1145640                  WALTHAM SERVICES INC
29-May-01     I/P          BHO                                 1145640                  WALTHAM SERVICES
29-May-01     I&M                  BHO                        47058146                  WA Dept of Licensing
29-May-01     I&M                  BHO                        47058149                  WA Dept of Licensing
29-May-01     I&M                  BHO                        47058151                  WA Dept of Licensing
29-May-01     I&M         Harper Shuman                         12386                  W.W. Grainger, Inc.
29-May-01     I&M         Harper Shuman                         12226                  W.L. Contractors Inc.
29-May-01     I/P          BHO                                 1145638                  VWR SCIENTIFIC PRODUCTS
29-May-01     I&M         Harper Shuman                         11916                  Verizon Wireless
29-May-01     I&M         Harper Shuman                          466                   Verizon Wireless
29-May-01     I&M         Harper Shuman                         11927                  Verizon Northwest
29-May-01     I&M         Harper Shuman                         11918                  Verizon Florida Inc.
29-May-01     GOVT         TRAC                              22556-0269                 US West Communications
29-May-01     I&M         Harper Shuman                         11044                  US Info- Comm
29-May-01     I&M         Harper Shuman                         11022                  URS Corporation Southern
29-May-01     I/P          BHO                                 1146035                  UNITED STATES POSTAL SERVICE
29-May-01     I&M         Harper Shuman                         11211                  United Reprographic
29-May-01     I&M         Harper Shuman                         11176                  United Parcel Service
29-May-01     I/P          TRAC 21886                         JOB 21886                 UNITED NATIONAL BANK
29-May-01     CORP         BHO                                 1146034                  UNITED MICRO DATA INC
29-May-01     I/P          BHO                                 1146033                  ULTRA SCIENTIFIC
29-May-01     I&M         Harper Shuman                         11185                  U.S. Bank
29-May-01     I/P          Timberline - 4819                  38406800                  Tyler Mountain Water Company
29-May-01     I/P          TRAC 03352                         JOB 03352                 TWO ROADS PROFESSIONAL RESOURCE
29-May-01     I&M         Harper Shuman                         10973                  TSS
29-May-01     I/P          BHO                                 1145627                  TRUGREEN LANDCARE
29-May-01     I&M         Harper Shuman                         10962                  TRS Consultants Inc.
29-May-01     I&M         Harper Shuman                         10959                  TRS Consultants Inc.
29-May-01     I&M         Harper Shuman                         10951                  Troxler Electronic Labs
29-May-01     I/P          Timberline - 4892                   051401                   Tringali Sanitation, Inc.
29-May-01     GOVT         BHO                                 1145626                  TRIMATRIX LABORATORIES INC
29-May-01     GOVT         BHO                                 1145626                  TRIMATRIX LABORATORIES
29-May-01     I&M          San Roque                            1050                    Tribol Trading & Fabrication
29-May-01     I&M         Harper Shuman                         10864                  TRF Systems
29-May-01     I&M          San Roque                            1056                    Transport Equipment Corp
29-May-01     I&M                  BHO                         3000424                  TransOceanic Shipping
29-May-01     I/P          BHO                                 1146032                  TOPS SERVICES INC
29-May-01     I&M         Harper Shuman                         10799                  Toney Drilling
29-May-01     I/P          BHO                                 1145621                  TIMA POWER SYTEMS
29-May-01     I/P          BHO                                 1145619                  THERMAL CONCEPTS
29-May-01     I&M         Harper Shuman                         12284                  The Wordsmith
29-May-01     GOVT         TRAC                              22556-0273                 The Tri-City Herald
29-May-01     GOVT         TRAC                              22553-0239                 The Reynolds Co.
29-May-01     GOVT         TRAC                              22556-0276                 The Hermiston Herald
29-May-01     GOVT         TRAC                              22556-0274                 The Hermiston Herald
29-May-01     GOVT         TRAC                              22556-0275                 The East Oregonian
29-May-01     GOVT         TRAC                              22556-0282                 The East Oregonian

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       9                  9
                                                                                                     287                287
                                                                                                     287                287
                                                                                                     560                560
                                                                                                     188                188
                                                                                                      63                 63
                                                                                                      95                 95
                                                                                                   4,000              4,000
                                                                                                   2,174              2,174
                                444                                                                                     444
                                230                                                                                     230
                                293                                                                                     293
                                358                                                                                     358
                                 31                                                                                      31
                                196                                                                                     196
                                                                                                  22,584             22,584
                                                                                                     150                150
                                                                                                     388                388
                                                                                                     819                819
                                                                                                       6                  6
                                                                                                   8,972              8,972
                                                                                                     966                966
                                                                                                  15,393             15,393
                                 93                                                                                      93
                                                                                                  15,172             15,172
                                                                                                     750                750
                                                                                                   1,513              1,513
                                                                                                  15,835             15,835
                                                                                                  12,306             12,306
                                                                                                  11,676             11,676
                                                                                                   1,200              1,200
                                                                                                     413                413
                                                                                                     413                413
                                                                3,971                                                 3,971
                                                                                                     688                688
                                                               92,624                                                92,624
                                                                                  52,201                             52,201
                                                                                                  14,436             14,436
                                                                                                     412                412
                                                                                                   9,394              9,394
                                                                                                 160,858            160,858
                                                                                                      64                 64
                                                                                                     618                618
                                                                                                     433                433
                                                                                                     131                131
                                                                                                     127                127
                                                                                                     862                862
                                                                                                     662                662


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I&M         Harper Shuman                         1567                   The Dark Room
29-May-01     I&M                  BHO                        47058139                  The Brake Master
29-May-01     I&M                  BHO                        10011484                  The Brake Master
29-May-01     I&M         Harper Shuman                         10741                  Texaco
29-May-01     I/P          BHO                                 1145128                  TEST AMERICA
29-May-01     I&M         Harper Shuman                         10724                  Terracon Consult. Inc
29-May-01     I/P          TRAC 21756                         JOB 21756                 TELEGROUP
29-May-01     I&M         Harper Shuman                         10686                  Tampa Area Safety Council
29-May-01     I&M                  BHO                        47058143                  Talley & Talley
29-May-01     I/P          TRAC 03352                         JOB 03352                 TAC ENGINEERING
29-May-01     I/P          BHO                                 1146031                  T AND T TRUCK AND CRANE SERVICE
29-May-01     I&M         Harper Shuman                         10446                  SWCA Environmental
29-May-01     I&M         Harper Shuman                         10537                  SWBYP's
29-May-01     I&M         Harper Shuman                         9611                   Sunwest Bldg. Svs. Of Ca
29-May-01     I/P          TRAC 21756                         JOB 21756                 SUNINISTROS INDUSTRIES
29-May-01     I&M         Harper Shuman                         10392                  Studio Blue
29-May-01     I&M         Harper Shuman                         10536                  Strata
29-May-01     I&M         Harper Shuman                         10356                  Stor-All
29-May-01     I&M                  BHO                        10011466                  Stewart & Sundell
29-May-01     I&M                  BHO                        47058117                  Sprint
29-May-01     I/P          BHO                                 1146030                  SPL INTEGRATED SOLUTION
29-May-01     I&M          San Roque                            1049                    Spirax Enterprises
29-May-01     I&M         Harper Shuman                         5941                   SPI Inc.
29-May-01     I&M         Harper Shuman                         10271                  Speedy
29-May-01     I&M          San Roque                            1053                    Speed  Computer Sales & Services
29-May-01     I/P          BHO                                 1145610                  SPECIALTY ENVIRONMENTS
29-May-01     I&M         Harper Shuman                         10270                  Southwestern Bell
29-May-01     I/P          TRAC 20797                         JOB 20797                 SOUTHERN TOOL SUPPLY
29-May-01     I&M         Harper Shuman                         10480                  Southern Connecticut Gas
29-May-01     I&M         Harper Shuman                         10572                  Sopris Surfers, LLC
29-May-01     I/P          BHO                                 1146029                  SMI
29-May-01     I&M         Harper Shuman                         10290                  Skytel
29-May-01     I/P          BHO                                 1145118                  SKYLINE CONSTRUCTION
29-May-01     I/P          BHO                                 1146028                  SIMPLEX
29-May-01     I/P          TRAC 21886                         JOB 21886                 SIDEPOCKET PIZZA
29-May-01     I/P          TRAC 21756                         JOB 21756                 SERVICAUCHO LOS OLIVOS, C.A.
29-May-01     GOVT         TRAC                              22553-0247                 Seark College
29-May-01     I&M                  BHO                        47058144                  Seaport Petroleum
29-May-01     I&M         Harper Shuman                         10137                  Science Applications
29-May-01     I&M         Harper Shuman                         10466                  Scanlan Engineering
29-May-01     I/P          TRAC 21862                         JOB 21862                 SAFETY MEETING OUTLINES, INC.
29-May-01     I&M         Harper Shuman                         9995                   S & C Engineers, Inc
29-May-01     GOVT         TRAC                              22553-0233                 Ryerson-Tull
29-May-01     I/P          TRAC 21886                         JOB 21886                 RUNYON LOCK SERVICE
29-May-01     I/P          BHO                                 1145601                  ROSENDIN ELECTRIC
29-May-01     GOVT         TRAC                              22556-0279                 Roco Rescue
29-May-01     I&M          San Roque                            1055                    RMD Philippines Inc
29-May-01     I/P          BHO                                 1146027                  RIGHTWAY PLUMBING COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     118                118
                                                                                                     582                582
                                                                                                     255                255
                                                                                                   1,511              1,511
                                                                                                    (474)              (474)
                                                                                                   1,449              1,449
                                                                                                   1,485              1,485
                                                                                                     250                250
                                                                                                   2,503              2,503
                                                                                                   5,340              5,340
                                                                                                   8,793              8,793
                                                                                                   1,931              1,931
                                                                                                   1,739              1,739
                                                                                                      98                 98
                                                                                                     318                318
                                                                                                   1,188              1,188
                                                                                                   2,300              2,300
                                                                                                     154                154
                                              49,152                                                                 49,152
                                 52                                                                                      52
                                                                                                 196,428            196,428
                                                                1,361                                                 1,361
                                                                                                     100                100
                                                                                                     785                785
                                                                1,985                                                 1,985
                                                                                                  11,966             11,966
                                249                                                                                     249
                                                                                                     115                115
                                210                                                                                     210
                                                                                                     450                450
                                                                                                     231                231
                                 36                                                                                      36
                                                                                                  (2,652)            (2,652)
                                                                                                  85,983             85,983
                                                                                                     234                234
                                                                                                     247                247
                                                                                                     274                274
                                                                                                   3,654              3,654
                                                                                                     496                496
                                                                                                     531                531
                                                                                                      46                 46
                                                                                                   3,130              3,130
                                                                                                     123                123
                                                                                                      30                 30
                                                                                                   2,700              2,700
                                                                                                     695                695
                                                               81,430                                                81,430
                                                                                                  18,216             18,216


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I/P          BHO                                 1145597                  RICHARD ASAHI
29-May-01     I&M          San Roque                             834                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             939                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             943                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             814                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             933                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             769                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             975                    Reverse/Not Pre-Petition
29-May-01     I&M          San Roque                             846                    Reverse/Not Pre-Petition
29-May-01     I&M                  BHO                        10011475                  Republic Silver State
29-May-01     I/P          BHO                                 1145596                  REMINDER SERVICE CORP
29-May-01     I/P          TRAC 24589                         JOB 24589                 RELIZON COMPANY
29-May-01     GOVT         TRAC                              22553-0232                 Reliant-Energy Arkla
29-May-01     I&M         Harper Shuman                         9658                   Reliable Reprographics
29-May-01     I&M          San Roque                            1048                    Regan Industrial Sales Inc
29-May-01     I/P          TRAC 24589                         JOB 24589                 REEDER GRAPHICS
29-May-01     I/P          TRAC 21886                         JOB 21886                 REDWOOD RESTAURANT
29-May-01     I/P          BHO                                 1146026                  RE SOURCE GEORGIA
29-May-01     I&M         Harper Shuman                          740                   Raul V. Bravo & Assoc.
29-May-01     I&M         Harper Shuman                         9603                   Randstad
29-May-01     I/P          BHO                                 1145593                  RANDSTAD
29-May-01     I&M                  BHO                        49016916                  Qwest/US West Denver
29-May-01     I&M         Harper Shuman                         11205                  Qwest Enhanced Fax Serv
29-May-01     I&M         Harper Shuman                         11195                  Qwest
29-May-01     I&M         Harper Shuman                         11200                  Qwest
29-May-01     I/P          BHO                                 1146025                  QWEST
29-May-01     I/P          BHO                                 1146024                  PURE EARTH ENVIRONMENTAL
29-May-01     I&M         Harper Shuman                         8971                   Purchase Power
29-May-01     I&M         Harper Shuman                         8981                   Public Service Company Co
29-May-01     I&M         Harper Shuman                         8968                   PSI Inc
29-May-01     GOVT         TRAC                              22556-0272                 Protrain Sys.Inc.
29-May-01     I/P          TRAC 23460                         JOB 23460                 PROPACK, INC.
29-May-01     I&M         Harper Shuman                         8961                   Pro Source
29-May-01     I&M         Harper Shuman                         7097                   Pro Courier
29-May-01     I&M         Harper Shuman                         8833                   Primavera Systems
29-May-01     I/P          Timberline - 4892                 01-02582-01                Power Supply Rental
29-May-01     I&M         Harper Shuman                         8790                   Power Engineers Inc.
29-May-01     GOVT         TRAC                              22553-0235                 Powell Supply Intl
29-May-01     GOVT         TRAC                              22553-0234                 Powell Supply Intl
29-May-01     GOVT         TRAC                              22553-0236                 Powell Supply Intl
29-May-01     I&M         Harper Shuman                         8752                   Porter's Land Surveying
29-May-01     GOVT         TRAC                              22553-0249                 Pitney Bowes Purchase Power
29-May-01     GOVT         TRAC                              22553-0250                 Pitney Bowes Purchase Power
29-May-01     I&M         Harper Shuman                         8681                   Pitney Bowes
29-May-01     I&M         Harper Shuman                         8682                   Pitney Bowes
29-May-01     I/P          BHO                                 1146023                  PHOENIX PAINTING COMPANY
29-May-01     I/P          BHO                                 1146022                  PHILLIP ANALYTICAL SERVICES
29-May-01     I&M          San Roque                            1047                    Philippine Geonalytics Inc


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     915                915
                                                                 (285)                                                 (285)
                                                                 (388)                                                 (388)
                                                                 (412)                                                 (412)
                                                                 (658)                                                 (658)
                                                              (20,772)                                              (20,772)
                                                              (40,699)                                              (40,699)
                                                             (273,611)                                             (273,611)
                                                             (318,286)                                             (318,286)
                                480                                                                                     480
                                                                                                     465                465
                                                                                                     238                238
                                                                                                     112                112
                                                                                                     323                323
                                                                4,934                                                 4,934
                                                                                                     340                340
                                                                                                     369                369
                                                                                                   3,535              3,535
                                                                                                   5,766              5,766
                                                                                                   3,520              3,520
                                                                                                     255                255
                                 55                                                                                      55
                                 62                                                                                      62
                              1,209                                                                                   1,209
                              1,005                                                                                   1,005
                                108                                                                                     108
                                                                                                     195                195
                                217                                                                                     217
                              8,202                                                                                   8,202
                                                                                                  11,389             11,389
                                                                                                     109                109
                                                                                                     263                263
                                                                                                  56,650             56,650
                                                                                                      60                 60
                                                                                                   2,800              2,800
                                                                                                      59                 59
                                                                                                   8,748              8,748
                                                                                                   6,724              6,724
                                                                                                   2,734              2,734
                                                                                                     237                237
                                                                                                   9,000              9,000
                                                                                                     319                319
                                                                                                      29                 29
                                                                                                   3,603              3,603
                                                                                                      65                 65
                                                                                                  12,107             12,107
                                                                                                     450                450
                                                                5,167                                                 5,167


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I&M          San Roque                            1046                    Philcopy Corporation
29-May-01     I&M         Harper Shuman                         8669                   PG&E
29-May-01     I/P          BHO                                 1146021                  PERKIN ELMER INSTRUMENTS
29-May-01     I&M         Harper Shuman                         8512                   Pat Noyes & Associates
29-May-01     I/P          TRAC 21756                         JOB 21756                 PAPELERIA LATTINA
29-May-01     I&M                  BHO                        47058116                  Pacific Gas and Electric
29-May-01     I&M         Harper Shuman                         8520                   Pacific Bell
29-May-01     I&M         Harper Shuman                         8530                   Pacific Bell
29-May-01     I&M         Harper Shuman                         8484                   OVE Arup & Partners
29-May-01     I&M         Harper Shuman                         8164                   Orlando Business Telephone
29-May-01     I&M          San Roque                            1054                    Orica Explosives Phils Inc
29-May-01     I/P          BHO                                 1145586                  ONESOURCE
29-May-01     I&M         Harper Shuman                         8168                   Office Suites Plus Properties
29-May-01     I/P          BHO                                 1145583                  OCCUPATIONAL HEALTHCARE
29-May-01     I&M         Harper Shuman                         8073                   OCB Reprographics, Inc
29-May-01     I&M         Harper Shuman                         7829                   Nextel Communications
29-May-01     I&M         Harper Shuman                         7835                   Nextel Communications
29-May-01     I/P          BHO                                 1146020                  NEXTEL COMMUNICATIONS
29-May-01     I&M         Harper Shuman                         7557                   Nextel Communications
29-May-01     I/P          BHO                                 1145094                  NEXTEL COMMUNICATIONS
29-May-01     I&M                  BHO                        10011474                  Nextel
29-May-01     I&M         Harper Shuman                         7769                   Newcourt Leasing Corp
29-May-01     I&M         Harper Shuman                         7792                   Nevada Power Company
29-May-01     I&M                  BHO                        47058115                  Nevada Power Co
29-May-01     I&M         Harper Shuman                         7845                   Nevada Bell
29-May-01     I&M         Harper Shuman                         7711                   Nazarian Engineering Co
29-May-01     I/P          TRAC 21886                         JOB 21886                 N FOCUS OPTICAL
29-May-01     I/P          TRAC 21862                         JOB 21862                 MSC INDUSTRIAL SUPPLY CO.
29-May-01     I&M          San Roque                            1052                    Monark Equipment Corporation
29-May-01     I&M         Harper Shuman                         7428                   Mobile Modular Mgt
29-May-01     I/P          TRAC 24589                         JOB 24589                 MIDWEST OCCUPATIONAL MEDICINE
29-May-01     I/P          BHO                                 1146018                  MICHAEL T DUNN
29-May-01     I&M         Harper Shuman                         7199                   Metro Call
29-May-01     I&M         Harper Shuman                          365                   Metro Call
29-May-01     I/P          BHO                                 1146017                  MEISNER ELECTRIC CO
29-May-01     I&M         Harper Shuman                        4906233                 Medex Assistance Corpora
29-May-01     I&M         Harper Shuman                         7014                   Meadowlark Search Land T
29-May-01     I&M         Harper Shuman                         6039                   McQueen, Andrew M.
29-May-01     I&M         Harper Shuman                         6151                   McLean & Shultz
29-May-01     GOVT         TRAC                              22553-0242                 McConnell Heavy Hauling
29-May-01     I&M          San Roque                            1045                    Maxwell Heavy Equipment Corp
29-May-01     I&M         Harper Shuman                         7151                   Maxim Technologies
29-May-01     I&M         Harper Shuman                         4359                   Master Tek International
29-May-01     I/P          BHO                                 1145016                  MARK COSTELLO CO
29-May-01     I/P          TRAC 21886                         JOB 21886                 MARIETTA MEMORIAL HOSPITAL
29-May-01     I/P          TRAC 21886                         JOB 21886                 MARIETTA CHAMBER OF COMMERCE
29-May-01     I&M         Harper Shuman                         6059                   M.A. Industries Inc.
29-May-01     I/P          TRAC 21756                         JOB 21756                 M & K TOURS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                  383                                                   383
                                 55                                                                                      55
                                                                                                   5,903              5,903
                                                                                                   2,934              2,934
                                                                                                     106                106
                                 24                                                                                      24
                              2,431                                                                                   2,431
                              1,133                                                                                   1,133
                                                                                                  40,805             40,805
                                                                                                      87                 87
                                                               87,446                                                87,446
                                                                                                   1,188              1,188
                                                                                                   1,365              1,365
                                                                                                   1,255              1,255
                                                                                                   1,381              1,381
                              3,414                                                                                   3,414
                              1,739                                                                                   1,739
                                                                                                     909                909
                                185                                                                                     185
                                                                                                    (368)              (368)
                              1,915                                                                                   1,915
                                                                                                     777                777
                                293                                                                                     293
                                575                                                                                     575
                                 88                                                                                      88
                                                                                                   1,500              1,500
                                                                                                     537                537
                                                                                                     576                576
                                                               59,940                                                59,940
                                498                                                                                     498
                                                                                                     371                371
                                                                                                     331                331
                                 19                                                                                      19
                                 10                                                                                      10
                                                                                                 361,512            361,512
                                                                                                     163                163
                                                                                                   4,276              4,276
                                                                                                      33                 33
                                                                                                  82,515             82,515
                                                                                                     961                961
                                                               29,171                                                29,171
                                                                                                   8,090              8,090
                                                                                                      75                 75
                                                                                                  70,798             70,798
                                                                                                      94                 94
                                                                                                     264                264
                                                                                                     448                448
                                                                                                     963                963


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I/P          BHO                                 1146015                  LOTSPEICH CO OF FLORIDA
29-May-01     I&M         Harper Shuman                         5791                   Lightyear
29-May-01     I&M         Harper Shuman                         5951                   Lighting Kwik Print
29-May-01     I&M          San Roque                         1000000073                 Leemasters International Systems Inc
29-May-01     I&M                  BHO                        47058110                  Lee Eschar Oil
29-May-01     I&M                  BHO                        10011471                  Las Vegas Valley Water
29-May-01     I&M                  BHO                        10011483                  Las Vegas Paving
29-May-01     I&M                  BHO                        10011465                  Lapco Inc
29-May-01     I/P          BHO                                 1146014                  LANCASTER LABORATORIES
29-May-01     I/P          BHO                                 1146012                  LACE FOOD SERVICE
29-May-01     I/P          TRAC 03352                         JOB 03352                 LAB SUPPORT
29-May-01     GOVT         TRAC                              22553-0240                 Lab Safety Supply
29-May-01     GOVT         TRAC                              22553-0241                 Lab Safety Supply
29-May-01     I&M         Harper Shuman                         5471                   Kwik Kopy Printing
29-May-01     I&M                  BHO                        47058141                  Koppers Industries
29-May-01     I&M         Harper Shuman                         5355                   Kleinfelder, Inc.
29-May-01     I&M         Harper Shuman                         5365                   Kleinfelder
29-May-01     I&M         Harper Shuman                         5259                   Kinkos The Copy Center
29-May-01     I&M         Harper Shuman                         5260                   Kinkos Inc.
29-May-01     I&M         Harper Shuman                         5236                   Kinkos
29-May-01     I&M         Harper Shuman                         5206                   Kinkos
29-May-01     I&M         Harper Shuman                         5224                   Kimley-Horn
29-May-01     I/P          TRAC 21359                         JOB 21359                 KENTUCKIANA WIRE ROPE & SUPPLY
29-May-01     I&M         Harper Shuman                         5179                   Kenny Electric Service
29-May-01     I/P          TRAC 03352                         JOB 03352                 KAYE INSTRUMENTS, INC.
29-May-01     I/P          Timberline - 4892                    16946                   K&K Maintenance Supply
29-May-01     I&M          San Roque                            1044                    JT Oil Phils Inc
29-May-01     I/P          BHO                                 1146010                  JOHNSON CONTROLS
29-May-01     I/P          BHO                                 1145567                  JOHNSON CONTROLS
29-May-01     I/P          BHO                                 1146011                  JOHNSON CONTROLS
29-May-01     I/P          BHO                                 1146009                  JAG MARBLE AND TILE
29-May-01     I&M         Harper Shuman                         4543                   JA Jones & Assoc. Inc.
29-May-01     I&M         Harper Shuman                         4465                   Iron Mountain
29-May-01     GOVT         TRAC                              22556-0270                 Interpath Laboratory
29-May-01     GOVT         TRAC                              22556-0271                 Interpath Laboratory
29-May-01     I&M          San Roque                            1043                    International SOS Phils Inc
29-May-01     I&M          San Roque                            1042                    Integrated Waste Management Inc
29-May-01     I/P          BHO                                 1146008                  INTEGRATED SECURITY SYSTEMS
29-May-01     GOVT         TRAC                              22556-0267                 Informix Software
29-May-01     GOVT         TRAC                              22556-0266                 Informix Software
29-May-01     I&M         Harper Shuman                         4231                   Information Network Of
29-May-01     I&M         Harper Shuman                         4005                   IBI Group
29-May-01     I&M         Harper Shuman                         4024                   IBI Group
29-May-01     I/P          TRAC 21862                         JOB 21862                 I.B.M.
29-May-01     GOVT         TRAC                              22553-0237                 Hunter's Refuge
29-May-01     GOVT         TRAC                              22553-0238                 Hunter's Refuge
29-May-01     GOVT         TRAC                              22553-0252                 Hugg & Hall
29-May-01     I&M         Harper Shuman                         3848                   HQE Incorporated


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                 245,575            245,575
                                                                                                      56                 56
                                                                                                     457                457
                                                               70,221                                                70,221
                                                                                                  17,033             17,033
                              1,407                                                                                   1,407
                                              89,305                                                                 89,305
                                              16,330                                                                 16,330
                                                                                                   1,919              1,919
                                                                                                 125,283            125,283
                                                                                                   2,160              2,160
                                                                                                     686                686
                                                                                                     589                589
                                                                                                      48                 48
                                                                                                  37,392             37,392
                                                                                                   9,330              9,330
                                                                                                   5,483              5,483
                                                                                                     119                119
                                                                                                     111                111
                                                                                                     166                166
                                                                                                      34                 34
                                                                                                   3,550              3,550
                                                                                                      62                 62
                                                                                                     162                162
                                                                                                  10,957             10,957
                                                                                                      85                 85
                                                                4,904                                                 4,904
                                                                                                  10,829             10,829
                                                                                                   1,900              1,900
                                                                                                   1,353              1,353
                                                                                                  12,635             12,635
                                                                                                     572                572
                                                                                                   1,891              1,891
                                                                                                     747                747
                                                                                                    (611)              (611)
                                                                4,560                                                 4,560
                                                               28,970                                                28,970
                                                                                                  31,475             31,475
                                                                                                   1,151              1,151
                                                                                                     768                768
                                                                                                      15                 15
                                                                                                  22,623             22,623
                                                                                                  10,741             10,741
                                                                                                      73                 73
                                                                                                   1,912              1,912
                                                                                                   1,125              1,125
                                                                                                      41                 41
                                                                                                   3,680              3,680


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I&M         Harper Shuman                         3819                   Hotel Denver
29-May-01     I&M          San Roque                         1000000002                 Home Dev't Mutual Fund
29-May-01     I&M         Harper Shuman                         3736                   HL Land Development
29-May-01     I/P          BHO                                 1146007                  HIMES ASSOCIATES LTD
29-May-01     I/P          TRAC 21862                         JOB 21862                 HIKES POINT INDUSTRIAL SALES
29-May-01     I/P          BHO                                 1145561                  HFP CORPORATION
29-May-01     I/P          BHO                                 1146088                  HERTZ EQUIPMENT RENTAL
29-May-01     GOVT         TRAC                              22556-0277                 Hermiston Natl Guard Armory
29-May-01     I/P          BHO                                 1146087                  HENRIKSEN BUTLER DESIGN
29-May-01     I/P          BHO                                 1146006                  HEALTH WATERS INC
29-May-01     I/P          TRAC 21886                         JOB 21886                 HARTFORD STEAM BOILER
29-May-01     I&M         Harper Shuman                         3399                   Hankard Engineering
29-May-01     I&M         Harper Shuman                         3377                   Ground Engineering
29-May-01     GOVT         TRAC                              22553-0226                 Grinnell Fire Protection
29-May-01     I/P          BHO                                 1146005                  GREAT BEAR PROCESSING CENTER
29-May-01     I&M         Harper Shuman                         3332                   Great America Leasing Corp
29-May-01     I/P          BHO                                 1146086                  GREASE BEGONE INC
29-May-01     GOVT         BHO                                 1146085                  GRAMERCY
29-May-01     I&M                  BHO                        47058140                  Goolsby WC Visa Pet
29-May-01     I&M         Harper Shuman                         3224                   Goodbee & Associates Inc
29-May-01     I/P          BHO                                 1146084                  GOLD COAST TIRE
29-May-01     I/P          BHO                                 1146004                  GOLD COAST TIRE
29-May-01     GOVT         TRAC                              22553-0228                 Global Data Systems
29-May-01     I&M         Harper Shuman                         3169                   Glahe & Associates
29-May-01     I/P          GOVT                                1145553                  GILLES MANTHA
29-May-01     I/P          BHO                                 1146083                  GIBSON STEWART COMPANY
29-May-01     I/P          BHO                                 1146082                  GENO DEFA
29-May-01     GOVT         BHO                                 1146081                  GENERAL WELDING SUPPLY
29-May-01     I/P          BHO                                 1146080                  GE SUPPLY
29-May-01     I/P          BHO                                 1146079                  GE CAPITALMODULAR SPACE
29-May-01     GOVT         TRAC                              22553-0231                 Gary Brownlow
29-May-01     I/P          BHO                                 1146078                  G AND K SERVICES
29-May-01     I/P          BHO                                 1145059                  FURNITURE MARKETING GROUP
29-May-01     I/P          BHO                                 1146003                  FUJITEC
29-May-01     I&M         Harper Shuman                         2979                   Fugro West, Inc.
29-May-01     I/P          BHO                                 1145546                  FRANK J NAIFY JR
29-May-01     I/P          TRAC 21756                         JOB 21756                 FRANCISCO CASTILLO
29-May-01     I&M                  BHO                        46000462                  FRAEC
29-May-01     I&M          San Roque                            1041                    Forsanz Enterprises
29-May-01     I&M         Harper Shuman                         2710                   Florida Level & Transit
29-May-01     I/P          BHO                                 1146076                  FLORIDA DETROIT DIESEL
29-May-01     I&M         Harper Shuman                         2730                   Florida Dept. of Trans
29-May-01     I&M         Harper Shuman                         2711                   Fleet Fueling
29-May-01     GOVT         BHO                                 1146075                  FLATRIONS SURVEYING INC
29-May-01     I&M         Harper Shuman                         2734                   Flash Fire Protection
29-May-01     I/P          BHO                                 1146002                  FISHER SCIENTIFIC
29-May-01     I&M         Harper Shuman                         2715                   First American Heritage
29-May-01     I&M          San Roque                            1040                    Firm Industrial Sales

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     868                868
                                                                1,473                                                 1,473
                                                                                                   1,100              1,100
                                                                                                  10,746             10,746
                                                                                                     312                312
                                                                                                   1,587              1,587
                                                                                                   2,140              2,140
                                                                                                      98                 98
                                                                                                   7,037              7,037
                                                                                                      14                 14
                                                                                                     489                489
                                                                                                   3,525              3,525
                                                                                                  22,642             22,642
                                                                                                  22,650             22,650
                                                                                                     207                207
                                                                                                      65                 65
                                                                                                   1,012              1,012
                              1,480                                                                                   1,480
                                                                                                   1,017              1,017
                                                                                                     528                528
                                                                                                     192                192
                                                                                                     102                102
                                                                                                   3,675              3,675
                                                                                                  66,670             66,670
                                                                1,690                                                 1,690
                                                                                                   7,050              7,050
                                                                                                     242                242
                                                                                                   1,012              1,012
                                                                                                   6,536              6,536
                                                                                                   2,100              2,100
                                                                                                      92                 92
                                                                                                       7                  7
                                                                                                  (1,951)            (1,951)
                                                                                                   1,524              1,524
                                                                                                   1,779              1,779
                                                                                                   3,528              3,528
                                                                                                      80                 80
                                                                                                     130                130
                                                                4,541                                                 4,541
                                                                                                     289                289
                                                                                                      11                 11
                                                                                                       4                  4
                                                                                                  11,675             11,675
                                                                                                   8,779              8,779
                                                                                                      64                 64
                                                                                                     255                255
                                                                                                   4,980              4,980
                                                                1,173                                                 1,173


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I/P          BHO                                 1146074                  FEDEX GROUND INC
29-May-01     I/P          Timberline - 4819   5-800-37945, 7-113-43822, 7-113-57724,   FEDEX
                                               7-113-57724, 7-114-08639, 7-115-02543
29-May-01     I&M         Harper Shuman                         2606                   Federal Express Corp
29-May-01     I/P          BHO                                 1146073                  FEDERAL EXPRESS CORP
29-May-01     I/P          BHO                                 1146001                  FEDERAL EXPRESS CORP
29-May-01     I/P          TRAC 21886                         JOB 21886                 FEDERAL EXPRESS
29-May-01     I&M                  BHO                        10011469                  Evergreen Corp
29-May-01     I&M         Harper Shuman                         2365                   Evans Technology, Inc.
29-May-01     GOVT         TRAC                              22556-0281                 ESI International
29-May-01     I&M         Harper Shuman                         2335                   ESI Engineering, Inc.
29-May-01     I&M         Harper Shuman                         2334                   Ero Resources
29-May-01     I/P          BHO                                 1146000                  ENVIRONMENTAL RESOURCE ASSOC
29-May-01     I/P          BHO                                 1145999                  ENVIRONMENTAL EXPRESS LTD
29-May-01     I&M                  BHO                        48008903                  ENMR Plateau Comm
29-May-01     I/P          BHO                                 1145540                  EMERALD SERVICES
29-May-01     GOVT         BHO                                 1146071                  ELITE AUTO GLASS
29-May-01     I&M         Harper Shuman                         4855                   Elberry Jones
29-May-01     I&M          San Roque                            1039                    EEI
29-May-01     I&M          San Roque                            1038                    Edison Electric Integrated Inc
29-May-01     I&M         Harper Shuman                         2059                   Echezabal & Associates
29-May-01     I&M         Harper Shuman                         2127                   Ecco Consulting
29-May-01     I&M          San Roque                            1037                    Eastern Steel Fabrication
29-May-01     I/P          BHO                                 1145044                  EASTERN CONNECTION
29-May-01     I/P          BHO                                 1145044                  EASTERN CONNECTION
29-May-01     I&M         Harper Shuman                         2512                   E. Spire Finance Corp
29-May-01     I/P          BHO                                 1145997                  DRACON CONSTRUCTION
29-May-01     I&M         Harper Shuman                         2759                   Dr. McNatty & Associates
29-May-01     I/P          TRAC 21886                         JOB 21886                 DOMINOS PIZZA
29-May-01     I&M         Harper Shuman                         1925                   Dokken Engineering
29-May-01     GOVT         BHO                                 1146069                  DILMORE EDMUNDS AND ASSOC
29-May-01     I/P          BHO                                 1145996                  DIANA RODRIQUEZ AND CO
29-May-01     I&M         Harper Shuman                         1529                   DHL Worldwide Express
29-May-01     I/P          TRAC 21756                         JOB 21756                 DHL FLETES AEREOS
29-May-01     I/P          BHO                                 1146068                  DESPATCH INDUSTRIES
29-May-01     GOVT         BHO                                 1146067                  DENVER WIRE ROPE AND SUPP
29-May-01     I&M         Harper Shuman                         1747                   Denver Water Department POST
29-May-01     I&M         Harper Shuman                         1747                   Denver Water
29-May-01     GOVT         BHO                                 1146066                  DELPAC SALES INC
29-May-01     I&M         Harper Shuman                         1759                   Delage Landen Financial
29-May-01     I&M          San Roque                            1036                    De Guzman Machine Works
29-May-01     I/P          BHO                                 1145532                  DE BELLA ELECTRIC
29-May-01     I&M         Harper Shuman                         1671                   David Fierro & Associates
29-May-01     I&M         Harper Shuman                         1682                   David Evans & Associates
29-May-01     I/P          TRAC 22572                         JOB 22572                 DATA DESIGN SERVICE
29-May-01     I&M         Harper Shuman                         1580                   Dames & Moore
29-May-01     I/P          BHO                                 1145531                  CUPERTINO ELECTRIC
29-May-01     I/P          BHO                                 1146065                  CUPERTINO ELECTRIC
29-May-01     I&M         Harper Shuman                         1030                   CTS Computer Imaging

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     106                106
                                                                                                     209                209
                                                                                                   7,371              7,371
                                                                                                      78                 78
                                                                                                      35                 35
                                                                                  140                                   140
                                530                                                                                     530
                                                                                                   7,295              7,295
                                                                                                   1,295              1,295
                                                                                                   3,446              3,446
                                                                                                     705                705
                                                                                                   1,919              1,919
                                                                                                     289                289
                                 82                                                                                      82
                                                                                                     550                550
                                                                                                      20                 20
                                                                                                     625                625
                                                               19,714                                                19,714
                                                                  782                                                   782
                                                                                                  83,724             83,724
                                                                                                  15,820             15,820
                                                                6,104                                                 6,104
                                                                                                    (216)              (216)
                                                                                                    (216)              (216)
                                                                                                     368                368
                                                                                                   1,575              1,575
                                                                                                   2,590              2,590
                                                                                                      37                 37
                                                                                                     500                500
                                                                                                  78,167             78,167
                                                                                                     725                725
                                                                                                     305                305
                                                                                  234                                   234
                                                                                                     361                361
                                                                                                   1,634              1,634
                             (7,775)                                                                                 (7,775)
                                  8                                                                                       8
                                                                                                   3,099              3,099
                                                                                                     168                168
                                                                1,021                                                 1,021
                                                                                                   3,861              3,861
                                                                                                  36,032             36,032
                                                                                                   2,926              2,926
                                                                                                   1,214              1,214
                                                                                                  42,203             42,203
                                                                                                   5,203              5,203
                                                                                                   3,920              3,920
                                                                                                   1,000              1,000


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     I&M         Harper Shuman                         1524                   Crossroads Eng. & Survey
29-May-01     I/P          BHO                                 1145995                  CRAWFOR TRACY CORP
29-May-01     I&M          San Roque                            1035                    Craft & Tools Enterprises
29-May-01     I&M         Harper Shuman                         1478                   CopyCO
29-May-01     I&M                  BHO                         3000423                  Conveyor Engineering
29-May-01     I&M         Harper Shuman                         2417                   Control Communications I
29-May-01     I&M         Harper Shuman                         1610                   Contract Services Company
29-May-01     I/P          Timberline - 4892                    70044                   Consumers Lumber
29-May-01     I/P          Timberline - 4892                    72193                   Consumers Lumber
29-May-01     GOVT         BHO                                 1146064                  CONSOLIDATED ELECTRIC
29-May-01     I&M         Harper Shuman                         1365                   Conoco, Inc.
29-May-01     I&M         Harper Shuman                         1513                   Comsat Mobile Comm.
29-May-01     GOVT         BHO                                 1146063                  COMPLETE CONTAINER SERVICE
29-May-01     I/P          BHO                                 1145994                  COMPCO ANALYTICAL INC
29-May-01     I/P          BHO                                 1146062                  COLUMBUS MANAGEMENT
29-May-01     GOVT         BHO                                 1146061                  COLUMBIA MANAGEMENT INC
29-May-01     I&M         Harper Shuman                         1294                   Colorado Copies Inc.
29-May-01     GOVT         TRAC                              22553-0229                 Coker Electric Company
29-May-01     I&M         Harper Shuman                         1361                   CMEC
29-May-01     I/P          BHO                                 1145522                  CLIFFS AUTOMATIC TRANSMISSION
29-May-01     I/P          BHO                                 1146060                  CLEAN SPOT
29-May-01     I&M          San Roque                            1051                    Civic Merchandising Inc
29-May-01     I&M                  BHO                        47058145                  City of Seattle
29-May-01     I&M                  BHO                        10011470                  City of Henderson
29-May-01     I&M                  BHO                        49016918                  CIT Group/EF
29-May-01     CORP         BHO                                 1145993                  CISCO SYSTEMS
29-May-01     CORP         BHO                                 1145038                  CISCO SYSTEMS
29-May-01     I&M         Harper Shuman                         2476                   Cingular Wireless
29-May-01     I&M         Harper Shuman                         10583                  Cingular Wireless
29-May-01     I/P          BHO                                 1146059                  CHLORIDE POWER PROTECTION
29-May-01     I/P          BHO                                 1146058                  CHEVERON
29-May-01     I&M         Harper Shuman                         1204                   Chaudhary & Assoc. Inc
29-May-01     GOVT         BHO                                 1146057                  CHARLES W VARSAFSKY
29-May-01     I&M         Harper Shuman                         2204                   CH2M Hill
29-May-01     I&M         Harper Shuman                          984                   Cellular One
29-May-01     GOVT         BHO                                 1146056                  CEDANT MOBILITY
29-May-01     I/P          BHO                                 1146052                  CASCADE FENCE CO
29-May-01     I/P          TRAC 21862                         JOB 21862                 CARITAS OCCUPATIONAL HEALTH CTR.
29-May-01     I/P          BHO                                 1145991                  CARDEL FIRE PROTECTION
29-May-01     I&M         Harper Shuman                         1069                   Capitol Communications
29-May-01     I/P          BHO                                 1145990                  CAMMIN CARGO CONTROL INC
29-May-01     I/P          BHO                                 1146051                  CAMIN CARGO CONTROL
29-May-01     I/P          TRAC 21836                         JOB 21836                 CAMERON & BARKLEY
29-May-01     I/P          BHO                                 1145989                  CABINET MASTERS
29-May-01     I&M         Harper Shuman                          923                   C & B Industrial Safety
29-May-01     I/P          BHO                                 1145988                  BYRDS FIRE PROTECTION CO
29-May-01     I/P          BHO                                 1145987                  BURKS INC
29-May-01     I&M         Harper Shuman                         2478                   Browning-Ferris Industries

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   5,584              5,584
                                                                                                  96,073             96,073
                                                                  256                                                   256
                                                                                                     140                140
                                                                                                  23,558             23,558
                                 45                                                                                      45
                                                                                                   1,404              1,404
                                                                                                      75                 75
                                                                                                       9                  9
                                                                                                      83                 83
                                                                                                   2,548              2,548
                                 56                                                                                      56
                                                                                                      78                 78
                                                                                                  19,054             19,054
                                                                                                     125                125
                             25,359                                                                                  25,359
                                                                                                   7,228              7,228
                                                                                                   2,200              2,200
                                                                                                   2,000              2,000
                                                                                                     701                701
                                                                                                     639                639
                                                               34,823                                                34,823
                              1,181                                                                                   1,181
                                101                                                                                     101
                                                                                                   9,820              9,820
                                                                                                  26,911             26,911
                                                                                                  21,120             21,120
                                 70                                                                                      70
                                 15                                                                                      15
                                                                                                   5,100              5,100
                                                                                                     143                143
                                                                                                  27,354             27,354
                                                                                                     210                210
                                                                                                  92,853             92,853
                                 52                                                                                      52
                                                                                               1,010,513          1,010,513
                                                                                                     675                675
                                                                                                   3,645              3,645
                                                                                                  24,000             24,000
                                                                                                      72                 72
                                                                                                     340                340
                                                                                                     242                242
                                                                                                   1,542              1,542
                                                                                                  12,150             12,150
                                                                                                     218                218
                                                                                                     189                189
                                                                                                   8,018              8,018
                                                                                                     275                275


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
29-May-01     I&M                  BHO                        49016915                  Browning Ferris Enterprises
29-May-01     I/P          BHO                                 1145515                  BROOK FURNITURE RENTAL
29-May-01     I/P          BHO                                 1146050                  BRAMBLES AUTOMOTIVE DIV
29-May-01     I/P          BHO                                 1146049                  BP FLEET MANAGER
29-May-01     I&M         Harper Shuman                         1749                   Boyle Engineering Corporation
29-May-01     I&M                  BHO                        47058156                  Boulder Auto Parts
29-May-01     I&M                  BHO                        10011485                  Boulder Auto Parts
29-May-01     I&M         Harper Shuman                          683                   Bonneville Blue Print
29-May-01     I/P          BHO                                 1146047                  BOISE CASCADE OFFICE PRO FILE
29-May-01     I/P          BHO                                 1146048                  BOISE CASCADE OFFICE PRO
29-May-01     I/P          BHO                                 1145512                  BOISE CASCADE OFFICE
29-May-01     I/P          BHO                                 1145513                  BOISE CASCADE OFFICE
29-May-01     I&M         Harper Shuman                          453                   BND Engineers, Inc.
29-May-01     I&M         Harper Shuman                          633                   Birds Eye View
29-May-01     I/P          BHO                                 1146046                  BILLARD
29-May-01     I&M         Harper Shuman                          749                   Big Horn County
29-May-01     I/P          Timberline - 4819                   B96744                   Bias Blueprint
29-May-01     GOVT         BHO                                 1146045                  BERT ESAU
29-May-01     I&M         Harper Shuman                          611                   Bentley Systems Inc.
29-May-01     I&M         Harper Shuman                          591                   Benner & Carpenter
29-May-01     I&M         Harper Shuman                          581                   BellSouth
29-May-01     I/P          BHO                                 1145509                  BARTON
29-May-01     GOVT         TRAC                              22553-0246                 Barnhart Crane & Rigging Co
29-May-01     I&M         Harper Shuman                          787                   Ayers Associates
29-May-01     I&M         Harper Shuman                         1740                   Avista Utilities
29-May-01     I&M         Harper Shuman                          794                   Avart, Inc.
29-May-01     I&M         Harper Shuman                          867                   Atlantic Drilling Supply
29-May-01     I/P          BHO                                 1145985                  ATLANTIC CONCRETE
29-May-01     I&M         Harper Shuman                          345                   Athalye Consulting Eng.
29-May-01     I&M         Harper Shuman                         2549                   AT&T Wireless Services
29-May-01     I&M         Harper Shuman                          369                   AT&T Wireless Services
29-May-01     I&M         Harper Shuman                          368                   AT&T Wireless Services
29-May-01     I/P          Timberline - 4819                 2800194397                 AT&T Wireless Services
29-May-01     I&M         Harper Shuman                          459                   AT&T Wireless Services
29-May-01     I&M         Harper Shuman                          492                   AT&T Broadband
29-May-01     I&M         Harper Shuman                          346                   AT&T
29-May-01     I&M         Harper Shuman                          151                   AT&T
29-May-01     I&M         Harper Shuman                          343                   AT&T
29-May-01     I&M                  BHO                        10011468                  AT&T
29-May-01     I&M         Harper Shuman                          367                   AT&T
29-May-01     I&M                  BHO                        47058120                  AT&T
29-May-01     I&M                  BHO                        47058120                  AT&T
29-May-01     I&M         Harper Shuman                          309                   Associated Engineers Inc
29-May-01     I&M          San Roque                            1033                    Asian Engine Rebuilders Inc
29-May-01     I&M         Harper Shuman                          419                   ASC Group, Inc.
29-May-01     I/P          BHO                                 1146044                  ASBURY ENVIRONMENTAL SERVICES
29-May-01     I&M         Harper Shuman                         1139                   Arvada, City of
29-May-01     I/P          BHO                                 1145984                  ARROWHEAD MTN SPRING WATER

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                 424                                                                                     424
                                                                                                    1,548              1,548
                                                                                                      926                926
                                                                                                       86                 86
                                                                                                   27,617             27,617
                                                                                                    1,464              1,464
                                                                                                      235                235
                                                                                                      369                369
                                                                                                    2,467              2,467
                                                                                                      523                523
                                                                                                      130                130
                                                                                                        5                  5
                                                                                                   15,689             15,689
                                                                                                      349                349
                                                                                                       62                 62
                                                                                                        4                  4
                                                                                                       17                 17
                                                                                                      135                135
                                                                                                    3,782              3,782
                                                                                                    3,020              3,020
                                 773                                                                                     773
                                                                                                      684                684
                                                                                                      788                788
                                                                                                    3,907              3,907
                                  61                                                                                      61
                                                                                                   34,542             34,542
                                                                                                      465                465
                                                                                                    7,521              7,521
                                                                                                   47,637             47,637
                               2,983                                                                                   2,983
                               2,055                                                                                   2,055
                                  88                                                                                      88
                                  79                                                                                      79
                                  53                                                                                      53
                                  35                                                                                      35
                               4,858                                                                                   4,858
                               4,415                                                                                   4,415
                               3,909                                                                                   3,909
                               1,650                                                                                   1,650
                                 550                                                                                     550
                                 292                                                                                     292
                                  61                                                                                      61
                                                                                                    6,992              6,992
                                                                27,862                                                27,862
                                                                                                    1,255              1,255
                                                                                                       45                 45
                                                                                                       13                 13
                                                                                                      236                236


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

29-May-01     GOVT         TRAC                              22553-0244                 Ark. Office Furniture
29-May-01     GOVT         TRAC                              22553-0243                 Ark. Office Furniture
29-May-01     I&M         Harper Shuman                         2630                   Architecture Matters Inc.
29-May-01     I&M         Harper Shuman                          125                   Architects International
29-May-01     I/P          TRAC 24589                         JOB 24589                 ARAMARK UNIFORM SERVICES
29-May-01     I/P          BHO                                 1145983                  ARAMARK UNIFORM SERVICES
29-May-01     GOVT         BHO                                 1146042                  AQ SAFTEY INC
29-May-01     GOVT         BHO                                 1146041                  ANKO METAL SERVICE
29-May-01     I&M         Harper Shuman                          393                   Angel Project Services
29-May-01     I&M         Harper Shuman                          475                   Andy's Custom Woodwork
29-May-01     I/P          BHO                                 1145982                  ANALYTICAL TESTING AND CONSULTING SERVICES
29-May-01     I/P          BHO                                 1146040                  AMTECH ELEVATOR SERVICE
29-May-01     I/P          BHO                                 1145015                  AMTECH ELEVATOR SERVICE
29-May-01     GOVT         BHO                                 1146039                  AMERIX CORP
29-May-01     GOVT         TRAC                              22553-0248                 American Transit Supply
29-May-01     I&M         Harper Shuman                          142                   American Express
29-May-01     I/P          BHO                                 1145981                  ALTA LIFT
29-May-01     I/P          BHO                                 1146038                  ALPHA GRAPHICS
29-May-01     I&M                  BHO                        47058121                  Alltel
29-May-01     GOVT         TRAC                              22553-0245                 AllTech
29-May-01     I/P          Timberline - 4819                   701742                   Alleghney Voice & Data, Inc.
29-May-01     I&M         Harper Shuman                          430                   All Star Auto Body(paid 5/10/01)
29-May-01     I/P          BHO                                 1146037                  AIRGAS EAST
29-May-01     GOVT         TRAC                              22553-0251                 Airborne Express
29-May-01     I/P          TRAC 21862                         JOB 21862                 AIRBORNE EXPRESS
29-May-01     I/P          TRAC 21862                         JOB 21862                 AIR SOIL & WATER
29-May-01     I/P          TRAC 24589                         JOB 24589                 AIR GAS - MID AMERICA
29-May-01     I/P          TRAC 21756                         JOB 21756                 AGA GAS, C.A.
29-May-01     I&M         Harper Shuman                          449                   Advanta Leasing Services
29-May-01     I/P          BHO                                 1145979                  ADVANCED RELOCATION AND STAGE
29-May-01     I/P          TRAC 21359                         JOB 21359                 ADVANCED MATERIAL HANDLING
29-May-01     I/P          BHO                                 1145980                  ADVANCED FIRE PROTECTION
29-May-01     I/P          BHO                                 1145010                  ADVANCED ELECTRONICS
29-May-01     I&M         Harper Shuman                          479                   ADT Security Services
29-May-01     I&M                  BHO                        47058114                  Adelphia
29-May-01     I&M          San Roque                            1034                    ACS Manufacturing Corp
29-May-01     I/P          BHO                                 1145496                  ACCESS WIRELESS
29-May-01     I/P          BHO                                 1145978                  ABI LABS INC
25-May-01     I&M                  BHO                        46000458                 Zust Bachmeier of Switz
25-May-01     I&M                  BHO                        47057985                 Zep Manufactoring
25-May-01     GOVT         Oakridge-JDE                      C4848-4268                 XEROX CORPORATION
25-May-01     GOVT         Oakridge-JDE                      C4848-4267                 XEROX CORPORATION
25-May-01     I&M                  BHO                        47058062                 WW Grainger
25-May-01     I&M                  BHO                        20004092                 WMK & Co
25-May-01     I&M                  BHO                        47057924                 White Cap
25-May-01     I&M                  BHO                        47058035                 White Cap
25-May-01     GOVT         WS-Timberline                     3589-047075                Western United Electric
25-May-01     I&M                  BHO                        47057944                 Western Traction Co

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     617                617
                                                                                                      91                 91
                                                                                                   6,455              6,455
                                                                                                  12,799             12,799
                                                                                                  13,889             13,889
                                                                                                      53                 53
                                                                                                   5,745              5,745
                                                                                                     770                770
                                                                                                   6,764              6,764
                                                                                                   4,000              4,000
                                                                                                      47                 47
                                                                                                   3,418              3,418
                                                                                                  (1,601)            (1,601)
                             17,818                                                                 (199)            17,619
                                                                                                  12,042             12,042
                                                                                                   9,079              9,079
                                                                                                     218                218
                                                                                                     335                335
                              1,498                                                                                   1,498
                                                                                                     203                203
                                                                                                   1,445              1,445
                                                                                                  (1,930)            (1,930)
                                                                                                   3,028              3,028
                                                                                  156                                   156
                                                                                  110                                   110
                                                                                                   1,953              1,953
                                                                                                     125                125
                                                                                                     499                499
                                                                                                     176                176
                                                                                                   2,046              2,046
                                                                                                     355                355
                                                                                                  66,362             66,362
                                                                                                   5,431              5,431
                                                                                                      78                 78
                                 29                                                                                      29
                                                                6,634                                                 6,634
                                                                                                     245                245
                                                                                                     450                450
                                                                                5,348                                 5,348
                                                                                                     148                148
                                                                                                   1,003              1,003
                                                                                                      72                 72
                                                                                                     501                501
                                                                                                   3,060              3,060
                                                                                                   1,835              1,835
                                                                                                     875                875
                                                                                                     268                268
                                                                                                   1,201              1,201


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I&M          San Roque                            1008                   Wellden Enterprises Inc
25-May-01     GOVT         WS-Timberline                     3589-047142                Weldon Springs Automoive
25-May-01     I&M                  BHO                        47058014                 WC Goolsby Inc
25-May-01     I&M                  BHO                        47058056                 WC Goolsby
25-May-01     I&M                  BHO                        47058071                 Washington Dept of Licen
25-May-01     I&M                  BHO                        47058072                 Washington Dept of Licen
25-May-01     I&M                  BHO                        47058022                 W A Murphy Inc
25-May-01     I&M                  BHO                        47057943                 Vulcan Materials Calmat
25-May-01     I&M                  BHO                        47058108                 Vulcan Materials
25-May-01     GOVT         WS-Timberline                     3589-047126                VPPPA (440)
25-May-01     I&M                  BHO                        47058034                 Van Matre Lumber
25-May-01     GOVT         WS-Timberline                     3589-047115                Van Devanter Eng Co
25-May-01     GOVT         Oakridge-JDE                      C4848-4265                 VALLEY INDUSTRIAL SUPPLY
25-May-01     I&M                  BHO                        20004091                 Valley Electrical
25-May-01     I&M                  BHO                        47058003                 United Reprographics
25-May-01     I&M                  BHO                        47058001                 United Rentals
25-May-01     I&M                  BHO                        47057923                 United Rentals
25-May-01     I&M                  BHO                        47058002                 United Rentals
25-May-01     I&M                  BHO                        47057922                 United Rentals
25-May-01     I&M                  BHO                        47057921                 United Rentals
25-May-01     GOVT         WS-Timberline                     3589-047114                United Parcel Service
25-May-01     GOVT         Oakridge-JDE                      C4848-4264                 UNITED PARCEL SERVICE
25-May-01     I&M                  BHO                        47058061                 Ulmer Industries
25-May-01     GOVT         WS-Timberline                     3589-047113                Uline
25-May-01     GOVT         Oakridge-JDE                      C4848-4263                 U.S. BANK
25-May-01     I&M                  BHO                        47057984                 Triumph Construction Fabr
25-May-01     I&M                  BHO                        48008900                 Tri Co Napa
25-May-01     I&M                  BHO                        47058033                 Trench Plate Rental
25-May-01     I&M                  BHO                        48008901                 Traq- Wireless
25-May-01     I&M                  BHO                        47057983                 Traffic Control Service
25-May-01     I&M          San Roque                            1007                   Trackstar Enterprises Corp
25-May-01     I&M                  BHO                        47058093                 TPAC
25-May-01     GOVT         WS-Timberline                     3589-047112                Total Computer Service
25-May-01     I&M                  BHO                        47058032                 Topcon Laser West
25-May-01     GOVT         WS-Timberline                     3589-047111                Tom Paule
25-May-01     GOVT         Oakridge-JDE                      C4848-4262                 T-N-T PORTABLE TOILETS
25-May-01     GOVT         WS-Timberline                     3589-047074                Tiemann Industrial
25-May-01     I&M                  BHO                        47057981                 The So Co Group
25-May-01     I&M                  BHO                        47057901                 The Ice Wagon
25-May-01     I&M          San Roque                            1032                   Tegra Enterprises
25-May-01     I&M                  BHO                        47057920                 Tatel Inc
25-May-01     I&M                  BHO                        47057954                 Tatel Inc
25-May-01     I&M                  BHO                        47058000                 TAS Precision Rebuild
25-May-01     I&M                  BHO                        47058109                 Talley and Talley
25-May-01     I&M                  BHO                        47057919                 Symons Corp
25-May-01     GOVT         WS-Timberline                     3589-047129                Sybron Chemicals
25-May-01     I&M                  BHO                        47058031                 Swanillon Inc dba San Die
25-May-01     GOVT         WS-Timberline                     3589-047140                Superior Special Services

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   8,256              8,256
                                                                                                     534                534
                                                                                                  38,019             38,019
                                                                                                   7,125              7,125
                                                                                                     767                767
                                                                                                     125                125
                                                                                                     663                663
                                                                                                 105,560            105,560
                                                                                                   9,666              9,666
                                                                                                      75                 75
                                                                                                   4,029              4,029
                                                                                                   3,002              3,002
                                                                                                   3,933              3,933
                                                                                                 190,137            190,137
                                                                                                   1,176              1,176
                                                                                                   3,594              3,594
                                                                                                   3,257              3,257
                                                                                                   3,182              3,182
                                                                                                   2,345              2,345
                                                                                                   1,136              1,136
                                                                                  167                                   167
                                                                                   19                                    19
                                                                                                   2,151              2,151
                                                                                                     565                565
                                                                                                  19,882             19,882
                                                                                                   2,149              2,149
                                                                                                     349                349
                                                                                                   1,236              1,236
                                 86                                                                                      86
                                                                                                   2,479              2,479
                                                                                                   8,527              8,527
                                                                                                  96,327             96,327
                                                                                                   1,133              1,133
                                                                                                  41,214             41,214
                                                                                                   1,700              1,700
                                                                                                     140                140
                                                                                                      40                 40
                                                                                                     889                889
                                                                                                     702                702
                                                                                                     859                859
                                                                                                   1,055              1,055
                                                                                                     304                304
                                                                                                   5,473              5,473
                                                                                                   6,284              6,284
                                                                                                  16,165             16,165
                                                                                                   1,650              1,650
                                                                                                   2,999              2,999
                                                                                                     386                386


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I&M                  BHO                        47058030                 Superior Ready Mix Concr
25-May-01     I&M                  BHO                        47058092                 Sunline Markings
25-May-01     GOVT         Oakridge-JDE                      C4848-4261                 STOWERS MACHINERY
25-May-01     I&M          San Roque                            1031                   STL Machinery Phils Inc
25-May-01     GOVT         TRAC                              21852-0563                 Stero Junction
25-May-01     I&M                  BHO                        47058106                 Statewide Safety and Sign
25-May-01     I&M                  BHO                        47058107                 Statewide Safety and Sign
25-May-01     I&M                  BHO                        47058091                 Starlite
25-May-01     I&M                  BHO                        47058091                 Starlite
25-May-01     GOVT         WS-Timberline                     3589-047119                St. Charles  PWSD #2
25-May-01     GOVT         WS-Timberline                     3589-047110                St Charels Surburan Journal
25-May-01     I&M                  BHO                        47058029                 Spanky's Portable Services
25-May-01     GOVT         WS-Timberline                     3589-047108                Southwestern Bell Internet
25-May-01     GOVT         WS-Timberline                     3589-047131                Southwestern Bell
25-May-01     GOVT         WS-Timberline                     3589-047107                Southwestern Bell
25-May-01     GOVT         WS-Timberline                     3589-047120                Southwestern Bell
25-May-01     I&M                  BHO                        47057918                 Southwest Concrete Construction
25-May-01     I&M                  BHO                        47057953                 Southwest Concrete Construction
25-May-01     POWER               TRAC                         05-051                  SOLARTRON MOBRAY LIMITED
25-May-01     I&M                  BHO                        20004090                 Snook Brothers
25-May-01     I&M                  BHO                        47058027                 SMA Equipment Corp
25-May-01     I&M          San Roque                            1030                   SK Hardware & Gen Mdse
25-May-01     I&M          San Roque                            1006                   Sika Philippines Inc
25-May-01     GOVT         WS-Timberline                     3589-047106                Sherman Williams
25-May-01     POWER               TRAC                         05-026                  SENIOR AEROSPACE - BIRD BELLOWS
25-May-01     I&M                  BHO                        47057999                 Seaport Petroleum
25-May-01     I&M          San Roque                            1005                   Sealand Industrial Supply
25-May-01     I&M                  BHO                        47057998                 Scougal Rubber Corp
25-May-01     I&M                  BHO                        47057941                 Schoettler tire
25-May-01     I&M                  BHO                        47058028                 Savin Corp
25-May-01     GOVT         WS-Timberline                     3589-047116                Sa-So
25-May-01     I&M          San Roque                         1000000072                Sandvik Tamrock Phils Inc
25-May-01     I&M                  BHO                        47058090                 Saguaro Gunite Inc
25-May-01     I&M                  BHO                        47058064                 Safety Kleen Corp
25-May-01     I&M          San Roque                            1004                   RS Components Ltd
25-May-01     POWER               TRAC                         05-056                  ROEVIN MANAGEMENT SERVICES LIMITED
25-May-01     POWER               TRAC                         05-057                  ROEVIN MANAGEMENT SERVICES LIMITED
25-May-01     POWER               TRAC                         05-055                  ROEVIN MANAGEMENT SERVICES LIMITED
25-May-01     GOVT         WS-Timberline                     3589-047095                Roberts Automotive
25-May-01     I&M                  BHO                        47058063                 Roadbuilders Machinery
25-May-01     I&M                  BHO                        47057917                 Road Machinery Co
25-May-01     I&M          San Roque                            1003                   RMD Philippines Inc
25-May-01     I&M                  BHO                        47058104                 Rising Sun Co
25-May-01     GOVT         Oakridge-JDE                      C4848-4259                 RIDGE VALVE & FITTING CO.
25-May-01     I&M                  BHO                        47057975                 Richard A Lewis
25-May-01     POWER               TRAC                         05-052                  RHODES GROUP
25-May-01     GOVT         WS-Timberline                     3589-047128                Rental Service Corporation
25-May-01     GOVT         WS-Timberline                     3589-047144                Relizon


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                 120,640            120,640
                                                                                                   1,343              1,343
                                                                                                   1,327              1,327
                                                                                                  32,214             32,214
                                                                                                   2,060              2,060
                                                                                                   4,415              4,415
                                                                                                     576                576
                                                                                                  20,378             20,378
                                                                                                  13,584             13,584
                              2,814                                                                                   2,814
                                                                                                   4,087              4,087
                                                                                                     730                730
                                                                                                   1,350              1,350
                                661                                                                                     661
                                295                                                                                     295
                                243                                                                                     243
                                                                                                   1,484              1,484
                                                                                                     421                421
                                                                1,016                                                 1,016
                                                                                                   3,829              3,829
                                                                                                   2,884              2,884
                                                                                                   4,974              4,974
                                                                                                     742                742
                                                                                                     105                105
                                                                1,406                                                 1,406
                                                                                                   6,816              6,816
                                                                                                     662                662
                                                                                                   1,670              1,670
                                                                                                   1,282              1,282
                                                                                                     622                622
                                                                                                     138                138
                                                                                                  47,808             47,808
                                                                                                   6,834              6,834
                                                                                                   2,016              2,016
                                                                                                      21                 21
                                                               12,665                                                12,665
                                                                9,730                                                 9,730
                                                                5,837                                                 5,837
                                                                                                      12                 12
                                                                                                     215                215
                                                                                                   2,317              2,317
                                                                                                   8,403              8,403
                                                                                                 154,711            154,711
                                                                                                  10,476             10,476
                                                                                                     600                600
                                                               29,139                                                29,139
                                                                                                   1,013              1,013
                                                                                                       5                  5


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     GOVT         WS-Timberline                     3589-047079                Reis Environmental
25-May-01     POWER               TRAC                         05-053                  RADPHONE LIMITED
25-May-01     I&M          San Roque                            1029                   Rabanes Machine Shop
25-May-01     I&M                  BHO                        47057980                 R&D Construction
25-May-01     I&M                  BHO                        47057940                 Quinn Co
25-May-01     I&M                  BHO                        47057979                 Quinn Co
25-May-01     I&M                  BHO                        47057916                 Quality Welding & Fabric
25-May-01     GOVT         Oakridge-JDE                      C4848-4258                 PURCHASE POWER
25-May-01     I&M                  BHO                        47057939                 Precision Solar Controls
25-May-01     I&M                  BHO                        47057952                 Precision Heavy Haul Inc
25-May-01     I&M                  BHO                        47057997                 Prazair Distribution Inc
25-May-01     I&M          San Roque                            1028                   Power Systems Inc
25-May-01     I&M          San Roque                            1002                   Power Asia Equipment Resources Inc
25-May-01     GOVT         Oakridge-JDE                      C4848-4257                 PORTER-WALKER, INC.
25-May-01     I&M          San Roque                            1001                   Portalloy Industrial Supply Corp
25-May-01     GOVT         Oakridge-JDE                      C4848-4256                 PLOWBOY'S FEED & SEED
25-May-01     I&M                  BHO                        47057978                 Pirtek Hose
25-May-01     I&M          San Roque                            1000                   Pinnacle Parts Co
25-May-01     GOVT         WS-Timberline                     3589-047105                Pine Valley Water
25-May-01     I&M          San Roque                             999                   Pilipinas Shell Petroleum Corp
25-May-01     I&M                  BHO                        47057951                 Phoenix Fuel Co
25-May-01     I&M                  BHO                        47058089                 Phoenix Concrete Cutting
25-May-01     I&M                  BHO                        47058089                 Phoenix Concrete Cutting
25-May-01     I&M                  BHO                        47057915                 Phoenix Concrete Cutting
25-May-01     I&M          San Roque                            1027                   Philcopy Corporation
25-May-01     I&M                  BHO                        47058104                 Penhall Co
25-May-01     I&M                  BHO                        47058103                 Penhall Co
25-May-01     I&M                  BHO                        47058102                 Payco Specialties
25-May-01     I&M                  BHO                        47058088                 Paradise Rebar
25-May-01     I&M                  BHO                        47058087                 Paradise Rebar
25-May-01     I&M                  BHO                        47058085                 Paradise Rebar
25-May-01     I&M                  BHO                        47058086                 Paradise Rebar
25-May-01     I&M          San Roque                             998                   Par Concrete Pipes Mftg
25-May-01     GOVT         TRAC                              21852-0561                 Paige Electric Company, LP
25-May-01     GOVT         TRAC                              21852-0562                 Paige Electric Company, LP
25-May-01     I&M                  BHO                        47058101                 Pacific Reinforced Steel
25-May-01     GOVT         WS-Timberline                     3589-047127                P. West Trucking
25-May-01     I/P          BHO                                 1145587                  OVERHEAD DOOR
25-May-01     I&M                  BHO                        47058036                 Overall Laundry  Services
25-May-01     POWER               TRAC                         05-029                  OSPREY SHIPPING LIMITED
25-May-01     POWER               TRAC                         05-037                  ONE-2-ONE
25-May-01     I/P          BHO                                 1145585                  ON HAND SAFTEY SUPPLIES
25-May-01     I&M                  BHO                        47058084                 Olson Precast
25-May-01     I/P          BHO                                 1145584                  OFFICE MAX CREDIT PLAN
25-May-01     I&M                  BHO                        47058026                 Oceanside Transmission
25-May-01     I/P          BHO                                 1145582                  OBRIEN BROTHERS INC
25-May-01     I/P          BHO                                 1145582                  OBERLANDER ELECTRIC
25-May-01     GOVT         BHO                                 1145580                  NORTH WIND ENVIRONMENTAL

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   3,055              3,055
                                                                  207                                                   207
                                                                                                     390                390
                                                                                                     340                340
                                                                                                   7,743              7,743
                                                                                                     565                565
                                                                                                   1,568              1,568
                                                                                                     300                300
                                                                                                     288                288
                                                                                                     892                892
                                                                                                      68                 68
                                                                                                   9,187              9,187
                                                                                                   3,577              3,577
                                                                                                   7,930              7,930
                                                                                                  16,401             16,401
                                                                                                     500                500
                                                                                                      78                 78
                                                                                                   7,916              7,916
                                                                                                     317                317
                                                                                                   9,273              9,273
                                                                                                   5,476              5,476
                                                                                                  22,606             22,606
                                                                                                   3,021              3,021
                                                                                                     460                460
                                                                                                     347                347
                                                                                                  19,385             19,385
                                                                                                   6,856              6,856
                                                                                                     379                379
                                                                                                  48,156             48,156
                                                                                                  36,483             36,483
                                                                                                  22,019             22,019
                                                                                                  19,539             19,539
                                                                                                   8,149              8,149
                                                                                                  75,305             75,305
                                                                                                  75,055             75,055
                                                                                                  17,093             17,093
                                                                                2,709                                 2,709
                                                                                                      87                 87
                                                                                                   2,084              2,084
                                                                2,879                                                 2,879
                                                                  248                                                   248
                                                                                                     880                880
                                                                                                     166                166
                                                                                                     798                798
                                                                                                     475                475
                                                                                                   7,099              7,099
                                                                                                     554                554
                                                                                                   5,217              5,217


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I&M          San Roque                             997                   Nissan Gallery - Ortigas
25-May-01     I&M                  BHO                        47057914                 Newt Fogel Sales Co
25-May-01     GOVT         Oakridge-JDE                      C4848-4255                 NEFF RENTAL
25-May-01     I&M                  BHO                        47058023                 Nations Rent West Inc
25-May-01     I&M                  BHO                        47057913                 Nations Rent
25-May-01     I&M                  BHO                        47058024                 Nations Rent
25-May-01     GOVT         Oakridge-JDE                      C4848-4254                 NATIONAL WELDERS
25-May-01     I/P          BHO                                 1145579                  NATIONAL TRAILER STORAGE
25-May-01     I&M                  BHO                        47057938                 Napa Auto Parts Fresno
25-May-01     I&M                  BHO                        47058025                 Napa Auot Parts
25-May-01     I&M                  BHO                        47057912                 Motion Industries Inc AZ
25-May-01     I/P          BHO                                 1145578                  MOTION INDUSTRIES
25-May-01     I&M          San Roque                         1000000071                MOF Co. (Subic), Inc.
25-May-01     I&M                  BHO                        20004089                 Moderne Cabinet
25-May-01     I&M                  BHO                        47057996                 Modern Track Machinery
25-May-01     I&M                  BHO                        47057995                 Modern Machinery Missoula
25-May-01     I&M                  BHO                        47057937                 Modern Machinery Missoula
25-May-01     I&M                  BHO                        47058021                 Mobile Modular Management
25-May-01     GOVT         Oakridge-JDE                      C4848-4252                 MOBILE MINI
25-May-01     I&M                  BHO                        47057911                 Mobi Light Inc
25-May-01     GOVT         Oakridge-JDE                      C4848-4253                 MMI CONSULTING
25-May-01     I&M                  BHO                        47057910                 Minnich Manufactoring Co
25-May-01     I&M                  BHO                        47057909                 Mineral Resource Tech
25-May-01     I&M                  BHO                        47057950                 Mineral Resource Tech
25-May-01     I&M                  BHO                        47057908                 Midway Chevrolet
25-May-01     GOVT         Oakridge-JDE                      C4848-4251                 METRO COMMUNICATIONS
25-May-01     I&M                  BHO                        47057907                 Mesa Oil Inc
25-May-01     I&M                  BHO                        48008898                 Mesa Oil
25-May-01     I&M                  BHO                        47057977                 Merli Concrete Pumping
25-May-01     I/P          BHO                                 1145577                  MELTON ELECTRIC
25-May-01     I&M          San Roque                             996                   Megasco
25-May-01     I/P          BHO                                 1145575                  MCMASTER CARR SUPPLY COM
25-May-01     I&M                  BHO                        47058083                 McAtee Equipment
25-May-01     I&M                  BHO                        47058083                 McAtee Equipment
25-May-01     I&M                  BHO                        47057994                 Masons Supply Co
25-May-01     I&M                  BHO                        47058020                 Marden Susco
25-May-01     POWER               TRAC                         05-054                  LYRECO UK LIMITED
25-May-01     I&M                  BHO                        47057976                 Loveday Lumber co
25-May-01     POWER               TRAC                         05-032                  LOGIC CONCEPTS LIMITED
25-May-01     I&M          San Roque                            1026                   Livan Trade Corp
25-May-01     GOVT         WS-Timberline                     3589-047139                Lion Technologies
25-May-01     I&M                  BHO                        47057906                 Lindco Equipment & Supply
25-May-01     I/P          BHO                                 1145572                  LINCOLN MERCURY INC
25-May-01     I&M                  BHO                        47057905                 Lavco Building Materials
25-May-01     I&M                  BHO                        47057949                 Lavco Building Materials
25-May-01     I&M          San Roque                            1025                   Lancbart Trading
25-May-01     I&M                  BHO                        20004088                 Lagerquist Elevator
25-May-01     GOVT         Oakridge-JDE                      C4848-4250                 LABCORP


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   7,274              7,274
                                                                                                     452                452
                                                                                                   2,172              2,172
                                                                                                      36                 36
                                                                                                  10,277             10,277
                                                                                                   2,773              2,773
                                                                                                     207                207
                                                                                                     714                714
                                                                                                   1,421              1,421
                                                                                                     102                102
                                                                                                   2,488              2,488
                                                                                                     895                895
                                                                                                   7,848              7,848
                                                                                                  30,874             30,874
                                                                                                     326                326
                                                                                                   1,986              1,986
                                                                                                     850                850
                                                                                                     860                860
                                                                                                      70                 70
                                                                                                   1,620              1,620
                                                                                                     525                525
                                                                                                     457                457
                                                                                                   9,919              9,919
                                                                                                   1,675              1,675
                                                                                                     236                236
                                                                                                     648                648
                                                                                                     140                140
                                                                                                     847                847
                                                                                                   3,902              3,902
                                                                                                     405                405
                                                                                                     562                562
                                                                                                   1,501              1,501
                                                                                                  14,205             14,205
                                                                                                  13,246             13,246
                                                                                                  28,809             28,809
                                                                                                   3,967              3,967
                                                                  227                                                   227
                                                                                                     426                426
                                                                  101                                                   101
                                                                                                   1,122              1,122
                                                                                                     595                595
                                                                                                   5,891              5,891
                                                                                                     123                123
                                                                                                   2,342              2,342
                                                                                                   1,038              1,038
                                                                                                   1,170              1,170
                                                                                                   1,833              1,833
                                                                                                     595                595


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     GOVT         WS-Timberline                     3589-047141                Kwik Kopy Printing
25-May-01     I/P          BHO                                 1145570                  KONE INC
25-May-01     GOVT         Oakridge-JDE                      C4848-4249                 KNOX-TENN RENTAL
25-May-01     I&M                  BHO                        47057935                 Klein Products Inc
25-May-01     I/P          BHO                                 1145568                  KIRBY RISK ELECTRICAL
25-May-01     POWER               TRAC                         05-027                  KINGSTON COMMUNICATIONS LIMITED
25-May-01     I&M                  BHO                        20004087                 Kendall Painting
25-May-01     GOVT         WS-Timberline                     3589-047123                Kategan Software Systems
25-May-01     GOVT         WS-Timberline                     3589-047094                Kar-Tech
25-May-01     I&M                  BHO                        47057974                 KAR Products
25-May-01     I&M          San Roque                            1024                   JR Industrial Motor
25-May-01     I&M                  BHO                        47057973                 Johns Equipment Rental
25-May-01     I&M                  BHO                        47057967                 John W Goode
25-May-01     GOVT         BHO                                 1145566                  JOHN W CARLSON
25-May-01     GOVT         WS-Timberline                     3589-047121                John Fabick Tractor
25-May-01     GOVT         Oakridge-JDE                      C4848-4248                 JOHN DEPERSIO
25-May-01     I/P          BHO                                 1145565                  JMC 92 INC AND SEA ENGIN
25-May-01     I&M                  BHO                        47057993                 JGL Distributing
25-May-01     I&M                  BHO                        47057904                 JCs Glass
25-May-01     I&M                  BHO                        48008896                 James Cox
25-May-01     POWER               TRAC                         05-025                  JAMES A. BLACK CONSULTANTS LIMITED
25-May-01     GOVT         Oakridge-JDE                      C4848-4246                 J.A. JONES CONTRUCTION
25-May-01     I&M                  BHO                        47058081                 J&L Highway Construction
25-May-01     I&M                  BHO                        47058082                 J&L Highway Construction
25-May-01     I/P          BHO                                 1145564                  J A SEXAUER INC
25-May-01     I/P          BHO                                 1145563                  ISLAND DEMO INC
25-May-01     I&M                  BHO                        20004086                 ISEC Inc
25-May-01     GOVT         WS-Timberline                     3589-047125                Isco, Industries
25-May-01     POWER               TRAC                         05-045                  INITIAL SECURITY LIMITED
25-May-01     I&M                  BHO                          1747                   Ingersoll Rand Equip
25-May-01     I&M                  BHO                        47057903                 Ingersoll Rand
25-May-01     I&M          San Roque                             995                   Infratex Philippines, Inc
25-May-01     I&M                  BHO                        47057902                 Industrail Parts Depot
25-May-01     I&M          San Roque                             994                   Incophil Marketing Corp
25-May-01     GOVT         WS-Timberline                     3589-047086                Ikon
25-May-01     I&M                  BHO                        47057992                 ICON Materials
25-May-01     GOVT         Oakridge-JDE                      C4848-4245                 IBM CORPORATION
25-May-01     I&M                  BHO                        48008897                 Hutchens Mining and Truck
25-May-01     I&M                  BHO                        47058018                 Hub Construction Specialists
25-May-01     I&M                  BHO                        47058100                 Howe Electric
25-May-01     I/P          BHO                                 1145562                  HOMEDEPOT
25-May-01     I&M          San Roque                             993                   Hilti Philippines Inc.
25-May-01     I&M                  BHO                        47058017                 Hilti Inc
25-May-01     I&M                  BHO                        47057971                 Hi Way Safety
25-May-01     GOVT         WS-Timberline                     3589-047092                Hertz Equipment Rental
25-May-01     I&M                  BHO                        47057991                 HD Fowler
25-May-01     I&M                  BHO                        47058016                 Hawthorne Rent It Service
25-May-01     I&M                  BHO                        47057970                 Hawthorne Machinery Co

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     400                400
                                                                                                   3,970              3,970
                                                                                                   5,506              5,506
                                                                                                     371                371
                                                                                                     250                250
                                                                  400                                                   400
                                                                                                  11,721             11,721
                                                                                                   6,860              6,860
                                                                                                     287                287
                                                                                                     254                254
                                                                                                     911                911
                                                                                                     260                260
                                                                                                     600                600
                                                                                                   2,036              2,036
                                                                                                   2,717              2,717
                                                                                                      60                 60
                                                                                                  49,918             49,918
                                                                                                   4,506              4,506
                                                                                                     207                207
                                                                                                     535                535
                                                                3,528                                                 3,528
                                                                                                     656                656
                                                                                                  22,016             22,016
                                                                                                   1,754              1,754
                                                                                                     890                890
                                                                                                   9,850              9,850
                                                                                                  52,493             52,493
                                                                                                     820                820
                                                               44,311                                                44,311
                                                                                                      25                 25
                                                                                                     787                787
                                                                                                   2,090              2,090
                                                                                                     506                506
                                                                                                   7,214              7,214
                                                                                                   1,323              1,323
                                                                                                   1,812              1,812
                                                                                                     295                295
                                                                                                     253                253
                                                                                                   1,447              1,447
                                                                                                 103,874            103,874
                                                                                                      46                 46
                                                                                                   3,915              3,915
                                                                                                   1,572              1,572
                                                                                                     288                288
                                                                                                   2,010              2,010
                                                                                                     499                499
                                                                                                  57,889             57,889
                                                                                                     276                276


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I&M                  BHO                        47058015                 Hawthorne Machinery
25-May-01     I&M          San Roque                             992                   Hatch Associates, Inc.
25-May-01     GOVT         WS-Timberline                     3589-047093                Hartog Oil CO
25-May-01     I/P          BHO                                 1145560                  HARDING BOTANICALS
25-May-01     I/P          BHO                                 1145559                  HARDIN SIGNS
25-May-01     I&M                  BHO                        47057972                 Hanson Aggregates Pacific
25-May-01     GOVT         WS-Timberline                     3589-047130                Hanneke Industrial
25-May-01     GOVT         WS-Timberline                     3589-047081                Hackmann Lumber
25-May-01     I&M                  BHO                        47057934                 H&K Concrete Cutting
25-May-01     I&M          San Roque                             991                   GY Industrial Mill Supply
25-May-01     I/P          BHO                                 1145557                  GROUPCOMM SYSTEMS INC
25-May-01     I&M                  BHO                        47057990                 Greatland Crane Inspection
25-May-01     I&M                  BHO                        47057933                 Great Distributing Inc
25-May-01     I/P          BHO                                 1145555                  GRAYBAR ELECTRIC COMPANY
25-May-01     I/P          BHO                                 1145556                  GRAYBAR ELECTRIC COMPANY
25-May-01     I&M                  BHO                        47057969                 Granberry Supply Corp
25-May-01     I&M                  BHO                        47057968                 Goodyear Tire and Rubber
25-May-01     I&M                  BHO                        47058013                 Goodyear Tire and Rubber
25-May-01     I/P          BHO                                 1145554                  GOODYEAR
25-May-01     I&M                  BHO                        47057948                 Gomaco Corp
25-May-01     I&M                  BHO                        47057900                 Gomaco Corp
25-May-01     I&M                  BHO                        48008899                 Golden Equipment Co
25-May-01     I&M          San Roque                             990                   Glory Automotive Supply, Inc.
25-May-01     GOVT         WS-Timberline                     3589-047135                Global Computer
25-May-01     I/P          BHO                                 1145552                  GETZ FIRE EQUIP
25-May-01     I/P          BHO                                 1145550                  GERALD SCOTT BOARDMAN
25-May-01     I/P          BHO                                 1145549                  GEORGE YOUNG AND SONS
25-May-01     I&M                  BHO                        47057966                 General Welding
25-May-01     I/P          BHO                                11455548                  GE MODULAR SPACE
25-May-01     GOVT         WS-Timberline                     3589-047085                G. S. Robbins
25-May-01     I/P          BHO                                 1145547                  FUTURE UNLIMITED
25-May-01     GOVT         WS-Timberline                     3589-047103                Frham Safety Products
25-May-01     I&M                  BHO                        47058099                 Franklin Reinforced steel
25-May-01     GOVT         WS-Timberline                     3589-047102                Forestry Supplies
25-May-01     I/P          BHO                                 1145545                  FOREMOST INDUSTRIAL TEC
25-May-01     I&M          San Roque                             989                   Ford Pampanga
25-May-01     GOVT         BHO                                 1145544                  FOOTHILLS ENVIRONMNETAL
25-May-01     GOVT         WS-Timberline                     3589-047134                Flectcher-Reinhardt Co
25-May-01     GOVT         WS-Timberline                     3589-047104                Fisher Scientific
25-May-01     GOVT         WS-Timberline                     3589-047089                First Capitol Courier
25-May-01     GOVT         WS-Timberline                     3589-047101                Ferrellgas
25-May-01     I/P          BHO                                 1145543                  FERGESON ENTERPRISES INC
25-May-01     GOVT         Oakridge-JDE                      C4848-4243                 FEDERAL EXPRESS CORP.
25-May-01     GOVT         BHO                                 1145543                  FEDERAL EXPRESS CORP
25-May-01     I&M                  BHO                        47058012                 EW Trucking and Equip
25-May-01     I&M                  BHO                        47057989                 Equilon Enterprises LLC
25-May-01     I/P          BHO                                 1145541                  ENTERPRISE FLEET SERVICE
25-May-01     I&M          San Roque                             987                   Enerpro Marketing,  Inc.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     765                765
                                                                                                   4,639              4,639
                                                                                                   1,343              1,343
                                                                                                   1,404              1,404
                                                                                                     173                173
                                                                                                  21,607             21,607
                                                                                                      91                 91
                                                                                                     595                595
                                                                                                   3,761              3,761
                                                                                                   1,669              1,669
                                                                                                     220                220
                                                                                                   1,075              1,075
                                                                                                   5,741              5,741
                                                                                                   1,471              1,471
                                                                                                      93                 93
                                                                                                     224                224
                                                                                                   3,052              3,052
                                                                                                   1,159              1,159
                                                                                                   1,823              1,823
                                                                                                   3,889              3,889
                                                                                                     260                260
                                                                                                   1,462              1,462
                                                                                                   6,540              6,540
                                                                                                      99                 99
                                                                                  185                                   185
                                                                                                   1,378              1,378
                                                                                                   3,450              3,450
                                                                                                   2,136              2,136
                                                                                                   3,147              3,147
                                                                                                   2,583              2,583
                                                                                                     241                241
                                                                                                     148                148
                                                                                                  11,130             11,130
                                                                                                     342                342
                                                                                                   1,011              1,011
                                                                                                     380                380
                                                                                                   5,775              5,775
                                                                                   24                                    24
                                                                                                   2,675              2,675
                                                                                                     105                105
                                                                                                   3,736              3,736
                                                                                                     610                610
                                                                                   91                                    91
                                                                                2,300                                 2,300
                                                                                                   1,000              1,000
                                                                                                     524                524
                                                                                                     968                968
                                                                                                   1,384              1,384


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I/P          BHO                                 1145539                  ELCON ENTERPRISES
25-May-01     I/P          BHO                                 1145538                  EICHENAUER SERVICES INC
25-May-01     I/P          BHO                                 1145537                  EECO
25-May-01     GOVT         Oakridge-JDE                      C4848-4242                 EDWARDS SUPPLY CO., INC.
25-May-01     GOVT         WS-Timberline                     3589-047132                Edwards Medical Supplies
25-May-01     GOVT         WS-Timberline                     3589-047100                Eberline
25-May-01     POWER               TRAC                         05-024                  EAST RIDING OF YORKSHIRE COUNCIL
25-May-01     I/P          BHO                                 1145536                  EAST PEORIA TIRE AND VUL
25-May-01     I&M          San Roque                             988                   E.D. Suarez Stationery & Gen Mdse
25-May-01     I/P          BHO                                 1145535                  DYNAMIC CONTROLS
25-May-01     I/P          BHO                                 1145534                  DYNAELECTRIC COMPNAY
25-May-01     GOVT         WS-Timberline                     3589-047118                Durridge Company
25-May-01     I/P          BHO                                 1145533                  DURA ELECTRIC
25-May-01     I&M                  BHO                        20004094                 Donaldson Bros
25-May-01     I&M                  BHO                        47057899                 DNK Construction
25-May-01     I&M                  BHO                        47058080                 Diversified Concrete Cuttin
25-May-01     I&M                  BHO                        47058080                 Diversified Concrete Cuttin
25-May-01     I&M                  BHO                        47058098                 Diversified Concrete
25-May-01     I&M                  BHO                        47057947                 Diamond B
25-May-01     I&M          San Roque                             986                   DHL Philippines Corp
25-May-01     POWER               TRAC                         05-047                  DHL INTERNATIONAL (U.K.) LIMITED
25-May-01     POWER               TRAC                         05-050                  DEZURIK COPES-VULCAN
25-May-01     I&M                  BHO                        20004085                 Design Tile
25-May-01     I&M                  BHO                        47057965                 Dependable Disposal & R
25-May-01     GOVT         WS-Timberline                     3589-047087                Delta Gas
25-May-01     GOVT         WS-Timberline                     3589-047143                Dartek
25-May-01     I&M                  BHO                        47057942                 Darlene Shoemaker
25-May-01     I&M                  BHO                        47058096                 CW Poss
25-May-01     I&M                  BHO                        47057960                 CW McGrath
25-May-01     I&M                  BHO                        47058011                 Cutting Edge Supply
25-May-01     I&M                  BHO                        47057932                 Custom Machine Shop
25-May-01     I&M                  BHO                        47057989                 Cummins Southwest
25-May-01     I&M                  BHO                        47057964                 CTC Analytical Service
25-May-01     I&M          San Roque                             985                   Craft & Tools Enterprises
25-May-01     GOVT         WS-Timberline                     3589-047109                County Blue Reprographics
25-May-01     GOVT         WS-Timberline                     3589-047099                Cottleville Fire Protection
25-May-01     I&M          San Roque                             984                   Cosmic Metal Indl Enterprise
25-May-01     I&M                  BHO                        47057988                 Coral sales Co
25-May-01     I/P          BHO                                 1145528                  COORDINATED WIRE ROPE
25-May-01     I/P          BHO                                 1145527                  COOPER INTERNATIONAL
25-May-01     I/P          BHO                                 1145526                  CONTROL TECH LLC
25-May-01     I&M                  BHO                        47058079                 Contractors West
25-May-01     I&M                  BHO                        47058079                 Contractors West
25-May-01     I&M                  BHO                        47058010                 Construction Machinery Inc
25-May-01     GOVT         WS-Timberline                     3589-047076                Construction Data
25-May-01     GOVT         WS-Timberline                     3589-047124                Consolidated Plastics
25-May-01     I&M                  BHO                        47058055                 Conoco
25-May-01     GOVT         WS-Timberline                     3589-047091                Conney Safety Products

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     515                515
                                                                                                      98                 98
                                                                                                   1,315              1,315
                                                                                                     274                274
                                                                                                     551                551
                                                                                                   2,374              2,374
                                                                1,969                                                 1,969
                                                                                                     475                475
                                                                                                   3,142              3,142
                                                                                                      68                 68
                                                                                                   1,649              1,649
                                                                                                     905                905
                                                                                                      29                 29
                                                                                                      82                 82
                                                                                                     520                520
                                                                                                  99,864             99,864
                                                                                                  13,669             13,669
                                                                                                  34,415             34,415
                                                                                                     707                707
                                                                                                     119                119
                                                                  663                                                   663
                                                                5,766                                                 5,766
                                                                                                   3,777              3,777
                                                                                                     763                763
                                                                                                     933                933
                                                                                                     293                293
                                                                                                   1,000              1,000
                                                                                                   4,962              4,962
                                                                                                  10,163             10,163
                                                                                                   2,621              2,621
                                                                                                   1,838              1,838
                                                                                                     269                269
                                                                                                      95                 95
                                                                                                     338                338
                                                                                                     278                278
                                                                                                   1,250              1,250
                                                                                                     616                616
                                                                                                  19,475             19,475
                                                                                                   3,965              3,965
                                                                                                   3,900              3,900
                                                                                                   4,140              4,140
                                                                                                 212,617            212,617
                                                                                                 151,422            151,422
                                                                                                  15,446             15,446
                                                                                                   1,167              1,167
                                                                                                      85                 85
                                                                                                   2,571              2,571
                                                                                                     702                702


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     GOVT         BHO                                 1145525                  COMPLETE CONTAINER SERVICES
25-May-01     GOVT         WS-Timberline                     3589-047138                Compaq Computer Corp
25-May-01     I/P          BHO                                 1145524                  COMMERCIAL LOCKSMITH
25-May-01     I/P          BHO                                 1145523                  COMM AIR
25-May-01     I&M                  BHO                        47057897                 Combined Transport Inc
25-May-01     GOVT         WS-Timberline                     3589-047098                Color Associate Creatives
25-May-01     I&M                  BHO                        47057963                 Coast Crane Co
25-May-01     I&M          San Roque                            1023                   CMI Equipment
25-May-01     I&M                  BHO                        47057946                 CMI Corporation
25-May-01     I&M                  BHO                        47057896                 CMI Corp
25-May-01     I&M                  BHO                        47057936                 Clay Miranda Trucking
25-May-01     I&M                  BHO                        47058009                 Clairemont Equipment
25-May-01     GOVT         Oakridge-JDE                      C4848-4241                 CITY OF OAK RIDGE
25-May-01     I/P          BHO                                 1145521                  CINGULAR WIRELESS
25-May-01     I&M                  BHO                        47058008                 Charter Industrial Supply
25-May-01     I&M                  BHO                        47057962                 Certified Weld Inspection
25-May-01     I&M                  BHO                        47058097                 Central Stiping Services
25-May-01     I/P          BHO                                 1145520                  CENTRAL CONCRETE MIX
25-May-01     I&M          San Roque                             983                   Cathay Industrial & Mill Supply
25-May-01     I/P          BHO                                 1145519                  CARTERS CARPET AND FLOOR
25-May-01     I&M          San Roque                             982                   Carried Lumber Co.,
25-May-01     GOVT         WS-Timberline                     3589-047088                Cardinal Business Equip
25-May-01     I&M                  BHO                        47057961                 Calmat - San Diego
25-May-01     GOVT         WS-Timberline                     3589-047145                Calgon Carbon Corp
25-May-01     I&M                  BHO                        47058007                 Cal Crane and Equip
25-May-01     I/P          BHO                                 1145518                  CADCENTRE
25-May-01     I&M                  BHO                        47058060                 Cactus Transport
25-May-01     I&M                  BHO                        20004084                 Cache County Carpets
25-May-01     I&M          San Roque                             981                   Cabanatuan Woodland Enterprises
25-May-01     GOVT         WS-Timberline                     3589-047137                C. K. Power
25-May-01     I&M                  BHO                        47057931                 C&W Enterprises
25-May-01     GOVT         Oakridge-JDE                      C4848-4240                 BWXT Y-12 L.L.C.
25-May-01     I&M                  BHO                        47057959                 Burns and Sons
25-May-01     I&M                  BHO                        47057930                 Builders Concrete
25-May-01     I/P          BHO                                 1145516                  BROWNING FERRIS INDUSTRIES
25-May-01     I&M                  BHO                        47057929                 Browning and Ferris
25-May-01     POWER               TRAC                         05-028                  BRITISH GAS TRADING LIMITED
25-May-01     I&M                  BHO                        47057958                 Breezer Construction Service
25-May-01     GOVT         WS-Timberline                     3589-047083                BRC Distributors
25-May-01     I&M                  BHO                        47057895                 Branco Machinery Co
25-May-01     I&M                  BHO                        47057987                 BR Anderson & Co
25-May-01     I/P          BHO                                 1145514                  BOWERMAN CONSTRUCTION
25-May-01     I&M          San Roque                             979                   Bonifacio Trees & Greens Corp
25-May-01     I&M                  BHO                        47058006                 Bolt Brokers
25-May-01     I&M                  BHO                        20004093                 Bitterroot Disposal
25-May-01     I&M          San Roque                            1021                   Bindy Parts Corp
25-May-01     I&M                  BHO                        20004081                 Big Sky Plumbing and Heating
25-May-01     I&M                  BHO                        20004083                 Big Sky and WSM

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     193                193
                                                                                                   1,476              1,476
                                                                                                     179                179
                                                                                                   4,200              4,200
                                                                                                   1,175              1,175
                                                                                                     220                220
                                                                                                   7,471              7,471
                                                                                                   7,533              7,533
                                                                                                     766                766
                                                                                                   3,572              3,572
                                                                                                  41,494             41,494
                                                                                                     405                405
                                222                                                                                     222
                                                                                                      31                 31
                                                                                                   1,589              1,589
                                                                                                   1,481              1,481
                                                                                                  15,210             15,210
                                                                                                     551                551
                                                                                                   5,898              5,898
                                                                                                     368                368
                                                                                                     155                155
                                                                                                     515                515
                                                                                                   1,588              1,588
                                                                                                   9,265              9,265
                                                                                                     678                678
                                                                                                  39,875             39,875
                                                                                  848                                   848
                                                                                                   5,489              5,489
                                                                                                   5,569              5,569
                                                                                                     668                668
                                                                                                     351                351
                                                                                                  10,084             10,084
                                                                                                     540                540
                                                                                                     598                598
                                                                                                     422                422
                                                                                                     130                130
                                                                  114                                                   114
                                                                                                     418                418
                                                                                                     882                882
                                                                                                     154                154
                                                                                                     107                107
                                                                                                     985                985
                                                                                                   2,703              2,703
                                                                                                     525                525
                                                                                                     885                885
                                                                                                   2,634              2,634
                                                                                                  28,042             28,042
                                                                                                  15,761             15,761


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
25-May-01     I&M                  BHO                        20004082                 Big Sky and Trane
25-May-01     I&M                  BHO                        20004080                 Big Sky and Insulation Enterprises
25-May-01     I/P          BHO                                 1145511                  BIG A AUTO PARTS
25-May-01     I&M          San Roque                            1022                   BHF Corporation
25-May-01     POWER               TRAC                         05-049                  BETZ DEARBORN LIMITED
25-May-01     GOVT         WS-Timberline                     3589-047077                Best Office Supplies
25-May-01     I&M          San Roque                             978                   Bernabe Construction & Indl Corp
25-May-01     I/P          BHO                                 1145510                  BELL SOUTH MOBILITY
25-May-01     I&M          San Roque                             980                   BB Fischer & Co, Inc.
25-May-01     I&M          San Roque                             977                   Baytan Industries
25-May-01     POWER               TRAC                         05-030                  BARCLAYS BANK PLC (CLEARWAY)
25-May-01     GOVT         WS-Timberline                     3589-047136                Baker Ice Company
25-May-01     I&M                  BHO                        47058005                 B&W Precast Construction
25-May-01     I&M                  BHO                        47058095                 Avar Construction
25-May-01     I&M                  BHO                        47057982                 August Suszko
25-May-01     GOVT         Oakridge-JDE                      C4848-4239                 ATOMIC CITY TOOL, INC.
25-May-01     I&M                  BHO                        47057894                 Atlas Forklift Rental
25-May-01     I&M          San Roque                         1000000070                Atlas Copco Phlippines, Inc.
25-May-01     I&M          San Roque                             976                   Atlas Copco Phlippines, Inc.
25-May-01     I/P          BHO                                 1145508                  ATC ASSOCIATES
25-May-01     I&M                  BHO                        10011464                 AT&T Wireless
25-May-01     I&M                  BHO                        10011463                 AT&T
25-May-01     GOVT         WS-Timberline                     3589-047097                AT&T
25-May-01     I&M          San Roque                             975                   Asian Construction & Dev't Corp
25-May-01     I&M                  BHO                        47057957                 Asbury Environmental Service
25-May-01     I&M                  BHO                        47058069                 Arizona Public Service
25-May-01     I&M                  BHO                        47057893                 Arizona Glove & Safety
25-May-01     POWER               TRAC                         05-046                  APPLEYARD CONTRACTS LIMITED
25-May-01     I&M                  BHO                        47057927                 APCO Asphalt Paving Co
25-May-01     I&M                  BHO                        20004079                 Anderson Masonry
25-May-01     I&M                  BHO                        47058094                 Anderson Drilling
25-May-01     I&M                  BHO                        47057928                 Ameripride Valley Uniform
25-May-01     I/P          BHO                                 1145505                  AMERICAN PIPING AND OIL
25-May-01     I&M                  BHO                           430                   American Filter and Equipment
25-May-01     GOVT         WS-Timberline                     3589-047082                Ameren UE
25-May-01     GOVT         WS-Timberline                     3589-047080                Ameren UE
25-May-01     GOVT         WS-Timberline                     3589-047117                Always In Mind (AIM)
25-May-01     GOVT         Oakridge-JDE                      C4848-4238                 ALL STATE TRAILERS
25-May-01     I&M                  BHO                        47057986                 All Seasons Ice
25-May-01     I&M                  BHO                        47057891                 All City Tri City Sweeping
25-May-01     I&M                  BHO                        47057945                 All City Tri City Sweeping
25-May-01     I/P          BHO                                 1145503                  ALKALAI MECHANICAL CORP
25-May-01     I/P          BHO                                 1145504                  ALBAN TRACTOR CO INC
25-May-01     I&M                  BHO                        47057956                 Airgas West
25-May-01     I&M                  BHO                        47058004                 Airgas West
25-May-01     I/P          BHO                                 1145502                  AIRGAS
25-May-01     I/P          BHO                                 1145501                  AIRECO
25-May-01     GOVT         Oakridge-JDE                      C4848-4237                 AIR LIQUIDE AMERICA CORP.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   4,500              4,500
                                                                                                  21,195             21,195
                                                                                                     240                240
                                                                                                     349                349
                                                                2,000                                                 2,000
                                                                                                     443                443
                                                                                                  18,364             18,364
                                                                                                   1,914              1,914
                                                                                                   4,050              4,050
                                                                                                      37                 37
                                                                   77                                                    77
                                                                                                     200                200
                                                                                                  24,424             24,424
                                                                                                   8,366              8,366
                                                                                                     600                600
                                                                                                     496                496
                                                                                                     455                455
                                                                                                  37,481             37,481
                                                                                                     537                537
                                                                                                     550                550
                                279                                                                                     279
                                 60                                                                                      60
                                 18                                                                                      18
                                                                                                 273,611            273,611
                                                                                                      85                 85
                              4,188                                                                                   4,188
                                                                                                     728                728
                                                                1,145                                                 1,145
                                                                                                   1,960              1,960
                                                                                                     382                382
                                                                                                   4,412              4,412
                                                                                                     113                113
                                                                                                     781                781
                                                                                                      32                 32
                                 53                                                                                      53
                                  3                                                                                       3
                                                                                                     342                342
                                                                                                     451                451
                                                                                                     130                130
                                                                                                   3,225              3,225
                                                                                                   2,438              2,438
                                                                                                 148,770            148,770
                                                                                                   3,900              3,900
                                                                                                     629                629
                                                                                                     273                273
                                                                                                     213                213
                                                                                                     951                951
                                                                                                     478                478


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

25-May-01     I&M                  BHO                        47057955                 Ahern Rentals
25-May-01     I&M                  BHO                        47058059                 Agee Construction
25-May-01     GOVT         BHO                                 1145500                  AET ENVIRONMENTAL
25-May-01     I/P          BHO                                 1145499                  ADVANCED INTEGRATED SOL
25-May-01     GOVT         WS-Timberline                     3589-047084                Advance Photos
25-May-01     GOVT         WS-Timberline                     3589-047090                Action Printing Co
25-May-01     I/P          BHO                                 1145497                  ACE UNIFORM SERVICES
25-May-01     I&M          San Roque                            1020                   Accra Law
25-May-01     GOVT         WS-Timberline                     3589-047096                ABM Federal Sales
25-May-01     GOVT         WS-Timberline                     3589-047078                Able Industries
25-May-01     I&M                  BHO                        47057925                 AAA Sweeping Services
25-May-01     I/P          BHO                                 1145494                  AAA PROPANE
25-May-01     I&M                  BHO                        47057926                 A&M Gentry
25-May-01     I&M                  BHO                        20004078                 A Core Of Idaho
24-May-01     GOVT         TRAC                              22556-0238                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0239                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0240                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0223                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0224                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0225                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0226                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0227                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0228                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0229                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0230                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0231                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0232                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0233                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0234                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0235                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0241                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0242                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0245                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0236                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0237                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0243                 Xerox Corp.
24-May-01     GOVT         TRAC                              22556-0244                 Xerox Corp.
24-May-01     I/P          RUST CONSTRUCTORS                  10126380                 XEROX CORP
24-May-01     I/P          RUST CONSTRUCTORS                  10126428                 XEROX CORP
24-May-01     I/P          RUST CONSTRUCTORS                  10126429                 XEROX CORP
24-May-01     I/P          TRAC22566                            22566                   XEROX
24-May-01     P&C          RUST CONSTRUCTORS                  10126268                 WYOMING WASTE SYSTEMS, INC
24-May-01     I/P          TRAC21862                            21862                   WOODWORD CO
24-May-01     I/P          TRAC21486                            21486                   WOLSEY
24-May-01     I/P          Timberline - 4892                   261308                   Wm Roth & Sons
24-May-01     I/P          Timberline - 4892                   261308                   Wm Roth & Sons
24-May-01     I/P          RUST CONSTRUCTORS                  10126238                 WILMAR INDUSTRIES INC
24-May-01     I/P          TRAC21862                            21862                   WILLIAMS SCOTSMAN

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      53                 53
                                                                                                   5,600              5,600
                                                                                                     960                960
                                                                                                     221                221
                                                                                                     816                816
                                                                                                     144                144
                                                                                                     167                167
                                                                                                     523                523
                                                                                                     271                271
                                                                                                   6,683              6,683
                                                                                                   3,352              3,352
                                                                                                     150                150
                                                                                                  46,110             46,110
                                                                                                     180                180
                                                                                                   1,462              1,462
                                                                                                   1,449              1,449
                                                                                                     768                768
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     250                250
                                                                                                     229                229
                                                                                                     199                199
                                                                                                      48                 48
                                                                                                      48                 48
                                                                                                     394                394
                                                                                                      95                 95
                                                                                                      77                 77
                                                                                                     831                831
                                135                                                                                     135
                                                                                                      47                 47
                                                                                                  10,296             10,296
                                                                                                      58                 58
                                                                                                      58                 58
                                                                                                      59                 59
                                                                                                      80                 80


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          Timberline - 14330              2437-05/21/2001              Wholesale4
24-May-01     I/P          Timberline - 17478              2437-05/24/2001              Wholesale4
24-May-01     I&M                  BHO                        49016902                 Whitewood Transportation
24-May-01     I&M          Pomeroy                            28011934                  White Cap
24-May-01     I/P          Timberline - 4837                    15039                   Wellington Environmental
24-May-01     I/P          TRAC21862                            21862                   WEBB CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126448                 WAZEE CRANE
24-May-01     I/P          RUST CONSTRUCTORS                  10126448                 WAZEE CRANE
24-May-01     I/P          RUST CONSTRUCTORS                  10126448                 WAZEE CRANE
24-May-01     I/P          TRAC24052                            24052                   WATERWORLD
24-May-01     I/P          TRAC21862                            21862                   WASTE MGMT
24-May-01     I&M                  BHO                        47057850                 Washington Mech Contr
24-May-01     I/P          Timberline - 4892                   210343                   Warren Sign Systems
24-May-01     I/P          Timberline - 4892                   210323                   Warren Sign Systems
24-May-01     I&M          Pomeroy                            28011933                  Wadco
24-May-01     I/P          RUST CONSTRUCTORS                  10126237                 W W GRAINGER INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126237                 W W GRAINGER INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126237                 W W GRAINGER INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126237                 W W GRAINGER INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126237                 W W GRAINGER INC
24-May-01     I/P          BHO                                 1145140                  W W GRAINER INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126362                 W S O'SHEA CO INC
24-May-01     I/P          TRAC21862                            21862                   W PRATT CO
24-May-01     I/P          TRAC21862                            21862                   W LARNER
24-May-01     I/P          RUST CONSTRUCTORS                  10126236                 VOPAK USA INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126361                 VISION OFFICE SYSTEMS
24-May-01     I/P          RUST CONSTRUCTORS                  10126361                 VISION OFFICE SYSTEMS
24-May-01     I/P          RUST CONSTRUCTORS                  10126361                 VISION OFFICE SYSTEMS
24-May-01     I/P          RUST CONSTRUCTORS                  10126361                 VISION OFFICE SYSTEMS
24-May-01     I/P          RUST CONSTRUCTORS                  10126249                 VIKING OFFICE PRODUCTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126427                 VICKSBURG-ON-LINE
24-May-01     P&C          RUST CONSTRUCTORS                  10126267                 VERIZON WIRELESS  FI84-0924904
24-May-01     I/P          RUST CONSTRUCTORS                  10126378                 VERIZON WIRELESS  FI51-0210030
24-May-01     I/P          RUST CONSTRUCTORS                  10126426                 VELVETEX INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126235                 VANCE ELECTRIC
24-May-01     I&M          Pomeroy                            28011932                  Van Bebber
24-May-01     I/P          RUST CONSTRUCTORS                  10126425                 VALLEY SPRING WATER CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126360                 US HEALTHWORKS CLINICAL SERV.
24-May-01     I/P          Timberline - 4837               765309, 772396               US Filter Corp.
24-May-01     I&M          Pomeroy                            28011931                  UPS
24-May-01     I&M          Pomeroy                            28011930                  Ukiah Oxygen
24-May-01     POWER            Timberline                     470904244                TYLER MOUNTAIN SPRING WATER
24-May-01     I/P          TRAC21486                            21486                   TWO ROADS
24-May-01     I/P          TRAC20797                            20797                   TSI
24-May-01     GOVT         TRAC                              22561-0511                 Troemner, Inc.
24-May-01     GOVT         TRAC                              21848-0255                 Tri-State Construction
24-May-01     I&M          Pomeroy                            28011929                  Triangle Coat
24-May-01     POWER            Timberline                     470904250                TRANSPORT PLATICS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     185                185
                                                                                                     185                185
                                                                                1,450                                 1,450
                                                                                                   1,923              1,923
                                                                                                     500                500
                                                                                                     432                432
                                                                                                  40,180             40,180
                                                                                                   4,018              4,018
                                                                                                   3,099              3,099
                                                                                                      61                 61
                                                                                                     848                848
                                                                                                  48,322             48,322
                                                                                                      81                 81
                                                                                                      49                 49
                                                                                                   8,571              8,571
                                                                                                   1,288              1,288
                                                                                                     661                661
                                                                                                      83                 83
                                                                                                      56                 56
                                                                                                     (48)               (48)
                                                                                                      39                 39
                                                                                                   2,156              2,156
                                                                                                     544                544
                                                                                                     844                844
                                                                                                     715                715
                                                                                                     564                564
                                                                                                     529                529
                                                                                                     385                385
                                                                                                      35                 35
                                                                                                     152                152
                                                                                                       8                  8
                                 55                                                                                      55
                                 11                                                                                      11
                                                                                                     754                754
                                                                                                  20,221             20,221
                                                                                                   3,836              3,836
                                                                                                       9                  9
                                                                                                     820                820
                                                                                                     598                598
                                                                                                     454                454
                                                                                                   1,916              1,916
                                                                                                     703                703
                                                                                                   5,793              5,793
                                                                                                   8,000              8,000
                                                                                                     126                126
                                                                                                 205,048            205,048
                                                                                                   1,006              1,006
                                                                                                  45,312             45,312


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          RUST CONSTRUCTORS                  10126248                 TRANE CO
24-May-01     GOVT         TRAC                              22561-0514                 TPI
24-May-01     GOVT         TRAC                              22561-0510                 Toledo Sales & Service
24-May-01     I/P          Timberline - 4505                    32599                   Thomas Gregor Associates
24-May-01     I/P          Timberline - 4505                    32600                   Thomas Gregor Associates
24-May-01     GOVT         TRAC                              22561-0515                 Thermo-Finnigan
24-May-01     GOVT         TRAC                              22561-0509                 Thermex-Thermatron Inc.
24-May-01     I/P          Timberline - 4837           1457, 1500, 1501, 1502           The Young Group Ltd.
24-May-01     I&M          Pomeroy                            28011954                  The Gas Co
24-May-01     I&M          Pomeroy                            28011928                  Test Mark
24-May-01     GOVT         BHO                                 1145128                  TEST AMERICA
24-May-01     GOVT         TRAC                              22561-0512                 Teske & Associates
24-May-01     I/P          RUST CONSTRUCTORS                  10126447                 TENNESSEE VALLEY TUBS
24-May-01     I/P          RUST CONSTRUCTORS                  10126234                 TELECO SPRINGFIELD
24-May-01     GOVT         TRAC                              22561-0513                 Technology Integration Group
24-May-01     I/P          Timberline - 4505                  00-3210-1                 Techno Coatings
24-May-01     I/P          RUST CONSTRUCTORS                  10126359                 TBM CONSTRUCTION & INDUSTRIAL
24-May-01     I/P          RUST CONSTRUCTORS                  10126359                 TBM CONSTRUCTION & INDUSTRIAL
24-May-01     I/P          Timberline - 4837                  483713056                 Tarlton Corp.
24-May-01     I/P          Timberline - 4837          1030, 1031, 1012A, 1013A          Tarlton Corp.
24-May-01     I&M          Pomeroy                            28011927                  Tamco Steel
24-May-01     I&M                  BHO                        47057849                 Tacoma Pump and Drill
24-May-01     I/P          TRAC23582                            23582                   TAC
24-May-01     I/P          RUST CONSTRUCTORS                  10126446                 SWTEC, INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126446                 SWTEC, INC
24-May-01     I/P          TRAC21862                            21862                   SURSEAL
24-May-01     I&M                  BHO                        49016903                 Sureway transportation
24-May-01     I/P          Timberline - 4505           889, 906, 909, 910, 916          Superior Air Handling Corp.
24-May-01     I/P          Timberline - 17478              1922-05/24/2001              Sunbelt Rentals, Inc.
24-May-01     I/P          Timberline - 14330              1922-05/21/2001              Sunbelt Rentals, Inc.
24-May-01     I&M          Pomeroy                            28011926                  Sumitomo Corp
24-May-01     I/P          Timberline - 4892                   15748B                   Suburban Bolt & Supply Company
24-May-01     I/P          Timberline - 4892                   15217B                   Suburban Bolt & Supply Company
24-May-01     I&M                  BHO                        47057848                 Stripe Rite
24-May-01     GOVT         TRAC                              22556-0247                 Storage Battery Systems Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126233                 STONER CONCRETE CONST LLC
24-May-01     POWER            Timberline                     470904242                STEWARTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126424                 STEVE HALLER DISPOSAL
24-May-01     I/P          RUST CONSTRUCTORS                  10126377                 STATE FAIR OF LA
24-May-01     I/P          Timberline - 4892                    1146                    State Barricades Inc.
24-May-01     I&M          Pomeroy                            28011925                  Staples Credit
24-May-01     I/P          Timberline - 4837                    2118                    St. Louis Soud & Communication
24-May-01     I/P          RUST CONSTRUCTORS                  10126232                 ST ROBERT GLASS SHOP
24-May-01     I/P          RUST CONSTRUCTORS                  10126232                 ST ROBERT GLASS SHOP
24-May-01     I/P          RUST CONSTRUCTORS                  10126232                 ST ROBERT GLASS SHOP
24-May-01     I/P          RUST CONSTRUCTORS                  10126231                 ST LOUIS BOILER SUPPLY CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126357                 SPIRAX SARCO INC
24-May-01     P&C          RUST CONSTRUCTORS                  10126266                 SPIRAX SARCO INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,630              1,630
                                                                                                   3,772              3,772
                                                                                                     952                952
                                                                                                   3,113              3,113
                                                                                                     346                346
                                                                                                   2,398              2,398
                                                                                                      77                 77
                                                                                                  80,133             80,133
                             13,493                                                                                  13,493
                                                                                                   1,043              1,043
                                                                                                     474                474
                                                                                                  10,440             10,440
                                                                                                   2,475              2,475
                                                                                                   1,652              1,652
                                                                                                   1,893              1,893
                                                                                                  13,514             13,514
                                                                                                   1,865              1,865
                                                                                                     692                692
                                                                                                  93,106             93,106
                                                                                                  27,606             27,606
                                                                                                  15,149             15,149
                                                                                                   1,080              1,080
                                                                                                   8,400              8,400
                                                                                                  17,401             17,401
                                                                                                   8,381              8,381
                                                                                                   4,789              4,789
                                                                               26,619                                26,619
                                                                                                  20,346             20,346
                                                                                                     178                178
                                                                                                      80                 80
                                                                                                  72,386             72,386
                                                                                                      34                 34
                                                                                                      30                 30
                                                                                                     148                148
                                                                                                     275                275
                                                                                                   1,040              1,040
                                                                                                      65                 65
                                                                                                      45                 45
                                                                                                     330                330
                                                                                                     458                458
                                                                                                     562                562
                                                                                                     140                140
                                                                                                     141                141
                                                                                                      82                 82
                                                                                                      17                 17
                                                                                                      87                 87
                                                                                                  19,617             19,617
                                                                                                  18,633             18,633


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          RUST CONSTRUCTORS                  10126358                 SPIRAX SARCO INC
24-May-01     I/P          TRAC21862                            21862                   SPA STL
24-May-01     GOVT         TRAC                              22561-0504                 Southwest Research Institute
24-May-01     GOVT         TRAC                              22556-0252                 Southwest Research Institute
24-May-01     GOVT         TRAC                              22556-0253                 Southwest Research Institute
24-May-01     GOVT         TRAC                              22561-0505                 Southwest Research Institute
24-May-01     I/P          RUST CONSTRUCTORS                  10126376                 SOUTHERN CONCRETE MATERIALS
24-May-01     I/P          Timberline - 4505                  00026877                  Source Southern California
24-May-01     GOVT         TRAC                              22561-0508                 Soltec
24-May-01     I/P          TRAC21862                          JOB21862                  SOIL INC
24-May-01     I/P          Timberline - 17478              1149-05/24/2001              Sodexho Marriott Management Inc.
24-May-01     I&M          Pomeroy                            28011924                  SoCo Group
24-May-01     I/P          Timberline - 4892                   793795                   Smith Welding Supply
24-May-01     I/P          Timberline - 4892                   793454                   Smith Welding Supply
24-May-01     I/P          BHO                                 1145118                  SKYLINE CONSTRUCTION
24-May-01     I/P          Timberline - 4837       654252, 666310, 667173, 672033       Siemens Building Technologies
24-May-01     I/P          TRAC21862                            21862                   SHIELDS CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126423                 SHEFFIELD RENTALS
24-May-01     GOVT         TRAC                              22556-0258                 Shannon Kinnunen
24-May-01     I/P          Timberline - 4837                    31580                   Shannahan Crane & Hoist, Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126422                 SERVICEMASTER
24-May-01     I/P          Timberline - 14330              2262-05/21/2001              Service Steel
24-May-01     I/P          RUST CONSTRUCTORS                  10126356                 SECO ARCHITECTURAL SYSTEMS INC
24-May-01     I&M          Pomeroy                            28011923                  Sebastopol Bearing
24-May-01     I&M                  BHO                        47057888                 Seattle Public Utilities
24-May-01     I&M                  BHO                        47057889                 Seatlle Dept of Construct
24-May-01     GOVT         TRAC                              22561-0507                 Scott-Marin Inc.
24-May-01     GOVT         TRAC                              22561-0506                 Scott Specialty Gases
24-May-01     I/P          Timberline - 4892                    33858                   Schreiber Corporation
24-May-01     I/P          RUST CONSTRUCTORS                  10126230                 SCHMITT IRRIGATION & PUMP
24-May-01     I/P          TRAC24052                            24052                   SCAN DVS
24-May-01     I/P          RUST CONSTRUCTORS                  10126050                 SANFORD'S PLUMBING
24-May-01     I/P          RUST CONSTRUCTORS                  10126050                 SANFORD'S PLUMBING
24-May-01     I/P          RUST CONSTRUCTORS                  10126050                 SANFORD'S PLUMBING
24-May-01     I/P          RUST CONSTRUCTORS                  10126050                 SANFORD'S PLUMBING
24-May-01     I/P          TRAC3475                             3475                    SAN JUAN VAC
24-May-01     I&M                  BHO                        47057847                 Salinas Construction
24-May-01     POWER            Timberline                     470904252                SALEM AUTO & TRUCK RENTAL
24-May-01     GOVT         TRAC                              22556-0261                 Safeway Inc.
24-May-01     I/P          TRAC21862                          JOB21862                  SAFECO
24-May-01     P&C          RUST CONSTRUCTORS                  10126265                 RT COMMUNICATIONS
24-May-01     I/P          Timberline - 4837            2042Reten, 2043Reten            RPA Construction Services
24-May-01     I&M          Pomeroy                            28011921                  Royal Petroleum
24-May-01     I/P          TRAC24052                            24052                   ROTULOS
24-May-01     GOVT         TRAC                              22561-0499                 Rosedale Products of Calif.
24-May-01     I/P          RUST CONSTRUCTORS                  10126445                 ROSCOE ALLEN CO
24-May-01     I/P          Timberline - 17478              1177-05/24/2001              Ron's Service Inc.
24-May-01     I&M          Pomeroy                            28011920                  Rohr Steel

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   3,747              3,747
                                                                                                     289                289
                                                                                               1,210,580          1,210,580
                                                                                                  57,537             57,537
                                                                                                  12,573             12,573
                                                                                                   8,301              8,301
                                                                                                     566                566
                                                                                                   1,382              1,382
                                                                                                   3,906              3,906
                                                                                                      90                 90
                                                                                                   1,018              1,018
                                                                                                   2,880              2,880
                                                                                                     107                107
                                                                                                      48                 48
                                                                                                   2,652              2,652
                                                                                                   1,814              1,814
                                                                                                      57                 57
                                                                                                      40                 40
                                                                                                      99                 99
                                                                                                     190                190
                                                                                                      75                 75
                                                                                                      90                 90
                                                                                                  38,390             38,390
                                                                                                   3,096              3,096
                                                                                                     403                403
                                                                                                  13,374             13,374
                                                                                                     200                200
                                                                                                   1,983              1,983
                                                                                                     250                250
                                                                                                     223                223
                                                                                                   5,515              5,515
                                                                                                     (80)               (80)
                                                                                                     (80)               (80)
                                                                                                     (80)               (80)
                                                                                                     (80)               (80)
                                                                                                   1,474              1,474
                                                                                                 176,384            176,384
                                                                                                   1,090              1,090
                                                                                                      10                 10
                                                                                                     112                112
                                                                                                     525                525
                                                                                                  13,147             13,147
                                                                                                   4,135              4,135
                                                                                                     240                240
                                                                                                     281                281
                                                                                                   4,620              4,620
                                                                                                   1,227              1,227
                                                                                                  10,963             10,963


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          RUST CONSTRUCTORS                  10126229                 ROBERTS-JUDSON LUMBER CO
24-May-01     I&M          Pomeroy                            28011919                  Rightway
24-May-01     I/P          Timberline - 4837                   A3868A                   Richards Electric Motor Company
24-May-01     GOVT         TRAC                              22561-0501                 Rice Lake Weighing Systems
24-May-01     I/P          Timberline - 4837                    4700                    Rice Equipment Company
24-May-01     POWER            Timberline                     470904251                RHODES SERVICE STATION
24-May-01     GOVT         TRAC                              22561-0502                 Restek Corporation
24-May-01     GOVT         TRAC                              22561-0503                 Relizon
24-May-01     I/P          RUST CONSTRUCTORS                  10126141                 RELIABLE OFFICE SUPPLIES
24-May-01     I&M          Pomeroy                            28011918                  Reliable Crane
24-May-01     I&M          Pomeroy                            28011917                  Rebel Rents
24-May-01     I&M                  BHO                        47057846                 Rebar Intl
24-May-01     I/P          Timberline - 14330              1745-05/21/2001              RCO Steam Cleaning Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126228                 RAND'S LUMBER & BLDG MATERIALS
24-May-01     I/P          RUST CONSTRUCTORS                  10126247                 RANDOM DRUG SCREENS INC
24-May-01     GOVT         TRAC                              22561-0500                 Radiation Detection
24-May-01     I/P          BHO                                 1145108                  R AND S AUTOMATION
24-May-01     I/P          RUST CONSTRUCTORS                  10126227                 QWAL LABORATORIES INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126421                 QUICKSILVER WATER CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126421                 QUICKSILVER WATER CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126226                 QUAKER WINDOW PRODUCTS CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126225                 PUMP SHOP/MISSOURI MACHINERY &
24-May-01     I/P          RUST CONSTRUCTORS                  10126224                 PULASKI COUNTY BUS/GRAPHICS
24-May-01     I/P          RUST CONSTRUCTORS                  10126224                 PULASKI COUNTY BUS/GRAPHICS
24-May-01     GOVT         TRAC                              22561-0492                 Puget Sound Pipe & Supply
24-May-01     I&M          Pomeroy                            28011916                  Prudential Overall
24-May-01     I/P          BHO                                 1145106                  PROTEX SERVICE INC
24-May-01     I/P          Timberline - 4505                     437                    Pro-tekt Coatings
24-May-01     GOVT         TRAC                              21852-0558                 Proctor Sales Inc
24-May-01     GOVT         TRAC                              21852-0557                 Proctor Sales Inc
24-May-01     GOVT         TRAC                              21852-0560                 Proctor Sales Inc
24-May-01     GOVT         TRAC                              21852-0559                 Proctor Sales Inc
24-May-01     GOVT         TRAC                              22561-0491                 Process Controls
24-May-01     GOVT         TRAC                              22561-0495                 Prime Energy/Industrial
24-May-01     I/P          BHO                                 1145102                  PRECISION ELECTRICAL
24-May-01     I&M          Pomeroy                            28011915                  Praxair Distribution
24-May-01     I/P          Timberline - 4505                     223                    PPC Air Conditioning
24-May-01     I/P          Timberline - 4892                01-017946-03                Power Supply Rental
24-May-01     I/P          Timberline - 4892                01-020074-01                Power Supply Rental
24-May-01     I/P          TRAC24052                            24052                   POWER PL
24-May-01     I/P          RUST CONSTRUCTORS                  10126355                 POWELL ELECTRICAL
24-May-01     I/P          TRAC20714                            20714                   POWELL
24-May-01     I/P          TRAC22573                            22573                   POPULAR
24-May-01     POWER            Timberline                     470904245                PITT INDUSTRIAL DIAMOND PRODUCTS
24-May-01     I/P          Timberline - 7278                1090167 FB01                Pitney Bowes Credit Corporation
24-May-01     I/P          Timberline - 4892                   679342                   Pitney Bowes
24-May-01     I/P          RUST CONSTRUCTORS                  10126223                 PIONEER INDUSTRIAL CORP
24-May-01     I/P          BHO                                 1145101                  PIERCE MECHANICAL

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,051              2,051
                                                                                                   2,272              2,272
                                                                                                   1,408              1,408
                                                                                                   1,022              1,022
                                                                                                     740                740
                                                                                                     164                164
                                                                                                     189                189
                                                                                                   2,165              2,165
                                                                                                    (285)              (285)
                                                                                                   3,260              3,260
                                                                                                   1,277              1,277
                                                                                                  27,976             27,976
                                                                                                     550                550
                                                                                                      41                 41
                                                                                                      33                 33
                                                                                                     153                153
                                                                                                   6,687              6,687
                                                                                                     238                238
                                                                                                      16                 16
                                                                                                       7                  7
                                                                                                     792                792
                                                                                                   8,445              8,445
                                                                                                     734                734
                                                                                                     430                430
                                                                                                   3,993              3,993
                                                                                                     117                117
                                                                                                     244                244
                                                                                                  13,300             13,300
                                                                                                  22,496             22,496
                                                                                                  20,246             20,246
                                                                                                  20,000             20,000
                                                                                                  11,451             11,451
                                                                                                   5,198              5,198
                                                                                                   4,680              4,680
                                                                                                     481                481
                                                                                                     341                341
                                                                                                   2,627              2,627
                                                                                                   1,886              1,886
                                                                                                     250                250
                                                                                                   1,140              1,140
                                                                                                  62,897             62,897
                                                                                                   3,460              3,460
                                                                                                     140                140
                                                                                                   5,150              5,150
                                                                                                   2,936              2,936
                                                                                                     133                133
                                                                                                     409                409
                                                                                                   1,754              1,754


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I&M          Pomeroy                            28011914                  Phoenix Cement
24-May-01     I/P          TRAC24176                            24176                   PHOENIX
24-May-01     I&M          Pomeroy                            28011913                  Petaluma Auto
24-May-01     GOVT         TRAC                              22561-0493                 Perma Pure Inc.
24-May-01     GOVT         TRAC                              22561-0496                 Penquin Computing
24-May-01     I/P          RUST CONSTRUCTORS                  10126246                 PENHALL COMPANY-DALEY
24-May-01     I&M                  BHO                        10011459                 Paul DeLong Heavy Haul
24-May-01     I/P          RUST CONSTRUCTORS                  10126420                 PATTERSON ARCHITECTS
24-May-01     POWER               TRAC                         1921053                 PATHWAY
24-May-01     I/P          TRAC21862                          JOB21862                  PASSANNO
24-May-01     I&M                  BHO                        47057845                 Parsons Brinkerhoff
24-May-01     GOVT         TRAC                              22561-0494                 Panametrics Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126419                 PALMETTO METAL PRODUCTS INC
24-May-01     I/P          BHO                                 1145099                  PAGENET INC
24-May-01     GOVT         TRAC                              22561-0490                 Pacific Scientific Supply
24-May-01     I&M          Pomeroy                            28011912                  Pa Bell
24-May-01     I/P          RUST CONSTRUCTORS                  10126222                 OZARK MOUNTAIN STEEL INC
24-May-01     I/P          TRAC23473                            23473                   OVERLOAD
24-May-01     I/P          RUST CONSTRUCTORS                  10126221                 OUTDOOR EQUIPMENT CO
24-May-01     I/P          BHO                                 1145098                  OTIS ELEVATOR
24-May-01     I/P          BHO                                 1145097                  ORKIN EXTERMINATING CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126220                 O'REILLY AUTO PARTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126220                 O'REILLY AUTO PARTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126220                 O'REILLY AUTO PARTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126220                 O'REILLY AUTO PARTS
24-May-01     GOVT         TRAC                              22561-0489                 Optical Suppliers Inc.
24-May-01     I/P          Timberline - 4837                  483713078                 Omni Land Care, Inc.
24-May-01     I/P          Timberline - 4505      35329, 35424, 35484, 35501, 35502     Omega Riggers & Erectors
24-May-01     GOVT         TRAC                              21848-0130                 Ohngren's
24-May-01     GOVT         TRAC                              21848-0130                 Ohngren's
24-May-01     I/P          TRAC24052                            24052                   OFFICE SHOP
24-May-01     I/P          RUST CONSTRUCTORS                  10126418                 OFFICE DEPOT CREDIT PLAN
24-May-01     I/P          RUST CONSTRUCTORS                  10126375                 OFFICE DEPOT
24-May-01     I/P          RUST CONSTRUCTORS                  10126444                 O F RICHTER & SONS
24-May-01     I/P          RUST CONSTRUCTORS                  10126444                 O F RICHTER & SONS
24-May-01     I/P          Timberline - 17478              2192-05/24/2001              NW Natural Gas
24-May-01     I&M                  BHO                        47057844                 Northwest Drug and Alco
24-May-01     I/P          BHO                                 1145095                  NORTH TEXAS EXTINGUISHER
24-May-01     I&M          Pomeroy                            28011911                  No Bay Constr
24-May-01     I/P          RUST CONSTRUCTORS                  10126417                 NEXTEL NEXTDAY ACCESSORIES
24-May-01     I/P          BHO                                 1145094                  NEXTEL COMMUNICATIONS
24-May-01     I/P          Timberline - 4505                    9065                    Neudorfer Engineers, Inc.
24-May-01     I/P          TRAC21862                          JOB21862                  NE GAS
24-May-01     I/P          RUST CONSTRUCTORS                  10126245                 NATIONAL WELDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126245                 NATIONAL WELDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126245                 NATIONAL WELDERS SUPPLY CO INC
24-May-01     I/P          Timberline - 4837   84213314, 84220679, 84220680, 84232257   Nalco Chemical Company
24-May-01     I/P          TRAC21862                            21862                   N E WELDER


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   2,973              2,973
                                                                                                   1,320              1,320
                                                                                                   1,891              1,891
                                                                                                   3,675              3,675
                                                                                                  23,890             23,890
                                                                                                     250                250
                                                                                6,659                                 6,659
                                                                                                   6,735              6,735
                                                                                                   1,520              1,520
                                                                                                   3,555              3,555
                                                                                                  92,362             92,362
                                                                                                     385                385
                                                                                                     151                151
                                                                                                     145                145
                                                                                                     202                202
                                502                                                                                     502
                                                                                                     116                116
                                                                                                   9,255              9,255
                                                                                                      65                 65
                                                                                                   2,615              2,615
                                                                                                     735                735
                                                                                                      78                 78
                                                                                                      68                 68
                                                                                                      37                 37
                                                                                                       6                  6
                                                                                                     576                576
                                                                                                  20,865             20,865
                                                                                                   5,220              5,220
                                                                                                   1,085              1,085
                                                                                                  (4,649)            (4,649)
                                                                                                     867                867
                                                                                                     428                428
                                                                                                     115                115
                                                                                                   5,574              5,574
                                                                                                   1,123              1,123
                                                                                                   2,220              2,220
                                                                                                   1,330              1,330
                                                                                                      75                 75
                                                                                                  13,591             13,591
                                                                                                     188                188
                                963                                                                                     963
                                                                                                   2,750              2,750
                                                                                                   1,013              1,013
                                                                                                     272                272
                                                                                                      66                 66
                                                                                                      34                 34
                                                                                                  21,065             21,065
                                                                                                     334                334


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          TRAC21359                            21359                   MYRIAD
24-May-01     I/P          Timberline - 4837   2204, 2207, 2208, 2209, 2215, 2216, 2217 Murphy
24-May-01     I/P          RUST CONSTRUCTORS                  10126219                 MURDON CORP
24-May-01     POWER            Timberline                     470904243                MSC INDUSTRIAL SUPPLY CO. INC.
24-May-01     I/P          RUST CONSTRUCTORS                  10126416                 MOUNTAIN VALLEY WATER
24-May-01     I/P          RUST CONSTRUCTORS                  10126416                 MOUNTAIN VALLEY WATER
24-May-01     I/P          Timberline - 4892                    11123                   Monarch Welding & Engineering Inc.
24-May-01     I/P          Timberline - 4892                    11106                   Monarch Welding & Engineering Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126415                 MOBILE MINI, INC.
24-May-01     I/P          Timberline - 17478              1713-05/24/2001              Miller's Mini Mix Concrete
24-May-01     I/P          RUST CONSTRUCTORS                  10126443                 MILLER CONSTRUCTION COMPANY
24-May-01     I&M                  BHO                        47057879                 Mike McDougal
24-May-01     I&M          Pomeroy                            28011909                  Mi-Jack
24-May-01     I/P          RUST CONSTRUCTORS                  10126412                 MID MISSOURI CELLULAR
24-May-01     I/P          RUST CONSTRUCTORS                  10126413                 MID MISSOURI CELLULAR
24-May-01     I/P          RUST CONSTRUCTORS                  10126411                 MID MISSOURI CELLULAR
24-May-01     I/P          RUST CONSTRUCTORS                  10126414                 MID MISSOURI CELLULAR
24-May-01     GOVT         TRAC                              22561-0485                 MG Industries
24-May-01     GOVT         TRAC                              22561-0483                 METCO Environmental
24-May-01     I/P          RUST CONSTRUCTORS                  10126218                 MELTON OIL CO
24-May-01     GOVT         TRAC                              22561-0486                 Mediaok Com
24-May-01     I/P          TRAC22566                            22566                   MD IND
24-May-01     GOVT         TRAC                              22561-0481                 McMaster-Carr Supply Co.
24-May-01     I/P          RUST CONSTRUCTORS                  10126354                 MCMASTER CARR SUPPLY CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126217                 MCMASTER CARR SUPPLY CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126410                 MCMASTER CARR SUPPLY CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126354                 MCMASTER CARR SUPPLY CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126217                 MCMASTER CARR SUPPLY CO
24-May-01     I/P          TRAC21862                          JOB21862                  MCMASTER CARR
24-May-01     I/P          RUST CONSTRUCTORS                  10126353                 MCJUNKIN INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126353                 MCJUNKIN INC
24-May-01     GOVT         TRAC                              22561-0484                 MCI Telecommunications
24-May-01     I/P          Timberline - 4505             93832, 93906, 94131            McCoy Electric Company Inc.
24-May-01     I/P          Timberline - 4505                93478, 94093                McCoy Electric
24-May-01     I/P          TRAC21862                          JOB21862                  MC JUNKIN
24-May-01     I&M          Pomeroy                            28011908                  Master Builders
24-May-01     I/P          Timberline - 4892                   321279                   Marshall Campbell
24-May-01     I/P          Timberline - 4892                   320603                   Marshall Campbell
24-May-01     I/P          Timberline - 4892                  320818-01                 Marshall Campbell
24-May-01     I/P          Timberline - 4892                   322209                   Marshall Campbell
24-May-01     I/P          Timberline - 4892                  319383-01                 Marshall Campbell
24-May-01     I/P          Timberline - 4837             55017, 55018, 55019            Marriott-K1A
24-May-01     I/P          RUST CONSTRUCTORS                  10126244                 MARLOWE ENTERPRISES, INC.
24-May-01     I/P          TRAC22566                            22566                   MANATI
24-May-01     I&M          Pomeroy                            28011907                  Maltby Elect
24-May-01     I/P          Timberline - 14330              1201-05/21/2001              Madden Indust. Craftsman, Inc.
24-May-01     I/P          Timberline - 4892                   213981                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215551                   Macomb Pipe and Supply

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  11,318             11,318
                                                                                                  38,001             38,001
                                                                                                     292                292
                                                                                                   2,210              2,210
                                                                                                      13                 13
                                                                                                      13                 13
                                                                                                   4,912              4,912
                                                                                                     225                225
                                                                                                      63                 63
                                                                                                     153                153
                                                                                                  36,142             36,142
                                                                                                   2,530              2,530
                                                                                                   7,306              7,306
                                 51                                                                                      51
                                 19                                                                                      19
                                 18                                                                                      18
                                 18                                                                                      18
                                                                                                   1,815              1,815
                                                                                                 192,428            192,428
                                                                                                   2,883              2,883
                                                                                                   1,860              1,860
                                                                                                     233                233
                                                                                                   1,038              1,038
                                                                                                   1,117              1,117
                                                                                                     550                550
                                                                                                     248                248
                                                                                                      43                 43
                                                                                                      22                 22
                                                                                                     106                106
                                                                                                     687                687
                                                                                                     299                299
                                                                                                   1,017              1,017
                                                                                                   3,008              3,008
                                                                                                   4,255              4,255
                                                                                                     619                619
                                                                                                  13,970             13,970
                                                                                                   1,198              1,198
                                                                                                     849                849
                                                                                                     407                407
                                                                                                      22                 22
                                                                                                      19                 19
                                                                                                     171                171
                                                                                                     342                342
                                                                                                     456                456
                                                                                                     622                622
                                                                                                     606                606
                                                                                                   3,234              3,234
                                                                                                     930                930


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          Timberline - 4892                  215474-01                 Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215854                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215469                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215044                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                  214802-02                 Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215474                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                  214802-03                 Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215645                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   216818                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   216826                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   215695                   Macomb Pipe and Supply
24-May-01     I/P          Timberline - 4892                   004325                   Macomb Pipe and Supply
24-May-01     GOVT         TRAC                              22561-0480                 Luster-On Products Inc.
24-May-01     GOVT         TRAC                              22561-0478                 Louis O. Robinson Ltd.
24-May-01     I/P          RUST CONSTRUCTORS                  10126243                 LORICK OFFICE PRODUCTS INC
24-May-01     GOVT         TRAC                              22556-0265                 Loren Sharp
24-May-01     I/P          BHO                                 1145086                  LOPEZ ELECTRIC
24-May-01     I/P          Timberline - 4837             10004432, 10004608             Long Elevator
24-May-01     I/P          RUST CONSTRUCTORS                   103876                  LOIS F COMPTON-ELY
24-May-01     I/P          BHO                                 1145085                  LOFTY ENGINEERING
24-May-01     I/P          TRAC22042                            22042                   LLUCH
24-May-01     I/P          BHO                                 1145084                  LLOYD PEST CONTROL
24-May-01     I/P          BHO                                 1145083                  LIGHTING TECHNOLOGY SERVICE
24-May-01     I/P          Timberline - 4837                  M12170209                 Liebert Corporation
24-May-01     GOVT         TRAC                              22561-0479                 Liberty Mutual Insurance Co.
24-May-01     I/P          RUST CONSTRUCTORS                  10126374                 LEHIGH SAFETY SHOE CO
24-May-01     I&M          Pomeroy                            28011906                  Larsengines
24-May-01     I/P          Timberline - 4892                    6559                    Larry King Trucking Inc.,
24-May-01     I/P          RUST CONSTRUCTORS                  10126216                 LARRON LABORATORY
24-May-01     GOVT         TRAC                              22561-0477                 Larfsens Tool Repair
24-May-01     I/P          TRAC3475                             3475                    LANIER
24-May-01     I/P          RUST CONSTRUCTORS                  10126242                 LAND AND INDUSTRIAL TESTING
24-May-01     I/P          RUST CONSTRUCTORS                  10126242                 LAND AND INDUSTRIAL TESTING
24-May-01     I/P          Timberline - 4892                  90621970                  Lakeside Building Products
24-May-01     GOVT         TRAC                              22561-0476                 Lab Safety Supply Inc.
24-May-01     I/P          TRAC21486                            21486                   LAB
24-May-01     I/P          RUST CONSTRUCTORS                  10126409                 KTI CONSTRUCTION SERVICES INC
24-May-01     I/P          TRAC21862                          JOB21862                  KIVORT
24-May-01     GOVT         TRAC                              22561-0475                 Kinko's
24-May-01     I/P          RUST CONSTRUCTORS                  10126215                 KING AUTO GLASS INC
24-May-01     POWER               TRAC                         1510861                 KINETIC
24-May-01     I/P          Timberline - 4837                   320383                   Kiesel Company
24-May-01     I/P          Timberline - 4837                   1600IN                   Kickham Boiler & Engineering
24-May-01     I/P          Timberline - 4837                  KH051801                  Ken Hughes
24-May-01     I/P          TRAC21862                          JOB21862                  KELTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126442                 KELSOE AND SONS GLASS CO
24-May-01     I&M          Pomeroy                            28011904                  Kadon Truck
24-May-01     GOVT         TRAC                              22561-0473                 Jona Machining Company

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     469                469
                                                                                                     323                323
                                                                                                     179                179
                                                                                                      81                 81
                                                                                                      56                 56
                                                                                                      34                 34
                                                                                                      32                 32
                                                                                                      12                 12
                                                                                                      11                 11
                                                                                                       8                  8
                                                                                                       7                  7
                                                                                                     (76)               (76)
                                                                                                   7,084              7,084
                                                                                                   5,250              5,250
                                                                                                      94                 94
                                                                                                   1,025              1,025
                                                                                                   4,092              4,092
                                                                                                     983                983
                                                                                                  (4,321)            (4,321)
                                                                                                   1,364              1,364
                                                                                                   1,396              1,396
                                                                                                     128                128
                                                                                                  10,603             10,603
                                                                                                   8,818              8,818
                                                                                                  83,001             83,001
                                                                                                     361                361
                                                                                                     537                537
                                                                                                     632                632
                                                                                                      50                 50
                                                                                                     289                289
                                                                                                     965                965
                                                                                                      56                 56
                                                                                                      28                 28
                                                                                                     291                291
                                                                                                     655                655
                                                                                                   2,257              2,257
                                                                                                     197                197
                                                                                                     624                624
                                                                                                     464                464
                                                                                                     145                145
                                                                                                   2,800              2,800
                                                                                                     507                507
                                                                                                   1,384              1,384
                                                                                                      80                 80
                                                                                                     945                945
                                                                                                     250                250
                                                                                                  24,460             24,460
                                                                                                   7,829              7,829


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          Timberline - 4837         10699355, 10718025, 5075487        Johnson Controls
24-May-01     I/P          Timberline - 4505         5561-6, 5677-1, 5636, 5638         Johnson & Turner Painting Company
24-May-01     I&M                  BHO                        47057843                 John Wayne Construction
24-May-01     GOVT         TRAC                              22556-0263                 Jerry Smith
24-May-01     I/P          RUST CONSTRUCTORS                  10126441                 JERRY KING COMPANY
24-May-01     I/P          TRAC3475                             3475                    JEC
24-May-01     I/P          BHO                                 1145081                  JDC SECURITY SYSTEMS
24-May-01     I&M                  BHO                        47057883                 JC Supply and Manufac
24-May-01     I&M                  BHO                        10011457                 JC Supply and Manufac
24-May-01     I&M          Pomeroy                            28011903                  Jamac Steel
24-May-01     GOVT         TRAC                              22561-0472                 J&W Scientific Inc.
24-May-01     I&M                  BHO                        47057885                 J Cal Transportation
24-May-01     I/P          RUST CONSTRUCTORS                  10126214                 J & P CONSTRUCTION
24-May-01     I/P          RUST CONSTRUCTORS                  10126214                 J & P CONSTRUCTION
24-May-01     I/P          RUST CONSTRUCTORS                  10126214                 J & P CONSTRUCTION
24-May-01     I&M          Pomeroy                            28011902                  Ivy Steel
24-May-01     I/P          BHO                                 1145080                  IRON AGE CORP
24-May-01     I/P          BHO                                 1145078                  INTIAL SECURITY
24-May-01     I/P          RUST CONSTRUCTORS                  10126241                 INTERNATIONAL CHIMNEY CORP.
24-May-01     I/P          RUST CONSTRUCTORS                  10126352                 INTERNATIONAL ALIGNMENT
24-May-01     GOVT         TRAC                              21848-0256                 Intermech
24-May-01     I/P          TRAC3475                             3475                    INSTANT
24-May-01     P&C          RUST CONSTRUCTORS                  10126264                 INBERG-MILLER ENGINEERS
24-May-01     GOVT         TRAC                              22561-0471                 Ikon Office Solutions
24-May-01     I&M                  BHO                        47057842                 Icon Materials
24-May-01     GOVT         TRAC                              22561-0470                 IBM Corporation
24-May-01     I/P          Timberline - 4837                   168850                   Huntleigh Transportation
24-May-01     I/P          RUST CONSTRUCTORS                  10126408                 HUNTERS HILLTOP 66 SERVICE
24-May-01     P&C          RUST CONSTRUCTORS                  10126263                 HUFF SANITATION SERVICES
24-May-01     P&C          RUST CONSTRUCTORS                  10126263                 HUFF SANITATION SERVICES
24-May-01     I&M          Pomeroy                            28011901                  HUB Constr
24-May-01     I/P          Timberline - 4837                MO2548T&M#59                HTH Companies, Inc.
24-May-01     POWER               TRAC                      SIA/99011296               HOWDEN BUFFALO
24-May-01     GOVT         TRAC                              22561-0466                 Hose Service Inc.
24-May-01     I&M          Pomeroy                            28011900                  Hoot's Auto
24-May-01     GOVT         TRAC                              22561-0469                 Honolulu Warehouse Co.
24-May-01     I/P          Timberline - 14330              1756-05/21/2001              Home Depot Commercial/GECF
24-May-01     I/P          Timberline - 17478              1756-05/24/2001              Home Depot Commercial/GECF
24-May-01     I&M          Pomeroy                            28011899                  Home Depot
24-May-01     I/P          BHO                                 1145072                  HOLABIRD AND ROOT
24-May-01     I/P          RUST CONSTRUCTORS                  10126213                 HOBART SALES & SERVICE
24-May-01     GOVT         TRAC                              22561-0468                 HIS Electric
24-May-01     P&C          RUST CONSTRUCTORS                  10126262                 HIGH MOUNTAIN INSPECTION SERV
24-May-01     P&C          RUST CONSTRUCTORS                  10126262                 HIGH MOUNTAIN INSPECTION SERV
24-May-01     I/P          RUST CONSTRUCTORS                  10126212                 HERITAGE QUALITY CONTRACTING
24-May-01     I/P          RUST CONSTRUCTORS                  10126211                 HELTON ENTERPRISES INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126211                 HELTON ENTERPRISES INC
24-May-01     I&M          Pomeroy                            28011898                  Helser Ind

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  12,070             12,070
                                                                                                  16,985             16,985
                                                                                                  27,041             27,041
                                                                                                      26                 26
                                                                                                  33,000             33,000
                                                                                                     135                135
                                                                                                     798                798
                                                                                                  50,286             50,286
                                                                                                  16,752             16,752
                                                                                                  24,299             24,299
                                                                                                      50                 50
                                                                                4,350                                 4,350
                                                                                                  11,955             11,955
                                                                                                   2,241              2,241
                                                                                                     513                513
                                                                                                  12,423             12,423
                                                                                                     295                295
                                                                                                   1,244              1,244
                                                                                                  39,490             39,490
                                                                                                  50,876             50,876
                                                                                                  35,991             35,991
                                                                                                     271                271
                                                                                                  21,452             21,452
                                                                                                     638                638
                                                                                                 116,731            116,731
                                                                                                     192                192
                                                                                                     285                285
                                                                                                      47                 47
                                                                                                     248                248
                                                                                                     240                240
                                                                                                   1,955              1,955
                                                                                                   3,304              3,304
                                                                                                   9,127              9,127
                                                                                                  10,937             10,937
                                                                                                     117                117
                                                                                                     770                770
                                                                                                     192                192
                                                                                                     104                104
                                                                                                   3,319              3,319
                                                                                                  15,469             15,469
                                                                                                     115                115
                                                                                                   9,900              9,900
                                                                                                   1,224              1,224
                                                                                                     617                617
                                                                                                  33,476             33,476
                                                                                                     130                130
                                                                                                      44                 44
                                                                                                  70,650             70,650


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
24-May-01     I/P          RUST CONSTRUCTORS                  10126440                      HAYWOOD JONES ELECTRIC COMPANY
24-May-01     P&C          RUST CONSTRUCTORS                  10126261                      HAWS PHOTOGRAPHY
24-May-01     P&C          RUST CONSTRUCTORS                  10126261                      HAWS PHOTOGRAPHY
24-May-01     GOVT         TRAC                              22561-0467                     Hawaiina Lift Truck
24-May-01     GOVT         TRAC                              22561-0464                     Hawaii Stationery Co. Ltd.
24-May-01     GOVT         TRAC                              22561-0465                     Hawaii Nut & Bolt
24-May-01     I/P          Timberline - 4837                16669, 16672                    Hartmann-Walsh Painting Company
24-May-01     I/P          RUST CONSTRUCTORS                  10126210                      HARRY COOPER SUPPLY CO
24-May-01     I/P          Timberline - 4505              0255, 0420, 0422                  Harder Mechanical
24-May-01     I/P          Timberline - 4505                  16383CO8                      Handling Systems & Conveyors, Inc.
24-May-01     POWER        TRAC                               1921052                       HAMON
24-May-01     POWER        TRAC                               1921051                       HAMON
24-May-01     I/P          TRAC22566                            22566                       HALCO
24-May-01     I/P          RUST CONSTRUCTORS                  10126209                      HACH COMPANY
24-May-01     I/P          BHO                                 1145067                      GYLAN BUILDING SERVICES
24-May-01     I/P          RUST CONSTRUCTORS                  10126373                      GULF STATES AIRGAS
24-May-01     I/P          RUST CONSTRUCTORS                  10126373                      GULF STATES AIRGAS
24-May-01     I/P          Timberline - 14330              1543-05/21/2001                  Guaranteed Pest Control Serv.
24-May-01     GOVT         TRAC                              22561-0460                     GTS Distributors
24-May-01     I&M          Pomeroy                            28011897                      Grove Lbr
24-May-01     I/P          Timberline - 4837                 5380, 5472                     Grossmann Contracting
24-May-01     I/P          RUST CONSTRUCTORS                  10126208                      GRIMCO INC
24-May-01     I/P          Timberline - 4505               P69362, 970078                   Greater Alarm
24-May-01     I&M          BHO                                47057841                      Great White Construction
24-May-01     GOVT         TRAC                              22561-0457                     Graybar Electric Co.
24-May-01     I/P          TRAC21862                            21862                       GRAYBAR
24-May-01     I/P          TRAC21862                          JOB21862                      GRAINGER
24-May-01     I&M          Pomeroy                            28011896                      Grainger
24-May-01     I/P          BHO                                 1145066                      GRAHM CO
24-May-01     I/P          TRAC21359                            21359                       GRAFTEL
24-May-01     I/P          RUST CONSTRUCTORS                  10126439                      GORDON C. SCOTT CO
24-May-01     I/P          TRAC22566                            22566                       GOOD SVC
24-May-01     I/P          BHO                                 1145065                      GOLDSMITHS
24-May-01     GOVT         TRAC                              22561-0461                     GMG Workcare
24-May-01     I/P          TRAC21359                            21359                       GLOBE
24-May-01     GOVT         TRAC                              22561-0458                     Gilmore Liquid Air
24-May-01     I/P          Timberline - 4505     1372, 1373, 1374, 1390, 1408, 1409         Gentech Controls
24-May-01     I/P          Timberline - 4505              1345, 1346, 1355                  Gentech Controls
24-May-01     I/P          Timberline - 4505                    13543                       General Sheet Metal Works Inc.
24-May-01     GOVT         TRAC                              22561-0459                     General Rubber Corporation
24-May-01     I/P          Timberline - 4505                  3586-A-IN                     General Conveyor, Inc.
24-May-01     I/P          TRAC21862                            21862                       GEN INS
24-May-01     I/P          Timberline - 4892                     110                        Gem State Communications Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126372                      GE CAPITAL MODULAR SPACE
24-May-01     POWER        Timberline                        470904248                      GARY'S TRUCK REPAIR
24-May-01     P&C          RUST CONSTRUCTORS                  10126260                      GARY'S LUBE
24-May-01     P&C          RUST CONSTRUCTORS                  10126260                      GARY'S LUBE
24-May-01     I/P          Timberline - 4505              005090, 000002498                 Garvin Fire Protection


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   16,140             16,140
                                                                                                       51                 51
                                                                                                       38                 38
                                                                                                    1,130              1,130
                                                                                                       76                 76
                                                                                                      157                157
                                                                                                   33,140             33,140
                                                                                                       20                 20
                                                                                                   21,872             21,872
                                                                                                    4,824              4,824
                                                                                                   65,758             65,758
                                                                                                    4,640              4,640
                                                                                                      180                180
                                                                                                       92                 92
                                                                                                   11,976             11,976
                                                                                                        3                  3
                                                                                                        3                  3
                                                                                                       95                 95
                                                                                                      143                143
                                                                                                    4,653              4,653
                                                                                                   21,049             21,049
                                                                                                      130                130
                                                                                                   17,664             17,664
                                                                                                   52,224             52,224
                                                                                                    3,997              3,997
                                                                                                    3,075              3,075
                                                                                                      691                691
                                                                                                      365                365
                                                                                                      880                880
                                                                                                   14,505             14,505
                                                                                                    6,912              6,912
                                                                                                    1,484              1,484
                                                                                                      805                805
                                                                                                   13,225             13,225
                                                                                                    6,468              6,468
                                                                                                   35,926             35,926
                                                                                                   15,723             15,723
                                                                                                    1,260              1,260
                                                                                                    1,515              1,515
                                                                                                    2,550              2,550
                                                                                                    3,293              3,293
                                                                                                    4,555              4,555
                                                                                                      773                773
                                                                                                       77                 77
                                                                                                       90                 90
                                                                                                       27                 27
                                                                                                       27                 27
                                                                                                    8,573              8,573


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
24-May-01     I/P          Timberline - 4505                   005231                   Garvin Fire Protection
24-May-01     I&M          BHO                                47057840                  Garco Construction
24-May-01     I/P          Timberline - 4505                   01081/2                  Gage-Babcock & Associates
24-May-01     I/P          TRAC21862                            21862                   G E SUPPLY
24-May-01     P&C          RUST CONSTRUCTORS                  10126259                  G E CAPITAL MODULAR SPACE
24-May-01     I/P          RUST CONSTRUCTORS                  10126407                  G E CAPITAL MODULAR SPACE
24-May-01     I/P          RUST CONSTRUCTORS                  10126438                  G D INTERIOR CONSTRUCTION
24-May-01     I/P          BHO                                 1145060                  G AND K SERVICES
24-May-01     I/P          BHO                                 1145059                  FURNITURE MARKETING GROUP
24-May-01     I/P          Timberline - 17478              1610-05/24/2001              Fullmer Contract Furniture Svc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126406                  FUGRO SOUTH INC
24-May-01     P&C          RUST CONSTRUCTORS                  10126258                  FUELMAN
24-May-01     I/P          RUST CONSTRUCTORS                  10126351                  FRISCHKORN INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126207                  FREEBURG HARDWOOD PRODUCTS INC
24-May-01     GOVT         TRAC                              22556-0259                 Fred Smith
24-May-01     GOVT         TRAC                              22556-0260                 Fred Smith
24-May-01     GOVT         TRAC                              22556-0254                 Fred Cooper Consulting Engineers Inc.
24-May-01     I&M          Pomeroy                            28011893                  Foxboro
24-May-01     GOVT         TRAC                              22561-0455                 Foster-Miller Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126405                  FORD MOTOR CREDIT CO
24-May-01     I/P          TRAC24056                            24056                   FORD MOTOR
24-May-01     I/P          Timberline - 4892                   096513                   FMG Concrete Cutting, Inc.
24-May-01     I&M          BHO                                47057884                  Fluor Enterprises Inc
24-May-01     I&M          Pomeroy                            28011892                  Fishman Suppl
24-May-01     I/P          BHO                                 1145058                  FILGO OIL INC
24-May-01     I/P          TRAC21862                          JOB21862                  FEDEX
24-May-01     I/P          Timberline - 4837                  580074512                 FedEx
24-May-01     GOVT         TRAC                              22561-0453                 Federal Express Corp GNA
24-May-01     GOVT         TRAC                              22556-0250                 Federal Express
24-May-01     I/P          RUST CONSTRUCTORS                  10126350                  FEDERAL EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126350                  FEDERAL EXPRESS
24-May-01     GOVT         TRAC                              22556-0251                 Federal Express
24-May-01     P&C          RUST CONSTRUCTORS                  10126257                  FEDERAL EXPRESS
24-May-01     P&C          RUST CONSTRUCTORS                  10126257                  FEDERAL EXPRESS
24-May-01     P&C          RUST CONSTRUCTORS                  10126257                  FEDERAL EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126350                  FEDERAL EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126350                  FEDERAL EXPRESS
24-May-01     I/P          Timberline - 4892                 2035-5720-5                Federal Express
24-May-01     I/P          TRAC22566                            22566                   FED EX
24-May-01     POWER        Timberline                         470904241                 FARNHAM & PFILE RENTAL/SALES
24-May-01     GOVT         TRAC                              22561-0454                 Familian Northwest Honolulu
24-May-01     I/P          TRAC21862                          JOB21862                  F M MAFCO
24-May-01     I/P          RUST CONSTRUCTORS                  10126404                  EXXON CORP
24-May-01     GOVT         TRAC                              22561-0452                 Exsif Worldwide Inc.
24-May-01     POWER        Timberline                         470904249                 EXPORT FUEL COMPANY, INC.
24-May-01     GOVT         TRAC                              22561-0449                 Exchange Supply Co.
24-May-01     I/P          Timberline - 4837              4028402, 4028403              ESS Engineering, Inc.
24-May-01     I/P          TRAC21564                            21564                   EPRI


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    4,478              4,478
                                                                                                   98,601             98,601
                                                                                                    2,350              2,350
                                                                                                    1,987              1,987
                                                                                                    2,551              2,551
                                                                                                      232                232
                                                                                                    1,990              1,990
                                                                                                      260                260
                                                                                                    1,951              1,951
                                                                                                    2,939              2,939
                                                                                                      198                198
                                                                                                      154                154
                                                                                                    4,557              4,557
                                                                                                   37,246             37,246
                                                                                                       75                 75
                                                                                                       46                 46
                                                                                                   63,638             63,638
                                                                                                    4,429              4,429
                                                                                                   35,295             35,295
                                                                                                      106                106
                                                                                                       88                 88
                                                                                                      230                230
                                                                                                  151,514            151,514
                                                                                                      180                180
                                                                                                    1,133              1,133
                                                                                                       31                 31
                                                                                                       10                 10
                                                                                 5,880                                 5,880
                                                                                   410                                   410
                                                                                   300                                   300
                                                                                   279                                   279
                                                                                   227                                   227
                                                                                   145                                   145
                                                                                   125                                   125
                                                                                   115                                   115
                                                                                    47                                    47
                                                                                    33                                    33
                                                                                                       17                 17
                                                                                                      613                613
                                                                                                    3,874              3,874
                                                                                                    1,627              1,627
                                                                                                      312                312
                                                                                                      114                114
                                                                                                   20,625             20,625
                                                                                                    5,515              5,515
                                                                                                   41,694             41,694
                                                                                                    2,678              2,678
                                                                                                   21,830             21,830


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
24-May-01     I/P          TRAC21690                            21690                   ENVIRO
24-May-01     I&M          BHO                                25002408                  Energy Transportation
24-May-01     I&M          Pomeroy                            28011890                  Empire Waste
24-May-01     I/P          RUST CONSTRUCTORS                  10126437                  ELGIN'S A/C & HEATING COMPANY
24-May-01     I/P          Timberline - 4505            0116270-A, 0124999-IN           Electro-Test, Inc.
24-May-01     I/P          Timberline - 14330              1363-05/21/2001              Electro-Test, Inc.
24-May-01     GOVT         TRAC                              22561-0448                 Electrical Equipment
24-May-01     GOVT         TRAC                              22561-0450                 EL Pacific
24-May-01     I/P          Timberline - 4505   0072/R, 0072-2, 2001/R, 2001/1, 2001/2   Edwin G. Bowen Company Inc.
24-May-01     I&M          Pomeroy                            28011889                  Eagle Road
24-May-01     I&M          Pomeroy                            28011888                  Dywidag Sys
24-May-01     I&M          Pomeroy                            28011887                  Dunaway Auto
24-May-01     GOVT         TRAC                              22561-0445                 Druck Inc.
24-May-01     I&M          Pomeroy                            28011886                  Downtown Auto
24-May-01     I/P          BHO                                 1145051                  DOUBLE E RESOURCES
24-May-01     I/P          TRAC22573                            22573                   DORADO
24-May-01     I/P          RUST CONSTRUCTORS                  10126206                  DON BAKER CONSTRUCTION
24-May-01     I/P          TRAC22569                            22569                   DOCUMENT CO
24-May-01     I&M          Pomeroy                            28011879                  DMV
24-May-01     I/P          Timberline - 4837                  483713076                 DJM Grounds Maintenance, Inc.
24-May-01     I&M          Pomeroy                            28011885                  Diversified Insp
24-May-01     I&M          Pomeroy                            28011884                  Discovery Off
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     I/P          RUST CONSTRUCTORS                  10126240                  DILLON/COLUMBIA SUPPLY
24-May-01     GOVT         TRAC                              22561-0447                 Dick Munns Company
24-May-01     I&M          Pomeroy                            28011883                  Diamond B
24-May-01     I/P          RUST CONSTRUCTORS                  10126107                  DESIGNER CONCRETE                          )
24-May-01     I/P          BHO                                 1145048                  DEALERS ELECTRIC SUPPLY
24-May-01     I/P          Timberline - 4837                    42076                   Deaf - Interlink
24-May-01     I&M          Pomeroy                            28011881                  Dayton Super
24-May-01     I&M          Pomeroy                            28011882                  Dayton Rich
24-May-01     I&M          Pomeroy                            28011880                  Davis Wire
24-May-01     POWER        Timberline                         470904247                 DAVE POOLE
24-May-01     I/P          BHO                                 1145046                  DARR EQUIPMENT CO
24-May-01     GOVT         TRAC                              22561-0446                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0261                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0250                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0264                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0258                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0263                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0252                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0265                 Danzas Corporation


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   16,641             16,641
                                                                                  2,350                                 2,350
                                                                                                    2,699              2,699
                                                                                                     9,104              9,104
                                                                                                    3,198              3,198
                                                                                                      920                920
                                                                                                   11,208             11,208
                                                                                                      292                292
                                                                                                    4,617              4,617
                                                                                                    4,019              4,019
                                                                                                   91,180             91,180
                                                                                                       57                 57
                                                                                                    5,560              5,560
                                                                                                      440                440
                                                                                                       25                 25
                                                                                                      229                229
                                                                                                     9,900              9,900
                                                                                                      214                214
                                                                                                      456                456
                                                                                                   24,036             24,036
                                                                                                      300                300
                                                                                                      501                501
                                                                                                     1,233              1,233
                                                                                                       509                509
                                                                                                       154                154
                                                                                                       131                131
                                                                                                        69                 69
                                                                                                        50                 50
                                                                                                        49                 49
                                                                                                         8                  8
                                                                                                    1,520              1,520
                                                                                                    4,688              4,688
                                                                                                      (527)              (527
                                                                                                       70                 70
                                                                                                      140                140
                                                                                                      527                527
                                                                                                    2,415              2,415
                                                                                                    9,839              9,839
                                                                                                    17,544             17,544
                                                                                                    3,454              3,454
                                                                                                   11,600             11,600
                                                                                   441                                   441
                                                                                   166                                   166
                                                                                   163                                   163
                                                                                   156                                   156
                                                                                   154                                   154
                                                                                   143                                   143
                                                                                   134                                   134


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
24-May-01     GOVT         TRAC                              22561-0268                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0259                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0260                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0271                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0267                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0266                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0257                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0253                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0269                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0251                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0270                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0262                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0254                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0255                 Danzas Corporation
24-May-01     GOVT         TRAC                              22561-0256                 Danzas Corporation
24-May-01     I/P          RUST CONSTRUCTORS                  10126205                 D O C LUBRICATION
24-May-01     I&M          Pomeroy                            28011878                  D Ambra Equip
24-May-01     I/P          BHO                                 1145045                  CUSTOM COFFEE PLAN
24-May-01     I/P          Timberline - 14330              1306-05/21/2001              Culver Glass
24-May-01     I/P          RUST CONSTRUCTORS                  10126204                 CSE RECOVERY SERVICES
24-May-01     I/P          TRAC3475                             3475                    CRISTINO
24-May-01     I/P          TRAC3475                             3475                    CRISTALIA
24-May-01     GOVT         TRAC                              22561-0474                 Crane Pro Parts
24-May-01     I/P         TRAC22572                             22572                  CRANE
24-May-01     I&M          Pomeroy                            28011877                  CR&R
24-May-01     I/P          RUST CONSTRUCTORS                  10126203                 COVERDELL GLASS & MIRROR INC
24-May-01     I&M          Pomeroy                            28011876                  County Elect
24-May-01     I&M          Pomeroy                            28011874                  Costco
24-May-01     I/P          RUST CONSTRUCTORS                  10126349                 CORT FURNITURE RENTAL
24-May-01     I/P          RUST CONSTRUCTORS                  10126349                 CORT FURNITURE RENTAL
24-May-01     I/P          RUST CONSTRUCTORS                  10126046                 CORT FURNITURE RENTAL
24-May-01     GOVT         TRAC                              22561-0435                 Coors Cermic Co/Coorstek
24-May-01     I/P          RUST CONSTRUCTORS                  10126202                 CONTROL CONSULTANTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126202                 CONTROL CONSULTANTS
24-May-01     GOVT         TRAC                              22561-0482                 Continental Research & Engr.
24-May-01     GOVT         TRAC                              22561-0444                 Containment Corp.
24-May-01     I/P          Timberline - 4892                    73884                   Consumers Lumber
24-May-01     I/P          Timberline - 4892                    76531                   Consumers Lumber
24-May-01     I&M          Pomeroy                            28011875                  Consumer Pipe
24-May-01     GOVT         TRAC                              22561-0442                 Compuvest
24-May-01     I/P          Timberline - 17478              1723-05/24/2001              Compucom
24-May-01     I/P          RUST CONSTRUCTORS                  10126403                 COMPORIUM COMMUNICATIONS
24-May-01     GOVT         TRAC                              22561-0440                 Compaq Computer Corporation
24-May-01     GOVT         TRAC                              22561-0439                 Compaq Computer Corporation
24-May-01     GOVT         TRAC                              22561-0432                 Communications-Applied Tech
24-May-01     I/P          BHO                                 1145043                  COMMERCIAL PROPERTY MANGMENT
24-May-01     I/P          RUST CONSTRUCTORS                  10126402                 COMMERCIAL PLASTICS & SUPPLY
24-May-01     I/P          BHO                                 1145042                  COMMERCIAL PEST CONTROL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                131                                   131
                                                                                124                                   124
                                                                                123                                   123
                                                                                115                                   115
                                                                                101                                   101
                                                                                 93                                    93
                                                                                 71                                    71
                                                                                 50                                    50
                                                                                 50                                    50
                                                                                 43                                    43
                                                                                 28                                    28
                                                                                 24                                    24
                                                                                 15                                    15
                                                                                 15                                    15
                                                                                 15                                    15
                                                                                                    27                 27
                                                                                                   654                654
                                                                                                   958                958
                                                                                                 1,466              1,466
                                                                                                    67                 67
                                                                                                   150                150
                                                                                                   336                336
                                                                                                   549                549
                                                                                                16,267             16,267
                                                                                                   568                568
                                                                                                   105                105
                                                                                                 1,098              1,098
                                                                                                   431                431
                                                                                                 3,317              3,317
                                                                                                   468                468
                                                                                                (3,320)            (3,320)
                                                                                                16,258             16,258
                                                                                                 2,109              2,109
                                                                                                   290                290
                                                                                                13,990             13,990
                                                                                                 1,995              1,995
                                                                                                   116                116
                                                                                                    89                 89
                                                                                                 6,814              6,814
                                                                                                 4,075              4,075
                                                                                                 2,751              2,751
                                                                                                   538                538
                                                                                                 2,676              2,676
                                                                                                 1,207              1,207
                                                                                                 1,257              1,257
                                                                                                 7,234              7,234
                                                                                                    25                 25
                                                                                                   482                482


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          RUST CONSTRUCTORS                  10126436                 COMMERCIAL FLOORING INC
24-May-01     I/P          Timberline - 17478              1408-05/24/2001              Coastwide Laboratories
24-May-01     I/P          Timberline - 14330               1408-05/21/01               Coastwide Laboratories
24-May-01     I/P          BHO                                 1145040                  COAST PLUMBLING AND HEATING
24-May-01     I&M          Pomeroy                            28011873                  Coast Calib
24-May-01     GOVT         TRAC                              22561-0437                 CMS Field Products Group
24-May-01     P&C          RUST CONSTRUCTORS                  10126256                 CLEANING SOLUTION
24-May-01     I/P          BHO                                 1145039                  CLEAN SPOT
24-May-01     GOVT         TRAC                              22561-0441                 Clean Earth Inc.
24-May-01     I/P          Timberline - 17478              1344-05/24/2001              Clayton Group Services, Inc.
24-May-01     POWER            Timberline                     470904246                CLAY & CEMENT PRODUCTS CO.
24-May-01     I/P          RUST CONSTRUCTORS                  10126201                 CLARK SECURITY PRODUCTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126401                 CITYWIDE INVESTIGATIONS & SEC
24-May-01     I/P          TRAC24052                            24052                   CITY STAT
24-May-01     I/P          Timberline - 17478              1613-05/24/2001              City of Wilsonville/Utility
24-May-01     I&M                  BHO                        47057886                 City of Seattle
24-May-01     I&M                  BHO                        47057887                 City of Seattle
24-May-01     I/P          RUST CONSTRUCTORS                  10126239                 CITY DRY CLEANERS
24-May-01     I/P          RUST CONSTRUCTORS                  10126370                 CINTAS CORP
24-May-01     I/P          TRAC3475                             3475                    CINGULAR
24-May-01     I/P          TRAC21862                            21862                   CINGULAR
24-May-01     I/P          RUST CONSTRUCTORS                  10126400                 CINGULAR
24-May-01     I/P          Timberline - 4505   180586, 180842, 180845, 183231, 183556   Christenson Electric Inc.
24-May-01     GOVT         TRAC                              22556-0256                 Chris Early
24-May-01     GOVT         TRAC                              22556-0257                 Chris Early
24-May-01     GOVT         TRAC                              22556-0255                 Chris Early
24-May-01     I/P          BHO                                 1145037                  CHEM TREAT  INC
24-May-01     I/P          BHO                                 1145036                  CHEM PRO LABORATORY
24-May-01     I/P          BHO                                 1145035                  CHEM AQUA
24-May-01     I/P          BHO                                 1145034                  CHARLES E THOMAS GROUP
24-May-01     GOVT         TRAC                              22561-0436                 CH Edwards Inc.
24-May-01     GOVT         MANUAL                            22557-0017                 CEWinc.com
24-May-01     I/P          BHO                                 1145033                  CERTIFIED DOCUMENT DESTRUCTION
24-May-01     I/P          Timberline - 4505                CR011-4006-4                Certified Air Technologies
24-May-01     I/P          RUST CONSTRUCTORS                  10126200                 CENTROPLEX EXTERMINATING
24-May-01     GOVT         TRAC                              22561-0443                 Celcor Sign Technologies
24-May-01     GOVT         TRAC                              22561-0434                 CECO Filters
24-May-01     GOVT         TRAC                              22561-0451                 CCR (CIE Containers)
24-May-01     I/P          RUST CONSTRUCTORS                  10126399                 CASEY'S GENERAL STORE
24-May-01     I&M          Pomeroy                            28011872                  Cascade Steel
24-May-01     I/P          Timberline - 17478              1205-05/24/2001              Carpet Annex Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126369                 CAROLINA SUPPLY INC.OF ASHBORO
24-May-01     I/P          RUST CONSTRUCTORS                  10126369                 CAROLINA SUPPLY INC.OF ASHBORO
24-May-01     I/P          RUST CONSTRUCTORS                  10126369                 CAROLINA SUPPLY INC.OF ASHBORO
24-May-01     I/P          RUST CONSTRUCTORS                  10126398                 CAROLINA COVERS
24-May-01     I/P          TRAC3475                             3475                    CARIB FORM
24-May-01     I/P          TRAC21862                            21862                   CARBOLINE
24-May-01     I/P          RUST CONSTRUCTORS                  10126199                 CAPE ELECTRICAL SUPPLY INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   3,448              3,448
                                                                                                     847                847
                                                                                                     714                714
                                                                                                     190                190
                                                                                                     945                945
                                                                                                  11,008             11,008
                                                                                                     568                568
                                                                                                   2,421              2,421
                                                                                                  10,000             10,000
                                                                                                      75                 75
                                                                                                   4,005              4,005
                                                                                                     141                141
                                                                                                   1,814              1,814
                                                                                                   2,307              2,307
                             17,297                                                                                  17,297
                                                                                                     665                665
                                                                                                     380                380
                                                                                                     951                951
                                                                                                     100                100
                                                                                                   5,293              5,293
                                                                                                      58                 58
                                 33                                                                                      33
                                                                                                  10,553             10,553
                                                                                                      28                 28
                                                                                                       8                  8
                                                                                                       6                  6
                                                                                                     370                370
                                                                                                     942                942
                                                                                                     389                389
                                                                                                     124                124
                                                                                                     742                742
                                                                                                  22,933             22,933
                                                                                                     120                120
                                                                                                   5,075              5,075
                                                                                                   5,306              5,306
                                                                                                     646                646
                                                                                                  63,676             63,676
                                                                                                  14,588             14,588
                                                                                                     399                399
                                                                                                  16,482             16,482
                                                                                                   1,126              1,126
                                                                                                      52                 52
                                                                                                      43                 43
                                                                                                      32                 32
                                                                                                      75                 75
                                                                                                     722                722
                                                                                                   5,909              5,909
                                                                                                   5,777              5,777


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     GOVT         TRAC                              22561-0438                 Camsco
24-May-01     I/P          BHO                                 1145030                  CAMPBELLS POOL SUPPLY
24-May-01     I&M          Pomeroy                            28011871                  Cameron Weld
24-May-01     I/P          BHO                                 1145029                  CAL PROTECTION
24-May-01     I&M          Pomeroy                            28011870                  Cable Moore
24-May-01     I&M          Pomeroy                            28011869                  C&M
24-May-01     GOVT         TRAC                              22561-0433                 C&F Machinery
24-May-01     I/P          RUST CONSTRUCTORS                  10126198                 BUTLER SUPPLY INC
24-May-01     I/P          Timberline - 23554                  054204                   Business Interiors
24-May-01     GOVT         TRAC                              22556-0245                 Business and Utility Services Inc.
24-May-01     P&C          RUST CONSTRUCTORS                  10126255                 BULL RESTAURANT
24-May-01     POWER            Timberline                     470904253                BUILDINGS INTERNATIONAL CORP.
24-May-01     I/P          RUST CONSTRUCTORS                  10126347                 BUILDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126347                 BUILDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126347                 BUILDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126348                 BUILDERS SUPPLY CO INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126348                 BUILDERS SUPPLY CO INC
24-May-01     I&M                  BHO                        47057839                 Brundage Bone
24-May-01     I/P          RUST CONSTRUCTORS                  10126435                 BROOKS ELECTRICAL INSTALLATION
24-May-01     I/P          Timberline - 4892                    83409                   Brock Tool of Detroit, Inc.
24-May-01     I/P          RUST CONSTRUCTORS                  10126345                 BRISTOL PIPING SYSTEMS
24-May-01     I/P          Timberline - 4837              ST84789, ST85383              Brinker Tractor Sales, Inc.
24-May-01     I&M                  BHO                        47057838                 Bravo Environmental
24-May-01     I/P          Timberline - 4505                    11001                   Brannon's Custom Drapery
24-May-01     I&M          Pomeroy                            28011868                  Brandon
24-May-01     I&M          Pomeroy                            28011867                  Bonnybrook
24-May-01     I/P          Timberline - 14330               2821-05/21/01               Boise Cascade Office Products
24-May-01     GOVT         TRAC                              22561-0462                 Boise Cascade Corp (HOPACO)
24-May-01     GOVT         TRAC                              22561-0456                 BOC Gases Gaspro
24-May-01     I/P          BHO                                 1145023                  BLIGH PACIFIC
24-May-01     I/P          RUST CONSTRUCTORS                  10126197                 BLAINE WINDOW HARDWARE INC
24-May-01     GOVT         TRAC                              22556-0248                 Bios International Corp.
24-May-01     I/P          RUST CONSTRUCTORS                  10126196                 BIOLOGIX SERVICE CORP
24-May-01     I/P          Timberline - 4837                    35120                   Biologix
24-May-01     I&M          Pomeroy                            28011866                  Big 4
24-May-01     I/P          RUST CONSTRUCTORS                  10126397                 BFI
24-May-01     I/P          RUST CONSTRUCTORS                  10126195                 BEST SUPPLY CO
24-May-01     GOVT         TRAC                              22561-0430                 Bernard Hodes Advertising
24-May-01     GOVT         TRAC                              22561-0431                 Berkley Engineering, Inc.
24-May-01     GOVT         TRAC                              22561-0429                 Bennett Brothers Inc.
24-May-01     I/P          Timberline - 4837                  483713082                 Ben Hur Construction Co.
24-May-01     I/P          RUST CONSTRUCTORS                  10126367                 BELLSOUTH
24-May-01     I/P          TRAC21862                            21862                   BELLEVUE
24-May-01     I/P          RUST CONSTRUCTORS                  10126194                 BATES SALES CO
24-May-01     I/P          RUST CONSTRUCTORS                  10126434                 BARB'S CARPETS
24-May-01     I/P          RUST CONSTRUCTORS                  10126433                 BAMA WALL & CEILING
24-May-01     P&C          RUST CONSTRUCTORS                  10126254                 BAILEY ENTERPRISES INC
24-May-01     I/P          TRAC21862                          JOB21862                  B W STEEL


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  32,158             32,158
                                                                                                     695                695
                                                                                                   3,042              3,042
                                                                                                   9,707              9,707
                                                                                                   2,896              2,896
                                                                                                 292,237            292,237
                                                                                                     119                119
                                                                                                      68                 68
                                                                                                   3,610              3,610
                                                                                                   2,065              2,065
                                                                                                     112                112
                                                                                                   7,871              7,871
                                                                                                     616                616
                                                                                                     490                490
                                                                                                     191                191
                                                                                                      27                 27
                                                                                                      21                 21
                                                                                                   2,025              2,025
                                                                                                   1,067              1,067
                                                                                                      71                 71
                                                                                                   2,500              2,500
                                                                                                     212                212
                                                                                                   4,583              4,583
                                                                                                   2,254              2,254
                                                                                                     961                961
                                                                                                  76,945             76,945
                                                                                                      84                 84
                                                                                                   6,652              6,652
                                                                                                   5,725              5,725
                                                                                                  15,830             15,830
                                                                                                      53                 53
                                                                                                     995                995
                                                                                                   4,500              4,500
                                                                                                     107                107
                                                                                                   1,450              1,450
                                                                                                     267                267
                                                                                                     141                141
                                                                                                  15,513             15,513
                                                                                                     353                353
                                                                                                      39                 39
                                                                                                  49,897             49,897
                                164                                                                                     164
                                                                                                      53                 53
                                                                                                     283                283
                                                                                                   8,146              8,146
                                                                                                   2,635              2,635
                                                                                                   2,052              2,052
                                                                                                  19,715             19,715


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          BHO                                 1145021                  AZTECH RENTS AND SELLS
24-May-01     I&M          Pomeroy                            28011865                  Aztec
24-May-01     I/P          TRAC21359                            21359                   AUTOMATED
24-May-01     P&C          RUST CONSTRUCTORS                  10126253                 ATM SERVICE COMPANY
24-May-01     P&C          RUST CONSTRUCTORS                  10126252                 ATLAS OFFICE PRODUCTS
24-May-01     P&C          RUST CONSTRUCTORS                  10126252                 ATLAS OFFICE PRODUCTS
24-May-01     P&C          RUST CONSTRUCTORS                  10126252                 ATLAS OFFICE PRODUCTS
24-May-01     P&C          RUST CONSTRUCTORS                  10126252                 ATLAS OFFICE PRODUCTS
24-May-01     I/P          RUST CONSTRUCTORS                  10126432                 ATLAS ELECTRIC LLC
24-May-01     I/P          RUST CONSTRUCTORS                  10126396                 ATLAS ELECTRIC LLC
24-May-01     GOVT         TRAC                              22561-0418                 Atecs Corporation
24-May-01     P&C          RUST CONSTRUCTORS                  10126251                 AT&T
24-May-01     I/P          RUST CONSTRUCTORS                  10126395                 AT & T
24-May-01     I/P          RUST CONSTRUCTORS                  10126431                 ASSOCIATED ELECTRICAL & MECH
24-May-01     GOVT         TRAC                              22556-0264                 ASSE Dues
24-May-01     I/P          Timberline - 4505                    9337                    Asbestos Management Group
24-May-01     I/P          TRAC24052                            24052                   ARTDRAFT
24-May-01     P&C          RUST CONSTRUCTORS                  10126250                 ARROW TRUCKING
24-May-01     P&C          RUST CONSTRUCTORS                  10126250                 ARROW TRUCKING
24-May-01     P&C          RUST CONSTRUCTORS                  10126250                 ARROW TRUCKING
24-May-01     I/P          BHO                                 1145019                  ARNEL COMPRESSOR CO.
24-May-01     I&M                  BHO                        47057837                 Argus Services
24-May-01     I/P          TRAC22566                            22566                   ARAMSCO
24-May-01     I/P          RUST CONSTRUCTORS                  10126193                 ARAMARK UNIFORM SERVICES
24-May-01     I/P          RUST CONSTRUCTORS                  10126192                 AQUA COMP INC
24-May-01     I/P          RUST CONSTRUCTORS                  10126192                 AQUA COMP INC
24-May-01     I&M                  BHO                        47057836                 Applied Professional Ser
24-May-01     I/P          Timberline - 17478              1222-05/24/2001              Anderson Rfoofing Co. Inc.
24-May-01     I/P          BHO                                 1145015                  AMTECH ELEVATOR SERVICE
24-May-01     GOVT         TRAC                              22561-0420                 American Transit Supply
24-May-01     I/P          RUST CONSTRUCTORS                  10126430                 AMERICAN ROOFING & METAL INC
24-May-01     GOVT         TRAC                              22561-0422                 American Machinery
24-May-01     POWER            Timberline                     470904240                AMERICAN CONTRACTORS EQUIP.
24-May-01     I/P          Timberline - 4505                    51171                   American Air Balance Co.
24-May-01     I/P          Timberline - 4505                    51172                   American Air Balance Co.
24-May-01     I/P          TRAC22566                            22566                   AMER PR
24-May-01     I/P          BHO                                 1145013                  AM TECHNOLOGIES
24-May-01     GOVT         TRAC                              22561-0427                 Alu Industries
24-May-01     I/P          Timberline - 4837                   781532                   Alltype Fire Protection Company
24-May-01     GOVT         TRAC                              22561-0425                 AllTech Associates
24-May-01     GOVT         TRAC                              22561-0426                 Allen Bradley
24-May-01     I&M          Pomeroy                            28011864                  All Bay
24-May-01     GOVT         TRAC                              22561-0428                 Alfa Laval Inc.
24-May-01     I/P          TRAC21862                            21862                   ALBANY LADDER
24-May-01     I/P          RUST CONSTRUCTORS                  10126394                 ALAMO CONCRETE PRODUCTS LTD
24-May-01     I/P          RUST CONSTRUCTORS                  10126394                 ALAMO CONCRETE PRODUCTS LTD
24-May-01     I/P          RUST CONSTRUCTORS                  10126394                 ALAMO CONCRETE PRODUCTS LTD
24-May-01     I/P          RUST CONSTRUCTORS                  10126394                 ALAMO CONCRETE PRODUCTS LTD

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   4,478              4,478
                                                                                                   1,306              1,306
                                                                                                  32,308             32,308
                                                                                                   6,260              6,260
                                                                                                     625                625
                                                                                                     142                142
                                                                                                      59                 59
                                                                                                      42                 42
                                                                                                  15,750             15,750
                                                                                                     361                361
                                                                                                   2,460              2,460
                                423                                                                                     423
                                 85                                                                                      85
                                                                                                  20,000             20,000
                                                                                                     144                144
                                                                                                      80                 80
                                                                                                     135                135
                                                                                1,897                                 1,897
                                                                                1,879                                 1,879
                                                                                1,789                                 1,789
                                                                                                     489                489
                                                                                                  39,164             39,164
                                                                                                     294                294
                                                                                                     141                141
                                                                                                   4,875              4,875
                                                                                                   4,373              4,373
                                                                                                   1,305              1,305
                                                                                                     333                333
                                                                                                   1,601              1,601
                                                                                                 118,558            118,558
                                                                                                  49,664             49,664
                                                                                                     831                831
                                                                                                   6,527              6,527
                                                                                                     900                900
                                                                                                     481                481
                                                                                                      18                 18
                                                                                                   4,500              4,500
                                                                                                   1,084              1,084
                                                                                                   1,266              1,266
                                                                                                   1,539              1,539
                                                                                                  27,197             27,197
                                                                                                     903                903
                                                                                                   9,070              9,070
                                                                                                   7,251              7,251
                                                                                                   4,195              4,195
                                                                                                   2,369              2,369
                                                                                                   1,768              1,768
                                                                                                   1,524              1,524


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

24-May-01     I/P          RUST CONSTRUCTORS                  10126366                 ALABAMA SLING CENTER
24-May-01     I/P          RUST CONSTRUCTORS                  10126365                 AIRBORNE EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126365                 AIRBORNE EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126393                 AIRBORNE EXPRESS
24-May-01     I/P          RUST CONSTRUCTORS                  10126365                 AIRBORNE EXPRESS
24-May-01     GOVT         TRAC                              22561-0423                 Air Liquide American Corp.
24-May-01     I/P          BHO                                 1145011                  AIR CONDITIONING CO
24-May-01     GOVT         TRAC                              22556-0249                 Air & Waste Management Association
24-May-01     I&M                  BHO                        47057835                 Agra Earth and Environm
24-May-01     I/P          Timberline - 4837                 8742, 8743                 Affordable Lock & Key Service
24-May-01     GOVT         TRAC                              22561-0419                 AES Systems
24-May-01     GOVT         TRAC                              22561-0424                 AEI Customs Brokerage Services
24-May-01     I/P          BHO                                 1145010                  ADVANCED ELECTRONICS
24-May-01     I/P          BHO                                 1145009                  ADT SECURITY SERVICES
24-May-01     I&M          Pomeroy                            28011863                  Adobe Lbr
24-May-01     I/P          TRAC21862                          JOB21862                  ADIRONDACK
24-May-01     P&C          RUST CONSTRUCTORS                  10126363                 ADDISON CONSTRUCTION INC
24-May-01     I/P          Timberline - 4505                    4683                    Accurate Concrete Sawing
24-May-01     I/P          Timberline - 4837                   500370                   Able Industries/Onyx Precision
24-May-01     GOVT         TRAC                              22561-0421                 ABB Automation Inc.
24-May-01     I/P          TRAC21494                            21494                   AAC
24-May-01     I/P          RUST CONSTRUCTORS                  10126364                 AAA ENVIRONMENTAL
23-May-01     GOVT         TRAC                              22561-0525                 Youngstown Barrel & Drum Co.
23-May-01     GOVT         TRAC                              22561-0523                 Yellow Freight  Systems
23-May-01     GOVT         TRAC                              21848-0251                 Xerox Engineering Systems
23-May-01     GOVT         TRAC                              21848-0252                 Xerox Engineering Systems
23-May-01     GOVT         TRAC                              21848-0253                 Xerox Engineering Systems
23-May-01     GOVT         TRAC                              21848-0254                 Xerox Engineering Systems
23-May-01     GOVT         TRAC                              22561-0524                 Xerox Engineering Systems
23-May-01     GOVT         TRAC                              21848-0246                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0250                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0244                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0249                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0248                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0245                 Xerox Corp.
23-May-01     GOVT         TRAC                              21848-0247                 Xerox Corp.
23-May-01     GOVT         TRAC                              22561-0522                 Xerox
23-May-01     I/P                  BHO                         1145145                  WW GRAINER INC
23-May-01     GOVT         TRAC                              21848-0243                 Wright Express
23-May-01     I/P                  BHO                         1145144                  WOOD BUSINESS PRODUCTS
23-May-01     GOVT         TRAC                              21852-0547                 Wise El Santo Co., Inc.
23-May-01     GOVT         TRAC                              21852-0550                 Wise El Santo Co., Inc.
23-May-01     GOVT         TRAC                              21852-0546                 Wise El Santo Co., Inc.
23-May-01     GOVT         TRAC                              21852-0549                 Wise El Santo Co., Inc.
23-May-01     GOVT         TRAC                              21852-0417                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0418                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0432                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0373                 Wise El Santo Co. Inc.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     299                299
                                                                                                      60                 60
                                                                                                      47                 47
                                                                                                      19                 19
                                                                                                      14                 14
                                                                                                     368                368
                                                                                                   4,750              4,750
                                                                                                     735                735
                                                                                                  46,968             46,968
                                                                                                     229                229
                                                                                                   5,167              5,167
                                                                                                   9,886              9,886
                                                                                                   5,431              5,431
                                                                                                  18,654             18,654
                                                                                                   1,364              1,364
                                                                                                      71                 71
                                                                                                 371,732            371,732
                                                                                                   3,107              3,107
                                                                                                     215                215
                                                                                                 298,510            298,510
                                                                                                  13,039             13,039
                                                                                                     300                300
                                                                                                  70,270             70,270
                                                                                  906                                   906
                                                                                                   1,054              1,054
                                                                                                   1,054              1,054
                                                                                                   1,054              1,054
                                                                                                   1,054              1,054
                                                                                                     875                875
                                                                                                     514                514
                                                                                                     439                439
                                                                                                     306                306
                                                                                                     207                207
                                                                                                     118                118
                                                                                                     115                115
                                                                                                      92                 92
                                                                                                   5,179              5,179
                                                                                                     362                362
                                                                                                     907                907
                                                                                                     128                128
                                                                                                   9,840              9,840
                                                                                                   9,840              9,840
                                                                                                   6,207              6,207
                                                                                                   6,207              6,207
                                                                                                   7,468              7,468
                                                                                                   6,972              6,972
                                                                                                   6,019              6,019
                                                                                                   4,043              4,043


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0428                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0374                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0434                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0430                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0433                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0431                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0429                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0435                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21852-0436                 Wise El Santo Co. Inc.
23-May-01     GOVT         TRAC                              21848-0240                 Williams Scotsman Inc.
23-May-01     GOVT         TRAC                              21848-0241                 Williams Scotsman Inc.
23-May-01     I/P                  BHO                         1145143                  WILLIAMS SCOTSMAN INC
23-May-01     GOVT         TRAC                              21852-0532                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0507                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0536                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0530                 Williams Scotsman
23-May-01     I/P          TRAC 21893                         JOB21893                  WILLIAMS SCOTSMAN
23-May-01     I/P          Timberline - 4505                  05327732                  Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0533                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0531                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0508                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0534                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0528                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0529                 Williams Scotsman
23-May-01     GOVT         TRAC                              21852-0535                 Williams Scotsman
23-May-01     GOVT         TRAC                              22561-0520                 Williams & Davis Boilers Inc.
23-May-01     GOVT         TRAC                              21852-0537                 Wholesale Electric
23-May-01     GOVT         TRAC                              22561-0521                 Western Technology Mktng
23-May-01     I/P                  BHO                         1145142                  WESTERN AUTOMATIC SPRINKLER
23-May-01     GOVT         TRAC                              21852-0506                 Wesco
23-May-01     GOVT         TRAC                              21852-0505                 Wesco
23-May-01     POWER               TRAC                         P05-085                 WESCO
23-May-01     GOVT         TRAC                              21852-0504                 Wesco
23-May-01     GOVT         TRAC                              21852-0545                 Welsco
23-May-01     GOVT         TRAC                              21852-0517                 Welsco
23-May-01     GOVT         TRAC                              21852-0544                 Welsco
23-May-01     GOVT         TRAC                              21852-0525                 Welsco
23-May-01     GOVT         TRAC                              21852-0474                 Welsco
23-May-01     GOVT         TRAC                              21852-0540                 Welsco
23-May-01     GOVT         TRAC                              21852-0473                 Welsco
23-May-01     GOVT         TRAC                              21852-0510                 Welsco
23-May-01     GOVT         TRAC                              21852-0485                 Welsco
23-May-01     GOVT         TRAC                              21852-0524                 Welsco
23-May-01     GOVT         TRAC                              21852-0523                 Welsco
23-May-01     GOVT         TRAC                              21852-0477                 Welsco
23-May-01     GOVT         TRAC                              21852-0539                 Welsco
23-May-01     GOVT         TRAC                              21852-0481                 Welsco
23-May-01     GOVT         TRAC                              21852-0503                 Welsco

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,958              1,958
                                                                                                     849                849
                                                                                                     223                223
                                                                                                     203                203
                                                                                                     150                150
                                                                                                     118                118
                                                                                                     114                114
                                                                                                      13                 13
                                                                                                      13                 13
                                                                                                     900                900
                                                                                                     180                180
                                                                                                     276                276
                                                                                                   1,703              1,703
                                                                                                   1,018              1,018
                                                                                                     953                953
                                                                                                     851                851
                                                                                                     725                725
                                508                                                                                     508
                                                                                                     425                425
                                                                                                     423                423
                                                                                                     375                375
                                                                                                     364                364
                                                                                                     364                364
                                                                                                     348                348
                                                                                                     145                145
                                                                                                     368                368
                                                                                                      28                 28
                                                                                                   6,000              6,000
                                                                                                   1,343              1,343
                                                                                                  10,722             10,722
                                                                                                   6,365              6,365
                                                                                                     204                204
                                                                                                      88                 88
                                                                                                   8,430              8,430
                                                                                                   5,213              5,213
                                                                                                   4,166              4,166
                                                                                                   3,610              3,610
                                                                                                   1,344              1,344
                                                                                                   1,333              1,333
                                                                                                   1,281              1,281
                                                                                                     785                785
                                                                                                     770                770
                                                                                                     631                631
                                                                                                     561                561
                                                                                                     540                540
                                                                                                     540                540
                                                                                                     334                334
                                                                                                     327                327


         *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0541                 Welsco
23-May-01     GOVT         TRAC                              21852-0478                 Welsco
23-May-01     GOVT         TRAC                              21852-0475                 Welsco
23-May-01     GOVT         TRAC                              21852-0494                 Welsco
23-May-01     GOVT         TRAC                              21852-0476                 Welsco
23-May-01     GOVT         TRAC                              21852-0480                 Welsco
23-May-01     GOVT         TRAC                              21852-0482                 Welsco
23-May-01     GOVT         TRAC                              21852-0521                 Welsco
23-May-01     GOVT         TRAC                              21852-0518                 Welsco
23-May-01     GOVT         TRAC                              21852-0483                 Welsco
23-May-01     GOVT         TRAC                              21852-0493                 Welsco
23-May-01     GOVT         TRAC                              21852-0583                 Welsco
23-May-01     GOVT         TRAC                              21852-0542                 Welsco
23-May-01     GOVT         TRAC                              21852-0512                 Welsco
23-May-01     GOVT         TRAC                              21852-0526                 Welsco
23-May-01     GOVT         TRAC                              21852-0496                 Welsco
23-May-01     GOVT         TRAC                              21852-0498                 Welsco
23-May-01     GOVT         TRAC                              21852-0511                 Welsco
23-May-01     GOVT         TRAC                              21852-0489                 Welsco
23-May-01     GOVT         TRAC                              21852-0515                 Welsco
23-May-01     GOVT         TRAC                              21852-0501                 Welsco
23-May-01     GOVT         TRAC                              21852-0492                 Welsco
23-May-01     GOVT         TRAC                              21852-0509                 Welsco
23-May-01     GOVT         TRAC                              21852-0484                 Welsco
23-May-01     GOVT         TRAC                              21852-0502                 Welsco
23-May-01     GOVT         TRAC                              21852-0491                 Welsco
23-May-01     GOVT         TRAC                              21852-0514                 Welsco
23-May-01     GOVT         TRAC                              21852-0500                 Welsco
23-May-01     GOVT         TRAC                              21852-0519                 Welsco
23-May-01     GOVT         TRAC                              21852-0479                 Welsco
23-May-01     GOVT         TRAC                              21852-0490                 Welsco
23-May-01     GOVT         TRAC                              21852-0520                 Welsco
23-May-01     GOVT         TRAC                              21852-0513                 Welsco
23-May-01     GOVT         TRAC                              21852-0543                 Welsco
23-May-01     GOVT         TRAC                              21852-0495                 Welsco
23-May-01     GOVT         TRAC                              21852-0488                 Welsco
23-May-01     GOVT         TRAC                              21852-0487                 Welsco
23-May-01     GOVT         TRAC                              21852-0486                 Welsco
23-May-01     I/P                  BHO                         1145141                  WAXIE SANITARY SUPPLY
23-May-01     I&M                  BHO                        47057646                 Waste Mngt of Desert
23-May-01     I&M                  BHO                        47057645                 Waste Mngt of Az
23-May-01     I&M                  BHO                        47057647                 Waste Management of
23-May-01     POWER               TRAC                         P05-084                 WAHLCO
23-May-01     I/P          Timberline - 4997   7321574233, 7343802554, 734802562,
                                               7343802570,7343802588                   W.W.,Grainger, Inc.
23-May-01     POWER               TRAC                         P05-069                 W.W. GRAINGER
23-May-01     GOVT         TRAC                              22561-0518                 VWR Scientific Products
23-May-01     GOVT         TRAC                              22561-0517                 Vinyl Technology Inc.
23-May-01     POWER               TRAC                         P05-083                 VIKING OFFICE PROD.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     318                318
                                                                                                     308                308
                                                                                                     262                262
                                                                                                     254                254
                                                                                                     221                221
                                                                                                     208                208
                                                                                                     197                197
                                                                                                     192                192
                                                                                                     183                183
                                                                                                     169                169
                                                                                                     133                133
                                                                                                     128                128
                                                                                                     116                116
                                                                                                     111                111
                                                                                                     107                107
                                                                                                      98                 98
                                                                                                      98                 98
                                                                                                      94                 94
                                                                                                      47                 47
                                                                                                      44                 44
                                                                                                      41                 41
                                                                                                      37                 37
                                                                                                      35                 35
                                                                                                      34                 34
                                                                                                      33                 33
                                                                                                      31                 31
                                                                                                      28                 28
                                                                                                      23                 23
                                                                                                      23                 23
                                                                                                      21                 21
                                                                                                      14                 14
                                                                                                      11                 11
                                                                                                       7                  7
                                                                                                       3                  3
                                                                                                       2                  2
                                                                                                       1                  1
                                                                                                     (16)               (16)
                                                                                                     (85)               (85)
                                                                                                   4,608              4,608
                                345                                                                                     345
                              1,920                                                                                   1,920
                              2,025                                                                                   2,025
                                                                                                 208,213            208,213
                                                                                                     571                571
                                                                                                     373                373
                                                                                                   2,131              2,131
                                                                                                  54,966             54,966
                                                                                                   1,545              1,545



         *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21848-0238                 VFC Incorporated
23-May-01     I&M          San Roque                             954                    Versachem Trading
23-May-01     GOVT         TRAC                              25561-0519                 Verizon Hawaii Inc.
23-May-01     I/P                  BHO                         1145138                  VERIZON
23-May-01     I/P          TRAC 21860                           21860                   VERIZON
23-May-01     I/P          Timberline - 4997                43524, 43858                Valley Oil Company
23-May-01     I/P          TRAC 21893                         JOB21893                  VALLEY GAS
23-May-01     I/P                  BHO                         1145137                  US SOUTH COMMUNICATON
23-May-01     I/P          Timberline - 4837                  483713064                 US Filter Corp.
23-May-01     I/P          Timberline - 4997                   041601                   US Bank
23-May-01     I/P          TRAC 21893                         JOB21893                  UG PIPE
23-May-01     I/P          Timberline - 4837                  483713080                 Trugreen-Myldght-4585
23-May-01     I/P                  BHO                         1145136                  TRIMATRIX LABRATORIES
23-May-01     I/P                  BHO                         1145135                  TRIANGLE FIRE INC
23-May-01     I/P          TRAC 21893                         JOB21893                  TRI COUNTY
23-May-01     I/P          Timberline - 4837                  483713079                 Trees, Forests & Landscapes
23-May-01     I/P                  BHO                         1145134                  TREASURE VALLEY COFFEE
23-May-01     I&M          Makati                              ck 1323                  Tower One & Exchange
23-May-01     GOVT         TRAC                              21848-0237                 Totem Steel International
23-May-01     I/P                  BHO                         1145133                  TOTAL SAFTEY
23-May-01     GOVT         TRAC                              21848-0236                 Total Office Concepts
23-May-01     I&M          Makati                              ck 1328                  Toplis Marine Philippines
23-May-01     I/P                  BHO                         1145132                  TODEY CHEVROLET GEO
23-May-01     I&M                  BHO                        10011451                 Tizer Lake Distributors
23-May-01     I&M          San Roque                             953                    Tiger Machinery & Indl Corp
23-May-01     GOVT         TRAC                              21848-0235                 Thompson Mechanical
23-May-01     GOVT         TRAC                              21848-0232                 Thompson Mechanical
23-May-01     GOVT         TRAC                              21848-0233                 Thompson Mechanical
23-May-01     GOVT         TRAC                              21848-0234                 Thompson Mechanical
23-May-01     I/P                  BHO                         1145131                  THOMPSON HINE FLOORING
23-May-01     POWER               TRAC                         P05-082                 THERMO VAC
23-May-01     I/P                  BHO                         1145130                  THERMA CORP
23-May-01     I&M                  BHO                         3000422                 The Shaw Group
23-May-01     I/P          Timberline - 4505                   001078                   The Ralph Hernandez Company
23-May-01     I/P          Timberline - 4505       135052, 135230, 135299, 135323       The Blueprint Place (Dynamic Imagin)
23-May-01     I/P                  BHO                         1145129                  TEST AMERICA
23-May-01     I/P                  BHO                         1145128                  TEST AMERICA
23-May-01     I/P                  BHO                         1145127                  TEE TIME GRAPHICS
23-May-01     I/P                  BHO                         1145126                  TCSM SPECIALTY METAL
23-May-01     I/P                  BHO                         1145125                  T AND T TRUCK
23-May-01     I/P                  BHO                         1145124                  STORAGE ON SITE
23-May-01     I/P                  BHO                         1145123                  STIRLING CONSTRUCTION INC
23-May-01     GOVT         TRAC                              21848-0225                 Steam Supply
23-May-01     GOVT         TRAC                              21848-0227                 Steam Supply
23-May-01     GOVT         TRAC                              21848-0228                 Steam Supply
23-May-01     GOVT         TRAC                              21848-0226                 Steam Supply
23-May-01     I/P                  BHO                         1145122                  STATE STREET CONSULTANTS
23-May-01     I/P          Timberline - 4837                  483713084                 St. Ignatius Loyola Catholic


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                    9,392              9,392
                                                                                                      695                695
                                811                                                                                      811
                                606                                                                                      606
                                401                                                                                      401
                                                                                                      367                367
                                                                                                      300                300
                                  8                                                                                        8
                                                                                                    8,515              8,515
                                                                                                    7,608              7,608
                                                                                                      677                677
                                                                                                      541                541
                                                                                                      138                138
                                                                                                       95                 95
                                                                                                       84                 84
                                                                                                   10,250             10,250
                                                                                                      184                184
                                                                 192                                                     192
                                                                                                    1,712              1,712
                                                                                                    1,154              1,154
                                                                                                      375                375
                                                                  31                                                      31
                                                                                                      694                694
                                                                                                   40,072             40,072
                                                                                                    5,396              5,396
                                                                                                   10,433             10,433
                                                                                                    8,195              8,195
                                                                                                      965                965
                                                                                                      920                920
                                                                                                   29,746             29,746
                                                                                                   17,521             17,521
                                                                                                    8,521              8,521
                                                                                                   18,798             18,798
                                                                                                    2,129              2,129
                                                                                                    1,269              1,269
                                                                                                   13,551             13,551
                                                                                                      474                474
                                                                                                       68                 68
                                                                                                      361                361
                                                                                                   27,399             27,399
                                                                                                      399                399
                                                                                                    2,161              2,161
                                                                                                      438                438
                                                                                                      153                153
                                                                                                      147                147
                                                                                                      139                139
                                                                                                    5,000              5,000
                                                                                                       50                 50


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     I&M                  BHO                        47057644                 Sprint
23-May-01     I&M                  BHO                        47057762                 Sprint
23-May-01     I&M          San Roque                             952                    Spirax Enterprises
23-May-01     I/P                  BHO                         1145121                  SPEEDY CONCRETE CUTING INC
23-May-01     I/P                  BHO                         1145120                  SPEEDI ROOTER
23-May-01     I&M                  BHO                        47057643                 Spankys Portable Servi
23-May-01     I/P          Timberline - 4505            2-22-321-2309 5-2-01            Southern California Edison
23-May-01     I&M                  BHO                        47057642                 Southern CA Edison
23-May-01     I&M          San Roque                             951                    Soliman Machine Works
23-May-01     GOVT         TRAC                              22557-0015                 SoftPLC
23-May-01     I/P                  BHO                         1145119                  SMED INTERNATIONAL CORP
23-May-01     I&M          Makati                              ck 1319                  Smart Communications
23-May-01     I&M          Makati                              ck 1319                  Smart Communications
23-May-01     I&M          Makati                              ck 1319                  Smart Communications
23-May-01     I&M          Makati                              ck 1319                  Smart Communications
23-May-01     I/P                  BHO                         1145118                  SKYLINE CONSTRUCTION
23-May-01     I&M          San Roque                             950                    Simplex Indl Corp
23-May-01     I/P                  BHO                         1145117                  SILICON VALLEY CABLE CO
23-May-01     I&M          San Roque                             949                    Sika Phils Inc
23-May-01     I/P          Timberline - 4837                  483712054                 Siemens Building Technologies
23-May-01     I/P          Timberline - 4997     1982469, 1982470, 1982471, 1982472     Shred-It Corporation
23-May-01     I/P          Timberline - 4837                  483713074                 Shipping Utilities, Inc.
23-May-01     I/P          Timberline - 4997      33146, 33147, 33148, 33159, 33160     Shine Building Maintenance Inc.
23-May-01     I/P                  BHO                         1145116                  SEWERAGE AND WATER BOARD
23-May-01     I/P                  BHO                         1145115                  SEVERN TRENT LABORATORIES
23-May-01     GOVT         TRAC                              21848-0223                 Set Point Control
23-May-01     POWER               TRAC                         P05-081                 SERVICE ELECTRIC
23-May-01     I/P          TRAC 22572                         JOB 22572                 SEC DE HACIENDA
23-May-01     I/P                  BHO                         1145114                  SANITATON TECHNOLOGY
23-May-01     GOVT         TRAC                              21848-0197                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0195                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0193                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0198                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0200                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0199                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0202                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0192                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0194                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0191                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0196                 Sanitary Disposal Inc.
23-May-01     GOVT         TRAC                              21848-0201                 Sanitary Disposal Inc.
23-May-01     I&M                  BHO                        47057807                 Sanders and Associates
23-May-01     I/P                  BHO                         1145113                  SAN JOSE BLUE
23-May-01     GOVT         TRAC                              21848-0187                 Safway Supply
23-May-01     GOVT         TRAC                              21848-0190                 Safway Supply
23-May-01     GOVT         TRAC                              21848-0188                 Safway Supply
23-May-01     GOVT         TRAC                              21848-0189                 Safway Supply
23-May-01     I/P          TRAC 21893                         JOB21893                  SAFETY SOLUT


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                               475                                                                                       475
                                52                                                                                        52
                                                                                                      213                213
                                                                                                      226                226
                                                                                                      800                800
                                81                                                                                        81
                                51                                                                                        51
                             1,907                                                                                     1,907
                                                                                                      145                145
                                                                                                    4,205              4,205
                                                                                                   42,120             42,120
                                                                  40                                                      40
                                                                  40                                                      40
                                                                  32                                                      32
                                                                   6                                                       6
                                                                                                    2,652              2,652
                                                                                                      128                128
                                                                                                    8,989              8,989
                                                                                                      374                374
                                                                                                      969                969
                                                                                                    1,592              1,592
                                                                                                    2,756              2,756
                                                                                                   54,046             54,046
                               351                                                                                       351
                                                                                                    5,728              5,728
                                                                                                    2,903              2,903
                                                                                                    8,744              8,744
                                                                                                      842                842
                                                                                                      594                594
                                                                                                    1,139              1,139
                                                                                                      977                977
                                                                                                      805                805
                                                                                                      599                599
                                                                                                      447                447
                                                                                                      337                337
                                                                                                      241                241
                                                                                                      190                190
                                                                                                      162                162
                                                                                                      150                150
                                                                                                      139                139
                                                                                                       45                 45
                                                                                                  130,711            130,711
                                                                                                      469                469
                                                                                                    3,035              3,035
                                                                                                      197                197
                                                                                                      167                167
                                                                                                      107                107
                                                                                                    1,031              1,031


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     I/P          TRAC 21893                           21893                   SAFETY COUNCIL
23-May-01     GOVT         TRAC                              21852-0313                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0298                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0312                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0310                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0297                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0315                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0308                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0306                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0302                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0296                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0311                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0309                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0307                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0300                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0304                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0305                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0299                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0295                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0301                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0314                 Ryerson-Tull
23-May-01     GOVT         TRAC                              21852-0303                 Ryerson-Tull
23-May-01     GOVT         TRAC                              22557-0017                 Ryall
23-May-01     I&M          Makati                              ck 1320                  Royal Star Helicopter
23-May-01     GOVT         TRAC                              22561-0497                 Royal Metals
23-May-01     I/P          Timberline - 4505                                            Royal Electric Wholesale
23-May-01     I/P          Timberline - 4997                   467418                   Roto Rooter Sewer Service
23-May-01     I/P                  BHO                         1145112                  ROTO ROOTER SERVICE AND PLUMBING CO
23-May-01     I&M                  BHO                        10011420                 Rose's Cleaning Servi
23-May-01     I/P                  BHO                         1145111                  ROSENDIN ELEC
23-May-01     I/P          Timberline - 4837                  483713047                 Roberts, John M.
23-May-01     GOVT         TRAC                              21852-0247                 Ridout of Pine Bluff
23-May-01     I/P          Timberline - 4837                  483713057                 Richards Electric Motor Company
23-May-01     I&M                  BHO                        47057792                 Richard Bartz
23-May-01     I/P          Timberline - 4505           0024154-IN, 0024223-IN           Repro Image International
23-May-01     I/P          Timberline - 4997            00172SJ003, 00172SJ00           Rentolil Tropical Plant Service
23-May-01     I/P          Timberline - 4837                   464581                   Reis Environmental Inc.
23-May-01     GOVT         TRAC                              21848-0178                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0183                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0186                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0175                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0176                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0179                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0180                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0181                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0182                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0184                 Redi-Rooter
23-May-01     GOVT         TRAC                              21848-0177                 Redi-Rooter


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                       250                250
                                                                                                     4,277              4,277
                                                                                                     3,396              3,396
                                                                                                     2,899              2,899
                                                                                                     2,440              2,440
                                                                                                     2,210              2,210
                                                                                                     2,165              2,165
                                                                                                     1,696              1,696
                                                                                                     1,334              1,334
                                                                                                     1,289              1,289
                                                                                                     1,021              1,021
                                                                                                       827                827
                                                                                                       774                774
                                                                                                       631                631
                                                                                                       343                343
                                                                                                       305                305
                                                                                                       269                269
                                                                                                       256                256
                                                                                                       250                250
                                                                                                       174                174
                                                                                                        68                 68
                                                                                                        63                 63
                                                                                                       427                427
                                                                2,316                                                   2,316
                                                                                                     1,277              1,277
                                                                                                     1,183              1,183
                                                                                                        99                 99
                                                                                                        80                 80
                                                                                                       135                135
                                                                                                   148,653            148,653
                                                                                                       120                120
                                                                                                    11,883             11,883
                                                                                                     1,118              1,118
                                                                                                       263                263
                                                                                                       697                697
                                                                                                       973                973
                                                                                                        50                 50
                              1,506                                                                                     1,506
                              1,506                                                                                     1,506
                              1,506                                                                                     1,506
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                              1,004                                                                                     1,004
                                502                                                                                       502


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21848-0185                 Redi-Rooter
23-May-01     GOVT         TRAC                              22561-0498                 RD Technology
23-May-01     I/P          Timberline - 4997                18565, 18706                Rayne of San Jose
23-May-01     POWER               TRAC                         P05-080                 RAM INDUSTRIAL
23-May-01     I/P                  BHO                         1145110                  RALPH COPUS ASPHALT
23-May-01     I/P                  BHO                         1145109                  RAINWATER REFRESHED BY TVC
23-May-01     I/P                  BHO                         1145107                  QWEST
23-May-01     I&M          San Roque                             948                    Quad R Glass Supply
23-May-01     GOVT         TRAC                              21852-0293                 QED
23-May-01     GOVT         TRAC                              21852-0294                 QED
23-May-01     I/P          Timberline - 4997   33708, 33709, 34485, 34486, 35278,       Pro-Sweep, Inc.
                                               35279, 35972, 36007, 36008, 36521,
                                               36522, 37292, 37293, 38232, 38233
23-May-01     GOVT         TRAC                              21852-0382                 Prospect Steel Company
23-May-01     I/P          Timberline - 4505               781500, 842001               Pro-Mechanical
23-May-01     GOVT         TRAC                              22561-0526                 Progressive Electric Co. Inc.
23-May-01     I/P                  BHO                         1145104                  PROCESS SYSTEMS
23-May-01     I&M          San Roque                             947                    Pozzolanic Phils Inc
23-May-01     I&M          San Roque                             946                    Portalloy Indl Supply
23-May-01     GOVT         TRAC                              22557-0014                 PKWare
23-May-01     GOVT         TRAC                              21852-0412                 Pipe Fabricating & Supply Company
23-May-01     I/P          Timberline - 4997                   798898                   Pinkerton's Inc.
23-May-01     GOVT         TRAC                              21852-0288                 Pine Bluff Sand & Gravel Company
23-May-01     GOVT         TRAC                              21852-0286                 Pine Bluff Sand & Gravel Company
23-May-01     GOVT         TRAC                              21852-0287                 Pine Bluff Sand & Gravel Company
23-May-01     GOVT         TRAC                              21852-0285                 Pine Bluff Sand & Gravel Company
23-May-01     GOVT         TRAC                              21852-0284                 Pine Bluff Sand & Gravel Company
23-May-01     I&M                  BHO                        47057806                 Phoenix Fuel
23-May-01     I/P          Timberline - 4837                  483713067                 Phillips 66 Co.
23-May-01     POWER               TRAC                         P05-079                 PHILIP SERVICES
23-May-01     I&M          San Roque                             945                    Philgerma Manufacturing
23-May-01     I/P          Timberline - 4997                 SW24001635                 Peterson Power Systems Inc.
23-May-01     GOVT         TRAC                              21848-0173                 Peterson Electric
23-May-01     GOVT         TRAC                              21848-0174                 Peterson Electric
23-May-01     I/P          Timberline - 4505                  055701913                 Performance Contracting
23-May-01     I/P          Timberline - 4505                  018700500                 Performance Abatement Services
23-May-01     POWER               TRAC                         P05-078                 PENN TOOL
23-May-01     I/P                  BHO                         1145100                  PEGASUS BUILDING SERVICE
23-May-01     GOVT         TRAC                              21852-0472                 Paige Electric
23-May-01     GOVT         TRAC                              21852-0556                 Paige Electric
23-May-01     GOVT         TRAC                              21852-0555                 Paige Electric
23-May-01     I/P          Timberline - 4505         51188, 51189, 51581, 51592         Pacific Building Interiors
23-May-01     I/P          TRAC 21893                         JOB21893                  PA TOOL
23-May-01     I/P          Timberline - 4837                  483713066                 Overhead Door Co.
23-May-01     I/P          TRAC 21893                         JOB21893                  ORR
23-May-01     I/P          Timberline - 4837                  483713060                 Orkin Pest Control
23-May-01     GOVT         TRAC                              22561-0488                 OHMart/Vega Corp
23-May-01     I/P          Timberline - 4505              0609-00004-10480              Office Max
23-May-01     I/P          Timberline - 4837                  483713073                 O'Brien Process Controls
23-May-01     I/P          Timberline - 4997                   6027832                  O.K. Lumber Company


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                               502                                                                                       502
                                                                                                    1,860              1,860
                                                                                                      142                142
                                                                                                   10,541             10,541
                                                                                                    2,530              2,530
                                                                                                       43                 43
                                86                                                                                        86
                                                                                                    1,310              1,310
                                                                                                   33,574             33,574
                                                                                                   17,312             17,312
                                                                                                    3,960              3,960


                                                                                                  624,231            624,231
                                                                                                   20,730             20,730
                                                                                                      510                510
                                                                                                    8,093              8,093
                                                                                                    1,719              1,719
                                                                                                   11,355             11,355
                                                                                                      207                207
                                                                                                   16,324             16,324
                                                                                                   18,441             18,441
                                                                                                   16,304             16,304
                                                                                                   12,174             12,174
                                                                                                    8,061              8,061
                                                                                                       70                 70
                                                                                                   (4,692)            (4,692)
                                                                                                    4,280              4,280
                                                                                                      237                237
                                                                                                  102,809            102,809
                                                                                                       55                 55
                                                                                                      600                600
                                                                                                   48,533             48,533
                                                                                                   12,701             12,701
                                                                                                    1,990              1,990
                                                                                                    2,407              2,407
                                                                                                    4,064              4,064
                                                                                                   68,196             68,196
                                                                                                  103,430            103,430
                                                                                                   51,350             51,350
                                                                                                   24,622             24,622
                                                                                                   83,707             83,707
                                                                                                      518                518
                                                                                                      465                465
                                                                                                    1,995              1,995
                                                                                                    2,395              2,395
                                                                                                    5,285              5,285
                                                                                                       36                 36
                                                                                                    7,709              7,709
                                                                                                    4,887              4,887


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     I/P          Timberline - 4997                     141                    O.C. McDonald Co., Inc.
23-May-01     GOVT         TRAC                              21848-0171                 NW Inspection
23-May-01     I/P          Timberline - 4997                    26542                   Northwest Landscape
23-May-01     I/P          Timberline - 4505                    4001                    Northwest Control Co.
23-May-01     I/P          TRAC 21893                         JOB21893                  NISSEN
23-May-01     I&M          San Roque                             944                    Nissan Gallery Ortigas
23-May-01     I/P                  BHO                         1145094                  NEXTEL COMMUNICATIONS
23-May-01     I/P          Timberline - 4837                  483713065                 Nettie's Flower Garden
23-May-01     I/P          Timberline - 4505                  11710005                  NES Trench Shoring
23-May-01     GOVT         TRAC                              22561-0487                 National Business Furniture
23-May-01     I/P                  BHO                         1145093                  MSS INC
23-May-01     I/P          Timberline - 4505                    51885                   MPM
23-May-01     I&M          Makati                              ck 1324                  Motorists Haven
23-May-01     I/P          Timberline - 4997                36435, 37214                Motor Body Co., Inc.
23-May-01     POWER               TRAC                         P05-077                 MONROE RUBBER
23-May-01     I/P          Timberline - 4837                  483713083                 Mo. Division of Fire Safety
23-May-01     POWER               TRAC                         P05-076                 MILLGARD CORP
23-May-01     I/P          Timberline - 4505                  01-716333                 Miller Paint Company
23-May-01     POWER               TRAC                         P05-075                 MIDWEST HEALTH CTR
23-May-01     GOVT         TRAC                              22557-0013                 Micro Warehouse
23-May-01     I/P          Timberline - 4812                    51301                   Michigan State Disbursement Unit
23-May-01     POWER               TRAC                         P05-074                 MI MECHANICAL
23-May-01     I/P                  BHO                         1145092                  MCMASTER CARR SUPPLY CO
23-May-01     I/P                  BHO                         1145091                  MCKAYS PAINTING
23-May-01     I/P                  BHO                         1145089                  MCI WORLDCOM
23-May-01     POWER               TRAC                         P05-073                 MC CALLY TOOL
23-May-01     I/P                  BHO                         1145088                  MATERIALS MANAGEMENT CORP
23-May-01     GOVT         TRAC                              21848-0170                 Masons Supply Company
23-May-01     I/P          Timberline - 4837                  483713050                 Marriott - K1A
23-May-01     GOVT         TRAC                              21848-0168                 Mark Steel Corporation
23-May-01     GOVT         TRAC                              21848-0169                 Mark Steel Corporation
23-May-01     I/P                  BHO                         1145087                  MARK COSTELLO CO
23-May-01     I&M          San Roque                             943                    Majoha Hotel & Restaurant
23-May-01     I/P          Timberline - 4837                  483713055                 Long Elevator
23-May-01     GOVT         TRAC                              21852-0406                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0407                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0405                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0408                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0411                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0403                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0415                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0439                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0443                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0438                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0437                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0440                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0441                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0416                 Liberty Supply


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                    5,720              5,720
                                                                                                      430                430
                                                                                                    4,000              4,000
                                                                                                      159                159
                                                                                                    1,032              1,032
                                                                                                    1,303              1,303
                               386                                                                                       386
                                                                                                       50                 50
                                                                                                      223                223
                                                                                                    3,695              3,695
                                                                                                    2,800              2,800
                                                                                                    1,300              1,300
                                                                 198                                                     198
                                                                                                      120                120
                                                                                                       33                 33
                                                                                                       20                 20
                                                                                                   43,976             43,976
                                                                                                      125                125
                                                                                                      589                589
                                                                                                      952                952
                                                                                                      126                126
                                                                                                   36,000             36,000
                                                                                                    1,052              1,052
                                                                                                    5,300              5,300
                                                                                                      270                270
                                                                                                    3,190              3,190
                                                                                                   34,502             34,502
                                                                                                    2,304              2,304
                                                                                                      237                237
                                                                                                   54,802             54,802
                                                                                                   19,136             19,136
                                                                                                    1,058              1,058
                                                                                                      412                412
                                                                                                    4,275              4,275
                                                                                                    6,468              6,468
                                                                                                    6,221              6,221
                                                                                                    1,951              1,951
                                                                                                    1,901              1,901
                                                                                                    1,529              1,529
                                                                                                      941                941
                                                                                                      757                757
                                                                                                      512                512
                                                                                                      483                483
                                                                                                      362                362
                                                                                                      343                343
                                                                                                      336                336
                                                                                                      247                247
                                                                                                      163                163


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0410                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0414                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0413                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0442                 Liberty Supply
23-May-01     GOVT         TRAC                              21852-0404                 Liberty Supply
23-May-01     I/P          Timberline - 4505                   273905                   Les Schwab Tires
23-May-01     I&M          San Roque                             942                    Legrand Commercial
23-May-01     I&M          San Roque                             941                    Leemasters Intl Systems
23-May-01     POWER               TRAC                         P05-072                 LARAMIE
23-May-01     I/P          Timberline - 4837                  483713075                 Land Maintenance, Inc.
23-May-01     POWER               TRAC                         P05-071                 LAKEWOOD MACH.
23-May-01     I/P          TRAC 21860                           21860                   LAB CORP
23-May-01     I/P          TRAC 21893                         JOB21893                  L K AUTO
23-May-01     I/P          Timberline - 4505         19012, 19334, 19404, 19417         Kilian Fire Sprinkler Corp.
23-May-01     I/P          Timberline - 4997                   1773442                  Kent H Landsberg Co.
23-May-01     I/P          Timberline - 4997               383252, 383253               Kalmar AC, Inc.
23-May-01     GOVT         TRAC                              21852-0260                 JVH Construction Services
23-May-01     GOVT         TRAC                              21852-0258                 JVH Construction Services
23-May-01     I/P          Timberline - 4837                  483713072                 Johnson Controls
23-May-01     I&M          San Roque                             940                    JM Nicole
23-May-01     POWER               TRAC                         P05-070                 JJ SUPPLY CO
23-May-01     GOVT         TRAC                              21852-0278                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0277                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0395                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0280                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0400                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0275                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0269                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0283                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0401                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0272                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0396                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0368                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0361                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0366                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0394                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0397                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0274                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0281                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0367                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0402                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0271                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0399                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0363                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21852-0365                 JD Steel Co. Inc.
23-May-01     GOVT         TRAC                              21848-0167                 Ivy Hi-Lift
23-May-01     I/P                  BHO                         1145079                  INTERNATIONAL ENERGY CO
23-May-01     I&M                  BHO                        47057689                 International Business


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                      119                119
                                                                                                       79                 79
                                                                                                       67                 67
                                                                                                       53                 53
                                                                                                       48                 48
                                                                                                       67                 67
                                                                                                    1,103              1,103
                                                                                                    3,847              3,847
                                                                                                  103,123            103,123
                                                                                                      414                414
                                                                                                    5,898              5,898
                                                                                                    1,338              1,338
                                                                                                    1,547              1,547
                                                                                                   55,217             55,217
                                                                                                    7,155              7,155
                                                                                                    1,438              1,438
                                                                                                   42,397             42,397
                                                                                                    1,905              1,905
                                                                                                    2,193              2,193
                                                                                                      158                158
                                                                                                      511                511
                                                                                                   18,358             18,358
                                                                                                    9,218              9,218
                                                                                                    3,797              3,797
                                                                                                    2,592              2,592
                                                                                                    2,109              2,109
                                                                                                    2,001              2,001
                                                                                                    1,757              1,757
                                                                                                    1,538              1,538
                                                                                                    1,142              1,142
                                                                                                      936                936
                                                                                                      879                879
                                                                                                      795                795
                                                                                                      703                703
                                                                                                      615                615
                                                                                                      602                602
                                                                                                      395                395
                                                                                                      331                331
                                                                                                      264                264
                                                                                                      264                264
                                                                                                      198                198
                                                                                                      148                148
                                                                                                      132                132
                                                                                                      110                110
                                                                                                       66                 66
                                                                                                      120                120
                                                                                                   76,669             76,669
                                                                                                    1,066              1,066


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              22561-0516                 Ikon Office Solutions
23-May-01     I/P                  BHO                         1145077                  IGNACIO BOLIVAR EXPEDITNG
23-May-01     I/P                  BHO                         1145076                  IDAHO POWER
23-May-01     I/P                  BHO                         1145075                  ICM EQUIPMENT CO
23-May-01     I/P          TRAC 21893                           21893                   IBM
23-May-01     I/P                  BHO                         1145074                  HYDRO ENGINEERING
23-May-01     I/P          Timberline - 4837                  483713053                 HTH Companies Inc.
23-May-01     I&M                  BHO                        49016885                 Horizon Environmental
23-May-01     I/P                  BHO                         1145073                  HORIZON ENVIRONMENTAL
23-May-01     GOVT         TRAC                              21852-0375                 Hilti
23-May-01     GOVT         TRAC                              21852-0378                 Hilti
23-May-01     GOVT         TRAC                              21852-0377                 Hilti
23-May-01     GOVT         TRAC                              21852-0376                 Hilti
23-May-01     I/P          Timberline - 4837                  483713063                 Heuer Locksmith Inc.
23-May-01     I/P                  BHO                         1145070                  HERTZ EQUIP RENTAL
23-May-01     I/P                  BHO                         1145069                  HENRICKSON
23-May-01     I/P          Timberline - 4837                  483713068                 HCI Chemtech Distribution
23-May-01     GOVT         TRAC                              21852-0316                 Hayward
23-May-01     GOVT         TRAC                              21852-0317                 Hayward
23-May-01     GOVT         TRAC                              21852-0497                 Haydon Bolts
23-May-01     GOVT         TRAC                              21852-0499                 Haydon Bolts
23-May-01     I/P          Timberline - 4505                  664-06/01                 Hathaway Apartment Homes
23-May-01     GOVT         TRAC                              21848-0166                 Haskins Steel Co., Inc.
23-May-01     GOVT         TRAC                              21848-0165                 Haskins Steel Co., Inc.
23-May-01     I/P          TRAC 21860                           21860                   HARTFORD
23-May-01     I/P          Timberline - 4505              00-2863, 01-0305              Harder Mechanical
23-May-01     I&M          San Roque                             939                    Harbor View Hotel
23-May-01     I/P          Timberline - 4837                  483713061                 Hansen Engineering
23-May-01     I/P          Timberline - 4505                  A0243906                  Halton Rental
23-May-01     I&M                  BHO                        47057761                 H&K Concrete Cutting
23-May-01     I/P                  BHO                         1145068                  H AND C FINISHERS
23-May-01     I&M          San Roque                         Debit Memo                 Ground Engaging Tools
23-May-01     I/P          Timberline - 4997   04828276, 04829055, 04829078, 04829294   Grinnell Fire Protection
23-May-01     I&M          San Roque                             938                    Greenlee Electl & Indl Supply
23-May-01     GOVT         TRAC                              21852-0384                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0379                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0380                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0253                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0455                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0251                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0383                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0254                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0426                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0427                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0392                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0381                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0255                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0425                 Graybar Electric


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                      131                131
                                                                                                       98                 98
                               457                                                                                       457
                                                                                                    1,016              1,016
                                                                                                      441                441
                                                                                                    2,396              2,396
                                                                                                    6,592              6,592
                                                                                                    3,336              3,336
                                                                                                   11,042             11,042
                                                                                                    5,698              5,698
                                                                                                    1,521              1,521
                                                                                                    1,167              1,167
                                                                                                      709                709
                                                                                                    1,232              1,232
                                                                                                    1,991              1,991
                                                                                                    2,581              2,581
                                                                                                      804                804
                                                                                                      111                111
                                                                                                       94                 94
                                                                                                      239                239
                                                                                                      210                210
                             1,450                                                                                     1,450
                                                                                                    2,395              2,395
                                                                                                    2,238              2,238
                                                                                                    1,096              1,096
                                                                                                    2,024              2,024
                                                                                                      388                388
                                                                                                      549                549
                                                                                                      634                634
                                                                                                       52                 52
                                                                                                      300                300
                                                               1,943                                                   1,943
                                                                                                   11,150             11,150
                                                                                                      847                847
                                                                                                   55,342             55,342
                                                                                                   38,925             38,925
                                                                                                   38,416             38,416
                                                                                                    6,940              6,940
                                                                                                    1,172              1,172
                                                                                                      777                777
                                                                                                      358                358
                                                                                                      285                285
                                                                                                      250                250
                                                                                                      247                247
                                                                                                      214                214
                                                                                                      130                130
                                                                                                      103                103
                                                                                                       84                 84


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0257                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0369                 Graybar Electric
23-May-01     GOVT         TRAC                              21852-0291                 Granite Mountain Quarries
23-May-01     GOVT         TRAC                              21852-0292                 Granite Mountain Quarries
23-May-01     GOVT         TRAC                              21852-0290                 Granite Mountain Quarries
23-May-01     GOVT         TRAC                              21852-0289                 Granite Mountain Quarries
23-May-01     I/P                  BHO                         1145061                  GP RESOURCES
23-May-01     I/P                  BHO                         1145064                  GOLDCOAST TIRE
23-May-01     I&M          San Roque                             937                    Glennwood Commercial
23-May-01     I/P          TRAC 21893                         JOB21893                  GLADIEUX
23-May-01     I/P                  BHO                         1145063                  GESCO CO INC
23-May-01     GOVT         TRAC                              22561-0529                 Genuity Solutions, Inc.
23-May-01     I&M          San Roque                             936                    Gemarc Entrprises
23-May-01     GOVT         TRAC                              21852-0459                 GE Supply
23-May-01     GOVT         TRAC                              21852-0458                 GE Supply
23-May-01     GOVT         TRAC                              21852-0456                 GE Supply
23-May-01     GOVT         TRAC                              21852-0551                 GE Supply
23-May-01     GOVT         TRAC                              21852-0273                 GE Supply
23-May-01     GOVT         TRAC                              21852-0386                 GE Supply
23-May-01     GOVT         TRAC                              21852-0385                 GE Supply
23-May-01     GOVT         TRAC                              21852-0554                 GE Supply
23-May-01     GOVT         TRAC                              21852-0398                 GE Supply
23-May-01     GOVT         TRAC                              21852-0360                 GE Supply
23-May-01     GOVT         TRAC                              21852-0552                 GE Supply
23-May-01     GOVT         TRAC                              21852-0461                 GE Supply
23-May-01     GOVT         TRAC                              21852-0364                 GE Supply
23-May-01     GOVT         TRAC                              21852-0553                 GE Supply
23-May-01     GOVT         TRAC                              21852-0276                 GE Supply
23-May-01     GOVT         TRAC                              21852-0362                 GE Supply
23-May-01     GOVT         TRAC                              21852-0279                 GE Supply
23-May-01     GOVT         TRAC                              21852-0464                 GE Supply
23-May-01     GOVT         TRAC                              21852-0270                 GE Supply
23-May-01     GOVT         TRAC                              21852-0463                 GE Supply
23-May-01     GOVT         TRAC                              21852-0457                 GE Supply
23-May-01     GOVT         TRAC                              21852-0462                 GE Supply
23-May-01     GOVT         TRAC                              21852-0460                 GE Supply
23-May-01     GOVT         TRAC                              21852-0282                 GE Supply
23-May-01     I/P                  BHO                         1145062                  GE CAPITAL MODULAR SPACE
23-May-01     I&M          Makati                              ck 1329                  GA Printing
23-May-01     I/P          TRAC 21893                         JOB21893                  G E CAPITAL
23-May-01     I/P                  BHO                         1145059                  FURNITURE MARKETING GROUP
23-May-01     I/P          Timberline - 4837                  483713071                 French Gerleman
23-May-01     POWER               TRAC                         P05-068                 FRAZA EQUIPMENT
23-May-01     I/P          Timberline - 4505                    13427                   Fleming Jacquet & Miller
23-May-01     GOVT         TRAC                              21848-0164                 Ferguson, M.D.
23-May-01     I/P                  BHO                         1145057                  FEDERAL EXPRESS CORP
23-May-01     GOVT         TRAC                              21848-0163                 Federal Express
23-May-01     I/P                  BHO                         1145056                  FACILITY SOLOUTIONS


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                       52                 52
                                                                                                        8                  8
                                                                                                    4,764              4,764
                                                                                                    3,101              3,101
                                                                                                    2,894              2,894
                                                                                                    2,573              2,573
                                                                                                      521                521
                                                                                                       68                 68
                                                                                                    4,864              4,864
                                                                                                       97                 97
                                                                                                      288                288
                                                                                                    1,150              1,150
                                                                                                    1,773              1,773
                                                                                                   17,370             17,370
                                                                                                    5,717              5,717
                                                                                                    5,402              5,402
                                                                                                    4,433              4,433
                                                                                                    3,034              3,034
                                                                                                    2,880              2,880
                                                                                                    2,653              2,653
                                                                                                    1,915              1,915
                                                                                                    1,817              1,817
                                                                                                    1,438              1,438
                                                                                                    1,086              1,086
                                                                                                    1,010              1,010
                                                                                                      921                921
                                                                                                      864                864
                                                                                                      598                598
                                                                                                      473                473
                                                                                                      420                420
                                                                                                      407                407
                                                                                                      406                406
                                                                                                      153                153
                                                                                                      152                152
                                                                                                      138                138
                                                                                                       65                 65
                                                                                                       51                 51
                                                                                                      336                336
                                                                  67                                                      67
                                                                                                      426                426
                                                                                                    1,951              1,951
                                                                                                   16,692             16,692
                                                                                                    1,256              1,256
                                                                                                    9,247              9,247
                                                                                                       75                 75
                                                                                                      251                251
                                                                                 198                                     198
                                                                                                    9,945              9,945


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     I/P          TRAC 21893                         JOB21893                  F M MAFCO
23-May-01     POWER               TRAC                         P05-067                 F & M MAFCO
23-May-01     I&M          Makati                              ck 1322                  Expats Transport
23-May-01     I/P          TRAC 21893                         JOB21893                  ESSTER
23-May-01     I&M          San Roque                             934                    Escarda's Trading
23-May-01     POWER               TRAC                         P05-066                 ERSCO CORP
23-May-01     I&M                  BHO                        49016884                 Equitable Oil Purchasin
23-May-01     I&M          San Roque                             933                    Equalizer Detective & Security Agcy
23-May-01     I/P                  BHO                         1145055                  ENLIGHTENED CLEANING SERVICES
23-May-01     GOVT         TRAC                              21852-0409                 Engineered Control Systems
23-May-01     I/P                  BHO                         1145054                  ELLIOT ASSOC
23-May-01     I/P          Timberline - 4997                    8278                    Elevator Service Company, Inc.
23-May-01     I/P          Timberline - 4812                    51301                   Electrical Worker's Ins. Fund
23-May-01     I/P          Timberline - 4812                    51301                   Electrical Worder's CU
23-May-01     I&M          San Roque                             935                    EEI
23-May-01     I&M          San Roque                             932                    Edward Keller Phils
23-May-01     I/P          Timberline - 4997                   169941                   Economic Packaging
23-May-01     I/P          Timberline - 4505   4245, 4321, 4321-02, 5983, 6130, 9623-01 Eberhard
23-May-01     I/P                  BHO                         1145044                  EASTERN CONNECTION
23-May-01     I&M                  BHO                        47057629                 E Valley Water District
23-May-01     GOVT         TRAC                              21852-0318                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0423                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0444                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0358                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0356                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0389                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0351                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0372                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0391                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0419                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0388                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0334                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0350                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0325                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0371                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0346                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0353                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0393                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0471                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0447                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0337                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0424                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0319                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0390                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0420                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0469                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0466                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0332                 Drago Supply Co.


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                      165                165
                                                                                                    2,900              2,900
                                                                  10                                                      10
                                                                                                      252                252
                                                                                                    4,793              4,793
                                                                                                    8,889              8,889
                                                                                                   52,469             52,469
                                                                                                   20,772             20,772
                                                                                                      240                240
                                                                                                   34,603             34,603
                                                                                                  280,593            280,593
                                                                                                      427                427
                                                                                                    3,703              3,703
                                                                                                      200                200
                                                                                                    3,527              3,527
                                                                                                      698                698
                                                                                                       41                 41
                                                                                                   57,194             57,194
                                                                                                      216                216
                               106                                                                                       106
                                                                                                   10,952             10,952
                                                                                                    6,980              6,980
                                                                                                    5,165              5,165
                                                                                                    5,116              5,116
                                                                                                    3,696              3,696
                                                                                                    2,840              2,840
                                                                                                    2,799              2,799
                                                                                                    2,568              2,568
                                                                                                    2,356              2,356
                                                                                                    1,990              1,990
                                                                                                    1,505              1,505
                                                                                                    1,335              1,335
                                                                                                    1,241              1,241
                                                                                                    1,239              1,239
                                                                                                    1,093              1,093
                                                                                                    1,088              1,088
                                                                                                      933                933
                                                                                                      882                882
                                                                                                      857                857
                                                                                                      553                553
                                                                                                      550                550
                                                                                                      544                544
                                                                                                      529                529
                                                                                                      455                455
                                                                                                      434                434
                                                                                                      413                413
                                                                                                      337                337
                                                                                                      314                314


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
----------------------------------------------------------------------------------------------------------------------------


                          DISBURSEMENT
  DATE       GROUP          LOCATION                       CONTROL NUMBER                            VENDOR
----------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0470                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0336                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0348                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0446                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0465                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0357                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0349                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0467                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0451                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0324                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0320                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0359                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0449                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0341                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0326                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0452                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0329                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0354                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0322                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0453                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0343                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0421                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0333                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0321                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0347                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0331                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0340                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0387                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0370                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0338                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0468                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0339                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0355                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0352                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0342                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0328                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0450                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0445                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0454                 Drago Supply Co.
23-May-01     GOVT         TRAC                             21852-042223                Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0335                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0327                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0448                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0323                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0330                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0345                 Drago Supply Co.
23-May-01     GOVT         TRAC                              21852-0344                 Drago Supply Co.
23-May-01     I/P                  BHO                         1145050                  DIANA RODRIQUEZ


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------

                                                                                                      293                293
                                                                                                      278                278
                                                                                                      267                267
                                                                                                      264                264
                                                                                                      264                264
                                                                                                      211                211
                                                                                                      209                209
                                                                                                      197                197
                                                                                                      192                192
                                                                                                      191                191
                                                                                                      181                181
                                                                                                      180                180
                                                                                                      168                168
                                                                                                      162                162
                                                                                                      161                161
                                                                                                      159                159
                                                                                                      155                155
                                                                                                      151                151
                                                                                                      147                147
                                                                                                      141                141
                                                                                                      135                135
                                                                                                      116                116
                                                                                                       78                 78
                                                                                                       78                 78
                                                                                                       70                 70
                                                                                                       70                 70
                                                                                                       70                 70
                                                                                                       62                 62
                                                                                                       49                 49
                                                                                                       47                 47
                                                                                                       46                 46
                                                                                                       44                 44
                                                                                                       42                 42
                                                                                                       35                 35
                                                                                                       34                 34
                                                                                                       32                 32
                                                                                                       31                 31
                                                                                                       27                 27
                                                                                                       24                 24
                                                                                                       24                 24
                                                                                                       23                 23
                                                                                                       21                 21
                                                                                                       16                 16
                                                                                                       15                 15
                                                                                                       10                 10
                                                                                                        3                  3
                                                                                                        1                  1
                                                                                                      450                450


   *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     I&M                  BHO                        47057628                 Dependable Disposal
23-May-01     I/P                  BHO                         1145049                  DEER PARK SPRING WATER
23-May-01     I/P                  BHO                         1145047                  DAVE ROBINSON ARCHITECTS
23-May-01     I&M          San Roque                             931                    Datuin Machine Works
23-May-01     GOVT         TRAC                              22561-0155                 DAO-DE SCOTT/FP-I
23-May-01     GOVT         TRAC                              22561-0156                 DAO-DE SCOTT/FP-I
23-May-01     GOVT         TRAC                              22561-0207                 DANZAS CORPORATION
23-May-01     GOVT         TRAC                              22561-0221                 DANZAS CORPORATION
23-May-01     GOVT         TRAC                              22561-0214                 DANZAS CORPORATION
23-May-01     I/P          Timberline - 4505                 7617599-61                 Danone Waters of North America
23-May-01     I&M                  BHO                        10011445                 Dalton Trucking
23-May-01     I/P          Timberline - 4997         71923, 71924, 71925, 72636         D&J Pest Control Inc.
23-May-01     GOVT         TRAC                              21848-0162                 Cutrona, AM
23-May-01     I/P          Timberline - 4505                   2003660                  Custom Iron Company
23-May-01     I/P          Timberline - 4997                    5155                    Currier Locksmith
23-May-01     I/P                  BHO                         1145044                  CUMMINS INTERNATIONAL
23-May-01     I/P          Timberline - 4837                  483713062                 Crystal Clean
23-May-01     I&M                  BHO                        49016883                 Cross Petroleum Servic
23-May-01     I/P          Timberline - 4997                    S3529                   Crane Works, Inc.
23-May-01     I/P          TRAC 21893                         JOB21893                  CORP EXPRESS
23-May-01     I&M                  BHO                        47057763                 Contech Construction
23-May-01     I&M                  BHO                        47057688                 Construction Market Da
23-May-01     GOVT         TRAC                              21852-0249                 Construction Engineering
23-May-01     GOVT         TRAC                              22561-0199                 COMMUNICATIONS-APPLIES TECH.
23-May-01     I/P          TRAC 21893                         JOB21893                  COLLINGWOOD
23-May-01     I/P                  BHO                         1145041                  COLLEGE BRITE WINDOW
23-May-01     GOVT         TRAC                              21852-0248                 Code Services
23-May-01     I&M                  BHO                        47057626                 Coachella Valley Water
23-May-01     I&M          San Roque                             930                    Cleancom International
23-May-01     I/P          Timberline - 4505                    13228                   City of Gresham
23-May-01     I&M                  BHO                        47057627                 City of Columbia
23-May-01     I&M                  BHO                        47057625                 City of Clovis
23-May-01     I/P          Timberline - 4837                  483713070                 Cintas Corp. - 731
23-May-01     I/P          TRAC 21860                           21860                   CINGULAR
23-May-01     I/P          TRAC 21860                           21860                   CHRISTIANA C S
23-May-01     I/P          Timberline - 4505                   180843                   Christenson Electric, Inc.
23-May-01     GOVT         TRAC                              22561-0200                 CENTURY INSTRUMENT
23-May-01     I/P                  BHO                         1145032                  CENTRAL CONCRETE SUPERMIX INC
23-May-01     POWER               TRAC                         P05-065                 CDV COSTA
23-May-01     I/P                  BHO                         1145031                  CASCADE FENCE CO
23-May-01     I/P          Timberline - 4997        2507, 2508, 2514, 2515, 2516        Carles Offices Furniture
23-May-01     GOVT         TRAC                              21852-0262                 Carboline
23-May-01     GOVT         TRAC                              21852-0261                 Carboline
23-May-01     GOVT         TRAC                              21852-0265                 Carboline
23-May-01     GOVT         TRAC                              21852-0259                 Carboline
23-May-01     GOVT         TRAC                              21852-0263                 Carboline
23-May-01     GOVT         TRAC                              21852-0267                 Carboline
23-May-01     GOVT         TRAC                              21852-0264                 Carboline

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                              2,100                                                                                   2,100
                                                                                                     119                119
                                                                                                   4,722              4,722
                                                                                                   1,774              1,774
                                                                                7,300                                 7,300
                                                                                4,334                                 4,334
                                                                                                     314                314
                                                                                                      93                 93
                                                                                                      39                 39
                                 53                                                                                      53
                                                                                                     625                625
                                                                                                     612                612
                                                                                                      65                 65
                                                                                                     359                359
                                                                                                   2,364              2,364
                                                                                                     800                800
                                                                                                     350                350
                                                                                                   2,651              2,651
                                                                                                   1,600              1,600
                                                                                                     282                282
                                                                                                  16,915             16,915
                                                                                                   1,402              1,402
                                                                                                   3,102              3,102
                                                                                                   2,076              2,076
                                                                                                      51                 51
                                                                                                     400                400
                                                                                                     761                761
                              6,709                                                                                   6,709
                                                                                                     957                957
                                 36                                                                                      36
                                101                                                                                     101
                                 30                                                                                      30
                                                                                                   1,598              1,598
                                 34                                                                                      34
                                                                                                   7,257              7,257
                                                                                                     769                769
                                                                                                     490                490
                                                                                                     416                416
                                                                                                      58                 58
                                                                                                     257                257
                                                                                                   1,472              1,472
                                                                                                   6,196              6,196
                                                                                                   5,188              5,188
                                                                                                   4,931              4,931
                                                                                                   2,703              2,703
                                                                                                   1,665              1,665
                                                                                                     848                848
                                                                                                     739                739


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              21852-0266                 Carboline
23-May-01     I/P          Timberline - 4997   061474, 061561, 061562, 061563, 061564,
                                                       061565, 061566                   Cal-Air, Inc.
23-May-01     I&M          San Roque                             929                    Cabanatuan Woodland Ent
23-May-01     I/P          TRAC 21893                         JOB21893                  C T LAUNDERING
23-May-01     I/P          TRAC 21893                         JOB21893                  C L INC
23-May-01     I/P                  BHO                         1145028                  C AND C CONCRETE PUMPING INC
23-May-01     I/P                  BHO                         1145027                  BYRDS FIRE PROTECTION CO
23-May-01     I/P          Timberline - 4505       200163, 200164, 100167, 200168       Business Operations & Servce System
23-May-01     I/P          Timberline - 4837                  483713059                 Burns and McDonnell
23-May-01     I/P                  BHO                         1145026                  BURKS STORAGE
23-May-01     I/P                  BHO                         1145025                  BURKS INC
23-May-01     GOVT         TRAC                              22561-0196                 BUFFALO TECHNOLOGIES CORP
23-May-01     POWER               TRAC                         P05-064                 BROCK SWEEPING
23-May-01     I/P          TRAC 21893                         JOB21893                  BOSTWICK BRAUN
23-May-01     GOVT         TRAC                              22561-0197                 BONGARDE COMMUNICATIONS
23-May-01     I/P                  BHO                         1145024                  BOISE CITY UTILITY BILLING
23-May-01     GOVT         TRAC                              22561-0198                 BODYCOTE TAUSSIG INC
23-May-01     I/P          TRAC 21860                           21860                   BLUEPRINTS
23-May-01     I/P          Timberline - 4837                  483713077                 Biologix
23-May-01     I&M          San Roque                             928                    Beta Equipment Sales Corp
23-May-01     POWER               TRAC                         P05-063                 BEDFORD PRODUCTS
23-May-01     I&M                  BHO                        49016882                 Baysinger Trucking
23-May-01     GOVT         TRAC                              21852-0527                 Bartons of Pine Bluff
23-May-01     GOVT         TRAC                              21852-0522                 Bartons of Pine Bluff
23-May-01     GOVT         TRAC                              21852-0516                 Bartons of Pine Bluff
23-May-01     I/P                  BHO                         1145022                  BARTON
23-May-01     POWER               TRAC                         P05-062                 BAKER'S GAS
23-May-01     I/P          Timberline - 4997                  0047987IN                 B.T. Mancini
23-May-01     I&M                  BHO                        47057655                 Austin Trucking
23-May-01     I&M          San Roque                             927                    Atlas Copco Philippines
23-May-01     I/P          Timberline - 4505                   011091                   Athena Engineering
23-May-01     I&M                  BHO                        47057621                 AT&T Wireless
23-May-01     I&M                  BHO                        47057620                 AT&T Wireless
23-May-01     I&M                  BHO                        47057623                 AT&T
23-May-01     I&M                  BHO                        47057760                 AT&T
23-May-01     I&M                  BHO                        47057687                 AT&T
23-May-01     I&M                  BHO                        47057759                 AT&T
23-May-01     I&M                  BHO                        47057619                 AT&T
23-May-01     I&M                  BHO                        47057686                 AT&T
23-May-01     I&M                  BHO                        47057622                 AT&T
23-May-01     I&M                  BHO                        48008891                 AT&T
23-May-01     GOVT         TRAC                              21848-0160                 AT&T
23-May-01     I&M                  BHO                        10011444                 AT&T
23-May-01     I/P                  BHO                         1145020                  AT AND T
23-May-01     I/P          TRAC 21860                           21860                   ASME
23-May-01     I/P          Timberline - 4505                  01308100                  Arrow Engineering
23-May-01     I&M                  BHO                        25002405                 Arnold Machinery
23-May-01     I/P          TRAC 21893                         JOB21893                  ARC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      53                 53
                                                                                                  12,044             12,044
                                                                                                   4,061              4,061
                                                                                                      33                 33
                                                                                                     398                398
                                                                                                     300                300
                                                                                                     639                639
                                                                                                   6,183              6,183
                                                                                                     819                819
                                                                                                  20,435             20,435
                                                                                                  28,915             28,915
                                                                                                   3,200              3,200
                                                                                                     360                360
                                                                                                     224                224
                                                                                                     224                224
                              5,593                                                                                   5,593
                                                                                                   1,500              1,500
                                                                                                      29                 29
                                                                                                     853                853
                                                                                                  34,887             34,887
                                                                                                     271                271
                                                                                                   2,386              2,386
                                                                                                  19,572             19,572
                                                                                                   2,881              2,881
                                                                                                   1,982              1,982
                                                                                                   1,070              1,070
                                                                                                     994                994
                                                                                                     430                430
                                                                                                  19,679             19,679
                                                                                                   3,783              3,783
                                                                                                   1,638              1,638
                              1,653                                                                                   1,653
                                282                                                                                     282
                              1,622                                                                                   1,622
                                216                                                                                     216
                                210                                                                                     210
                                195                                                                                     195
                                137                                                                                     137
                                127                                                                                     127
                                 92                                                                                      92
                                 42                                                                                      42
                                 15                                                                                      15
                                  5                                                                                       5
                                101                                                                                     101
                                                                                   49                                    49
                                                                                                     407                407
                                                                                                  66,707             66,707
                                                                                                     528                528


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     I/P                  BHO                         1145017                  ARBON EQUIPMENT CORP
23-May-01     I/P          Timberline - 4997   5113755164, 5113760126, 5113763879,      Aramark Uniform Serv. Inc.
                                               5113764650, 5113768137, 5113768886
                                               5113772404, 511377317
23-May-01     I/P          TRAC 21893                         JOB21893                  ARAMARK
23-May-01     GOVT         TRAC                              21852-0268                 Applied Connectors & Controls
23-May-01     GOVT         TRAC                              21852-0548                 AP Supply Company
23-May-01     GOVT         TRAC                              22561-0195                 ANVIL INTERNATIONAL
23-May-01     I/P          Timberline - 4997                   042401                   Anthony Valanisi
23-May-01     I&M                  BHO                        48008893                 Anthony Crane Rental
23-May-01     I/P                  BHO                         1145016                  AMTECH LIGHTING SERVICE
23-May-01     I/P          Timberline - 4837                  483713058                 Ameritech
23-May-01     I&M          San Roque                             926                    American Wire & Cable
23-May-01     GOVT         TRAC                              22561-0169                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0170                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0159                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0164                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0167                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0165                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0163                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0160                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0161                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0162                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0166                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0171                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0168                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0158                 AMERICAN TRANSIT SUPPLY
23-May-01     GOVT         TRAC                              22561-0527                 American Express
23-May-01     I&M                  BHO                        47057624                 American Disposal Ser
23-May-01     GOVT         TRAC                              22561-0173                 AMERICAN CRANE TRAINING
23-May-01     I/P                  BHO                         1145014                  AMERICAN  CLEANING SERVICE
23-May-01     I/P          Timberline - 4997                    21055                   America West Business Sys.
23-May-01     GOVT         TRAC                              22561-0172                 Aloha Airlines
23-May-01     GOVT         TRAC                              22561-0528                 Aloha Airlines
23-May-01     I/P          Timberline - 4837                  483713052                 Alltype Fire Protection Company
23-May-01     GOVT         TRAC                              22557-0016                 Allen Bradley
23-May-01     I/P                  BHO                         1145012                  ALANTE SECURITY GROUP I
23-May-01     POWER               TRAC                         P05-061                 AIRGAS
23-May-01     POWER               TRAC                         P05-060                 AIRFLOW SCIENCES
23-May-01     I/P          Timberline - 4505             G7029654, G9612595             Airborne Express
23-May-01     I/P          TRAC 21860                           21860                   AIRBORNE
23-May-01     I/P          TRAC 21893                         JOB21893                  AIRBORNE
23-May-01     GOVT         TRAC                              22561-0175                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0174                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0178                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0176                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0182                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0185                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0177                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0180                 AIR LIQUIDE AMERICAN CORP



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   1,520              1,520
                                                                                                   1,414              1,414


                                                                                                     131                131
                                                                                                     690                690
                                                                                                   3,603              3,603
                                                                                                   1,395              1,395
                                                                                                     140                140
                                                                                                     100                100
                                                                                                  83,868             83,868
                                                                                                      35                 35
                                                                                                     150                150
                                                                                                  19,337             19,337
                                                                                                   4,681              4,681
                                                                                                   1,831              1,831
                                                                                                   1,464              1,464
                                                                                                   1,192              1,192
                                                                                                   1,096              1,096
                                                                                                     612                612
                                                                                                     480                480
                                                                                                     440                440
                                                                                                     295                295
                                                                                                     248                248
                                                                                                      80                 80
                                                                                                      59                 59
                                                                                                      45                 45
                                                                                                 167,692            167,692
                              1,173                                                                                   1,173
                                                                                                   4,500              4,500
                                                                                                     256                256
                                                                                                     200                200
                                                                                                  24,349             24,349
                                                                                                  24,349             24,349
                                                                                                   5,124              5,124
                                                                                                  63,752             63,752
                                                                                                   6,990              6,990
                                                                                                     157                157
                                                                                                  10,965             10,965
                                                                                                     462                462
                                                                                                     123                123
                                                                                                      22                 22
                                                                                                     103                103
                                                                                                      60                 60
                                                                                                      54                 54
                                                                                                      48                 48
                                                                                                      39                 39
                                                                                                      30                 30
                                                                                                      15                 15
                                                                                                      10                 10


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

23-May-01     GOVT         TRAC                              22561-0184                 AIR LIQUIDE AMERICAN CORP
23-May-01     GOVT         TRAC                              22561-0181                 AIR LIQUIDE AMERICAN CORP
23-May-01     I/P          Timberline - 4997                   687797                   Air Filter Sales & Services
23-May-01     I/P          Timberline - 4837                  483713049                 Affordable Lock & Key Service
23-May-01     GOVT         TRAC                              22561-0157                 AES SYSTEMS INC
23-May-01     GOVT         TRAC                              22561-0186                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0190                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0189                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0192                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0194                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0187                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0193                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0188                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     GOVT         TRAC                              22561-0191                 AEI CUSTOMS BROKAGE SERVICES
23-May-01     I/P          Timberline - 4505                    14263                   Advance Electric Motors
23-May-01     I/P                  BHO                         1145008                  ACTION LOCKSMITH
23-May-01     I/P          Timberline - 4837                    1511                    Ace Lab Systems Inc.
23-May-01     I/P          Timberline - 4837                  483713051                 Access Courier
23-May-01     GOVT         TRAC                              21852-0252                 AC Dellovade, Inc,
23-May-01     GOVT         TRAC                              21852-0250                 Absolute Consulting, Inc.
23-May-01     I/P                  BHO                         1145007                  ABC SANITATION
23-May-01     POWER               TRAC                         P05-059                 ABACUS II
23-May-01     I/P                  BHO                         1145006                  AAA PROPANE SERVICE
23-May-01     I/P          Timberline - 4837                  483713048                 A&G Horticulture Services
23-May-01     I&M                  BHO                        47057618                 A Company Portable
23-May-01     I/P                  BHO                         1145005                  A BETTER PALLET CO
23-May-01     GOVT         TRAC                              21848-0224                 60 Minute Photo
23-May-01     I/P          Timberline - 4505   4422-RS, 4773-9, 5010-R, 5100-R,         CSI Electrical, Contractors,
                                               5108-1F, 5317-1, 5344-1, 5417-R,
                                               5417-1, 5418-R
22-May-01     GOVT         TRAC                              22553-0043                 Xerox Customer Business Center
22-May-01     GOVT         TRAC                              22553-0042                 Xerox Customer Business Center
22-May-01     GOVT         TRAC                              22553-0041                 Xerox Customer Business Center
22-May-01     GOVT         TRAC                              22553-0044                 Xerox Customer Business Center
22-May-01     GOVT         TRAC                              22553-0099                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0106                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0100                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0104                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0097                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0105                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0096                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0098                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0102                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0103                 Xerox Corp.
22-May-01     GOVT         TRAC                              22553-0101                 Xerox Corp.
22-May-01     I&M         Harper Shuman                         1472                   XCEL Energy
22-May-01     I&M          BHO                                49016861                  Wyoming machinery
22-May-01     I&M          BHO                                25002407                  Wyoming machinery
22-May-01     I/P          BHO                                 1144592                  WW GRAINGER
22-May-01     GOVT         BHO                                 1144542                  WRS INFRASTRUCTURE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                       7                  7
                                                                                                       5                  5
                                                                                                   1,056              1,056
                                                                                                   2,636              2,636
                                                                                                     590                590
                                                                                4,892                                 4,892
                                                                                4,118                                 4,118
                                                                                1,432                                 1,432
                                                                                1,276                                 1,276
                                                                                1,004                                 1,004
                                                                                  697                                   697
                                                                                  592                                   592
                                                                                  470                                   470
                                                                                  432                                   432
                                                                                                     850                850
                                                                                                      50                 50
                                                                                                   5,651              5,651
                                                                                                      28                 28
                                                                                                  68,151             68,151
                                                                                                  14,368             14,368
                                                                                                     925                925
                                                                                                     204                204
                                                                                                      75                 75
                                                                                                   7,015              7,015
                                420                                                                                     420
                                                                                                     320                320
                                                                                                       9                  9
                                                                                                    (265)              (265)

                                                                                                   1,393              1,393
                                                                                                     170                170
                                                                                                     161                161
                                                                                                     155                155
                                                                                                   7,177              7,177
                                                                                                   3,506              3,506
                                                                                                   1,937              1,937
                                                                                                     830                830
                                                                                                     630                630
                                                                                                     609                609
                                                                                                     342                342
                                                                                                     225                225
                                                                                                     170                170
                                                                                                     170                170
                                                                                                     110                110
                                585                                                                                     585
                                                                                                  62,999             62,999
                                                                                                  38,285             38,285
                                                                                                     118                118
                                                                                                  48,505             48,505


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01     I/P          BHO                                 1144591                  WOOD ELECTRICAL CONSTRUCTION CO INC
22-May-01     GOVT         TRAC                              22553-0108                 Wise El Santo Co., Inc.
22-May-01     GOVT         TRAC                              22561-0416                 Wisconsin State Lab
22-May-01     GOVT         TRAC                              22561-0417                 Wisconsin State Lab
22-May-01     P&C          TRAC                                1510831                  Wilson Supply
22-May-01     I/P          BHO                                 1144590                  WILLIAMS SCOTSMAN INC
22-May-01     GOVT         TRAC                              22561-0412                 Williams & Davis Boilers
22-May-01     GOVT         TRAC                              22561-0413                 Williams & Davis Boilers
22-May-01     I/P          TRAC 21042                         Job 21042                 William Scotsman, Inc.
22-May-01     GOVT         TRAC                              22553-0140                 William Huyck
22-May-01     GOVT         TRAC                              21852-0223                 WHOLESALE ELECTRIC SUPPLY
22-May-01     I/P          Timberline - 14443                   37020                   White Birch Nursery & Florist
22-May-01     GOVT         TRAC                              21848-0113                 Wheeler Power Systems
22-May-01     P&C          TRAC                                1510830                  Western Int'l
22-May-01     I&M          San Roque                             880                    Wemka Trading
22-May-01     I/P          TRAC 21859                         Job 21859                 Weldstar Company
22-May-01     I/P          TRAC 21859                         Job 21859                 Waters Transfer & Storage
22-May-01     GOVT         TRAC                              22553-0051                 Waste Management of Pine Bluff
22-May-01     GOVT         TRAC                              22561-0409                 VWR Scientific Products
22-May-01     I&M         Harper Shuman                         2987                    Verizon Wireless
22-May-01     I&M         Harper Shuman                         11916                  Verizon Wireless
22-May-01     I/P          BHO                                 1144589                  VERIZON WIRELESS
22-May-01     I/P          RUST LOCATON                       10126191                  VERIZON WIRELESS
22-May-01    POWER                TRAC                        31162571                 VERIZON WI
22-May-01     GOVT         TRAC                              22561-0411                 Verizon Hawaii Inc.
22-May-01     GOVT         TRAC                              22561-0410                 Verizon Hawaii Inc.
22-May-01     I/P          TRAC 21859                         Job 21859                 Valves & Automation
22-May-01     I/P          TRAC 21859                         Job 21859                 Valves & Automation
22-May-01     GOVT         TRAC                              22561-0408                 Valve Service & Supply
22-May-01     I/P          Timberline - 4691                    29441                   Value Incentives, Inc.
22-May-01     I&M          San Roque                          10000069                  VA Tech Voest MCE
22-May-01     GOVT         TRAC                              21848-0040                 US West Communications
22-May-01     GOVT         TRAC                              21848-0042                 US West Communications
22-May-01     GOVT         TRAC                              21848-0039                 US West Communications
22-May-01     GOVT         TRAC                              21848-0041                 US West Communications
22-May-01     I/P          Timberline - 4829                   041601                   US Bank National Assoc.
22-May-01     GOVT         WS-Timberline                     3589-047035                US Bank
22-May-01     I&M          San Roque                             879                    Urdaneta Marketing
22-May-01     I&M          San Roque                             910                    Upworld Industrial Chemicals
22-May-01     I&M          San Roque                             909                    Uptown Industrial Sales
22-May-01    POWER                TRAC                         1236633                 UPS PARCEL SERVICE
22-May-01     I/P          Timberline - 4829   380140243, 380141491, 380142163,        Unisource Worldwide Inc.
                                               380143839, 380143840, 380146547,
                                               380146556
22-May-01    POWER                TRAC                          56614                  UNION BANK
22-May-01     I/P          Timberline - 14443                  0281945                  UAP
22-May-01     I/P          Timberline - 14443                   10760                   Troy's Landscape Supply
22-May-01     I/P          Timberline - 14443                   18369                   Tri-State Window Cleaning
22-May-01     I/P          TRAC 24234                         JOB 24234                 Trico Credit Corp.
22-May-01     I/P          TRAC 24234                         JOB 24234                 Trico Credit Corp.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                  15,219             15,219
                                                                                                   6,379              6,379
                                                                                                     300                300
                                                                                                     180                180
                                                                                                   1,846              1,846
                                                                                                     421                421
                                                                                                  48,755             48,755
                                                                                                     787                787
                                                                                                   1,393              1,393
                                                                                                      41                 41
                                                                                                   2,127              2,127
                                                                                                   2,806              2,806
                                                                                                 100,473            100,473
                                                                                                   5,120              5,120
                                                                                                     931                931
                                                                                                      44                 44
                                                                                                   4,147              4,147
                                                                                                     506                506
                                                                                                     247                247
                              1,740                                                                                   1,740
                                487                                                                                     487
                                404                                                                                     404
                                184                                                                                     184
                                                                                                     137                137
                                101                                                                                     101
                                 71                                                                                      71
                                                                                                   6,939              6,939
                                                                                                   1,675              1,675
                                                                                                   1,609              1,609
                                                                                                   2,000              2,000
                                                                                                 145,680            145,680
                                500                                                                                     500
                                103                                                                                     103
                                 36                                                                                      36
                                  5                                                                                       5
                                                                                                   8,868              8,868
                                                                                                  12,107             12,107
                                                                                                      48                 48
                                                                                                   9,408              9,408
                                                                                                  17,970             17,970
                                                                                  452                                   452
                                                                                                  11,414             11,414


                                                                                                   1,309              1,309
                                                                                                   7,142              7,142
                                                                                                     117                117
                                                                                                     699                699
                                                                                                   1,049              1,049
                                                                                                     583                583


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01     P&C          TRAC                                1510828                  Transo
22-May-01     I&M          San Roque                             878                    Trackstar Enterprises
22-May-01     GOVT         TRAC                              22561-0402                 TPI
22-May-01     GOVT         TRAC                              22561-0401                 TPI
22-May-01     GOVT         TRAC                              22561-0404                 TPI
22-May-01     GOVT         TRAC                              22561-0406                 TPI
22-May-01     GOVT         TRAC                              22561-0405                 TPI
22-May-01     GOVT         TRAC                              22561-0403                 TPI
22-May-01     GOVT         TRAC                              22561-0145                 TPI
22-May-01     I/P          Timberline - 4829   0027692IN, 0027693IN, 0027694IN,         Total Building Service, Inc.
                                               0027696IN, 0027697IN, 0027698IN
                                               0027699IN, 0027700IN, 0027724IN
22-May-01     I/P          Timberline - 4829             53005, 54294, 56059            Torvac Inc.
22-May-01     I/P          TRAC 21864                         Job 21864                 Three Rivers Safety Council
22-May-01     GOVT         TRAC                              21852-0189                 Thompson Mechanical Contractors
22-May-01     GOVT         TRAC                              22561-0407                 Thermo-Finnigan
22-May-01     GOVT         TRAC                              22561-0415                 Thermo Westronics
22-May-01     GOVT         TRAC                              22553-0079                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0088                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0093                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0049                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0089                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0174                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0034                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0033                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0077                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0080                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0091                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0076                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0082                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0086                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0083                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0176                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0078                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0173                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0092                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0178                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0081                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0085                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0087                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0084                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0095                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0094                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0090                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0035                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0036                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0175                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0177                 The Perdue Company
22-May-01     GOVT         TRAC                              22553-0075                 The Perdue Company
22-May-01     I/P          Timberline - 14443                   37015                   The Gazette Newspaper

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                               32,490                  0             32,490
                                                                                                  15,918             15,918
                                                                                                     824                824
                                                                                                     792                792
                                                                                                     555                555
                                                                                                     336                336
                                                                                                     234                234
                                                                                                     230                230
                                                                                                     114                114
                                                                                                  80,381             80,381


                                                                                                     387                387
                                                                                                   1,254              1,254
                                                                                                 189,787            189,787
                                                                                                   4,796              4,796
                                                                                                     335                335
                                                                                                   2,820              2,820
                                                                                                   1,588              1,588
                                                                                                     683                683
                                                                                                     459                459
                                                                                                     370                370
                                                                                                     345                345
                                                                                                     280                280
                                                                                                     251                251
                                                                                                     240                240
                                                                                                     219                219
                                                                                                     193                193
                                                                                                     180                180
                                                                                                     175                175
                                                                                                     171                171
                                                                                                     151                151
                                                                                                     138                138
                                                                                                     132                132
                                                                                                     127                127
                                                                                                     108                108
                                                                                                      94                 94
                                                                                                      89                 89
                                                                                                      89                 89
                                                                                                      89                 89
                                                                                                      88                 88
                                                                                                      77                 77
                                                                                                      71                 71
                                                                                                      70                 70
                                                                                                      59                 59
                                                                                                      17                 17
                                                                                                      17                 17
                                                                                                      16                 16
                                                                                                      13                 13
                                                                                                      79                 79


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01    POWER                TRAC                         1236616                 THAI FUJI XEROX
22-May-01     P&C          TRAC                                1510827                  Texas Sampling
22-May-01     P&C          TRAC                                1510826                  Texas Mill
22-May-01     I/P          TRAC 21864                         Job 21864                 Testa Steel Constructors, Inc.
22-May-01     GOVT         TRAC                              22561-0400                 Teske & Associates
22-May-01     I&M          San Roque                             877                    Tegra Enterprises
22-May-01    POWER                TRAC                          56611                  TCS
22-May-01     I/P          Timberline - 14443                  134119                   Tandem
22-May-01     I/P          Timberline - 14443                  133993                   Tandem
22-May-01    POWER                TRAC                         1236632                 T.I.G. TRADING
22-May-01     GOVT         TRAC                              22561-0001                 SWRI
22-May-01     I/P          TRAC 22572                         JOB 22572                 Superchem Services
22-May-01     I/P          Timberline - 4829                    7351                    Super Electric Construction Co.
22-May-01     P&C          TRAC                                1510825                  Sunbelt
22-May-01     I/P          TRAC 22572                         JOB 22572                 Submersible Investments
22-May-01     I/P          Timberline - 4691                    37022                   Steven C. Kimble
22-May-01     I/P          Timberline - 4829   20771872, 20785896, 20787123, 20795812,  Steiner, Electric,
                                               20799760, 20802648, 20804313
22-May-01     GOVT         WS-Timberline                     3589-047052                State of Missouri
22-May-01    POWER                TRAC                          56613                  STATE BANK
22-May-01     P&C          TRAC                                1510824                  Standard Fastners
22-May-01     GOVT         WS-Timberline                     3589-047056                St. Louis Testing
22-May-01     GOVT         WS-Timberline                     3589-047023                St. Louis Air
22-May-01     GOVT         TRAC                              22553-0213                 SST SYSTEMS INC
22-May-01     I&M         Harper Shuman                         10567                  Sprint
22-May-01     I&M         Harper Shuman                         10333                  Southwest Gas Corp
22-May-01     P&C          TRAC                                1510823                  Solar Turbines
22-May-01     P&C          TRAC                                1510822                  Smith & Loveless
22-May-01     I/P          BHO                                 1144588                  SKC WEST
22-May-01     I/P          Timberline - 14443                 14793751                  Simplot
22-May-01     I&M         Harper Shuman                         10599                  Sierra Pacific Power
22-May-01     I&M          San Roque                             908                    Shorr Marketing
22-May-01     GOVT         TRAC                              22553-0206                 SHERWIN WILLIAMS
22-May-01     GOVT         WS-Timberline                     3589-047066                Severn Trent Labortories
22-May-01     GOVT         TRAC                              22553-0209                 SETON PLATE CO
22-May-01    POWER                TRAC                         1236631                 SERVIT BUSINESS
22-May-01     P&C          TRAC                                1510821                  SEPCO Ind
22-May-01     P&C          TRAC                                1510820                  Senior Flexonics
22-May-01     I&M          San Roque                             876                    Searton Marketing Corp.
22-May-01     GOVT         TRAC                              22553-0167                 SE Arkansas College
22-May-01     GOVT         TRAC                              22561-0399                 Scott-Marin Inc.
22-May-01     GOVT         TRAC                              22561-0398                 Scott Specialty Gases
22-May-01     GOVT         TRAC                              22561-0397                 Scott Specialty Gases
22-May-01     I/P          Timberline - 14443                   2757                    Saratoga Sad Farm
22-May-01     I/P          Timberline - 14443                   10933                   Sandy Loam Farms Inc.
22-May-01     GOVT         TRAC                              21848-0140                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0141                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0149                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0148                 SAFWAY SUPPLY INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                  834                                                   834
                                                                                                   3,159              3,159
                                                                                                     140                140
                                                                                                  22,577             22,577
                                                                                                  11,564             11,564
                                                                                                     939                939
                                                                                                     148                148
                                                                                                     584                584
                                                                                                     584                584
                                                                  946                                                   946
                                                                                               1,165,255          1,165,255
                                                                                                     875                875
                                                                                                  16,450             16,450
                                                                                                      34                 34
                                                                                                   2,015              2,015
                                                                                                       7                  7
                                                                                                   3,823              3,823

                                                                                                   1,500              1,500
                                                                                                      22                 22
                                                                                                      69                 69
                                                                                                     210                210
                                                                                                   8,169              8,169
                                                                                                   2,500              2,500
                                 22                                                                                      22
                                179                                                                                     179
                                                                                                     128                128
                                                                                                      84                 84
                                                                                                     911                911
                                                                                                   1,914              1,914
                                122                                                                                     122
                                                                                                   2,789              2,789
                                                                                                      30                 30
                                                                                                  43,981             43,981
                                                                                                   2,561              2,561
                                                                1,308                                                 1,308
                                                                                                      77                 77
                                                                                                     117                117
                                                                                                     980                980
                                                                                                      65                 65
                                                                                                     206                206
                                                                                                   2,070              2,070
                                                                                                      97                 97
                                                                                                     381                381
                                                                                                     280                280
                                                                                                   5,061              5,061
                                                                                                   2,468              2,468
                                                                                                     144                144
                                                                                                     126                126


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01     GOVT         TRAC                              21848-0147                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0137                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0146                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0145                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0139                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0144                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0143                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0142                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              21848-0138                 SAFWAY SUPPLY INC
22-May-01     GOVT         TRAC                              22561-0381                 Safety Kleen (GS) Inc.
22-May-01     I/P          Timberline - 4829                 M000701915                 Safety Kleen
22-May-01     GOVT         TRAC                              21848-0150                 SAFETY KLEEN
22-May-01    POWER                TRAC                          56615                  S ZIA UL HAQ
22-May-01     GOVT         TRAC                              21852-0180                 Ryerson-Tull
22-May-01     GOVT         TRAC                              21852-0179                 Ryerson-Tull
22-May-01     GOVT         TRAC                              22553-0159                 Ruston Industrial Supplies Inc.
22-May-01     I/P          Timberline - 14443                1226627-01                 Rubber & Specialties Inc.
22-May-01     I&M          San Roque                             875                    RS Components
22-May-01     I/P          RUST LOCATON                       10126190                  ROWAN CABARRUS
22-May-01     I/P          RUST LOCATON                       10126189                  RON GLASSCOCK
22-May-01     I/P          BHO                                 1144587                  ROCKY MOUNTAIN RECLAMATION
22-May-01     I&M          San Roque                             874                    RMD Philippines
22-May-01     I&M          San Roque                             907                    RJV Service Center
22-May-01     GOVT         TRAC                              22553-0160                 Rick's LP Gas Co.
22-May-01     P&C          TRAC                                1510818                  Rexel
22-May-01     I/P          Timberline - 4829   CH451774, CH483747, CH484965, CH484966   Rentokil (10) Suburban
22-May-01     I/P          BHO                                 1144586                  RENTAL SERVICE CORPORATION
22-May-01     I/P          TRAC 21864                         Job 21864                 Rental Service Corp.
22-May-01     I/P          TRAC 21042                         Job 21042                 Relizon Corp.
22-May-01     GOVT         TRAC                              22561-0394                 Relizon Company
22-May-01     P&C          TRAC                                1510817                  Relizon Co
22-May-01     GOVT         TRAC                              22561-0393                 Reinwald O'Connor & Playdon
22-May-01     GOVT         WS-Timberline                     3589-047020                Reinhold Electric
22-May-01     GOVT         TRAC                              21848-0116                 Redi-Rooter
22-May-01     GOVT         TRAC                              22553-0147                 Razorback Business Center
22-May-01     GOVT         TRAC                              22553-0137                 Razorback Business Center
22-May-01     GOVT         TRAC                              22553-0138                 Razorback Business Center
22-May-01     GOVT         TRAC                              22553-0148                 Razorback Business Center
22-May-01     P&C          TRAC                                1510816                  Rawson
22-May-01     GOVT         TRAC                              21852-0195                 Quality Systems
22-May-01    POWER                TRAC                         1236630                 QUALITY RENT A CAR
22-May-01     I/P          BHO                                 1144585                  QUADNA PSI
22-May-01     I&M          San Roque                             873                    Quad R Glass Supply
22-May-01     GOVT         TRAC                              21852-0222                 QED
22-May-01     P&C          TRAC                                1510815                  PRP Int'l
22-May-01     GOVT         TRAC                              21852-0199                 Prospect Steel Company
22-May-01     GOVT         TRAC                              21852-0200                 Prospect Steel Company
22-May-01     GOVT         TRAC                              21852-0201                 Prospect Steel Company

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     115                115
                                                                                                     102                102
                                                                                                      81                 81
                                                                                                      54                 54
                                                                                                      53                 53
                                                                                                      48                 48
                                                                                                      34                 34
                                                                                                      20                 20
                                                                                                       4                  4
                                                                                                 116,754            116,754
                                                                                                     812                812
                                                                                                     302                302
                                                                                                     468                468
                                                                                                   2,058              2,058
                                                                                                      77                 77
                                                                                                   1,174              1,174
                                                                                                  14,665             14,665
                                                                                                     222                222
                                                                                                   1,020              1,020
                                                                                                   1,320              1,320
                                                                                                   1,340              1,340
                                                                                                  56,662             56,662
                                                                                                     635                635
                                                                                                      39                 39
                                                                                                   8,441              8,441
                                                                                                   1,226              1,226
                                                                                                   3,685              3,685
                                                                                                     350                350
                                                                                                     464                464
                                                                                                     353                353
                                                                                                     307                307
                                                                                                     283                283
                                                                                                  18,631             18,631
                                                                                                   1,004              1,004
                                                                                                   6,834              6,834
                                                                                                   1,457              1,457
                                                                                                   1,130              1,130
                                                                                                     264                264
                                                                                                     257                257
                                                                                                   9,800              9,800
                                                                  599                                                   599
                                                                                                   1,971              1,971
                                                                                                     400                400
                                                                                                  14,618             14,618
                                                                                                      88                 88
                                                                                                 254,438            254,438
                                                                                                 104,554            104,554
                                                                                                  59,800             59,800


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01     P&C          TRAC                                1510814                  Proco
22-May-01     I/P          TRAC 21859                         Job 21859                 Process Seal & Packing
22-May-01     GOVT         TRAC                              22561-0388                 Process Controls
22-May-01     GOVT         Cape-Trac                           1961965                  Precision Fab & Clean
22-May-01     I&M          San Roque                             872                    Pozzolanic Phils., Inc.
22-May-01     I&M          San Roque                             871                    Power Asia Equipment
22-May-01     GOVT         TRAC                              22553-0071                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0068                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0067                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0073                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0070                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0072                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0066                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0069                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22553-0074                 Powell Supply Int'l
22-May-01     GOVT         TRAC                              22561-0392                 Poem Services Corporation
22-May-01     I&M          BHO                                47057787                  Plateau Electrical Construction
22-May-01     GOVT         TRAC                              21852-0193                 Plasite Protective Coating Inc.
22-May-01     GOVT         TRAC                              21852-0194                 Plasite Protective Coating Inc.
22-May-01     GOVT         TRAC                              22553-0197                 PITNEY BOWES
22-May-01     GOVT         TRAC                              22553-0198                 PITNEY BOWES
22-May-01     P&C          TRAC                                1510813                  Piping Tech
22-May-01     P&C          TRAC                                1510812                  Pipeline Supply
22-May-01     GOVT         TRAC                              22561-0389                 Pioneer Ace Hardware
22-May-01     GOVT         TRAC                              22561-0390                 Pioneer Ace Hardware
22-May-01     I&M          San Roque                             906                    Pinnacle Parts Co
22-May-01     GOVT         TRAC                              22553-0172                 Pine Bluff Heating & Air
22-May-01     GOVT         TRAC                              22553-0171                 Pine Bluff Crating & Pallet
22-May-01     I&M          San Roque                             870                    Philcopy Corporation
22-May-01    POWER                TRAC                         1236613                 PETROTHAI CORP.
22-May-01     GOVT         TRAC                              22561-0391                 Penguin Computing
22-May-01     GOVT         TRAC                              21848-0136                 PCE PACIFIC
22-May-01     GOVT         TRAC                              21852-0203                 Paxton & Vierling Steel
22-May-01     GOVT         TRAC                              21852-0204                 Paxton & Vierling Steel
22-May-01     I/P          Timberline - 14443                 316234-01                 Passonno Paints
22-May-01     I/P          Timberline - 14443                 316240-01                 Passonno Paints
22-May-01     I/P          Timberline - 14443                 316226-01                 Passonno Paints
22-May-01     GOVT         WS-Timberline                     3589-047019                Pangea
22-May-01     GOVT         WS-Timberline                     3589-047043                Pangea
22-May-01     GOVT         TRAC                              22553-0210                 Padgett-Thompson Products
22-May-01     GOVT         TRAC                              22553-0139                 Padgett-Thompson Products
22-May-01     GOVT         TRAC                              21848-0133                 PACIFIC MOBILE STRUCTURES
22-May-01     GOVT         TRAC                              21848-0134                 PACIFIC CREST PEST CONTROL INC
22-May-01     GOVT         TRAC                              21848-0135                 PACIFIC CREST PEST CONTROL INC
22-May-01     I&M         Harper Shuman                         8530                   Pacific Bell
22-May-01     GOVT         TRAC                              21848-0132                 OXRAC
22-May-01     GOVT         WS-Timberline                     3589-047058                OutReach Technologies
22-May-01     GOVT         TRAC                              22561-0387                 Orange Valve & Fitting Co.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                   4,551              4,551
                                                                                                     588                588
                                                                                                      34                 34
                                                                                                 491,074            491,074
                                                                                                   7,582              7,582
                                                                                                   1,579              1,579
                                                                                                   7,246              7,246
                                                                                                   6,967              6,967
                                                                                                   6,611              6,611
                                                                                                   6,506              6,506
                                                                                                   6,414              6,414
                                                                                                   3,336              3,336
                                                                                                   2,657              2,657
                                                                                                   2,137              2,137
                                                                                                   2,025              2,025
                                                                                                  11,247             11,247
                                                                                                 443,058            443,058
                                                                                                   2,266              2,266
                                                                                                     111                111
                                                                                                      57                 57
                                                                                                      41                 41
                                                                                                   2,304              2,304
                                                                                                     400                400
                                                                                                     318                318
                                                                                                      49                 49
                                                                                                  63,144             63,144
                                                                                                     450                450
                                                                                                     603                603
                                                                                                     313                313
                                                                1,378                                                 1,378
                                                                                                      86                 86
                                                                                                     976                976
                                                                                                  16,605             16,605
                                                                                                   3,598              3,598
                                                                                                     179                179
                                                                                                      95                 95
                                                                                                      57                 57
                                                                                                 192,526            192,526
                                                                                                   8,863              8,863
                                                                                                     169                169
                                                                                                     109                109
                                                                                                  14,717             14,717
                                                                                                     480                480
                                                                                                     200                200
                              2,447                                                                                   2,447
                                                                                                     261                261
                                                                                                   2,972              2,972
                                                                                                   1,061              1,061


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------

22-May-01     I/P          Timberline - 4829                     786                    Old Kent Leasing
22-May-01     GOVT         TRAC                              21848-0130                 OHNGREN'S
22-May-01     GOVT         TRAC                              21848-0127                 OHNGREN'S
22-May-01     GOVT         TRAC                              21848-0131                 OHNGREN'S
22-May-01     GOVT         TRAC                              21848-0129                 OHNGREN'S
22-May-01     GOVT         TRAC                              21848-0128                 OHNGREN'S
22-May-01     GOVT         TRAC                              22553-0149                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0151                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0150                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0152                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0153                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0154                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0117                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0129                 Office Machines, Inc.
22-May-01     GOVT         TRAC                              22553-0118                 Office Machines, Inc.
22-May-01     I/P          Timberline - 14018        April 2000 Sales & Use Tax         NY State Dept. of Taxation & Finance
22-May-01     GOVT         WS-Timberline                     3589-047042                Norton Enterprises
22-May-01     I/P          Timberline - 4829                   105091                   Northwest Town Refrigeration
22-May-01     GOVT         TRAC                              21848-0124                 NORTHWEST INSPECTION
22-May-01     I/P          Timberline - 14443                 00064181                  Northern Nurseries Inc.
22-May-01     I/P          TRAC 21859                         Job 21859                 Northern Illinois Steel Supply
22-May-01     I/P          TRAC 21864                         Job 21864                 Northern Illinois Steel Supply
22-May-01     GOVT         TRAC                              21848-0123                 NORCO
22-May-01     I/P          TRAC 24234                         JOB 24234                 Nextel Communications
22-May-01     I/P          TRAC 24234                         JOB 24234                 Nextel Communications
22-May-01     I&M         Harper Shuman                         7792                   Nevada Power Co
22-May-01     I&M         Harper Shuman                         7845                   Nevada Bell
22-May-01     P&C          TRAC                                1510805                  NES Equip
22-May-01     GOVT         TRAC                              22561-0386                 National Safety Council
22-May-01     P&C          TRAC                                1510819                  National Equip
22-May-01    POWER                TRAC                         1236612                 NALCO CHEMICAL
22-May-01    POWER                TRAC                         1236628                 NALCO CHEMICAL
22-May-01     GOVT         TRAC                              21848-0122                 MYERS CONTAINER CORP
22-May-01     GOVT         WS-Timberline                     3589-047059                MVTL Laboratories
22-May-01     GOVT         TRAC                              21852-0205                 Morrison Construction Services Inc.
22-May-01     GOVT         TRAC                              21852-0224                 Morrison Construction Services Inc.
22-May-01     I&M          San Roque                             912                    Monark Equipment
22-May-01     GOVT         TRAC                              22561-0385                 Mokuleia Software
22-May-01    POWER                TRAC                         1236627                 MODERN ACCOUNTING
22-May-01    POWER                TRAC                         1236626                 MOBILE OIL THAILAND
22-May-01    POWER                TRAC                         1236625                 MJ BANGKOK VALVE
22-May-01     P&C          TRAC                                1510811                  Mitsubishi
22-May-01     P&C          TRAC                                1510810                  Mitsubishi
22-May-01     GOVT         WS-Timberline                     3589-047037                Missouri American Wtr
22-May-01     I/P          TRAC 21042                         Job 21042                 Miller & Company
22-May-01     GOVT         WS-Timberline                     3589-047041                Midwestern Safety
22-May-01     GOVT         WS-Timberline                     3589-047044                Midstates Eng.
22-May-01     I&M          San Roque                             869                    MHE Dematic


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                     542                542
                                                                                                   4,649              4,649
                                                                                                     972                972
                                                                                                     803                803
                                                                                                     398                398
                                                                                                      47                 47
                                                                                                   1,092              1,092
                                                                                                   1,045              1,045
                                                                                                     868                868
                                                                                                     860                860
                                                                                                     860                860
                                                                                                     860                860
                                                                                                     257                257
                                                                                                     152                152
                                                                                                      14                 14
               1,890                                                                                                  1,890
                                                                                                   1,175              1,175
                                                                                                   1,823              1,823
                                                                                                     355                355
                                                                                                   2,451              2,451
                                                                                                     527                527
                                                                                                     503                503
                                                                                                       9                  9
                                555                                                                                     555
                                269                                                                                     269
                                120                                                                                     120
                                                                                                      19                 19
                                                                                                   3,700              3,700
                                                                                                     325                325
                                                                                                  50,900             50,900
                                                                4,969                                                 4,969
                                                                1,406                                                 1,406
                                                                                                   1,283              1,283
                                                                                                     280                280
                                                                                                  95,814             95,814
                                                                                                  95,814             95,814
                                                                                                  68,810             68,810
                                                                                                     840                840
                                                                1,406                                                 1,406
                                                                  834                                                   834
                                                                  530                                                   530
                                                                                                 120,600            120,600
                                                                                                  40,547             40,547
                              1,269                                                                                   1,269
                                                                                                     125                125
                                                                                                     483                483
                                                                                                     493                493
                                                                                                  17,329             17,329


       * Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     I/P          TRAC 21859                         Job 21859                Merchants Capital Corp.
22-May-01     I/P          TRAC 21859                         Job 21859                Merchants Capital Corp.
22-May-01     I&M          San Roque                             905                   Megasco
22-May-01    POWER                TRAC                         1236611                 MCS ELTECH
22-May-01    POWER                TRAC                         1236624                 MCS ELTECH
22-May-01     GOVT         TRAC                              22553-0038                McMmaster-Carr Supply Company
22-May-01     GOVT         TRAC                              22553-0039                McMmaster-Carr Supply Company
22-May-01     GOVT         TRAC                              22553-0040                McMmaster-Carr Supply Company
22-May-01     GOVT         TRAC                              22553-0037                McMmaster-Carr Supply Company
22-May-01     GOVT         TRAC                              22553-0110                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              22553-0114                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              22553-0113                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              22561-0382                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              22553-0111                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              22553-0112                McMaster-Carr Supply Co.
22-May-01     GOVT         TRAC                              21848-0120                MCMASTER-CARR
22-May-01     GOVT         TRAC                              21848-0121                MCMASTER-CARR
22-May-01     GOVT         WS-Timberline                     3589-047040               McMaster Carr
22-May-01     P&C          TRAC                                1510809                 McMaster
22-May-01     I/P          Timberline - 4691                 Y9-01130-11               McJunkin-CamBar
22-May-01     P&C          TRAC                                1510807                 Mcjunkin
22-May-01     P&C          TRAC                                1510808                 Mcjunkin
22-May-01     I&M          Harper Shuman                        7012                   MCI World Comm Serv
22-May-01     I/P          TRAC 24234                         JOB 24234                McDonald Safety Equipment
22-May-01     I&M          San Roque                             904                   Maxwell Heavy Equipment
22-May-01    POWER                TRAC                          56612                  MANSOOR
22-May-01     GOVT         BHO                                 1144543                 MALLARD ENVIRONMENTAL
22-May-01     GOVT         TRAC                              22561-0383                Maguire Bearing
22-May-01     GOVT         TRAC                              22561-0384                Maguire Bearing
22-May-01     GOVT         WS-Timberline                     3589-047046               Magruder
22-May-01     P&C          TRAC                                1510806                 Mack Iron
22-May-01     GOVT         TRAC                              22553-0186                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0184                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0203                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0185                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0204                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0187                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0188                M&K DISTRIBUTORS
22-May-01     GOVT         TRAC                              22553-0207                M&K DISTRIBUTORS
22-May-01     I&M          BHO                                47057788                 M J Menefee Construction Co
22-May-01     GOVT         WS-Timberline                     3588-047051               Lunaire Ltd.
22-May-01    POWER                TRAC                         1236623                 LOXLEY INFORMATION
22-May-01     I/P          Timberline - 14443                   1570                   Lonax Contracting
22-May-01     I/P          Timberline - 14443                   1225                   Lonax Contracting
22-May-01     I/P          Timberline - 14443                   1566                   Lonax Contracting
22-May-01     I/P          Timberline - 14443                   1562                   Lonax Contracting
22-May-01     I/P          Timberline - 14443                   1567                   Lonax Contracting
22-May-01     I/P          Timberline - 14443                   1568                   Lonax Contracting

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    3,338              3,338
                                                                                                    2,406              2,406
                                                                                                      751                751
                                                                 6,205                                                 6,205
                                                                 4,818                                                 4,818
                                                                                                      781                781
                                                                                                      652                652
                                                                                                      515                515
                                                                                                        4                  4
                                                                                                      715                715
                                                                                                      380                380
                                                                                                      305                305
                                                                                                      129                129
                                                                                                       53                 53
                                                                                                       16                 16
                                                                                                      990                990
                                                                                                      282                282
                                                                                                      856                856
                                                                                                       40                 40
                                                                                                      993                993
                                                                                                      206                206
                                                                                                       58                 58
                                  21                                                                                      21
                                                                                                    2,185              2,185
                                                                                                   44,808             44,808
                                                                                                      417                417
                                                                                                    1,850              1,850
                                                                                                      812                812
                                                                                                      812                812
                                                                                                  226,960            226,960
                                                                                                   10,901             10,901
                                                                                                      106                106
                                                                                                       55                 55
                                                                                                       45                 45
                                                                                                       37                 37
                                                                                                       22                 22
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                  420,963            420,963
                                                                                                      235                235
                                                                    26                                                    26
                                                                                                    6,009              6,009
                                                                                                    5,913              5,913
                                                                                                    3,440              3,440
                                                                                                    3,091              3,091
                                                                                                    1,613              1,613
                                                                                                    1,344              1,344


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     I/P          Timberline - 14443                   1569                    Lonax Contracting
22-May-01     GOVT         TRAC                              22553-0170                 Little Rock Winnelson
22-May-01     I/P          TRAC 21864                         Job 21864                 Lifting Gear Hire Corp.
22-May-01     I/P          BHO                                 1144582                  LEIGH SAFTEY SHOE CO
22-May-01     I/P          Timberline - 14443                  651919                   Lehigh
22-May-01     I/P          Timberline - 14443                  652384                   Lehigh
22-May-01     I&M          BHO                                47057770                  Lee Escher Oil Co
22-May-01     GOVT         WS-Timberline                     3589-047049                Layne Christensen
22-May-01     GOVT         TRAC                              22561-0379                 Lancs Industries
22-May-01     I&M          San Roque                             903                    Lancbart Trading
22-May-01     I&M          San Roque                             868                    Lancbart Trading
22-May-01     GOVT         TRAC                              22561-0380                 Lamar University
22-May-01     I/P          Timberline - 4829                    5876                    Lakeland Communication Service
22-May-01     GOVT         WS-Timberline                     3589-047054                Laibe
22-May-01     GOVT         TRAC                              22561-0378                 Lagus Applied Tech Inc.
22-May-01     GOVT         WS-Timberline                     3589-047038                Lafarge Corp.
22-May-01     I&M          San Roque                             902                    Lacson Commercial
22-May-01     GOVT         WS-Timberline                     3589-047048                Labelmaster
22-May-01     GOVT         TRAC                              22561-0377                 Lab Safety Supply Inc.
22-May-01     GOVT         TRAC                              22553-0165                 Lab Safety Supply
22-May-01     GOVT         TRAC                              22561-0105                 LAB SAFETY SUPPLY
22-May-01     GOVT         WS-Timberline                     3589-047039                Lab Safety
22-May-01    POWER                TRAC                         1236610                 L.T.L. TOOLS
22-May-01    POWER                TRAC                         1236609                 L.T.K. INTERGROUP
22-May-01     I&M          San Roque                             901                    L & Construction Equipment
22-May-01     I&M          San Roque                             900                    KRD Trading
22-May-01     I&M          BHO                                47057786                  Kohl Excavating
22-May-01    POWER                TRAC                         1236622                 KETRAMIT
22-May-01     GOVT         TRAC                              22553-0205                 KEATHLY PATTERSON ELECTRIC
22-May-01     P&C          TRAC                                1510804                  K Tek
22-May-01     I/P          TRAC 21864                         Job 21864                 K C Supply
22-May-01     GOVT         TRAC                              21852-0212                 JVH CONSTRUCTION SERVICES
22-May-01     I&M          San Roque                             899                    JR Industrial Motor
22-May-01     I&M          San Roque                             867                    Jose Vegetable Dealer
22-May-01     I/P          TRAC 21864                         Job 21864                 Joliet Valve Companies
22-May-01     GOVT         BHO                                 1144541                  JOHN W CARLSON
22-May-01     I&M          San Roque                             866                    Jocelyn Co
22-May-01     GOVT         TRAC                              21848-0118                 JIFFY LUBE
22-May-01     GOVT         TRAC                              21848-0119                 JIFFY LUBE
22-May-01     GOVT         TRAC                              22553-0193                 JEFFERSON ALARM CO
22-May-01     GOVT         TRAC                              22553-0192                 JEFFERSON ALARM CO
22-May-01     GOVT         TRAC                              22553-0191                 JEFFERSON ALARM CO
22-May-01     I&M          BHO                                10011421                  JC Supply & Manufactoring
22-May-01     I/P          TRAC 21859                         Job 21859                 Jay Industrial Technologies
22-May-01     GOVT         WS-Timberline                     3589-047024                Jacobs Eng.
22-May-01     GOVT         WS-Timberline                     3589-047047                Jacobs Eng.
22-May-01     GOVT         TRAC                              21852-0208                 Jack Morgan Construction Company
22-May-01     I&M          San Roque                             865                    Jacem Merchandising

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      941                941
                                                                                                      648                648
                                                                                                      510                510
                                                                                                      311                311
                                                                                                      300                300
                                                                                                      150                150
                                                                                                   25,041             25,041
                                                                                                  200,289            200,289
                                                                                                    2,200              2,200
                                                                                                    1,194              1,194
                                                                                                       69                 69
                                                                                                   16,565             16,565
                                                                                                      112                112
                                                                                                    3,176              3,176
                                                                                                      950                950
                                                                                                   12,402             12,402
                                                                                                      235                235
                                                                                                      138                138
                                                                                                    2,174              2,174
                                                                                                      585                585
                                                                                                       30                 30
                                                                                                    1,767              1,767
                                                                   252                                                   252
                                                                   188                                                   188
                                                                                                      356                356
                                                                                                    6,761              6,761
                                                                                                  356,534            356,534
                                 412                                                                                     412
                                                                                                    1,312              1,312
                                                                                                    2,337              2,337
                                                                                                      238                238
                                                                                                   50,921             50,921
                                                                                                    3,308              3,308
                                                                                                      349                349
                                                                                                      331                331
                                                                                                   10,971             10,971
                                                                                                      314                314
                                                                                                       68                 68
                                                                                                       46                 46
                                                                                                       30                 30
                                                                                                       13                 13
                                                                                                       12                 12
                                                                                                   16,752             16,752
                                                                                                    4,070              4,070
                                                                                                  474,518            474,518
                                                                                                  166,725            166,725
                                                                                                   21,138             21,138
                                                                                                    2,555              2,555


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              21848-0094                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0112                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0104                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0096                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0111                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0093                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0090                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0092                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0091                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0103                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0097                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0098                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0087                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0107                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0102                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0100                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0088                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0106                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0110                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0101                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0109                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0099                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0089                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0105                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0108                 Ivy Hi-Lift
22-May-01     GOVT         TRAC                              21848-0095                 Ivy Hi-Lift
22-May-01     I/P          TRAC 22572                         JOB 22572                 Ipotec
22-May-01     I&M          San Roque                             898                    International SOS Phils.
22-May-01     I&M          San Roque                             864                    Integrated Waste Management
22-May-01     I/P          TRAC 21859                         Job 21859                 Insulco, Inc.
22-May-01     I&M          San Roque                             863                    Institutional Products & Services
22-May-01     I/P          Timberline - 4829                  5818E-00                  Infrared Inspections
22-May-01     GOVT         TRAC                              21848-0085                 Informatics Corp.
22-May-01     GOVT         TRAC                              21848-0084                 Informatics Corp.
22-May-01     P&C          TRAC                                1510803                  Incat
22-May-01     P&C          TRAC                                1510802                  Idlewild
22-May-01     I/P          Timberline - 4829                 0230101573                 ICI Dulux Paint Centers
22-May-01     I&M          San Roque                             862                    Hydraulic Industrial Sales
22-May-01     I/P          TRAC 24234                         JOB 24234                 Hutchings Equipment Co.
22-May-01     I/P          TRAC 24234                         JOB 24234                 Hutchings Equipment Co.
22-May-01     GOVT         TRAC                              22553-0161                 Hunter's Refuge
22-May-01     GOVT         TRAC                              22553-0162                 Hunter's Refuge
22-May-01     GOVT         TRAC                              22553-0163                 Hunter's Refuge
22-May-01     GOVT         TRAC                              22553-0199                 HUGG & HALL RENTAL
22-May-01     GOVT         TRAC                              22561-0376                 Hose Service Inc.
22-May-01     GOVT         TRAC                              22561-0095                 HOSE SERVICE INC
22-May-01     GOVT         TRAC                              22553-0208                 HISCO
22-May-01     GOVT         TRAC                              21852-0221                 HILTI INC

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    4,859              4,859
                                                                                                    4,210              4,210
                                                                                                    2,000              2,000
                                                                                                    1,795              1,795
                                                                                                    1,734              1,734
                                                                                                    1,485              1,485
                                                                                                    1,194              1,194
                                                                                                    1,124              1,124
                                                                                                      980                980
                                                                                                      980                980
                                                                                                      969                969
                                                                                                      560                560
                                                                                                      469                469
                                                                                                      469                469
                                                                                                      420                420
                                                                                                      278                278
                                                                                                      258                258
                                                                                                      258                258
                                                                                                      138                138
                                                                                                      120                120
                                                                                                      112                112
                                                                                                       77                 77
                                                                                                       66                 66
                                                                                                       66                 66
                                                                                                       18                 18
                                                                                                        2                  2
                                                                                                    1,258              1,258
                                                                                                      449                449
                                                                                                   28,460             28,460
                                                                                                    1,400              1,400
                                                                                                      302                302
                                                                                                    4,885              4,885
                                                                                                   19,873             19,873
                                                                                                   13,988             13,988
                                                                                                    1,563              1,563
                                                                                                   19,635             19,635
                                                                                                      144                144
                                                                                                    3,657              3,657
                                 477                                                                                     477
                                 143                                                                                     143
                                                                                                    1,912              1,912
                                                                                                    1,912              1,912
                                                                                                      337                337
                                                                                                    2,287              2,287
                                                                                                      211                211
                                                                                                   20,835             20,835
                                                                                                      430                430
                                                                                                    3,835              3,835

   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              21848-0083                 Hilti
22-May-01     GOVT         TRAC                              21848-0082                 Hermiston Glass
22-May-01     I/P          TRAC 21864                         Job 21864                 health Services Systems, Inc.
22-May-01     I/P          Timberline - 14443                1102447-01                 HB Davis Seed
22-May-01     I/P          Timberline - 14443                1102727-01                 HB Davis Seed
22-May-01     P&C          TRAC                                1510801                  Hayward
22-May-01     I&M          San Roque                             897                    Hatch Associates
22-May-01     GOVT         TRAC                              21848-0080                 Haskins Steel Co. Inc.
22-May-01     GOVT         TRAC                              21848-0117                 Haskins Steel Co. Inc.
22-May-01     GOVT         TRAC                              22561-0364                 Guy Miyashiro & Co.
22-May-01     GOVT         TRAC                              22561-0366                 Guy Miyashiro & Co.
22-May-01     GOVT         TRAC                              22561-0365                 Guy Miyashiro & Co.
22-May-01     GOVT         TRAC                              21852-0235                 GRUBBS, HOSKYN, BARTON & WYATT INC
22-May-01     GOVT         TRAC                              21852-0236                 GRUBBS, HOSKYN, BARTON & WYATT INC
22-May-01     GOVT         TRAC                              22561-0359                 Graybar Electric Co.
22-May-01     GOVT         TRAC                              21852-0187                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0215                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0217                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0216                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0218                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0219                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0188                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0220                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0192                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0191                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0213                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0214                 Graybar Electric
22-May-01     GOVT         TRAC                              21852-0190                 Graybar Electric
22-May-01     GOVT         TRAC                              22561-0414                 Grainger Inc.
22-May-01     GOVT         TRAC                              21848-0078                 Grainger
22-May-01     GOVT         TRAC                              21848-0079                 Grainger
22-May-01     GOVT         TRAC                              22553-0155                 GP Sales Inc.
22-May-01     I&M          San Roque                             896                    Golden Harvest Construction
22-May-01     GOVT         TRAC                              22561-0369                 GMG Workcare
22-May-01     GOVT         TRAC                              22561-0372                 GMG Workcare
22-May-01     GOVT         TRAC                              22561-0368                 GMG Workcare
22-May-01     GOVT         TRAC                              22561-0371                 GMG Workcare
22-May-01     GOVT         TRAC                              22561-0370                 GMG Workcare
22-May-01     GOVT         TRAC                              22561-0367                 GMG Workcare
22-May-01     I&M          San Roque                             895                    Glory Automotive Inc
22-May-01     GOVT         TRAC                              22553-0045                 Global Engineering Documents
22-May-01     I&M          San Roque                             861                    Glennwood Commercial Inc.
22-May-01     GOVT         TRAC                              22561-0361                 GI Trucking Co.
22-May-01     GOVT         TRAC                              22561-0362                 GI Trucking Co.
22-May-01     GOVT         TRAC                              22561-0363                 GI Trucking Co.
22-May-01     P&C          TRAC                                1510800                  Geseaco
22-May-01     GOVT         TRAC                              22561-0360                 General Monitors
22-May-01     I/P          BHO                                 1144581                  GENERAL AIR SERVICE AND SUPPLY

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,064              1,064
                                                                                                       32                 32
                                                                                                      167                167
                                                                                                      113                113
                                                                                                       99                 99
                                                                                                   57,696             57,696
                                                                                                      307                307
                                                                                                    3,195              3,195
                                                                                                      347                347
                                                                                                    1,129              1,129
                                                                                                      765                765
                                                                                                      132                132
                                                                                                   15,289             15,289
                                                                                                   12,684             12,684
                                                                                                    1,154              1,154
                                                                                                    2,381              2,381
                                                                                                    1,932              1,932
                                                                                                      872                872
                                                                                                      661                661
                                                                                                      364                364
                                                                                                      353                353
                                                                                                      268                268
                                                                                                      266                266
                                                                                                      116                116
                                                                                                       84                 84
                                                                                                       50                 50
                                                                                                       50                 50
                                                                                                       43                 43
                                                                                                      362                362
                                                                                                       25                 25
                                                                                                       11                 11
                                                                                                    1,554              1,554
                                                                                                    6,068              6,068
                                                                                                      555                555
                                                                                                      555                555
                                                                                                      465                465
                                                                                                      110                110
                                                                                                       55                 55
                                                                                                       50                 50
                                                                                                    1,028              1,028
                                                                                                       67                 67
                                                                                                    3,758              3,758
                                                                                                      799                799
                                                                                                      278                278
                                                                                                      133                133
                                                                                                    3,209              3,209
                                                                                                    1,824              1,824
                                                                                                       14                 14


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     I&M          San Roque                             860                    Gemarc Enterprises
22-May-01     GOVT         TRAC                              22561-0357                 Gellert Company
22-May-01     GOVT         TRAC                              22561-0358                 Gellert Company
22-May-01     GOVT         TRAC                              22561-0356                 Gellert Company
22-May-01     GOVT         TRAC                              22561-0373                 GE Distributed Power
22-May-01     I&M          Makati                               1317                    Galleria Suites
22-May-01     GOVT         TRAC                              21848-0075                 G&M Machine Inc.
22-May-01     I/P          Timberline - 14443                   37015                   Frank Santoro & Sons Inc.
22-May-01     I&M         Harper Shuman                         2763                    FPL
22-May-01     P&C          TRAC                                1510799                  Foster Wheeler
22-May-01     GOVT         BHO                                 1144580                  FORTE SECURITY
22-May-01     I&M          San Roque                             894                    Ford Pampanga
22-May-01     I&M          San Roque                             893                    Ford Pampanga
22-May-01     GOVT         TRAC                              22553-0158                 Follett Book Store
22-May-01     I/P          Timberline - 14443                   28957                   Flying W Caps Inc.
22-May-01     P&C          TRAC                                1510798                  Flextallic
22-May-01     I&M          San Roque                             859                    Fidel Calibration Service Center
22-May-01     GOVT         TRAC                              21848-0070                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0073                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0068                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0069                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0071                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0072                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0067                 Ferrellgas
22-May-01     GOVT         TRAC                              21848-0074                 Ferrellgas
22-May-01     I/P          TRAC 22572                         JOB 22572                 Ferguson Enterprises
22-May-01     I/P          Timberline - 14443                   6737                    Fence Craft
22-May-01     GOVT         WS-Timberline                     3589-047036                Federal Express
22-May-01     GOVT         TRAC                              22561-0350                 Federal Express
22-May-01     I/P          RUST LOCATON                       10126188                  FEDERAL EXPRESS
22-May-01     GOVT         TRAC                              22561-0351                 Federal Express
22-May-01     GOVT         TRAC                              22561-0352                 Federal Express
22-May-01     GOVT         TRAC                              22561-0353                 Federal Express
22-May-01     GOVT         TRAC                              22553-0212                 FEDERAL EXPRESS
22-May-01     GOVT         TRAC                              22553-0211                 FEDERAL EXPRESS
22-May-01     GOVT         TRAC                              21848-0066                 Fastenal Company
22-May-01     GOVT         TRAC                              21848-0065                 Fastenal Company
22-May-01     GOVT         TRAC                              21848-0064                 Fairbanks Scales
22-May-01     GOVT         TRAC                              22553-0202                 EXXON MOBILE
22-May-01     GOVT         TRAC                              22561-0348                 EXSIF Worldwide Inc.
22-May-01     GOVT         TRAC                              22561-0349                 EXSIF Worldwide Inc.
22-May-01     I/P          BHO                                 1144579                  EXPERT PIPING SUPPLY INC
22-May-01     P&C          TRAC                                1510797                  Exeltec
22-May-01     I&M          San Roque                             858                    Exec Engineering Works
22-May-01     GOVT         TRAC                              22561-0054                 EXCHANGE SUPPLY
22-May-01     GOVT         TRAC                              22561-0341                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0344                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0336                 Exchange Supply

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                       69                 69
                                                                                                   11,024             11,024
                                                                                                    3,452              3,452
                                                                                                      255                255
                                                                                                    1,420              1,420
                                                                   279                                                   279
                                                                                                       86                 86
                                                                                                    5,375              5,375
                                 209                                                                                     209
                                                                                                    2,052              2,052
                                                                                                    1,932              1,932
                                                                                                    7,201              7,201
                                                                                                    1,014              1,014
                                                                                                      111                111
                                                                                                      214                214
                                                                                                       49                 49
                                                                                                      151                151
                               1,191                                                                                   1,191
                                  66                                                                                      66
                                  50                                                                                      50
                                  50                                                                                      50
                                  50                                                                                      50
                                  50                                                                                      50
                                (223)                                                                                   (223)
                                (521)                                                                                   (521)
                                                                                                      716                716
                                                                                                    6,000              6,000
                                                                                 1,647                                 1,647
                                                                                   867                                   867
                                                                                   754                                   754
                                                                                   138                                   138
                                                                                    10                                    10
                                                                                    10                                    10
                                                                                                      811                811
                                                                                                      373                373
                                                                                                      314                314
                                                                                                       54                 54
                                                                                                    1,102              1,102
                                                                                                      495                495
                                                                                                   13,563             13,563
                                                                                                   11,038             11,038
                                                                                                       49                 49
                                                                                                   51,924             51,924
                                                                                                      248                248
                                                                                                    5,649              5,649
                                                                                                    2,505              2,505
                                                                                                    2,091              2,091
                                                                                                    1,926              1,926


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              22561-0343                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0333                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0332                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0335                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0334                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0338                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0345                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0339                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0342                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0340                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0337                 Exchange Supply
22-May-01     GOVT         TRAC                              22561-0331                 Exchange Supply
22-May-01     GOVT         BHO                                 1144578                  ENTERGY CORPORATION
22-May-01     GOVT         TRAC                              22561-0322                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0329                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0324                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0327                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0326                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0320                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0328                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0321                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0330                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0325                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0319                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0323                 Electrical Equipment
22-May-01     GOVT         TRAC                              22561-0346                 EL Pacific
22-May-01     I&M          San Roque                             857                    El Dorado Car Components
22-May-01    POWER                TRAC                         1236621                 EGAT
22-May-01     I/P          Timberline - 4829                     786                    Economic Alternatives, Inc.
22-May-01     I&M          San Roque                             892                    Eastern Steel
22-May-01     I/P          RUST LOCATON                       10126187                  EARTHLINK
22-May-01     GOVT         WS-Timberline                     3589-047017                Earth Tech
22-May-01     P&C          TRAC                                1510796                  EADS Co
22-May-01    POWER                TRAC                         1236608                 DYNAMIC FLOWLINE
22-May-01     P&C          TRAC                                1510795                  Dresser
22-May-01     GOVT         TRAC                              22553-0046                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0142                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0060                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0062                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0143                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0058                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0059                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0061                 Drago Supply Co.
22-May-01     GOVT         TRAC                              22553-0063                 Drago Supply Co.
22-May-01     GOVT         TRAC                              21852-0181                 Drago
22-May-01     GOVT         TRAC                              21852-0183                 Drago
22-May-01     GOVT         TRAC                              21852-0234                 Drago
22-May-01     GOVT         TRAC                              21852-0184                 Drago


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,650              1,650
                                                                                                    1,625              1,625
                                                                                                    1,044              1,044
                                                                                                      995                995
                                                                                                      756                756
                                                                                                      497                497
                                                                                                      490                490
                                                                                                      433                433
                                                                                                      420                420
                                                                                                      339                339
                                                                                                      332                332
                                                                                                       40                 40
                                 242                                                                                     242
                                                                                                    2,400              2,400
                                                                                                    1,017              1,017
                                                                                                      948                948
                                                                                                      800                800
                                                                                                      443                443
                                                                                                      350                350
                                                                                                      283                283
                                                                                                      205                205
                                                                                                      179                179
                                                                                                       75                 75
                                                                                                       70                 70
                                                                                                       45                 45
                                                                                                      200                200
                                                                                                    2,883              2,883
                                 664                                                                                     664
                                                                                                      289                289
                                                                                                  113,675            113,675
                                                                                                       62                 62
                                                                                                   80,387             80,387
                                                                                                    8,305              8,305
                                                                   963                                                   963
                                                                                                      984                984
                                                                                                    2,205              2,205
                                                                                                      474                474
                                                                                                      323                323
                                                                                                       92                 92
                                                                                                       90                 90
                                                                                                       25                 25
                                                                                                       13                 13
                                                                                                      (36)               (36)
                                                                                                      (37)               (37)
                                                                                                    2,296              2,296
                                                                                                      478                478
                                                                                                      235                235
                                                                                                      176                176


   *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              21852-0186                 Drago
22-May-01     GOVT         TRAC                              21852-0182                 Drago
22-May-01     GOVT         TRAC                              21852-0185                 Drago
22-May-01     GOVT         TRAC                              22553-0107                 DLT Solutions, Inc.
22-May-01     GOVT         TRAC                              22553-0200                 DLT SOLUTIONS INC
22-May-01     I&M         Harper Shuman                         1747                   Denver Water Department
22-May-01     I/P          BHO                                 1144577                  DENVER EAST MACHINERY COMPANY
22-May-01     GOVT         BHO                                 1144576                  DELL RECEIVABLES LP
22-May-01     GOVT         TRAC                              22553-0215                 DEFELSKO
22-May-01     P&C          TRAC                                1510829                  David Brown
22-May-01     GOVT         TRAC                              22561-0204                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0279                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0299                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0208                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0238                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0205                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0206                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0300                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0241                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0284                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0308                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0225                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0248                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0318                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0245                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0280                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0312                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0220                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0293                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0216                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0236                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0239                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0217                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0303                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0231                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0243                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0314                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0272                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0289                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0304                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0305                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0223                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0292                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0247                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0275                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0219                 Danzas Corp.
22-May-01     GOVT         TRAC                               22561-010                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0226                 Danzas Corp.

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      164                164
                                                                                                      150                150
                                                                                                       68                 68
                                                                                                    4,425              4,425
                                                                                                    4,650              4,650
                               7,775                                                                                   7,775
                                                                                                    1,556              1,556
                                                                                                    3,671              3,671
                                                                                                      245                245
                                                                                                       58                 58
                                                                                 2,798                                 2,798
                                                                                   461                                   461
                                                                                   394                                   394
                                                                                   279                                   279
                                                                                   271                                   271
                                                                                   254                                   254
                                                                                   223                                   223
                                                                                   222                                   222
                                                                                   216                                   216
                                                                                   206                                   206
                                                                                   202                                   202
                                                                                   196                                   196
                                                                                   196                                   196
                                                                                   196                                   196
                                                                                   184                                   184
                                                                                   171                                   171
                                                                                   170                                   170
                                                                                   167                                   167
                                                                                   166                                   166
                                                                                   163                                   163
                                                                                   162                                   162
                                                                                   160                                   160
                                                                                   151                                   151
                                                                                   146                                   146
                                                                                   145                                   145
                                                                                   144                                   144
                                                                                   144                                   144
                                                                                   143                                   143
                                                                                   143                                   143
                                                                                   143                                   143
                                                                                   143                                   143
                                                                                   139                                   139
                                                                                   136                                   136
                                                                                   136                                   136
                                                                                   136                                   136
                                                                                   135                                   135
                                                                                   135                                   135
                                                                                   129                                   129


   *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              22561-0309                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0273                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0276                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0306                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0294                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0235                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0291                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0246                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0215                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0277                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0224                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0302                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0281                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0313                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0285                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0278                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0218                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0249                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0242                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0307                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0316                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0237                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0222                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0282                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0311                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0290                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0287                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0240                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0244                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0274                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0315                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0301                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0229                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0232                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0233                 Danzas Corp.
22-May-01     GOVT         TRAC                             22561-0234235               Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0283                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0286                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0317                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0209                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0211                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0212                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0213                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0227                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0228                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0196                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0297                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0210                 Danzas Corp.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   128                                   128
                                                                                   128                                   128
                                                                                   128                                   128
                                                                                   128                                   128
                                                                                   127                                   127
                                                                                   125                                   125
                                                                                   124                                   124
                                                                                   123                                   123
                                                                                   118                                   118
                                                                                   117                                   117
                                                                                   117                                   117
                                                                                   116                                   116
                                                                                   114                                   114
                                                                                   113                                   113
                                                                                   112                                   112
                                                                                   110                                   110
                                                                                   109                                   109
                                                                                   104                                   104
                                                                                   104                                   104
                                                                                   101                                   101
                                                                                    97                                    97
                                                                                    95                                    95
                                                                                    93                                    93
                                                                                    93                                    93
                                                                                    93                                    93
                                                                                    85                                    85
                                                                                    80                                    80
                                                                                    78                                    78
                                                                                    78                                    78
                                                                                    78                                    78
                                                                                    78                                    78
                                                                                    77                                    77
                                                                                    63                                    63
                                                                                    63                                    63
                                                                                    63                                    63
                                                                                    63                                    63
                                                                                    50                                    50
                                                                                    50                                    50
                                                                                    50                                    50
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    28                                    28
                                                                                    15                                    15


   *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              22561-0230                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0288                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0295                 Danzas Corp.
22-May-01     GOVT         TRAC                              22561-0298                 Danzas Corp.
22-May-01     I&M          San Roque                             856                    Danicor Trading
22-May-01     GOVT         TRAC                              21848-0062                 Dana Engineering Inc.
22-May-01     I/P          BHO                                 1144575                  D GEORGE CHADWICK JR
22-May-01     P&C          TRAC                                1510792                  CV Int'l
22-May-01     I/P          BHO                                 1144574                  CSC
22-May-01     GOVT         TRAC                              21848-0061                 Crawford Door Sales
22-May-01     I&M          San Roque                             890                    Craft & Tools Enterprises
22-May-01     I/P          Timberline - 14443                   37011                   Coyne Textile Services
22-May-01     GOVT         WS-Timberline                     3589-047016                Corvera
22-May-01     GOVT         WS-Timberline                     3589-047050                Con-Way Transp.
22-May-01     I/P          TRAC 21859                         Job 21859                 Continental Field Systems
22-May-01     I/P          TRAC 21859                         Job 21859                 Continental Field Systems
22-May-01     GOVT         TRAC                              22553-0216                 CONSOLIDATED PIPE & SUPPLY CO INC
22-May-01     GOVT         TRAC                              22553-0217                 CONSOLIDATED PIPE & SUPPLY CO INC
22-May-01     GOVT         TRAC                              22553-0189                 Condray Sign Co.
22-May-01     GOVT         TRAC                              22553-0190                 Condray Sign Co.
22-May-01     GOVT         TRAC                              22553-0168                 Condray Sign Co.
22-May-01     GOVT         TRAC                              21848-0115                 Concrete Specialties Inc.
22-May-01     GOVT         WS-Timberline                     3589-047069                Concentra St. Louis LCC
22-May-01    POWER                TRAC                         1236619                 COMMUNICATION AUTH
22-May-01     GOVT         TRAC                              22553-0157                 Commint Inc.
22-May-01     I/P          Timberline - 4829                    27594                   Commercial Carpet Cleaners
22-May-01     GOVT         WS-Timberline                     3589-047025                Colsteph
22-May-01     GOVT         TRAC                              22553-0182                 Cole-Palmer Instrument Co.
22-May-01     GOVT         TRAC                              22553-0183                 Cole-Palmer Instrument Co.
22-May-01     I/P          Timberline - 14443                  927147                   Cole Industrial Supply Company
22-May-01     GOVT         TRAC                              21848-0114                 Coffy Laboratories Inc.
22-May-01     GOVT         TRAC                              21852-0239                 CODE SERVICES
22-May-01     GOVT         TRAC                              21852-0237                 CODE SERVICES
22-May-01     GOVT         TRAC                              21852-0238                 CODE SERVICES
22-May-01     I/P          Timberline - 14443                   00267                   Coating Systems
22-May-01     I&M          San Roque                             891                    CMI Equipment Inc.
22-May-01     GOVT         TRAC                              22553-0133                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0134                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0131                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0135                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0127                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0130                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0128                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0126                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0132                 Clements Office Center Inc.
22-May-01     GOVT         TRAC                              22553-0136                 Clements Office Center Inc.
22-May-01     GOVT         BHO                                 1144573                  CLEAR MOUNTAIN NATURAL SPRING WATER
22-May-01     I&M          San Roque                             855                    CJ Fernandez Enterprises

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                    15                                    15
                                                                                    15                                    15
                                                                                    15                                    15
                                                                                    15                                    15
                                                                                                      129                129
                                                                                                   10,512             10,512
                                                                                                    5,813              5,813
                                                                                                    5,980              5,980
                                                                                                      378                378
                                                                                                      372                372
                                                                                                    2,496              2,496
                                                                                                    4,493              4,493
                                                                                                  132,918            132,918
                                                                                    57                                    57
                                                                                                   34,670             34,670
                                                                                                   29,569             29,569
                                                                                                      365                365
                                                                                                     (129)              (129)
                                                                                                      502                502
                                                                                                      467                467
                                                                                                      411                411
                                                                                                       39                 39
                                                                                                      629                629
                                  97                                                                                      97
                                                                                                    2,419              2,419
                                                                                                    3,446              3,446
                                                                                                   18,411             18,411
                                                                                                      380                380
                                                                                                       23                 23
                                                                                                      325                325
                                                                                                      310                310
                                                                                                    3,240              3,240
                                                                                                    1,244              1,244
                                                                                                      390                390
                                                                                                    3,665              3,665
                                                                                                   17,841             17,841
                                                                                                    2,221              2,221
                                                                                                    1,330              1,330
                                                                                                    1,305              1,305
                                                                                                      888                888
                                                                                                      858                858
                                                                                                      511                511
                                                                                                      359                359
                                                                                                      174                174
                                                                                                      148                148
                                                                                                       63                 63
                                  11                                                                                      11
                                                                                                      671                671


   *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
------------------------------------------------------------------------------------------------------------------------------------


                           DISBURSEMENT
  DATE       GROUP           LOCATION                      CONTROL NUMBER                            VENDOR
------------------------------------------------------------------------------------------------------------------------------------
22-May-01     I&M          San Roque                             911                    Civic Merchandising
22-May-01     GOVT         TRAC                              22553-0169                 Citgo Petroleum Corp.
22-May-01     I/P          TRAC 21864                         Job 21864                 Cintas Corp.
22-May-01     I/P          TRAC 21859                         Job 21859                 Cingular Wireless
22-May-01     I/P          TRAC 21864                         Job 21864                 Cingular Wireless
22-May-01     I/P          Timberline - 14443                   37015                   Cingular
22-May-01     I/P          RUST LOCATON                       10126185                  CINGULAR
22-May-01     I/P          RUST LOCATON                       10126186                  CINGULAR
22-May-01     GOVT         TRAC                              21848-0044                 Central Pre-Mix of Oregon
22-May-01     GOVT         TRAC                              21848-0043                 Central Pre-Mix of Oregon
22-May-01     I&M          San Roque                             889                    Center Industrial Supply
22-May-01     I/P          TRAC 21042                         Job 21042                 Cellular One
22-May-01     GOVT         TRAC                              22553-0166                 CDW Computer Centers Inc.
22-May-01     GOVT         TRAC                              22561-0347                 CCR (CIE Containers)
22-May-01     GOVT         TRAC                              21848-0058                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0053                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0052                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0054                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0055                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0056                 CB's Portable Restrooms
22-May-01     GOVT         TRAC                              21848-0057                 CB's Portable Restrooms
22-May-01     I&M          San Roque                             854                    Carried Lumber Co.
22-May-01     GOVT         TRAC                              22553-0145                 Carlton Bates Company
22-May-01     GOVT         TRAC                              22553-0146                 Carlton Bates Company
22-May-01     GOVT         TRAC                              22553-0144                 Carlton Bates Company
22-May-01     GOVT         TRAC                              21848-0050                 Carlson Testing
22-May-01     GOVT         TRAC                              21848-0051                 Carlson Testing
22-May-01     GOVT         TRAC                              21852-0210                 Carboline
22-May-01     GOVT         TRAC                              21852-0209                 Carboline
22-May-01     GOVT         TRAC                              21852-0198                 Carboline
22-May-01     GOVT         TRAC                              21852-0207                 Carboline
22-May-01     GOVT         TRAC                              21852-0196                 Carboline
22-May-01     GOVT         TRAC                              21852-0211                 Carboline
22-May-01     GOVT         TRAC                              21852-0206                 Carboline
22-May-01     I&M          San Roque                             853                    Canon Marketing Philippines
22-May-01     GOVT         TRAC                              21852-0240                 CANNON CONTRACTING INC
22-May-01     GOVT         TRAC                              21852-0241                 CANNON CONTRACTING INC
22-May-01     GOVT         TRAC                              22561-0202                 Camsco
22-May-01     GOVT         TRAC                              22561-0203                 Camsco
22-May-01     GOVT         TRAC                              22561-0201                 Camsco
22-May-01     I&M          BHO                                49016860                  Campbell County Treasurer
22-May-01     I&M          San Roque                             888                    Cabanatuan Woodland Ent.
22-May-01    POWER                TRAC                         1236607                 C.K. ELECTECH
22-May-01     P&C          TRAC                                1510794                  BWI Co
22-May-01     GOVT         TRAC                              21852-0229                 BURNS INT'L SECURITY SERVICES
22-May-01     GOVT         TRAC                              21852-0231                 BURNS INT'L SECURITY SERVICES
22-May-01     GOVT         TRAC                              21852-0227                 BURNS INT'L SECURITY SERVICES
22-May-01     GOVT         TRAC                              21852-0233                 BURNS INT'L SECURITY SERVICES

----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
----------------------------------------------------------------------------------------------------------------------------
                                                                                                   64,761             64,761
                                                                                                       78                 78
                                                                                                      632                632
                               1,061                                                                                   1,061
                                  84                                                                                      84
                                                                                                    1,316              1,316
                                 129                                                                                     129
                                 104                                                                                     104
                                                                                                      502                502
                                                                                                      251                251
                                                                                                    2,168              2,168
                                 158                                                                                     158
                                                                                                      134                134
                                                                                                   15,074             15,074
                                                                                                   12,155             12,155
                                                                                                      637                637
                                                                                                      636                636
                                                                                                      300                300
                                                                                                      300                300
                                                                                                      300                300
                                                                                                      300                300
                                                                                                   10,128             10,128
                                                                                                    1,415              1,415
                                                                                                    1,415              1,415
                                                                                                       58                 58
                                                                                                      754                754
                                                                                                      595                595
                                                                                                   41,294             41,294
                                                                                                   10,520             10,520
                                                                                                    3,480              3,480
                                                                                                    2,946              2,946
                                                                                                    2,921              2,921
                                                                                                    1,690              1,690
                                                                                                      373                373
                                                                                                      639                639
                                                                                                    7,650              7,650
                                                                                                    2,250              2,250
                                                                                                    7,425              7,425
                                                                                                    1,400              1,400
                                                                                                      700                700
                                                                                                      178                178
                                                                                                    7,457              7,457
                                                                 2,179                                                 2,179
                                                                                                    9,528              9,528
                                                                                                    1,185              1,185
                                                                                                    1,168              1,168
                                                                                                    1,144              1,144
                                                                                                    1,070              1,070


   *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-May-01     GOVT         TRAC                              21852-0232                 BURNS INT'L SECURITY SERVICES
22-May-01     GOVT         TRAC                              21852-0230                 BURNS INT'L SECURITY SERVICES
22-May-01     GOVT         TRAC                              21852-0228                 BURNS INT'L SECURITY SERVICES
22-May-01     I/P          Timberline - 14443                  0001069                  Bullock Tice Associates
22-May-01     I/P          Timberline - 14443                  0000589                  Bullock Tice Associates
22-May-01     I/P          Timberline - 14443                   8742                    Buchanan Laboratory Inc.
22-May-01     I/P          Timberline - 14443                   8744                    Buchanan Laboratory Inc.
22-May-01     I/P          Timberline - 4829                   042301                   Brian Modloff
22-May-01     I/P          TRAC 21859                         Job 21859                 Brand Scaffold Rental
22-May-01     I/P          BHO                                 1144572                  BPA BUILDING SERVICES
22-May-01     P&C          TRAC                                1510791                  Bond Tile
22-May-01     GOVT         TRAC                              22561-0374                 Boise Cascade Corp (HOPACO)
22-May-01     GOVT         TRAC                              22561-0375                 Boise Cascade Corp (HOPACO)
22-May-01     GOVT         TRAC                              22561-0354                 BOC Gases Gaspro
22-May-01     GOVT         TRAC                              22561-0355                 BOC Gases Gaspro
22-May-01     I&M          Makati                              MC05201                  BOC
22-May-01     I&M          San Roque                             887                    BMC Forestry Corp
22-May-01     GOVT         TRAC                              22553-0180                 Blue Tech Inc.
22-May-01     GOVT         TRAC                              22553-0181                 Blue Tech Inc.
22-May-01     GOVT         TRAC                              22553-0179                 Blue Tech Inc.
22-May-01     I/P          BHO                                 1144571                  BLASLAND BOUCK AND LEE INC
22-May-01     I&M          San Roque                             886                    Bindy Parts
22-May-01     I&M          San Roque                             851                    Bindy Parts
22-May-01     I&M          San Roque                             852                    BHF Corporation
22-May-01     I/P          Timberline - 4829         014001104358, 014001104359         BFI Inc.
22-May-01    POWER                TRAC                       1236504/5/6               BEST TECH
22-May-01    POWER                TRAC                         1236618                 BEST TECH
22-May-01     GOVT         TRAC                              22553-0196                 BERNARD HODES GROUP
22-May-01     GOVT         TRAC                              22553-0195                 BERNARD HODES GROUP
22-May-01     I/P          Timberline - 4829           WA18000331, WA38000331           Bell Fuels, Inc.
22-May-01     I/P          BHO                                 1144570                  BAX GLOBAL
22-May-01     GOVT         TRAC                              22553-0050                 Barton's of Pine Bluff
22-May-01     GOVT         TRAC                              22553-0164                 Backgrounds International
22-May-01     GOVT         TRAC                              21848-0047                 B&J Industrial
22-May-01     I/P          TRAC 21864                         Job 21864                 Atlantic Scaffolding Company
22-May-01     I&M         Harper Shuman                          465                    AT&T Wireless Serv 465
22-May-01     I&M         Harper Shuman                          387                    AT&T Wireless Serv 387
22-May-01     I&M         Harper Shuman                          369                    AT&T Wireless Serv 369
22-May-01     I&M         Harper Shuman                          368                    AT&T Wireless Serv 368
22-May-01     I&M         Harper Shuman                         1096                    AT&T Wireless Serv
22-May-01     I&M         Harper Shuman                         2549                   AT&T Wireless Serv
22-May-01     I&M         Harper Shuman                          457                    AT&T 457
22-May-01     I&M         Harper Shuman                         2629                   AT&T
22-May-01     I/P          RUST LOCATON                       10126184                  AT&T
22-May-01     I/P          Timberline - 4691                    37012                   AT&T
22-May-01     I/P          RUST LOCATON                       10126182                  AT&T
22-May-01     GOVT         TRAC                              22553-0219                 AT&T
22-May-01     GOVT         TRAC                              22553-0220                 AT&T


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      803                803
                                                                                                      678                678
                                                                                                      641                641
                                                                                                    2,018              2,018
                                                                                                      431                431
                                                                                                      206                206
                                                                                                       77                 77
                                                                                                      275                275
                                                                                                    4,579              4,579
                                                                                                   63,828             63,828
                                                                                                   22,668             22,668
                                                                                                      289                289
                                                                                                       11                 11
                                                                                                    1,440              1,440
                                                                                                    1,020              1,020
               28,013                                                                                                 28,013
                                                                                                    5,518              5,518
                                                                                                    3,582              3,582
                                                                                                    2,162              2,162
                                                                                                      377                377
                                                                                                   40,849             40,849
                                                                                                    2,149              2,149
                                                                                                      176                176
                                                                                                      409                409
                                                                                                    6,732              6,732
                                                                32,863                                                32,863
                                                                 2,335                                                 2,335
                                                                                                      107                107
                                                                                                       66                 66
                                                                                                      667                667
                                                                                 1,138                                 1,138
                                                                                                      678                678
                                                                                                    4,164              4,164
                                                                                                       11                 11
                                                                                                    9,784              9,784
                                 937                                                                                     937
                                 267                                                                                     267
                               5,276                                                                                   5,276
                                 324                                                                                     324
                                 170                                                                                     170
                                 227                                                                                     227
                                  11                                                                                      11
                               1,497                                                                                   1,497
                               1,149                                                                                   1,149
                                                                                                      958                958
                                 577                                                                                     577
                                                                                                      360                360
                                                                                                      236                236


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-May-01     I&M         Harper Shuman                          151                    AT&T
22-May-01     I/P          RUST LOCATON                       10126183                  AT&T
22-May-01     CORP         BHO                                 1144549                  AT AND T WIRELESS
22-May-01     GOVT         BHO                                 1144569                  AT AND T WIRELESS
22-May-01     I&M          San Roque                             850                    Asian Engine Rebuilders
22-May-01     GOVT         TRAC                              22553-0194                 ARKANSAS OFFICE  FURNITURE INC
22-May-01     GOVT         TRAC                              22553-0201                 ARKANSAS OFFICE  FURNITURE INC
22-May-01     GOVT         TRAC                              22553-0141                 Arkansas Fire Academy
22-May-01     GOVT         TRAC                              22553-0047                 Ark Office Furniture Inc.
22-May-01     GOVT         TRAC                              22553-0048                 Ark Office Furniture Inc.
22-May-01     CORP         BHO                                 1144547                  ARCH WIRELESS
22-May-01     GOVT         TRAC                              22553-0214                 APPLIED SOFTWARE
22-May-01     GOVT         TRAC                              21852-0172                 Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                              21852-0175                 Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                              21852-0173                 Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                             21852-0177178               Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                              21852-0176                 Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                              21852-0178                 Applied Connectors & Controls Inc.
22-May-01     GOVT         TRAC                              21852-0174                 Applied Connectors & Controls Inc.
22-May-01     I/P          TRAC 21859                         Job 21859                 Anzelc Welding & Fabr.
22-May-01     GOVT         TRAC                              21848-0046                 Anderson Special
22-May-01     I/P          Timberline - 4829                   512939                   Anderson Pest Control
22-May-01     I&M          San Roque                             849                    AMU Export-Import
22-May-01     GOVT         TRAC                              21848-0045                 Amico-Kemp
22-May-01     CORP         BHO                                 1144546                  AMERITECH PAGING
22-May-01     CORP         BHO                                 1144544                  AMERITECH
22-May-01     I/P          Timberline - 14443                  21287-1                  Americlean
22-May-01     I/P          Timberline - 14443                  21263-8                  Americlean
22-May-01     I/P          Timberline - 14443                  21262-1                  Americlean
22-May-01     GOVT         TRAC                              22553-0065                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0053                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0064                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0052                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0054                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0056                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0119                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0116                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0115                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0109                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0057                 American Transit Supply
22-May-01     GOVT         TRAC                              22553-0055                 American Transit Supply
22-May-01     I/P          Timberline - 4829                   210248                   American Roofing and Repair
22-May-01     I/P          BHO                                 1144568                  AMERICAN INDUSTRIAL
22-May-01     GOVT         TRAC                              21852-0226                 AMERICAN FIRE TECHNOLOGIES
22-May-01     I&M          San Roque                             884                    Alvinex Industrial Corp
22-May-01     GOVT         TRAC                              22553-0156                 AllTech Associates Inc.
22-May-01     I&M          San Roque                             883                    Alliance Industrial Sales
22-May-01     I/P          TRAC 21864                         Job 21864                 Allergy-Immunology Division


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                 217                                                                                     217
                                 199                                                                                     199
                             110,483                                                                                 110,483
                                 266                                                                                     266
                                                                                                   31,272             31,272
                                                                                                      150                150
                                                                                                       85                 85
                                                                                                    9,575              9,575
                                                                                                    4,562              4,562
                                                                                                      383                383
                                 159                                                                                     159
                                                                                                      395                395
                                                                                                   28,187             28,187
                                                                                                   10,626             10,626
                                                                                                    6,204              6,204
                                                                                                    1,995              1,995
                                                                                                      375                375
                                                                                                      266                266
                                                                                                      102                102
                                                                                                       80                 80
                                                                                                   18,466             18,466
                                                                                                      462                462
                                                                                                      127                127
                                                                                                      327                327
                                   9                                                                                       9
                               4,210                                                                                   4,210
                                                                                                    1,032              1,032
                                                                                                      761                761
                                                                                                      761                761
                                                                                                    3,519              3,519
                                                                                                    1,027              1,027
                                                                                                      696                696
                                                                                                      416                416
                                                                                                      397                397
                                                                                                      219                219
                                                                                                      156                156
                                                                                                      103                103
                                                                                                       84                 84
                                                                                                       77                 77
                                                                                                       75                 75
                                                                                                       43                 43
                                                                                                    2,056              2,056
                                                                                                      840                840
                                                                                                   19,938             19,938
                                                                                                   13,146             13,146
                                                                                                   13,140             13,140
                                                                                                    5,625              5,625
                                                                                                    7,500              7,500


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
22-May-01     I&M         Harper Shuman                          430                   All Star Auto Body
22-May-01     I/P          BHO                                 1144567                  AIRBORNE EXPRESS
22-May-01     I/P          RUST LOCATON                       10126181                  AIRBORNE EXPRESS
22-May-01     GOVT         TRAC                              22553-0120                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0123                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0218                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0122                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0124                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0121                 Airborne Express
22-May-01     GOVT         TRAC                              22553-0125                 Airborne Express
22-May-01    POWER                TRAC                        H2471814                 AIRBORNE EX
22-May-01    POWER                TRAC                         1236617                 AERO INTERNATIONAL
22-May-01     P&C          TRAC                                1510793                  AEA Int'l
22-May-01     I/P          TRAC 21859                         Job 21859                 Action Automation
22-May-01     I&M          San Roque                             885                    ACS Manufacturing Corp
22-May-01     I/P          Timberline - 4829           WA18000331, WA38000331           Accurate Document Destruction
22-May-01     GOVT         TRAC                              21848-0016                 AC and S (Insulation Subcontract))
22-May-01     I/P          Timberline - 4829                 5787, 5788                 A&O Snow Plowing
22-May-01     GOVT         TRAC                              21852-0225                 A P SUPPLY COMPANY
22-May-01     GOVT         TRAC                              21848-0086                 Ivy Hi-Lift
21-May-01     GOVT         TRAC                              22561-0153                 Xerox Corporation
21-May-01     GOVT         TRAC                              22561-0152                 Xerox Corporation
21-May-01     GOVT         Cape-Trac                           1965401                  Woodson & Assoc.
21-May-01     GOVT         Cape-Trac                           1965400                  Woodson & Assoc.
21-May-01     GOVT         TRAC                              22553-0019                 WISE EL SANTO
21-May-01     GOVT         TRAC                              22553-0020                 WILLIAMS SCOTSMAN
21-May-01     I/P          Timberline - 7278                    4368                    Wexier Services Corp.
21-May-01     I/P          Timberline - 3397                   033101                   Western Exterminator Company
21-May-01    POWER                TRAC                         P05-052                 WEST EQUIPMENT CO.
21-May-01    POWER                TRAC                         P05-051                 WESCO
21-May-01     I/P          Timberline - 3397                   0301-13                  Webcor Builders
21-May-01    POWER                TRAC                         P05-050                 WAHLCO
21-May-01     GOVT         Cape-Trac                           1965398                  Waco Scaffold
21-May-01     I/P          Timberline - 14443                  01-1137                  W.D. Rodgers Mechanical Cont.
21-May-01     GOVT         TRAC                              22561-0149                 VWR Scientific Products
21-May-01     GOVT         TRAC                              22561-0150                 VWR Scientific Products
21-May-01     GOVT         TRAC                              22561-0148                 Vinly Technology Inc.
21-May-01    POWER                TRAC                         P05-049                 VIKING
21-May-01     I&M          San Roque                             843                    Versachem Trading
21-May-01     GOVT         TRAC                              22561-0151                 Verizon Hawaii Inc.
21-May-01     I/P          Timberline - 7278             50197, 50379, 50551            Velocity Express
21-May-01     GOVT         TRAC                              22553-0024                 UNITED WATER
21-May-01     GOVT         TRAC                              22553-0025                 UNITED WATER
21-May-01     I&M          San Roque                             842                    Union Cement Corp.
21-May-01     I/P          Timberline - 3397                    41601                   U.S. Bank
21-May-01     I/P          Timberline - 7278                   041601                   U.S. Bank
21-May-01     I/P          Timberline - 7278                    40701                   Tysons Self Storage
21-May-01     GOVT         Cape-Trac                           1965397                  TW Metals


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,930              1,930
                                                                                   249                                   249
                                                                                    91                                    91
                                                                                                      208                208
                                                                                                      204                204
                                                                                                      176                176
                                                                                                      104                104
                                                                                                       74                 74
                                                                                                       14                 14
                                                                                                        5                  5
                                                                                                      107                107
                                                                   190                                                   190
                                                                                                   62,980             62,980
                                                                                                   19,714             19,714
                                                                                                    3,089              3,089
                                                                                                      643                643
                                                                                                  162,006            162,006
                                                                                                   16,836             16,836
                                                                                                    3,603              3,603
                                                                                                      554                554
                                                                                                    2,030              2,030
                                                                                                       73                 73
                                                                                                  112,220            112,220
                                                                                                  105,193            105,193
                                                                                                      127                127
                                                                                                       46                 46
                                                                                                    2,484              2,484
                                                                                                    1,200              1,200
                                                                                                      454                454
                                                                                                    3,078              3,078
                                                                                                    2,547              2,547
                                                                                                   35,000             35,000
                                                                                                   19,540             19,540
                                                                                                   60,841             60,841
                                                                                                    1,228              1,228
                                                                                                      772                772
                                                                                                   72,778             72,778
                                                                                                      361                361
                                                                                                    1,754              1,754
                                  63                                                                                      63
                                                                                                      279                279
                                  29                                                                                      29
                                  24                                                                                      24
                                                                                                   65,541             65,541
                                                                                                    5,936              5,936
                                                                                                    3,620              3,620
                                                                                                      249                249
                                                                                                    1,023              1,023


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01     I&M          San Roque                             841                    Transport Equipment Corp.
21-May-01     GOVT         TRAC                              22561-0134                 Trane Pacific Service
21-May-01     GOVT         TRAC                              22561-0135                 Trane Pacific Service
21-May-01     GOVT         TRAC                              22561-0144                 TPI
21-May-01     GOVT         TRAC                              22561-0147                 TPI
21-May-01     GOVT         TRAC                              22561-0146                 TPI
21-May-01     GOVT         TRAC                              22561-0139                 TPI
21-May-01     GOVT         TRAC                              22561-0142                 TPI
21-May-01     GOVT         TRAC                              22561-0141                 TPI
21-May-01     GOVT         TRAC                              22561-0140                 TPI
21-May-01     GOVT         TRAC                              22561-0138                 TPI
21-May-01     GOVT         TRAC                              22561-0143                 TPI
21-May-01     GOVT         TRAC                              22561-0137                 TPI
21-May-01     I/P          Timberline - 14443                 L7343802                  Thompson Rental
21-May-01     I/P          Timberline - 14443                I4300355259                Thompson
21-May-01     GOVT         TRAC                              22561-0136                 Technical Sales Development
21-May-01    POWER                TRAC                         P05-048                 TAPECOAT
21-May-01     GOVT         TRAC                              22561-0154                 SWRI
21-May-01    POWER                TRAC                         P05-046                 STEVENS DISPOSAL
21-May-01    POWER                TRAC                         P05-045                 SPILLSONS
21-May-01     GOVT         TRAC                              22553-0013                 SOUTHWEST RESEARCH INSTITUTE
21-May-01     I/P          Timberline - 14443                  561306                   Southern Management
21-May-01     I/P          Timberline - 14443                  562329                   Southern Management
21-May-01     GOVT         TRAC                              22553-0027                 SOUTHERN BELL
21-May-01     GOVT         TRAC                              22553-0032                 SOUTHERN BELL
21-May-01     GOVT         TRAC                              22553-0026                 SOUTHERN BELL
21-May-01     GOVT         TRAC                              22553-0021                 SOUTHERN BELL
21-May-01     GOVT         TRAC                              22553-0005                 SOUTHEASTERN SERVICES INC
21-May-01     GOVT         TRAC                              22553-0003                 SOUTHEASTERN SERVICES INC
21-May-01     GOVT         TRAC                              22553-0002                 SOUTHEASTERN SERVICES INC
21-May-01     GOVT         TRAC                              22553-0004                 SOUTHEASTERN SERVICES INC
21-May-01     GOVT         TRAC                              22561-0133                 Soltec
21-May-01     I/P          Timberline - 14443                 11995357                  Simplex Time
21-May-01     I/P          Timberline - 14443                 83443912                  Simplex
21-May-01     I/P          Timberline - 3397                    33205                   Silicon Valley Fire Protection
21-May-01     I/P          Timberline - 7278                    2957                    Shielding Resources Group Inc.
21-May-01     I/P          Timberline - 4505                  22911740                  Shaw Contract Flooring
21-May-01    POWER                TRAC                         P05-044                 SETON
21-May-01    POWER                TRAC                         P05-047                 SERVICE ELECTRIC
21-May-01     I/P          Timberline - 14443                  JC8927                   Security Integrations
21-May-01    POWER             TIMBERLINE                     470904233                SECRETARY OF FUNDS
21-May-01     I/P          Timberline - 3397                 8100509429                 Schindler Elevator Corporation
21-May-01     I&M          San Roque                          10000068                  Sandvik Tamrock (Phils), Inc.
21-May-01    POWER                TRAC                         P05-043                 SAFWAY STEEL
21-May-01    POWER                TRAC                         P05-042                 SAFETY SERVICES
21-May-01     GOVT         Cape-Trac                           1965393                  Safety Products Inc.
21-May-01     GOVT         Cape-Trac                           1965394                  S.F. Travis Co.
21-May-01     I/P          Timberline - 14443                  2107-2                   Rodgers Electrical Contractors


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    9,215              9,215
                                                                                                    7,192              7,192
                                                                                                    4,653              4,653
                                                                                                    4,115              4,115
                                                                                                    1,938              1,938
                                                                                                      730                730
                                                                                                      489                489
                                                                                                      478                478
                                                                                                      388                388
                                                                                                      226                226
                                                                                                      146                146
                                                                                                      144                144
                                                                                                       56                 56
                                                                                                      762                762
                                                                                                      793                793
                                                                                                    7,350              7,350
                                                                                                      124                124
                                                                                                  750,258            750,258
                                                                                                      715                715
                                                                                                      528                528
                                                                                                  185,098            185,098
                                                                                                    2,875              2,875
                                                                                                    1,015              1,015
                                 289                                                                                     289
                                 272                                                                                     272
                                 130                                                                                     130
                                  50                                                                                      50
                                                                                                    8,578              8,578
                                                                                                    1,981              1,981
                                                                                                    1,422              1,422
                                                                                                    1,385              1,385
                                                                                                    3,380              3,380
                                                                                                      379                379
                                                                                                    2,073              2,073
                                                                                                      351                351
                                                                                                      180                180
                                                                                                  323,391            323,391
                                                                                                      209                209
                                                                                                    6,552              6,552
                                                                                                   32,324             32,324
                                                                                                    6,278              6,278
                                                                                                    4,928              4,928
                                                                                                   35,356             35,356
                                                                                                  153,207            153,207
                                                                                                      872                872
                                                                                                      236                236
                                                                                                    4,378              4,378
                                                                                                   50,869             50,869


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01     GOVT         TRAC                              22561-0132                 Relizon Company
21-May-01    POWER                TRAC                         P05-041                 RELIZON
21-May-01     GOVT         TRAC                              22553-0023                 RELIANT/ARKLA
21-May-01     GOVT         TRAC                              22553-0022                 RELIANT/ARKLA
21-May-01     GOVT         Cape-Trac                           1965392                  Reflange
21-May-01     GOVT         Cape-Trac                           1965395                  Reddy Ice
21-May-01     GOVT         TRAC                              22561-0130                 RD Technology
21-May-01     GOVT         TRAC                              22561-0131                 RD Technology
21-May-01    POWER                TRAC                         P05-040                 RAM INDUSTRIES
21-May-01     GOVT         Cape-Trac                           1965391                  Quality Inspection
21-May-01     GOVT         TRAC                              22561-0126                 Process Controls
21-May-01     GOVT         TRAC                              22561-0128                 Process Controls
21-May-01     GOVT         TRAC                              22561-0127                 Process Controls
21-May-01     GOVT         TRAC                              22561-0129                 Process Controls
21-May-01    POWER                TRAC                         P05-039                 PRENTICE
21-May-01     I/P          Timberline - 14330               1240/05-21-01               Portland General Electric
21-May-01     I/P          Timberline - 7278                    33101                   Pitney Bowes Credit Corp.
21-May-01     I/P          Timberline - 3397             00300070, 00303125             Pioneer Liquid Transport, Inc.
21-May-01     I&M          San Roque                             840                    Pinnacle Parts Co
21-May-01     I&M          San Roque                             839                    Philgerma Manufacturing Inc.
21-May-01    POWER                TRAC                         P05-038                 PENN TOOL
21-May-01     GOVT         Cape-Trac                           1965389                  Peninsula Engineering
21-May-01     I/P          Timberline - 3397                 239478-001                 Partners Industrial Network
21-May-01     I/P          Timberline - 3397                   S12474                   Pacific Coast Trane Service
21-May-01     I/P          Timberline - C-4505    51188, 51189, 51190, 51581, 51592     Pacific Building Interiors
21-May-01    POWER             TIMBERLINE                     470904238                PA SCDU
21-May-01     I/P          Timberline - 3397                   8247BA                   Overhead Door Company
21-May-01     I/P          Timberline - 3397                 SJ25850001                 Otis Elevator Corporation
21-May-01     GOVT         TRAC                              22561-0120                 Orange Valve & Fitting
21-May-01     GOVT         TRAC                              22561-0122                 Orange Valve & Fitting
21-May-01     GOVT         TRAC                              22561-0124                 Orange Valve & Fitting
21-May-01     GOVT         TRAC                              22561-0121                 Orange Valve & Fitting
21-May-01     GOVT         TRAC                               22561-123                 Orange Valve & Fitting
21-May-01     GOVT         TRAC                              22561-0125                 Orange Valve & Fitting
21-May-01     GOVT         Cape-Trac                           1965387                  Office Depot
21-May-01     I/P          Timberline - 7278                   041901                   Office Depot
21-May-01     I/P          Timberline - 14443                 01319933                  NYCO
21-May-01     I/P          Timberline - 14443                   8842                    NW Florida Engineering
21-May-01     GOVT         TRAC                              22561-0117                 Nucon International
21-May-01     I/P          Timberline - 3397                    26455                   Northwest Landscape Maint.
21-May-01     I/P          Timberline - 14443                  345264                   Norstan
21-May-01     I/P          Timberline - 14443               0015452210-6                Nextel
21-May-01     I/P          Timberline - 14443               0015452210-6                Nextel
21-May-01     I/P          Timberline - 7278                   2536672                  Neopost
21-May-01     GOVT         TRAC                              22561-0119                 National Welders
21-May-01     GOVT         TRAC                              22561-0118                 National Welders
21-May-01     I/P          Timberline - 14443                 90487364                  Nalco Chemical Company
21-May-01    POWER                TRAC                         1215042                 NAKORNPATHOM


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2,082              2,082
                                                                                                       68                 68
                                  24                                                                                      24
                                  22                                                                                      22
                                                                                                    6,758              6,758
                                                                                                      469                469
                                                                                                      900                900
                                                                                                      625                625
                                                                                                      950                950
                                                                                                    1,645              1,645
                                                                                                    1,784              1,784
                                                                                                      661                661
                                                                                                      481                481
                                                                                                      177                177
                                                                                                      579                579
                              70,224                                                                                  70,224
                                                                                                      150                150
                                                                                                    4,500              4,500
                                                                                                   24,696             24,696
                                                                                                       73                 73
                                                                                                   11,904             11,904
                                                                                                  243,815            243,815
                                                                                                       35                 35
                                                                                                    5,221              5,221
                                                                                                  187,748            187,748
                                                                                                      300                300
                                                                                                      186                186
                                                                                                      746                746
                                                                                                   10,329             10,329
                                                                                                    3,256              3,256
                                                                                                    2,239              2,239
                                                                                                       16                 16
                                                                                                        8                  8
                                                                                                        7                  7
                                                                                                    9,826              9,826
                                                                                                      524                524
                                                                                                    3,443              3,443
                                                                                                    1,095              1,095
                                                                                                      750                750
                                                                                                    9,100              9,100
                                                                                                      571                571
                                 553                                                                                     553
                                 546                                                                                     546
                                                                                                      239                239
                                                                                                      339                339
                                                                                                       48                 48
                                                                                                    1,274              1,274
                                                                   502                                                   502


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01    POWER             TIMBERLINE                     470904232                N.E.B.F.
21-May-01     GOVT         TRAC                              22561-0116                 MSC Industrial Supply
21-May-01     GOVT         TRAC                              22561-0112                 Montgomery Kone Inc.
21-May-01    POWER                TRAC                         P05-037                 MONROE PRINTING
21-May-01     I&M          San Roque                             845                    Monark Equipment
21-May-01     I/P          Timberline - 3397                J4652, J4672                Mobile Communications Service
21-May-01    POWER                TRAC                         P05-036                 MILLGARD
21-May-01    POWER                TRAC                         P05-035                 MIDWEST HEALTH CENTER
21-May-01     I&M          San Roque                             844                    Michael J. Gavin
21-May-01     GOVT         TRAC                              22561-0114                 Metco Environmental
21-May-01     GOVT         TRAC                              22561-0115                 Metco Environmental
21-May-01    POWER                TRAC                         P05-034                 MESSINA CONCRETE
21-May-01     I/P          Timberline - 7278           9701381A-6, 9701461-60           Mergenthaler
21-May-01     GOVT         Cape-Trac                           1965386                  Melbourne Medical Lab.
21-May-01     I&M          San Roque                             838                    Megasco
21-May-01     I/P          Timberline - 7278              14868, 414860301              Mechanical Service & Systems
21-May-01     GOVT         TRAC                              22561-0109                 McMaster Carr Supply Co.
21-May-01     GOVT         TRAC                              22561-0111                 McMaster Carr Supply Co.
21-May-01     GOVT         TRAC                              22561-0110                 McMaster Carr Supply Co.
21-May-01    POWER                TRAC                         P05-033                 McDONALD MOBILE
21-May-01    POWER                TRAC                         P05-032                 McCALLY TOOL
21-May-01    POWER                TRAC                         P05-031                 MAXON CORPORATION
21-May-01     GOVT         WS-Timberline                        47018                   Manhattan Engineering
21-May-01     GOVT         TRAC                              22561-0113                 Magurie Bearing
21-May-01     I/P          Timberline - 3397                    42569                   Magnum Fire
21-May-01    POWER             TIMBERLINE                     470904239                LOU-RON TRUCK RENTALS
21-May-01     GOVT         TRAC                              22561-0107                 Longero Iron Mountain Ind. Inc.
21-May-01     GOVT         TRAC                              22561-0108                 Longero Iron Mountain Ind. Inc.
21-May-01    POWER                TRAC                         P05-030                 LOFLAND COMPANY
21-May-01     I/P          Timberline - 24588                  051801                   Leroy Walker
21-May-01     I/P          Timberline - 14443                   14089                   Larry M. Jacobs & Associates
21-May-01    POWER                TRAC                         P05-029                 LAKEWOOD MACHINE PROD.
21-May-01     GOVT         TRAC                              22561-0106                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0100                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0104                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0103                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0102                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0101                 Lab Safety Supply
21-May-01     GOVT         TRAC                              22561-0099                 Kinko's
21-May-01     I/P          Timberline - 7278                    3463                    Kimball Property Maintenance
21-May-01     I/P          Timberline - 3397               050801, 050901               Kim Daly
21-May-01     I/P          Timberline - C4505        19012, 19334, 19404, 19417         Kilian Fire Sprinkler Corp.
21-May-01     GOVT         TRAC                              22561-0098                 Keller Supply Company
21-May-01     GOVT         TRAC                              22561-0097                 J.T. Thorpe
21-May-01    POWER                TRAC                         P05-028                 J J SUPPLY
21-May-01     GOVT         TRAC                              22561-0096                 Island Pacific Distributors
21-May-01     I/P          Timberline - 7278              7439273, 7646465              Iron Mountain
21-May-01     I/P          Timberline - 7278                  51313420                  IOS Capital


----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      446                446
                                                                                                      103                103
                                                                                                    3,935              3,935
                                                                                                       21                 21
                                                                                                   61,313             61,313
                                                                                                       68                 68
                                                                                                  369,079            369,079
                                                                                                    6,856              6,856
                                                                                                      670                670
                                                                                                  315,300            315,300
                                                                                                  140,472            140,472
                                                                                                   79,114             79,114
                                                                                                    2,441              2,441
                                                                                                      175                175
                                                                                                    9,751              9,751
                                                                                                    1,290              1,290
                                                                                                      746                746
                                                                                                      283                283
                                                                                                       39                 39
                                                                                                    1,717              1,717
                                                                                                      911                911
                                                                                                   10,151             10,151
                                                                                                  389,695            389,695
                                                                                                       77                 77
                                                                                                      325                325
                                                                                                    2,500              2,500
                                                                                                   37,139             37,139
                                                                                                   19,263             19,263
                                                                                                      324                324
                                                                                                    1,850              1,850
                                                                                                      110                110
                                                                                                      481                481
                                                                                                   83,001             83,001
                                                                                                    1,524              1,524
                                                                                                    1,434              1,434
                                                                                                      597                597
                                                                                                      287                287
                                                                                                       29                 29
                                                                                                      350                350
                                                                                                    2,027              2,027
                                                                                                      287                287
                                                                                                   55,217             55,217
                                                                                                    3,439              3,439
                                                                                                      380                380
                                                                                                   14,768             14,768
                                                                                                      174                174
                                                                                                      612                612
                                                                                                      233                233


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01     I/P          Timberline - 14443                   36998                   Interstate Batteries
21-May-01     I/P          Timberline - 7278                     676                    International Energy Company
21-May-01    POWER                TRAC                         P05-027                 IDEAL STEEL
21-May-01     GOVT         Cape-Trac                           1965286                  Huntington Bank/Prec. Mech
21-May-01     GOVT         TRAC                              22561-0094                 Hose Service Inc.
21-May-01    POWER                TRAC                         P05-026                 HOPPERT FARMS
21-May-01     I/P          Timberline - 3397                  18119550                  Hobart Corporation
21-May-01    POWER                TRAC                         P05-025                 HILTI
21-May-01     GOVT         TRAC                              22561-0093                 Hawaii Stationery Co Ltd
21-May-01    POWER                TRAC                         P05-024                 HAVENS STEEL
21-May-01     GOVT         TRAC                              22561-0074                 Guy Miyashiro & Co.
21-May-01     GOVT         TRAC                              22561-0073                 Guy Miyashiro & Co.
21-May-01     I/P          Timberline - 3397                   7012321                  Greenworks Interior Platscape
21-May-01    POWER                TRAC                         P05-023                 GRAINGER
21-May-01     I/P          Timberline - 7278                 696-264297                 Grainger
21-May-01     I/P          Timberline - 7278                   3832329                  Graebel Companies
21-May-01     GOVT         TRAC                              22561-0084                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0080                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0082                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0083                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0085                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0086                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0076                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0077                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0087                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0088                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0090                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0081                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0089                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0078                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0079                 GMG Workcare
21-May-01     GOVT         TRAC                              22561-0075                 GMG Workcare
21-May-01     GOVT         TRAC                              22553-0017                 GLOBAL SURVEYING CONSULTANTS
21-May-01     I/P          Timberline - 14443                   1351                    Glayton's Floor Covering
21-May-01     GOVT         TRAC                              22561-0070                 Gilmore Liquid Air Company
21-May-01     GOVT         TRAC                              22561-0072                 Gilmore Liquid Air Company
21-May-01     GOVT         TRAC                              22561-0071                 Gilmore Liquid Air Company
21-May-01     GOVT         TRAC                              22561-0069                 GI Trucking
21-May-01     GOVT         TRAC                              22561-0068                 GI Trucking
21-May-01     I/P          Timberline - 3397                   604S126                  Geo. M. Robinson & Co.
21-May-01     I/P          Timberline - 14443                625-223166                 GE Supply
21-May-01     I/P          Timberline - 7278              614165, CR002315              GBH Distributing, Inc.
21-May-01     I&M          San Roque                             837                    Forsanz Enterprises
21-May-01    POWER                TRAC                         P05-022                 FORM TECH
21-May-01     GOVT         Cape-Trac                           1965384                  Flowserve Southern Valve
21-May-01     GOVT         TRAC                              22561-0067                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0064                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0061                 Federal Express Corp GNA


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      330                330
                                                                                                    3,044              3,044
                                                                                                    9,806              9,806
                                                                                                  565,371            565,371
                                                                                                    2,071              2,071
                                                                                                    4,661              4,661
                                                                                                      117                117
                                                                                                      539                539
                                                                                                       35                 35
                                                                                                  617,096            617,096
                                                                                                    1,129              1,129
                                                                                                      460                460
                                                                                                    2,702              2,702
                                                                                                    1,905              1,905
                                                                                                       66                 66
                                                                                                      166                166
                                                                                                      800                800
                                                                                                      560                560
                                                                                                      560                560
                                                                                                      560                560
                                                                                                      560                560
                                                                                                      560                560
                                                                                                      535                535
                                                                                                      535                535
                                                                                                      535                535
                                                                                                      535                535
                                                                                                      465                465
                                                                                                      445                445
                                                                                                      415                415
                                                                                                      400                400
                                                                                                      395                395
                                                                                                      300                300
                                                                                                    2,400              2,400
                                                                                                    4,580              4,580
                                                                                                    8,396              8,396
                                                                                                    5,445              5,445
                                                                                                    2,757              2,757
                                                                                                      383                383
                                                                                                      169                169
                                                                                                      450                450
                                                                                                    4,225              4,225
                                                                                                    4,698              4,698
                                                                                                    4,510              4,510
                                                                                                    4,277              4,277
                                                                                                    7,115              7,115
                                                                                                    3,240              3,240
                                                                                                    1,636              1,636
                                                                                                      121                121


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01     GOVT         TRAC                              22561-0065                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0066                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0060                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0063                 Federal Express Corp GNA
21-May-01     GOVT         TRAC                              22561-0062                 Federal Express Corp GNA
21-May-01    POWER                TRAC                         1215039                 FED. EXPRESS
21-May-01     I&M          San Roque                             826                    F. Padrinao Trucking Srvcs.
21-May-01    POWER                TRAC                         P05-021                 F & M MAFCO
21-May-01     GOVT         TRAC                              22561-0056                 Exchange Supply
21-May-01     GOVT         TRAC                              22561-0053                 Exchange Supply
21-May-01     GOVT         TRAC                              22561-0055                 Exchange Supply
21-May-01     GOVT         TRAC                              22561-0057                 Exchange Supply
21-May-01     GOVT         TRAC                              22561-0058                 Exchange Supply
21-May-01     GOVT         TRAC                              22561-0059                 Exchange Supply
21-May-01     I&M          San Roque                             836                    Eurotech Resources Corp.
21-May-01    POWER                TRAC                         P05-020                 ERSCO
21-May-01     I/P          Timberline - 14443                  01-281                   Environmental Care Inc.
21-May-01     I/P          Timberline - 14443                  01-298                   Environmental Care Inc.
21-May-01     I/P          Timberline - 3397               1MR226, 1MR227               Envir-Commercial Sweeping
21-May-01     GOVT         TRAC                              22553-0028                 ENTERGY
21-May-01     GOVT         TRAC                              22553-0030                 ENTERGY
21-May-01     GOVT         TRAC                              22553-0031                 ENTERGY
21-May-01     GOVT         TRAC                              22553-0029                 ENTERGY
21-May-01     I/P          Timberline - 7278                   309802                   Encompass
21-May-01     GOVT         TRAC                              22561-0023                 Emed Company Inc.
21-May-01     GOVT         TRAC                              22561-0049                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0047                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0030                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0045                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0029                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0028                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0040                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0038                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0033                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0031                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0044                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0042                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0032                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0026                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0037                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0034                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0027                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0046                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0043                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0048                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0041                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0035                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0025                 Electrical Equipment


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      100                100
                                                                                                       89                 89
                                                                                                       35                 35
                                                                                                       14                 14
                                                                                                        4                  4
                                                                                   635                                   635
                                                                                                      234                234
                                                                                                  119,841            119,841
                                                                                                    5,955              5,955
                                                                                                    4,732              4,732
                                                                                                    1,774              1,774
                                                                                                    1,003              1,003
                                                                                                      635                635
                                                                                                      120                120
                                                                                                      533                533
                                                                                                    1,214              1,214
                                                                                                    3,200              3,200
                                                                                                      200                200
                                                                                                    2,200              2,200
                               2,387                                                                                   2,387
                                 217                                                                                     217
                                  83                                                                                      83
                                  30                                                                                      30
                                                                                                    6,891              6,891
                                                                                                    1,590              1,590
                                                                                                    5,769              5,769
                                                                                                    5,150              5,150
                                                                                                    1,728              1,728
                                                                                                    1,377              1,377
                                                                                                    1,225              1,225
                                                                                                    1,064              1,064
                                                                                                      820                820
                                                                                                      737                737
                                                                                                      566                566
                                                                                                      489                489
                                                                                                      475                475
                                                                                                      372                372
                                                                                                      343                343
                                                                                                      325                325
                                                                                                      289                289
                                                                                                      270                270
                                                                                                      266                266
                                                                                                      263                263
                                                                                                      257                257
                                                                                                      225                225
                                                                                                      219                219
                                                                                                      211                211
                                                                                                       98                 98


      *Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01     GOVT         TRAC                              22561-0024                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0050                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0036                 Electrical Equipment
21-May-01     GOVT         TRAC                              22561-0039                 Electrical Equipment
21-May-01    POWER                TRAC                         1215038                 EGAT
21-May-01     I/P          Timberline - 3397                  SLS/30048                 Egan Visual/West Inc.
21-May-01     I/P          Timberline - C4505  4245, 4321, 4321-02, 5983, 6130, 9623-01 Eberhard
21-May-01    POWER                TRAC                         P05-019                 EAST JORDAN IRON WORKS
21-May-01     GOVT         TRAC                              22561-0051                 Eagle Pump
21-May-01     GOVT         TRAC                              22561-0052                 Eagle Pump
21-May-01     GOVT         TRAC                              22561-0020                 Druck Inc.
21-May-01     I/P          Timberline - 3397                 0004937-IN                 Drainage Protection Systems
21-May-01     I/P          Timberline - 14443                    311                    Don Matique
21-May-01     GOVT         TRAC                              22553-0018                 DLT SOLUTIONS
21-May-01     GOVT         TRAC                              22561-0021                 Diagnostic Laboratory Svcs.
21-May-01     I&M          San Roque                             835                    DHL Philippines, Inc.
21-May-01    POWER                TRAC                         1215040                 DHL
21-May-01     GOVT         TRAC                              22553-0015                 DEMILITARIZATION CERTIFICATION CONSULTANTS
21-May-01     GOVT         Cape-Trac                           1965383                  Data Voice
21-May-01     GOVT         TRAC                              22561-0022                 Danzas Corporation
21-May-01     GOVT         Cape-Trac                           1965382                  CVI
21-May-01     I/P          Timberline - 3397             13003, 13013, 13034            Cupertino Electric, Inc.
21-May-01     I/P          Timberline - 4505  4422-RS, 4773-9, 5010-R, 5100-R, 5108-1F, CSI Electrical Contractors
                                               5317-1, 5344-1, 5417-R, 5417-1, 5418-R
21-May-01     I/P          Timberline - 3397                  95846-86M                 Critchfield Mechanical, Inc.
21-May-01     I&M          San Roque                             833                    Core Automotive Resources
21-May-01     I/P          Timberline - 7278                    29773                   Cooper & Moore
21-May-01     GOVT         TRAC                              22553-0014                 CONTEMPORARY CONSTRUCTION INC
21-May-01     I/P          Timberline - 7278                     395                    Contempo Cabinet & Mill
21-May-01     GOVT         TRAC                              22561-0019                 Consolidated Freightways
21-May-01     I/P          Timberline - 7278                  754106108                 Community Coffee Company
21-May-01     GOVT         TRAC                              22553-0010                 COKER ELECTRIC
21-May-01     GOVT         TRAC                              22553-0008                 COKER ELECTRIC
21-May-01     GOVT         TRAC                              22553-0009                 COKER ELECTRIC
21-May-01     GOVT         TRAC                              22553-0007                 COKER ELECTRIC
21-May-01     GOVT         TRAC                              22553-0006                 COKER ELECTRIC
21-May-01     GOVT         TRAC                              22553-0011                 COKER ELECTRIC
21-May-01     I/P          Timberline - 14443                  1-0129                   Coating Systems
21-May-01     I/P          Timberline - 14443                  C1-0129                  Coating Systems
21-May-01     I/P          Timberline - 14443                  000305                   Coating Systems
21-May-01     I&M          San Roque                             832                    Civic Merchandising
21-May-01    POWER                TRAC                         P05-018                 CITY BLUEPRINT
21-May-01     I/P          Timberline - 3397       630778124, 630779962, 630781797      Cintas Corporation
21-May-01     I/P          Timberline - 7278            630778125, 630781798            Cintas Corporation
21-May-01     I/P          Timberline - 3397                    77069                   CH2O
21-May-01     I&M          San Roque                             834                    CF Car Rentals
21-May-01     GOVT         Cape-Trac                           1965381                  Certified Testing Labs
21-May-01     I/P          Timberline - 7278                    13998                   Cascadian Building Maintenance
21-May-01     I/P          Timberline - 3397                 5187, 5188                 Carts Depot


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       54                 54
                                                                                                       36                 36
                                                                                                       25                 25
                                                                                                       20                 20
                                                                                   854                                   854
                                                                                                      914                914
                                                                                                   57,194             57,194
                                                                                                       10                 10
                                                                                                   28,764             28,764
                                                                                                    1,528              1,528
                                                                                                       95                 95
                                                                                                    1,035              1,035
                                                                                                       54                 54
                                                                                                    4,650              4,650
                                                                                                    1,021              1,021
                                                                                                    2,580              2,580
                                                                                   248                                   248
                                                                                                   73,102             73,102
                                                                                                      848                848
                                                                                 1,891                                 1,891
                                                                                                    2,618              2,618
                                                                                                   10,791             10,791
                                                                                                  408,956            408,956
                                                                                                    5,470              5,470
                                                                                                    6,114              6,114
                                                                                                      130                130
                                                                                                   12,786             12,786
                                                                                                      195                195
                                                                                                      134                134
                                                                                                       55                 55
                                                                                                   21,160             21,160
                                                                                                    5,800              5,800
                                                                                                    1,700              1,700
                                                                                                      675                675
                                                                                                      650                650
                                                                                                      356                356
                                                                                                  200,000            200,000
                                                                                                   84,438             84,438
                                                                                                    2,402              2,402
                                                                                                   27,253             27,253
                                                                                                      106                106
                                                                                                    1,229              1,229
                                                                                                       26                 26
                                                                                                    2,114              2,114
                                                                                                      285                285
                                                                                                    9,456              9,456
                                                                                                      652                652
                                                                                                      284                284


      *Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
-----------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
-----------------------------------------------------------------------------------------------------------------------------------
21-May-01    POWER                TRAC                         P05-015                 CARL'S SEPTIC
21-May-01     I/P          Timberline - 3397                   152664                   Calvac
21-May-01     I&M          San Roque                             831                    Cabanatuan Woodland Ent.
21-May-01    POWER                TRAC                         P05-017                 C.D.V. COSTA PIPING
21-May-01    POWER                TRAC                         P05-016                 C. BARON & SONS
21-May-01     GOVT         Cape-Trac                           1965380                  Burns Int'l Security
21-May-01     I/P          Timberline - 7278                   249068                   Building Maintenance Service
21-May-01     GOVT         Cape-Trac                           1965379                  Brits AC & Heating
21-May-01    POWER                TRAC                         P05-014                 BRAND SCAFFOLD
21-May-01     I&M          San Roque                             830                    Bonifacio Stanger Materials
21-May-01     GOVT         TRAC                              22561-0017                 Boise Technology
21-May-01     GOVT         TRAC                              22561-0016                 Boise Technology
21-May-01     GOVT         TRAC                              22561-0091                 Boise Cascade Corp (HOPACO)
21-May-01     I/P          Timberline - 7278                    42301                   Boardroom Brentwood
21-May-01     I/P          Timberline - 14443                   05993                   Blossman Gas Inc.
21-May-01     I/P          Timberline - 14443                   5879                    Blossman Gas Inc.
21-May-01     I/P          Timberline - 14443                   05764                   Blossman Gas Inc.
21-May-01     I/P          Timberline - 14443                   06036                   Blossman Gas Inc.
21-May-01     I&M          San Roque                             829                    Bitstop, Inc.
21-May-01     I/P          Timberline - 14443            0193490-03101-0824             BFI
21-May-01     I/P          Timberline - 14443            0193490-04101-0826             BFI
21-May-01     I/P          Timberline - 14443            0193490-05001-0824             BFI
21-May-01     I/P          Timberline - 14443            0193490-04001-0824             BFI
21-May-01     I/P          Timberline - 14443            0193490-04201-0824             BFI
21-May-01     I/P          Timberline - 14443            010300-0193490-0824            BFI
21-May-01     I&M          San Roque                          10000067                  BF Metal Corporation
21-May-01     GOVT         TRAC                              22561-0015                 Bernard Hodes Advertising
21-May-01     I&M          San Roque                             828                    Bernabe Construction
21-May-01     GOVT         TRAC                              22561-0018                 Berkley Engineering
21-May-01     I/P          Timberline - 3397                  067145-00                 Beck's Shoes, Inc.
21-May-01     GOVT         TRAC                              22561-0014                 Bear Machinery
21-May-01     I&M          San Roque                             827                    Baytan Industries
21-May-01     GOVT         TRAC                              22553-0001                 BARKSDALE JANITORIAL
21-May-01    POWER                TRAC                         P05-013                 BANAS BUILDING CENTER
21-May-01    POWER                TRAC                         P05-012                 BAKERS GAS
21-May-01     I/P          Timberline - 3397                 8195, 8196                 Baer Brow, Inc.
21-May-01     I/P          Timberline - 7278                 55460208AP                 AT&T Wireless
21-May-01     I&M          San Roque                             846                    Asian Construction & Dev't Corp
21-May-01    POWER                TRAC                         P05-011                 ART IRON
21-May-01    POWER                TRAC                         P05-010                 ARCTIC ICE
21-May-01     I/P          Timberline - 7278     458-017139, 458-018436, 458-018577,    Aramark
                                                             458-018713
21-May-01     I/P          Timberline - 3397                 31908-2859                 Aquaprix, Inc.
21-May-01    POWER                TRAC                         P05-009                 API
21-May-01     GOVT         TRAC                              22561-0003                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0004                 American Transit Supply
21-May-01     GOVT         TRAC                               22561-009                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0006                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0007                 American Transit Supply


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       90                 90
                                                                                                    1,600              1,600
                                                                                                      240                240
                                                                                                    7,098              7,098
                                                                                                    4,140              4,140
                                                                                                      476                476
                                                                                                    2,018              2,018
                                                                                                      122                122
                                                                                                   11,248             11,248
                                                                                                       43                 43
                                                                                                      832                832
                                                                                                      732                732
                                                                                                      197                197
                                                                                                      493                493
                                                                                                      130                130
                                                                                                       79                 79
                                                                                                       41                 41
                                                                                                       26                 26
                                                                                                    1,382              1,382
                                                                                                      561                561
                                                                                                      216                216
                                                                                                      216                216
                                                                                                      214                214
                                                                                                       30                 30
                                                                                                       20                 20
                                                                                                   13,065             13,065
                                                                                                    3,613              3,613
                                                                                                    1,514              1,514
                                                                                                      439                439
                                                                                                      175                175
                                                                                                      150                150
                                                                                                    1,377              1,377
                                                                                                    1,900              1,900
                                                                                                    7,596              7,596
                                                                                                    5,032              5,032
                                                                                                    1,800              1,800
                                                                                                       71                 71
                                                                                                  318,286            318,286
                                                                                                    2,200              2,200
                                                                                                      800                800
                                                                                                      169                169
                                                                                                    3,731              3,731
                                                                                                   17,043             17,043
                                                                                                    4,579              4,579
                                                                                                    4,423              4,423
                                                                                                    2,362              2,362
                                                                                                    1,633              1,633
                                                                                                      857                857


      *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
21-May-01     GOVT         TRAC                              22561-0002                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0005                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0008                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0010                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0011                 American Transit Supply
21-May-01     GOVT         TRAC                              22561-0013                 Alu Industries
21-May-01     GOVT         TRAC                              22561-0012                 Alnor Instrument Company
21-May-01     GOVT         Cape-Trac                           1965378                  Allied Trailer
21-May-01     I/P          Timberline - 7278                   S10093                   All Systems Inc.
21-May-01    POWER                TRAC                         P05-007                 AIRBORNE
21-May-01     I/P          Timberline - 3397               116996, 117112               Air Systems Inc.
21-May-01    POWER                TRAC                         P05-008                 AIR GAS- MICHIGAN
21-May-01     GOVT         Cape-Trac                           1965376                  AIA Cleaning Serv.
21-May-01    POWER                TRAC                         1236603                 ADVANCED INFO
21-May-01     GOVT         TRAC                              22553-0016                 ADVANCED CABLING SYSTEMS
21-May-01     GOVT         Cape-Trac                           1965377                  Action Mobile Indust.
21-May-01     I/P          Timberline - 3397        6052, 6053, 6141, 6197, 6204        Acme Building Maintenance
21-May-01     I/P          Timberline - 7278                 5962, 6054                 Acme Building Maintenance
21-May-01     I/P          Timberline - 14443                    293                    A&B Interior Design
21-May-01    POWER                TRAC                         P05-006                 795 TIRE
18-May-01     I&M          San Roque                             799                    Zodiac Pest Control
18-May-01     I/P          RUST CONST                         10125925                 ZEE SERVICE CO
18-May-01     I/P          RUST CONST                         10125890                 YOAKUM DUMP TRUCKING
18-May-01     GOVT         Cape-Trac                           1965282                  YCV Cornerstone
18-May-01     GOVT         TRAC                              21852-0047                 XEROX CORP-OMNIFAX DIVISION
18-May-01     GOVT         TRAC                              21852-0046                 XEROX CORP-OMNIFAX DIVISION
18-May-01     GOVT         TRAC                              22556-0058                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126087                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126087                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126087                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126160                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126160                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126159                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126159                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126159                 XEROX CORP
18-May-01     I/P          RUST CONST                         10126086                 WYATT SAFETY SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125987                 WYATT SAFETY SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125987                 WYATT SAFETY SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10126180                 WULFF-RODGERS CONSTRUCTION CO
18-May-01     I/P          RUST CONST                         10125889                 WORX ENVIRONMENTAL PRODUCTS
18-May-01     I/P          RUST CONST                         10125952                 WORK CARE
18-May-01     GOVT         Cape-Trac                           1965284                  Woodson & Assoc.
18-May-01     GOVT         TRAC                              21852-0018                 WISE EL SANTO CO, INC
18-May-01     GOVT         TRAC                              21852-0017                 WISE EL SANTO CO, INC
18-May-01     GOVT         TRAC                              21852-0020                 WISE EL SANTO CO, INC
18-May-01     GOVT         TRAC                              21852-0019                 WISE EL SANTO CO, INC
18-May-01     GOVT         TRAC                              21852-0045                 WINCHESTER INC
18-May-01     GOVT         TRAC                              21852-0044                 WINCHESTER INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      607                607
                                                                                                      366                366
                                                                                                      120                120
                                                                                                       59                 59
                                                                                                       55                 55
                                                                                                      215                215
                                                                                                      480                480
                                                                                                      207                207
                                                                                                      263                263
                                                                                                      107                107
                                                                                                      773                773
                                                                                                    2,683              2,683
                                                                                                    1,053              1,053
                                  47                                                                                      47
                                                                                                      360                360
                                                                                                    1,553              1,553
                                                                                                  183,741            183,741
                                                                                                    1,825              1,825
                                                                                                      750                750
                                                                                                      123                123
                                                                                                    4,198              4,198
                                                                                                      444                444
                                                                                                      127                127
                                                                                                    7,121              7,121
                                                                                                       80                 80
                                                                                                       61                 61
                                                                                                    3,984              3,984
                                                                                                      394                394
                                                                                                      394                394
                                                                                                      394                394
                                                                                                      288                288
                                                                                                      229                229
                                                                                                      139                139
                                                                                                       95                 95
                                                                                                       83                 83
                                                                                                      111                111
                                                                                                       72                 72
                                                                                                       63                 63
                                                                                                   94,584             94,584
                                                                                                       97                 97
                                                                                                      360                360
                                                                                                  240,314            240,314
                                                                                                   11,525             11,525
                                                                                                    9,466              9,466
                                                                                                    1,379              1,379
                                                                                                    1,126              1,126
                                                                                                      232                232
                                                                                                      133                133


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          Boise                              10011411                  Wills Cargo
18-May-01     GOVT         TRAC                              21852-0015                 WILLIAMS SCOTTSMAN INC
18-May-01     I/P          RUST CONST                         10126158                 WILLIAMS SCOTSMAN
18-May-01     I/P          RUST CONST                         10125731                 WILLIAM K STEPHENSON JR TRUSTE
18-May-01     I/P          RUST CONST                         10125888                 WILLARD QUARRIES INC
18-May-01     I/P          RUST CONST                         10125887                 WILLARD ASPHALT PAVING INC
18-May-01     I/P          RUST CONST                         10125886                 WIENERS AUTO BODY
18-May-01     GOVT         TRAC                              22556-0173                 WHITE'S BUSINESS MACHINES
18-May-01     GOVT         TRAC                              22556-0204                 WESCO DISTRIBUTION INC
18-May-01     GOVT         TRAC                              22556-0203                 WESCO DISTRIBUTION INC
18-May-01     GOVT         TRAC                              22556-0202                 WESCO DISTRIBUTION INC
18-May-01     GOVT         TRAC                              22556-0205                 WESCO DISTRIBUTION INC
18-May-01     GOVT         TRAC                              21852-0033                 WELSCO
18-May-01     GOVT         TRAC                              21852-0026                 WELSCO
18-May-01     GOVT         TRAC                              21852-0041                 WELSCO
18-May-01     GOVT         TRAC                              21852-0031                 WELSCO
18-May-01     GOVT         TRAC                              21852-0028                 WELSCO
18-May-01     GOVT         TRAC                              21852-0021                 WELSCO
18-May-01     GOVT         TRAC                              21852-0036                 WELSCO
18-May-01     GOVT         TRAC                              21852-0038                 WELSCO
18-May-01     GOVT         TRAC                              21852-0035                 WELSCO
18-May-01     GOVT         TRAC                              21852-0032                 WELSCO
18-May-01     GOVT         TRAC                              21852-0025                 WELSCO
18-May-01     GOVT         TRAC                              21852-0027                 WELSCO
18-May-01     GOVT         TRAC                              21852-0024                 WELSCO
18-May-01     GOVT         TRAC                              21852-0029                 WELSCO
18-May-01     GOVT         TRAC                              21852-0034                 WELSCO
18-May-01     GOVT         TRAC                              21852-0039                 WELSCO
18-May-01     GOVT         TRAC                              21852-0022                 WELSCO
18-May-01     GOVT         TRAC                              21852-0040                 WELSCO
18-May-01     GOVT         TRAC                              21852-0023                 WELSCO
18-May-01     GOVT         TRAC                              21852-0030                 WELSCO
18-May-01     GOVT         TRAC                              21852-0037                 WELSCO
18-May-01     GOVT         TRAC                              21852-0042                 WELSCO
18-May-01     I&M          San Roque                             825                    Wellden Enterprises
18-May-01     I/P          RUST CONST                         10125986                 WELDING ENGINEERING SUPPLY
18-May-01     I/P          RUST CONST                         10126157                 WEBB CONCRETE CO INC
18-May-01     I/P          RUST CONST                         10126157                 WEBB CONCRETE CO INC
18-May-01     I/P          RUST CONST                         10126157                 WEBB CONCRETE CO INC
18-May-01     I&M          San Roque                             798                    Wattmaster Corporation
18-May-01     I/P          RUST CONST                         10126043                 WATER TREATMENT CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126156                 WATER SPECIALISTS
18-May-01     I/P          RUST CONST                         10125727                 WARREN CO SUPPORT COLLECTION
18-May-01     GOVT         TRAC                              22556-0141                 WARE'S AUTO BODY
18-May-01     I/P          RUST CONST                         10125985                 WAL MART
18-May-01     I/P          RUST CONST                         10125985                 WAL MART
18-May-01     I/P          RUST CONST                         10125985                 WAL MART
18-May-01     I/P          RUST CONST                         10125985                 WAL MART



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   11,796             11,796
                                                                                                      375                375
                                                                                                      660                660
                                                                                                       69                 69
                                                                                                    1,346              1,346
                                                                                                    1,446              1,446
                                                                                                      549                549
                                                                                                      192                192
                                                                                                      249                249
                                                                                                       78                 78
                                                                                                       34                 34
                                                                                                       26                 26
                                                                                                    5,213              5,213
                                                                                                    1,046              1,046
                                                                                                      631                631
                                                                                                      545                545
                                                                                                      333                333
                                                                                                      325                325
                                                                                                      254                254
                                                                                                      183                183
                                                                                                      133                133
                                                                                                      130                130
                                                                                                      116                116
                                                                                                       98                 98
                                                                                                       94                 94
                                                                                                       82                 82
                                                                                                       37                 37
                                                                                                       23                 23
                                                                                                       18                 18
                                                                                                        9                  9
                                                                                                        9                  9
                                                                                                        4                  4
                                                                                                        2                  2
                                                                                                     (631)              (631)
                                                                                                    2,330              2,330
                                                                                                        5                  5
                                                                                                      253                253
                                                                                                      140                140
                                                                                                      106                106
                                                                                                       48                 48
                                                                                                    3,009              3,009
                                                                                                       40                 40
                                                                                                       70                 70
                                                                                                      222                222
                                                                                                      486                486
                                                                                                      395                395
                                                                                                       44                 44
                                                                                                        1                  1


       * Negative Entries Indicate Subsequent Reversal of Authorization



                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          Pomeroy                            28011843                  Wadco Industries
18-May-01     GOVT         TRAC                              21852-0016                 W.W. GRAINGER
18-May-01     I/P          RUST CONST                         10125924                 W.O. BLACKSTONE & CO., INC.
18-May-01     I/P          RUST CONST                         10125916                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125885                 W W GRAINGER INC
18-May-01     I/P          RUST CONST                         10125884                 VOPAK USA INC
18-May-01     GOVT         TRAC                              22556-0044                 VIVID LEARNING SYSTEMS
18-May-01     GOVT         TRAC                              22556-0045                 VIVID LEARNING SYSTEMS
18-May-01     I&M          San Roque                             775                    Virgilio s. Fernando
18-May-01     I/P          RUST CONST                         10126085                 VINSON GUARD SERVICE
18-May-01     I/P          RUST CONST                         10126085                 VINSON GUARD SERVICE
18-May-01     I/P          RUST CONST                         10125883                 VERNON & SONS ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125883                 VERNON & SONS ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125883                 VERNON & SONS ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125883                 VERNON & SONS ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125883                 VERNON & SONS ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10126042                 VERIZON WIRELESS  FI51-0210030
18-May-01     I&M          Pomeroy                            28011842                  Verizon Wireless
18-May-01     I/P          RUST CONST                         10126155                 VELVETEX INC
18-May-01     GOVT         Cape-Trac                           1965259                  Velan Valve
18-May-01     I&M          Boise                              48008894                  V P Buildings
18-May-01     I&M          Boise                              49016820                  Utah Power
18-May-01     GOVT         TRAC                              22556-0132                 US WEST COMMUNICATIONS
18-May-01     GOVT         TRAC                              22556-0219                 US WEST COMMUNICATIONS
18-May-01     I/P          Timberline                        Petty Cash                 US Post Office
18-May-01     I/P          RUST CONST                         10125984                 US OFFICE PRODUCTS
18-May-01     I/P          RUST CONST                         10125984                 US OFFICE PRODUCTS
18-May-01     I/P          RUST CONST                         10125984                 US OFFICE PRODUCTS
18-May-01     I/P          RUST CONST                         10125951                 US HEALTHWORKS CLINICAL SERV.
18-May-01     I/P          RUST CONST                         10125882                 US FILTER DISTRIBUTION GROUP
18-May-01     I&M          Pomeroy                            28011841                  US Bank
18-May-01     I/P          Timberline                        Petty Cash                 UPS
18-May-01     GOVT         TRAC                              22556-0215                 UNITED STATES CELLULAR
18-May-01     I&M          Boise                              49016918                  United States Cellular
18-May-01     I/P          RUST CONST                         10126041                 UNITED RENTAL HIGHWAY TECH.



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    8,990              8,990
                                                                                                      201                201
                                                                                                    9,953              9,953
                                                                                                    1,483              1,483
                                                                                                    1,369              1,369
                                                                                                    1,293              1,293
                                                                                                      513                513
                                                                                                      441                441
                                                                                                      425                425
                                                                                                      334                334
                                                                                                      230                230
                                                                                                      164                164
                                                                                                      145                145
                                                                                                       86                 86
                                                                                                       86                 86
                                                                                                       21                 21
                                                                                                       12                 12
                                                                                                        4                  4
                                                                                                      480                480
                                                                                                      218                218
                                                                                                      218                218
                                                                                                      836                836
                                                                                                    1,896              1,896
                                                                                                      902                902
                                                                                                      330                330
                                                                                                      188                188
                                                                                                       84                 84
                                                                                                       21                 21
                                                                                                       18                 18
                                                                                                      365                365
                                 146                                                                                     146
                                                                                                      105                105
                                                                                                    3,042              3,042
                                                                                                   15,000             15,000
                              14,904                                                                                  14,904
                                 355                                                                                     355
                                                                                                       19                 19
                                                                                                        8                  8
                                                                                                      590                590
                                                                                                      247                247
                                                                                                      236                236
                                                                                                      824                824
                                                                                                       98                 98
                                                                                                    2,392              2,392
                                                                                                       14                 14
                               1,082                                                                                   1,082
                                 220                                                                                     220
                                                                                                   65,761             65,761


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          Boise                              49016859                  United Parcel Service
18-May-01     I/P          RUST CONST                         10125881                 UNITED PARCEL SERVICE
18-May-01     I/P          RUST CONST                         10125881                 UNITED PARCEL SERVICE
18-May-01     I/P          RUST CONST                         10125881                 UNITED PARCEL SERVICE
18-May-01     GOVT         TRAC                              21848-0033                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0032                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0030                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0031                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0037                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0034                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0036                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0038                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              21848-0035                 UMATILLA ELECTRIC COOPERATIVE ASSOC
18-May-01     GOVT         TRAC                              22556-0083                 U.S. WEST COMMUNICATIONS
18-May-01     I/P          RUST CONST                         10126040                 TURNER HEATING & AIR COND.
18-May-01     I/P          RUST CONST                         10126179                 TURNER HEATING & AIR COND.
18-May-01     I/P          RUST CONST                         10125880                 TRUCK PARTS & SUPPLY CO
18-May-01     I/P          RUST CONST                         10126154                 TRIPLETT PAINT & DECORATING
18-May-01     I/P          RUST CONST                         10126154                 TRIPLETT PAINT & DECORATING
18-May-01     I/P          RUST CONST                         10125879                 TRI-COUNTY TRUCKING
18-May-01     I/P          RUST CONST                         10126084                 TRICON TOOL & SUPPLY INC
18-May-01     I/P          RUST CONST                         10125915                 TRIANGLE ICE INC
18-May-01     I&M          Boise                               3000420                  Transoceanic Shipping
18-May-01     GOVT         TRAC                              22556-0062                 TRANSCAT
18-May-01     GOVT         TRAC                              22556-0061                 TRANSCAT
18-May-01     I/P          RUST CONST                         10126083                 TOYOTA MOTOR CREDIT CORP.
18-May-01     I/P          RUST CONST                         10125878                 TOWN & COUNTRY DOOR
18-May-01     I/P          RUST CONST                         10125950                 TOSHIBA INTERNATIONAL CORP
18-May-01     I&M          Boise                               3000421                  Toshiba International
18-May-01     I&M          San Roque                             796                    Toolec Inc.
18-May-01     I/P          RUST CONST                         10125983                 TOOL SMITH CO INC
18-May-01     I/P          RUST CONST                         10125983                 TOOL SMITH CO INC
18-May-01     I&M          Pomeroy                            28011840                  Tomboy Trucklines
18-May-01     GOVT         TRAC                              22556-0060                 TOM DENCHEL FORD
18-May-01     I&M          Pomeroy                            28011839                  Titan Steel
18-May-01     I/P          RUST CONST                         10125877                 THOMPSON LABORATORIES
18-May-01     I/P          Timberline                        Petty Cash                 Theut
18-May-01     I/P          Timberline                        Petty Cash                 Theut
18-May-01     GOVT         TRAC                              21852-0009                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0010                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0008                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0013                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0012                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0014                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              21852-0011                 THE PERDUE COMPANY INC
18-May-01     GOVT         TRAC                              22556-0076                 THE CBT WORKSHOP
18-May-01     I/P          RUST CONST                         10126153                 TEXACO
18-May-01     GOVT         TRAC                              21852-0043                 TERRY ACE HARDWARE


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   340                                   340
                                                                                    66                                    66
                                                                                    50                                    50
                                                                                    33                                    33
                              15,735                                                                                  15,735
                              10,272                                                                                  10,272
                              10,053                                                                                  10,053
                                 987                                                                                     987
                                 446                                                                                     446
                                 425                                                                                     425
                                 175                                                                                     175
                                 126                                                                                     126
                                  15                                                                                      15
                                  65                                                                                      65
                                                                                                   10,239             10,239
                                                                                                    8,250              8,250
                                                                                                      119                119
                                                                                                      156                156
                                                                                                       76                 76
                                                                                                    9,247              9,247
                                                                                                      359                359
                                                                                                      447                447
                                                                               181,637                               181,637
                                                                                                    1,754              1,754
                                                                                                      817                817
                                                                                                      992                992
                                                                                                    1,067              1,067
                                                                                                    1,964              1,964
                                                                                                1,693,440          1,693,440
                                                                                                      466                466
                                                                                                      308                308
                                                                                                      122                122
                                                                                                  141,375            141,375
                                                                                                       77                 77
                                                                                                   29,760             29,760
                                                                                                       25                 25
                                                                                                       44                 44
                                                                                                       35                 35
                                                                                                    3,683              3,683
                                                                                                      803                803
                                                                                                      618                618
                                                                                                      612                612
                                                                                                      471                471
                                                                                                      236                236
                                                                                                      107                107
                                                                                                      795                795
                                                                                                      379                379
                                                                                                    6,699              6,699


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          San Roque                             795                    Tegra Enterprises
18-May-01     I&M          San Roque                             824                    Tegra Enterprises
18-May-01     I/P          RUST CONST                         10125876                 TEAM ELECTRONICS
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10126049                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10126049                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10126049                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10126049                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125949                 TBM CONSTRUCTION & INDUSTRIAL
18-May-01     I&M          Pomeroy                            28011838                  Tamco Steel
18-May-01     GOVT         TRAC                              22556-0214                 T&I OFFICE SUPPLY
18-May-01     I/P          RUST CONST                         10126039                 SWTEC, INC
18-May-01     I/P          RUST CONST                         10126152                 SUTHERLANDS
18-May-01     I/P          RUST CONST                         10126152                 SUTHERLANDS
18-May-01     I/P          RUST CONST                         10126152                 SUTHERLANDS
18-May-01     I/P          RUST CONST                         10125875                 SUSIE'S CONSTRUCTION CO
18-May-01     I/P          RUST CONST                         10125982                 SUNBELT SALES & RENTALS INC
18-May-01     I/P          RUST CONST                         10125914                 SUNBELT RENTALS INC
18-May-01     I&M          Pomeroy                            28011837                  Sumitomo Corp
18-May-01     I/P          Timberline                          14963B                   Suburban Bold & Supply Co.
18-May-01     GOVT         TRAC                              22556-0092                 STONEWAY ELECTRIC SUPPLY
18-May-01     GOVT         TRAC                              22556-0040                 STONEWAY ELECTRIC
18-May-01     I/P          RUST CONST                         10125874                 STONER CONCRETE CONST LLC
18-May-01     I/P          RUST CONST                         10125873                 STODDARD EQUIPMENT CO
18-May-01     I/P          RUST CONST                         10125873                 STODDARD EQUIPMENT CO
18-May-01     I/P          RUST CONST                         10125873                 STODDARD EQUIPMENT CO
18-May-01     I/P          RUST CONST                         10126178                 STIEFCO
18-May-01     I/P          RUST CONST                         10126038                 STIEFCO
18-May-01     I/P          RUST CONST                         10126038                 STIEFCO
18-May-01     I&M          Boise                              10011436                  Stewart and Sundell Concrete
18-May-01     GOVT         TRAC                              22556-0048                 STERLING FLUID SYS (USA) INC
18-May-01     I/P          Timberline                        Petty Cash                 Sterline Hts. Car Care
18-May-01     GOVT         Cape-Trac                           1965278                  Steel Equipment Spec.
18-May-01     I/P          RUST CONST                         10126051                 STEAK OUT
18-May-01     CORP         BHO                                 1143400                  STATE OF SOUTH CAROLINA
18-May-01     CORP         BHO                                 1143994                  STATE OF PENNSYLVANIA
18-May-01     I/P          Timberline                        Petty Cash                 State of Michigan
18-May-01     CORP         BHO                                 1143398                  STATE OF IDAHO
18-May-01     I/P          Timberline                           75185                   Stanley Steamer
18-May-01     GOVT         WS-Timberline                        47021                   St. Charles Engineering
18-May-01     I/P          RUST CONST                         10125872                 ST ROBERT GLASS SHOP
18-May-01     I/P          RUST CONST                         10125871                 ST LOUIS BOILER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125871                 ST LOUIS BOILER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125870                 SPRINT NORTH SUPPLY



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      276                276
                                                                                                      276                276
                                                                                                      152                152
                                                                                                    2,640              2,640
                                                                                                    2,426              2,426
                                                                                                    1,900              1,900
                                                                                                      748                748
                                                                                                      486                486
                                                                                                      414                414
                                                                                                      172                172
                                                                                                      153                153
                                                                                                      102                102
                                                                                                       61                 61
                                                                                                   30,053             30,053
                                                                                                    1,368              1,368
                                                                                                   12,152             12,152
                                                                                                    1,176              1,176
                                                                                                      588                588
                                                                                                       10                 10
                                                                                                    2,641              2,641
                                                                                                      225                225
                                                                                                      125                125
                                                                                                   80,185             80,185
                                                                                                       53                 53
                                                                                                      680                680
                                                                                                      859                859
                                                                                                    6,928              6,928
                                                                                                      101                101
                                                                                                       32                 32
                                                                                                       22                 22
                                                                                                    4,590              4,590
                                                                                                    1,225              1,225
                                                                                                      375                375
                                                                                                   32,927             32,927
                                                                                                    5,457              5,457
                                                                                                      407                407
                                                                                                   50,744             50,744
                                                                                                      163                163
                   21                                                                                                     21
                    5                                                                                                      5
                                                                                                       75                 75
                   27                                                                                                     27
                                                                                                      230                230
                                                                                                   17,091             17,091
                                                                                                      954                954
                                                                                                      139                139
                                                                                                       71                 71
                                                                                                      530                530


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10126082                 SPRINGFIELD PHYSICAL MEDICINE
18-May-01     GOVT         TRAC                              22556-0136                 SPOKANE INDUSTRIES
18-May-01     I&M          Pomeroy                            28011836                  Splice Sleev
18-May-01     I&M          San Roque                             793                    Spirax Enterprises
18-May-01     I/P          Timberline                        Petty Cash                 Speedway Gas
18-May-01     I/P          RUST CONST                         10126151                 SPEEDWAY ERECTION SERVICE
18-May-01     GOVT         Manual                             22557-011                 SPECIALITY FABRICATIONS
18-May-01     I/P          RUST CONST                         10125981                 SPANKY'S DRAIN & SEWER
18-May-01     GOVT         TRAC                              22556-0002                 SOUTHWEST RESEARCH INSTITUTE
18-May-01     GOVT         TRAC                              22556-0003                 SOUTHWEST RESEARCH INSTITUTE
18-May-01     GOVT         TRAC                              22556-0001                 SOUTHWEST RESEARCH INSTITUTE
18-May-01     GOVT         TRAC                              22556-0006                 SOUTHWEST RESEARCH INSTITUTE
18-May-01     I/P          RUST CONST                         10126037                 SOUTHERN HOME PROPERTIES
18-May-01     I/P          RUST CONST                         10126036                 SOUTHERN HOME PROPERTIES
18-May-01     I/P          RUST CONST                         10126150                 SOUTHERN BOTTLED WATER CO INC
18-May-01     I/P          RUST CONST                         10125948                 SOUTHEASTERN INDUSTRIAL, INC
18-May-01     I&M          Pomeroy                            28011834                  South Coast Steel
18-May-01     I&M          San Roque                             792                    Solis Printing Press
18-May-01     I&M          Pomeroy                            28011835                  SoCo Group
18-May-01     I/P          Timberline                          791361                   Smith Welding Supply
18-May-01     I/P          Timberline                          792925                   Smith Welding Supply
18-May-01     I/P          RUST CONST                         10126035                 SMITH SERVICE CORP
18-May-01     I&M          San Roque                             794                    SK Hardware & Gen. Mdse.
18-May-01     I&M          San Roque                             823                    SK Hardware & Gen. Mdse.
18-May-01     I/P          RUST CONST                         10126149                 SIMMONS & SIMMONS INC
18-May-01     I&M          Boise                              49016819                  Silver Star Communications
18-May-01     I&M          Boise                              47057764                  Silbercom Trucking
18-May-01     I&M          Boise                              47057641                  Sierra Springs Water Co
18-May-01     I/P          RUST CONST                         10125869                 SID HARVEY INDUSTRIES
18-May-01     I/P          RUST CONST                         10125869                 SID HARVEY INDUSTRIES
18-May-01     I/P          RUST CONST                         10125869                 SID HARVEY INDUSTRIES
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125868                 SHERWIN WILLIAMS
18-May-01     I/P          RUST CONST                         10125867                 SHELTON SALES & SERVICE
18-May-01     I/P          RUST CONST                         10125867                 SHELTON SALES & SERVICE
18-May-01     I/P          RUST CONST                         10126148                 SHELL OIL COMPANY
18-May-01     I/P          RUST CONST                         10126147                 SHEFFIELD RENTALS
18-May-01     I/P          RUST CONST                         10125923                 SHEALY ELECTRIC WHOLESALERS
18-May-01     I/P          RUST CONST                         10126034                 SHEALY & SONS ELECTRIC CO INC
18-May-01     I/P          RUST CONST                         10125866                 SHARP ELECTRONICS CORP
18-May-01     I/P          RUST CONST                         10126033                 SHANNON BROTHERS TILE INC
18-May-01     GOVT         TRAC                              22556-0163                 SGE INC
18-May-01     I&M          San Roque                             791                    Seony's Magnolia Fresh Chicken
18-May-01     I&M          San Roque                             822                    Seony's Magnolia Fresh Chicken



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       20                 20
                                                                                                    4,000              4,000
                                                                                                      749                749
                                                                                                    7,755              7,755
                                                                                                       35                 35
                                                                                                    2,615              2,615
                                                                                                    1,425              1,425
                                                                                                      133                133
                                                                                                  316,188            316,188
                                                                                                  296,834            296,834
                                                                                                   60,197             60,197
                                                                                                   14,944             14,944
                                                                                                   38,734             38,734
                                                                                                    4,822              4,822
                                                                                                        6                  6
                                                                                                    9,425              9,425
                                                                                                   83,882             83,882
                                                                                                       44                 44
                                                                                                    5,525              5,525
                                                                                                      188                188
                                                                                                      141                141
                                                                                                   47,546             47,546
                                                                                                    1,056              1,056
                                                                                                      112                112
                                                                                                       20                 20
                               1,179                                                                                   1,179
                                                                                                   34,937             34,937
                                  15                                                                                      15
                                                                                                      585                585
                                                                                                      336                336
                                                                                                      207                207
                                                                                                      129                129
                                                                                                      121                121
                                                                                                      115                115
                                                                                                       82                 82
                                                                                                       44                 44
                                                                                                       (8)                (8)
                                                                                                    1,157              1,157
                                                                                                      349                349
                                                                                                      660                660
                                                                                                       91                 91
                                                                                                       46                 46
                                                                                                    1,074              1,074
                                                                                                      201                201
                                                                                                    8,946              8,946
                                                                                                      160                160
                                                                                                    1,406              1,406
                                                                                                      806                806


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125865                 SECURITY STORAGE SERVICE INC
18-May-01     I/P          RUST CONST                         10125865                 SECURITY STORAGE SERVICE INC
18-May-01     I&M          San Roque                             821                    Scanasia Overseas Inc.
18-May-01     GOVT         TRAC                              22556-0087                 SAYLA-TECH INC
18-May-01     GOVT         TRAC                              22556-0021                 SAYLA-TECH INC
18-May-01     GOVT         TRAC                              22556-0140                 SAYLA-TECH INC
18-May-01     GOVT         TRAC                              22556-0086                 SAYLA-TECH INC
18-May-01     GOVT         TRAC                              22556-0047                 SAYLA-TECH INC
18-May-01     GOVT         TRAC                              22556-0139                 SAYLA-TECH INC
18-May-01     I&M          San Roque                             820                    Saved Fruits Veg & Foods
18-May-01     GOVT         TRAC                              22556-0146                 SAS FLUID POWER INC
18-May-01     I/P          RUST CONST                         10126081                 SARALAND PRINTING
18-May-01     I/P          RUST CONST                         10125957                 SANFORD'S PLUMBING
18-May-01     I/P          RUST CONST                         10126050                 SANFORD'S PLUMBING
18-May-01     I/P          RUST CONST                         10126050                 SANFORD'S PLUMBING
18-May-01     I/P          RUST CONST                         10126050                 SANFORD'S PLUMBING
18-May-01     I/P          RUST CONST                         10126050                 SANFORD'S PLUMBING
18-May-01     I&M          Boise                              47057640                  San Diego Gas and Electric
18-May-01     I/P          RUST CONST                         10126146                 SAM SHIPPY PLUMBING
18-May-01     I/P          RUST CONST                         10126145                 SAKS HARDWARE CO
18-May-01     GOVT         TRAC                              22556-0070                 SAFWAY SUPPLY
18-May-01     GOVT         TRAC                              22556-0073                 SAFWAY SUPPLY
18-May-01     GOVT         TRAC                              22556-0072                 SAFWAY SUPPLY
18-May-01     GOVT         TRAC                              22556-0149                 SAFWAY SUPPLY
18-May-01     GOVT         TRAC                              22556-0019                 SAFWAY SUPPLY
18-May-01     GOVT         TRAC                              22556-0071                 SAFWAY SUPPLY
18-May-01     GOVT         Cape-Trac                           1965277                  Safety Products, Inc.
18-May-01     GOVT         TRAC                              22556-0118                 SAFETY KLEEN CORP
18-May-01     GOVT         TRAC                              22556-0119                 SAFETY KLEEN CORP
18-May-01     GOVT         TRAC                              22556-0120                 SAFETY KLEEN CORP
18-May-01     GOVT         TRAC                              22556-0117                 SAFETY KLEEN CORP
18-May-01     I/P          RUST CONST                         10125864                 SAFETECH INTERNATIONAL INC
18-May-01     I/P          RUST CONST                         10126144                 S/D, INC.
18-May-01     I/P          RUST CONST                         10126143                 S & M VACUUM & WASTE LTD
18-May-01     I/P          RUST CONST                         10126143                 S & M VACUUM & WASTE LTD
18-May-01     I/P          RUST CONST                         10126143                 S & M VACUUM & WASTE LTD
18-May-01     I/P          RUST CONST                         10126143                 S & M VACUUM & WASTE LTD
18-May-01     GOVT         TRAC                              21852-0049                 RYERSON-TULL "FORMERLY AFCO METALS"
18-May-01     GOVT         TRAC                              21852-0048                 RYERSON-TULL "FORMERLY AFCO METALS"
18-May-01     GOVT         TRAC                              21852-0050                 RYERSON-TULL "FORMERLY AFCO METALS"
18-May-01     GOVT         Manual                             22557-005                 RYALL ELECTRIC
18-May-01     I/P          RUST CONST                         10126080                 RUSSELL P. WEBSTER, M.D., P.A.
18-May-01     I&M          San Roque                             790                    RS Components Ltd.
18-May-01     I&M          Pomeroy                            28011833                  Royal Petroleum
18-May-01     I/P          RUST CONST                         10125947                 ROSEMOUNT INC
18-May-01     I/P          RUST CONST                         10126032                 ROSE DEV. & CONTRACT SERVICES
18-May-01     I/P          RUST CONST                         10125863                 ROOFERS SUPPLY & SERVICE INC
18-May-01     GOVT         TRAC                              22556-0134                 ROHLINGER



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    3,300              3,300
                                                                                                    1,825              1,825
                                                                                                    1,572              1,572
                                                                                                    1,721              1,721
                                                                                                    1,070              1,070
                                                                                                      674                674
                                                                                                      284                284
                                                                                                      275                275
                                                                                                       91                 91
                                                                                                    1,400              1,400
                                                                                                       52                 52
                                                                                                       97                 97
                                                                                                      161                161
                                                                                                       80                 80
                                                                                                       80                 80
                                                                                                       80                 80
                                                                                                       80                 80
                                 616                                                                                     616
                                                                                                   48,942             48,942
                                                                                                        1                  1
                                                                                                      354                354
                                                                                                      311                311
                                                                                                      305                305
                                                                                                      169                169
                                                                                                      133                133
                                                                                                       34                 34
                                                                                                      304                304
                                                                                                    1,200              1,200
                                                                                                    1,200              1,200
                                                                                                    1,200              1,200
                                                                                                   (3,300)            (3,300)
                                                                                                       98                 98
                                                                                                      314                314
                                                                                                      253                253
                                                                                                      160                160
                                                                                                      150                150
                                                                                                      120                120
                                                                                                      445                445
                                                                                                      218                218
                                                                                                       64                 64
                                                                                                    1,603              1,603
                                                                                                       61                 61
                                                                                                      255                255
                                                                                                   10,328             10,328
                                                                                                    1,404              1,404
                                                                                                      200                200
                                                                                                      245                245
                                                                                                       11                 11

       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125862                 ROGER L ECHELMEIER CO
18-May-01     I/P          RUST CONST                         10125861                 ROD'S EXPRESS
18-May-01     I/P          RUST CONST                         10125861                 ROD'S EXPRESS
18-May-01     I/P          RUST CONST                         10125861                 ROD'S EXPRESS
18-May-01     I/P          RUST CONST                         10126031                 ROCKEY'S MOVING & STORAGE
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10125860                 ROBERTS-JUDSON LUMBER CO
18-May-01     I/P          RUST CONST                         10126030                 RKJ CONSTRUCTION, INC.
18-May-01     GOVT         TRAC                              22556-0107                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0104                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0105                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0106                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0114                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0115                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0116                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0168                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0102                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0103                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0110                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0111                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0112                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0113                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0167                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0169                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0170                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0171                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0172                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0108                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0109                 RICK'S CAR WASH
18-May-01     GOVT         TRAC                              22556-0142                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0088                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0145                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0125                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0089                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0216                 RICHLAND INDUSTRIAL
18-May-01     GOVT         TRAC                              22556-0187                 RICHLAND INDUSTRIAL
18-May-01     I/P          RUST CONST                         10125859                 RICHLAND FLORAL & GIFT SHOP
18-May-01     I/P          RUST CONST                         10125858                 RICHARDS ELECTRIC MOTOR CO
18-May-01     I/P          RUST CONST                         10125857                 RIBACK SUPPLY CO
18-May-01     I/P          RUST CONST                         10125857                 RIBACK SUPPLY CO
18-May-01     I/P          RUST CONST                         10125857                 RIBACK SUPPLY CO
18-May-01     I/P          RUST CONST                         10125857                 RIBACK SUPPLY CO
18-May-01     I/P          RUST CONST                         10125856                 RGA CO INC
18-May-01     I/P          RUST CONST                         10125856                 RGA CO INC



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       20                 20
                                                                                                       18                 18
                                                                                                       15                 15
                                                                                                       10                 10
                                                                                                   13,650             13,650
                                                                                                    6,584              6,584
                                                                                                    2,491              2,491
                                                                                                      988                988
                                                                                                      770                770
                                                                                                      301                301
                                                                                                      103                103
                                                                                                   24,544             24,544
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        8                  8
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        7                  7
                                                                                                        6                  6
                                                                                                        6                  6
                                                                                                      824                824
                                                                                                      375                375
                                                                                                      221                221
                                                                                                      187                187
                                                                                                      150                150
                                                                                                      129                129
                                                                                                       85                 85
                                                                                                       62                 62
                                                                                                      198                198
                                                                                                    5,666              5,666
                                                                                                      119                119
                                                                                                       21                 21
                                                                                                       (4)                (4)
                                                                                                      222                222
                                                                                                       40                 40

       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          Boise                              47057639                  Republic Silver State Disposal
18-May-01     I/P          RUST CONST                         10126142                 RENTAL SERVICE CORP
18-May-01     GOVT         TRAC                              22556-0023                 RELIZON
18-May-01     GOVT         TRAC                              22556-0066                 RELIZON
18-May-01     I/P          RUST CONST                         10126141                 RELIABLE OFFICE SUPPLIES
18-May-01     I/P          RUST CONST                         10125980                 REID INDUSTRIAL
18-May-01     I&M          San Roque                             789                    Regan Industrial Sales
18-May-01     I&M          Pomeroy                            28011832                  Reeve Trucking
18-May-01     GOVT         TRAC                              21848-0005                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0010                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0011                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0012                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0003                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0004                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0006                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0013                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0025                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0026                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0027                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0028                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0007                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0008                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0009                 REDI ROOTER
18-May-01     GOVT         TRAC                              21848-0029                 REDI ROOTER
18-May-01     I/P          RUST CONST                         10125929                 RED MAN PIPE & SUPPLY CO
18-May-01     GOVT         Manual                             22557-012                 REAL ENTERPRISE SOLUTIONS
18-May-01     I/P          RUST CONST                         10125913                 RCS, INC.
18-May-01     I&M          San Roque                             819                    Rap-Rap Car Aircon
18-May-01     I/P          RUST CONST                         10125855                 RAND'S LUMBER & BLDG MATERIALS
18-May-01     I/P          RUST CONST                         10125855                 RAND'S LUMBER & BLDG MATERIALS
18-May-01     I/P          RUST CONST                         10125855                 RAND'S LUMBER & BLDG MATERIALS
18-May-01     I/P          RUST CONST                         10125855                 RAND'S LUMBER & BLDG MATERIALS
18-May-01     I/P          RUST CONST                         10125854                 RAE CORP
18-May-01     I/P          RUST CONST                         10125854                 RAE CORP
18-May-01     I&M          San Roque                             788                    Rabanes Machine Shop
18-May-01     I&M          San Roque                             818                    Rabanes Machine Shop
18-May-01     I/P          RUST CONST                         10126140                 RABA-KISTNER CONSULTANTS INC
18-May-01     I/P          RUST CONST                         10125853                 R N SMITH INC
18-May-01     I&M          Boise                              49016817                  Qwest/US West SLC
18-May-01     I&M          Boise                              49016816                  Qwest/US West Denver
18-May-01     I&M          Boise                              47057637                  Qwest/Seattle
18-May-01     I&M          Boise                              47057638                  Qwest/ U S West
18-May-01     I/P          RUST CONST                         10125852                 QWAL LABORATORIES INC
18-May-01     I/P          RUST CONST                         10125852                 QWAL LABORATORIES INC
18-May-01     I/P          RUST CONST                         10126139                 QUILL CORP
18-May-01     GOVT         TRAC                              22556-0126                 QUICKY LUBE
18-May-01     GOVT         TRAC                              22556-0127                 QUICKY LUBE
18-May-01     I/P          RUST CONST                         10126138                 QUICKSILVER WATER CO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                  13                                                                                      13
                                                                                                       42                 42
                                                                                                      206                206
                                                                                                      117                117
                                                                                                      285                285
                                                                                                        6                  6
                                                                                                    4,496              4,496
                                                                                                      955                955
                               1,506                                                                                   1,506
                               1,506                                                                                   1,506
                               1,506                                                                                   1,506
                               1,506                                                                                   1,506
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                               1,004                                                                                   1,004
                                 502                                                                                     502
                                 502                                                                                     502
                                 502                                                                                     502
                                 502                                                                                     502
                                                                                                    7,698              7,698
                                                                                                   25,677             25,677
                                                                                                       50                 50
                                                                                                      167                167
                                                                                                      136                136
                                                                                                       87                 87
                                                                                                       25                 25
                                                                                                        5                  5
                                                                                                      434                434
                                                                                                       87                 87
                                                                                                    1,357              1,357
                                                                                                      247                247
                                                                                                       75                 75
                                                                                                    2,482              2,482
                                 148                                                                                     148
                                 218                                                                                     218
                               1,504                                                                                   1,504
                                  62                                                                                      62
                                                                                                      165                165
                                                                                                       60                 60
                                                                                                      249                249
                                                                                                       34                 34
                                                                                                       27                 27
                                                                                                       35                 35

       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125912                 QUEEN CITY TV
18-May-01     I/P          RUST CONST                         10125851                 QUALITY SALES & SERVICE INC
18-May-01     I/P          RUST CONST                         10125851                 QUALITY SALES & SERVICE INC
18-May-01     I/P          RUST CONST                         10125851                 QUALITY SALES & SERVICE INC
18-May-01     I/P          RUST CONST                         10125851                 QUALITY SALES & SERVICE INC
18-May-01     I/P          RUST CONST                         10125850                 QUALITY ELECTRIC
18-May-01     I/P          RUST CONST                         10125849                 QUAKER WINDOW PRODUCTS CO
18-May-01     I&M          San Roque                             787                    Quad R Glass & Aluminum Supply
18-May-01     I/P          RUST CONST                         10125848                 PVI INDUSTRIES
18-May-01     I/P          RUST CONST                         10125848                 PVI INDUSTRIES
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125847                 PUMP SHOP/MISSOURI MACHINERY &
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     I/P          RUST CONST                         10125846                 PULASKI COUNTY BUS/GRAPHICS
18-May-01     GOVT         TRAC                              22556-0179                 PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0179A                PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0180                 PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0183                 PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0184                 PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0182                 PROTRAIN SYS INC
18-May-01     GOVT         TRAC                              22556-0068                 PROTEK INSTRUMENTS
18-May-01     GOVT         TRAC                              21852-0068                 PROSPECT STEEL INC
18-May-01     I/P          RUST CONST                         10125911                 PRIME EQUIPMENT
18-May-01     I/P          RUST CONST                         10125911                 PRIME EQUIPMENT
18-May-01     I/P          RUST CONST                         10125911                 PRIME EQUIPMENT
18-May-01     I&M          Pomeroy                            28011831                  Prestress Supply
18-May-01     I/P          RUST CONST                         10125979                 PREMIER LIVING SUITES
18-May-01     GOVT         Cape-Trac                           1965285                  Precision Fab & Cleaning
18-May-01     I&M          San Roque                             786                    Pozzolanic Phils. Inc.
18-May-01     I/P          RUST CONST                         10126137                 POWERS PRODUCTS
18-May-01     I/P          RUST CONST                         10126137                 POWERS PRODUCTS
18-May-01     GOVT         TRAC                              22556-0074                 POWER VISION
18-May-01     I&M          San Roque                             817                    Power Systems, Inc.
18-May-01     I/P          Timberline                       01-018394-03                Power Supply Rental
18-May-01     I/P          Timberline                       01-019307-01                Power Supply Rental
18-May-01     I/P          RUST CONST                         10125956                 POWER CONTROLS INC
18-May-01     I&M          San Roque                             785                    Power Asia Equipment Corp.


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      846                846
                                                                                                   33,750             33,750
                                                                                                    2,017              2,017
                                                                                                    1,200              1,200
                                                                                                    1,000              1,000
                                                                                                    2,092              2,092
                                                                                                      132                132
                                                                                                      671                671
                                                                                                    5,735              5,735
                                                                                                      278                278
                                                                                                    1,990              1,990
                                                                                                      645                645
                                                                                                      480                480
                                                                                                      371                371
                                                                                                      284                284
                                                                                                   (1,456)            (1,456)
                                                                                                      752                752
                                                                                                      200                200
                                                                                                      182                182
                                                                                                      142                142
                                                                                                      113                113
                                                                                                       66                 66
                                                                                                       52                 52
                                                                                                        5                  5
                                                                                                        4                  4
                                                                                                      109                109
                                                                                                      109                109
                                                                                                      109                109
                                                                                                      109                109
                                                                                                      109                109
                                                                                                       99                 99
                                                                                                      175                175
                                                                                                  254,438            254,438
                                                                                                    1,161              1,161
                                                                                                      345                345
                                                                                                      343                343
                                                                                                   16,077             16,077
                                                                                                    1,500              1,500
                                                                                                  583,202            583,202
                                                                                                    3,598              3,598
                                                                                                       34                 34
                                                                                                       16                 16
                                                                                                      275                275
                                                                                                    1,001              1,001
                                                                                                    2,643              2,643
                                                                                                       86                 86
                                                                                                    9,746              9,746
                                                                                                      767                767

       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          San Roque                             816                    Power Asia Equipment Corp.
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I/P          RUST CONST                         10125845                 POWELL'S LUMBER & HOME CENTER
18-May-01     I&M          Boise                              47057637                  Potters Portable Toilets
18-May-01     GOVT         TRAC                              22556-0011                 PORTLAND VALVE & FITTING
18-May-01     GOVT         TRAC                              22556-0007                 PORTLAND VALVE & FITTING
18-May-01     GOVT         TRAC                              22556-0009                 PORTLAND VALVE & FITTING
18-May-01     GOVT         TRAC                              22556-0008                 PORTLAND VALVE & FITTING
18-May-01     GOVT         TRAC                              22556-0010                 PORTLAND VALVE & FITTING
18-May-01     I&M          San Roque                             784                    Portalloy Industrial Parts
18-May-01     I/P          RUST CONST                         10126029                 PORT ENTERPRISES, LTD
18-May-01     I/P          RUST CONST                         10126029                 PORT ENTERPRISES, LTD
18-May-01     I/P          RUST CONST                         10125910                 PNUCOR INC
18-May-01     I/P          RUST CONST                         10125844                 PLUMBMASTER
18-May-01     I/P          RUST CONST                         10125844                 PLUMBMASTER
18-May-01     I/P          RUST CONST                         10125844                 PLUMBMASTER
18-May-01     I/P          RUST CONST                         10125844                 PLUMBMASTER
18-May-01     I/P          RUST CONST                         10125844                 PLUMBMASTER
18-May-01     I/P          RUST CONST                         10125909                 PLAIN OR FANCY CATERING
18-May-01     I&M          San Roque                             783                    Pinnacle Parts Co.
18-May-01     I&M          San Roque                             815                    Pinnacle Parts Co.
18-May-01     I/P          RUST CONST                         10125946                 PHS INDUSTRIES
18-May-01     I&M          Pomeroy                            28011830                  Phoenix Cement
18-May-01     I&M          Pomeroy                            28011829                  PG &E
18-May-01     GOVT         TRAC                              21848-0024                 PETERSON ELECTRIC INC
18-May-01     GOVT         TRAC                              21848-0014                 PETERSON ELECTRIC INC
18-May-01     GOVT         TRAC                              21848-0015                 PETERSON ELECTRIC INC
18-May-01     I/P          RUST CONST                         10126136                 PERRY OFFICE PLUS
18-May-01     I/P          RUST CONST                         10126136                 PERRY OFFICE PLUS
18-May-01     I/P          RUST CONST                         10126136                 PERRY OFFICE PLUS
18-May-01     I/P          RUST CONST                         10126136                 PERRY OFFICE PLUS
18-May-01     GOVT         TRAC                              22556-0081                 PERKINS COLE LLC
18-May-01     I/P          RUST CONST                         10125843                 PENROD HEATING & AIR COND
18-May-01     I/P          RUST CONST                         10125843                 PENROD HEATING & AIR COND
18-May-01     I&M          Boise                              10011435                  Penhall Co
18-May-01     I/P          RUST CONST                         10125842                 PEMBERTON EXCAVATING & HAULING
18-May-01     I/P          RUST CONST                         10125841                 PCI FILTRATION SERVICES INC
18-May-01     I/P          RUST CONST                         10125841                 PCI FILTRATION SERVICES INC
18-May-01     I/P          RUST CONST                         10125841                 PCI FILTRATION SERVICES INC
18-May-01     GOVT         TRAC                              22556-0128                 PCE PACIFIC INC
18-May-01     I/P          RUST CONST                         10126135                 PBS SERVICES, INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      613                613
                                                                                                    1,195              1,195
                                                                                                      214                214
                                                                                                      112                112
                                                                                                       81                 81
                                                                                                       64                 64
                                                                                                       55                 55
                                                                                                       17                 17
                                                                                                       10                 10
                                                                                                        4                  4
                                 442                                                                                     442
                                                                                                    1,810              1,810
                                                                                                      132                132
                                                                                                      124                124
                                                                                                       65                 65
                                                                                                       29                 29
                                                                                                    9,360              9,360
                                                                                                    5,399              5,399
                                                                                                        1                  1
                                                                                                    1,688              1,688
                                                                                                      457                457
                                                                                                      308                308
                                                                                                      111                111
                                                                                                       24                 24
                                                                                                        6                  6
                                                                                                    5,445              5,445
                                                                                                    3,883              3,883
                                                                                                      265                265
                                                                                                       76                 76
                                                                                                    7,333              7,333
                               2,882                                                                                   2,882
                                                                                                   55,193             55,193
                                                                                                   51,938             51,938
                                                                                                   50,533             50,533
                                                                                                      119                119
                                                                                                       26                 26
                                                                                                       17                 17
                                                                                                      (62)               (62)
                                                                                                   17,754             17,754
                                                                                                   14,750             14,750
                                                                                                    4,521              4,521
                                                                                                    4,568              4,568
                                                                                                    1,200              1,200
                                                                                                    1,554              1,554
                                                                                                      713                713
                                                                                                      399                399
                                                                                                       81                 81
                                                                                                       76                 76

       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125840                 PAYNE SPARKMAN MFG INC
18-May-01     GOVT         TRAC                              22556-0161                 PARAMOUNT SUPPLY COMPANY
18-May-01     GOVT         TRAC                              22556-0059                 PARAMOUNT SUPPLY
18-May-01     I/P          RUST CONST                         10125839                 PAINTCO INC
18-May-01     I/P          RUST CONST                         10125838                 PAGE OFFICE PRODUCTS INC
18-May-01     I/P          RUST CONST                         10125838                 PAGE OFFICE PRODUCTS INC
18-May-01     I/P          RUST CONST                         10125838                 PAGE OFFICE PRODUCTS INC
18-May-01     I&M          Boise                              47057634                  Pacific Bell
18-May-01     I&M          Boise                              47057633                  Pacific Bell
18-May-01     I/P          RUST CONST                         10125978                 P G WALKER
18-May-01     I/P          RUST CONST                         10125978                 P G WALKER
18-May-01     I/P          RUST CONST                         10125837                 P C TECHNOLOGIES INC
18-May-01     I/P          RUST CONST                         10126134                 OZARKA SPRING WATER
18-May-01     I/P          RUST CONST                         10125836                 OZARK MOUNTAIN STEEL INC
18-May-01     I/P          RUST CONST                         10125835                 OZ-ARC GAS EQUIPMENT & SUPPLY
18-May-01     I/P          RUST CONST                         10125835                 OZ-ARC GAS EQUIPMENT & SUPPLY
18-May-01     I/P          RUST CONST                         10125835                 OZ-ARC GAS EQUIPMENT & SUPPLY
18-May-01     I/P          RUST CONST                         10126133                 OXFORD LUMBER CO
18-May-01     I/P          RUST CONST                         10126133                 OXFORD LUMBER CO
18-May-01     I/P          RUST CONST                         10126133                 OXFORD LUMBER CO
18-May-01     I/P          RUST CONST                         10126133                 OXFORD LUMBER CO
18-May-01     I/P          RUST CONST                         10126133                 OXFORD LUMBER CO
18-May-01     I/P          RUST CONST                         10125834                 OWENSVILLE EQUIPMENT
18-May-01     I&M          Boise                              47057632                  Otay Water District
18-May-01     I/P          RUST CONST                         10125977                 OSEA NC, Inc
18-May-01     GOVT         TRAC                              22556-0012                 ORION MEDICAL SUPPLY
18-May-01     GOVT         TRAC                              22556-0013                 ORION MEDICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     I/P          RUST CONST                         10125833                 O'REILLY AUTO PARTS
18-May-01     GOVT         TRAC                              22556-0004                 OR SOCIETY OF PHYSICIAN ASST.
18-May-01     I&M          Pomeroy                            28011828                  Omi Duct
18-May-01     I&M          Boise                              47057758                  Omega Industries
18-May-01     I&M          Boise                              47057631                  Olivenhain Municipal Water
18-May-01     GOVT         TRAC                              22556-0191                 OHNGREN'S OFFICE PRODUCTS
18-May-01     GOVT         TRAC                              22556-0020                 OHNGREN'S OFFICE PRODUCTS
18-May-01     GOVT         TRAC                              22556-0190                 OHNGREN'S OFFICE PRODUCTS
18-May-01     GOVT         TRAC                              22556-0189                 OHNGREN'S OFFICE PRODUCTS
18-May-01     GOVT         TRAC                              22556-0188                 OHNGREN'S OFFICE PRODUCTS
18-May-01     GOVT         TRAC                              22556-0148                 OHNGREN'S OFFICE PRODUCTS
18-May-01     I/P          RUST CONST                         10126132                 OFFICE DEPOT CREDIT PLAN
18-May-01     I/P          RUST CONST                         10125976                 OFFICE DEPOT


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      190                190
                                                                                                       40                 40
                                                                                                    2,341              2,341
                                                                                                       84                 84
                                                                                                      566                566
                                                                                                      184                184
                                                                                                       75                 75
                               2,595                                                                                   2,595
                                 338                                                                                     338
                                                                                                      142                142
                                                                                                       47                 47
                                                                                                      249                249
                                                                                                       32                 32
                                                                                                      525                525
                                                                                                      389                389
                                                                                                       30                 30
                                                                                                       18                 18
                                                                                                       38                 38
                                                                                                       29                 29
                                                                                                       22                 22
                                                                                                       13                 13
                                                                                                        7                  7
                                                                                                        9                  9
                               2,823                                                                                   2,823
                                                                                                    2,602              2,602
                                                                                                    1,303              1,303
                                                                                                       26                 26
                                                                                                      256                256
                                                                                                       89                 89
                                                                                                       27                 27
                                                                                                       23                 23
                                                                                                       20                 20
                                                                                                       16                 16
                                                                                                        9                  9
                                                                                                        4                  4
                                                                                                        3                  3
                                                                                                      125                125
                                                                                                    2,605              2,605
                                                                                                   92,666             92,666
                               1,958                                                                                   1,958
                                                                                                      635                635
                                                                                                      432                432
                                                                                                      381                381
                                                                                                      174                174
                                                                                                       82                 82
                                                                                                       41                 41
                                                                                                       78                 78
                                                                                                      189                189


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          Timberline                      34021747005 Apr              NY Sales Tax Processing
18-May-01     I/P          RUST CONST                         10126131                 NUNNALLY'S GLASS
18-May-01     I/P          RUST CONST                         10126130                 NORTH AMERICAN VIDEO INC
18-May-01     I/P          RUST CONST                         10126028                 NORTH ALABAMA ELECTRIC
18-May-01     GOVT         TRAC                              22556-0016                 NORMED
18-May-01     GOVT         TRAC                              22556-0014                 NORMED
18-May-01     GOVT         TRAC                              22556-0015                 NORMED
18-May-01     GOVT         TRAC                              22556-0164                 NORCO
18-May-01     GOVT         TRAC                              22556-0063                 NORCO
18-May-01     I/P          RUST CONST                         10126027                 NEXTEL COMMUNICATIONS
18-May-01     I/P          RUST CONST                         10125975                 NEW VISION GRAPHICS
18-May-01     I&M          Boise                              10011410                  Nevada Power Co
18-May-01     GOVT         Cape-Trac                           1965274                  Neff Rental
18-May-01     I/P          RUST CONST                         10125922                 NATIONAL WELDERS SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125908                 NATIONAL WELDERS
18-May-01     GOVT         TRAC                              22556-0096                 NATIONAL TECHNOLOGY TRANSFER
18-May-01     I/P          RUST CONST                         10126048                 NATIONAL MACHINING & FAB INC
18-May-01     I/P          RUST CONST                         10126048                 NATIONAL MACHINING & FAB INC
18-May-01     I/P          RUST CONST                         10126048                 NATIONAL MACHINING & FAB INC
18-May-01     I/P          RUST CONST                         10125945                 NASH ENGINEERING CO
18-May-01     I/P          RUST CONST                         10125832                 NASCO
18-May-01     I/P          Timberline                        Petty Cash                 Murray's Auto
18-May-01     I/P          RUST CONST                         10125831                 MULTI PRODUCTS COMPANY INC
18-May-01     I/P          RUST CONST                         10126129                 MUELLER BUILDING SYSTEMS
18-May-01     I/P          RUST CONST                         10126129                 MUELLER BUILDING SYSTEMS
18-May-01     I/P          RUST CONST                         10126129                 MUELLER BUILDING SYSTEMS
18-May-01     I/P          RUST CONST                         10126128                 MORLANDT ELECTRIC CO.
18-May-01     I/P          RUST CONST                         10125830                 MOORE'S GREENHOUSE & FLOWER
18-May-01     I/P          RUST CONST                         10125830                 MOORE'S GREENHOUSE & FLOWER
18-May-01     I/P          RUST CONST                         10125830                 MOORE'S GREENHOUSE & FLOWER
18-May-01     I/P          RUST CONST                         10125830                 MOORE'S GREENHOUSE & FLOWER
18-May-01     I/P          RUST CONST                         10125829                 MOONEY AUTO SUPPLY INC
18-May-01     I/P          Timberline                           10976                   Monarch Welding & Engineering, Inc.
18-May-01     I/P          RUST CONST                         10125828                 MONACO ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125828                 MONACO ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125828                 MONACO ENTERPRISES INC
18-May-01     I&M          San Roque                             781                    Moment International Phils., Inc.
18-May-01     I&M          Pomeroy                            28011826                  Mobile Modular
18-May-01     I&M          San Roque                             780                    Mobil Philippines, Inc.
18-May-01     I/P          RUST CONST                         10125827                 MISSOURI FIRE SYSTEMS INC
18-May-01     I&M          Boise                              49016826                  Mining Services Intl
18-May-01     I&M          Pomeroy                            28011825                  Miller Trucking
18-May-01     I&M          Boise                              20004073                  Miller Roofing Inc  Alt Payee
18-May-01     I&M          Boise                              20004074                  Miller Roofing Inc
18-May-01     GOVT         TRAC                              22556-0158                 MILL SUPPLY CORP
18-May-01     GOVT         TRAC                              22556-0077                 MILL SUPPLY COMPANY
18-May-01     I&M          Pomeroy                            28011824                  Mi-Jack
18-May-01     I/P          RUST CONST                         10125826                 MIDWEST PAGING


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
               14,017                                                                                                 14,017
                                                                                                      201                201
                                                                                                      529                529
                                                                                                   11,550             11,550
                                                                                                    1,565              1,565
                                                                                                      184                184
                                                                                                       42                 42
                                                                                                      475                475
                                                                                                      328                328
                                                                                                      515                515
                                                                                                       67                 67
                                 842                                                                                     842
                                                                                                      318                318
                                                                                                       37                 37
                                                                                                      356                356
                                                                                                   14,776             14,776
                                                                                                    1,699              1,699
                                                                                                      644                644
                                                                                                      325                325
                                                                                                      184                184
                                                                                                      138                138
                                                                                                        4                  4
                                                                                                      165                165
                                                                                                    3,627              3,627
                                                                                                      434                434
                                                                                                      169                169
                                                                                                      115                115
                                                                                                      564                564
                                                                                                      452                452
                                                                                                      302                302
                                                                                                       27                 27
                                                                                                       34                 34
                                                                                                   13,697             13,697
                                                                                                      417                417
                                                                                                       80                 80
                                                                                                       44                 44
                                                                                                    5,524              5,524
                                                                                                      333                333
                                                                                                   21,470             21,470
                                                                                                       94                 94
                                                                                                   68,976             68,976
                                                                                                   12,509             12,509
                                                                                                   12,000             12,000
                                                                                                    5,506              5,506
                                                                                                    1,302              1,302
                                                                                                      446                446
                                                                                                   37,647             37,647
                                                                                                       28                 28



       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10126026                 MIDWAY CONTRACTORS
18-May-01     I/P          RUST CONST                         10125825                 MID STATES SCHOOL EQUIPMENT CO
18-May-01     I/P          RUST CONST                         10125824                 MID CONTINENT SAFETY INC
18-May-01     I/P          RUST CONST                         10126177                 MICHAEL T PEIL
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125944                 METROMONT MATERIALS CORP
18-May-01     I/P          RUST CONST                         10125974                 METRO TRAILER LEASING
18-May-01     I/P          RUST CONST                         10125974                 METRO TRAILER LEASING
18-May-01     GOVT         Manual                             22557-007                 MESA FIBERGLASS
18-May-01     GOVT         Manual                             22557-010                 MESA FIBERGLASS
18-May-01     GOVT         Manual                             22557-008                 MESA FIBERGLASS
18-May-01     GOVT         Manual                             22557-009                 MESA FIBERGLASS
18-May-01     I/P          RUST CONST                         10125973                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10125973                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10125973                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10126078                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10125973                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10126078                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10125973                 MEDSAFE INC
18-May-01     I/P          RUST CONST                         10125972                 MEDSAFE
18-May-01     I/P          RUST CONST                         10126127                 MEDIHORIZONS
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10126025                 MECHANICAL SYSTEMS INC
18-May-01     I/P          RUST CONST                         10125907                 MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125907                 MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125823                 MEAD O'BRIEN INC
18-May-01     I/P          RUST CONST                         10125823                 MEAD O'BRIEN INC
18-May-01     I/P          RUST CONST                         10125817                 M-D WHOLESALE HARDWARE
18-May-01     I/P          RUST CONST                         10125817                 M-D WHOLESALE HARDWARE
18-May-01     I/P          RUST CONST                         10125822                 MCTIER SUPPLY
18-May-01     I/P          RUST CONST                         10125821                 MCQUAY INTERNATIONAL
18-May-01     I/P          RUST CONST                         10126126                 MCNICHOLS CO
18-May-01     I/P          RUST CONST                         10126126                 MCNICHOLS CO
18-May-01     I/P          RUST CONST                         10125906                 MCNAUGHTON MCKAY
18-May-01     GOVT         TRAC                              21852-0007                 MCMASTER-CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    3,000              3,000
                                                                                                  172,946            172,946
                                                                                                       21                 21
                                                                                                      350                350
                                                                                                    3,466              3,466
                                                                                                    2,131              2,131
                                                                                                    1,081              1,081
                                                                                                      372                372
                                                                                                      300                300
                                                                                                      235                235
                                                                                                      144                144
                                                                                                    2,607              2,607
                                                                                                      702                702
                                                                                                    2,974              2,974
                                                                                                    2,660              2,660
                                                                                                    2,120              2,120
                                                                                                      585                585
                                                                                                      695                695
                                                                                                      463                463
                                                                                                      434                434
                                                                                                      369                369
                                                                                                      143                143
                                                                                                       84                 84
                                                                                                       46                 46
                                                                                                      128                128
                                                                                                       20                 20
                                                                                                   19,975             19,975
                                                                                                    1,680              1,680
                                                                                                      938                938
                                                                                                      645                645
                                                                                                      480                480
                                                                                                      240                240
                                                                                                      225                225
                                                                                                       56                 56
                                                                                                    1,261              1,261
                                                                                                      107                107
                                                                                                       76                 76
                                                                                                       46                 46
                                                                                                    1,100              1,100
                                                                                                      533                533
                                                                                                       52                 52
                                                                                                      786                786
                                                                                                    1,515              1,515
                                                                                                      404                404
                                                                                                       15                 15
                                                                                                      247                247
                                                                                                      355                355
                                                                                                      246                246


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125820                 MCMASTER CARR SUPPLY CO
18-May-01     I/P          RUST CONST                         10125943                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10125943                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10126047                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10126047                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10125943                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10126047                 MCJUNKIN INC
18-May-01     I/P          RUST CONST                         10126024                 MCBRYDE ENTERPRISES CORP
18-May-01     GOVT         Cape-Trac                           1965273                  Maxim Crane Works
18-May-01     I/P          RUST CONST                         10126125                 MATTHEWS ELECTRIC SUPPLY CO
18-May-01     I&M          Pomeroy                            28011823                  Master Builders
18-May-01     I/P          RUST CONST                         10125819                 MARCO SALES INC
18-May-01     I/P          RUST CONST                         10125819                 MARCO SALES INC
18-May-01     I/P          RUST CONST                         10125819                 MARCO SALES INC
18-May-01     I/P          RUST CONST                         10125819                 MARCO SALES INC
18-May-01     I&M          San Roque                             814                    Majoha Hotel & Restaurant
18-May-01     I/P          RUST CONST                         10125818                 MAINTENANCE WAREHOUSE
18-May-01     I&M          San Roque                             813                    Magic Sales
18-May-01     I/P          Timberline                          213665                   Macomb Pipe
18-May-01     I/P          Timberline                          214693                   Macomb Pipe
18-May-01     I/P          Timberline                          214802                   Macomb Pipe
18-May-01     I/P          Timberline                         212662-02                 Macomb Pipe
18-May-01     I/P          Timberline                         214802-01                 Macomb Pipe
18-May-01     I/P          Timberline                          215132                   Macomb Pipe
18-May-01     I/P          Timberline                         213768-01                 Macomb Pipe
18-May-01     I/P          Timberline                         214319-01                 Macomb Pipe
18-May-01     I/P          Timberline                        Petty Cash                 Macomb Pipe
18-May-01     I&M          Pomeroy                            28011822                  M.Maselli
18-May-01     I/P          Timberline                          286344                   M.E. Campbell
18-May-01     I/P          Timberline                          319383                   M.E. Campbell
18-May-01     I/P          Timberline                          321349                   M.E. Campbell
18-May-01     I/P          Timberline                          320818                   M.E. Campbell
18-May-01     I/P          Timberline                          320968                   M.E. Campbell
18-May-01     I/P          Timberline                          319144                   M.E. Campbell
18-May-01     I/P          Timberline                          320641                   M.E. Campbell
18-May-01     I/P          Timberline                          320674                   M.E. Campbell
18-May-01     I/P          RUST CONST                         10126023                 M & M  CARPETS
18-May-01     GOVT         TRAC                              21852-0067                 LUWA BRAHNSON INC
18-May-01     GOVT         TRAC                              22556-0057                 LUMBERMAN'S
18-May-01     GOVT         TRAC                              22556-0055                 LUMBERMAN'S
18-May-01     GOVT         TRAC                              22556-0056                 LUMBERMAN'S
18-May-01     I/P          RUST CONST                         10125905                 LOWES HOME CENTERS


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                      227                227
                                                                                                      213                213
                                                                                                      213                213
                                                                                                      199                199
                                                                                                      101                101
                                                                                                       10                 10
                                                                                                        4                  4
                                                                                                    2,940              2,940
                                                                                                    2,371              2,371
                                                                                                      787                787
                                                                                                      762                762
                                                                                                       46                 46
                                                                                                   (1,194)            (1,194)
                                                                                                    3,552              3,552
                                                                                                   38,470             38,470
                                                                                                       95                 95
                                                                                                   19,252             19,252
                                                                                                      194                194
                                                                                                      164                164
                                                                                                       59                 59
                                                                                                       56                 56
                                                                                                      658                658
                                                                                                    3,547              3,547
                                                                                                      581                581
                                                                                                    1,073              1,073
                                                                                                      635                635
                                                                                                      583                583
                                                                                                      468                468
                                                                                                      311                311
                                                                                                      213                213
                                                                                                      206                206
                                                                                                       48                 48
                                                                                                       42                 42
                                                                                                    4,084              4,084
                                                                                                    2,210              2,210
                                                                                                      262                262
                                                                                                      181                181
                                                                                                      137                137
                                                                                                      137                137
                                                                                                       51                 51
                                                                                                       17                 17
                                                                                                       17                 17
                                                                                                    5,000              5,000
                                                                                                  998,312            998,312
                                                                                                    2,477              2,477
                                                                                                      179                179
                                                                                                       76                 76
                                                                                                    1,664              1,664


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125904                 LOWES HOME CENTER
18-May-01     I&M          San Roque                             797                    Lothar Vogt
18-May-01     GOVT         TRAC                              21848-0023                 LONG PAINTING CO
18-May-01     I/P          RUST CONST                         10126022                 LONE STAR GRADING & MATERIAL
18-May-01     GOVT         TRAC                              22556-0024                 LIBRARIAN-TRI CITY HERALD
18-May-01     GOVT         TRAC                              21852-0003                 LIBERTY SUPPLY INC
18-May-01     GOVT         TRAC                              21852-0001                 LIBERTY SUPPLY INC
18-May-01     GOVT         TRAC                              21852-0006                 LIBERTY SUPPLY INC
18-May-01     GOVT         TRAC                              21852-0005                 LIBERTY SUPPLY INC
18-May-01     GOVT         TRAC                              21852-0002                 LIBERTY SUPPLY INC
18-May-01     GOVT         TRAC                              21852-0004                 LIBERTY SUPPLY INC
18-May-01     I/P          RUST CONST                         10125942                 LEWIS FENCE CO INC
18-May-01     I/P          RUST CONST                         10125815                 LEASE CORPORATION OF AMERICA
18-May-01     I/P          RUST CONST                         10125816                 LEASE CORPORATION OF AMERICA
18-May-01     I/P          RUST CONST                         10125816                 LEASE CORPORATION OF AMERICA
18-May-01     I/P          RUST CONST                         10125814                 LEADER SPECIALTY COMPANY
18-May-01     I/P          RUST CONST                         10125813                 LAWSON PRODUCTS INCORPORATED
18-May-01     I/P          RUST CONST                         10125813                 LAWSON PRODUCTS INCORPORATED
18-May-01     I/P          RUST CONST                         10125813                 LAWSON PRODUCTS INCORPORATED
18-May-01     I/P          RUST CONST                         10125903                 LAW ENGINEERING & ENVIRON. SVC
18-May-01     I&M          Boise                              10011434                  Las Vegas Electric
18-May-01     I/P          Timberline                          4170101                  Larry Hall Construction
18-May-01     I/P          RUST CONST                         10125812                 LARRON LABORATORY
18-May-01     I/P          RUST CONST                         10125812                 LARRON LABORATORY
18-May-01     I/P          RUST CONST                         10125812                 LARRON LABORATORY
18-May-01     GOVT         TRAC                              22556-0075                 LAPP'S AUTO BODY REPAIR INC
18-May-01     I&M          Boise                              10011419                  Lapco Inc
18-May-01     I/P          RUST CONST                         10126021                 LANCE LESTOURGEON MASONRY
18-May-01     I&M          Boise                              10011446                  Lam Contracting LLC
18-May-01     I/P          RUST CONST                         10126077                 LAKE ICE INC.
18-May-01     I/P          RUST CONST                         10125811                 LAB SAFETY SUPPLY INC
18-May-01     I/P          RUST CONST                         10126123                 LAB SAFETY SUPPLY
18-May-01     I&M          Boise                              47057651                  L B Foster Co Project
18-May-01     I/P          RUST CONST                         10126020                 L B CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126176                 L B CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126020                 L B CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126020                 L B CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126122                 L & N ENTERPRISES
18-May-01     I&M          San Roque                             779                    L & L Construction Equipment
18-May-01     I/P          RUST CONST                         10125921                 KOR-TEK, INC.
18-May-01     I&M          Boise                              47057654                  Koppers Industries Inc
18-May-01     I/P          RUST CONST                         10125941                 KNIGHT FABRICATORS INC
18-May-01     I/P          RUST CONST                         10126121                 KILLEEN BLUEPRINT
18-May-01     I/P          RUST CONST                         10125955                 KENTWOOD SPRING WATER CO
18-May-01     I/P          RUST CONST                         10126019                 KELSOE AND SONS GLASS CO
18-May-01     I/P          RUST CONST                         10126175                 KELSOE AND SONS GLASS CO
18-May-01     I/P          RUST CONST                         10126019                 KELSOE AND SONS GLASS CO
18-May-01     I/P          RUST CONST                         10125954                 KCI INC


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       17                 17
                                                                                                    2,783              2,783
                                                                                                  150,219            150,219
                                                                                                    2,230              2,230
                                                                                                       63                 63
                                                                                                    6,468              6,468
                                                                                                    6,221              6,221
                                                                                                    1,951              1,951
                                                                                                    1,901              1,901
                                                                                                      119                119
                                                                                                       48                 48
                                                                                                    1,842              1,842
                                                                                                       94                 94
                                                                                                       49                 49
                                                                                                       33                 33
                                                                                                       20                 20
                                                                                                      368                368
                                                                                                      208                208
                                                                                                       85                 85
                                                                                                    3,479              3,479
                                                                                                   52,295             52,295
                                                                                                   34,181             34,181
                                                                                                      280                280
                                                                                                      160                160
                                                                                                       10                 10
                                                                                                      212                212
                                                                                                   68,763             68,763
                                                                                                   13,500             13,500
                                                                                                   30,422             30,422
                                                                                                      102                102
                                                                                                       43                 43
                                                                                                      120                120
                                                                                                    8,220              8,220
                                                                                                   11,000             11,000
                                                                                                    4,000              4,000
                                                                                                      500                500
                                                                                                      425                425
                                                                                                      100                100
                                                                                                      473                473
                                                                                                   54,547             54,547
                                                                                                  106,114            106,114
                                                                                                    7,568              7,568
                                                                                                       12                 12
                                                                                                       74                 74
                                                                                                    1,730              1,730
                                                                                                    1,246              1,246
                                                                                                      850                850
                                                                                                    8,580              8,580


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10126120                 JR'S TRUCKING
18-May-01     I&M          San Roque                             812                    JR Industrial Motor
18-May-01     I/P          RUST CONST                         10125810                 JOHNSTONE SUPPLY
18-May-01     I/P          RUST CONST                         10125810                 JOHNSTONE SUPPLY
18-May-01     I/P          RUST CONST                         10125810                 JOHNSTONE SUPPLY
18-May-01     I&M          Pomeroy                            28011821                  Johnson Industries
18-May-01     I/P          RUST CONST                         10126018                 JOHNNY LOWERY GENERAL CONTR.
18-May-01     I/P          RUST CONST                         10126018                 JOHNNY LOWERY GENERAL CONTR.
18-May-01     I/P          RUST CONST                         10125809                 JOHN HENRY FOSTER CO
18-May-01     GOVT         TRAC                              21848-0001                 JNH SPECIALIZED SERVICES
18-May-01     GOVT         TRAC                              21848-0002                 JNH SPECIALIZED SERVICES
18-May-01     I/P          RUST CONST                         10126017                 JERRY KING COMPANY
18-May-01     I&M          Pomeroy                            28011820                  Jerico Products
18-May-01     I&M          Boise                              10011417                  Jensen Precast
18-May-01     I/P          RUST CONST                         10125808                 JEFFERSON ASPHALT CO INC
18-May-01     I/P          RUST CONST                         10125902                 JAY IND. TECHNOLOGIES INC
18-May-01     I/P          RUST CONST                         10125902                 JAY IND. TECHNOLOGIES INC
18-May-01     I&M          Pomeroy                            28011819                  Jamac Steel
18-May-01     I/P          RUST CONST                         10126016                 JACKSON COMPANY
18-May-01     I/P          RUST CONST                         10125807                 JACK'S POOL & SPA
18-May-01     I&M          San Roque                             778                    Jacem Trading
18-May-01     GOVT         Manual                             22557-003                 J.T. THORPE
18-May-01     I&M          Boise                              10011416                  J W Sligar Inc
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I/P          RUST CONST                         10125806                 J A SEXAUER INC
18-May-01     I&M          Boise                              10011432                  J A Cesare and Associates
18-May-01     I/P          RUST CONST                         10125805                 J & P CONSTRUCTION
18-May-01     I/P          RUST CONST                         10125805                 J & P CONSTRUCTION
18-May-01     I/P          RUST CONST                         10125805                 J & P CONSTRUCTION
18-May-01     I/P          RUST CONST                         10126174                 IRVIN STEEL STRUCTURES
18-May-01     I/P          RUST CONST                         10125699                 IRS
18-May-01     I/P          RUST CONST                         10125804                 INTERSTATE READY MIX INC
18-May-01     I/P          RUST CONST                         10125804                 INTERSTATE READY MIX INC
18-May-01     I/P          RUST CONST                         10125804                 INTERSTATE READY MIX INC
18-May-01     I&M          Boise                              49016810                  Interstate Detroit Deisel
18-May-01     I&M          San Roque                          10000066                  International SOS
18-May-01     I/P          RUST CONST                         10125920                 INTERNATIONAL CHIMNEY CORP.
18-May-01     I/P          RUST CONST                         10125940                 INTERNATIONAL ALIGNMENT
18-May-01     I&M          Boise                              49016857                  Intermountain West Energy
18-May-01     I&M          Boise                              49016816                  Intermountain Gas
18-May-01     GOVT         TRAC                              21848-0022                 INTERMECH INC
18-May-01     I/P          RUST CONST                         10126015                 INTERIOR SERVICES
18-May-01     I/P          RUST CONST                         10126014                 INSTALLATIONS UNLIMITED
18-May-01     I/P          RUST CONST                         10126173                 INSITUFORM TECHNOLOGIES USA


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      100                100
                                                                                                    1,466              1,466
                                                                                                       70                 70
                                                                                                       15                 15
                                                                                                       13                 13
                                                                                                   17,400             17,400
                                                                                                    8,469              8,469
                                                                                                    5,903              5,903
                                                                                                      123                123
                                                                                                   10,192             10,192
                                                                                                    5,931              5,931
                                                                                                   12,000             12,000
                                                                                                   28,788             28,788
                                                                                                      655                655
                                                                                                    2,294              2,294
                                                                                                      232                232
                                                                                                       68                 68
                                                                                                   35,614             35,614
                                                                                                    1,400              1,400
                                                                                                      330                330
                                                                                                    5,647              5,647
                                                                                                    8,975              8,975
                                                                                                   29,138             29,138
                                                                                                      489                489
                                                                                                      444                444
                                                                                                      281                281
                                                                                                      170                170
                                                                                                       97                 97
                                                                                                       61                 61
                                                                                                    7,436              7,436
                                                                                                   12,691             12,691
                                                                                                    3,994              3,994
                                                                                                    2,140              2,140
                                                                                                    5,553              5,553
                                                                                                       75                 75
                                                                                                      312                312
                                                                                                       59                 59
                                                                                                       59                 59
                                                                                                   24,453             24,453
                                                                                                   11,770             11,770
                                                                                                    7,000              7,000
                                                                                                    5,090              5,090
                                                                                                   10,786             10,786
                                 119                                                                                     119
                                                                                                  134,000            134,000
                                                                                                    2,140              2,140
                                                                                                   13,927             13,927
                                                                                                  126,434            126,434


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     GOVT         TRAC                              22556-0213                 INDUSTRIAL TOOL & SUPPLY
18-May-01     GOVT         TRAC                              22556-0207                 INDUSTRIAL TOOL & SUPPLY
18-May-01     I/P          RUST CONST                         10125803                 INDUSTRIAL REPAIR TECHNOLOGY
18-May-01     GOVT         TRAC                              22556-0157                 INDUSTRIAL DISTRIBUTION GROUP
18-May-01     I/P          RUST CONST                         10125802                 INDEX CHEMICAL
18-May-01     GOVT         Cape-Trac                           1965270                  Ikon
18-May-01     I/P          RUST CONST                         10125801                 IDEXX DISTRIBUTION CORP
18-May-01     GOVT         TRAC                              22556-0100                 IBM
18-May-01     I/P          RUST CONST                         10125800                 I-44 EXPRESS
18-May-01     I/P          RUST CONST                         10125800                 I-44 EXPRESS
18-May-01     I/P          RUST CONST                         10125800                 I-44 EXPRESS
18-May-01     I/P          RUST CONST                         10125799                 HYDROPOWER INC
18-May-01     I&M          San Roque                             811                    Hydraulic Industrial Sales
18-May-01     GOVT         TRAC                              22556-0156                 HYDRAROLL LLC
18-May-01     I/P          RUST CONST                         10125798                 HUBBELL MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125798                 HUBBELL MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125798                 HUBBELL MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125798                 HUBBELL MECHANICAL SUPPLY
18-May-01     I/P          RUST CONST                         10125798                 HUBBELL MECHANICAL SUPPLY
18-May-01     I&M          Pomeroy                            28011817                  HUB Construction
18-May-01     I/P          RUST CONST                         10125797                 HTH COMPANIES INC
18-May-01     I/P          RUST CONST                         10125797                 HTH COMPANIES INC
18-May-01     I&M          Pomeroy                            28011816                  Hose Pros
18-May-01     I/P          RUST CONST                         10126119                 HOME DEPOT INC
18-May-01     I/P          RUST CONST                         10126118                 HOME DEPOT   0580
18-May-01     I/P          Timberline                      27310000463786               Home Depot
18-May-01     I/P          RUST CONST                         10126013                 HOMBRE CONSTRUCTORS CO INC
18-May-01     I/P          RUST CONST                         10126013                 HOMBRE CONSTRUCTORS CO INC
18-May-01     I/P          RUST CONST                         10126013                 HOMBRE CONSTRUCTORS CO INC
18-May-01     I/P          RUST CONST                         10126117                 HOLMES A ONE INC
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10125796                 HOFFMAN SUPPLY CO
18-May-01     I/P          RUST CONST                         10126116                 HOFFMAN REPROGRAPHIC
18-May-01     I/P          RUST CONST                         10125795                 HOBART SALES & SERVICE
18-May-01     I/P          RUST CONST                         10125795                 HOBART SALES & SERVICE
18-May-01     I/P          RUST CONST                         10125939                 HILTI INCORPORATED
18-May-01     GOVT         TRAC                              21852-0051                 HILTI INC
18-May-01     GOVT         TRAC                              21852-0052                 HILTI INC
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER



-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      286                286
                                                                                                      141                141
                                                                                                      344                344
                                                                                                    1,855              1,855
                                                                                                    1,848              1,848
                                                                                                      212                212
                                                                                                       95                 95
                                                                                                      215                215
                                                                                                       35                 35
                                                                                                       24                 24
                                                                                                       22                 22
                                                                                                      419                419
                                                                                                    4,649              4,649
                                                                                                      230                230
                                                                                                    1,960              1,960
                                                                                                      800                800
                                                                                                       68                 68
                                                                                                       22                 22
                                                                                                       16                 16
                                                                                                    8,033              8,033
                                                                                                   50,564             50,564
                                                                                                   31,034             31,034
                                                                                                      914                914
                                                                                                    1,356              1,356
                                                                                                      183                183
                                                                                                       45                 45
                                                                                                      422                422
                                                                                                      362                362
                                                                                                       60                 60
                                                                                                       64                 64
                                                                                                      266                266
                                                                                                      153                153
                                                                                                      141                141
                                                                                                      139                139
                                                                                                      117                117
                                                                                                       61                 61
                                                                                                       50                 50
                                                                                                       26                 26
                                                                                                     (120)              (120)
                                                                                                     (361)              (361)
                                                                                                       67                 67
                                                                                                      235                235
                                                                                                       54                 54
                                                                                                    1,179              1,179
                                                                                                    1,068              1,068
                                                                                                       99                 99
                                                                                                      860                860
                                                                                                      775                775


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     I/P          RUST CONST                         10125794                 HIGH BROTHERS LUMBER
18-May-01     GOVT         TRAC                              22556-0210                 HERMISTON LOCK & KEY
18-May-01     GOVT         TRAC                              22556-0212                 HERMISTON LOCK & KEY
18-May-01     GOVT         TRAC                              22556-0211                 HERMISTON LOCK & KEY
18-May-01     I/P          RUST CONST                         10125793                 HERITAGE QUALITY CONTRACTING
18-May-01     I/P          RUST CONST                         10125792                 HERITAGE FOOD SERV EQUIPMENT
18-May-01     I/P          RUST CONST                         10126012                 HENRY & STAFFORD CONTRACTING
18-May-01     I/P          RUST CONST                         10126012                 HENRY & STAFFORD CONTRACTING
18-May-01     I/P          RUST CONST                         10126011                 HEMBY ENTERPRISES
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I/P          RUST CONST                         10125791                 HELTON ENTERPRISES INC
18-May-01     I&M          Pomeroy                            28011815                  Helser Industries
18-May-01     GOVT         TRAC                              22556-0144                 HELLER AND SONS
18-May-01     GOVT         TRAC                              22556-0050                 HELLER AND SONS
18-May-01     GOVT         TRAC                              22556-0049                 HELLER AND SONS
18-May-01     GOVT         TRAC                              22556-0208                 HELLER AND SONS
18-May-01     GOVT         TRAC                              22556-0209                 HELLER AND SONS
18-May-01     I/P          RUST CONST                         10126076                 HEDGE'S PORTABLE TOILET RENTAL
18-May-01     I/P          RUST CONST                         10126115                 HEATH SERVICE COMPANY
18-May-01     I/P          RUST CONST                         10126115                 HEATH SERVICE COMPANY
18-May-01     I/P          RUST CONST                         10125790                 HCI CHEMTECH DISTRIBUTION INC
18-May-01     I/P          RUST CONST                         10126010                 HAWKINS GROUNDWORK, INC.
18-May-01     I/P          Timberline                          286628                   Harvey Howd
18-May-01     I/P          RUST CONST                         10125789                 HARRY COOPER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125789                 HARRY COOPER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125789                 HARRY COOPER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125789                 HARRY COOPER SUPPLY CO
18-May-01     I/P          RUST CONST                         10125789                 HARRY COOPER SUPPLY CO
18-May-01     I/P          Timberline                         186638-00                 Harrison Pipe
18-May-01     GOVT         TRAC                              22556-0131                 HARRIS OFFICE INTERIORS
18-May-01     GOVT         TRAC                              22556-0160                 HARRIS OFFICE INTERIORS
18-May-01     I/P          RUST CONST                         10125971                 HARPER CONSTRUCTION SERVICES
18-May-01     I/P          RUST CONST                         10125971                 HARPER CONSTRUCTION SERVICES
18-May-01     I/P          RUST CONST                         10126075                 HARPER CONSTRUCTION SERVICES
18-May-01     I/P          RUST CONST                         10126009                 HARDIMAN REMEDIATION
18-May-01     I/P          RUST CONST                         10126172                 HARDIMAN REMEDIATION
18-May-01     I/P          RUST CONST                         10126009                 HARDIMAN REMEDIATION

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      775                775
                                                                                                      209                209
                                                                                                       73                 73
                                                                                                       36                 36
                                                                                                        3                  3
                                                                                                      118                118
                                                                                                       22                 22
                                                                                                       12                 12
                                                                                                   19,320             19,320
                                                                                                      164                164
                                                                                                   19,426             19,426
                                                                                                    4,695              4,695
                                                                                                      260                260
                                                                                                      412                412
                                                                                                      388                388
                                                                                                      214                214
                                                                                                      181                181
                                                                                                      130                130
                                                                                                       52                 52
                                                                                                       21                 21
                                                                                                       16                 16
                                                                                                     (109)              (109)
                                                                                                   20,424             20,424
                                                                                                    6,352              6,352
                                                                                                      414                414
                                                                                                      396                396
                                                                                                       51                 51
                                                                                                        6                  6
                                                                                                      270                270
                                                                                                      108                108
                                                                                                       35                 35
                                                                                                    1,678              1,678
                                                                                                   30,520             30,520
                                                                                                    2,800              2,800
                                                                                                      602                602
                                                                                                      552                552
                                                                                                      272                272
                                                                                                      251                251
                                                                                                      196                196
                                                                                                      211                211
                                                                                                    3,750              3,750
                                                                                                    1,419              1,419
                                                                                                      600                600
                                                                                                      350                350
                                                                                                      175                175
                                                                                                   18,895             18,895
                                                                                                   10,000             10,000
                                                                                                      200                200


       * Negative Entries Indicate Subsequent Reversal of Authorization


                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
---------------------------------------------------------------------------------------------------------------------------------

                          DISBURSEMENT
  DATE       GROUP        LOCATION                         CONTROL NUMBER                            VENDOR
---------------------------------------------------------------------------------------------------------------------------------
18-May-01     I&M          Boise                              49016825                  Hansen Oil Co
18-May-01     I&M          Boise                              47057685                  Hanks Grading
18-May-01     I/P          RUST CONST                         10125901                 HAGLER'S FLOWER SHOP
18-May-01     I/P          RUST CONST                         10125788                 HACH COMPANY
18-May-01     I/P          RUST CONST                         10125788                 HACH COMPANY
18-May-01     I/P          RUST CONST                         10125788                 HACH COMPANY
18-May-01     I/P          Timberline                          145052                   H.E. Lennon Inc.
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125787                 H E P SUPPLY CO INC
18-May-01     I/P          RUST CONST                         10125900                 H & E HI LIFT
18-May-01     I/P          RUST CONST                         10125900                 H & E HI LIFT
18-May-01     I/P          RUST CONST                         10125900                 H & E HI LIFT
18-May-01     I/P          RUST CONST                         10125900                 H & E HI LIFT
18-May-01     I/P          RUST CONST                         10125970                 GULF STATES AIRGAS
18-May-01     I/P          RUST CONST                         10125970                 GULF STATES AIRGAS
18-May-01     I/P          RUST CONST                         10125899                 GRINNELL SUPPLY
18-May-01     I/P          RUST CONST                         10126074                 GREENVILLE RADIOLOGY
18-May-01     GOVT         TRAC                              21852-0054                 GREEN CONTROLS LLC
18-May-01     GOVT         TRAC                              21852-0053                 GREEN CONTROLS LLC
18-May-01     GOVT         TRAC                              22556-0186                 GREATER HERMISTON CHAMBER OF COMMERCE
18-May-01     I/P          RUST CONST                         10125898                 GRAYBAR INC
18-May-01     I/P          RUST CONST                         10125898                 GRAYBAR INC
18-May-01     I/P          RUST CONST                         10125898                 GRAYBAR INC
18-May-01     I/P          RUST CONST                         10125898                 GRAYBAR INC
18-May-01     I/P          RUST CONST                         10125898                 GRAYBAR INC
18-May-01     GOVT         TRAC                              21852-0062                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0061                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0065                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0059                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0058                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0057                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0056                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0060                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0063                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0064                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0066                 GRAYBAR ELECTRIC
18-May-01     GOVT         TRAC                              21852-0055                 GRANITE MOUNTAIN QUARRIES
18-May-01     I/P          RUST CONST                         10125786                 GOODMAN MIDWEST
18-May-01     I/P          RUST CONST                         10125786                 GOODMAN MIDWEST
18-May-01     I/P          RUST CONST                         10125786                 GOODMAN MIDWEST
18-May-01     GOVT         TRAC                              22556-0133                 GOBOSH C/O SAYERS
18-May-01     I&M          San Roque                             777                    Glory Automotive, Inc.
18-May-01     I/P          RUST CONST                         10125969                 GILL FAMILY MEDICAL
18-May-01     I/P          RUST CONST                         10125897                 GERRARD TIRE COMPANY


-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
    TAXES                      UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   22,333             22,333
                                                                                                   10,200             10,200
                                                                                                      233                233
                                                                                                    1,212              1,212
                                                                                                      840                840
                                                                                                      208                208
                                                                                                       71                 71
                                                                                                      252                252
                                                                                                      237                237
                                                                                                      139                139
                                                                                                       80                 80
                                                                                                       46                 46
                                                                                                       11                 11
                                                                                                    5,681              5,681
                                                                                                    1,778              1,778
                                                                                                    1,703              1,703
                                                                                                    1,040              1,040
                                                                                                       59                 59
                                                                                                       11                 11
                                                                                                      281                281
                                                                                                       92                 92
                                                                                                      636                636
                                                                                                      147                147
                                                                                                      120                120
                                                                                                    5,970              5,970
                                                                                                    2,446              2,446
                                                                                                      210                210
                                                                                                     (141)              (141)
                                                                                                     (184)              (184)
                                                                                                    1,854              1,854
                                                                                                      392                392
                                                                                                      364                364
                                                                                                      250                250
                                                                                                      247                247
                                                                                                      243                243
                                                                                                      103                103
                                                                                                       52                 52
                                                                                                       50                 50
                                                                                                       50                 50
                                                                                                        8                  8
                                                                                                    2,573              2,573
                                                                                                      920                920
                                                                                                      529                529
                                                                                                      301                301
                                                                                                    2,400              2,400
                                                                                                      283                283
                                                                                                    1,236              1,236
                                                                                                       85                 85


       * Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         TRAC                              22556-0178                 GEOLINE POSITIONONG SYSTEMS
18-May-01      I/P          RUST CONST                         10126073                 GEO H PENNELL CO INC
18-May-01      I/P          Timberline                            210                    Gem State Communications Inc.
18-May-01      I/P          RUST CONST                         10126072                 GELVEN FLORIST
18-May-01      I/P          RUST CONST                         10126114                 GE CAPITAL MODULAR SPACE
18-May-01      I/P          RUST CONST                         10125785                 GAUNTLET PAINT COMPANY
18-May-01      I&M          Boise                              49016809                  Gary Holdal
18-May-01      I/P          RUST CONST                         10126008                 GARCIA COMMERCIAL SERVICES
18-May-01      I/P          RUST CONST                         10126113                 GALLET ASSOCIATES
18-May-01      GOVT         TRAC                              21852-0170                 G. E. SUPPLY
18-May-01      GOVT         TRAC                              21852-0168                 G. E. SUPPLY
18-May-01      GOVT         TRAC                              21852-0166                 G. E. SUPPLY
18-May-01      GOVT         TRAC                              21852-0171                 G. E. SUPPLY
18-May-01      GOVT         TRAC                              21852-0167                 G. E. SUPPLY
18-May-01      GOVT         TRAC                              21852-0169                 G. E. SUPPLY
18-May-01      I/P          RUST CONST                         10126007                 FRONTIER PAVEMENT SPECIALISTS
18-May-01      I/P          RUST CONST                         10125938                 FROEHLING & ROBERTSON INC
18-May-01      I/P          RUST CONST                         10125937                 FRISCHKORN INC
18-May-01      I/P          RUST CONST                         10125937                 FRISCHKORN INC
18-May-01      I/P          RUST CONST                         10126071                 FRED'S FISH HOUSE
18-May-01      I&M          Boise                              49016814                  Four Js Inc Portable Toilets
18-May-01      I/P          RUST CONST                         10125896                 FORMS & SUPPLY INC
18-May-01      I/P          RUST CONST                         10125896                 FORMS & SUPPLY INC
18-May-01      I&M          San Roque                             810                    Ford Pampanga
18-May-01      I/P          RUST CONST                         10126006                 FOLEY COMPANY
18-May-01      I/P          RUST CONST                         10126006                 FOLEY COMPANY
18-May-01      I/P          RUST CONST                         10126005                 FOLDING WALLS INC
18-May-01      I/P          RUST CONST                         10126112                 FLYTE SANITATION INC
18-May-01      I&M          Pomeroy                            28011814                  Fluid Gauge
18-May-01      I/P          RUST CONST                         10126004                 FLOYD INDUSTRIAL MAINTENANCE
18-May-01      I/P          RUST CONST                         10126004                 FLOYD INDUSTRIAL MAINTENANCE
18-May-01      I/P          RUST CONST                         10125698                 FLORIDA
18-May-01      I/P          RUST CONST                         10125784                 FISHER SCIENTIFIC CO
18-May-01      I/P          RUST CONST                         10125784                 FISHER SCIENTIFIC CO
18-May-01      I/P          RUST CONST                         10125784                 FISHER SCIENTIFIC CO
18-May-01      GOVT         TRAC                              22556-0038                 FISHER SCIENTIFIC
18-May-01      I&M          San Roque                             809                    Firm Industrial Sales
18-May-01      I&M          San Roque                             776                    Fil-American Hardware
18-May-01      I/P          RUST CONST                         10125936                 FEDERAL EXPRESS
18-May-01      I/P          RUST CONST                         10125783                 FEDERAL EXPRESS
18-May-01      I/P          RUST CONST                         10125783                 FEDERAL EXPRESS
18-May-01      I/P          RUST CONST                         10125783                 FEDERAL EXPRESS
18-May-01      I/P          RUST CONST                         10126070                 FEDERAL EXPRESS
18-May-01      I/P          RUST CONST                         10125783                 FEDERAL EXPRESS
18-May-01      GOVT         TRAC                              22556-0150                 FEDERAL EXPRESS
18-May-01      I/P          Timberline                        5-810-46591                Fed X
18-May-01      I&M          Pomeroy                            28011812                  FBC Systems
18-May-01      I/P          RUST CONST                         10125968                 FASTSIGNS

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      360                360
                                                                                                       51                 51
                                                                                                    1,336              1,336
                                                                                                       37                 37
                                                                                                      782                782
                                                                                                       76                 76
                                                                                                    8,280              8,280
                                                                                                    4,050              4,050
                                                                                                      245                245
                                                                                                    4,433              4,433
                                                                                                    1,086              1,086
                                                                                                    1,013              1,013
                                                                                                      846                846
                                                                                                      407                407
                                                                                                       13                 13
                                                                                                    4,040              4,040
                                                                                                    5,957              5,957
                                                                                                    1,004              1,004
                                                                                                      805                805
                                                                                                      431                431
                                  30                                                                                      30
                                                                                                    4,193              4,193
                                                                                                       62                 62
                                                                                                       55                 55
                                                                                                    5,598              5,598
                                                                                                    2,372              2,372
                                                                                                    5,094              5,094
                                                                                                       80                 80
                                                                                                      627                627
                                                                                                   78,750             78,750
                                                                                                    7,000              7,000
                                                                                                       50                 50
                                                                                                      206                206
                                                                                                       86                 86
                                                                                                       37                 37
                                                                                                      133                133
                                                                                                    1,140              1,140
                                                                                                    1,492              1,492
                                                                                     1,147                             1,147
                                                                                        55                                55
                                                                                        44                                44
                                                                                        33                                33
                                                                                        29                                29
                                                                                        22                                22
                                                                                                      368                368
                                                                                                        2                  2
                                                                                                    6,880              6,880
                                                                                                      153                153

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         TRAC                              22556-0029                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125895                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10126111                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125894                 FASTENAL COMPANY
18-May-01      GOVT         TRAC                              22556-0030                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125782                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125782                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125782                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10125782                 FASTENAL COMPANY
18-May-01      I/P          RUST CONST                         10126110                 FASTENAL CO
18-May-01      GOVT         TRAC                              22556-0042                 FAN ENGINEERING
18-May-01      I/P          RUST CONST                         10125781                 FAMILY CENTER
18-May-01      I/P          RUST CONST                         10125781                 FAMILY CENTER
18-May-01      I/P          RUST CONST                         10125781                 FAMILY CENTER
18-May-01      I&M          Pomeroy                            28011813                  Falcon Foam
18-May-01      I/P          Timberline                         75581488                  Fairmont Supply Co.
18-May-01      I/P          Timberline                         75660860                  Fairmont Supply Co.
18-May-01      I/P          RUST CONST                         10125780                 F B WILLIAMS ELECTRIC CO INC
18-May-01      I&M          Pomeroy                            28011811                  EZE Trucking
18-May-01      GOVT         TRAC                              22556-0162                 EXCEL GLOVES
18-May-01      I/P          RUST CONST                           98029                  EUREST DINING SERVICE
18-May-01      I/P          RUST CONST                         10125967                 ESA LABORATORIES INC
18-May-01      I/P          RUST CONST                         10126069                 ESA LABORATORIES INC
18-May-01      I/P          RUST CONST                         10126068                 EQUIPMENT INCORPORATED
18-May-01      I/P          RUST CONST                         10125893                 ENSCO SUPPLY
18-May-01      I&M          Pomeroy                            28011810                  Elsinore Ready Mix
18-May-01      GOVT         TRAC                              22556-0123                 ELECTROMARK
18-May-01      I/P          RUST CONST                         10126171                 ELECTRICAL MAINTENANCE CONTR.
18-May-01      I&M          San Roque                             774                    El Supremo Foods
18-May-01      I&M          San Roque                             808                    Edison Electric Integrated
18-May-01      I&M          Boise                              47057630                  EDCO Disposal Corporation
18-May-01      I/P          RUST CONST                         10125779                 ECOLAB
18-May-01      I/P          RUST CONST                         10125778                 ECO WATER OF WAYNESVILLE
18-May-01      I/P          RUST CONST                         10125778                 ECO WATER OF WAYNESVILLE
18-May-01      I/P          RUST CONST                         10125778                 ECO WATER OF WAYNESVILLE
18-May-01      I/P          RUST CONST                         10125777                 EC YORK TRUCKING
18-May-01      I&M          San Roque                             807                    Eastern Steel
18-May-01      I/P          RUST CONST                         10126109                 EAST ALABAMA PORTABLES
18-May-01      I/P          RUST CONST                         10126108                 E & D ENTERPRISES INC
18-May-01      I&M          Boise                              10011433                  Dywidag Systems Intl USA SC
18-May-01      I&M          Pomeroy                            28011809                  Dreyer Vibrator
18-May-01      GOVT         TRAC                              21852-0139                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0132                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0150                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0136                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0165                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0124                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0121                 DRAGO SUPPLY COMPANY

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,498              1,498
                                                                                                      641                641
                                                                                                      637                637
                                                                                                      581                581
                                                                                                      184                184
                                                                                                      155                155
                                                                                                      127                127
                                                                                                      (50)               (50)
                                                                                                     (109)              (109)
                                                                                                      424                424
                                                                                                      984                984
                                                                                                      199                199
                                                                                                      169                169
                                                                                                       82                 82
                                                                                                   16,176             16,176
                                                                                                      734                734
                                                                                                       54                 54
                                                                                                    1,800              1,800
                                                                                                   12,470             12,470
                                                                                                      497                497
                                                                                                     (141)              (141)
                                                                                                       74                 74
                                                                                                       74                 74
                                                                                                      394                394
                                                                                                    3,412              3,412
                                                                                                  587,507            587,507
                                                                                                    3,518              3,518
                                                                                                      474                474
                                                                                                        6                  6
                                                                                                    1,830              1,830
                               1,020                                                                                   1,020
                                                                                                      151                151
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                        5                  5
                                                                                                    3,531              3,531
                                                                                                  134,114            134,114
                                                                                                       75                 75
                                                                                                       60                 60
                                                                                                   22,696             22,696
                                                                                                    3,915              3,915
                                                                                                   10,952             10,952
                                                                                                    2,799              2,799
                                                                                                    1,422              1,422
                                                                                                    1,417              1,417
                                                                                                    1,374              1,374
                                                                                                    1,335              1,335
                                                                                                    1,239              1,239

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         TRAC                              21852-0137                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0100                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0120                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0148                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0113                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0114                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0155                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0158                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0138                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0123                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0140                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0118                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0122                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0119                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0156                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0130                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0115                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0116                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0146                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0128                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0127                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0133                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0153                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0149                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0162                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0164                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0159                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0151                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0142                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0163                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0147                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0152                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0131                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0144                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0134                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0126                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0143                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0154                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0129                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0117                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0145                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0135                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0125                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0157                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0160                 DRAGO SUPPLY COMPANY
18-May-01      GOVT         TRAC                              21852-0161                 DRAGO SUPPLY COMPANY
18-May-01      I/P          RUST CONST                         10125776                 DPC ENTERPRISES, LP
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      933                933
                                                                                                      902                902
                                                                                                      529                529
                                                                                                      444                444
                                                                                                      434                434
                                                                                                      403                403
                                                                                                      270                270
                                                                                                      270                270
                                                                                                      267                267
                                                                                                      191                191
                                                                                                      180                180
                                                                                                      167                167
                                                                                                      161                161
                                                                                                      155                155
                                                                                                      154                154
                                                                                                      151                151
                                                                                                      150                150
                                                                                                      147                147
                                                                                                      135                135
                                                                                                      125                125
                                                                                                       82                 82
                                                                                                       70                 70
                                                                                                       68                 68
                                                                                                       67                 67
                                                                                                       67                 67
                                                                                                       67                 67
                                                                                                       65                 65
                                                                                                       64                 64
                                                                                                       62                 62
                                                                                                       55                 55
                                                                                                       43                 43
                                                                                                       36                 36
                                                                                                       35                 35
                                                                                                       28                 28
                                                                                                       27                 27
                                                                                                       24                 24
                                                                                                       21                 21
                                                                                                       21                 21
                                                                                                       21                 21
                                                                                                       15                 15
                                                                                                       10                 10
                                                                                                       10                 10
                                                                                                        5                  5
                                                                                                        4                  4
                                                                                                        3                  3
                                                                                                        3                  3
                                                                                                      444                444
                                                                                                   27,000             27,000

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      I/P          RUST CONST                         10125775                 DON BAKER CONSTRUCTION
18-May-01      GOVT         TRAC                              22556-0174                 DOBYN'S-HART PEST CONTROL
18-May-01      I&M          San Roque                          10000065                  DM Consunji
18-May-01      I/P          RUST CONST                         10125774                 DIVERSIFIED TECHNICAL SERVICES
18-May-01      I/P          RUST CONST                         10125919                 DILLON/COLUMBIA SUPPLY
18-May-01      GOVT         TRAC                              22556-0090                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0079                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0085                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0129                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0078                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0084                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0080                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0166                 DETLOFF INDUSTRIES
18-May-01      GOVT         TRAC                              22556-0065                 DETLOFF
18-May-01      I/P          RUST CONST                         10126003                 DETAIL SYSTEM ACOUSTICAL
18-May-01      I/P          RUST CONST                         10126002                 DESIGNER CONCRETE
18-May-01      I/P          RUST CONST                         10126170                 DESIGNER CONCRETE
18-May-01      I/P          RUST CONST                         10126107                 DESIGNER CONCRETE
18-May-01      I/P          RUST CONST                         10126169                 DESIGN FABRICATORS
18-May-01      CORP         BHO                                 6000439                  DEPARTMENT OF REVENUE
18-May-01      CORP         BHO                                 6000438                  DEPARTMENT OF REVENUE
18-May-01      CORP         BHO                                 6000437                  DEPARTMENT OF REVENUE
18-May-01      I/P          RUST CONST                         10125935                 DEMOLITION TECHNOLOGIES, INC
18-May-01      I&M          San Roque                             806                    De Luxe Industrial Supplies
18-May-01      I&M          San Roque                             773                    De Guzman Machine Works
18-May-01      I&M          San Roque                             805                    De Guzman Machine Works
18-May-01      I&M          Pomeroy                            28011808                  Davis Wire
18-May-01      I/P          RUST CONST                         10126168                 DAVID L KING CONCRETE CONST.
18-May-01      I/P          RUST CONST                         10126106                 DATATEK - USA
18-May-01      I/P          RUST CONST                         10126106                 DATATEK - USA
18-May-01      GOVT         TRAC                              21852-0110                 DARRAGH COMPANY
18-May-01      GOVT         TRAC                              21852-0109                 DARRAGH COMPANY
18-May-01      GOVT         TRAC                              21852-0111                 DARRAGH COMPANY
18-May-01      I/P          RUST CONST                         10125773                 DAN'S RADIATOR REPAIR
18-May-01      I/P          Timberline                          203429                   D.F. Burnham & Co.
18-May-01      I/P          RUST CONST                         10125772                 D O C LUBRICATION
18-May-01      I/P          RUST CONST                         10125772                 D O C LUBRICATION
18-May-01      I/P          RUST CONST                         10125772                 D O C LUBRICATION

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    7,448              7,448
                                                                                                    4,830              4,830
                                                                                                    3,500              3,500
                                                                                                    2,450              2,450
                                                                                                    1,680              1,680
                                                                                                    1,610              1,610
                                                                                                    1,260              1,260
                                                                                                    1,260              1,260
                                                                                                    1,001              1,001
                                                                                                      995                995
                                                                                                      600                600
                                                                                                    4,232              4,232
                                                                                                   36,591             36,591
                                                                                                      375                375
                                                                                                      484                484
                                                                                                    1,741              1,741
                                                                                                      845                845
                                                                                                      431                431
                                                                                                      382                382
                                                                                                      114                114
                                                                                                      107                107
                                                                                                       30                 30
                                                                                                       16                 16
                                                                                                      145                145
                                                                                                   35,000             35,000
                                                                                                   10,107             10,107
                                                                                                    4,740              4,740
                                                                                                      527                527
                                                                                                    5,150              5,150
                  644                                                                                                    644
                  590                                                                                                    590
                   67                                                                                                     67
                                                                                                      987                987
                                                                                                    7,076              7,076
                                                                                                      191                191
                                                                                                       47                 47
                                                                                                   37,797             37,797
                                                                                                   11,887             11,887
                                                                                                       11                 11
                                                                                                        9                  9
                                                                                                    1,983              1,983
                                                                                                      817                817
                                                                                                      817                817
                                                                                                      780                780
                                                                                                      944                944
                                                                                                      267                267
                                                                                                       27                 27
                                                                                                       24                 24

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         Cape-Trac                           1965267                  CVI
18-May-01      I/P          RUST CONST                         10126167                 CUNNINGHAM SAND BLASTING/PAINT
18-May-01      I/P          RUST CONST                         10125771                 CULLUM & BROWN
18-May-01      I/P          RUST CONST                         10126105                 CULLIGAN WATER SPECIALISTS
18-May-01      I/P          RUST CONST                         10125770                 CULLIGAN WATER OF SPRINGFIELD
18-May-01      I/P          RUST CONST                         10126104                 CULLIGAN WATER CONDITIONING
18-May-01      I/P          RUST CONST                         10125769                 CUE PAGING CORPORATION
18-May-01      GOVT         TRAC                              22556-0095                 CTEH
18-May-01      I/P          RUST CONST                         10126001                 CSS, INC
18-May-01      I&M          Boise                              10011438                  CSR America Incorporated
18-May-01      I/P          RUST CONST                         10125966                 CRYSTAL SPRINGS OF ALABAMA
18-May-01      I/P          RUST CONST                         10125966                 CRYSTAL SPRINGS OF ALABAMA
18-May-01      I/P          RUST CONST                         10125966                 CRYSTAL SPRINGS OF ALABAMA
18-May-01      I/P          RUST CONST                         10125966                 CRYSTAL SPRINGS OF ALABAMA
18-May-01      I/P          RUST CONST                         10125768                 CROW PAINT & GLASS INC
18-May-01      I/P          RUST CONST                         10125768                 CROW PAINT & GLASS INC
18-May-01      I/P          RUST CONST                         10125934                 CROSS SYSTEM COMPONENTS
18-May-01      I/P          RUST CONST                         10125934                 CROSS SYSTEM COMPONENTS
18-May-01      I/P          RUST CONST                         10125934                 CROSS SYSTEM COMPONENTS
18-May-01      I&M          Pomeroy                            28011807                  Cromer Equipment
18-May-01      I&M          Pomeroy                            28011806                  Cromer Clarklift
18-May-01      I/P          RUST CONST                         10126000                 CR-MECHANICAL CONST. CO
18-May-01      I/P          RUST CONST                         10125767                 CRANSTON EQUIPMENT SERVICE INC
18-May-01      GOVT         TRAC                              22556-0101                 CRANE DEMING PUMPS INC
18-May-01      I/P          RUST CONST                         10126067                 COX MEDICAL CENTER
18-May-01      I/P          RUST CONST                         10126046                 CORT FURNITURE RENTAL
18-May-01      I/P          RUST CONST                         10125965                 CONWAY INDUSTRIAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10126066                 CONWAY INDUSTRIAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125933                 CONTROL SPECIALISTS INC
18-May-01      I/P          RUST CONST                         10126045                 CONTROL SPECIALISTS INC
18-May-01      GOVT         TRAC                              21852-0112                 CONTROL FACTORS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      I/P          RUST CONST                         10125766                 CONTROL CONSULTANTS
18-May-01      GOVT         TRAC                              21852-0097                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0095                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0101                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0106                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0105                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0107                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0103                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0098                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0102                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0096                 CONSOLIDATED PIPE & SUPPLY CO

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  200,000            200,000
                                                                                                   41,047             41,047
                                                                                                       54                 54
                                                                                                       20                 20
                                                                                                      240                240
                                                                                                       35                 35
                                                                                                       42                 42
                                                                                                    2,566              2,566
                                                                                                  170,497            170,497
                                                                                                    9,588              9,588
                                                                                                      101                101
                                                                                                       44                 44
                                                                                                       15                 15
                                                                                                        8                  8
                                                                                                    2,820              2,820
                                                                                                      268                268
                                                                                                    1,336              1,336
                                                                                                      883                883
                                                                                                      428                428
                                                                                                      431                431
                                                                                                       90                 90
                                                                                                   20,000             20,000
                                                                                                      220                220
                                                                                                   16,445             16,445
                                                                                                       15                 15
                                                                                                    3,320              3,320
                                                                                                      281                281
                                                                                                      198                198
                                                                                                    5,580              5,580
                                                                                                       93                 93
                                                                                                  104,651            104,651
                                                                                                      389                389
                                                                                                      325                325
                                                                                                      253                253
                                                                                                      239                239
                                                                                                      226                226
                                                                                                       15                 15
                                                                                                     (161)              (161)
                                                                                                    9,153              9,153
                                                                                                    2,679              2,679
                                                                                                    1,272              1,272
                                                                                                    1,155              1,155
                                                                                                      684                684
                                                                                                      679                679
                                                                                                      325                325
                                                                                                      264                264
                                                                                                      127                127
                                                                                                      101                101


        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         TRAC                              21852-0099                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0094                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0108                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      GOVT         TRAC                              21852-0104                 CONSOLIDATED PIPE & SUPPLY CO
18-May-01      I/P          RUST CONST                         10126103                 CONSOLIDATED OFFICE SYSTEMS
18-May-01      I/P          RUST CONST                         10126102                 CONSOLIDATED ELECTRICAL DIST
18-May-01      I&M          Boise                              47057711                  Concrete Technologies Corporation
18-May-01      I&M          Boise                              10011415                  Concrete Accessories
18-May-01      I/P          Timberline                         701110245                 Concentra
18-May-01      I/P          Timberline                         701126348                 Concentra
18-May-01      GOVT         TRAC                              22556-0098                 COMPUTER DISCOUNT WAREHOUSE
18-May-01      I/P          RUST CONST                         10125964                 COMP USA
18-May-01      I/P          RUST CONST                         10126065                 COMER SANITARY SERVICES INC.
18-May-01      GOVT         TRAC                              22556-0091                 COLUMBIA ELECTRIC SUPPLY
18-May-01      GOVT         TRAC                              22556-0200                 COLUMBIA BASIN PAPER
18-May-01      GOVT         TRAC                              22556-0147                 COLUMBIA BASIN PAPER
18-May-01      I/P          RUST CONST                         10125765                 COLT SAFETY INC
18-May-01      I/P          RUST CONST                         10125765                 COLT SAFETY INC
18-May-01      I/P          RUST CONST                         10125765                 COLT SAFETY INC
18-May-01      I/P          RUST CONST                         10125765                 COLT SAFETY INC
18-May-01      GOVT         TRAC                              22556-0034                 COLORADO COMPRESSOR
18-May-01      GOVT         TRAC                              22556-0035                 COLORADO COMPRESSOR
18-May-01      GOVT         TRAC                              22556-0036                 COLORADO COMPRESSOR
18-May-01      I/P          RUST CONST                         10126101                 COLLINS DOORS & HARDWARE INC
18-May-01      I&M          Boise                              49016814                  Collins Communication
18-May-01      GOVT         TRAC                              22556-0143                 COFFEY LABORATORIES INC
18-May-01      I/P          RUST CONST                         10125999                 COATINGS & INSULATION, INC
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125764                 CLARK SECURITY PRODUCTS
18-May-01      I/P          RUST CONST                         10125998                 CLANCY EXCAVATING
18-May-01      I/P          RUST CONST                         10126166                 CLANCY EXCAVATING
18-May-01      I&M          Boise                              47057650                  City of Seattle Public
18-May-01      I&M          Boise                              47057649                  City of Seattle
18-May-01      I&M          Boise                              47057682                  City of Pheonix
18-May-01      I&M          Boise                              10011409                  City of Henderson
18-May-01      I/P          RUST CONST                         10126064                 CITICAPITAL
18-May-01      I/P          Timberline                     0131002073 5-4-01             Citgo
18-May-01      I/P          RUST CONST                         10125963                 CINTAS CORPORATION #547
18-May-01      I/P          RUST CONST                         10126063                 CINTAS CORPORATION #547
18-May-01      I/P          RUST CONST                         10126062                 CINTAS CORP
18-May-01      I/P          RUST CONST                         10126062                 CINTAS CORP
18-May-01      I/P          RUST CONST                         10126062                 CINTAS CORP
18-May-01      I/P          RUST CONST                         10126062                 CINTAS CORP

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------


                                                                                                       89                 89
                                                                                                       72                 72
                                                                                                       58                 58
                                                                                                       47                 47
                                                                                                      423                423
                                                                                                      380                380
                                                                                                   83,982             83,982
                                                                                                   46,171             46,171
                                                                                                       65                 65
                                                                                                       52                 52
                                                                                                      920                920
                                                                                                    1,095              1,095
                                                                                                      133                133
                                                                                                    1,175              1,175
                                                                                                      707                707
                                                                                                      634                634
                                                                                                      298                298
                                                                                                      241                241
                                                                                                      228                228
                                                                                                       85                 85
                                                                                                      550                550
                                                                                                       15                 15
                                                                                                        6                  6
                                                                                                    2,467              2,467
                               3,432                                                                                   3,432
                                                                                                       67                 67
                                                                                                   36,685             36,685
                                                                                                    1,471              1,471
                                                                                                    1,158              1,158
                                                                                                      382                382
                                                                                                      382                382
                                                                                                      356                356
                                                                                                      306                306
                                                                                                      100                100
                                                                                                   33,558             33,558
                                                                                                   26,388             26,388
                               2,653                                                                                   2,653
                                  47                                                                                      47
                                                                                                    8,685              8,685
                                 360                                                                                     360
                                                                                                      643                643
                                                                                                      524                524
                                                                                                       18                 18
                                                                                                       18                 18
                                                                                                      465                465
                                                                                                      258                258
                                                                                                      258                258
                                                                                                      258                258

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10126061                 CINTAS CORP
18-May-01      I/P          RUST CONST                         10126061                 CINTAS CORP
18-May-01      I/P          Timberline                         354226631                 Cintas
18-May-01      I/P          RUST CONST                         10126060                 CHRISTUS SCHUMPERT HEALTH SYS.
18-May-01      I/P          RUST CONST                         10126165                 CHRISTIAN PAINTERS, INC
18-May-01      I/P          RUST CONST                         10126100                 CHEVRON U S A INC
18-May-01      GOVT         Cape-Trac                           1965265                  Chemko Technical
18-May-01      GOVT         Cape-Trac                           1965281                  Charlie Wolf/Comp USA
18-May-01      I/P          RUST CONST                         10125997                 CHANEY-COX CONSTRUCTION, INC.
18-May-01      I&M          Pomeroy                            28011801                  CH Bull
18-May-01      GOVT         Cape-Trac                           1965264                  Certified Testing Labs
18-May-01      I/P          RUST CONST                         10125763                 CENTROPLEX EXTERMINATING
18-May-01      I/P          RUST CONST                         10125762                 CENTREX ELECTRICAL SUPPLY CORP
18-May-01      GOVT         Manual                             22557-004                 CENTRAL TIN SHOP
18-May-01      GOVT         TRAC                              22556-0196                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0197                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0199                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0198                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0194                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0195                 CENTRAL MUSIC & VENDING
18-May-01      GOVT         TRAC                              22556-0064                 CENTER VAC AND SEW
18-May-01      I&M          San Roque                             772                    Center Industrial Supply
18-May-01      I/P          RUST CONST                         10126058                 CENTER FOR OCCUPATIONAL HEALTH
18-May-01      I/P          RUST CONST                         10126059                 CENTER FOR OCCUPATIONAL HEALTH
18-May-01      I/P          RUST CONST                         10126059                 CENTER FOR OCCUPATIONAL HEALTH
18-May-01      GOVT         TRAC                              22556-0151                 CB'S PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              22556-0152                 CB'S PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              22556-0153                 CB'S PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              22556-0154                 CB'S PORTABLE RESTROOMS
18-May-01      I/P          RUST CONST                         10125918                 CBG INC
18-May-01      GOVT         TRAC                              21848-0020                 CB PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              21848-0018                 CB PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              21848-0019                 CB PORTABLE RESTROOMS
18-May-01      GOVT         TRAC                              21848-0021                 CB PORTABLE RESTROOMS
18-May-01      I/P          RUST CONST                         10125761                 CAWVEY'S ELECTRIC MOTOR
18-May-01      I/P          RUST CONST                         10125761                 CAWVEY'S ELECTRIC MOTOR
18-May-01      I/P          RUST CONST                         10125761                 CAWVEY'S ELECTRIC MOTOR
18-May-01      I/P          RUST CONST                         10125761                 CAWVEY'S ELECTRIC MOTOR
18-May-01      I&M          San Roque                             804                    Cathy's Refreshment
18-May-01      I&M          San Roque                             803                    Cathay Industrial Supply
18-May-01      I&M          Pomeroy                            28011805                  Cascade Steel
18-May-01      I/P          RUST CONST                         10125962                 CASAIC OFFSET & SILKSCREEN INC
18-May-01      I&M          San Roque                             771                    Carried Lumber Co.
18-May-01      I&M          San Roque                             802                    Carried Lumber Co.
18-May-01      I/P          RUST CONST                         10126057                 CAROLINA SUPPLY INC.OF ASHBORO
18-May-01      I/P          RUST CONST                         10126057                 CAROLINA SUPPLY INC.OF ASHBORO
18-May-01      I/P          RUST CONST                         10126057                 CAROLINA SUPPLY INC.OF ASHBORO
18-May-01      I/P          RUST CONST                         10126057                 CAROLINA SUPPLY INC.OF ASHBORO

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      100                100
                                                                                                       95                 95
                                                                                                      288                288
                                                                                                      423                423
                                                                                                    6,275              6,275
                                                                                                       90                 90
                                                                                                    9,718              9,718
                                                                                                    2,850              2,850
                                                                                                  112,060            112,060
                                                                                                   17,521             17,521
                                                                                                    9,528              9,528
                                                                                                   12,654             12,654
                                                                                                       30                 30
                                                                                                    1,491              1,491
                                                                                                      161                161
                                                                                                      161                161
                                                                                                      161                161
                                                                                                      152                152
                                                                                                      147                147
                                                                                                      143                143
                                                                                                      459                459
                                                                                                    7,932              7,932
                                                                                                       80                 80
                                                                                                       22                 22
                                                                                                       22                 22
                                                                                                      300                300
                                                                                                      300                300
                                                                                                      300                300
                                                                                                      300                300
                                                                                                   12,705             12,705
                                 360                                                                                     360
                                 300                                                                                     300
                                 300                                                                                     300
                                 300                                                                                     300
                                                                                                    1,201              1,201
                                                                                                      897                897
                                                                                                       88                 88
                                                                                                       57                 57
                                                                                                      260                260
                                                                                                    4,631              4,631
                                                                                                    7,985              7,985
                                                                                                      395                395
                                                                                                    8,332              8,332
                                                                                                    3,183              3,183
                                                                                                      120                120
                                                                                                       53                 53
                                                                                                       43                 43
                                                                                                       14                 14

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10126057                 CAROLINA SUPPLY INC.OF ASHBORO
18-May-01      I/P          RUST CONST                         10125892                 CAROLINA INDUSTRIAL TOOLS
18-May-01      I/P          RUST CONST                         10125892                 CAROLINA INDUSTRIAL TOOLS
18-May-01      I/P          RUST CONST                         10125892                 CAROLINA INDUSTRIAL TOOLS
18-May-01      I/P          RUST CONST                         10125892                 CAROLINA INDUSTRIAL TOOLS
18-May-01      I/P          RUST CONST                         10125892                 CAROLINA INDUSTRIAL TOOLS
18-May-01      GOVT         TRAC                              21852-0089                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0082                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0090                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0092                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0081                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0085                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0084                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0088                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0086                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0087                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0093                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0083                 CARBOLINE
18-May-01      GOVT         TRAC                              21852-0091                 CARBOLINE
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10126099                 CAPITAL LUMBER COMPANY
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125760                 CAPE ELECTRICAL SUPPLY INC
18-May-01      GOVT         TRAC                              22556-0032                 CAMSCO
18-May-01      GOVT         TRAC                              22556-0165                 CAMSCO
18-May-01      GOVT         TRAC                              22556-0033                 CAMSCO
18-May-01      GOVT         TRAC                              22556-0130                 CAMPBELL MOTORS
18-May-01      I/P          Timberline                        NE-00214-11                Cam Bar
18-May-01      I/P          Timberline                       NE-001710-11                Cam Bar
18-May-01      I/P          RUST CONST                         10125759                 CALDWELL OIL CO INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       13                 13
                                                                                                    4,491              4,491
                                                                                                      937                937
                                                                                                      898                898
                                                                                                      860                860
                                                                                                       85                 85
                                                                                                   35,294             35,294
                                                                                                   10,520             10,520
                                                                                                    6,196              6,196
                                                                                                    6,000              6,000
                                                                                                    4,975              4,975
                                                                                                    4,931              4,931
                                                                                                    2,946              2,946
                                                                                                    1,615              1,615
                                                                                                      848                848
                                                                                                      739                739
                                                                                                      214                214
                                                                                                       53                 53
                                                                                                       50                 50
                                                                                                    1,137              1,137
                                                                                                      383                383
                                                                                                      230                230
                                                                                                      192                192
                                                                                                      104                104
                                                                                                       92                 92
                                                                                                       69                 69
                                                                                                       44                 44
                                                                                                       29                 29
                                                                                                       19                 19
                                                                                                       12                 12
                                                                                                       11                 11
                                                                                                    2,674              2,674
                                                                                                    1,610              1,610
                                                                                                    1,010              1,010
                                                                                                      872                872
                                                                                                      391                391
                                                                                                      364                364
                                                                                                      346                346
                                                                                                      241                241
                                                                                                      191                191
                                                                                                       91                 91
                                                                                                    1,050              1,050
                                                                                                      200                200
                                                                                                       40                 40
                                                                                                      144                144
                                                                                                    1,135              1,135
                                                                                                      632                632
                                                                                                       43                 43

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10125759                 CALDWELL OIL CO INC
18-May-01      I&M          Pomeroy                            28011802                  Cable Moore
18-May-01      GOVT         Cape-Trac                           1965266                  C.J. Langerfelder
18-May-01      GOVT         Cape-Trac                           1965283                  C.J. Langerfelder
18-May-01      I&M          Pomeroy                            28011800                  C&M Steel
18-May-01      I/P          RUST CONST                         10125996                 C & D MECHANICAL INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          RUST CONST                         10125758                 BUTLER SUPPLY INC
18-May-01      I/P          Timberline                        Petty Cash                 Business Expence
18-May-01      I/P          RUST CONST                         10125757                 BUILDING OPERATIONS CONSULTANT
18-May-01      I/P          RUST CONST                         10126098                 BUILDING CENTER CHEYENNE
18-May-01      I/P          RUST CONST                         10126044                 BUILDERS SUPPLY CO INC
18-May-01      I/P          RUST CONST                         10126044                 BUILDERS SUPPLY CO INC
18-May-01      I/P          RUST CONST                         10125995                 BUFORD CONSTRUCTION CO INC
18-May-01      I/P          RUST CONST                         10126097                 BROKEN ARROW ELECTRIC SUPPLY
18-May-01      I&M          Pomeroy                            28011799                  Brodhead Steel
18-May-01      I/P          RUST CONST                         10125932                 BRISTOL PIPING SYSTEMS
18-May-01      I/P          RUST CONST                         10125932                 BRISTOL PIPING SYSTEMS
18-May-01      I/P          RUST CONST                         10125756                 BRANDT SERVICES INC
18-May-01      I/P          Timberline                         218-21050                 Brand
18-May-01      I/P          Timberline                        1514909-007                Brambles
18-May-01      I/P          RUST CONST                         10126096                 BP OIL COMPANY
18-May-01      I/P          RUST CONST                         10125931                 BOWATER CAROLINA CREDIT UNION
18-May-01      I/P          RUST CONST                         10126095                 BOOZER LUMBER
18-May-01      I&M          Pomeroy                            28011726                  Bonnybrook
18-May-01      I&M          Makati                             MC052101                  BOC
18-May-01      I&M          San Roque                             801                    Bobcat Philippines, Inc.
18-May-01      GOVT         TRAC                              22556-0217                 BOARDMAN AUTO PARTS-NAPA
18-May-01      GOVT         TRAC                              22556-0218                 BOARDMAN AUTO PARTS-NAPA
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      I/P          RUST CONST                         10126094                 BMC WEST
18-May-01      GOVT         TRAC                              22556-0093                 BLUE TECH INC
18-May-01      GOVT         TRAC                              22556-0094                 BLUE TECH INC
18-May-01      GOVT         TRAC                              22556-0124                 BLUE TECH INC
18-May-01      GOVT         TRAC                              22556-0069                 BLUE TECH INC
18-May-01      I/P          RUST CONST                         10125755                 BLUE LINE EXPRESS
18-May-01      I/P          RUST CONST                         10125755                 BLUE LINE EXPRESS
18-May-01      I/P          RUST CONST                         10125755                 BLUE LINE EXPRESS
18-May-01      GOVT         TRAC                              22556-0025                 BLISS PRINTING
18-May-01      I/P          RUST CONST                         10125754                 BLAINE WINDOW HARDWARE INC

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       24                 24
                                                                                                    2,529              2,529
                                                                                                  205,450            205,450
                                                                                                    1,711              1,711
                                                                                                  291,039            291,039
                                                                                                    3,500              3,500
                                                                                                    1,116              1,116
                                                                                                      474                474
                                                                                                      104                104
                                                                                                       84                 84
                                                                                                       46                 46
                                                                                                       23                 23
                                                                                                      332                332
                                                                                                      325                325
                                                                                                       11                 11
                                                                                                       15                 15
                                                                                                       (2)                (2)
                                                                                                    8,000              8,000
                                                                                                       53                 53
                                                                                                      500                500
                                                                                                   23,320             23,320
                                                                                                    2,415              2,415
                                                                                                       74                 74
                                                                                                      258                258
                                                                                                    1,272              1,272
                                                                                                      580                580
                                                                                                    1,750              1,750
                                                                                                       85                 85
                                                                                                  100,000            100,000
               28,015                                                                                                 28,015
                                                                                                    1,929              1,929
                                                                                                      291                291
                                                                                                      (24)               (24)
                                                                                                    1,661              1,661
                                                                                                    1,146              1,146
                                                                                                    1,026              1,026
                                                                                                      765                765
                                                                                                      355                355
                                                                                                       35                 35
                                                                                                    2,060              2,060
                                                                                                    1,400              1,400
                                                                                                      920                920
                                                                                                       75                 75
                                                                                                       20                 20
                                                                                                       20                 20
                                                                                                       14                 14
                                                                                                      163                163
                                                                                                      100                100

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10125754                 BLAINE WINDOW HARDWARE INC
18-May-01      I/P          RUST CONST                         10125754                 BLAINE WINDOW HARDWARE INC
18-May-01      I&M          Boise                              20004076                  Bitterroot Disposal
18-May-01      I/P          RUST CONST                         10125753                 BILLS JANITORIAL SERVICE
18-May-01      I/P          RUST CONST                         10125752                 BILL'S FARM & HOME
18-May-01      I/P          RUST CONST                         10125752                 BILL'S FARM & HOME
18-May-01      I/P          Timberline                        Petty Cash                 Big Net
18-May-01      I/P          RUST CONST                         10125751                 BEST SUPPLY CO
18-May-01      GOVT         TRAC                              22556-0135                 BERNARD HODES ADVERTISING INC
18-May-01      I&M          San Roque                          10000064                  Benguetrade Inc.
18-May-01      GOVT         Cape-Trac                           1965261                  Bell South
18-May-01      I/P          RUST CONST                         10125750                 BEHRMANN CO
18-May-01      I&M          San Roque                             800                    Bea Drea Trading
18-May-01      GOVT         TRAC                              21852-0080                 BARTONS OF PINE BLUFF
18-May-01      GOVT         TRAC                              21852-0079                 BARTONS OF PINE BLUFF
18-May-01      I/P          RUST CONST                         10126164                 BAMA WALL & CEILING
18-May-01      I/P          RUST CONST                         10125749                 BALTIMORE AIRCOIL CO
18-May-01      I/P          RUST CONST                         10125748                 BALLARD ELECTRIC
18-May-01      I/P          RUST CONST                         10126163                 BAKER WHITE ELECTRIC CO
18-May-01      I/P          RUST CONST                         10125747                 BAILEY'S TV INC
18-May-01      I/P          RUST CONST                         10125994                 BAGLEY'S FLOOR SERVICES LTD
18-May-01      GOVT         TRAC                              22556-0201                 B&J INDUSTRIAL SUPPLY COMPANY
18-May-01      GOVT         TRAC                              22556-0138                 B&J INDUSTRIAL SUPPLY COMPANY
18-May-01      GOVT         TRAC                              22556-0137                 B&J INDUSTRIAL SUPPLY COMPANY
18-May-01      I/P          RUST CONST                         10125917                 B&B PORTA-JONS
18-May-01      I/P          RUST CONST                         10125993                 B & R EQUIPMENT INC
18-May-01      GOVT         TRAC                              22556-0043                 B & J INDUSTRIAL SUPPLY COMPANY
18-May-01      GOVT         TRAC                              22556-0054                 B & J INDUSTRIAL SUPPLY COMPANY
18-May-01      GOVT         TRAC                              22556-0005                 B & J INDUSTRIAL
18-May-01      I&M          Boise                              10011437                  Aztech Materials Testing
18-May-01      I&M          Boise                              49016812                  Avaya Communications
18-May-01      I&M          Boise                              47057656                  Austin Trucking
18-May-01      I&M          Boise                              47057652                  Auburn Placer Disposal
18-May-01      I/P          RUST CONST                         10125928                 ATS SPECIALIZED INC
18-May-01      I/P          RUST CONST                         10125928                 ATS SPECIALIZED INC
18-May-01      I/P          RUST CONST                         10125746                 ATR LIGHTING ENTERPRISES INC
18-May-01      I/P          RUST CONST                         10125746                 ATR LIGHTING ENTERPRISES INC
18-May-01      I/P          RUST CONST                         10125746                 ATR LIGHTING ENTERPRISES INC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      I/P          RUST CONST                         10125992                 ATLAS ELECTRIC LLC
18-May-01      GOVT         Manual                             22557-006                 AT&T WIRELESS
18-May-01      I&M          Boise                              49016812                  AT&T Wireless

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       98                 98
                                                                                                       39                 39
                                 195                                                                                     195
                                                                                                    1,247              1,247
                                                                                                       79                 79
                                                                                                       15                 15
                                                                                                      167                167
                                                                                                      135                135
                                                                                                      383                383
                                                                                                    5,162              5,162
                               1,600                                                                                   1,600
                                                                                                       87                 87
                                                                                                      964                964
                                                                                                    2,881              2,881
                                                                                                    1,982              1,982
                                                                                                   12,471             12,471
                                                                                                    8,840              8,840
                                                                                                    6,348              6,348
                                                                                                   12,262             12,262
                                                                                                        3                  3
                                                                                                    4,008              4,008
                                                                                                    1,226              1,226
                                                                                                      690                690
                                                                                                       97                 97
                                                                                                      458                458
                                                                                                   16,200             16,200
                                                                                                    1,025              1,025
                                                                                                       21                 21
                                                                                                       86                 86
                                                                                                   14,431             14,431
                                 146                                                                                     146
                                                                                                   15,649             15,649
                                 534                                                                                     534
                                                                                                    5,943              5,943
                                                                                                    1,520              1,520
                                                                                                      388                388
                                                                                                      122                122
                                                                                                       18                 18
                                                                                                   16,986             16,986
                                                                                                   14,850             14,850
                                                                                                   10,378             10,378
                                                                                                      980                980
                                                                                                      400                400
                                                                                                      165                165
                                                                                                       80                 80
                                                                                                       75                 75
                                                                                                      306                306
                                  57                                                                                      57

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          Timberline                       UFD161201629                AT&T
18-May-01      I&M          Pomeroy                            28011797                  AT&T
18-May-01      GOVT         TRAC                              22556-0037                 AT&T
18-May-01      I&M          Pomeroy                            28011798                  AT&T
18-May-01      GOVT         Cape-Trac                           1965260                  AT&T
18-May-01      I&M          Boise                              48008892                  AT&T
18-May-01      I/P          RUST CONST                         10126056                 AT&T
18-May-01      I&M          Boise                              20004077                  AT&T
18-May-01      I&M          San Roque                             769                    Asian Construction & Dev't Corp.
18-May-01      I/P          Timberline                          S12646                   ASC Master Tek
18-May-01      I/P          RUST CONST                         10125991                 ASBESTOS ABATEMENT SERVICE INC
18-May-01      I/P          RUST CONST                         10125927                 ARROW TRUCKING
18-May-01      I/P          RUST CONST                         10125927                 ARROW TRUCKING
18-May-01      I&M          Boise                              47057708                  Arizona Protection Agency
18-May-01      GOVT         TRAC                              22556-0067                 ARGO INTERNATIONAL
18-May-01      I/P          RUST CONST                         10126055                 ARAMARK UNIFORM SERVICES
18-May-01      I/P          RUST CONST                         10125745                 ARAMARK UNIFORM SERVICES
18-May-01      I/P          RUST CONST                         10125745                 ARAMARK UNIFORM SERVICES
18-May-01      I/P          RUST CONST                         10125745                 ARAMARK UNIFORM SERVICES
18-May-01      I/P          RUST CONST                         10125961                 ARAMARK UNIFORM SERVICES
18-May-01      I/P          RUST CONST                         10125961                 ARAMARK UNIFORM SERVICES
18-May-01      I&M          Boise                              47057684                  Aqua Duck Water Truck Services
18-May-01      GOVT         TRAC                              21852-0078                 APPLIED CONNECTORS & CONTROLS
18-May-01      GOVT         TRAC                              21852-0077                 APPLIED CONNECTORS & CONTROLS
18-May-01      GOVT         TRAC                              22556-0122                 APPLE SCIENTIFIC INC
18-May-01      GOVT         TRAC                              22556-0121                 APPLE SCIENTIFIC INC
18-May-01      I/P          RUST CONST                         10125744                 APAC-MISSOURI INC
18-May-01      I&M          Boise                              10011414                  Antigo Construction
18-May-01      I/P          RUST CONST                         10125930                 ANDRESS ENGINEERING
18-May-01      GOVT         TRAC                              21852-0073                 AMERISTEEL OF MEMPHIS
18-May-01      GOVT         TRAC                              21852-0074                 AMERISTEEL OF MEMPHIS
18-May-01      GOVT         TRAC                              21852-0075                 AMERISTEEL OF MEMPHIS
18-May-01      GOVT         TRAC                              21852-0071                 AMERISTEEL OF MEMPHIS
18-May-01      GOVT         TRAC                              21852-0072                 AMERISTEEL OF MEMPHIS
18-May-01      GOVT         TRAC                              21852-0076                 AMERISTEEL OF MEMPHIS
18-May-01      I/P          RUST CONST                         10125743                 AMERIPRIDE LINEN AND APPAREL
18-May-01      I/P          RUST CONST                         10125743                 AMERIPRIDE LINEN AND APPAREL
18-May-01      I/P          RUST CONST                         10125743                 AMERIPRIDE LINEN AND APPAREL
18-May-01      GOVT         TRAC                              22556-0192                 AMERICAN TRANSIT SUPPLY
18-May-01      GOVT         TRAC                              22556-0193                 AMERICAN TRANSIT SUPPLY
18-May-01      GOVT         TRAC                              22556-0031                 AMERICAN TRANSIT SUPPLY
18-May-01      GOVT         TRAC                              22556-0155                 AMERICAN TRANSIT SUPPLY
18-May-01      I/P          RUST CONST                         10125990                 AMERICAN INDUSTRIAL PIPING INC
18-May-01      I&M          Boise                              10011413                  Amcor White
18-May-01      I&M          Boise                               1011412                  Amalgamated Safety Co
18-May-01      I/P          RUST CONST                         10125960                 ALTOM INDUSTRIAL SUPPLY INC
18-May-01      I/P          RUST CONST                         10125742                 ALL-TYPE FENCE INC
18-May-01      GOVT         TRAC                              22556-0027                 ALLTECH

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    1,304              1,304
                               1,064                                                                                   1,064
                                 409                                                                                     409
                                 398                                                                                     398
                                 171                                                                                     171
                                  42                                                                                      42
                                                                                                       32                 32
                                  21                                                                                      21
                                                                                                   40,699             40,699
                                                                                                       77                 77
                                                                                                    6,500              6,500
                                                                                     9,552                             9,552
                                                                                     2,055                             2,055
                                                                                                   29,124             29,124
                                                                                                      120                120
                                                                                                      263                263
                                                                                                      230                230
                                                                                                      183                183
                                                                                                      170                170
                                                                                                       18                 18
                                                                                                       18                 18
                                                                                                    4,514              4,514
                                                                                                   16,305             16,305
                                                                                                    3,716              3,716
                                                                                                      102                102
                                                                                                       17                 17
                                                                                                      252                252
                                                                                                    3,873              3,873
                                                                                                   10,631             10,631
                                                                                                    9,764              9,764
                                                                                                    9,231              9,231
                                                                                                    9,033              9,033
                                                                                                    8,875              8,875
                                                                                                    4,971              4,971
                                                                                                    1,551              1,551
                                                                                                      345                345
                                                                                                      337                337
                                                                                                      118                118
                                                                                                   11,171             11,171
                                                                                                    7,330              7,330
                                                                                                    3,768              3,768
                                                                                                    1,546              1,546
                                                                                                    3,600              3,600
                                                                                                   18,740             18,740
                                                                                                  101,889            101,889
                                                                                                      136                136
                                                                                                      141                141
                                                                                                      497                497

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      GOVT         TRAC                              22556-0052                 ALLTECH
18-May-01      GOVT         TRAC                              22556-0053                 ALLTECH
18-May-01      GOVT         TRAC                              22556-0028                 ALLTECH
18-May-01      GOVT         TRAC                              22556-0051                 ALLTECH
18-May-01      GOVT         Manual                             22557-002                 ALLEN BRADLEY
18-May-01      GOVT         Manual                             22557-001                 ALLEN BRADLEY
18-May-01      GOVT         TRAC                              22556-0022                 ALLEGIANCE
18-May-01      GOVT         Cape-Trac                           1965258                  Allan Aircraft Supply
18-May-01      I/P          RUST CONST                         10126093                 ALAMO CONCRETE PRODUCTS LTD
18-May-01      I/P          RUST CONST                         10126093                 ALAMO CONCRETE PRODUCTS LTD
18-May-01      I/P          RUST CONST                         10126093                 ALAMO CONCRETE PRODUCTS LTD
18-May-01      I/P          RUST CONST                         10126093                 ALAMO CONCRETE PRODUCTS LTD
18-May-01      I/P          RUST CONST                         10126093                 ALAMO CONCRETE PRODUCTS LTD
18-May-01      I/P          RUST CONST                         10126092                 ALABAMA SAFETY PRODUCTS INC
18-May-01      I/P          RUST CONST                         10126092                 ALABAMA SAFETY PRODUCTS INC
18-May-01      I/P          RUST CONST                         10126091                 ALABAMA INDUSTRIAL MEDICINE
18-May-01      I&M          San Roque                             768                    Al Prima Entreprises
18-May-01      GOVT         TRAC                              22556-0039                 A-L COMPRESSED GASES INC
18-May-01      GOVT         TRAC                              22556-0041                 A-L COMPRESSED GASES INC
18-May-01      I/P          RUST CONST                         10125741                 AIRGAS MID AMERICA
18-May-01      I/P          RUST CONST                         10125741                 AIRGAS MID AMERICA
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125959                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10126054                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10126090                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10126054                 AIRBORNE EXPRESS
18-May-01      I/P          RUST CONST                         10125989                 AIRBORNE EXPRESS
18-May-01      GOVT         TRAC                              22556-0026                 AIR COMMODITIES/OREGON
18-May-01      GOVT         TRAC                              22556-0206                 AGILENT TECHNOLOGIES
18-May-01      I/P          RUST CONST                         10125740                 AG-CHEM EQUIPMENT CO INC
18-May-01      I/P          Timberline                            863                    Affordable Pest Control
18-May-01      I/P          RUST CONST                         10126162                 AERO STAR CONCRETE
18-May-01      I&M          Pomeroy                            28011796                  Adobe Lbr
18-May-01      I/P          Timberline                        Petty Cash                 Ada's
18-May-01      GOVT         Cape-Trac                           1965256                  Action Mobile Indust.
18-May-01      I/P          RUST CONST                         10125739                 ACTION INSTRUMENTS
18-May-01      GOVT         TRAC                              22556-0099                 ACOEM
18-May-01      I/P          Timberline                          370171                   Acme Ladder & Supply Co.

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      338                338
                                                                                                      158                158
                                                                                                      150                150
                                                                                                       28                 28
                                                                                                   48,332             48,332
                                                                                                   44,256             44,256
                                                                                                       98                 98
                                                                                                    2,999              2,999
                                                                                                    2,970              2,970
                                                                                                    2,804              2,804
                                                                                                    2,785              2,785
                                                                                                    2,317              2,317
                                                                                                    1,092              1,092
                                                                                                      624                624
                                                                                                      233                233
                                                                                                       35                 35
                                                                                                      936                936
                                                                                                      942                942
                                                                                                      504                504
                                                                                                      235                235
                                                                                                      159                159
                                                                                                       79                 79
                                                                                                       55                 55
                                                                                                       50                 50
                                                                                                       39                 39
                                                                                                       37                 37
                                                                                                       35                 35
                                                                                                       34                 34
                                                                                                       29                 29
                                                                                                       28                 28
                                                                                                       24                 24
                                                                                                       23                 23
                                                                                                       20                 20
                                                                                                       19                 19
                                                                                                       14                 14
                                                                                                       14                 14
                                                                                                        4                  4
                                                                                                      447                447
                                                                                                      386                386
                                                                                                      190                190
                                                                                                    1,392              1,392
                                                                                                    3,500              3,500
                                                                                                    5,272              5,272
                                                                                                        2                  2
                                                                                                      970                970
                                                                                                      215                215
                                                                                                      200                200
                                                                                                      281                281

        *Negative Entries Indicate Subsequent Reversal of Authorization

                     WASHINGTON GROUP INTERNATIONAL, INC. / PRE-PETITION PAYMENTS AUTHORIZED BY COURT ORDER
--------------------------------------------------------------------------------------------------------------------------------

                           DISBURSE
                           -MENT
  DATE        GROUP        LOCATION                        CONTROL NUMBER                            VENDOR
--------------------------------------------------------------------------------------------------------------------------------
18-May-01      I/P          RUST CONST                         10126089                 ACE PRINTING & BLUEPRINT CO
18-May-01      I/P          RUST CONST                         10126088                 ACE HARDWARE & LUMBER-KILLEEN
18-May-01      I/P          RUST CONST                         10126088                 ACE HARDWARE & LUMBER-KILLEEN
18-May-01      I/P          RUST CONST                         10126088                 ACE HARDWARE & LUMBER-KILLEEN
18-May-01      I/P          RUST CONST                         10126088                 ACE HARDWARE & LUMBER-KILLEEN
18-May-01      GOVT         TRAC                              21852-0069                 ACCURATE LABORATORIES INC
18-May-01      GOVT         TRAC                              21852-0070                 ACCURATE LABORATORIES INC
18-May-01      I/P          RUST CONST                         10126161                 ACCI-AMERICAN CONTRACTORS &
18-May-01      I/P          RUST CONST                         10125988                 ACCI-AMERICAN CONTRACTORS &
18-May-01      I/P          RUST CONST                         10125988                 ACCI-AMERICAN CONTRACTORS &
18-May-01      I/P          RUST CONST                         10125988                 ACCI-AMERICAN CONTRACTORS &
18-May-01      GOVT         TRAC                              22556-0159                 ACCESS SERVICES
18-May-01      GOVT         TRAC                              21848-0017                 ACCESS LONG DISTANCE
18-May-01      I&M          San Roque                             770                    AC Corporation
18-May-01      I/P          RUST CONST                         10125738                 ABBOTT INSULATION GENERAL
18-May-01      I/P          RUST CONST                         10125737                 AAF INTERNATIONAL
18-May-01      I/P          RUST CONST                         10125958                 A-1 ALABAMA KEY & LOCKSMITH
18-May-01      I/P          RUST CONST                         10126053                 A UNIQUE DESIGN FLORIST
18-May-01      I/P          RUST CONST                         10125736                 A S P ENTERPRISES INC
18-May-01      I/P          RUST CONST                         10125891                 A J TUCKER SUPPLY INC
18-May-01      I/P          RUST CONST                         10126052                 A & M PORTABLES INC
18-May-01      I/P          RUST CONST                         10125735                 A & K RAILROAD MATERIALS
18-May-01      GOVT         TRAC                              22556-0046                 60 MINUTE PHOTO
18-May-01      GOVT         TRAC                              22556-0181                 60 MINUTE PHOTO
18-May-01      I/P          RUST CONST                         10125734                 3M
18-May-01      I/P          RUST CONST                         10125734                 3M
18-May-01      I/P          RUST CONST                         10125734                 3M
18-May-01      I/P          RUST CONST                         10125734                 3M
18-May-01      I&M          Boise                              47057636                   City of Pheonix

-----------------------------------------------------------------------------------------------------------------------------
 SALES, USE
 AND OTHER                                                                                       CRITICAL
 TRUST FUND                                  MECHANICS        FOREIGN                              TRADE
   TAXES                       UTILITIES        LIENS          VENDOR             SHIPPING         VENDOR            TOTAL*
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       58                 58
                                                                                                      278                278
                                                                                                      124                124
                                                                                                        8                  8
                                                                                                     (119)              (119)
                                                                                                      370                370
                                                                                                      180                180
                                                                                                   10,000             10,000
                                                                                                    7,200              7,200
                                                                                                    6,000              6,000
                                                                                                    1,710              1,710
                                                                                                    4,872              4,872
                               9,137                                                                                   9,137
                                                                                                      410                410
                                                                                                    1,549              1,549
                                                                                                      378                378
                                                                                                       76                 76
                                                                                                       79                 79
                                                                                                      445                445
                                                                                                      953                953
                                                                                                      545                545
                                                                                                      107                107
                                                                                                       23                 23
                                                                                                       13                 13
                                                                                                    1,151              1,151
                                                                                                      825                825
                                                                                                      825                825
                                                                                                      128                128
                               5,869                                                                                   5,869
  --------------------------------------------------------------------------------------------------------------------------
              530,528      1,303,906           573,178      7,438,769            1,196,254    151,389,336        162,431,972
  ==========================================================================================================================


        *Negative Entries Indicate Subsequent Reversal of Authorization